                  SUBJECT TO COMPLETION, DATED MAY   , 2002.
     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY   , 2002.
                                                        REGISTRATION NO.
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               -----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                               GOTHAM GOLF CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               -----------------

          DELAWARE                       7992                   01-0674312
       (STATE OR OTHER             (PRIMARY STANDARD              (I.R.S.
JURISDICTION OF INCORPORATION) INDUSTRIAL CLASSIFICATION  EMPLOYER IDENTIFICATION
                                       CODE NO.)                   NO.)

          575 EAST CHOCOLATE AVENUE, HERSHEY, PA 17033 (717) 312-1355 (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)
                               -----------------
                   SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               -----------------

         DELAWARE                    6531                   34-1841345
      (STATE OR OTHER          (PRIMARY STANDARD              (I.R.S.
      JURISDICTION OF      INDUSTRIAL CLASSIFICATION  EMPLOYER IDENTIFICATION
      INCORPORATION)               CODE NO.)                   NO.)

              125 PARK AVENUE, NEW YORK, NY 10017 (212) 949-1373
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)
                               -----------------

               William F. Leahy, Esq.    Mark Goldberg, Manager
                Gotham Golf Corp. 575      Southwest Shopping
                   East Chocolate        Centers Co. II, L.L.C.
                 Avenue Hershey, PA       c/o First Union Real
                17033 (717) 312-1355        Estate Equity and
                                        Mortgage Investments 125
                                        Park Avenue New York, NY
                                          10017 (212) 949-1373

(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                               -----------------
                       COPIES OF ALL COMMUNICATIONS TO:

 F. Ronald O'Keefe, Esq.    Thomas J. Plotz, Esq.    Steven S. Snider, Esq.   Adam O. Emmerich, Esq.   Harvey J. Kesner, Esq.
   Hahn Loeser & Parks     Shaw Pittman LLP 2300 N    Hale and Dorr LLP The   Wachtell, Lipton, Rosen Lampf, Lipkind, Prupis &
  LLP 3300 BP Tower 200   Street, NW Washington, DC      Willard Office               & Katz               Petigrow, P.A.
Public Square Cleveland,         20037-1128               Building 1445         51 West 52nd Street      210 East 49th St.
  OH 44114-2301 Phone:          Phone: (202)         Pennsylvania Avenue, NW    New York, NY 10019-      New York, NY 10017
(216) 621-0150 Fax: (216)    663-8000 Fax: (202)    Washington, DC 20004-1008          6150            Phone: (212) 527-9974
        241-2824                  663-8007                Phone: (202)         Phone: (212) 403-1000    Fax: (212) 527-9976
                                                       942-8494 Fax: (202)      Fax: (212) 403-2000
                                                            942-8484

                               -----------------
   APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed transaction described herein have been satisfied or waived.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

================================================================================

                                                                           PROPOSED       PROPOSED
                                                          AMOUNT           MAXIMUM        MAXIMUM      AMOUNT OF
                                                          TO BE         OFFERING PRICE   AGGREGATE    REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      REGISTERED         PER UNIT    OFFERING PRICE     FEE
-------------------------------------------------------------------------------------------------------------------
 Common stock, par value $0.01 per share,
   of Gotham Golf Corp............................ 5,802,932 shares (1)     $20.00      $116,058,640  $10,677.39(2)
-------------------------------------------------------------------------------------------------------------------
 Series A cumulative convertible redeemable
   preferred stock, par value $25 per share, of
   Gotham Golf Corp...............................    984,800 shares        18.85        18,563,480   $1,707.84(3)
-------------------------------------------------------------------------------------------------------------------
 Subscription rights to purchase shares of common
   stock of Gotham Golf Corp. for $20 per share...   2,088,355 rights       $0.00          $0.00        $0.00(4)
-------------------------------------------------------------------------------------------------------------------
 11% Notes of Southwest Shopping Centers Co.
   II, L.L.C......................................       200,000            $60.91      $12,182,000   $1,120.74(5)
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) The number of shares of common stock of Gotham Golf Corp. ("GGC") to be registered pursuant to this registration statement includes:
   (a) 2,088,355 shares of GGC common stock offered through the exercise of subscription rights provided as merger consideration to holders of shares of beneficial interest of First Union Real Estate Equity and Mortgage Investments;
   (b) 2,312,500 shares of GGC common stock to be provided to certain parties in the proposed transaction on account of their contribution of equity interests of Gotham Golf Partners, L.P. to GGC;
   (c) 313,253 shares of GGC common stock to cover over allotments;
   (d) 471,411 shares of GGC common stock into which certain options may be convertible (including a margin of shares on account of the fact that the number of options is presently indeterminable); and
   (e) 617,413 shares of GGC common stock into which Series A cumulative convertible redeemable preferred stock of GGC may be convertible (including a margin of shares on account of the fact that the conversion ratio is presently indeterminable).
(2) Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, the registration fee is based on the book value per share.
(3) Pursuant to Rule 457(f) and (c) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low prices reported in the consolidated reporting system as of a specified date within five business days prior to the date of filing the registration statement of the Series A cumulative convertible redeemable preferred shares of beneficial interest of First Union.
(4) Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, the registration fee is based on the proposed offering price of the rights.
(5) Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, the registration fee is based on the market value of the shares of beneficial interest of First Union, plus the cash received by the registrant in connection with the exchange, minus the cash to be paid by the registrant in connection with the exchange.

--------------------------------------------------------------------------------
   The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LOGO] First Union

                                  FIRST UNION

                  REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                   125 PARK AVENUE, NEW YORK, NEW YORK 10017

                                                          [          ]   , 2002

To Our Shareholders:

   You are cordially invited to attend a special meeting of the holders of common shares of beneficial interest, par value $1.00 per share, of First Union
Real Estate Equity and Mortgage Investments at                      , on
           , 2002 at 10:00 a.m., local time, for the purposes described in the accompanying proxy statement-prospectus.

   At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger and Contribution, dated as of February 13, 2002, as amended, and the transactions contemplated thereby, pursuant to which, among other things, First Union will merge with and into Gotham Golf Corp., with Gotham Golf Corp. surviving the merger. In addition, you are being ask to vote on a proposal to grant discretionary authority to the First Union board of trustees to adjourn or postpone the special meeting from time to time for the purpose of soliciting proxies with respect to the proposals.

   First Union common shareholders at the close of business on            ,
2002 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

   A special committee of independent trustees, as well as your board of trustees, has determined that the proposed transaction is fair and in the best interests of First Union and its common shareholders (other than Gotham Partners, L.P. and its affiliates) where shareholders elect to receive the cash consideration. ACCORDINGLY, YOUR BOARD, WITH MYSELF ABSENT BECAUSE OF POTENTIAL CONFLICTS OF INTEREST, HAS UNANIMOUSLY APPROVED THE PROPOSED TRANSACTION AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PROPOSED TRANSACTION.

   The accompanying notice of special meeting and proxy statement explain the proposed transaction and provide specific information concerning the special meeting. Please read these materials carefully.

   Your vote is very important. The proposed transaction cannot be completed unless it is approved by holders of at least a majority of the outstanding common shares of beneficial interest. Accordingly, failing to vote your shares will have the same effect as a vote against the proposed transaction. Whether or not you plan to be present at the special meeting, please vote your proxy as soon as possible so that your vote will be recorded. You may also attend the special meeting and vote in person. Please note that, if your First Union common shares are held in the name of a bank, broker, trustee or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

                                          Sincerely,

                                          William A. Ackman
                                          CHAIRMAN, BOARD OF TRUSTEES

   This proxy statement-prospectus is dated [          ]   , 2002, and is first
being mailed to shareholders on or about [          ]   , 2002.

   THE PROPOSED TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (REFERRED TO IN THIS PROXY
STATEMENT-PROSPECTUS ON OCCASION AS THE COMMISSION). THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[             ], 2002

[LOGO] First Union

                                  FIRST UNION

                  REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                   125 PARK AVENUE NEW YORK, NEW YORK 10017

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders:

   We will hold a special meeting of the holders of common shares of beneficial interest, par value $1.00 per share, of First Union Real Estate Equity and
Mortgage Investments at                                 , on              ,
2002 at 10:00 a.m., local time, for the following purposes, as described in the accompanying proxy statement-prospectus:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger and Contribution, dated as of February 13, 2002, as amended (referred to in this document as the MERGER AGREEMENT) and the transactions contemplated thereby (referred to in this document as the PROPOSED TRANSACTION), pursuant to which, among other things:

       . First Union will merge with and into Gotham Golf Corp., a Delaware corporation (referred to in this document as GGC), with GGC as the surviving corporation in the merger; and

       . First Union Management, Inc. (referred to in this document as FUMI), a Delaware corporation and a wholly owned subsidiary of a private trust affiliated with First Union formed to hold the shares of FUMI (referred to in this document as the FUMI SHARE TRUST), will merge with GGC Merger Sub Inc. (referred to in this document as SUB), a Delaware corporation and a wholly owned subsidiary of GGC, with FUMI as the surviving corporation in the merger.

       The merger of First Union and GGC is referred to in this document as the FIRST UNION MERGER, and the merger of Sub and FUMI is referred to in this document as the SUB MERGER. Together, the First Union merger and the Sub merger are referred to as the MERGERS.

    2. To grant discretionary authority to the First Union board of trustees to adjourn or postpone the special meeting from time to time for the purpose of soliciting proxies with respect to the proposals.

   First Union common shareholders at the close of business on
        , 2002 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Trustees

                                          Neil H. Koenig
                                          SECRETARY

             , 2002

   PLEASE FILL IN, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED MAY [  ], 2002

PROSPECTUS

                               GOTHAM GOLF CORP.

                               -----------------

   Gotham Golf Corp. (or GGC) is offering to holders of shares of beneficial interest of First Union Real Estate Equity and Mortgage Investments (or First Union common shares), 2,088,355 subscription rights to purchase a total of 2,088,355 shares of GGC common stock for $20 per share. GGC will be paying
brokers a commission of [      ] for every GGC common share purchased by or on
behalf of their clients through the exercise of subscription rights, except in those states where a commission is restricted or unlawful. GGC intends to list its common stock on the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System. In addition, GGC is registering 984,800 shares of GGC's Series A Cumulative Convertible Redeemable Preferred Stock (or GGC convertible preferred shares), which are to be issued upon the exchange of shares of First Union Real Estate Equity and Mortgage Investments Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interests held by preferred shareholders of First Union, in connection with the proposed transaction that is the subject of this prospectus. No additional GGC convertible preferred shares are being offered or sold.

    EXERCISING SUBSCRIPTION RIGHTS AND INVESTING IN GGC COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE [ ].

                               -----------------

                   SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

                               -----------------

   Southwest Shopping Centers Co., L.L.C. (or SSCC) is offering up to $20,000,000 in principal amount of beneficial interests in a loan-backed debt security (or a note). SSCC intends to list the notes on the American Stock Exchange or the NASDAQ. SSCC is offering the notes to holders of First Union common shares as an alternative type of consideration in connection with the proposed transaction that is the subject of this prospectus. SSCC is also offering notes for purchase to First Union common shareholders at their election. For each First Union common share held by First Union common shareholders, such holders will be entitled to receive 0.0057461 of a note (which is approximately 1/174th of a note), with a face value of $100, in lieu of $0.35 in cash consideration being offered in connection with the proposed transaction that is the subject of this prospectus. The effective price per note is $60.91, and any additional notes purchased will be offered at that price.

    INVESTING IN NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE
[  ].

================================================================================

                                                                  PUBLIC  PROCEEDS,
                                                                 OFFERING  BEFORE   PRICE PER
               TITLE OF EACH CLASS OF SECURITIES                  PRICE   EXPENSES  SECURITY  TOTAL
---------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share, of Gotham Golf Corp....
---------------------------------------------------------------------------------------------------
Series A cumulative convertible redeemable preferred stock, par value $25 per share, of Gotham Golf Corp......................
---------------------------------------------------------------------------------------------------
Subscription rights to purchase shares of common stock of Gotham
  Golf Corp. for $20 per share..................................
---------------------------------------------------------------------------------------------------
11% Notes of Southwest Shopping Centers Co. II, L.C.C...........
---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION (REFERRED TO IN THIS PROXY STATEMENT-PROSPECTUS ON OCCASION AS THE COMMISSION) NOR ANY OTHER SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[LOGO] First Union

                               -----------------

                                PROXY STATEMENT

                               -----------------

                                  FIRST UNION

                  REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                        SPECIAL MEETING OF SHAREHOLDERS
                             [            ], 2002

                               -----------------

   THE PROPOSED TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----

INTRODUCTION..........................................................   1

FORWARD-LOOKING STATEMENTS............................................   2

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION..................   3

SUMMARY...............................................................  11
   The Proposed Transaction...........................................  11
   Recommendation of the Special Committee and the First Union Board
     of Trustees......................................................  16
   The Special Meeting................................................  18
   Other Matters Related to the Proposed Transaction..................  19
   The Merger Agreement...............................................  21
   The Notes Offering.................................................  24
   Southwest Shopping Centers Co. II, L.L.C...........................  31
   Ratio of Earnings to Fixed Charges for the Notes...................  32
   Subscription Rights Offering.......................................  33
   Gotham Golf Corp...................................................  34
   GGC Convertible Preferred Shares...................................  37
   Ratio of Earnings to Fixed Charges for the Convertible Preferred
     Shares...........................................................  41
   Election and Payment Procedures....................................  42

SELECTED FINANCIAL INFORMATION........................................  43

RISK FACTORS..........................................................  48
   Risks Relating to the Proposed Transaction.........................  48
   Risks Relating to the Notes Offering...............................  50
   Risks Relating to the Properties Underlying the Notes..............  53
   Risks Relating to Indebtedness.....................................  57
   Risks Relating to the Subscription Rights Offering.................  58
   Risks Relating to the Golf Business of GGC.........................  61
   Other Risks Relating to GGC........................................  67
   Risks Relating to Regulatory Matters...............................  68

THE SPECIAL MEETING...................................................  70
   Date, Time and Place...............................................  70
   Purpose of the Special Meeting.....................................  70
   Record Date........................................................  70
   Vote Required for the Proposed Transaction.........................  71
   Voting and Revocation of Proxies...................................  71
   Solicitation of Proxies............................................  72
   Recommendation of the Special Committee and the First Union Board
     of Trustees......................................................  72

THE PARTIES...........................................................  73
   First Union Real Estate Equity and Mortgage Investments............  73
   The FUMI Share Trust and First Union Management, Inc...............  73
   Southwest Shopping Centers Co. II, L.L.C...........................  74
   Gotham Golf Corp...................................................  74
   Gotham Golf Partners, L.P..........................................  74
   Gotham Partners, L.P...............................................  74
   GGC Merger Sub, Inc................................................  74
   Certain Other Equityholders........................................  74

                                                                                                  PAGE
                                                                                                  ----
THE PROPOSED TRANSACTION.........................................................................  76
   Background....................................................................................  76
   Remaining Assets and Liabilities..............................................................  80
   Consideration of the Proposed Transaction.....................................................  82
   Recommendation of the Special Committee.......................................................  96
   Recommendation of the First Union Board of Trustees...........................................  96
   Fairness of the Proposed Transaction..........................................................  96
   Gotham Parties' Reasons for the Proposed Transaction and Determination of Fairness............ 101
   Opinion of the Special Committee's Financial Advisor.......................................... 102
   Fee Arrangements with the Special Committee's Financial Advisors.............................. 113
   Material Federal Income Tax Consequences to U.S. Holders...................................... 114
   Material Federal Income Tax Consequences to Non-U.S. Holders.................................. 120
   Treatment of First Union Options and Warrants................................................. 123
   Financing; Source and Amount of Funds......................................................... 123
   Interests of First Union Trustees, Officers and Related Parties in the Proposed Transaction... 123
   No Dissenters' Rights or Appraisal Rights..................................................... 125
THE MERGER AGREEMENT............................................................................. 126
   Structure and Effective Time.................................................................. 126
   Merger Consideration.......................................................................... 126
   Adjustment to the Merger Consideration........................................................ 128
   Effect of Proposed Transaction on Other Securities of First Union............................. 128
   The Subscription Rights....................................................................... 129
   Over-Allotment Right and the Offering of Additional GGC Securities............................ 129
   The Notes..................................................................................... 130
   Gotham Partners Note Purchase and the Post-Closing Note Redemption............................ 130
   The Escrow Arrangement........................................................................ 131
   Directors and Officers........................................................................ 132
   Representations and Warranties................................................................ 132
   Covenants; Conduct of First Union's Business Prior to the Mergers............................. 134
   No Solicitation............................................................................... 135
   Agreement to Cooperate........................................................................ 136
   Trustees' and Officers' Indemnification and Insurance......................................... 137
   Supplemental Indenture........................................................................ 138
   Market Listing................................................................................ 138
   Termination of the FUMI Share Trust........................................................... 138
   Conditions to the Consummation of the Transaction............................................. 138
   Important Definitions......................................................................... 140
   Termination of the Merger Agreement........................................................... 140
   Expense Reimbursement......................................................................... 141
   Gotham Partners' Commitment To Be a Stand-By Purchaser of GGC Common Shares................... 142
THE VOTING AGREEMENT............................................................................. 143
THE ESCROW ARRANGEMENT........................................................................... 145
   Purpose of the Escrow Arrangement--The Escrow Share Holdback and Conditions to the Funding of
     the Escrow Arrangement...................................................................... 145
   Escrow Rights................................................................................. 145
   Determination of the Escrow Share Holdback.................................................... 146
   Beneficiaries and Distributions to Beneficiaries.............................................. 146
   No Rights to Escrow Funds Until Distribution.................................................. 147
   Permitted Investments......................................................................... 147
   Identity of the Escrow Agent, Fees and Indemnification........................................ 148

                                                                             PAGE
                                                                             ----

SECURITY OWNERSHIP OF TRUSTEES AND OFFICERS, CERTAIN BENEFICIAL OWNERS,
CONTROLLING PERSONS AND EXECUTIVE OFFICERS AND DIRECTORS OF PERSONS
ULTIMATELY IN CONTROL OF FIRST UNION........................................ 149
   Ownership of First Union Common Shares................................... 149
   Ownership of First Union Convertible Preferred Shares.................... 151
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS........................ 152
   Registration Rights Agreement with Gotham Partners....................... 152
   Employment Agreements.................................................... 152
   Release Agreement........................................................ 153
   Loans to Officers........................................................ 153
   Indemnification Agreements............................................... 154
   Stock Options to Be Granted.............................................. 154
   Registration Rights...................................................... 154
   GGP Partnership Interests................................................ 155
   Election of a Founders Director.......................................... 156
   Ownership of Courses..................................................... 156
   Real Estate Transactions................................................. 157
   Other Related-Party Transactions......................................... 157
INFORMATION REGARDING FIRST UNION SHARES.................................... 158
   Price and Dividend Information........................................... 158
   Share Repurchases........................................................ 159
GOVERNMENTAL AND REGULATORY APPROVALS....................................... 159
FORM 10-K ANNUAL REPORT..................................................... 160
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..................... 160
SHAREHOLDER PROPOSALS....................................................... 160
THE NOTES OFFERING.......................................................... 161
   The Issuer............................................................... 161
   Distribution of the Notes................................................ 161
   No Fractional Notes...................................................... 161
   Shareholder Note Purchase Right.......................................... 161
   Redemption Right......................................................... 162
   Gotham Note Purchase..................................................... 162
   Listing.................................................................. 163
   Use of Proceeds.......................................................... 163
   No Board Recommendation.................................................. 163
   Tax Considerations Relating to the Notes................................. 163
   Questions................................................................ 166
DESCRIPTION OF THE NOTES AND THE UNDERLYING LOANS........................... 167
   Brief Description of the Notes........................................... 167
   Principal and Scheduled Maturity of the Notes............................ 167
   Interest on the Notes.................................................... 167
   Security for the Notes................................................... 168
   No Liability of Directors, Officers, Employees, Members and Affiliates... 169
   The Indenture............................................................ 169
   Issuance in the Form of a Global Note.................................... 170
   Redemption of the Notes.................................................. 172
   Payments and Accounts.................................................... 172
   Events of Default........................................................ 173

                                                                            PAGE
                                                                            ----
   Remedies in Case of an Event of Default on the Notes.................... 174
   Majority Holders........................................................ 175
   Distribution of Funds on Maturity or Acceleration....................... 175
   Negative Covenants...................................................... 175
   List of Noteholders..................................................... 176
   The Trustee............................................................. 176
   Description of the Underlying Loans..................................... 177
   Amendments.............................................................. 184
   Description of the Mortgaged Properties................................. 185
   Description of Servicing Arrangements................................... 185

SOUTHWEST SHOPPING CENTERS CO. II, L.L.C................................... 191
   Company Overview........................................................ 191
   The Loans............................................................... 191
   Park Plaza Mall......................................................... 191
   Circle Tower............................................................ 195
   Employees............................................................... 199
   Legal Proceedings....................................................... 199
   Management.............................................................. 200
   Indemnification of Directors and Officers............................... 201
   Management's Discussion and Analysis of Financial Condition and Results
     of Operation.......................................................... 202
   Quantitative and Qualitative Disclosures About Market Risk.............. 205

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION FOR SSCC................ 206

SSCC CAPITALIZATION........................................................ 210

PRO FORMA DEBT SERVICE COVERAGE............................................ 211

RATIO OF EARNINGS TO FIXED CHARGES FOR THE NOTES........................... 212

THE SUBSCRIPTION RIGHTS OFFERING........................................... 213
   Purpose of the Subscription Rights Offering............................. 213
   Distribution of Subscription Rights..................................... 213
   No Fractional Subscription Rights....................................... 213
   Subscription Price...................................................... 213
   Determination of the Subscription Price................................. 213
   Subscription Privileges................................................. 213
   Gotham Purchase Agreement............................................... 214
   Process to Exercise Rights.............................................. 214
   No Transfer of Subscription Rights...................................... 214
   Issuance of the Shares.................................................. 214
   Listing................................................................. 215
   Use of Proceeds......................................................... 215
   No Board Recommendation................................................. 215
   Questions............................................................... 215

GOTHAM GOLF CORP........................................................... 216
   Company Overview........................................................ 216
   Long-Term Business Goal................................................. 216
   The Golf Business....................................................... 216
   Industry Background..................................................... 217
   GGP's Strategy.......................................................... 218
   Key GGP Management Techniques........................................... 219
   Properties.............................................................. 221

                                                                            PAGE
                                                                            ----
   Ownership of Courses.................................................... 225
   Competition............................................................. 225
   Government Regulation................................................... 225
   Seasonality............................................................. 226
   Employees............................................................... 226
   Legal Proceedings....................................................... 227
   Directors and Executive Officers........................................ 227
   Executive Compensation.................................................. 229
   Summary of the GGC 2002 Stock Option Plan............................... 230
   Equityholders Agreement................................................. 232
   Third Amended and Restated Limited Partnership Agreement of GGP......... 234
   GGC Dividend Policy..................................................... 236
   GGP Management's Discussion and Analysis of Financial Condition and
     Results of Operations................................................. 237

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS FOR GGC....... 248

 DESCRIPTION OF GGC CAPITAL STOCK.......................................... 256
    GGC Common Shares...................................................... 256
    GGC Convertible Preferred Shares....................................... 256
    Anti-Takeover Considerations........................................... 263

 DILUTION.................................................................. 264

 GGC CAPITALIZATION........................................................ 265

 RATIO OF EARNINGS TO FIXED CHARGES FOR CONVERTIBLE PREFERRED SHARES....... 266

 ELECTION AND PAYMENT PROCEDURES........................................... 267
    Elections in Respect of the Merger Consideration....................... 267
    Exchange Agent......................................................... 267
    Uncertificated Securities.............................................. 267
    Election, Payment and Exchange Procedures.............................. 267
    Election Deadline...................................................... 269
    Notice to Beneficial Holders........................................... 270
    Election Procedures for Beneficial Owners.............................. 270
    Payments............................................................... 270
    Notice of Guaranteed Delivery.......................................... 271
    Method of Delivery..................................................... 271
    Exchange Agent......................................................... 272

 REGULATORY MATTERS........................................................ 273

 COMPARISON OF SHAREHOLDER RIGHTS.......................................... 274
    Common Shares.......................................................... 274
    Convertible Preferred Shares........................................... 281

 LEGAL MATTERS............................................................. 283

 EXPERTS................................................................... 283

 WHERE YOU CAN FIND MORE INFORMATION....................................... 284

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... 284

 FINANCIAL STATEMENTS...................................................... F-1

APPENDICES
   Appendix A              Agreement and Plan of Merger and Contribution
   Appendix B              Amendment No. 1 to the Agreement and Plan of Merger and Contribution
   Appendix C              Opinion of Duff & Phelps, L.L.C.
   Appendix D              Voting Agreement
   Appendix E              Form of Escrow Arrangement
   Appendix F              Form of Indenture and Servicing Agreement
   Appendix G              Form of Equityholders Agreement
   Appendix H              Form of Third Amended and Restated Agreement of Limited Partnership of
                           Gotham Golf Partners, L.P.
   Appendix I              Form of Amended and Restated Certificate of Incorporation of Gotham
                           Golf Corp.
   Appendix J              Form of Certificate of Designations for the Series A Cumulative Convertible
                           Redeemable Preferred Stock of Gotham Golf Corp.
   Appendix K              Form of Restated and Amended By-Laws of Gotham Golf Corp.
   Appendix L              First Union Real Estate Equity and Mortgage Investments, Annual Report on
                           Form 10-K for the Fiscal Year Ended December 31, 2001, as Amended

                PROXY STATEMENT                  PROSPECTUS

         FIRST UNION REAL ESTATE EQUITY       GOTHAM GOLF CORP.
           AND MORTGAGE INVESTMENTS
                                          575 EAST CHOCOLATE AVENUE
                125 PARK AVENUE               HERSHEY, PA 17033
              NEW YORK, NY 10017

                                        SOUTHWEST SHOPPING CENTERS CO.
                                                 II, L.L.C.

                                               125 PARK AVENUE
                                             NEW YORK, NY 10017

                                 INTRODUCTION

   This proxy statement and the accompanying proxy are being sent by the board of trustees of First Union Real Estate Equity and Mortgage Investments (referred to in this document as FIRST UNION) in connection with the solicitation of proxies from the holders of common shares of beneficial interest, par value $1.00 per share, of First Union to be voted at the special meeting of the First Union common shareholders. The prospectuses that are being furnished in connection with the proxy statement are being provided to you by Gotham Golf Corp. (referred to in this document as GGC) and Southwest Shopping Centers Co. II, L.L.C. (referred to in this document as SSCC) and relate to the alternatives to the cash consideration being offered to First Union common shareholders as part of the proposed transaction. The special meeting will be
held at               , on [        ] at 10:00 a.m., local time, to take the
actions set forth in the notice of special meeting, including the actions relating to the proposed transaction. The First Union board of trustees anticipates that First Union will first mail this proxy statement-prospectus
and the enclosed proxy to common shareholders on or about [        ].

                          FORWARD-LOOKING STATEMENTS

   This proxy statement-prospectus, the appendices and the documents incorporated by reference herein contain both historical and forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect the current expectations of Gotham Golf Corp. (referred to in this document as GGC) or Southwest Shopping Centers Co. II, L.L.C. (referred to in this document as SSCC) concerning future results and events and generally may be identified by the use of words or phrases such as "believe," "expect," or "should," or other similar words or phrases. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those completed by these forward-looking statements. Such factors include, among others, revenues following the proposed transaction being lower than expected, unforeseen costs or difficulties of integrating the assets and management of GGC or SSCC, unfavorable regional or national general economic conditions and factors discussed elsewhere in this proxy statement-prospectus, the appendices and the documents incorporated by reference herein. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents.

   All subsequent written and oral forward-looking statements attributable to First Union GGC, GGC Merger Sub, Inc. (referred to in this document as SUB) or SSCC or any person acting on any of the foregoing persons' behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. First Union, GGC, Sub and SSCC undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

   Neither First Union, GGC, Sub nor SSCC undertakes any obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

             QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q: WHAT ARE THE PROPOSALS BEING PRESENTED BY THE BOARD OF TRUSTEES?

A: The board is seeking approval by the holders of First Union common shares of the following two proposals:

    1. Approval of the Agreement and Plan of Merger and Contribution (referred to in this document as the MERGER AGREEMENT) and the transactions contemplated thereby (referred to in this document as the PROPOSED TRANSACTION), pursuant to which, among other things:

       . First Union will merge with and into Gotham Golf Corp., a Delaware corporation (referred to in this document as GGC), with GGC as the surviving corporation in the merger; and

       . First Union Management, Inc. (referred to in this document as FUMI), a Delaware corporation and a wholly owned subsidiary of a private trust affiliated with First Union formed to hold the shares of FUMI (referred to in this document as the FUMI SHARE TRUST), will merge with GGC Merger Sub, Inc. (referred to in this document as SUB), a Delaware corporation and a wholly owned subsidiary of GGC, with FUMI as the surviving corporation in the merger.

       The merger of First Union and GGC is referred to in this document as the FIRST UNION MERGER, and the merger of Sub and FUMI is referred to in this document as the SUB MERGER. Together, the First Union merger and the Sub merger are referred to as the MERGERS.

    2. The grant of discretionary authority to the First Union board of trustees to adjourn or postpone the special meeting from time to time for the purpose of soliciting proxies with respect to the proposals.

   The approval of the first proposal is being sought in accordance with First Union's Amended and Restated Declaration of Trust and By-Laws, as amended. The Declaration of Trust and By-Laws provide that, upon approval of at least 70% of the trustees, which is the case here, a merger of First Union may be effective upon the consent of holders of at least a majority of the outstanding First Union common shares.

Q: WHAT WILL I RECEIVE IN THE PROPOSED TRANSACTION?

A: For each First Union common share that you hold as of the effective time of the mergers, you will receive the following in the proposed transaction:

    1. $2.20 in cash, subject to deductions on account of (a) dividends paid to First Union common shareholders prior to the completion of the proposed transaction (including a $0.10 cash dividend distributed to holders of record of First Union common shares on March 31, 2002 and an expected $0.10 cash dividend to be distributed to holders of record on June 30,
       2002), (b) breaches of certain representations, warranties and covenants contained in the merger agreement and (c) costs, fees and expenses associated with obtaining certain third-party consents for the proposed transaction;

    2. a choice of (a) an additional $0.35 in cash or (b) approximately 1/174th (0.0057461) of a debt instrument to be issued by SSCC, with a face value of $100 (which is an effective price of $60.91 per face value of $100), indirectly secured by First Union's principal real estate assets (such debt instrument referred to in this document as a NOTE); and

    3. three-fiftieths (0.06) of a non-transferable uncertificated subscription right, with each whole right exercisable to purchase one GGC common share at $20.00 per share and, subject to availability and proration, additional GGC common shares at $20.00 per share, for up to an aggregate of approximately $41 million of GGC common shares.

   No fraction of a note or a subscription right will be issued in the proposed transaction. Instead, holders otherwise entitled to a fraction of a note will receive an amount of cash equal to such fraction multiplied by $60.91 (the effective offering price of a note), and any fractional subscription right will be rounded up or down to the nearest whole right (with fractions of 0.5 and greater rounded up).

Q: WHAT WILL HAPPEN TO FIRST UNION AFTER THE PROPOSED TRANSACTION IS COMPLETED?

A: First Union will no longer exist as a separate entity and will be absorbed into GGC. After the proposed transaction, First Union common shares will no longer be listed on the New York Stock Exchange or traded publicly.

Q: DOES THE FIRST UNION BOARD OF TRUSTEES RECOMMEND APPROVAL OF THE MERGER
   AGREEMENT AND THE PROPOSED TRANSACTION?

A: Yes. A special committee of two independent directors evaluated the advisability of the proposed transaction and unanimously recommended that the First Union board of trustees approve of the merger agreement and the proposed transaction. The First Union board of trustees, acting upon the special committee's unanimous recommendation, unanimously approved, and recommend that you vote "FOR" the approval of the merger agreement and the proposed transaction, and elect to receive the cash consideration in the proposed transaction. For a description of the alternatives, as well as the factors, that the special committee and First Union board of trustees considered, see "The Proposed Transaction--Background."

Q: WHY WAS THE SPECIAL COMMITTEE FORMED?

A: The First Union board of trustees formed the special committee to protect the rights and interests of holders of First Union common shares who are not affiliated with First Union's management or major shareholders. No member of the special committee is an officer of First Union or a director, partner, officer or trustee of Gotham Partners, L.P. (referred to in this document as GOTHAM PARTNERS), an interested party in the proposed transaction. For a description of the special committee and its responsibilities, see "The Proposed Transaction--Background."

Q: DO THE MEMBERS OF THE FIRST UNION BOARD OF TRUSTEES HAVE ANY SPECIAL
   INTEREST IN THE OUTCOME OF THE VOTE?

A: As described in this document, William A. Ackman, the current chairman of the First Union board of trustees and an affiliate of Gotham Partners, is the Chairman of the GGC board of directors and a member of the Executive Committee of Gotham Golf Partners, L.P. (referred to in this document as GGP). Gotham Partners, L.P., and its affiliates are shareholders of First Union. In addition, after the mergers, Talton R. Embry, a current member of the First Union board of trustees, will become a member of the GGC board of directors. GGC will indemnify all past and present directors, officers and employees of First Union, its affiliates and its subsidiaries in all of their capacities. See "The Proposed Transaction--Interests of First Union Trustees, Officers and Related Parties in the Proposed Transaction."

Q: HAS FIRST UNION RECEIVED AN OPINION AS TO THE FAIRNESS OF THE PROPOSED
   TRANSACTION FROM A THIRD PARTY?

A: Yes. In arriving at its recommendation that you vote "FOR" the approval of the merger agreement and the proposed transaction, the First Union board of trustees considered a number of factors, including the receipt by the special committee of an opinion by its independent financial advisor, Duff & Phelps, L.L.C. (referred to in this document as DUFF & PHELPS), as to the fairness of the cash consideration to be received by the holders of First Union common shares in the proposed transaction. The opinion is addressed to the special committee and does not constitute a recommendation to any holder of First Union common shares as to how to vote with respect to matters relating to the proposed transaction. For a full description of the opinion of Duff & Phelps, see "Opinion of the Special Committee's Financial Advisors." To review the text of the opinion, see Appendix C to this document.

Q: WHAT IF THE PROPOSED TRANSACTION IS NOT COMPLETED?

A: It is possible that the proposed transaction will not be completed. The proposed transaction will not be completed if, for example, the holders of a majority of the First Union common shares do not vote to approve the merger agreement and the proposed transaction. If the proposed transaction is not completed, First Union will continue its current operations and will remain a publicly held entity.

Q: WHAT INVESTMENT DECISIONS WILL I BE ASKED TO MAKE IN THE EVENT THAT THE
   PROPOSED TRANSACTION IS APPROVED?

A: If the proposed transaction is approved, and you would like to receive consideration other than cash, you will need to make decisions with respect to two separate investments:

    1. THE NOTES. The notes are being offered to First Union common shareholders as an alternative type of consideration in connection with the proposed transaction. For each First Union common share that you hold immediately prior to the effective time of the mergers, you are entitled to receive 0.0057461 of a note (which is approximately 1/174th of a note), with a face value of $100 (which equates to $0.575 per First Union common share), in lieu of $0.35 in cash (which is an effective price of $60.91 for a note). You must decide, therefore, whether you would like some of the consideration that you will receive for your First Union common shares to be converted into your pro rata share of the notes. If you fail to make an affirmative election with respect to the notes, you will be deemed to have declined the receipt of your pro rata share of the notes. You must also decide whether you would like to purchase additional notes at a purchase price of $60.91 per note (see "The Notes Offering--Shareholder Note Purchase Right").

    2. GGC COMMON SHARES. For each First Union common share that you hold, you will receive three-fiftieths (0.06) of a subscription right, with each whole right exercisable to purchase one GGC common share at $20.00 per share and, subject to availability and proration, additional GGC common shares at $20.00 per share. Prior to the completion of the proposed transaction, you must decide whether to exercise any or all of your subscription rights to receive GGC common shares. If you fail to affirmatively exercise your subscription rights, your subscription rights will expire without value immediately after the completion of the proposed transaction.

   The First Union board of trustees has recommended that you vote to approve the merger agreement and the proposed transaction, and that you elect to receive the cash consideration if the proposed transaction is approved. The First Union board of trustees made no recommendation as to whether you should elect to receive the notes or whether you should exercise your subscription rights to purchase GGC common shares.

Q: ARE THERE RISKS RELATED TO THE VALUE OF THE PROPOSED TRANSACTION THAT I
   SHOULD CONSIDER IN DECIDING WHETHER TO VOTE TO APPROVE THE MERGER AGREEMENT AND THE PROPOSED TRANSACTION?

A: Yes. For example, the amount of cash that you will receive in the proposed transaction is subject to certain deductions, including deductions on account of (a) dividends paid to First Union common shareholders prior to the completion of the proposed transaction (including a $0.10 cash dividend distributed to holders of record of First Union common shares on March 31, 2002 and an expected $0.10 cash dividend to be distributed to holders of record on June 30, 2002), (b) breaches of certain representations, warranties and covenants contained in the merger agreement and (c) costs, fees and expenses associated with obtaining certain third-party consents for the proposed transaction. Moreover, if the proposed transaction is approved, in considering whether to elect to receive notes in the proposed transaction, you should be aware that, among other risks, the right to receive payments on the notes will be subordinated to the rights of a senior mortgage lender. In addition, in determining whether to exercise your subscription rights to purchase GGC common shares, you should consider that GGC has a limited operating history and that its primary golf-related subsidiary has a history of losses and expects losses in the future. You should carefully consider these and other risk factors discussed in "Risk Factors."

Q: IF I HOLD FIRST UNION CONVERTIBLE PREFERRED SHARES AT THE EFFECTIVE TIME OF
   THE MERGERS, WHAT WILL HAPPEN TO THESE SHARES?

A: If the proposed transaction is consummated, GGC will exchange the outstanding shares of First Union Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $25.00 per share (referred to in this document as the FIRST UNION CONVERTIBLE PREFERRED SHARES) for shares of GGC Series A Cumulative Convertible Redeemable Preferred Stock, par value $25.00 per share (referred to in this document as GGC CONVERTIBLE PREFERRED SHARES).

   The GGC convertible preferred shares will have substantially identical terms and conditions with respect to GGC as the First Union convertible preferred shares had with respect to First Union, except for the following differences:

    . unlike First Union convertible preferred shares, which generally are not entitled to a vote, each GGC convertible preferred share will be entitled to one-tenth of the vote of a GGC common share, voting as a class with the GGC common shares;

    . each GGC convertible preferred share will be convertible, at the option of its holder, into the cash consideration receivable by a holder of the number of First Union common shares into which a First Union convertible preferred share could have been converted at the time of the proposed transaction; and

    . the GGC convertible preferred shares will not be bound by certain ownership limitations imposed on the First Union convertible preferred shares on account of First Union's status as a Real Estate Investment Trust. These differences are described in greater detail in "Description of GGC Capital Stock--GGC Convertible Preferred Shares--Conversion into Transaction Proceeds" and "Comparison of Shareholder Rights--Convertible Preferred Shares."

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: Under Ohio law, security holders of an Ohio business trust, such as First
   Union, are not entitled to appraisal rights in connection with the proposed transaction.

Q: WHERE WILL THE NOTES AND GGC COMMON SHARES BE LISTED?

A: SSCC, which will be the issuer of the notes and a wholly owned subsidiary of GGC after the proposed transaction, and GGC intend to apply to list the notes, GGC common shares and GGC convertible preferred shares on the American Stock Exchange (referred to in this document as AMEX) or the National Association of Securities Dealers Automated Quotation System (referred to in this document as NASDAQ).

Q: WHEN DO YOU EXPECT THE PROPOSED TRANSACTION TO BE COMPLETED?

A: The parties are working to complete the proposed transaction as quickly as possible and expect the completion date to be during the third quarter of this year.

Q: WHAT IS THE RECORD DATE FOR THE PROPOSED TRANSACTION, AND HOW ARE THE
   REQUIRED VOTES CALCULATED?

A: You will be entitled to vote at the special meeting if you held First Union common shares on [________] (referred to in this document as the RECORD
   DATE). On the record date, 34,805,912 First Union common shares were outstanding, and each of these common shares is entitled to one vote. The holders of a majority of the outstanding First Union common shares on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and properly executed broker non-votes will be included in determining the number of common shares present at the special meeting for purposes of determining a quorum. You should note, however, that abstentions and broker non-votes will have the same effect as a vote against the approval of the proposed transaction. "Broker non-votes" result when, under the rules of the NYSE, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the proposed transaction, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

   In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies so that a quorum may be present.

Q: WHAT SHAREHOLDER APPROVAL IS NEEDED?

A: The proposed transaction is subject to approval by holders of at least a majority of the outstanding First Union common shares. There can be no assurance that the proposed transaction will be approved by holders of the requisite number of First Union common shares or, if so approved, that the mergers will be consummated.

   Gotham Partners and its affiliates hold 5,841,233 First Union common shares, or approximately 16.8% of the total outstanding First Union common shares. William A. Ackman, the Chairman of First Union, is a principal of Gotham Partners.

   First Union, Gotham Partners and each of the members of the First Union board of trustees have entered into a voting agreement, pursuant to which the parties thereto have agreed to vote a collective of 7,424,943 First Union common shares, or approximately 21.3% of the total outstanding First Union common shares, for the approval of the proposed transaction. These shares subject to the voting agreement shall count toward the required majority approval.

   As of the record date, the directors and executive officers of First Union
   owned, in the aggregate, [      ] First Union common shares, or collectively
   approximately [      ]% of the outstanding First Union common shares on that
   date.

Q: HOW CAN I VOTE?

A: If you held First Union common shares on the record date, you may vote your shares in one of two ways:

    1. MAIL. You can vote your shares by marking your proxy, dating and signing it and returning it in the postage-paid envelope provided to you in this proxy statement-prospectus.

    2. PERSON. You can vote by appearing and voting in person at the special meeting.

   First Union common shares represented by properly executed proxy cards will be voted at the special meeting as marked and, in the absence of specific instructions, will be voted to approve the proposed transaction and, in the discretion of the persons named as proxies, on all such other business as may properly come before the special meeting. If your First Union common shares are held in the name of a bank, broker, trustee or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Q: WHAT IF I DO NOT VOTE?

A: Approval of the proposed transaction requires the approval by holders of at least a majority of the outstanding First Union common shares (rather than a majority of the number of votes cast). Accordingly, if you fail to respond, it will have the same effect as voting against the proposed transaction.

    . If, however, you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposed transaction.

    . If you respond and abstain from voting, your proxy will have the same effect as a vote against the proposed transaction.

Q: IF MY FIRST UNION COMMON SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL
   MY BROKER VOTE MY COMMON SHARES FOR ME?

A: Your broker is required to vote your First Union common shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your First Union common shares will not be voted, which will have the same effect as voting against the proposed transaction.

Q: HOW CAN I REVOKE OR CHANGE MY VOTE?

A: If you vote your First Union common shares by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your First Union common shares will be voted in favor of the proposed transaction. At any time prior to its exercise, you may revoke your proxy by:

    .  giving notice in writing to First Union of your revocation;

    . submitting another properly completed proxy by mail to First Union in care of Neil Koenig, Secretary; or

    .  attending the special meeting and voting in person.

   Please note that attendance alone at the special meeting will not by itself revoke a proxy. If your First Union common shares are held in the name of a bank, broker, trustee or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Q: CAN THE FIRST UNION BOARD OF TRUSTEES ADJOURN THE SPECIAL MEETING?

A: Although it is not expected, the special meeting may be adjourned for, among other reasons, the purpose of soliciting additional proxies. However, you should note that the meeting could be adjourned from time to time to a successive specified date or dates. If the special meeting is adjourned for the purpose of soliciting additional proxies, holders of First Union common shares who have already sent in their proxies will be allowed to revoke their proxies with respect to the vote on the proposed transaction at any time prior to the completion of the vote with respect to the proposed transaction.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement-prospectus, please respond by completing, signing and dating your proxy card, voting instructions and election forms and returning them in the enclosed postage-paid envelope as soon as possible so that your First Union common shares may be represented at the special meeting.

Q: WHEN SHOULD I SEND IN MY SHARE CERTIFICATES?

A: Accompanying this proxy statement-prospectus is a Form of Election and
   Letter of Transmittal (referred to in this document as the FORM OF ELECTION), which includes instructions. All elections must be made on this form and will allow you to choose to receive only cash consideration, non-cash consideration or a combination of the two. In any event, the Form of Election should be submitted to the exchange agent identified in the form
   no later than [      ]. If you wish to elect to receive Merger consideration
   other than cash you must:

    1. properly complete and sign the Form of Election (with any required signatures guaranteed or other supplemental documentation); and

    2. deliver this form, together with any required payment, to the exchange
       agent at or prior to 5:00 p.m., New York City time, on [        ],
       unless GGC, in its sole discretion, extends it (such time referred to in this document as the ELECTION DEADLINE).

   The Form of Election contains detailed instructions on how to calculate the required payment, if any, to send with your Form of Election. You should carefully read the instructions accompanying the Form of Election and follow them closely. You should send your Form of Election (or notice of guaranteed delivery), with any other required documents and any required payment, to the exchange agent. Do not send these materials to GGC, First Union or SSCC.

   If you hold First Union common shares in "street name" through a broker or other nominee, your broker or other nominee must make an election on your behalf. You will receive separate instructions from your broker or other nominee instructing you on how to instruct your broker or other nominee to fill out the Form of Election. You will need to provide these instructions to your broker sufficiently in advance of the election deadline to permit your broker to deliver the Form of Election prior to the election deadline. See "Election and Payment Procedures--Election Procedures for Beneficial Owners."

Q: WHO WILL BE SOLICITING PROXIES?

A: First Union and GGC will share equally the expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. First Union has retained D.F. King & Co. for a fee of $10,000 plus additional charges related to telephone calls or other communications and other services to assist in the solicitation of proxies. First Union and its proxy solicitor and GGC will also request banks, brokers, and other intermediaries holding common shares beneficially owned by others to send this proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of First Union and GGC. No additional compensation will be paid to directors, officers or employees for such solicitation.

   You should be aware that, in connection with the proposed transaction, GGC
   will be paying brokers a commission of [      ] for every GGC common share
   purchased by or on behalf of their clients through the exercise of subscription rights, except in those states where a commission is restricted or unlawful.

   You should not send in any certificates for First Union common shares with your proxy card. A transmittal letter with instructions for the surrender of such certificates will be mailed to you as soon as practicable after the completion of the proposed transaction.

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Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the proposed transaction or how to submit your proxy, or the related documentation, or if you need additional copies of the proxy statement-prospectus or the enclosed proxy card, voting instructions and election forms, you should contact:

                            Neil Koenig, Secretary
            First Union Real Estate Equity and Mortgage Investments
                                125 Park Avenue
                           New York, New York 10017
                                (212) 867-8711

   As far as the First Union board of trustees is aware, no matters, other than those outlined in this proxy statement-prospectus, will be presented at the special meeting for action on the part of the First Union common shareholders. If any other matters are properly brought before the special meeting, it is the intention of the persons named in the accompanying proxy card to vote the common shares to which the proxy relates in accordance with their best judgment.

                                    SUMMARY

   The following is a summary of information contained elsewhere in this proxy statement-prospectus. This summary is not intended to be complete and is subject to the detailed information appearing elsewhere in this proxy statement-prospectus and the appendices hereto. You should carefully read this entire document and the other documents to which this document refers to understand the proposed transaction and the securities offered therein.

                           THE PROPOSED TRANSACTION

Structure and Effective
  Time (page [  ])..........  The merger agreement provides for two separate mergers: (1) the merger of First Union and GGC, with GGC as the surviving entity; and (2) the merger of Sub and FUMI, with FUMI as the surviving entity. The mergers will become effective at the time that the certificates of merger (or other required documents) are filed with the Secretaries of State of Delaware and Ohio (or at a later time if agreed by the parties and specified in the certificates of merger).

                              Concurrently with the effective time of the mergers, Gotham Partners and its controlled affiliates, as well as other GGP equityholders, will contribute (1) their respective limited partnership interests in GGP to GGC and (2) their respective general partnership interests in GGP to GGC by directly transferring such interest to a wholly owned subsidiary and limited liability company of GGC, each in exchange for GGC common shares. This contribution of equity interests is referred to in this document as the CONTRIBUTION. As a result of the contribution, GGC will directly and indirectly own 92.5% of the equity interests in GGP, including 100% of the general partnership interests in GGP, which will be held by a wholly owned subsidiary and limited liability company of GGC, and current management of GGP will own the remaining 7.5% of the equity interests in GGP.

                                      11

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                                      12

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Merger Consideration (page
  [  ]).....................  Upon completion of the proposed transaction, you will receive for each First Union common share that you hold as of the effective time:

                               .  $2.20 in cash, subject to deductions on
                                  account of (a) dividends paid prior to the completion of the proposed transaction (including a $0.10 cash dividend distributed to holders of record on March 31, 2002 and an expected $0.10 cash dividend to be distributed to holders of record on June 30,
                                  2002), (b) breaches of certain
                                  representations, warranties and covenants contained in the merger agreement and (c) costs, fees and expenses associated with obtaining certain third-party consents for the proposed transaction;

                               . a choice of (a) an additional $0.35 in cash or (b) approximately 1/174th (0.0057461) of a debt instrument to be issued by SSCC, with a face value of $100 (such debt instrument referred to in this document as a NOTE), indirectly secured by First Union's principal real estate assets (which is an effective price of $60.91 for a note); and

                               . three-fiftieths (0.06) of a non-transferable uncertificated subscription right, with each whole right exercisable to purchase one GGC common share at $20.00 per share and, subject to availability and proration, additional GGC common shares at $20.00 per share, for up to an aggregate of approximately $41 million of GGC common shares.

                              No fraction of a note or a subscription right will be issued in the proposed transaction. Instead, holders otherwise entitled to a fraction of a note will receive an amount of cash equal to such fraction multiplied by $60.91 (the effective offering price of a note), and any fractional subscription right will be rounded up or down to the nearest whole right (with fractions of 0.5 and greater rounded up).

Parties to the Proposed
  Transaction--First Union
  (page [  ])...............  First Union Real Estate Equity and Mortgage
                              Investments, or First Union, is an unincorporated association in the form of an Ohio business trust that formerly owned and managed a portfolio of regional enclosed shopping malls, large downtown office buildings and parking facilities diversified by type of property, geographical location, tenant mix and rental market. In March 2001 First Union sold the majority of its properties, and its primary remaining real-estate assets are a shopping mall and an office property.

                              Upon completion of the proposed transaction, First Union will cease to be a publicly held corporation, and neither the First Union common shares nor the First Union convertible preferred shares will be listed on the New York Stock Exchange or publicly traded. However, each First Union convertible preferred share will be converted into the right to receive a GGC convertible preferred share, and GGC intends to apply to list the GGC common shares and GGC convertible preferred shares on either the AMEX or the NASDAQ.

                              The mailing address and telephone number of First Union's principal executive offices are 125 Park Avenue, New York, New York 10017, (212) 949-1373.

Parties to the Proposed
  Transaction--FUMI (page
  [  ]).....................  First Union Management, Inc., or FUMI, is a
                              Delaware corporation organized by First Union to lease property from First Union and operate such property for its own account as a separate taxable entity. The shares of FUMI are held by a private trust affiliated with First Union, the beneficiaries of which are the shareholders of First Union. If the proposed transaction is completed, FUMI will become a wholly owned subsidiary of GGC. The mailing address and telephone number of FUMI's principal executive offices are 125 Park Avenue, New York, New York 10017, (212) 949-1373.

Parties to the Proposed
  Transaction--SSCC (page
  [  ]).....................  Southwest Shopping Centers Co. II, L.L.C., or
                              SSCC, is a Delaware limited liability company whose sole member is First Union. SSCC's sole business is the indirect ownership of the Park Plaza Mall located in Little Rock, Arkansas. If the proposed transaction is completed, SSCC will become a wholly owned subsidiary of GGC and be the issuer of the notes. The mailing address and telephone number of SSCC's principal executive offices are 125 Park Avenue, New York, New York 10017, (212) 949-1373.

Parties to the Proposed
  Transaction--GGC (page
  [  ]).....................  Gotham Golf Corp., or GGC, is a newly formed
                              Delaware corporation organized by GGP in connection with the proposed transaction. If the proposed transaction is completed, First Union will be absorbed into GGC. The mailing office and telephone number of the principal executive offices of GGC are 575 East Chocolate Avenue, Hershey, PA 17033, (717) 312-1355.

Parties to the Proposed
  Transaction--GGP (page
  [  ]).....................  Gotham Golf Partners, L.P., or GGP, is a Delaware
                              limited partnership that operates 21 golf courses in the Mid-Atlantic region and 4 golf courses in the Southeast region of the United States. If the proposed transaction is completed, GGP will become a 92.5% owned subsidiary of GGC. The mailing office and telephone number of the principal executive offices of GGP are 575 East Chocolate Avenue, Hershey, PA 17033, (717) 312-1355.

Parties to the Proposed
  Transaction--Gotham
  Partners (page [  ])......  Gotham Partners L.P., or Gotham Partners, is a
                              New York investment limited partnership that owns a substantial interest in GGP. The mailing office and telephone number of the principal executive offices of Gotham Partners is 110 East 42nd Street, 18th Floor, New York, NY 10017, (212) 286-0300.

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

Parties to the Proposed
  Transaction--GGC Merger
  Sub, Inc. (page [  ]).....  GGC Merger Sub, Inc., or Sub, is a wholly owned subsidiary of GGC and a newly formed Delaware corporation organized by GGC in connection with the proposed transaction. If the proposed transaction is completed, GGC will be absorbed into FUMI. The mailing office and telephone number of the principal executive offices of Sub are in care of Gotham Golf Corp., 575 East Chocolate Avenue, Hershey, PA 17033, (717) 312-1355.

Gotham Purchase Commitments
  (page [  ]).............    Gotham Partners has agreed to act as a standby
                              purchaser of GGC common shares so that,
                              immediately after the proposed transaction, an aggregate cash purchase price of at least
                              $10,000,000 of GGC common shares will have been purchased from GGC. See "The Merger
                              Agreement--Gotham Partners' Commitment To Be a
                              Stand-By Purchaser of GGC Common Shares."

                              Gotham Partners and its affiliates also will elect their pro rata share of the notes in the proposed transaction. In addition, Gotham Partners and its affiliates will purchase all of the notes declined by other First Union common shareholders in the proposed transaction. Moreover, if designated by the issuer of the notes, Gotham Partners, its affiliate or its designee will purchase all of the redeemed notes. See "The Merger Agreement--Gotham Partners Note Purchase and the Post-Closing Note Redemption."

 RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE FIRST UNION BOARD OF TRUSTEES

Recommendation of the
  Special Committee (page 96) A special committee consisting of two independent trustees, Daniel J. Altobello as chair of the committee and Bruce R. Berkowitz as a member of the committee, evaluated the advisability of the proposed transaction and unanimously recommended that the First Union board of trustees approve and declare advisable the proposed transaction, the merger agreement and the transactions contemplated thereby.

Factors Considered by the
  Special Committee in
  Recommending the Proposed
  Transaction (page 96).....  In determining that the merger agreement and the proposed transaction are fair to and in the best interests of First Union, its common shareholders (other than Gotham Partners and its affiliates) where such shareholders elect to receive the cash consideration, and the sole shareholder of FUMI the special committee considered a number of factors, including the following (which were not assigned any relative importance):

                               . the current financial condition and results of operations of First Union given that First Union's assets were not producing substantial income;

                               . a comparison of the historical market prices of First Union common shares to the $2.55 per share cash offer by GGC;

                               . the terms of the merger agreement and the ability of GGC to offer an all-cash alternative to First Union common shareholders without proration;

                               . a review of the alternatives to the proposed transaction and the costs of such alternatives, including the lack of third-party proposals and the uncertainties of the value of First Union in liquidation; and

                               . the financial presentations of Duff & Phelps, financial advisor to the special committee, and the written opinion of Duff & Phelps as to the fairness of the cash consideration to holders of First Union common shares (other than Gotham Partners and its affiliates).

Recommendation of the First
  Union Board of Trustees
  (page [  ])...............  The First Union board of trustees, acting upon the unanimous recommendation of the special committee, unanimously approved the merger agreement and the proposed transaction and recommend that you vote "FOR" the approval of the merger agreement and the proposed transaction and that you elect to receive the cash consideration in respect of your shares. The First Union board of trustees makes no recommendation as to whether you should elect to receive the notes or whether you should exercise your subscription rights to purchase GGC common shares.

Opinion of the Financial
  Advisor to the Special
  Committee (page [  ]).....  On February 12, 2002, the special committee's independent financial advisor, Duff & Phelps, L.L.C., delivered a written opinion to the special committee to the effect that, as of that date and based upon the assumptions made, matters considered and reviewed described in the written opinion, the estimated value of the cash consideration to be received by the holders of the First Union common shares (other than Gotham Partners and its affiliates) is fair from a financial point of view.

                              Duff & Phelps's fairness opinion does not address
                              (1) the fairness of any consideration other than the cash consideration, (2) the fairness of the consideration to be received in connection with the proposed transaction by the holders of First Union convertible preferred shares or (3) the fairness of the consideration to be received in connection with the proposed transaction by Gotham Partners and its affiliates. Duff & Phelps's opinion was provided for the information of the special committee, the FUMI board of directors and the trustee of the FUMI Share Trust and does not constitute a recommendation to any shareholder of First Union or any beneficiary of the FUMI Share Trust with respect to any matter relating to the proposed transaction. See "Background of the Transaction--Opinion of the Special Committee's Financial Advisor."

                              The full text of Duff & Phelps's written opinion is attached as Appendix C to this proxy statement-prospectus. You are encouraged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

                              THE SPECIAL MEETING

Date, Time and Place (page
  [  ]).....................  The special meeting will be held in the
                              Room of         , located at         , on
                              [      ] at 10:00 a.m., local time.

Purpose of the Special
  Meeting (page [  ]).......   1. TO APPROVE THE MERGER AGREEMENT AND THE
                                  TRANSACTIONS CONTEMPLATED THEREBY.

                              The First Union board of trustees is requesting the First Union common shareholders to approve the merger agreement and the transactions contemplated thereby in accordance with the Declaration of Trust and By-Laws of First Union, as amended, which provide that no merger of First Union into another entity, or no consolidation or combination of First Union with one or more other entities, shall be made without the consent of the holders of at least a majority of the outstanding common shares of First Union, provided that at least 70% of the five trustees have approved the transaction. At its meeting on February 12, 2002, the First Union board, with
                              Mr. Ackman not participating, unanimously approved the merger agreement and the proposed transaction and recommended that the holders of First Union common shares elect to receive the cash consideration. Common shareholder approval of the merger agreement and the proposed transaction does not require approval by a majority of First Union common shares held by holders who are unaffiliated with Gotham Partners.

                               2. TO GRANT DISCRETIONARY AUTHORITY TO THE FIRST
                                  UNION BOARD OF TRUSTEES TO ADJOURN OR
                                  POSTPONE THE SPECIAL MEETING FROM TIME TO
                                  TIME FOR THE PURPOSE OF SOLICITING PROXIES
                                  WITH RESPECT TO THE PROPOSALS.

                              The board is soliciting discretionary authority from holders of First Union common shares to adjourn or postpone the special meeting to permit further solicitation with respect to the proposals.

Record Date (page [  ]).....  You will be entitled to vote at the special meeting if you are a holder of record of First Union common shares at the close of business on
                              [      ], 2002.

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Vote Required for Approval
  (page [  ])...............  Approval of the merger agreement and the proposed transaction requires the affirmative vote of the holders of a majority of the First Union common shares outstanding as of the record date.

Proxies (page [  ]).........  You may grant a proxy by mail or by appearing in person at the special meeting.

               OTHER MATTERS RELATED TO THE PROPOSED TRANSACTION

Effect on Other Securities
  of First Union
  (page [  ])...............  FIRST UNION CONVERTIBLE PREFERRED SHARES.  Each
                              First Union convertible preferred share will be converted into the right to receive a GGC convertible preferred share that has substantially identical rights and preferences to those of the First Union convertible preferred shares.

                              FIRST UNION SENIOR NOTES. Each First Union senior note will remain outstanding, and GGC will execute a supplemental indenture wherein it assumes the debt obligations evidenced by the First Union senior notes.

Material Federal Income Tax
  Consequences (page [  ])..  For holders of First Union common shares who do not exercise their basic subscription privilege, the exchange of First Union common shares for cash or for cash and notes in the First Union merger will be a taxable transaction for federal income tax purposes whether or not the First Union merger qualifies as a reorganization.

                              First Union believes that it is not likely that the First Union merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (referred to in this document as the CODE), in which case the exchange of First Union common shares for GGC common shares, cash and/or notes, and the exchange of First Union convertible preferred shares for GGC convertible preferred shares will be a taxable transaction for federal income tax purposes. If substantially all of First Union's assets are transferred to GGC, U.S. holders of First Union senior notes should continue to be taxed in the same manner as if the First Union merger had not occurred, but if less than substantially all of First Union's assets are transferred to GGC, such holders may be deemed to have exchanged their First Union senior notes for GGC senior notes in a taxable transaction.

                              If the First Union merger does qualify as a "reorganization" within the meaning of Section 368(a) of the Code, holders of First Union common shares who exercise their basic subscription privilege will recognize a gain (but not a loss) on the exchange of their First Union common shares for GGC common shares in an amount equal to the lesser of (1) the amount of cash and the issue price of any notes

                                      19

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                              received or (2) an amount equal to the excess, if
                              any, of (a) the amount of cash, the issue price of any notes received and the fair market value of the GGC common shares received over (b) the adjusted tax basis in the First Union common shares surrendered; the U.S. holders of First Union convertible preferred shares will not recognize any gain or loss on the exchange of the First Union convertible preferred shares for GGC convertible preferred shares; and the holders of First Union senior notes should continue to be taxed in the same manner as if the First Union merger had not occurred.

Interest of First Union
  Trustees, Officers and
  Related Parties (page [  ]) You should be aware that members of the First
                              Union board and related parties in the proposed transactions have agreements or arrangements that provide them with interests that differ from those of other First Union common shareholders, including the following.

                              REPAYMENT OF DEBT. Immediately after the completion of the proposed transaction, GGP intends to repay the outstanding principal and accrued interest on all loans from Gotham Partners or its affiliates, which payment is expected to total approximately $20.3 million, assuming a closing date of August 31, 2002. Proceeds from the subscription rights offering and/or cash on hand available after the proposed transaction could be used to make this payment. After the repayment of this debt, the pro forma cash and liquid investments of GGC is $43.2 million as of December 31, 2001.

                              RELEASE OF COLLATERAL PLEDGED BY GOTHAM
                              PARTNERS. In connection with the completion of the proposed transaction, GGP has agreed to obtain the release of all collateral pledged by Gotham Partners to any entity prior to such completion.

                              GGC BOARD OF DIRECTORS. Mr. Ackman, the current chairman of the First Union board of trustees and an affiliate of Gotham Partners, is the Chairman of the GGC board of directors and a member of GGP's Executive Committee. In addition, upon completion of the proposed transaction, Talton R. Embry, a current member of the First Union board of trustees, will become a member of the GGC board of directors.

                              INDEMNIFICATION AND INSURANCE. Upon completion of the proposed transaction, GGC will, subject to certain conditions, indemnify and hold harmless and provide advancement of expenses to all past and present directors, officers and employees of First Union, its affiliates (including FUMI), and its subsidiaries, in all of their capacities.

No Dissenters' Rights or
  Appraisal Rights (page
  [  ]).....................  Under Ohio law, neither holders of the First
                              Union common shares nor holders of First Union convertible preferred shares have

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

                              dissenters' rights to receive payment for their holdings as a result of the proposed transaction.

Governmental and Regulatory
  Approvals (page [  ]).....  The proposed transaction does not require any federal regulatory approvals other than receipt of appropriate United States federal antitrust clearances deemed necessary by the parties to the merger agreement and the federal filings required under applicable U.S. securities laws in connection with this document.

                              In offering the securities contemplated in the proposed transaction, GGC and SSCC are relying on various exemptions, exclusions or federal preemption from registration requirements with respect to state securities or Blue Sky laws.

                              Although no assurances can be made that the proposed transaction will receive the necessary regulatory clearances on acceptable terms at any particular time, GGC and SSCC expect that the necessary regulatory clearances or exemptions will be obtained.

                             THE MERGER AGREEMENT

Conditions to Closing (page
  [  ]).....................  Before the proposed transaction is consummated, a number of conditions must be satisfied or waived by the applicable party. These conditions include, among other things:

                               . the First Union merger, the merger agreement and the proposed transaction are approved by the holders of at least a majority of the First Union common shares;

                               . First Union, the FUMI Share Trust, FUMI and their respective subsidiaries perform in all material respects each of its covenants and obligations under the merger agreement;

                               . the representations and warranties of each of First Union, the FUMI Share Trust, FUMI and their respective subsidiaries contained in the merger agreement are true and correct at and as of the effective time of the mergers as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to amount, individually or in the aggregate, to a monetary liability greater than or equal to $65 million;

                               . each of Gotham Partners, GGC, Sub, GGP and the GGP equityholders participating in the contribution perform in all material respects each of their covenants and obligations under the merger agreement; and

                               . the representations and warranties made by each of Gotham Partners, GGC, Sub, GGP and the GGP equityholders participating in the proposed transaction must be true and correct at and as of the effective time of the mergers as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures as would not reasonably be expected to materially impair, delay or prevent the completion of the proposed transaction.

Termination of the Merger
  Agreement (page [  ]).....  The merger agreement may be terminated at any time prior to the effective time of the mergers, whether before or after the First Union common shareholders have approved of them, in any of the following cases:

                               . by mutual written consent of First Union and Gotham Partners;

                               .  by either First Union or Gotham Partners upon
                                  (1) court order or governmental action
                                  blocking the merger or (2) failure of First
                                  Union common shareholders to approve the proposed transaction;

                               .  by Gotham Partners if there has been a
                                  material breach by First Union of any
                                  representation, warranty, covenant or
                                  agreement contained in the merger agreement that (1) would result in a failure of a closing condition that (a) First Union perform in all material respects all of its obligations under the merger agreement or (b) the representations and warranties of First Union are true and correct (except for such failures to be true and correct as would not reasonably be expected to amount, individually or in the aggregate, to a monetary liability greater than or equal to $65 million) and (2) cannot be cured prior to November 30, 2002; PROVIDED, HOWEVER, that at the time of termination, Gotham Partners and its respective affiliates are not in breach of any material representation, warranty or covenant contained in the merger agreement;

                               . by Gotham Partners, if the First Union board of trustees withdraws or adversely amends its recommendation of the First Union merger, the merger agreement or the transactions contemplated thereby (other than with respect to the common shareholders' exercise of their subscription rights or their right to elect to receive notes in lieu of part of their cash consideration) to First Union's shareholders;

                               . by First Union, upon notice of receipt of an acquisition proposal prior to the special committee; or

                               . by First Union, if there has been a material breach by GGC of any representation, warranty, covenant or agreement contained in the merger agreement that (1) would result in a failure of a closing condition that (a) GGC perform in all material respects all of its obligations under the merger agreement or (b) the representations and warranties of GGC are true and correct, except for such failures to be true and correct as would not reasonably be expected to materially impair, delay or prevent completion of the proposed transaction; and (2) cannot be cured prior to November 30, 2002; PROVIDED, HOWEVER, that at the time of termination, First Union is not in breach of any material representation, warranty or covenant contained in the merger agreement;

Merger Agreement--Expense
  Reimbursement (page [  ]).  All expenses incurred in connection with the merger agreement and the proposed transaction will be paid by the party incurring such expenses.

                              However, First Union must reimburse Gotham
                              Partners and its affiliates and GGP and its affiliates for certain expenses if the merger agreement is terminated for any of the following reasons:

                               .  failure to obtain First Union common
                                  shareholder approval of the proposed
                                  transaction;

                               . termination of the merger agreement by Gotham Partners because of a material breach by First Union of any representation, warranty, covenant or agreement that (1) resulted in a failure of a closing condition that (a) First Union perform in all material respects all of its obligations under the merger agreement or
                                  (b) the representations and warranties of First Union are true and correct (except for such failures to be true and correct as would not reasonably be expected to amount, individually or in the aggregate, to a monetary liability greater than or equal to $65 million);

                               . termination of the merger agreement by Gotham Partners because the First Union board of trustees has withdrawn or adversely amended in any material respect its approval or recommendation to First Union's shareholders of the First Union merger, the merger agreement or the transactions contemplated thereby (other than with respect to common shareholders' exercise of their subscription rights or their right to elect to receive notes in lieu of part of their cash consideration); and

                               . termination of the merger agreement by First Union upon receipt of an alternative acquisition proposal.

                              In the event that the proposed transaction is completed, GGC will bear the transaction costs related to the proposed transaction and, accordingly, will reimburse the parties and their affiliates for their respective reasonable expenses incurred in connection with the proposed transaction.

                              THE NOTES OFFERING

The Issuer (page [  ])......  Southwest Shopping Centers Co. II, L.L.C.
                              (referred to in this document as SSCC)

Distribution of the Notes
  (page [  ])...............  The notes are being offered to First Union common shareholders as an alternative type of
                              consideration in connection with the proposed transaction. For each First Union common share that you hold immediately prior to the effective time of the mergers, you are entitled to receive
                              0.0057461 of a note (which is approximately
                              1/174th of a note), with a face value of $100 (which equates to $0.575 per First Union common share), in lieu of $0.35 in cash (which is an effective price of $60.91 for a note).

                              To elect to receive notes in the proposed transaction, you must make an affirmative election in the Form of Election and Letter of Transmittal attached to this proxy statement-prospectus. See "Election and Payment Procedures." If and to the extent that you fail to make an election in connection with the notes, you will be deemed to have declined your pro-rata share of the notes in favor of the $0.35 in cash.

No Fractional Notes (page
  [  ]).....................  You are not entitled to receive a fraction of a note. If you elect to receive notes in the proposed transaction and you would have received a fraction of a note, SSCC will issue to you in lieu of such fraction an amount of cash (rounded to the nearest whole cent and without interest) equal to such fraction multiplied by $60.91.

Shareholder Note Purchase
  Right (page [  ]).........  To the extent that there are notes available after First Union common shareholders elect to receive notes in lieu of part of the cash consideration, all First Union common shareholders as of immediately prior to the effective time of the mergers will have the right to purchase notes from SSCC for a purchase price of $60.91 per note. This right to purchase notes is referred to in this document as the Shareholder Note Purchase Right.

Redemption Right (page [  ])  A holder who elects to receive notes in the proposed transaction will have the right to require SSCC (or, at SSCC's option, a designee of SSCC) to purchase, on the 90th day following the effective time of the mergers, such notes for a purchase price of $60.91 per note (the original issuance price of the notes), without interest. This right to sell the notes is referred to in this document as the REDEMPTION RIGHT.

                              To exercise the Redemption Right, a noteholder must properly complete and send the Redemption Form attached to this document so that it is received by the exchange agent no later than 5:00 p.m. on the 80th day following the completion of the proposed transaction. Any notes designated to be redeemed and that qualified for redemption under the Redemption Right will be redeemed on the 90th day following the completion of the proposed transaction. A noteholder may exercise the Redemption Right only once. If a noteholder does not properly exercise his Redemption Right, he will be deemed to have elected to keep his notes, and his Redemption Right will expire.

                              The Redemption Right will not apply to (1) notes issued to holders in connection with their exercise of the Shareholder Note Purchase Right; or (2) notes that were transferred, either directly or indirectly, after their issuance. Moreover, if a noteholder exercises a Redemption Right, he must exercise the Redemption Right for all of his notes eligible for redemption pursuant to the Redemption Right. Thereafter, a holder of notes will not have any right to require SSCC to redeem any notes.

Principal (page [  ]).......  The aggregate principal amount of the notes is limited to $20 million.

Scheduled Maturity (page
  [  ]).....................  The notes will mature on May 31, 2010, unless earlier accelerated or redeemed.

Interest (page [  ])........  BASE INTEREST RATE.  11% per annum of the face value, calculated on an actual/360 basis.

                              DEFAULT RATE. 15% per annum of the face value or, if lower, the maximum legal interest rate. This rate is payable if the principal of the notes is not repaid at maturity or if a scheduled interest payment is not made when due.

                              ADDITIONAL INTEREST. Any amounts received by SSCC on account of the exit fee on the Park Plaza mezzanine loan or late payment charges under the Circle Tower mortgage loan or Park Plaza mezzanine loan are payable pro rata to the holders of the notes as additional interest. The Park Plaza mezzanine loan requires Park Plaza to pay an exit fee to SSCC when the loan is repaid in full. If the Park Plaza mezzanine loan is repaid at its scheduled maturity, the exit fee will be approximately $11.5 million. Only the holders of notes on the record date for the next semi-annual interest payment following receipt by SSCC of any such exit fee or late charges will be entitled to receive additional interest in respect of such fee or late charges. See "Description of the Notes and the Underlying Loans--Description of the Underlying Loans--The Park Plaza Mezzanine Loan."

Security for the Notes (page
  [  ]).....................  The notes are secured by a mezzanine loan
                              (referred to in this document as the PARK PLAZA MEZZANINE LOAN) and a mortgage loan (referred to in this document as the CIRCLE TOWER MORTGAGE
                              LOAN) that SSCC will make simultaneously with this offering. The combined payments of interest and principal required to be made under the two loans will equal the payments of principal and interest required to be made under the notes. Each loan bears interest at an annual rate of 11%, payable in arrears on the first business day of each January or July. The notes will be recourse only to the issuer and not to First Union, GGC or any other person or entity.

                              PARK PLAZA MEZZANINE LOAN. The principal amount of this loan will be $16,500,000; the borrower will be Park Plaza 1, L.L.C. (referred to in this document as Park Plaza 1), a wholly owned subsidiary of SSCC; and the security for the loan will be a first-priority security interest in Park Plaza 1's 100% ownership interest in the entity that indirectly owns the Park Plaza Mall in Little Rock, Arkansas. The Park Plaza mezzanine loan is effectively junior to a senior mortgage on the Park Plaza Mall held by First Union National Bank Commercial Mortgage Trust.

                              CIRCLE TOWER MORTGAGE LOAN. The principal amount of this loan will be $3,500,000; the borrower will be First Union (though, after the completion of the proposed transaction, GGC will succeed to First Union's obligations under the loan); and the security for the loan will be a mortgage on the Circle Tower office building in Indianapolis, Indiana.

                              The Park Plaza mezzanine loan and the Circle
                              Tower mortgage loan underlying the notes are non-recourse obligations, which means that Park Plaza 1's liability under the Park Plaza mezzanine loan is limited to the property serving as collateral for that loan, principally Park Plaza 1's ownership interest in Park Plaza 2, L.L.C., and First Union's or GGC's liability under the Circle Tower mortgage loan is limited to the property serving as collateral for that loan, principally Circle Tower. There are limited circumstances under which each of the two loans would become recourse to the respective borrowers, as described in "Description of the Notes and the Underlying Loans--Description of the Underlying Loans--The Park Plaza Mezzanine Loan" and "Description of the Notes and the Underlying Loans--Description of the Underlying Loans--The Circle Tower Mortgage Loan."

Payment Date (page [  ])....  Third business day of each January and July, beginning on January 6, 2003.

Interest Period (page [  ]).  With respect to any payment date in July, the period that runs from and including the first day in January to and excluding the first day in July; or with respect to any payment date in January, the period that runs from and including the first day in July to and excluding the first day in January.

Record Date (page [  ]).....  Fifth business day preceding any payment date.

Denomination of the Notes
  (page [  ])...............  $100 and multiples of $100. For convenience, the term "note" in this document refers to a note with a face value of $100 or $100 increments of a note having a face value greater than $100.

Global Note (page [  ]).....  The notes will be issued only in fully registered form without interest coupons. The notes will be evidenced by one global note registered in the name of Cede & Co., as nominee of the Depository Trust Company (referred to in this document as DTC). Beneficial interests in the global note will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. For a more detailed description, see "Description of the Notes and the Underlying Loans--Issuance in the Form of a Global Note."

The Trustee (page [  ]).....  The Bank of New York.

The Servicer and the Special
  Servicer (page [  ])......  Archon Group, L.P.

Cash Management and Accounts
  (page [  ])...............  MEZZANINE CASH MANAGEMENT AGREEMENT.  A mezzanine cash management agreement applies to all proceeds from the Park Plaza Mall remaining after the deduction of debt service for the senior mortgage loan, as well as a portion of the operating expenses and capital expenditures for the Park Plaza Mall.

                              Park Plaza 1 will deposit all such proceeds into a deposit account controlled by SSCC at The Bank of New York. Every month, The Bank of New York will set aside into a debt service sub-account one-sixth of the next interest payment next coming due, as well as a proportionate amount of fees for the Trustee and servicer. The Bank of New York will place all other funds necessary to maintain the underlying property into additional predetermined sub-accounts. Park Plaza 1 is entitled to withdraw any excess funds, unless an event of default occurs on the Park Plaza mezzanine loan or there is a commencement of construction of a mall in the Little Rock metropolitan area featuring the same anchor tenant as in the Park Plaza Mall. See "Description of the Notes and the Underlying Loans--Description of the Underlying Loans--The Park Plaza Mezzanine Loan--Cash Management Agreements" for a more detailed description of the mezzanine cash management agreement.

                              MORTGAGE CASH MANAGEMENT AGREEMENT. First Union will deposit all income from the Circle Tower property into an account controlled by SSCC at The Bank of New York. Every month, The Bank of New York will set aside into a debt service sub-account one-sixth of the next interest payment next coming due, as well as a proportionate amount of fees for the Trustee and servicer. The Bank of New York will place all other funds necessary to maintain the underlying property into additional predetermined sub-accounts. Any excess funds will be placed into a residual sub-account. See "Description of the Notes and the Underlying Loans--Description of the Underlying Loans--The Circle Tower Mortgage Loan--Cash Management Agreement" for a more detailed description of the cash management agreement.

                              COLLECTION ACCOUNT. SSCC will transfer the balance of funds from the debt service sub accounts into this account maintained by the servicer two business days before any payment is due to the noteholders.

                              PAYMENT ACCOUNT. The servicer will remit the entire balance of the collection account to the payment account maintained by the Trustee, one business day before any payment is due to the noteholders. On the payment date, after first paying the fees and expenses of the Trustee, servicer and special servicer, and repaying any Nonrecoverable Advances made by the servicer or special servicer as described in "Description of the Notes and the Underlying Loans--Description of the Servicing Arrangements--Advances," the Trustee will pay a noteholder out of this account any interest, principal or redemption price that SSCC owes such noteholder.

                              REDEMPTION ACCOUNT. If any funds remain in the payment account after the Trustee has made all the required payments, the Trustee will transfer them to a redemption account. SSCC will transfer the balance of the Circle Tower mortgage loan's residual sub-account into the redemption account two days prior to a payment date. Furthermore, if an event of default occurs on the Park Plaza mezzanine loan or either of the two anchor stores at the Park Plaza Mall leaves as described under "Description of the Notes and the Underlying Loans-- Description of the Underlying Loans--The Park Plaza Mezzanine Loan--Cash Management Agreements," then SSCC will transfer the balance of the Park Plaza mezzanine loan's residual sub-account into the redemption account. The Trustee will use funds from the redemption account to redeem outstanding notes at par, as described below in "Description of the Notes and the Underlying Loans--Redemption of the Notes."

                              REO PROPERTY ACCOUNT. The special servicer will maintain this account if it forecloses on any of the collateral, to receive any amounts the special servicer receives from the foreclosed collateral. The special servicer will also use this account to fund disbursements the indenture permits it to make in respect of insurance payments, taxes, amounts due and payable under the two underlying loans and all expenses necessary to preserve the collateral for the two underlying loans.

Redemption (page [  ])......  The notes are redeemable in two ways:

                                   . at the noteholder's option pursuant to the Redemption Right, at a price of $60.91 per note, without interest, on the 90th day following the completion of the proposed transaction;

                                   . by obligation of the Trustee at $100 per note, plus accrued interest, whenever the redemption account, into which the Trustee deposits cash left over after payment of interest, has a balance of more than $10,000 for at least 30 consecutive days.

                              See "Description of the Notes and the Underlying Loans--Redemption of the Notes" for a more detailed description.

SSCC's Affiliates Right to
  Own and Vote Notes (page
  [  ]).....................  SSCC's affiliates have the same right as any other person or entity to own notes. As
                              noteholders, SSCC's affiliates would have the same rights as any other holder to vote those notes in their own best interest. See "Description of the Notes and the Underlying Loans--Majority Holders" for a more detailed description.

Listing (page [  ]).........  The notes currently are not listed or traded on any national exchange. However, SSCC believes that after this offering the notes will be listed on AMEX or NASDAQ.

Use of Proceeds
  (page [  ])...............  The proceeds from the issuance of the notes will be used by SSCC to fund the Park Plaza mezzanine loan and the Circle Tower mortgage loan and to pay expenses relating to the offering and issuance of the notes. In addition, because the funding of the Park Plaza mezzanine loan and the Circle Tower mortgage loan are net cash neutral to First Union and SSCC, ultimately the proceeds from the issuance of the notes, net of fees and expenses, will be used primarily for acquisitions, general capital expenditures, debt reduction and general corporate expenses and purposes of GGC.

Risk Factors (page [  ])....  There is a substantial degree of risk in connection with electing to receive and
                              purchasing the notes. See "Risk Factors--Risks Relating to the Notes Offering" and "Risk Factors--Risks Relating to the Properties Underlying the Notes."

No Board Recommendation
  (page [  ])...............  In making any decision to elect to receive or purchase the notes, you must consider your own best interests. None of the First Union board of trustees, the GGC board of directors, Gotham Partners makes any recommendation as to whether you should elect to receive or purchase the notes.

Tax Considerations (page
  [  ]).....................  Although the matter is not free from doubt, the notes should be treated as indebtedness for United States federal income tax purposes. If the notes are so treated, the notes will be subject to special tax rules governing contingent debt instruments. Under such rules, you will generally be required to accrue original issue discount over the term of your notes based upon the yield at which GGC would issue a non-contingent fixed rate debt instrument with terms and conditions that are otherwise the same as your notes. This will generally have the effect of requiring you to include an amount in income in each year that exceeds the stated interest payments on your notes. See "The Notes Offering--Tax Considerations Relating to the Notes" for a more comprehensive discussion of the United States federal income tax consequences of owning notes.

                                  [FLOW CHART]

                   SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

Company Overview (page [  ])  SSCC is a Delaware limited liability company, whose sole member is First Union. If the proposed transaction is consummated, First Union will merge with and into GGC, and SSCC will become a wholly owned subsidiary of GGC.

Assets of SSCC (page [  ])..  At the time of the proposed transaction, the sole assets of SSCC will be (i) its ownership interest in the entity that indirectly owns the Park Plaza Mall, (ii) the Park Plaza mezzanine loan and
                              (iii) the Circle Tower mortgage loan. The business of SSCC will therefore be directly affected by the operation of the Park Plaza Mall and Circle Tower.

Park Plaza Mall (page [  ]).  Park Plaza Mall is a three level enclosed regional shopping center with approximately
                              549,000 square feet of floor area on a 23.4 acre site located in Little Rock, Arkansas.

Circle Tower (page [  ])....  Circle Tower is a 14-story office building, with limited retail space located at 55 Monument
                              Circle in downtown Indianapolis, Indiana. The property consists of approximately 112,000 square feet, consisting of 5 stores and 56 office tenants.

                     PRO FORMA DEBT SERVICE COVERAGE RATIO
          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
              UNAUDITED PRO FORMA DEBT SERVICE COVERAGE RATIO (1)
                     FOR THE YEAR ENDED DECEMBER 31, 2001
                                (IN THOUSANDS)

                              SOUTHWEST  CIRCLE TOWER NOTES OFFERING
                              HISTORICAL  HISTORICAL       (1)       ADJUSTMENTS (3) PRO FORMA
                              ---------- ------------ -------------- --------------- ---------
Revenue
Rents........................  $11,385      1,417             --            --        $12,802
Interest.....................       42         --             --            --             42
                               -------      -----         ------          ----        -------
                                11,427      1,417             --            --         12,844
                               -------      -----         ------          ----        -------
Expenses
Operating expenses...........    4,079        699             --            --          4,778
Depreciation and amortization    1,610        336             --            --          1,946
Interest.....................    3,720         --          2,200            --          5,920
General and administrative...    1,706         99             --          (870)           935
                               -------      -----         ------          ----        -------
                                11,115      1,134          2,200          (870)        13,579
                               -------      -----         ------          ----        -------
Net income (loss)............  $   312        283         (2,200)          870        $  (735)
                               =======      =====         ======          ====        =======

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
                UNAUDITED PRO FORMA DEBT SERVICE COVERAGE RATIO
                     FOR THE YEAR ENDED DECEMBER 31, 2001
                                (IN THOUSANDS)

 Net loss............................................................. $ (735)
 Add: Interest expense................................................  5,920
 Add: Depreciation and amortization...................................  1,946
 Less: Interest income................................................    (42)
                                                                       ------
 Net operating income (1)............................................. $7,089
                                                                       ======
 Debt Service
 Interest expense.....................................................  5,920
 Principal on first mortgage..........................................    272
                                                                       ------
 Total debt service................................................... $6,192
                                                                       ======
 Debt service coverage ratio..........................................   1.14
                                                                       ======

--------
(1) As defined in the Indenture and Servicing Agreement.
(2) Issued $20 million of notes payable in cash at 11%.
(3) To adjust for expenses including Summit Mall expenses of $701 and general and administrative expenses of $169.

                                     31.1

                  RATIO OF EARNINGS TO FIXED CHARGES FOR SSCC

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                       (IN THOUSANDS, EXCEPT FOR RATIOS)

                                            PRO FORMA  YEAR ENDED   YEAR ENDED   YEAR ENDED    YEAR ENDED      YEAR ENDED
                                            12/31/01  12/31/01 (2) 12/31/00 (2) 12/31/99 (2) 12/31/98 (2)(3) 12/31/97 (2)(3)
                                            --------- ------------ ------------ ------------ --------------- ---------------
EARNINGS:
(Loss) income before loss on sale of real
 estate and extraordinary loss from early
 extinguishment of debt....................  $(2,367)    $  312       $2,662      $ 7,456        $ 7,197         $ 7,687
Loss on sale of real estate................       --         --           --       (9,000)            --              --
                                             -------     ------       ------      -------        -------         -------
(Loss) income from continuing operations
 before adjustment for minority interests
 in consolidated subsidiaries or income
 or loss from equity investees.............   (2,367)       312        2,662       (1,544)         7,197           7,687
Add:
   Fixed charges (see below)...............    6,818      3,754        2,623       13,256         14,105          14,218
   Amortization of capitalized interest....       --         --           --           --             --              --
   Distributed income of equity
    investees..............................       --         --           --           --             --              --
   Proportionate share of pre-tax losses
    of equity investees for which
    charges arising from guarantees
    are included in fixed charges..........       --         --           --           --             --              --
                                             -------     ------       ------      -------        -------         -------
                                               4,451      4,066        5,285       11,712         21,302          21,905
Less:
   Interest capitalized....................       --         --           --           --             --              --
   Preference security dividend
    requirements of consolidated
    subsidiaries...........................       --         --           --           --             --              --
   Minority interest in pre-tax income of
    subsidiaries that have not incurred
    fixed charges..........................       --         --           --           --             --              --
                                             -------     ------       ------      -------        -------         -------
      Earnings, as defined in
       paragraph 503(d)....................  $ 4,451     $4,066       $5,285      $11,712        $21,302         $21,905
                                             =======     ======       ======      =======        =======         =======
FIXED CHARGES:
Interest expensed and capitalized:
   Interest expense........................  $ 6,699     $3,720       $2,600      $12,901        $13,731         $13,844
   Capitalized interest....................       --         --           --           --             --              --
Amortized premiums, discounts and
 capitalized expenses related to
 indebtedness..............................      119         34           23          347            366             366
Estimated interest within rental expense
 (Note 1)..................................       --         --           --            8              8               8
Preference security dividend requirements
 of consolidated subsidiaries..............       --         --           --           --             --              --
                                             -------     ------       ------      -------        -------         -------
      Fixed charges as defined in
       paragraph 503(d)....................  $ 6,818     $3,754       $2,623      $13,256        $14,105         $14,218
                                             =======     ======       ======      =======        =======         =======
Ratio of earnings to fixed charges.........     0.65       1.08         2.01         0.88           1.51            1.54
                                             =======     ======       ======      =======        =======         =======
Dollar amount of deficiency................  $(2,367)       N/A          N/A      $(1,544)           N/A             N/A
                                             =======     ======       ======      =======        =======         =======

--------
Note 1: Assumed to be  1/3 of ground rental and net lease payments.
Note 2: Columns reflect SSCC's historical information.
Note 3: Historical information is unaudited.

                         SUBSCRIPTION RIGHTS OFFERING

Subscription Rights (page
  [  ]).....................  In connection with the proposed transaction, GGC will issue to you three-fiftieths ( 3/50ths) of a nontransferable subscription right, with each whole subscription right exercisable to purchase GGC common shares at the subscription price (defined below), for each First Union common share held by you immediately prior to the effective time of the mergers.

No Fractional Subscription
  Rights (page [  ])........  GGC will not issue fractional subscription rights, but instead will round up or down any fractional subscription right to the nearest whole number (with fractions equal to or greater than 0.5 rounded up).

Subscription Price (page
  [  ]).....................  $20.00 per GGC common share.

Basic Subscription
  Privilege (page [  ]).....  For each subscription right that you hold, you will have a basic subscription privilege to purchase from GGC one GGC common share at the subscription price. You may purchase some or all of the GGC common shares underlying your basic subscription privilege.

Oversubscription Privilege
  (page [  ])...............  If you purchase all of the GGC common shares underlying your basic subscription privilege, you will also have an oversubscription privilege to purchase the GGC common shares that are not purchased by other holders through the exercise of their basic subscription privilege. If, however, GGC receives oversubscription requests for more GGC common shares than are available, GGC will allocate the available shares among the holders who exercise their oversubscription privilege pro rata, based on the number of GGC common shares for which they requested pursuant to their oversubscription privilege, subject to rounding up or down for fractional shares as determined by GGC.

Nontransferability of
  Rights (page [  ])........  The subscription rights are being issued only to holders of First Union common shares immediately prior to the effective time, and such rights are nontransferable.

Issuance of GGC Common
  Shares (page [  ])........  GGC common shares purchased through the exercise of subscription rights will be issued by way of book-entry credit in GGC's transfer books as soon as practicable after the completion of the proposed transaction. If you have subscribed for shares in the oversubscription privilege and GGC is unable to sell you all of the shares for which you oversubscribed, due to proration or otherwise, your payment for the unpurchased shares will be returned to you. You will not receive interest on funds that you send in connection with the exercise of your subscription rights, regardless of whether the GGC common shares for which you are subscribing are issued or the funds are returned.

Listing (page [  ]).........  Prior to the rights offering, there has been no public market for GGC common shares, and the subscription price has been set by GGC. GGC believes that, after the subscription rights offering, the GGC common shares will be eligible to be traded on AMEX or NASDAQ.

Use of Proceeds (page [  ]).  Assuming full exercise of the subscription rights, the cash proceeds from the sale of the GGC common shares offered in this offering will be approximately $41.77 million, before payment of offering fees and expenses. All proceeds net of fees and expenses will be used primarily for acquisitions, general capital expenditures, debt reduction (including the payment of debt that GGP owes to Gotham Partners) and general corporate expenses and purposes. See "The Subscription Rights Offering--Use of Proceeds."

Risk Factors (page [  ])....  There is a substantial degree of risk in connection with this offering that you should consider. See "Risk Factors."
No Underwriter; No Board
  Recommendation (page [  ])  The subscription price for GGC common shares has been determined solely by GGC, and the
                              subscription rights offering is not the subject of any underwriting agreement with any investment bank. Accordingly, an investment in GGC common shares must be made based on your evaluation of your best interests. NEITHER THE FIRST UNION BOARD OF TRUSTEES, THE GGC BOARD OF DIRECTORS, GOTHAM PARTNERS NOR ANY FINANCIAL ADVISOR MAKES ANY RECOMMENDATION TO YOU REGARDING YOUR DECISION WHETHER TO EXERCISE YOUR SUBSCRIPTION RIGHTS.

                               GOTHAM GOLF CORP.

Company Overview (page [  ])  Gotham Golf Corp. (referred to in this document as GGC) is a new corporation formed in
                              contemplation of the proposed transaction by Gotham Golf Partners, L.P. (referred to in this document as GGP). After the completion of the proposed transaction, GGC will be a company involved in two lines of business: (1) golf course acquisition, ownership and management and related businesses and (2) the real estate-related and other businesses that were part of First Union prior to the completion of the proposed transaction.

                              As part of the transaction, Gotham Partners and its controlled affiliates, as well as other GGP equityholders, will contribute their equity interests in GGP to a wholly owned limited liability company of GGC, in exchange for GGC common shares. As a result, upon completion of the proposed transaction, GGC will become the ultimate parent company and will directly and indirectly own 92.5% of the equity interests in GGP, and current management of GGP will own limited partnership interests representing the remaining 7.5% of the equity interests in GGP, all of which interests will be convertible into GGC common shares. Accordingly, GGP's current operations and business strategy is important in understanding GGC's business and operations upon completion of the proposed transaction. GGC will control GGP and will, at least initially, operate its golf businesses through GGP. You should understand, however, that GGC may acquire, own and manage its golf and golf-related businesses directly through GGC or through subsidiaries or partnerships other than GGP.

The Golf Business
  (page [  ])...............  GGC will initially operate its golf business through GGP. GGP operates 21 golf courses in the Mid-Atlantic region of the United States and another four golf courses in the Southeastern region of the United States. Of these 25 courses, GGP owns a 100% interest in 23 of the courses and a 50% interest in another course, and leases one course with an obligation to purchase that course. With the exception of one private course and two semi-private courses, GGP's golf courses are daily-fee courses, which means that the courses are open to the public and generate revenues principally through greens fees, golf cart rentals, food and beverage operations, merchandise sales and practice-facility charges.

GGC's Strategy (page [  ])..  In respect of its golf business, GGC's primary strategy is to focus on the Mid-Atlantic market, maintain its operating margins, continue to make strategic acquisitions, capitalize on geographic concentration and leverage the experience and quality of its management team.

                                   DILUTION

   GGC's pro forma net tangible book value as of December 31, 2001, after giving effect to the contribution and merger but before the subscription rights offering, was approximately $7.1 million, or $3.06 per GGC common share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of GGC common shares outstanding, assuming all GGP limited partnership interests other than those held by GGC are converted into GGC common shares. The following table illustrates the dilution to purchasers of GGC common shares in the subscription rights offering assuming the minimum subscription of 500,000 shares is sold (see "The Merger Agreement--Gotham Partners' Commitment To Be a Stand-By Purchaser of GGC Common Shares"), and also assuming all shareholders exercise their subscription rights (2,088,355 GGC common shares) at the subscription rights offering price of $20.00 per share and assuming the full subscription plus the over-allotment (2,401,608 GGC common shares). At these subscription levels, GGC's pro forma net tangible book value at December 31, 2001 would have been $16.9 million, $48.5 million, or $54.7 million, respectively, or $6.02, $11.01, or $11.60, respectively, per GGC common share, representing immediate dilution of $13.98, $8.99, or $8.40, respectively, per share to new investors.

                                                  MINIMUM        FULL
                                                SUBSCRIPTION SUBSCRIPTION OVER-ALLOTMENT
                                                ------------ ------------ --------------
Tangible book value before rights offering (in
  millions)....................................  $      7.1   $      7.1    $      7.1
                                                 ==========   ==========    ==========
GGC common shares* before rights offering......   2,312,500    2,312,500     2,312,500
Book value/share before offering...............  $     3.06   $     3.06    $     3.06
GGC common shares sold in offering.............     500,000    2,088,355     2,401,608
Subscription price.............................  $    20.00   $    20.00    $    20.00
Offering costs.................................        1.25%        0.90%         0.88%
                                                 ----------   ----------    ----------
Book value after offering (in millions)........  $     16.9   $     48.5    $     54.7
                                                 ==========   ==========    ==========
Book value/share after offering................  $     6.02   $    11.01    $    11.60
                                                 ----------   ----------    ----------
Dilution/share.................................  $    13.98   $     8.99    $     8.40
                                                 ==========   ==========    ==========

--------
*  Including GGP units convertible into GGC common shares.

   Since the time that GGP was formed, Gotham Partners and its affiliates have provided equity capital of $28.9 million to GGP. Based on this equity capital, Gotham Partners and its affiliates will have effectively paid $11.57 per share received in the contribution.

                              GGC CAPITALIZATION

   The following table sets forth GGC's cash, restricted cash, mortgage loans, notes payable and capitalized lease obligations and total capitalization as of December 31, 2001, on a historical basis (based upon GGP-predecessor basis) and on a pro forma basis to reflect the initial capitalization of GGC, exchange of GGP equity interest for GGC common shares, the merger of First Union and GGC, the exercise of subscription rights to purchase 35% of the GGC common shares offered in the subscription rights offering and the issuance, net of the original issue discount, of the notes to be issued by SSCC, as if such transactions had occurred as of December 31, 2001.

                                                      AS OF DECEMBER 31, 2001
                                                      ----------------------
                                                                       PRO
                                                      HISTORICAL      FORMA
                                                      ----------    --------
                                                          (IN THOUSANDS)
      Cash and cash equivalents......................  $  3,899     $  9,054
      U.S. Treasury Bills............................        --       34,123
      Restricted cash................................     1,022        3,591
                                                       --------     --------
                                                       $  4,921     $ 46,768
                                                       ========     ========
      Mortgage loans, notes payable to bank, notes
        payable to related parties and capital lease
        obligations (these obligations are
        non-recourse to GGC).........................  $118,486     $162,571
      Notes payable, net of discount (this obligation
        is recourse to GGC)..........................        --       12,182
                                                       --------     --------
                                                        118,486      174,753
      Partners' equity (deficit).....................    (3,561)
                                                       --------
      Shareholders' equity:
         Convertible preferred stock.................                 23,171
         Common stock................................                     30
         Additional paid-in capital..................                 41,130
         Accumulated other comprehensive loss........                   (260)
         Accumulated deficit.........................                (34,749)
                                                                    --------
             Total shareholders' equity..............                 29,322
                                                                    --------
             Total capitalization....................  $114,925     $204,075
                                                       ========     ========

                       GGC CONVERTIBLE PREFERRED SHARES

GGC Convertible Preferred
  Shares (page [  ])........  GGC will exchange one GGC convertible preferred share for every First Union convertible preferred share held immediately prior to the effective time of the mergers.

Dividends (page [  ]).......  Each GGC convertible preferred share will entitle its holder to cash dividends in an amount per share equal to the greater of (1) $2.10 per share (equivalent to 8.4% of the liquidation preference per annum) or (2) the cash dividends on the GGC common shares, or portion thereof, into which a GGC convertible preferred share is convertible, where such cash dividends are payable quarterly in arrears on the last day of January, April, July and October of each year, commencing on
                              [          ], when, as and if declared by the GGC
                              board of
                              directors. See "Description of GGC Capital
                              Stock--GGC Convertible Preferred
                              Shares--Preferential Cash Dividends."

Liquidation Preference (page
  [  ]).....................  $25.00 per GGC convertible preferred share plus an amount equal to the accrued and unpaid
                              dividends, if any. See "Description of GGC
                              Convertible Preferred Shares--Liquidation Rights."
Conversion Rights
  Generally (page [  ]).....  Each GGC convertible preferred share is convertible, at the option of its holder at any time unless previously redeemed, into either Transaction Proceeds (described below) or GGC common shares.
Conversion into Transaction
  Proceeds (page [  ])......  A holder of GGC convertible preferred shares who converts some or all of his GGC convertible
                              preferred shares into Transaction Proceeds will receive an amount of cash equal to 4.92 multiplied by the full cash consideration
                              received by a First Union common shareholder in the proposed transaction for each such converted share.
Conversion into GGC Common
  Shares (page [  ])........  A holder of GGC convertible preferred shares who converts some or all of his or her shares into GGC common shares will receive that number of GGC common shares equal to the liquidation preference divided by the conversion price. See "Description of GGC Capital Stock--GGC Convertible Preferred Shares--Conversion into GGC Common Shares" and "Description of GGC Capital Stock--GGC
                              Convertible Preferred Shares--Adjustments to the Conversion Price."
Conversion Price (page [  ])  The conversion price for the GGC convertible preferred shares will equal $5.0842 multiplied by the ratio of the GGC Factor (defined below) to the First Union Factor (defined below).

                              The GGC Factor will equal (1) the lower of $20 and the average of the daily market prices of a GGC common share during the 20 trading days immediately after the date of the proposed transaction; or (2) if GGC common shares do not trade on a market for twenty consecutive trading days immediately after the date of the proposed transaction, the lower of $20 and the value of a common share immediately after the proposed transaction as determined by one of the nationally recognized investment banks or firms previously agreed to by First Union and GGC.

                              The First Union Factor will equal the higher of
                              (1) $2.55 less the Dividend Holdback and the Shared Costs Holdback or (2) the average of the daily market prices of a First Union common share during the 20-day trading period immediately prior to the date of the proposed transaction.

                              The conversion price is subject to adjustment on account of certain events. See "Description of GGC Capital Stock--GGC Convertible

                              Preferred Shares--Conversion into GGC Common
                              Shares" and "Description of GGC Capital
                              Stock--GGC Convertible Preferred
                              Shares--Adjustments to the Conversion Price."

Redemption at the Option of
  GGC (page [  ])...........  GGC may redeem the GGC convertible preferred shares, in whole or in part, if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing market price of the GGC common shares equals or exceeds the conversion price per share. Any GGC convertible preferred share so redeemed shall be redeemed for the number of GGC common shares equal to the liquidation preference divided by the conversion price. The GGC convertible preferred shares will not be entitled to the benefit of any sinking fund. See "Description of GGC Capital Stock--GGC Convertible Preferred Shares--Redemption at Option of GGC."

Voting Rights (page [  ])...  Each GGC convertible preferred share will be entitled to one-tenth ( 1/10th) of the vote attributable to each GGC common share, voting as a class with the GGC common shares.

                              In addition, whenever dividends on the GGC convertible preferred shares or any parity shares are in arrears for six quarterly dividend periods (whether or not consecutive), holders of the GGC convertible preferred shares (voting together as a class with holders of any other series of preferred shares of beneficial interest of GGC ranking on parity with the GGC convertible preferred shares with respect to the payment of dividends and amounts upon liquidation, dissolution and winding up (such other series of preferred shares referred to in this document as PARITY SHARES)) will have the right to elect two additional directors to serve on the GGC board of directors until such dividend arrearage is eliminated. Moreover, certain changes that would be materially adverse to the rights of holders of GGC convertible preferred shares or Parity Shares cannot be made without the affirmative vote of two-thirds of the GGC convertible preferred shares and the Parity Shares similarly affected, voting as a single class, entitled to be cast thereon. See "Description of GGC Capital Stock--GGC Convertible Preferred Shares--Voting Rights."

Ranking (page [  ]).........  The GGC convertible preferred shares will rank senior to the GGC common shares with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. See "Description of GGC Capital Stock--GGC Convertible Preferred Shares--Preferential Cash Dividends" and "Description of GGC Capital Stock--GGC Convertible Preferred
                              Shares--Liquidation Rights."

Transferability of Rights
  (page [  ])...............  Although the GGC convertible preferred shares are being issued only to holders of First Union convertible preferred shares as of the record date, the GGC convertible preferred shares are transferable.

Listing (page [  ]).........  Prior to the issuance of the GGC convertible preferred shares, there has been no public market for the GGC convertible preferred shares or for the GGC common shares into which the GGC convertible preferred shares are convertible. If the proposed transaction is approved, however, GGC will apply to list the GGC common shares and the GGC convertible preferred shares on AMEX or NASDAQ.

Use of Proceeds (page [  ]).  GGC does not expect to receive any net proceeds from the issuance of the GGC convertible preferred shares. See "Description of GGC Capital Stock--GGC Convertible Preferred Shares--Use of Proceeds" and "--GGC Capitalization."

    RATIO OF EARNINGS TO FIXED CHARGES FOR THE CONVERTIBLE PREFERRED SHARES

                       (IN THOUSANDS, EXCEPT FOR RATIOS)

                                                                                    FIRST UNION REAL ESTATE EQUITY AND
                                                                      GCC                  MORTGAGE INVESTMENTS
                                                                   PRO FORMA -----------------------------------------------
                                                                     YEAR     YEAR      YEAR      YEAR      YEAR      YEAR
                                                                     ENDED    ENDED     ENDED     ENDED     ENDED     ENDED
                                                                    2001(1)   2001      2000      1999      1998      1997
                                                                   --------- --------  --------  --------  --------  -------
EARNINGS:
(Loss) income before gains on sales of real estate, extraordinary loss, loss from discontinued operations and preferred dividend... $(24,930) $(13,729) $(29,782) $(22,294) $(63,769) $ 7,278
Addback (subtract):
   Equity in loss (income) from joint venture.....................       --        --       182       (64)     (148)    (488)
   Gains on sales of real estate..................................   30,096    30,096    76,114    28,334    10,346    1,468
                                                                   --------  --------  --------  --------  --------  -------
Income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss
 from equity investees............................................    5,166    16,367    46,514     5,976   (53,571)   8,258
Add:
   Fixed charges (see below)......................................   19,109     7,329    27,442    38,880    48,775   28,363
   Amortization of capitalized interest...........................       56        --        --        --        --       --
   Distributed income of equity investees.........................      150       150     2,410        --        --       --
   Proportionate share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed
    charges.......................................................       --        --        --        --        --       --
                                                                   --------  --------  --------  --------  --------  -------
                                                                     24,481    23,846    76,366    44,856    (4,796)  36,621
Less:
   Interest capitalized...........................................      438        --        --        --        --       --
   Preference security dividend requirements of consolidated
    subsidiaries..................................................       --        --        --        --        --       --
   Minority interest in pre-tax income of subsidiaries that have
    not incurred fixed charges....................................       --        --        --        --        --       --
                                                                   --------  --------  --------  --------  --------  -------
      Earnings, as defined in paragraph 503(d).................... $ 24,043  $ 23,846  $ 76,366  $ 44,856  $ (4,796) $36,621
                                                                   ========  ========  ========  ========  ========  =======
FIXED CHARGES:
Interest expensed and capitalized:
   Interest expense............................................... $ 17,517     7,094    26,004    38,442    48,197   27,748
   Capitalized interest...........................................      438        --        --        --        --       --
Amortized premiums, discounts and capitalized expenses related to
 indebtedness.....................................................      857       199     1,246        39       150      215
Estimated interest within rental expense (2)......................      297        36       192       399       428      400
Preference security dividend requirements of consolidated
 subsidiaries.....................................................       --        --        --        --        --       --
                                                                   --------  --------  --------  --------  --------  -------
   Fixed charges before preferred dividends as defined in
    paragraph 503(d):.............................................   19,109     7,329    27,442    38,880    48,775   28,363
Preferred dividend accrued........................................    2,068     2,068     2,450     2,833     2,999    4,831
                                                                   --------  --------  --------  --------  --------  -------
   Fixed charges after preferred dividends as defined in
    paragraph 503(d):............................................. $ 21,177     9,397    29,892    41,713    51,774   33,194
                                                                   ========  ========  ========  ========  ========  =======
Ratio of earnings to fixed charges before preferred dividend......     1.26      3.25      2.78      1.15     (0.10)    1.29
                                                                   ========  ========  ========  ========  ========  =======
Ratio of earnings to fixed charges after preferred dividend.......     1.14      2.54      2.55      1.08     (0.09)    1.10
                                                                   ========  ========  ========  ========  ========  =======
Dollar amount of deficiency before preferred dividend.............      N/A       N/A       N/A       N/A   (53,571)     N/A
                                                                   ========  ========  ========  ========  ========  =======
Dollar amount of deficiency after preferred dividend..............      N/A       N/A       N/A       N/A   (56,570)     N/A
                                                                   ========  ========  ========  ========  ========  =======

--------
(1) Represents the Ratio of Earnings to Fixed Charges for the pro forma Gotham Golf Corp. for the year ended December 31, 2001 as if the merger transaction occurred on January 1, 2001.
(2) Based upon fair market interest rates estimated to be implicit in the leases.

                        ELECTION AND PAYMENT PROCEDURES

How to Receive the Merger
  Consideration and Make
  Elections (page [   ])....  Attached to this proxy statement-prospectus is a
                              Form of Election and Letter of Transmittal, with instructions. If you wish to receive your merger consideration, elect to receive or purchase the notes, or exercise any or all of your subscription rights, you must properly complete, sign and deliver to the exchange agent, prior to the election deadline, this Form of Election. In addition, you must deliver to the exchange agent, prior to the election deadline, the share certificates representing your First Union common shares and any required payment for the securities that you elect to receive (if any). It is very important that you read carefully the Form of Election and related instructions for more information regarding the methods of delivery and payment, because if you fail to comply with these requirements, your elections may not be properly reported and your subscription rights may expire without value.

How to Make Elections
  Through Brokers or Other
  Nominees (page [  ])......  If you hold First Union common shares through a broker, custodian bank or other nominee, GGC and SSCC will ask your broker, custodian bank or other nominee to notify you of the notes offering and the subscription rights offering. If you wish to elect to receive or purchase notes, or exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form," together with any required payments. You should receive this form from your broker, custodian bank or other nominee with the proxy statement-prospectus materials.

Election Deadline (page [  ]) Forms of Election must be received by the exchange agent on or prior to 5:00 p.m., New York
                              City time, on [          ], unless GGC, in its
                              sole discretion, decides to extend this deadline. Any Forms of Election that are not received by this time will not be accepted, and any unexercised subscription rights will expire and no longer be exercisable.

Exchange Agent (page [  ])..  The Bank of New York is the exchange agent to which you must send your Form of Election, share certificates representing your First Union common shares and any required payment. See "Election and Payment Procedures--Exchange Agent" for the exchange agent's mailing address and other information.

Questions (page [  ]).......  If you have any questions about the election or payment procedures, contact The Bank of New York
                              at (800)   -    .

   THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THE ENTIRE DOCUMENT AND THE OTHER DOCUMENTS ATTACHED AND REFERRED HERETO FOR A MORE COMPLETE UNDERSTANDING OF THE PROPOSED TRANSACTION. IN PARTICULAR, YOU SHOULD READ THE ATTACHED APPENDICES.

                        SELECTED FINANCIAL INFORMATION
                            FIRST UNION REAL ESTATE
                        EQUITY AND MORTGAGE INVESTMENTS
                      SELECTED HISTORICAL FINANCIAL DATA

   The following table presents selected historical financial data for First Union Real Estate Equity and Mortgage Investments (First Union). The historical financial information of First Union at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 has been derived from the historical financial statements of First Union audited by KPMG LLP and Arthur Andersen LLP, independent auditors. The report of KPMG LLP with respect to the financial statements of First Union as of and for the year ended December 31, 2001 and the report of Arthur Andersen LLP with respect to the financial statements of First Union as of December 31, 2000 and for each of the years ended December 31, 2000 and 1999 are included in this proxy statement-prospectus in Appendix L.

   The financial statements of First Union as of December 31, 1999, 1998, and 1997 and for each of the two years in the period ended December 31, 1998 were derived from First Union's audited financial statements not included in this proxy statement-prospectus.

                                                                  YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------------
                                                       1997      1998      1999      2000      2001
                                                     --------  --------  --------  --------  --------
HISTORICAL STATEMENTS OF OPERATIONS DATA                     (IN THOUSANDS, EXCEPT SHARE DATA)
Revenue............................................. $110,539  $148,062  $120,774  $ 67,265  $ 31,391
Income (loss) before gains on sales of real estate,
  extraordinary loss from early extinguishment of
  debt, loss from discontinued operations and
  preferred dividend................................    7,278   (63,769)  (22,294)  (29,782)  (13,729)
Net income (loss) before preferred dividend.........    5,676   (83,518)   (6,304)   40,267    15,478
Preferred dividend..................................   (4,831)   (2,999)   (2,833)   (2,450)   (2,068)
Net income (loss) applicable to shares of beneficial
  interest.......................................... $    845  $(86,517) $ (9,137) $ 37,817  $ 13,410
Net income (loss) applicable to shares of
  beneficial interest--Basic........................ $   0.03  $  (2.81) $  (0.24) $   0.92  $   0.37
                       Diluted...................... $   0.03  $  (2.81) $  (0.24) $   0.85  $   0.37
Adjusted shares of beneficial interest
  Basic.............................................   24,537    30,772    38,827    41,758    36,396
  Diluted...........................................   25,415    31,015    38,836    47,499    36,396

                                                                      AT DECEMBER 31,
                                                     ------------------------------------------------
                                                       1997      1998      1999      2000      2001
                                                     --------  --------  --------  --------  --------
HISTORICAL BALANCE SHEET DATA                                         (IN THOUSANDS)
Cash and cash equivalents, unrestricted and
  restricted........................................ $ 16,864  $ 45,175  $ 57,841  $ 23,889  $  4,724
Investments.........................................   13,103         5   104,013   220,648   116,005
Total assets........................................  734,984   742,623   502,792   462,598   185,669
Long-term debt......................................  458,637   357,580   207,589   171,310    54,616
Shareholders' equity................................ $235,310  $150,696  $169,710  $120,383  $122,168

         GOTHAM GOLF PARTNERS, L.P. SELECTED HISTORICAL FINANCIAL DATA

   The following table presents selected historical financial data for GGP. The selected financial data set forth below for GGP for each of the years in the five-year period ended December 31, 2001 are derived from the financial statements of GGP and should be read in conjunction with those financial statements and the related notes that are included elsewhere in this proxy statement-prospectus.

                                                          YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------------------
                                            1997        1998          1999        2000      2001
                                         ----------- ----------- -------------- --------  --------
                                         (UNAUDITED) (UNAUDITED)
                                                                 (IN THOUSANDS)
HISTORICAL STATEMENTS OF OPERATIONS DATA
Revenue.................................   $   975     $16,323      $21,973     $ 26,061  $ 28,353
Income (loss) from operations...........      (382)        896         (405)         126      (927)
Loss from continuing operations.........      (614)     (2,760)      (5,602)      (6,301)  (11,201)
Loss from discontinued operations.......    (1,491)       (368)        (315)      (1,692)   (1,090)
Net loss................................   $(2,105)    $(3,128)     $(5,917)    $ (7,993) $(12,291)

Course operating income (1).............       N/A     $ 6,166      $ 9,972     $ 11,998  $ 13,109
COI margin..............................                  42.8%        45.4%        46.0%     46.2%

                                                              AT DECEMBER 31,
                                         ---------------------------------------------------------
                                            1997        1998          1999        2000      2001
                                         ----------- ----------- -------------- --------  --------
                                         (UNAUDITED)
                                                               (IN THOUSANDS)
HISTORICAL BALANCE SHEET DATA
Cash and cash equivalents...............   $   668     $ 1,063      $ 2,005     $  1,336  $  3,899
Working capital (deficit)...............     4,129       3,390        9,775        3,879    (6,464)
Total assets............................    12,797      82,233       99,056      123,856   124,965
Long-term debt and capital leases,
  net of current portion................     4,818      56,670       69,595       91,068    89,248
Partners' equity........................   $ 7,417     $18,021      $20,310     $  8,990  $ (3,561)

--------
(1) Course operating income (COI) is a measurement commonly used by golf courses to measure the performance of its golf courses net of the impact of overhead spending. COI is a measurement commonly used by golf course managers to analyze ongoing course-level financial performance. COI is defined as total revenue, less cost of sales, less course-level salaries and wages and course-level operating expenses. Course-level operating expenses as calculated for these purposes is defined as total operating expenses less corporate overhead expenses, golf cart lease expenses, rental payments on one leased golf-course and acquisition-related expenses. COI is not a measurement in accordance with generally accepted accounting principles and you should not consider it to be an alternative to, or more meaningful than, income (loss) from operations, loss from continuing operations or net loss as defined by generally accepted accounting principles in the United States.

GOTHAM GOLF CORP. SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

   The selected unaudited pro forma condensed combined financial data of Gotham Golf Corp., First Union Real Estate Equity and Mortgage Investments and Gotham Golf Partners, L.P. are derived from the unaudited pro forma condensed combined information, which gives effect to the merger as a purchase, and should be read in conjunction with the unaudited pro forma condensed combined financial information and related notes, which are included elsewhere in this registration statement.

   The pro forma condensed combined statement of operations gives effect to the initial capitalization of Gotham Golf Corp., exchange of Gotham Golf Partners L.P. equity interest for common shares of Gotham Golf Corp., the merger of First Union Real Estate Equity and Mortgage Investments, the exercise of subscription rights to purchase 35% of the GGC common shares offered in the subscription rights offering and the issuance of 11% Notes by Southwest Shopping Centers Co., II, L.L.C. as if such transactions had occurred as of January 1, 2001.

   The pro forma condensed combined balance sheet gives effect to the initial capitalization of Gotham Golf Corp., exchange of Gotham Golf Partners L.P. equity interest for common shares of Gotham Golf Corp., the merger of First Union Real Estatel Equity and Mortgage Investments, the exercise of subscription rights to purchase GGC common shares and the issuance of 11% Notes by Southwest Shopping Centers Co., II, L.L.C. as if such transactions had occurred as of December 31, 2001.

   The total estimated purchase price of First Union Real Estate Equity and Mortgage Investments has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of the excess net assets acquired over the purchase price allocated to property and equipment. These allocations are subject to change pending a final determination and analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed.

   The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the transactions had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial condition of the combined companies. For detailed information see "Unaudited Pro Forma
Condensed Combined Financial Information" on pages    through   .

                                                                                       YEAR ENDED
                                                                                    DECEMBER 31, 2001
                                                                                    -----------------
                                                                                       (UNAUDITED)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS DATA
Revenue............................................................................    $   48,727
Loss from operations...............................................................        (2,863)
Income from continuing operations, before preferred dividend.......................         2,006
Preferred dividend.................................................................        (2,068)
Net loss from continuing operations................................................    $      (62)
                                                                                       ==========
Basic and diluted loss per share...................................................    $    (0.02)
                                                                                       ==========
Weighted average shares used in the calculation of basic and diluted loss per share     3,043,424
                                                                                       ==========

                                                                           AS OF
                                                                     DECEMBER 31, 2001
                                                                     -----------------
                                                                        (UNAUDITED)
UNAUDITED PRO FORMA CONDENSED COMBINED HISTORICAL BALANCE SHEET DATA
Cash and cash equivalents...........................................     $  9,054
Investments (U.S. Treasury Bills)...................................       34,123
Working capital.....................................................       27,804
Total assets........................................................      225,281
Long-term debt and capital leases, net of current portion...........      155,749
Shareholders' equity................................................     $ 29,322

   The following summaries set forth financial information for SSCC on a historical basis and on a pro forma basis assuming the Transaction occurred on January 1, 2001 for income statement purposes and December 31, 2001 for balance sheet purposes. These summaries should be read in conjunction with, and are qualified in their entirety by, the historical financial statements and accompanying notes of SSCC. These financial statements are included in this Proxy Statement/Prospectus.

   The historical financial information of SSCC at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 has been derived from the historical financial statements of SSCC audited by KPMG LLP and Arthur Andersen LLP, independent auditors. The report of KPMG LLP with respect to the financial statements of SSCC as of and for the years ended December 31, 2001 and 2000 and the report of Arthur Andersen LLP with respect to the financial statements of SSCC for the year ended December 31, 1999 are included elsewhere in this Proxy Statement/Prospectus.

   The financial statements of SSCC as of December 31, 1999 were derived from SSCC's audited financial statements not included in this Proxy
Statement/Prospectus. The financial statements of SSCC as of and for the years ended December 31, 1998, and 1997 are unaudited.

 SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. SELECTED HISTORICAL FINANCIAL DATA

       FOR THE YEARS ENDED DECEMBER 31 (IN THOUSANDS, EXCEPT FOOTNOTES),

                                                             2001    2000    1999         1998     1997
                                                            ------- ------- -------     -------- --------
OPERATING RESULTS
Revenues................................................... $11,427 $11,599 $47,267     $ 48,586 $ 47,931
Income before loss on sale of real estate and extraordinary
  loss from early extinguishment of debt...................     312   2,662   7,456        7,197    7,687
Loss on sale of real estate................................      --      --  (9,000)(1)       --       --
Income (loss) before extraordinary loss from early
  extinguishment of debt...................................     312   2,662  (1,544)       7,197    7,687
Extraordinary loss from early extinguishment of debt.......      --      --  (5,508)(1)       --       --
Net income (loss)..........................................     312   2,662  (7,052)       7,197    7,687

FINANCIAL POSITION AT YEAR END
Total assets............................................... $60,021 $63,089 $64,219     $281,280 $283,001
Long-term obligations......................................  42,078  42,349      --      162,118  163,514
Total equity...............................................  16,421  19,594  61,708      112,741  113,077

--------
(1) In December 1999 SSCC sold six shopping malls and recorded a loss of $9.0 million. In connection with the sale of the shopping malls, SSCC paid off the Mall's mortgage loan payable resulting in a prepayment penalty of $5.5 million.

    SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. SELECTED UNAUDITED PRO FORMA
                                FINANCIAL DATA

                                (IN THOUSANDS)

                                                      YEAR ENDED
                                                   DECEMBER 31, 2001
                                                   -----------------
                                                      (UNAUDITED)
            UNAUDITED PRO FORMA OPERATING RESULTS
            Revenue...............................      $11,812
            Net loss..............................       (2,367)

            UNAUDITED PRO FORMA FINANCIAL POSITION
            Total assets..........................      $64,201
            Long-term obligations.................       54,258
            Total equity..........................        8,421

                                 RISK FACTORS

   You should carefully consider the risks described below as well as all of the other information in this proxy statement-prospectus, including the financial statements and the notes, before deciding whether to vote for the proposed transaction, whether to elect to receive or retain notes or whether to purchase or subscribe for any of the securities in the proposed transaction.

RISKS RELATING TO THE PROPOSED TRANSACTION

  THE AMOUNT OF CASH THAT SHAREHOLDERS WILL RECEIVE IN THE PROPOSED TRANSACTION IS SUBJECT TO CERTAIN DEDUCTIONS.

   If the proposed transaction is consummated, First Union common shareholders will receive for each of their First Union common shares: (1) $2.20 in cash, subject to certain deductions explained below; (2) a choice of an additional $0.35 in cash or approximately 1/174th (0.0057461) of a note, with a face value of $100 (which equates to $0.575 per First Union common share); and (3) three-fiftieths (0.06) of a subscription right to purchase GGC common shares. The cash consideration of $2.20 per share is subject to certain deductions, some of which cannot be determined until immediately prior to the completion of the proposed transaction. These deductions include the following:

      1. DIVIDEND HOLDBACK. The cash consideration will be reduced by the dividends paid on each First Union common share between February 13, 2002 and the effective time of the mergers, including a $0.10 cash dividend distributed to holders of record on March 31, 2002 and an expected $0.10 cash dividend to be distributed to holders of record on June 30, 2002.

      2. ESCROW SHARE HOLDBACK. The cash consideration will also be reduced by an amount of cash equal to the per share value of claims, expenses, losses, liabilities, and obligations of First Union or its subsidiaries and affiliates that would reasonably be expected to arise after February 13, 2002 in connection with any fact, circumstance, condition or event occurring prior to the completion of the proposed transaction that would amount to a breach of certain representations, warranties or covenants contained in the merger agreement made by or on behalf of First Union and/or its subsidiaries or affiliates. The detailed procedures for calculating the Escrow Share Holdback are described in "The Merger Agreement--The Escrow Arrangement"; however, the precise amount of the Escrow Share Holdback (if any) will not be known until immediately prior to the effective time of the mergers.

      3. SHARED COSTS HOLDBACK. The cash consideration will be further reduced by the per share amount of half of any costs, fees or expenses associated with obtaining certain third-party consents, approvals or clearances for the proposed transaction. As of the writing of this document, there is no estimate of the Shared Costs Holdback.

  THERE CAN BE NO ASSURANCE THAT THE FORMER FIRST UNION COMMON SHAREHOLDERS WHO OWN A BENEFICIAL INTEREST IN THE RESIDUAL FUNDS THAT ARE THE SUBJECT OF THE ESCROW SHARE HOLDBACK WILL RECEIVE ANY MONEY OR OTHER VALUE FROM THOSE FUNDS, AND SHAREHOLDERS SHOULD NOT EXPECT TO RECEIVE ANY MONEY OR OTHER VALUE IN THAT CONNECTION.

   Subject to conditions described in greater detail in "The Merger Agreement--The Escrow Arrangement," First Union will establish an escrow fund to indemnify and advance funds to GGC and/or its affiliates on account of certain reasonably expected liabilities of First Union and its subsidiaries and their affiliates (such liabilities referred to in this document as the REASONABLY EXPECTED LIABILITIES). First Union will not be required to establish an escrow fund if the aggregate amount of reasonably expected liabilities is less than $350,000.

   If an escrow fund is established, First Union will fund it prior to the completion of the proposed transaction with an amount of cash, which will be deducted from the aggregate consideration to be paid to First Union common shareholders, equal to the value of the reasonably expected liabilities.

   The actual cost of the reasonably expected liabilities, however, might turn out to be more or less than the monies deposited in the escrow fund. If the actual cost is less, First Union common shareholders as of the effective time of the mergers will have the right to receive a pro-rata share of the remaining funds in the escrow, subject to certain adjustments relating to reimbursements of fees, costs and expenses, taxes and indemnification obligations. The right to receive a pro-rata share of such monies is a contingent payment right (collectively referred to in this proxy statement-prospectus as the ESCROW RIGHTS) on the part of the First Union common shareholders as of the effective time of the mergers, and is governed by the terms of a separate agreement (referred to in this document as the ESCROW ARRANGEMENT). If, however, the actual cost is more, no funds will be distributed to holders of escrow rights.

   You should note that the monies deposited in the escrow fund are intended to reimburse GGC for the full amount of the reasonably expected liabilities. Accordingly, by definition, the expected value of the escrow rights at the time of the proposed transaction should equal zero, and you should not expect to receive any money or other value for such rights.

  BENEFICIAL OWNERSHIP OF ESCROW RIGHTS IS SUBSTANTIALLY DIFFERENT FROM AN INVESTMENT IN A GOING CONCERN, REAL ESTATE INVESTMENT TRUST OR A CORPORATION, BECAUSE THE ESCROW RIGHTS WILL LIKELY DECREASE IN VALUE OVER TIME.

   The nature of the escrow rights differs from the nature of an investment in a Real Estate Investment Trust, such as First Union, or a corporation, such as GGC. The escrow fund will be used to satisfy the reasonably expected liabilities in the full amount of the actual liabilities relating to such reasonably expected liabilities, and, consequently, the amount of money in the escrow fund will likely decrease in value over time. In addition, you should note that, while the escrow rights are an integral part of the consideration for the proposed transaction, they (i) do not represent an ownership interest in First Union, GGC, Sub or their subsidiaries or affiliates; (ii) are not transferable except by operation of law; (iii) will not be represented by any form of certificate or instrument; and (iv) will not be listed on any exchange or authorized for quotation on any inter-dealer quotation system.

  THE VALUE OF THE ESCROW RIGHTS MAY BE ADVERSELY AFFECTED BY ACTIONS OR OMISSIONS RELATING TO THE CONTROL OF THE LIABILITIES TO WHICH THE ESCROW ARRANGEMENT RELATES. GGC WILL MANAGE THE REASONABLY EXPECTED LIABILITIES AT ITS OWN DISCRETION, AND BENEFICIAL OWNERS OF ESCROW RIGHTS, IN THAT CAPACITY, WILL HAVE NO DIRECT OR INDIRECT ABILITY TO DIRECT THE MANAGEMENT OF GGC, SUB OR THE REASONABLY EXPECTED LIABILITIES.

   GGC and Sub will have the contractual right to instruct the escrow agent regarding the disbursement of monies from the escrow fund for the purposes of satisfying the liabilities to which the escrow arrangement relates, including, among other things, to settle, pay or cease contesting any liability to which the escrow arrangement relates at any time without regard to the impact of any such action on the value of the escrow rights or the effects on holders of escrow rights. Furthermore, beneficial owners of escrow rights, in that capacity, will have no control over the board of directors or management of GGC or Sub or any matters relating to the reasonably expected liabilities. Accordingly, there can be no assurance that the escrow rights will have any value to holders whatsoever.

  THERE MAY NOT BE INFORMATION AVAILABLE TO BENEFICIAL OWNERS OF ESCROW RIGHTS REGARDING DEVELOPMENTS RELATING TO THE REASONABLY EXPECTED LIABILITIES TO PERMIT AN INFORMED ASSESSMENT OF THE VALUE OF THE ESCROW RIGHTS.

   GGC will have no ongoing periodic reporting requirements as they relate to the escrow rights, or specifically to the reasonably expected liabilities. As a consequence, there may not be information available to beneficial owners of escrow rights regarding developments relating to the reasonably expected liabilities to permit an informed assessment of the value of the escrow rights.

  IN A BANKRUPTCY OR INSOLVENCY PROCEEDING, THE RIGHT TO RECEIVE ANY PROCEEDS ON ACCOUNT OF THE ESCROW RIGHTS EFFECTIVELY WILL BE SUBORDINATED TO THE CLAIMS OF SECURED CREDITORS OF GGC OR ITS SUCCESSORS AND THEIR SUBSIDIARIES.

   The escrow rights represent a general unsecured senior obligation of GGC. The escrow rights, therefore, will rank equally with all existing and future senior unsecured indebtedness of GGC, and holders of such rights will not have any preferential right to any escrow funds in the event of a bankruptcy or insolvency proceeding relating to GGC.

  THE ABILITY OF FIRST UNION COMMON SHAREHOLDERS TO CHOOSE TO RECEIVE NONCASH MERGER CONSIDERATION MAY BE LIMITED.

   Because the total number of GGC common shares and the amount of notes are fixed, First Union common shareholders' elections with respect to the Shareholder Note Purchase Right and the oversubscription privilege will be subject to proration within those limits. For a description of this proration, see "The Notes Offering--Shareholder Note Purchase Right" and "The Subscription Rights Offering--Subscription Privileges."

  THE PROPOSED TRANSACTION MAY NOT OCCUR IF FIRST UNION AND GGC CANNOT OBTAIN CERTAIN CONSENTS FROM THIRD PARTIES.

   Even if the proposed transaction is approved by a majority vote of the First Union common shareholders, the proposed transaction may not occur if First Union and GGC cannot obtain certain consents for the transaction from third parties.

RISKS RELATING TO THE NOTES OFFERING

   Investment in the notes involves a high degree of risk. The following risks should be considered in deciding whether to elect to receive or retain the notes and whether to purchase the notes in the proposed transaction.

  THE RIGHT TO RECEIVE PAYMENTS ON THE NOTES WILL EFFECTIVELY BE SUBORDINATED TO PAYMENTS THAT THE OWNER OF THE PARK PLAZA MALL MUST MAKE ON A SENIOR MORTGAGE LOAN TO THE EXTENT OF THE COLLATERAL SECURING THIS OTHER DEBT. THE PROCEEDS FROM THE COLLATERAL SECURING THE NOTES MAY NOT BE SUFFICIENT TO PAY ALL AMOUNTS OWED UNDER THE NOTES IF AN EVENT OF DEFAULT OCCURS, EVEN IF THE FAIR MARKET VALUE OF THE COLLATERAL WOULD OTHERWISE BE SUFFICIENT TO PAY THE AMOUNTS OWED UNDER THE NOTES.

   The notes, which will be issued by Southwest Shopping Centers Co. II, L.L.C. (referred to in this document as SSCC), a wholly owned subsidiary of First Union, will be secured by two loans: (1) a loan that SSCC will make to a subsidiary secured by the subsidiary's indirect ownership interest in the Park Plaza Mall in Little Rock, Arkansas (such loan referred to in this document as the PARK PLAZA MEZZANINE LOAN); and (2) a loan that SSCC will make to First Union secured by First Union's interest (or, after the proposed transaction, GGC's interest) in the Circle Tower office building in Indianapolis, Indiana (such loan referred to in this document as the CIRCLE TOWER MORTGAGE LOAN).

   The Park Plaza mezzanine loan will be effectively junior to a senior mortgage loan on the Park Plaza Mall. Therefore, the payments on the notes will be effectively subordinated to payments on the senior mortgage loan on the Park Plaza Mall to the extent of the assets securing that indebtedness. As a result, upon any distribution to the creditors of SSCC in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of indebtedness or an event of default under such indebtedness, the lender under the senior mortgage loan on the Park Plaza Mall will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness, before any payment is made on the notes from such proceeds. There can be no assurance that the fair market value of the collateral securing the notes would be sufficient to pay the amounts due on the notes. See "Description of the Notes and the Underlying Loans."

  THE PROPERTIES UNDERLYING THE NOTES ARE HIGHLY LEVERAGED.

   Both of the properties underlying the notes will be highly leveraged. As a result, unforeseen and adverse economic conditions could result in a default under the Park Plaza mezzanine loan or the Circle Tower mortgage loan, which, in turn, could result in an event of default under the notes.

  IF AN EVENT OF DEFAULT OCCURS, THE VALUE OF THE COLLATERAL SECURING THE NOTES WILL LIKELY NOT BE SUFFICIENT TO PAY ALL AMOUNTS OWED UNDER THE NOTES.

   There can be no assurance that the liquidation of the collateral securing the notes will produce sufficient proceeds to pay all amounts owed under the notes. The value of the collateral at any time will depend on market and other factors, including economic conditions, the availability of suitable buyers for the collateral and, in the case of Park Plaza Mall, the status of the proposed Summit Mall. If the proceeds of the collateral are insufficient to pay all amounts owed under the notes, the deficiency would be an unsecured obligation, and there can be no assurance that noteholders would recover any deficiency.

  IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE NOTES, NOTEHOLDERS MAY NOT BE ABLE TO RESELL THEIR NOTES.

   Prior to the notes offering, there has been no public market for the notes. The notes are a new class of securities that have never been traded. As a result, there can be no assurance that the notes will be designated for trading on a national securities exchange at the time that the notes are delivered or at any other time. There can be no assurance that an active trading market for the notes will develop, or that if a market does develop, it will be sustained. In addition, market prices for noninvestment grade debt, such as the notes, historically have been highly volatile. If a trading market for the notes develops, it is possible that the market prices for the notes will also be volatile. This potential volatility may affect your ability to resell your notes or the timing of their sale.

  THE NOTES WILL BE RECOURSE ONLY TO SSCC, AND THE UNDERLYING LOANS GENERALLY WILL BE NONRECOURSE.

   SSCC is a single-purpose entity with no significant assets other than (1) its indirect ownership interest in Park Plaza 1, (2) the underlying loan that it will make to First Union (a loan that will be assumed by GGC upon completion of the proposed transaction) and (3) the underlying loan that it will make to Park Plaza 1, both of which loans will serve as the collateral for the notes. Moreover, the notes are recourse only to SSCC and not to First Union GGC or any other person or entity. Accordingly, if SSCC does not meet its obligations under the notes, a noteholder's only recourse would be against SSCC's interest in the two underlying loans and its indirect ownership interest in Park Plaza
1. If you elect to receive the notes, you must rely solely upon the underlying loans for payment of the principal of and interest on the notes.

   The underlying loans generally will be nonrecourse, which means that, except in limited circumstances, if GGC or Park Plaza 1 does not meet its respective obligations under the loans, SSCC's only recourse as lender (as well as a noteholder's only recourse if the special servicer comes to own these loans on behalf of the noteholders through foreclosure) will be against the properties serving as the collateral for the loans. No other entity, whether or not associated with SSCC or with the proposed transaction, will have any liability under the notes or the underlying loans.

   There are limited exceptions to this nonrecourse feature. For example, SSCC would have recourse against either GGC or Park Plaza 1 if that borrower committed fraud, made a material misstatement, misapplied insurance recoveries or, after an event of default, misappropriated proceeds from its ownership interest. Furthermore, SSCC would have recourse against GGC, the eventual borrower under the Circle Tower mortgage loan, if GGC transferred its interest in Circle Tower in violation of the loan agreement governing the Circle Tower mortgage loan. Neither borrower, however, is liable for the wrongful acts of the other, and other than in these limited circumstances, the underlying loans are nonrecourse.

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  THE SPECIAL SERVICER'S ABILITY TO FORECLOSE ON AND SELL THE COLLATERAL IS
  LIMITED.

   If SSCC fails to pay the principal of and interest due on the notes at maturity or upon acceleration, the special servicer may, on behalf of the noteholders, take possession of the two underlying loans that serve as collateral for the notes. (For a description of the special servicer, see "Description of the Notes and the Underlying Loans--Description of Servicing Arrangements"). The special servicer, however, may forbear from foreclosing on the notes or the underlying loans if such forbearance would be in the noteholders' economic interest. Moreover, the special servicer is prohibited from foreclosing on the notes or the underlying loans if the net cash flow from the underlying loans would be greater, on a net present value basis, than their liquidation value. These features of the Indenture limit the special servicer's ability (and the noteholders' ability to direct the special servicer) to take possession of and sell the collateral if SSCC defaults on the notes. For more information, see "Description of the Notes and the Underlying Loans--Description of Servicing Arrangements--Realization Upon the Collateral."

   The special servicer's ability to foreclose on the collateral related to the Park Plaza Mall is also limited by the fact that (1) the borrower under the Park Plaza mezzanine loan will be a single-purpose, bankruptcy-remote entity and (2) the Park Plaza mezzanine loan will be subject to an intercreditor agreement with the lender under the senior mortgage loan on the Park Plaza Mall.

   The special servicer's ability to foreclose on and sell the collateral will also be subject to the procedural restrictions of local real estate law and the Uniform Commercial Code of Indiana, Arkansas and Delaware. Furthermore, the right of the special servicer to foreclose upon and sell the collateral is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against SSCC or any of SSCC's subsidiaries prior to, or possibly even after, the special servicer has repossessed and disposed of the collateral.

  IT MAY NOT BE ECONOMICAL TO FORECLOSE ON THE PARK PLAZA MEZZANINE LOAN OR TO SEEK TO FORCE A SALE OF THE PARK PLAZA MALL BECAUSE OF PREPAYMENT PENALTIES IN THE SENIOR MORTGAGE LOAN ON PARK PLAZA.

   If SSCC defaults on the notes, it may not be economically feasible for the special servicer to foreclose on the Park Plaza mezzanine loan and seek to force a sale of the Park Plaza Mall. The senior mortgage loan on the Park Plaza Mall has a "due on sale" clause, which requires the loan to be repaid upon any transfer of the property and imposing penalties in the event of an early repayment. These penalties are senior to any right of SSCC or the special servicer under the Park Plaza mezzanine loan and therefore would reduce the proceeds ultimately available to the noteholders.

  BECAUSE SSCC IS ISSUING THE NOTES IN GLOBAL FORM, NOTEHOLDERS WILL NOT BE RECOGNIZED AS NOTEHOLDERS UNDER THE INDENTURE AND MAY NOT BE ABLE TO EXERCISE THE RIGHTS OF NOTEHOLDERS.

   SSCC is issuing the notes in the form of a single global note registered in the name of Cede & Co., as nominee of the Depository Trust Company (referred to in this document as DTC). As a result, except in limited circumstances, Cede & Co. will be the only holder of notes, and, if you elect to receive or purchase the notes, you will hold only a beneficial interest in the global note. Accordingly, SSCC, the Trustee, the servicer and the special servicer will not recognize you as a noteholder. You will only be able to exercise the rights of a noteholder indirectly, if at all, through the DTC and its participating organizations.

   For instance, if you elect to receive or purchase notes, you will receive reports and other information provided for in the Indenture only to the extent provided by DTC and its participating organizations. Your ability, if any, to participate in the Redemption Right on the 90th day after the completion of the proposed transaction or to vote or direct the actions of the servicer or special servicer will depend on the procedures followed by DTC and its participating organizations. Moreover, your ability to pledge your notes, and the liquidity of your notes in general, may be limited since you will not have a physical note. In addition, you may experience delays in receiving payments on your notes.

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  THE COLLATERAL FOR THE PARK PLAZA MEZZANINE LOAN DOES NOT INCLUDE THE
  MANAGEMENT INTERESTS IN THE OWNER OF THE PARK PLAZA MALL, WHICH INTERESTS WILL BE HELD BY ANOTHER AFFILIATE OF GGC.

   As described in "Description of the Notes and the Underlying Loans--Description of the Underlying Loans," the Park Plaza mezzanine loan serves as part of the security for the notes. Although the Park Plaza mezzanine loan is secured by Park Plaza 1's indirect economic interests in the owner of Park Plaza Mall, it is not secured by the management interests in the owner of Park Plaza Mall, which interests will be held by a wholly owned subsidiary of GGC known as Park Plaza 3 L.L.C. (referred to in this document as PARK PLAZA
3). Park Plaza 3 is the sole manager of Park Plaza Mall L.L.C. and, as such, has the sole right, power and authority to make decisions for and direct the actions of Park Plaza Mall L.L.C. Thus, even if the special servicer were to foreclose on the notes and, subsequently, on the Park Plaza mezzanine loan, and take possession of Park Plaza 1's indirect economic interest in Park Plaza Mall L.L.C., Park Plaza 3 would still retain the sole power to make decisions for or direct the actions of the owner of Park Plaza Mall. Typically, mezzanine loans similar to the Park Plaza mezzanine loan would be secured by both the economic and management interests of the underlying collateral.

  IT IS POSSIBLE THAT THE INTERNAL REVENUE SERVICE WILL TREAT THE NOTES AS EQUITY RATHER THAN DEBT FOR PURPOSES OF FEDERAL INCOME TAX.

   Although the matter is not free from doubt, the notes should be treated as debt for United States federal income tax purposes. It is possible, however, that the Internal Revenue Service will assert that the notes should be treated as equity for United States federal income tax purposes. If the notes are recharacterized as equity, non-U.S. holders of notes and U.S. corporate holders of notes may be disadvantaged by such recharacterization as described in "The Notes Offering--Tax Considerations Relating to the Notes." Furthermore, even if the notes are respected as debt for United States federal income tax purposes, non-U.S. holders of notes will be subject to United States federal income tax with respect to certain payments with respect to the notes and with respect to any gain recognized upon the sale of the notes. For a more detailed discussion of the tax consequences applicable to non-U.S. holders of the notes, see "The Notes Offering--Tax Considerations Relating to the Notes."

  IF THE NOTES ARE TREATED AS DEBT, YOU WILL GENERALLY BE REQUIRED TO INCLUDE AN AMOUNT IN INCOME IN EACH TAXABLE YEAR THAT EXCEEDS THE STATED INTEREST PAYMENTS ON THE NOTES.

   If the notes are treated as debt for United States federal income tax purposes, the notes will be subject to the special rules governing contingent debt instruments. Under such rules, a holder of notes will be required to treat all interest on the notes as original issue discount and will be required to accrue such discount on a constant yield basis over the term of the notes based upon the yield at which GGC would issue a noncontingent fixed rate debt instrument with terms and conditions that are otherwise the same as the notes. This will have the practical effect of generally requiring a holder to include an amount in income in each taxable year that exceeds the stated interest payments on the notes. In addition, any gain that a holder recognizes upon the sale or maturity of the notes will be treated as ordinary income and not as capital gain. Prospective purchasers of notes are urged to review the more comprehensive discussion of the tax consequences of ownership of notes set forth in "The Notes Offering--Tax Considerations Relating to the Notes," as well as the discussion in "The Proposed Transaction--Material Federal Income Tax Consequences to U.S. Holders."

RISKS RELATING TO THE PROPERTIES UNDERLYING THE NOTES

   The following risks related to the properties underlying the notes should also be considered in deciding whether to elect to receive or retain the notes and whether to purchase the notes in the proposed transaction. These risks should also be considered in determining whether to exercise your subscription rights, because, after the completion of the proposed transaction, GGC will either directly or indirectly own the assets underlying the notes.

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  THE CONSTRUCTION OF A PROPOSED NEW MALL NEAR PARK PLAZA MALL COULD SEVERELY
  DIMINISH THE PROFITABILITY OF THE PROPERTY AND RESULT IN AN EVENT OF DEFAULT UNDER THE SENIOR MORTGAGE ON THE PARK PLAZA MALL.

   PROPOSED NEW MALL. Dillard Department Stores, Inc. (referred to in this document as DILLARD'S) owns the two anchor department stores of the Park Plaza Mall. Dillard's is bound by an operating covenant, which expires in 2003, that requires Dillard's to operate its facilities continuously in the Park Plaza Mall as retail department stores as long as certain conditions are satisfied. Dillard's, however, has announced with its partner, Simon Property Group, that they intend to build an approximately 1.3 million square foot mall on a parcel of land that they own in the western part of Little Rock, Arkansas. During the first quarter of 2001, the Little Rock board of directors approved a change in zoning that would allow the construction of this new mall. In the event that the new mall is built, Dillard's may cease operating its stores at the Park Plaza Mall. If Dillard's closes one or both of its stores at the Park Plaza Mall, Dillard's may not sell or lease the closed stores to comparable anchor stores. In such circumstances, the Park Plaza Mall would experience a decline in traffic and sales volume, as well as the departure of many tenants that have early termination provisions in their leases that may be triggered by the closure of Dillard's. Such circumstances could also result in an event of default under the senior mortgage loan on the property, and the property would be lost through foreclosure.

   PENDING LITIGATION CONCERNING THE PROPOSED NEW MALL. Legal actions have been taken by local citizens to reverse the decision of the Little Rock board of directors with respect to the zoning for the development of the proposed new mall. A trial to determine whether the property is to be rezoned and whether the voters of Little Rock can vote to overturn the decision of the board occurred at the end of February 2002, but, as of the writing of this document, no decision has been rendered. The decision could be any of the following:

      1. the zoning decision by the Little Rock board of directors is valid, and, accordingly, there is no zoning obstacle to the development of the proposed new mall;

      2. the decision of the Little Rock board of directors is valid, but the voters of the city of Little Rock have the right to vote to approve or disapprove this decision (which vote would be held as soon as November
   2002); or

      3. the zoning decision is invalid and that the developer, Simon Property Group, must start the zoning approval process over again.

   Regardless of the outcome of the court case, it is anticipated that one or more of the parties would appeal the decision. Any appeal would likely take at least 18 months to resolve, and there can be no assurance as to the length of time or potential outcome of such appeal.

   The proposed mall poses a significant risk to the realization of value from the Park Plaza Mall and, therefore, could affect the value of the notes. Accordingly, First Union and SSCC have been closely monitoring the litigation. Since January 1, 2001, First Union has spent approximately $900,000 in support of various efforts through legal channels to stop the development of the proposed new mall. Significant expenditures in support of these efforts are expected to be required in the future. The failure to continue such payments in support of these efforts could impair the effectiveness of such efforts and, accordingly, could negatively affect the value of the Park Plaza Mall and the notes.

  THE LOSS OF AN ANCHOR STORE AT THE PARK PLAZA MALL COULD SEVERELY DAMAGE THE PROFITABILITY OF THE PROPERTY AND PERMIT TENANTS TO TERMINATE THEIR LEASES, WHICH COULD RESULT IN AN EVENT OF DEFAULT UNDER THE SENIOR MORTGAGE ON THE MALL.

   Regardless of whether a new mall is built, Dillard's has no obligation to maintain its operations at the Park Plaza Mall beyond the term of the operating covenant, which expires in July 2003. Dillard's has been approached to extend this covenant prior to its expiration, but to date, it has declined to do so. In the event that Dillard's does not maintain its presence as an anchor store at Park Plaza Mall, the value of the mall would be materially and adversely affected as described above. These events also would result in a decline in revenue that would likely

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trigger an event of default under the senior mortgage on the Park Plaza Mall, as well as substantially impair the value of the notes. There can be no assurance that Dillard's will extend or renew its operating covenant on terms acceptable to the owners of the Park Plaza Mall.

  IT MAY BE NECESSARY TO EXPEND MATERIAL AMOUNTS OF CASH TO KEEP THE PARK PLAZA MALL AND CIRCLE TOWER COMMERCIALLY VIABLE.

   The Park Plaza Mall and Circle Tower must be continually maintained to keep them operating in a commercially viable manner. Such maintenance, repair and replacement programs are typically funded with the cash flow from the two properties. In certain circumstances, however, more significant repairs may be required. With respect to extraordinary capital improvements, for example, it is estimated that Park Plaza Mall will need to repair or replace its roof at a cost of approximately $0.8 million to $1.2 million over the next three years. There can be no assurance that the Park Plaza Mall or Circle Tower, as the case may be, will generate adequate cash flow to fund such renovations, or that there will be insurance or other sources of cash available for any other comparable programs. In addition, premiums may increase for property and liability insurance coverage, which currently expires in November 2002, including coverage as it relates to claims arising from terrorism (which insurance is currently limited to $1 million per occurrence and $5 million in the aggregate). Failure to properly maintain or insure the Park Plaza Mall and Circle Tower could have a material adverse effect on the value of these properties and the ability of the borrowers under the Park Plaza mezzanine loan and the Circle Tower mortgage loan to satisfy their respective obligations under those instruments and, in turn, on the ability of SSCC to satisfy its obligations under the notes.

   To procure new tenants and secure renewals of existing tenants, the owners of Park Plaza Mall and Circle Tower must also expend funds in the form of tenant allowances, landlord's work and/or leasing commissions. The funds required for such activities vary widely between tenants and might be higher for new tenants than for renewals of existing leases. The amount required to be expended can be affected both by the tenant's economic position and the local and national economic environment at the time of negotiations. As a result of these factors and others that are beyond the control of the owners of the Park Plaza Mall and Circle Tower, it is possible that the amount of cash expended by the owners of these properties on tenant allowances, landlord's work and/or leasing commissions will be significant. The cash available for payment on the notes could be adversely affected if (a) the owners do not enter into new or renewal leases for all or a substantial portion of the space subject to expiring leases; (b) the rental rates upon such renewal or reletting are significantly lower than expected; or (c) the reserves established for such purposes are inadequate.

  THE PROVISIONS OF THE CIRCLE TOWER GROUND LEASE MAKE IT ECONOMICALLY INFEASIBLE TO SELL OR TRANSFER CIRCLE TOWER PRIOR TO 2009.

   After completion of the proposed transaction, GGC will hold a portion of the Circle Tower office building under the terms of a leasehold interest in a ground lease (referred to in this document as the GROUND LEASE). The original Ground Lease was entered into in 1910 and contains a "gold clause" provision, which, if triggered, would require GGC to pay its rent in "gold coin" based on the value of gold at the commencement of the lease in 1910. Due to the unusual statutory history of lease arrangements with underlying documents containing "gold clause" provisions such as the Ground Lease, as well as the state of the case law interpreting such provisions, there is uncertainty as to the types of events or changes in the law that may operate to enable the lessor to enforce the "gold clause" provision to increase the current annual rent under the Ground Lease. A number of events, including developments in the case law or a deemed or actual transfer of the leasehold interest of Circle Tower, could trigger the gold clause. In such event, First Union estimates that the annual rent under the Ground Lease, currently $18,000, could be substantially increased.

   First Union expects that, in 2009, upon the commencement of the renewal term of the Ground Lease (which has been renewed until 2108), the "gold clause" inflation-adjustment provision would thereafter relate back to the commencement of the lease renewal term in 2009. Prior to 2009, a deemed or actual transfer or sale of the

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

leasehold interest likely would result in a substantial rent increase, making it economically infeasible for GGC to transfer or sell Circle Tower prior to the commencement of the renewal period in 2009.

   The marketability of Circle Tower is also adversely affected by the uncertainty of the rent rate for the renewal term of the Ground Lease, which term begins in 2009. This uncertainty could have a negative impact on cash available to amortize the Circle Tower mortgage loan. Until the rental rates for the renewal terms are finalized (which is not expected to occur until the period within 90 days prior to the expiration of the original term), it may be difficult to sell Circle Tower.

   In addition, a voluntary transfer of Circle Tower would violate the "due on sale" provision and make the Circle Tower mortgage loan immediately due and payable and recourse to the borrower, First Union (or, after the completion of the proposed transaction, GGC). It is unlikely, therefore, that the "due on sale" provision of the Circle Tower mortgage loan would be triggered at any time prior to the maturity date of the loan.

  THE CHARACTERISTICS OF THE PARK PLAZA MALL AND CIRCLE TOWER, AS WELL AS GENERAL MARKET CONDITIONS, MAY MAKE IT DIFFICULT TO SELL THESE TWO PROPERTIES AND TO REFINANCE THE CIRCLE TOWER MORTGAGE LOAN AND THE PARK PLAZA MEZZANINE LOAN PRIOR TO THE MATURITY OF THE NOTES.

   As is customary in commercial real estate financings, it is anticipated that the Circle Tower mortgage loan and the Park Plaza mezzanine loan will be satisfied by either the refinancing of such loans or the sale of the underlying properties. Such sale or refinancing may be necessary for noteholders to realize the maximum potential investment return on their notes. The unique characteristics of the Park Plaza Mall and Circle Tower, as well as general market conditions, may make it difficult to achieve such sale or refinancing prior to the maturity of the notes, which, in turn, could result in an event of default under the notes. For a description of the Park Plaza Mall and Circle Tower, see "Southwest Shopping Centers Co. II, L.L.C.--Park Plaza Mall" and "Southwest Shopping Centers Co. II, L.L.C.--Circle Tower."

  SSCC AND GGC WILL DEPEND ON THIRD PARTIES FOR THE MANAGEMENT OF THE PARK PLAZA MALL AND CIRCLE TOWER.

   SSCC and GGC will depend on the services of third parties to manage the Park Plaza Mall and Circle Tower. Currently, the third-party asset manager of these two properties is Radiant Partners L.L.C., the principals of which are Daniel Friedman, Anne Zahner and David Schonberger. The loss of the services of Radiant Partners and the inability to find replacement managers in a timely fashion could materially harm the operation of Park Plaza Mall and Circle Tower, as well as the business, financial condition and operations of SSCC.

  PARK PLAZA MALL AND CIRCLE TOWER FACE SIGNIFICANT COMPETITION.

   Park Plaza Mall and Circle Tower are located in real estate markets that are highly competitive. Both of these properties compete for tenants in their respective markets along a number of lines, including location, availability, amenities, commercial viability and lease terms. There can be no assurance that the Park Plaza Mall or Circle Tower will be able to compete successfully in its respective markets for new and replacement tenants to yield enough cash flow to make the payments on the Park Plaza mezzanine loan or the Circle Tower mortgage loan.

  ECONOMIC CONDITIONS COULD AFFECT SSCC'S OPERATIONS.

   The Park Plaza Mall and Circle Tower, as well as the business, financial condition and results of operations of SSCC, may be harmed by general and local economic conditions. If the national or local economy suffers a downturn, the two properties could be harmed because tenants may not be able to fulfill their leasehold obligations, or the owners of the properties could face pressure to renegotiate the terms of the tenants' leases. Either occurrence could have a material adverse effect on the cash flow generated by the properties. Any adverse impact on cash flow could impair the ability of the borrowers under the Circle Tower mortgage loan or the Park

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Plaza mezzanine loan to fulfill their respective obligations under these loans and, in turn, SSCC's ability to fulfill its obligations under the notes.

RISKS RELATING TO INDEBTEDNESS

   The following risks related to the indebtedness evidenced by the notes should also be considered in deciding whether to elect to receive or to purchase notes in the proposed transaction.

  THE SUBSTANTIAL INDEBTEDNESS OF SSCC COULD ADVERSELY AFFECT ITS FINANCIAL HEALTH AND PREVENT IT FROM FULFILLING ITS OBLIGATIONS UNDER THE NOTES.

   After the offering, SSCC will have a significant amount of indebtedness. On a pro forma basis after giving effect to the offering, as of December 31, 2001, SSCC would have had total indebtedness of approximately $54.258 million and total member's equity of $8.421 million.

   This substantial indebtedness could have important consequences to holders of the notes. SSCC is a Delaware limited liability company. Following completion of the proposed transaction, SSCC's sole assets will be (1) its indirect ownership interest in the Park Plaza Mall, (2) the Park Plaza mezzanine loan and (3) the Circle Tower mortgage loan. Thus, even though SSCC is a holding company and its only indebtedness is the notes, as a result of making these loans, the business of SSCC will be directly impacted by the operation of the Park Plaza Mall and Circle Tower. The existence of the notes and the underlying loans could affect the operation of the Park Plaza Mall and Circle Tower and, in turn, affect the ability of SSCC to satisfy its obligations under the notes. For example, the indebtedness could:

  . increase the vulnerability of the borrowers under the Park Plaza mezzanine loan and the Circle Tower mortgage loan to general adverse economic and industry conditions;

  . require the owner of the Park Plaza Mall and the owner of Circle Tower to dedicate a substantial portion of their respective cash flow from operations to debt service, thereby reducing the availability of their cash flow to fund working capital, capital expenditures, and other general business purposes;

  . limit the flexibility of the owner of the Park Plaza Mall and the owner of Circle Tower in planning for, or reacting to, changes in their respective businesses and the real estate market;

  . place the owner of the Park Plaza Mall and the owner of Circle Tower at a competitive disadvantage to competitors that have less debt; and

  . limit, along with the financial and other restrictive covenants in the Indenture, SSCC's ability to borrow additional funds.

   A failure to comply with those covenants could result in an event of default that, if not cured or waived, could have a material adverse effect on SSCC. The occurrence of any one of these events could have a material adverse effect on business, financial condition, results of operations, prospects of SSCC and its ability to satisfy its obligations under the notes.

  THE INDEBTEDNESS IMPOSES RESTRICTIVE COVENANTS ON SSCC.

   The Indenture will contain certain restrictive covenants that, among other things, restrict SSCC's ability to:

  .   incur or have outstanding debt, or permit Park Plaza 1 to do so;

  . create or have existing liens, or permit Park Plaza 1 or Park Plaza 2 to do so;

  . engage in business unrelated to the ownership of Park Plaza 1, making and dealing with the underlying loans, and issuing the notes;

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

  . own any assets unrelated to the underlying loans (or proceeds therefrom) or Park Plaza 1; or

  . engage in a merger or consolidation if it would impair its ability to comply with the above covenants, or permit Park Plaza 1 to engage in such a transaction if it would impair its ability to be a "single-purpose entity" as required under the Park Plaza mezzanine loan.

   The covenants governing the notes will restrict the operations of SSCC. In addition, SSCC's ability to comply with the provision governing its indebtedness may be affected by changes in economic or business conditions or other events beyond its control. Failure to comply with these obligations could result in an event of default that, if not cured or waived, could result in an acceleration of the notes. Acceleration of indebtedness outstanding under the Indenture may cause SSCC to be unable to make interest payments on the notes and to repay the principal amount of the notes.

   Complying with these covenants could materially limit the financial and operating flexibility of SSCC and could cause SSCC to take actions that it otherwise would not take, or cause it not to take, actions that it otherwise would take.

  TO SERVICE ITS INDEBTEDNESS, SSCC WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, THE AVAILABILITY OF WHICH DEPENDS ON MANY FACTORS BEYOND ITS CONTROL.

   SSCC's ability to make payments on and to refinance its indebtedness, including the notes, will depend on its ability to generate cash. Because SSCC's ability to generate cash will depend on whether the borrowers under the Park Plaza mezzanine loan and the Circle Tower mortgage loan fulfill their respective obligations under these underlying loans, SSCC's ability to make payment is, to an extent, subject to general economic, financial, competitive, legislative, regulatory and other factors beyond SSCC's control. Based on its anticipated level of operations and revenue growth, SSCC believes that the cash flow from the Park Plaza mezzanine loan and the Circle Tower mortgage loan, as well as available cash and future borrowings will be adequate to satisfy its obligations under the notes. However, there can be no assurance that the Park Plaza Mall and Circle Tower will generate sufficient cash flow from operations to make the payments under the notes, or that borrowings will be available to SSCC in amounts sufficient to enable it to pay its indebtedness, including the notes, or to fund other liquidity needs. If SSCC is unable to generate sufficient cash flow or refinance or extend outstanding borrowings, it may have to reduce or delay capital expenditures, if any, or sell its assets (which, as noted above, are limited).

RISKS RELATING TO THE SUBSCRIPTION RIGHTS OFFERING

   The following risks should be considered in deciding whether to exercise your subscription rights to purchase GGC common shares in connection with the proposed transaction.

  BECAUSE A COMPETITIVE MARKET FOR GGC COMMON SHARES DID NOT EXIST WHEN THE SUBSCRIPTION PRICE WAS SET, YOU MAY NOT BE ABLE TO SELL YOUR GGC COMMON SHARES AT OR ABOVE THE SUBSCRIPTION PRICE.

   Prior to the proposed transaction, you could not buy or sell GGC common shares publicly. As a result, GGC unilaterally determined the subscription price. It considered a variety of factors, including its assessment of the value of the GGP limited partnership interests that GGC would acquire from Gotham, Gotham's affiliates and other GGP equityholders, its assessment of the value of the assets that GGC would acquire from First Union and other entities on account of the proposed transaction, the amount of proceeds that it wanted to raise in the subscription rights offering, the intended use of the proceeds of the offering, prevailing market conditions and its assessment of GGC's management, prospects and capital structure. If the public market does not accept this valuation or if an active public market for GGC common shares does not develop or is not sustained, you may not be able to sell your GGC common shares at or above the price that you paid for them.

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  A LIMITED MARKET FOR GGC COMMON SHARES MAY NEGATIVELY AFFECT THE MARKET PRICE
  AND LIQUIDITY OF SUCH SHARES.

   GGC intends to apply to AMEX or NASDAQ to list the GGC common shares. GGC cannot assure you, however, that GGC common shares will, in fact, be listed or that there will be a market to sell your shares. It is possible that, at the close of the proposed transaction, few shareholders may hold GGC common shares and no active and liquid trading market for such shares will develop. In addition, if a trading market does develop for GGC common shares, the sale of a large number of shares at any one time could temporarily depress the market price of such shares. Volatility in trading could also result in a wide spread between the bid and ask prices for the shares. You should consider these risks in deciding whether to exercise your subscription rights.

  THE MARKET PRICE OF GGC COMMON SHARES MAY BE VOLATILE.

   The market price of GGC common shares may fluctuate significantly in response to various market risks, some of which are beyond GGC's control. Some of these risks are:

    .  variations in quarterly operating results;

    . changes in securities analysts' estimates of GGC's business, operating results or financial condition and/or financial performance;

    .  changes in market valuations of similar companies;

    . future sales by GGC or its shareholders of GGC common shares or other securities; and

    .  general stock market volatility.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. GGC may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

  IF GGC DOES NOT CONTINUE TO BE SUBJECT TO, OR VOLUNTARILY COMPLY WITH, THE PERIODIC REPORTING AND OTHER OBLIGATIONS OF THE SECURITIES EXCHANGE ACT, YOU WILL BE DENIED ACCESS TO INFORMATION ABOUT GGC AND OTHER INVESTOR PROTECTIONS AND BENEFITS.

   Once GGC has filed its registration statement for this offering and the registration statement has become effective, the Securities Exchange Act of 1934, as amended (referred to in this document as the EXCHANGE ACT), requires GGC to comply with the periodic reporting requirements of the Exchange Act for as long as GGC common shares registered in connection with this offering are held of record by more than 300 persons. Separately, GGC may be subject to the Exchange Act's periodic reporting requirement if there are a sufficient number of holders of GGC's other securities. GGC may also be subject to Section 12(g) of the Exchange Act, which requires the registration of GGC common shares under the Exchange Act if GGC has total assets exceeding $10.0 million and GGC's securities are held by more than 500 holders of record. The periodic reporting requirements involve the obligation to file annual and other periodic reports with the Securities and Exchange Commission so that reliable, detailed and current financial and other information about GGC is available to the investing public.

   In addition to periodic reporting obligations, the Exchange Act imposes other obligations on companies whose securities are registered under the Exchange Act, including disclosure of important facts in materials used to solicit shareholder votes in annual and special meetings held for the election of directors and the approval of other corporate actions such as "going private" transactions, and disclosure of important facts by any person seeking to acquire more than 5% of a company's securities by direct purchase, tender offer or otherwise. These disclosure obligations enable investors to make informed decisions about critical corporate events.

   Pursuant to the Exchange Act, under certain circumstances GGC may elect to suspend its periodic reporting obligations if there are fewer than 300 record holders of each class of GGC's securities. In addition, if at any time

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GGC does not have the requisite number of shareholders to require it to comply with Section 12(g) of the Exchange Act, and GGC does not elect to comply voluntarily with the obligations set forth above, you will not have access to regular publicly available reports about GGC, and you will not be entitled to the same type of disclosure in relation to critical corporate events as if GGC were subject to the Exchange Act.

  GGC HAS BROAD DISCRETION IN HOW IT USES THE PROCEEDS FROM THE SUBSCRIPTION RIGHTS OFFERING.

   GGC plans to use a significant portion of the proceeds from the subscription rights offering for general corporate purposes, including acquisitions, operations, capital expenditures and debt reduction. Therefore, GGC will have broad discretion as to how it will spend the proceeds, and shareholders may not agree with the ways in which GGC uses the proceeds. GGC may not be successful in investing the proceeds from the rights offering either in GGC's business, assets, operations or external investments to yield a favorable return.

  GOTHAM PARTNERS AND THE OFFICERS AND DIRECTORS OF GGC WILL EXERCISE SIGNIFICANT CONTROL OVER GGC'S AFFAIRS, AND SUCH CONTROL COULD RESULT IN THEIR TAKING ACTIONS THAT YOU MAY NOT SUPPORT.

   Immediately after the proposed transaction, Gotham Partners and its controlled affiliates will beneficially own more than half of the outstanding GGC common shares. As a result, Gotham Partners and its controlled affiliates will be able to exercise control over all matters requiring approval by a majority vote of GGC's shareholders, including the election of directors and the approval of extraordinary transactions, mergers, acquisitions, recapitalizations or sales of all or substantially all of GGC's assets. The interests of Gotham Partners and its controlled affiliates may conflict with the interests of the other GGC shareholders. Moreover, the concentration of ownership in Gotham Partners and its controlled affiliates could depress the market price of GGC shares and have the effect of delaying or preventing a change in control of GGC, which, in turn, could prevent shareholders from receiving a premium over the market price of GGC shares if a change in control is proposed.

  SUBSTANTIAL FUTURE SALES OF GGC COMMON SHARES IN THE PUBLIC MARKET AFTER THE PROPOSED TRANSACTION COULD ADVERSELY AFFECT THE PRICE OF GGC COMMON SHARES.

   Sales of a substantial number of GGC common shares in the public market, or the perception that such sales could occur, could adversely affect the market price for such shares. After completion of the proposed transaction, assuming the full exercise of the subscription rights, no exercise of outstanding options, no overallotment of GGC common shares and no conversion of GGP equity units or GGC convertible preferred shares, there will be outstanding 4,400,855 GGC common shares. Except for any GGC common shares purchased by GGC's "affiliates," as that term is defined in Rule 144 under the Securities Act, all GGC common shares sold in the subscription rights offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (referred to in this document as the SECURITIES ACT). GGC common shares purchased by GGC's affiliates may become eligible for sale only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 of the Securities Act.

   Gotham Partners currently does not intend to sell the GGC common shares that it will receive in the proposed transaction. Moreover, certain managers who will hold GGC common shares may not be able to sell their GGC common shares for up to 18 months after the completion of the proposed transaction. For more detail, see "Gotham Golf Corp.--Equityholders Agreement--Transfer Restrictions and Exceptions."

  IF YOU PURCHASE GGC COMMON SHARES IN THE SUBSCRIPTION RIGHTS OFFERING, YOU WILL INCUR IMMEDIATE, SUBSTANTIAL DILUTION.

   The subscription price will be substantially higher than the pro forma book value per GGC common share immediately prior to the offering, after giving effect to the proposed transaction. As a result, investors purchasing GGC common shares in the rights offering will incur dilution of up to $13.98 per share from their investment.

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See "Dilution." Dilution is a reduction in pro forma net tangible book value per share from the price you pay per GGC common share.

  PROVISIONS OF DELAWARE LAW AND GGC'S CERTIFICATE OF INCORPORATION AND BY-LAWS COULD PREVENT OR DELAY A CHANGE IN CONTROL.

   Provisions of Delaware law and GGC's Certificate of Incorporation and By-Laws could prevent or delay a third party from acquiring GGC, even if the acquisition would be beneficial to the GGC common shareholders. These provisions could also limit the price that certain investors are willing to pay for GGC common shares, and could have the effect of delaying, deferring or preventing a change in control. These provisions include:

    . restrictions on removal of directors, which may only be effected for cause and only by a vote of the holders of 80% of the voting power of all outstanding shares entitled to vote generally in the election of directors;

    . the classification of the GGC board of directors, which is divided into three groups serving staggered terms;

    . the authorization given to the GGC board of directors in GGC's Certificate of Incorporation to issue additional preferred stock without shareholder approval;

    . Section 203 of the Delaware General Corporation Law, which could have the effect of delaying transactions with interested shareholders;

    .  a prohibition of shareholder action by written consent; and

    . procedural and notice requirements for calling and bringing action before shareholder meetings.

RISKS RELATING TO THE GOLF BUSINESS OF GGC

   If the proposed transaction is consummated, GGC's primary assets will be (1) its direct and indirect 92.5% equity interest in Gotham Golf Partners, L.P. (referred to in this document as GGP), which initially will be GGC's main golf-related subsidiary, and (2) the assets and business acquired from First Union after the completion of the proposed transaction. Accordingly, the following risks related to the golf business of GGC should be considered in deciding whether to exercise your subscription rights to purchase GGC common shares in connection with the proposed transaction.

   For information regarding First Union's business and assets that will be acquired by GGC, you should refer to First Union's Annual Report on Form 10-K for the year ended December 31, 2001 (attached to this document as Appendix L), which describes various risks and other relevant matters that you may consider important and is a part of this proxy statement-prospectus. In addition, you should consider the risks enumerated above in "Risks Relating to the Properties Underlying the Notes," because GGC will either directly or indirectly own the properties underlying the notes, and the risks enumerated below in "Other Risks Relating to GGC."

  GGC'S GOLF BUSINESS IS DIFFICULT TO EVALUATE BECAUSE IT HAS ONLY A LIMITED COMBINED OPERATING HISTORY.

   GGP acquired its first set of golf courses and recorded its first revenue in 1996. Since then, GGP has grown through a series of acquisitions of individual courses and small groups of courses. GGP's financial statements only include the results of the acquired courses from the date of their acquisition. As a result, there is only a limited operating history upon which you can base your evaluation of GGC's golf business and prospects after the proposed transaction. GGC's business prospects must be considered in light of the risks and uncertainties frequently encountered by companies in the early stages of development. GGC's failure to address these risks and uncertainties could cause its operating results to suffer and result in the loss of all or part of your investment in GGC common shares.

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  GGP HAS A HISTORY OF LOSSES AND EXPECTS LOSSES IN THE FUTURE.

   GGP, which initially will be GGC's primary golf-related subsidiary, has incurred substantial net losses (as defined by GAAP) since its inception. For the year ended December 31, 2001, GGP's operating loss was $0.9 million, and its net loss was $12.3 million. As of December 31, 2001, GGP's accumulated deficit was approximately $3.6 million. GGC is not certain when GGP's business and operations will become profitable, if at all. Even if GGP's business and operations achieve profitability, that profitability may not be sustained or increased on a quarterly or annual basis. The failure of GGC's golf business to become and remain profitable may adversely affect the market price of GGC common shares and GGC's ability to raise capital and continue operations.

  GGC'S GOLF-RELATED REVENUE AND OPERATING RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER, AND SUCH VARIANCE COULD ADVERSELY AFFECT THE MARKET PRICE OF GGC COMMON SHARES.

   GGC's golf-related quarter-to-quarter revenue and operating results may vary significantly due to a number of factors beyond GGC's control. These fluctuations may cause GGC's operating results to be below the expectations of public market analysts and investors, and, as a result, the price of GGC common shares may fall. Factors that could cause quarterly fluctuations include:

    . variations in the number of rounds played at GGC's golf courses, which could result from a variety of factors such as new competing courses, adverse weather conditions and general economic conditions;

    .  competitive pressures on pricing per round; and

    . the timing of any activities related to golf course acquisitions that GGC undertakes.

   As a result of these factors, GGC believes that period-to-period comparisons of its revenue and operating results are not necessarily meaningful.

  GGC HAS SIGNIFICANT FIXED COSTS RELATING TO ITS OWNERSHIP OF GOLF COURSES, AND IF GGC IS UNABLE TO GENERATE REVENUE SUFFICIENT TO COVER THESE EXPENSES, ITS FINANCIAL RESULTS WILL SUFFER.

   Many of the expenses related to the ownership of GGC's golf courses will remain fixed or may increase, such as real estate taxes, utility costs, maintenance costs, debt service and insurance. In contrast, the revenue from GGC's golf courses likely will fluctuate from time to time based upon a number of factors, including the number of rounds played, the price per round, weather conditions and the effects of competition. Due to the relatively fixed nature of many of GGC's costs of golf course ownership, GGC would be unable to proportionately reduce those costs in response to declining golf revenue. It is possible that GGC's golf courses will not generate income sufficient to meet operating expenses and debt service, in which case GGC's business, operating results and financial condition could be significantly impaired. Because real estate investments are relatively illiquid, GGC's ability to vary its portfolio in response to changes in economic and other conditions is also limited.

  GGP HAS EXPERIENCED RAPID GROWTH, WHICH MAY STRAIN ITS RESOURCES AND MAY NOT BE SUSTAINABLE.

   GGP has grown rapidly since it acquired its first golf courses in 1996. This rapid growth has sometimes strained GGP's managerial, operational, capital and other resources and could strain these resources in the future. If GGC is to manage GGP's growth successfully, it will need to continue to hire and retain management personnel and other employees while improving its operational systems, procedures and controls in a timely manner. If GGC fails to manage this growth successfully, it could experience customer dissatisfaction, cost inefficiencies and lost growth opportunities, all of which could harm its operating results. GGC cannot assure you that its golf business will continue to grow at its historical rate.

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  GGC WILL HAVE A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD HINDER ITS ABILITY TO
  OPERATE AND GROW ITS BUSINESSES.

   Following the completion of the proposed transaction, GGC will be highly leveraged. At December 31, 2001, on a pro forma basis as if the proposed transaction were completed on such date, GGC would have had combined long-term recourse and nonrecourse debt and capital lease obligations, including current portions thereof, of $165.4 million, including:

    . $12.5 million of 8.875% senior notes (referred to in this document as the FIRST UNION SENIOR NOTES), due September 15, 2003, which notes will be a recourse obligation of GGC after completion of the proposed transaction;

    . $91.3 million of mortgage and other debt of GGP and its subsidiaries, which mortgage and other debt obligations will be nonrecourse to GGC after completion of the proposed transaction;

    . up to $12.2 million of notes of SSCC (which will be a wholly owned subsidiary of GGC after the completion of the proposed transaction), net of original issue discount of $7.8 million, which notes will be nonrecourse to GGC after completion of the proposed transaction;

    . $42.1 million senior mortgage loan on the Park Plaza Mall, which loan will be nonrecourse to GGC after completion of the proposed transaction;

    . $5.0 million of capital leases and other debt of GGP, which obligations will be nonrecourse to GGC after completion of the proposed transaction; and

    .  $2.3 million of bank borrowings and other debt.

   In addition, GGC and its direct and indirect subsidiaries may incur additional indebtedness from time to time, particularly in connection with future acquisitions. For the foreseeable future, a substantial portion of GGC's cash flow from operations will be dedicated to servicing its indebtedness and the payment of other fixed charges, including capital lease obligations.

   GGC's high degree of leverage may have important consequences including the following:

    . GGC's debt could make it vulnerable to changes in general economic conditions or downturns in industry conditions;

    . because a substantial portion of GGC's cash flow will be committed to the payments of interest and principal on its indebtedness, GGC's ability to make capital improvements at existing golf courses, as well as its ability to take advantage of business opportunities like acquisitions, could be impaired;

    . GGC's ability to obtain additional financing in the future for working capital or capital expenditures may be limited; and

    . if GGC is unable to meet its debt service obligations, lenders could foreclose on some or all of GGC's golf courses, which foreclosure would significantly reduce or even eliminate the value of GGC common shares.

  GGC FACES A VARIETY OF CHALLENGES IN SUCCESSFULLY EXECUTING ITS STRATEGY OF ACQUIRING GOLF COURSES, AND THE GROWTH OF ITS BUSINESS WILL BE COMPROMISED IF IT IS UNABLE TO EXECUTE THAT STRATEGY.

   An important element of GGC's growth strategy is to continue to pursue attractive acquisition opportunities relating to its golf business. GGC's ability to implement this strategy successfully will depend upon a variety of factors, including its ability to:

    .  identify acceptable acquisition candidates;

    .  arrange financing for the acquisitions;

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    .  consummate the acquisitions on favorable terms;

    . improve the financial performance of acquired properties promptly and profitably;

    .  integrate the acquired properties into its operations; and

    .  attract new golfers and retain existing golfers at acquired properties.

   If GGC is unable to execute its acquisition strategy successfully, GGC will be unable to grow its golf business, and the market price of GGC common shares would likely be adversely affected. In addition, identifying acquisition candidates and integrating acquired properties requires a significant amount of management time and skill, the expenditure of which could compromise the ability of GGC's senior executives to manage existing properties effectively.

   A seller may require that a group of courses be purchased as a package, even if assets in the portfolio do not meet GGC's investment criteria or are located in a geographical market other than GGC's targeted Mid-Atlantic region. In this case, GGC may attempt to make a joint bid with another buyer or a group of buyers, or GGC may purchase the portfolio of assets with the intent to subsequently dispose of those assets that do not meet its investment criteria. In the case of joint bids, however, it is possible that the other buyer may default on its obligations, which would increase the risk that the acquisition would not close. In cases where GGC intends to dispose of assets that it does not wish to own, GGC cannot assure you that it will be able to sell or exchange such asset or assets in a timely manner or on beneficial terms, or at all.

  GGC FACES COMPETITION FOR THE ACQUISITION OF GOLF COURSES, AND SUCH COMPETITION COULD MAKE IT MORE COSTLY AND DIFFICULT TO FIND AND COMPLETE ATTRACTIVE ACQUISITIONS.

   GGC will compete for opportunities to acquire golf courses with a variety of other organizations, including a number of national and regional golf companies. Many of these other entities have substantially greater financial resources than GGC, as well as larger staffs with a broader geographic and knowledge base. Because of their size, these entities may also have access to capital at a lower cost than is available to GGC or may be able to accept more risk than GGC can manage. Competition from these entities could reduce the number of suitable opportunities available to GGC for acquiring golf courses and could make future acquisitions more expensive, thereby harming GGC's business.

  IF GGC IS UNABLE TO RAISE ADDITIONAL CAPITAL, IT MAY NOT EFFECTIVELY GROW AND COMPETE.

   GGC's ability to pursue its strategy of future growth through acquiring golf courses will require significant capital. GGC may also need to raise funds to operate its ongoing business if its cash flow is not sufficient to cover its operating expenses. GGP had negative operating cash flow in fiscal year 2001. GGC currently expects to finance future acquisitions with cash on hand, cash from operations, borrowings under credit facilities and proceeds from the subscription rights offering and other possible sales of GGC common shares or other debt or equity securities. Either GGC or its subsidiaries may make borrowings under debt facilities, which borrowings might be either unsecured or secured by acquired courses or by other assets. GGC cannot be certain that it will be able to obtain additional financing on favorable terms, if at all. If GGC issues additional equity securities, shareholders may experience dilution, and the new equity securities may have rights, preferences or privileges senior to those of GGC common shares. If GGC cannot raise funds on acceptable terms or in a timely manner, GGC may not be able to take advantage of future opportunities, grow its business or respond to competitive pressures or unanticipated capital requirements, which could seriously harm GGC's business and prospects.

  A VARIETY OF GENERAL ECONOMIC AND INDUSTRY FACTORS COULD CAUSE THE NUMBER OF ROUNDS PLAYED AT GGC'S GOLF COURSES TO DROP AND THEREBY IMPAIR GGC'S BUSINESS.

   The success of GGC's efforts to attract visitors to its golf courses will depend on, among other things, discretionary spending by consumers, which may be adversely affected by general and regional economic

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conditions. The economic health of the Mid-Atlantic region, in particular, is critical to GGC's success. A general decline in the popularity of golf or an increase in the popularity of alternative recreational activities in the Mid-Atlantic region could cause a decline in the overall number of rounds of golf played. A decrease in the number of golfers or their rate of play could result in reduced spending on golf and, therefore, impair GGC's business, operating results, financial condition or growth prospects.

  IF TURF CONDITIONS ARE SIGNIFICANTLY IMPAIRED, PARTICULARLY AS A RESULT OF WATER SHORTAGES, GGC'S GOLF COURSES WOULD BECOME LESS ATTRACTIVE TO GOLFERS, AND THE NUMBER OF ROUNDS PLAYED AND RELATED REVENUE WOULD DECLINE.

   Turf grass conditions must be satisfactory to attract play on GGC's golf courses. Severe weather or other factors, including grass diseases, pestilence and wildlife encroachments, could cause unexpected problems with turf grass conditions at a golf course or at courses located within the same geographic area. Turf problems could cause a significant decline in the number of rounds played at the affected course, and, therefore, cause associated revenue to decline. Turf grass conditions at each of GGC's courses will also depend to a large extent on the quality and quantity of available water. Many factors, most of which are not within GGC's control, may affect the availability of sufficient water. If the quantity of available irrigation water were reduced as a result of a drought or other water shortage, GGC would use available water first on selected areas of the affected golf course, such as tees and greens, and then on the remaining areas of the golf course. A severe drought could adversely affect the operations of the affected properties. Governmental regulation or environmental concerns could also adversely affect the supply of water to a particular golf course or courses in the future.

  ADVERSE WEATHER CONDITIONS MAY DAMAGE GGC'S COURSES OR REDUCE THE NUMBER OF GOLFERS THAT ITS COURSES CAN ATTRACT AND THEREBY IMPAIR GGC'S BUSINESS.

   GGC will operate golf courses in several states that may experience adverse natural conditions, such as periods of extraordinarily dry, wet, hot or cold weather, or unforeseen natural events such as hurricanes, fires, floods, severe storms or tornadoes. These conditions may occur at any time and may have a significant impact on the condition and availability of one or more of GGC's golf courses for play and on the number of customers that GGC's courses can attract, particularly if such conditions occur in the Mid-Atlantic region where 21 of GGC's 25 courses are located. GGC currently operates golf courses in several states that are susceptible to hurricane damage, which is not generally insurable at commercially reasonable rates. Additionally, hurricanes may damage local accommodations such as hotels and condominiums, thereby limiting availability of golfers. The occurrence or repeated reoccurrence of severe weather conditions may require increased capital expenditures at the affected courses and thereby could harm GGC's operating results.

  GGC'S BUSINESS AND FINANCIAL RESULTS MAY SUFFER IF GGC IS UNABLE TO MANAGE ITS GOLF-RELATED CASH FLOWS SO THAT SUFFICIENT FUNDS ARE AVAILABLE TO OPERATE ITS BUSINESS DURING SLOWER PERIODS OF ITS GOLF SEASON.

   GGC's golf business is highly seasonal, with the second and third quarters of the calendar year typically accounting for a disproportionate amount of revenue. These seasonal variations in revenue could require GGC or GGP to borrow during slow periods to fund golf-related working capital requirements. If GGC fails to manage its golf-related cash flow properly to deal with these seasonal variations, it might not have sufficient cash flow to meet its expenses or debt service obligations during slow periods, which could impair GGC's business, operating results and financial condition.

  THE GOLF INDUSTRY IS HIGHLY COMPETITIVE, AND GGC EXPECTS IT TO BECOME MORE COMPETITIVE.

   The golf industry is highly competitive, and the number of rounds played at GGC's courses (and thus GGC's revenues) will be reduced if these courses fail to maintain their attractiveness compared to competing courses. GGC's golf courses generally compete with other golf courses located in the same geographic areas. GGC's courses must compete effectively on the basis of the overall quality of their facilities, their customer

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service, the maintenance of their facilities, their available amenities, their location and convenience and their overall value. A substantial number of new golf courses have been opened throughout the United States in recent years, and a number of new courses currently are under development or planned for development, including golf courses located near GGC's courses. These new golf courses could increase the competition faced by GGC's courses and reduce the rounds played and revenues associated with its courses. In general, newer golf courses frequently generate considerable interest in the local golfing community and may attract golfers who would otherwise have used GGC's courses.

  GGC'S GOLF BUSINESS COULD SUFFER IF IT LOSES THE SERVICES OF KEY EXECUTIVES.

   The future success of GGC's golf business depends upon the continued services of a number of GGC's key executive personnel, particularly R. Daniel Mays, its chief executive officer, and John Caporaletti, its president and chief operating officer. Mr. Mays and Mr. Caporaletti have been instrumental in determining the strategic direction and focus of GGP. If GGC loses the services of either of them, or any of its other executive officers or key employees, GGC's ability to grow its business would be compromised, and GGC's business, operating results, financial condition and the market price of GGC common shares could be adversely affected.

  GGC AND GGP WILL NEED TO INTEGRATE NEW MEMBERS INTO THEIR SENIOR MANAGEMENT TEAM, AND THIS PROCESS COULD DISRUPT THEIR OPERATIONS.

   GGP has recently hired Peter H. Frost to serve as chief financial officer of GGP. Mr. Frost and any other executives of GGC or GGP hired in the future will need to spend a significant amount of time learning GGC's and GGP's business model and management systems, in addition to performing their regular duties. The integration of these new personnel could result in some disruption to GGC's or GGP's ongoing operations. If GGC or GGP fails to complete this integration in an efficient manner, GGC's business, operating results and financial condition could suffer.

  GGC FACES SIGNIFICANT RISKS ASSOCIATED WITH ENVIRONMENTAL REGULATIONS.

   GGC's operation of golf courses involves the use and storage of various hazardous materials such as herbicides, pesticides, fertilizers, batteries, solvents, motor oil and gasoline. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removing hazardous substances that are released on or in its property, and for remediation of its property. These laws often impose liability regardless of whether a property owner or operator knew of, or was responsible for, the release of hazardous materials. If significant liability were assessed against GGC under these laws, GGC's business, operating results and financial condition would suffer. In addition, the presence of contamination at one of GGC's properties could impair its ability to sell the property or to pledge it as collateral for a loan.

  GGC FACES SIGNIFICANT RISKS ASSOCIATED WITH GOVERNMENT REGULATIONS REGARDING WATER USAGE.

   GGC is subject to state and local government regulations relating to the usage of water at its courses. Changes in state and local government regulations relating to water usage, for example in response to a drought or other water shortage, could restrict GGC's supply of available irrigation water at the affected course or courses. The failure to obtain and to maintain water-usage permits providing a sufficient supply of irrigation water could adversely affect the operations of the affected course or courses and, thus, could negatively affect the ability of the affected course or courses and GGC to generate revenues.

  GGC IS SUBJECT TO A VARIETY OF OTHER LAWS AND REGULATIONS APPLICABLE TO ITS GOLF BUSINESS, AND ANY FAILURE BY GGC TO COMPLY WITH THESE REGULATIONS COULD ADVERSELY AFFECT ITS BUSINESS.

   GGC's golf business is subject to numerous other federal, state and local laws and regulations. In particular:

    . GGC is subject to the Fair Labor Standards Act, federal and state anti-discrimination laws and various state laws governing such matters as minimum wage requirements, overtime and other working

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       conditions, as well as citizenship requirements. Some of GGC's employees receive the federal minimum wage, and any increase in the federal minimum wage would increase its labor costs, which could adversely affect its business.

    . GGC is subject to "dram-shop" laws in some of the states in which it operates. These laws provide a person injured by an intoxicated individual with a cause of action for damages against an establishment that wrongfully served alcoholic beverages to the intoxicated individual.

    . GGC's properties are subject to the Americans with Disabilities Act of 1990, which generally requires that public facilities such as clubhouses and recreation areas be made accessible to people with disabilities.

    . GGC is subject to state and local government regulations relating to the preparation and sale of food and alcoholic beverages, such as health and liquor license laws. The failure to obtain and to maintain alcoholic beverages licenses, health permits or other operating licenses could adversely affect the ability of GGC to generate revenues from the affected course.

GGC could be subject to liability and may be required to pay damages or make other significant expenditures under these various laws.

  GGC COULD BE EXPOSED TO LIABILITY FOR UNINSURABLE LOSSES.

   Although, after the proposed transaction, GGC will carry comprehensive liability, fire and extended coverage insurance on all of its golf courses, some types of losses may be either uninsurable or not economically insurable. As a result, in the event of such a loss, GGC could lose both the capital invested in, and anticipated profits from, one or more of its courses. A loss could adversely affect GGC's business, operating results and financial condition. Examples of risks against which GGC will not be insured include losses incurred as a result of floods and hurricanes. In addition, although GGC will hold title insurance policies for each of the golf courses that it owns after the proposed transaction, GGC cannot be certain that the amount of coverage for any particular property reflects the current value of the property or that title losses would be completely covered by GGC's insurance policies.

OTHER RISKS RELATING TO GGC

  THE ESCROW FUND MAY NOT HAVE ADEQUATE FUNDS TO SATISFY THE FULL AMOUNT OF THE ACTUAL LIABILITIES RELATING TO THE REASONABLY EXPECTED LIABILITIES, AND ANY DEFICIT WILL EFFECTIVELY BE BORNE BY GGC.

   The escrow arrangement will be used to satisfy the reasonably expected liabilities in the full amount of the actual liabilities relating to such reasonably expected liabilities and in doing so will incur a variety of expenses, costs and similar fees. There can be no assurance that the escrow fund will be sufficient to satisfy the liabilities to which the escrow arrangement relates or the related expenses, costs or similar fees. In the event that there are insufficient amounts to cover the foregoing matters, the related liabilities will effectively be borne by GGC.

  GGC WILL SUCCEED TO FIRST UNION'S LIABILITIES UNDER BOND GUARANTEES THAT FIRST UNION HAS PROVIDED FOR VENTEK, WHICH LIABILITIES COULD BE SUBSTANTIAL.

   Following the completion of the proposed transaction, GGC will succeed to First Union's liabilities under certain payment, performance and maintenance bond guarantees that First Union provided for VenTek International, Inc., a wholly owned subsidiary of FUMI (referred to in this document as VENTEK), with respect to two contracts between VenTek and certain transit authorities. See "The Proposed Transaction--Remaining Assets and Liabilities." The contracts are in the amounts of $6.2 million and $5.3 million and are for the construction, installation and maintenance of transit ticket vending equipment manufactured by VenTek. The

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guarantees are anticipated to expire over the next two to three years based upon projected completion dates anticipated by VenTek and the transit authorities. As of the date of this document, no amounts have been drawn against these bonds or the guarantees. If VenTek is unable to perform in accordance with these contracts, GGC may be responsible for payment under the guarantees. Also, in connection with transit contracts, VenTek may be liable for liquidated damages (as calculated under the contracts) related to delays in completion of the contracts.

  GGC MAY NEED TO SPEND SIGNIFICANT RESOURCES TO SUPPORT THE LITIGATION SURROUNDING THE PARK PLAZA MALL.

   Since January 1, 2001, First Union has spent approximately $900,000 in support of various efforts through legal channels to stop the development of the proposed new mall near the Park Plaza Mall. It is possible that, after the proposed transaction, GGC may need to spend significant resources in support of these efforts. The amount of resources expended could exceed the benefit of such expenditures and impair the value of the GGC common shares.

RISKS RELATING TO REGULATORY MATTERS

   The following risks relating to regulatory matters should be considered in deciding whether to elect to receive, purchase or sell any of the securities issued in connection with the proposed transaction, including GGC common shares and the notes.

  IN OFFERING THE SECURITIES CONTEMPLATED IN THE PROPOSED TRANSACTION, GGC AND SSCC ARE RELYING ON VARIOUS EXEMPTIONS, EXCLUSIONS OR FEDERAL PREEMPTION FROM REGISTRATION REQUIREMENTS WITH RESPECT TO STATE SECURITIES OR BLUE-SKY LAWS. IF SUCH EXEMPTIONS, EXCLUSIONS OR FEDERAL PREEMPTION ARE NOT AVAILABLE, REGISTRATION OR OTHER FILINGS MAY BE REQUIRED, WHICH COULD DELAY THE COMPLETION OF THE PROPOSED TRANSACTION AND ADVERSELY AFFECT THE ECONOMIC BENEFITS OF THE SUBJECT SECURITIES.

   Absent available exemption, exclusion or federal preemption, blue-sky laws may require the registration of the securities being offered in connection with the proposed transaction and the parties effecting such transaction, for both initial sale and secondary trading. In order to avoid the increased costs, delay and the resulting adverse economic consequences of such registrations, GGC and SSCC are relying on various exemptions and exclusions provided by applicable blue-sky laws and, in certain cases, federal preemption. These exemptions, exclusions and federal preemption are available in many jurisdictions on account of the fact that the proposed transaction is structured as a series of mergers or that GGC and SSCC expect the subject securities to qualify for listing on a national securities exchange or similar body. However, GGC and SSCC cannot assure you that these exemptions, exclusions or federal preemption will, in fact, apply. For instance, if the subject securities are ultimately not listed on a national securities exchange, an exemption, exclusion or federal preemption premised upon such listing may not be relied upon. If and to the extent an exemption, exclusion or federal preemption is unavailable, the parties to the proposed transaction may have to restructure the transaction to qualify for the exemption, exclusion or preemption or avail themselves of a different exemption or exclusion, change the terms of the transaction to provide that no securities can be purchased in those states where an exemption or exclusion is not available or comply with applicable registration, filing or other procedures in order to comply with applicable blue-sky laws. The foregoing matters could delay the completion of the proposed transaction and adversely affect the economic benefits of the subject securities on account of the delay and increased costs.

  THERE MUST BE A CURRENT STATE BLUE-SKY REGISTRATION, QUALIFICATION OR EXEMPTION FOR YOU TO RECEIVE, PURCHASE OR SELL SECURITIES ISSUED IN CONNECTION WITH THE PROPOSED TRANSACTION. GGC AND SSCC CANNOT GUARANTEE THAT IT WILL BE ABLE TO EFFECT ANY REQUIRED BLUE-SKY REGISTRATION, QUALIFICATION OR EXEMPTION.

   If you elect to receive, purchase or sell any securities in connection with the proposed transaction, you will have the right to receive, purchase or sell such securities only if they have been registered or qualified for sale under the laws of the state in which you reside or if the securities or transaction fall within an exemption from registration. The registrants will not knowingly issue securities to First Union common shareholders in

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jurisdictions where such issuances are not registered or otherwise qualified for issuance or exempt from registration. There is a risk, however, that purchasers may buy securities in the after-market or may move to jurisdictions in which securities are not registered, qualified or exempt. The registrants cannot guarantee that they will be able to effect any required Blue Sky registration or qualification for such securities.

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                              THE SPECIAL MEETING

   This proxy statement-prospectus is being mailed to you in connection with the solicitation of proxies by the First Union board of trustees in connection with the proposed transaction and any other matters to be voted upon at the special meeting of First Union. This proxy statement-prospectus is first being
mailed to First Union common shareholders on or about [          ], 2002.

DATE, TIME AND PLACE

   The special meeting is scheduled to be held as follows:

      [          ], 2002

      [          ], eastern time, at

      [          ]

PURPOSE OF THE SPECIAL MEETING

   The special meeting of First Union common shareholders is being held for the following purposes:

      1. To consider and vote upon a proposal to approve the merger agreement and the proposed transaction, pursuant to which, among other things:

       . First Union will merge with and into Gotham Golf Corp., a Delaware corporation (referred to in this document as GGC), with GGC as the surviving corporation in the merger; and

       . First Union Management, Inc. (referred to in this document as FUMI), a Delaware corporation and a wholly owned subsidiary of a private trust affiliated with First Union formed to hold the shares of FUMI (such trust referred to in this document as the FUMI SHARE TRUST), will merge with GGC Merger Sub, Inc. (referred to in this document as SUB), a Delaware corporation and a wholly owned subsidiary of GGC, with FUMI as the surviving corporation in the merger; and

      2. To grant discretionary authority to the First Union board of trustees to adjourn or postpone the special meeting from time to time for the purpose of soliciting proxies with respect to the proposals.

   First Union common shareholders may also be asked to vote upon a proposal to adjourn or postpone the First Union special meeting. First Union could use any adjournment or postponement of the First Union special meeting for the purpose, among other things, of allowing additional time for soliciting additional votes to approve the merger agreement.

RECORD DATE

   The First Union board of trustees has fixed the close of business on
[          ], 2002 to serve as the record date for determination of the First
Union common shareholders entitled to notice of, and to vote at, the special
meeting. On the record date, there were [    ] First Union common shares
outstanding, held by approximately [    ] holders of record.

   Each First Union common share has one vote. Abstentions and broker non-votes will be included in determining the number of First Union common shares present at the special meeting for purposes of determining a quorum. A majority of the First Union common shares present at the meeting in person or by proxy shall constitute a quorum for the meeting.

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VOTE REQUIRED FOR THE PROPOSED TRANSACTION

   The affirmative vote of the holders of at least a majority of the First Union common shares is required to approve the merger agreement and the proposed transaction. Accordingly, if you are entitled to vote and either abstain from voting or fail to return your proxy card or voting instructions, your action will have the same effect as voting against the proposed transaction.

   First Union, Gotham Partners and each of the members of the First Union board of trustees have entered into a voting agreement, pursuant to which they have agreed to vote the First Union common shares over which they have voting control for the approval of the proposed transaction. See "The Voting Agreement." The voting agreement covers 7,424,943, or 21.3%, of the outstanding First Union common shares. The shares subject to the voting agreement will count toward the required majority approval for the proposed transaction.

VOTING AND REVOCATION OF PROXIES

   The First Union board of trustees is soliciting your proxy to give you the opportunity to vote at the First Union special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

   You may grant a proxy in one of two ways:

      1. MAIL. You can vote your shares by marking your proxy, dating and signing it and returning it in the postage-paid envelope provided to you in this proxy statement-prospectus.

      2. PERSON. If you attend the First Union special meeting, you may vote your shares by ballot at the First Union special meeting if you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker.

   First Union common shares represented by properly executed proxy cards will be voted at the special meeting as marked and, in the absence of specific instructions, will be voted to approve the proposed transaction and, in the discretion of the persons named as proxies, on all such other business as may properly come before the special meeting. The board has also solicited discretionary authority from shareholders to adjourn or postpone the special meeting to permit further solicitation with respect to the proposal to approve the proposed transaction.

   All First Union common shares represented by properly executed proxies or voting instructions received before or at the First Union special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. You are urged to mark the box on the proxy card to indicate how to vote your shares.

    . If you fail to properly execute a proxy card or voting instructions, your shares will not be voted, which will have the same effect as voting against the proposed transaction.

    . If you properly execute a proxy card or voting instructions but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposed transaction.

    . If you properly execute a proxy card or voting instructions and have abstained from voting, your shares will not be voted, which will have the same effect as a vote against the proposed transaction.

    . If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. Your broker is required to vote your First Union common shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your First Union common shares will not be voted, which will have the same effect as voting against the proposed transaction.

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   First Union does not expect that any matter other than the approval of the merger agreement and the proposed transaction will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.

   At any time prior to the exercise of your proxy, you may revoke it by:

    .  giving notice in writing to First Union of your revocation;

    . submitting another properly completed proxy by mail to First Union in care of Neil Koenig, Secretary; or

    .  attending the special meeting and voting in person.

   Please note that attendance alone at the special meeting will not by itself revoke a proxy. If your First Union common shares are held in the name of a bank, broker, trustee or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

SOLICITATION OF PROXIES

   First Union and GGC will share equally the expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. First Union will also request banks, brokers and other intermediaries holding First Union common shares beneficially owned by others to send this document and the accompanying proxy to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in doing so. First Union has also retained D.F. King & Co. to aid in the solicitation of proxies from First Union common shareholders in connection with the special meeting. D.F. King & Co. will receive a fee of approximately $10,000 as compensation for its services, plus reimbursement of reasonable out-of-pocket expenses. First Union may also use its regular employees, who will not be specially compensated, to solicit proxies from First Union common shareholders, either personally or by mail, telephone, the Internet, fax or other means.

   You should be aware that, in connection with the proposed transaction, GGC
will be paying brokers a commission of [    ] for every GGC common shares
purchased by or on behalf of their clients through the exercise of subscription rights, except in those states where a commission is restricted or unlawful.

   Furthermore, the merger agreement provides that, in the event that the proposed transaction is completed, the transaction costs related to the mergers, the contribution, the merger agreement and the transactions contemplated shall be borne by GGC, and accordingly GGC will promptly reimburse the parties and their affiliates for their respective reasonable expenses incurred in connection with the proposed transaction. See "The Merger Agreement--Expense Reimbursement."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE FIRST UNION BOARD OF
TRUSTEES

   The members of the First Union board of trustees unaffiliated with Gotham Partners and the special committee each have (1) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the First Union common shareholders where shareholders elect to receive the cash consideration in the proposed transaction; (2) approved the merger agreement and the transactions contemplated thereby and declared the proposed transaction advisable; and (3) recommended that First Union common shareholders elect to receive the cash consideration, approve the proposed transaction and approve the merger agreement and the transactions contemplated thereby. For more detailed information regarding First Union's board of trustees' reasons for supporting the proposed transaction see "The
Proposed Transaction--Recommendation of the First Union Board of Trustees."

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                                  THE PARTIES

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

   First Union Real Estate Equity and Mortgage Investments is an unincorporated association in the form of a business trust organized in the State of Ohio under a Declaration of Trust, dated August 1, 1961, as amended from time to time through March 2001. As of December 31, 2001, First Union qualified as a Real Estate Investment Trust (referred to in this document as a REIT) under Sections 856 through 860 of the Internal Revenue Code.

   First Union's principal business activity is the ownership and management of real-estate investments. First Union has been in the business of owning regional enclosed shopping malls, large downtown office buildings and parking facilities, and its portfolio was diversified by type of property, geographical location, tenant mix and rental market. In March 2001, First Union sold two shopping center properties, four office properties, five parking garages and one parking lot. As a result, as of the date of this document, First Union owned two real estate properties, one shopping mall and one office property.

   The principal office of First Union is located at 125 Park Avenue, New York, NY 10017, telephone (212) 949-1373.

THE FUMI SHARE TRUST AND FIRST UNION MANAGEMENT, INC.

   First Union Management, Inc. (referred to in this document as FUMI) is a corporation organized in 1971 pursuant to the laws of the State of Delaware. FUMI was organized by First Union to lease property from First Union and to operate such property for its own account as a separate taxable entity. The shares of FUMI are held by a private trust affiliated with First Union (referred to in this document as the FUMI SHARE TRUST), the beneficiaries of which are the shareholders of First Union.

   The organizational structure of First Union and FUMI is commonly referred to as "stapled" or "paired-share," whereby the First Union common shares are paired with, or deemed "stapled to," a proportionately equal indirect interest in the common shares of FUMI. Changes were made in 1998 under the Internal Revenue Code that removed tax advantages associated with paired-share REIT structures. Following those changes, First Union terminated its management arrangements with FUMI and has taken responsibility for the management of its properties.

   For financial reporting purposes, the financial statements of FUMI are combined with those of First Union. However, on July 22, 1998, tax legislation was enacted limiting the grandfathering rules applicable to stapled REITs such as First Union. As a result, the income and activities of FUMI with respect to any real property interests acquired by First Union and FUMI after March 26, 1998, for which there was no binding written agreement, public announcement or filing with the Securities and Exchange Commission on or before March 26, 1998, will be attributed to First Union for purposes of determining whether First Union qualifies as a REIT under the Internal Revenue Code.

   FUMI's wholly owned subsidiary, VenTek International, Inc., is in the business of manufacturing, installing and providing maintenance of parking and transit ticket vending equipment.

   If the proposed transaction is consummated, each FUMI share held by the FUMI Share Trust will be converted into the right to receive $10.00, and FUMI will become a wholly owned subsidiary of GGC.

   The principal office of FUMI and the FUMI Share Trust is located at 125 Park Avenue, New York, NY 10017, telephone (212) 949-1373.

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SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

   Southwest Shopping Centers Co. II, L.L.C. (referred to in this document as
SSCC) is a Delaware limited liability company whose sole member is First Union. If the proposed transaction is consummated, First Union will merge with and into GGC, and SSCC will become a wholly owned subsidiary of GGC. Currently, SSCC's sole business is the ownership and operation, through various subsidiaries, of the Park Plaza Mall located in Little Rock, Arkansas.

   The principal office of SSCC is located at 125 Park Avenue, New York, NY 10017, telephone (212) 949-1373.

GOTHAM GOLF CORP.

   Gotham Golf Corp. (referred to in this document as GGC) is a Delaware corporation formed by GGP in 2002, and will be the surviving corporation of the merger of First Union and GGC if the proposed transaction is consummated.

   The purpose of GGC is to acquire, own, hold, maintain, manage, operate, develop, lease, finance, mortgage, sell, exchange and otherwise invest in, deal with and dispose of golf course and golf course-related properties. In addition, if the proposed transaction is approved, GGC will also be able to engage in any activity permitted under Delaware law with respect to the business, assets, properties and interests that GGC will receive from First Union upon completion of the proposed transaction.

   The principal office of GGC is located at 575 East Chocolate Avenue, Hershey, PA 17033, telephone (717) 312-1355.

GOTHAM GOLF PARTNERS, L.P.

   Gotham Golf Partners, L.P. (referred to in this document as GGP) is a Delaware limited partnership formed in 1997. GGP is a golf course acquisition, ownership and management company that operates 21 golf courses in the Mid-Atlantic region of the United States and another four golf courses in the Southeastern region of the United States. GGP's headquarters is located at 575 East Chocolate Avenue, Hershey, PA 17033, telephone (717) 312-1355. If the proposed transaction is completed, GGP will become a less-than-wholly owned subsidiary of GGC.

GOTHAM PARTNERS, L.P.

   Gotham Partners, L.P. is a New York investment limited partnership.

   The principal office of Gotham Partners is located at 110 East 42nd Street, 18th Floor, New York, NY 10017, telephone (212) 286-0300.

GGC MERGER SUB, INC.

   GGC Merger Sub, Inc. (referred to in this document as SUB) is a Delaware corporation formed by GGC in 2002 for the sole purpose of merging into FUMI. Sub is a direct wholly owned subsidiary of GGC. The mailing address of Sub's principal executive offices is c/o Gotham Golf Corp., 575 East Chocolate Avenue, Hershey, PA 17033, telephone (717) 312-1355.

CERTAIN OTHER EQUITYHOLDERS

   Certain other equityholders of GGP are parties to the proposed transaction. These parties are Florida Golf Properties, Inc., a Florida corporation (referred to in this document as FGPI), and Florida Golf Associates, L.P.,

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a Virginia limited partnership (referred to in this document as FGA). FGPI is the sole general partner of GGP, and FGA owns a percentage of the limited partnership interest in GGP. If the proposed transaction is approved, FGPI and FGA (along with Gotham Partners and its controlled affiliates) will contribute all of their respective equity interests in GGP to GGC and a wholly owned subsidiary of GGC, in exchange for GGC common shares.

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                           THE PROPOSED TRANSACTION

BACKGROUND

  ASSET SALES

   At First Union's Annual Meeting in May 1998, as a result of a proxy contest between First Union and Gotham Partners, the size of the First Union board of trustees increased from nine to 15 trustees, and Gotham Partners' slate of nine candidates was elected as trustees. The prior board's refusal to approve Gotham Partners' nominees after their successful election caused potentially severe financial risks for First Union under its $100 million senior bond indenture and its $125 million bank credit facility.

   Because of the change in the composition of the First Union board of trustees, the bank lenders to First Union determined that a default had occurred under First Union's approximately $125 million credit facility. First Union entered into negotiations with the lenders to obtain temporary forbearances and develop a plan for the repayment of the outstanding debt. In addition, First Union had outstanding $100 million in principal amount of 8 7/8% senior notes, due 2003 (referred to in this document as the FIRST UNION SENIOR DEBT). The change in control was a severe financial risk to First Union because, if First Union's credit was downgraded, the holders of the First Union senior notes could force First Union to repurchase the senior notes at 101% of their principal amount, and First Union did not have the liquidity to meet this obligation.

   To meet these obligations, First Union pursued a number of strategies to raise cash. One such strategy was to sell a number of its readily saleable real estate properties. In this connection, in October 1999, First Union held discussions with Simon Property Group and Dillard's, both of which were interested in a potential joint bid to purchase the Park Plaza Mall. Discussions continued, and the parties negotiated a potential purchase price for the property of approximately $70 million. Shortly thereafter, Simon Property Group and Dillard's discontinued discussions. The parties resumed their discussions regarding a potential sale in April 2000 and, at that time, reached a tentative agreement for a $67.25 million purchase price. The due diligence process and discussions relating to specific contractual terms and conditions continued as late as June 2000. Around the same time, another real estate investment trust unrelated to either Simon Property Group or First Union announced plans to develop a new "lifestyle" mall in the area anchored by a Parisian's department store. This mall was never constructed. Shortly thereafter, Simon Property Group and Dillard's informed First Union that they were no longer interested in pursuing the transaction, because they were going to proceed with a joint mall development project that would eventually become known as Summit Mall (as more fully described in "Southwest Shopping Centers Co. II, L.L.C.--Park Plaza Mall--Competition").

   In December 1999, First Union and certain of its affiliates sold a portfolio of six mall properties (referred to in this document as the MARATHON PORTFOLIO) to WXI/Z Southwest Real Estate Partnership, a Delaware limited partnership. The definitive Marathon Portfolio sale contract was entered into in July 1999 and yielded gross proceeds of $191.5 million to First Union. Following the sale of the Marathon Portfolio, First Union continued to sell selected assets where management believed a suitable price could be obtained, and to refinance other assets to provide additional liquidity to First Union.

  CONSIDERATION OF POTENTIAL SALE OF FIRST UNION

   Subsequent to the closing of the Marathon Portfolio sale, the First Union board of trustees reviewed with management the remaining real estate properties of First Union. The board discussed its belief that these properties had the following undesirable attributes: They were primarily properties that were geographically diverse and multi-class in terms of type and quality and did not comprise a critical mass of any one type of property or geographic concentration to enable First Union to have a significant presence in any market.

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First Union common shares was lower than the amount per share that shareholders would realize if First Union were to sell First Union's real estate assets. Accordingly, the board determined to evaluate options to enhance shareholder value, including a sale, merger or liquidation of First Union.

   In September 1999, after the definitive Marathon contract was signed but prior to the closing of the Marathon Portfolio sale, First Union engaged the investment banking firm of Lazard Freres & Co. LLC (referred to in this document as LAZARD) to render advice with respect to the possible sale of First Union and interests in First Union or a subsidiary or division of First Union to another corporation or business entity, whether in the form of a merger, spin-off, or sale of assets or equity securities or other interests (any such transaction referred to in this document as a DISPOSITIVE TRANSACTION).

  CONSIDERATION OF POTENTIAL LIQUIDATION OF FIRST UNION

   Subsequent to the December 1999 special shareholders' meeting held to approve the sale of the Marathon Portfolio, the board requested an analysis by management of a possible plan to liquidate First Union. Management formulated a preliminary analysis of the issues that would be involved in a liquidation; however, the board did not adopt a plan of liquidation. Among the factors considered by the board regarding a plan of liquidation were the following:

  .   the length of time involved to complete a liquidation;

  . the necessity of maintaining in First Union a substantial amount of cash reserves, which the board did not quantify, during and subsequent to liquidation to satisfy possible contingent liabilities, including those related to representations and warranties with respect to the disposition of properties, potential shareholder and other lawsuits and tax liabilities;

  . the possible negative impact that announcement of a plan of liquidation would have on the value of First Union and the ability to obtain a fair price for the assets of First Union;

  . funding the liquidation value of the preferred shares in the approximate face amount of $33,725,000 then outstanding, subsequently reduced to $24,620,000 as of September 30, 2000; and

  . payment of the indebtedness of First Union, including approximately $12.5 million of 8 7/8% First Union senior notes, due 2003.

  NEGOTIATIONS WITH THIRD PARTIES WITH RESPECT TO A POSSIBLE DISPOSITIVE TRANSACTION

   With the assistance of Lazard, First Union received and evaluated a number of proposals regarding a possible dispositive transaction involving First Union and other public and non-public companies. First Union initially instructed Lazard to solicit a type of purchase proposal that would value First Union's public shareholder base, NYSE listing, paired-share structure and the available cash balances. Lazard developed a profile of the types of companies that would be potentially interested in the attributes of First Union, which included public and private real estate operating companies including equity and mortgage REITs, owners of multiple real estate companies (including opportunity funds and institutional investors) and non-real estate companies seeking access to public capital and the available cash balances.

   Discussions were held with approximately 40 different interested parties with respect to this engagement. Among those parties who entered into confidentiality agreements and who undertook at least initial due diligence with respect to First Union were several financially capable purchasers, some of which were also public companies.

   From October 1999 through March 2000, discussions were held with several interested parties with respect to a possible dispositive transaction. The representatives of First Union who conducted the negotiations with the

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interested parties on behalf of First Union were the Chairman of First Union,
William Ackman, and the Vice Chairman of First Union, William Scully, each of whom was experienced in the real estate industry and in the public equity capital markets, and served on the First Union board of trustees without compensation in such capacities. In addition, representatives of Lazard solicited indications of interest in the sale of First Union and assisted the representatives in their negotiations with these interested parties and potential purchasers.

  OUTSOURCING MANAGEMENT OF FIRST UNION

   A substantial number of the employees of First Union had been engaged in activities related to the properties in the Marathon Portfolio. Following the sale of those properties, First Union's employee base was substantially reduced. The board authorized the outsourcing of the property management and accounting functions that were formerly handled by First Union employees.

   At this time, the board entered into negotiations with Daniel Friedman, David Schonberger and Anne Zahner (collectively referred to in this document as the EXECUTIVES), whereby, upon the completion of certain corporate restructuring activities (including the refinancing of the Park Plaza Mall and the spin-off of Imperial Parking Corporation), the Executives would be entitled to terminate their current employment agreements and simultaneously enter into a management agreement with First Union, pursuant to which they would provide corporate and real estate asset management services to First Union. In March 2000, the Executives formed the firm Radiant Partners L.L.C. to provide asset and corporate management services to clients including First Union. These amendments to the employment agreements of the Executives and the asset management agreement with Radiant Partners were negotiated in early 2000, executed as of March 27, 2000, and became effective June 1, 2000. When the management agreement became effective, First Union had only one senior officer, its chief financial officer. Therefore, to preserve its corporate formalities and maintain the efficient administration of an operating public company, First Union retained the Executives as officers.

  NEGOTIATIONS WITH RESPECT TO THE RADIANT PROPOSAL

   Mr. Ackman reported to the board at its April 11, 2000 meeting, at which Mr. Friedman was in attendance, that the discussions that he and Mr. Scully and Lazard had held with potential interested parties regarding the sale of First Union had not produced a firm offer for First Union or even a possible transaction that they believed worthy of further negotiation by First Union. Mr. Ackman summarized the discussions to date for the board. Mr. Ackman informed the board that it was his conclusion, with which Lazard concurred, that one of the principal reasons that the efforts of First Union had not produced a firm offer or even a possible transaction subject to further negotiation regarding the sale of First Union was that the remaining properties were not attractive assets to potential purchasers of First Union, and that First Union would be a more attractive acquisition candidate if it were able to dispose of the remaining properties.

   Mr. Ackman also reported that, after consultation with several board members, he had indicated to Mr. Friedman that First Union would be receptive to a proposal from Messrs. Friedman and Schonberger and Ms. Zahner for a bulk purchase of the real estate assets of First Union. Subsequent to the report of Mr. Ackman at the April 11, 2000 board meeting, Mr. Friedman indicated to several board members that Messrs. Friedman and Schonberger and Ms. Zahner were seriously considering formulating a proposal with respect to the acquisition of First Union.

   In connection with their interest in a possible transaction, Radiant Partners, the management company of which Messrs. Friedman and Schonberger and Ms. Zahner are principals, on behalf of an entity affiliated with Radiant Partners and not in its capacity as First Union's asset manager, entered into negotiations with First Union regarding a possible asset sale. The affiliated entity, Radiant Investors L.L.C., eventually entered into a letter of intent with First Union, dated June 20, 2000, with respect to the bulk purchase of a significant amount of First Union's real estate assets.

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  THE RADIANT ASSET SALE

   After a period of negotiation and the obtaining by Radiant Investors L.L.C. of the financing for the transaction, First Union, as seller, and Radiant Investors L.L.C., as purchaser entered into Contracts of Sale dated as of September 15, 2000 for the sale of certain properties of First Union and its subsidiaries to Radiant Investors for an aggregate purchase price of approximately $205 million, consisting of $80 million in cash and the assumption of $125 million in mortgage indebtedness on the purchased properties. This purchase is referred to in this document as the RADIANT ASSET SALE. A special meeting of shareholders of First Union was held on March 6, 2001 for the purpose of approving the Radiant Asset Sale, which was consummated on March 7, 2001. Pursuant to the Contracts of Sale, subsequent to the closing of the Radiant Asset Sale, Radiant would continue to manage First Union's remaining assets for a fee of $250,000 per year for two years.

  PLANS FOR FIRST UNION SUBSEQUENT TO THE RADIANT ASSET SALE

   Immediately following the closing of the Radiant Asset Sale, First Union's long-term economic goal was to increase the per share net asset value of First Union at the highest possible rate, without undue risk. First Union continued to monitor the benefits of, and the restrictions imposed by, maintaining its REIT status. At that time, First Union indicated that its desire and intent was to maintain its status as a REIT for federal income tax purposes, but that, if appropriate, it would consider other organizational structures.

  NEW BOARD OF TRUSTEES

   From September 2000 through December 2000, a restructuring of the First Union board of trustees occurred. Mr. Friedman, appointed trustee in November 1998, and six of the nine nominees of Gotham Partners who were elected as trustees at the May 1998 special meeting resigned, and three new persons were appointed trustees. The current restructured board is comprised of five persons. Other than Mr. Ackman, no board member is affiliated with Gotham Partners or GGC.

  STRATEGIC ALTERNATIVES

   After the Radiant Asset Sale, the board engaged in a process of considering alternatives for the strategic direction of First Union. The following is a summary of activities that First Union considered after the Radiant Asset Sale:

    . First Union explored various acquisition, investment and business combination transactions including, without limitation, the acquisition of assets in exchange for securities of First Union and business combination transactions in which First Union is not the surviving entity.

    . First Union also considered engaging in such transaction with existing shareholders of First Union or entities in which First Union common shareholders have significant interests. First Union believed that, subsequent to the completion of the Radiant Asset Sale, it was a more attractive acquisition candidate due to the disposition of the properties in the sale and the addition to its balance sheet of approximately $80 million in liquidity.

    . First Union considered continuing or expanding its common share repurchase program.

    . First Union considered making new investments in operating assets, including investments in real estate or non-real estate assets or businesses.

    . Although First Union had retained a broker to solicit indications of interest in the purchase of the Park Plaza property, First Union anticipated continuing to hold its two real estate properties: Park Plaza Mall and Circle Tower.

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REMAINING ASSETS AND LIABILITIES

   First Union's remaining assets after the Radiant Asset Sale consisted of the following (with approximate September 30, 2000 book values and December 31, 2001 balances in parentheses):

    . two real estate properties, Park Plaza, a shopping mall located in Little Rock, Arkansas (9/30/00 - $59,800,000; 12/31/01 - $57,900,000)
       and Circle Tower, an office building located in Indianapolis, Indiana (9/30/00 - $2,200,000; 12/31/01 - $2,300,000);

    .  unrestricted cash (9/30/00 - $96,300,000; 12/31/01 - $2,600,000);

    .  restricted cash (9/30/00 - $2,400,000; 12/31/01 - $2,100,000);

    .  U.S. Treasury Bills (9/30/00 - $199,400,000; 12/31/01 - $116,000,000);

    .  a preferred stock investment in HQ Global Workplaces, Inc.
       (9/30/00 - $10,500,000; 12/31/01 - written down to $0 as described below);

    .  accounts receivable (9/30/00 - $3,500,000; 12/31/01 - $2,300,000);

    .  and VenTek inventory (9/30/00 - $5,400,000; 12/31/01 - $2,000,000).

   In addition, First Union has a damage claim referred to in this document as the Peach Tree Mall claim, described below in "--Peach Tree Mall Claim."

   Liabilities of First Union (with approximate September 30, 2000 book values and December 31, 2001 balances in parentheses) consisted primarily of:

    .  a mortgage loan collateralized by the Park Plaza property
       (9/30/00 - $42,400,000; 12/31/01 -$42,100,000);

    .  notes payable collateralized by the treasury bills
       (9/30/00 - $150,100,000; 12/31/01 - $0);

    .  First Union's 8 7/8% senior notes (9/30/00 - $12,500,000;
       12/31/01 - $12,500,000); and

    . accounts payable and accrued liabilities (9/30/00 - $16,300,000; 12/31/01 - $8,400,000).

   First Union has provided payment, performance and maintenance bond guarantees with respect to two contracts of VenTek with transit authorities. The contracts are in the amounts of $6.2 million and $5.3 million and are for the manufacturing, installation and maintenance of transit ticket vending equipment manufactured by VenTek. The guarantees are anticipated to expire over the next two to three years based upon projected completion dates anticipated by VenTek and the transit authorities. As of the date of this document, no amounts have been drawn against these bonds or First Union guarantees. If VenTek is unable to perform in accordance with these contracts, First Union may be responsible for payment under the guarantees. Also, in connection with transit contracts, VenTek may be liable for liquidated damages (as calculated under the contracts) related to delays in completion of the contracts.

  PEACH TREE MALL CLAIM

   First Union, as one plaintiff in a consolidated action composed of numerous businesses and individuals as co-plaintiffs, has pursued legal action against the State of California and Reclamation District No. 784. The claims are associated with the 1986 flood of Sutter Buttes Center, formerly the Peach Tree Center. In September 1991, a court ruled in favor of the plaintiffs on the liability portion of the inverse condemnation suit, and the State of California appealed. In the third quarter of 1999, a State of California appeals court reversed the 1991 ruling in favor of First Union and the other plaintiffs, and remanded the case to the trial court for further proceedings. After the remand, First Union and the other plaintiffs pursued a retrial before the court. The retrial commenced in February 2001 and was completed in July 2001.

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   In a decision dated November 13, 2001, the trial judge ruled in favor of the defendants, the State of California and the Reclamation District No. 784; found no liability on the part of the defendants; and held that the "plaintiffs shall recover nothing from either defendant." On December 26, 2001, the trial court entered judgment against the plaintiffs and in favor of the defendants, dismissing the plaintiffs' claims. On February 22, 2002, the plaintiffs filed a joint notice of appeal of the judgment dismissing their claims. Unless they are successful on appeal, the plaintiffs will recover nothing from the defendants. If the appeal succeeds, however, the plaintiffs would then pursue additional proceedings before the trial court. The trial court's decision of November 13, 2001 was based upon findings of fact and conclusions of law that the plaintiffs had failed to meet certain predicate legal and factual requirements in order to hold the defendants liable. Because of those findings, the trial court never addressed certain other legal and factual requirements that the plaintiffs must satisfy in order to prevail. If the appeals court determines that the plaintiffs meet the predicate legal and factual requirements cited by the trial court, the case would have to return to the trial court for further proceedings consistent with any appellate ruling, including the trial court's consideration of the remaining standards that the plaintiffs must meet in order to hold the defendants liable. Either party can appeal from any such decision.

   If the defendants are found liable and if the imposition of liability is upheld on appeal, the plaintiffs would then seek a calculation of damages owed by the defendants to the plaintiffs. First Union has retained one or more experts to evaluate its claims for damages resulting from the 1986 flood. First Union's potential damage claims are approximately $33 million, plus compounded interest (for a potential claim of $91 million, as of March 31, 2002), plus recovery of attorneys' fees as a prevailing party under relevant California statutes. First Union expects that the defendants, in connection with the calculation of damages, will vigorously oppose and attempt to undermine First Union's experts' analyses and may propound contrary expert evidence in support of their position. Regardless of the result of any potential damage calculation, an appeal by one or both sides is likely. First Union is unable at this time to predict whether it will recover any damages in these legal proceedings and, if it does, when any such recovery might be received. First Union's inability to predict any such recovery is compounded by uncertainties in predicting how the appeals court may rule on the relevant factual record and legal issues raised by the current appeal, how the trial court might rule in any subsequent proceedings related to liability or damages, and the substantial time that may elapse before a money judgment, if any, becomes collectible against the defendants.

  HQ GLOBAL INVESTMENT

   In June 2000, First Union invested $10 million into a $225 million financing of convertible preferred stock and warrants of HQ Global Holdings, Inc. (referred to in this document as HQ GLOBAL), which provides flexible officing solutions. HQ Global is privately owned, and its controlling shareholder is Frontline Capital Group, a public company. Gotham Partners was the beneficial owner of approximately 6.37% of the common stock of Frontline Capital Group as of June 29, 2000. The HQ Global convertible preferred stock investment is entitled to a 13.5% payment-in-kind dividend that increases annually. The preferred stock and accrued payment-in-kind dividends are convertible into common stock if and when HQ Global conducts an initial public offering. In addition, First Union received warrants with a nominal exercise price to acquire approximately 0.40% of the outstanding common stock of HQ Global on a fully diluted basis. This investment was reviewed and approved by an independent committee of the First Union board of trustees prior to being approved by the full First Union board, due to the ownership interest of Gotham Partners in Frontline Capital Group.

   At June 30, 2001, First Union wrote off its $2.7 million investment in the HQ Global warrants because of a decline in center occupancy and other business setbacks disclosed by HQ Global. First Union believed that the decline in estimated fair market value of the investment in warrants was other than temporary. During the third and fourth quarters of 2001, First Union wrote off its $8.8 million investment in HQ Global preferred stock because of continued operating losses and disclosed defaults on HQ Global's various credit agreements, which First Union believes had permanently impaired the value of its investment in HQ Global's preferred stock. In March 2002, HQ Global filed a voluntary petition for a Chapter 11 reorganization under the United States Bankruptcy Code.

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CONSIDERATION OF THE PROPOSED TRANSACTION

   As of December 31, 2001, First Union's remaining real estate properties consisted of the Park Plaza Mall shopping center in Little Rock, Arkansas and a leasehold interest in the Circle Tower office building in Indianapolis, Indiana. Other First Union assets included VenTek International, Inc., a wholly owned subsidiary of FUMI, warrants and preferred shares of HQ Global, which is currently in a Chapter 11 bankruptcy, net operating losses of approximately $39 million and cash and cash equivalents (including investments in U.S. Treasury Bills) of approximately $119 million.

   On April 2, 2001, First Union entered into an engagement letter with U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc. (referred to in this document as LIBRA), to act as a financial advisor to First Union in its exploration of various alternatives for the strategic direction of First Union after the Radiant Asset Sale, including share repurchase programs, cash distributions to shareholders or a potential sale transaction (each of the foregoing alternatives is referred to in this document as an EXTRAORDINARY TRANSACTION).

   On April 3, 2001, First Union publicly announced that it had retained Libra to act as financial advisor and would consider any extraordinary transaction.

   On April 10, 2001, the First Union board of trustees held a regular meeting. All members of the board were in attendance. Representatives of Libra attended the board meeting and reported to the board on Libra's due diligence efforts to date. Because several First Union trustees had substantial holdings of First Union common shares and First Union was willing to consider an extraordinary transaction with existing shareholders of First Union, the board formed a special committee to represent the rights and interests of holders of First Union common shares that are not affiliated with First Union's management or major shareholders.

   The special committee is composed of two independent trustees, Daniel J. Altobello, a private investor and former Chairman of Onex Food Services, Inc., and Bruce R. Berkowitz, a private investor and principal at Fairholme Capital Management. The board appointed Mr. Altobello Chairman of the special committee. No member of the special committee is an officer of First Union, or a director, partner, officer or trustee of Gotham Partners or otherwise affiliated with Gotham Partners. The board delegated to the special committee the responsibility and authority to (i) review and consider the terms of any extraordinary transaction; (ii) negotiate any and all terms and definitive agreements with respect to any extraordinary transaction; (iii) review and comment upon any and all other documents and other instruments used in connection with any extraordinary transaction, including without limitation any and all materials to be filed with the Securities and Exchange Commission and other governmental and non-governmental persons and entities; (iv) recommend to the board whether or not First Union should consummate any extraordinary transaction; and (v) retain independent legal counsel and financial advisors, in the special committee's independent discretion.

   On April 17, 2001, the special committee retained Shaw Pittman LLP, Washington, D.C., as its legal counsel. On that date, Libra provided the special committee with a memorandum describing certain structural issues involved in potential change-of-control transactions of First Union.

   On April 23, 2001, the Libra engagement letter was amended to reflect that Libra was engaged by the special committee rather than by First Union.

   On April 24, 2001, First Union had a special telephonic board meeting at which Mr. Brent Baird was appointed to the board effective May 1, 2001. As of March 29, 2001, Mr. Baird and his affiliates claimed beneficial ownership of 226,400 First Union convertible preferred shares, or 23.0% of the First Union convertible preferred shares then outstanding, and 2,895,300 First Union common shares, or 8.3% of the common shares then outstanding.

   On April 25, 2001, the special committee held its first meeting by telephone. Shaw Pittman summarized the fiduciary obligations of the special committee and the functions of independent committees. The special

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committee discussed with its advisors the assets and liabilities of First Union as well as the various extraordinary transactions available to First Union. The special committee requested that Park Plaza Mall, First Union's largest remaining real estate asset, be appraised. The Chairman of the special committee stated that William Ackman, Chairman of the First Union board and a principal of Gotham Partners, which held approximately 16.8% of the outstanding First Union common shares, had informally advised the board of Gotham Partners' intention to make a proposal to First Union regarding an extraordinary transaction.

   The special committee requested that Libra compile a list of potential unaffiliated third parties that might be interested in an extraordinary transaction with First Union. The special committee also requested that Libra prepare a preliminary estimate of the range of orderly liquidation values of First Union's assets and liabilities. On that day, Shaw Pittman commenced its due diligence review of First Union.

   On April 26, 2001, the special committee retained Cushman & Wakefield, Inc. to appraise Park Plaza Mall both under the assumption that Park Plaza Mall's anchor store, Dillard's, remains as the anchor and under the assumption that Dillard's vacates Park Plaza Mall. The special committee retained Cushman & Wakefield based upon Cushman & Wakefield's experience in appraising real estate. Cushman & Wakefield is a nationally recognized real estate services firm that is regularly engaged to provide real estate valuation services to investors and lenders.

   On May 15, 2001, at the request of Gotham Partners, the Chairman of the special committee and the special committee's legal and financial advisors met in New York with representatives of Gotham Partners to discuss a potential proposal that Gotham Partners was considering presenting to the special committee. At this meeting, Gotham Partners described an extraordinary transaction whereby First Union would acquire from Gotham Partners certain public and private operating businesses and assets that Gotham Partners valued at $160 million in exchange for newly issued equity in First Union at a rate of $2.40 per common share (this proposal by Gotham Partners is referred to in this document as the FIRST GOTHAM PROPOSAL). After the meeting, Gotham Partners submitted a written proposal to the special committee outlining the first Gotham proposal. Gotham Partners promptly filed an amended Schedule 13D with the Securities and Exchange Commission to disclose the proposal.

   On May 16, 2001, First Union issued a press release stating that Gotham Partners had made the first Gotham proposal and that the special committee, with the assistance of its advisors, was evaluating the first Gotham proposal as well as alternatives.

   On May 18, 2001, the board held a special telephonic meeting at the request of Mr. Ackman so that Mr. Ackman could address some of the concerns of the board with respect to the first Gotham proposal. Mr. Ackman articulated the reasoning behind the proposal and indicated that Gotham Partners was considering withdrawing the proposal based on Gotham Partners' perception that the board would not conclude that the proposal reflected a value for First Union common shares that made the proposal worth pursuing. Counsel to the special committee indicated to Gotham Partners that the special committee's financial advisors would complete their remaining work and thereafter advise the special committee with respect to the matters being considered. The board did not take any action on the first Gotham proposal at the meeting.

   On May 22, 2001, the special committee held a telephonic meeting. The special committee discussed with its advisors the first Gotham proposal as well as the board's reaction to the first Gotham proposal during the May 18, 2001 board meeting. The special committee requested that Libra prepare a financial analysis of the first Gotham proposal. The special committee discussed with its advisors other extraordinary transactions, including a partial self-tender for First Union common shares and a cash distribution to First Union common shareholders. The special committee requested that Shaw Pittman advise the special committee on First Union's obligations to the holders of First Union convertible preferred shares.

   On May 25, 2001, Gotham Partners informed the special committee by way of a letter that, based on preliminary feedback Gotham Partners had received from shareholders of First Union, Gotham Partners believed

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that it was unlikely that the first Gotham proposal would garner sufficient support from First Union's shareholders. Consequently, Gotham Partners withdrew the proposal and filed an amendment to its Schedule 13D disclosing its withdrawal and its letter to the special committee.

   On May 29, 2001, First Union issued a press release stating that Gotham Partners had formally withdrawn the first Gotham proposal and that the special committee, with the assistance of its advisors, would continue to evaluate alternative transactions.

   On May 30, 2001, the special committee held a telephonic meeting. The Chairman of the special committee noted that Gotham Partners had formally withdrawn the first Gotham proposal. Accordingly, the special committee instructed Libra to cease its financial analysis of the first Gotham proposal, but to continue to evaluate other alternatives.

   On May 31, 2001, at the request of the special committee, Libra distributed materials summarizing First Union's assets and liabilities to approximately 91 unaffiliated third parties in order to solicit proposals from such parties for an extraordinary transaction with First Union.

   On June 9, 2001, Libra delivered to the special committee written preliminary estimates, dated June 8, 2001, of the range of orderly liquidation values of First Union's assets and liabilities. The analysis was intended to provide the special committee with a basis for discussing Libra's underlying assumptions in preparing the estimates.

   On June 12, 2001, the board held a regular meeting with all members in attendance. At the request of the special committee, Libra then reported to the board on its work to date. Libra reported that preliminary indications of interest had been received from The Herrick Company and Equity Investment Group (referred to in this document as EIG) as a result of its solicitation for proposals. The Herrick Company expressed an interest in a transaction in which First Union would provide approximately $50 million of cash to the First Union common shareholders concurrent with The Herrick Company's contribution of real estate properties with an aggregate net equity value of approximately $47 million. In return, The Herrick Company would receive 51% of the outstanding First Union common shares as well as warrants representing additional equity ownership of 12%. EIG preliminarily proposed to contribute real estate with net equity value of approximately $677 million to First Union for a pro-rata share of First Union. It was unclear from EIG's proposal how much cash, if any, would be provided to the First Union common shareholders. The special committee instructed Libra to pursue both proposals.

   Shaw Pittman advised the board of the rights of the holders of the First Union convertible preferred shares under the terms of the certificate of designations that governs those shares and the application of those terms in the context of the various extraordinary transactions under consideration. On June 12, 2001, Cushman & Wakefield of Texas, Inc., a subsidiary of Cushman & Wakefield, Inc., delivered to the special committee the appraisal of Park Plaza Mall. The result of the appraisal was an investment value, as of May 10, 2001, of $7.25 million (i.e., the equity value of the property assuming that Dillard's vacates Park Plaza Mall, the Dillard's anchor spaces are not re-occupied and First Union holds the property until cash flow no longer supports existing debt service), and a market value of $75.0 million, as of May 10, 2001, under the scenario where Dillard's is assumed to remain as an anchor store of the Park Plaza Mall. The opinion of value in the appraisal was subject to the assumptions and limiting conditions set forth in the report of Cushman & Wakefield of Texas, Inc., a copy of which, with appropriate redactions of confidential information, is filed as an exhibit to the Schedule 13e-3 that has been filed in connection with this document. The special committee noted that a market value of $75.0 million would suggest a concomitant equity value for Park Plaza Mall of approximately $32.5 million after taking into account the principal balance of approximately $42.5 million on the Park Plaza Mall mortgage.

   There was a temporary adjournment of the formal portion of the June 12, 2001 board meeting at the request of Mr. Ackman so that he could discuss informally with members of the board possible structures for an

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extraordinary transaction between Gotham Partners and First Union. Shaw Pittman advised Mr. Ackman that if Gotham Partners wished to pursue an extraordinary transaction, he should contact Libra. Following this discussion, the formal board meeting resumed and the remaining business of the meeting was addressed by the board.

   On June 21, 2001, the special committee held a telephonic meeting. The special committee discussed with its advisors the status of discussions with The Herrick Company and EIG, as well as the possible extraordinary transaction with Gotham Partners that Mr. Ackman had discussed informally with members of the board during an adjournment of the June 12 board meeting. Shaw Pittman advised the special committee regarding the effects on the First Union convertible preferred shares that would result from an extraordinary transaction. Libra reported that it had received the appraisal of Park Plaza Mall from Cushman & Wakefield of Texas, Inc. and that it would use the valuations in that appraisal in preparing an updated draft of its preliminary estimated range of orderly liquidation values of First Union's assets and liabilities.

   On June 26, 2001, Libra spoke with CoastIntelligen, a manufacturer of power generation equipment, about a possible acquisition of First Union. During the conversation, CoastIntelligen described its business but provided few details as to the structure of any potential transaction. Libra agreed to inform the special committee of CoastIntelligen's expression of interest.

   On June 29, 2001, the Chairman of the special committee instructed Libra to inform both The Herrick Company and EIG that a transaction structured such that at least $90 million in cash was distributed to the First Union common shareholders would be most desirable. Libra also described the expression of interest from CoastIntelligen to the Chairman of the special committee. Because CoastIntelligen was essentially a start-up company and was not in the real estate business, the Chairman of the special committee determined that it was unlikely that an attractive transaction could be structured. Accordingly, the Chairman advised Libra not to further pursue a possible CoastIntelligen transaction.

   In early July 2001, Libra spoke with The Herrick Company regarding the special committee's desire that at least $90 million be distributed to the First Union common shareholders in conjunction with any merger. The Herrick Company indicated that while their initial interest in First Union was based on their assumption that First Union would have in excess of $50 million in cash upon completion of any merger, they would consider revising their proposal.

   On July 3, 2001, Gotham Partners sent a letter to the special committee outlining another proposal from Gotham Partners with respect to an extraordinary transaction with First Union (referred to in this document as the SECOND GOTHAM PROPOSAL). Under the second Gotham proposal: (1) First Union would spin off its non-cash assets to a newly created, wholly owned subsidiary of First Union to be called First Union Asset Company (referred to in this document as FAC); (2) holders of First Union common shares would be given the choice of receiving $0.35 in cash or a unit representing the common equity of FAC; (3) Gotham Partners would contribute its interests in GGP, a golf business, to First Union in exchange for newly issued equity in First Union;
(4) First Union would self-tender for First Union common shares at a price of $2.35 per share; and (5) holders of First Union common shares would receive a right to subscribe for GGC common shares at a price to be determined. In addition, in order for First Union common shareholders to have the option to exchange their interest in FAC for cash, Gotham Partners proposed to acquire any FAC units at the time of the distribution for $0.35 per share from shareholders who wished to sell their interest in FAC for that price. On that same day, Gotham Partners filed an amendment to its Schedule 13D with the Securities and Exchange Commission disclosing the second Gotham proposal.

   At a meeting of the special committee held telephonically on July 5, 2001, Libra informed the special committee that the Libra investment banking business would no longer be a part of U.S. Bancorp, Libra's parent company. The special committee tentatively agreed that the special committee would remain a client of the Libra successor entity, subject to certain conditions. The special committee discussed with its advisors the proposals from EIG and The Herrick Company.

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   On July 23, 2001, the special committee held a telephonic meeting. The
Chairman of the special committee stated that the special committee had received a letter from Gotham Partners dated July 3, 2001 outlining the second Gotham proposal. The special committee discussed with its advisors the second Gotham proposal. Libra also reported that, as a result of its solicitation, it had received three indications of interest from unaffiliated third parties with respect to an extraordinary transaction. The special committee requested that Libra obtain more concrete proposals from The Herrick Company and EIG and continue negotiations with Gotham Partners.

   On July 23, 2001, EIG submitted a revised merger proposal. The general terms and conditions of the revised proposal were that: (1) EIG would contribute shopping center assets with a net equity value of no less than $15 million for approximately five million First Union common shares; (2) First Union would simultaneously self-tender for all of its 34.8 million common shares then outstanding at a price of $2.74 per common share; and (3) all other assets and liabilities would remain within First Union.

   During July 2001, Libra made repeated attempts to obtain a more detailed proposal from The Herrick Company; however, no such proposal was ever submitted.

   On August 2, 2001, representatives of Shaw Pittman and Libra met with representatives of Gotham Partners and Gotham Partners' counsel to discuss the second Gotham proposal. Shaw Pittman advised Gotham Partners and its counsel that the special committee would continue to consider other strategic alternatives, including acquisition proposals from third parties, liquidation or a self tender.

   On August 3, 2001, the special committee held a telephonic meeting. Libra and Shaw Pittman reported on their meeting with representatives of Gotham Partners on the previous day. The special committee instructed its advisors to continue discussions with Gotham Partners regarding the second Gotham proposal and to meet with GGP's management to learn about GGP's business. The special committee also discussed the status of the proposal from EIG. Libra recommended to the special committee that it retain Duff & Phelps to, among other things, render a fairness opinion in connection with the second Gotham proposal.

   On August 3, 2001, a representative from EIG met with Libra to discuss their proposal. After discussing each of First Union's assets and liabilities in detail, it became clear that EIG was unfamiliar with First Union's assets and liabilities and needed to do substantial due diligence in order to proceed. EIG requested that a detailed due diligence package be provided to them. Over the next week, Libra accumulated the requested due diligence documentation and provided the information to EIG.

   During August 2001, Libra made numerous attempts to discuss the due diligence material with EIG. EIG was generally unresponsive and did not appear to be devoting significant resources to a potential transaction. Libra informed the special committee of EIG's unresponsiveness and reminded the special committee that EIG's proposed cash consideration of $2.74 per common share was subject to due diligence, which had not yet been performed. Based on these facts, the special committee determined that it was unlikely that a fairly priced transaction that had a reasonable likelihood of closing could be structured with EIG.

   As of August 7, 2001, the special committee retained Duff & Phelps to, among other things, render a fairness opinion in connection with the second Gotham proposal. On that same day, the special committee revised its engagement letter with Libra accordingly and provided for the future assignment of the First Union engagement by Libra to its successor entity.

   On August 9, 2001, First Union and Gotham Partners entered into a confidentiality agreement in furtherance of due diligence and ongoing discussions relating to the second Gotham proposal.

   On August 9 and 10, 2001, representatives of Shaw Pittman, Libra and Duff & Phelps met with representatives of GGP at GGP's headquarters in Hershey, Pennsylvania. During those meetings, representatives

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of Libra and Duff & Phelps visited a substantial number of GGP's golf properties in the Mid-Atlantic region. Representatives of GGP discussed GGP's business and began the due diligence process in respect of GGP.

   On August 13, 2001, the special committee held a telephonic meeting. Prior to the meeting, Libra had distributed to the special committee a written presentation summarizing the extraordinary transactions considered to date, including the second Gotham proposal, transactions with unaffiliated third parties and a liquidation of First Union. Representatives of Libra also orally summarized Libra's due diligence effort with respect to GGP to date.

   On August 14, 2001, the board held a regular meeting. All members of the board were in attendance, except that Mr. Ackman recused himself from the meeting when the strategic direction of First Union was discussed. At that time, the Chairman of the special committee reported to the board on the work of the special committee and its advisors to date, including the status of negotiations with Gotham Partners. The special committee requested that one of its financial advisors prepare a liquidation analysis of First Union to assist in the evaluation of the relative merits of the extraordinary transactions being considered. The special committee requested that Duff & Phelps revise its valuation analysis of GGP to exclude certain non-operating assets.

   On August 21, 2001, the special committee held a telephonic meeting. Representatives of Libra provided a summary overview of GGP's business. Representatives of Duff & Phelps provided the special committee with a written preliminary draft valuation analysis of GGP for the special committee's review and the special committee and its advisors discussed the GGP valuation.

   From August 21, 2001 to August 28, 2001, Libra discussed the valuation of GGP with representatives of Gotham Partners, as well as the other details of the second Gotham proposal.

   On August 22, 2001, Duff & Phelps provided the special committee with a revised draft valuation analysis of the GGP business.

   On August 23, 2001, the special committee held a telephonic meeting. Representatives of Libra summarized the status of discussions with Gotham Partners with respect to the second Gotham proposal. After further discussions, the special committee provided Libra further guidance regarding negotiations with Gotham Partners.

   On August 28, 2001, after Libra and Gotham Partners failed to reach agreement on an appropriate valuation of GGP, Gotham Partners revised its proposal (referred to in this document as the THIRD GOTHAM PROPOSAL) and presented it to the special committee's advisors. Under the third Gotham proposal: (1) the non-cash assets of First Union would be spun off to FAC; (2) the holders of First Union common shares would have the choice of receiving FAC units or $0.50 (with the cash amount subject to reduction in the event First Union's or FAC's transactional expenses exceeded $2 million); (3) First Union would merge with GGC, with GGC as the surviving entity; (4) the merger consideration to be received by the First Union common shareholders would be the holder's pro-rata share of the net asset value of First Union, but no less than $2.20 per share, and subscription rights to purchase GGC common shares at a price to be determined; and (5) Gotham Partners and certain other equity holders of GGP would contribute their equity interests in GGP to GGC in exchange for GGC common shares.

   On August 29, 2001, Libra presented to the special committee an updated draft of its preliminary estimated range of orderly liquidation values of First Union's assets and liabilities.

   On August 30, 2001, the special committee held a telephonic meeting. Representatives of Libra announced that Libra and Gotham Partners were not able to reach agreement on an appropriate valuation of GGP and that Gotham Partners had presented the third Gotham proposal. The special committee discussed the third Gotham proposal with Libra and Shaw Pittman. The special committee also discussed with its advisors the updated estimated range of orderly liquidation values of First Union's assets and liabilities prepared by Libra. The special

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committee instructed Libra to negotiate a letter of intent with respect to the third Gotham proposal. The special committee then provided Libra guidance regarding the negotiations.

   On August 31, 2001, Gotham Partners sent a draft letter of intent to the special committee, detailing in writing Gotham Partners' proposed terms with respect to the third Gotham proposal.

   From August 31, 2001 through September 19, 2001, representatives of Libra and Shaw Pittman and representatives of Gotham Partners negotiated the letter of intent with respect to the third Gotham proposal.

   On September 6, 2001, the special committee held a telephonic meeting. Libra reported on the status of negotiations of the letter of intent. The special committee then provided Libra with further guidance regarding those negotiations.

   On September 15, 2001, the special committee held a telephonic meeting. Shaw Pittman summarized the legal structure of the third Gotham proposal. Libra summarized the status of negotiations with respect to the letter of intent and summarized for the special committee its analysis of the terms of the letter of intent. Considering that the special committee did not have any competing offers at the time and that, based on Libra's preliminary liquidation analysis, the third Gotham proposal was likely to provide the First Union common shareholders with more certain cash in a shorter amount of time as compared to a liquidation of First Union, the special committee determined that the third Gotham proposal was the best alternative available and should be presented to the full board for approval.

   On September 21, 2001, the board held a special telephonic meeting. All members of the board other than Mr. Ackman were in attendance. The Chairman of the special committee gave an overview of the third Gotham proposal. Representatives of Shaw Pittman outlined the legal structure of the third Gotham proposal. Representatives of Libra described the special committee process to date, including a description of alternatives to the third Gotham proposal considered by the special committee. The board approved the letter of intent, with Mr. Baird dissenting, and authorized the special committee to negotiate definitive agreements. On that same date, First Union and Gotham Partners executed the letter of intent. The board requested Duff & Phelps to provide the board with the preliminary valuation analysis of GGP, excluding certain non-operating assets, that Duff & Phelps provided to the special committee on August 22, 2001. On that date, Duff & Phelps sent out the requested materials.

   On September 24, 2001, the parties issued a joint press release announcing the execution of the letter of intent.

   By letter dated September 25, 2001, Mr. Baird resigned as a trustee of First Union, effective immediately.

   On October 9, 2001, the board held a regular meeting, at which the board was informed that Wachtell, Lipton, Rosen & Katz, counsel to Gotham Partners, was preparing a draft merger agreement and would soon circulate the draft to the special committee and First Union for review.

   On October 12, 2001, Wachtell Lipton circulated to the special committee and its advisors a draft of the merger agreement.

   On October 16, 2001, HQ Global's parent, Frontline Capital Group, Inc., publicly announced that HQ Global had defaulted on $8 million of debt payments due September 30, 2001.

   On October 22, 2001, after consultation with Ohio counsel to First Union, Hahn Loeser & Parks LLP, as to the scope of the representations and warranties to be given by First Union, Shaw Pittman provided Wachtell Lipton with comments to the merger agreement.

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   On October 24, 2001, in response to the HQ Global default and the diminution in value of First Union's assets that resulted from that default, Gotham Partners proposed an adjustment in the cash amount to be paid to the First
Union common shareholders that elect not to receive FAC units. Gotham Partners initially suggested a $0.20 per First Union common share reduction in the cash amount that could be elected in lieu of FAC units. Libra and Gotham Partners discussed the appropriateness of this adjustment. Based upon consultation with the special committee, Libra countered with a $0.05 reduction, which was firmly rejected by Gotham Partners. Gotham Partners offered a $0.15 reduction, and Libra countered with a $0.10 and then, after further discussion, a $0.12 reduction, each of which was rejected by Gotham Partners.

   On November 2, 2001, the special committee held a telephonic meeting. Libra advised the special committee that Gotham Partners had taken the position that the default by HQ Global constituted a "material adverse change" within the meaning of that term in the letter of intent and, as a result, Gotham Partners would have the right not to proceed with the transaction contemplated by the letter of intent. Due to this adverse change in First Union's assets, Gotham Partners proposed a price reduction in the cash amount to be paid to First Union common shareholders who elect not to receive FAC units. Libra then updated the special committee on the status of negotiations with Gotham Partners as to the FAC unit price adjustment and the special committee provided Libra and Shaw Pittman with guidance regarding the negotiation of the price adjustment.

   From November 2, 2001 to November 6, 2001, Libra and Gotham Partners re-negotiated the third Gotham proposal to reflect an adjustment for the HQ Global default. After extensive discussions on the matter, on November 6, 2001, the parties agreed that the amount of cash per First Union common share to be paid to First Union common shareholders who elected not to receive FAC units would be reduced by $0.15, subject to certain conditions. In addition, Gotham Partners agreed to remove a condition that any fees or expenses of First Union over $2 million incurred in the proposed transaction would reduce the merger consideration dollar-for-dollar.

   From November 7, 2001 through November 20, 2001, Shaw Pittman and Wachtell Lipton negotiated the legal structure of the third Gotham proposal to take into account state securities laws and other concerns raised by the third Gotham proposal.

   On November 13, 2001, the board held a special telephonic meeting. All members of the board other than Mr. Ackman were in attendance. Shaw Pittman reported to the board on the status of negotiations with Gotham Partners, including the re-negotiation of the terms of the third Gotham proposal as a result of the HQ Global default. Shaw Pittman also noted that the appropriate transaction structure of the third Gotham proposal had not yet been determined.

   On November 20, 2001, Wachtell Lipton circulated a revised merger agreement, which reflected the reduction in the cash amount to be paid to First Union common shareholders who elected not to receive FAC units and a revised transaction structure for the third Gotham proposal.

   From November 20, 2001 through December 10, 2001, the legal advisors to the special committee and Gotham Partners continued to negotiate the draft merger agreement and the substantive terms and structure of the transaction.

   On December 5, 2001, the FUMI board of directors met and was updated by Mr. Ackman and First Union's Chief Financial Officer with respect to developments regarding the proposed transactions between First Union and Gotham Partners, which developments would require the participation of FUMI and the FUMI Share Trust as parties to the transaction. During that meeting, it was suggested to the FUMI board of directors that it consider retaining special counsel to advise it in connection with the merger agreement. The FUMI board of directors indicated that it would take such recommendation under advisement and defer decision until more definitive documentation had been prepared and was ready for counsel to review.

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   On December 10, 2001, the special committee held a telephonic meeting. Shaw
Pittman reported that three significant categories of issues remained outstanding with respect to the third Gotham proposal: (1) the scope, timing and survival of the business representations and warranties to be given by First Union and its affiliates; (2) the feasibility of the transfer of Park Plaza Mall to FAC; and (3) the terms of the management structure of FAC, including any management fees to be charged by the entity that would manage FAC, which could be Gotham Partners or an affiliate. After discussions with Libra and Shaw Pittman, the special committee advised Libra and Shaw Pittman as to how to proceed with negotiations.

   On December 11, 2001, the board held a regular meeting at the New York offices of Gotham Partners. All members of the board were in attendance. At that meeting, Mr. Ackman gave the board a brief overview of the outstanding issues in connection with the third Gotham proposal. Mr. Ackman then recused himself from the meeting to enable the special committee to discuss with the board the status of negotiations with Gotham Partners. The board then discussed the third Gotham proposal and held an extensive discussion on the feasibility of liquidating First Union. The special committee directed its advisors to prepare a comparison of an orderly liquidation of First Union with the third Gotham proposal.

   On December 12, 2001, the special committee held a telephonic meeting. At that meeting, the special committee provided Libra and Shaw Pittman with guidance as to the conditions under which it would be willing to pursue a transaction with Gotham Partners. On that same day, Libra and Shaw Pittman communicated the special committee's conditions to Gotham Partners and its representatives.

   On December 14, 2001, Gotham Partners, Wachtell Lipton, Libra and Shaw Pittman participated in a telephonic conference in which Libra and Shaw Pittman expressed to Gotham Partners the special committee's concerns as to the governance of FAC, the compensation to be provided to FAC's manager and First Union's ability to effect a transaction involving the FAC spin-off. Moreover, Libra and Shaw Pittman informed Gotham Partners that the special committee was not willing to recommend a merger agreement that contained customary provisions regarding material adverse changes that might arise between the execution of the agreement and the closing of the transaction, and that, consequently, Gotham Partners would have to assume a greater proportion of the risk associated with adverse events occurring during the interim period between the execution of definitive documentation and the completion of the proposed transaction. After a discussion of these and related matters, including that the transfer might not be approved by the lender of the mortgage loan on the Park Plaza Mall and that the transfer, if approved, might involve a significant expense, Gotham Partners presented to Libra and Shaw Pittman a revised proposal (referred to in this document as the FINAL GOTHAM PROPOSAL).

   Under the final Gotham proposal, First Union would merge with GGC, with GGC as the surviving entity (referred to in this document as the FIRST UNION MERGER). No First Union assets would be spun off prior to or in connection with the First Union merger. The merger consideration per common share would be a choice of either: (1) $2.55 in cash plus a subscription right to subscribe for GGC common shares; or (2) $2.20 plus the subscription right plus a debt instrument (referred to in this document as the NOTE) to be issued by a subsidiary of GGC and indirectly secured by a mezzanine loan on Park Plaza Mall and a mortgage loan on Circle Tower. In place of a customary material adverse change closing condition, the final Gotham proposal contemplated that, if at closing, any First Union representation or warranty had been breached (as of the time it was made), the amount in controversy would be withheld from the cash portion of the merger consideration and placed in an escrow account to pay for any obligation that might arise from the breach. As a result, the conditions under which Gotham Partners would be permitted to terminate the merger agreement and not complete the transaction would be more limited than are customary for similar transactions.

   On December 17, 2001, the special committee held a telephonic meeting. Shaw Pittman outlined the final Gotham proposal. The special committee then discussed the final Gotham proposal with its advisors, including its advantages and disadvantages to the First Union common shareholders and its impact on the holders of First Union convertible preferred shares. Duff & Phelps noted that Duff & Phelps would have to perform a valuation analysis of the note to determine whether Duff & Phelps's fairness opinion would be able to cover the note.

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   On December 19, 2001, the special committee held a telephonic meeting. Duff
& Phelps presented an oral preliminary liquidation analysis of First Union that Duff & Phelps had prepared after consulting with the Chief Financial Officer of First Union. The special committee then discussed the preliminary liquidation analysis with its advisors.

   On December 20, 2001, the special committee held a telephonic meeting. Duff & Phelps reported that it would value the note, under the assumptions and terms then considered for the note, at less than $0.35 per common share. Duff & Phelps then described the risk factors and methodology considered in its valuation analysis of the note. Duff & Phelps gave the preliminary indication that it would not be able to render a fairness opinion if the board recommended that the holders of First Union common shares elect to receive the note as merger consideration. By contrast, Duff & Phelps gave the preliminary indication that it would be able to render a fairness opinion if the board recommended that the First Union common shareholders receive $2.55 in cash. The special committee authorized Shaw Pittman and Libra to discuss Duff & Phelps's valuation of the note with Gotham Partners and to determine whether Gotham Partners would be willing to engage in a transaction solely for cash.

   On December 21, 2001, Shaw Pittman discussed with Gotham Partners and its representatives the possibility of proceeding with the final Gotham proposal without the note option. Gotham Partners responded to the suggestion by explaining that it considered the note offering to be an integral part of its proposal. Gotham Partners explained that, in light of various details regarding the nature of First Union's assets, including transfer restrictions and the contingent nature of the valuation of the Park Plaza Mall, it believed that the note would offer First Union common shareholders the opportunity to participate in the value of First Union's two most significant remaining assets, the Park Plaza Mall and Circle Tower, as was the intent of Gotham's second and third proposals. In response, Shaw Pittman expressed the special committee's reluctance to accept the note in light of Duff & Phelps's preliminary indication that it would not be able to render a fairness opinion if the board recommended that the First Union common shareholders elect to receive the note as merger consideration.

   In reply, Gotham Partners stated that it disagreed with Duff & Phelps's assessment of the value of the note. However, in order to advance the discussion, Gotham Partners offered to modify its proposal to allow First Union common shareholders who elect to receive the notes to have their notes redeemed 90 days after the completion of the proposed transaction. Under Gotham Partners' analysis, the modification would allow shareholders who had elected to receive notes to evaluate the notes' value by reference to the trading market in the notes, if such a market were to develop. If the market failed to develop and/or if the notes had a value less than their effective purchase price, those shareholders would have the opportunity to recoup the purchase price, without interest.

   Shaw Pittman expressed the view that former First Union common shareholders who elect to receive notes in lieu of all or a part of the cash consideration would have an undue burden placed upon them under Gotham Partners' proposed 90-day purchase plan, in that they would have to monitor the trading market and incur timing and transaction costs in tendering for the purchase. In response, Gotham Partners pointed out that the surviving corporation, GGC, rather than the First Union common shareholders would bear the principal transaction costs associated with the issuance of the notes. Further, Gotham Partners agreed that the notes would be uncertificated, thereby decreasing the remaining marginal transaction costs, and that the redemption would be a term of the actual note security; each shareholder that elected to receive the notes would have an opportunity to have their notes redeemed 90 days after the completion of the proposed transaction.

   Gotham Partners added a qualification on this redemption feature to the effect that the redemption would apply only to the notes held by noteholders who elected to receive notes in lieu of cash consideration. More specifically, Gotham Partners proposed that the redemption feature would not apply to notes held by noteholders who bought their notes in the secondary market or noteholders who elected to purchase the excess notes that were declined by the other First Union common shareholders. Gotham Partners communicated to Shaw Pittman that it would not be willing to engage in a transaction solely for cash, without the note.

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   On December 25, 2001, Wachtell Lipton circulated a revised draft merger agreement that reflected the final Gotham proposal and contemplated that (1) the board would not be required to recommend that the First Union common shareholders elect to receive the note in lieu of cash, (2) the ability of GGC, Gotham Partners or First Union to receive any approvals necessary to issue the note would not be a condition to closing, and (3) the default election for the merger consideration in the event that First Union common shareholders failed to make an election between $2.20 in cash with the note and $2.55 in cash would be $2.55 in cash.

   From December 27, 2001 through January 5, 2002, at the direction of the special committee and Gotham Partners, Shaw Pittman and Wachtell Lipton set out to negotiate the definitive terms of the revised merger agreement.

   On January 7, 2002, First Union, Libra and Libra Securities, L.L.C. (referred to in this document as LIBRA SECURITIES) entered into an agreement to assign the Libra engagement letter from Libra to Libra Securities.

   On January 14, 2002, the special committee held a telephonic meeting. The special committee requested that Hahn Loeser advise the board as to the mechanics of a liquidation under Ohio law, and that such analysis be presented to the board on January 18, 2002. The special committee also requested an informal, oral update from Duff & Phelps as to the estimated valuation ranges for GGP as well as an update to the preliminary liquidation analysis of First Union.

   On January 15, 2002, Wachtell Lipton circulated to the special committee's advisors revised drafts of the merger agreement and related documents.

   On January 18, 2002, the board held a meeting at the New York offices of Shaw Pittman. All board members other than Mr. Ackman were in attendance. At the request of the special committee, the special committee's advisors updated the board on their work with the understanding that no board action with respect to an extraordinary transaction would be requested to be taken at this meeting. Duff & Phelps provided the board with a draft liquidation analysis of First Union. Hahn Loeser summarized for the board the mechanics of a liquidation under Ohio law. Libra Securities then described the final Gotham proposal and the status of negotiations with Gotham Partners. Shaw Pittman outlined the legal process that would be involved in consummating the final Gotham proposal.

   On January 22, 2002, Shaw Pittman provided Wachtell Lipton with comments to the revised merger agreement and related documents.

   On January 28, 2002, the board held a meeting at the New York offices of Shaw Pittman. All members of the board other than Mr. Ackman were in attendance. Shaw Pittman presented to the board a comparison of the risks associated with a liquidation and the final Gotham proposal. Duff & Phelps presented an updated liquidation analysis of First Union and, based on a limited analysis, gave an oral presentation on the changes in the operations and financial performance of GGP as well as changes in the market multiples and capitalization ratios derived from the sales of golf course operations from the materials distributed by representatives of GGP on August 10, 2001 and updated its estimated valuation ranges for GGP. The board expressed concern, however, that if the subscription rights being offered as part of the merger consideration were not exercised, the surviving corporation might not have sufficient cash for operations. After these presentations, Gotham Partners and its representatives, including Mr. Ackman, joined the meeting and gave a presentation to the board on Gotham Partners' view of the merits of the final Gotham proposal and its benefits compared with Gotham Partners' analysis of a liquidation of First Union. Members of the board, including the special committee, noted to Mr. Ackman and the other Gotham Partners representatives that, based on their review of First Union's financial statements, they believed that the surviving corporation in the proposed transaction would have sufficient cash and/or assets at the effective time of the First Union merger to cover its senior debt and the liquidation preference on First Union convertible preferred shares. At this meeting, Mr. Ackman agreed that Gotham Partners would ensure that, not later than the effective time of the First Union merger, GGC would raise at least $10 million in

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additional common equity. After Gotham Partners and its representatives, including Mr. Ackman, were excused, the board determined the next steps to be taken.

   On January 30, 2002, representatives of Shaw Pittman met with representatives of Wachtell Lipton to negotiate the transaction documents and identify the remaining open business issues.

   Between February 1, 2002 and February 3, 2002, at the direction of the special committee, the special committee's legal advisors negotiated with Gotham Partners with respect to the remaining open business issues.

   On February 4, 2002, Wachtell Lipton circulated to the special committee's advisors revised transaction documents that reflected negotiations of the preceding days.

   On February 6, 2002, the special committee held a telephonic meeting at which it was updated on the status of the negotiations with Gotham Partners.

   On February 7, 2002, FUMI informed First Union that it was retaining separate counsel in connection with the final Gotham proposal and, on February 8, 2002, engaged Potter Anderson & Corroon LLP of Wilmington, Delaware to begin its review of the transaction documents.

   On February 8, 2002 and February 10, 2002, Shaw Pittman provided the board with drafts of the transaction documents, including the merger agreement, for their review.

   Between February 7, 2002 and February 12, 2002, legal counsel to the parties finalized the definitive transaction documents.

   On February 11, 2002, the FUMI board of directors held a telephonic meeting, at which all members of the board were present. The FUMI board of directors discussed the final Gotham proposal and the draft merger agreement.

   On February 12, 2002, the special committee held a telephonic meeting. Libra Securities reviewed preliminary indications of interest that had been received by the special committee as well as a history of the negotiations with Gotham Partners. Duff & Phelps reviewed with the special committee its fairness analysis of the final Gotham proposal, as documented in a written summary of its analysis dated February 12, 2002, and orally expressed (and subsequently confirmed in a written opinion dated as of February 12, 2002) that as of the date of its written opinion and based upon and subject to certain considerations and assumptions described in the written opinion, $2.55 in cash to be received by the First Union common shareholders in the proposed transaction (referred to in this document as the CASH CONSIDERATION) is fair, from a financial point of view, to such shareholders (other than Gotham Partners and its affiliates). Each member of the special committee had received and reviewed the written fairness analysis prepared by Duff & Phelps prior to the meeting. In addition, Shaw Pittman reviewed with the special committee the principal terms of the proposed transaction, including the minor changes that occurred between February 8, 2002 and February 12, 2002. After further discussion and consideration of the views and analyses of its financial advisors, the special committee:

      1. determined that the merger consideration is fair to and in the best interests of (i) First Union, (ii) the holders of First Union common shares (other than Gotham Partners and its affiliates) where such shareholders elect to receive the cash consideration in the proposed transaction, and
   (iii) the sole stockholder of FUMI, to consummate the proposed transaction upon the terms and subject to the conditions of the merger agreement;

      2. resolved to recommend that the board approve and declare advisable the proposed transaction, including the First Union merger, the merger agreement and the transactions contemplated thereby;

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      3. resolved to recommend that (i) the holders of First Union common shares vote to approve the proposed transaction and approve the First Union merger, the merger agreement and the transactions contemplated thereby and
   (ii) if the proposed transaction, including the First Union merger, the merger agreement and the transactions contemplated thereby are approved by the holders of First Union common shares, the holders of First Union common shares elect to receive the cash consideration; and

      4. resolved to recommend that the FUMI board of directors and the FUMI Share Trust approve and adopt the merger agreement and the transactions contemplated thereby.

   Later in the morning of February 12, 2002, a telephonic meeting of the board was convened to discuss the transaction and consider the recommendation of the special committee. All members of the board were present except for Mr. Ackman, who did not attend the meeting in light of the subject matter being discussed. At the meeting, the special committee advised the board of its recommendation with respect to the final Gotham proposal. In addition, the financial and legal advisors to the special committee made oral presentations to the board summarizing the fairness analysis and the merger agreement. After discussions with the special committee's financial and legal advisors, the board members in attendance unanimously:

      1. determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the First Union common shareholders (other than Gotham Partners and its affiliates) where such shareholders elect to receive the cash consideration in the proposed transaction;

      2. approved the merger agreement and the transactions contemplated thereby, and declared the proposed transaction advisable; and

      3. recommended that First Union common shareholders elect to receive the cash consideration, approve the proposed transaction and approve the merger agreement and the transactions contemplated thereby.

   In addition, the board exempted the merger agreement and the transactions contemplated thereby from any restrictions that may be contained in the Declaration of Trust and in the By-Laws of First Union, to the extent that such exemptions were within the power of the board.

   Later in the afternoon of February 12, 2002, the FUMI board of directors held a telephonic meeting. All members of the FUMI board of directors were present. After a presentation by Libra Securities and Duff & Phelps, and a consideration of the fairness analysis presented by Duff & Phelps and the recommendation of the special committee, the FUMI board of directors unanimously:

      1. determined that the proposed transaction, the merger agreement and the transactions contemplated thereby are in the best interests of FUMI, the FUMI Share Trust, and the First Union common shareholders (other than Gotham Partners and its affiliates) in their capacities as beneficiaries of the FUMI Share Trust, to the extent such First Union common shareholders elect to receive the cash consideration in the proposed transaction;

      2. approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby; and

      3. recommended that the FUMI Share Trust, as the sole stockholder of FUMI, approve the proposed transaction, the merger agreement and the transactions contemplated thereby.

   On February 12, 2002, the FUMI Share Trust, as the sole stockholder of FUMI, after consultation with legal counsel and receiving the recommendation of the FUMI board, based upon the recommendation of the special committee:

      1. determined that the proposed transaction, the merger agreement and the transactions contemplated thereby are in the best interests of FUMI, the FUMI Share Trust, and the First Union common shareholders (other than Gotham Partners and its affiliates) in their capacities as beneficiaries of the FUMI Share Trust, to the extent such First Union common shareholders elect to receive the cash consideration in the proposed transaction; and

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      2. approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby.

   On the evening of February 13, 2002, the parties executed the merger agreement and related documents.

   On February 14, 2002, First Union, Gotham Partners and GGP announced in a joint press release that the parties had executed the merger agreement.

   On April 24, 2002, at Gotham Partners' request, Gotham Partners' counsel circulated to the parties a proposed Amendment No. 1 to the merger agreement. Amendment No. 1 related to clarifying and immaterial changes to the merger agreement. In addition, Amendment No. 1 provided a number of other changes including:

      1. a change in the formula in which the conversion price of GGC convertible preferred shares is determined, with the effect of improving the conversion price from the perspective of holders of GGC convertible preferred shares;

      2. a number of changes to the term sheet relating to the Notes reflecting the terms described in the section below entitled "Description of the Notes and the Underlying Loans";

      3. a mechanism for the distribution of notes in book-entry form through a depositary rather than directly from the issuer of the notes;

      4. the elimination of a First Union common shareholder's option to pay an additional amount of cash in the event that holder would have otherwise not been entitled to a full note;

      5. the extension of the time during which Gotham Partners can elect not to include the note option as part of the merger consideration from the time that this proxy statement-prospectus is declared effective by the Commission to any time prior to the effective time of the mergers; and

      6. the modification of the note redemption provision to make clear that
   (A) note holders who received their notes in lieu of a portion of their cash consideration will have the opportunity to have their notes redeemed 90 days from and after the completion of the proposed transaction, at their election and (B) that the issuer of the notes has the option of designating another person or persons to fulfill its redemption obligations by the designee making the necessary payment to the note holders in exchange for their notes.

   On April 29, 2002 the special committee met telephonically with Shaw Pittman and Libra Securities to consider Amendment No. 1 to the merger agreement. Later that day, based on the recommendation of the special committee to approve Amendment No. 1 to the merger agreement, First Union's board of trustees (including all trustees other than Mr. Ackman) met telephonically to consider Amendment No. 1 to the merger agreement. Both the special committee and the board unanimously approved Amendment No. 1 to the merger agreement and the resulting changes contemplated thereby, and declared Amendment No. 1 advisable.

   On April 30, 2002, the FUMI Share Trust, as the sole stockholder of FUMI, after consultation with legal counsel and receiving the recommendation of the special committee, approved, adopted and declared advisable, by written consent of the sole stockholder, Amendment No. 1 and the transactions contemplated thereby.

   The parties executed Amendment No. 1 to the merger agreement as of April 30, 2002.

  RECENT LITIGATION

   In addition to the foregoing matters, you should know that, on April 15, 2002, First Union was served with a complaint filed in the Supreme Court of New York in New York County on behalf of a purported holder of First Union convertible preferred shares. Among the allegations made by the plaintiff is that the proposed transaction was approved by the First Union board of trustees in violation of duties owed to the holders of First Union convertible preferred shares. The suit seeks, among other things, unspecified damages, an injunction of the

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proposed transaction and the court's certification of the lawsuit as a class action. Named as defendants in the lawsuit were First Union, its five trustees and Gotham Partners. First Union regards the lawsuit as being without merit and will vigorously defend against the asserted claims. First Union does not believe that the suit will preclude or materially delay the completion of the proposed transaction.

RECOMMENDATION OF THE SPECIAL COMMITTEE

   The special committee, at a meeting held on February 12, 2002:

      1. determined that the merger agreement and the proposed transaction are fair to and in the best interests of (i) First Union, (ii) the First Union common shareholders (other than Gotham Partners and its affiliates) where such shareholders elect to receive the cash consideration in the proposed transaction, and (iii) the sole shareholder of FUMI, to consummate the proposed transaction upon the terms and subject to the conditions of the merger agreement;

      2. recommended that the board approve and declare advisable the proposed transaction, the merger agreement and the transactions contemplated thereby;

      3. recommended that (i) the First Union common shareholders vote to approve the proposed transaction, the merger agreement and the transactions contemplated thereby and (ii) if the proposed transaction, the merger agreement and the transactions contemplated thereby are approved by the First Union common shareholders, such shareholders elect to receive the cash consideration; and

      4. recommended that the FUMI board of directors and the FUMI Share Trust approve and adopt the merger agreement and the transactions contemplated thereby.

RECOMMENDATION OF THE FIRST UNION BOARD OF TRUSTEES

   On February 12, 2002, the First Union board of trustees, by unanimous decision of those trustees participating and based upon the recommendation of the special committee:

      1. determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the First Union common shareholders (other than Gotham Partners and its affiliates) where such shareholders elect to receive the cash consideration;

      2. approved the proposed transaction, the merger agreement and the transactions contemplated thereby, and declared the merger agreement advisable;

      3. recommended that First Union common shareholders elect to receive the cash consideration and approve the proposed transaction, the merger agreement and the transactions contemplated thereby; and

      4. exempted the proposed transaction, the merger agreement and the transactions contemplated thereby from any restrictions that may be contained in the Declaration of Trust and in the By-Laws of First Union, to the extent that such exemptions were within the power of the board.

   Mr. Ackman did not attend the meeting in light of his relationship with Gotham Partners.

FAIRNESS OF THE PROPOSED TRANSACTION

  THE SPECIAL COMMITTEE

   In reaching the recommendations described above, the special committee considered a number of factors, including the following:

      1. FIRST UNION OPERATING AND FINANCIAL CONDITION. The special committee took into account the current financial condition and results of operations of First Union in light of the Radiant Asset Sale,

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   including the fact that First Union's remaining assets were not producing substantial income. The special committee considered whether the remaining assets constituted a basis for an attractive, ongoing public company. The special committee observed that during the course of its negotiations with Gotham Partners, HQ Global's financial condition had deteriorated, causing First Union to write off the $11.5 million carrying value of its investment and accrued dividends in HQ Global warrants and preferred stock.

      2. TRANSACTION FINANCIAL TERMS/PREMIUM TO MARKET PRICE/PREVIOUS STOCK TRANSACTIONS. The special committee considered the relationship between the cash consideration and the historical market price of First Union common shares. $2.55 per share represents a premium of 8.05% over the closing price per First Union common share on May 14, 2001, the day before the public announcement of the first Gotham proposal, a premium of 8.51% over the closing price per First Union common share on July 2, 2001, the day before the public announcement of the second Gotham proposal, and a premium of 6.25% over the closing price per First Union common share on February 13, 2002, the day before the public announcement of the final Gotham proposal.

      The special committee also took into account the amount paid by First Union to two significant shareholders for the repurchase of their common shares in 2001. On April 30, 2001, Apollo Real Estate Investment Fund II, L.P. (referred to in this document as APOLLO) and Bear Stearns International Limited sold an aggregate of approximately 4.8 million First Union common shares to First Union at a price of $2.375 per share. This repurchase represented a 2.7% discount to the closing price of the First Union common shares of $2.44 on April 30, 2001 and a 6.9% discount to the $2.55 value of the cash consideration. On that date, First Union announced that William A. Scully, the representative of Apollo on the First Union board of trustees since 1998, resigned his position as trustee and Vice Chairman of the board.

      The special committee also noted that between October 4, 2001 and October 15, 2001, First Carolina Investors, Inc. sold an aggregate of approximately 2,439,100 First Union common shares at an average price of $2.45 per share, which represented a 3.9% discount to the $2.55 value of the cash consideration. First Carolina Investors, Inc. is an entity affiliated with Brent Baird, who had resigned as a trustee in September 2001.

      The special committee took into account that the terms of the proposed transaction were determined through arm's-length negotiations over a considerable period of time between Gotham Partners and First Union and its financial and legal advisors, all of whom are unaffiliated with Gotham Partners. The special committee also considered the risk that further price negotiations with Gotham Partners could cause Gotham Partners to abandon the transaction.

      The special committee also considered the form of consideration to be paid to holders of First Union common shares in the proposed transaction, and the certainty of the value of the cash consideration plus subscription rights compared to the combination of cash, subscription rights and a note. As a result of its inability to ascribe a value of at least $0.35 to the note and the inherent uncertainties involved in valuing that security, the special committee recommended to the board that the board recommend that the holders of First Union common shares elect to receive the cash consideration. The special committee considered it important that holders of First Union common shares who fail to elect to receive the note will automatically receive cash in lieu of the note. The special committee ascribed no value to the subscription right.

      The special committee also considered First Union's obligations to the holders of First Union convertible preferred shares. Under the Certificate of Designations for the First Union convertible preferred shares, holders of such shares are not entitled to vote on a merger if their shares are exchanged for or converted into convertible preferred shares of the surviving entity that have preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption that are identical to that of the existing First Union convertible preferred shares (except for changes that do not materially and adversely affect the holders of such shares). The special committee noted the advice of its and First Union's legal advisors that the Certificate of Designations for the GGC convertible preferred shares had been drafted to comport with this requirement and that, accordingly, the contractual rights of the holders of First Union convertible preferred shares were being satisfied in the

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   proposed transaction. The special committee also noted that, under the merger agreement, Gotham Partners had agreed to ensure that the surviving corporation would have at least $10 million of additional cash invested as equity and that the new common equity, along with the cash and/or other assets remaining in the surviving corporation at the effective time of the First Union merger, would substantially exceed the aggregate principal amount of the First Union senior notes and the liquidation preference on the First Union convertible preferred shares.

      The special committee was aware that the consideration to be received by holders of First Union common shares and First Union convertible preferred shares in the proposed transaction could be taxable to such holders for federal income tax purposes. The special committee was also aware that a substantial portion of First Union common shareholders would be able to recognize a loss on account of the proposed transaction if they elected to receive the cash consideration because the basis in their First Union common shares was higher than such cash consideration.

      3. NO OTHER BONA FIDE, THIRD-PARTY PROPOSAL RECEIVED. At the request of the special committee, Libra sent out 91 letters to unaffiliated third parties soliciting proposals for an extraordinary transaction with First Union. Libra received three preliminary indications of interest as a result of that solicitation. Libra held discussions with each of the three firms about an extraordinary transaction with First Union. Libra received a written indication of interest from one firm, EIG, but the special committee determined that given the level of due diligence that firm was requesting it was unlikely that a transaction could be structured that would be priced attractively and have a reasonable likelihood of closing. Accordingly, the special committee concluded that an acquisition of First Union by an unaffiliated third party was not a feasible alternative.

      4. STRATEGIC ALTERNATIVES. The special committee considered various alternatives and concluded that the proposed transaction represented the best alternative to maximize the value of First Union common shares, while satisfying First Union's obligations to the holders of the First Union senior notes and First Union convertible preferred shares.

       . The special committee considered that no bona fide, third-party proposal other than the final Gotham proposal was received.

       . The special committee considered a partial self-tender for First Union common shares. While this alternative would provide the First Union common shareholders with an immediate cash distribution, the special committee concluded that the proposed transaction with Gotham Partners offered the common shareholders the best means of getting the highest value for all of their shares. Accordingly, the special committee concluded that the proposed transaction with Gotham Partners was a better alternative than a partial self-tender.

       . The special committee considered a possible liquidation of First Union. The liquidation analysis presented to the special committee by Duff & Phelps on February 12, 2002 indicated a range of liquidation values from $2.16 to $2.98 per First Union common share. The liquidation analysis assumed two cash distributions to First Union common shareholders, one in June 2002 and a second in December 2003. Given the difficulty of selling First Union's non-liquid assets, the uncertain costs of liquidation (including the negative financial and other consequences that a liquidation might have under the provisions of the Park Plaza Mall mortgage), the risk of unforeseen expenses and liabilities arising during the liquidation period and the uncertain timing of the second cash distribution, the special committee concluded that the final Gotham proposal was more favorable to the First Union common shareholders than a liquidation because the final Gotham proposal was substantially more certain of providing significant cash sooner to the First Union common shareholders. Moreover, the value of the cash consideration was substantially above the low end of the range of liquidation values presented by Duff & Phelps. The special committee concluded that the uncertainties involved in a liquidation and in First Union's operations and assets made it likely that the actual liquidation value would be closer to the projected low end than the high end.

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      5. FAIRNESS OPINION.  The special committee took into account presentations from Duff & Phelps and the opinion of Duff & Phelps, dated February 12, 2002 (referred to in this document as the FAIRNESS OPINION), that, as of the date of the fairness opinion and based upon and subject to certain considerations and assumptions described in the fairness opinion, the cash consideration to be received by holders of First Union common shares in the proposed transaction is fair from a financial point of view to such holders (other than Gotham Partners and its affiliates). A copy of the fairness opinion is attached to this proxy statement-prospectus as Appendix C and incorporated herein by reference. For information regarding the analysis conducted by Duff & Phelps, see "--Opinion of the Special Committee's Financial Advisors." First Union common shareholders are urged to read the fairness opinion and "--Fee Arrangements with the Special Committee's Financial Advisors" in their entirety. The special committee was aware that Duff & Phelps became entitled to certain fees described under "--Fee Arrangements with the Special Committee's Financial Advisor" upon delivery of the fairness opinion.

      6. LIMITED CONDITIONS TO THE COMPLETION OF THE PROPOSED TRANSACTION. The special committee considered that the obligation of Gotham Partners and its affiliates to consummate the proposed transaction is subject to a limited number of conditions, including, among others, the condition that holders of at least a majority of the outstanding First Union common shares vote in favor of the proposed transaction, that First Union and Gotham obtain required consents for the proposed transaction, and that the board can consider certain unsolicited superior proposals. The special committee also considered that completion of the proposed transaction is not subject to a financing condition, and that the effective elimination of a material adverse change closing condition created substantial certainty of completion of the proposed transaction. Moreover, any amounts placed in escrow as a result of a breach of First Union's representations and warranties would reflect a diminution in value of First Union, which diminution would be equally reflected in an alternative transaction, including a liquidation of First Union.

      7. TIMING OF COMPLETION. The special committee considered the anticipated timing of the completion of the proposed transaction. In that regard, the special committee noted that First Union common shareholders would receive the merger consideration earlier than they would have received a final liquidating distribution had First Union pursued a liquidation given the uncertain timing of the second distribution under the liquidation analysis. The special committee also noted that, if the proposed transaction with Gotham Partners is not completed by August 31, 2002, part of the cash consideration per First Union common share (the cash consideration of $2.20 less the deductions on account of dividends, breaches of certain representations and warranties and costs incurred in connection with obtaining certain consents) will be increased thereafter by 6% per annum unless (i) as of August 31, 2002, Gotham Partners, GGP, GGC, Sub and the other entities participating in the contribution have complied with their respective obligations under the merger agreement or (ii) if such entities have not so complied, such noncompliance is primarily due to the failure of First Union and its affiliates to comply with their respective obligations under the merger agreement.

      8. CONTINUED CONSIDERATION OF COMPETING PROPOSALS. The special committee considered that the merger agreement did not preclude First Union's consideration of unsolicited competing proposals, as described in "The Merger Agreement--No Solicitation."

      9. APPRAISAL RIGHTS. The special committee considered that holders of First Union common shares do not have appraisal rights under the Business Trust Law of the State of Ohio, as stated in "The Proposed Transaction--No Dissenters' Rights or Appraisal Rights."

      10. POSSIBLE CONFLICTS OF INTEREST. The special committee also took into account the possible conflicts of interest of certain trustees and members of management of both First Union and Gotham Partners discussed in "The Proposed Transaction--Interests of First Union Trustees, Officers and Related Parties in the Proposed Transaction."

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  FIRST UNION BOARD OF TRUSTEES

   In reaching its determinations referred to above, the board considered the following factors, each of which, in the view of the board, supported such determinations:

      1. the conclusions and recommendations of the special committee;

      2. the factors referred to above as having been taken into account by the special committee, including the receipt by the special committee of the opinion by Duff & Phelps that, as of the date of its written opinion and based upon and subject to certain considerations and assumptions described in the written opinion, the cash consideration to be received by the holders of common shares in the proposed transaction is fair from a financial point of view to such holders (other than Gotham Partners and its affiliates), and the fairness analysis presented by Duff & Phelps to the special committee; and

      3. the fact that the cash consideration and the terms and conditions of the merger agreement were the result of arm's length negotiations between the special committee and Gotham Partners.

   The members of the board, including the members of the special committee, but excluding Mr. Ackman who is affiliated with Gotham Partners, evaluated the proposed transaction in light of their knowledge of the business, financial condition and prospects of First Union, and based upon the views and analyses of financial and legal advisors.

   The board, including the members of the special committee, believes that the proposed transaction is procedurally fair based on a number of factors, including:

      1. the fact that the special committee consisted of independent directors appointed to represent the interests of non-management, unaffiliated holders of First Union common shares;

      2. the fact that the special committee retained and was advised by its own independent legal counsel;

      3. the fact that the special committee retained and was advised by Libra Securities and Duff & Phelps, as its independent financial advisors, to assist it in evaluating an extraordinary transaction with Gotham Partners;

      4. the nature of the deliberations pursuant to which the special committee evaluated the proposed transaction and the alternatives thereto; and

      5. the fact that the amount of cash consideration resulted from arm's-length bargaining between representatives of the special committee, on the one hand, and representatives of Gotham Partners, on the other.

   The board and the special committee recognized that, while the completion of the proposed transaction will result in all First Union common shareholders being entitled to receive up to $2.55 per share in cash for each of their shares, assuming that such holders elect not to exercise their subscription rights or to receive notes, the receipt of the $2.55 cash payment will eliminate the opportunity for current First Union common shareholders to participate in the benefit of increases, if any, in the value of First Union's business following the completion of the proposed transaction. Nevertheless, the special committee and the board concluded that this fact did not justify foregoing the receipt of the cash payment represented by the $2.55 per share cash consideration. Moreover, under the proposed transaction, First Union common shareholders could participate in the benefit of First Union's primary two real estate assets, the Park Plaza Mall and Circle Tower, by electing to receive or purchase the notes.

   The special committee and the board considered whether the liquidation of First Union's assets and liabilities would be a viable course of action. The board considered the liquidation analysis presented by Duff & Phelps and concluded that the final Gotham proposal is a better alternative than a liquidation.

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   In view of the wide variety of factors considered in connection with their evaluation of the proposed transaction, neither the special committee nor the board found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors that they considered in reaching their determinations.

   The foregoing discussion of the information and factors considered by the special committee and the board is not intended to be exhaustive but is believed to include all material factors considered by the special committee and the board. First Union's executive officers have not been asked to make a recommendation as to the proposed transaction.

GOTHAM PARTIES' REASONS FOR THE PROPOSED TRANSACTION AND DETERMINATION OF
FAIRNESS

   GGC, GGP, Sub, Gotham Partners and their respective affiliates (other than First Union and its controlled affiliates) (referred to in this document as the GOTHAM PARTIES) considered a number of factors in their decision to undertake the proposed transaction described in this proxy statement-prospectus. One such factor was that the First Union board of trustees had spent a number of years seeking the best alternatives for maximizing value for First Union common shareholders, but the available alternatives appeared limited. The Gotham parties believe that at least part of the reason that First Union had apparent difficulty in identifying and soliciting attractive transactions was the diverse and complicated nature of First Union's assets and liabilities and, as a result, their uncertain and/or contingent valuations. Due to transfer restrictions and other contractual limitations contained in operating contracts, mortgage documents, leases or similar governing instruments, most of First Union's non-cash assets either cannot easily be transferred or disposed of or can be sold only at high costs to First Union. Moreover, First Union faces several potential liabilities, described in greater detail in First Union's Annual Report on Form 10-K for the year ended December 31, 2001, as amended. The Gotham parties believe that these factors also made a liquidation of First Union an unattractive alternative.

   In structuring the proposed transaction, the Gotham parties had several goals, including:

    . to design a transaction that would be fair to First Union common shareholders and that would respect the rights of the holders of the First Union convertible preferred shares, while simultaneously being attractive to the management and other investors of GGC;

    . to offer all First Union common shareholders an alternative to receive 100% cash with respect to their common shares in an amount that exceeds the cash that could be obtained in a liquidation of First Union and that is equal to or greater than the net asset value per share, at the time of the execution of the merger agreement;

    . to create a mechanism whereby existing First Union common shareholders can elect to participate in the value of the principal remaining real estate assets of First Union through the notes, which the Gotham parties intend to be publicly traded instruments in a form that would generate current interest or distributions;

    . to offer all First Union common shareholders the opportunity to participate in a new real-estate-related business opportunity, GGC;

    . to give shareholders a menu of choices for the type of consideration that they can receive; and

    . to minimize valuation considerations for the special committee and the First Union board of trustees by offering an all-cash alternative and giving shareholders an opportunity to evaluate the trading price of the notes for a period of time after the proposed transaction before deciding whether to keep the notes.

   The proposed transaction also has the effect of making GGC into a publicly traded company with a stable capital base. The Gotham parties viewed this effect as one of the central purposes of the proposed transaction, from their perspective. After the proposed transaction, GGC will focus on daily-fee, community golf in the Mid-Atlantic marketplace and will be among the largest golf course owner/operators in the United States based on the number of owned and operated golf courses.

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   The Gotham parties believe that the proposed transaction is fair to the
First Union common shareholders other than the Gotham parties. The Gotham parties have considered each of the factors set forth in "The Proposed Transaction--Background," "The Proposed Transaction--Recommendation of the Special Committee," "The Proposed Transaction--Fairness of the Proposed Transaction," "The Proposed Transaction--Recommendation of the First Union Board of Trustees" and reviewed First Union's disclosure with respect to these factors set forth therein. Each of the Gotham parties concurs with the analyses and conclusions of First Union with respect to the substantive and procedural fairness of the proposed transaction. None of the Gotham parties had any direct involvement in the First Union board's evaluation of the fairness of the proposed transaction, and none of them have undertaken any formal evaluation or received any report, opinion or appraisal, oral or written, from an outside third party related to the proposed transaction. In view of the wide variety of factors considered in connection with their respective evaluations of the proposed transaction, the Gotham parties did not find it practicable to, and did not, quantify or otherwise attempt to assign specific weights or levels of importance to any of the factors considered.

   The Gotham parties also believe that the approval process for the proposed transaction was procedurally fair because, among other things:

  . the proposed transaction is structured to require the approval of the holders of a majority of the outstanding First Union common shares, and the First Union common shares subject to the voting agreement and otherwise owned or controlled by members of First Union's board of trustees or interested parties are insufficient by themselves to satisfy this majority requirement;

  . at the time that the terms of the proposed transaction were being negotiated, a special committee consisting entirely of non-management trustees unaffiliated with Gotham Partners or GGC evaluated the merger agreement and the proposed transaction and unanimously approved and recommended approval of the merger agreement and the proposed transaction by the First Union board of trustees;

  . the First Union board of trustees, with Mr. Ackman absent in order to avoid potential conflicts of interest, evaluated the merger agreement and the proposed transaction and unanimously approved the merger agreement and the proposed transaction; and

  . the First Union board of trustees and the special committee retained separate counsel and financial advisors and, separately, the FUMI Share Trust and FUMI retained counsel in connection with the proposed transaction.

   You should understand that the Gotham parties do not make any recommendation to any First Union security holder with respect to the proposed transaction. In addition, you should be aware that the Gotham parties have interests that may be different or in addition to your interests, and that the objective of each of the Gotham parties during the negotiation of the proposed transaction was to obtain the best possible terms for itself and its equityholders rather than for First Union and its shareholders other than Gotham Partners and its affiliates.

OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

   In connection with the proposed transaction, the special committee engaged Duff & Phelps as financial advisor as of August 7, 2001 to render an opinion as to the fairness of the cash consideration, from a financial point of view, to the First Union common shareholders (other than Gotham Partners and its affiliates). The special committee retained Duff & Phelps based upon Duff & Phelps's experience in rendering fairness opinions and in valuing businesses and their securities in connection with mergers and acquisitions, recapitalizations and similar transactions. Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged to render financial advice and opinions in connection with mergers and acquisitions, tax matters, corporate planning and other purposes.

   As compensation to Duff & Phelps for its services in connection with the proposed transaction, including its rendering of the fairness opinion, First Union agreed to pay Duff & Phelps an aggregate fee of $250,000 and

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reimburse Duff & Phelps's expenses in connection with the provision of its services. No portion of Duff & Phelps's fee is contingent upon the successful completion of the proposed transaction, any related transaction or the conclusions reached in the Duff & Phelps opinion. The special committee and the First Union board of trustees imposed no limitations on Duff & Phelps with respect to its investigation or procedures in rendering its opinion. First Union also agreed to indemnify Duff & Phelps and related persons against certain liabilities, including any liabilities under federal securities laws that may arise out of the engagement of Duff & Phelps.

   In connection with the preparation of its fairness opinion, Duff & Phelps, among other things, did the following:

      1. With regard to its analysis of First Union and the proposed transaction, Duff & Phelps, among other things:

         a. reviewed First Union's financial statements and Securities Exchange Commission filings, including its annual report on Form 10-K for the year ended December 31, 2000, and quarterly report on Form 10-Q for the nine months ended September 30, 2001;

         b. reviewed First Union's management-prepared balance sheet as of November 30, 2001, which was identified as the most current financial statements available;

         c. reviewed the latest available draft of the merger agreement dated February 7, 2002;

         d. reviewed the Letter of Intent between Gotham Partners and First Union dated September 21, 2001;

         e. reviewed the latest available draft summary of terms for the notes that may be issued as part of the proposed transaction consideration;

         f. held discussions with First Union's financial accounting and reporting managers at Imowitz Koenig & Company, LLP;

         g. met with the special committee's investment bankers, Libra, and reviewed their presentation to the First Union board of trustees dated September 21, 2001; and

         h. conducted such other studies, review, and analyses as Duff & Phelps deemed necessary.

      2. With regard to its analysis of the Circle Tower property, among other things, Duff & Phelps:

         a. held discussions with David Schonberger of Radiant Partners, L.L.C., the property manager for Circle Tower, regarding the history, financial condition and future prospects of Circle Tower;

         b. held discussions with Bruce Gordon, a property manager in the Indianapolis marketplace unrelated to First Union or GGP;

         c. held discussions with Fred Turzo of Turzo and Bologna, an Indianapolis real estate appraisal firm unrelated to First Union or GGP;

         d. held discussions with F. Ronald O'Keefe, Esq. of Hahn Loeser & Parks, LLP, Ohio legal counsel to First Union;

         e. reviewed certain memoranda prepared by Hahn Loeser & Parks, LLP with respect to the Circle Tower ground leases;

         f. reviewed Circle Tower's internally prepared monthly profit and loss statement for fiscal years 1998 through 2000 and for the ten month period ended October 31, 2001; and

         g. reviewed a copy of the original Ground Lease Agreement dated February 1929, by and between Frank M. Fauvre and Lilian S. Fauvre, and the State Savings & Trust Company.

      3. With regard to its analysis of Park Plaza Mall property, among other things, Duff & Phelps:

         a. held discussions with Anne Zahner of Radiant Partners, L.L.C., regarding the history, financial condition, and future prospects for the Park Plaza Mall;

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         b. held discussions with Dan Wright, Esq. of Arter & Hadden, LLP, special counsel to First Union, regarding First Union's pending litigation regarding Park Plaza Mall;

         c. reviewed the appraisal of the Park Plaza Mall prepared by Cushman & Wakefield of Texas, Inc. as of May 10, 2001 and held discussions with Ronald Potts of Cushman & Wakefield of Texas, Inc. regarding the appraisal;

         d. reviewed the financial statement presentation for the Park Plaza Mall for the fiscal year ended December 31, 2000 prepared by Landau & Heyman, which included tenant sales analysis, occupancy report, and detailed rent roll; and

         e. reviewed a purchase proposal for the real property and improvements of the Park Plaza Mall submitted by Gregory Greenfield & Associates dated November 27, 2000.

      4. With regard to its analysis of VenTek International, Inc., among other things, Duff & Phelps:

         a. held discussions with Richard Infantino of Phoenix Management Services, Inc., contract manager of VenTek, regarding the history, financial condition and future prospects for VenTek;

         b. held discussions with Neil Koenig of Imowitz Koenig & Co., LLP regarding the bonds and product warranties with respect to VenTek;

         c. held discussions with representatives of the Hamilton Capital Group regarding their efforts to sell VenTek;

         d. reviewed VenTek's financial statements, including audited financial statements for the fiscal year ended December 31, 1999, unaudited financial statements for the fiscal year ended December 31, 2000 and interim unaudited financial statements for the nine months ended September 30, 2001;

         e. analyzed VenTek management's estimates of the expected cash flows and funds required to continue VenTek's operations through its contracted period; and

         f. reviewed various contracts and surety, payment, and performance bond agreements with respect to VenTek.

      5. With regard to its analysis of the preferred stock of HQ Global, among other things, Duff & Phelps:

         a. reviewed HQ Global's audited financial statements for the fiscal year ended December 31, 2000 and unaudited statements for the eleven months ended November 30, 2001;

         b. reviewed the Amended Certificate of Designation of HQ Global, including the rights and preferences of Series A Preferred Stock of HQ Global dated August 11, 2000;

         c. reviewed a presentation prepared by the management of Frontline Capital Group regarding Frontline's results for the third quarter 2001, which included the business results, forecasts, and strategy for HQ Global;

         d. reviewed Frontline's annual report on Form 10-K for the fiscal year ended December 31, 2000, quarterly report on Form 10-Q for the nine months ended September 30, 2001, and on Form 8-K dated January 30, 2002; and

         e. analyzed the historical trading price and trading volume of Frontline common stock.

      6. With regard to its analysis of other pending litigation and claims of First Union, among other things, Duff & Phelps:

         a. held discussions with Jeffrey A. Kaufman, Esq. of Fasken Martineau Dumoulin, LLP, regarding First Union's ongoing litigation with Oracle Corporation; and

         b. held discussions with David Collins, Esq. of Gordon & Rees, LLP, regarding First Union's ongoing litigation with the State of California associated with First Union's claim resulting from the 1986 flood of Peach Tree Center.

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      7. With regard to its analysis of GGP, among other things, Duff & Phelps:

         a. met with certain members of senior management of GGP at their corporate headquarters in Hershey, Pennsylvania, to discuss the history, financial condition and future prospects of GGP and visited certain golf courses owned by GGP;

         b. reviewed GGP's financial statements including financial statements for the fiscal year ended December 31, 1999, draft audited financial statements for the fiscal year ended December 31, 2000, and unaudited internal income statements for the nine-month period ended September 30, 2001;

         c. analyzed financial forecasts prepared by GGP's management for the fiscal years ending December 31, 2001 through 2005; and

         d. reviewed GGP's strategic business plan.

  ESTIMATED CASH CONSIDERATION

   The $2.20 cash per common share to be received by the First Union common shareholders in the proposed transaction, together with the $0.35 cash per common share that the First Union common shareholders may elect to receive in the proposed transaction, is collectively referred to in this document as the CASH CONSIDERATION. The $2.20 portion of the cash consideration may be reduced pursuant to the terms of the proposed transaction agreement on account of (1) dividends paid to the First Union common shareholders prior to completion of the proposed transaction, (2) the creation of an escrow fund to satisfy certain liabilities that may arise as a result of a breach of the representations and warranties of First Union in the merger agreement prior to the closing of the proposed transaction, and (3) costs, fees and expenses to be incurred in connection with obtaining certain consents relating to the Park Plaza Mall that are necessary to consummate the proposed transaction. You should understand that, since the announcement of the execution of the merger agreement, First Union declared a dividend of $0.10 on each First Union common share for holders of record on March 31, 2002, and expects to declare another dividend of $0.10 on each First Union common share for holders of record on June 30, 2002. As a consequence, the cash consideration to be received in the proposed transaction will be reduced by at least that amount.

   Because Duff & Phelps was advised by First Union management at the time of delivery of its opinion that (1) at such time, there had been no breach by First Union of the representations and warranties in the proposed transaction agreement, (2) the costs, fees and expenses incurred in connection with obtaining any consents relating to the Park Plaza Mall that would be necessary to consummate the proposed transaction would be immaterial, and (3) only the timing of the receipt of cash on account of dividends or merger consideration would change in the event that the merger consideration to be received by First Union common shareholders would be reduced by any dividends paid to First Union common shareholders prior to the completion of the proposed transaction, for the purposes of its analysis, Duff & Phelps assumed the estimated value of the cash consideration to be $2.55 per share.

  ANALYSIS

   Duff & Phelps used several analyses to assess the fairness of the cash consideration, from a financial point of view, to the First Union common shareholders (other than Gotham Partners and its affiliates) relative to an estimate as to the common share equity value of First Union. The following is a summary of the material financial analyses performed by Duff & Phelps in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of Duff & Phelps's opinion, which is attached as Appendix C to this proxy statement-prospectus. You are urged to read the full text of the Duff & Phelps opinion carefully in its entirety. The following summary speaks as of February 12, 2002, the date of the opinion.

   In order to determine the estimated common share equity value of First Union, Duff & Phelps analyzed (1) the equity value of First Union implied in a hypothetical liquidation analysis of First Union, (2) the purchase

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price paid in previous transactions for First Union common shares, and (3) the current and historical trading price of First Union common shares.

   HYPOTHETICAL LIQUIDATION ANALYSIS. The hypothetical liquidation analysis provides an indication of common share value based on an analysis that assumes that the assets of First Union are sold in an orderly fashion, the liabilities are paid off, and the net proceeds are distributed to the First Union common shareholders. To perform the hypothetical liquidation analysis, Duff & Phelps determined (1) the estimated value of First Union's assets and liabilities, (2) the estimated projected net cash flow of First Union, (3) the estimated timing of shareholder distributions, and (4) an appropriate discount rate that incorporates the risk of the First Union common shareholders receiving the net distributions.

   Duff & Phelps's hypothetical liquidation analysis of First Union assumed that First Union would make an initial distribution to its common shareholders on June 30, 2002. The amount of this distribution was estimated by Duff & Phelps in the hypothetical liquidation analysis to be (1) the sum of cash and marketable securities of First Union, expected cash inflows associated with the operations of First Union between November 30, 2001, the date of the most current financial statements made available to Duff & Phelps, and June 30, 2002, proceeds from the collection of outstanding accounts receivable of First Union, and proceeds from the sale of Circle Tower as reduced by (2) the sum of all existing liabilities and preferred equity of First Union, including the First Union senior notes and convertible preferred shares, expected accrual for costs related to a liquidation transaction, interim net cash outflows associated with the operations of First Union between November 30, 2001, the date of the most current financial statements made available to Duff & Phelps, and June 30, 2002 (including interest on the First Union senior notes and dividends on the First Union convertible preferred shares), and the retention of $11.36 million in cash related to First Union's guarantees of the VenTek payment, performance and maintenance bonds and restricted funds held under the NCB Escrow Agreement. Based on the above analyses, Duff & Phelps estimated that the cash available for distribution to the First Union common shareholders on June 30, 2002 ranged from $64.8 million to $65.5 million, or $1.86 to $1.88 per share based on 34.8 million First Union common shares issued and outstanding.

   Duff & Phelps's hypothetical liquidation analysis of First Union further assumed that First Union would make a second and final distribution to the First Union's common shareholders on December 31, 2003. The amount of the final distribution was estimated as (1) the sum of the previously withheld funds associated with the VenTek payment, performance and maintenance bond guarantees and funds held back under the NCB Escrow Agreement, net proceeds from the sale of the Park Plaza Mall, proceeds from the liquidation of VenTek, and interim cash flows generated by First Union between the initial June 30, 2002 distribution and the final distribution on December 31, 2003 as reduced by (2) interim net cash outflows associated with the operations of First Union between June 30, 2002 and December 31, 2003. Based on the above analyses, Duff & Phelps estimated that the cash available for distribution to the First Union common shareholders on December 31, 2003, ranged from $12.9 million to $47.4 million, or $0.37 to $1.36 per share. The final distribution was then discounted back over the 18-month period to determine the net present value as of June 30, 2002. Based on a 15% discount rate that reflects the risk to the common shareholder of achieving the cash flow distributions, the net present value ranges from $0.30 per share to $1.10 per share.

   Combining the estimated net present value of the two distributions, Duff & Phelps ultimately concluded that an orderly liquidation of First Union would result in an estimated value to First Union common shareholders as of June 30, 2002 between $2.16 and $2.98 per share. You should understand that, in determining the estimated value of a hypothetical liquidation to First Union common shareholders, Duff & Phelps' assumptions were necessarily imprecise in that, among other things, it is impossible to predict (1) the exact timing of dispositions of assets, including Circle Tower and the Park Plaza Mall, (2) the actual amount of net proceeds from the any disposition of those assets, or (3) the precise timing of receipt by First Union common shareholders of any distributions.

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   Duff & Phelps's starting point for its hypothetical liquidation analysis was
First Union's management-prepared balance sheet as of November 30, 2001, which was identified as the most current balance sheet available. Duff & Phelps made certain adjustments to First Union's book value of assets and liabilities to arrive at the estimated market value of these assets and liabilities. In making these adjustments, Duff & Phelps considered management's estimates of certain asset values, third-party appraisals of certain First Union property and industry valuation measures for individual properties, among other factors.
Duff & Phelps's liquidation analysis also incorporated estimates of the expenses associated with the sale of First Union's properties and the dissolution of First Union.

   The specific assumptions underlying Duff & Phelps's hypothetical liquidation analysis and its treatment of certain individual assets and liabilities are as follows:

       1. NON-CASH NET WORKING CAPITAL

       Non-cash net working capital includes:  (1) accounts receivable, less
       (2) accounts payable, less (3) accrued liabilities. Based in part on discussions with First Union's management, in its valuation analysis, Duff & Phelps utilized the book value for these items as reported on First Union's management-prepared balance sheet as of November 30, 2001, after certain adjustments as described below. Accounts receivable was adjusted downward to eliminate the accounts receivable attributable to the operations of VenTek. VenTek's receivables were eliminated because all value attributable to VenTek is accounted for separately. Similar to the accounts receivable adjustment, accounts payable and accrued liabilities were adjusted downward by approximately $345,000 for the accrual of preferred dividends and another $185,000 for interest payable on the First Union senior notes. Each of these accruals is accounted for separately in the liquidation analysis as part of the calculation of interim cash flows. Finally, Duff & Phelps made downward adjustments to accruals for certain contingent tax liabilities. Based on First Union's management-prepared November 30, 2001 balance sheet and incorporating the adjustments described above, Duff & Phelps assigned a value of approximately: (1) $591,000 to First Union's accounts receivable, and
       (2) $5.0 million to First Union's accounts payable and accrued liabilities.

       2. INVESTMENT IN CIRCLE TOWER

       First Union's ownership of Circle Tower is subject to a long-term ground lease (referred to in this document as the GROUND LEASE). The Ground Lease expires in 2009, but an additional 99-year extension option has already been exercised, so that the lease expires in 2108. The lease has a "gold clause" provision, which allows the lessor to require lease payments to be made in gold coin. This clause was a relatively common provision at the time that the Circle Tower Ground Lease was written, and was intended to provide landlords with inflation protection. At this time, the gold clause is essentially dormant and can be exercised by the lessor only upon an assignment of the lease by First Union. The current ground lease is significantly below market and has resulted in enhanced cash flows for Circle Tower. Only with First Union as the owner will the ground rent on Circle Tower remain intact, without escalation. Upon sale of the building, which would require an assignment of the Ground Lease, the new owner would be subject to a substantial increase in rent, pursuant to the terms of the gold clause in the ground lease agreement.

       Duff & Phelps performed a valuation analysis of Circle Tower assuming a third-party, willing buyer and willing seller. Under this assumption, Duff & Phelps adjusted upward the ground lease payments by approximately $250,000 per year to take account of the "gold clause" provision in the underlying ground lease.

       Duff & Phelps held discussions with several realtors, real property appraisers and property managers who are familiar with the downtown Indianapolis real estate market. However, Duff & Phelps was not able to identify any reasonably comparable property sales that could be used for the valuation of Circle Tower. The lack of comparable transactions resulted from the current state of the relevant real estate market, as well as the unique nature of Circle Tower. Because of the unique ownership and ground

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       lease structure of the property, as well as a lack of reasonably comparable property sales in the downtown Indianapolis marketplace, Duff & Phelps estimated the value of Circle Tower using an income approach. Specifically, Duff & Phelps used a capitalization of normalized net operating income analysis.

       As a starting point for deriving a normalized level of net operating income, Duff & Phelps used actual results for the twelve months ended December 31, 2000 and the ten months ended October 31, 2001, adjusted for non-recurring items identified by representatives from Radiant Partners, L.L.C. Starting with reported net operating income for such time periods, Duff & Phelps then assessed a normalized charge to cover reserves for replacements (excluding deferred maintenance) based on industry norms and discussions with representatives from Radiant Partners. Duff & Phelps incorporated a step-up in ground rent expense under the assumption that the lessor would exercise the gold clause upon a sale of the building and concurrent assignment of the ground lease.

       Once a representative level of normalized net operating income was developed, Duff & Phelps capitalized such normalized net operating income at rates ranging from 10% to 12%. Duff & Phelps determined the capitalization rates based on discussions with real estate appraisers and property managers in the Indianapolis area. Duff & Phelps's analysis resulted in value indications ranging from $2.6 million to $3.2 million. Duff & Phelps then adjusted such values downward by $600,000 to account for the $600,000 to $800,000 in deferred maintenance costs for Circle Tower, as estimated by Radiant Partners, L.L.C. The resulting value indication for Circle Tower ranged from approximately $2.0 million to $2.6 million. Duff & Phelps's hypothetical liquidation analysis assumes that Circle Tower is sold by June 30, 2002. Factoring in transaction costs estimated at approximately 5%, Duff & Phelps estimated the valuation for Circle Tower at approximately $1.9 million to $2.5 million.

       3. INVESTMENT IN PARK PLAZA MALL

       Dillard's is the only anchor store of the Park Plaza Mall, and maintains a Dillard's Department Store at both ends of the mall. Dillard's is subject to an operating agreement under which it is obligated to remain as an anchor until July, 2003. At that time, Dillard's will be able to vacate its space at the Park Plaza Mall.

       Park Plaza Mall faces potential future competition from the proposed new construction of Summit Mall by Simon Property Group. If constructed as currently proposed, the Summit Mall would be constructed approximately three miles from the Park Plaza Mall and would become the largest enclosed mall in the state of Arkansas. If Summit Mall were to be constructed, Dillard's Department Stores, the Park Plaza Mall's only anchor store, would likely vacate its two stores at the Park Plaza Mall in favor of relocating to Summit Mall. Local residents and organizations opposing the construction of Summit Mall have taken legal action against the Little Rock board of directors with respect to the board's approval of zoning that would allow the construction of Summit Mall. As of the date of Duff & Phelps's opinion, there was uncertainty that the Summit Mall would, in fact, be constructed. There was, however, speculation that the Simon Property Group was exploring the development of a different, smaller mall, also near the Park Plaza Mall. The uncertainty with respect to Dillard's commitment to remain at the Park Plaza Mall reduces the marketability and value of First Union's investment in the Park Plaza Mall.

       Under the Park Plaza Mall mortgage agreement, the liquidation of First Union constitutes an event of default. Because the Park Plaza Mall loan is non-recourse (except for a few scenarios where the loan becomes recourse), the lender would be able to foreclose on the Park Plaza Mall property upon the liquidation of First Union.

       In addition, First Union would not be able to prepay under the Park Plaza mortgage agreement without penalty or premium until on or after February 1, 2010. Prior to that time, no prepayments are permitted. The Park Plaza Mall could be released as security for the mortgage loan only on or after June 1, 2003 if First Union deposited with the lender an amount sufficient to purchase U.S. treasury securities that

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       would pay interest and mature at such times necessary to pay all of the monthly installments of principal and interest until May 1, 2010 and the outstanding principal balance on May 1, 2010.

       To determine a range of estimated fair market value for the Park Plaza Mall, Duff & Phelps relied on Cushman & Wakefield of Texas, Inc.'s market valuation conclusion of $75 million (which assumed that Dillard's would remain as the anchor stores of the mall) as the basis for its upper-end range valuation of the Park Plaza Mall for purposes of determining the potential distribution under the liquidation analysis on December 31, 2003. After deducting the projected mortgage payable at December 31, 2003 of $41.3 million and estimated transaction costs of 3%, Duff & Phelps estimated that the net value of the Park Plaza Mall would be $31.5 million. Duff & Phelps's upper-end range valuation assumed that (1) the sale of the Park Plaza Mall by First Union would be approved by the lender under the restrictive covenants and requirements of the senior mortgage loan; (2) the senior mortage loan would be assumed by the buyer of the Park Plaza Mall and that buyer would meet the restrictive conditions for assuming the loan; and (3) the Dillard's situation would be resolved favorably by the end of the year.

       For the low-end of the range in its valuation analysis, Duff & Phelps assumed that the Park Plaza Mall was foreclosed upon by its lender on December 31, 2003 and has zero equity value. Therefore, the only value attributable to the Park Plaza Mall in the low-end scenario was an amount equal to the net present value of cash flows of $4.3 million generated on the property until December 31, 2003, assuming that the lender would not assert that certain obligations under the senior mortgage loan would become recourse to First Union.

       4. VENTEK INTERNATIONAL, INC.

       Duff & Phelps noted that although VenTek has been awarded contracts by several different transportation agencies in the State of California since 1996, VenTek has experienced difficulties in the execution of these contracts, leading to delays in completion and delays in the collection of contracted payments.

       In connection with its bid on two of its transit contracts, VenTek was required to post surety bonds to guaranty its performance under those contracts, which are in the amounts of $6.2 million and $5.3 million. First Union guaranteed the surety bonds. While VenTek has made significant progress toward fulfilling its obligations under its transit contracts, there can be no assurance that all contracted work will be completed in a manner that is satisfactory to the contracting agencies, nor that those agencies holding bonds will refrain from calling the amounts due under the posted surety bonds.

       Duff & Phelps' valuation analysis of VenTek was based on two potential future courses of action, based on discussions with VenTek management:
       (1) first, that the transit business would be continued for two more years, until substantial completion of the warranty periods for existing contracts, and then would be discontinued and VenTek's parking business would be sold as a stand-alone entity; or (2) alternatively, the entire business would be liquidated at the end of the same two-year period. In both scenarios, the cash flows associated with the operations and ultimate liquidation of VenTek are included as a separate line item in the hypothetical liquidation analysis.

       In preparing its analysis, Duff & Phelps relied on cash flow projections prepared by VenTek's management. Duff & Phelps accepted VenTek management's projections, without independent verification, as representing the best available estimate of cash inflows and outflows that VenTek is expected to incur from September 30, 2001, which represents the most current financial information provided to Duff & Phelps, through the end of calendar 2003.

       For the six-month period ended June 30, 2002, VenTek's management projected negative cash flows of approximately $160,000. Thus, for the period preceding the initial distribution, VenTek was included in the hypothetical liquidation analysis as a negative value of $160,000 on the low-end, with a breakeven value on the high-end.

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       For the 18-month period preceding the final distribution, the low-end estimate of value for VenTek was included as the $1.3 million in negative cash flow that VenTek's management projected for the second half of 2002 and all of 2003. The low-end estimate then assumed that VenTek's business would be discontinued after 2003 and then liquidated. The high-end estimate combined the same $1.3 million in negative cash flow with a potential exit value of $3.2 million for a sale of the parking business as a going concern. This value was then reduced by 5% for transaction costs.

       Duff & Phelps estimated the exit value of VenTek at the end of the two-year projection period by applying a market-based valuation multiple to projected 2003 parking revenue. The revenue multiple applied by Duff & Phelps of 1.2 times fiscal year 2003 revenue was derived from an analysis of publicly traded companies engaged in the manufacture and sale of various types of vending machines. While traditional methods of business enterprise valuation focus on measures of profitability rather than revenue, VenTek's current financial reporting does not provide a segregated profitability analysis between its parking and transit business lines. Therefore, Duff & Phelps determined that a revenue multiplier was a reasonable and appropriate approach to the determination of an estimated terminal value.

       Based on the factors discussed above, Duff & Phelps estimated that VenTek's high-end contribution to the liquidation value of First Union was $1.7 million for the period ended December 31, 2003.

       In addition to its own valuation analysis, Duff & Phelps held discussions with representatives of Hamilton Capital Group, which had been retained by First Union between May 2000 and May 2001 to identify a buyer for VenTek. Hamilton Capital Group was unable to identify a buyer for VenTek and received only minimal expressions of interest from the potential buyers who were contacted. Hamilton held discussions with one party, at a very preliminary level, with respect to the potential purchase of VenTek's parking business as a separate business line. While such discussions did not develop into a substantive negotiation and sale process, the potential purchase price that was discussed was within the range of relative value utilized by Duff & Phelps as its terminal value.

       5. HQ GLOBAL PREFERRED STOCK AND WARRANTS

       In May 2001, First Union made an investment of $10 million in HQ Global Holdings, Inc. (referred to in this document as HQ GLOBAL) to purchase
       (1) 245,266 shares of Series A cumulative convertible preferred stock,
       (2) 74,121 Class A warrants, and (3) 35,793 Class B warrants. The convertible preferred stock accrues a 13.5% payment-in-kind dividend that increases on an annual basis. The warrants allow First Union to purchase shares of HQ Global's common stock for a nominal strike price of $0.01 per share.

       At September 30, 2001, HQ Global was in default on certain covenant and payment obligations under its senior secured credit facility and mezzanine financing. As of February 12, 2002, HQ Global management had indicated that HQ Global may be required to seek protection from its creditors under the federal bankruptcy laws if it were unable to reach a resolution with respect to the restructuring of its indebtedness.

       Frontline Capital Group is a holding company which holds a majority ownership interest in HQ Global as its primary asset. Frontline's common stock has declined significantly over the past year. As of February 5, 2002, trading in Frontline's common stock closed at $0.08 per share. The 52-week low and high for Frontline's common stock ranged from $0.07 to $14.25 per share.

       Duff & Phelps performed a fundamental valuation analysis of First Union's investment in HQ Global. Duff & Phelps employed two valuation methodologies: (1) a discounted cash flow analysis, and (2) a comparable public company analysis. Based on this analysis, Duff & Phelps determined that First Union's investment in HQ Global had only speculative value, if any. For purposes of performing its hypothetical liquidation analysis of First Union, Duff & Phelps has assigned no value to First Union's investment in HQ Global.

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      6. ADDITIONAL ACCRUAL FOR PROPOSED TRANSACTION EXPENSES

       Duff & Phelps included an accrual of $2.5 million for legal, financial, and other advisory fees to cover expenses related to an orderly liquidation of First Union.

      7. SENIOR NOTES

       Duff & Phelps's hypothetical liquidation analysis assumes that on June 30, 2002, First Union purchases zero-coupon United States Treasury Strips with maturities that match with the scheduled interest payments and principal payments of its senior notes. Based on market conditions as they existed as of the date of Duff & Phelps's opinion, the U.S. Treasury Strips purchased to defease the principal portion of its senior notes would cost approximately $12.2 million, and the U.S. Treasury Strips purchased to defease the interest portion would cost approximately $1.4 million. The principal portion of the defeasance expense is included as a liability on the balance sheet and the interest portion of the defeasance expense was included in the interim cash flow calculation. Both of these amounts were deducted by Duff & Phelps to determine the initial distribution to common shareholders.

      8. FIRST UNION CONVERTIBLE PREFERRED SHARES

       The net cash available for the initial distribution to the First Union common shareholders was reduced by the amount of the liquidation preference on the First Union convertible preferred shares. The total reduction was calculated as $24.6 million based upon 984,800 First Union convertible preferred shares outstanding with a liquidation preference of $25 per share.

      9. INTERIM CASH FLOW

       Duff & Phelps assumed the final distribution to First Union common shareholders in an orderly liquidation of First Union would not occur until December 31, 2003. Therefore, the hypothetical liquidation analysis included an estimate of interim cash inflows and outflows that First Union would earn during that period. Cash inflows consist of: (1) interest income on cash holdings and treasury investments, (2) net cash flow from the operations of the Park Plaza Mall, and (3) net cash flow from the operations of Circle Tower (until its assumed sale on June
       2002). Duff & Phelps estimated interest income based upon First Union's projected cash balances and an assumed interest rate of 2%. Duff & Phelps estimated net cash flow from the Park Plaza Mall based upon historical performance, as well as the projections included in the appraisal by Cushman & Wakefield of Texas, Inc. Duff & Phelps estimated net cash flow from Circle Tower based upon historical performance.

       Projected cash outflows include interest payable on the First Union senior notes, consisting of both accrued interest of approximately $835,000 as of June 30, 2002 and defeasance expense of approximately $1,363,000. The projected cash outflows also include accrued dividends on the First Union convertible preferred shares of approximately $1,551,000 payable as of June 30, 2002 and general and administrative expenses for internal operations of $624,000 as of June 30, 2002 and $1,331,000 as of December 31, 2003. Duff & Phelps's estimates of First Union's general and administrative expenses were based upon estimates provided to Duff & Phelps by First Union management.

       Based on the interim cash flows outlined above, the resulting net interim cash flow was a net outflow of approximately $1,645,000 as of June 30, 2002 and a net inflow of approximately $2,801,000 as of December 31, 2003. The interim cash flows are incorporated into the hypothetical liquidation analysis to determine the net cash available for distribution to the common shareholders.

   FIRST UNION HISTORICAL TRADING PRICES. Duff & Phelps reviewed historical market prices and trading volume for First Union's publicly held common shares. Duff & Phelps noted that between February 5, 2001 and February 5, 2002, First Union common shares traded at prices ranging from $2.16 to $2.82 per share, with an average closing price of $2.47 per share. Duff & Phelps noted that the average closing price of $2.47 per share represents approximately a 3.1% discount to the $2.55 estimated value of the cash consideration. Duff & Phelps

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further noted that First Union's daily trading volume between February 5, 2001 and February 5, 2002 ranged from a low of 400 shares to a high of 1,615,500 shares, with an average daily trading volume of 37,578 shares.

   SIGNIFICANT STOCK TRANSACTIONS. Duff & Phelps reviewed the purchase price paid in previous significant sales of First Union common shares. Duff & Phelps noted that on April 30, 2001, before the initial writedown and eventual writeoff of HQ Global, First Union announced that it entered into separate agreements with two significant shareholders providing for the repurchase of its common shares from Apollo Real Estate Investment Fund II, L.P. and Bear Stearns International Limited at a price of $2.375 per share. Duff & Phelps noted that the sale of First Union's common shares at a price of $2.375 per share represents approximately a 2.7% discount to the closing share price of $2.44 on April 30, 2001 and approximately a 6.9% discount to the $2.55 estimated value of the cash consideration.

   Duff & Phelps also noted that between October 4, 2001 and October 15, 2001, First Carolina Investors, Inc. sold 2,034,100 shares of First Union common shares on the open market. The stock price ranged from $2.40 per share to $2.55 per share, with an average price per share of $2.43. Duff & Phelps noted that the $2.43 per share price represents approximately a 4.7% discount to the $2.55 estimated value of the cash consideration.

  CONCLUSION

   Duff & Phelps delivered a written opinion dated February 12, 2002 to the special committee stating that, as of the date of its written opinion and based upon the assumptions made, matters considered and the review described above and in its written opinion, the cash consideration to be received by the First Union common shareholders (other than Gotham Partners and its affiliates) is fair from a financial point of view.

   No company or transaction used in the above analyses is identical to First Union or the proposed transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

   The material analyses performed by Duff & Phelps have been summarized above. Nonetheless, the summary set forth above does not purport to be a complete description of the analyses performed by Duff & Phelps. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. Duff & Phelps did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Duff & Phelps considered the results of each analysis in light of each other analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. Duff & Phelps did not place a particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as whole, supported its determination.

   In performing its analyses, Duff & Phelps made numerous assumptions with respect to First Union's financial performance, general business and economic conditions and other matters. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses do not purport to be appraisals or to reflect prices at which First Union might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

   Duff & Phelps's opinion is based upon an analysis of the foregoing in light of its assessment of the general economic and financial market conditions, as they can be evaluated by Duff & Phelps, as of the date of its fairness opinion. Events occurring after the date that Duff & Phelps issued its opinion could materially affect the assumptions used in preparing its fairness analysis.

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   In connection with its review and analysis and in arriving at its fairness opinion, Duff & Phelps assumed that all information reviewed by it with respect to First Union, Gotham Partners and its affiliates and the proposed transaction is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to Duff & Phelps not misleading. Any inaccuracies in or omissions from the information on which Duff & Phelps relied could materially affect its fairness analysis and opinion. Furthermore, Duff & Phelps has assumed that there has been no material change in the assets, financial condition, business, or prospects of First Union since the date of the most recent financial statements made available to Duff & Phelps.

   Duff & Phelps's opinion does not address the relative merits of the proposed transaction as compared to any alternative business strategies that might exist for First Union or the effect of any other business combination in which First Union might engage.

   Duff & Phelps's opinion does not address First Union's underlying business decision to effect the transaction. Duff & Phelps did not, and was not requested by First Union or any other person to, solicit third party indications of interest in acquiring all or any part of First Union or to make any recommendations as to the form or amount of consideration in connection with the proposed transaction. Duff & Phelps was not asked to opine and does not express any opinion as to (1) the tax consequences of the proposed transaction to First Union, any holder of common shares or any other person,
(2) the realizable value of First Union's common shares, (3) the fairness of any consideration other than the cash consideration, (4) the fairness of the consideration to be received in connection with the proposed transaction by the holders of First Union convertible preferred shares or (5) the fairness of the consideration to be received in connection with the proposed transaction by Gotham Partners and its affiliates.

   As such, the Duff & Phelps's fairness opinion does not constitute a recommendation to First Union shareholders as to whether they should: (1) vote to approve or disapprove the proposed transaction, (2) elect to receive cash in the amount of $0.35 per share or a fraction of the notes with a face value of $0.575 on a per share basis in lieu of $0.35, or (3) exercise their right to subscribe for GGC common shares. Consequently, Duff & Phelps analyses as described above should not be viewed as providing any recommendation to First Union's common shareholders with respect to the proposed transaction.

   Duff & Phelps's opinion was one factor taken into consideration by the First Union board of trustees in making its determination to approve the proposed transaction.

FEE ARRANGEMENTS WITH THE SPECIAL COMMITTEE'S FINANCIAL ADVISORS

   Pursuant to an engagement letter (originally dated April 2, 2001 and subsequently amended), First Union paid Libra a retainer of $200,000 in June 2001. On January 7, 2002, the engagement letter with Libra was assigned to Libra Securities. Upon completion of the proposed transaction, First Union will owe Libra Securities a transaction fee of approximately $1.1 million, reduced by the $200,000 previously paid to Libra. First Union has agreed to reimburse Libra and Libra Securities for expenses incurred in performing their services. In addition, First Union has agreed to indemnify Libra and Libra Securities and their respective affiliates, directors, officers, agents and employees and each person, if any, controlling Libra or Libra Securities or any of their respective affiliates against certain liabilities and expenses related to or arising out of Libra's or Libra Securities' engagement and any related transactions.

   Pursuant to an engagement letter effective as of August 7, 2001 (and subsequently amended), First Union paid Duff & Phelps a retainer of $75,000 in August 2001. First Union paid Duff & Phelps an additional $175,000 upon delivery of the fairness opinion. First Union has agreed to reimburse Duff & Phelps for its expenses incurred in performing its services. In addition, First Union has agreed to indemnify Duff & Phelps and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Duff & Phelps or any of its affiliates against certain liabilities and expenses related to or arising out of Duff & Phelps's engagement and any related transactions.

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MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

   The following discussion summarizes the material United States federal income tax consequences of the First Union merger to (1) the holders of First Union common shares, (2) the holders of First Union convertible preferred shares and (3) the holders of the First Union senior notes. Except as noted below, this discussion is limited to United States citizens and residents of the United States who hold their First Union common shares, preferred shares or senior notes as capital assets, as defined in the Internal Revenue Code of 1986, as amended (referred to in this document as the CODE), and does not address all of the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as tax-exempt entities, dealers in securities or foreign currencies, broker-dealers, insurance companies or financial institutions, investors in pass-through entities, persons who acquired First Union common shares through exercise of an employee stock option or otherwise as compensation, and holders that hold First Union common shares or First Union senior notes as part of a hedge, straddle, constructive sale or conversion transaction or whose functional currency is not United States dollars.

   If a partnership holds First Union shares, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners and partnerships holding First Union shares should consult their tax advisors.

   This discussion is not binding on the Internal Revenue Service (referred to in this document as the IRS), and no ruling has been or will be sought from the IRS regarding the tax consequences of the First Union merger. This discussion is based upon the Code, its legislative history, proposed and final Treasury Regulations issued under the Code and administrative and judicial interpretations thereof, each as in effect and available on the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. Due to a lack of definitive judicial or administrative interpretation, substantial uncertainties exist with respect to various tax consequences, as described herein. This discussion does not address the effects of any state, local, or foreign tax laws or any federal tax laws other than federal income tax laws. This discussion assumes that First Union does not now have and, at the effective time of the First Union merger, neither it nor GGC will have current or accumulated "earnings and profits" for federal income tax purposes. This discussion further assumes that (1) the notes will be treated as debt of GGC for federal income tax purposes, (2) a substantial amount of the notes will be issued for cash and so the "issue price" of the notes will be $60.91, and (3) the Redemption Rights are not treated as a term of the notes but rather as separate asset with a zero value. See "The Notes Offering--Tax Considerations Relating to the Notes."

   FIRST UNION URGES ALL HOLDERS OF FIRST UNION COMMON SHARES, FIRST UNION CONVERTIBLE PREFERRED SHARES AND FIRST UNION SENIOR NOTES TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES THAT MAY RESULT FROM THEIR INDIVIDUAL CIRCUMSTANCES AS WELL AS FOREIGN, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE FIRST UNION MERGER.

  EXCHANGE OF FIRST UNION COMMON SHARES WITHOUT EXERCISE OF THE BASIC SUBSCRIPTION PRIVILEGE

   For holders of First Union common shares who do not exercise their basic subscription privilege, the exchange of First Union common shares either for all cash consideration or for cash consideration and one or more notes in the First Union merger will be a taxable transaction for federal income tax purposes. The holders of First Union common shares will recognize gain or loss upon such exchange in an amount equal to the difference, if any, between:

      (A) for holders who receive only cash, the amount of cash received (which for tax purposes includes the Escrow Share Holdback) and, for holders who elect to receive notes, the sum of the amount of cash received and the issue price of the notes received in the First Union merger; and

      (B) the holder's aggregate adjusted tax basis in the First Union common shares surrendered.

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   The issue price of each note received in the First Union merger will be determined in the manner described in "The Notes Offering--Tax Considerations Relating to the Notes," and it is assumed to be $60.91 since a substantial amount of the notes are anticipated to be issued for cash.

   In general, any gain or loss realized by a holder of First Union common shares in the merger will be capital gain or loss. Any capital gain or loss recognized by the holder will be long-term capital gain or loss if the First Union common shares giving rise to the recognized gain or loss have been held for more than one year. Otherwise, the capital gain or loss will be short-term. The deductibility of capital losses is subject to limitations under the Code.

  EXCHANGE OF FIRST UNION COMMON SHARES WITH EXERCISE OF THE BASIC SUBSCRIPTION PRIVILEGE

   The tax treatment of a holder of First Union common shares that exercises the basic subscription privilege depends upon whether the First Union merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. The First Union merger will qualify as a reorganization if, among other matters, it satisfies both a "continuity of interest" requirement and a "continuity of business enterprise" requirement.

   For the First Union merger to satisfy the continuity of interest requirement, an adequate percentage of the total value of the consideration paid to all of the holders of First Union common shares and First Union preferred shares must be in the form of either GGC common shares or GGC preferred shares. The precise percentage that is necessary to satisfy the continuity of interest requirement is not set forth in the Code, the Treasury Regulations or the case law. The IRS requires at least 50% to issue a favorable ruling on whether a particular transaction qualifies as a reorganization (no such ruling has been or will be sought with respect to the First Union merger). Based on one Supreme Court case, 40% is an approximate level that, if achieved, should be sufficient to satisfy the continuity of interest requirement.

   First Union believes that it is unlikely that the basic subscription privilege with respect to a sufficient number of shares will be exercised such that the continuity of interest requirement will be met. However, the number of First Union common shares with respect to which basic subscription privilege will be exercised is unknown at this time and First Union cannot be certain that the continuity of interest requirement will not be met. GGC common shares purchased through the oversubscription privilege are not considered to have been received in the First Union merger and are not counted when computing the aggregate percentage of the total consideration paid to all common and preferred shareholders of First Union that is in the form of either GGC common shares or GGC convertible preferred shares. For a discussion of GGC common shares purchased through the oversubscription privilege, see "Shares Received upon Exercise of the Oversubscription Privilege," below.

   It should be noted that if the notes are determined to be equity of GGC and not debt of GGC for tax purposes (as discussed below, see "The Notes Offering--Tax Considerations Relating to the Notes"), that determination would increase the chance that the continuity of interest requirement will be satisfied.

   The "continuity of business enterprise" requirement will be met if GGC either (1) continues to use a "significant portion" of First Union's historic business assets in a business or (2) continues First Union's historic business. In light of First Union's past dispositions of a substantial amount of its business assets and the likelihood of further dispositions of such remaining business assets in the future, it is uncertain whether GGC can or will comply with the continuity of business requirement. Given the large percentage of First Union's business assets that have already been disposed of, the IRS or a court might conclude that GGC, following the First Union merger, will neither be using a significant portion of First Union's historic business assets in a business nor continuing First Union's historic business. Such a finding would preclude the First Union merger from satisfying the continuity of business enterprise requirement, and thus would prevent the First Union merger from qualifying as a reorganization. In sum, although there can be no assurance that the First Union merger will fail to qualify as

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a reorganization, First Union believes that it is not likely that the First
Union merger will qualify as a reorganization.

   TAX CONSEQUENCES IF FIRST UNION MERGER FAILS TO QUALIFY AS A
REORGANIZATION. If, as First Union expects, the First Union merger fails to qualify as a reorganization, First Union common shareholders that exercise their basic subscription privilege should be viewed as exchanging First Union common shares for cash, GGC common shares and, if an election is made to receive notes, the notes, in a taxable exchange. If this is the case, First Union common shareholders that exercise their basic subscription privilege will recognize gain or loss equal to the difference, if any, between:

      (A) the sum of (i) the value of the GGC common shares received under the basic subscription privilege, (ii) the amount of cash received (which for tax purposes includes the Escrow Share Holdback), and (iii) for First Union common shareholders that elect to receive notes, the issue price of the notes received in the First Union merger, and

      (B) the holder's aggregate adjusted tax basis in the First Union common shares surrendered.

   First Union common shareholders who exercise their basic subscription privilege will have a tax basis in the GGC common shares received in the First Union merger equal to the fair market value of such shares on the date of the First Union merger. If the holder elects to receive one or more notes, the holder's tax basis in the note or notes will equal the issue price of the notes. The issue price of each note received in the First Union merger will be determined in the manner described in "The Notes Offering--Tax Considerations Relating to the Notes." The holder's holding period in both the GGC common shares and notes, if any, received in the exchange will begin on the day after the First Union merger.

   In general, any gain or loss realized by a holder of First Union common shares in the mergers will be a capital gain or loss. Any capital gain or loss recognized by the holder will be long-term capital gain or loss if the First Union common shares giving rise to the recognized gain or loss have been held for more than one year. Otherwise, the capital gain or loss will be short-term. The deductibility of capital losses is subject to limitations under the Code.

   TAX CONSEQUENCES IF THE FIRST UNION MERGER QUALIFIES AS A
REORGANIZATION. If the First Union merger qualifies as a reorganization, the United States federal income tax consequences to holders of First Union common shares who exercise their basic subscription privilege will be as follows:

  . A holder of First Union common shares will recognize gain (but not loss) on each First Union share in an amount equal to the lesser of:

          (1) the sum of (a) the amount of cash received (which for tax purposes includes the Escrow Share Holdback), and (b) the issue price of the notes received (if any) in the First Union merger, or

          (2) an amount equal to the excess, if any, of (a) the sum of (i) the amount of cash consideration received (which for tax purposes includes the Escrow Share Holdback), (ii) the issue price of the notes received (if any) in the First Union merger and (iii) the fair market value of the GGC common shares received upon exercise of the basic subscription privilege over (b) the holder's adjusted tax basis in the First Union common shares exchanged. For this purpose, First Union shareholders will generally be required to treat each First Union share exchanged in the merger as exchanged for a combination of either cash and GGC common shares or cash, GGC common shares and notes, as the case may be, in proportion to the relative fair market values of the consideration received by the shareholder in the First Union merger.

   The issue price of each note received in the First Union merger will be determined in the manner described in "The Notes Offering--Tax Considerations Relating to the Notes." Under most circumstances, a holder's gain

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will be capital gain and will be long-term capital gain if the holder has held the First Union common shares for more than one year.

  . A holder of First Union common shares will have a tax basis in the GGC common shares received in the First Union merger equal to the tax basis in the First Union common shares surrendered by that holder (a) reduced by (i) the sum of the amount of cash received (which for tax purposes includes the holder's share of the aggregate Escrow Share Holdback) and
      (ii) the issue price of the notes received, if any, in the First Union merger and (b) increased by the amount of gain recognized by such holder, if any, in the First Union merger.

  . The holding period for GGC common shares received in the First Union merger upon exercise of the basic subscription privilege will, for shareholders that are not required to remit cash to the Paying Agent, include the holding period for First Union common shares surrendered in exchange therefor. Holders of GGC common shares received in the First Union merger upon exercise of the basic subscription privilege that are required to remit cash to the Paying Agent should consult their tax advisors regarding their holding period in the GGC common shares received in the First Union merger. The holding period of any notes received will begin on the day after the First Union merger.

  ESCROW SHARE HOLDBACK

   As explained below in "The Escrow Arrangement," in certain circumstances, there may be a reduction in cash consideration actually paid to First Union common shareholders equal to the Escrow Share Holdback. Regardless of whether the First Union merger qualifies as a reorganization, First Union common shareholders will be deemed for tax purposes to have received a portion of the aggregate Escrow Share Holdback with respect to each share held and will be taxed on that amount.

   As explained below in "The Escrow Arrangement," holders of First Union common shares as of the effective time of the mergers will have a contingent right to receive a pro rata share of the monies remaining, if any, in the escrow fund 24 months after the completion of the proposed transaction. If, on the distribution of the remaining funds in escrow, a holder receives an amount of money that is less than such holder's share of the aggregate Escrow Share Holdback, such holder will recognize a capital loss equal to the difference between such share of the aggregate Escrow Share Holdback and the amount of money received from the distribution of the escrow. If, on the other hand, a holder receives on the distribution an amount of money that is more than such holder's share of the aggregate Escrow Share Holdback--as would be the case if the earnings on the escrow fund are greater than the expenses related to the escrow fund and the claims against the escrow fund--such holder will recognize a capital gain equal to the excess of the amount received and such holder's share of the aggregate Escrow Share Holdback. Finally, if on the distribution from the escrow fund, a holder receives an amount of money equal to such holder's share of the aggregate Escrow Share Holdback, such holder will recognize neither a gain nor a loss on account of the receipt of such distribution.

  NOTES PURCHASED THROUGH THE SHAREHOLDER NOTE PURCHASE RIGHT

   Regardless whether the First Union merger qualifies as a reorganization, notes that are purchased through the exercise of the Shareholder Note Purchase Right will not, for tax purposes, be considered to have been received in the First Union merger. A holder's holding period for any such notes will begin on the day after the First Union merger. The tax consequences of holding and disposing of notes purchased through the Shareholder Note Purchase Right are described in "The Notes Offering--Tax Considerations Relating to the Notes."

  SHARES RECEIVED UPON EXERCISE OF THE OVERSUBSCRIPTION PRIVILEGE

   Regardless whether the First Union merger qualifies as a reorganization, GGC common shares purchased through the oversubscription privilege will not, for tax purposes, be considered to have been received in the First Union merger. Shareholders purchasing GGC common shares pursuant to the oversubscription privilege will

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have a tax basis in such shares equal to the purchase price for such shares and a holding period that will begin on the day after the First Union merger. The tax consequences to non-U.S. holders (as defined below) of owning and disposing of GGC common shares is described below in "--Material Federal Tax Consequences to Non-U.S. Holders."

  EXCHANGE OF FIRST UNION CONVERTIBLE PREFERRED SHARES FOR GGC CONVERTIBLE PREFERRED SHARES

   The tax consequences to holder of First Union convertible preferred shares that receives GGC convertible preferred shares in the First Union merger depends on whether the First Union merger qualifies as a reorganization for tax purposes.

   TAX CONSEQUENCES IF THE FIRST UNION MERGER FAILS TO QUALIFY AS A REORGANIZATION. If, as expected, the First Union merger does not qualify as a reorganization for United States federal income tax purposes, the exchange of First Union convertible preferred shares for GGC convertible preferred shares will be a taxable transaction. In such a case, holders of First Union convertible preferred shares will recognize gain or loss upon such exchange in an amount equal to the difference, if any, between the fair market value on the date of the First Union merger of the GGC convertible preferred shares received and the holder's aggregate adjusted income tax basis in the First Union convertible preferred shares surrendered. In general, any gain or loss realized by a holder of First Union convertible preferred shares in the First Union merger will be capital gain or loss and, if the shares giving rise to the gain or loss have been held for more than one year, the capital gain or loss will be long-term capital gain or loss. Otherwise the gain or loss will be short-term. The deductibility of capital losses is subject to limitations under the Code.

   TAX CONSEQUENCES IF THE FIRST UNION MERGER QUALIFIES AS A
REORGANIZATION. If the First Union merger qualifies as a reorganization, the holders of First Union convertible preferred shares will not recognize any gain or loss on the exchange of the First Union convertible preferred shares for GGC convertible preferred shares. The holders of First Union convertible preferred shares will have a tax basis in the GGC convertible preferred shares received in the First Union merger equal to the tax basis in the First Union convertible preferred shares surrendered. The holding period for the GGC convertible preferred shares received in exchange for First Union convertible preferred shares in the First Union merger will include the holding period for First Union convertible preferred shares surrendered in exchange therefor.

  HOLDERS OF FIRST UNION SENIOR NOTES

   If the First Union merger qualifies as a reorganization, holders of First Union senior notes should not recognize any gain or loss in connection with the First Union merger and should continue to be taxed in the same manner as if the First Union merger had not occurred. If the First Union merger fails to qualify as a reorganization, the tax consequences for holders of First Union senior notes are unclear. If the First Union merger fails to qualify as a reorganization and "substantially all" (within the meaning of the applicable Treasury Regulations) of First Union's assets are transferred to GGC, holders of First Union senior notes should not recognize any gain or loss in connection with the First Union merger and should continue to be taxed in the same manner as if the First Union merger had not occurred. If the First Union merger fails to qualify as a reorganization and less than "substantially all" of First Union's assets are transferred to GGC, holders of First Union senior notes may be deemed to have exchanged their First Union senior notes for GGC senior notes in a taxable transaction in which to recognize gain or loss must be recognized. If holders are deemed to have engaged in such a taxable exchange, the GGC senior notes may be deemed to have been issued with original issue discount with the result that holders may be required to take interest income into account sooner and in greater amounts than would be the case if no such deemed exchange had occurred.

  CONSEQUENCES TO NON-U.S. SHAREHOLDERS

   The federal income tax consequences of the First Union merger for non-U.S. shareholders (that is, shareholders that are non-U.S. holders, as defined in "Material United States Federal Tax Considerations for

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Non-U.S. Holders") will depend in large part on the application of certain provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, which are inconsistent in their treatment of sales of First Union common shares and distributions by First Union on such shares and unclear in certain respects. In particular, assuming (as First Union expects) that the First Union merger fails to qualify as a reorganization under section 368(a) of the Code, the consequences to non-U.S. shareholders will depend on whether their receipt of the transaction consideration is taxed under the provisions of FIRPTA governing sales of REIT shares or whether their receipt of the transaction consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for federal income tax purposes, the First Union merger will be treated as a sale of assets by First Union followed by a liquidating distribution from First Union to First Union shareholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. shareholders, and non-U.S. shareholders should consult with their tax advisors regarding the possible application of those provisions.

   Assuming that the receipt of the transaction consideration by non-U.S. shareholders is treated as a sale or exchange of First Union common shares for purposes of FIRPTA, a non-U.S. shareholder should not be subject to United States federal income taxation on any gain or loss from the First Union merger unless it recognizes a gain with respect to its shares of First Union common stock (computed in the same manner as for U.S. shareholders) and (a) the gain is effectively connected with a U.S. trade or business of the non-U.S. shareholder, (b) that shareholder is an individual who has been present in the United States for 183 days or more during its taxable year that includes the First Union merger and certain other conditions are satisfied, or (c) that shareholder's First Union common stock constitutes a "United States real property interest" within the meaning of FIRPTA. If a non-U.S. shareholder's common stock constitutes a "United States real property interest" within the meaning of FIRPTA or if the gain from the First Union merger is effectively connected with a U.S. trade or business of the non-U.S. shareholder, that shareholder will be subject to United States federal income tax generally at regular capital gains rates with respect to its gain. In addition, the non-U.S. shareholder may be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. If the non-U.S. shareholder is an individual who has been present in the United States for 183 days or more during the taxable year that includes the First Union merger and certain other conditions are satisfied, that shareholder will be subject to a 30% tax on its capital gains. An applicable income tax treaty may modify certain of these consequences for a non-U.S. shareholder eligible for treaty benefits, and non-U.S. shareholders should consult with their tax advisors regarding the possible applications of such a treaty.

   A non-U.S. shareholder's common stock will constitute a United States real property interest unless (a) First Union is a "domestically controlled REIT" at the effective time of the First Union merger or (b) that the non-U.S. shareholder never held more than 5% of the total fair market value of First Union common shares outstanding at any time during the shorter of the time that shareholder held First Union common shares or during the five-year period ending on the effective time of the First Union merger. First Union will be a domestically controlled REIT at the effective time of the First Union merger if non-U.S. shareholders held less than 50% of the value of the First Union common shares outstanding at all times during the five-year period ending with the effective time of the First Union merger. Based on the record ownership of First Union common shares and on certain transfer restrictions in First Union's declaration of trust intended to preserve First Union's status as a domestically controlled REIT, First Union believes that it is a domestically controlled REIT as of the date hereof, but no assurances can be given that the actual ownership of First Union common shares has been or will be sufficient for First Union to qualify as a domestically controlled REIT at the effective time of the First Union merger.

   The tax treatment of non-U.S. shareholders described above assumes that the receipt of their portion of the transaction consideration will be treated as a sale of their First Union common shares for purposes of FIRPTA. As noted above, non-U.S shareholders' receipt of the transaction consideration could be taxed under special provisions of FIRPTA governing distributions from REITs. Those provisions provide that distributions from REITs are treated as gain that is effectively connected with a U.S. trade or business to the extent that the

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distributions are attributable to gain from the sale of United States real property interests by the REIT. If those provisions apply and First Union has, as of the date of the First Union merger, recognized gain from the sale of United States real property interests, non-U.S. shareholders would be subject to tax at regular capital gain rates on their share of First Union's gain on United States real property interests and also could be subject to alternative minimum tax and, in the case of non-U.S. corporations, the 30% branch profits tax.

   Irrespective of whether a non-U.S. shareholder's federal income tax liability is determined under the provisions of FIRPTA relating to sales of shares or the provisions relating to distributions from REITs, any portion of the consideration paid in the First Union merger to a non-U.S. shareholder will be subject to U.S. income tax withholding at the rate of 10% of the consideration received by the non-U.S. shareholder if the non-U.S. shareholder's First Union common stock constitutes a United States real property interest. Because of the difficulties of proving that a particular non-U.S. shareholder's common stock does not constitute a United States real property interest, non-U.S. shareholders should anticipate that 10% of their portion of the consideration paid in the First Union merger may be withheld and paid over to the IRS. A non-U.S. shareholder may be entitled to a refund or credit against the shareholder's United States federal income tax liability with respect to the amount withheld, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. shareholders should consult their own tax advisors regarding withholding tax considerations.

   The forgoing description assumes that the First Union merger fails to qualify as a reorganization. If the First Union merger qualifies as a reorganization, the tax consequences for non-U.S. shareholders under FIRPTA and related withholding tax rules could differ materially than those described above. Non-U.S. shareholders are encouraged to consult their tax advisors regarding the application of such rules.

  BACKUP WITHHOLDING

   Under the United States federal backup withholding rules, unless an exemption applies, the Paying Agent will be required to and will withhold 30% of the gross proceeds payable to a holder of First Union common shares in the First Union merger, unless the holder provides a tax identification number, certifies that number is correct and otherwise complies with the backup withholding rules. Each holder of First Union common shares should complete and sign the substitute Form W-9 included as part of the letter of transmittal to be returned to the Paying Agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

  ADDITIONAL INFORMATION

   GGC intends to make available to former holders of First Union common shares and preferred shares additional information following the First Union merger that relates to the qualification of the First Union merger as a reorganization.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

   The following is a general discussion of material United States federal income and estate tax considerations with respect to the ownership and disposition of GGC common shares applicable to non-U.S. holders. In general, a "non-U.S. holder" is any holder other than:

    .  a citizen or resident of the United States;

    . a corporation created or organized in the United States or under the laws of the United States or of any state;

    . an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

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    .  a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

   This discussion is based on current provisions of the Code, proposed and final Treasury Regulations issued thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. This discussion assumes that a non-U.S. holder holds GGC common shares as a capital asset as defined in the Code. This discussion does not address all aspects of United States federal income and estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances nor does it address any aspects of United States state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the United States federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, partnerships, owners of more than 5% of GGC's common shares and certain United States expatriates). Accordingly, prospective investors are urged to consult with their own tax advisor regarding the United States federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of GGC common shares.

  DIVIDENDS

   In general, dividends paid to a non-U.S. holder will be subject to United States withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States. Dividends effectively connected with a United States trade or business, and, if a treaty applies, attributable to such a permanent establishment of a non-U.S. Holder, generally will not be subject to United States withholding tax if the non-U.S. holder files certain forms, including IRS Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or a lower rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. Under applicable Treasury Regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) is required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

  GAIN ON SALE OR OTHER DISPOSITION OF GGC COMMON SHARES

   In general, a non-U.S. holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of the holder's shares of GGC common shares unless:

    . the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (in which case the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation) and the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States if that is required by an applicable income tax treaty as a condition to subjecting a non-U.S. holder to United States income tax on a net basis;

    . the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met;

    . the non-U.S. holder is subject to tax pursuant to the provisions of the Code regarding the taxation of United States expatriates; or

    . GGC is a United States real property holding corporation (referred to in this document as a USRPHC) for United States federal income tax purposes at any time within the shorter of the five-year period

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       preceding the disposition and the non-U.S. holder's holding period. If
       GGC is or was to become a USRPHC at any time during this period, generally gains realized upon a disposition of GGC common shares by a non-U.S. holder that did not directly or indirectly own more than 5% of the GGC common shares outstanding during this period would not be subject to United States federal income tax, provided that GGC common shares are "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code). GGC believes that GGC common shares will be treated as regularly traded on an established securities market during any period in which they are listed on the AMEX or NASDAQ. While not entirely free from doubt, GGC believes that it will be a USRPHC following the First Union merger. Non-U.S. holders that own more than 5% of the GGC common shares outstanding during the shorter of the five-year period preceding the disposition and the non-U.S. holder's holding period are encouraged to consult their tax advisors regarding the potential application of the Foreign Interest in Real Property Tax Act to a disposition by them of GGC common shares.

  ESTATE TAX

   GGC common shares that are owned or treated as owned by an individual that is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provided otherwise, and therefore may be subject to United States federal estate tax.

  BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

   GGC must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S holder resides or is established.

   United States backup withholding tax is imposed at the rate of up to 30% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements. Under the Treasury Regulations, the payment of proceeds from the disposition of shares of GGC common shares to or through a United States office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of GGC common shares to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of shares of GGC common shares paid to or though a non-U.S. office of a broker that is:

    .  a United States person;

    . a "controlled foreign corporation" for United States federal income tax purposes;

    . a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business; or

    . a foreign partnership if at any time during its tax year (a) one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or
       (b) the foreign partnership is engaged in a United States trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge to the contrary).

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's United States

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federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

   THE FOREGOING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER OF GGC COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF GGC COMMON SHARES.

TREATMENT OF FIRST UNION OPTIONS AND WARRANTS

  OPTIONS

   Currently, there are 8,000 outstanding options to purchase First Union common shares. All of these options were granted in connection with First Union's 1999 Share Option Plan for trustees, and all are owned by Daniel J. Altobello, a First Union trustee. Mr. Altobello has executed a letter agreement allowing and instructing First Union to terminate and cancel his options for nominal consideration, effective as of the effective time of the mergers. Moreover, First Union has represented in the merger agreement that, as of effective time of the mergers, there will be no outstanding options to purchase First Union securities.

  WARRANTS

   In the merger agreement, First Union represented that, as of February 13, 2002, there were outstanding warrants to purchase 500,000 First Union common shares. The current exercise price of the warrants is $8.57. In other words, each warrant entitles its holder to purchase one First Union common share at a purchase price of $8.57. The warrants were issued pursuant to an agreement (referred to in this document as the WARRANT AGREEMENT) by and among First Union and Enterprise Asset Management Company, Inc., dated November 2, 1998. The warrant agreement provides that, upon a merger of First Union with another entity, the warrants shall thereafter be exercisable into the consideration deliverable upon the exercise of the warrants had the holder of the warrants exercised them immediately prior to the merger. Because the current exercise price of a warrant is $8.57 per First Union common share and the maximum cash consideration prior to August 31, 2002 is $2.55 per common share, the warrants will have no meaningful economic value as of the effective time of the mergers.

FINANCING; SOURCE AND AMOUNT OF FUNDS

   First Union will fund, by cash and cash equivalents on hand, the cash consideration to be paid to each First Union common shareholder. If all First Union common shareholders elect to receive the $2.55 all cash alternative, the total cash consideration would be approximately $88.8 million. By operation of law, GGC will assume all existing and contingent liabilities of First Union.

INTERESTS OF FIRST UNION TRUSTEES, OFFICERS AND RELATED PARTIES IN THE PROPOSED TRANSACTION

   In considering the recommendation of the First Union board of trustees to vote to approve the merger agreement and the proposed transaction, First Union common shareholders should be aware that members of the First Union board and related parties in the proposed transactions have agreements or arrangements that provide them with interests that differ from those of other First Union common shareholders. For a description of the relationship between Gotham Partners and First Union, see "The Proposed Transaction--Background."

  GOTHAM PARTNERS' INVOLVEMENT WITH GGP

   Gotham Partners and its affiliates own collectively a 61.3% limited partnership interest and a 57.2% supplemental residual partnership interest in GGP. Mr. Ackman and David P. Berkowitz, who are affiliates of Gotham Partners, serve as of two of GGP's four-member executive committee.

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  REPAYMENT OF DEBT

   Gotham Partners and its affiliates made loans to GGP in the principal amounts of $3.2 million in 2000 and $5.3 million in 2001. Gotham Partners will be a significant shareholder of GGC and an affiliate of Mr. Ackman and David P. Berkowitz, who are members of GGP's executive committee. These loans accrued interest at an annual rate of 30%, required the payment of 5% of the principal as a loan placement fee and were originally due on December 11, 2001. In December 2001, the terms of these loans were modified so that the loans accrued interest at an annual rate of 24% from the date of the original loan, required the payment of 5% of the principal amount as a loan placement fee and extended the due date of the loans to January 3, 2003. As of December 31, 2001, the total amount of the outstanding principal and accrued interest of these loans was $10.6 million.

   Gotham Partners or its affiliates made additional loans to GGP in the principal amounts of $4.2 million in January 2002, $1.6 million in March 2002 and $1.05 million in April 2002. GGP used part of the proceeds of the January 2002 loan to reduce a $4.0 million loan outstanding owed by it to a third party. The loans from Gotham Partners or its affiliates to GGP bear interest at an annual rate of 24%, require the payment of 5% of the principal amount as a loan placement fee and are due upon demand.

   Immediately after the completion of the proposed transaction, GGP intends to repay the outstanding principal and accrued interest on all loans from Gotham Partners or its affiliates, which payment is expected to total approximately $20.3 million, assuming a closing date of August 31, 2002. Some or all of the proceeds from the subscription rights offering and/or cash on hand available after the proposed transaction could be used to make this payment.

  RELEASE OF COLLATERAL PLEDGED BY GOTHAM PARTNERS

   In connection with the completion of the proposed transaction, GGP has agreed to obtain the release of all collateral pledged by Gotham Partners to any entity prior to such completion. Currently, the only collateral pledged by Gotham Partners is $3.0 million pledged as collateral pursuant to an agreement, dated December 7, 2001, between Gotham Partners and First Union National Bank relating to GGP's former Miami National golf course, and $1.5 million in cash and 78,500 shares of common stock of LandAmerica Financial Group pledged as collateral pursuant to an agreement, dated October 16, 2000, between Gotham Partners and Wachovia Bank relating to GGP's Monroe Valley golf course.

  GGC BOARD OF DIRECTORS

   Mr. Ackman, the current chairman of the First Union board of trustees and an affiliate of Gotham Partners, is the Chairman of the GGC board of directors and a member of GGP's Executive Committee.

   In addition, upon completion of the proposed transaction, Talton R. Embry, a current member of the First Union board of trustees, will become a member of the GGC board of directors. As such, Mr. Embry will be entitled to the fees and benefits to which directors of GGC will be entitled.

   Other than Mr. Ackman and Mr. Embry, no trustee or executive officer of First Union has an interest in the proposed transaction, other than solely in connection with their ownership of First Union common shares. As of February 13, 2002 the trustees and executive officers of First Union beneficially owned 10,802,818 First Union common shares including stock options exercisable within 60 days of that date, representing approximately 31.04% of the outstanding First Union common shares.

  EMPLOYEE STOCK OPTIONS AND RESTRICTED SHARES

   Pursuant to the merger agreement, First Union has represented that there will be no options outstanding pursuant to First Union stock-based compensation plans at the Effective Time.

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  INDEMNIFICATION AND INSURANCE

   The merger agreement provides that, upon completion of the proposed transaction, GGC will, to the fullest extent permitted by law, honor all of First Union's and FUMI's obligations to indemnify and hold harmless and provide advancement of expenses to all past and present directors, officers and employees of First Union, its affiliates (including FUMI), and its subsidiaries, against any costs or expenses arising out of or relating to any action or ommission occurring before or after the effective time of the mergers arising out of or pertaining to the proposed transaction.

   The merger agreement also provides that, at or upon completion of the proposed transaction, GGC will cause to be maintained, for a period of at least three years after completion of the proposed transaction, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by First Union, or policies of at least the same coverage and amounts containing terms, and conditions that are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the proposed transaction.

  CERTAIN OTHER RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

   See "Certain Relationships and Related-Party Transactions" for a description of other relationships of parties in the proposed transaction, and a description of the transaction between and among them in connection with the proposed transaction.

NO DISSENTERS' RIGHTS OR APPRAISAL RIGHTS

   Under Ohio law, neither holders of First Union common shares nor holders of First Union convertible preferred shares have dissenters' rights to receive payment for their holdings as a result of the proposed transaction.

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                             THE MERGER AGREEMENT

   The following is a summary of the material terms and provisions of the merger agreement. The summary is qualified in its entirety by the merger agreement and Amendment No. 1 to the merger agreement, copies of which are attached to this proxy statement-prospectus as Appendix A and B, respectively, and are incorporated herein by reference. You are urged to read the full text of the merger agreement including Amendment No. 1 to the merger agreement.

STRUCTURE AND EFFECTIVE TIME

   The merger agreement provides for two separate mergers, in each case subject to the terms and conditions of the merger agreement: (1) the merger of First Union and GGC, with GGC as the surviving entity (such merger referred to in this document as the FIRST UNION MERGER) and (2) the merger of Sub and FUMI, with FUMI as the surviving entity (such merger referred to in this document as the SUB MERGER). Together, the First Union merger and the Sub merger are referred to in this document as the MERGERS. Upon completion of the mergers, GGC will continue as the surviving entity and First Union's separate existence will cease; and, FUMI will become a wholly owned subsidiary of GGC.

   The mergers will become effective at the time that the certificates of merger (or other documents required to be filed pursuant to applicable state law) are filed with the Secretaries of State of Delaware and Ohio (or at a later time if agreed by the parties and specified in the certificates of merger).

   Concurrently with the effective time of the mergers, Gotham Partners and its controlled affiliates, as well as other GGP equityholders, will contribute (i) their respective limited partnership interests in GGP to GGC and (ii) their respective general partnership interests in GGP to GGC by directly transferring such interest to a wholly owned subsidiary and limited liability company of GGC, each in exchange for GGC common shares. This contribution of equity interests is referred to in this document as the CONTRIBUTION. As a result of the contribution, GGC will directly and indirectly own 92.5% of the equity interests in GGP, including 100% of the general partnership interests in GGP, which will be held by a wholly owned subsidiary and limited liability company of GGC. Current management of GGP will own the remaining 7.5% of the equity interests in GGP. All of the GGP equity interests will be convertible into GGC common shares (See "Gotham Golf Corp.--Third Amended and Restated Limited Partnership Agreement of GGP"). On account of the contribution, Gotham Partners and its controlled affiliates, as well as the other GGP equityholders participating in the contribution, will own approximately 52.55% (and will beneficially own approximately 54.5%, including GGC common shares into which GGP equity units will be convertible) of the GGC common shares, assuming for purposes of this calculation that the First Union common shareholders fully exercise their subscription rights to receive GGC common shares and that no other equity of GGC will be issued on or prior to the effective time of the mergers.

   The parties to the proposed transaction intend to complete the mergers, contribution and the other transactions contemplated by the merger agreement as promptly as practicable, subject to the satisfaction of all of the closing conditions in the merger agreement (including, among other things, the receipt of the requisite approval of the common shareholders and all requisite regulatory clearances).

MERGER CONSIDERATION

   The merger agreement provides that each First Union common share outstanding immediately prior to the effective time of the mergers will be converted at the effective time of the mergers into the right to receive the following (which, in the aggregate, are referred to in this document as the MERGER CONSIDERATION):

    . $2.20 in cash, subject to certain deductions, including a $0.10 cash dividend distributed to holders of record on March 31, 2002 and an expected $0.10 cash dividend to be distributed to holders of record on June 30, 2002. Together, the various deductions to the $2.20 in cash are referred to in this document as the AGGREGATE HOLDBACK, which is described in further detail below;

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  .   a choice of (1) an additional $0.35 in cash or (2) approximately  1/174th
      (0.0057461) of a debt instrument (referred to in this document as the NOTE), with a face value of $100 (which equates to $0.575 per First Union common share), indirectly secured by First Union's principal real estate assets (your effective price would be $60.91 for each note); and

  . three-fiftieths (0.06) of a non-transferable uncertificated subscription right, with each subscription right exercisable to purchase GGC common shares at $20.00 per share, for up to an aggregate of approximately $41 million of GGC common shares. The offering of GGC common shares is subject to increase, as described in further detail below in "--Over-Allotment Right and the Offering of Additional GGC Securities."

   The aggregate potential cash payment of $2.55 for each First Union common shares is referred to in this document as the CASH CONSIDERATION. If common shareholders fail to make an affirmative election with respect to the type of consideration that they would prefer, they will receive by default only the cash consideration and the subscription rights to which they are entitled. Detailed descriptions of the election procedures can be found in the section below entitled "Election and Payment Procedures." A summary description of these provisions can be found below in "--The Subscription Rights" and "--The Notes."

   As mentioned above, the cash consideration is subject to deductions equal to the Aggregate Holdback. The Aggregate Holdback is comprised of three components:

  . DIVIDEND HOLDBACK. The cash consideration will be reduced by the amount of dividends paid on each First Union common share between February 13, 2002 through the effective time of the mergers. This deduction from the cash consideration is referred to in this document as the DIVIDEND HOLDBACK.

  . ESCROW SHARE HOLDBACK. The cash consideration will also be reduced by an amount of cash equal to the per share value of the claims, expenses, losses, liabilities, and obligations of First Union or its subsidiaries and affiliates that would reasonably be expected to arise after February 13, 2002 in connection with any fact, circumstance, condition or event occurring prior to the completion of the proposed transaction that would amount to a breach of certain representations, warranties or covenants contained in the merger agreement made by or on behalf of First Union and/or its subsidiaries or affiliates. The matters that would qualify as breaches of representations, warranties or covenants as described in the forgoing sentence are referred to in this document as the REASONABLY EXPECTED LIABILITIES. For this purpose, the subject representations, warranties and covenants are read to have been made as of February 13, 2002 (I.E., as of the signing of the merger agreement) and as of the effective time of the mergers. If, however, a representation, warranty or covenant was made as of a specific date, then it is read to have been made at and as of such date. This per share deduction from the cash consideration is referred to in this document as the ESCROW SHARE HOLDBACK. The detailed procedures for calculating the Escrow Share Holdback are described in more detail in "--The Escrow Arrangement."

  . SHARED COSTS HOLDBACK. The cash consideration will be further reduced by the per share amount of one half of any costs, fees or expenses associated with obtaining certain third-party consents, approvals or clearances for the proposed transaction. This deduction from the cash consideration is referred to in this document as the SHARED COSTS HOLDBACK. You should note that the Shared Costs Holdback does not include the costs of any consents, approvals or clearances required in connection with the issuance of the notes.

   In addition to the foregoing, the merger agreement provides that, in the event that the proposed transaction is not completed by August 31, 2002, part of the cash consideration per First Union common share (the cash consideration of $2.20 less the deductions on account of dividends, breaches of certain representations and warranties and costs incurred in connection with obtaining certain consents) will be increased thereafter by 6% per annum unless (1) as of August 31, 2002, Gotham Partners, GGP, GGC, Sub and the other entities participating in the contribution have complied with their respective obligations under the merger agreement or

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(2) if such persons have not so complied, such noncompliance is primarily due to the failure of First Union and its affiliates to comply with their respective obligations under the merger agreement.

ADJUSTMENT TO THE MERGER CONSIDERATION

   The merger agreement provides that, at any time prior to the effective time of the mergers, if (i) any required consents, approvals or similar clearances with respect to the notes cannot be obtained by First Union and/or Gotham or GGC (directly or by and on behalf of each of their respective affiliates) or
(ii) the issuance of notes in connection with the transactions contemplated by the merger agreement will materially delay the completion of those transactions (other than the issuance of notes), then, in each case the merger consideration will be adjusted to eliminate the issuance of the notes or the ability for holders of First Union common shares to elect to receive notes in lieu of part of the cash consideration. In the event that the notes are no longer part of the merger consideration, any commitments on the part of Gotham Partners relating to the notes will no longer be required or effective.

EFFECT OF PROPOSED TRANSACTION ON OTHER SECURITIES OF FIRST UNION

   Each of First Union's outstanding securities will be affected by the proposed transaction. These securities include First Union convertible preferred shares, 8.875% senior notes due September 15, 2003 (referred to in this document as the FIRST UNION SENIOR NOTES), options and warrants.

    . FIRST UNION CONVERTIBLE PREFERRED SHARES. Subject to the existing rights of the First Union convertible preferred shares, the merger agreement provides that each First Union convertible preferred share outstanding immediately prior to the effective time of the mergers will be converted at the effective time into the right to receive a GGC convertible preferred share that has substantially identical rights to the First Union convertible preferred share. The GGC convertible preferred shares have certain additional features such as additional conversion rights and voting features that are described in greater detail in "Description of GGC Capital Stock--GGC Convertible Preferred Shares--Voting Rights," and GGC intends to apply to list the GGC convertible preferred shares (along with the GGC common shares) on either the AMEX or the NASDAQ.

    . SENIOR NOTES. The merger agreement provides that each First Union senior note outstanding immediately prior to the effective time will remain outstanding, but that GGC will execute a supplemental indenture, effective as of the effective time of the mergers, wherein GGC will assume the debt obligations evidenced by the First Union senior notes.

    . OPTIONS. In the merger agreement, First Union represented that there will be no outstanding options to purchase First Union securities as of the effective time. Currently, there are 8,000 outstanding options to purchase First Union common shares. All of these options were granted in connection with First Union's 1999 Share Option Plan for trustees, and all are owned by Daniel J. Altobello, a First Union trustee. Mr. Altobello has executed a letter agreement allowing and instructing First Union to terminate and cancel his options for nominal consideration, effective as of the effective time of the mergers.

    . WARRANTS. In the merger agreement, First Union represented that, as of February 13, 2002, there were outstanding warrants to purchase 500,000 First Union common shares. The current exercise price of the warrants is $8.57. In other words, each warrant entitles its holder to purchase one First Union common share at a purchase price of $8.57. The warrants were issued pursuant to an agreement (referred to in this document as the WARRANT AGREEMENT) by and among First Union and Enterprise Asset Management Company, Inc., dated November 2, 1998. The warrant agreement provides that, upon a merger of First Union with another entity, the warrants shall thereafter be exercisable into the consideration deliverable upon the exercise of the warrants had the holder of the warrants exercised them immediately prior to the merger. Because the current exercise price of a warrant is $8.57 per First Union common share and the maximum cash consideration prior to August 31, 2002 is $2.55 per

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       common share, the warrants will have no meaningful economic value as of the effective time of the mergers.

THE SUBSCRIPTION RIGHTS

   As mentioned above, the merger agreement provides that, as part of the merger consideration, each holder of a First Union common share will receive in exchange therefor three-fiftieths (0.06) of a nontransferable uncertificated subscription right, with each whole subscription right exercisable to purchase one GGC common share at $20.00 per share and, subject to availability and proration, additional GGC common shares at $20.00 per share, for up to an aggregate of approximately $41 million of GGC common shares. In other words, for every 50 First Union common shares held by a holder as of the effective time, such holder will receive three subscription rights. The merger agreement provides that no fractional subscription rights will be issued as part of the merger consideration. Each common shareholder who would otherwise have been entitled to a fractional subscription right will receive in lieu thereof a number of subscription rights rounded up or down to the nearest whole number (with fraction equal to or greater than 0.5 rounded up).

   Each subscription right will entitle its holder to two types of subscription privileges: (1) the basic subscription privilege and (2) the oversubscription privilege.

   The basic subscription privilege entitles its holder to purchase one GGC common share for every subscription right that he holds, at a subscription price of $20.00 per share.

   A holder who elects to purchase all of the GGC common shares underlying his basic subscription privilege will also have an oversubscription privilege to purchase GGC common shares, at a subscription price of $20.00 per share, up to the aggregate number of GGC common shares not subscribed by other holders through the exercise of their basic subscription privilege. If there are oversubscriptions for more GGC common shares than are available to be subscribed for under the oversubscription privilege, then each holder exercising his or her oversubscription privilege will, on account of such exercise, receive from the available GGC common shares a pro rata number of the available shares, based on the number of GGC common shares that such holder requested pursuant to his or her exercise of the oversubscription privilege. This proration is subject to the rounding of fractional GGC common shares to the nearest whole number. If a common shareholder exercising the oversubscription privilege is allocated less than all of the GGC common shares to which such holder wished to subscribe pursuant to the oversubscription privilege, the excess funds paid by such holder shall be returned by mail without interest or deduction as soon as practicable after the completion of the proposed transaction.

   In order to evidence the valid exercise of the basic subscription privilege or the oversubscription privilege, a common shareholder intending to exercise his or her subscription rights must return the Form of Election no later than
[    ]. Further information regarding the exercise of the subscription rights can be found in "The Subscription Rights Offering--Process to Exercise Rights."

   Common shareholders will receive the subscription rights as of the effective time of the mergers by way of book-entry credit in GGC's transfer books.

OVER-ALLOTMENT RIGHT AND THE OFFERING OF ADDITIONAL GGC SECURITIES

   In addition to the subscription rights offering described above, the merger agreement provides that GGC may, in its sole discretion, offer additional GGC common shares to holders of First Union common shares or third parties at the subscription price of $20.00 per share, up to an additional 15% of the GGC common shares available pursuant to the basic subscription privilege, in connection with the transactions contemplated by the merger agreement. This ability for GGC to increase the number of GGC common shares available is referred to in this document as the OVER-ALLOTMENT RIGHTS. In the event that GGC exercises its over-allotment rights in full, and the subscription rights are exercised in full, a total of 2,401,608 GGC common shares (313,253 shares on

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account of the over-allotment rights and 2,088,355 shares on account of the subscription rights) will be offered to the First Union common shareholders.

   Apart from the transactions contemplated by the merger agreement, the merger agreement provides that GGC may, at any time prior to or after the effective time of the mergers, sell or offer to issue or sell debt or equity securities of itself to any person or entity on terms and conditions of its own choosing, in its sole discretion.

THE NOTES

   As mentioned above, the merger agreement provides that, as part of the merger consideration, each holder of a common share has the choice of receiving
(1) $0.35 in cash or (2) approximately 1/174th (0.0057461) of a note, with a face value of $100 (which equates to $0.575 per First Union common share), indirectly secured by First Union's principal real estate assets. More specifically, for every 174.0296 First Union common shares held as of the effective time by a common shareholder electing to receive the notes, such shareholder will receive one uncertificated note with a face value of $100 instead of $60.91 ($0.35 in cash per share).

   The merger agreement provides that no fractional notes will be issued as part of the merger consideration. Instead, each common shareholder who would otherwise have been entitled to a fractional note will receive in lieu thereof an amount of cash (rounded to the nearest whole cent and without interest) equal to (i) such fraction multiplied by (ii) $60.91.

   Apart from receiving notes in connection with merger consideration, the merger agreement provides that common shareholders have the right to purchase notes for a purchase price of $60.91 per note. This right to purchase notes is referred to in this document as the SHAREHOLDER NOTE PURCHASE RIGHT. The notes that are the subject of the Shareholder Note Purchase Right are those remaining notes that were not elected as part of the common shareholders aggregate elections to receive notes in lieu of part of their cash consideration.

   If and to the extent common shareholders exercise the Shareholder Note Purchase Right for notes in an amount in excess of the remaining notes, the number of notes that such holders will receive will be allocated among all such holders pro rata based on the number of notes that such holders requested to receive in connection with exercising the Shareholder Note Purchase Right. You should note, however, that no fractional notes shall be allocated, but, in lieu thereof, each holder exercising the Shareholder Note Purchase Right who otherwise would be entitled to a fraction of a note will receive a number of notes rounded down to the nearest whole number. In addition, if any holder exercising the Shareholder Note Purchase Right is allocated less than all of the notes that such holder wished to purchase pursuant to the Shareholder Note Purchase Right, the excess funds paid by such holder in respect of the notes not issued shall be returned by mail without interest or deduction as soon as practicable after the completion of the proposed transaction.

   SSCC will issue the notes at or after the effective time of the mergers in the form of a global note. If you elect to receive notes in the mergers, you should contact your bank or broker for information on when and in what form that institution will notify you of your interest in the global note.

GOTHAM PARTNERS NOTE PURCHASE AND THE POST-CLOSING NOTE REDEMPTION

   The merger agreement provides that, simultaneous with the effective time of the mergers, Gotham Partners will pay GGC an amount of cash equal to (i) $60.91 multiplied by (ii) the number of notes remaining after First Union common shareholders elect to receive the notes in lieu of part of the cash consideration and after the Shareholder Note Purchase Rights. In exchange for this payment, GGC shall issue to Gotham all of the remaining notes.

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   As described in "The Notes Offering--Redemption Right," one feature of the notes is that, subject to certain conditions, the holders of the notes have the right (referred to in this document as the REDEMPTION RIGHT) to have SSCC (or, at the option of SSCC, a designee of SSCC) redeem the notes 90 days after the completion of the proposed transaction at a purchase price of $60.91 per note, without interest. This redemption right, however, will not apply to notes issued to holders in connection with their exercise of the Shareholder Note Purchase Right or notes transferred, either directly or indirectly, after their issuance. In addition, noteholders who exercise this Redemption Right will have to certify in writing that the notes to be redeemed were not (i) received in connection with the holders' exercise of their Shareholder Note Purchase Right or (ii) transferred, directly or indirectly, after their issuance.

   The procedure for exercising the Redemption Right is described more fully in "The Notes Offering--Redemption Right."

   In addition, the merger agreement provides that the issuer of the notes has the option of designating a person or entity to fulfill its redemption obligations so that the designee makes the necessary payment to the noteholders in exchange for their notes. Furthermore, the merger agreement provides that if the issuer designates Gotham Partners to fulfill its obligations, Gotham Partners may have an affiliate of Gotham Partners or a designee of Gotham Partners fulfill the issuer's redemption obligation.

THE ESCROW ARRANGEMENT

   As mentioned above, the merger agreement provides that the cash consideration is subject to deductions equal to the Aggregate Holdback, and that the Aggregate Holdback is comprised of a number of components, including the Escrow Share Holdback. The Escrow Share Holdback is an amount of cash per First Union common share equal to the number of First Union common shares entitled to receive merger consideration divided by the amount of cash deposited in an escrow fund. The parties to the merger agreement agreed to set up an escrow fund to indemnify or advance funds to GGC and/or its affiliates on account of the reasonably expected liabilities of First Union and its subsidiaries and their affiliates.

   The merger agreement provides that no Escrow Share Holdback shall be deducted from any part of the cash consideration unless the reasonably expected liabilities shall amount, in the aggregate, to a sum of cash greater than or equal to $350,000. If, however, an escrow fund is established, any matter funded thereby shall be funded dollar-for-dollar from the first dollar, without reference to the $350,000 threshold for funding.

   If an escrow fund is established, First Union will fund it prior to the completion of the proposed transaction with an amount of cash (referred to in this document as the ESCROW AMOUNT) equal to the value of the reasonably expected liabilities. The escrow amount, including any earnings or interest thereon, will be held and disbursed as provided in a separate agreement (referred to in this document as the ESCROW ARRANGEMENT).

   The escrow arrangement provides, among other things, that (i) any fees or expenses on account of, in connection with or related to the escrow arrangement shall be paid out of the escrow fund; (ii) any taxes on earnings of the escrow fund shall be paid out of the escrow fund; (iii) funds shall be disbursed to GGC or its affiliates on an as-and-when-needed basis to satisfy the reasonably expected liabilities in the full amount of the actual liability relating to the subject Reasonably Expected Liability; (iv) as of the 24-month anniversary of the completion of the proposed transaction, an amount of cash equal to the funds remaining in the escrow fund (including a ratable share of accrued interest on escrowed funds but less any taxes due on account thereof) less the costs and expenses arising from or related to the distribution of funds then remaining in the escrow fund shall be distributed on a pro rata basis to the persons who were holders of First Union common shares as of the effective time of the mergers.

   The actual escrow amount will be determined immediately prior to the completion of the proposed transaction. The method for calculation is by mutual agreement of Gotham Partners and First Union, based on

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their good-faith estimation of the reasonably expected liabilities. If, after good-faith negotiations, Gotham Partners and First Union cannot agree on the appropriate escrow amount, a single mutually acceptable appraiser will be appointed to determine the appropriate escrow amount.

   If an appraisal process is to be used, each of Gotham Partners and First Union will submit a single dollar amount representing their good-faith estimate of the aggregate amount of the reasonably expected liabilities. The appraiser will then choose one of these estimates as the appropriate escrow amount. If applicable, the determination of the appraiser shall be final, delivered orally, binding on the parties in all respects and unappealable.

   Under the merger agreement, after due inquiry by First Union, its auditors and management of one of its particular subsidiaries, VenTek, and prior to the determination of the escrow amount, First Union must promptly advise Gotham Partners of:

    . any change, fact, circumstance, condition or event that has had or could reasonably be expected to have a Company Material Adverse Effect (which term is defined in "--Important Definitions");

    . any failure of First Union, the FUMI Share Trust, FUMI or their respective subsidiaries to comply with or satisfy any covenant, condition or agreement to be complied with under the terms of the merger agreement; or

    . any change, fact, circumstance, condition or event that could have an effect on the determination of the escrow amount.

DIRECTORS AND OFFICERS

   The directors of GGC immediately prior to the effective time of the mergers will be the directors of GGC after the effective time, as the surviving corporation to the First Union merger. In addition, the directors of Sub immediately prior to the effective time of the mergers will be the directors of FUMI after the effective time, as the surviving corporation to the Sub merger.

REPRESENTATIONS AND WARRANTIES

   The merger agreement contains representations and warranties made by Gotham Partners and other GGP equityholders to First Union, including representations and warranties relating to:

    . the due organization, authority, power and standing and other matters relating to their ability to enter into and complete the proposed transaction;

    . the ownership of and title to the GGP interests to be contributed to GGC in the contribution;

    .  the documents to be filed with the Securities and Exchange Commission;

    . the availability of funds on the part of Gotham Partners in respect of its commitment to purchase the redeemed notes from GGC; and

    . Gotham Partners' lack of knowledge of facts or circumstances that relate specifically to First Union, the FUMI Share Trust or their respective subsidiaries that have not been disclosed that would reasonably be expected to have a "COMPANY MATERIAL ADVERSE EFFECT" (which term is defined in "--Important Definitions").

   The merger agreement also contains representations and warranties made by GGP, GGC and Sub to First Union, including representations and warranties relating to:

    . the due organization, authority, power and standing, and other matters relating to their ability to enter into and complete the proposed transaction;

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    .  their capital structure;

    . the operations of GGC and Sub for the period between February 13, 2002 and the completion of the proposed transaction;

    .  their subsidiaries;

    . reports and financial statements and the accuracy of the information in those documents and the absence of certain undisclosed liabilities;

    .  litigation;

    .  documents to be filed with the Securities and Exchange Commission;

    .  violations of law;

    .  material contracts and compliance with agreements;

    .  tax matters;

    . matters relating to the Employee Retirement Income Security Act of 1974, as amended (referred to in this document as ERISA), and other compliance and compensation matters (including retirement and other employee benefit plans);

    .  environmental matters;

    .  intellectual property matters; and

    .  brokers' and finders' fees with respect to the proposed transaction.

   In the merger agreement, First Union and, in some circumstances, FUMI and the FUMI Share Trust made certain representations and warranties to Gotham Partners, GGC and Sub, including representations and warranties relating to:

    . the due organization, authority, power and standing, and other matters relating to their ability to enter into and complete the proposed transaction;

    .  their capital structure;

    .  their subsidiaries;

    . reports and financial statements filed with the Securities and Exchange Commission and the accuracy of the information in those documents and the absence of certain undisclosed liabilities;

    .  litigation;

    .  documents to be filed with the Securities and Exchange Commission;

    .  violations of law;

    .  material contracts and compliance with agreements;

    .  tax matters;

    . matters relating to ERISA, and other compliance and compensation matters (including retirement and other employee benefit plans);

    .  labor controversies;

    .  environmental matters;

    .  intellectual property matters;

    .  opinion of financial advisor; and

    .  brokers' and finders' fees with respect to the proposed transaction.

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   The representations and warranties of each of the parties to the merger agreement will expire upon the completion of the proposed transaction. You should note, however, that the representations and warranties of First Union, the FUMI Share Trust and FUMI are the subject of the escrow arrangement described above in "--The Escrow Arrangement."

COVENANTS; CONDUCT OF FIRST UNION'S BUSINESS PRIOR TO THE MERGERS

   Between February 13, 2002 (the date of the merger agreement) and the effective time of the mergers, First Union, the FUMI Share Trust, FUMI and their respective subsidiaries are required to comply with restrictions on their conduct and operations.

   First Union, the FUMI Share Trust and FUMI have agreed that, prior to the effective time of the mergers, except (i) as otherwise contemplated by the merger agreement (including First Union's disclosure schedule, which was delivered at the execution of the merger agreement), (ii) required by law or
(iii) with the prior written consent of Gotham Partners (which cannot be unreasonably withheld or delayed), First Union, the FUMI Share Trust and FUMI shall cause (or enter into any negotiations, contracts, agreements, understandings or arrangements to cause) their respective subsidiaries to:

    .  conduct their respective businesses in the ordinary course of business;

    . subject to applicable law and the fiduciary duties of the First Union board of trustees and the FUMI board of directors, take any action or refrain from taking any action, enter into any contract or refrain from entering into any contract or make any undertaking or refrain from making any undertaking, in each case as requested by Gotham Partners in its sole discretion;

    . not (i) amend or propose to amend their respective Amended and Restated Declarations of Trust, certificates of incorporation or bylaws or equivalent organizational documents, (ii) split, combine or reclassify their outstanding equity, shares of beneficial interest or capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for (x) the payment of dividends or distributions to First Union, the FUMI Share Trust or any of their respective subsidiaries by a direct or indirect subsidiary of First Union or the FUMI Share Trust, (y) regular quarterly cash dividends required on account of the First Union convertible preferred shares, with usual declaration, record and payment dates in accordance with First Union's past dividend policy and as required under the terms of the Certificate of Designations for the First Union convertible preferred shares and (z) quarterly cash dividends on the First Union common shares not to exceed $0.10 per share;

    . not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their equity, shares of beneficial interest or capital stock of any class or any debt or equity securities that are convertible into or exchangeable for such equity, shares of beneficial interest or capital stock, except that (i) First Union may issue common shares (A) upon exercise of First Union options outstanding on the date of the merger agreement or thereafter granted in accordance with the provisions of subclause (ii) of this clause or the provisions governing the First Union convertible preferred shares and
       (B) upon exercise of First Union warrants outstanding on the date of the merger agreement, and (ii) First Union may grant options pursuant to existing contractual relationships and as set forth in First Union's disclosure schedule;

    . not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than borrowings in the ordinary course of business or borrowings under existing credit facilities of First Union or its subsidiaries as such facilities may be amended or replaced in a manner that does not have a Company Material Adverse Effect, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its beneficial interest or any options, warrants or rights to acquire any shares of its beneficial interest or any security convertible into or exchangeable for shares of beneficial interest other than in connection with (A) the exercise of outstanding First Union options and warrants pursuant to the terms

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       of First Union's option plans and the relevant written agreements evidencing the grant of options and warrants and (B) the redemption or elimination of First Union options prior to the effective time of the mergers, (iii) sell, pledge, dispose of or encumber any material assets or businesses other than (X) pledges or encumbrances pursuant to existing credit facilities or other permitted borrowings of First Union or its subsidiaries or (Y) sales or dispositions of businesses or assets by First Union, the FUMI Share Trust or their respective subsidiaries to a subsidiary of First Union or as may be required by applicable law,
       (iv) discharge, make any payments on account of or settle any legal or similar action or otherwise waive any rights with respect to any legal or similar action or (v) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

    . use reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present senior officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them;

    . except as otherwise provided in First Union's disclosure schedule, not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any trustees, officers or employees, except pursuant to (i) applicable law, (ii) the ordinary course of business or (iii) previously existing contractual arrangements or policies;

    . not materially increase the salary or monetary compensation of any senior officer or employee whose current base salary is in excess of $25,000 as of the date hereof, except for increases in the ordinary course of business or except pursuant to previously existing contractual arrangements;

    . not adopt, enter into or amend to materially increase benefits or obligations of any First Union employee benefit plan, except (i) in the ordinary course of business, (ii) any of the foregoing involving any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after February 13, 2002, (iii) as required pursuant to existing contractual arrangements or the merger agreement or (iv) as required by applicable law;

    . not make any capital or other expenditures or enter into any binding commitment or contract to make such expenditures;

    . not take any action or make any undertaking that would cause the conversion price applicable to First Union convertible preferred shares to change;

    . not enter into any contract or commitment (i) providing for sales by First Union, the FUMI Share Trust or any of their respective subsidiaries or (ii) providing for purchases by First Union, the FUMI Share Trust or any of their respective subsidiaries;

    . not make any material tax election, settle any material tax claim or assessment, surrender any right to claim a material tax refund, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment or, in the case of First Union, take any action or fail to take any action that would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a Real Estate Investment Trust (as defined in the United States income tax code) for federal income tax purposes, in each case to the extent that such action or inaction would be expected to have an adverse effect on First Union or the FUMI Share Trust; and

    . not discharge, settle or pay off any claims, liabilities or obligations of any kind or any nature.

NO SOLICITATION

   The merger agreement provides that First Union and the FUMI Share Trust shall not knowingly permit any trustee, director, officer, agent, employee or any attorney, accountant, investment banker, financial advisor or other agent retained by First Union or the FUMI Share Trust or any of their respective subsidiaries, to:

    . initiate, solicit or encourage any inquiry, proposal or offer to acquire any interest in, dispose of or otherwise result in a change of control of First Union or any of its assets (including all or substantially

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       all of First Union's business, properties, assets or beneficial interest), whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction is referred to in this document as an ACQUISITION TRANSACTION);

  .   engage in negotiations or discussions concerning an Acquisition
      Transaction;

  . provide nonpublic or confidential information to facilitate an Acquisition Transaction; or

  . agree to recommend any unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (any such proposal is referred to in this document as an ACQUISITION PROPOSAL).

   The foregoing notwithstanding, prior to the effective time of the mergers, First Union, the FUMI Share Trust and FUMI may, in response to an Acquisition Proposal from a corporation, partnership, person or other entity or group (any such corporation, partnership person or other entity or group is referred to in this document as a POTENTIAL ACQUIROR) that the First Union board of trustees determines, after consultation with its independent financial advisor and legal counsel, could reasonably be expected to lead to a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquiror.

   For purposes of the merger agreement's no-solicitation provision, Superior Proposal means a bona fide Acquisition Proposal made by a Potential Acquiror:

  . to acquire, for consideration consisting of cash or publicly traded securities, more than 90% of the common shares or all or substantially all of First Union's, the FUMI Share Trust's or their respective subsidiaries' assets; and

  . that the First Union board of trustees determines, in good faith and after consultation with its independent financial advisor and legal counsel, would be more favorable to the holders of the common shares than the mergers, the merger agreement and the transactions contemplated thereby and for which financing, to the extent required, is then committed or that, in the good faith judgment of the First Union board of trustees, is reasonably capable of being obtained.

   The merger agreement also provides that First Union must promptly notify Gotham Partners after receipt of any Acquisition Proposal (and in any event prior to any determination of the First Union board of trustees in respect of any such Acquisition Proposal). Furthermore, the merger agreement provides that there is no prohibition on First Union, the FUMI Share Trust or FUMI (or any of their respective trustees, directors, officers, agents or employees) from:

  . taking and disclosing to First Union's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or

  . making such disclosure to First Union's shareholders as, in the good-faith judgment of the First Union board of trustees, the trustee of the FUMI Share Trust or the FUMI board of directors, as the case may be, in each case after consultation with outside counsel, is required under applicable law.

AGREEMENT TO COOPERATE

   Subject to the terms and conditions of the merger agreement and applicable law, the parties to the merger agreement have agreed to use their respective reasonable best efforts to take all action and do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the mergers and other transactions contemplated by the merger agreement.

   Such actions include, among other things, efforts to:

  . obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Gotham Partners, GGP, First Union, the FUMI Share

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       Trust and their respective subsidiaries (including any amendment, supplement or change of such material contractual relationships reasonably necessary to effect the mergers, the merger agreement and the transactions contemplated thereby); and

    . obtain all necessary or appropriate waivers, consents, permits and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to completion of the mergers (and, in such case, to proceed with the completion of the mergers as expeditiously as possible), including through all possible appeals.

   The foregoing notwithstanding, the merger agreement does not require, other than with respect to the Shared Costs, Gotham Partners, Sub, GGC or GGP or any of their respective subsidiaries or affiliates to make any out-of-pocket expenses, accrue any liability for their account or make any accommodation or concession to First Union, the FUMI Share Trust, FUMI or any third party (including governmental authorities) in connection with their commitments to use their respective reasonable best efforts take such action as may be required to complete the proposed transaction.

   In addition to and without limitation of the foregoing, each of the parties, to the extent applicable, has undertaken and agreed to file as soon as practicable any form or report required by any other governmental agency relating to antitrust matters. Further, the parties, to the extent applicable, have agreed to respond as promptly as practicable to any inquiries or requests received from any governmental authority for additional information or documentation. Moreover, each of the parties has agreed to take all reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade-regulation law that may be asserted by any governmental authority with respect to the mergers so as to enable the effective time of the mergers to occur as soon as reasonably practicable.

TRUSTEES' AND OFFICERS' INDEMNIFICATION AND INSURANCE

   The merger agreement provides that, so long as any funds available pursuant to a prior escrow agreement relating to First Union's former trustees and officers have been utilized to the fullest extent possible, GGC must honor all of First Union's and FUMI's obligations to indemnify and hold harmless (including, if applicable, any obligations to advance funds for expenses) each present and former trustee, director, officer, employee and agent of First Union or FUMI and each person who served as a trustee, director, officer, member, trustee or fiduciary of another corporation, partnership, limited liability company, joint venture, trust, pension or other employee benefit plan or enterprise, including the FUMI Share Trust, FUMI and FUMI's subsidiaries, against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the effective time of the mergers or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement. In addition, the parties agreed that GGC will pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any persons covered by this indemnification provision in enforcing the indemnity and other obligations provided by the provision.

   In the merger agreement, the parties further agreed that GGC will purchase a tail insurance policy to the current policies of trustees' and officers' liability insurance maintained by First Union for a period of at least three years with respect to matters arising on or before the effective time of the mergers. Additionally, the merger agreement provides that, in the event that GGC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision must be made so that GGC's successors and assigns assume GGC's indemnification obligations in the merger agreement.

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   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling First Union pursuant to the foregoing provisions, First Union and GGC have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

SUPPLEMENTAL INDENTURE

   The merger agreement provides that GGC will execute a supplemental indenture, effective at the effective time of the mergers, by which:

    . GGC will assume First Union's debt obligations issued under the terms of the indenture, dated as of October 1, 1993, and supplemented by the first supplemental indenture, dated as of July 31, 1998, relating to the First Union senior notes, in the manner and to the extent required by the currently effective indenture; and

    . GGC will designate a new trustee to act as indenture trustee for the First Union senior notes, and (x) the new trustee may or may not be the current trustee to the currently effective indenture; and (y) the new trustee must be acceptable to First Union in its reasonable discretion.

MARKET LISTING

   In the merger agreement, the parties agree to cooperate and use their respective commercially reasonable efforts to have the GGC common shares listed on a national securities exchange, authorized to be quoted in an inter-dealer quotation system of a registered national securities association or an over-the-counter market.

TERMINATION OF THE FUMI SHARE TRUST

   The FUMI Share Trust acknowledges and agrees in the merger agreement that, upon the completion of the proposed transaction, it will terminate by its own terms and, to the extent that it does not terminate by its own terms, the then-existing trustee or trustees of the FUMI Share Trust shall take such actions and/or undertakings as are necessary to terminate the FUMI Share Trust.

CONDITIONS TO THE CONSUMMATION OF THE PROPOSED TRANSACTION

  MUTUAL CLOSING CONDITIONS

   The merger agreement provides for a number of conditions that must be satisfied or waived on or prior to the completion of the proposed transaction. The following is a list of these closing conditions:

    . the First Union merger, this merger agreement and the transactions contemplated thereby must be approved by no less than a majority vote of First Union common shares;

    . each of the parties to the merger agreement, to the extent applicable to such party, must execute and deliver all documents necessary or required to effect the mergers and the transactions contemplated by the merger agreement;

    . there must be no judgment, injunction, order or decree of a court or governmental authority or authority of competent jurisdiction in effect that has the effect of making the mergers or the transactions contemplated by the merger agreement illegal or that otherwise restrains or prohibits the completion of the mergers or the transactions contemplated by the merger agreement (and, subject to the terms of the merger agreement, each party has agreed to use its reasonable commercial efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted);

    . any waiting period applicable to completion of the mergers under applicable antitrust laws must have expired or terminated;

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    .  all necessary and any material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers relating to the mergers and the transactions contemplated hereby (and any securities to be issued in connection with the merger agreement and the transactions contemplated thereby) must be obtained from governmental authorities (including any required filings, registrations or notices required by any state's Blue Sky laws, and all material approvals required and disclosed as such by the parties as being a condition to the completion of the proposed transaction must be filed, made or obtained, as the case may be); and

    . the Securities and Exchange Commission must declare this proxy statement-prospectus effective; no stop order suspending the effectiveness of this proxy statement-prospectus or any part thereof can have been issued and be in effect; no proceeding for that purpose, and no similar proceeding with respect to this proxy statement-prospectus, can be initiated or threatened in writing by the Securities and Exchange Commission and not concluded or withdrawn; and consents of various third parties must be obtained.

  GOTHAM PARTNERS', GGC'S, GGP'S AND GGP EQUITYHOLDERS' CLOSING CONDITIONS

   The merger agreement further provides for a number of conditions to the obligations of Gotham Partners, GGC, GGP and the GGP equityholders to consummate the proposed transaction that must be satisfied or waived on or prior to the closing date of the proposed transaction. The following is a list of these closing conditions:

    . First Union, the FUMI Share Trust, FUMI and their respective subsidiaries must perform in all material respects all of their obligations under the merger agreement required to be performed by them at or prior to the effective time of the mergers;

    . the representations and warranties of First Union, the FUMI Share Trust, FUMI and their respective subsidiaries contained in the merger agreement must be true and correct at and as of the effective time of the mergers as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to amount, individually or in the aggregate, to a monetary liability greater than or equal to $65 million; provided, however, that the representations and warranties of First Union, the FUMI Share Trust, FUMI and their respective subsidiaries relating to capital structure, authority, power and standing, and other matters relating to each of their ability to enter into and complete the proposed transaction and non-contravention of certain constitutive documents (and, in the case of the representations relating to the proposed transaction's non-contravention of constitutive documents, those representations must be read, without reference to whether a breach of such representation and warranty is reasonably expected to have a Company Material Adverse Effect) and the lease relating to First Union's leasehold interest in the Circle Tower office building must be true and correct in all respects;

    . Gotham Partners must receive a certificate signed on behalf of First Union, the FUMI Share Trust and FUMI by an executive officer or trustee, as the case may be, of each of the foregoing indicating that the foregoing two conditions have been satisfied; and

    . Gotham Partners must receive from Wachtell, Lipton, Rosen & Katz, counsel to Gotham Partners, a written opinion, dated as of the closing date of the proposed transaction, that for federal income tax purposes the contribution will constitute an exchange described in Section 351(a) or 351(b) of the Internal Revenue Code.

  FIRST UNION'S, THE FUMI SHARE TRUST'S AND FUMI'S CLOSING CONDITIONS

   The merger agreement further provides for a number of conditions to the obligations of First Union, the FUMI Share Trust and FUMI to consummate the proposed transaction that must be satisfied or waived on or prior to the closing date of the proposed transaction. The following is a list of these closing conditions:

    . each of Gotham Partners, GGC, Sub, GGP and the GGP equityholders participating in the contribution must have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the effective time of the mergers;

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    .  the representations and warranties of Gotham Partners, GGC, Sub, GGP and the GGP equityholders participating in the contribution contained in the merger agreement must be true and correct at and as of the effective time of the mergers, as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to materially impair, delay or prevent completion of the mergers or the transactions contemplated by the merger agreement; and

    . First Union must have received separate certificates signed on behalf of Gotham Partners and GGP, respectively, by an authorized signatory indicating that the conditions pertaining to Gotham Partners and GGP, respectively, in the foregoing two conditions have been satisfied.

IMPORTANT DEFINITIONS

   In the merger agreement, the phrase "COMPANY MATERIAL ADVERSE EFFECT" means any change or event or effect that is, or could reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) of First Union, the FUMI Share Trust, FUMI and their respective subsidiaries taken as a whole (except for any such change, event or effect resulting from or arising out of (i) the announcement of the merger agreement and the transactions contemplated thereby or (ii) economic events generally related to the U.S. economy or securities markets generally).

   In the merger agreement, the parties further agreed that the commencement of construction of a mall or similar shopping facility in a location that competes with the Park Plaza Mall will not constitute a Company Material Adverse Effect. In addition, the parties agreed that any matter that would constitute a breach by Gotham Partners relating to its representation that it lacked knowledge of facts or circumstances that relate specifically to First Union, the FUMI Share Trust or their respective subsidiaries that have not been disclosed that would reasonably be expected to have a "Company Material Adverse Effect" will not be considered for the purpose of determining whether any change or event or effect gives rise to a Company Material Adverse Effect.

TERMINATION OF THE MERGER AGREEMENT

   The merger agreement provides that it may be terminated, by its own terms, and the mergers may be abandoned at any time prior to their effective time (notwithstanding any approval of the merger agreement by common shareholders), in the following circumstances:

    .  by mutual written consent of First Union and Gotham Partners;

    .  by either Gotham Partners or First Union:

       . if any court of competent jurisdiction in the United States or other United States governmental authority has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the mergers and such order, decree, ruling or other action is or shall have become final and nonappealable; or, if any necessary and material registration, filing, application, notice, consent, approval, order, qualification and waiver relating to the mergers and the transactions contemplated hereby (and, subject to the terms of the merger agreement, any securities to be issued in connection with the proposed transaction) has not been obtained from governmental authorities (including any required filing, registration or notice required by any state's Blue Sky laws); or

       . if the holders of First Union common shares fail to approve the First Union merger and the merger agreement with the requisite majority vote of First Union common shares;

    . by Gotham Partners if there has been a material breach by First Union of any representation, warranty, covenant or agreement contained in the merger agreement that (i) would result in a failure of either one of the first two closing conditions outlined above under Gotham Partners', GGC's, GGP's and GGP equityholders' closing conditions and (ii) cannot be cured prior to November 30, 2002; provided,

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       however, that at the time of termination, Gotham Partners and its respective affiliates are not in breach of any material representation, warranty or covenant contained in the merger agreement;

    . by Gotham Partners, if the First Union board of trustees has withdrawn or adversely amended in any material respect its approval or recommendation of the First Union merger, the merger agreement or the transactions contemplated thereby (other than with respect to the common shareholders' exercise of their subscription rights or their right to elect to receive notes in lieu of part of their cash consideration) to First Union's shareholders, with the understanding that neither (i) disclosure of any competing proposal that is not being recommended by the First Union board of trustees nor (ii) disclosure of any facts or circumstances, together with a statement that the First Union board of trustees continues to recommend approval of the First Union merger and the merger agreement, will be considered to be a withdrawal or adverse amendment in any material respect of such approval or recommendation;

    . by First Union, after giving Gotham Partners 96 hours' prior written notice of its receipt of an Acquisition Proposal, in order to enter into a definitive agreement providing for an Acquisition Transaction which is a Superior Proposal, provided that (i) the special meeting has not yet occurred and (ii) First Union has first complied with its obligations under the expense and fee reimbursement provision (described below); or

    . by First Union, if there has been a material breach by Gotham Partners, GGC, Sub, GGP or the GGP equityholders participating in the contribution of any representation, warranty, covenant or agreement contained in the merger agreement that (i) would result in a failure of either one of the first two closing conditions outlined above under First Union's, the FUMI Share Trust's and FUMI's closing conditions and (ii) cannot be cured prior to November 30, 2002; provided, however, that at the time of termination First Union, the FUMI Share Trust and their respective affiliates are not in breach of any material representation, warranty or covenant contained in the merger agreement.

EXPENSE REIMBURSEMENT

   The merger agreement provides that all fees, costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees, costs and expenses, including fees for accountants, lawyers, financial advisors, contractors and consultants.

   The foregoing notwithstanding, First Union agreed to reimburse Gotham Partners and its affiliates and GGP and its affiliates for their reasonable and documented out-of-pocket expenses (including fees for accountants, lawyers, financial advisors, contractors and consultants) incurred in connection with the merger agreement and the transactions contemplated thereby in the event that the merger agreement is terminated for any of the following reasons:

    . if the holders of First Union common shares fail to approve the First Union merger and the merger agreement with the requisite majority vote of First Union common shares;

    . if the merger agreement is terminated by Gotham Partners because of a material breach by First Union of any representation, warranty, covenant or agreement contained in the merger agreement that (i) would result in a failure of either one of the first two closing conditions outlined above under Gotham Partners', GGC's, GGP's and GGP equityholders' closing conditions and (ii) cannot be cured prior to November 30, 2002; provided, however, that at the time of termination, Gotham Partners and its respective affiliates are not in breach of any material representation, warranty or covenant contained in the merger agreement; and provided further that the failure to obtain approvals or consents in connection with the Park Plaza Mall will not trigger expense and fee reimbursement obligations on the part of First Union;

    . if the merger agreement is terminated by Gotham Partners because the First Union board of trustees has withdrawn or adversely amended in any material respect its approval or recommendation to First Union's shareholders of the First Union merger, the merger agreement or the transactions contemplated

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       thereby (other than with respect to common shareholders' exercise of their subscription rights or their right to elect to receive notes in lieu of part of their cash consideration), with the understanding that neither (i) disclosure of any competing proposal that is not being recommended by the First Union board of trustees nor (ii) disclosure of any facts or circumstances, together with a statement that the First Union board of trustees continues to recommend approval of the First Union merger and the merger agreement, will be considered to be a withdrawal or adverse amendment in any material respect of such approval or recommendation; and

    . if the merger agreement is terminated by First Union, after giving Gotham Partners 96 hours' prior written notice of its receipt of an Acquisition Proposal, in order to enter into a definitive agreement providing for an Acquisition Transaction that is a Superior Proposal.

Furthermore, the merger agreement provides that, in the event that the mergers and the transactions contemplated by the merger agreement are consummated, the transaction costs related to the mergers, the contribution, the merger agreement and the transactions contemplated thereby shall be borne by GGC, and accordingly GGC will promptly reimburse the parties and their affiliates for their respective reasonable expenses incurred in connection with the mergers, the contribution, the merger agreement and the transactions contemplated hereby, including fees for accountants, counsel, investment bankers, and financial advisors and consultants.

GOTHAM PARTNERS' COMMITMENT TO BE A STAND-BY PURCHASER OF GGC COMMON SHARES

   In the merger agreement, Gotham Partners agreed to (i) cause GGC common shares (issued not later than the effective time of the mergers) to be purchased from GGC (either in connection with the merger agreement or otherwise) or (ii) have subscription rights exercised (including in connection with (A) the exercise by any common shareholder of his or her basic subscription privilege or oversubscription privilege or (B) GGC's exercise of its over-allotment right), in any case such that GGC common shares are purchased from GGC, for an aggregate cash purchase price of at least $10,000,000. The merger agreement further provided that Gotham Partners will be deemed to have complied with the foregoing requirement whether the subject GGC common shares are purchased directly by Gotham Partners, its affiliates, any third party or otherwise.

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                             THE VOTING AGREEMENT

   In connection with the execution of the merger agreement, First Union, Gotham Partners (on its own behalf and on behalf of its controlled affiliates) and each of the trustees of First Union (other than Mr. Ackman), in his capacity as a record holder or beneficial owner of First Union common shares, entered into a Voting Agreement, dated February 13, 2002 (referred to in this document as the VOTING AGREEMENT). The following is a summary of the material terms of the voting agreement and is qualified in its entirety by the voting agreement, a copy of which is attached to this proxy statement-prospectus as Appendix D and is incorporated herein by reference. You are urged to read the full text of the voting agreement.

   The voting agreement covers 7,424,903 First Union common shares, representing approximately 21.3% of the outstanding First Union common shares.

   Under the terms of the voting agreement, each of Messrs. Altobello, Berkowitz, Citrin and Embry and Gotham Partners agreed to vote or cause to be voted those First Union common shares subject to the voting agreement in favor of the merger agreement and the transactions contemplated thereby.

   Furthermore, each of Messrs. Altobello, Berkowitz, Citrin and Embry and Gotham Partners agreed to vote or cause to be voted those First Union common shares subject to the voting agreement against any approval of:

    . any proposal made in opposition of or in competition with the transactions contemplated by the merger agreement;

    . any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of First Union or any of its subsidiaries, with or involving any party other than as contemplated by the merger agreement;

    .  any liquidation or winding up of First Union;

    .  any extraordinary dividend by First Union;

    . any change in the capital structure of First Union (other than pursuant to the merger agreement); and

    . any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the completion of the transactions contemplated by the merger agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of First Union under the merger agreement, which would adversely affect First Union or Gotham Partners or their respective abilities to consummate the transactions contemplated by the merger agreement.

   Additionally, each of Messrs. Altobello, Berkowitz, Citrin and Embry granted to representatives of Gotham Partners an irrevocable proxy, coupled with an interest, to vote those First Union common shares subject to the voting agreement in the manner contemplated by the foregoing.

   The voting agreement also provides that each of Messrs. Altobello, Berkowitz and Citrin and Gotham Partners will not transfer any First Union common shares subject to the voting agreement except for:

    . transfers to any wholly owned and controlled affiliates if such affiliates agree in writing to be bound by the terms of the voting agreement; and

    . transfers by operation of law if the transferor remains, and agrees in writing to remain, and the transferee agrees in writing to be, bound by the terms of the voting agreement.

   The voting agreement further provides that transfers by Mr. Embry and his affiliates are permitted provided that no transfers by Mr. Embry or his affiliates of 50,000 or more First Union common shares in any one or series

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

of negotiated transactions is permitted unless and until the transferee and such transferee's affiliates, if applicable, agreed in writing to be bound by the terms of the voting agreement.

   The voting agreement terminates upon the earlier of the completion of the transactions contemplated by the merger agreement or the termination of the merger agreement according to its terms.

                            THE ESCROW ARRANGEMENT

   The following is a summary of the material terms and provisions of the escrow arrangement, which is the escrow agreement relating to a potential reduction in the cash consideration to be paid to First Union common shareholders in the proposed transaction. The escrow arrangement will be entered into immediately prior to the effective time of the mergers, assuming that the conditions to the funding of the escrow described below are satisfied. This summary is qualified in its entirety by the relevant provisions of the merger agreement, described in "The Merger Agreement--The Escrow Arrangement," and by the form of escrow arrangement, a copy of which is attached to this proxy statement-prospectus as Appendix E and is incorporated herein by reference. You are urged to read the full text of the merger agreement and the form of escrow arrangement; however, you should understand that the escrow arrangement is not in final form and may be changed in immaterial ways prior to its execution.

PURPOSE OF THE ESCROW ARRANGEMENT--THE ESCROW SHARE HOLDBACK AND CONDITIONS TO THE FUNDING OF THE ESCROW ARRANGEMENT

   Subject to certain conditions described below, First Union will establish an escrow fund to indemnify and advance funds to GGC and/or its affiliates on account of certain reasonably expected liabilities of First Union and its subsidiaries and their affiliates (referred to in this document as the REASONABLY EXPECTED LIABILITIES). The reasonably expected liabilities are the value of the claims, expenses, losses, liabilities, and obligations of First Union or its subsidiaries and affiliates that would reasonably be expected to arise after February 13, 2002 in connection with any fact, circumstance, condition or event occurring prior to the completion of the proposed transaction that would amount to a breach of certain representations, warranties or covenants contained in the merger agreement made by or on behalf of First Union and/or its subsidiaries or affiliates. For purposes of determining the amount of the reasonably expected liabilities, the subject representations, warranties and covenants are read to have been made as of February 13, 2002 (I.E., as of the signing of the merger agreement) and as of the effective time of the mergers. If, however, a representation, warranty or covenant was made as of a specific date, it is read to have been made at and as of such date.

   First Union will not be required to establish an escrow fund if the aggregate amount of reasonably expected liabilities is less than $350,000. If, however, the aggregate amount of reasonably expected liabilities is equal or greater than $350,000, First Union will have to fund the escrow for the full amount of the reasonably expected liabilities, without reference to the $350,000 threshold.

   If an escrow fund is established, First Union will fund it prior to the completion of the proposed transaction with an amount of cash (referred to in this document as the ESCROW AMOUNT) equal to the value of the reasonably expected liabilities. The escrow amount will also be deducted from the aggregate consideration to be paid to First Union common shareholders in the proposed transaction. Such reduction per First Union common share is referred to in this document as the ESCROW SHARE HOLDBACK.

ESCROW RIGHTS

   Holders of First Union common shares as of the effective time of the mergers will have the right to receive a pro rata share of the monies remaining in the escrow fund 24 months after the completion of the proposed transaction, subject to certain adjustments relating to reimbursements of fees, costs and expenses, taxes and indemnification obligations described below. The right to receive a pro rata share of such monies is a contingent payment right (referred to in this document as the ESCROW RIGHTS) on the part of holders of First Union common shares as of the effective time of the mergers, and is governed by the terms of a separate agreement (referred to in this document as the ESCROW ARRANGEMENT).

   The monies deposited in the escrow fund are intended to be equal to the value, as of the completion of the proposed transaction, of the reasonably expected liabilities. The actual cost of the reasonably expected liabilities,

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

however, might turn out to be more or less than the value of such liabilities as of the completion of the proposed transaction: If the actual cost is less, the remaining funds in the escrow (subject to certain adjustments on account of fees, costs and expenses) will ultimately be distributed to holders of the escrow rights; however, if the actual cost is more, no funds will be distributed to holders of escrow rights. There can be no guarantee that the holders of escrow rights will receive any money or other value for their escrow rights, and holders of such rights should not expect to receive such money or other value for such rights. For a discussion of the tax consequences of receiving money or other value in connection with the escrow rights, see "The Proposed Transaction--Material Federal Income Tax Consequences to U.S. Holders--Escrow Share Holdback."

   You should understand that the issuance of the escrow rights will not occur unless (i) First Union common shareholders approve the proposed transaction;
(ii) all of the other conditions to completion of the proposed transaction are satisfied or waived in accordance with the terms of the merger agreement; and
(iii) all of the conditions to funding the escrow have been satisfied. In addition, you should note that the escrow rights (a) are an integral part of the consideration for the proposed transaction; (b) do not represent an ownership interest in First Union, GGC, Sub or their subsidiaries or affiliates; (c) are not transferable except by operation of law; (d) will not be represented by any form of certificate or instrument; and (e) will not be listed on any exchange or authorized for quotation on any inter-dealer quotation system.

   After the completion of the proposed transaction, any remaining escrow amount and the value, if any, of the escrow rights will not depend upon the operating results of the First Union, GGC, Sub or their subsidiaries or affiliates.

DETERMINATION OF THE ESCROW SHARE HOLDBACK

   The amount of cash to be placed in escrow (and therefore the amount of the Escrow Share Holdback) will be determined prior to the effective time of the mergers, either by mutual agreement of First Union and Gotham Partners or, if such agreement cannot be reached, by a mutually acceptable appraiser. If First Union and Gotham Partners cannot reach an agreement on the value of the reasonably expected liabilities, each will submit to a mutually acceptable appraiser a single dollar amount representing each of their subjective good-faith estimates of the aggregate reasonably expected liabilities. The appraiser will then conduct an oral hearing lasting a total of 3 hours (divided into equal 1.5 hour increments for each of First Union and Gotham Partners) so that each party can submit to the appraiser oral and written arguments and supporting documentation, as the appraiser determines is sufficient in the appraiser's reasonable discretion.

   Promptly thereafter, but in no event later than five (5) days from the submission of such written arguments and supporting documentation, the appraiser must make a final determination as to the appropriate cash amount to be escrowed by choosing either First Union's or Gotham Partners' proposed determination, in each case without adjustment. The determination by the appraiser of the escrow amount will be final, delivered orally, binding on the parties in all respects and unappealable.

BENEFICIARIES AND DISTRIBUTIONS TO BENEFICIARIES

   The beneficiaries of the escrow arrangement include GGC and Sub, on the one hand, and First Union common shareholders as of the effective time of the mergers, on the other hand.

   The escrow arrangement provides that, prior to the 24-month anniversary of the completion of the proposed transaction, the escrow fund will be held to provide for the advancement of funds, indemnification or reimbursement, as the case may be, to GGC or Sub (or Sub's successor, as the case may be) on account the satisfaction of the reasonably expected liabilities in the full amount of the actual liabilities relating to such reasonably expected liabilities and any costs, fees or expenses related thereto (collectively referred to in this document as the INDEMNIFIABLE LOSSES). You should understand that, at the time of satisfaction of any such liability, the actual costs of the Reasonably Expected Liability as of the completion of the proposed transaction may be more or less than the expected value of such liabilities. Furthermore, the sole recourse by GGC and Sub with respect to any indemnifiable losses is limited to the aggregate amount then held in the escrow fund, regardless of whether the remaining balance in the escrow fund is sufficient to satisfy the remaining reasonably expected liabilities.

   If GGC or Sub have any claim for indemnifiable losses, it must deliver to the escrow agent a claim certificate that states whether GGC or Sub, as the case may be, has paid, accrued or incurred and intends to pay promptly an indemnifiable losses giving rise to an entitlement to advancement, indemnification and/or reimbursement. Furthermore, the claim certificate must set forth the amount of the indemnifiable losses. In addition, the claim certificate must describe in reasonable detail each indemnifiable loss, including the basis for such claim and a statement that the applicable claimant has a good faith belief that such claim is an appropriate indemnifiable loss under the terms of the escrow arrangement.

   As promptly as practicable and in any event no later than the close of business on or prior to the third business day following the date of receipt by the escrow agent of a claim certificate, the escrow agent must deliver an amount, to the extent available, equal to the claimed indemnifiable losses. If, after receipt of monies on account of an indemnifiable loss, it becomes reasonably certain that the monies received are in excess of the full amount of the subject indemnifiable losses, then the party that received the excess funds must promptly remit to the escrow agent the excess funds so that they can be redeposited in the escrow fund. You should understand that there is no responsibility or duty on the part of the escrow agent to determine whether any funds provided to GGC and Sub are less than or in excess of the actual amounts owed in connection with a claimed indemnifiable loss.

   As of the 24-month anniversary of the completion of the proposed transaction, the escrow agent must distribute the remaining escrow amount to the holders of First Union common shares as of the effective time of the mergers. You should understand that the remaining escrow amount will be reduced to account for (i) any fees or expenses payable to any person on account of, in connection with or related to the escrow arrangement, (ii) any taxes on earnings of the escrow fund, (iii) any costs and expenses arising from or related to the distribution of the Remaining Escrow Amount and (iv) any costs related to indemnification obligations (described in greater detail in "--Identity of the Escrow Agent, Fees and Indemnification").

NO RIGHTS TO ESCROW FUNDS UNTIL DISTRIBUTION

   Under the escrow arrangement, the beneficiaries will not have any right, title or interest in or possession of any of the amounts held in the escrow fund prior to their disbursement as described above. Furthermore, they will not have the ability to pledge, convey, hypothecate or grant a security interest in any portion of the amounts held in the escrow fund unless and until such funds have been disbursed in accordance with the terms of the escrow arrangement. Until disbursed, the escrow agent will be in sole possession of the amounts held in the escrow funds and will not act as custodian for any party for purposes of perfecting a security interest.

PERMITTED INVESTMENTS

   The funds in escrow will be invested in certain permitted investments. Any interest or earnings that accrue on such will be included in the escrow fund.

   The permitted investments for the escrow funds include the following low-risk investments: (1) United States currency, (2) any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificates of deposit of any of the foregoing (collectively referred to in this document as GOVERNMENTAL SECURITIES) and (3) investments in any money market accounts or similar deposit accounts, held with any United States national or state bank, trust

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

company or similarly chartered institution having capital and surplus of at least $100 million on its most recent financial statements, that are limited to investments in United States currency and/or government securities.

   The escrow arrangement also provides that the escrow agent may liquidate any investment made at such time as the escrow agent deems necessary to make payments in accordance with the provisions of the escrow arrangement. The escrow agent will have no liability for any loss incurred as a result of any such liquidation.

IDENTITY OF THE ESCROW AGENT, FEES AND INDEMNIFICATION

   The Bank of New York will initially serve as escrow agent and have the responsibility of administering the escrow arrangement under its terms. The Bank of New York will serve in that capacity unless replaced by a successor escrow agent. The initial escrow agent is (and any successor escrow agent will be) a United States national or state bank, trust company or similarly chartered institution having capital and surplus of at least $100 million on its most recent financial statements. The escrow agent will be able to resign at any time by giving notice of its resignation, but such resignation will not be effective until a successor escrow agent is appointed.

   Any annual fees of the escrow agent will be paid out of the escrow fund on an annual basis. Any other incremental fees of escrow agent for services provided under the Escrow Agreement will be paid out of the escrow fund on a monthly basis with written notice to GGC. In addition, the escrow agent may withdraw any other documented and reasonably incurred expenses in connection with carrying out its duties under the escrow arrangement on a quarterly basis with prior written notice to, and approval by, GGC. All fees and other expenses of the escrow agent shall be paid first from interest and other earnings on the escrow fund and, to the extent such interest and other earnings are not sufficient to cover such fees and other expenses, second from the principal of the escrow fund.

   The escrow agent will only act as a depository and will not be responsible or liable in any manner for the sufficiency of any amount or property deposited with it. Moreover, the escrow agent will not be liable for any error of judgment, any act done or step taken or omitted by it, any mistake of fact or law or anything that it may do or refrain from doing in connection with the escrow arrangement, except for fraud, criminal acts, gross negligence, willful misconduct or any action taken or omitted in bad faith that a court of competent jurisdiction determines was the primary cause of a loss to the beneficiaries of the escrow arrangement.

   First Union (acting on its own behalf and on behalf of the First Union common shareholders) and GGC and Sub also have agreed to indemnify and hold harmless the escrow agent and its directors, officers, agents and employees from and against any and all liabilities, losses, costs or reasonable legal fees and expenses (and other similar matters) that may be imposed on, incurred by, or asserted against, the escrow agent and/or its affiliates (i) in connection with any third-party claim and (ii) for following any instruction or direction upon which the escrow agent is authorized to rely. However, this indemnification will not cover any liabilities, losses, costs or other similar matters incurred by the escrow agent or its affiliates as a result of fraud, gross negligence, bad faith or willful misconduct on the part of the escrow agent, its affiliates or their respective directors, officers, agents and employees and will not cover any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the escrow agent has been advised of such loss or damage and regardless of the form of action. The amount of any indemnification provided under the escrow arrangement will be paid from the escrow fund and the former First Union common shareholders' obligation to provide any indemnification is limited to their respective shares, if any, of the escrow fund.

   In the administration of the escrow fund, the escrow agent may consult with counsel or accountants that it selects and retains. The escrow agent will not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel or accountant.

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

                 SECURITY OWNERSHIP OF TRUSTEES AND OFFICERS,
                CERTAIN BENEFICIAL OWNERS, CONTROLLING PERSONS AND EXECUTIVE OFFICERS AND DIRECTORS OF PERSONS
                     ULTIMATELY IN CONTROL OF FIRST UNION

OWNERSHIP OF FIRST UNION COMMON SHARES

   The table below sets forth, with respect to trustees, executive officers of First Union, persons and entities in control of First Union and executive officers and directors of entities ultimately in control of First Union, and all trustees and executive officers as a group, information relating to their beneficial ownership of First Union common shares as of February 13, 2002:

                                                                 AMOUNT AND
                                                                 NATURE OF
                                                                 BENEFICIAL
NAME OF BENEFICIAL OWNER                                        OWNERSHIP(1) PERCENT
------------------------                                        ------------ -------
TRUSTEES
William A. Ackman(2)...........................................   5,841,233   16.78%
Daniel J. Altobello............................................       9,500       *
Bruce R. Berkowitz(3)..........................................     409,975    1.18%
Jeffrey P. Citrin(4)...........................................       7,970       *
Talton R. Embry(5,7)...........................................   4,534,140   13.03%

EXECUTIVE OFFICERS
None

All Trustees and Executive Officers (five in number) as a group  10,802,818   31.04%

--------
* Beneficial ownership is less than 1%.

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

   The following table sets forth, according to publicly available information on file with the Securities and Exchange Commission as of the dates indicated in the accompanying footnotes, except as otherwise indicated, information concerning each person known by First Union to be the beneficial owner of more than 5% of the outstanding First Union common shares:

                                                   AMOUNT AND
                                                   NATURE OF
                                                   BENEFICIAL
         NAME AND ADDRESS OF BENEFICIAL OWNER     OWNERSHIP(1) PERCENT
         ------------------------------------     ------------ -------
         Gotham Partners, L.P.(6)................  5,841,233    16.78%
         Gotham International Advisors, L.L.C.(6)
         Gotham Partners III, L.P.(6)............
         Gotham Holdings II, L.L.C.(6)...........
         Section H Partners, L.P.(2).............
         Karenina Corp.(2).......................
           110 East 42nd Street
           New York, New York 10017
         Magten Asset Management Corp.(7)........  3,004,540     8.63%
          35 East 21st Street
          New York, New York 10010
         Snyder Capital Management, L.P.(8)......  4,475,750    12.86%
          Snyder Capital Management, Inc.
          350 California Street Suite 1460
          San Francisco, California 94104
         Kensington Investment Group, Inc.(9)....  3,016,381     8.67%
          4 Orinda Way, Suite 220D
          Orinda, California 94563

--------
(1) Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, a person is deemed to be a beneficial owner if he has or shares voting power or investment authority in respect of such security or has the right to acquire beneficial ownership within 60 days. The amounts shown in the above table do not purport to represent beneficial ownership except as determined in accordance with this Rule. Each person identified in these tables has sole voting and investment power with respect to the amounts shown or shared voting and investment powers with his or her spouse, except as indicated below. The foregoing notwithstanding, the amounts reported herein do not include any First Union common shares that may be deemed to be beneficially owned by a trustee pursuant to Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 solely by virtue of such trustee's execution of the voting agreement.
(2) Mr. Ackman is the President of Karenina Corporation, a general partner of Section H Partners (referred to in this document as SECTION H). Section H is the sole general partner of Gotham Partners, L.P. and Gotham Partners III, L.P. Accordingly, Mr. Ackman, Karenina Corporation, and Section H may be deemed beneficial owners of common shares owned by Gotham Partners, L.P. and Gotham Partners III, L.P. Gotham International Advisors, L.L.C., a Delaware limited liability company (referred to in this document as GIA), has the power to vote and dispose of the common shares held for the account of Gotham Partners International, Limited, a Cayman exempted company, and, accordingly, may be deemed the beneficial owner of such common shares. Mr. Ackman is the senior managing member of GIA and may be deemed beneficial owner of First Union common shares owned by Gotham International. For purposes of this table, all of such ownership is included. The address of Mr. Ackman is c/o Gotham Partners L.P., 110 East 42nd Street, New York, New York 10017.
(3) Includes 36,600 shares owned directly by Mr. Bruce Berkowitz and 373,375 shares owned by clients of Fairholme Capital Management L.L.C., with respect to which Mr. Bruce Berkowitz has shared investment power.
(4) Includes 1,527 First Union common shares owned directly by Mr. Citrin and 3,809 First Union common shares owned by his minor children. Also includes 2,634 First Union common shares owned by his spouse,

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

   beneficial ownership of which is disclaimed. Mr. Citrin is President of Blackacre Capital Management, L.L.C., which may be deemed to be under common control with Cerberus Partners L.P. Cerberus Partners L.P. and its affiliates beneficially own 1,769,615 common shares, in accordance with information provided by Mr. Citrin, beneficial ownership of which is disclaimed by Mr. Citrin.
(5) According to an Amendment to Schedule 13D filed with the Securities and Exchange Commission on March 7, 2002, Mr. Embry was deemed to beneficially own 4,534,140 First Union common shares. As the Chairman of Magten, Mr. Embry is deemed to beneficially own all of the 3,004,540 First Union common shares beneficially owned by Magten. He also beneficially owns 1,529,600 additional First Union common shares with respect to which he has sole voting and investment power.
(6) First Union obtained the information regarding these holders from an amendment to Schedule 13D filed with the Securities and Exchange Commission on January 7, 2002. Gotham Partners, L.P. has sole voting and investment power with respect to 2,873,158 First Union common shares, GIA has sole voting and investment power with respect to 2,431,664 First Union common shares, Gotham Partners III, L.P. has sole voting and investment power with respect to 58,448 First Union common shares and Gotham Holdings II, L.L.C. has sole voting and dispositive power with respect to 477,963 First Union common shares.
(7) According to an Amendment to Schedule 13D filed with the Securities and Exchange Commission on March 7, 2002, Magten was deemed to beneficially own 3,004,540 First Union common shares. Magten has shared investment power with respect to all of these shares and has shared voting power with respect to 970,940 of these shares.
(8) The information regarding these holders is as of December 31, 2001 and was obtained from an amendment to Schedule 13D filed with the Securities and Exchange Commission on February 14, 2002. These holders have shared voting power with respect to 4,069,570 First Union common shares and shared investment power with respect to 4,475,750 First Union common shares.
(9) The information regarding this holder is as of December 31, 2001 and was obtained from a Schedule 13G filed with the Securities and Exchange Commission on March 11, 2002. This holder has sole voting and investment power with respect to all shares indicated.

OWNERSHIP OF FIRST UNION CONVERTIBLE PREFERRED SHARES

   No trustee, executive officer of First Union, person or entity in control of First Union or executive officer or director of the entities ultimately in control of First Union beneficially owned any First Union convertible preferred shares as of December 31, 2001.

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

             CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

REGISTRATION RIGHTS AGREEMENT WITH GOTHAM PARTNERS

   Pursuant to certain standby-purchase commitments, a registration rights agreement was entered into between First Union and Gotham Partners in November 1999. The registration rights agreement provides for the registration by First Union of securities owned by Gotham Partners at the expense of First Union. Under the registration rights agreement, Gotham Partners requested First Union to file a shelf registration statement relating to the offer and sale of all qualifying securities held by Gotham Partners. Under the registration rights agreement, the shelf registration statement was required to be filed on or before December 15, 1999. Gotham Partners has extended this required filing date on numerous occasions, and First Union is currently required to file the shelf registration statement on or before August 31, 2002. If First Union fails to file the shelf registration statement by such date, absent a further extension by Gotham Partners, First Union will likely be in breach of its obligations under the registration rights agreement, and Gotham Partners will be entitled to seek specific performance by First Union and to pursue other legal and equitable remedies.

EMPLOYMENT AGREEMENTS

   In January 1999, GGP entered into employment agreements with R. Daniel Mays, John Caporaletti and Stephen J. Garchik. Mr. Mays is employed as GGP's chief executive officer, and his salary was $300,000 in each of 1999, 2000 and 2001. Mr. Caporaletti is employed as GGP's president and chief operating officer, and his salary was $200,000 in 1999, $200,000 in 2000 and $254,000 in 2001. Mr.
Garchik is employed as GGP's senior vice president and treasurer, and his salary was $300,000 in each of 1999, 2000 and 2001. Under their employment agreements, Messrs. Mays and Garchik receive $1,600 and $1,350 per month, respectively, for employee benefits. Under their employment agreements, Messrs. Mays, Caporaletti and Garchik would be entitled to severance payments in the event of termination by GGP without cause (as defined in each of their agreements) or upon voluntary termination by the officer for good reason (as defined in each of their agreements). The severance includes a lump-sum payment equal to the present value of double the amount of salary each of them would have received for the longer of two years after the termination or the remaining term of each of their employment agreements.

   In October 2000, GGP entered into an employment agreement with Mr. Leahy as general counsel and secretary of GGP. Mr. Leahy's salary was $350,000 in 2001. Under his employment agreement, Mr. Leahy is entitled to a payment of $1.0 million upon certain events defined in his employment agreement, including a change of control of GGP. Under his employment agreement, Mr. Leahy would be entitled to severance payments in the event of termination by GGP without cause (as defined in his employment agreement) or upon voluntary termination by him for good reason (as defined in his employment agreement). The severance includes a lump-sum payment equal to the greater of $1.0 million or the present value of two times his salary for the longer of two years or the remaining term of his employment agreement.

   In January 1999, GGP entered into employment agreements with Mike S. Armel and Andrew C. Bonus. Mr. Armel is employed as a Vice President of GGP and his salary was $96,000 in 1999, $100,000 in 2000 and $100,000 in 2001. Mr. Bonus is
employed as a Vice President of GGP, and his salary was $96,000 in 1999, $100,000 in 2000 and $100,000 in 2001. Under their employment agreements, Messrs. Armel and Bonus would be entitled to severance payments upon voluntary termination by the officer for cause (as defined in each of their agreements). The severance includes a lump-sum payment equal to the present value of double the amount of salary each of them would have received for the longer of two years after the termination or the remaining term of each of their employment agreements.

   In connection with the completion of the proposed transaction, GGC and GGP have agreed to enter into new employment agreements with Messrs. Mays, Caporaletti and Leahy that will entirely supersede their prior employment agreements, and, consequently, Messrs. Mays, Caporaletti and Leahy will not receive severance

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

under their prior agreements. Under the new employment agreements, Mr. Mays will be employed as chief executive officer of GGC and GGP, Mr. Caporaletti will be employed as president and chief operating officer of GGC and GGP and Mr. Leahy will be employed as vice president and general counsel of GGC and GGP. The salary for Messrs. Mays, Caporaletti and Leahy will be $300,000, $300,000 and $350,000, respectively, subject to annual increases reflecting increases in the consumer price index. The new employment agreements for Messrs. Mays, Caporaletti and Leahy will terminate on the fourth, fifth and fourth anniversaries of the completion of the proposed transaction, respectively. Under their new employment agreements, each officer would be entitled to severance payments in the event of termination by GGP without cause (as defined in each of their new employment agreements) or upon voluntary termination by the officer for good reason (as defined in each of their new employment agreements). The severance includes a lump-sum payment equal to the employee's salary for the longer of 12 months or the remaining term of his employment agreement, as well as fringe benefits for same period. In addition, in the event of termination by GGC without cause or by him for good reason, Mr. Caporaletti will have a right to acquire all of GGP's direct and indirect ownership interest in GGP's Monroe Valley Golf Club pursuant to a right of first offer procedure specified in the agreement. In the event of termination by GGP without cause or by the officer for good reason, or a "change of control" of GGC, there is full acceleration of vesting for all stock options held by Messrs. Caporaletti and Leahy. Mr. Mays will be immediately fully vested in his stock options on the date of grant.

RELEASE AGREEMENT

   In February 2002, GGP and GGC entered into a termination and release agreement with Stephen J. Garchik, GGP's current senior vice president and treasurer, who will not remain as an officer of GGP or GGC after the proposed transaction. Under this agreement, Mr. Garchik will be entitled to receive upon the completion of the proposed transaction a lump-sum payment of approximately $600,000, subject to certain adjustments, for amounts owing to Mr. Garchik under his former employment agreement. In addition, Mr. Garchik is obligated to resign as an officer of GGP and from all other positions as an employee or director immediately prior to the effective time of the mergers and transfer to GGP all of his interest in several corporations that serve as general partners for partnerships that hold GGP's golf courses in exchange for $10.

LOANS TO OFFICERS

   In January 1999, GGP made a loan to Mr. Mays in the principal amount of $1,000,000, bearing interest at an annual rate of 10%. This loan does not require periodic interest or principal payments, and Mr. Mays has not made any payments of interest or principal to date. In connection with the completion of the proposed transaction, GGP has agreed to forgive all of the outstanding principal and accumulated interest under this loan, which is expected to total approximately $1.3 million at the completion of the proposed transaction.

   In February 1999, GGP made a loan to Mr. Caporaletti in the principal amount of $500,000, bearing interest at an annual rate of 10%. This loan does not require periodic interest or principal payments, and Mr. Caporaletti has not made any payments of interest or principal to date. In connection with the completion of the proposed transaction, GGP has agreed to forgive all outstanding principal and accumulated interest under this loan, which is expected to total approximately $680,000 at the completion of the proposed transaction.

   GGP has agreed to make an additional loan to Mr. Caporaletti immediately after the completion of the proposed transaction in the principal amount of $500,000, bearing interest at an annual rate of 7%. This loan will be evidenced by a non-recourse promissory note secured only by Mr. Caporaletti's partnership interests in GGP. This loan will not require periodic interest or principal payments. Pursuant to the promissory note and Mr. Caporaletti's employment agreement, on each anniversary of the completion of the proposed transaction, GGC shall, subject to certain conditions, forgive $125,000 of the principal amount of this loan and any accrued interest with respect to such principal amount. Forgiveness of the loan will cease, and the remaining loan balance will become due in full, when Mr. Caporaletti is no longer employed by GGP, unless he has terminated his employment for good reason or GGP has terminated his employment without cause.

INDEMNIFICATION AGREEMENTS

   In connection with the completion of the proposed transaction, GGC and GGP have agreed to enter into indemnification agreements with Messrs. Mays, Caporaletti, Garchik and Leahy and each of the members of the GGC board of directors. Pursuant to the terms of the indemnification agreements, GGC and GGP will indemnify these individuals for their expenses and liabilities in any proceedings that may be maintained against them by reason of any action or omission to act by these individuals in their capacity as directors, officers, partners, trustees, employees, agents or fiduciaries of GGC or GGP. The obligations of GGC and GGP are subject to specified limitations, including the limitation that no payment will be made that is prohibited by applicable law. The indemnity agreements provide for the advancement of expenses incurred in advance of the final disposition of any proceedings. Determinations of whether an indemnitee is entitled to indemnification if GGC claims such individual has not acted in good faith, may be made by, at the option of the indemnitee, the disinterested directors of the GGC board of directors, GGC's shareholders or a panel of three arbitrators.

STOCK OPTIONS TO BE GRANTED

   Immediately after the completion of the proposed transaction, GGC will grant stock options under GGC's 2002 Stock Option Plan to Messrs. Mays, Caporaletti, Garchik, Leahy, Armel, Bonus and Frost. These options will have a per share exercise price of $20.00, which is the price of GGC common shares in the subscription rights offering. The options will allow the holders, together with other GGP employees, to acquire GGC common shares equal to 7.5% of the total issued and outstanding GGC common shares immediately after the completion of the proposed transaction, including GGC common shares sold in the subscription rights offering and GGC common shares into which the partnership interests of GGP are convertible. The following table indicates the number of GGC common shares underlying the options that will be granted to each of these employees, assuming, in one case, that all of subscription rights issued in the subscription rights offering are exercised and, in another case, that the minimum number of subscription rights issued in the subscription rights offering are exercised (I.E., that $10 million of GGC common shares are purchased at the subscription price (see "The Subscription Rights Offering--Gotham Purchase Agreement")):

                              GGC COMMON SHARES
                              ASSUMING MINIMUM      GGC COMMON SHARES
     INDIVIDUAL                 SUBSCRIPTION    ASSUMING FULL SUBSCRIPTION
     ----------               ----------------- --------------------------
     Stephen J. Garchik......      13,631                 17,205
     R. Daniel Mays..........      45,690                 71,707
     John Caporaletti........      45,690                 71,707
     William F. Leahy........      27,000                 41,295
     Michael S. Armel........      27,000                 41,295
     Andrew Bonus............      27,000                 41,295
     Peter H. Frost..........      15,008                 22,953

   Mr. Garchik will also receive options to purchase an additional 2,000 GGC common shares under GGC's 2002 Stock Option Plan, with a per share exercise price of $20.00.

REGISTRATION RIGHTS

   In connection with an equityholders agreement that will be entered into immediately prior to the completion of the proposed transaction, Gotham Partners, on behalf of itself and its controlled affiliates, will have demand registration rights allowing it to require GGC to register under the Securities Act GGC common shares held by it. In addition, any bank that has foreclosed on GGC common shares pledged as collateral by Gotham Partners or Messrs. Mays, Caporaletti or Garchik will have similar demand registration rights. These demand registration rights will generally be available until the holder may sell its GGC common shares without restriction as to manner of sale or amount sold, and may be exercised by Gotham Partners on any number of occasions and by any foreclosing bank on up to three occasions.

   In addition, under the equityholders agreement, Messrs. Mays, Caporaletti and Garchik will have piggy-back registration rights that allow them to participate in any registration commenced by Gotham Partners pursuant to its demand registration rights. These piggy-back registration rights generally will be available until the holder may sell his GGC common shares without restriction as to manner of sale or amount sold.

   GGC will pay all of the fees and expenses in connection with its demand registration and any related piggy-back registration by Messrs. Mays, Caporaletti and Garchik. However, if a foreclosing bank participates in the registration, the bank must bear its proportionate share of fees and expenses. If a foreclosing bank makes its own demand registration, it must bear the full amount of fees and expenses in connection with the registration.

GGP PARTNERSHIP INTERESTS

   Mr. Mays owns a 14.1% limited partnership interest and an 11.5% supplemental residual partnership interest in GGP. Immediately after the completion of the proposed transaction, he will own a 2.4% limited partnership interest in GGP, which interest will be convertible by Mr. Mays at any time, in whole or in part, into 60,000 GGC common shares.

   Mr. Caporaletti owns a 6.1% limited partnership interest and a 10.5% supplemental residual partnership interest in GGP. Immediately after the completion of the proposed transaction, he will own approximately a 1.9% limited partnership interest in GGP, which interest will be convertible by Mr. Caporaletti at any time, in whole or in part, into 46,875 GGC common shares.

   Mr. Garchik owns a 9.7% limited partnership interest and a 7.7% supplemental residual partnership interest in GGP. Immediately after the completion of the proposed transaction, he will own approximately a 2.2% limited partnership interest in GGP, which interest will be convertible by Mr. Garchik at any time, in whole or in part, into 55,405 GGC common shares. Mr. Garchik is an investor in Section H Partners, L.P., which is the general partner of Gotham Partners and Gotham Partners III.

   Trusts affiliated with Mr. Garchik own a 4.1% limited partnership interest and a 3.1% supplemental residual partnership interest in GGP. Immediately after the completion of the proposed transaction, they will own approximately a 1.0% limited partnership interest in GGP, which interests will be convertible by the trusts at any time, in whole or in part, into 25,216 GGC common shares.

   Florida Golf Properties, Inc., a corporation owned by Mr. Garchik and Mr. Mays, owns a 1.0% general partnership interest and a 1.0% supplemental residual partnership interest in GGP. In connection with the completion of the proposed transaction, Florida Golf Properties, Inc. will exchange these interests for one GGC common share.

   Florida Golf Associates, L.P., the general partner of which is GGP, Inc. (a corporation owned by Mr. Garchik) and the limited partners of which are Messrs. Garchik, Mays and Caporaletti, owns a 2.4% limited partnership interest and a 2.2% supplemental residual partnership interest in GGP. In connection with the completion of the proposed transaction, Florida Golf Associates, L.P. will exchange these interests for 107,643 GGC common shares. Trusts associated with Mr. Garchik own a 5.8% limited partnership interest in Florida Golf Associates, L.P.

   Gotham Partners owns a 60.6% limited partnership interest and a 56.6% supplemental residual partnership interest in GGP. In connection with the completion of the proposed transaction, Gotham Partners will exchange these interests for 2,180,823 GGC common shares.

   Gotham Partners III, L.P., an entity affiliated with Gotham Partners, owns a 0.7% limited partnership interest in GGP and a 0.6% supplemental residual partnership interest in GGP. In connection with the completion of the proposed transaction, Gotham Partners III, L.P. will exchange these interests for 24,033 GGC common shares.

   Mr. Leahy owns a 2.0% supplemental residual partnership interest in GGP. Following the completion of the proposed transaction, Mr. Leahy will no longer own any partnership interest in GGP.

   Michael S. Armel, GGC's regional vice president, owns a 0.5% limited partnership interest and a 2.0% supplemental residual partnership interest in GGP. Following the completion of the proposed transaction, Mr. Armel will no longer own any partnership interest in GGP.

   Andrew Bonus, GGC's regional vice president, owns a 0.5% limited partnership interest and a 2.0% supplemental residual partnership interest in GGP. Following the completion of the proposed transaction, Mr. Bonus will no longer own any partnership interest in GGP.

   William A. Ackman is co-manager of Gotham Partners and Gotham Partners III, L.P. Mr. Ackman holds a 0.0004% interest in Gotham Partners in an individual retirement account. Mr. Ackman is president of Karenina Corp., which is a general partner of Section H Partners L.P. Section H Partners is the general partner of Gotham Partners and Gotham Partners III. Karenina Corp. owns a 37.07% interest in the 11.48% interest in Gotham Partners held by Section H Partners and a 37.5% interest in the 3.6% interest in Gotham Partners III held by Section H Partners.

ELECTION OF A FOUNDERS DIRECTOR

   In connection with the completion of the proposed transaction, GGC and entities affiliated with GGC, Gotham Partners, the executive officers of GGP, Mr. Garchik and entities affiliated with Mr. Garchik will enter into an equityholders agreement, pursuant to which they will agree, among other things, to nominate and vote their respective GGC equity interests in favor of a director of GGC to be designated by Messrs. Caporaletti, Garchik and Mays. In addition, the parties to the equityholders agreement will agree to vote their respective equity interests to remove the aforementioned director at the request of Messrs. Caporaletti, Garchik and Mays, acting together, at any time and for any reason (or for no reason). Furthermore, if at any time, the director designated by Messrs. Caporaletti, Garchik and Mays is no longer able to serve, the parties to the equityholders agreement must make nominations and vote their respective equity interests (including the GGC common shares into which their GGP equity units are convertible) to fill the resulting vacancy with an individual designated by Messrs. Caporaletti, Garchik and Mays.

   Collectively, the parties to the equityholders agreement will beneficially own 100% of the outstanding GGC common shares immediately following the completion of the proposed transaction, assuming the minimum subscriptions (either directly or indirectly) of $10 million by Gotham Partners (see "The Merger Agreement--Gotham Partners' Commitment To Be a Stand-By Purchaser of GGC Common Shares"), and approximately 52.5%, assuming the full subscription in the subscription rights offering and assuming that no other GGC common shares are issued.

OWNERSHIP OF COURSES

   Historically, Mr. Garchik has owned all of the capital stock of a series of single-purpose entities that serve as the respective general partners of the limited partnerships that directly own or lease the following GGP golf courses:
Edgewood in the Pines, The Bridges, Greencastle Greens, Hawk Lake Golf Club and Honey Run Golf Club. In connection with the proposed transaction, Mr. Garchik has agreed to transfer to GGP all of the interests in these single-purpose entities.

   California Golf Club is owned by California Golf Club, L.C., a Florida limited liability company. The ownership of California Golf Club, L.C. is as follows: Messrs. Garchik and Mays each hold a 1.0% managing member interest and have assigned the economic interests of these membership interests to GGP; GGP holds a 48.0% class B membership interest; and C.G.C. Partners, a Florida general partnership, holds a 50.0% class A membership interest. Mr. Garchik and his affiliates own 8.1% of the partnership interests of C.G.C. Partners.

REAL ESTATE TRANSACTIONS

   In October 2000, Full Circle Mountain L.L.C., an entity owned by Messrs. Caporaletti and Mays, granted GGP an easement in connection with GGP's Monroe Valley golf course in Jonestown, Pennsylvania. In exchange for the grant of this easement, GGP paid $25,000 to Full Circle Mountain L.L.C.'s mortgage lender, and GGP has agreed to convey five acres of land owned by Monroe Valley Golf Club that is not used in the operation of the course to Full Circle Mountain L.L.C.

   GGP holds a 48.0% class B membership interest in Miami National Golf Club, L.C., a limited liability company that owns a 99% membership interest in MNGC Realty, L.C., which owns an undeveloped five-acre property near GGP's former Miami National Golf Club. Messrs. Garchik and Mays each hold a 1.0% managing member interest in Miami National Golf Club, L.C. and have assigned the economic interests of these membership interests to GGP. Messrs. Garchik and Mays together own a 1% managing membership interest in MNGC Realty, L.C. and have assigned the economic interests of those membership interests to GGP. M.N.G.C. Partners, a Florida general partnership, holds a 50.0% class A membership interest in this entity. Mr. Garchik and his affiliates own 8.1% of the partnership interests of M.N.G.C. Partners.

OTHER RELATED-PARTY TRANSACTIONS

   Two of Mr. Caporaletti's brothers are employed by subsidiaries of GGP as general managers of golf courses. One of Mr. Caporaletti's sisters was employed by GGP as an accountant until March 2002. Collectively, Mr. Caporaletti's two brothers and sister were paid $137,000, $140,000 and $147,000 in 1999, 2000 and
2001, respectively.

   Michael Armel's brother is employed by GGP as its manager of capital projects. He was paid $75,000 in each of 2000 and 2001.

   To the extent allowable under applicable law, GGP will cause Messrs. Mays, Garchik and Caporaletti, collectively, to be allocated 35% of GGP's aggregate losses for United States federal income tax purposes for the taxable year ended December 31, 2001 and 15% of such losses for the period January 1, 2002 through the completion of the proposed transaction. If less than 35% of the losses for the taxable year ended December 31, 2001 may be so allocated under applicable law, additional allocations for the period January 1, 2002 through the completion of the proposed transaction will be made, up to 35%, so that the aggregate losses for the period January 1, 2001 through the completion of the proposed transaction will at least equal the amount of losses that would have been allocated to these individuals had the previous year's allocations not been limited by law.

   See "The Proposed Transaction--Interests of First Union Trustees, Officers and Related Parties in the Proposed Transaction" for a discussion of the interests of First Union's trustees and officers in the proposed transaction, and a discussion of the repayment of certain debt that GGP owes to Gotham Partners.

                   INFORMATION REGARDING FIRST UNION SHARES

   First Union common shares are traded on the New York Stock Exchange (referred to in this document as the NYSE) under the symbol "FUR." On February 13, 2002, the trading date preceding the public announcement of the proposed transaction, the high and low sale prices per First Union common share, as reported by the NYSE, were $2.42 and $2.40, respectively.

   In addition to the First Union common shares, First Union has authorized a class of preferred shares designated as the Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $25.00 per share (referred to in this document as the FIRST UNION CONVERTIBLE PREFERRED SHARES). As of May 30, 2002, 984,800 First Union convertible preferred shares were issued and outstanding.

PRICE AND DIVIDEND INFORMATION

   The following tables set forth information with respect to the high and low sales prices for the First Union common shares and the First Union convertible preferred shares, as well as the dividends paid with respect to each, for the quarter indicated.

             FIRST UNION COMMON SHARES: MARKET PRICE AND DIVIDENDS

                                                     HIGH   LOW  DIVIDENDS
                                                     ----- ----- ---------
     2002 QUARTERS ENDED
        June 30 (through         , 2002)............ $     $      $
        March 31.................................... $2.48 $2.32  $ 0.10
     2001 QUARTERS ENDED
        December 31................................. $2.56 $2.20      --
        September 30................................  2.75  2.23      --
        June 30.....................................  2.62  2.16      --
        March 31....................................  2.85  2.38      --
     2000 QUARTERS ENDED
        December 31................................. $2.81 $2.25      --
        September 30................................  3.06  2.25      --
        June 30.....................................  3.06  2.25      --
        March 31*...................................  5.00  2.44  $0.155

--------
* In March 2000, First Union distributed shares of common stock of Imperial Parking Corporation to First Union common shareholders. One share of Imperial Parking common was distributed for every 20 First Union common shares held.

     FIRST UNION CONVERTIBLE PREFERRED SHARES: MARKET PRICE AND DIVIDENDS

                                           HIGH      LOW     DIVIDENDS PAID
                                          ------- ---------- --------------
    2002 QUARTERS ENDED
       June 30 (through         , 2002).. $       $              $
       March 31..........................   20.15      18.70      0.525
    2001 QUARTERS ENDED
       December 31....................... $ 21.30 $    17.81     $0.525
       September 30......................   21.79      19.85      0.525
       June 30...........................   20.50      19.55      0.525
       March 31..........................   21.30      19.50      0.525
    2000 QUARTERS ENDED
       December 31....................... $ 21.50 $    19.9375   $0.525
       September 30......................   22.50      19.50      0.525
       June 30...........................   21.875     18.625     0.525
       March 31..........................   22.00      19.5625    0.525

   From June 1998 to February 2002, it was the practice of the First Union board of trustees to declare and pay regular quarterly dividends with respect to the First Union common shares only so far as is necessary for First Union to qualify as a REIT under the Internal Revenue Code of 1986, as amended. In February 2002, the First Union board of trustees resumed the declaration of quarterly dividends of $0.10 per common share. It has been the practice of the First Union board since the issuance of the First Union convertible preferred shares in 1996 to declare and pay regular quarterly dividends with respect to the First Union convertible preferred shares.

SHARE REPURCHASES

   FIRST UNION COMMON SHARES. During the past two years, other than with respect to immaterial amounts, from time to time, pursuant to stock-based employee benefit plans, First Union has repurchased First Union common shares during the specific time periods indicated:

  . From June 28, 2000 to February 2, 2001, First Union purchased 2,826,025 First Union common shares at prices ranging from $2.27 to $3.00 per share.

  . On April 30, 2001, First Union entered into separate agreements with Apollo Real Estate Investment Fund II, L.P., a related party, and with Bear Stearns International Limited, and repurchased an aggregate of 4,798,592 First Union common shares at a price of $2.375 per share.

   FIRST UNION CONVERTIBLE PREFERRED SHARES. In June 2000, First Union repurchased, in a private transaction, an aggregate of 364,200 First Union convertible preferred shares at a purchase price of $21.25 per share, for an aggregate cash consideration of $7,739,250. As a result of this transaction, the number of First Union convertible preferred shares outstanding decreased from 1,349,000 to 984,800 shares.

                     GOVERNMENTAL AND REGULATORY APPROVALS

   To First Union's knowledge, the proposed transaction does not require any federal regulatory approvals other than receipt of appropriate United States federal antitrust clearances deemed necessary by the parties to the merger agreement and the federal filings required under applicable U.S. securities laws in connection with this proxy statement-prospectus.

   GGC and SSCC, however, may need to obtain certain state regulatory approvals to effect the proposed transaction. In offering the securities contemplated in the proposed transaction, GGC and SSCC are relying on various exemptions, exclusions or federal preemption from registration requirements with respect to state securities or Blue Sky laws. If and to the extent an exemption, exclusion or federal preemption is unavailable, the parties to the proposed transaction may have to restructure the transaction to qualify for the exemption, exclusion or preemption or avail themselves of a different exemption or exclusion, change the terms of the transaction to provide that no securities can be purchased in those states where an exemption or exclusion is not available or comply with applicable registration, filing or other procedures in order to comply with applicable Blue Sky laws.

   Although no assurances can be made that the proposed transaction will receive the necessary regulatory clearances on acceptable terms at any particular time, GGC and SSCC expect that the necessary regulatory clearances or exemptions will be obtained.

                            FORM 10-K ANNUAL REPORT

   A COPY OF FIRST UNION'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 IS ATTACHED TO THIS DOCUMENT AS APPENDIX L AND FORMS A PART OF THIS PROXY STATEMENT-PROSPECTUS.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the trustees and executive officers of First Union, and persons who own beneficially more than 10% of the outstanding First Union common shares, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the NYSE. Copies of all filed reports are required to be furnished to First Union pursuant to
Section 16(a). Based solely on the reports received by First Union and on written representations from reporting persons, First Union believes that the trustees, executive officers, and greater than 10% beneficial owners complied with all applicable filing requirements during the fiscal year ended December 31, 2001.

                             SHAREHOLDER PROPOSALS

   First Union will hold an annual meeting in 2002 only if the proposed transaction has not been consummated. If the 2002 annual meeting is held, shareholder proposals to be presented at the meeting must be received by First Union for inclusion in First Union's proxy statement and form of proxy relating
to that meeting on or before       , 2002. In addition, under the First Union
By-Laws, shareholders must comply with specified procedures to nominate trustees or introduce an item of business at an annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by First Union generally not less than 120 days in advance of an annual meeting. To be in proper written form, a shareholder's notice must contain the specific information required by the First Union By-Laws. A copy of the First Union By-Laws, which describes the advance notice procedures, can be obtained from First Union. Any such proposals should be sent to: Neil H. Koenig, First Union Real Estate Equity and Mortgage Investments, 125 Park Avenue, New York, New York 10017.

                              THE NOTES OFFERING

   The summary of the terms and provisions contained in this proxy statement-prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the merger agreement and the Indenture and Servicing Agreement under which the notes are to be issued (referred to in this document as the INDENTURE), a copy of which is attached hereto as Appendix F.

THE ISSUER

   The notes will be issued by Southwest Shopping Centers Co. II, L.L.C. (referred to in this document as SSCC), a Delaware limited liability company whose sole member is First Union. Concurrently with the issuance of the notes, First Union will be merged with and into GGC, resulting in SSCC becoming a wholly owned subsidiary of GGC. The sole assets of SSCC will be (1) its ownership interest in the entity that indirectly holds 100% of the membership interests in the entity that owns the Park Plaza Mall, (2) the Park Plaza mezzanine loan and (3) the Circle Tower mortgage loan as described in "Description of the Notes and the Underlying Loans--Description of the Underlying Loans". For more detail about the issuer, see "Southwest Shopping Centers Co. II, L.L.C."

DISTRIBUTION OF THE NOTES

   The notes are being offered to First Union common shareholders as an alternative type of consideration in connection with the proposed transaction. For every First Union common share that you hold immediately prior to the effective time of the mergers, you will be entitled to receive 0.0057461 of a note (which is approximately 1/174th of a note), with a face value of $100, in lieu of $0.35 in cash (which is an effective price of $60.91 for a note).

   To elect to receive notes, you must properly complete the Form of Election and Letter of Transmittal (referred to in this document as the Form of Election) attached to this proxy statement-prospectus. For details on the election procedures, see "Election and Payment Procedures." If and to the extent that you fail to make an election in connection with the notes, you will be deemed to have declined your pro-rata share of the notes in favor of the $0.35 in cash.

   The notes are also being offered to all First Union common shareholders in connection with the Shareholder Note Purchase Right (see below). You need not elect to receive your pro-rata share of the notes in lieu of the $0.35 in cash in order to participate in the Shareholder Note Purchase Right.

NO FRACTIONAL NOTES

   You are not entitled to receive a fraction of a note. If you elect to receive notes in the proposed transaction and you otherwise would have received a fraction of a note, SSCC will issue to you in lieu of such fraction an amount of cash (rounded to the nearest whole cent and without interest) equal to such fraction multiplied by $60.91 (which is the issuance price of the notes).

SHAREHOLDER NOTE PURCHASE RIGHT

   To the extent that notes are not elected as part of the elections to receive notes in lieu of a portion of the cash consideration, all First Union common shareholders as of immediately prior to the effective time of the mergers will have the right to purchase the remaining notes from SSCC for a purchase price of $60.91 per note. This right to purchase notes is referred to in this document as the SHAREHOLDER NOTE PURCHASE RIGHT.

   If First Union common shareholders exercise the Shareholder Note Purchase Right for more notes than are available, the available notes will be allocated among holders exercising the Shareholder Note Purchase Right pro rata based on the number of notes that each holder requested pursuant to the Shareholder Note Purchase Right. You should note, however, that no fractional notes shall be allocated, but, in lieu thereof, each holder exercising the Shareholder Note Purchase Right who otherwise would be entitled to a fraction of a note will receive a number of notes rounded down to the nearest whole number. In addition, if any holder exercising the Shareholder Note Purchase Right is allocated less than all of the notes that he or she wished to purchase pursuant to the Shareholder Note Purchase Right, the excess funds paid by such holder shall be returned by mail without interest or deduction as soon as practicable after the completion of the proposed transaction.

   SSCC will issue the notes in the form of a single global note, which means that the depositary will be the only registered holder of the notes. Anyone who wishes to own a note must do so indirectly by virtue of an account with a broker, bank or other financial institution that has an account with the depositary. Please see "Description of the Notes and the Underlying Loans--Issuance in the Form of a Global Note." SSCC will issue the notes after the effective time of the mergers by way of book-entry credit in SSCC's transfer books.

REDEMPTION RIGHT

   If you elect to receive your pro rata share of the notes in the proposed transaction, subject to certain conditions explained below, you will have the right to have those notes redeemed on the 90th day after the completion of the proposed transaction by SSCC (or, at SSCC's option, a designee of SSCC) for a per note price of $60.91, without interest. This right is referred to in this document as the REDEMPTION RIGHT.

   To exercise the Redemption Right, you will have to make an affirmative election on the Redemption Form attached to this document and deliver this form to the exchange agent so that it is received no later than 5:00 p.m. on the 80th day following the completion of the proposed transaction. Any notes that are designated to be redeemed and that qualify for redemption under the Redemption Right will be redeemed on the 90th day following the completion of the proposed transaction. You may exercise your Redemption Right only once. If you do not properly exercise your Redemption Right, you will be deemed to have elected to keep your notes, and your Redemption Right will expire.

   You should understand that the Redemption Right will not apply to:

    . notes issued to holders in connection with their exercise of the Shareholder Note Purchase Right; or

    . notes that are transferred or in which a beneficial interest has been transferred, either directly or indirectly, after their issuance.

Moreover, if you exercise your Redemption Right, you must exercise the Redemption Right for all (and not merely some) of your notes eligible for redemption pursuant to the Redemption Right.

   Because SSCC will issue the notes only in global form, the depositary will be the only registered holder of notes. As an indirect holder you must consult your own bank or broker for information on how to exercise your Redemption Right. Your ability to exercise the Redemption Right will depend on the procedures of the depository and your bank or broker, over which SSCC has no control. See "Description of the Notes and the Underlying Loans--Issuance in the Form of a Global Note."

GOTHAM NOTE PURCHASE

   In the proposed transaction, Gotham Partners will elect to receive its pro rata share of the notes with respect to its First Union common shares. In addition, Gotham Partners (or an affiliate or designee) will purchase, for a purchase price of $60.91 per note, any notes not elected or purchased in the proposed transaction, as well as all notes redeemed pursuant to Redemption Right. The notes purchased by Gotham will have the same terms and conditions as the notes purchased by other First Union common shareholders in the proposed transaction.

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LISTING

   The notes currently are not listed or traded on any national exchange. However, SSCC believes that after this offering the notes will be listed on AMEX or NASDAQ.

USE OF PROCEEDS

   The proceeds from the issuance of the notes will be used by SSCC to fund the Park Plaza mezzanine loan and the Circle Tower mortgage loan and to pay expenses relating to the offering and issuance of the notes. In addition, because the funding of the Park Plaza mezzanine loan and the Circle Tower mortgage loan are net cash neutral to First Union and SSCC, ultimately the proceeds from the issuance of the notes, net of fees and expenses, will be used primarily for acquisitions, general capital expenditures, debt reduction and general corporate expenses and purposes of GGC. Furthermore, you should understand that if you elect to receive and retain notes, Gotham Partners and its affiliates or designees will purchase fewer notes.

NO BOARD RECOMMENDATION

   In making any decision to elect to receive or purchase the notes, you must consider your own best interests. None of the First Union board of trustees, the GGC board of directors or Gotham Partners makes any recommendation as to whether you should elect to receive or purchase the notes.

TAX CONSIDERATIONS RELATING TO THE NOTES

   This section describes the material United States federal income tax consequences of owning the notes. This section does not discuss the tax consequences of the receipt of notes or the receipt of the right to purchase notes in the proposed transaction (For such a discussion, see "The Proposed Transaction--Material Federal Income Tax Consequences to U.S. Holders"). This section applies to you only if you (1) acquired your notes in the original offering (I.E., you either received the notes as consideration in the proposed transaction or you purchased the notes pursuant to the Shareholder Note Purchase Right) and (2) hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, a bank, a life insurance company, a tax-exempt organization, a person who holds notes that are a hedge or that are hedged against interest rate risks, a person who holds notes as part of a straddle or conversion transaction for tax purposes, a person whose functional currency for tax purposes is not the U.S. dollar and, unless otherwise specifically noted, a person that is a non-U.S. holder, as defined in "The Proposed Transaction--Material Federal Income Tax Consequences to Non-U.S. Holders."

   As described below, the tax treatment of debt instruments with terms similar to the notes is not entirely clear under existing law. Accordingly, you are urged to consult with your tax advisor with respect to the federal, state, local and foreign tax consequences of your ownership of notes.

  CLASSIFICATION OF SSCC AND THE NOTES

   Although not entirely free from doubt, the notes should be treated as indebtedness for United States federal income tax purposes. Because SSCC is wholly owned by GGC, and assuming that SSCC will not make an election to be treated as a corporation for United States federal income tax purposes, SSCC will be treated as a branch of GGC for United States federal income tax purposes as long as SSCC continues to be wholly owned by GGC. Accordingly, the notes should be treated as non-recourse indebtedness issued by GGC. Except as noted below in "--Alternative Characterizations," the discussion below assumes that the notes will be so treated.

  TAX TREATMENT OF THE REDEMPTION RIGHT

   Although not entirely free from doubt, the Redemption Right should not be treated for United States federal income tax purposes as a term of the notes. A U.S. holder that receives a note pursuant to the First Union merger

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should therefore be treated for United States federal income tax purposes as having received two assets--a note and a Redemption Right that entitles the holder to put the note to SSCC (or its designee) ninety days after the completion of the proposed transaction. GGC believes that the Redemption Right will have a nominal value as of the completion of the proposed transaction and it therefore intends to take the position for all tax reporting purposes that the value of the Redemption Right is zero as of the date of the completion of the proposed transaction. If the Redemption Right is properly treated as having a value of zero, you will not recognize any gain or loss with respect to the Redemption Right upon the exercise or expiration of the Redemption Right (although you will recognize gain or loss with respect to the disposition of the notes as described below in "--Sale, Exchange or Retirement of the Notes.") If, however, the Redemption Right is properly treated as having a value in excess of zero, you will recognize a short-term capital loss (in addition to any gain or loss you recognize upon the disposition of the notes) in amount equal to such value upon the expiration or exercise of the Redemption Option. The discussion below assumes that the Redemption Right is properly treated as having a value of zero.

  ISSUE PRICE

   The "issue price" of the notes will be determined under one of the following three methods.

    . First, the issue price of the notes will be $60.91 if a substantial amount of the notes are issued for cash on the date of the completion of the proposed transaction.

    . Second, if a substantial amount of the notes are not sold for cash as of the date of the completion of the proposed transaction, and the notes are traded on an "established market" within thirty days after the completion of the proposed transaction, the issue price of the notes will be equal to the fair market value of the notes on the date of the completion of the proposed transaction. For this purpose, the notes will be treated as traded on an "established market" if they are listed on
       (i) a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 or (ii) an interdealer quotation system sponsored by a national securities association under Section 15A of the Securities Exchange Act of 1934. Furthermore, the notes will also be treated as traded on an "established market" if the notes appears on a system of general circulation (including computer listings disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations (including rates, yields or other price information) of one or more identified brokers, dealers or traders or actual prices (including rates, yields or other pricing information) of recent sales transactions.

    . Third, if a substantial amount of notes are not sold for cash and are not traded on an "established market" within thirty days after the completion of the proposed transaction, the issue price for the notes will equal the fair market value of the First Union common shares (taking into account only the portion of First Union common shares for which notes are received) in exchange for which a note is issued in the merger. If the issue price for the notes is determined under this third method, GGC intends to take the position that the issue price for the notes is $60.91.

  ORIGINAL ISSUE DISCOUNT

   Because the yield that you will recognize with respect to the notes is contingent upon the timing of the principal payments with respect to the notes and the amount of the exit fee that is passed-through with respect to each note, the notes will be subject to special tax rules governing contingent debt instruments. Under such rules, and subject to the rules discussed below in "--High Yield Discount Obligation Rules" with respect to corporate holders of notes, you will be required to treat all interest on the notes as original issue discount (referred to in this document as OID) and you will therefore not separately account for the stated interest payments on the notes. Instead, you will be required to accrue OID over the term of the notes on a constant yield basis based upon the yield (referred to in this document as COMPARABLE YIELD) at which GGC would issue a non-contingent fixed rate debt instrument with terms and conditions that are otherwise the same as your notes. The amount of income that you will be required to include in income in each accrual period with respect to the notes will equal the product

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of (x) the adjusted issue price for the notes at the beginning of the accrual period and (y) the comparable yield for the notes. The adjusted issue price of your note at the beginning of an accrual period will equal the issue price for the note (determined in the manner described in "--Issue Price") plus the aggregate amount of OID that you previously accrued with respect to the note (based on the comparable yield) less the aggregate amount of the interest payments you previously received with respect to the note.

   If GGC were to compute the comparable yield as of the date herein, GGC would intend to take the position that the comparable yield with respect to the note is equal to 26.1%. You are required to use the comparable yield for purposes of determining your accruals of OID with respect to your notes, unless you timely disclose and justify on your United States federal income tax return the use of a different comparable yield. THE COMPARABLE YIELD IS NOT PROVIDED TO YOU FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF OID ACCRUALS WITH RESPECT TO YOUR NOTES AND GGC MAKES NO REPRESENTATIONS REGARDING THE AMOUNT OF THE ACTUAL OR EXPECTED YIELD OF THE NOTES.

   If you purchased your notes for cash and your purchase price differs from the issue price for the notes (I.E., if the issue price for the notes is determined under the second method described above in "--Issue Price" and the fair market value of the notes on the date of the completion of the proposed transaction does not equal $60.91), you may be subject to the special market discount (if the issue price exceeds your purchase price by more than a de minimis amount) or bond premium rules (if your purchase price exceeds the issue price) that apply with respect to contingent debt instruments. Accordingly, if you purchase your notes for cash at a price that differs from the issue price for the notes, you should consult your tax advisor as to the application of such market discount or bond premium rules with respect to your notes.

  SALE, EXCHANGE OR RETIREMENT OF THE NOTES

   You will recognize gain or loss upon the sale, exchange or retirement of the notes (including pursuant to the exercise of the Redemption Right) in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the issue price of the notes (or, if you purchased your notes for cash and such price differs from the issue price of the notes, the amount you paid for your notes), increased by the aggregate amount of OID you previously accrued with respect to your notes, and decreased by the aggregate amount of all interest payments you previously received with respect to your notes. Any gain you recognize upon the sale, exchange or maturity of the notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss.

  HIGH YIELD DISCOUNT OBLIGATION RULES

   The notes will be treated as a "high yield discount obligation" (referred to in this document as HYDO) for United States federal income tax purposes. Under the rules governing HYDOs, GGC will not be able to deduct the "disqualified portion" of the OID that accrues with respect to the notes. Furthermore, a U.S. holder of a note that is a corporation for tax purposes will be entitled to a dividends received deduction (currently at a 70% rate for holders of less than 20% of the GGC common shares) with respect to the "disqualified portion" of the OID accruing on the note to the extent that GGC has sufficient current or accumulated earnings and profits. If all or part of the "disqualified portion" of the OID accruing on the notes exceeds GGC's current and accumulated earnings and profits, the excess will continue to be taxed as ordinary OID income in accordance with the general rules described above in "--Original Issue Discount."

   It is not clear under current law as to how to compute the "disqualified portion" of the OID accruing on an instrument, such as the notes, that is subject to the special rules governing contingent debt instruments. Accordingly, corporate holders of notes are urged to consult their tax advisors as to the portion of the OID on the notes with respect to which they can claim a dividends received deduction.

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  NON-U.S. HOLDERS

   Subject to the discussion below in "--Alternative Characterizations," if you are not a U.S. holder, you should not be subject to U.S. withholding tax with respect to the non-contingent portion of any principal or interest payments you receive with respect to your notes, provided that (a) you comply with the applicable certification and identification requirements as to your foreign status and (b) you do not actually or constructively own 10% or more of the voting interests in GGC. Any contingent interest or principal payments with respect to your notes (such as any additional amounts received as a result of the pass-through of the exit fee or, in the case of any early redemption of the notes, the portion of principal payments attributable to the excess yield realized as a result of such early redemption) will be subject to withholding tax at a rate of 30% subject to reduction under an applicable treaty. Furthermore, the notes should be treated as a "U.S. real property interest" for purposes of Section 897 of the Code. Accordingly, you would be subject to United States federal income tax with respect to any gain you recognize upon the sale or exchange of your notes.

  ALTERNATIVE CHARACTERIZATIONS

   It is possible that the IRS will assert that the notes should be treated as equity for United States federal income tax purposes. If the notes are recharacterized as equity, a U.S. holder that is not a corporation would likely not be materially disadvantaged for United States federal income tax purposes by such recharacterization, although certain state tax filing requirements may apply under such recharacterization. A U.S. holder that is a corporation, however, would likely not be eligible to receive the dividends received deduction described above in "--High Yield Discount Obligation Rules" with respect to the "disqualified portion" of the interest on the notes.

   If the notes are recharacterized as equity, a non-U.S. holder would likely be subject to United States federal income tax with respect to all interest payments it receives with respect to the notes and with respect to any gain it recognizes upon the sale, exchange or maturity of the notes. Furthermore, a non-U.S. holder would likely be required to file annual U.S. and state income tax returns with respect to the notes and a non-U.S. holder that is a corporation would likely be subject to a second-level "branch profits tax" with respect to all or a portion of the return it realizes with respect to the notes. Accordingly, non-U.S. holders are urged to consult their tax advisors as to the tax consequences of their ownership of the notes, including the tax consequences relating to the possible recharacterization of the notes as equity for United States federal income tax purposes.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

   GGC and other payors of interest and principal with respect to the notes may be required to report to the IRS the interest and principal payments with respect to your notes unless you qualify for an exemption from such reporting. In addition, brokers are required to report to the IRS any payment of proceeds of the sale of your notes within the United States. Furthermore, backup withholding may apply to payments with respect to your notes if you fail to provide an accurate taxpayers identification number or if you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

QUESTIONS

   If you have any questions about the notes offering or require additional copies of this document, please contact The Bank of New York at (312) 827-8573.

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               DESCRIPTION OF THE NOTES AND THE UNDERLYING LOANS

   This section summarizes all the material terms of the Indenture and the notes. This section does not, however, describe every aspect of the Indenture or the notes.

   The Indenture and its associated documents, including the notes, contain the full text of the matters described in this section. A copy of the Indenture is attached hereto as Appendix F.

BRIEF DESCRIPTION OF THE NOTES

   The notes:

  .   are limited to $20,000,000 in aggregate principal amount;

  . are in denominations of integral multiples of $100 (for convenience, the term "note" in this document refers to a note with a face value of $100 or a $100 increment of a note having a face value greater than $100);

  . bear interest at a rate of 11% of the face value per annum, calculated on an actual/360 basis and payable in arrears on the third business day in each January and July to holders who were holders of record on the fifth business day preceding this payment date;

  . are secured by two underlying loans that SSCC will make simultaneously with this offering, one to First Union and the other to SSCC's wholly owned subsidiary. The underlying loans are secured principally by an interest in Circle Tower, a property in Indianapolis, Indiana, and an indirect interest in Park Plaza Mall, a property in Little Rock, Arkansas. The loans are nonrecourse, which means that the borrowers' liability is limited to their interest in the collateral. Also, the Park Plaza Mall is subject to a first mortgage. See "--Security for the Notes";

  . bear additional interest if SSCC receives any exit fee or late payment charges in relation to the two underlying loans (the exit fee and late payment charges are described in "--Description of the Underlying Loans");

  . are recourse only to the issuer, which means that no entity other than SSCC will have any liability under the notes; moreover, SSCC's only significant assets are the two loans that will serve as collateral for the notes and its indirect ownership interest in Park Plaza 1;

  . subject to certain conditions, will be redeemable at the option of its holder by the issuer or, at the issuer's option, a designee of the issuer 90 days after the completion of the proposed transaction, at a price of $60.91 per note, without interest. For a description of this redemption right, see "The Notes Offering--Redemption Right";

  . are redeemable by the Trustee whenever a special account, into which the Trustee deposits cash left over after payment of interest, has a balance of more than $10,000 for at least 30 consecutive days; and

  .   are due on May 31, 2010, unless earlier accelerated or redeemed.

PRINCIPAL AND SCHEDULED MATURITY OF THE NOTES

   The aggregate principal balance of the notes is limited to $20 million. The notes will mature on May 31, 2010, unless earlier accelerated or redeemed.

INTEREST ON THE NOTES

   The notes will bear interest at 11% of the face value per annum from
[      ], 2002 until May 31, 2010, unless earlier accelerated or redeemed.
Interest on the notes will be payable semi-annually in arrears on the third

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business day of January and July each year to holders of record on the preceding business day. The first interest payment date will be January 6, 2003. Interest will be calculated on an actual/360 day basis.

   If SSCC fails to repay the notes on time at their maturity, the annual interest rate will increase to 15% or, if lower, the maximum interest rate permitted by law. This increased interest rate will also apply if SSCC fails to make an interest payment in full when it is due.

   Although the notes do not provide for any exit fee upon repayment or for any lump-sum charge in the event of a late payment, SSCC will pay as additional interest on the notes any amounts that it may receive as an exit fee or late payment charge under the two underlying loans. Currently only one of these loans provides for an exit fee, while both loans provide for a late payment charge. The provisions of the underlying loans relating to the exit fee and late payment charges are described in "--Description of the Underlying Loans."

SECURITY FOR THE NOTES

   The notes will be secured by and be entitled to all amounts received by SSCC from two loans that SSCC will make simultaneously with this offering. These loans are referred to in this document as the PARK PLAZA MEZZANINE LOAN and the CIRCLE TOWER MORTGAGE LOAN.

  THE PARK PLAZA MEZZANINE LOAN

   The Park Plaza mezzanine loan will be a loan from SSCC to Park Plaza 1, L.L.C., a wholly owned subsidiary of SSCC. The mezzanine loan will have a principal amount of $16,500,000 and be secured by a first-priority security interest in Park Plaza 1's interest in its wholly owned subsidiary, Park Plaza 2, L.L.C., which indirectly owns real estate in Little Rock, Arkansas known as the Park Plaza Mall. As a debt of Park Plaza 1, the Park Plaza mezzanine loan is effectively subordinated to a first mortgage that one of Park Plaza 1's subsidiaries has given on the Park Plaza Mall. The lender under the first mortgage is First Union National Bank Commercial Mortgage Trust.

   The Park Plaza mezzanine loan is also secured by:

  . a mezzanine cash management agreement, intended to ensure that any funds Park Plaza 1 receives from its ownership of Park Plaza 2 are available to pay interest, principal and other amounts owing to SSCC under the Park Plaza mezzanine loan; and

  . a Subordination of Management Agreement and of Management Fees, intended to ensure that SSCC receives any amounts owed to it before the property manager receives its fees.

   The Park Plaza mezzanine loan is described below in "--Description of the Underlying Loans--Park Plaza Mezzanine Loan."

  THE CIRCLE TOWER MORTGAGE LOAN

   The Circle Tower mortgage loan will be a loan from SSCC to First Union in a principal amount of $3,500,000. The Circle Tower mortgage loan will be secured by a mortgage on real estate that First Union owns in Indianapolis, Indiana known as Circle Tower. The Circle Tower mortgage loan is also secured by

  . a cash management agreement, intended to ensure that any funds that First Union receives from Circle Tower are available to pay interest, principal and other amounts owing to SSCC under the Circle Tower mortgage loan;

  . an Assignment of Management Agreement and Subordination of Management Fees, intended to ensure that SSCC receives any amounts owed to it before the property manager receives its fees;

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  .   an Assignment of Licenses, Permits and Contracts, by which First Union assigns to SSCC its interest in all existing and future licenses, permits and contracts concerning the ownership, operation, maintenance or administration of Circle Tower; and

  . an Assignment of Leases and Rents, by which First Union assigns to SSCC its interest in all existing and future leases and other agreements for the use, enjoyment or occupancy of Circle Tower.

   The Circle Tower mortgage loan is described in "--Description of the Underlying Loans--The Circle Tower Mortgage Loan."

  NO OTHER SIGNIFICANT ASSETS

   SSCC will have no significant assets other than its ownership interest in Park Plaza 1, the Park Plaza mezzanine loan and the Circle Tower mortgage loan. Thus, SSCC's only significant source of funds for paying interest and principal and meeting its other obligations under the notes is these two loans. Moreover, Park Plaza 1 has no significant assets other than its membership interest in Park Plaza 2.

   The payments of principal, interest and other amounts that SSCC is required to make on the notes will equal the payments of principal, interest and other amounts that Park Plaza 1 and First Union are required to make under the Park Plaza mezzanine loan and the Circle Tower mortgage loan, respectively.

NO LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS AND AFFILIATES

   The notes are recourse only to SSCC and not to First Union, GGC or any other person or entity. Accordingly, if SSCC does not meet its obligations under the notes, the only recourse of a noteholder will be against SSCC's assets. SSCC has no significant assets other than the Park Plaza mezzanine loan, the Circle Tower mortgage loan and its ownership interest in Park Plaza 1. The Park Plaza mezzanine loan and the Circle Tower mortgage loan, however, are non-recourse loans. Accordingly, if First Union or Park Plaza 1 does not meet its respective obligations under the Park Plaza mezzanine loan and the Circle Tower mortgage loan, SSCC's only recourse as a lender (as well as the noteholders' if the special servicer comes to own these loans on behalf of the noteholders through foreclosure) will be against the properties serving as collateral for those loans. See "--Description of the Underlying Loans" below. No other entity or person, whether or not associated with SSCC or with the proposed transaction, has any liability under the notes or the underlying loans.

THE INDENTURE

   The notes will be governed by the Indenture between SSCC, The Bank of New York, as the Trustee, and Archon Group, L.P. as the servicer and the special servicer.

   The Trustee performs administrative duties for SSCC, such as sending you interest payments and notices. The Trustee may, at its discretion, appoint a Registrar or a Fiscal Agent to perform some or all of these duties on its behalf.

   The servicer has three main roles:

  . First, the servicer collects all of the payments called for under the Circle Tower mortgage loan and the Park Plaza mezzanine loan and transfers these funds to the Trustee for use in making payments to the noteholders.

  . Second, the servicer arranges for inspections of the properties owned directly or indirectly by the borrowers under the Circle Tower mortgage loan and the Park Plaza mezzanine loan.

  . Third, the servicer files any statements or documents necessary to preserve the liens.

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   The special servicer has two main roles:

  . First, the special servicer assumes the servicer's role if SSCC misses a semiannual payment or the payment of the principal of the notes at their maturity, or if a default is imminent or has arisen. There are additional situations in which the special servicer would assume the servicers' duties. Such situations are described below in "--Description of Servicing Arrangements--Assumption of the Servicer's Duties by the Special Servicer."

  . Second, the special servicer can enforce (on behalf of the Trustee) the noteholders' rights against SSCC if SSCC defaults. There are limits to the extent to which the special servicer acts on a noteholder's behalf, which limits are described below in "--Events of Default."

   The section below entitled "--Description of Servicing Arrangements" describes the powers and responsibilities of the servicer and the special servicer.

   The Indenture and the notes are governed by New York law.

ISSUANCE IN THE FORM OF A GLOBAL NOTE

  DESCRIPTION OF GLOBAL NOTES

   The notes will be issued in the form of a single global note, which means that the depositary is the only registered holder of the notes. Any person who wishes to own a note must do so indirectly by virtue of an account with a broker, bank or other financial institution that has an account with the depositary. The depositary for the notes will be The Depository Trust Company (referred to in this document as the DTC), acting through its nominee, Cede & Co.

   Because the notes will be issued in the form of a global note, the ultimate beneficial owners can only be indirect holders, whose rights relating to the global note will be governed by the account rules of their financial institution and DTC, as well as by the general laws relating to securities transfers. SSCC will deal only with DTC.

   If you elect to receive or purchase notes, you should be aware that because the notes will be issued only in the form of a global note:

  .   You cannot obtain notes registered in your own name.

  .   You cannot receive physical certificates for your interest in the notes.

  . You must look to your own bank or broker for payments on the notes and protection of your legal rights relating to the notes.

  . You will not have access to a list of other owners of beneficial interests in the notes, and such lack of access may impede your ability to communicate with other owners.

  . You may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

  . DTC's policies will govern payments, transfers, exchange and other matters relating to your interest in the global note. SSCC and the Trustee have no responsibility for any aspect of DTC's actions or for its records of ownership interests in the global note. SSCC and the Trustee also do not supervise DTC in any way.

  . In accordance with DTC's standard policy, DTC will require that transactions involving interests in the global note be settled in same-day funds, though all securities trades can be completed or "settled" in the customary time frame, which is by the end of third day following the trade.

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  .   SSCC makes no representation as to the effect that settlement in immediately available funds will have on trading activity in such beneficial interests.

  DESCRIPTION OF THE DEPOSITORY

   DTC has advised SSCC as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York. It is also a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act of 1934. DTC was created to hold securities of its participants (that is, those financial institutions that have accounts with the Depository) and to facilitate the clearance and settlement transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   DTC has also advised SSCC that pursuant to procedures established by it:

  . upon deposit of the global notes, DTC will credit, on its internal system, the accounts of participants with portions of the principal amount of the global notes; and

  . ownership of the interests in the global notes will be shown on, and the transfer of ownership the interests will be effected only through, records maintained by DTC, in the case of the participants, or by the participants and the indirect participants, in the case of other owners of beneficial interests in the global notes.

   DTC has advised SSCC that it will take any action permitted to be taken by a holder of notes:

  . only at the direction of one or more participants to whose account with DTC interests in the global notes are credited, and

  . only in respect of such portion of the aggregate principal amount of the notes as to which the participant in question has given such direction.

   If there is an event of default under the notes and the holders of a majority in principal amount of the notes represented by the global note instruct DTC, with a copy to the Trustee and the Issuer, to cease acting as depositary, DTC will exchange the global note for notes in certificated form and distribute these notes to their holders.

   Although SSCC expects that DTC will follow the foregoing procedures in order to facilitate transfers of beneficial interests in the global note among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither SSCC nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of its obligations under the rules and procedures governing their operations, which may include maintaining, supervising and reviewing the records related to payments made on account of beneficial ownership interests in the global note, and any other action taken by any such depositary, participant or indirect participant.

   SSCC will make all payments of interest and principal on the notes to the DTC. The DTC will credit the account of the participating organization that has noteholders recorded as the security owner in accordance with the amount of interest and principal that SSCC owes such holders. That participating organization is responsible for disbursing interest and security payments to the noteholders. These organizations are governed by standing instructions and customary practices. Under this system, it is possible that noteholders will receive your payments after their due date.

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REDEMPTION OF THE NOTES

   The notes are redeemable in two ways:

  . At the noteholder's election pursuant to the Redemption Right. See "The Notes Offering--Redemption Right"; and

  . By obligation of the Trustee at a price of $100 per note, plus accrued interest, whenever a special account into which the Trustee deposits cash left over after payment of interest has a balance of more than $10,000 for at least 30 consecutive days.

   In each case, however, no notes may be redeemed unless the Trustee, servicer and special servicer have received all of the amounts to which they are entitled under the Indenture.

   In the case of a redemption by the Trustee using funds from the special redemption account described above:

  . The Trustee will send a written notice to the registered holders of notes being redeemed, at least 15 days before the date fixed for the redemption; and

  . If less than all of the outstanding notes are being redeemed, the Trustee will select the notes to be redeemed at random; in practice, since the notes will be issued in the form of a global note, the Trustee will redeem only a portion of the global note, in multiples of $100, and, if you are an indirect holder, the procedures of DTC and your bank or broker will determine whether a note in which you may have a beneficial interest will be redeemed.

   INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS AND BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE NOTICES RELATING TO REDEMPTIONS.

   On and after the redemption date, interest will cease to accrue on the notes or portions of notes that have been called for redemption, so long as SSCC has deposited with the servicer or the Trustee funds sufficient to pay the amount due in respect of the notes being redeemed.

PAYMENTS AND ACCOUNTS

   To the extent that SSCC has the funds available, it will pay interest on the notes on the third business day of January and July commencing on January 6, 2003; pay the principal and any accrued interest or other amounts owing at maturity upon presentation of the notes at a location that it will specify; and pay the redemption price of the notes if it redeems them. The Trustee will make these payments on SSCC's behalf by wire transfer to the DTC. The DTC will remit your payment according to its standard procedures, as described in "--Issuance in the Form of Global Note--Description of the Depository."

   INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

   The Trustee, the servicer or the special servicer will establish the following accounts, among others, to facilitate payments under the Indenture:

  . COLLECTION ACCOUNT. The Indenture requires SSCC to deposit funds into this account maintained by the servicer two business days before any payment is due to the noteholders. SSCC may transfer the required funds from deposit accounts maintained in its name under the terms of the Circle Tower mortgage loan and the Park Plaza mezzanine loan or from any other source available to it.

  . PAYMENT ACCOUNT. The Indenture requires the servicer to remit the entire balance of the collection account to the payment account maintained by the Trustee, one business day before any payment is due

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      to the noteholders. On the due date, the Trustee will pay the noteholders out of its payment account any interest, principal or redemption price that SSCC owes the noteholders, after first paying the fees and expenses of the Trustee, servicer and special servicer, and repaying any Advances made by the servicer or special servicer that the Trustee has determined to be Nonrecoverable Advances, as described in "--Description of Servicing Arrangements--Advances."

  . HOLDOVER ACCOUNT. If any funds in the payment account are unclaimed, the Trustee will transfer them to a Holdover Account and hold them for two years for the account of the noteholder who is entitled to them, after which time the funds will be returned to the Issuer.

  . REDEMPTION ACCOUNT. If any funds remain in the payment account after the Trustee has made all the payments that the Indenture requires, the Trustee will transfer them to a redemption account. SSCC must transfer to the redemption account on the second business day before each payment date the balance of funds in the mortgage loan's residual sub account, as described in "--Description of the Underlying Loans--the Circle Tower Mortgage Loan--Cash Management Agreement." Furthermore, if an event of default occurs on the Park Plaza mezzanine loan, as described in "--Description of the Underlying Loans--Events of Default" or construction commences of a mall in the Little Rock metropolitan area that has the same anchor tenant as the Park Plaza Mall, then SSCC must also transfer the Park Plaza mezzanine loan's residual sub account, as described in "--Description of the Underlying Loan--the Park Plaza Mezzanine Loan--Cash Management Agreement" to the redemption account on the second business day before such payment date. The Trustee will use funds from the redemption account to redeem outstanding notes at par, as described in "--Redemption of the Notes."

  . REO PROPERTY ACCOUNT. The special servicer will maintain this account if it forecloses on any of the collateral, to receive any amounts the special servicer receives from the foreclosed collateral. The special servicer will also use this account to fund disbursements that the Indenture permits it to make in respect of insurance payments, taxes, amounts due and payable under the two underlying loans and all expenses necessary to preserve the collateral for the two underlying loans.

   To the extent that any interest is earned on funds deposited in the collection account, the payment account and the redemption account, the servicer will be entitled to one business day's interest on all funds deposited into the collection account and the Trustee will be entitled to one calendar day's interest on all funds deposited in the payment account or the redemption account; all other interest in these accounts will accrue to SSCC's benefit. Any interest earned on funds on deposit in the REO Property Account will accrue for the benefit of the special servicer.

EVENTS OF DEFAULT

   Noteholders will have special rights if an event of default occurs and is not cured, as described later in this subsection. The term "event of default" means any of the following, when used in relation to the notes:

  .   SSCC fails to pay interest on a note when due;

  .   SSCC fails to pay the principal of any note at its maturity;

  .   SSCC fails to pay the redemption price for any note on a redemption date;

  . SSCC remains in breach of a material covenant or a material representation or warranty for 30 days after it receives a notice of default from the Trustee stating that SSCC is in breach; the grace period may be extended in some circumstances, up to a maximum of 180 days;

  . a court enters a decree of bankruptcy, insolvency or reorganization against SSCC;

  . SSCC files voluntary proceedings under bankruptcy, insolvency or reorganization laws; or

  . there is a default on the underlying Circle Tower mortgage loan or the Park Plaza mezzanine loan beyond any grace period provided for under those loans.

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REMEDIES IN CASE OF AN EVENT OF DEFAULT ON THE NOTES

   ACCELERATION. If an event of default occurs, the special servicer may declare the entire principal amount of all of the notes due and immediately payable. Such a declaration is referred to in this document as a DECLARATION OF ACCELERATION. The special servicer may make a declaration of acceleration in its discretion, and it must make such a declaration if directed to do so by the holders of a specified percentage in aggregate principal amount of the notes, referred to in this document as the MAJORITY HOLDERS. The manner in which the required percentage is calculated is described in "--Majority Holders."

   If SSCC has made all required payments, other than accelerated payments, the Majority Holders may cancel a declaration of acceleration.

   WAIVER OF EVENT OF DEFAULT. The Majority Holders may waive any event of default that has occurred, and its consequences, except as follows:

  . a failure on SSCC's part to pay the principal of or interest on any note cannot be waived without the consent of all holders directly affected;

  . a breach of a covenant or provision the amendment of which would require the consent of all affected noteholders, as described in "--Amendments," cannot be waived without the consent of all holders directly affected;

  . a default depriving the Trustee of a lien on any of the collateral securing the two underlying loans cannot be waived;

  . a default depriving the Fiscal Agent, the Trustee, the servicer or special servicer of any fees or reimbursement they are entitled cannot be waived without the consent of the affected party; and

  .   a default existing on May 31, 2010 cannot be waived.

   SPECIAL SERVICER MUST GENERALLY FOLLOW THE DIRECTIONS OF THE MAJORITY HOLDERS. The special servicer must generally follow the orders of the Majority Holders during an event of default as described in "--Description of Servicing Arrangements--Following the Directions of the Majority Holders."

   PRECONDITIONS TO ENFORCEMENT BY HOLDERS. Before noteholders can bring a lawsuit or other formal action or takes other steps to enforce their rights or protect their interests relating to the notes, the following must occur:

  . The noteholders must give the Trustee, the servicer or the special servicer written notice that an event of default has occurred and remains uncured;

  . The noteholders must make a written request that the special servicer take action in the Trustee's name because of the default and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action;

  . The special servicer must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

  . The Majority Holders must not have revoked their request within the 60 day period.

   INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO THE TRUSTEE, SERVICER OR SPECIAL SERVICER; MAKE A REQUEST OF THE SPECIAL SERVICER; AND MAKE OR CANCEL A DECLARATION OF ACCELERATION.

   Every year, SSCC will furnish to the Trustee a written statement from some of its designated officers certifying that, to their knowledge, SSCC is in compliance with the Indenture and the notes, or else specifying any default.

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MAJORITY HOLDERS

   As a general rule, the consent, direction or other act of the Majority Holders means the act of holders of more than 50% in principal amount of the notes, including notes held by SSCC's affiliates. If, however, the holders of 66 2/3% in principal amount of the notes held by persons and entities not affiliated with SSCC make a contrary act and they hold at least 25% in principal amount of the notes, including notes held by SSCC's affiliates, then such contrary act will be considered the act of the Majority Holders.

   SSCC's affiliates, including First Union, GGP and GGC, have the same right as any other person or entity to own notes. As holder of notes, such affiliates would have the same rights as any other holder to vote those notes in their own best interest.

   INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE CONSENT OR DIRECTION OR OTHERWISE ACT IN RESPECT OF THEIR INTEREST IN NOTES.

DISTRIBUTION OF FUNDS ON MATURITY OR ACCELERATION

   Upon the maturity or acceleration of the notes, the Trustee will apply the funds in the payment account to the payment of SSCC's obligations under the Indenture and the notes, in the following order:

  . any fees due to the Fiscal Agent, the Trustee, the special servicer or the servicer, and any Advances owed to the servicer or special servicer as described in "--Description of Servicing Arrangements--Advances," and previously determined to be nonrecoverable;

  . any amounts owed to noteholders as additional interest on account of any exit fee or late payment charge that SSCC receives under the Circle Tower mortgage loan or the Park Plaza mezzanine loan;

  . any other interest owed to noteholders, whether at the base interest rate of 11% of the face value or at an increased rate because of a previous deficiency in interest payments;

  .   any principal then due and payable to noteholders; and

  . any Advances owed to the servicer or special servicer and not otherwise repaid.

   The net proceeds from any liquidation or foreclosure of the collateral securing the Circle Tower mortgage loan and the Park Plaza mezzanine loan may not be sufficient to pay all amounts due and unpaid. Prospective investors should be aware that the notes will be recourse only to SSCC and not to First Union, GGC or any other person or entity. Moreover, SSCC will have no material assets other than (1) its indirect ownership interest in Park Plaza 1, the entity that owns the Park Plaza Mall, (2) the Circle Tower mortgage loan and
(3) the Park Plaza mezzanine loan. Consequently, the exercise of any remedy for an event of default may result in noteholders' being paid less than the full amount that SSCC owes to them.

   INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENT UPON MATURITY OR ACCELERATION OF NOTES.

NEGATIVE COVENANTS

   RESTRICTION ON DEBT. SSCC promises in the Indenture not to have any debt other than the notes and other debt expressly permitted by the Indenture and related agreements. It also promises not to permit First Union or Park Plaza 1 to have any debt other than debt permitted under the terms of the Circle Tower mortgage loan or the Park Plaza mezzanine loan. As described below in "--The Underlying Loans", the Park Plaza mezzanine loan does not permit Park Plaza 1 to incur any additional debt, while the Circle Tower mortgage loan does not prohibit First Union from incurring additional debt.

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   RESTRICTION ON LIENS.  SSCC promises in the Indenture that it will not grant or permit the existence of any lien on any of SSCC's existing or subsequently acquired assets or revenues, and that it will not permit First Union or Park Plaza 1 to grant or permit the existence of any lien on their existing or subsequently acquired assets or revenues, with the following exceptions:

  . the security interest that SSCC grants to the Trustee in the Circle Tower mortgage loan and the Park Plaza mezzanine loan in connection with the notes;

  . the security interest that First Union and Park Plaza 1 grant to SSCC in the property serving as the collateral for the Circle Tower mortgage loan and the Park Plaza mezzanine loan, respectively; and

  . other liens on the collateral for the Circle Tower mortgage loan or the Park Plaza mezzanine loan that are permitted under the terms of those loans. The Circle Tower mortgage loan does not restrict the ability of First Union to grant liens on the property that serves as the collateral for the Circle Tower mortgage loan, while the Park Plaza mezzanine loan does not permit Park Plaza 1 to grant any additional liens on Park Plaza 2 or the Park Plaza Mall.

   RESTRICTION ON OWNERSHIP OF ASSETS. SSCC promises in the Indenture that it will not own any assets other than those relating to the Circle Tower mortgage loan, the Park Plaza mezzanine loan (including any proceeds from these loans) and SSCC's indirect interest in the Park Plaza Mall.

   RESTRICTION ON FUNDAMENTAL CHANGES. SSCC promises that it will not dissolve, merge, sell its assets, or engage in certain other fundamental changes that would adversely affect its ability to comply with the other restrictive covenants. SSCC also promises that it will not permit Park Plaza 1 to dissolve, merge, sell its assets, or engage in certain other fundamental changes that would adversely affect its ability to comply with any requirement under the Park Plaza mezzanine loan that it be a single-purpose entity.

LIST OF NOTEHOLDERS

   While the notes are held in the form of a global note, owners of beneficial interests in the notes will not have access to a list of other owners of beneficial interests in the notes. Such lack of access may impede the ability of such owners of beneficial interests to communicate with each other. See "--Issuance in the Form of a Global Note."

   Three or more registered noteholders who have each owned a note for at least six months may obtain access to the list of noteholders that the Trustee maintains for the purpose of communicating with other noteholders. The Trustee may elect not to allow the requesting noteholders to have access to the list of noteholders if it agrees to mail the requested communication or proxy, on behalf and at the expense of the requesting noteholders, to all noteholders of record.

   By receiving and holding notes, you agree with the Issuer and the Trustee that neither the Issuer nor the Trustee is accountable for any disclosure of names and addresses of noteholders made in accordance with law.

THE TRUSTEE

   The Bank of New York will be the Trustee under the Indenture. The Bank of New York may from time to time have other business relationships with SSCC, Park Plaza 1, First Union, the special servicer, the servicer, and their respective affiliates. The Trustee may also hold notes in its own name.

   The Trustee may resign at any time from its obligations and duties under the Indenture. If the Trustee resigns, SSCC will be obligated to appoint a successor. If no successor trustee accepts an appointment, the resigning Trustee may ask a court to appoint a successor.

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   SSCC or the servicer may remove the Trustee in certain limited circumstances, including incapacity, legal ineligibility or bankruptcy of the Trustee. Furthermore, the Majority Holders may remove the Trustee, and appoint a successor trustee subject to SSCC's approval.

   SSCC will pay the Trustee a fee of $8,000 per annum as compensation for its services. The fee will be paid twice a year, on each interest payment date, out of funds in the payment account.

   SSCC will indemnify the Trustee for any expense incurred by it in connection with its performance of its duties under the Indenture. This indemnification, however, will not extend to any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence.

DESCRIPTION OF THE UNDERLYING LOANS

   The notes are secured by SSCC's interest in two loans that it will make simultaneously with this offering. These loans are referred to in this document as the PARK PLAZA MEZZANINE LOAN and the CIRCLE TOWER MORTGAGE LOAN. Repayments of interest and principal on the Park Plaza mezzanine loan and the Circle Tower mortgage loan will be used to pay the interest and principal on the notes.

   In the Park Plaza mezzanine loan, SSCC will lend $16.5 million to Park Plaza
1. Park Plaza 1 has a 100% ownership interest in Park Plaza 2, which in turn has a 100% ownership interest in Park Plaza Mall, L.L.C., which owns real estate in Little Rock, Arkansas, known as the Park Plaza Mall. Park Plaza 1 is pledging its ownership interest in Park Plaza 2 as security for the Park Plaza mezzanine loan.

   In the Circle Tower mortgage loan, SSCC will lend $3.5 million to First Union. First Union is the lessee under a ground lease (referred to in this document as the GROUND LEASE) and the owner of a parcel of land in Indianapolis, Indiana. The Ground Lease and the parcel together comprise the Circle Tower office property. See the description of Circle Tower in "Southwest Shopping Centers Co. II, L.L.C.--Circle Tower." First Union is granting a security interest and mortgage to SSCC to secure the loan.

   The Park Plaza mezzanine loan and Circle Tower mortgage loan share several similar terms, which are described below.

   BASIC TERMS OF THE LOANS. Both loans mature on May 31, 2010, at which time all principal and accrued and unpaid interest will be due. During the term of the loans, interest payments are due semi-annually, on the first business day in January and July of each year (referred to in this document as a PAYMENT
DATE). The annual interest rate on the loans is 11%, calculated on an actual/360 day basis. SSCC intends to use all of the interest that it receives on the loans to pay interest due to the holders of the notes.

   In addition, if there is an event of default for either loan (events of default are discussed below), the annual interest rate on that loan will increase to the lower of 15% or the maximum interest rate permitted by applicable law. However, if an event of default has occurred for one loan, that event of default will have no effect on the interest rate of the other loan.

   NONRECOURSE. Except for the Environmental Indemnity (discussed below), recourse against Park Plaza 1 for its obligations under the Park Plaza mezzanine loan or against First Union for its obligations under the Circle Tower mortgage loan is limited to the interests that they grant as security for the loans. None of the controlling persons, officers, directors, trustees, beneficiaries, members, employees, agents or affiliates of Park Plaza 1 or First Union has any obligation to repay the loans. However, each of Park Plaza 1 and First Union are liable to SSCC for the losses SSCC incurs if Park Plaza 1 or First Union, as applicable, commits fraud; makes an intentional and material misrepresentation; misapplies insurance recoveries or condemnation awards in violation of the provisions of its loan agreement or, after an event of default, misapplies or misappropriates proceeds from its ownership interest. Furthermore, First Union is liable to SSCC if First Union transfers its interest in the Circle

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Tower property in violation of the loan agreement governing the Circle Tower loan. In each case, however, Park Plaza 1's and First Union's liability is limited to SSCC's actual losses or, in the case of insurance recoveries or condemnation awards, the amount actually misappropriated. Neither borrower is liable for the wrongful acts of the other.

   SERVICER. Under the agreements governing both loans, all of SSCC's rights and responsibilities may be assigned to a servicer. Archon Group L.P., the servicer for the notes, will also act as servicer under the Park Plaza mezzanine loan and the Circle Tower mortgage loan. Thus, all powers and duties ascribed to SSCC in this description of the loans will be assigned to Archon.

   INSURANCE. Both Park Plaza 1 and First Union promise to ensure that the following insurance coverages are provided for their respective ownership interests:

  . property insurance for the property against any peril included within the classification "All Risks of Physical Loss" with extended coverage in amounts at least equal to the replacement cost of the improvements and the equipment (without considering depreciation);

  . commercial general liability insurance with coverages of at least $1 million per occurrence and $5 million in the aggregate, plus umbrella coverage aggregating at least $5 million;

  .   statutory workers' compensation insurance;

  . business interruption or "loss of rental value" insurance in an amount sufficient to provide proceeds for a period of not less than eighteen months of coverage from the date of loss;

  . boiler and machinery insurance equal to the greater of replacement cost or $2 million;

  . if the relevant property is located within a federally designated flood plain, flood insurance; and

  . such other insurance as is generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to the Park Plaza Mall or the Circle Tower property, as applicable.

   First Union's property insurance coverage (which expires in November 2002) as it relates to claims caused by terrorist incidents is limited to $1 million per occurrence and $5 million in the aggregate.

   With regard to the Park Plaza Mall, Park Plaza 1 promises to maintain, during any period of construction or repair, builder's risk insurance coverage that exceeds the lesser of (i) 10% of the combined principal amount of the senior mortgage loan (described below) and the Park Plaza mezzanine loan or
(ii) $500,000, builder's risk insurance, in either case as approved by SSCC.

   EVENTS OF DEFAULT.  The following are events of default under either loan:

  .   failure to maintain insurance coverage as stated above;

  .   failure to pay any principal or interest when due;

  .   failure to pay all interest and principal at the maturity date;

  . any representation or warranty by the borrower or its members or owners is false or misleading when made, subject to a right to cure within 30 days for any false representation or warranty made unintentionally;

  .   any voluntary or involuntary entry into bankruptcy by the borrower; and

  . in addition, under the Park Plaza mezzanine loan, a default under the senior mortgage loan (described below).

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   Upon the occurrence of any event of default under either loan, SSCC may declare the entire balance of the relevant loan to be immediately due and payable, and may exercise all remedies under the provisions of that loan. An event of default under one loan does not constitute an event of default under the other loan. In the case of the Park Plaza mezzanine loan, SSCC's rights in the event of a default are subject to the restrictions imposed by the Intercreditor Agreement, described below.

   ENVIRONMENTAL INDEMNITY. Under each loan, the borrower will indemnify SSCC and any entity that succeeds to its interest in that loan (including the Trustee and the servicer) for any losses or expense, including reasonable attorneys' fees, incurred in connection with environmental laws applicable to the relevant property, including the costs of compliance and any remedial action required to be taken. The indemnity excludes, however, any losses or expenses to the extent that they are attributable to the fraud, bad faith, gross negligence or willful misconduct of any indemnified party or any of its agents, representatives or contractors. The indemnity also excludes coverage if environmental harm occurs after an indemnified entity has taken possession of the relevant property (unless the borrower is the source of the harm). At the maturity date of the Park Plaza mezzanine loan and the Circle Tower mortgage loan, the borrowers will carry out an environmental audit. The indemnity will expire one year after the relevant loan is repaid in full, except as to matters of which the borrower has knowledge and matters revealed by the environmental audit. For all such matters the indemnity will remain in force indefinitely. Neither borrower is required to indemnify SSCC (or any other indemnified party) for environmental harms caused by the other borrower.

  THE PARK PLAZA MEZZANINE LOAN

   In addition to the semi-annual interest payments described above, Park Plaza 1 must pay SSCC a special one-time fee on May 31, 2010, or on any earlier date when it prepays the Park Plaza mezzanine loan in full. This fee (referred to in this document as the EXIT FEE) will be in the amount necessary to cause the following cash flows, considered together, to produce an internal rate of return to SSCC of 16%:

  . the funding of the principal of the Park Plaza mezzanine loan on [ ], 2002, and its repayment;

  . any interest SSCC receives on the Park Plaza mezzanine loan at the base interest rate of 11% prior to such repayment; and

  .   the exit fee.

   Noteholders on the record date for the next interest payment date following receipt by SSCC of any exit fee under the Park Plaza mezzanine loan will be entitled to receive their pro rata portion of that fee as additional interest on the notes. Noteholders who have sold their notes, or whose notes have been redeemed before the mezzanine loan is repaid in full, are not entitled to receive any amount in respect of the exit fee. If the Park Plaza mezzanine loan is repaid at its scheduled maturity date on May 31, 2010, the exit fee will be approximately $11.5 million.

   SECURITY FOR THE PARK PLAZA MEZZANINE LOAN. Park Plaza 1 has pledged its indirect ownership interest in the Park Plaza Mall (described in the Introduction to the Park Plaza mezzanine loan above) to SSCC as collateral for the loan.

   Park Plaza 1 is also executing a financing statement in favor of SSCC under the Uniform Commercial Code to aid SSCC in realizing upon the collateral, should that become necessary. If an event of default under the Park Plaza mezzanine loan occurs, SSCC may seize the collateral and either sell it or retain it and receive all payments, distributions and proceeds from it. However, as discussed below in " --The Senior Mortgage Loan," Park Plaza 2's indirect interest in proceeds from the Park Plaza Mall is itself subordinate to First Union National Bank Commercial Mortgage Trust's claim to those proceeds.

   As additional security for the Park Plaza mezzanine loan, L&H Real Estate Group, which manages the Park Plaza Mall, is executing a Subordination of Management Agreement in favor of SSCC, which provides that, if an

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event of default occurs, SSCC may seize management fees payable to L&H Real
Estate Group and apply those amounts to sums owing under the Park Plaza mezzanine loan. In addition, SSCC may dismiss L&H Real Estate Group and appoint its own manager. However, SSCC may not seize any amounts that were paid to L&H Real Estate Group before the event of default took place. Furthermore, all of SSCC's rights against L&H Real Estate Group, including its right to dismiss L&H Real Estate Group, are subordinate to, and limited by, First Union National Bank Commercial Mortgage Trust's rights under the senior mortgage loan, as described below.

   PREPAYMENT OF THE LOAN. Absent an event of default, the Park Plaza mezzanine loan may not be prepaid, unless Park Plaza 1 sells its interest in Park Plaza 2 to a bona fide seller not affiliated with Park Plaza 1, or unless a "Dillard's Event" occurs, as discussed below.

   THE SENIOR MORTGAGE LOAN. The Park Plaza mezzanine loan is effectively subordinated to a senior mortgage loan made by First Union National Bank to Park Plaza Mall, L.L.C., in a principal amount of $42.4 million. The senior mortgage loan was subsequently assigned to First Union National Bank Commercial Mortgage Trust (referred to in this document as FUNB-CMT), an affiliate of Wachovia Bank, and is serviced by Wachovia Securities. The senior mortgage loan was originally made in April 2000 and is anticipated to be repaid by May 1, 2010, although it does not mature until May 1, 2030. The annual interest rate on the senior mortgage loan is 8.69% until May 1, 2010 and 12.69% thereafter. Park Plaza Mall, L.L.C. may prepay the senior mortgage loan without penalty beginning on February 1, 2010.

   The Park Plaza mezzanine loan is effectively subordinated to the senior mortgage loan in three ways:

  . SSCC is not a creditor of Park Plaza Mall, L.L.C., but of Park Plaza 1, which indirectly holds the equity in Park Plaza Mall, L.L.C.; in contrast, FUNB-CMT is a direct creditor of Park Plaza Mall, L.L.C., under the senior mortgage loan. As a result, FUNB-CMT has a superior claim to the assets of Park Plaza Mall, L.L.C., and to proceeds from the Park Plaza Mall.

  . SSCC and FUNB-CMT are entering into an intercreditor agreement (described below), in which SSCC promises that, even if SSCC forecloses on the Park Plaza mezzanine loan, it will not collect any proceeds from the Park Plaza Mall so long as any obligations under the senior mortgage loan remain unsatisfied. As a result, the Park Plaza mezzanine loan cannot be repaid if the senior mortgage loan is not also repaid.

  . SSCC is entering into a mezzanine cash management agreement intended to ensure that proceeds from the operation of the Park Plaza Mall are available to make required payments on the Park Plaza mezzanine loan, but this agreement applies only to proceeds remaining after provision for debt service for the senior mortgage loan and operating expenses and capital expenditures relating to the property in accordance with a cash management agreement for the senior mortgage loan.

   INTERCREDITOR AGREEMENT. SSCC is entering into an Intercreditor Agreement with FUNB-CMT in order to set out their respective rights. Under the terms of this agreement, SSCC promises that, even if it forecloses on the Park Plaza mezzanine loan, SSCC may not collect any portion of the proceeds from the property as long as any obligations under the senior mortgage loan remain unsatisfied. Moreover, SSCC may not allow Park Plaza 1 to transfer its ownership interest in Park Plaza 2 if the transfer would cause Standard & Poor's Rating Services, Moody's Investor Service, Duff & Phelps Credit Rating Co., Fitch IBCA, Inc., or any other rating agency that has rated the senior mortgage loan to downgrade it, unless the transferee is an institution with at least $250 million in surplus or shareholders' equity and $600 million in total assets.

   Under the Intercreditor Agreement, SSCC holds any insurance proceeds and condemnation awards it receives in respect of Park Plaza's indirect interest in the Park Plaza Mall in trust for FUNB-CMT, and must turn them over on demand.

   CASH MANAGEMENT AGREEMENT. Park Plaza 1's share of the proceeds from the operations of the Park Plaza Mall are distributed according to the terms of a mezzanine cash management agreement between SSCC and Park

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Plaza 1. Under the terms of this agreement, the sole source of funds is proceeds from Park Plaza 1's indirect ownership interest in the Park Plaza Mall, but only the proceeds that remain after the operation of a similar cash management agreement for the senior mortgage loan, under which debt service for the senior mortgage loan and also many of the operating expenses and capital expenditures for the Park Plaza Mall will be deducted and paid.

   Under the mezzanine cash management agreement, Park Plaza 1 will be required to deposit all proceeds it receives from the Park Plaza Mall into a deposit/lockbox account at The Bank of New York, a national banking association, which account is controlled by SSCC. At the closing of the Park Plaza mezzanine loan, Park Plaza 1 is required to deposit three months of debt service into a reserve sub account. Furthermore, every month, The Bank of New York will set aside in sub accounts:

  . One-sixth of the next interest payment next coming due, as well as a proportionate amount of fees and other amounts due to the Trustee and servicer;

  . $27,750 to repair the roof of the Park Plaza Mall, until the repair is completed; and

  .   $22,500 for tenant improvements and leasing commissions.

   Funds in excess of the amounts required to be set aside for these matters may be withdrawn by Park Plaza 1 from the deposit account.

   On each Payment Date, The Bank of New York will forward the interest installment due to SSCC, and thereafter the Trustee will distribute it to the noteholders, as described in "--Payments and Accounts." Each month, Park Plaza 1 will submit requisitions for amounts paid or payable for roof repair and tenant improvements and leasing commissions. If it does not object to these requisitions, SSCC will cause The Bank of New York to release the requested funds to Park Plaza 1.

   Dillard's owns the two anchor stores of the Park Plaza Mall. As noted in "Southwest Shopping Centers Co. II, L.L.C.--Park Plaza Mall--Competition," Dillard's is considering constructing a new mall and may vacate the Park Plaza Mall. The commencement of construction of another mall in the Little Rock metropolitan area with a Dillard Department Store as an anchor would constitute a "Dillard's Event" (unless Dillard's has agreed to renew its existing operating agreement and remain in the Park Plaza Mall through the maturity date of the Park Plaza mezzanine loan). If a Dillard's Event occurs, funds that would otherwise be made available for withdrawal by Park Plaza 1, as described in the previous paragraph, will instead be placed in an Expenses Sub Account. Each month thereafter, in addition to the requisitions noted above, Park Plaza 1 will submit a requisition for capital expenditures or operating expenses, if any, with respect to the Park Plaza Mall that are not covered either by the senior mortgage loan cash management agreement or the other requisitions. If it does not object to this requisition, SSCC will cause The Bank of New York to release the requested funds to Park Plaza 1. Any proceeds left over will be transferred to the redemption account, as described in "--Payments and Accounts." After an event of default under the Park Plaza mezzanine loan, SSCC may apply amounts in the deposit account in its sole discretion, without regard for the wishes of Park Plaza 1, but subject to its obligations as issuer of the notes.

   COVENANTS. The following are the most significant covenants of Park Plaza 1 under the Park Plaza mezzanine loan:

  . Park Plaza 1 promises to keep adequate financial records, including tax returns, financial statements, and necessary additional information, and furnish it to SSCC on request.

  . Park Plaza 1 promises to see that maintenance is performed on the Park Plaza Mall and promises not to incur any additional debt, nor to permit any additional liens on the Park Plaza Mall.

  . Park Plaza 1 promises not to make alterations to the Park Plaza Mall that cost, in the aggregate, more than $500,000, without SSCC's approval.

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  .   Park Plaza 1 promises that it will remain a "single purpose entity"
      through the term of the loan, which means, among other things, that it may not:

      . Engage in any business or activity other than owning Park Plaza 2, or own any assets other than Park Plaza 2;

      .   Make any loans, guarantee the debts of any other person or entity;

      .   Fail to maintain adequate capital for its purposes;

      .   Fail to pay its liabilities.

  THE CIRCLE TOWER MORTGAGE LOAN

   SECURITY FOR THE LOAN. The principal security for the Circle Tower mortgage loan is a mortgage on First Union's interest in the Ground Lease and a fee simple estate that comprise the Circle Tower property and all income that First Union receives as a result of that interest, including rents, security deposits, and all other payments from the property.

   Three additional agreements provide further security for the Circle Tower mortgage loan.

    1. ASSIGNMENT OF MANAGEMENT AGREEMENT. First Union and Cornerstone Properties, Inc., which manages the Circle Tower property, are executing an Assignment of Management Agreement and Subordination of Fees in favor of SSCC. As with the Subordination of Management Agreement for the Park Plaza mezzanine loan, this agreement provides that, if an Event of Default occurs, SSCC may seize management fees payable to Cornerstone and apply those amounts to sums owing under the Circle Tower mortgage loan. In addition, SSCC may dismiss Cornerstone and appoint its own manager. SSCC, however, is not permitted to seize any amounts that were paid to Cornerstone before the event of default took place.

    2. ASSIGNMENT OF LEASES AND RENTS AND ASSIGNMENT OF LICENSES, PERMITS AND CONTRACTS. By these agreements, First Union assigns all of its interest in leases and rents from the property, as well as all agreements and licenses in which it has a beneficial interest, to SSCC, which, in turn, grants First Union a license to collect those proceeds from the leases and other agreements. If an event of default occurs, SSCC may revoke the license and collect all proceeds itself from the leases and other agreements. First Union is also executing financing statements in favor of SSCC under the Uniform Commercial Code to aid SSCC, if necessary, in realizing upon the Circle Tower property and the other collateral. If an Event of Default occurs under the Circle Tower mortgage loan, SSCC may seize the collateral and either sell it or retain it and receive all payments, distributions and proceeds from it.

    3. CASH MANAGEMENT AGREEMENT. Proceeds from Circle Tower are distributed according to the terms of a cash management agreement between SSCC and First Union. Under the cash management agreement, First Union is required to deposit all income from the property into a deposit account at The Bank of New York, which account is controlled by SSCC. At the closing of the Circle Tower mortgage loan, First Union is required to deposit three months of debt service into the deposit account. Every month, The Bank of New York will set aside in sub accounts:

       .  One-twelfth of the amount of annual real estate taxes;

       . One-sixth of the next interest payment next coming due, as well as a proportionate amount of fees for the Trustee and servicer;

      .   One-twelfth of the annual amount owing under the Ground Lease;

      . An amount equal to the operating expenses and capital expenditures for the property for the previous month, as stated by First Union;

      .   The sum of $7,500 for tenant improvements and leasing commissions;

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      .   Additional amounts necessary for long-term capital expenditures, as may be determined by the borrower and lender; and

      .   Any remaining amounts, to a residual sub-account.

   Each month, First Union will submit requisitions to draw upon the above sub accounts. Thus, every month, if SSCC approves First Union's requisitions, SSCC will transfer to First Union (i) from the operating expenses and capital expenditure sub account the amount that First Union submits on its operating expenses and capital expenditures requisition form; (ii) from the Ground Lease sub account the amount that First Union submits on its Ground Lease requisition form; (iii) from the tenant improvements and leasing commissions sub account the amount that First Union submits on its tenant improvement and leasing commissions requisition form; and (iv) from the long-term capital expenditures sub account the amount that First Union submits on its long-term capital expenditures requisition form. Twice annually, on each Payment Date, funds in the debt service sub account will be withdrawn to make interest and fee payments on the loan, and transferred to the collection account as described in "--Payments and Accounts." Amounts remaining in the residual sub account will be transferred to the redemption account and, upon application by the Trustee of these amounts to redeem notes as described in "--Redemption of Notes," the principal amount of the Circle Tower mortgage loan will be reduced correspondingly.

   After an event of default under the Circle Tower mortgage loan, SSCC may apply amounts in the deposit account in its sole discretion, subject, however, to its obligations as Issuer of the notes.

   PREPAYMENT OF THE LOAN. Under the terms of the Circle Tower mortgage loan, amounts received from the operation of the Circle Tower property in excess of the amounts necessary to maintain the property and pay interest and fees on the Circle Tower mortgage loan must be used to prepay principal on the loan, by being transferred to the redemption account as described in the previous section. In addition, the Circle Tower mortgage loan may be repaid in full or part at any time without penalty. If such a prepayment is made, after the payment of all interest, fees and expenses owing, any remaining funds will be transferred to the redemption account, and the Trustee will draw upon this special redemption account to redeem notes, as described in "--Payments and Accounts."

   LOAN AGREEMENT COVENANTS. First Union promises to keep adequate financial records, including tax returns, financial statements and necessary additional information, and furnish it to SSCC on request. It pledges to maintain Circle Tower as an office building.

   Without the consent of SSCC, First Union may not make alterations to Circle Tower with a total cost in excess of $500,000.

   GROUND LEASE. First Union is the lessee under a Ground Lease for a portion of the Circle Tower property. First Union recently renewed the Ground Lease, so that the renewal term commences in 2009 and expires in 2108. The original Ground Lease was entered into in 1910 and contains a "gold clause" provision, which, if triggered, would require First Union to pay its rent in "gold coin" based on the value of gold at the commencement of the lease in 1910. Due to the unusual statutory history of lease arrangements with underlying documents containing "gold clause" provisions such as the Ground Lease, as well as the state of the case law interpreting such provisions, there is uncertainty as to the types of events or changes in the law that may operate to enable the lessor to enforce the "gold clause" provision to increase the current annual rent under the Ground Lease. A number of events, including developments in the case law or a deemed or actual transfer of the leasehold interest of Circle Tower, could trigger the gold clause. In such event, First Union estimates that the annual rent under the Ground Lease, currently $18,000, could be substantially increased.

   First Union expects that, in 2009, upon the commencement of the renewal term of the Ground Lease, the "gold clause" inflation-adjustment provision would thereafter relate back to the commencement of the lease

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renewal term in 2009, instead of 1910. Prior to 2009, however, a deemed or actual transfer or sale of the leasehold interest would likely result in a substantial rent increase on Circle Tower. The gold clause is described in greater detail in "Southwest Shopping Centers Co. II, L.L.C.--Circle Tower--The Gold Clause."

AMENDMENTS

   SSCC can make three types of changes to the Indenture, the notes and the underlying loans.

   CHANGES REQUIRING APPROVAL OF HOLDERS. First, there are changes that cannot be made without the approval of all holders of notes who would be adversely affected thereby. These changes include:

  . a change to the maturity date of, or due dates for interest payments on the notes;

  . a delay in the timing of or reduction in the amount of payments on the notes;

  .   a change in the place or currency of payment on a note;

  . an impairment of a holder's right to sue for payment on or after May 31, 2010 or, if a holder's notes are redeemed, the date of the redemption;

  . a reduction in the percentage of holders whose consent is needed to amend the Indenture or to waive compliance, or in the voting or quorum requirements;

  . a change to SSCC's obligation under the Indenture to maintain an office or agency;

  . a change depriving SSCC of the benefit of a first-priority security interest on the Circle Tower mortgage loan or the Park Plaza mezzanine loan;

  . a change to any provision of the Indenture relating to payments on the notes;

  . a release of the Circle Tower mortgage loan or the Park Plaza mezzanine loan from the lien of the Indenture, except as otherwise provided for under the Indenture; and

  . a change in the Servicing Standards set forth in the Indenture and governing the servicer and special servicer's administration of the Circle Tower mortgage loan, the Park Plaza mezzanine loan, and SSCC's indebtedness to the noteholders under the notes. See "--Description of Servicing Arrangements--Servicing Standards" for more information about the Servicing Standards.

   CHANGES REQUIRING THE CONSENT OF THE MAJORITY HOLDERS. The second type of change to the Indenture, the notes and the underlying loans is the kind that requires the consent of the Majority Holders. The term Majority Holders, which refers to the holders of a specified percentage in aggregate principal amount of the notes, is described in "--Majority Holders." Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect the noteholders and the changes listed above requiring approval of all holders of the notes.

   CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any approval by the noteholders. This type is limited to clarifications and certain other changes that would not adversely affect the noteholders.

   INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON
HOW TO GRANT OR DENY APPROVAL OF PROPOSALS TO CHANGE THE INDENTURE OR THE NOTES.

SSCC PRO FORMA DEBT SERVICE COVERAGE

   The following tables depict SSCC's and its subsidiaries' unaudited pro forma debt service coverage ratio for the year ended December 31, 2001 in accordance with the definition of debt service coverage ratio as set forth in the Indenture.

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DESCRIPTION OF THE MORTGAGED PROPERTIES

   For a description of the mortgaged properties, see "Southwest Shopping Centers Co. II, L.L.C."

DESCRIPTION OF SERVICING ARRANGEMENTS

  THE SERVICER AND SPECIAL SERVICER

   Archon Group, L.P. will serve as the servicer and special servicer under the Indenture and will be responsible for servicing the Circle Tower mortgage loan and the Park Plaza mezzanine loan, which serve as the collateral for the notes. Archon Group, L.P. and its affiliates may provide banking and other services to SSCC or its affiliates from time to time.

   The Majority Holders, as described in "--Majority Holders," have the right to terminate and replace the special servicer.

  SERVICING STANDARDS

   The Indenture requires the servicer and the special servicer to service and administer the notes and the two underlying loans solely in the best interest of the noteholders, in accordance with applicable law and the following "Servicing Standards":

  . in the same manner and with the same care, skill, prudence and diligence that they use in administering similar loans for themselves or others, giving consideration to customary practice and the maximization of the net present value of the note and the underlying loans;

  . with a view to the timely collection of payments due on the notes and the two underlying loans or, if there is an event of default and the delinquent payments cannot satisfactorily be collected, with a view to maximizing noteholders' recovery; and

  .   without regard to:

      . any relationship the servicer or special servicer may have with SSCC or its affiliates,

      .   the servicer or special servicer's ownership of any notes,

      .   their right to compensation or reimbursement of costs, or

      .   their ownership, servicing or management of other loans or property.

   The Indenture permits each of the servicer and the special servicer to use a subservicer at its own expense. The Indenture also permits the servicer and the special servicer to use other agents or attorneys, at SSCC's expense, to perform its obligations under the Indenture including its obligation to enforce the two underlying loans.

  DUTIES OF THE SERVICER

   The servicer is obliged to act diligently and in accordance with the Servicing Standards to collect all payments called for under the notes and the two underlying loans.

   The servicer will keep records of taxes and other charges required to be paid under the Circle Tower mortgage loan and of insurance premiums required to be paid under the Circle Tower mortgage loan or the Park Plaza mezzanine loan and, if necessary, instruct First Union or Park Plaza 1 to make the necessary payments.

   The servicer must also arrange for an inspection of Circle Tower and the Park Plaza Mall at least annually, more frequently if warranted under the Servicing Standards, and whenever SSCC is more than five days late on

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any payment on the notes. The servicer will pay the cost of the annual inspections, and SSCC will pay the cost of any other inspections.

  ASSUMPTION OF THE SERVICER'S DUTIES BY THE SPECIAL SERVICER

   The special servicer will assume the servicer's duties if any of the following events occur:

  .   SSCC fails to make a semiannual payment of interest on the notes;

  . SSCC fails to pay the principal of the notes at their maturity, or to pay the redemption price for the notes on their redemption;

  . SSCC, Park Plaza 1 or First Union has become the subject of a bankruptcy or similar proceeding;

  . anyone forecloses on or threatens to foreclose on any of the property that serves as the collateral for the notes or for the underlying loans;

  .   SSCC expresses an inability to pay the notes in a timely manner; or

  .   an event of default is imminent or has occurred.

   These duties will revert to the servicer if the above circumstances no longer exist, except that where the event that triggered the special servicer's responsibilities was a failure to pay interest, SSCC must first bring the notes current and make the next semiannual payment in full and on time before the duties will revert.

  OTHER DUTIES OF THE SPECIAL SERVICER

   ACCELERATION. If an event of default on the notes occurs and is continuing, then the special servicer may declare the sum of the principal amount of all notes and any other amounts, including accrued interest payable to the noteholders under the notes, to be immediately due and payable, as described in "--Remedies in Case of an Event of Default on the Notes--Acceleration."

   FORECLOSURE. If SSCC fails to pay the principal of and interest on the notes at maturity or upon acceleration, the special servicer may take possession of the two underlying loans that serve as collateral for the notes and, if and when permitted according to the terms of the underlying loans, foreclose on the property that serves as the collateral for those loans.

   Within 60 days of an event of default that leads to an acceleration of the notes, the special servicer will prepare a liquidation plan and will deliver a copy of this plan to the Trustee. The Trustee will then distribute this plan to the noteholders. The Majority Holders have the right to object to the special servicer's plan. The special servicer, however, may still take action pursuant to its liquidation plan if it determines the actions are in accordance with the Servicing Standards. If all of the noteholders object to the liquidation plan, the special servicer cannot take any action in accordance with that liquidation plan and must propose a new plan to the noteholders.

   THE SPECIAL SERVICER MAY FORBEAR FROM FORECLOSING ON THE COLLATERAL AND, IN SOME CIRCUMSTANCES, IS OBLIGED TO DO SO. The special servicer may forbear from taking possession of the loans or from foreclosing on the underlying collateral if such forbearance would be in the noteholders' best economic interest, and it must so forbear if the net cash flow from the underlying loans would be greater, on a net present value basis, than their liquidation value. The special servicer must reevaluate any determination to forbear every 12 months, and, after 24 months, the Majority Holders may terminate the forbearance and direct the special servicer to take possession of the loans or foreclose on the underlying collateral.

   The special servicer will not take any action that would cause the Trustee to be considered to hold title, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of the Park Plaza Mall or Circle Tower within

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the meaning of CERCLA or any comparable law if those properties are not in compliance with environmental laws and it would be uneconomical to bring them into compliance or to take other necessary environmental remediation. The special servicer will notify noteholders if on the basis of these environmental considerations it decides not to take action.

   If the special servicer acquires any property, the special servicer may carry out any action in connection with the management and operation of the property that it deems to be in the noteholders' best interest as long as it does so in accordance with the Servicing Standards.

   SALE OF FORECLOSED COLLATERAL. If the special servicer sells any property that it has acquired by foreclosure, the Indenture requires the special servicer to accept bids in the following order:

  . First, the special servicer will accept the highest cash bid for the property received from any person that is not less than its fair market value.

  . Second, in the absence of any such bid, the special servicer will offer the property for sale in a commercially reasonable manner for at least 30 days and shall accept the highest cash bid received during this time other than from SSCC, the servicer, the special servicer, the Trustee, any noteholder, Park Plaza 1, First Union, the property manager, or any of their respective affiliates.

  . Third, if no such bid is received, any of the persons excluded from bidding under the preceding paragraph may submit a bid for no less than the fair market value of the property, and the special servicer will accept the highest outstanding cash bid, regardless of who offered it and regardless of its amount.

   These bidding procedures may result in lower sales proceeds than a sale without these requirements.

   The special servicer is not obligated to accept a higher cash offer if it determines, in accordance with the Servicing Standards as described above in "--Servicing Standards," that rejection of the higher offer would be in the noteholders' best economic interests.

   Neither the Trustee in its individual capacity nor any of its affiliates may bid for or purchase any of the foreclosed property.

  CONFLICTS OF INTEREST

   The servicer, the special servicer or its affiliates own and are in the business of acquiring assets similar to the two underlying loans. Any mortgaged properties related to loans owned and/or serviced by the servicer or the special servicer, depending upon certain circumstances such as the location, may compete with the Park Plaza 2 or Circle Tower for purchasers, financing, tenants and similar resources.

   The servicer and the special servicer may own notes.

  FIDELITY BONDS AND ERRORS AND OMISSIONS INSURANCE

   The Indenture requires the servicer and the special servicer to obtain and maintain, at their own expense, a blanket fidelity bond. The Indenture also requires the servicer and special servicer to obtain and maintain, at their own expense, an errors-and-omissions insurance policy covering their respective officers and employees in connection with their activities under the Indenture.

  SERVICING AND SPECIAL SERVICING FEES

   The principal compensation that SSCC will pay the servicer in respect of its servicing activities is called a servicing fee. SSCC will pay the servicing fee monthly at a rate of $10,000 per annum. SSCC will pay the

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servicer an additional $2,000 per annum for performing cash management functions. In addition, if the Indenture is discharged before the first anniversary of the issue date, the servicer will be entitled to receive, prior to discharge, a termination fee of $10,000 less five-sixths of the servicing fees paid to the servicer prior thereto.

   If any of the events described in "--Assumption of the Servicer's Duties by the Special Servicer" occur, the special servicer will be entitled to receive a monthly special servicing fee until such event no longer exists. This fee is $50,000 per annum. In addition, if such an event is terminated by a written agreement negotiated by the special servicer, SSCC will pay the special servicer a work-out fee equal to 1% of total collections (up to a maximum of $100,000 per event). Each of the fees will be payable from funds in the collection account or payment account.

   Furthermore, SSCC will pay the special servicer a liquidation fee if the special servicer takes possession of and liquidates the two underlying loans or the property that serves as collateral for those loans. The liquidation fee will be equal to 1% of the total collections (up to a maximum of $100,000) and will be payable from the liquidation proceeds.

  FOLLOWING THE DIRECTIONS OF THE MAJORITY HOLDERS

   If there is any event of default (other than at maturity), the special servicer will prepare a plan of action. The Majority Holders have the right to object to the special servicer's plan and to provide an alternative plan within 20 days from when they receive the special servicer's plan. If the Majority Holders provide an alternative plan, the special servicer must follow it unless the alternative plan conflicts with applicable law or is contrary to the Servicing Standards. Furthermore, the special servicer will not be liable to the noteholders for any action that it takes in accordance with the Majority Holders' alternative plan in contradiction to its original plan.

   The special servicer may act without waiting for an alternative plan if it determines that the Servicing Standards require it to act or if there is an emergency. The special servicer will not be liable to SSCC or to Park Plaza 1, First Union or to the noteholders for taking any such action.

   In addition, the special servicer may commence foreclosure proceedings and liquidate any foreclosed collateral, notwithstanding any contrary directions from the Majority Holders, if it has recommended such action to the holders and any previously made Advances have been determined to be nonrecoverable, as described in "--Advances."

  ADVANCES

   In a variety of circumstances, the servicer and the special servicer are entitled, if they so desire, to make payments from their own funds for the noteholders' benefit. Such payments are referred to in this document as ADVANCES. The Indenture never requires the servicer or the special servicer (or anyone else) to make an Advance. Any Advances that they make are voluntary and at their discretion. The main circumstances in which the servicer or special servicer has the right to make an Advance are as follows:

  . if it incurs expenses in connection with a foreclosure on or liquidation of the collateral securing the two underlying loans;

  .   if it incurs expenses in the course of managing the foreclosed property;

  .   if it arranges for the preparation of an environmental site assessment;
      and

  . any circumstance in which SSCC can make an advance pursuant to the two underlying loans.

   The Indenture requires SSCC to reimburse the servicer and the special servicer for any Advances that they make, and to pay them interest at the Prime Rate on any outstanding Advances.

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   A "Nonrecoverable Advance" is any portion of an Advance that will ultimately be nonrecoverable from subsequent payments or collections, in the good faith judgment of the party who made or will make the Advance, as evidenced by supporting documentation. If SSCC has funds, it will pay the cost of obtaining any supporting documentation; otherwise, if the servicer or special servicer chooses to pay, such cost will constitute an Advance.

   SSCC is required to repay Nonrecoverable Advances, with interest, before SSCC pays interest or principal to the noteholders.

  SERVICER DEFAULT

   The Trustee will inform SSCC and the servicer or special servicer if any of the following events occur, for whatever reason:

  . the servicer or special servicer fails to remit any required payment to the person entitled to it, except that, in the case of payments to the Trustee or the payment account, the servicer or special servicer may cure such failure by 11:00 a.m. on the interest payment date, redemption date or maturity date to which the payment relates;

  . the servicer or special servicer fails in any material respect to perform a covenant, or one of its representations or warranties becomes incorrect in a way that materially adversely affects your interests, unless it cures such failure within 30 days or, in some circumstances, up to 60 days; or

  . a court appoints a receiver, liquidator or similar official in any insolvency proceeding against the servicer or special servicer and such appointment remains in place for a period of 60 days; and

  . a court orders the winding up of the affairs of the servicer or special servicer, and such order remains in place for a period of 60 days; or

  . the servicer or special servicer consents to the appointment of a receiver, liquidator or similar official.

   If the servicer or the special servicer is still in default after ten days have passed, the Trustee will notify each registered holder of such default by mail.

   The Trustee may terminate the servicer or special servicer's rights under the Indenture, for so long as the default continues unremedied, if the default is due to the servicer or special servicer's action or inaction, a material breach of a representation or warranty or the failure of the servicer or special servicer to carry out any of its obligations under the Indenture. The Trustee must terminate the servicer or special servicer's rights under the Indenture if noteholders evidencing at least 25% of the principal amount of outstanding notes direct the Trustee to take this action. Upon termination of the servicer or special servicer, the Trustee will take over the servicer or special servicer's powers and responsibilities under the Indenture.

  EVIDENCE AS TO COMPLIANCE

   The Indenture requires the servicer and the special servicer to deliver to the Trustee, once a year, an officer's certificate stating:

  . that the servicer or the special servicer has fulfilled its obligations in all material respects throughout the preceding calendar year; or

  . any defaults of the servicer or special servicer known to the officer and the action, if any, being taken by the servicer or the special servicer to remedy the default.

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  RESIGNATION OR MERGER OF THE SERVICER OR THE SPECIAL SERVICER

   The servicer and the special servicer may only resign if they can no longer perform their duties under applicable law or if the following conditions are met:

  . a successor servicer or special servicer is available that has assets of at least $15,000,000 and is willing to assume the resigning party's obligations for the same terms and conditions;

  .   the resigning party gives the Trustee 30 days' notice; and

  .   the resigning party bears all costs associated with its resignation.

   No resignation will become effective until the Trustee or a successor servicer or special servicer, as the case may be, has assumed the obligations of the resigning party.

   If the servicer or the special servicer merges or consolidates, the surviving entity resulting from the merger or consolidation will be the successor of the servicer or the special servicer under the Indenture. Furthermore, the surviving entity will assume all of the liabilities and obligations of the servicer or the special servicer.

  INDEMNIFICATION AND LIMITATION OF THE LIABILITY OF THE SERVICER AND SPECIAL SERVICER

   None of the servicer, the special servicer or any of their respective directors, officers, employees, affiliates, or agents will be liable to the noteholders or to the Trustee for any action that they take (or do not take) in good faith pursuant to the Indenture, other than liability for:

  . any breach of representations or warranties made by the servicer or the special servicer in the Indenture; or

  . the servicer's or the special servicer's willful misconduct or negligent performance or disregard of its duties.

   SSCC will indemnify the servicer, the special servicer and their respective directors, officers, employees, affiliates, or agents for any loss, liability, claim, demand or expense relating to the notes, the Indenture, the two underlying loans, the property serving as collateral for the loans, the other than losses, liabilities, claims, demands or expenses caused by the servicer or special servicer's willful misconduct, bad faith, or negligent performance or disregard of its duties. The payment of such indemnification will reduce the amount available for payment to the noteholders.

   The Indenture provides that the servicer and the special servicer are not obligated to take part in any legal action that is not incidental to its respective duties under the Indenture or that, in their opinion, may involve increased costs or liability to them. The servicer or the special servicer may, however, undertake in their discretion any action that they deem desirable or necessary with respect to the Indenture and the noteholders' interests. In the event that the servicer or the special servicer undertakes a legal action, SSCC will pay the expenses, costs or liabilities associated with the action using proceeds generated from the Circle Tower mortgage loan and the Park Plaza mezzanine loan.

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                   SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

COMPANY OVERVIEW

   Southwest Shopping Centers Co. II, L.L.C. (referred to in this document as
SSCC) is a Delaware limited liability company whose sole member is First Union. If the proposed transaction is consummated, First Union will merge with and into GGC, and SSCC will become a wholly owned subsidiary of GGC. Currently, SSCC's sole business and asset is the ownership and operation, through various subsidiaries, of the Park Plaza Mall.

   In addition to the information contained in this document, you should also consider information relating to the Park Plaza Mall as described in First Union's Annual Report on Form 10-K for the year ended December 31, 2001 (attached to this document as Appendix L), which describes various risks and other relevant matters that you may consider important and which forms a part of this proxy statement-prospectus.

THE LOANS

   If the proposed transaction is consummated, SSCC will make two loans: (1) one to the indirect owner of the Park Plaza Mall in Little Rock, Arkansas (such loan referred to in this document as the PARK PLAZA MEZZANINE LOAN) and (2) one to the owner of the Circle Tower office building in Indianapolis, Indiana (such loan referred to in this document as the CIRCLE TOWER MORTGAGE LOAN).

   SSCC will have no assets other the Park Plaza mezzanine loan, the Circle Tower mortgage loan and an ownership interest in Park Plaza 1, which is the borrower under the Park Plaza mezzanine loan and an indirect owner of the Park Plaza Mall. Park Plaza 1, in turn, will have no significant assets other than its indirect ownership interest in the Park Plaza Mall.

   The Park Plaza mezzanine loan will be secured by Park Plaza 1's indirect ownership interest in the Park Plaza Mall, and the Circle Tower mortgage loan will be secured by a mortgage on Circle Tower. Because both loans are non-recourse, if the borrowers under the Park Plaza mezzanine loan and the Circle Tower mortgage loan do not meet their respective obligations under the loans, SSCC's only recourse (and the noteholders' only recourse if the special servicer takes possession of the loans by foreclosure) will be against the property serving as the collateral for the loans, namely Park Plaza 1's indirect ownership interest in the Park Plaza Mall and Circle Tower. As a result of the foregoing, SSCC's ability to pay amounts due on the notes will depend to a large extent on the performance of the Park Plaza Mall and Circle Tower. For a discussion of the provisions of the Park Plaza mezzanine loan and the Circle Tower mortgage loan, see "Description of the Notes and the Underlying Loans."

PARK PLAZA MALL

  THE PROPERTY

   Park Plaza Mall is a three-level enclosed regional shopping center with approximately 549,000 square feet of floor area on a 23.4 acre site located in Little Rock, Arkansas. The Mall was expanded from a two-level open shopping center to three-level enclosed center in 1988.

   In September 1996, SSCC purchased 10.7 of the 23.4 acres on which the Mall is located. Approximately 263,000 square feet of the floor area of the Mall is located on the acreage owned by SSCC. The remaining 12.7 acres of land on which the Mall is located are owned by Dillard's and Construction Developer's Incorporated. Dillard's owns and operates two retail department stores containing approximately 284,000 square feet of floor area in this land, and these stores serve as the sole anchor stores of the Park Plaza Mall. The Dillard's stores are subject to the operating agreement, which requires that they be operated as department stores by Dillards until July 2003. The operating agreement is described in more detail in "--Management's Discussion and Analysis of Financial Condition and Results of Operation--Park Plaza Mall."

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  PROPERTY FINANCING

   In 2000, a $42.5 million senior mortgage loan with an anticipated repayment date of May 1, 2010 was placed on the Park Plaza Mall. As part of that transaction, SSCC transferred its ownership interest in the Park Plaza Mall to Park Plaza Mall, L.L.C., a single-purpose limited liability company that SSCC and First Union control and is the borrower under the senior mortgage loan.

   The senior mortgage loan bears interest at a rate of 8.69% until May 1, 2010 and, thereafter until its final maturity in May 2030, at a rate of 12.69%. In addition, if the senior mortgage loan is not paid in full by May 1, 2010, the borrower is obligated to make additional deposits into certain impound accounts held by the lender. At the current time, the senior mortgage loan requires monthly payments based on a 30-year amortization schedule of approximately $0.4 million for principal, interest and escrow deposits. The principal balance of the senior mortgage loan was $41,993,000 as of April 1, 2002.

   Prepayment of the senior mortgage loan without penalty or premium is permitted on or after February 1, 2010. Prior to that time, no prepayments are permitted, except that the Park Plaza Mall property that is security for the senior mortgage loan can be released from the mortgage on or after June 1, 2003 by depositing with the lender an amount sufficient to purchase U.S. treasury securities that will pay interest and mature at such times necessary to pay all of the monthly installments of principal and interest until May 1, 2010 and the outstanding principal balance on May 1, 2010.

   First Union has guaranteed the payment of certain amounts in the event that Park Plaza Mall, L.L.C. engages in certain activities, including:

  . diversion by the Borrower of insurance proceeds, condemnation proceeds, security deposits or rents;

  .   waste of the property;

  .   failure to pay taxes or any superior lien;

  .   damages incurred as a result of environmental matters;

  .   fraud;

  . failure to pay the yield maintenance premium on the loan with respect to any prepayment of principal during a Sweep Period (as defined in the agreement) due to an event of default; and

  .   claims arising from a specific lease.

   GGC will assume all of the obligations of First Union under the senior mortgage loan documents, including the guarantee of payments described above, as a result of the completion of the proposed Merger.

   Under the loan documents for the senior mortgage loan, First Union's merger with GGC requires either the approval of the lender or that the transaction and the resulting entity meet certain conditions regarding net worth, financial rating, operating experience and management. It is expected that First Union and GGC will obtain the consent of the lender for the mergers. In addition, the consent of the lender will be required for the creation of the notes and the Park Plaza mezzanine loan.

  LOCAL MARKET

   Park Plaza Mall is located in Little Rock, Arkansas, the state's largest metropolitan area, which serves as both the county seat of Pulaski County and the capital of the state of Arkansas. This region is home to over 500,000 people (representing approximately 22% of the population of the state). This population has grown at a slow but steady pace over the past twenty years and is projected to grow at a rate faster than the state as a whole over the next five years.

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   The local economy is considered relatively diverse, with emphasis in medical industry, service, government and manufacturing. Most leading economic indicators for retail market have been positive, and the economy has performed in a manner consistent with continued healthy demand for retail space in the near future. Overall, management believes that the near-term economic outlook for the area is stable and positive.

   Overall, Park Plaza Mall's trade area appears strong. The trade area customers appear to have above average income characteristics and shoppers use the Park Plaza Mall for its selection, convenience, appearance and overall quality. These characteristics are perceived by management to be stable.

   Park Plaza Mall is centrally located in a mature neighborhood in proximity to downtown, the University area and numerous upscale residential areas. Another enclosed mall, University Mall, is situated immediately south of the subject property (less than one block) along University Avenue. A second regional mall, McCain Mall, primarily serves North Little Rock. There are also numerous other community, neighborhood and power shopping centers located throughout the Little Rock area that do not directly compete with the Park Plaza Mall as do the other two enclosed malls. The majority of new retail development is located in the western part of Little Rock approximately five miles west of Park Plaza Mall.

  STRATEGY AND OPERATIONS

   Park Plaza Mall was upgraded in 1997 and 1998 and is considered one of the premier retail locations in Arkansas, attracting high-volume tenants (average same-store-sales per square foot of non-anchor tenants in 2001 was greater than $375). Excluding the two Dillard's stores (which have a combined gross leasable area of 284,165 square feet), the gross leasable area on three levels is 264,898 square feet, consisting of 74 stores and 7 kiosks. As of February 28, 2002, the occupancy of the Park Plaza Mall remained stable at 229,198 square feet, or approximately 87%.

   The operating expense budget for 2002 includes approximately $450,000 in non-recurring repairs, in addition to the regular operating expenses, both fixed and variable. All such operating expenses are funded through operating cash flow and are generally recoverable from tenants as pass-through or common-area maintenance expenses. Operating expenses are not expected to increase materially in future years except for normal security services and property/casualty and liability insurance resulting from national trends outside the control of management (E.G., post-September 11 adjustments). Major roof repairs that are estimated to cost approximately $0.8 million to $1.2 million are planned for the portion of the Mall owned by Park Plaza Mall, L.L.C., which plans to perform the repair or replacement over the next three years. Management expects to fund the roof repairs, as well as any other capital expenditures, from operating cash flow.

   The economic performance of Park Plaza Mall is subject to the risk that, upon expiration, leases may not be renewed, the space may not be relet, or the terms of renewal or re-leasing (including the cost of required renovations) may be less favorable than the current lease terms. Leases accounting for approximately 5% of the aggregate 2002 annualized base rents from Park Plaza Mall (representing approximately 5% of the gross leasable area at Park Plaza
Mall) expire without penalty or premium through the end of 2002, and leases accounting for approximately 15% of aggregate 2002 annualized base rent from Park Plaza Mall (representing approximately 14% of the net rentable square feet at Park Plaza Mall) are scheduled to expire in 2003. Some of the leases grant the tenants under those leases early-termination rights based on (i) low sales,
(ii) the departure of one or both Dillard's stores or (iii) the failure to operate the Park Plaza Mall with an occupancy rate between 60% and 80% (based on square footage). Management anticipates that tenants whose leases expire will require such early-termination clauses to be continued or added to the leases, as the case may be as a condition of renewal.

   The ten largest tenants at Park Plaza Mall (based on the scheduled base rent for 2002) constitute approximately 38% of the total base rent and approximately 35% of the net rental square feet for Park Plaza Mall and have remaining lease terms ranging from approximately two to ten years. The largest tenant at Park Plaza Mall, the Gap Stores, (I.E., the GAP, GAP Kids and Banana Republic) represents approximately 12% of the scheduled aggregate annualized base rent for 2002 and 12% of the scheduled net rentable square feet at the Park

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Plaza Mall. The lease of the Gap Stores expires on April 30, 2005. Although
Radiant Partners, the asset manager for the Park Plaza Mall, believes that a good relationship exists with each of the principal tenants of the mall, revenues and cash available for payment on the notes would be disproportionately and adversely affected if a significant number of these tenants did not renew their leases or if they renew their leases on terms less favorable than current terms. On a square-foot basis, approximately 43% of the existing leases expires on or before December 31, 2005.

   Replacement leases typically require incurring the costs for tenant improvements, other tenant inducements and leasing commissions, which, in each case, may be higher than the costs relating to the renewal of existing leases. Radiant Partners estimates the expenditures for new and renewal leases for 2002 and 2003 will be consistent with recent historical expenditures in this regard, respectively, but no assurances can be given that these estimates are correct. The amount required to be expended will vary by the tenant and can be influenced by both the tenant's economic position and the local and national economic environment at the time of negotiations. If either new or renewal leases for all or a substantial portion of the space subject to expiring leases are not entered into, if the rental rates upon such renewal or reletting are significantly lower than expected or if the reserves established for these purposes prove inadequate, the cash available for payment on the notes could be adversely affected.

   The business plan for Park Plaza Mall is to lease all vacant or vacating spaces and to renew expiring tenants. Management intends to use tenant-improvement allowances and leasing commissions paid to the third-party management and leasing company at a market rate to renew existing, or secure new, high quality credit tenants.

  COMPETITION

   GENERAL. Park Plaza Mall competes with a number of real estate developers, operators, and institutions for tenants. Competition is based on a number of factors, including location, availability, amenities, commercial viability and lease terms. Generally, Park Plaza Mall is considered to dominate its trade area and has been successful in attracting key demographic groups. Management believes the success of the Park Plaza Mall is tied to its tenant mix, strong anchors, location, convenience, appearance, quality of merchandise and stores. A brief discussion of the principal competitors of Park Plaza Mall is set forth below. Notwithstanding the foregoing, many of these competitors have significantly greater resources than SSCC. No assurances can be given that such competition will not adversely affect SSCC's revenues and cash available for payment on the notes.

   University Mall is considered significantly inferior to Park Plaza Mall in terms of tenant mix and price point, shopper profile, condition and visibility. These factors along with the departure of major national tenants is reflected in University Mall's occupancy level, which has been approximately 75% for the past few years. In addition, the Montgomery Ward's anchor space is vacant.

   McCain Mall is similar to Park Plaza Mall in terms of alignment and overall appearance. While Park Plaza Mall has a wider assortment of national tenants, McCain Mall has more anchor stores. In addition, McCain Mall has surrounding retail developments featuring large national big-box and specialty retailers. These retail developments increase the regional draw of the district around McCain Mall and increase the potential for inflow from the surrounding communities, including customers that might otherwise shop at Park Plaza Mall. Management believes, however, that the features and amenities of Park Plaza Mall permit it to compete favorably with McCain Mall.

   SUMMIT MALL. Dillard's Inc., the parent company of Dillard's, and Simon Property Group have formed a company, Summit Mall Co., which has announced its intention to build a new, significantly larger mall with approximately 1.3 million square feet of floor space in the western part of Little Rock, approximately 4 miles from Park Plaza Mall.

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   During the first quarter of 2001, the board of directors of the City of
Little Rock approved the zoning for the development of the mall proposed by Summit Mall Co. Residents living near the site of the proposed new mall filed suit in May 2001 challenging the action of the city directors in approving the zoning for the development of the proposed new mall. The issues were tried in February and a ruling is expected in the near future. The ruling will decide whether the actions of the city directors in approving the proposed new mall are valid and whether the city directors are obligated to let a referendum seeking to overturn the actions of the city directors be voted upon the voters of Little Rock. The decision by the court could result in one of three possible outcomes:

    1. That the zoning decision by the Little Rock board of directors is valid, and, accordingly, there is no zoning obstacle to the development of the proposed new mall;

    2. The decision of the Little Rock board of directors is valid, but the voters of the city of Little Rock have the right to vote to approve or disapprove this decision (which vote would be held as soon as November
       2002); or

    3. That the zoning decision is invalid and that the proposed new mall cannot go forward.

   Regardless of the outcome of the court case, it is anticipated that one or more of the parties would appeal the decision.

   If the Summit Mall is approved and built, Dillard's may decline to extend or renew its operating agreement and vacate one or both of its stores at Park Plaza Mall. In the event Dillard's stores do not continue in operation, it is expected that the value of Park Plaza Mall will decrease by a material amount due to a decline in traffic and sales volume, and the likely departure of many tenants.

  GOVERNMENTAL REGULATION

   An environmental assessment of the Mall identified the potential for asbestos to be present in the resilient vinyl floor tiles in retail tenant storage areas and service corridors and in the cooling tower fill. A third-party consultant concluded that it is was unlikely but possible that nonfriable asbestos was present in these areas. Rather than incurring the expense of testing to eliminate the possibility of asbestos being present, and because most tenants are responsible under their leases for maintaining and ultimately removing any asbestos-containing materials, the consultant recommended, and SSCC has agreed to implement, a standard operations and maintenance plan based on industry standards. SSCC and its management are proceeding in accordance with the development and implementation of the maintenance plan recommended by the consultant.

  ECONOMIC AND OTHER FACTORS

   The Park Plaza Mall and the business, financial condition and results of operations of SSCC may be harmed by general and local economic conditions. If the U.S. economy or the local economy in the Little Rock, Arkansas market suffers a downturn, the Park Plaza Mall could be harmed as tenants may not be able to fulfill their leasehold obligations or market pressures on the owners of the Park Plaza Mall may give tenants leverage to renegotiate their lease terms. Either occurrence could have a material adverse effect on the cash flow generated by Park Plaza Mall, and any adverse effect on cash flow could impair the repayment of the Park Plaza mezzanine loan, which, in turn, could impair the repayment of the notes.

   Weather conditions do not have a material effect on the operations of the Park Plaza Mall.

CIRCLE TOWER

   In connection with the merger of First Union and GGC, SSCC will make the Circle Tower mortgage loan (as described elsewhere in this proxy statement-prospectus). The Circle Tower mortgage loan will be secured by a fee and leasehold mortgage on the Circle Tower office building. The proceeds received from the Circle Tower

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mortgage loan by SSCC will be used to satisfy its obligations under the notes.
Accordingly, the operation of Circle Tower will have a material impact on the holders of the notes. It is important for investors to understand, however, that SSCC has no direct interest in the management or operation of Circle Tower.

  THE PROPERTY

   First Union owns a 14-story office building, with retail space, located at 55 Monument Circle in the heart of downtown Indianapolis, Indiana. This property is commonly referred to as Circle Tower and First Union acquired its interest in this property in October 1974. Circle Tower was constructed in 1930 and consists of approximately 95,500 square feet of office space and approximately 16,500 square feet of retail space. The property is comprised of two separate parcels of real property.

   Parcel 1 is owned in fee simple by First Union. Parcel 1 is also encumbered by a lease under which First Union leases the ground to the Gennett Investment Company, who in turn subleases the parcel to a subsidiary of the Tower Realty Company (such sublease referred to in this document as the GENNETT SUBLEASE). In 1974, First Union purchased substantially all of the assets of the Tower Realty Company making First Union the sublessee under the Gennett Sublease. The lease to the Gennett Investment Company and the Gennett Sublease expire in 2018 at which time First Union, or its successor, will hold unencumbered, fee simple title to Parcel 1. As a result of an agreement with the Gennett Investment Company, the annual net rental payment to Gennett is $5,000.

   Parcel 2 is not owned by First Union. First Union occupies Parcel 2 as the lessee under a ground lease (referred to in this document as the GROUND LEASE), which was originally executed by First Union's predecessor-in-title in 1910 and is senior to the Circle Tower mortgage loan. The Ground Lease's initial term expires in April 2009. Under the terms of the Ground Lease, First Union has exercised the option to renew the term of the Ground Lease for an additional 99 years, so the Ground Lease now expires in 2108.

  THE GOLD CLAUSE

   As was common in the early part of the 20th century, the Ground Lease contains a "gold clause" provision, which requires the lessee, at the option of the lessor, to pay its rent in "gold coin" based on the value of gold at the commencement of the lease in 1910. As a result of various acts of the U.S. Congress, first outlawing the private ownership of gold and then reinstating the private ownership of gold, the ground lessor currently cannot exercise the gold clause against First Union. However, a number of events, including developments in the case law or a deemed or actual transfer of the leasehold interest or Circle Tower, could give the ground lessor the ability to enforce the gold clause.

   The annual rent payable under the Ground Lease is $18,000 until the commencement of the renewal term in 2009. First Union estimates that the current annual ground lease rent would increase substantially if the gold clause was triggered and the rent had to be paid based on the value of gold at the commencement of the lease in 1910.

   GGC expects that, in 2009, upon the commencement of the renewal term of the Ground Lease, the "gold clause" inflation-adjustment provision would thereafter relate back to the commencement of the renewal term in 2009.

  THE RENEWAL TERM

   As noted above, First Union has exercised its option to renew the term of the Ground Lease through 2108. The rent during the renewal term is to be determined under the Ground Lease as four percent of the appraised value of the real estate and improvements at the time of the expiration of the initial term. Accordingly, it may be in First Union's economic interest (and, after the completion of the proposed transaction, GGC's economic interest) to hold the leasehold interest through 2009. In addition, a voluntary transfer of Circle Tower would

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violate the due on sale provision and make the Circle Tower mortgage loan immediately due and payable and recourse to the borrower, First Union (or, after the completion of the proposed transaction, GGC). It is unlikely, therefore, that the due on sale provision of the Circle Tower mortgage loan would be triggered at any time prior to the maturity date of the loan.

  LOCAL MARKET

   Circle Tower is located in downtown Indianapolis, Indiana. Indianapolis serves as the county seat for Marion County, Indiana and the capital of the state of Indiana. The Indianapolis region is home to over one million people. Indiana University has predicated population growth of approximately 6.7% between 2000 and 2020.

   The local economy is considered relatively diverse, with emphasis in service, government and manufacturing. Most leading economic indicators of the local commercial real estate market have been positive, and the economy has performed in a manner consistent with continued healthy demand for office space. Overall, the economic outlook for the area is stable and positive and comparable to those of other similarly sized cities in the United States. Employment through the nine-county metropolitan area in Indianapolis reached an all-time high in October 2001. Despite softening in the third quarter of 2001, the Indianapolis metropolitan area averaged an increase of over 13,000 new jobs created throughout 2001 over the prior year's totals.

   Circle Tower is part of the Indianapolis commercial real estate and multi-tenant office market that focuses on smaller tenants. In 2001, overall vacancy rate in the multi-tenant office market in Indianapolis increased into the high teens. The increase in the vacancy rate for offices in Indianapolis was below the average increase in vacancies experienced by most major metropolitan office markets throughout 2001. In recent years, over 1.7 million square feet of new construction and corporate moves has put an additional 850,000 square feet of second-generation space back onto the market.

   By way of example, as of the date of this document the Indianapolis office market has over 1.1 million square feet of office space available for sublease, an increase of almost 650,000 square feet from 2001. Over 400,000 square feet is available for sublease in the downtown and mid-town markets, while approximately 700,000 square feet is available for sublease in Indianapolis's suburban markets. Approximately 500,000 square feet of subleases are available in Class B buildings such as Circle Tower.

   The downtown area of Indianapolis has been the most severely affected area of the city by the adverse vacancies. This subsection of the Indianapolis office market experienced a surge in overall vacancy in 2001, during which the vacancy rate increased from 16% to 20%. Circle Tower's occupancy rate is better than this figure. The trends that have affected the Indianapolis market are considered national, and to some degree global, trends. As noted above, the vacancy increase in the Indianapolis market is lower than the national average.

  STRATEGY AND OPERATIONS

   Circle Tower is considered Class B office space with a Class A location and small office availability in the Indianapolis commercial real estate market. It generally attracts smaller tenants, such as small professional firms, with office needs ranging from 200 to 8,000 square feet. The gross leasable area is approximately 112,000 square feet, consisting of 5 stores and 56 office tenants. As of February 28, 2002, the occupancy of Circle Tower was approximately 94,421 square feet, or approximately 84%.

   The operating expense budget for 2002 includes approximately $88,350 in non-recurring repairs, in addition to its regular operating expenses, both fixed and variable. All such operating expenses are funded through operating cash flow and are generally recoverable from tenants as pass-through or common-area maintenance expenses. Operating expenses are not expected to increase materially in future years except for normal security services and property/casualty and liability insurance resulting from national trends outside the control of

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management (E.G., post-September 11 adjustments). The 2002 capital expenditure budget currently contains less than $100,000 of scheduled improvements. In addition, it is anticipated that repairs to the roof may be required at an approximate cost of $50,000. All capital expenditures are expected to be funded with operating cash flow.

   There are no other material facts known to First Union that might affect the future operations when compared to historical operations. However, the budgeted costs for capital, tenant improvement and leasing commissions for 2002 are significantly below the historical average over the past few years. Given the age of the asset, the nature of the tenancy and the current market conditions this fact should be taken into consideration when projecting future expenditures.

   The economic performance of Circle Tower is subject to the risk that, upon expiration, leases may not be renewed, the space may not be relet, or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than the current lease terms. Leases accounting for approximately 12% of the aggregate 2002 annualized base rents from Circle Tower (representing approximately 11% of the net rentable square feet at Circle Tower) expire without penalty or premium through the end of 2002, and leases accounting for approximately 4% of aggregate 2002 annualized base rent from Circle Tower (representing approximately 3% of the net rentable square feet at Circle Tower) are scheduled to expire in 2003.

   Circle Tower does not have any anchor tenants whose names have a significant impact on the marketability of the property. The 10 largest tenants at Circle Tower (based on the scheduled base rent for 2002) aggregate approximately 51% of the total base rent and approximately 43% of the net rental square feet for Circle Tower and have remaining lease terms ranging from approximately two to eighteen years. The largest tenant at Circle Tower, Indianapolis Symphony Orchestra Foundation, represents approximately 7% of the scheduled aggregate annualized base rent for 2002 and 6% of the scheduled net rentable square feet at Circle Tower. Its lease expires on January 31, 2020. There are no tenants whose revenues meet or exceed 10% of the revenues of Circle Tower. Although Radiant Partners, the asset manager for Circle Tower, believes that a good relationship exists with each of the principal tenants of Circle Tower, revenues and cash available for payment on the notes would be disproportionately and adversely affected if a significant number of these tenants did not renew their leases or if they renew their leases on terms less favorable than current terms.

   Replacement leases typically require incurring the costs for tenant improvements, other tenant inducements and leasing commissions, which, in each case, may be higher than the costs relating to the renewal of existing leases. Radiant Partners estimates the expenditures for new and renewal leases for 2002 and 2003 will be consistent with recent historical expenditures in this regard, respectively, but no assurances can be given that these estimates are correct. The amount required to be expended will vary by the tenant and can be influenced by both the tenant's economic position and the local and national economic environment at the time of negotiations. If either new or renewal leases for all or a substantial portion of the space subject to expiring leases are not entered into, if the rental rates upon such renewal or reletting are significantly lower than expected or if the reserves established for these purposes prove inadequate, the cash available for payment on the notes could be adversely affected.

   In anticipation of the continuing softening of the office rental market in Indianapolis, Indiana, the business plan for Circle Tower is to focus on maintaining its existing occupancy levels while continuing to make property improvements. The budget for 2002 is approximately $80,000 and is to be funded exclusively from cash flow from operations. Management intends to use tenant improvement allowances and leasing commissions paid at a market rate to achieve these goals.

  COMPETITION

   First Union competes with a number of real estate developers, operators, and institutions with respect to Circle Tower for tenants. Competition is based on a number of factors, including location, availability amenities,

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commercial viability and lease terms. There are, as of the date of this document, over 1 million square feet available (vacant or sublease) in the Downtown market in Indianapolis, Indiana.

   Major competitor buildings include the Bank One Tower, the Guaranty Building and the Illinois Building, each of which is situated on Monument Circle. Each of these buildings shares an almost identical location with Circle Tower. In addition, the Bank One Tower is considered "A" office space with more contemporary finishes and, in most cases, higher rents than that of Circle Tower. Each of the competitor buildings is also more conducive than Circle Tower to larger tenants. Circle Tower is class "B" office space, with class "A" location and the ability to serve tenants with 2,000 square feet and less of office space needs. Management believes that these characteristics set Circle Tower apart from its competitors and are the primary reasons why occupancy has remained strong at Circle Tower, even though the general office market in the immediate area has become increasingly soft.

   An increase in competition, caused by the availability of both subleases and directly available space, has resulted in a flattening of rental rates in the Indianapolis market. New leasing activity throughout 2001 diminished considerably from the record levels experienced throughout 2000. In 2001, fewer potential tenants sought large amounts of space and, instead, sought smaller amounts of space. Management believes that this trend, as well as other market forces, will support the competitive position of Circle Tower. Notwithstanding the foregoing, many of Circle Tower's competitors have significantly greater resources than First Union and are expected to compete with Circle Tower for tenants. No assurances can be given that such competition will not adversely affect First Union's revenues and cash available for payment on the notes.

  ECONOMIC AND OTHER FACTORS

   Circle Tower and the business, financial condition and results of operations of First Union may be harmed by general and local economic conditions. If the U.S. economy or the local economy in Indianapolis suffers a downturn, Circle Tower could be harmed as tenants may not be able to fulfill their leasehold obligations. Weather conditions do not have a material impact on the operation of Circle Tower.

EMPLOYEES

   SSCC does not have any employees. All asset management, property management, accounting and other managerial functions have been outsourced to third parties. For a description of these management arrangements, see "--Management".

   Radiant Partners manages the Park Plaza Mall and Circle Tower pursuant to an Asset Management Agreement with First Union. First Union has engaged L&H Real Estate Group as the property manager and leasing agent for Park Plaza Mall and Cornerstone Properties, Inc. as the property manager and leasing agent for Circle Tower. All of the agreements related to the management of the Park Plaza Mall and Circle Tower are in full force and effect and no event of default (or event which, with the passage of time or notice or both, would result in an event of default) exists. Radiant Partners believes that there is a good relationship among the owners of the Park Plaza Mall and Circle Tower and the parties providing management services.

LEGAL PROCEEDINGS

   The local citizens of Little Rock, Arkansas have taken legal actions to reverse the decision of the Little Rock board of directors with respect to the zoning for the Summit Mall, proposed new mall. A trial to determine whether the property is to be re-zoned and on whether or not the voters of Little Rock can, by a vote, overturn the decision of the board, occurred at the end of February 2002. The decision by the court could result in one of three possible outcomes:

    1. That the zoning decision by the Little Rock board of directors is valid, and, accordingly, there is no zoning obstacle to the development of the proposed new mall;

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    2. The decision of the Little Rock board of directors is valid, but the voters of the city of Little Rock have the right to vote to approve or disapprove this decision (which vote would be held as soon as November
       2002); or

    3. That the re-approval zoning is invalid and that the developer, Simon Property Group, must start the zoning approval process over again.

   Regardless of the outcome of the court case, it is anticipated that one or more of the parties would appeal the decision. Such appeals would likely take at least eighteen (18) months to resolve. There can be no assurance as to the decision of this court, the length of time or potential outcome of any such appeal or the costs incurred in connection with the litigation and referendum.

   The proposed mall poses a significant risk to First Union's realization of value from the Park Plaza Mall and, therefore, could affect the value of the notes. Accordingly, First Union and SSCC have been closely monitoring the litigation. Since January 1, 2001, First Union has spent approximately $900,000 in support of various efforts through legal channels to stop the development of the proposed new mall. Significant expenditures in support of these efforts are expected to continue to be required in the future. The failure to continue such payments in support of these efforts could impair the effectiveness of such efforts and, accordingly, could negatively impact the realization of value from the Park Plaza Mall and the notes.

   In addition to those matters described above, during the ordinary course of business at the Park Plaza Mall, SSCC and the owner of the Park Plaza Mall have been threatened with, or have become parties to, legal actions from time to time. Management is of the opinion that, after taking into consideration information furnished by its counsel, the outcome of currently known actions and proceedings to which it is a party will not, singly or in the aggregate, have a material adverse effect on the business, financial condition, results of operations and cash flow of SSCC.

MANAGEMENT

   SSCC is a limited liability company and thus does not have a board of directors or any executive officers. First Union is the sole member of SSCC. As of December 31, 2001, First Union's only employee is Neil H. Koenig, Interim Chief Financial Officer, and SSCC has no employees. All asset management, property management, accounting and other managerial functions have been outsourced to third parties.

   Radiant Partners manages the Park Plaza Mall and Circle Tower pursuant to an Asset Management Agreement with First Union. First Union has engaged L&H Real Estate Group as the property manager and leasing agent for Park Plaza Mall and Cornerstone Properties, Inc. as the property manager for Circle Tower. All of the agreements related to the management of the Park Plaza Mall and Circle Tower are in full force and effect and no event of default (or event which, with the passage of time or notice or both, would result in an event of default) exists. The relationships among the owners of the Park Plaza Mall and Circle Tower and the parties providing management services are good.

   Radiant Partners receives an annual fee of $250,000 from First Union to manage all of its real estate properties, including the Park Plaza Mall and the Circle Tower. The portion of the asset management fee allocated to SSCC was $12,000 per month during 2000 and 2001. The Asset Management Agreement is scheduled to terminate in March 2003, but can be extended by First Union for an additional 12-month period. The costs of the property managers described below are borne by the owners of the respective properties.

   L&H Real Estate Group, formerly known as Landau & Heyman, is the property manager for the Park Plaza Mall. L&H Real Estate Group was founded in 1933 and currently manages eight shopping centers in the United States containing close to 5 million square feet of retail space, as well as owns and operates eight other shopping centers containing 3.6 million square feet of retail space. It was retained in 1999 as the exclusive manager to

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manage, market, lease and operate the Park Plaza Mall, and is retained under a
Management and Leasing Agreement that automatically renews every year unless notice is given 30 days prior to the end of the year. The major responsibilities of L&H Real Estate Group with respect to the Park Plaza Mall include the preparation of operating and capital budgets, the collection of all rental and other income and the payment of expenses, the engagement and oversight of contractors to perform maintenance, cleaning, repairs and alterations and acting as the exclusive leasing agent for the property. The company's compensation consists of a management fee based on a percentage of the rent and other income collected, leasing commissions for new, renewal and expansion leases and separate fees for special services. In addition to compensation for these services, L&H Real Estate Group is reimbursed for the salary and benefit costs of its on-site management personnel and certain other costs.

   Cornerstone Properties, Inc. serves as the property manager for Circle Tower, which is currently the only office property managed by Cornerstone. Cornerstone has managed Circle Tower since 2000, and its current management agreement expires in January 2003, after which it will continue to act as manager on a month-to-month basis. The management agreement is also subject to termination by either Cornerstone or the owner of Circle Tower on 30 days' notice. Cornerstone's major responsibilities include the preparation of operating and capital budgets, collection of rental and other income and payment of expenses, the operation, maintenance and repair of Circle Tower and acting as the exclusive leasing agent for the building. Cornerstone's compensation consists of a management fee based on a percentage of the rent and other income collected, leasing commissions for new, renewal and expansion leases and separate fees for special services. In addition to compensation for these services, Cornerstone is reimbursed for the salary and benefit costs of its on-site management personnel and certain other costs.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 18-108 of Title 6 of the Delaware Code states that the ability of a limited liability company to indemnify and hold harmless any member, manager, or other person from and against any and all claims and demands is limited only by the standards and restrictions contained in its limited liability company agreement.

   Section 17(b) of the Second Amended and Restated Limited Liability Company Agreement of Southwest Shopping Centers Co. II, L.L.C. (referred to in this document as the LLC AGREEMENT) states that SSCC shall indemnify, in accordance with and to the full extent permitted by law, and hold harmless any person who, at any time, was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of SSCC) by reason of the fact that such person is or, at any time, was a member, manager (including any executive officer or employee of the manager) or officer of SSCC (and SSCC will so indemnify a person by reason of the fact that such person is or at any time was an employee or agent of SSCC, or is or was serving at the request of SSCC as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any liabilities, expenses (including, without limitation, reasonable attorneys' fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption (i) that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of SSCC, or (ii) with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful. "Other enterprise" includes employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to serving at the request of SSCC shall include, without limitation, any service as a member, manager, officer, employee or agent of SSCC or any other entities in which

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it has an ownership interest which imposes duties on, or involves services by, such member, manager, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

   Section 17(c) of the LLC Agreement states that expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by any present or former member, manager (including any executive officer or employee of the manager) or officer of SSCC in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by SSCC as incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any present or former member, manager or officer to repay such amount if it shall ultimately be determined that such member, manager or officer is not entitled to be indemnified by SSCC under the LLC Agreement or under any other contract or agreement between such member, manager or officer and SSCC. Such expenses (including reasonable attorneys' fees) incurred by employees or agents of SSCC will be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the manager deems appropriate.

   Section 17(d) of the LLC Agreement states that the indemnification and advancement of expenses provided by the Agreement are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of members or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and continues as to a person who has ceased to be a member, manager, officer, employee or agent and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such a person.

   Section 17(e) of the LLC Agreement requires SSCC to purchase and maintain or cause to be purchased or maintained insurance on behalf of any person who is or at any time was a member, manager, officer, employee or agent of the company, or is or at any time was serving at the request of SSCC as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not such person would be entitled to indemnity against such liability under the provisions of the LLC Agreement. Such insurance will include a policy of director's liability coverage as is presently in effect for First Union and its trustees and shall be maintained continuously during all periods in which such person may be held liable and until the tolling of applicable statutes of limitations.

   SSCC is covered by insurance policies owned by First Union, which policies are issued by commercial carriers against certain liabilities incurred by the parties covered by the LLC Agreement.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling SSCC pursuant to the foregoing provisions, First Union and SSCC have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

   This section discusses the results of operations of SSCC and the transactions contemplated by this document on a historical basis and on a pro forma basis. You should read the following discussion and analysis in conjunction with "Selected Historical Financial and Operating Data" and "Unaudited Pro Forma Consolidated Financial Statements" as well as the audited and unaudited consolidated financial statements appearing elsewhere in this document. Certain statements contained in this section constitute "forward-looking statements," which statements involve risks and uncertainties. See "Forward-Looking Statements."

   Historical information, other than revenues, may not necessarily be meaningful, as SSCC's cost structure and capitalization following the proposed transaction will be significantly different from its cost structure and capitalization prior to the proposed transaction. Further, the historical information should not necessarily be taken as a reliable indicator of SSCC's future performance.

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  GENERAL

   SSCC, which is wholly owned by First Union, was formed on September 27, 1996 and will continue until the earlier of December 31, 2050 or until it is dissolved in accordance with its Amended and Restated Operating Agreement or by law. On September 28, 1996, SSCC purchased seven shopping malls. On December 13, 1999, SSCC sold six of the seven malls in a single transaction. Effective January 1, 2000, SSCC had no other assets, liabilities or operations other than its indirect ownership interest in the Park Plaza Mall.

   Upon completion of the proposed transaction and the issuance of the notes, SSCC will have assets consisting of (1) its ownership interest in the entity that indirectly owns the Park Plaza Mall, (2) the Park Plaza mezzanine loan (although this loan is eliminated in consolidation and does not appear on the Unaudited Pro Forma Condensed Combined Financial Statements for GGC appearing elsewhere in this document) and (3) the Circle Tower mortgage loan. SSCC will also have obligations to make payments under the notes as described in "Description of the Notes and the Underlying Loans."

  LIQUIDITY AND CAPITAL RESOURCES

   SSCC receives cash primarily from rental income and tenant reimbursements, which are also its primary sources of liquidity. SSCC uses cash to pay operating expenses, management fees, general and administrative expenses, principal, interest and escrow deposits on Park Plaza Mall's senior mortgage loan and for capital improvements. With respect to capital improvements, SSCC estimates that it will need to repair or replace Park Plaza Mall's roof at a cost of approximately $0.8 million to $1.2 million. SSCC plans to perform the repair or replacement over the next three years. SSCC's rental income and tenant reimbursements were sufficient for the year ended December 31, 2001 to pay for SSCC's expenses, debt service and capital improvements.

   The proposed issuance of the notes is expected to have a significant impact on SSCC's consolidated financial condition and results of operations. Notes receivable will increase by $3.5 million; notes payable will increase by $12.2 million, net of discount; and member's equity will decrease by $8.0 million. Results of operations will decrease due to interest income of $0.4 million being more than offset by $3.0 million of interest expense, $0.1 million in general and administrative expense and $0.1 of amortization. Management believes that SSCC's rental income, tenant reimbursements and payments received from its income producing assets will be sufficient to pay for SSCC's expenses, debt service (including the notes) and capital improvements.

   Cash and cash equivalents decreased by $1.3 million (from $2.1 million to $0.8 million) when comparing the balance at December 31, 2001 to the balance at December 31, 2000.

   SSCC's net cash provided by operations of $2.5 million was more than offset by cash used for investing activities of $0.1 million and cash used for financing activities of approximately $3.7 million. Cash used for investing activities consisted of $0.1 million used for investment in building and improvements. Cash used for financing activities consisted of $0.3 million of principal payments on the mortgage loan and approximately $3.5 million of distributions to First Union.

   SSCC was not directly affected by the events of the September 11th terrorist attacks; however, the attacks have had a negative effect on the economy, which was already considered to be in a recession. SSCC could be affected by declining economic conditions as a result of various factors that affect the real estate business, including the financial condition of tenants, competition, and increased operating costs. SSCC's property insurance coverage as it relates to claims caused by terrorist incidents is limited to $1 million per occurrence. In addition, the cost of property/casualty and liability insurance unrelated to terrorist incidents has increased signficiantly.

   SSCC's most critical accounting policy relates to the evaluation of the fair value of real estate. SSCC evaluates the need for an impairment loss on its real estate assets when indicators of impairment are present and

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the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss, if any, would be measured by comparing the fair value of the asset to its carrying amount. The evaluation of the fair value of real estate is an estimate that is susceptible to change and actual results could differ from those estimates.

   A summary of SSCC's borrowings and repayment timing is as follows (in millions):

                                            PAYMENTS DUE BY PERIOD
                              --------------------------------------------------
CONTRACTUAL OBLIGATIONS TOTAL LESS THAN 1 YEAR 1-3 YEARS 4-5 YEARS AFTER 5 YEARS
----------------------- ----- ---------------- --------- --------- -------------
 Mortgage loan payable. $42.1       $0.3         $0.7      $0.8        $40.3
                        =====       ====         ====      ====        =====

  PARK PLAZA MALL

   Two Dillard's department stores are the anchor stores at Park Plaza Mall. Dillard's owns its facilities in Park Plaza Mall and has a Construction, Operation and Reciprocal Easement Agreement with SSCC that contains an operating covenant requiring it to operate these facilities continuously as retail department stores until July 2003. Dillard's and its partner, Simon Property Group, own a parcel of land in the western part of Little Rock, Arkansas and have announced their intention to build an approximately 1.3 million square foot mall in this new location. During the first quarter of 2001, the Little Rock board of directors approved a change in zoning that would allow the construction of this new mall. In the event that the new mall is built, Dillard's may decline to extend or renew its operating covenant and cease operating its stores at Park Plaza Mall. In the event Dillard's closes one or both of its stores at Park Plaza Mall, it is unlikely that it would sell or lease its two stores to comparable anchor tenants. Accordingly, the value of Park Plaza Mall would be materially and adversely affected due to the decline in traffic and sales volume at Park Plaza Mall, and the likely departure of many of tenants pursuant to early termination provisions of their leases that may be triggered by the closure of one or both of the anchor stores. Park Plaza Mall property is financed by a senior mortgage loan. The loss of an anchor tenant or a significant number of other mall tenants would most likely result in an event of default under this mortgage.

   Local citizens have taken legal actions to reverse the decision of the Little Rock board of directors with respect to the new mall. At the end of February 2002, a trial took place to determine whether the property is to be re-zoned and on whether or not the voters of Little Rock can, by a vote, overturn the decision of the board.

   Regardless of whether the proposed new mall is built, under the terms of the operating covenant, Dillard's has no obligation to maintain its operations at Park Plaza Mall beyond July 2003. Dillard's has been approached to extend the operating covenant under the operating agreement, but to date, it has declined to do so. If Dillard's does not maintain its presence as an anchor store at Park Plaza Mall, the Park Plaza Mall would experience a loss of revenue and likely an event of default under the senior mortgage, thereby causing the value of the Park Plaza Mall to be materially and adversely affected. In such circumstances, there would be an impairment on the property and a loss could be recognized. There can be no assurance that Dillard's will extend or renew its operating covenant on terms acceptable to SSCC.

  RESULTS OF OPERATIONS--2001 VERSUS 2000

   Net income for the year ended December 31, 2001 was $0.3 million as compared to net income of $2.7 million for the year ended December 31, 2000. The decrease of $2.4 million was a result of a decrease in revenue of $0.2 million and an increase in expenses of $2.2 million. The increase in expenses was primarily due to an increase in mortgage interest of $1.1 million and $0.7 million of costs incurred in connection with the matters described above in the Park Plaza Mall section. Mortgage interest expense increased as a result of the senior mortgage loan that was obtained on the Park Plaza Mall in April 2000. Rental rates and occupancy remained relatively constant when comparing 2001 versus 2000.

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  RESULTS OF OPERATIONS--2000 VERSUS 1999

   Net income for the year ended December 31, 2000 was $2.7 million as compared to a net loss of $7.1 million for the year ended December 31, 1999. The net loss in 1999 included a $9.0 million loss on the sale of six shopping malls and a prepayment penalty of $5.5 million in connection with Park Plaza Mall's mortgage loan being satisfied in full. Revenues and expenses decreased in 2000 as compared to 1999 due to the sale of the properties in December 1999.

   Net income for Park Plaza Mall, SSCC's remaining property, for the year ended December 31, 2000 as compared to 1999 increased by $0.6 million. The increase was primarily attributable to an increase in revenue of $0.5 million. When comparing 2000 to 1999 occupancy decreased and rental rates increased.

  RECENT ACCOUNTING PRONOUNCEMENTS

   In July 2001, the Financial Accounting Standards Board (referred to in this document as FASB) issued Statement of Financial Accounting Standards (referred to in this document as SFAS) No. 141, "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. The adoption of this statement had no impact on SSCC's consolidated financial statements.

   In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 is not expected to have any impact on SSCC's consolidated financial statements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. The adoption of SFAS No. 144 is not expected to have a material impact on SSCC's consolidated liquidity, financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   SSCC does not have any financial instruments that would expose it to market risk associated with the risk of loss arising from adverse changes in market rates and prices. SSCC's mortgage loan payable is at a fixed rate of interest.

          UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION FOR SSCC

   The following unaudited pro forma consolidated balance sheet as of December 31, 2001 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2001 of SSCC, reflect an adjustment column for the notes offering and related Circle Tower mortgage loan and has been prepared from the historical consolidated financial statements of SSCC, as adjusted to give effect to the pro forma adjustments as if such pro forma adjustments had occurred on January 1, 2001 and were carried through December 31, 2001 for the operating data and on December 31, 2001 for the balance sheet data. The unaudited pro forma financial data does not purport to be indicative of what the results of SSCC would have been had the transactions been completed on the dates assumed, nor is such financial data necessarily indicative of the results of operations of SSCC that may exist in the future. The unaudited pro forma financial data must be read in conjunction with the notes thereto and with the historical consolidated financial statements and the related notes incorporated by reference in the accompanying prospectus.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2001

                                (IN THOUSANDS)

                                                  SOUTHWEST   PRO FORMA    PRO FORMA
                                                  HISTORICAL ADJUSTMENTS   SOUTHWEST
                                                  ---------- -----------   ---------
ASSETS
Real estate, at cost:
   Land..........................................  $ 5,816     $    --      $ 5,816
   Buildings and improvements....................   58,745          --       58,745
                                                   -------     -------      -------
                                                    64,561          --       64,561
   Accumulated depreciation and amortization.....   (6,689)         --       (6,689)
                                                   -------     -------      -------
       Total investments in real estate..........   57,872          --       57,872

Other assets
   Cash..........................................      782        (454)(1)      328
   Restricted cash...............................      882         454 (1)    1,336
   Debt issue costs..............................      282         680 (2)      962
   Accounts receivable and other.................      203                      203
   Note receivable...............................       --       3,500 (3)    3,500
                                                   -------     -------      -------
       Total assets..............................  $60,021     $ 4,180      $64,201
                                                   =======     =======      =======

LIABILITIES AND MEMBER'S EQUITY
   Accounts payable and accrued expenses.........  $ 1,522          --      $ 1,522
   Mortgage loan payable.........................   42,078          --       42,078
   Notes payable, net of discount................       --      12,180 (4)   12,180
                                                   -------     -------      -------
       Total liabilities.........................   43,600      12,180       55,780
                                                   -------     -------      -------
   Member's equity...............................   16,421      (8,000)       8,421
                                                   -------     -------      -------
       Total liabilities and member's equity.....  $60,021     $ 4,180      $64,201
                                                   =======     =======      =======

--------
(1) Required escrow deposit equal to three months of debt service on the Park Plaza mezzanine loan.
(2) Estimated deferred financing costs.
(3) Represents a note receivable on the Circle Tower mortgage loan. The Park Plaza mezzanine loan is eliminated in consolidation.
(4) Notes payable after $7.8 million discount.


      SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 2001

                                (IN THOUSANDS)

                                        SOUTHWEST   PRO FORMA   SOUTHWEST
                                        HISTORICAL ADJUSTMENTS  PRO FORMA
                                        ---------- -----------  ---------
      Revenues
         Rents.........................  $11,385     $    --     $11,385
         Interest......................       42         385(1)      427
                                         -------     -------     -------
                                          11,427         385      11,812
                                         -------     -------     -------
      Expenses
         Operating expenses............    4,079                   4,079
         Depreciation and amortization.    1,610          85(2)    1,695
         Interest......................    3,720       2,979(3)    6,699
         General and administrative....    1,706                   1,706
                                         -------     -------     -------
                                          11,115       3,064      14,179
                                         -------     -------     -------
      Net income (loss)................  $   312     $(2,679)    $(2,367)
                                         =======     =======     =======

--------
(1) Represents interest income at 11% on the Circle Tower mortgage loan. Interest income on the Park Plaza mezzanine loan is eliminated in consolidation.
(2) Amortization of estimated deferred financing costs over eight years.
(3) Includes interest expense on the notes at 11% and amortization of the discount over eight years.



      SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.

              NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                              STATEMENTS OF SSCC

  NOTES OFFERING

   In February 2002, First Union entered into a merger agreement with GGC, among other parties. In connection with the proposed transaction, SSCC will issue Notes in an aggregate principal amount of $20 million ($100 face value per note) that will bear interest at 11% of the face value per annum. The Notes will be offered in exchange for shares in First Union Real Estate Equity and Mortgage Investments at a ratio equivalent to an issue price of $60.91 per Note. The Notes will be secured by a pledge of two loans: a $3.5 million first leasehold mortgage on the Circle Tower office building located in Indianapolis, Indiana and a $16.5 million mezzanine loan on the Park Plaza Mall located in Little Rock, Arkansas. Both loans will bear interest at 11% payable in cash semiannually in arrears. The Circle Tower loan will require that all cash flow generated by Circle Tower after interest expense, operating expenses and capital expenditures be used to amortize the loan. The Park Plaza mezzanine loan will be interest-only (unless construction commences of a new mall in the Little Rock metropolitan area with a Dillard's Department Store as an anchor, in which case, as in the Circle Tower Loan, all cash flow from the Park Plaza Mall in excess of interest expense, operating expenses and capital expenditures will be used to amortize the mezzanine loan) and provide for additional interest at maturity such that the lender receives a 16% internal rate of return on its investment in the mezzanine loan assuming the loan was purchased at par. The sum of the payments required to be made on the two loans will equal the payments of principal, interest and other amounts, if any, required to be made on the Notes, so that the holders of the Notes will receive a pass-through of the economic attributes of the two underlying loans. The loan to the owner of Park Plaza Mall is eliminated in consolidation.

                              SSCC CAPITALIZATION

   The following table sets forth SSCC's cash, restricted cash, mortgage debt and total capitalization as of December 31, 2001, on a historical basis and adjusted to reflect the issuance of $20 million of notes at a discounted price of $60.91 per $100 face value, the $16.5 million Park Plaza mezzanine loan (which is eliminated in consolidation) and the $3.5 million Circle Tower mortgage loan.

   This table should be read in conjunction with "The Notes Offering," "Description of the Notes and the Underlying Loans" and "Southwest Shopping Centers Co. II, L.L.C.," including SSCC's financial statements and pro forma financial statements.

                                                AS OF DECEMBER 31,
                                                       2001
                                               --------------------
                                               HISTORICAL PRO FORMA
                                               ---------- ---------
                                                  (IN THOUSANDS)
            Cash..............................  $   782    $   328
            Restricted Cash (1)...............      882      1,336
                                                =======    =======
            Mortgage loan payable.............  $42,078    $42,078
            Notes payable, net of discount (2)       --     12,182
            Member's equity...................   16,421      8,421
                                                -------    -------
            Total Capitalization..............  $58,499    $62,679
                                                =======    =======

--------
(1) Required escrow deposit equal to three months of debt service on the Park Plaza mezzanine loan.
(2) Notes payable after $7.8 million discount.

   The following tables depict SSCC's and its subsidiaries' unaudited pro forma debt service coverage ratio for the year ended December 31, 2001 in accordance with the definition of debt service coverage ratio as set forth in the Indenture.

                     PRO FORMA DEBT SERVICE COVERAGE RATIO
          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
              UNAUDITED PRO FORMA DEBT SERVICE COVERAGE RATIO (1)
                     FOR THE YEAR ENDED DECEMBER 31, 2001
                                (IN THOUSANDS)

                              SOUTHWEST  CIRCLE TOWER NOTES OFFERING
                              HISTORICAL  HISTORICAL       (1)       ADJUSTMENTS (3) PRO FORMA
                              ---------- ------------ -------------- --------------- ---------
Revenue
Rents........................  $11,385      1,417             --            --        $12,802
Interest.....................       42         --             --            --             42
                               -------      -----         ------          ----        -------
                                11,427      1,417             --            --         12,844
                               -------      -----         ------          ----        -------
Expenses
Operating expenses...........    4,079        699             --            --          4,778
Depreciation and amortization    1,610        336             --            --          1,946
Interest.....................    3,720         --          2,200            --          5,920
General and administrative...    1,706         99             --          (870)           935
                               -------      -----         ------          ----        -------
                                11,115      1,134          2,200          (870)        13,579
                               -------      -----         ------          ----        -------
Net income (loss)............  $   312        283         (2,200)          870        $  (735)
                               =======      =====         ======          ====        =======

                   Net loss.......................... $ (735)
                   Add: Interest expense.............  5,920
                   Add: Depreciation and amortization  1,946
                   Less: Interest income.............    (42)
                                                      ------
                   Net operating income (1).......... $7,089
                                                      ======
                   Debt Service
                   Interest expense..................  5,920
                   Principal on first mortgage.......    272
                                                      ------
                   Total debt service................ $6,192
                                                      ======
                   Debt service coverage ratio.......   1.14
                                                      ======

--------
(1) As defined in the Indenture and Servicing Agreement.
(2) Issued $20 million of notes payable in cash at 11%.
(3) To adjust for expenses including Summit Mall expenses of $701 and general and administrative expenses of $169.

               RATIO OF EARNINGS TO FIXED CHARGES FOR THE NOTES

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                       (IN THOUSANDS, EXCEPT FOR RATIOS)

                                                         PRO FORMA  YEAR ENDED   YEAR ENDED   YEAR ENDED    YEAR ENDED
                                                         12/31/01  12/31/01 (2) 12/31/00 (2) 12/31/99 (2) 12/31/98 (2)(3)
                                                         --------- ------------ ------------ ------------ ---------------
EARNINGS:
(Loss) income before loss on sale of real estate and
 extraordinary loss from early extinguishment of debt...  $(2,367)    $  312       $2,662      $ 7,456        $ 7,197
Loss on sale of real estate.............................       --         --           --       (9,000)            --
                                                          -------     ------       ------      -------        -------
(Loss) income from continuing operations before
 adjustment for minority interests in consolidated
 subsidiaries or income or loss from equity investees...   (2,367)       312        2,662       (1,544)         7,197
Add:
   Fixed charges (see below)............................    6,818      3,754        2,623       13,256         14,105
   Amortization of capitalized interest.................       --         --           --           --             --
   Distributed income of equity investees...............       --         --           --           --             --
   Proportionate share of pre-tax losses of equity
    investees for which charges arising from
    guarantees are included in fixed charges............       --         --           --           --             --
                                                          -------     ------       ------      -------        -------
                                                            4,451      4,066        5,285       11,712         21,302
Less:
   Interest capitalized.................................       --         --           --           --             --
   Preference security dividend requirements of
    consolidated subsidiaries...........................       --         --           --           --             --
   Minority interest in pre-tax income of subsidiaries
    that have not incurred fixed charges................       --         --           --           --             --
                                                          -------     ------       ------      -------        -------
      Earnings, as defined in paragraph 503(d)..........  $ 4,451     $4,066       $5,285      $11,712        $21,302
                                                          =======     ======       ======      =======        =======
FIXED CHARGES:
Interest expensed and capitalized:
   Interest expense.....................................  $ 6,699     $3,720       $2,600      $12,901        $13,731
   Capitalized interest.................................       --         --           --           --             --
Amortized premiums, discounts and capitalized expenses
 related to indebtedness................................      119         34           23          347            366
Estimated interest within rental expense (Note 1).......       --         --           --            8              8
Preference security dividend requirements of
 consolidated subsidiaries..............................       --         --           --           --             --
                                                          -------     ------       ------      -------        -------
      Fixed charges as defined in paragraph 503(d)......  $ 6,818     $3,754       $2,623      $13,256        $14,105
                                                          =======     ======       ======      =======        =======
Ratio of earnings to fixed charges......................     0.65       1.08         2.01         0.88           1.51
                                                          =======     ======       ======      =======        =======
Dollar amount of deficiency.............................  $(2,367)       N/A          N/A      $(1,544)           N/A
                                                          =======     ======       ======      =======        =======

                                                           YEAR ENDED
                                                         12/31/97 (2)(3)
                                                         ---------------
EARNINGS:
(Loss) income before loss on sale of real estate and
 extraordinary loss from early extinguishment of debt...     $ 7,687
Loss on sale of real estate.............................          --
                                                             -------
(Loss) income from continuing operations before
 adjustment for minority interests in consolidated
 subsidiaries or income or loss from equity investees...       7,687
Add:
   Fixed charges (see below)............................      14,218
   Amortization of capitalized interest.................          --
   Distributed income of equity investees...............          --
   Proportionate share of pre-tax losses of equity
    investees for which charges arising from
    guarantees are included in fixed charges............          --
                                                             -------
                                                              21,905
Less:
   Interest capitalized.................................          --
   Preference security dividend requirements of
    consolidated subsidiaries...........................          --
   Minority interest in pre-tax income of subsidiaries
    that have not incurred fixed charges................          --
                                                             -------
      Earnings, as defined in paragraph 503(d)..........     $21,905
                                                             =======
FIXED CHARGES:
Interest expensed and capitalized:
   Interest expense.....................................     $13,844
   Capitalized interest.................................          --
Amortized premiums, discounts and capitalized expenses
 related to indebtedness................................         366
Estimated interest within rental expense (Note 1).......           8
Preference security dividend requirements of
 consolidated subsidiaries..............................          --
                                                             -------
      Fixed charges as defined in paragraph 503(d)......     $14,218
                                                             =======
Ratio of earnings to fixed charges......................        1.54
                                                             =======
Dollar amount of deficiency.............................         N/A
                                                             =======

--------
Note 1: Assumed to be  1/3 of ground rental and net lease payments.
Note 2: Columns reflect SSCC's historical information.
Note 3: Historical information is unaudited.

                       THE SUBSCRIPTION RIGHTS OFFERING

PURPOSE OF THE SUBSCRIPTION RIGHTS OFFERING

   GGC has agreed to make this subscription rights offering to First Union common shareholders in connection with the proposed transaction. The subscription rights offering represents the initial public offering of GGC common shares; however, unlike a traditional public offering, the securities will be offered through the subscription rights only to First Union common shareholders.

DISTRIBUTION OF SUBSCRIPTION RIGHTS

   Each First Union common share outstanding immediately prior to the effective time of the mergers will entitle its holder to three-fiftieths (0.06) of a nontransferable subscription right, with each whole right exercisable to purchase one GGC common share at the subscription price of $20.00 per share and, subject to availability and proration, additional GGC common shares at $20.00 per share. The subscription rights will be uncertificated and nontransferable.

NO FRACTIONAL SUBSCRIPTION RIGHTS

   No fraction of a subscription right will be issued in connection with the proposed transaction. Instead, any fractional subscription rights will be rounded up or down to the nearest whole right (with fractions of 0.5 or greater rounded up). GGC will not issue or pay cash in lieu of issuing fractional subscription rights.

SUBSCRIPTION PRICE

   Each subscription right entitles its holder to purchase GGC common shares at a subscription price of $20.00 per GGC common share, payable as provided in "--Process to Exercise Rights."

DETERMINATION OF THE SUBSCRIPTION PRICE

   GGC unilaterally determined the subscription price because no public market for GGC common shares existed prior to the subscription rights offering. In determining the subscription price, GGC considered a variety of factors such as its assessment of the value of the assets that GGC would acquire in the proposed transaction, the amount of proceeds that it wanted to raise, the intended use of the proceeds, prevailing market conditions and an assessment of GGC's management, prospects and capital structure. GGC did not obtain an independent valuation in determining the subscription price. Moreover, the subscription price does not guarantee that GGC common shares will have a value of that amount or could be resold at that price. Finally, the determination of the subscription price by GGC does not constitute a recommendation to holders of First Union common shares as to the advisability of exercising their subscription rights to purchase GGC common shares in the proposed transaction.

SUBSCRIPTION PRIVILEGES

   The subscription rights entitle you to two types of subscription privileges:
(1) the basic subscription privilege and (2) the oversubscription privilege.

   BASIC SUBSCRIPTION PRIVILEGE. The basic subscription privilege entitles you to purchase one GGC common share for every whole subscription right that you hold, at a subscription price of $20.00 per share. You are entitled to subscribe for all or any portion of the GGC common shares underlying your basic subscription privilege.

   OVERSUBSCRIPTION PRIVILEGE. If you elect to purchase all of the GGC common shares underlying your basic subscription privilege, you also will have an oversubscription privilege to purchase, at a subscription price of

$20.00 per share, GGC common shares that are not purchased by other holders through the exercise of their basic subscription privilege. If you wish to exercise your oversubscription privilege, you must specify the number of additional GGC common shares that you want to purchase and submit any required payment for those additional shares to the exchange agent.

   GGC cannot assure you, however, that a sufficient number of shares will be available to satisfy your oversubscription request. If holders exercise their oversubscription privilege for more than the maximum number of GGC common shares available, the available shares will be allocated to each rights holder exercising the oversubscription privilege on a pro-rata basis, based on the number of shares that each holder requested pursuant to their oversubscription privilege, subject to rounding of fractional shares up or down by GGC. If you are not allocated the full amount of GGC common shares for which you oversubscribe, you will receive a refund, without interest, of the subscription price that you delivered for those GGC common shares that are not allocated to you. The exchange agent will mail refunds after the completion of the proposed transaction.

   FULL EXERCISE OF BASIC SUBSCRIPTION PRIVILEGE. You may exercise your oversubscription privilege only if you exercise your basic subscription privilege in full by electing to purchase all of the GGC common shares that you are entitled to purchase in your basic subscription privilege. To determine if you have fully exercised your basic subscription privilege, GGC will consider only the basic subscription privilege held by you in the same capacity. For example, suppose that you were granted rights for First Union common shares that you own individually and collectively with your spouse. If you wish to exercise your oversubscription privilege with respect to the subscription rights that you own individually but not with respect to the rights that you own collectively with your spouse, you only need to exercise your basic subscription privilege in full with respect to your individually owned subscription rights. You do not have to subscribe for any GGC common shares in the basic subscription privilege owned collectively with your spouse to exercise your individual oversubscription privilege.

   You must exercise your oversubscription privilege at the same time that you exercise your basic subscription privilege in full.

GOTHAM PURCHASE AGREEMENT

   Gotham has entered into an agreement to cause GGC common shares (issued not later than the effective time of the mergers) to be purchased from GGC, or have rights exercised such that the GGC common shares are purchased from GGC, for an aggregate cash purchase price of at least $10,000,000. Gotham has made customary representations, warranties and covenants in this agreement.

PROCESS TO EXERCISE RIGHTS

   For instructions on how to exercise your subscription rights, see "Election and Payment Procedures."

NO TRANSFER OF SUBSCRIPTION RIGHTS

   All rights received by you in the proposed transaction are nontransferable and may only be exercised by a subscribing holder for his or her own account; PROVIDED, HOWEVER, that such rights may be transferred by operation of law in the case of the death, dissolution, liquidation, or bankruptcy of the holder, or in accordance with an order of an appropriate court.

ISSUANCE OF THE SHARES

   If you purchase GGC common shares through your subscription rights, GGC will issue to you, by way of book-entry credit in its transfer books, uncertificated GGC common shares purchased in the rights offering as soon as practicable after the completion of the proposed transaction. The exchange agent will retain all funds delivered to it in payment of the subscription price until the issuance of the shares. If you are allocated fewer than all of the shares for which you subscribed, the exchange agent will return to you your excess subscription price payment, without interest, as soon as practicable after the closing of the offering. You will have no rights as a shareholder with respect to shares subscribed for until the shares are issued.

LISTING

   GGC common shares are currently not listed or traded on any national exchange. However, if the proposed transaction is approved, GGC plans to apply to list the GGC common shares on either the AMEX or the NASDAQ.

USE OF PROCEEDS

   Assuming the full exercise of the subscription rights, the cash proceeds from the sale of the GGC common shares offered in this offering will be approximately $41.77 million, before payment of offering fees and expenses. All proceeds net of fees and expenses will be used primarily for acquisitions, general capital expenditures, debt reduction and general corporate expenses and purposes. In addition, GGC may use some or all proceeds for the payment of certain debt obligations owed by GGP to Gotham Partners. For more detail, see "The Proposed Transaction--Interests of First Union Trustees, Officers and Related Parties in the Proposed Transaction--Repayment of Debt."

NO BOARD RECOMMENDATION

   In making any decision to exercise rights, you must consider your own best interests. None of the First Union board of trustees, the GGC board of directors or Gotham Partners makes any recommendation as to whether you should exercise your subscription rights.

QUESTIONS

   If you have any questions about the subscription rights offering or require additional copies of this document, please contact The Bank of New York at
[      ] if you are not a bank or broker or [      ], collect, if you are a
bank or broker.

                               GOTHAM GOLF CORP.

COMPANY OVERVIEW

   Upon completion of the proposed transaction, Gotham Golf Corp. (referred to in this document as GGC) will be a company involved in two lines of business:
(1) the acquisition, ownership and management of golf courses and related businesses and (2) the real estate and other businesses that were part of First Union prior to the completion of the proposed transaction. You will find a description of GGC's golf business below. See "Southwest Shopping Centers Co. II, L.L.C." and "The Proposed Transaction--Remaining Assets and Liabilities" for a description of GGC's non-golf business and assets and liabilities.

   GGC is a new corporation formed in contemplation of the proposed transaction by Gotham Golf Partners, L.P. (referred to in this document as GGP). As part of the transaction, Gotham Partners and its controlled affiliates, as well as other GGP equityholders, will contribute their respective limited partnership interests in GGP to GGC and their respective general partnership interests in GGP to a limited liability company that is wholly owned by GGC, in exchange for GGC common shares. As a result, upon completion of the proposed transaction, GGC will become the ultimate parent company and will directly and indirectly own 92.5% of the equity interests in GGP, and current management of GGP and their affiliates will own limited partnership interests representing the remaining 7.5% of the equity interests in GGP, all of which interests will be convertible into GGC common shares.

   Accordingly, the description below, which focuses on GGP's current operations and business strategy, is important in understanding GGC's business and operations upon completion of the proposed transaction. GGC will control GGP and will, at least initially, operate its golf businesses through GGP. However, you should understand that GGC may acquire, own or manage its golf and golf-related businesses directly through GGC or through subsidiaries or partnerships other than GGP. In addition, you should understand that GGC will hold assets and liabilities from First Union on account of the First Union merger. These assets and liabilities are described in "The Proposed Transaction--Remaining Assets and Liabilities."

LONG-TERM BUSINESS GOAL

   The goal of GGC is to increase the per share intrinsic value of the company by growing the per share free cash flow of the company at the highest possible rate. To accomplish this goal, GGC will seek to maximize cash flows from existing assets, and acquire new golf courses at prices that will allow GGC to earn high rates of return on invested capital. In addition, GGC intends to dispose of properties that are outside of its core-market area and reinvest the proceeds from such dispositions in golf courses in its core-market area.

THE GOLF BUSINESS

   GGP is a golf course acquisition, ownership and management company that operates 25 courses: 21 golf courses in the Mid-Atlantic region of the United States and another four golf courses in the Southeastern region of the United States. GGP owns a 100% interest in 23 of these courses and a 50% interest in another course, and leases one course with an obligation to purchase that course. With the exception of one private course and two semi-private courses, GGP's golf courses are daily-fee courses, which means that the courses are open to the public and generate revenues principally through greens fees, golf cart rentals, food and beverage operations, merchandise sales and practice facility charges.

   GGP focuses on the purchase of golf courses in its target Mid-Atlantic market in locations that have attractive demographics and that GGP believes will benefit from its comprehensive course operating system. Through numerous acquisitions, GGP has developed and refined a process for identifying attractive acquisitions, implementing turn-around programs and managing golf course operations profitably. GGP's overall course operating income margin was 45.4%, 46.0% and 46.2% for the years ended December 31, 1999, 2000 and 2001,

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

respectively. Course operating income margin means total revenue, less cost of sales, less course-level salaries and wages and course-level operating expenses. For this purpose, GGP calculates course-level operating expenses as total operating expenses less corporate overhead expenses, golf cart lease expenses, rental payments on GGP's one leased golf course and acquisition-related expenses. GGP is presenting information about course operating income margin because it is a common measurement of course-level financial contribution in the golf industry, and GGP believes that it is useful in understanding its business.

INDUSTRY BACKGROUND

  THE MID-ATLANTIC GOLF MARKET

   While GGP also owns and operates two golf courses in Florida, one course in Alabama and one course in North Carolina, which courses are currently held as assets held for sale, its current business strategy is to focus on the operation and acquisition of courses within approximately 250 miles of its headquarters in Hershey, Pennsylvania, primarily in Delaware, Maryland, New Jersey, Pennsylvania and Virginia. GGP refers to these states together as the Mid-Atlantic region.

   The development and growth in supply of golf courses increased nationally from 1991 to 2000, outpacing the growth in the number of golfers during that time period. However, GGC believes that golf is primarily a local business driven by regional supply and demand. According to a draft research report prepared in December 2000 by Stephen Malpezzi, an associate professor at the Center for Urban Land Economics Research at the University of Wisconsin-Madison, including data updated through 1998, 162 of the nation's 279 major metropolitan areas are under-supplied with golf courses, meaning that they have fewer courses than would be predicted by Professor Malpezzi's statistical analysis of various factors, including population, income, other demographic factors and climate. According to the report, these metropolitan areas have the equivalent of 1,187 fewer 18-hole golf courses than would be predicted. The same statistical analysis shows that another 117 metropolitan areas, by contrast, are over-supplied with golf facilities by the equivalent of 933 18-hole golf courses. Of the 25 metropolitan areas that the Malpezzi report identifies as the most under-supplied with golf courses, the following metropolitan areas are within GGP's core Mid-Atlantic market area:

                                                  UNDER-SUPPLY OF
                                                   18-HOLE GOLF
                                                      COURSE
          MARKET                                    EQUIVALENTS   RANK
          ------                                  --------------- ----
          Philadelphia, PA.......................      91.1         2
          Baltimore, MD..........................      62.9         3
          Newark, NJ.............................      30.5         8
          Washington, DC.........................      25.1        11
          Allentown, PA..........................      14.2        18
          Wilmington, DE.........................      11.2        21
          Lancaster, PA..........................       9.3        25

   Professor Malpezzi's draft report also identifies metropolitan areas that are oversupplied with golf courses. Of the 40 most over-supplied metropolitan areas, none are within GGP's core Mid-Atlantic market.

   There are approximately 998 daily-fee public or municipal golf courses in the Mid-Atlantic region. The Mid-Atlantic region is home to approximately 33.1 million people, representing approximately 12% of the U.S. population, and has an average household income of $64,645.

  OTHER TRENDS IN THE GOLF INDUSTRY

   While the number of golf courses in the United States has increased, ownership of golf courses in the United States is highly fragmented. The 20 largest owners of golf courses in the United States collectively own or lease less than 10% of the over 17,100 total courses in the country. GGC believes that this fragmentation of ownership

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

presents an opportunity for strategic acquisitions and consolidation of golf course ownership. Furthermore, GGC believes that the consolidation in ownership will provide opportunities to achieve economies of scale in owning and operating multiple golf courses in a single region, as well as opportunities for the application of professional financial management to improve the operation and financial performance of golf courses.

   The golf industry is shifting toward greater play on public golf courses rather than on private courses. From 1986 to 1999, the percentage of public golfers, defined as those golfers playing at least 51% of their annual rounds on public courses, has increased. The number of public golfers has increased from approximately 15 million, or 75.6% of the golf population, in 1986 to over 21 million, or 81.2% of the golf population, in 1999. In addition, the number of rounds played at public-access golf facilities, which means daily-fee or municipal courses, increased from 266.8 million, or 66.4% of all rounds played, in 1986 to 436.6 million, or 77.4% of all rounds played, in 1999. During the same period, the proportion of public courses increased from 61% of total courses to 72%. The number of rounds played at private courses decreased from
135.1 million, or 33.6% of all rounds played, in 1986 to 127.5 million, or 22.6% of all rounds played, in 1999. The following chart illustrates this trend.

                  NUMBER OF ROUNDS PLAYED--PUBLIC VS. PRIVATE


                                    [CHART]

        Private Golf Courses  Public Golf Courses
        --------------------  -------------------
1986             135.1               266.8
1999             127.5               436.6

GGP'S STRATEGY

   GGP's primary strategy is to take advantage of these market trends by focusing on the Mid-Atlantic market, maintaining its high operating margins, continuing to make strategic acquisitions, capitalizing on geographic concentration and leveraging the experience and quality of its management team. These business and operating strategies are summarized below:

  . FOCUS ON THE MID-ATLANTIC MARKET. GGP is currently focusing its efforts on growing its presence in the Mid-Atlantic market. GGP intends to sell its three courses in Florida and Alabama and to redeploy the associated capital and management resources to GGP's core Mid-Atlantic region. To that end, GGP sold Miami National Golf Club, located in Miami, Florida, in December 2001.

  . MAINTAIN ITS ATTRACTIVE OPERATING MARGINS. GGC attributes GGP's attractive operating margins in part to the comprehensive operating system that it has developed to manage its courses. GGP's operating

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

      system focuses on increasing revenue by maximizing course usage and ensuring a quality golf experience, while minimizing expenses through simplified operations and aggressive cost management. GGP pursues these goals through flexible operating hours, promotions and targeted capital improvements. GGP continually refines its operating systems by applying successful practices from individual courses to GGP's entire portfolio of courses.

  . CONTINUE TO MAKE STRATEGIC ACQUISITIONS. GGP has a history of successful acquisitions, having acquired numerous golf courses since its inception. GGP intends to leverage this experience by pursuing additional acquisitions primarily within its target Mid-Atlantic region. GGP may purchase individual courses or larger portfolios of properties. GGP seeks acquisitions where it can utilize its operating system to improve course performance and enhance course profitability. As a result of the fragmentation of the golf industry, combined with the recent well-publicized financial difficulties experienced by some of the larger owners, GGC believes that there will be increased opportunities to make attractive acquisitions of courses, potentially at discounts to replacement cost.

  . BENEFIT BY INCREASING ECOMOMIES OF SCALE. GGC believes that it has reached a significant operational scale such that new acquisitions in its core market area will not require meaningful additional corporate overhead expenditures. As a result, GGC believes that nearly all of the free cash flow generated from new acquisitions in its core market will be additive to the overall free cash flow of GGC.

  . CONTINUE TO CAPITALIZE ON GEOGRAPHIC CONCENTRATION. Twenty-one of GGP's courses are located within 250 miles of its headquarters in Hershey, Pennsylvania. This geographic concentration facilitates improved management oversight and allows GGP to share a broad range of costs among its properties. Many of GGP's courses are able to share equipment and staff and to accommodate overflow demand at other nearby GGP properties. GGC believes that this geographic concentration also improves the effectiveness of GGP's marketing efforts. GGP uses advertisements and has introduced the Gotham Golf Card, a loyalty card for frequent players at its courses, to build market share and encourage play at multiple GGP courses throughout its core market. For the 2001 golf season, GGP sold over 12,000 Gotham Golf Cards. For the 2002 golf season, GGP had sold over 14,500 Gotham Golf Cards as of March 31, 2002 and expects to sell a total of approximately 16,000 cards for the 2002 golf season.

  . LEVERAGE THE EXPERIENCE AND QUALITY OF GGP'S MANAGEMENT TEAM. GGP's management team has extensive experience in operating golf facilities efficiently and profitably and repositioning under-performing properties. The members of GGP's executive management team have an average of 16 years of experience in the golf industry. GGC believes that GGP's management team is well trained, experienced in their respective markets, knowledgeable about their properties and able to manage an expanded portfolio of golf courses. GGC attributes GGP's attractive course operating margins in part to the expertise and hands-on management style of GGP's management team.

KEY GGP MANAGEMENT TECHNIQUES

   GGP has assembled a skilled and experienced executive management team. GGP places great importance on recruiting and training skilled personnel, and GGP gives its on-site managers a high degree of fiscal responsibility and independence, staffing each property with an on-site manager who is responsible for the operations and profitability of the golf course. GGP staffs newly acquired golf courses either with a general manager who was trained as an assistant manager at another one of its courses or with the existing course manager who will learn GGP's systems and expectations from an experienced GGP manager. GGP attributes its high course operating margins in part to the disciplined oversight of its experienced regional managers and the experience of its hands-on executive management team.

   REVENUE. GGP views the management of tee times at its golf courses in a manner similar to how hotels view room availability or airlines view seating capacity. An unplayed tee time is permanently lost revenue, but

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

an incremental additional round has minimal marginal cost. Like airlines and hotels, GGP seeks to balance volume and price to maximize revenue. GGP's tee sheet management system is focused on the following goals:

  . MAXIMIZING USAGE. GGP's managers are trained to maximize golf play by developing programs to fill the course during both peak and off-peak hours. Key tools for the managers are promotions and advertising for off-peak hours, flexibility in pricing to generate additional off-peak golf rounds, and development of business outings and golf leagues. In addition, GGP's courses have flexible hours of operations, daylight and weather permitting. As a result, GGP's courses often generate additional rounds and the associated incremental revenues in the early morning and the late evening and when other courses may be closed for the winter.

  . ENSURING A QUALITY EXPERIENCE. A primary element of GGP's philosophy is to ensure that each visit to a GGP facility is a high-quality experience. The majority of GGP's golf rounds are played by repeat customers. GGP strives to provide its customers with a comfortable, relaxed, friendly and fun environment that encourages them to return for future rounds of golf. GGP's goal is to ensure that each course is well maintained, that the clubhouse is clean and comfortable and that the staff is friendly and courteous. Through this emphasis on quality, GGP believes that it gains the loyalty of its golfers, promotes repeat business and generates increased food and beverage sales.

   EXPENSE MANAGEMENT. GGP's aggressive approach to expense management includes the following key elements:

  . SIMPLIFIED OPERATIONS. One of the fundamental elements of GGP's cost management program is to keep its operations simple. With the exception of its one private course, GGP avoids operating expensive, low-margin facilities such as tennis clubs and swimming pools, either by selling such facilities or by leasing them to third-party managers so that GGP can maintain its focus on golf operations. Similarly, most of GGP's facilities have a simple food and beverage operation focused on snacks and grilled items rather than more elaborate prepared dishes. This approach results in lower costs and an easier operation to manage.

  . HANDS-ON COURSE MANAGERS AND CROSS-FUNCTIONAL EMPLOYEES. GGP trains all of its managers to know each of the jobs on the course, from maintenance to direct customer service to administration. This training and experience gives each manager the expertise necessary to control costs in each aspect of course operations and to deliver a high-quality experience for GGP's customers. In addition, this training provides direct expense control because GGP's managers and golf pros are able to arrange tee times, serve refreshments, help with golf carts and otherwise perform whatever tasks that are required to satisfy GGP's players and promote the efficient operation of its courses.

  . HANDS-ON EXECUTIVE AND REGIONAL MANAGEMENT. GGP's executives and regional managers regularly visit their properties, walk the golf courses and review results. Drawing upon their years of experience, they are able to help less experienced property managers control their costs, enhance their revenues and maintain their facilities. On-site managers provide detailed daily reports containing revenue and expense statistics that assist the regional managers in quickly identifying positive and negative trends.

   ACQUISITIONS. GGP targets well-located, underperforming courses that meet its general acquisition criteria. Historically, GGP has acquired courses throughout the eastern United States, but GGP intends to focus primarily on the Mid-Atlantic region where it can cluster its properties, positioning it to achieve operating efficiencies, cross-marketing opportunities and superior market knowledge. Because of the concentration of GGP's courses in the Mid-Atlantic region, GGP brings significant regional market knowledge to the acquisition process. While the guiding principle for all of GGP's acquisitions is an attractive return on investment, the criteria that GGP uses to help determine its potential returns include:

  .   acquisition price;

  .   course location and visibility;

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

  .   size and demographics of the surrounding population base;

  . course condition, current operating costs and required capital improvements;

  .   the location, quality and price of local competition; and

  . seasonal conditions that will affect the play and maintenance of the course.

   Before acquiring a course, GGP performs market analysis to determine if the surrounding population base is sufficient to support that course. In addition, GGP obtains a detailed demographic study of the local population to assist it in determining the likelihood that golf is a sport of preference for that population. When evaluating the condition of a course, GGP looks for operating inefficiencies that can be corrected, potential capital improvements that will enhance course quality and increase revenue and other operational problems that can be improved by GGP's professional management. GGP analyzes the local competition by focusing on the condition of a competitor's golf course, its level of service and its pricing levels. GGP then determines whether it believes that it can provide a better product at a more competitive price while achieving desired operating margins at the target location. Finally, GGP reviews potential marketing options and considers how the number of rounds played might be increased, what fees can be charged and how increases might be restricted.

   CAPITAL EXPENDITURES AND OPERATING IMPROVEMENTS. Capital expenditures and operating improvements are an important part of GGP's approach to improving acquired courses.

  . CAPITAL EXPENDITURES. Following an acquisition, GGP identifies capital improvements that are targeted and prioritized to maximize the impact on safety, health, and the quality of play at the course. All capital projects are managed centrally at GGP's headquarters, which allows GGP to monitor its capital expenditures and to prioritize their allocation among its courses.

  . OPERATING IMPROVEMENTS. In addition to staffing a professional on-site general manager and a course superintendent immediately upon acquisition of a golf course, GGP also implements uniform cash control and accounting and management information systems. While initial improvements are being made, GGP focuses on developing marketing plans to increase revenue and budgets to control costs. Marketing plans focus on increasing rounds played and include increasing seniors' play during weekday mornings, increasing league and tournament play, extending special rates to fill weekday afternoons and developing promotions to increase golf cart rentals. GGP contacts its potential customers through direct mail advertising and through promotions in newspapers, radio and other local publications.

PROPERTIES

  LOCATION AND DESCRIPTION OF COURSES

   The 25 golf courses GGP operates are summarized in the following table:

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

                        GOLF COURSE PORTFOLIO OVERVIEW

                                                                                                                       TYPE OF
                                           CITY          STATE      HOLES   PAR         YARDAGE      COURSE RATING     COURSE
                                      -------------- -------------- ----- -------- ----------------- --------------  ------------
MIDDLE ATLANTIC REGION
    PHILADELPHIA AND SOUTHERN NEW JERSEY
    1   Fox Hollow Golf Club          Quakertown     Pennsylvania    18         71             6,613           70.2  Daily Fee
    2   Maple Ridge Golf Club         Sewell         New Jersey      18         71             6,380           71.3  Daily Fee
    3   Wild Oaks Golf Club           Salem          New Jersey      27   36-36-36 3,427/3,206/3,299 71.4/70.2/71.0  Daily Fee
    POCONO REGION, PENNSYLVANIA
    4   Edgewood in the Pines         Drums          Pennsylvania    18         72             6,721           71.9  Daily Fee
    5   Four Seasons Golf Club        Exeter         Pennsylvania    18         70             5,524           64.5  Daily Fee
    6   Mountain Laurel Golf Club     White Haven    Pennsylvania    18         72             6,868           72.3  Daily Fee
    CENTRAL PENNSYLVANIA
    7   The Bridges                   Abbottstown    Pennsylvania    18         72             6,713           71.7  Daily Fee
    8   Greencastle Greens Golf Club  Greencastle    Pennsylvania    18         72             6,892           72.6  Daily Fee
    9   Hawk Lake Golf Club           York           Pennsylvania    18         71             6,611  As renovated,  Daily Fee
                                                                                                      not yet rated

    10  Honey Run Golf Club           York           Pennsylvania    18         72             6,797           72.4  Daily Fee
    11  Monroe Valley Golf Club       Jonestown      Pennsylvania    18         72             7,015           72.3  Daily Fee
    12  Royal Oaks Golf Club          Lebanon        Pennsylvania    18         71             6,747           72.4  Daily Fee
    I-70/I-270 CORRIDOR, MARYLAND
    13  Bear Creek Golf Club          Westminster    Maryland        18         71             6,319           70.6  Daily Fee
    14  The Links at Challedon        Mt. Airy       Maryland        18         72             6,709           71.3  Daily Fee
    15  Glade Valley Golf Club        Walkersville   Maryland        18         72             6,787           72.5  Daily Fee
    16  West Winds Golf Club          New Market     Maryland        18         72             6,525           72.2  Semi-Private
    WASHINGTON, D.C. METROPOLITAN AREA
    17  Fairfax National Golf Club    Centreville    Virginia        27      72/37       6,921/3,556      73.2/36.6  Semi-Private
    18  Lake Arbor Golf Club          Mitchellville  Maryland        18         72             6,359           73.1  Daily Fee
    19  Montgomery Country Club       Laytonsville   Maryland        18         72             6,713           72.5  Private
    20  Robin Dale Golf Club          Brandywine     Maryland        18         72             6,667           71.3  Daily Fee
    PITTSBURGH, PENNSYLVANIA
    21  Hickory Heights Golf Club     Bridgeville    Pennsylvania    18         72             6,531           71.6  Daily Fee

SOUTHEASTERN REGION
    22  Montgomery National Golf Club Montgomery     Alabama         18         72             7,115           73.2  Daily Fee
    23  St. James Golf Club           Port St. Lucie Florida         18         72             6,838           72.5  Daily Fee
    24  California Golf Club          N. Miami Beach Florida         18         72             6,670           70.9  Daily Fee
    25  Sapphire Mountain Golf Club   Cashiers       North Carolina  18         70             6,185           69.3  Daily Fee

         YEAR OPENED
        -------------
MIDDLE ATLANTIC REGION
    PHILADELPHIA AND SOUTHERN NEW JERSEY
    1                                             1958
    2                                             1956
    3                                             1968
    POCONO REGION, PENNSYLVANIA
    4                                             1969
    5                                             1960
    6                                             1969
    CENTRAL PENNSYLVANIA
    7                                             1995
    8                                             1991
    9                                             1948
                                          renovated in
                                        2000 and 2001)
    10                                            1969
    11                                            1968
    12                                            1992
    I-70/I-270 CORRIDOR, MARYLAND
    13                                            1989
    14                                            1996
    15                                            1991
    16                                            1971
    WASHINGTON, D.C. METROPOLITAN AREA
    17                                            1959
    18                                            1969
    19                                            1963
    20                                            1964
    PITTSBURGH, PENNSYLVANIA
    21                                            1992

SOUTHEASTERN REGION
    22                                            1977
    23                                            2000
    24                                            1979
    25                                            1981

   As part of GGP's business strategy to acquire and operate golf courses in concentrated geographic regions, GGP has clustered its acquisitions in the following regions:

  .   Philadelphia and Southern New Jersey;

  .   Pocono Region, Pennsylvania;

  .   Central Pennsylvania;

  .   I-70/I-270 Corridor, Maryland;

  .   Washington, D.C. Metropolitan Area; and

  .   Pittsburgh, Pennsylvania.

  PHILADELPHIA AND SOUTHERN NEW JERSEY AREA

  . FOX HOLLOW GOLF CLUB--QUAKERTOWN, PENNSYLVANIA. This 6,613-yard, par 71 course was designed by Dick Gordon and opened in 1958. Fox Hollow offers a practice facility with grass tees, a practice putting green, a golf shop and a grill room.

  . MAPLE RIDGE GOLF CLUB--SEWELL, NEW JERSEY. This 6,380-yard, par 71 golf course opened in 1956. Maple Ridge is located a short distance from downtown Philadelphia in Gloucester County, part of the Philadelphia metropolitan area. Maple Ridge offers an outing tent for corporate or private events, a practice facility, a golf shop and a grill room.

  . WILD OAKS GOLF CLUB--SALEM, NEW JERSEY. This course was designed by Joe Hassler and features 27 holes, with each 18-hole combination playing at approximately 6,500 yards. Located in southern New Jersey, Wild Oaks attracts players from surrounding counties such as Salem, Gloucester, Cumberland and Camden. The club offers a golf shop, a grill room and an outing tent for hosting corporate and private outings.

  POCONO REGION, PENNSYLVANIA

  . EDGEWOOD IN THE PINES--DRUMS, PENNSYLVANIA. Conveniently located just off Interstate 81 at the base of Butler Mountain in the foothills of the Pocono Mountains, Edgewood is a 6,721-yard, par 72 layout. Edgewood also features an 11,000-square foot banquet facility and clubhouse containing a golf shop and a grill room. The market area for Edgewood includes Wilkes-Barre/Scranton and Hazelton, Pennsylvania, as well as New York and New Jersey.

  . FOUR SEASONS GOLF CLUB--EXETER, PENNSYLVANIA. Four Seasons Golf Club is a 5,524-yard, par 70, 18-hole course situated between the metropolitan areas of Wilkes-Barre and Scranton. Four Seasons also offers a golf shop and a grill room with seating for over 125 people.

  . MOUNTAIN LAUREL GOLF CLUB--WHITE HAVEN, PENNSYLVANIA. Designed by noted golf course architect Geoffrey Cornish, Mountain Laurel is a 6,868-yard, par 72, 18-hole course. The club offers a grass practice facility and short game area with both putting green and practice chipping area and bunker. Mountain Laurel is accessible from Interstates 80 and 81 and is less than a one-hour drive from Philadelphia, New York and New Jersey.

  CENTRAL PENNSYLVANIA

  . THE BRIDGES--ABBOTTSTOWN, PENNSYLVANIA. The Bridges is a 6,713-yard 18-hole, par 72 course rated by Washington Golf Monthly as a "Top 100 Must Play Golf Course of the Mid-Atlantic" in March 2002. The course derives its name from the ten wooden bridges located on the course that allow the surrounding woodlands and wetlands to remain undisturbed. The clubhouse, a refurbished 1800's furniture factory, offers a restaurant and large, open-air deck overlooking the course, as well as a

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

      13-room hotel facility upstairs for golf vacationers. The course draws golfers from the Philadelphia, Baltimore and Washington, D.C. metropolitan areas.

  . GREENCASTLE GREENS GOLF CLUB--GREENCASTLE, PENNSYLVANIA. Greencastle is a 6,892-yard, par 72, 18-hole golf course located in a rural setting in south-central Pennsylvania. Greencastle features a golf shop and a practice facility with four target greens surrounded by water, a large putting green and practice bunker.

  . HAWK LAKE GOLF CLUB--YORK, PENNSYLVANIA. Hawk Lake Golf Club is located in the heart of York's business district. Originally opened in 1948, the course underwent a comprehensive re-design and renovation in 2000 and 2001. The course now offers large elevation changes and rebuilt greens and bunkers, and the course was lengthened to 6,611 yards.

  . HONEY RUN GOLF CLUB--YORK, PENNSYLVANIA. Honey Run Golf Club opened in 1971 and features a 6,797-yard, par 72 course. Honey Run also offers a 4,400-square foot clubhouse with golf shop and a grill room.

  . MONROE VALLEY GOLF CLUB--JONESTOWN, PENNSYLVANIA. Opened in 1968, Monroe Valley is a 7,015-yard, par 72, 18-hole course located in a valley created by the Blue Mountains. Accessible from the Pennsylvania Turnpike, the course features a recently renovated clubhouse and a new irrigation system.

  . ROYAL OAKS GOLF CLUB--LEBANON, PENNSYLVANIA. Royal Oaks Golf Club features bent grass greens, tees and fairways, with four sets of teeing areas to accommodate golfers of all skill levels. This par 71, 18-hole course measures 6,747 yards. The course features a large practice facility with a natural grass practice tee, a putting green and short game area featuring a chipping green with sand bunkers. The club offers a newly renovated 4,500-square foot banquet facility to host corporate and private golf outings, wedding receptions and other special events.

  I-70/I-270 CORRIDOR, MARYLAND

  . BEAR CREEK GOLF CLUB--WESTMINISTER, MARYLAND. Bear Creek is a 6,319-yard, par 71, 18-hole course, opened in 1989. Club amenities include a clubhouse and a grill room.

  . LINKS AT CHALLEDON CLUB--MT. AIRY, MARYLAND. Opened in the summer of 1996, Links at Challedon is a 6,709-yard, par 72, 18-hole course, designed by Brian Ault. The 3,800-square foot clubhouse features a golf shop and a grill room. The club also offers a practice area including driving range, two putting greens and chipping green with practice bunker.

  . GLADE VALLEY GOLF CLUB--WALKERSVILLE, MARYLAND. Located on gently rolling terrain in the foothills of the Catoctin Mountains, Glade Valley is an 18-hole, par 72 course that measures 6,787 yards.

  . WESTWINDS GOLF CLUB--NEW MARKET, MARYLAND. WestWinds was built in 1971 and is located in Frederick County, Maryland. The par 72, 18-hole course measures 6,525 yards and winds through a growing residential community. Club amenities include a clubhouse with a golf shop and grill room and an outing facility with seating capacity for 150 people.

  WASHINGTON, D.C. METROPOLITAN AREA

  . FAIRFAX NATIONAL GOLF CLUB--CENTREVILLE, VIRGINIA. Fairfax National is a 27-hole course located approximately 10 miles west of the Washington Beltway in Fairfax County, Virginia. Fairfax National offers a clubhouse with a golf shop, a grill room and a covered patio overlooking the golf course. Because of its 27 holes, Fairfax National is a popular location for large golf outings and tournaments in Northern Virginia.

  . LAKE ARBOR GOLF CLUB--MITCHELLVILLE, MARYLAND. Lake Arbor is a 6,359-yard, par 72, 18-hole course located two miles outside the Washington Beltway. Lake Arbor offers a clubhouse, a golf shop, a grill room and a lighted practice center.

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

  . MONTGOMERY COUNTRY CLUB--LAYTONSVILLE, MARYLAND. Montgomery Country Club is a private country club located in Montgomery County, Maryland. This par 72, 18-hole course measures 6,713 yards. Montgomery Country Club has hosted the Kemper Open qualifier annually since 1986 and was a U.S. Open qualifying site in 1994.

  . ROBIN DALE GOLF CLUB--BRANDYWINE, MARYLAND. This 6,667-yard, par 72, 18-hole course is situated on 171 acres in a suburban community just south of the nation's capital in Prince George's County. The club offers a practice facility with chipping green and putting green and a 4,200-square foot clubhouse with a golf shop and a grill room.

  PITTSBURGH, PENNSYLVANIA

  . HICKORY HEIGHTS GOLF CLUB--BRIDGEVILLE, PENNSYLVANIA. Located in the hills of southwestern Pennsylvania, a short distance outside Pittsburgh, Hickory Heights features a clubhouse with seating for nearly 150 individuals and a par 72, 18-hole golf course that measures 6,531 yards.

OWNERSHIP OF COURSES

   GGP owns, either directly or indirectly, 100% of each of its courses, with two exceptions. GGP leases The Bridges and has an obligation to buy the course for a specified purchase price on or before December 2003. GGP has a 50% interest in the limited liability company that owns the California Golf Club.

COMPETITION

   GGP's golf courses compete for players from other golf courses located in the same geographic areas, including golf courses owned by municipalities or other third parties. The number and quality of golf courses in a particular area could have a material effect on the revenues of GGP's golf courses. In addition, GGP's revenues will be affected by a number of factors including the demand for golf and the availability of other forms of recreation.

   GGP also competes for the acquisition of golf courses and related facilities with other purchasers of golf courses, including other golf course acquisition companies. Although GGC believes that the fragmentation of ownership in the golf course industry provides an opportunity for GGP's selective acquisition of quality golf courses, the market for acquisitions remains competitive.

GOVERNMENT REGULATION

   ENVIRONMENTAL MATTERS. GGP owns or leases the real estate upon which its golf courses are situated, and its operations involve the use and storage of various hazardous materials, such as herbicides, pesticides, fertilizers, batteries, solvents, motor oil and gasoline. Because GGP owns and operates real estate and uses hazardous materials in its operations, GGP's business is subject to various federal, state and local laws, ordinances and regulations regarding environmental conditions under which an owner or operator of real property may become liable for the costs of removal or remediation of any hazardous substances stored or released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of hazardous substances. The presence of hazardous substances, or the failure to remediate environmentally hazardous conditions properly, may adversely affect GGP's ability to sell the affected real estate or to borrow using such real estate as collateral.

   To date, GGC has not been notified by any governmental authority of any material non-compliance, liability or other environmental claim in connection with any of GGP's golf courses. GGC is not aware of any other environmental condition with respect to any of GGP's golf courses that is likely to be material to its business.

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

GGP conducted at least preliminary environmental assessments in connection with the acquisition of each of its properties. These assessments generally involved an examination of public records for ownership, use and current permitting status, site visits, visual inspections for indications of contamination or potential contamination and interviews with the on-site managers, but generally did not involve invasive procedures, such as soil sampling or ground water analysis. GGC cannot assure you that these assessments would reveal all potential environmental liabilities, that no prior owner or adjacent landowner created any material environmental condition not known to GGC or that future uses or conditions, or changes in applicable environmental laws and regulations, will not result in imposition of environmental liability on GGC.

   LICENSING REGULATIONS FOR FOOD AND ALCOHOL. GGP is subject to state and local government regulations relating to the preparation and sale of food and alcoholic beverages, such as health and liquor license laws. Some state and local regulations for liquor licenses require that a specified percentage of the capital stock of the legal entity owning the liquor license be held by a resident of the locality. In these cases, GGP typically enters into an arrangement with a special purpose entity holding the applicable liquor license in order to allow the sale of alcoholic beverages at GGP's course. The failure to obtain and to maintain alcoholic beverages licenses, health permits or other operating licenses could adversely affect the ability of the affected course and GGP to generate revenues.

   REGULATIONS REGARDING WATER USAGE. GGP is subject to state and local government regulations relating to water usage at its courses. Changes in state and local government regulations relating to water usage, for example in response to a drought or other water shortage, could restrict GGP's supply of available irrigation water at the affected course or courses. The failure to obtain and to maintain water usage permits providing a sufficient supply of irrigation water could adversely affect the operations of the affected course or courses and thus could negatively affect the ability of the affected course or courses and GGP to generate revenues.

   GENERAL. GGP is subject to the Fair Labor Standards Act, federal and state anti-discrimination laws and various state laws governing such matters as minimum wage requirements, overtime and other working conditions, as well as citizenship requirements. A number of GGP's employees receive the federal minimum wage, and any increase in the federal minimum wage would increase GGP's labor costs. In addition, GGP is subject to "dram-shop" laws in some of the states in which GGP operates, which provide a person injured by an intoxicated individual with a cause of action for damages against an establishment that wrongfully served alcoholic beverages to the intoxicated individual. GGP's properties are also subject to the Americans with Disabilities Act of 1990, which generally requires that public facilities such as clubhouses and recreation areas be made accessible to people with disabilities. Noncompliance could result in imposition of fines or an award of damages to private litigants. GGP has undertaken, where necessary, a capital-improvement program to cause the public facilities at its golf courses to comply with the American with Disabilities Act of 1990. To date, expenditures for the modifications and improvements have not been material.

SEASONALITY

   Seasonal weather conditions limit the playing season at most of GGP's golf courses. As a result, the second and third quarters of the year tend to account for a greater portion of GGP's revenue and operating income than do the first and fourth quarters of the year. This seasonal pattern, as well as the timing of new course purchases or leases, may cause GGP's results of operations to vary significantly from quarter to quarter.

EMPLOYEES

   At March 31, 2002, GGP had a total of 485 part-time and full-time employees, including 22 who perform corporate and administrative functions. GGP typically employs a significant number of additional part-time seasonal employees at its courses during the second and third quarters of the year. None of GGP's employees is represented by a labor union. GGP believes that its relations with its employees are good.

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

LEGAL PROCEEDINGS

   GGP is subject to a variety of legal proceedings arising in the ordinary course of owning and operating golf courses, including proceedings relating to personal injury and property damage. GGP is not currently involved in any legal proceedings that GGC believes would be likely to have a material adverse effect on its financial condition or results of operations.

DIRECTORS AND EXECUTIVE OFFICERS

   The following table shows information about GGC's executive officers and directors upon the completion of the proposed transaction, including their ages as of April 30, 2002:

     NAME                 AGE POSITION
     ----                 --- --------
     William A. Ackman... 35  Chairman
     R. Daniel Mays...... 43  Chief Executive Officer
     John Caporaletti.... 31  President and Chief Operating Officer
     Peter H. Frost...... 55  Chief Financial Officer
     William F. Leahy.... 46  Vice President, General Counsel and Secretary
     Michael S. Armel.... 34  Vice President
     Andrew C. Bonus..... 39  Vice President
     Timothy L. Barefield 40  Director Designee
     Dominic L. Chila.... 57  Director Designee
     Talton R. Embry..... 55  Director Designee
     Harvey S. Klein..... 70  Director Designee
     Anthony E. Meyer.... 40  Director Designee
     Allen J. Model...... 56  Director Designee

   WILLIAM A. ACKMAN       Upon completion of the proposed transaction, Mr.
   Chairman                Ackman will be Chairman of the GGC board of
                           directors. Mr. Ackman has been a member of the
                           Executive Committee of GGP since May 1997. Mr.
                           Ackman also has served as Chairman of the First
                           Union board of trustees since June 1998, and as
                           Chairman of Imperial Parking Corporation, a North
                           American parking management company listed on the
                           American Stock Exchange, since March 2000. Mr.
                           Ackman has served as co-investment manager of
                           Gotham Partners, L.P. since January 1993, Gotham
                           Partners International, Ltd. since January 1998
                           and Gotham III, L.P. since July 1998.

   R. DANIEL MAYS          Upon completion of the proposed transaction, Mr.
   Chief Executive Officer Mays will be the Chief Executive Officer and a
   and Director            director of GGC. Mr. Mays has served as the Chief
                           Executive Officer of GGP since July 1996. Mr.
                           Mays co-founded the predecessor to GGP in August
                           1996 and has served as a member of the Executive
                           Committee of GGP since May 1997. From August 1994
                           to July 1996, Mr. Mays served as a consultant to
                           various owners and operators of golf courses. He
                           served as Vice President of Operations for KSL
                           Fairways, a golf course ownership and management
                           firm, from April 1992 to July 1994. He was
                           Director of Golf at the Doral Resort in Miami,
                           Florida from January 1989 to April 1992. From
                           January 1981 to January 1989, Mr. Mays was
                           Director of Golf Operations for Lennar Management
                           Corporation, a public property management firm.
                           Mr. Mays is a former PGA professional.

   JOHN CAPORALETTI        Upon completion of the proposed transaction, Mr.
   President and Chief     Caporaletti will be the President and Chief
   Operating Officer       Operating Officer of GGC. He has served as the
                           President and Chief Operating Officer of GGP
                           since January 2000, and served as a Vice
                           President of GGP from August 1997 to January
                           2000. From September 1996 through August 1997, he
                           served as Executive Vice President for Fore Golf
                           Services, a golf course ownership and management
                           company. From 1986 to 1996, Mr. Caporaletti
                           worked for KSL Fairways and its predecessor in a
                           variety of positions, including General Manager
                           for a golf course located in central Pennsylvania
                           and later as District Manager responsible for
                           courses located in Virginia, Tennessee, Wisconsin
                           and Pennsylvania.

   PETER H. FROST          Upon completion of the proposed transaction, Mr.
   Chief Financial Officer Frost will be the Chief Financial Officer of GGC.
                           Mr. Frost has served as the Chief Financial
                           Officer of GGP since January 2002. He was Chief
                           Financial Officer from September 2000 to January
                           2002, and Vice President, Finance from April 1999
                           until August 2000, at The Boyd's Collection,
                           Ltd., a giftware designer and wholesaler. From
                           1992 to March 1999, Mr. Frost was Corporate
                           Controller at Enesco Corporation, a giftware
                           designer and wholesaler.

   WILLIAM F. LEAHY        Upon completion of the proposed transaction, Mr.
   Vice President, General Leahy will be the Vice President, General Counsel
   Counsel and Secretary   and Secretary of GGC. Mr. Leahy has served as the
                           General Counsel of GGP since October 2000. Prior
                           to that time, Mr. Leahy was a Senior Partner at
                           the law firm Hale and Dorr LLP, Washington, D.C.,
                           where he practiced in the real estate department
                           from 1985 until October 2000.

   MICHAEL S. ARMEL        Upon completion of the proposed transaction, Mr.
   Vice President          Armel will be a Vice President of GGC. Mr. Armel
                           has served as a Vice President of GGP since June
                           1998. He served as Executive Vice President of
                           Fore Golf Services, a golf course ownership and
                           management company, from October 1996 to June
                           1998. He served as a General Manager at several
                           KSL Fairways properties from 1992 to October 1996.

   ANDREW C. BONUS         Upon completion of the proposed transaction, Mr.
   Vice President          Bonus will be a Vice President of GGC. Mr. Bonus
                           has served as a Vice President of GGP since March
                           1998. From December 1993 to February 1998, Mr.
                           Bonus was a Regional Manager with KSL Fairways.
                           Mr. Bonus is a former PGA professional.

   TIMOTHY L. BAREFIELD    Mr. Barefield has agreed to join the GGC board of
   Director Designee       directors following the completion of the
                           proposed transaction. Since February 2000, Mr.
                           Barefield has worked for Giftcertificates.com, an
                           online incentives and gift certificates company,
                           in a variety of positions, including currently
                           serving as its Chief Operating Officer. From June
                           1999 to February 2000, Mr. Barefield served as
                           Vice President of Human Resources for Swissotel
                           Management Corporation, a hotel management
                           company. From August 1997 to June 1999, Mr.
                           Barefield served as Vice President of Human
                           Resources for Accor North America, Inc., a hotel
                           management company. From August 1995 to August
                           1997, Mr. Barefield served as Director of Human
                           Resources for Delray Farms, a retail food
                           company. Gotham Partners is a significant
                           investor in Giftcertificates.com.

   DOMINIC L. CHILA        Mr. Chila has agreed to join the GGC board of
   Director Designee       directors following the completion of the
                           proposed transaction. Since 1978, Mr. Chila has
                           served as President of DLC Management Group Inc.,
                           a company that manages parking lots and garages.
                           DLC Management Group Inc. is a subsidiary of
                           Imperial Parking Corporation, a company in which
                           Mr. Ackman serves as Chairman. Since 1974, Mr.
                           Chila served as a Senior Partner of Chila & Co.,
                           a certified public accounting firm.

      TALTON R. EMBRY   Mr. Embry has agreed to join the GGC board of
      Director Designee directors following the completion of the proposed transaction. Mr. Embry joined Magten
                        Asset Management, a private investment management
                        company, in 1978 and has served as its Chairman
                        since 1998. Mr. Embry serves as chief investment
                        officer for Magten Asset Management's clients.
                        Mr. Embry serves as a director of Salant
                        Corporation and BDK Holdings, Inc. and a trustee
                        of Imperial Parking Corporation and First Union.

      HARVEY S. KLEIN   Mr. Klein has agreed to join the GGC board of
      Director Designee directors following the completion of the proposed transaction. Since 1975, Mr. Klein has
                        served as President and Chief Executive Officer
                        of JA-VA Inc., a real estate leasing and
                        development company. From 1975 to 1980, Mr. Klein
                        also served as President and Chief Executive
                        Officer of JS Raub Shoe Corp., a retail chain of
                        shoe stores. Mr. Klein and certain of his
                        affiliates are investors in Gotham Partners.

      ANTHONY E. MEYER Mr. Meyer has agreed to join the GGC board of Director Designee directors following the completion of the proposed transaction. Since January 2000, Mr.
                        Meyer has served as Chairman of Meyer and Co.
                        L.L.C., a diversified merchant banking firm. From
                        January 1994 to December 1999, Mr. Meyer served as Managing Director in the real estate division of Lazard Freres & Co. LLC, an investment banking firm. Mr. Meyer is an investor in Gotham Partners.

      ALLEN J. MODEL    Mr. Model has agreed to join the GGC board of
      Director Designee directors following the completion of the proposed transaction. Since January 1993, Mr.
                        Model has served as an International Consultant
                        with Overseas Strategic Consulting, Ltd., an
                        international consulting company providing
                        privatization assistance and public information
                        services in Russia and the Newly Independent
                        States. Since January 1988, Mr. Model has acted
                        as a private investor on behalf of himself and a
                        number of investment entities.

EXECUTIVE COMPENSATION

   This table shows information about the compensation paid to GGC's chief executive officer and each of GGC's four other most highly compensated executive officers (collectively referred to in this document as the NAMED EXECUTIVES), by GGP for the fiscal year ended December 31, 2001. In this table, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

                          SUMMARY COMPENSATION TABLE

                                                            ANNUAL
                                                         COMPENSATION
                                                         -------------
          NAME AND PRINCIPAL POSITION                    YEAR  SALARY
          ---------------------------                    ---- --------
          R. Daniel Mays................................ 2001 $300,000
           CHIEF EXECUTIVE OFFICER
          John Caporaletti.............................. 2001  254,000
           PRESIDENT AND CHIEF OPERATING OFFICER
          William F. Leahy.............................. 2001  350,000
           VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
          Michael S. Armel.............................. 2001  100,000
           VICE PRESIDENT
          Andrew C. Bonus............................... 2001  100,000
           VICE PRESIDENT

SUMMARY OF THE GGC 2002 STOCK OPTION PLAN

   The purpose of the 2002 Stock Option Plan is to give GGC a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide GGC and its subsidiaries and affiliates with a Stock Option Plan providing incentives directly linked to the profitability of GGC's businesses and increases in shareholder value.

  ADMINISTRATION

   The 2002 Stock Option Plan will be administered by the Compensation Committee of the GGC board of directors or such other committee as the GGC board of directors may from time to time designate (any such committee referred to in this document as the COMMITTEE), in accordance with the 2002 Stock Option Plan.

   The Committee will have the authority, subject to the terms of the 2002 Stock Option Plan to determine participants in the plan, determine whether options granted will be incentive or nonqualified options, determine and modify the terms of options (including vesting) from time to time, to determine the extent to which options will be settled for cash. The Committee will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the 2002 Stock Option Plan as it will from time to time deem advisable, to interpret the terms and provisions of the 2002 Stock Option Plan and any stock option issued under the 2002 Stock Option Plan (and any agreement relating thereto) and to otherwise supervise the administration of the 2002 Stock Option Plan.

  SHARES SUBJECT TO PLAN

   The maximum number of GGC common shares that may be delivered to participants and their beneficiaries under the 2002 Stock Option Plan will be a number equal to 10% of the shares outstanding as of the effective time of the mergers (although the stock options to be granted in connection with the proposed transaction will not cover in excess of a number equal to 7.5% of the shares outstanding as of the effective time of the mergers). Under the 2002 Stock Option Plan, no participant may be granted stock options covering in excess of a number equal to 7.5% of the shares outstanding as of the effective time of the mergers GGC common shares in any fiscal year of GGC. This per-participant limit will be construed and applied consistently with Section 162(m) of the Internal Revenue Code of 1986, as amended.

   In the event of certain changes in corporate capitalization, the Committee or GGC board of directors may make substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the 2002 Stock Option Plan, the maximum limitation upon stock options to be granted to any participant, the number, kind and option price of shares subject to outstanding stock options, and/or other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion.

  OPTIONS

   Options may be granted to employees, directors and consultants of GGC, or its subsidiaries or affiliates. The Committee may grant incentive stock options or nonqualified stock options under the 2002 Stock Option Plan. Grants of incentive stock options will be subject to the restrictions of the Internal Revenue Code and the applicable regulations thereunder. Stock options will be evidenced by option agreements, the terms and provisions of which may differ. An option agreement will indicate on its face whether it is intended to be an agreement for an incentive stock option or a nonqualified stock option.

   The exercise price of options granted under the 2002 Stock Option Plan will not be less than the fair market value of the GGC common shares subject to the stock option. Except for adjustments to reflect changes in GGC's capital structure, neither the GGC board of directors nor the Committee will have the power to (i) reduce the per-share option price of a stock option below the fair market value of a GGC common share on the date of grant of the stock option, or (ii) cancel any stock options in exchange for new stock options with a lower per-share option price. The Committee will fix the term of each stock option, but no incentive stock option will be exercisable more than 10 years after the date the stock option is granted. Stock options will be exercisable at the time or times and subject to such terms and conditions as determined by the Committee.

   On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the GGC common shares for which a stock option is being exercised by paying the optionee an amount, in cash or GGC common shares, equal to the excess of the fair market value of the GGC common shares over the option price times the number of GGC common shares for which the option is being exercised on the effective date of such cash-out.

   The Committee may from time to time establish procedures pursuant to which an optionee may elect to defer, until a time or times later than the exercise of a stock option, receipt of all or a portion of the GGC common shares subject to such stock option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee will determine.

  TERMINATION OF EMPLOYMENT OR SERVICE

   Unless determined otherwise by the Committee or provided otherwise in an applicable option agreement, the options will be subject to the following limitations following a termination of employment or service. Special terms may apply in the event an optionee dies after termination of employment while holding stock options. In no event will options be exercisable beyond their stated term.

  . If an optionee's employment or service is terminated by reason of death, any stock option held by such optionee may thereafter be exercised until the first anniversary of termination of employment or service.

  . If an optionee's employment or service is terminated by reason of disability or retirement, any vested stock option held by such optionee may thereafter be exercised by the optionee until the second anniversary of termination of employment or service.

  . If an optionee's employment or service is terminated for cause, all stock options held by such optionee will thereupon terminate and if an optionee's employment or service is terminated for any reason other than cause, death, disability, or retirement, any vested stock option held by such optionee may be exercised for three months from the date of such termination of employment or service.

  COMPANY RIGHT OF SET-OFF

   Except as provided otherwise in any applicable option agreement, upon the exercise of any stock option, the Committee can elect to offset against any principal or interest balance of any debt owing to GGC or any of its controlled affiliates by the optionee the amount that would have been payable to such optionee had the option been cash settled (less any applicable income and withholding taxes).

  TERM, AMENDMENT AND TERMINATION

   The 2002 Stock Option Plan will terminate on the tenth anniversary of the effective date of the 2002 Stock Option Plan. The GGC board of directors may amend or discontinue the 2002 Stock Option Plan or a stock option agreement, but must obtain consent to impair the rights of an optionee under a stock option, except for amendments made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment will be made without the approval of GGC's shareholders to the extent such approval is required by applicable law or stock exchange rules.

   The 2002 Stock Option Plan will be effective as of the date it is adopted by the GGC board of directors subject to the approval by at least a majority of the outstanding GGC common shares.

  FEDERAL INCOME TAX CONSEQUENCES

   A recipient of stock options, whether nonqualified or incentive, incurs no income tax liability as a result of having been granted those options or rights.

   The exercise by an individual of a non-qualified stock option normally results in the immediate realization of taxable income by the individual of the difference between the market value of the stock which is being purchased on the date of exercise and the price being paid for such stock. An individual does not realize taxable income upon the exercise of an incentive stock option until he sells or in some cases otherwise disposes of stock that he received upon the exercise. The difference between the option price and the fair market value of stock received is an item of tax preference at the time of exercise which can result in a liability on the part of the optionee for alternative minimum tax.

   Under current law, when an individual sells stock purchased through the exercise of an incentive stock option, he or she will then be subject to tax at long-term capital gains rates on the profit from the sale if the stock has been held for at least two years from the date of the grant of the option and one year from the date of the exercise of the option. At present, long-term capital gains are taxed at a maximum rate of 20%. If the above holding periods are not met, the sale of incentive stock option stock results in a disqualifying disposition under which the individual's gain, if any, will be treated as ordinary compensation income up to the amount of the difference between the stock's price and its fair market value on the date of exercise of the option. Any profit in excess of that amount will be treated as long or short-term capital gain, depending upon the holding period. Any loss will be treated as a reduction of the compensation income that the individual would have otherwise recognized on the disqualifying disposition. Complex rules with respect to computation of gains or losses and holding periods govern situations in which company stock has been used as part of the purchase price in an option exercise.

   Under current law an individual who sells stock which was acquired upon the exercise of non-qualified options will recognize short-term or long-term capital gains depending upon the holding period of the stock sold.

   The Omnibus Budget Reconciliation Act of l993 imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its five most highly compensated executive officers. Compensation which is deemed to be performance-based is generally excepted from this cap. It is believed that the compensation resulting from this Plan would fall within that exception.

EQUITYHOLDERS AGREEMENT

   In connection with the completion of the proposed transaction, GGC and entities affiliated with GGC, Gotham Partners, the executive officers of GGP, Mr. Garchik and entities affiliated with Mr. Garchik will enter into an Equityholders Agreement (referred to in this document as the EQUITYHOLDERS AGREEMENT), a form of which is attached to the proxy statement-prospectus as Appendix G and is incorporated herein by reference. The following is a summary of certain material terms and provisions of the equityholders agreement. The summary, however, is not complete and is qualified in its entirety by the form of equityholders agreement attached hereto, which is incorporated herein by reference. You are urged to read the full text of the attached form of equityholders agreement; however, you should understand that the attached agreement is not in final form and may be changed in immaterial ways prior to its execution.

   In addition, you should note that, collectively, the parties to the equityholders agreement will beneficially own approximately 100% of the outstanding GGC common shares immediately following the proposed transaction and the subscription rights offering, assuming that the minimum subscriptions in the subscription rights offering are exercised entirely by Gotham Partners or its controlled affiliates, and approximately 52.5% assuming full subscription in the subscription rights offering and assuming that no other GGC common shares are issued.

  ELECTION OF A FOUNDERS DIRECTOR

   The parties to the equityholders agreement agree to nominate and vote their respective GGC equity interests in favor of a director of GGC to be designated by Messrs. Caporaletti, Garchik and Mays, acting together. In addition, under the equityholders agreement, the parties will vote their respective equity interests to remove the aforementioned director at the request of Messrs. Caporaletti, Garchik and Mays, acting together, at any time and for any reason (or for no reason). The parties will not, however, act in favor of removal of a director designated by Messrs. Caporaletti, Garchik and Mays so long as the director is either Mr. Caporaletti or Mr. Mays. If at any time, the director designated by Messrs. Caporaletti, Garchik and Mays is no longer able to serve, the parties will make nominations and vote their respective equity interests to fill the resulting vacancy with a person designated by Messrs. Caporaletti, Garchik and Mays.

  CO-SALE RIGHTS

   The equityholders agreement provides that, if any party that is a GGC equityholder proposes to transfer its equity interests, the other equityholders must be afforded the opportunity to transfer a proportionate amount of their equity interests on terms no less favorable than those offered to the prospective transferor.

  STRUCTURE OF REDEMPTIONS

   Under the equityholders agreement, at the request of any of the GGC equityholders that are party to the agreement, GGP will use its reasonable commercial efforts to structure any redemption of such party's partnership interest in GGP as a purchase by GGP of such party's interest.

  TRANSFER RESTRICTIONS

   MANAGEMENT LOCK-UP AND EXCEPTIONS. Other than a transfer in connection with the equityholders agreement's co-sale provisions or a redemption of equity interests in GGP, Messrs. Caporaletti and Mays agree that they will not transfer or commit to transfer any of their respective equity interests in GGC or GGP during the 18 months after the completion of the proposed transaction, subject, however, to a variety of exceptions and/or limitations including:

  . transfers to their respective controlled affiliates (provided that the transferee executes an adoption agreement whereby it becomes a party to the equityholders agreement);

  . transfers to their respective family members or any other limited partner of GGP;

  . transfers of GGC common shares by Messrs. Caporaletti and Mays if GGP does not provide them loans in respect of taxes on account of a sale of assets by GGP; and

  . pledges of equity interest in GGC or GGP by Messrs. Caporaletti and Mays as collateral for loans up to an amount equal to the difference between
      (A) two-thirds (66 2/3%) of the fair market value (fixed at the time of the pledge) of the pledgee's equity interests and (B) any outstanding debt owed by the pledgee to GGP, GGP's general partner, GGC, any bank or any other person secured by an equity interest in GGC or GGP.

   In addition to the foregoing, if either Mr. Caporaletti or Mr. Mays desires to transfer any portion of his equity interests in GGC or GGP, such transfers will be permitted only if, after giving effect to such transfer: (X) two-thirds (66 2/3%) or less of the fair market value (measured as of the time of the transfer) of the transferee's remaining equity interests remains subject to any lien including as collateral to or security for any outstanding debt to the GGP, GGP's general partner, GGC, any bank or any other person and (Y) in the case of transfers pursuant to the exceptions enumerated as (2), (3) and (4) above, the transferee executes an assumption agreement whereby, among other things, the transferee expressly (i) acknowledges that the transferred equity interests remain subject to a security interest granted to GGP, GGP's general partner or GGC, and (ii) agrees not to

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

transfer the equity interest unless such transfer is otherwise agreed to by GGP's general partner, in its own discretion.

   PLEDGE TO A FORECLOSING BANK. If Mr. Caporaletti or Mr. Mays pledges his equity interest in GGC or GGP to a bank for a loan and that bank forecloses or is reasonably expected to foreclose on the loan, Mr. Caporaletti or Mr. Mays, as applicable, will be deemed to have exercised his redemption right under the GGP partnership agreement for his pledged GGP equity interests before the transfer of any equity interest in GGC to such bank on account of such foreclosure.

  REGISTRATION RIGHTS

   Under the equityholders agreement, Gotham Partners (on behalf of itself and its controlled affiliates) will have demand registration rights allowing it to require GGC to register under the Securities Act GGC common shares held by Gotham Partners and its controlled affiliates. In addition, any bank that has foreclosed on GGC common shares pledged as collateral by Messrs. Mays, Caporaletti or Garchik will have similar demand registration rights. Further, under the equityholders agreement, Messrs. Mays, Caporaletti and Garchik will have piggy back registration rights that allow them to participate in any registration commenced by Gotham Partners pursuant to its demand registration rights. The described registration rights (1) will generally be available until GGC obtains a written opinion of legal counsel to the effect that the shares covered by the registration rights may be publicly offered for sale in the United States by Gotham Partners, its controlled affiliates or the foreclosing bank without restriction as to the manner of sale or amount sold, and (2) may be exercised by Gotham Partners on any number of occasions and by any foreclosing bank on up to three occasions.

   GGC will pay all of the fees and expenses in connection with its demand registration and any related piggy back registration by Messrs. Mays, Caporaletti and Garchik. However, if a foreclosing bank participates in the registration, the bank must bear its proportionate share of fees and expenses. If a foreclosing bank makes its own demand registration, it must bear the full amount of fees and expenses in connection with such registration.

   GGC will indemnify Gotham Partners, its controlled affiliates and any foreclosing bank and its officers, directors and employees with respect to any claims arising out of an untrue statement in or omission from a registration statement filed by GGC in connection with a demand or piggy back registration, except to the extent that such untrue statement or omission results from information furnished to GGC by such party, in which case such party will indemnify GGC with respect to such claims.

THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF GGP

   The following is a summary of certain provisions of the Third Amended and Restated Agreement of Limited Partnership of GGP (referred to in this document as the GGP PARTNERSHIP AGREEMENT), which will become effective at the time of the proposed transaction. This summary is not complete and is qualified by the specific language of the GGP agreement, a form of which is attached hereto as Appendix H and is incorporated herein by reference. You are urged to read the full text of the attached form of GGP partnership agreement; however, you should understand that the attached agreement is not in final form and may be changed in immaterial ways prior to its execution.

  GENERAL DESCRIPTION

   The GGP partnership agreement will amend and restate a previous version of the limited partnership agreement of GGP. The partners of GGP have agreed to enter into the GGP partnership agreement for the purpose of providing for, among other things, the withdrawal of the former general partner of GGP and the admission of Gotham Golf L.L.C. as the general partner of GGP, the transfer of the GGP equity interest of the former general partner to Gotham Golf L.L.C. and other amendments to the rights and obligations of the partners in GGP.

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

   The general partner of GGP will be Gotham Golf L.L.C., which will hold all of the general partnership interest in the partnership. Gotham Golf L.L.C.'s general partnership interest will amount to 1% of the equity interest in the partnership.

   GGC and members of the current management team of GGP and their affiliates will hold all of the limited partnership interest in the partnership. GGC's share of the limited partnership interests will amount to 91.5% of the equity interest in the partnership, and the share held by members of the current management team of GGP and their affiliates will amount to 7.5% of the equity interest in the partnership.

  CONVERSION/REDEMPTION RIGHTS

   The limited partners of GGP have redemption rights that effectively give them the ability to convert their limited partnership interests in GGP into GGC common shares. Each limited partner may exercise the right individually, and he may exercise it in whole or in part from time to time. If all of the limited partners were to exercise their redemption rights in whole, their limited partnership interests would effectively be converted into an aggregate of 187,500 GGC common shares. The limited partners may exercise their redemption rights at any time after the first anniversary of the date of the proposed transaction or earlier if agreed to by the general partner of GGP, subject to specified conditions, including a minimum redemption amount. GGP may choose in its sole discretion to pay the redeeming limited partner either GGC common shares or an amount of cash equal to the market value of the shares at that time, calculated in the manner described in the GGP partnership agreement.

  MANAGEMENT

   GGP will be managed by Gotham Golf L.L.C. as general partner. No limited partner will have any right to participate in the management of or exercise control over GGP. Third parties will be entitled to assume that the general partner has full authority to encumber, sell, dispose, pledge, transfer or otherwise use all assets of GGP and may deal with the general partner as if the general partner were GGP's sole legal and beneficial party in interest. Pursuant to the GGP partnership agreement, each limited partner specifically waives any right to contest any action of the general partner in connection with such dealing. The general partner may not, without the consent of all of the limited partners, perform any act that would subject a limited partner to liability as a general partner.

  ECONOMIC ALLOCATIONS

   Net income is allocated first to the general partner to the extent net losses previously allocated to the general partner exceed net income previously allocated to the general partner and, thereafter, to the general partner and the limited partners in accordance with their respective percentages of equity interest in the partnership.

   After giving effect to certain special allocations, net losses are allocated to the general partner and the limited partners in accordance with their respective percentages of equity interest, provided that net losses will not be allocated to any limited partner to the extent such allocation would cause the limited partner to have a deficit balance in its adjusted capital account at the end of such taxable year (or increase any existing deficit balance). Excess net losses are allocated to the general partner.

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

  DISTRIBUTIONS

   The general partner may make distributions to the general partner and the limited partners in accordance with their respective percentages of equity interest at such times and in such amounts as the general partner chooses. No distribution may be made, however, until GGC has declared and distributed dividends owing to the holders of GGC common or preferred shares, and any distribution must be in amounts equivalent to the amounts that the limited partners would have been entitled to receive had they exercised their redemption rights in full immediately prior to the declared and distributed dividends to the holders of the GGC common shares. Notwithstanding the foregoing, the general partner and GGC may receive from GGP, at any time and for any reason, an advance of funds on account of future distributions. Any such advance will be a full recourse obligation of the general partner or GGC, as the case may be, to repay such advance on terms and conditions determined by the general partner, in its sole discretion, but in any event without interest.

  TRANSFER RIGHTS

   Limited partners may not transfer any part of their partnership interests or any of their rights as limited partners without the prior written consent of the general partner, except that limited partners may transfer any part of their partnership interests to other limited partners or any limited partner's family members at any time. In the event that a limited partner dies, is disabled, adjudicated incompetent or dissolved, the executor, trustee or receiver of the limited partner's estate inherits those rights necessary for it to settle the limited partner's estate with respect to that partner's partnership interest.

  DISSOLUTION AND LIQUIDATION

   GGP will dissolve on December 31, 2091. In addition, GGP will dissolve if the general partner withdraws and a new general partner is not appointed by the remaining partners within 90 days. At any time after January 1, 2050, the general partner may dissolve the partnership in its sole discretion.

   Upon dissolution, the affairs of GGP will be wound up and the property of GGP will be liquidated in order to pay, first, GGP's debts to creditors other than partners of GGP, second, GGP's debts to the general partner, third, debts to the limited partners, and, fourth, the balance to the general partner and the limited partners in accordance with their capital accounts after giving effect to all contributions, distributions, and allocations.

   If (1) the general partner or GGC becomes insolvent or (2) proceedings are instituted by or against the general partner or GGC under bankruptcy law and the general partner or GGC, as the case may be, is unable to have such proceeding dismissed within 60 days, the general partner may, in its sole discretion, treat all limited partners as if they had exercised their respective redemption rights in respect of their limited partnership interests.

GGC DIVIDEND POLICY

   GGC has never made distributions to its shareholders. Other than with respect to GGC convertible preferred shares which have a minimum cumulative dividend, GGC does not anticipate paying cash dividends in the foreseeable future. GGC anticipates that it will retain any earnings for the foreseeable future to finance the continued growth and expansion of its businesses and, therefore, has no current intention to pay cash dividends. GGC's future dividend policy will depend on earnings, capital requirements, requirements of the financing agreements to which GGC and its subsidiaries may be party, its financial condition and other factors considered relevant by the GGC board of directors. The payment of dividends on GGC common stock is subject to the preferences of any outstanding preferred stock, including the GGC convertible preferred shares. For a description of the dividend rights of the GGC convertible preferred shares, see "Description of GGC Capital Stock--GGC Convertible Preferred Shares."

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

GGP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of the financial condition and results of operations have been derived from and should be read in conjunction with GGP's consolidated financial statements, including the notes thereto.

  CRITICAL ACCOUNTING POLICIES

   The preparation of GGP's financial statements requires that management make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may vary from estimates in amounts that may be material to the financial statements. The process of determining estimates is based on several factors, including historical experience, and current and anticipated economic conditions. GGP continually reevaluates these key factors and makes adjustments to estimates where appropriate.

   The following are GGP's critical accounting policies, some of which require the application of significant estimates and assumptions:

   REVENUE RECOGNITION. Revenue from green fees, golf cart rentals, food and beverage sales, merchandise sales, and driving range income is recognized at the point of sale. Revenue from membership dues and season passes is amortized over the life of the membership or pass. Initiation fees, all of which are nonrefundable, are recognized as revenue on a straight-line basis over the specified period of the membership or, when there is no specified period, over the expected life of an active membership (currently five years).

   PROPERTY AND EQUIPMENT. Property and equipment, which consists of land, buildings, golf course improvements, leasehold improvements, and equipment, is stated on the basis of cost. Depreciation is provided on the straight-line method over the following estimated useful lives:

              Land improvements........................   15 years
              Buildings................................   39 years
              Equipment................................  3-7 years
              Furniture, fixtures, and office equipment    7 years
              Capital improvements..................... 5-15 years

   Leased equipment meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease and is included with depreciation expense.

   GGP reviews its long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In performing the review for recoverability, GGP estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized.

   Courses actively marketed for sale are classified as discontinued operations. Property classified as discontinued operations is carried at the lower of cost or estimated fair market value less estimated costs to sell, or net realizable value. The net realizable value of courses classified as discontinued operations is determined by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. GGP may recognize an impairment loss if the net realizable value is less than the current carrying value of the course at the time it is classified as discontinued. Such a loss would be determined as the difference between the carrying value, including any allocated goodwill, and the net realizable value of the property, with the carrying value of the intangible asset reduced first. Depreciation is not recognized on properties classified as discontinued operations. As of December 31, 2001, three courses, the retail golf center and helicopter were classified as discontinued operations.

   The above listing is not intended to be a comprehensive list of all of GGP's accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management's judgment in their application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. See GGP's audited consolidated financial statements and notes thereto which contain significant accounting policies and other disclosures required by generally accepted accounting principles.

  SEASONALITY

   GGP experiences significant weather-related seasonal fluctuations in its revenues and the most play at its courses in the spring, summer and early fall. In 1999, 2000 and 2001, for the eleven courses owned for all three years, 75.9%, 74.5% and 73.3%, respectively, of the total rounds played were played in the second and third calendar quarters.

  CONSOLIDATED RESULTS OF OPERATIONS

   GOLF AND MERCHANDISE REVENUE. Golf and merchandise revenue consists of green fees, golf cart rentals, merchandise sales, and range income.

   FOOD AND BEVERAGE REVENUE. Food and beverage revenue consists of food and beverage sales and banquet hall rentals.

   COST OF SALES. Cost of sales primarily consists of product costs and food and beverage supplies.

   SALARIES AND WAGES. Salaries and wages represent all personnel costs and related benefits.

   OPERATING EXPENSES. Operating expenses include course operating costs, selling and marketing costs, administration and overhead costs, golf cart lease expenses and rental payments on the one golf course that GGP leases.

   DEPRECIATION AND AMORTIZATION. Depreciation and amortization is composed of fixed asset depreciation, capital lease amortization, and goodwill and loan-fee amortization.

   OTHER INCOME/(EXPENSE). The primary component of other income is interest income earned on cash and cash equivalents. The primary component of other expense is interest expense, which is related to mortgage interest, loan interest and related fees.

  COURSE OPERATING INCOME (COI)

   GGP utilizes course operating income, or COI, to measure the performance of its golf courses net of the impact of overhead spending. COI is a measurement commonly used by golf course managers to analyze ongoing course-level financial performance. GGC believes that the performance of the courses is a key factor in GGP's performance and that COI is thus a useful measurement when evaluating GGP's financial performance. GGP defines COI as total revenue, less cost of sales, less course-level salaries and wages and course-level operating expenses. For this purpose, GGP calculates course-level operating expenses as total operating expenses less corporate overhead expenses, golf cart lease expenses, rental payments on GGP's one leased golf course and acquisition-related expenses. COI is not a measurement in accordance with generally accepted accounting principles and you should not consider it to be an alternative to, or more meaningful than, income (loss) from operations, loss from continuing operations or net loss as defined by generally accepted accounting principles.

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

  SAME-COURSE ANALYSIS

   As a result of the varying level of development, acquisition and disposition activities by GGP, the overall operating results of GGP from year to year are not directly comparable. For this reason, GGP utilizes a same-course analysis to monitor the performance of its golf course portfolio. A course is included in the same-course analysis if it is operated by GGP for the entire duration of each of the two periods of analysis.

   The following table details GGP's golf course acquisition, disposition, and other activity for the periods under review and does not include courses classified as discontinued operations:

  COURSES

                                                    1999 2000 2001
                                                    ---- ---- ----
             Operating at the beginning of the year  14   17   21
             Acquired *............................   3    7    0
             Sold..................................   0   (1)   0
             Closed **.............................   0   (2)   0
             Reopened..............................   0    0    1
             Operating at the end of the year......  17   21   22

--------
* One course added in 2000 is subject to a lease agreement with an obligation for GGP to acquire the course by November 2003.

** One course was closed for redesign and renovation and reopened in 2001; one was closed permanently.

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

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

   The following table shows GGP's COI calculation for the past two years and reconciles it to the audited financial statements; it also shows GGP's COI calculation on a same course basis for the fourteen courses it operated continuously throughout the entire two-year period:

                                                YEAR ENDED DECEMBER 31,
                                          ----------------------------------
                                                               SAME COURSE
                                                            ----------------
                                           2000     2001     2000     2001
                                          -------  -------  -------  -------
                                                (DOLLARS IN THOUSANDS)
   Courses Operated at December 31.......      21       22       14       14
   Revenue:
    Golf & Merchandise................... $22,486  $24,131  $17,841  $17,181
    Food & Beverage......................   3,575    4,223    2,932    3,140
                                          -------  -------  -------  -------
    Total Revenue........................  26,061   28,354   20,773   20,321

   Costs & Operating Expenses
    Cost of Sales
      Golf & Merchandise.................   1,090    1,181      882      824
      Food & Beverage....................     996    1,150      819      860
                                          -------  -------  -------  -------
    Total Cost of Sales..................   2,086    2,331    1,700    1,684

   Course-Level Salaries & Wages.........   5,898    6,182    4,630    4,251
   Course-Level Operating Expenses.......   6,079    6,732    4,735    4,623
                                          -------  -------  -------  -------
   Course Operating Income............... $11,998  $13,109  $ 9,708  $ 9,763
                                          -------  -------  -------  -------
   Course Operating Income Margin........    46.0%    46.2%    46.7%    48.0%

   Corporate Salaries and Wages.......... $ 2,030  $ 2,215
   Corporate Operating Expenses
    Corporate Operating Expenses.........     892    1,455
    Cart Lease Expense...................   1,308    1,330
    Course Rental Payments...............      --      504
    Other Operating Expenses.............     100      200
                                          -------  -------
   Total Corporate Operating Expenses....   2,300    3,489

   Depreciation and Amortization.........   6,964    8,332
   Write-down of Net Assets Held-for-Sale     578       --
                                          -------  -------
   Income (Loss) from Operations......... $   126  $  (927)
                                          -------  -------

  REVENUE

   GOLF AND MERCHANDISE. Golf and merchandise revenue increased $1.6 million, or 7.3%, to $24.1 million in 2001 from $22.5 million in 2000. The increase was primarily due to the full year impact in 2001 ($3.2 million) of the seven additional courses in 2000, offset by the sale of one course and the closure of two others during 2000 ($0.9 million). The increase was further offset by the overall decrease ($0.7 million) in revenue at the existing courses during 2001.

   On a same-course basis, revenue decreased $0.7 million, or 3.7%, to $17.2 million in 2001 from $17.9 million in 2000. The revenue decrease resulted from a combination of a decrease in the number of rounds played and increased pricing incentives offered to counter the effects of particularly hot weather in August, both of

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

which were intensified by the onset of the recession, and the events of September 11, 2001.

   FOOD AND BEVERAGE. Food and beverage revenue increased $0.6 million, or 18.1%, to $4.2 million in 2001 from $3.6 million in 2000. The increase was due to the full year impact in 2001 ($0.6 million) of the seven courses acquired or leased during 2000 and the sales growth ($0.2 million) at the existing courses in 2001, offset by the sale of one course and the closure of two others during 2000 ($0.1 million).

   On a same-course basis, food and beverage revenue increased $0.2 million, or 7.1%, to $3.1 million in 2001 from $2.9 million in 2000.

  COST OF SALES

   GOLF AND MERCHANDISE. Golf and merchandise cost of sales increased $0.1 million, or 8.3%, to $1.2 million in 2001 from $1.1 million in 2000. Golf and merchandise cost of sales as a percentage of golf and merchandise revenue increased from 4.8% to 4.9%.

   On a same-course basis, golf and merchandise cost of sales decreased $0.1 million, or 6.6%, to $0.8 million in 2001 from $0.9 million in 2000, largely as a result of the $0.1 million decrease in merchandise sales. On a same course basis, golf and merchandise cost of sales decreased slightly to 4.8% of golf and merchandise revenue in 2001 from 4.9% for 2000.

   FOOD AND BEVERAGE. Food and beverage cost of sales increased $0.2 million, or 15.5%, to $1.2 million in 2001 from $1.0 million in 2000. Food and beverage cost of sales as a percentage of food and beverage revenue decreased to 27.2% in 2001 from 27.9% in 2000. The dollar increase was due primarily to the full year impact in 2001 ($0.2 million) of the seven additional courses added during 2000.

   On a same-course basis, food and beverage cost of sales increased by less than $0.1 million, or 5.0%, to $0.9 million in 2001 from $0.8 million in 2000. On a same-course basis, food and beverage cost of sales as a percentage of food and beverage revenue decreased to 27.4% for the year from 27.9% for the same period in 2000. The dollar increase was generally consistent with the food and beverage revenue increase.

   SALARIES AND WAGES. Salaries and wages increased $0.5 million, or 5.9%, to $8.4 million in 2001 from $7.9 million in 2000. Salaries and wages as a percentage of revenue decreased to 29.6% in 2001 from 30.4% in 2000. The dollar increase resulted from the full year impact in 2001 ($1.0 million) of the seven additional courses added during 2000, and the increased expense ($0.2 million) from the full-year operation of GGP's in-house legal department and additions to corporate management during 2001. This increase was partially offset by the cost savings ($0.4 million) obtained at the existing courses during 2001, and by reduced expenses from the sale of a course and the closure of two others in 2000 ($0.3 million). The decrease in the percentage of revenue resulted from improved efficiencies at the existing courses.

   On a same-course basis, course-level salaries and wages decreased $0.4 million, or 8.2%, to $4.3 million in 2001 from $4.6 million in 2000. On a same-course basis, course-level salaries and wages as a percentage of revenue decreased to 20.9% from 22.3% for the same period in 2000. The decrease in dollars and as a percentage of revenue was a function of increased efficiencies in course operations.

   OPERATING EXPENSES. Operating expenses increased $1.8 million, or 22.0%, to $10.2 million in 2001 from $8.4 million in 2000. Operating expenses as a percentage of revenue increased to 36.0% for the year from 32.2% for the same period in 2000. The dollar increase was primarily due to the full-year impact ($2.0 million) of the seven courses added in 2000, including $0.5 million for rent payments for the one leased course, and increased corporate overhead during 2001 resulting from the full-year impact of the new corporate headquarters and increased costs associated with potential financings ($0.5 million). These increases were partially offset by

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

reduced expenses at existing courses ($0.2 million) and from the sale of a course and the closure two others in 2000 ($0.5 million). The increase in the percentage of revenue was due to less efficient operations at the recently acquired courses and higher corporate overhead costs.

   On a same-course basis, course-level operating expenses decreased $0.1 million, or 2.4%, to $4.6 million in 2001 from $4.7 million in 2000. On a same-course basis, course-level operating expenses as a percentage of revenue decreased to 22.7% for the year from 22.8% for the same period in 2000. The decrease in dollars and as a percentage of revenue was due to the implementation of efficiency measures at the existing courses.

   COURSE OPERATING INCOME. Course operating income increased $1.1 million, or 9.3%, to $13.1 million in 2001 from $12.0 million in 2000. The increase was primarily due to the full-year impact of the seven courses added during 2000. The COI margin increased from 46.0% in 2000 to 46.2% in 2001.

   On a same-course basis, course operating income increased from $9.7 million in 2000 to $9.8 million in 2001, while the COI margin increased from 46.7% to 48.0%. The margin increased despite an approximate $0.5 million, or 2.1%, decrease in revenue, due to the $0.5 million, or 10.5%, decrease in course-level salaries and wages and operating expenses which resulted from the cost-saving and efficiency measures taken at the courses.

   CORPORATE OVERHEAD. Corporate overhead represents corporate-level salary and wage expenses and corporate-level operating expenses that are not directly related to the course operations, including GGP's executive and regional management, legal and accounting functions, and corporate headquarters. These expenses increased $0.7 million, or 25.6%, to $3.7 million in 2001 from $2.9 million in 2000. As a percentage of revenue, corporate overhead increased from 11.2% in 2000 to 12.9% in 2001. The increase in expense was due to the full-year impact of the establishment of a corporate legal department to handle real-estate transactions, additions to corporate management, the full-year impact of the move into a new corporate headquarters, which occurred in April 2000, and the increased costs associated with potential financings.

   DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $1.4 million, or 19.6%, to $8.3 million in 2001 from $7.0 million in 2000. Depreciation and amortization as a percentage of revenue increased to 29.4% for the year from 26.7% for the same period in 2000. The dollar increase was primarily due to the full-year impact ($1.0 million) of the seven courses added during 2000, the re-opening of a course ($0.5 million) in October 2001 which closed for construction early in 2000, and the impact of additional construction ($0.5 million) at the existing courses, which were partially offset by the decrease arising from the sale of one course and the closure of two others in 2000 ($0.6 million). The increase in the percentage of revenue was primarily a result of the impact of the depreciation on the re-opened course with only insignificant related revenue.

   OTHER INCOME (EXPENSE). Other expense increased $3.8 million, or 59.8% from 2000 to 2001. The major contributor to this increase was interest expense, which increased $3.1 million, or 41.8%, to $10.4 million in 2001 from $7.4 million in 2000. The increase in interest expense was primarily due to the increase in related-party debt ($2.3 million) and the full-year impact ($0.7 million) of the six courses acquired in 2000. In addition, relative to 2000 there was a $0.7 million decrease in gain on disposition of assets in 2001 as GGP recorded a $0.7 million gain from the sale of one course in 2000 and had no comparable gain in 2001.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

   The following table shows GGP's COI calculation for 1999 and 2000 and reconciles it to the audited financial statements; it also shows GGP's COI calculation on a same-course basis for the eleven courses it operated continuously throughout the entire two year period:

                                                YEAR ENDED DECEMBER 31,
                                          ----------------------------------
                                                               SAME COURSE
                                          -------  -------  ----------------
                                           1999     2000     1999     2000
                                          -------  -------  -------  -------
                                                (DOLLARS IN THOUSANDS)
   Courses Operated at December 31.......      17       21       11       11
   Revenue:
      Golf & Merchandise................. $18,846  $22,486  $14,236  $14,787
      Food & Beverage....................   3,127    3,575    2,664    2,587
                                          -------  -------  -------  -------
      Total Revenue......................  21,973   26,061   16,900   17,374
   Costs & Operating Expenses
      Cost of Sales
          Golf & Merchandise.............     700    1,090      535      725
          Food & Beverage................     841      996      684      703
                                          -------  -------  -------  -------
      Total Cost of Sales................   1,541    2,086    1,219    1,428
   Course-Level Salaries & Wages.........   4,843    5,898    3,730    3,892
   Course-Level Operating Expenses.......   5,617    6,079    4,257    4,003
                                          -------  -------  -------  -------
   Course Operating Income............... $ 9,972  $11,998  $ 7,693  $ 8,050
                                          -------  -------  -------  -------
   Course Operating Income Margin........    45.4%    46.0%    45.5%    46.3%
   Corporate Salaries and Wages.......... $ 2,171  $ 2,030
   Corporate Operating Expenses
      Corporate Operating Expenses.......   1,578      892
      Cart Lease Expense.................   1,201    1,308
      Course Rental Payments.............      --       --
      Other Operating Expenses...........     100      100
                                          -------  -------
   Total Corporate Operating Expenses....   2,879    2,300
   Depreciation and Amortization.........   5,327    6,964
   Write-down of Net Assets Held-for-Sale      --      578
                                          -------  -------
   Income (Loss) from Operations......... $  (405) $   126
                                          -------  -------

  REVENUE

   GOLF AND MERCHANDISE. Golf and merchandise revenue increased $3.6 million, or 19.3%, to $22.5 million in 2000 from $18.8 million in 1999. The increase was due primarily ($3.6 million) to the full-year impact of the three courses which were acquired in 1999 and the partial-year impact of the seven courses which were added in 2000, as well as the growth in golf and merchandise revenues ($0.5 million) obtained at the existing courses in 2000, which offset the lost revenues from the sale and the closure of two others in 2000 ($0.5 million).

   On a same-course basis, golf and merchandise revenue increased $0.5 million, or 3.9%, to $14.8 million in 2000 from $14.2 million in 1999.

   FOOD AND BEVERAGE. Food and beverage revenue increased $0.4 million, or 14.3%, to $3.6 million in 2000 from $3.1 million in 1999. The increase was due primarily ($0.6 million) to the full year impact of the three courses which were acquired in 1999 and the partial year impact of the seven courses which were added in 2000, which more than offset the decrease ($0.1 million) at the existing courses in 2000.

   On a same-course basis, food and beverage revenue decreased $0.1 million, or 2.9%, to $2.6 million in 2001 from $2.7 million in 1999.

  COST OF SALES

   GOLF AND MERCHANDISE. Golf and merchandise cost of sales increased $0.4 million, or 55.7%, to $1.1 million in 2000 from $0.7 million in 1999. Golf and merchandise cost of sales as a percentage of golf and merchandise revenue increased to 4.8% for the year from 3.7% for 1999. The dollar increase was due primarily to increased product sales as a result of the full year impact of the three courses that were acquired in 1999 and the partial year impact of the seven courses which were added in 2000. The cost of golf and merchandise as a percentage of golf and merchandise revenue increased as a result of a changed product mix which included an increase in lower margin hardgoods.

   On a same-course basis, golf and merchandise cost of sales increased $0.2 million, or 35.5%, to $0.7 million in 2000 from $0.5 million in 1999. Golf and merchandise cost of sales as a percentage of golf and merchandise revenue increased to 4.9% for the year from 3.8% for the same period in 1999. The dollar increase was due primarily to the higher product sales while the increased golf and merchandise cost of sales as a percentage of golf and merchandise revenue resulted from a changed product mix which included an increase in lower margin hardgoods.

   FOOD AND BEVERAGE. Food and beverage cost of sales increased $0.2 million, or 18.4%, to $1.0 million in 2000 from $0.8 million in 1999. Food and beverage cost of sales as a percentage of food and beverage revenue increased to 27.9% for the year from 26.9% in 1999. The dollar increase was due primarily to the higher food and beverage sales from the full year impact of the three courses which were acquired in 1999 and the partial year impact of the seven courses which were added in 2000. Food and beverage cost of sales increased as a percentage of food and beverage revenue as a result of a sales mix which included less high-margin liquor sales.

   On a same-course basis, food and beverage cost of sales remained stable from 1999 to 2000. Food and beverage cost of sales as a percentage of food and beverage revenue increased to 27.2% for the year from 25.7% for the same period in 1999.

   SALARIES AND WAGES. Salaries and wages increased $0.9 million, or 13.0%, to $7.9 million in 2000 from $7.0 million in 1999. Salaries and wages as a percentage of revenue decreased to 30.4% for the year from 31.9% in 1999. The dollar increase resulted from the increased payroll as a result of the purchase of seven courses in 2000 and the full year impact of the three courses acquired in 1999 ($1.0 million) and increased salaries and wages at the existing courses ($0.2 million), which offset the reduction in corporate salaries and wages ($0.1 million), savings from a course which was closed during 2000 for construction ($0.1 million), and savings from the sale of a course and the closure of one other during 2000 ($0.1 million).

   On a same-course basis, course-level salaries and wages increased $0.2 million, or 4.3%, to $3.9 million in 2000 from $3.7 million in 1999. On a same-course basis, course-level salaries and wages as a percentage of revenue increased to 22.4% for the year from 22.0% for the same period in 1999.

   OPERATING EXPENSES. Operating expenses decreased $0.1 million, or 1.4%, to $8.4 million in 2000 from $8.5 million in 1999. Operating expenses as a percentage of revenue decreased to 32.2% in 2000 from 38.7% in 1999. The decrease in expense resulted from cost savings at existing courses ($0.3 million), the closure of one course for redesign and renovation ($0.5 million), and no abandoned-cost expenses in 2000 versus 1999 ($0.7 million). These savings were offset by the increased expenses resulting from the acquisition of seven courses in 2000 ($1.0 million) and the full-year impact of the three courses acquired in 1999 ($0.3 million).

   On a same-course basis, course-level operating expenses decreased $0.3 million, or 6.0%, to $4.0 million in 2000 from $4.3 million in 1999. On a same-course basis, course-level operating expenses as a percentage of revenue decreased to 23.0% for the year from 25.2% for the same period in 1999. The decrease in dollars and as a percentage of revenue resulted from increased efficiencies at the existing portfolio of courses.

   COURSE OPERATING INCOME. Course operating income increased $2.0 million, or 20.3%, to $12.0 million in 2000 from $10.0 million in 1999. The increase resulted from the acquisition of seven courses in 2000 and the full-year impact of the three courses acquired in 1999 ($2.0 million), and the ($0.3 million) improvement in COI in the existing portfolio, which offset the decrease ($0.4 million) arising from the sale of a course and the closure of two others in 2000. The COI margin increased from 45.4% in 1999 to 46.0% in 2000.

   On a same-course basis, course operating income increased $0.4 million, or 4.6%, to $8.1 million in 2000 from $7.7 million in 1999, while the COI margin increased from 45.5% to 46.3%. The increase in same-course operating income and COI margin was largely driven by the increased efficiency reflected in course-level operating expenses.

   CORPORATE OVERHEAD. Corporate overhead decreased $0.8 million, or 22.1%, to $2.9 million in 2000 from $3.7 million in 1999. The decrease was primarily a result of high abandoned-costs expenses in 1999 as a result of acquisitions and financings that were not pursued, creating a net $0.7 million saving in 2000. Corporate overhead as a percentage of revenue decreased to 11.2% for the year from 17.1% for the same period in 1999.

   DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $1.6 million, or 30.7%, to $7.0 million in 2000 from $5.3 million in 1999. Depreciation and amortization as a percentage of revenue increased to 26.7% for the year from 24.2% for the same period in 1999. The dollar increase was primarily due to the purchase of seven courses ($0.9 million) and the full year impact ($0.5 million) of the three courses acquired in 1999.

   OTHER INCOME (EXPENSE). Other expense increased $1.2 million, or 23.7%, from 1999 to 2000. The major contributor to this increase was interest expense, which increased $1.9 million, or 34.3%, to $7.4 million in 2000 from $5.5 million in 1999. The increase resulted from financing the purchase of six courses ($1.5 million) in 2000 and the full year impact ($0.4 million) of financing the purchase of three courses in 1999. The increased interest expense was offset by a $0.7 million gain on the sale of one course in 2000 compared to no gain-on-sale income in 1999.

  LIQUIDITY AND CAPITAL RESOURCES

   GGP's primary sources of liquidity have been cash flow from operations and borrowings from third party lenders and one of its partners. GGP's primary uses of cash are to fund golf course acquisitions, capital improvements, working capital and debt service.

   During 2000 and 2001, GGP received cash from borrowings from Gotham Partners in the amount of $3.2 million and $5.3 million, respectively. These amounts were used for golf course renovations, debt service and working capital needs.

   At December 31, 2001, GGP had cash and cash equivalents of $3.9 million and mortgage, capital lease obligations and loan indebtedness of $109.1 million. The interest rates on $59.3 million of the long-term debt are fixed and range from 8.15% to 8.75%. The interest rates on $32.0 million of the long-term debt is variable and ranges from 3.14% to 12.12%. In 2002, $9.3 million principal amount of debt and capital lease obligations will mature, at various times throughout the year, of which GGP paid $4.0 million on January 4, 2002. GGP anticipates that it will repay the remaining $5.3 million through available sources of capital.

   Net cash provided by operating activities decreased 82.8% to $0.2 million for 2001 from $1.0 million for 2000. The cash flow decrease was primarily attributable to the increase in the loss from both continuing ($4.9 million) and discontinued ($1.4 million) operations, and net gain ($1.0 million) on the sale of discontinued operations, and the increase in noncash interest expense and loan fee expense ($2.0 million) and depreciation and amortization ($1.9 million).

   Net cash used in investing activities decreased 99.7% to $0.1 million for 2001 from $32.0 million for 2000. The cash use decrease occurred because GGP did not acquire any courses ($23.7 million) during the year, GGP sold one course in 2001 ($4.7 million), and cash used for capital expenditures was $7.2 million lower. Capital expenditures in 2001 were lower as a result of acquiring assets through noncash capital leases ($5.1 million) and the acquisition in 2000 of GGP's helicopter and headquarters ($2.7 million), both of which are being held for sale and are listed as discontinued operations on GGP's consolidated balance sheets.

   Net cash provided by financing activities decreased 91.8% to $2.5 million for 2001 from $30.3 million for 2000. The decrease primarily reflected the reduced borrowing needs as no courses were acquired in 2001. However, borrowings from a partner, Gotham Partners, increased ($2.0 million) to meet working capital and debt servicing needs.

   GGP anticipates that its cash flows from operations and proceeds from asset sales will provide adequate liquidity to conduct its operations and fund operating costs, debt service, capital expenditures and interest payments for at least the next twelve months.

   At December 31, 2000 and 2001, GGP was not in compliance with the debt service coverage requirements applicable to a mortgage loan secured by one of GGP's courses, but was otherwise current with all required payments of that mortgage note. GGP has not obtained a waiver of this noncompliance from the financial institution. The course in noncompliance is classified as a discontinued operation and, accordingly, the entire amount of debt ($1,543,861 at December 31, 2000 and $1,507,894 at December 31, 2001) is included in liabilities from discontinued operations and recorded as a current liability at December 31, 2000 and 2001.

   Some of GGP's debt instruments with two separate mortgage lenders contain cross-default provisions pursuant to which default under one instrument securing such lender may cause a default under one or more other instruments securing the same lender. As of December 31, 2001, the outstanding balances of such instruments for GGP with these two lenders were $75.2 million and $12.3 million respectively. If GGP violates these provisions and the default or cross-default provisions are enforced by the Lender, GGP could experience a material adverse effect on its financial condition.

   GGP's working capital at December 31, 2000 and December 31, 2001 was $3.9 million and $(6.5) million, respectively.

  RECENTLY ISSUED ACCOUNTING STANDARDS

   In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations." SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method.

   In July 2001, the FASB issued SFAS 142, "Goodwill and Other Intangible Assets," which is effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires GGP to complete a transitional goodwill impairment test six months from the date of adoption. GGP is currently assessing but has not yet determined the impact of SFAS 142 on its financial position and results of operations. If SFAS 142 had been adopted at the beginning of 2001, the absence of goodwill amortization would have increased earnings from continuing operations before the cumulative effect of change in accounting by approximately $386,000.

   In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations--Reporting and Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of business. This statement is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 retains many of the provisions of SFAS No. 121, but addresses certain implementation issues associated with that Statement.

   GGP elected to early adopt, effective January 1, 2001, SFAS No. 144. In connection with GGP's decision to exit the Florida and Alabama markets, retail golf center and helicopter, the results of operations of certain businesses identified as held for sale are classified as discontinued operations in GGP's consolidated financial statements for all periods presented. Similarly, the assets and liabilities of these golf courses are separately identified in the consolidated balance sheets as assets and liabilities from discontinued operations, respectively. The results of operations and related gains and losses with golf courses divested prior to the effective date of GGP's adoption of SFAS No. 144, have not been reclassified to discontinued operations in accordance with the Statement.

  QUANTITATIVE AND QUALITATIVE DISCLOSURES ON MARKET RISK

   GGP's primary market risk is interest rate risk. GGP has, and will continue to manage, interest rate risk by maintaining a conservative ratio of fixed rate, long term debt such that the variable rate exposure is kept at an acceptable level. In addition GGP has entered into interest rate swap agreements at certain courses to reduce the impact of changes in interest rates on its variable long-term debt.

   The following table sets forth GGP's long-term debt obligations, principal cash flows by scheduled maturity at December 31, 2001:

                                      2002  2003  2004  2005  THEREAFTER
                                      ----- ----- ----- ----- ----------
                                                (IN MILLIONS)
       AS OF DECEMBER 31, 2001
       Long-term debt................ $ 5.6 $47.6 $11.7 $26.4    $--
       Capital leases, incl. interest   1.9   1.3   1.3   1.3     --
       Operating leases..............   1.3   0.9   0.7   0.5     --
       Notes payable--related parties    --  10.6    --    --     --
       Notes payable--bank...........   2.2    --    --    --     --
                                      ----- ----- ----- -----    ---
       Total......................... $11.0 $60.4 $13.7 $28.2    $--
                                      ===== ===== ===== =====    ===

   In addition, under the purchase option lease under which GGP leases one of its courses, GGP pays $0.5 million per year in rent payments with the obligation to acquire the course for approximately $5.4 million by November 2003.

   Loan agreements with outstanding indebtedness of $47.8 million at December 31, 2001 contain an option for GGP to extend the maturity by five years if certain conditions are met. These agreements cover $36.4 million of debt currently scheduled to mature in 2003 and $22.5 million of debt currently scheduled to mature in 2004.

   In addition, GGP has assessed the market risk for its variable rate debt and believes that a 1% change in interest rates will increase or decrease interest expense by approximately $337,000 annually based on $33.7 million outstanding at December 31, 2001.

      UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS FOR GGC

   The following pro forma condensed combined statement of operations gives effect to the initial capitalization of Gotham Golf Corp., contribution of Gotham Golf Partners, L.P. equity interests in exchange for common shares of Gotham Golf Corp., the merger of First Union Real Estate Equity and Mortgage Investments, the merger of First Union Management, Inc. and the issuance of 11% Notes by Southwest Shopping Centers Co. II, L.L.C. as if such transactions had occurred as of January 1, 2001.

   The following pro forma condensed combined balance sheet gives effect to the initial capitalization of Gotham Golf Corp., contribution of Gotham Golf Partners, L.P. equity interests in exchange for common shares of Gotham Golf Corp., the merger of First Union Real Estate Equity and Mortgage Investments, the merger of First Union Management, Inc. and the issuance of 11% Notes by Southwest Shopping Centers Co. II, L.L.C. as if such transactions had occurred as of December 31, 2001.

   The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the transactions had been consummated as of the dated indicated, nor is it necessarily indicative of the future operating results or financial condition of the combined companies. The unaudited pro forma statements, including the related notes thereto, that appear elsewhere in this document.

                               GOTHAM GOLF CORP.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               DECEMBER 31, 2001

                                (IN THOUSANDS)


                                                                                                       EXCHANGE OF
                                                                                         FIRST UNION   PARTNERSHIP
                                                             GOTHAM                      REAL ESTATE  INTERESTS FOR
                                                           GOLF CORP.                     EQUITY AND     COMMON
                                                           SEED MONEY      GOTHAM GOLF     MORTGAGE     SHARES OF
                                                        BALANCE SHEET (1) PARTNERS, L.P.  INVESTMENTS    GGC (2)
                                                        ----------------- -------------- ------------ -------------
ASSETS
Current assets:
  Cash and cash equivalents............................        $--           $  3,899     $   2,609     $     --




  Restricted cash......................................         --              1,022           915           --
  Accounts receivable and prepayments, net.............         --                815         2,261           --
  Investments (U.S. Treasury Bills)....................         --                 --       116,005           --

  Inventory............................................         --                709         1,971           --
  Notes receivable--related parties....................         --              1,929            --           --

  Prepaid expenses and other current assets............         --                702            --           --
  Assets from discontinued operations..................         --             12,851            --           --
                                                               ---           --------     ---------     --------
    Total current assets...............................                        21,927       123,761           --
Property and equipment, net............................         --             96,242        60,167           --
Goodwill and other intangibles, net....................         --              6,604           351           --
Original debt issuance discounts, net..................         --                 --
Other assets...........................................         --                192         1,390           --
                                                               ---           --------     ---------     --------
    Total assets.......................................        $--           $124,965     $ 185,669     $     --
                                                               ===           ========     =========     ========
LIABILITIES AND PARTNERS' EQUITY
 (DEFICIT)/SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.............        $--           $  4,291     $   8,373     $     --
  Deferred revenue and other items.....................         --              3,146           416           --
  Current portion of long-term debt and capital leases.         --              7,066           297           --
  Notes payable--bank..................................         --              2,200            96           --
  Liabilities from discontinued operations.............         --             11,688            --           --
                                                               ---           --------     ---------     --------
    Total current liabilities..........................         --             28,391         9,182           --

11% Notes, net of original issue.......................
  discount of $7,818...................................         --                 --
Long-term debt and capital lease obligations...........         --             89,248        54,319           --
Notes payable--related parties.........................         --             10,627            --           --
Other liabilities......................................         --                260            --           --
Minority interest......................................         --                 --            --           --
Partners' equity (deficit):
  Partners' equity (deficit)...........................         --             (3,301)           --        3,301 (e)
  Accumulated other comprehensive loss.................         --               (260)           --          260 (e)
                                                               ---           --------     ---------     --------
    Total partners' equity (deficit)...................         --             (3,561)           --        3,561
                                                               ---           --------     ---------     --------
Shareholders' equity:
  Convertible preferred shares.........................         --                 --        23,171           --
  Shares of beneficial interest........................         --                 --        34,806           --
  Common stock.........................................         --                 --            --           23 (e)
  Additional paid in capital...........................         --                 --       207,602       28,896 (e)

  Accumulated distributions in excess of net income....         --                 --      (143,411)          --
  Accumulated other comprehensive loss.................         --                 --            --         (260) (e)
  Accumulated deficit..................................         --                 --            --      (32,220) (e)

                                                               ---           --------     ---------     --------
    Total shareholders' equity.........................         --                 --       122,168       (3,561)
                                                               ---           --------     ---------     --------
    Total liabilities and equity.......................        $--           $124,965     $ 185,669     $     --
                                                               ===           ========     =========     ========

                                                            MERGER
                                                           PRO FORMA
                                                         AND SOUTHWEST
                                                           SHOPPING
                                                         CENTER NOTES
                                                           OFFERING         PRO FORMA    PRO FORMA
                                                        ADJUSTMENTS (3)  ADJUSTMENTS (4) COMBINED
                                                        ---------------  --------------- ---------
ASSETS
Current assets:
  Cash and cash equivalents............................    $  (2,609)(a)    $(10,627)(f) $  9,054
                                                              (4,520)(a)        (500)(g)
                                                                (454)(b)      14,618 (j)
                                                                (680)(c)       (600) (h)
                                                               7,918 (d)
  Restricted cash......................................          454 (b)          --        2,391
  Accounts receivable and prepayments, net.............           --              --        3,076
  Investments (U.S. Treasury Bills)....................      (73,964)(a)          --       34,123
                                                              (7,918)(a)                       --
  Inventory............................................           --              --        2,680
  Notes receivable--related parties....................           --             500 (g)      500
                                                                              (1,929)(i)
  Prepaid expenses and other current assets............           --              --          702
  Assets from discontinued operations..................           --              --       12,851
                                                           ---------        --------     --------
    Total current assets...............................      (81,773)          1,462       65,377
Property and equipment, net............................       (5,722)(a)          --      150,687
Goodwill and other intangibles, net....................          680 (c)          --        7,635
Original debt issuance discounts, net..................                                        --
Other assets...........................................           --              --        1,582
                                                           ---------        --------     --------
    Total assets.......................................    $ (86,815)       $  1,462     $225,281
                                                           =========        ========     ========
LIABILITIES AND PARTNERS' EQUITY
 (DEFICIT)/SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.............    $      --        $     --     $ 12,664
  Deferred revenue and other items.....................           --              --        3,562
  Current portion of long-term debt and capital leases.           --              --        7,363
  Notes payable--bank..................................           --              --        2,296
  Liabilities from discontinued operations.............           --              --       11,688
                                                           ---------        --------     --------
    Total current liabilities..........................           --              --       37,573
                                                               4,264 (a)
11% Notes, net of original issue.......................        7,918 (d)          --       12,182
  discount of $7,818...................................
Long-term debt and capital lease obligations...........           --              --      143,567
Notes payable--related parties.........................           --         (10,627)(f)       --
Other liabilities......................................           --              --          260
Minority interest......................................           --           2,377 (k)    2,377
Partners' equity (deficit):
  Partners' equity (deficit)...........................           --              --           --
  Accumulated other comprehensive loss.................           --              --           --
                                                           ---------        --------     --------
    Total partners' equity (deficit)...................           --              --           --
                                                           ---------        --------     --------
Shareholders' equity:
  Convertible preferred shares.........................           --              --       23,171
  Shares of beneficial interest........................      (34,806)(e)          --           --
  Common stock.........................................           --               7 (j)       30
  Additional paid in capital...........................     (207,602)(e)      14,611 (j)   41,130
                                                                              (2,377)(k)
  Accumulated distributions in excess of net income....      143,411 (e)                       --
  Accumulated other comprehensive loss.................           --              --         (260)
  Accumulated deficit..................................           --            (600)(h)  (34,749)
                                                                              (1,929)(i)
                                                           ---------        --------     --------
    Total shareholders' equity.........................      (98,997)          9,712       29,322
                                                           ---------        --------     --------
    Total liabilities and equity.......................    $ (86,815)       $  1,462     $225,281
                                                           =========        ========     ========

SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET.

--------
(1) Reflects the initial capitalization of GGC. These shares are eliminated in connection with the merger.
(2) Reflects the exchange of GGP equity interests for commons shares of GGC.
(3) Reflects the merger between GGC and First Union and the issuance of 11% Notes by SSCC.
(4) Reflects transactions in connection with the merger agreement and the prospectus/proxy statement.

SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET.

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            (DOLLARS IN THOUSANDS)

   Pro forma adjustments for the unaudited pro forma condensed combined balance sheet as of December 31, 2001.

   The pro forma combined condensed balance sheet reflects the initial capitalization of Gotham Golf Corp., the exchange of Gotham Golf Partners, L.P. equity interest for common shares of Gotham Golf Corp., the merger of First Union Real Estate Equity and Mortgage Investments and the issuance of 11% Notes by Southwest Shopping Centers Co., II, L.L.C., as if such transactions occurred as of December 31, 2001.

   The unaudited pro forma condensed combined financial information gives effect to certain reclassifications to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies.

   The total estimated purchase price of First Union Real Estate Equity and Mortgage Investments has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of the excess net assets acquired over the purchase price allocated to property and equipment. These allocations are subject to change pending a final determination and analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed.

   The adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2001 are as follows:

   (a) Reflects the acquisition of First Union Real Estate Equity and Mortgage Investments (First Union) and the elimination and shares of beneficial interest, additional paid in capital and accumulated distributions in excess of net income. The assumption for the pro forma is based on 65% of the First Union holders of record selecting the cash payment (anticipated primarily through the liquidation on investments) and 35% of the holders selected the issuance of notes (see notes c and d for further disclosure on the notes)

     Purchase price calculation:
     $2.20 per share paid to the 34,805,912 First Union
       shareholders:
       Paid out of cash and cash equivalents.................... $   2,609
       Paid out of investments..................................    73,964
                                                                 ---------
                                                                    76,573
     Issuance of 11% Notes to 35% of holders....................     4,264
     $0.35 per share paid to 65% of holders.....................     7,918
                                                                 ---------
                                                                    88,755
     Plus liabilities assumed...................................    63,501
     Estimated transaction costs................................     4,520
     Conversion of First Union convertible preferred shares into
       GGC convertible preferred shares with substantially
       identical terms and conditions...........................    23,171
                                                                 ---------
                                                                   179,947
                                                                 ---------
     Less assets acquired.......................................  (185,669)
                                                                 ---------
     Excess net assets acquired over purchase price allocated to property and equipment................................... $  (5,722)
                                                                 =========

   (b) Reflects the required escrow deposit in the amount of $454 equal to three months of debt service on the Park Plaza mezzanine loan.

   (c) Reflects estimated issuance costs of approximately $680 associated with the 11% Notes.

   (d) Reflects the issuance of the 11% Notes. Total issuance of notes is as follows:

  Notes issued to 35% of First Union holders (as disclosed in note a) $  4,264
  Notes issued to Gotham Partners, L.P. and related parties..........    7,918
                                                                      --------
                                                                      $12,182

   (e) Reflects the elimination of the historical equity of First Union Real Estate Equity and Mortgage Investments and the issuance of new shares of common stock through the exchange of 92.5% Gotham Golf Partners, L.P. equity interest for 2,312,500 shares of GGC common stock.

   (f) Reflects the repayment of notes payable-related parties in the amount of $10,627 at December 31, 2001.

   (g) Reflects a loan in the amount of $500 to a shareholder of GGC.

   (h) Reflects a severance benefit in the amount of $600 paid to a shareholder of GGC. This amount will be expensed in the period subsequent to the transaction.

   (i) Reflects the forgiveness of employee loans and related accrued interest in the amount of $1,929 as of December 31, 2001.

   (j) Reflects the exercise of subscription rights to purchase GGC common shares at $20.00 per share (assumes 35% of 34,805,912 First Union common shares exercise this right) for proceeds of $14,618 and the issuance of 730,924 GGC common shares.

   (k) Reflects the minority interest on the 7.5% related to the GGP retained partnership interest.

                               GOTHAM GOLF CORP.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 2001

                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                                        MERGER
                                               GOTHAM                                  EXCHANGE        PRO FORMA
                                                GOLF                     FIRST UNION PARTNERSHIP     AND SOUTHWEST
                                             CORPORATION                 REAL ESTATE INTEREST FOR      SHOPPING
                                             SEED MONEY                  EQUITY AND     COMMON       CENTER NOTES    SALES OF
                                               BALANCE     GOTHAM GOLF    MORTGAGE    SHARES OF        OFFERING     PROPERTIES
                                                SHEET     PARTNERS, L.P. INVESTMENTS     GGC          ADJUSTMENTS   TO RADIANT
                                             -----------  -------------- ----------- ------------    -------------  ----------
Revenue.....................................   $   --        $ 28,353     $ 26,295    $       --        $    --      $(5,921)(a)
  Cost of goods sold........................       --           2,331        8,777            --             --           --
  Operating expenses........................       --          18,618       13,949            --             --       (2,288)(a)
  Depreciation and amortization.............       --           8,332        3,837            --           (286)(c)   (1,765)(a)
                                                                                                             85 (b)
                                               ------        --------     --------    ----------        -------      -------
Total operating expenses....................       --          29,281       26,563            --           (201)      (4,053)
                                               ------        --------     --------    ----------        -------      -------
Income (loss) from operations...............       --            (928)        (268)           --            201       (1,868)
Other income (expense):
  Interest and dividend income..............       --             202        5,091            --             --         (312)(a)


  Interest expense..........................       --         (10,423)      (7,094)           --         (2,979)(d)    2,113 (a)
  Gain on sale of real estate...............       --              --       30,096            --             --           --
  Other income (expense)....................       --             (52)           5            --             --           --
  Write-down of investment..................       --              --      (11,463)           --             --           --
                                               ------        --------     --------    ----------        -------      -------
                                                   --         (10,273)      16,635            --         (2,979)       1,801
                                               ------        --------     --------    ----------        -------      -------
Net income (loss) from continuing operations
 before preferred dividend..................       --         (11,201)      16,367            --         (2,778)         (67)
Preferred dividend..........................       --              --       (2,068)           --             --           --
                                               ------        --------     --------    ----------        -------      -------
Net income (loss) from continuing operations   $   --        $(11,201)    $ 14,299    $       --        $(2,778)     $   (67)
                                               ======        ========     ========    ==========        =======      =======
Net loss from continuing operations per
 share:
  Basic.....................................

  Diluted...................................

Weighted average number of common and
 common share equivalents:
  Basic.....................................    1,000 (h)                              2,312,500 (i)     (1,000)(h)
                                               ======                                 ==========        =======
  Diluted (k)...............................    1,000                                  2,312,500         (1,000)
                                               ======                                 ==========        =======





                                              PRO FORMA    PRO FORMA
                                             ADJUSTMENTS   COMBINED
                                             -----------   ----------
Revenue.....................................  $     --     $   48,727
  Cost of goods sold........................        --         11,108
  Operating expenses........................        --         30,279
  Depreciation and amortization.............        --         10,203

                                              --------     ----------
Total operating expenses....................        --         51,590
                                              --------     ----------
Income (loss) from operations...............        --         (2,863)
Other income (expense):
  Interest and dividend income..............      (172)(e)      2,235
                                                    --
                                                (2,574)(f)
  Interest expense..........................     2,431 (g)    (15,952)
  Gain on sale of real estate...............        --         30,096
  Other income (expense)....................        --            (47)
  Write-down of investment..................        --        (11,463)
                                              --------     ----------
                                                  (315)         4,869
                                              --------     ----------
Net income (loss) from continuing operations
 before preferred dividend..................      (315)         2,006
Preferred dividend..........................        --         (2,068)
                                              --------     ----------
Net income (loss) from continuing operations  $   (315)    $      (62)
                                              ========     ==========
Net loss from continuing operations per
 share:
  Basic.....................................               $    (0.02)
                                                           ==========
  Diluted...................................               $    (0.02)
                                                           ==========
Weighted average number of common and
 common share equivalents:
  Basic.....................................   730,924 (j)  3,043,424
                                              ========     ==========
  Diluted (k)...............................   730,924      3,043,424
                                              ========     ==========


 SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
                                  OPERATIONS.

                               GOTHAM GOLF CORP.
          NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OPERATIONS
             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

   Pro forma adjustments for the unaudited pro forma condensed statement of operations for the year ended December 31, 2001.

   The pro forma combined condensed statement of operations reflects the initial capitalization of Gotham Golf Corp., the exchange of Gotham Golf Partners, L.P. equity interest for common shares of Gotham Golf Corp., the merger of First Union Real Estate Equity and Mortgage Investments and the issuance of 11% Notes by Southwest Shopping Centers Co., II, L.L.C., as if such transactions occurred as of January 1, 2001.

   The unaudited pro forma condensed combined financial information gives effect to certain reclassifications to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies.

   The adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2001 are as follows:

   (a) Reflects the disposition in March 2001 of two shopping center properties, four office properties, five parking garages and one parking lot, a $1,500 million note receivable and other assets used in the operations of the properties to Radiant Ventures I, LLC, as if the transaction occurred as of January 1, 2001. The properties were sold for a net sales price of $184,400, after certain adjustments. A gain of approximately $30,096 was recognized on the sale.

   (b) Reflects the amortization expense related to the estimated issuance costs of approximately $680 associated with the 11% Notes.

   (c) Reflects the decrease in depreciation expense associated with the excess net assets acquired over purchase price allocated to property and equipment of approximately $5,722 utilizing an estimated useful life of 20 years.

   (d) Reflects the interest expense and amortization of the original issue discount of $7,818 associated with the 11% Notes. The amortization of the original issue discount on the Notes is over the life of the note, which is eight years.

   (e) Reflects the reduction in interest income of $172 associated with the forgiveness of employee loans and related accrued interest in the total amount of $1,929. The notes receivable bear interest at a rate of 10%.

   (f) Reflects the reduction in interest income associated with the decrease in cash and investments using an implied interest rate of 3.89% based on the approximate average cash, cash equivalents, restricted cash and investments (primarily Treasury bills and other U.S. government obligations) balance during the year ended December 31, 2001 for First Union Real Estate Equity and Mortgage Investments.

   (g) Reflects the decrease in interest expense associated with the repayment of notes payable-related parties of $10,627. The notes bear interest at a rate of 24% per annum.

   (h) Reflects the issuance of 1,000 shares of GGC common shares in connection with the initial capitalization of GGC. These shares are eliminated in connection with the merger.

   (i) Reflects the issuance of 2,312,500 shares of GGC common shares in connection with the exchange of 92.5% Gotham Golf Partners, L.P. equity interest.

   (j) Reflects the issuance of 730,924 shares based on the exercise of subscription rights to purchase GGC common shares at $20.00 per share assuming that 35% of holders exercise this option.

   (k) Reflects the exclusion of common share equivalents (7.5% minority interest shareholders of Gotham Golf Partners, L.P. option to convert equity interest to GGC common shares, convertible preferred shares, exercise of stock subscription rights, warrants and employee stock options), as effect of such common share equivalents is anti-dilutive.

   No amount of the 2001 loss from operations has been allocated to the 7.5% minority interest related to GGP retained partnership interest.

                       DESCRIPTION OF GGC CAPITAL STOCK

   This section describes the material terms of GGC's capital stock immediately after the proposed transaction. The summary of the terms and provisions of GGC's capital stock contained in this proxy statement-prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of GGC's Certificate of Incorporation, the Certificate of Designations for the GGC Convertible Preferred Shares and GGC's By-Laws, copies of which are attached hereto as Appendices I, J and K, respectively.

   Upon completion of the proposed transaction, GGC's authorized capital stock will consist of 10,000,000 GGC common shares, par value $0.01 per share, 1,000,000 GGC convertible preferred shares, par value $25.00 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share.

GGC COMMON SHARES

   As of March 31, 2002, there were 1,000 shares of GGC common shares outstanding, all of which were held by GGP. Immediately after the proposed transaction, there will be 2,812,500 GGC common shares outstanding assuming minimum subscriptions of $10 million (see "The Merger Agreement--Gotham Partners' Commitment To Be a Stand-By Purchaser of GGC Common Shares"), and 4,400,855 shares outstanding assuming full subscription in the subscription rights offering and no other issuance of GGC common shares (except for GGC common shares issued on account of the contribution).

   For each GGC common share held by a holder, such holder is entitled to one vote on all matters submitted to a vote of shareholders. There are no cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably such dividends, if any, as may be declared by the GGC board of directors out of funds legally available to pay dividends. Upon GGC's liquidation, dissolution or winding up, GGC common shareholders are entitled to receive ratably all assets after the payment of GGC's liabilities, subject to the prior rights of any outstanding preferred shares (including the GGC convertible preferred shares). GGC common shareholders have no preemptive, subscription, redemption or conversion rights. They are not entitled to the benefit of any retirement or sinking fund. The outstanding GGC common shares are, and the GGC common shares offered by GGC in the subscription rights offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of GGC common shares are subject to the rights of the holders of GGC convertible preferred shares and any other series of preferred stock that GGC may designate and issue.

GGC UNDESIGNATED PREFERRED STOCK

   On the completion of the proposed transaction, the GGC board of directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and on one or more occasions. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges at the GGC board of directors may determine. These rights and privileges may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights, and preemptive rights.

   The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of GGC common shares. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire GGC, or discourage a third party from attempting to acquire GGC.

GGC CONVERTIBLE PREFERRED SHARES

  DISTRIBUTION OF GGC CONVERTIBLE PREFERRED SHARES

   GGC will issue, by way of book-entry credit in its transfer books, one GGC convertible preferred share for every First Union convertible preferred share owned by a holder as of immediately prior to the effective time of the mergers. The GGC convertible preferred shares will be validly issued, fully paid and nonassessable. The GGC convertible preferred shares will also be represented uncertificated shares; however, upon request of any holder of such shares, such holder shall be entitled to have a certificate representing the number of shares held by such holder.

   Holders of GGC convertible preferred shares will have no preemptive rights with respect to any shares of the capital securities of GGC or any other securities of GGC convertible into, or carrying rights or options to purchase, any such shares. The GGC convertible preferred shares will not be subject to any sinking fund or other obligation of GGC to redeem or retire the GGC convertible preferred shares. Unless converted into Transaction

                                     256.1

Proceeds (described below) or GGC common shares, or redeemed by GGC, the GGC convertible preferred shares will have a perpetual term with no maturity.

  PREFERENTIAL CASH DIVIDENDS

   Each GGC convertible preferred share will entitle its holder to receive, out of funds legally available for the payment of dividends, cumulative and quarterly preferential cash dividends. The preferential cash dividends will equal the greater of (i) $0.525 per GGC convertible preferred share per dividend period (equivalent to 8.4% of the liquidation preference per annum) or
(ii) the quarterly cash dividend on that number of GGC common shares, or portion thereof, into which one GGC convertible preferred share is convertible. The preferential cash dividends will be cumulative from the date of the original issuance and be payable quarterly in arrears on the last day of each January, April, July and October, or, if such day is not a business day, the next succeeding business day (referred to in this document as the DIVIDEND PAYMENT DATE).

   The first cash dividend, when and if declared, will be paid on [      ] and
will represent payment on account of the period from the original issue date until the first dividend payment date. The amount of dividend for such period, or any other period shorter than a full dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months.

   The preferential cash dividends will be payable to holders of record of GGC convertible preferred shares as they appear in the records of GGC at the close of business on the applicable record date (referred to in this document as the DIVIDEND RECORD DATE), which shall be designated by the GGC board of directors and shall not be more than 50 nor less than 10 days prior to the applicable dividend payment date.

   The GGC board of directors shall not declare, pay or set apart for payment, any dividends on the GGC convertible preferred shares if the terms and provisions of any of GGC's agreements, including any agreement relating to its indebtedness, prohibits such action or provides that such action would constitute a breach or a default under such agreement, or if such action is restricted or prohibited by law.

   Notwithstanding the foregoing, dividends on the GGC convertible preferred shares will accrue regardless of whether GGC has earnings, whether there are funds legally available for the payment of dividends or whether dividends are declared. Accrued but unpaid dividends on the GGC convertible preferred shares will not bear interest, and holders of such shares will not be entitled to any dividends in excess of the full cumulative dividends as described above.

   If the full cumulative dividends on the GGC convertible preferred shares have not been, or contemporaneously are not, declared and paid (or declared and a sum sufficient for such payment set aside), any dividend declared on preferred shares of GGC ranking on parity with the GGC convertible preferred shares in the payment of dividends and distributions (such preferred shares referred to in this document as PARITY SHARES) must be declared pro rata with the dividends on the GGC convertible preferred shares, in proportion to the respective amounts of dividends accumulated and unpaid on such shares.

   Moreover, if the full cumulative dividends on GGC convertible preferred shares and any parity shares have not been, or contemporaneously are not, declared and paid (or declared and a sum sufficient for such payment set aside), GGC may not:

    1. declare and pay a cash dividend on the GGC common shares or other shares of GGC ranking junior as to dividends or the distribution of assets (such shares referred to in this document as JUNIOR SHARES) (other than dividends paid solely in shares of, or rights to subscribe for, GGC common shares or other shares of GGC ranking junior to the GGC convertible preferred shares as to dividends and the distribution of assets (such shares referred to in this document as FULLY JUNIOR SHARES)); or

    2. redeem, purchase or otherwise acquire junior shares for any consideration (or pay or make available money for a sinking fund for the redemption of junior shares), other than a redemption, purchase, or acquisition for purposes of an employee incentive or benefit plan of GGC or any of its subsidiaries and other than by a conversion into or exchange for fully junior shares.

   Any dividend payment on the GGC convertible preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to GGC convertible preferred shares that remain payable.

  LIQUIDATION RIGHTS

   In the event of any liquidation, dissolution or winding up of the affairs of GGC, the holders of GGC convertible preferred shares shall be entitled to receive, from the assets of GGC legally available for distribution to shareholders, a liquidating distribution per share of $25.00 plus any accrued and unpaid dividends on each GGC convertible preferred share. The holders of GGC convertible preferred shares shall be entitled to receive such liquidating distributions prior to any distribution or payment to holders of GGC common shares or any other junior shares. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of GGC convertible preferred shares will have no right or claim to any of the remaining assets of GGC. In the event that the available assets of GGC are insufficient to satisfy the liquidating distributions on all of the outstanding GGC convertible preferred shares and parity shares upon a liquidation, dissolution or winding up of GGC, the holders of the GGC convertible preferred shares and the holders of parity shares shall share in the distribution of assets pro rata, in proportion to the full liquidating distributions to which each holder would otherwise be respectively entitled.

   If, in the distribution of assets upon any liquidation, dissolution or winding up of GGC, the liquidating distributions are made in full to all holders of GGC convertible preferred shares and parity shares, the remaining assets of GGC will be distributed among the holders of junior shares according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, the consolidation or merger of GGC with or into any other entity, the sale, lease or conveyance of all or substantially all of the property or business of GGC or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding up of GGC.

  VOTING RIGHTS

   Holders of GGC convertible preferred shares will be entitled to vote as a single class, together with the holder of GGC common shares, on all matters relating to GGC on which shareholders are entitled to vote. Each GGC convertible preferred share, however, will have one-tenth ( 1/10th) of the vote attributable to each GGC common share.

   Holders of GGC convertible preferred shares will also have voting rights as described below and as required by law. In the exercise of any such vote, each outstanding GGC convertible preferred share will be entitled to one vote.

   Whenever dividends on the GGC convertible preferred shares or any parity shares have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares, whether or not consecutive, the number of directors of GGC will be increased by two, and the holders of GGC convertible preferred shares, voting together as a class with the holders of any other series of parity shares on which like voting rights have been conferred and are exercisable (such other series of shares referred to in this document as VOTING PREFERRED SHARES), will have the right to elect two additional directors to serve on the GGC board of directors at any annual meeting of shareholders or a properly called special meeting of the holders of GGC convertible preferred shares, until all such dividends have been paid in full or set apart for payment in full. The term of office of all directors so elected will terminate immediately upon the termination of such voting rights.

   In addition, so long as any GGC convertible preferred shares are outstanding, GGC will not do any of the following without the approval of two-thirds of the outstanding GGC convertible preferred shares and all other voting preferred shares similarly affected, voting as a single class:

    1. amend, alter or repeal any provision of the Certificate of Incorporation, By-Laws or the Certificate of Designations of GGC so as to affect materially and adversely the rights, preferences or voting power of the holders of the GGC convertible preferred shares or the voting preferred shares;

    2. enter into a share exchange that affects the GGC convertible preferred shares, consolidate with or merge into another entity or permit another entity to consolidate with or merge into GGC, unless in each case the GGC convertible preferred shares remain outstanding without a material adverse change to their terms and rights or are converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of the GGC convertible preferred shares (except for changes that do not materially and adversely affect the holders of the GGC convertible preferred shares); or

    3. authorize, reclassify, create or increase the authorized amount of any class of stock having rights senior to the GGC convertible preferred shares as to dividends or in the distribution of assets; PROVIDED, HOWEVER, that GGC may create additional classes of parity shares and junior shares, increase the authorized number of parity shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of GGC convertible preferred shares.

   Except as provided above and as required by law, the holders of GGC convertible preferred shares are not entitled to vote on any merger or consolidation involving GGC or a sale of all or substantially all of the assets of GGC.

  CONVERSION RIGHTS GENERALLY

   Each GGC convertible preferred share can be converted, at any time at the option of the holder of such share, into either (i) an amount of cash referred to in this document as the TRANSACTION PROCEEDS; or (ii) a certain number of GGC common shares, in each case as described below. For purposes of clarity, in no event may a holder convert one GGC convertible preferred share into both Transaction Proceeds and GGC common shares.

  CONVERSION INTO TRANSACTION PROCEEDS

   Each GGC convertible preferred share is convertible at the option of its holder into Transaction Proceeds, which is the consideration receivable by 4.92 First Union common shares on account of the proposed transaction, assuming that such holder did not exercise his rights of election as to the kind or amount of consideration receivable upon the proposed transaction. The Transaction Proceeds received upon conversion will depend on the date of conversion. If a holder of GGC convertible preferred shares converts some or all of his shares into Transaction Proceeds on or after the 24-month anniversary of the completion of the proposed transaction, such holder will receive for each converted share an amount of cash equal to 4.92 multiplied by the sum of (1) the cash consideration that a First Union common shareholder would receive for a First Union common share upon consummation of the proposed transaction and
(2) the cash, if any, that a former First Union common shareholder would receive per share upon termination of the escrow fund. If, however, such holder converts some or all of his GGC convertible preferred shares into Transaction Proceeds prior to the 24-month anniversary of the completion of the proposed transaction, such holder will receive for each converted share (1) an amount of cash equal to 4.92 multiplied by the cash consideration that a First Union common shareholder would receive for a First Union common share upon consummation of the proposed transaction as soon as practicable after the date of conversion; and (2) an amount of cash equal to 4.92 multiplied by the cash, if any, that a former First Union common shareholder would receive per share upon termination of the escrow fund as soon as practicable on or after the termination of the escrow fund.

  CONVERSION INTO GGC COMMON SHARES

   Each GGC convertible preferred share (not converted into Transaction Proceeds and not redeemed) is convertible into a number of GGC common shares equal to the liquidation preference of $25 divided by the conversion price in effect on the trading day immediately prior to the date on which GGC receives written notice of such conversion.

  HOW TO EXERCISE A CONVERSION RIGHT

   A holder who wishes to convert some or all of his GGC convertible preferred shares must send written notice of such conversion to the office of The Bank of New York and GGC. The notice must specify the number of GGC convertible preferred shares to be converted, and whether such shares shall be converted into Transaction Proceeds, GGC common shares, or both. A holder may not, however, convert one GGC convertible preferred share into both Transaction Proceeds and GGC common shares.

   Unless the Transaction Proceeds or GGC common shares issuable upon conversion are to be issued in the same name as the name in which such GGC convertible preferred shares are registered, each share surrendered for conversion must be accompanied by an instrument of transfer, duly executed by the holder or such holder's duly authorized attorney, and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to GGC demonstrating that such taxes have been paid).

   Holders of GGC convertible preferred shares at the close of business on a dividend record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, regardless of whether such shares are converted prior to such dividend payment date. However, any GGC convertible preferred shares surrendered for conversion in between the close of business on a dividend record date and the opening of business on the corresponding dividend payment date must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date (except for GGC convertible shares converted after the issuance of a notice of redemption during such period, which shares are entitled to such dividend on the dividend payment date). A holder of GGC convertible preferred shares on a dividend record date who (or whose transferee) tenders any such shares for conversion into GGC common shares on the corresponding dividend payment date will receive the dividend payable by GGC on such GGC convertible preferred shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of GGC convertible preferred shares for conversion. Except as provided above, GGC shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the GGC common shares issued upon such conversion.

   In the case of a conversion for GGC common shares, GGC will issue as promptly as practicable after receipt of a holder's written notice of conversion, by way of book-entry credit in GGC's transfer books, uncertificated shares representing the number of full GGC common shares issuable upon the conversion of such shares. Fractional GGC common shares will not be issued upon conversion, but, in lieu thereof, GGC will pay a cash adjustment based on the current market price of the GGC common shares on the trading day prior to the date of conversion.

   Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the GGC receives written notice of the conversion (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by GGC as described above), and, in the case of a conversion for GGC common shares, the person(s) in whose name(s) the GGC common shares will be issuable upon such conversion shall be deemed to have become the holder(s) of record of the shares represented thereby at such time on such date; unless, however, the transfer books of GGC shall be closed on that date, in which case such person(s) will be deemed to have become holder(s) of record at the close of business on the next succeeding day on which the transfer books are open.

  DETERMINATION OF THE CONVERSION RIGHT

   The initial conversion price for the GGC convertible preferred shares will equal the conversion price for the First Union convertible preferred shares at the time of the proposed transaction, multiplied by a proxy for the value of a GGC common share near the time of the proposed transaction (referred to in this document as the GGC FACTOR), and divided by a proxy for the value of a First Union common share near the time of the proposed transaction (referred to in this document as the FIRST UNION FACTOR).

   The GGC Factor will equal the lower of (i) $20 (the subscription price for a GGC common share in the proposed transaction) or (ii) the average of the daily market prices of a GGC common share during the 20 consecutive trading days immediately after the date of the proposed transaction. In the event that the GGC common shares do not trade on a market for 20 consecutive trading days immediately after the date of the proposed transaction, the GGC Factor will equal the lower of (i) $20 or (ii) the value of a GGC common share immediately after the proposed transaction as determined by one of several nationally recognized investment banks or firms previously agreed to by First Union and GGC.

   The First Union Factor will equal the higher of (a) $2.55 less the Dividend Holdback and the Shared Costs Holdback or (b) the average of the daily market prices of a First Union common share during the 20-day trading period immediately prior to the date of the proposed transaction.

  ADJUSTMENTS TO THE CONVERSION PRICE

   The conversion price is subject to adjustment upon certain events, including without duplication (i) distributions payable in GGC common shares, (ii) the issuance to all holders of GGC common shares of certain rights, options or warrants entitling them to subscribe for or purchase GGC common shares at a price per share less than the fair market value per GGC common share (which, as defined, includes an adjustment for underwriting commissions avoided in rights offerings to shareholders), (iii) subdivisions, combinations and reclassifications of GGC common shares, (iv) distributions to all holders of GGC common shares of any capital securities of GGC (other than GGC common shares), evidences of indebtedness of GGC or assets (including securities, but excluding those rights, warrants and distributions referred to above), and (v) payment in respect of a tender or exchange offer by GGC or any subsidiary of GGC for GGC common shares if the cash and value of any other consideration included in such payment per GGC common share (as determined by the GGC board of directors) exceeds the market price per GGC common share, at the end of business on the next trading day succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. In addition to the foregoing adjustments, GGC will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a distribution of stock or stock rights will not be taxable to the holders of GGC common shares.

   In the event that GGC shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the GGC common shares or sale of all or substantially all of GGC's assets) where all or substantially all GGC common shares are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each GGC convertible preferred share that is not redeemed or converted prior to such transaction will thereafter be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the completion of such transaction by a holder of that number of GGC common shares or fraction thereof into which one GGC convertible preferred share was convertible immediately prior to such transaction (assuming such holder of GGC common shares failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). GGC may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

   No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to 1% or more of the conversion price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

  REDEMPTION AT OPTION OF GGC

   GGC may redeem the GGC convertible preferred shares, in whole or in part, for GGC common shares if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing market price of a GGC common share equals or exceeds the conversion price in effect on such last trading day. Any redeemed GGC convertible preferred share will be redeemed for the number of GGC common shares equal to the liquidation preference of $25 divided by the conversion price in effect on the date of redemption. Fractional GGC common shares will not be issued upon redemption, but, in lieu thereof, GGC will pay a cash adjustment based on the current market price of the GGC common shares on the trading day prior to the redemption date. The GGC convertible preferred shares will not be entitled to the benefit of any sinking fund.

   If GGC exercises its redemption option, it will issue a press release announcing the number of GGC convertible preferred shares that it intends to redeem and the date of redemption, which will not be less than 30 nor more than 60 days after the date of the press release. Not more than four business days after the date of the press release, notice of redemption will be mailed to each holder of record of GGC convertible preferred shares at the address shown on the transfer books of GGC. Each notice shall provide: (i) the date of redemption; (ii) the number of GGC convertible preferred shares to be redeemed and, if fewer than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the number of GGC common shares to be issued with respect to each GGC convertible preferred share; (iv) the place or places where certificates for GGC convertible preferred shares, if any, are to be surrendered for GGC common shares; (v) the then-current conversion price; and (vi) that dividends on the GGC convertible preferred shares to be redeemed will cease to accrue on the date of redemption. If fewer than all of the outstanding GGC convertible preferred shares are to be redeemed, GGC will select those shares to be redeemed pro rata or in some other equitable manner.

   Upon any redemption of the GGC convertible preferred shares, GGC must pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date, without interest. If the redemption date falls after a dividend record date and prior to the related dividend payment date, the holders of GGC convertible preferred shares at the close of business on such dividend record date will be entitled to receive the dividend payable on such shares on the dividend payment date, notwithstanding the redemption of such shares prior to the dividend payment date.

   In the event that full cumulative dividends on the GGC convertible preferred shares and any parity shares have not been paid or declared and set apart for payment, the GGC convertible preferred shares may not be redeemed in part and GGC may not purchase or acquire GGC convertible preferred shares or parity shares other than pursuant to a purchase or exchange offer made on the same terms to all holders of GGC convertible preferred shares or parity shares, as the case may be.

   At the close of business on the redemption date, each holder of GGC convertible preferred shares set for redemption (unless GGC defaults in its obligations to issue GGC common shares or cash) will be, without any further action, deemed to be a holder of the number of GGC common shares for which such GGC convertible preferred shares are redeemable.

   For a description of GGC common shares, see "--GGC Common Shares."

  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of certain federal income tax matters of general application pertaining to the holding and disposing of the GGC convertible preferred shares under the Code. This discussion is general in nature and is not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations. The discussion is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. GGC has not requested and will not request a ruling from the Service with respect to any of the federal income tax issues discussed below.

ANTI-TAKEOVER CONSIDERATIONS

   Delaware law and GGC's Certificate of Incorporation and By-Laws will contain a number of provisions that may have the effect of discouraging transactions that involve an actual or threatened change of control of the company. For a description of the provisions, see "Comparison of Shareholder Rights--Common Shares."

                                   DILUTION

   GGC's pro forma net tangible book value as of December 31, 2001, after giving effect to the contribution and merger but before the subscription rights offering, was approximately $7.1 million, or $3.06 per GGC common share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of GGC common shares outstanding, assuming all GGP limited partnership interests other than those held by GGC are converted into GGC common shares. The following table illustrates the dilution to purchasers of GGC common shares in the subscription rights offering assuming the minimum subscription of 500,000 shares is sold (see "The Merger Agreement--Gotham Partners' Commitment To Be a Stand-By Purchaser of GGC Common Shares"), and also assuming all shareholders exercise their subscription rights (2,088,355 GGC common shares) at the subscription rights offering price of $20.00 per share and assuming the full subscription plus the over-allotment (2,401,608 GGC common shares). At these subscription levels, GGC's pro forma net tangible book value at December 31, 2001 would have been $16.9 million, $48.5 million, or $54.7 million, respectively, or $6.02, $11.01, or $11.60, respectively, per GGC common share, representing immediate dilution of $13.98, $8.99, or $8.40, respectively, per share to new investors.

                                                           MINIMUM        FULL       OVER-
                                                         SUBSCRIPTION SUBSCRIPTION ALLOTMENT
                                                         ------------ ------------ ----------
Tangible book value before rights offering (in millions)  $      7.1   $      7.1  $      7.1
                                                          ==========   ==========  ==========
GGC common shares* before rights offering...............   2,312,500    2,312,500   2,312,500
Book value/share before offering........................  $     3.06   $     3.06  $     3.06

GGC common shares sold in offering......................     500,000    2,088,355   2,401,608
Subscription price......................................  $    20.00   $    20.00  $    20.00
Offering costs..........................................        1.25%        0.90%       0.88%

                                                          ----------   ----------  ----------
Book value after offering (in millions).................  $     16.9   $     48.5  $     54.7
                                                          ==========   ==========  ==========
Book value/share after offering.........................  $     6.02   $    11.01  $    11.60
                                                          ----------   ----------  ----------
Dilution/share..........................................  $    13.98   $     8.99  $     8.40
                                                          ==========   ==========  ==========

--------
* Including GGP units convertible into GGC common shares.

   Since the time that GGP was formed, the Gotham Partners and its affiliates have provided equity capital of $28.9 million to GGP. Based on this equity capital, the Gotham Partners and its affiliates will have effectively paid $11.57 per share received in the contribution.

                              GGC CAPITALIZATION

   The following table sets forth GGC's cash, restricted cash, mortgage loans, notes payable and capitalized lease obligations and total capitalization as of December 31, 2001, on a historical basis (based upon GGP-predecessor basis) and on a pro forma basis to reflect to the initial capitalization of GGC, exchange of GGP equity interest for GGC common shares, the merger of First Union and GGC and the issuance, net of the original issue discount of the notes to be issued by SSCC, as if such transactions had occurred as of December 31, 2001.

                                                                                          AS OF DECEMBER 31, 2001
                                                                                          ----------------------
                                                                                          HISTORICAL    PRO FORMA
                                                                                          ----------    ---------
                                                                                              (IN THOUSANDS)
Cash and cash equivalents................................................................  $  3,899     $  9,054
U.S. Treasury bills......................................................................        --       34,123
Restricted cash..........................................................................     1,022        3,591
                                                                                           --------     --------
                                                                                           $  4,921     $ 46,768
                                                                                           ========     ========
Mortgage loans, notes payable to bank, notes payable to related parties and capital lease
  obligations (these obligations are nonrecourse to GGC).................................  $118,486     $162,571
Notes payable, net of discount (this obligation is recourse to GGC)......................        --       12,182
                                                                                           --------     --------
                                                                                            118,486      174,753
Partners' equity (deficit)...............................................................    (3,561)
                                                                                           --------
Shareholders' equity:
   Convertible preferred stock...........................................................                 23,171
   Common stock..........................................................................                     30
   Additional paid-in capital............................................................                 41,130
   Accumulated other comprehensive loss..................................................                   (260)
   Accumulated deficit...................................................................                (34,749)
                                                                                                        --------
Total shareholders' equity...............................................................                 29,322
                                                                                                        --------
Total capitalization.....................................................................  $114,925     $204,075
                                                                                           ========     ========

      RATIO OF EARNINGS TO FIXED CHARGES FOR CONVERTIBLE PREFERRED SHARES

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                      RATIO OF EARNINGS TO FIXED CHARGES

                       (IN THOUSANDS, EXCEPT FOR RATIOS)

                                                                                     FIRST UNION REAL ESTATE EQUITY AND
                                                                       GCC                  MORTGAGE INVESTMENTS
                                                                    PRO FORMA -----------------------------------------------
                                                                      YEAR     YEAR      YEAR      YEAR      YEAR      YEAR
                                                                      ENDED    ENDED     ENDED     ENDED     ENDED     ENDED
                                                                     2001(1)   2001      2000      1999      1998      1997
                                                                    --------- --------  --------  --------  --------  -------
EARNINGS:
 (Loss) income before gains on sales of real estate, extraordinary loss, loss from discontinued operations and preferred dividend.... $(24,930) $(13,729) $(29,782) $(22,294) $(63,769) $ 7,278
Addback (subtract):
   Equity in loss (income) from joint venture......................       --        --       182       (64)     (148)    (488)
   Gains on sales of real estate...................................   30,096    30,096    76,114    28,334    10,346    1,468
                                                                    --------  --------  --------  --------  --------  -------
Income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or
 loss from equity investees........................................    5,166    16,367    46,514     5,976   (53,571)   8,258
Add:
   Fixed charges (see below).......................................   19,109     7,329    27,442    38,880    48,775   28,363
   Amortization of capitalized interest............................       56        --        --        --        --       --
   Distributed income of equity investees..........................      150       150     2,410        --        --       --
   Proportionate share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed
    charges........................................................       --        --        --        --        --       --
                                                                    --------  --------  --------  --------  --------  -------
                                                                      24,481    23,846    76,366    44,856    (4,796)  36,621
Less:
   Interest capitalized............................................      438        --        --        --        --       --
   Preference security dividend requirements of consolidated
    subsidiaries...................................................       --        --        --        --        --       --
   Minority interest in pre-tax income of subsidiaries that have
    not incurred fixed charges.....................................       --        --        --        --        --       --
                                                                    --------  --------  --------  --------  --------  -------
      Earnings, as defined in paragraph 503(d)..................... $ 24,043  $ 23,846  $ 76,366  $ 44,856  $ (4,796) $36,621
                                                                    ========  ========  ========  ========  ========  =======
FIXED CHARGES:
Interest expensed and capitalized:
   Interest expense................................................ $ 17,517     7,094    26,004    38,442    48,197   27,748
   Capitalized interest............................................      438        --        --        --        --       --
Amortized premiums, discounts and capitalized expenses related to
 indebtedness......................................................      857       199     1,246        39       150      215
Estimated interest within rental expense (2).......................      297        36       192       399       428      400
Preference security dividend requirements of consolidated
 subsidiaries......................................................       --        --        --        --        --       --
                                                                    --------  --------  --------  --------  --------  -------
   Fixed charges before preferred dividends as defined in
    paragraph 503(d):..............................................   19,109     7,329    27,442    38,880    48,775   28,363
Preferred dividend accrued.........................................    2,068     2,068     2,450     2,833     2,999    4,831
                                                                    --------  --------  --------  --------  --------  -------
   Fixed charges after preferred dividends as defined in
    paragraph 503(d):.............................................. $ 21,177     9,397    29,892    41,713    51,774   33,194
                                                                    ========  ========  ========  ========  ========  =======
Ratio of earnings to fixed charges before preferred dividend.......     1.26      3.25      2.78      1.15     (0.10)    1.29
                                                                    ========  ========  ========  ========  ========  =======
Ratio of earnings to fixed charges after preferred dividend........     1.14      2.54      2.55      1.08     (0.09)    1.10
                                                                    ========  ========  ========  ========  ========  =======
Dollar amount of deficiency before preferred dividend..............      N/A       N/A       N/A       N/A   (53,571)     N/A
                                                                    ========  ========  ========  ========  ========  =======
Dollar amount of deficiency after preferred dividend...............      N/A       N/A       N/A       N/A   (56,570)     N/A
                                                                    ========  ========  ========  ========  ========  =======

--------
(1) Represents the Ratio of Earnings to Fixed Charges for the pro forma Gotham Golf Corp. for the year ended December 31, 2001 as if the merger transaction occurred on January 1, 2001.
(2) Based upon fair market interest rates estimated to be implicit in the leases.

                        ELECTION AND PAYMENT PROCEDURES

ELECTIONS IN RESPECT OF THE MERGER CONSIDERATION

   If the proposed transaction is consummated, you will have the right to convert each First Union common share that you hold immediately prior to the effective time into the following:

   1. $2.20 in cash, subject to possible deductions on account of (a) dividends paid prior to the completion of the proposed transaction (including a $0.10 cash dividend distributed to holders of record on March 31, 2002 and an expected $0.10 cash dividend to be distributed to holders of record on June 30, 2002), (b) breaches of certain representations, warranties and covenants contained in the merger agreement and (c) costs, fees and expenses associated with obtaining certain consents for the proposed transaction;

   2. a choice of (a) an additional $0.35 in cash or (b) approximately 1/174th (0.0057461) of a note, with a face value of $100, indirectly secured by First Union's principal real estate assets (which is an effective price of $60.91 for a note); and

   3. three-fiftieths (0.06) of a nontransferable uncertificated subscription right, with each whole right exercisable to purchase one GGC common share at $20.00 per share and, subject to availability and proration, additional GGC common shares at $20.00 per share, for up to an aggregate of approximately $41 million of GGC common shares.

   Upon completion of the proposed transaction, your First Union common shares will be canceled, and you will be entitled to receive the merger consideration that you elected pursuant to the election procedures set forth below.

EXCHANGE AGENT

   The Bank of New York (referred to in this document as the EXCHANGE AGENT) will act as the agent for the exchange of certificates representing First Union common shares for the payment of the cash consideration and the issuance of the notes and GGC common shares in the proposed transaction. In addition, the exchange agent will issue the GGC convertible preferred shares in exchange for the certificates representing the First Union convertible preferred shares.

UNCERTIFICATED SECURITIES

   Once you surrender your First Union common share certificates and (if any) your First Union convertible preferred share certificates, promptly after the completion of the proposed transaction, the exchange agent will mail you a check for the appropriate merger consideration, less any withholding taxes required by law, and (if applicable) GGC will issue to you GGC convertible preferred shares. Subject to applicable law, any securities to be delivered to you in connection with the proposed transaction shall be uncertificated. Consequently, to the extent that you will be a holder of GGC common shares or GGC convertible preferred shares, "delivery" of the subject securities shall be made by way of book-entry credit in GGC's or the exchange agent's transfer books for your account. Similarly, to the extent that you elect to receive notes, "delivery" shall be made by way of book-entry credit in SSCC's or the exchange agent's transfer books for your account.

ELECTION, PAYMENT AND EXCHANGE PROCEDURES

   Accompanying this proxy statement-prospectus is a Form of Election and Letter of Transmittal (referred to in this document as the FORM OF ELECTION), which includes instructions. You must use the Form of Election to elect the type of merger consideration that you would like to receive--namely, (i) cash and subscription rights or (ii) cash, notes and subscription rights. In addition, the Form of Election should be used if you wish to purchase notes through the Shareholder Note Purchase Right, or if you wish to exercise any subscription rights that you are entitled to receive for GGC common shares. Accordingly, you must:

   1. properly complete and sign the Form of Election (with any required signatures guaranteed or other supplemental documentation); and

   2. deliver this form, together with any required payment, to the exchange agent at or prior to 5:00 p.m., New York City time, on the election deadline.

   As an alternative, you may deliver a notice of guaranteed delivery together with any required payment on or before 5:00 p.m., New York City time, on the election deadline. If you deliver such a notice of guaranteed delivery, the Form of Election may be received within three NYSE trading days after the election deadline using the guaranteed delivery procedures described in "--Notice of Guaranteed Delivery."

   If you hold First Union common shares in "street name" through a broker or other nominee, your broker or other nominee must make an election on your behalf. You will receive separate instructions from your broker or other nominee instructing you on how to instruct your broker or other nominee to fill out the Form of Election. You will need to provide these instructions to your broker sufficiently in advance of the election deadline to permit your broker to deliver the Form of Election prior to the election deadline. See "--Election Procedures for Beneficial Owners."

   The Form of Election contains detailed instructions on how to calculate the required payment, if any, to send with your Form of Election. If you deliver more than the required payment for the number of GGC common shares and notes that you indicate on the Form of Election that you wish to receive, you will be deemed to have elected and subscribed for the number of GGC common shares and notes indicated on the Form of Election, and any excess payment will be delivered to you by mail. If you deliver less than the required payment for the securities that you indicate on your Form of Election, you will be deemed to have elected, first, for the maximum number of notes indicated on your Form of Election covered by your payment and, second, the maximum number of GGC common shares for which you indicate on your Form of Election covered by the balance.

   You may change or revoke your election by submitting a properly completed and signed Form of Election that is received by the exchange agent prior to the election deadline. You may revoke your election and withdraw the share certificates representing your First Union common shares by providing written notice to the exchange agent by the close of business on the day prior to the election deadline. The exchange agent will use reasonable best efforts to make a Form of Election available to all First Union common shareholders who become holders of First Union common shares after the mailing of the Form of Election and before the election deadline.

   For an election to be validly made, the exchange agent must have received a valid, properly completed and executed Form of Election by the election deadline. An election will be validly made only if the Form of Election is properly completed and executed by the shareholder in accordance with the instructions contained in that form (with the signature or signatures guaranteed as required by the Form of Election) accompanied by the share certificate or certificates representing all of the First Union common shares owned by that shareholder, duly endorsed in blank or in another form acceptable to GGC. If share certificates are not available when the Form of Election is sent to the exchange agent, the shareholder may provide a Guarantee of Delivery from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company located in the United States. A Guarantee of Delivery in effect guarantees to GGC that those share certificates will be delivered to exchange agent.

   If you subscribe for fewer than all of the GGC common shares underlying your subscription rights, or you wish to purchase additional notes pursuant to the Shareholder Note Purchase Right, you will generally be able to request the exchange agent to send you a new Form of Election, so that you can exercise any remaining subscription rights and so that you can purchase additional notes. Such request, however, must be made ten business days prior to the election deadline.

   If the Form of Election is executed by an executor, administrator, trustee, guardian or other fiduciary, or by a corporation, and the First Union common shares to which the Form of Election relates are not registered in the name of such fiduciary or corporation, the person executing the Form of Election must give his or her full title and furnish proper evidence of authority to act on behalf of the registered owner of the First Union common shares.

   If the Form of Election is executed by an attorney-in-fact (except where such execution is by a bank, trust company or broker as agent for the holder and the notes and/or GGC common shares are to be registered in the same name as stated on the Form of Election), evidence of authority to act must be furnished.

   Your signature on each Form of Election that you deliver must be guaranteed by a bank, broker, dealer, credit union, national securities exchange, registered securities association, clearing agency or savings association, unless:

   1. the notes and/or GGC common shares to be issued will be issued in the same name as the registered holder of the First Union common shares, as indicated on the Form of Election; or

   2. the Form of Election is submitted for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or a member firm of a Stock Transfer Association-approved medallion program within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, exercising for your account.

   You should carefully read the instructions accompanying the Form of Election and follow them closely. You should send your Form of Election (or notice of guaranteed delivery), with any other required documents and any required payment, to the exchange agent. Do not send these materials to GGC, First Union or SSCC.

   GGC will determine all questions concerning the timeliness, validity, form and eligibility of any election and purchase of notes, as well as any exercise of subscription rights, which determinations will be final and binding. GGC may, in its sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected, or GGC may reject the purported election or purchase of notes, or exercise of any subscription right, because of any defect or irregularity. Neither the exchange agent nor GGC is under any duty to notify you of any defect or irregularity in the submission of a Form of Election, and neither the exchange agent nor GGC will be liable for any failure to notify you in that regard. GGC also reserves the right to reject any election or purchase of notes, or exercise of subscription rights, if it could be deemed unlawful or materially burdensome. See "Regulatory Matters."

   IF YOU HAVE QUESTIONS RELATED TO THE FORM OF ELECTION, OR IF YOU REQUIRE ADDITIONAL COPIES OF THE FORM OF ELECTION, PLEASE CONTACT THE BANK OF NEW YORK AT (800) [.].

ELECTION DEADLINE

   In order to elect to (i) receive notes as part of your merger consideration,
(ii) purchase notes pursuant to the Shareholder Note Purchase Right or (iii) exercise your subscription rights, the exchange agent must receive your Form of Election and any required payment by no later than 5:00 p.m., New York City
time, on [      ], unless GGC, in its sole discretion, extends it (such time referred to in this document as the ELECTION DEADLINE). If the exchange agent does not receive your Form of Election prior to 5:00 p.m., New York City time, on the election deadline, you will be deemed to have elected to receive cash in lieu of your pro rata share of the notes and your subscription rights will expire and become null and void.

   GGC will notify you of any extension of the election deadline by issuing a press release. After the election deadline, the exchange agent will not accept any Forms of Election, and all unexercised subscription rights will become null and void. GGC and SSCC will not be obligated to honor any purported election of notes, purchase of notes, or exercise of subscription rights that the exchange agent receives after the election deadline, regardless of when you sent the documents relating to that exercise, unless you used the guaranteed delivery procedures described in "--Notice of Guaranteed Delivery." Any notes and GGC common shares purchased in the proposed transaction will be issued, and any payments for notes and GGC common shares not allocated or validly purchased will be sent, as soon as practicable, following the effective time of the proposed transaction.

NOTICE TO BENEFICIAL HOLDERS

   If you hold First Union common shares for the account of others, you should contact the respective beneficial owners of those shares as soon as possible to ascertain their intentions and to obtain instructions and certifications with respect to their subscription rights. If a beneficial owner so instructs, you should complete the appropriate subscription form and related documents and submit these to the exchange agent with any required payment. If you hold First Union common shares for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of First Union common shares as of the effective time of the mergers; PROVIDED, HOWEVER, that, as a nominee record holder, you must make a proper showing to the exchange agent by submitting the form entitled "Nominee Holder Certification" provided to you with the Form of Election.

ELECTION PROCEDURES FOR BENEFICIAL OWNERS

   If you are a beneficial owner whose First Union common shares are held for your account by a registered holder, such as a bank, broker or other nominee holder, you should give your instructions regarding your elections and purchases to that holder. You cannot elect to receive notes, purchase notes or exercise your subscription rights directly if your First Union common shares are held for your account by another person. To indicate your decision with respect to the notes or your subscription rights, you should complete and return to the registered holder the form entitled "Beneficial Owners Election Form," which you should receive from your broker, custodian bank or other nominee with the other offering materials.

   To elect to receive or purchase notes, or exercise your subscription right, on your behalf, the bank, broker or other nominee holder will be required to certify to the exchange agent the following information:

  . the number of First Union common shares held on your behalf immediately prior to the effective time of the mergers;

  . the number of notes that you wish to receive in lieu of part of the cash consideration;

  . the number of notes that you wish to purchase pursuant to the Shareholder Note Purchase Right;

  . the number of subscription rights exercised under your basic subscription privilege;

  .   if you wish to exercise your basic subscription privilege in full; and

  . if you wish to exercise your oversubscription privilege, the number of GGC common shares for which you are subscribing under your oversubscription privilege.

   Your bank, broker or other nominee holder may also disclose to the exchange agent, GGC or SSCC other information that it receives from you.

PAYMENTS

   Payment for (i) the notes that you purchase through the Shareholder Note Purchase Right and (ii) the GGC common shares that you purchase through the exercise of your subscription rights, either in the basic subscription privilege or the oversubscription privilege, will be deducted directly from the cash consideration that you are entitled to receive in the proposed transaction. If, however, the cash consideration that you are entitled to receive is less than the full payment for the notes and GGC common shares that you are purchasing, you must pay the difference in United States dollars, by check or bank draft drawn upon a U.S. bank (or for Canadian residents only, a bank located in Canada), or postal or express money order, payable to "The Bank of New York" as exchange agent. This payment will be considered received by the exchange agent only upon:

  .   clearance of an uncertified check;

  . receipt by the exchange agent of a certified or cashier's check or bank draft drawn upon a U.S. bank (or for Canadian residents only, a bank located in Canada) or of a postal or express money order; or

  .   receipt of good funds in the subscription account designated above;

in each case, before 5:00 p.m., New York City time, on the election deadline.

   Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to make any required payment by uncertified personal check, you should make payment sufficiently in advance of the election deadline to ensure its receipt and clearance by that time. You are urged to consider payment by means of certified or cashier's check or money order.

NOTICE OF GUARANTEED DELIVERY

   If you wish to elect or purchase notes, or exercise your subscription rights, but will not be able to send your Form of Election to the exchange agent on or prior to the election deadline, you may nevertheless elect to receive notes, purchase notes or exercise subscription rights if:

   1. the exchange agent receives by the election deadline:

      a. any required payment for the notes and/or GGC common shares for which you are purchasing; and

      b. a notice of guaranteed delivery from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or a member firm of a Stock Transfer Association-approved medallion program within the meaning of Rule 17Ad-15 under the Exchange Act, guaranteeing the delivery to the exchange agent of the certificates evidencing your First Union common shares within three NYSE trading days following the date of that notice of guaranteed delivery; and

   2. within the three New York Stock Exchange trading-day period, the exchange agent receives the properly completed Form of Election with any signatures guaranteed as required.

   You may deliver the notice of guaranteed delivery to the exchange agent in the same manner as you would deliver a Form of Election. You should refer to the form entitled "Notice of Guaranteed Delivery," which is provided with the instructions to the Form of Election, for the information and representations required in the notice of guaranteed delivery. You are responsible for delivering your Form of Election to the exchange agent. If your Form of Election is not delivered as provided above, you will be deemed to have elected to receive cash in lieu of your pro rata share of the notes, and your subscription rights will not be exercised. GGC is not liable for any failure to deliver the Form of Election within the three NYSE trading-day period after the election deadline.

METHOD OF DELIVERY

   The method of delivery to the exchange agent of the Form of Election, any required payment for the notes and/or subscribed GGC common shares and, if applicable, the notice of guaranteed delivery, is at your election and risk. If you send the Form of Election or payment by mail, GGC suggests that you send them by registered mail, properly insured. You also should allow sufficient time to ensure delivery to the exchange agent to permit your payment to clear prior to the election deadline. COMPLETED FORMS OF ELECTION AND PAYMENTS SHOULD BE MAILED OR DELIVERED TO THE EXCHANGE AGENT AND NOT TO GGC, FIRST UNION OR SSCC. ANY REQUIRED PAYMENT BY WIRE TRANSFER AS DESCRIBED ABOVE WILL BE DEEMED TO CONSTITUTE DELIVERY OF SUCH PAYMENT TO THE EXCHANGE AGENT.

EXCHANGE AGENT

   The exchange agent is The Bank of New York. The exchange agent's address, to which you must make any required deliveries, is:

          BY MAIL            BY OVERNIGHT COURIER             BY HAND

   Your delivery to an address other than the addresses set forth above will not constitute valid delivery. Delivery by facsimile will not constitute valid delivery.

   The exchange agent will place all payments received into an escrow account until such funds are distributed to GGC or SSCC (as applicable) or refunded to holders of rights at the completion or termination of this offering.

   Any questions or requests for assistance concerning the method of election, payment or exchange of shares, or for additional copies of this proxy statement-prospectus, can be directed to D.F. King & Company at [______] or at [______].

   GGC will pay the fees and expenses of the exchange agent and have agreed to indemnify the exchange agent against certain liabilities that it may incur in connection with this rights offering.

                              REGULATORY MATTERS

   GGC and SSCC will not be required to issue securities in the proposed transaction to anyone who, in their opinion, would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such securities if such clearance or approval has not been obtained at or prior to the proposed transaction. Moreover, GGC and SSCC are not making the offerings of their securities in any state or other jurisdiction in which it is unlawful to do so, nor are they issuing or accepting any offers to purchase any GGC common shares or notes from First Union common shareholders who are residents of those states or other jurisdictions. GGC and SSCC may delay the commencement of the offerings of their securities in those states or other jurisdictions, or change the terms of these offerings, in order to comply with the securities law requirements of those states or other jurisdictions. GGC and SSCC may decline to make modifications to the terms of the offerings of their securities requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in these offerings.

   GGC and SSCC will not be required to issue securities in the proposed transaction to any person or entity prohibited by any state or federal regulatory authority from owning such securities. GGC and SSCC will make any such securities available to satisfy the purchase of such securities by others in the proposed transaction.

                       COMPARISON OF SHAREHOLDER RIGHTS

   The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Delaware General Corporation Law, the Ohio Revised Code, First Union's Declaration of Trust and By-Laws, GGC's Certificate of Incorporation, the Certificate of Designations for the GGC convertible preferred shares and GGC's By-Laws. Copies of GGC's Certificate of Incorporation, Certificate of Designations and By-Laws are incorporated by reference herein and are attached to this document as Appendix I, J and K, respectively.

COMMON SHARES

   Upon completion of the proposed transaction, holders of First Union common shares will receive GGC common shares if they elect to purchase such shares through the exercise of their subscription rights. This section summarizes some of the material differences between the rights of First Union common shareholders and GGC common shareholders. The differences arise from the fact that: (1) First Union is a an unincorporated business trust formed under the laws of the State of Ohio, whereas GGC is a corporation formed under the laws of the State of Delaware; and (2) the rights of holders of First Union common shares are subject to the Declaration of Trust and By-Laws of First Union, whereas the rights of holders of GGC common shares are subject to the Certificate of Incorporation and By-Laws of GGC.

           RIGHTS                           FIRST UNION                                  GGC
           ------                           -----------                                  ---
Corporate Governance          The rights of First Union common         The rights of GGC common
                              shareholders are governed by Ohio        shareholders are governed by
                              business trust law and First Union's     Delaware corporation law and GGC's
                              Declaration of Trust and By-Laws.        Certificate of Incorporation and By-
                                                                       Laws.

Capitalization                First Union is authorized to issue an    GGC will be authorized to issue
                              unlimited number of First Union          7,000,000 GGC common shares, par
                              common shares, par value $1.00 per       value $0.01 per share.
                              share.

Certificated Shares           First Union's Declaration of Trust       GGC's Certificate of Incorporation
                              provides that all shares in First Union  provides that, subject to applicable
                              shall be evidenced by share              law, all shares of GGC shall be
                              certificates.                            represented by uncertificated shares.

Shareholder Quorum            First Union's By-Laws provide that a     GGC's By-Laws provide that shares
                              majority of the outstanding First Union  representing a majority of the votes
                              common shares, present in person or      entitled to be cast generally in the
                              by proxy, shall constitute a quorum for  election of directors, present in person
                              any meeting of shareholders.             or by proxy, shall constitute a quorum
                                                                       for any meeting of shareholders.

Actions by Written Consent    Under the Declaration of Trust, actions  Under the Certificate of Incorporation,
                              required or permitted to be taken by     any action required or permitted to be
                              the shareholders must be effected at an  taken by the shareholders must be
                              annual or special meeting of             effected at an annual or special
                              shareholders and may not be effected     meeting of the shareholders and may
                              by written consent; however, the         not be effected by written consent.
                              Declaration of Trust may be amended
                              by the trustees with the approval of the
                              owners of a majority of the shares,
                              either in writing or by vote at a
                              meeting of shareholders.

           RIGHTS                           FIRST UNION                                   GGC
           ------                           -----------                                   ---
Number and Election of        The Declaration of Trust provides that   GGC's By-Laws provide that the
Directors                     the number of trustees shall be not less number of directors shall be fixed by
                              than 3 nor more than 15, as from time    resolution of the board of directors, but
                              to time determined at annual or special  shall be not less than 1 nor more than
                              meetings of the shareholders. The        11. The initial number of directors is 8.
                              current number of trustees has been
                              fixed at 15. There are currently 5       The By-Laws provide that the directors
                              trustees in office.                      shall be divided into three classes
                                                                       (nearly equal in number as possible),
                              The Declaration of Trust provides that   with each class serving a staggered
                              the trustees shall be divided into three three-year term where one class of the
                              classes (nearly equal in number as       directors is elected each year.
                              possible), with each class serving a
                              staggered three-year term where one      The By-Laws do not permit
                              class of the trustees is elected each    cumulative voting for the election of
                              year.                                    directors.

                              Neither the Declaration of Trust nor
                              the By-Laws permit cumulative voting
                              in the election of trustees.

Removal of Directors          The Declaration of Trust provides that   The By-Laws provides that, subject to
                              any trustee may be removed by a          the rights of the holders of any
                              written instrument signed by all the     preferred shares of GGC, any director
                              other trustees; PROVIDED THAT such       may be removed from office at any
                              removal shall not be effective until     time only for cause and only by the
                              approved by the affirmative vote of the  affirmative vote of the holders of not
                              holders of a majority of the shares      less than 80% of all outstanding shares
                              present and entitled to vote at a        of capital stock of GGC having general
                              meeting called for that purpose. In      voting power entitled to vote in
                              addition, any trustee may be removed     connection with the election of a
                              by the affirmative vote of a majority of director, voting together as a single trustees then in office, if such trustee voting class.
                              does not meet the qualifications for
                              trustees specified in the Declaration of
                              Trust for more than 30 consecutive
                              days during his term of office.

Newly Created Directorships   The Declaration of Trust provides that   The By-Laws provide that any
and Vacancies                 any vacancies on the board of trustees   vacancies on the board of directors or
                              where newly created trusteeships may     newly created directorships may be
                              be filled by the affirmative vote of the filled by the affirmative vote of a
                              majority of the remaining trustees       majority of the remaining directors,
                              although less than a majority of the     although less than a quorum. However,
                              whole authorized number of trustees.     the Delaware General Corporation
                                                                       Law also provides that if the directors
                                                                       then in office constitute less than a
                                                                       majority of the board of directors,
                                                                       then, upon application by shareholders
                                                                       representing at least 10% of the
                                                                       outstanding shares entitled to vote for
                                                                       those directors, the Court of Chancery
                                                                       may order a shareholder election of
                                                                       director to be held.

           RIGHTS                           FIRST UNION                                 GGC
           ------                           -----------                                 ---
                                                                      The foregoing notwithstanding, in the
                                                                      event that a director nominated by R.
                                                                      Daniel Mays, Stephen J. Garchik and
                                                                      John Caporaletti is elected to the board
                                                                      of directors and thereafter such
                                                                      director can no longer serve as a
                                                                      director on account of death,
                                                                      resignation, retirement, disqualifi-
                                                                      cation or removal from office, then the
                                                                      board of directors shall fill the
                                                                      resulting vacancy with either R. Daniel
                                                                      Mays or John Caporaletti (in any case,
                                                                      as determined by the board of
                                                                      directors); provided that either Mays or
                                                                      Caporaletti is available to fill such
                                                                      vacancy, is not already a director of
                                                                      GGC and is an officer of GGC in good
                                                                      standing.

Notice of Shareholder Action  Shareholders wishing to bring any       Shareholders wishing to bring any
                              business before an annual meeting of    business before an annual meeting of
                              the shareholders must deliver written   the shareholders must deliver written
                              notice to the Secretary of First Union  notice to the Secretary of GGC not
                              not less than 120 days prior to the     later than the close of business on the
                              anniversary date of the preceding       60th day and not earlier than the close
                              year's annual meeting, and such         of business on the 90th day prior to the
                              shareholder or his representative must  anniversary of the preceding year's be present in person at the meeting for annual meeting. If, however, the date
                              the business to be considered.          of the annual meeting is scheduled to
                                                                      occur more than 30 days before or
                                                                      more than 60 days after the
                                                                      anniversary of the prior year's
                                                                      meeting, notice must be delivered not
                                                                      earlier than the 90th day prior to such
                                                                      annual meeting and not later than the
                                                                      close of business on the later of the
                                                                      60th day prior to such annual meeting
                                                                      or the 10th day following the day on
                                                                      which the public announcement of
                                                                      such annual meeting is first made by
                                                                      GGC.

Annual Meetings of            The Declaration of Trust provides that  The By-Laws provide that the annual
Shareholders                  the annual meeting of shareholders      meeting of shareholders shall be held
                              shall be held on the second Tuesday of  on such date and at such place and
                              the fourth month following the end of   time fixed by the board of directors.
                              each fiscal year; however, if for any
                              reason the annual meeting shall be
                              omitted, a special meeting of share-
                              holders may subsequently be held in

           RIGHTS                            FIRST UNION                                   GGC
           ------                            -----------                                   ---
                              lieu thereof and the business of the
                              annual meeting may be transacted
                              thereat.

Special Meetings of           Under the Declaration of Trust, special   Under the Certificate of Incorporation
Shareholders                  meetings of the shareholders may be       and By-Laws, special meetings of the
                              called at any time and place when         shareholders may be called at any time
                              ordered by a majority of the trustees,    by a majority of the board of directors
                              or upon the written request of the        (assuming that there are no vacancies)
                              holders of 25% of the outstanding         or the Chairman of the board of
                              shares, specifying the purpose or         directors, subject, however, to any
                              purposes for which such meeting is        rights of the holders of preferred
                              called.                                   shares of GGC.

Business Conducted at         Under the Declaration of Trust, notice    The By-Laws provide that nominations
Shareholder Meetings          of all annual and special meetings of     of persons for election to the board of
                              the shareholders shall be given by a      directors and the proposal of business
                              trustee or other officer by mail to each  to be considered by the shareholders at
                              shareholder at his address as recorded    an annual meeting of the shareholders
                              in the register of First Union, mailed at (a) pursuant to GGC's notice with
                              least 10 days before the meeting. No      respect to that meeting, (b) by or at the
                              business shall be transacted at any       direction of the board of directors or
                              special meeting of the shareholders       (c) by a shareholder of record who is
                              unless notice of such business has been   entitled to vote and who has complied
                              given in the call for the meeting.        with the advance notice procedures set
                                                                        forth in the By-Laws.
                              The By-Laws provide that nominations
                              for election to the board of trustees and
                              the proposed matters to be considered
                              by the shareholders may be made only
                              (a) by or at the direction of the board
                              of trustees or (b) by any shareholder
                              who was a shareholder of record at the
                              record date for the meeting, who is
                              entitled to vote at the meeting and who
                              has complied with notice procedures
                              specified in the By-Laws. Among the
                              notice requirements are that, for an
                              annual meeting, the notice shall be
                              delivered not less than 120 days prior
                              to the anniversary date of the
                              immediately proceeding annual
                              meeting of shareholders, or special
                              meeting held in lieu thereof; and, for a
                              special meeting, not less than 120 days
                              prior to the date requested for such
                              meeting.

           RIGHTS                            FIRST UNION                                  GGC
           ------                            -----------                                  ---
Limitation of Personal        The Declaration of Trust of First         GGC's Certificate of Incorporation
Liability of Directors or     Union provides that no trustee shall be   provides that, to the fullest extent
Trustees                      held to any personal liability other than permitted by Delaware law, a director
                              to First Union or the shareholders in     of GGC shall not be personally liable
                              connection with Trust property or the     to GGC for monetary damages for a
                              affairs of First Union.                   breach of fiduciary duty as a director.

                              Under the Declaration of Trust, no
                              trustee shall be personally liable for
                              any act or omission of any other
                              trustee, officer, employee or agent. A
                              trustee may be held personally liable
                              for his own acts of bad faith, willful
                              misfeasance or willful disregard of his
                              duties.

Indemnification of Directors  Under the Declaration of Trust, each      GGC's Certificate of Incorporation
or Trustees and Officers      trustee and officer of First Union shall  provides for indemnification, to the
                              be indemnified and held harmless from     fullest extent authorized by Delaware
                              and against, and reimbursed for any       law, to each director or officer who
                              and all expenses and amounts paid in      was or is made a party to or is involved
                              settlement incurred in connection with    in any action, suit or proceeding
                              any threatened, pending or completed      because he or she is or was a director,
                              claim arising out of or in connection     officer of GGC (or was serving at the
                              with Trust property or the affairs of     request of GGC as a director, officer,
                              First Union, or which is brought          employee or agent of another entity)
                              against him because he is or was a        against all expenses, liabilities and
                              trustee of First Union or is or was       losses reasonably incurred or suffered
                              serving at the request of First Union as  by that individual in connection a trustee, director, officer, employee or therewith. This right of
                              agent of another corporation or           indemnification includes the right to be
                              enterprise.                               paid by GGC the expenses incurred in
                                                                        defending any such proceeding in
                              The trustees may make advance             advance of its final disposition.
                              payments in connection with this
                              indemnification provided that the         The right to indemnification is not
                              indemnified trustee or officer of First   exclusive of any other right that any
                              Union shall have given a written          individual may have or acquire under
                              undertaking to repay such amount in       any agreement, vote of shareholders,
                              the event that it is ultimately           vote of disinterested directors,
                              determined that he is not entitled to     insurance arrangement or otherwise.
                              such indemnification for such amounts
                              under applicable law or the               Insofar as indemnification for
                              Declaration of Trust.                     liabilities arising under the Securities
                                                                        Act of 1933 may be permitted to
                                                                        directors, officers or persons
                                                                        controlling GGC pursuant to the
                                                                        foregoing provisions, GGC has been
                                                                        informed that, in the opinion of the
                                                                        Securities and Exchange Commission,
                                                                        such indemnification is against public

           RIGHTS                            FIRST UNION                                   GGC
           ------                            -----------                                   ---
                                                                        policy as expressed in the Securities
                                                                        Act of 1933 and is therefore
                                                                        unenforceable.

State Anti-Takeover Statutes;  Under the Declaration of Trust, the      Under Delaware General Corporation
Other Anti-Takeover Provisions affirmative vote of a majority of        Law, a majority of the outstanding
                               outstanding shares is required to        common shares is needed to approve
                               approve a merger of First Union with     and adopt a plan of merger or
                               another entity.                          consolidation. The Delaware General
                                                                        Corporation Law prohibits a Delaware
                               As First Union is not an Ohio            corporation that has a class of stock
                               corporation, it is not subject to the    that is listed on a national stock
                               anti-takeover provisions applicable to   exchange or which has 2,000 or more
                               Ohio corporations as provided in the     shareholders of record from engaging
                               Ohio General Corporation Law, such       in a business combination with an
                               as the Ohio Control Share Acquisition    interested shareholder (generally, the
                               Act or the Merger Moratorium Act.        beneficial owner of 15% or more of
                                                                        the corporation's outstanding voting
                               First Union may, however, be subject     stock) for three years following the
                               to certain sections of the Ohio          time at which the shareholder became
                               securities laws known as the "Ohio       an interested shareholder, unless, prior
                               Control Bid Act," which regulates        to that time, the corporation's board of
                               tender offers for the securities of      directors approved either the business
                               issuers with specified Ohio              combination or the transaction that
                               connections. The Ohio Control Bid Act    resulted in the shareholder becoming
                               prohibits an offeror from making a       an interested shareholder, or if at least
                               control bid for securities of a subject  two-thirds of the outstanding shares
                               company pursuant to a tender offer       not owned by that interested
                               until the offeror has filed specified    shareholder approve the business
                               information with the Ohio division of    combination, or if, upon becoming an
                               securities and has delivered such        interested shareholder, that shareholder
                               information and the terms of the         owned at least 85% of the outstanding
                               proposed offer to all offerees in Ohio.  shares (excluding those held by
                               A "control bid" is an offer to purchase  officers, directors and some employee securities from Ohio residents if, after stock plans).
                               the purchase, the offeror would be the
                               beneficial owner of more than 10% of
                               the securities of the subject company.
                               The Ohio division of securities may
                               suspend a control bid if it determines
                               that the information provided is
                               inadequate or the procedures for
                               provision of information were not
                               followed.

                               First Union is a REIT. One of the
                               qualifications that First Union must
                               meet to remain a REIT is that 50% or
                               more of its shares may not be held by
                               five or fewer holders. Accordingly,
                               there are provisions in the Declaration
                               of Trust and By-Laws of First Union

           RIGHTS                           FIRST UNION                                   GGC
           ------                           -----------                                   ---
                              that restrict the amount of First Union
                              share ownership and provide penalties
                              if the limitations are exceeded.

                              The By-Laws of First Union provide
                              that no person may own more than
                              9.8% of the outstanding common
                              shares after giving effect to the
                              conversion of convertible securities
                              owned by that person. The transfer of
                              shares in excess of that limitation is
                              not recognized as valid under the By-
                              Laws. Shares in excess of the
                              limitation shall not be entitled to any
                              voting rights, shall not be considered
                              to be outstanding for quorum or voting
                              purposes and shall not be entitled to
                              received dividends, interest or any
                              other distribution with respect to those shares.

Amendments to the Declaration Under the Declaration of Trust, the      Under the Delaware General
of Trust and Certificate of   affirmative vote of a majority of the    Corporation Law, the affirmative vote
Incorporation                 trustees and the holders of a majority   of the holders of a majority of the
                              of the outstanding shares entitled to    outstanding shares entitled to vote is
                              vote is required to amend the            required to amend the Certificate of
                              Declaration of Trust of First Union.     Incorporation of GGC. In addition,
                                                                       amendments that change the capital
                              Notwithstanding the foregoing (and       stock by increasing or decreasing the
                              notwithstanding the fact that some       par value or the aggregate number of
                              lesser percentage may be permitted by    authorized shares of a class or
                              law), the Declaration of Trust provides  otherwise adversely affecting the
                              that the approval of the owners of at    rights of that class, must be approved
                              least 70% of the outstanding shares of   by the majority vote of each class of
                              First Union shall be required to amend   stock affected, unless, in the case of an
                              or repeal certain sections of the        increase in the number of shares, the
                              Declaration of Trust, unless at least    Certificate of Incorporation takes away
                              70% of the trustees have voted to        that right, and provided that, if the
                              amend or repeal such sections, in        amendment affects some series, then
                              which event the approval of the owners   only those series have such vote.
                              of a majority of the outstanding shares
                              is required to approve such              Notwithstanding the foregoing, the
                              amendment.                               Certificate of Incorporation provides
                                                                       that Article III of the Certificate of
                                                                       Incorporation, which relates to the
                                                                       purpose of GGC, may be amended
                                                                       only upon a unanimous vote of the
                                                                       GGC board of directors.

Amendments to the By-Laws     The By-Laws of First Union may be        The Certificate of Incorporation
                              amended by the affirmative vote of a     provides that the By-Laws may be
                              majority of the trustees at any meeting, adopted, amended, altered or repealed

           RIGHTS                            FIRST UNION                                  GGC
           ------                            -----------                                  ---
                              provided the substance of the proposed    only by the affirmative vote of a
                              amendment shall have been stated in a     majority of the directors present at any
                              notice of the meeting; PROVIDED,          regular or special meeting of the board
                              HOWEVER, that the provisions of the By-   of directors at which a quorum is
                              Laws referenced above governing the       present.
                              9.8% limitation on share ownership
                              may be amended only by (i) a vote of
                              70% of the trustees then in office or
                              (ii) if action is taken by a majority but
                              less than 70% of the trustees, such
                              amendment must be approved by the
                              holders of at least 70% of the
                              outstanding shares.

CONVERTIBLE PREFERRED SHARES

   Upon completion of the proposed transaction, pursuant to the merger agreement, GGC will exchange the outstanding First Union convertible preferred shares for GGC convertible preferred shares. Except for a few differences, the GGC convertible preferred shares will have substantially identical preferences and rights with respect to GGC as the First Union convertible preferred shares have with respect to First Union. The following table summarizes the primary differences between the convertible preferred shares.

       RIGHTS                       FIRST UNION                                  GGC
       ------                       -----------                                  ---
Certificated Shares   The First Union convertible preferred   The GGC convertible preferred shares
                      shares are represented by certificated  will be represented by uncertificated
                      shares.                                 shares. However, upon request, all
                                                              holders of GGC convertible preferred
                                                              shares will be entitled to have a
                                                              certificate signed by, or in the name of,
                                                              GGC representing the number of GGC
                                                              convertible preferred shares held by
                                                              such holder.

General Voting Rights In general, absent dividend arrearages, Holders of GGC convertible preferred
                      holders of First Union convertible      shares will be entitled to vote, as a
                      preferred shares do not have voting     single class, together with the holders
                      rights.                                 of GGC common shares on all matters
                                                              relating to GGC on which shareholders
                                                              are entitled to vote. Each GGC
                                                              convertible preferred share will be
                                                              entitled to one-tenth (1/10th) of the
                                                              vote attributed to each GGC common
                                                              share.

Conversion into Cash  First Union convertible preferred       GGC convertible preferred shares have
                      shares do not have a right to convert   the right to convert into cash, by way
                      into cash.                              of conversion into Transaction
                                                              Proceeds. See "Description of GGC
                                                              Capital Stock--GGC Convertible
                                                              Preferred Shares--Conversion into
                                                              Transaction Proceeds."

           RIGHTS                           FIRST UNION                                 GGC
           ------                           -----------                                 ---
Limitation on Ownership       Certain restrictions on ownership exist There will be no restrictions on
                              on the First Union convertible          ownership of the GGC convertible
                              preferred shares in order to prevent    preferred shares.
                              First Union from losing its status as a
                              Real Estate Investment Trust.

Conversion Price              The conversion price for the First      The conversion price for GGC
                              Union convertible preferred shares is   convertible preferred shares will equal
                              $5.0842 (equivalent to a conversion     $5.0842, multiplied by the GGC
                              rate of 4.92 First Union common         Factor, and divided by the First Union
                              shares for each First Union convertible Factor.
                              preferred share).

                                 LEGAL MATTERS

   The validity of the notes to be issued in connection with the proposed transaction will be passed upon by Hahn Loeser & Parks LLP. The validity of the GGC common shares to be issued upon exercise of the subscription rights in the proposed transaction will be passed upon by Wachtell, Lipton, Rosen & Katz.

   Hahn Loeser & Parks LLP is passing upon certain legal matters in connection with the proposed transaction, including the federal income tax consequences other than in connection with the holding of the notes. Sullivan & Cromwell is passing upon the federal income tax consequences in connection with holding the notes but not in connection with the receipt of the notes.

                                    EXPERTS

   The combined financial statements and the related financial statement schedule of First Union Real Estate Equity and Mortgage Investments, as of and for the year ended December 31, 2001, have been included herein and in the registration statement in reliance on the reports, appearing elsewhere herein, of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements and the related financial statement schedule of Southwest Shopping Centers Co. II, L.L.C., as of and for the years ended December 31, 2001 and 2000, have been included herein and in the registration statement in reliance on the reports, appearing elsewhere herein, of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

   First Union's balance sheet as of December 31, 2000, and statements of income and comprehensive income, changes in cash and shareholders' equity for the two years ended December 31, 2000, and the related financial statement schedule, which appear in First Union's Annual Report on Form 10-K for the year ended December 31, 2001, as amended and included herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The statements of operations, members' equity and cash flows for the year ended December 31, 1999 of SSCC included in this proxy statement-prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of Gotham Golf Partners, L.P. at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 included herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The balance sheet of Gotham Golf Corp. at May 1, 2002 included herein has been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   First Union is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. Reports, proxy material and other information concerning First Union can be inspected and copied at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information regarding the operation of the Public Reference Section of the Securities and Exchange Commission may be obtained by calling 1 (800) SEC-0330. In addition, the Securities and Exchange Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including First Union. The outstanding First Union common shares and First Union convertible preferred shares are listed on the NYSE under the symbols "FUR" and "FURPrA," respectively, and all such reports, proxy material and other information filed by First Union with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

   No person is authorized to give any information or make any representation about the proposals contained in this proxy statement-prospectus that is different from or in addition to the information contained in this proxy statement-prospectus or any of the attached or incorporated documents. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The reports filed by First Union with the Securities and Exchange Commission (File No. 1-6249) pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2001, including, but not limited to First Union's Current Report on Form 8-K, dated February 14, 2002, are incorporated by reference into this proxy statement-prospectus.

   All documents filed by First Union pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement-prospectus and prior to the date of the special meeting shall be deemed to be incorporated by reference into this proxy statement-prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein, or in any other subsequently filed document that is or is deemed to be incorporated herein by reference, modifies or supersedes any such statement. A statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

   First Union will provide without charge to each person, including any beneficial owner, to whom this proxy statement-prospectus is delivered, on the oral or written request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to First Union Real Estate Equity and Mortgage Investments, 125 Park Avenue, New York, New York 10017, Attention:
Neil H. Koenig, Interim Chief Financial Officer, telephone (212) 949-1373.

                                          By Order of the Board of Trustees

                                          Neil H. Koenig
                                          SECRETARY

                                          FIRST UNION REAL ESTATE EQUITY
                                          AND MORTGAGE INVESTMENTS

                             FINANCIAL STATEMENTS

                                     INDEX

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

Reports of Independent Public Accountants....................................   F-2

Financial Statements

Consolidated Balance Sheets as of December 31, 2001 and 2000.................   F-4
Consolidated Statements of Operations for the Years Ended December 31,          F-5
  2001, 2000 and 1999........................................................
Consolidated Statements of Member's Equity for the Years Ended December 31,     F-6
  2001, 2000 and 1999........................................................
Consolidated Statements of Cash Flows for the Years Ended December 31,          F-7
  2001, 2000 and 1999........................................................
Notes to Consolidated Financial Statements...................................   F-8
Financial Statement Schedule:
   Reports of Independent Public Accountants on Financial Statement Schedule.  F-12
   Schedule III--Real Estate and Accumulated Depreciation....................  F-14

                               GOTHAM GOLF CORP.

Report of Independent Auditors............................................. F-15

Financial Statements

Balance Sheet.............................................................. F-16
Notes to Balance Sheet..................................................... F-17

                          GOTHAM GOLF PARTNERS, L.P.

Report of Independent Auditors............................................. F-18

Consolidated Financial Statements

Consolidated Balance Sheets................................................ F-19
Consolidated Statements of Operations...................................... F-20
Consolidated Statements of Partners' Equity (Deficit)...................... F-21
Consolidated Statements of Cash Flows...................................... F-22
Notes to Consolidated Financial Statements................................. F-23

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE MEMBER OF SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

   We have audited the consolidated balance sheets of Southwest Shopping Centers Co. II, L.L.C. (a Delaware Limited Liability Company) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, member's equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Shopping Centers Co. II, L.L.C. and subsidiaries as of December 31, 2001 and 2000, and the results of their consolidated operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

New York, New York
April 15, 2002

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE MEMBER OF SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

   We have audited the consolidated statements of operations, member's equity and cash flows of Southwest Shopping Centers Co. II, L.L.C. (a Delaware Limited Liability Company) and subsidiaries for the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Southwest Shopping Centers Co. II, L.L.C. and subsidiaries for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/  Arthur Andersen LLP

Cleveland, Ohio
April 10, 2002

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                              AS OF DECEMBER 31,

                                                       2001         2000
                                                    -----------  -----------
  ASSETS
  Real estate, at cost:
     Land.......................................... $ 5,815,600  $ 5,815,600
     Building and improvements.....................  58,744,831   58,643,592
     Accumulated depreciation and amortization.....  (6,688,707)  (5,112,185)
                                                    -----------  -----------
                                                     57,871,724   59,347,007
     Cash and cash equivalents.....................     781,663    2,102,589
     Restricted cash...............................     882,505      773,630
     Debt issue costs, net of accumulated
       amortization of $56,449 and $22,580.........     282,246      316,116
     Accounts receivable and other, net of
       allowance for doubtful accounts of
       $133,831 and $219,009.......................     202,758      550,006
                                                    -----------  -----------
         Total assets.............................. $60,020,896  $63,089,348
                                                    ===========  ===========

  LIABILITIES AND MEMBER'S EQUITY
  Accounts payable and accrued expenses............ $ 1,522,169  $ 1,146,088
  Mortgage loan payable............................  42,077,743   42,349,390
                                                    -----------  -----------
         Total liabilities.........................  43,599,912   43,495,478
                                                    -----------  -----------
  Contingency (Note 6)
  Member's equity..................................  16,420,984   19,593,870
                                                    -----------  -----------
         Total liabilities and member's equity..... $60,020,896  $63,089,348
                                                    ===========  ===========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       FOR THE YEARS ENDED DECEMBER 31,

                                                                         2001        2000        1999
                                                                      ----------- ----------- -----------
REVENUES
Base rent............................................................ $ 6,462,530 $ 6,528,795 $25,661,490
Percentage rent......................................................     130,649     249,327   2,118,115
Tenant recoveries....................................................   2,898,843   2,837,223  10,010,927
Utility reimbursements...............................................   1,125,953   1,130,439   4,602,392
Other income.........................................................     766,779     762,836   4,354,966
Interest income......................................................      42,283      90,875     518,929
                                                                      ----------- ----------- -----------
       Total revenues................................................  11,427,037  11,599,495  47,266,819
                                                                      ----------- ----------- -----------
EXPENSES
Operating expenses...................................................   2,662,886   2,504,826  10,786,688
Administrative.......................................................   1,705,516     882,685   4,396,159
Real estate taxes....................................................     817,238     765,525   2,663,657
Insurance............................................................      68,464      24,433     384,904
Mortgage interest....................................................   3,719,705   2,599,698  12,901,082
Depreciation and amortization........................................   1,610,392   1,582,056   6,408,165
Management fees......................................................     363,894     353,780   1,860,144
Bad debt.............................................................     166,661     224,463     410,142
                                                                      ----------- ----------- -----------
       Total expenses................................................  11,114,756   8,937,466  39,810,941
                                                                      ----------- ----------- -----------
Income before loss on sale of real estate and extraordinary loss from
  early extinguishment of debt.......................................     312,281   2,662,029   7,455,878
   Loss on sale of real estate.......................................          --          --  (9,000,000)
                                                                      ----------- ----------- -----------
Income (loss) before extraordinary loss from early extinguishment
  of debt............................................................     312,281   2,662,029  (1,544,122)
   Extraordinary loss from early extinguishment of debt..............          --          --  (5,507,692)
                                                                      ----------- ----------- -----------
       Net income (loss)............................................. $   312,281 $ 2,662,029 $(7,051,814)
                                                                      =========== =========== ===========



  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

MEMBER'S EQUITY AT DECEMBER 31, 1998.................................................... $112,740,667
Distributions to member.................................................................  (43,980,523)
Net loss................................................................................   (7,051,814)
                                                                                         ------------
MEMBER'S EQUITY AT DECEMBER 31, 1999....................................................   61,708,330
Distributions to member--cash...........................................................  (43,755,942)
                       --transfer of net assets and liabilities to member...............   (1,020,547)
Net income..............................................................................    2,662,029
                                                                                         ------------
MEMBER'S EQUITY AT DECEMBER 31, 2000....................................................   19,593,870
Distributions to member.................................................................   (3,485,167)
Net income..............................................................................      312,281
                                                                                         ------------
MEMBER'S EQUITY AT DECEMBER 31, 2001.................................................... $ 16,420,984
                                                                                         ============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       FOR THE YEARS ENDED DECEMBER 31,

                                                                     2001          2000          1999
                                                                  -----------  ------------  ------------
CASH PROVIDED BY OPERATIONS:
Net income (loss)................................................ $   312,281  $  2,662,029  $ (7,051,814)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
   Depreciation and amortization.................................   1,610,392     1,582,056     6,408,165
   Extraordinary loss from early extinguishment of debt..........          --            --     5,507,692
   Loss on sale of real estate...................................          --            --     9,000,000
   Decrease (increase) in accounts receivable and other..........     347,248      (281,736)      (10,875)
   Increase (decrease) in accounts payable and accrued expenses..     376,081       (25,667)   (2,274,479)
   Funding of restricted cash escrows............................    (108,875)     (773,629)           --
                                                                  -----------  ------------  ------------
       Net cash provided by operating activities.................   2,537,127     3,163,053    11,578,689
                                                                  -----------  ------------  ------------
CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES:
Net proceeds from sale of real estate............................          --            --    72,273,613
Investments in building and improvements.........................    (101,239)      (54,463)   (1,540,634)
                                                                  -----------  ------------  ------------
       Net cash (used for) provided by investing activities......    (101,239)      (54,463)   70,732,979
                                                                  -----------  ------------  ------------
CASH USED FOR FINANCING ACTIVITIES:
Proceeds from mortgage loans.....................................          --    42,500,000            --
Repayment of mortgage loans--Principal payments..................    (271,647)     (150,610)   (1,517,536)
                           --Balloon payments....................          --            --   (45,929,449)
Mortgage prepayment penalties....................................          --            --    (5,507,692)
Debt issue costs paid............................................          --      (338,696)           --
Distributions to member..........................................  (3,485,167)  (43,755,942)  (43,980,523)
                                                                  -----------  ------------  ------------
       Net cash used for financing activities....................  (3,756,814)   (1,745,248)  (96,935,200)
                                                                  -----------  ------------  ------------
   (Decrease) increase in cash and cash equivalents..............  (1,320,926)    1,363,342   (14,623,532)
Cash and cash equivalents at beginning of year...................   2,102,589       739,247    15,362,779
                                                                  -----------  ------------  ------------
Cash and cash equivalents at end of year......................... $   781,663  $  2,102,589  $    739,247
                                                                  ===========  ============  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid.................................................... $ 3,719,705  $  2,599,698  $ 14,060,207
                                                                  ===========  ============  ============
SUPPLEMENTAL DISCLOSURE ON NON-CASH FINANCING ACTIVITIES
Transfer of mortgage loan obligations in connection with the sale
  of real estate................................................. $        --  $         --  $114,671,390
                                                                  ===========  ============  ============
Distribution of net assets and liabilities to member............. $        --  $ (1,020,547) $         --
                                                                  ===========  ============  ============


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  OWNERSHIP AND DESCRIPTION OF BUSINESS

   Southwest Shopping Centers Co. II, L.L.C. ("SSCC"), which is wholly owned by First Union Real Estate Equity and Mortgage Investments ("First Union"), was formed on September 27, 1996 and will continue until the earlier of December 31, 2050 or until it is dissolved in accordance with its Second Amended and Restated Operating Agreement or by-law. SSCC purchased seven shopping malls on September 28, 1996. On December 13, 1999, SSCC sold six of the seven malls. Effective January 1, 2000, SSCC had no other assets, liabilities or operations other than its indirect ownership interest in the Park Plaza Mall (the "Mall"), a shopping mall located in Little Rock, Arkansas.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  REAL ESTATE

   Real estate is carried at cost, adjusted for depreciation and impairment of value. SSCC records impairment losses for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

  CONSOLIDATION

   The consolidated financial statements include all of the accounts of SSCC and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

  DEPRECIATION AND AMORTIZATION

   Depreciation and amortization for financial reporting purposes are computed using the straight-line method. Building and improvements are depreciated or amortized over lives ranging from 10 to 40 years. Tenant-related expenditures and lease commissions are amortized over the length of the lease. Debt issue costs are amortized over the term of the loan.

  FINANCIAL INSTRUMENTS

   Financial instruments held by SSCC include cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximates their current carrying amounts due to their short-term nature. The fair value of SSCC's mortgage loan payable approximates its carrying amount based upon current market conditions and interest rates. SSCC does not hold or issue financial instruments or derivative financial instruments for trading purposes.

  REVENUE RECOGNITION

   SSCC accounts for its leases as operating leases. Tenant leases generally provide for billings of certain operating costs and retail tenant leases generally provide for percentage rentals, in addition to fixed minimum rentals. SSCC accrues the recovery of operating costs based on actual costs incurred. For percentage rentals, SSCC follows the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force Issue No. 98-9 (EITF-98-9), "Accounting for Contingent Rent in Interim Financial Periods." EITF-98-9 requires that contingent rental income, such as percentage rent which is dependent on sales of retail tenants, be recognized in the period that a tenant exceeds its specified sales breakpoint. Consequently, SSCC accrues the majority of percentage rent income in the fourth quarter of each year in accordance with EITF-98-9. For the years ended

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

December 31, 2001, 2000 and 1999 the recovery of operating costs and percentage rent income was $4.2 million, $4.2 million and $16.7 million, respectively. Deferred revenue is included in accounts payable and accrued expenses and is derived primarily from revenue received in advance of its due date.

  MEMBER'S EQUITY

   Member's equity represents undistributed earnings of SSCC. Subsequent to the sale of real estate in 1999, SSCC transferred the net assets and liabilities of the sold properties to First Union. The net assets and liabilities that were transferred amount to $1.0 million and were recorded in 2000 as a distribution in the statement of member's equity.

  SEGMENT REPORTING

   SSCC has one reportable segment, ownership of a shopping mall. SSCC evaluates performance based upon net operating income, which is income before depreciation, amortization, interest and nonoperating items.

  RESTRICTED CASH

   At December 31, 2001 and 2000, $0.9 million and $0.8 million, respectively of cash was restricted for real estate tax, insurance and improvements based on the terms of the mortgage loan payable.

  CASH EQUIVALENTS

   At December 31, 2001, SSCC had no cash equivalents. At December 31, 2000, cash equivalents consisted of a money market account in the amount of $2.0 million.

  INCOME TAXES

   No provision for income taxes is necessary in the consolidated financial statements of SSCC as the tax effect of its activities accrues to First Union.

  USE OF ESTIMATES

   Management has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States. Of these estimates, management's estimate of the fair value of real estate is particularly susceptible to change. Actual results could differ from those estimates.

  RECENT ACCOUNTING PRONOUNCEMENTS

   In July 2001, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. The adoption of this statement had no impact on SSCC's consolidated financial statements.

   In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 is not expected to have any impact on SSCC's consolidated financial statements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of the Accounting Principles board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. The adoption of SFAS No. 144 is not expected to have a material impact on SSCC's consolidated liquidity, financial position or results of operations.

3.  SALE OF REAL ESTATE

   In December 1999, SSCC sold six shopping malls to an unaffiliated purchaser (the "Purchaser"), for an aggregate sales price of $191.5 million. During 1999, the six malls represented 75% of SSCC's revenues. As part of the sale, the Purchaser assumed $114.7 million in mortgage loans payable. SSCC received proceeds of $72.3 million, net of closing costs and other adjustments of $4.5 million. As a result, SSCC recorded a loss on the sale of $9.0 million.

4.  MORTGAGE LOAN PAYABLE AND EXTRAORDINARY LOSS

   The mortgage loan, obtained in April 2000, is non-recourse, has an anticipated repayment date of May 1, 2010 and is secured by the Mall. The mortgage loan bears interest at a rate of 8.69% until May 1, 2010 and thereafter until its final maturity in May 2030 at a rate of 12.69%. The mortgage loan requires monthly payments based on a 30-year amortization schedule of approximately $0.4 million for principal, interest and escrow deposits. Prepayment of the loan is permitted prior to the anticipated repayment date (after an initial lockout period of three years or two years from securitization), only with yield maintenance or defeasance, and payable after the anticipated repayment date upon thirty days notice without payment of any penalties, as defined in the loan agreement.

   Scheduled annual principal payments are as follows:

                   2002......................... $   296,571
                   2003.........................     323,782
                   2004.........................     342,725
                   2005.........................     384,937
                   2006.........................     420,256
                   Thereafter...................  40,309,472
                                                 -----------
                                                 $42,077,743
                                                 ===========

In 1999, in connection with the sale of real estate, SSCC paid off the Mall's prior mortgage loan payable of $45.9 million, resulting in a prepayment penalty of $5.5 million. This loan bore interest at a rate of 8.43%.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

5.  FUTURE MINIMUM RENTALS

   The future minimum lease payments to be received by the Mall under noncancellable operating leases are as follows:

              2002................................... $ 6,438,534
              2003...................................   6,385,966
              2004...................................   5,181,667
              2005...................................   4,265,662
              2006...................................   3,378,871
              Thereafter.............................   7,634,766
                                                      -----------
                                                      $33,285,466
                                                      ===========

   The anchor department store at the Mall owns its facilities and has an agreement with a subsidiary of SSCC that contains an operating covenant requiring it to operate these facilities continuously as retail department stores until July 2003. There is no rental revenue from the anchor department store included in the above table. However, if the anchor department store at the Mall does not renew its operating agreement (see Note 6) in July 2003, the majority of tenants at the Mall can terminate their lease without incurring a substantive penalty.

   One tenant represented approximately 12%, 10% and 10% of the total revenue of the Mall for the years ended December 31, 2001, 2000 and 1999, respectively.

6.  CONTINGENCY

   SSCC is aware of the proposed construction of a new mall in the vicinity of the Mall by a partnership of a mall developer and the anchor department store. In the event that the new mall is built, the anchor store at the Mall may decline to extend or renew its operating covenant and cease operating its stores at the Mall. In the event the anchor store does not operate its stores at the Mall, the value of the Mall would be materially and adversely affected. SSCC has paid the administrative expenses, principally legal fees, related to this contingency.

7.  RELATED-PARTY TRANSACTIONS

   During 1999, SSCC managed and acted as leasing agent for SSCC's properties. For the year ended December 31, 1999, $2.2 million was paid to First Union for management and leasing fees.

   Beginning January 1, 2000, First Union outsourced all management and leasing activities to independent third party providers. SSCC was allocated $12,000 per month by First Union beginning January 1, 2000, as reimbursement for asset management services.

8.  INCOME TAXES

   The difference between the book basis and the tax basis of the net assets of SSCC, not directly subject to income taxes, is as follows:

                                                          DECEMBER 31,
                                                    ------------------------
                                                       2001         2000
                                                    -----------  -----------
  Book basis of net assets......................... $16,420,984  $19,593,870
  Excess of book over tax basis, principally
    related to depreciation and amortization of
    real estate....................................  (1,243,869)  (1,362,799)
                                                    -----------  -----------
     Tax basis of net assets....................... $15,177,115  $18,231,071
                                                    ===========  ===========

                         INDEPENDENT AUDITORS' REPORT

TO THE MEMBER OF SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.:

   Under date of April 15, 2002, we reported on the consolidated balance sheets of Southwest Shopping Centers Co. II, L.L.C. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, member's equity, and cash flows for the years then ended, which is included in the Registration Statement. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

   In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          /s/  KPMG LLP

New York, New York
April 15, 2002

TO THE MEMBER OF SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

   We have audited in accordance with auditing standards generally accepted in the United States, the consolidated statements of operations, member's equity and cash flows of Southwest Shopping Centers Co. II, L.L.C. and subsidiaries for the year ended December 31, 1999 and have issued our report thereon dated April 10, 2002. Our audits were made for the purpose of forming an opinion on those consolidated financial statements taken as a whole. The Schedule III presented herein is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the consolidated financial statements noted above and, in our opinion, fairly states in all material respects, the financial data required to be set forth therein for the year ended December 31, 1999 in relation to those consolidated financial statements.

                                          /s/  Arthur Andersen LLP

Cleveland, Ohio
April 10, 2002

                                                                   SCHEDULE III

                   REAL ESTATE AND ACCUMULATED DEPRECIATION

                            AS OF DECEMBER 31, 2001

                                (IN THOUSANDS)

                                                                      COST
                                                                   CAPITALIZED
                                                INITIAL COST TO   SUBSEQUENT TO
                                                  REGISTRANT       ACQUISITION          AS OF DECEMBER 31, 2001
                                              ------------------- ------------- ----------------------------------------
                                                     BUILDING AND BUILDING AND         BUILDING AND         ACCUMULATED
         DESCRIPTION             ENCUMBRANCES  LAND  IMPROVEMENTS IMPROVEMENTS   LAND  IMPROVEMENTS  TOTAL  DEPRECIATION
         -----------             ------------ ------ ------------ ------------- ------ ------------ ------- ------------
Shopping Mall:
   Park Plaza, Little Rock, AR..   $42,078    $5,816   $58,037        $708      $5,816   $58,745    $64,561    $6,689
                                   =======    ======   =======        ====      ======   =======    =======    ======




                                     YEAR
                                 CONSTRUCTION   DATE
         DESCRIPTION              COMPLETED   ACQUIRED LIFE
         -----------             ------------ -------- ----
Shopping Mall:
   Park Plaza, Little Rock, AR..     1988     9/1/1997  40

--------
Aggregate cost for federal tax purposes is approximately $64,561.

   The following is a reconciliation of real estate assets and accumulated depreciation for the years ended December 31, 2001, 2000, and 1999.

                                                     (IN THOUSANDS)
                                                YEARS ENDED DECEMBER 31,
                                                2001    2000     1999
                                               ------- ------- ---------
       Asset reconciliation:
          Balance, beginning of period........ $64,460 $64,406 $ 268,275
       Additions during the period:
          Improvements........................     101      54     1,541
       Deductions during the period:
          Sales of real estate................      --      --  (205,410)
                                               ------- ------- ---------
       Balance, end of period................. $64,561 $64,460 $  64,406
                                               ======= ======= =========
       Accumulated depreciation
          Reconciliation:
             Balance, beginning of period..... $ 5,112 $ 3,553 $   7,811
             Additions during the period:
                Depreciation..................   1,577   1,559     6,061
       Deductions during the period:
          Sales of real estate................      --      --   (10,319)
                                               ------- ------- ---------
       Balance, end of period................. $ 6,689 $ 5,112 $   3,553
                                               ======= ======= =========

                               GOTHAM GOLF CORP.

                        REPORT OF INDEPENDENT AUDITORS

To the Stockholders
  GOTHAM GOLF CORP.

   We have audited the accompanying balance sheet of Gotham Golf Corp. as of May 1, 2002. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Gotham Golf Corp. as of May 1, 2002, in conformity with accounting principles generally accepted in the United States.

                                          /s/  Ernst & Young LLP

Harrisburg, Pennsylvania
May 2, 2002

                               GOTHAM GOLF CORP.

                                 BALANCE SHEET

                                  MAY 1, 2002

ASSETS
Cash................................................................................... $10
                                                                                        ---
Total assets........................................................................... $10
                                                                                        ===

STOCKHOLDERS' EQUITY
Common stock $0.01 par value per share, 1,000 shares authorized, issued and outstanding $10
                                                                                        ---
Total stockholders' equity............................................................. $10
                                                                                        ===

                            SEE ACCOMPANYING NOTES.

                               GOTHAM GOLF CORP.

                            NOTES TO BALANCE SHEET

                                  MAY 1, 2002

1.  SIGNIFICANT ACCOUNTING POLICIES

  REPORTING ENTITY

   Gotham Golf Corp. (the Company) was formed on February 12, 2002 under the laws of the State of Delaware. The purpose of the Company is to acquire, own and operate golf courses and golf course related properties and manage certain real estate assets and a manufacturing facility. The only transaction of the Company has been the issuance of 1,000 shares of common stock on February 12, 2002.

   The Company was incorporated in connection with the Agreement and Plan of Merger and Contribution, dated February 13, 2002, between First Union Real Estate Equity and Mortgage Investments (First Union) and Gotham Golf Partners, L.P. (Gotham). In accordance with the Agreement, First Union, Gotham and their controlled affiliates will contribute their respective general and limited partnership and equity interests to the Company in exchange for common shares. As a result of the planned transaction, the Company will merge with First Union and own 92.5% of Gotham Golf Partners, L.P. Pursuant to the Agreement, the Company and First Union plan to file a Form S-4 Registration Statement with the Securities and Exchange Commission.

   The Company has had no operations to date.

2.  INCOME TAXES

   The Company intends to be taxed as a C Corporation for Federal income tax purposes in accordance with the Internal Revenue Code.

                          GOTHAM GOLF PARTNERS, L.P.

                        REPORT OF INDEPENDENT AUDITORS

To the Partners
  GOTHAM GOLF PARTNERS, L.P.

   We have audited the accompanying consolidated balance sheets of Gotham Golf Partners, L.P. as of December 31, 2001 and 2000, and the related consolidated statements of operations, partners' equity (deficit), and cash flows for the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gotham Golf Partners, L.P. as of December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

   As discussed in Note 1 to the consolidated financial statements, effective January 1, 2001, the Partnership adopted Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by Statement of Financial Standards No. 138, and Statement of Financial Accounting Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS.

                                          /s/ Ernst & Young LLP

Harrisburg, Pennsylvania
March 20, 2002, except for the last paragraph of
  Note 9, as to which the date is April 23, 2002

                          GOTHAM GOLF PARTNERS, L.P.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31
                                                             -------------------------
                                                                 2000         2001
                                                             ------------ ------------
ASSETS
Current assets:
   Cash and cash equivalents................................ $  1,336,449 $  3,899,312
   Restricted cash..........................................      309,591    1,022,389
   Accounts receivable......................................      718,801      815,159
   Inventory................................................      595,546      708,950
   Notes receivable--related parties........................    1,750,402    1,929,194
   Prepaid expenses and other current assets................      622,510      701,494
   Assets from discontinued operations......................   16,948,421   12,851,331
                                                             ------------ ------------
       Total current assets.................................   22,281,720   21,927,829
Property and equipment, net.................................   93,890,021   96,242,059
Goodwill and other intangible assets, net...................    7,347,292    6,604,148
Other assets................................................      336,921      191,325
                                                             ------------ ------------
       Total assets......................................... $123,855,954 $124,965,361
                                                             ============ ============
LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable......................................... $  1,028,937 $  2,023,528
   Accrued liabilities and other............................    2,318,706    2,268,586
   Deferred revenue.........................................    2,989,714    3,145,891
   Current portion of long-term debt and capital leases.....    1,439,403    7,065,687
   Notes payable--bank......................................           --    2,200,000
   Liabilities from discontinued operations.................   10,625,488   11,688,061
                                                             ------------ ------------
       Total current liabilities............................   18,402,248   28,391,753

Long-term debt and capital leases, net of current portion...   91,067,888   89,247,523
Notes payable--related parties..............................    3,195,790   10,627,129
Notes payable--bank.........................................    2,200,000           --
Other liabilities...........................................           --      259,700

Partners' equity (deficit):
   Partners' equity (deficit)...............................    8,990,028   (3,301,044)
   Accumulated other comprehensive loss.....................           --     (259,700)
                                                             ------------ ------------
       Total partners' equity (deficit).....................    8,990,028   (3,560,744)
                                                             ------------ ------------
       Total liabilities and partners' equity (deficit)..... $123,855,954 $124,965,361
                                                             ============ ============

                            SEE ACCOMPANYING NOTES.

                          GOTHAM GOLF PARTNERS, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31
                                                            --------------------------------------
                                                               1999         2000          2001
                                                            -----------  -----------  ------------
Revenue:
Golf and merchandise....................................... $18,846,025  $22,485,757  $ 24,130,348
Food and beverage..........................................   3,127,180    3,575,345     4,223,083
                                                            -----------  -----------  ------------
                                                             21,973,205   26,061,102    28,353,431
Costs and operating expenses:
   Cost of sales:..........................................
       Golf and merchandise................................     699,828    1,090,395     1,180,900
       Food and beverage...................................     841,134      996,157     1,149,728
   Salaries and wages......................................   7,014,304    7,928,146     8,396,906
   Operating expenses......................................   8,496,218    8,378,401    10,221,487
   Depreciation and amortization...........................   5,326,841    6,963,803     8,331,735
   Write-down of net assets held-for-sale..................          --      578,348            --
                                                            -----------  -----------  ------------
Total operating expenses...................................  22,378,325   25,935,250    29,280,756
                                                            -----------  -----------  ------------
Income (loss) from operations..............................    (405,120)     125,852      (927,325)

Other income (expense):
   Interest income.........................................     167,389      218,525       202,372
   Interest expense........................................  (5,474,427)  (7,353,242)  (10,423,220)
   Net gain (loss) on disposition of assets................      (2,781)     712,542          (227)
   Other...................................................     113,111       (5,106)      (52,188)
                                                            -----------  -----------  ------------
                                                             (5,196,708)  (6,427,281)  (10,273,263)
                                                            -----------  -----------  ------------
Loss from continuing operations............................  (5,601,828)  (6,301,429)  (11,200,588)
                                                            -----------  -----------  ------------

Loss from discontinued operations..........................    (315,027)  (1,691,107)   (2,104,507)
Gain on sale of discontinued operations, net of minority
  interest.................................................          --           --     1,014,023
                                                            -----------  -----------  ------------
Loss from discontinued operations..........................    (315,027)  (1,691,107)   (1,090,484)
                                                            -----------  -----------  ------------
Net loss................................................... $(5,916,855) $(7,992,536) $(12,291,072)
                                                            ===========  ===========  ============

Net income (loss) allocated to general partner:
   Continuing operations................................... $        --  $        --  $         --
   Discontinued operations.................................          --           --            --
                                                            -----------  -----------  ------------
Net loss................................................... $        --  $        --  $         --
                                                            ===========  ===========  ============

Net income (loss) allocated to limited partners:
   Continuing operations................................... $(5,601,828) $(6,301,429) $(11,200,588)
   Discontinued operations.................................    (315,027)  (1,691,107)   (1,090,484)
                                                            -----------  -----------  ------------
Net loss................................................... $(5,916,855) $(7,992,536) $(12,291,072)
                                                            ===========  ===========  ============

                            SEE ACCOMPANYING NOTES.

                          GOTHAM GOLF PARTNERS, L.P.

             CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

                                                         GENERAL   LIMITED
                                                         PARTNER   PARTNERS       TOTAL
                                                         ------- ------------  ------------
Balance at December 31, 1998............................   $50   $ 18,021,085  $ 18,021,135
   Net loss.............................................    --     (5,916,855)   (5,916,855)
   Contributions........................................    --      9,325,504     9,325,504
   Distributions........................................    --     (1,120,000)   (1,120,000)
                                                           ---   ------------  ------------
Balance at December 31, 1999............................    50     20,309,734    20,309,784
   Net loss.............................................    --     (7,992,536)   (7,992,536)
   Distributions........................................    --     (3,327,220)   (3,327,220)
                                                           ---   ------------  ------------
Balance at December 31, 2000............................    50      8,989,978     8,990,028
   Net loss.............................................    --    (12,291,072)  (12,291,072)
   Cumulative effect of adoption of SFAS No. 133, as of
     January 1, 2001....................................    --        (67,753)      (67,753)
   Other comprehensive loss on interest rate swaps......    --       (191,947)     (191,947)
                                                           ---   ------------  ------------
Comprehensive income (loss).............................    --    (12,550,772)  (12,550,772)
                                                           ---   ------------  ------------
Balance at December 31, 2001............................   $50   $ (3,560,794) $ (3,560,744)
                                                           ===   ============  ============



                            SEE ACCOMPANYING NOTES.

                          GOTHAM GOLF PARTNERS, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         YEAR ENDED DECEMBER 31
                                                                ----------------------------------------
                                                                    1999          2000          2001
                                                                ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from continuing operations............................ $ (5,601,828) $ (6,301,429) $(11,200,588)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities of continuing
  operations:
   Loss from discontinued operations...........................     (315,027)   (1,691,107)   (2,104,507)
   Gain on sale of discontinued operations, net of minority
     interest..................................................           --            --     1,014,023
   Depreciation and amortization...............................    6,008,099     8,326,154    10,181,027
   Noncash interest expense and loan fee expense...............           --        37,895     2,009,589
   Noncash interest income.....................................      (94,402)     (156,000)     (178,792)
   Write-down of assets........................................           --       578,348            --
   (Gain) loss on sale of assets...............................        2,781      (712,542)          227
   Changes in operating assets and liabilities:
       Accounts receivable.....................................     (243,112)     (202,637)      (43,937)
       Inventory...............................................     (304,850)     (154,983)       28,773
       Prepaid expenses and other current assets...............       40,337      (499,201)      (49,990)
       Other assets............................................    1,422,342    (1,206,299)       45,014
       Accounts payable........................................      322,499       174,412     1,112,566
       Accrued liabilities and other...........................      (64,470)    1,555,703      (739,091)
       Deferred income.........................................    1,210,719     1,260,846        99,349
                                                                ------------  ------------  ------------
Net cash provided by operating activities......................    2,383,088     1,009,160       173,663

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment.............................   (9,845,490)  (12,117,472)   (4,952,741)
Proceeds from sale of property and equipment...................       94,813     3,837,150       175,544
Proceeds from sale of discontinued businesses..................           --            --     4,672,260
Acquisition of businesses......................................  (11,512,500)  (23,684,348)           --
                                                                ------------  ------------  ------------
Net cash used in investing activities..........................  (21,263,177)  (31,964,670)     (104,937)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings.....................................................   14,081,934    35,320,012     1,206,621
Borrowings--related parties....................................           --     3,000,000     5,000,000
Payment of financing fees......................................     (150,625)     (423,388)           --
Contributions from partners....................................    9,325,504            --            --
Distributions to partners......................................   (1,120,000)   (3,327,220)           --
Repayment of long-term debt and capital leases.................   (1,016,932)   (4,355,952)   (2,999,686)
Notes receivable to related parties............................   (1,250,000)           --            --
Restricted cash................................................      (47,737)       73,681      (712,798)
                                                                ------------  ------------  ------------
Net cash provided by financing activities......................   19,822,144    30,287,133     2,494,137
                                                                ------------  ------------  ------------
Increase (decrease) in cash and cash equivalents...............      942,055      (668,377)    2,562,863
Cash and cash equivalents at beginning of year.................    1,062,771     2,004,826     1,336,449
                                                                ------------  ------------  ------------
Cash and cash equivalents at end of year....................... $  2,004,826  $  1,336,449  $  3,899,312
                                                                ============  ============  ============

SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITY
Capital lease obligations incurred............................. $    678,826  $         --  $  5,087,100
Capitalized loan fees included in borrowings................... $         --  $    157,895  $    525,191

                            SEE ACCOMPANYING NOTES.

                          GOTHAM GOLF PARTNERS, L.P.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2001

1.  SIGNIFICANT ACCOUNTING POLICIES

  REPORTING ENTITY

   Gotham Golf Partners, L.P. (the Partnership) is a Delaware partnership formed in April 1997. The Partnership owns and operates daily-fee golf courses, with the majority of the courses located in the Mid-Atlantic region of the United States. In addition, the Partnership owns and operates one private and two semi-private membership courses. The Partnership allocates profits and losses in accordance with the terms of the Partnership Agreement.

  PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements of Gotham Golf Partners, L.P. include the accounts of the Partnership and its subsidiaries. Investments in affiliates that are 50% owned where the Partnership controls the affiliates are also included in the consolidated financial statements. All material intercompany transactions have been eliminated in consolidation.

  INVESTMENTS

   No minority interest is recorded for minority stockholders of two golf courses because of deficit capital positions. Minority stockholders' share of the entities' 2001 and cumulative losses, which approximate $296,000 and $958,000, respectively, have been recognized by the Partnership. Future positive earnings of these subsidiaries would be recognized by the Partnership to the extent of minority interest losses previously absorbed. On December 7, 2001, one of the courses was sold and as of December 31, 2001, the other course is classified as assets from discontinued operations.

  REVENUE RECOGNITION

   Revenue of the Partnership from green fees, cart rentals, food and beverage sales, merchandise sales, and range income are generally recognized at the point of sale.

   Revenue from membership dues is recognized in the month earned. Nonrefundable initiation fees are recognized as revenue on a straight-line basis over the expected life of an active membership (currently five years).

  CASH AND CASH EQUIVALENTS

   Cash and cash equivalents are defined as cash on hand and in banks, plus all short-term investments with a maturity, at the date of purchase, of three months or less.

  RESTRICTED CASH

   At December 31, 2000 and 2001, restricted cash is primarily comprised of money market accounts for debt service reserve that the Partnership is required to maintain under the terms of two term loan agreements with a financial institution. Such reserve is maintained for paying regular monthly installments of principal, interest, and swap fees in accordance with the loan terms. At December 31, 2000 and 2001, restricted cash is primarily comprised of escrow accounts at several financial institutions for the payment of real estate taxes.

                          GOTHAM GOLF PARTNERS, L.P.

  INVENTORY

   Inventories consist principally of retail merchandise and grillroom food, snacks, and beverages. Inventories are stated at the lower of cost or market. Cost of inventories is principally determined using the first-in, first-out method.

  PROPERTY AND EQUIPMENT

   Property and equipment, which consists of land, buildings, golf course improvements, leasehold improvements, and equipment, are stated on the basis of cost. Depreciation is provided on the straight-line method over the following estimated useful lives:

              Land improvements........................   15 years
              Buildings................................   39 years
              Equipment................................  3-7 years
              Furniture, fixtures, and office equipment    7 years
              Capital improvements..................... 5-15 years

   Leased equipment meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease and is included with depreciation expense.

   Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance, and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the costs and accumulated depreciation are removed from the accounts. Any resulting gain or loss is recognized currently.

   Construction in progress is comprised of ongoing development costs associated with the planned upgrades and additions to golf course facilities.

   The Partnership capitalizes interest expense on major construction projects while in progress.

  GOODWILL AND OTHER INTANGIBLE ASSETS

   Goodwill consists of the excess of purchase price over the fair value of acquired net tangible assets. Goodwill is amortized over 15 years using the straight-line method. In periods prior to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 (see discussion under the caption "new accounting pronouncements" in this Note), goodwill was amortized ratably over appropriate periods; however, beginning January 1, 2002, goodwill will no longer be amortized. Under SFAS No. 142, goodwill will be evaluated for potential impairment annually by comparing the fair value of a reporting unit to its carrying value, including goodwill recorded by the reporting unit. If the carrying value exceeds the fair value, impairment is measured by comparing the derived fair value of goodwill to its carrying value, and any impairment determined is recorded in the current period.

   Other intangible assets primarily represent deferred loan costs, which are amortized using the straight-line method over the terms of the loans, which approximate the effective yield method. Amortization of intangible assets totaled $72,523, $131,531, and $108,570 for the years ended December 31, 1999, 2000, and 2001, respectively.

                          GOTHAM GOLF PARTNERS, L.P.

  LONG-LIVED ASSETS

   The Partnership reviews its long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In performing the review for recoverability, the Partnership estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles held for use is based on the estimated fair value of the assets.

  DEFERRED REVENUE

   Deferred revenue includes golf cards, initiation fees, and membership dues to be earned in the future.

  ADVERTISING COSTS

   The Partnership expenses advertising costs as incurred. During 1999, 2000, and 2001, the Partnership expensed $591,353, $590,529, and $770,646, respectively.

  USE OF ESTIMATES

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  INCOME TAXES

   Income taxes are not provided for in the accompanying consolidated financial statements because taxable income or loss is included in the individual tax returns of the partners.

  COMPREHENSIVE LOSS

   Comprehensive loss is reported on the Consolidated Statements of Partners' Equity and accumulated other comprehensive loss is reported on the Consolidated Balance Sheets. The interest rate swaps are the only components of accumulated other comprehensive loss.

  DERIVATIVE FINANCIAL INSTRUMENTS

   As required, effective January 1, 2001, the Partnership adopted SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, and related amendments.

   The Partnership has entered into two interest rate swap agreements and utilizes derivative financial instruments to reduce interest rate risks. The Partnership does not hold or issue derivative financial instruments for trading or speculative purposes. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments and hedging activities. The Partnership recognizes all derivatives as either assets or liabilities in the accompanying balance sheet and measures those instruments at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the consolidated financial statements depends on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of

                          GOTHAM GOLF PARTNERS, L.P.

cash flows of the asset or liability hedged. Any deferred gains or losses associated with derivative instruments, which on infrequent occasions may be terminated prior to maturity, are recognized in income in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item is sold, extinguished, or matures prior to the termination of the related derivative instrument, such instrument would be closed and the resulting gain or loss would be recognized in income.

   The Partnership uses derivative financial instruments to reduce its exposure to fluctuations in interest rates on two loans. All derivatives held by the Partnership are designated as cash flow hedges. In accordance with SFAS No. 133, the hedges are considered perfectly effective against changes in the fair value of the underlying debt and as a result, there is no need to periodically reassess the effectiveness during the term of the hedge. The Partnership has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its variable long-term debt. Cash flows related to these interest rate swap agreements are included in interest expense over the terms of the agreements. See Note 13 for further disclosure on derivatives.

   The fair market value of the two interest rate swap agreements, which were obtained from broker quotes, is included in other liabilities on the consolidated balance sheet as of December 31, 2001, and the changes in fair market value are reflected in other comprehensive loss on the consolidated statement of partners' equity (deficit).

   The adoption of the statement resulted in an adjustment to other comprehensive loss of $67,753 for the cumulative effect of the change in accounting as of January 1, 2001 and $191,947 during 2001. During 2001, the Partnership paid $114,730 on its swap agreements that have been recorded as interest expense. The reclassification of amounts of comprehensive loss associated with the interest rate swap into the statement of operations is anticipated to occur through the maturity date of the interest swap agreements, which expire April 30, 2003. The estimated net amount of existing losses as of December 31, 2001 that is expected to be reclassified into earnings within the next 12 months is approximately $195,000.

  NEWLY ISSUED ACCOUNTING STANDARDS

   In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, BUSINESS COMBINATIONS. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method.

   The Partnership elected to early adopt, effective January 1, 2001, SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. The new statement supercedes previous accounting guidance related to impairment of long-lived assets and provides a single accounting methodology for the disposal of long-lived assets, and also supercedes previous guidance with respect to reporting the effects of the disposal of a business. In connection with the Partnership's decision to exit the Florida and Alabama markets, retail golf center, and helicopter, the results of operations of certain businesses identified as held-for-sale are classified as discontinued operations in the Partnership's consolidated financial statements for all periods presented. Similarly, the assets and liabilities of these golf courses are separately identified in the consolidated balance sheets as assets and liabilities from discontinued operations, respectively.

   The results of operations and related gains and losses with golf courses divested prior to the effective date of the Partnership's adoption of SFAS No. 144, have not been reclassified to discontinued operations in accordance with the Statement.

   The Partnership adopted SFAS No. 142, ACCOUNTING FOR GOODWILL AND OTHER INTANGIBLE ASSETS, as of January 1, 2002. Among other things, the Statement prohibits the amortization of goodwill and sets forth a new

                          GOTHAM GOLF PARTNERS, L.P.

methodology for periodically assessing and, if warranted, recording impairment of goodwill. The Statement also requires completion of the initial step of a transitional impairment test within six months of the adoption of SFAS No. 142 and, if applicable, completion of the final step of the impairment test by the end of the fiscal year of adoption. The Partnership expects to perform the transitional impairment tests during the six months ended June 30, 2002. Any impairment charge resulting from these transitional impairment tests will be reflected as the cumulative effect of a change in accounting principle in 2002. The Partnership has not yet determined what the effect of these tests will be on the earnings and financial position of the Partnership. The adoption of the new Statement, effective January 1, 2002, should not have a significant effect on earnings or the financial position of the Partnership. If the Statement had been adopted at the beginning of 2001, the absence of goodwill amortization would have increased earnings from continuing operations before cumulative effect of change in accounting by approximately $386,000.

2.  DISCONTINUED OPERATIONS

   In September 2001, the Partnership announced that it would sell four golf courses in Florida and Alabama. In December 2001, the Partnership approved a plan to sell the Partnership's retail golf center and helicopter.

   In accordance with SFAS No. 144, the results of operations of these golf courses, the retail golf center, and helicopter have been classified as discontinued operations in the Partnership's consolidated financial statements of operations for all periods presented. Similarly, the assets and liabilities of these operations have been separately identified in the consolidated balance sheet as being from discontinued operations. The Partnership expects to complete the sale of these courses by September 30, 2002, and the retail golf center and helicopter by December 31, 2002. Depreciation and amortization expense are no longer being recorded with respect to the assets of these courses in accordance with SFAS No. 144. These assets are recorded at estimated fair value less cost to sell. There were no adjustments as of December 31, 2001. Changes in the estimated fair value will be recorded in future periods as determined.

   In addition, on December 7, 2001, Miami National Golf Club, L.C. (MNGC), an entity in which the Partnership has a 50% ownership interest, sold the Miami National Golf Club and related assets. The net proceeds from the sale approximated $4,672,260 with a resulting gain of $2,028,046, of which the Partnership's portion was $1,014,023. The results of MNGC's operations for all periods presented, as well as the gain on the sale, have been reclassified to discontinued operations in accordance with SFAS No. 144. MNGC's assets and liabilities have been reclassified as assets and liabilities from discontinued operations for all periods presented.

   Revenue and net loss related to the discontinued operations were as follows:

                                                         YEAR ENDED DECEMBER 31
                                                  ------------------------------------
                                                     1999        2000         2001
                                                  ----------  -----------  -----------
Revenue.......................................... $4,270,569  $ 4,903,112  $ 4,552,135
                                                  ==========  ===========  ===========
Net loss:
Results of operations of discontinued businesses:
   Loss from discontinued operations............. $ (315,027) $(1,691,107) $(3,118,530)
   Gain on sale of discontinued operations.......         --           --    2,028,046
                                                  ----------  -----------  -----------
   Net loss from discontinued operations......... $ (315,027) $(1,691,107) $(1,090,484)
                                                  ==========  ===========  ===========

                          GOTHAM GOLF PARTNERS, L.P.

   The major classes of assets and liabilities of the discontinued golf courses classified separately and included in the consolidated balance sheets were as follows:

                                                           DECEMBER 31
                                                     -----------------------
                                                        2000        2001
                                                     ----------- -----------
   ASSETS
   Accounts receivable.............................. $   753,476 $   608,191
   Inventory........................................     192,791      50,614
   Prepaid expenses and other current assets........      24,438       9,367
   Property and equipment, net......................  15,465,925  11,784,105
   Goodwill and other intangible assets, net........     481,799     369,421
   Other assets.....................................      29,992      29,633
                                                     ----------- -----------
   Total assets from discontinued operations........ $16,948,421 $12,851,331
                                                     =========== ===========

   LIABILITIES
   Accounts payable................................. $   325,241 $   447,857
   Accrued liabilities and other....................     533,335     880,382
   Deferred revenue.................................      57,396         568
   Total debt and capital leases....................   9,709,516   9,345,231
   Minority interest................................          --   1,014,023
                                                     ----------- -----------
   Total liabilities from discontinued operations... $10,625,488 $11,688,061
                                                     =========== ===========

3.  ACQUISITIONS AND OTHER DISPOSITION ACTIVITIES

  ACQUISITIONS

   The following table sets forth certain information regarding acquisitions:

                                                    2000     2001
                                                 ----------- ----
               Courses acquired.................           6   --
               Property and equipment........... $19,683,248 $ --
               Goodwill.........................   4,001,100   --
                                                 ----------- ----
               Purchase price................... $23,684,348 $ --
                                                 =========== ====

   The purchase price was allocated to the acquired assets based on the fair values of those assets as determined by the Partnership. All acquisitions were accounted for under the purchase method.

   The operating results of the acquired golf courses have been included in the accompanying consolidated statements of operations from the respective dates of acquisition.

   The following unaudited pro forma results of operations give effect to the operation of the golf courses acquired as if the respective transactions had occurred as of January 1, 1999. The pro forma results of operations do not purport to represent what the Partnership's results of operations would have been had such transactions in fact occurred at the beginning of the years presented or to project the Partnership's results of operations in any future period.

                                                YEAR ENDED DECEMBER 31
                                               ------------------------
                                                  1999         2000
                                               -----------  -----------
                                                      (UNAUDITED)
       Revenue................................ $27,515,000  $27,691,000
       Net loss from continuing operations.... $(7,662,000) $(7,707,335)

                          GOTHAM GOLF PARTNERS, L.P.

  DISPOSITIONS

   At December 31, 2000, the Partnership applied the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, to net assets held-for-sale. SFAS No. 121 requires assets held-for-sale be valued on an asset-by-asset basis at the lower of carrying amount or fair value less costs to sell. In accordance with the provisions of SFAS No. 121, the assets included in net assets held-for-sale will not be depreciated. In applying those provisions, management considered recent offers and bids, and its estimate of future cash flows related to those businesses. As a result, the Partnership has recorded a loss of $578,348 as write-down of net assets held-for-sale in the accompanying Consolidated Statements of Operations for the year ended December 31, 2000. Total revenue and expenses for 1999 related to these assets held-for-sale were approximately $506,000 and $823,000 respectively. Total revenue and expenses for 2000 related to these assets held-for-sale were approximately $254,000 and $1,355,000, respectively.

   In October 2001, ownership of these assets held-for-sale was transferred back to the lender, as allowed under the related loan agreement. As a result of this agreement, the Partnership has no further material commitments related to the property.

   Net assets held-for-sale at December 31, 2000 were as follows:

         Current assets................................... $    27,683
         Property, plant, and equipment--net..............   1,683,312
         Notes payable and current portion of long-term
           debt...........................................    (271,737)
         Other current liabilities........................     (26,637)
         Long-term debt...................................  (1,412,621)
         Other liabilities................................          --
                                                           -----------
         Net assets held-for-sale......................... $        --
                                                           ===========

4.  NOTES RECEIVABLE--RELATED PARTIES

   Notes receivable totaling $1,750,402 and $1,929,194 at December 31, 2000 and 2001, respectively, including accrued interest of $250,402 and $429,192, are due from partners.

   The notes, which are unsecured, bear interest at a rate of 10% and are payable from distributions of distributable cash made pursuant to the Partnership Agreement. Interest income related to the notes was $94,402, $156,000, and $178,790 for the years 1999, 2000, and 2001, respectively.

5.  PROPERTY AND EQUIPMENT

                                                           DECEMBER 31
                                                   --------------------------
                                                       2000          2001
                                                   ------------  ------------
 Land............................................. $ 13,666,613  $ 13,667,094
 Buildings........................................   21,821,319    21,896,076
 Equipment........................................   12,437,608    17,654,785
 Furniture, fixtures, and office equipment........    6,117,118     6,130,075
 Capital improvements.............................   48,179,633    56,801,525
 Construction in progress.........................    3,863,870        25,741
                                                   ------------  ------------
                                                    106,086,161   116,175,296
 Accumulated depreciation.........................  (12,196,140)  (19,933,237)
                                                   ------------  ------------
 Property and equipment, net...................... $ 93,890,021  $ 96,242,059
                                                   ============  ============

                          GOTHAM GOLF PARTNERS, L.P.

6.  GOODWILL AND OTHER INTANGIBLE ASSETS

   Goodwill and other intangible assets consist of the following:

                                                           DECEMBER 31
                                                    ------------------------
                                                       2000         2001
                                                    -----------  -----------
  Goodwill......................................... $ 7,118,964  $ 7,462,924
  Deferred loan costs..............................   1,381,209    1,906,400
  Other............................................     177,330      117,650
                                                    -----------  -----------
                                                      8,677,503    9,486,974
  Less accumulated amortization....................  (1,330,211)  (2,882,826)
                                                    -----------  -----------
                                                    $ 7,347,292  $ 6,604,148
                                                    ===========  ===========

7.  NOTES PAYABLE--RELATED PARTIES

   Notes payable--related parties consists of the following:

                                                           DECEMBER 31
                                                      ----------------------
                                                         2000       2001
                                                      ---------- -----------
    Gotham Partners, L.P. (limited partner).......... $3,120,405 $ 8,528,889
    Gotham Partners III, L.P. (limited partner)......     37,490     104,197
    Accrued interest.................................     37,895   1,994,043
                                                      ---------- -----------
                                                      $3,195,790 $10,627,129
                                                      ========== ===========

   The notes bear interest at a rate of 24% per annum and are due January 1, 2003. In December 2001, the Gotham Partners, L.P. note was amended increasing the borrowing availability from the original principal amount of $7,000,000 to $10,481,337, including accrued interest and fees. The Partnership is also charged a 5% fee on advances on the above note.

8.  NOTES PAYABLE--BANK

   Notes payable to bank represents a note due to Wachovia Bank, N.A. totaling $2,200,000 as of December 31, 2001, with a total availability of $2,750,000, and bears interest at the LIBOR index plus 1% (3.14% at December 31, 2001) per annum. The note was payable in monthly payments of interest only until its original maturity in October 2001. On October 16, 2001, the Partnership refinanced this note, which is now due May 16, 2002. The loan is secured by a Pledge Agreement by Gotham Partners, L.P., a limited partner.

9.  LONG-TERM DEBT

                                                           DECEMBER 31
                                                    ------------------------
                                                       2000         2001
                                                    -----------  -----------
  Mortgages payable--fixed rate.................... $60,251,367  $59,332,247
  Mortgages payable--variable rate.................  31,670,973   31,538,837
  Vehicle notes payable............................     584,951      468,371
                                                    -----------  -----------
                                                     92,507,291   91,339,455
  Less current portion.............................  (1,439,403)  (5,645,108)
                                                    -----------  -----------
                                                    $91,067,888  $85,694,347
                                                    ===========  ===========

                          GOTHAM GOLF PARTNERS, L.P.

   The mortgages are payable to several financial institutions and bear interest at fixed rates ranging from 8.15% to 8.75% and variable rates ranging from 3.14% to 12.12% (as of December 31, 2001) per annum. The loans are payable in monthly installments ranging from $18,759 to $70,608 with maturity dates from January 2003 through October 2005. The mortgages are secured by the underlying golf courses including all land, building, and improvements.

   In January 2002, the Partnership entered into an agreement with a financial institution that eliminated all previously existing financial covenants related to three of their outstanding mortgage facilities. As part of this agreement, the Partnership agreed to accelerate the payment of $4,000,000 of principal amount that was scheduled to be paid in January 2003 to January 2002. In conjunction with this payment, the Partnership received $2,500,000 in loan proceeds from Gotham Partners, L.P., which is due on demand and bears interest at 24%. The accelerated principal amount of $4,000,000 has been recorded as current portion of long-term debt in the accompanying balance sheet.

   Vehicle notes payable bear interest at fixed rates ranging from 8.9% to 10.75% per annum and are payable in monthly installments ranging from $509 to $952 with maturity dates from November 2003 through June 2005. The notes are secured by the underlying vehicles.

   The long-term debt arrangements subject the Partnership to various affirmative and negative covenants. Among other things, the covenants limit the Partnership's ability to borrow additional indebtedness at the course level under the current credit agreements, and requires the Partnership to maintain certain financial ratios with respect to fixed charge coverage and interest coverage. A majority of the loans contain guarantees or limited guarantees of the Partnership.

   Interest of $0, $341,742, and $437,938 in 1999, 2000, and 2001,
respectively, was capitalized as part of construction projects.

   The Partnership paid interest of $5,247,520, $7,091,858, and $7,814,810 in 1999, 2000, and 2001, respectively.

   Maturities of long-term debt for the years ending December 31 are as follows:

         2002............................................. $ 5,645,108
         2003.............................................  47,570,778
         2004.............................................  11,712,279
         2005.............................................  26,411,290
         Thereafter.......................................          --
                                                           -----------
                                                           $91,339,455
                                                           ===========

   Loan agreements with outstanding indebtedness of $47,857,822 at December 31, 2001 contain an option for the Partnership to extend the maturity by five years if certain conditions are met. These agreements cover $36,393,631 of debt currently scheduled to mature in 2003 and $22,464,191 of debt currently scheduled to mature in 2004.

   At December 31, 2000 and 2001, the Partnership was in noncompliance with the financial covenants of a mortgage note payable securing one of the Partnership courses. The Partnership has not obtained a waiver from the financial institution. The course in noncompliance is classified as a discontinued operation and accordingly, the entire amount of debt ($1,543,861 at December 31, 2000 and $1,507,894 at December 31, 2001) is included in liabilities from discontinued operations and recorded as a current liability at December 31, 2000 and 2001.

                          GOTHAM GOLF PARTNERS, L.P.

   Effective April 23, 2002, a financial institution amended one of the Partnership's mortgage loan agreements, which had a balance outstanding of $3,976,873 at December 31, 2001. The amendment permanently waived existing financial covenant violations and eliminated the financial covenant requirement until April 1, 2003. The amendment also requires the Partnership to maintain the existing letter of credit in the amount of $550,000 as additional collateral and security. There were no amounts outstanding under the letter of credit at December 31, 2001.

10.  CURRENT LIABILITIES

   Accrued liabilities and other consist of the following:

                                                      DECEMBER 31
                                                 ---------------------
                                                    2000       2001
                                                 ---------- ----------
         Capital expenditures................... $  827,244 $       --
         Interest...............................    524,303  1,029,715
         Other..................................    967,159  1,238,871
                                                 ---------- ----------
                                                 $2,318,706 $2,268,586
                                                 ========== ==========

11.  LEASE COMMITMENTS

   The Partnership is currently leasing and operating a golf course under an agreement that commits the Partnership to purchase the property at the end of the lease term. The term, which expires on November 30, 2002, can be extended for one additional year. Monthly lease payments are due in the amount of $45,000, of which $3,000 reduces the purchase price at the date of acquisition. If the property is acquired on or before November 30, 2003, the purchase price will approximate $5,414,000.

   In addition, the Partnership leases golf carts and turf equipment under terms of operating and capital leases that expire in 2006.

   The Company incurred lease and rental expense approximating $1,224,000, $1,423,000 and $2,057,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

   The following is a schedule of approximate future minimum lease payments to be paid under noncancelable lease agreements with terms of one or more years at December 31:

                                                   CAPITAL   OPERATING
                                                   LEASES     LEASES      TOTAL
                                                  ---------- ---------- ----------
2002............................................. $1,910,290 $1,276,943 $3,187,233
2003.............................................  1,308,331    947,138  2,255,469
2004.............................................  1,308,331    737,872  2,046,203
2005.............................................  1,299,974    446,892  1,746,866
2006.............................................      5,261         --      5,261
                                                  ---------- ---------- ----------
                                                   5,832,187 $3,408,845 $9,241,032
                                                             ========== ==========
Less amounts representing interest...............    858,432
                                                  ----------
Present value of net minimum rentals (including
  $1,420,579 classified as current).............. $4,973,755
                                                  ==========

                          GOTHAM GOLF PARTNERS, L.P.

   The Partnership has subleased its previous office location in Reston, Virginia under a noncancelable operating lease, which expires in July 2003. The lease provides for monthly rentals of approximately $11,500, which escalate over the lease term.

   Minimum future rentals relating to this lease as of December 31, 2001 are as follows:

           2002............................................. $144,834
           2003.............................................   73,488
                                                             --------
                                                             $218,322
                                                             ========

   The carrying value of assets under capital leases, which are included with owned assets in the accompanying consolidated balance sheets is $4,821,639 at December 31, 2001. There were no assets under capital leases as of December 31, 2000. Amortization of the assets under capital leases is included in depreciation expense.

12.  COMMITMENTS AND CONTINGENCIES

   The Partnership has entered into separate employment agreements with six executives. The employment agreements are for durations of five years. Annual salaries totaling approximately $1,150,000, subject to increases based on published indices, are payable under the terms of the agreements.

   The Partnership is involved in certain claims and lawsuits arriving in the normal course of business, none of which, in the opinion of management, are expected to have a material adverse effect on its consolidated financial position, results of operation, cash flows, or ability to conduct business.

   Distributions from the Partnership are limited as defined in the Partnership Agreement.

13.  FINANCIAL INSTRUMENTS

  CONCENTRATION OF CREDIT RISK

   Financial instruments that potentially subject the Partnership to significant concentrations of credit risk consist principally of cash and cash equivalents and restricted cash, accounts receivable, and notes receivable. At times, cash balances in the Partnership's accounts may exceed FDIC insurance limits. Concentration of credit risk with respect to notes receivable is limited to some extent due to the fact that the notes are due from current officers and members of management.

  INTEREST RATE SWAP AGREEMENTS

   The Partnership has entered into two interest rate swap agreements to reduce the impact of changes in interest rates on its variable rate long-term debt. At December 31, 2001, the Partnership had outstanding interest rate swap agreements with commercial banks having a total notional principal amount of $6 million. These agreements effectively change the Partnership's interest rate exposure on its long-term debt to 8.75%. These interest rate swap agreements mature during 2003, when the underlying debt also matures.

                          GOTHAM GOLF PARTNERS, L.P.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used by the Partnership in estimating its fair value disclosures for financial instruments:

      CASH, CASH EQUIVALENTS, AND ACCOUNTS PAYABLE: The carrying amounts reported in the consolidated balance sheets for cash, cash equivalents, and accounts payable approximate their fair value because of the short maturity of such instruments.

      ACCOUNTS RECEIVABLE: The carrying amounts reported in the consolidated balance sheets for accounts receivable approximate their fair value because of the short maturity of such instruments.

      NOTES RECEIVABLE: The carrying amounts reported in the consolidated balance sheets for notes receivable approximate their fair value because of the short maturity of such instruments.

      SHORT- AND LONG-TERM DEBT: The carrying amounts of the Partnership's borrowings under its notes and mortgage payable agreements approximate fair value based on current financing for similar loans available to the Partnership.

      INTEREST RATE SWAP AGREEMENTS: The fair value of the Partnership's swap agreements used to hedge its outstanding debt is a liability of $67,753 as of December 31, 2000 and a liability of $259,700 as of December 31, 2001. The fair value of these agreements is estimated by obtaining quotes from brokers.

14.  SUBSEQUENT EVENTS

  DEFINITIVE MERGER AGREEMENT

   On February 13, 2002, each of Florida Golf Properties, Inc. (FGPI), the sole general partner and 1% equity owner of the Partnership; Florida Golf Associates
(FGA), a limited partner and 5% equity owner of the Partnership; and Gotham Partners, L.P. (Gotham Partners), a limited partner and 45% equity owner of the Partnership, entered into a definitive merger agreement with First Union Real Estate Equity and Mortgage Investments (First Union) and certain related parties, whereby, among other things, First Union would merge with and into Gotham Golf Corp. (GGC), a newly formed entity and a party to the merger agreement, with GGC surviving. As part of the transaction, Gotham Partners and its controlled affiliates, as well as FGPI and FGA will contribute (i) their respective limited partnership interests in GGP to GGC and (ii) their respective general partnership interests in GGP to GGC by directly transferring such interest to a wholly owned subsidiary and limited liability company of GGC, each in exchange for GGC common shares. As a result of the transaction, GGC will own approximately 92.5% of the Partnership, including 100% of the general partnership interests in GGP, which will be held by a wholly owned subsidiary and limited liability company of GGC. Current management of GGP will own the remaining approximately 7.5% of the equity interests in GGP. All of the GGP equity interests will be convertible into GGC common shares. Pursuant to the merger agreement, GGC and First Union plan on filing with the Securities and Exchange Commission a Form S-4 Registration Statement.

                                                                     APPENDIX A

                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

                         DATED AS OF FEBRUARY 13, 2002

                                 BY AND AMONG

           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS,

           THAT CERTAIN OHIO TRUST, DECLARED AS OF OCTOBER 1, 1996,
                          BY ADOLPH POSNICK, TRUSTEE,

                         FIRST UNION MANAGEMENT, INC.,

                             GGC MERGER SUB, INC.,

                            GOTHAM PARTNERS, L.P.,

                          GOTHAM GOLF PARTNERS, L.P.,

                        FLORIDA GOLF ASSOCIATES, L.P.,

                        FLORIDA GOLF PROPERTIES, INC.,

                                      AND

                               GOTHAM GOLF CORP.

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
                                 ARTICLE I

                                  GENERAL
Section 1.01. Defined Term Index............................................   3

                                 ARTICLE II

                                THE MERGERS
Section 2.01. The Mergers...................................................   6
Section 2.02. Closing.......................................................   6
Section 2.03. Effective Time................................................   6
Section 2.04. Effects of the Mergers........................................   6
Section 2.05. Certificate of Incorporation and Bylaws.......................   6
Section 2.06. Directors.....................................................   7
Section 2.07. Officers......................................................   7
Section 2.08. Effects on Beneficial Interests and Capital Stock.............   7
Section 2.09. Surrender and Payment; Designation of Paying Agent and FUMI
                Agent.......................................................   9
Section 2.10. [RESERVED]....................................................  11
Section 2.11. Warrants......................................................  11
Section 2.12. Subscription Rights; Designation of Subscription Rights Agent;
                Mechanics...................................................  11
Section 2.13. The Notes.....................................................  13
Section 2.14. The Escrow Fund...............................................  14

                                ARTICLE III

                              THE CONTRIBUTION
Section 3.01. The Contribution..............................................  16

                                 ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF GOTHAM, FGA, FGPI AND FGP
Section 4.01. Organization and Qualification................................  16
Section 4.02. Authority; Non-Contravention; Approvals.......................  16
Section 4.03. GGP Interests.................................................  17
Section 4.04. Solicitation Documentation; Proxy Statement-Prospectus........  17
Section 4.05. Availability of Funds.........................................  17
Section 4.06. No Knowledge of Certain Facts.................................  18

                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF GGP, GGC AND SUB
Section 5.01. Organization and Qualification................................  18
Section 5.02. Capitalization................................................  18
Section 5.03. Interim Operations of GGC and Sub.............................  19
Section 5.04. Subsidiaries..................................................  19
Section 5.05. Authority; Non-Contravention; Approvals.......................  19
Section 5.06. Reports and Financial Statements..............................  20
Section 5.07. Absence of Undisclosed Liabilities; Material Adverse Effect...  20
Section 5.08. Litigation....................................................  21
Section 5.09. Solicitation Documentation; Proxy Statement-Prospectus........  21
Section 5.10. No Violation of Law...........................................  21

                                                                                                PAGE
                                                                                                ----
Section 5.11. Compliance with Agreements; Certain Contracts....................................  21
Section 5.12. Taxes............................................................................  23
Section 5.13. Employee Benefit Plans; ERISA....................................................  23
Section 5.14. Environmental Matters............................................................  24
Section 5.15. Intellectual Property............................................................  25
Section 5.16. Brokers and Finders..............................................................  25

                                          ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
                                 THE FUMI SHARE TRUST AND FUMI
Section 6.01. Organization and Qualification...................................................  25
Section 6.02. Capitalization...................................................................  26
Section 6.03. Subsidiaries.....................................................................  27
Section 6.04. Authority; Non-Contravention; Approvals..........................................  28
Section 6.05. Reports and Financial Statements.................................................  29
Section 6.06. Absence of Undisclosed Liabilities; Material Adverse Effect......................  29
Section 6.07. Litigation.......................................................................  30
Section 6.08. Solicitation Documentation; Proxy Statement-Prospectus...........................  30
Section 6.09. No Violation of Law..............................................................  30
Section 6.10. Compliance with Agreements; Certain Contracts....................................  31
Section 6.11. Taxes............................................................................  32
Section 6.12. Employee Benefit Plans; ERISA....................................................  33
Section 6.13. Labor Controversies..............................................................  34
Section 6.14. Environmental Matters............................................................  34
Section 6.15. Intellectual Property............................................................  35
Section 6.16. Opinion of Financial Advisor.....................................................  35
Section 6.17. Brokers and Finders..............................................................  35

                                          ARTICLE VII

                                           COVENANTS
Section 7.01. Conduct of the Company's Business Pending the Mergers............................  35
Section 7.02. Certain Adjustment of Consideration..............................................  37
Section 7.03. Preparation of Solicitation Documentation and Proxy Statement-Prospectus; Company
                Meeting........................................................................  37
Section 7.04. No Solicitation..................................................................  38
Section 7.05. Access to Information; Confidentiality...........................................  38
Section 7.06. Post-Closing Note Redemption.....................................................  39
Section 7.07. Section 16 Matters...............................................................  39
Section 7.08. Public Announcements.............................................................  39
Section 7.09. Expenses and Fees................................................................  40
Section 7.10. Agreement to Cooperate...........................................................  40
Section 7.11. Trustees' and Officers' Indemnification..........................................  41
Section 7.12. Supplemental Indenture...........................................................  42
Section 7.13. Market Listing...................................................................  42
Section 7.14. Certain Actions and Undertakings by the FUMI Share Trust.........................  42
Section 7.15. Advice of Changes................................................................  42
Section 7.16. Affiliates.......................................................................  42
Section 7.17. Creation of Golf LLC.............................................................  42
Section 7.18. Purchase of Underlying Shares....................................................  42

                                                                                    PAGE
                                                                                    ----

                                   ARTICLE VIII

                    CONDITIONS TO THE MERGERS AND CONTRIBUTION
Section 8.01.  Conditions to the Obligations of Each Party.........................  43
Section 8.02.  Conditions to the Obligations of Gotham, GGP, FGA, FGPI, GGC and Sub  44
Section 8.03.  Conditions to the Obligations of the Company........................  44

                                    ARTICLE IX

                                    TERMINATION
Section 9.01.  Termination.........................................................  44

                                     ARTICLE X

                                   MISCELLANEOUS
Section 10.01. Effect of Termination...............................................  45
Section 10.02. Non-Survival of Representations and Warranties......................  46
Section 10.03. Notices.............................................................  46
Section 10.04. Interpretation......................................................  47
Section 10.05. Miscellaneous.......................................................  47
Section 10.06. Counterparts........................................................  48
Section 10.07. Amendments; Extensions..............................................  48
Section 10.08. Entire Agreement....................................................  48
Section 10.09. Severability........................................................  48
Section 10.10. Specific Performance................................................  48
Section 10.11. No Admission........................................................  48

EXHIBITS

EXHIBIT A--Voting Agreement
EXHIBIT B--Mirror Series A Certificate of Designations
EXHIBIT C--Note Terms
EXHIBIT D--Form of GGP Amended and Restated Agreement of Limited Partnership
          and related constitutive documents
EXHIBIT E--Form of Amended and Restated Certificate of Incorporation of GGC EXHIBIT F--Form of Amended and Restated Bylaws of GGC
EXHIBIT G--Form of GGP Equityholders Agreement
EXHIBIT H--Fairness Opinion
EXHIBIT I--Form of Second Supplemental Indenture
EXHIBIT J--Form of Affiliate Letter

SCHEDULES

SCHEDULE A--Gotham Disclosure Schedule
SCHEDULE B--GGP Disclosure Schedule
SCHEDULE C--Company Disclosure Schedule

                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

   AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION, dated as of February 13, 2002 (this "AGREEMENT"), by and among First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (the "COMPANY"), that certain Ohio trust, declared as of October 1, 1996, by Adolph Posnick, trustee (the "FUMI SHARE TRUST"), First Union Management, Inc., a Delaware corporation ("FUMI"), Gotham Partners, L.P., a Delaware limited partnership ("GOTHAM"), Gotham Golf Partners, L.P., a Delaware limited partnership ("GGP"), Gotham Golf Corp., a Delaware corporation and wholly owned subsidiary of GGP ("GGC"), GGC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GGC ("SUB"), Florida Golf Properties, Inc., a Florida corporation and the sole general partner of GGP ("FGPI"), and Florida Golf Associates, L.P., a Virginia limited partnership ("FGA"), (the Company, the FUMI Share Trust, Gotham, GGP, GGC, Sub, FGPI and FGA collectively, the "PARTIES").

                             W I T N E S S E T H:

   WHEREAS, the respective Boards of Trustees, Trustees, Boards of Directors or partners of the Company, the FUMI Share Trust, FUMI, GGP, GGC and Sub, as the case may be, have approved this Agreement and the transactions contemplated hereby, and deem such matters advisable and in the best interests of their respective common shareholders, common equity participants, partners or holders of beneficial interests or similar common equity instruments, as the case may be, and agree to consummate the transactions contemplated hereby, including:

      (A) the merger of the Company with and into GGC, with GGC as the surviving entity, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Business Trust Law of the State of Ohio (the "BSTL"), on the terms and conditions set forth herein (defined below as the FUR Merger), whereby, among other things, each issued and outstanding share of beneficial interests, par value $1.00 per share, of the Company (each a "COMPANY COMMON SHARE") other than the Company Common Shares owned by the Company (or any of its direct or indirect wholly owned subsidiaries), issued and outstanding immediately prior to the Effective Time (as defined below) shall be converted into the right to receive (i) an amount in cash as set forth in this Agreement, (ii) three-fiftieths (3/50ths) of a Subscription Right (as defined below) (iii) at the option of the holder of the Company Common Share, either (X) an additional amount in cash as set forth in this Agreement or (Y), subject to the Adjustment Event (as defined below), 0.0057461 of a Note (as defined below) and (iv) if applicable, the Escrow Distribution Amount (as defined below) as set forth in this Agreement;

      (B) the merger of Sub with and into FUMI, with FUMI as the surviving entity, in accordance with the DGCL, on the terms and conditions set forth herein (defined below as the Sub Merger, together with the FUR Merger, the "MERGERS"), whereby, among other things, (i) each share of common stock of Sub, par value $0.01 per share (each a "SUB SHARE"), issued and outstanding immediately prior to the Effective Time shall be converted into and become a fully paid and nonassessable share of FUMI common stock, without par value (each a "FUMI SHARE"), and (ii) each FUMI Share issued and outstanding immediately prior to the Effective Time shall (X) automatically be cancelled and retired, (Y) cease to exist and (Z) be converted into the right to receive an amount in cash as set forth in this Agreement; and, each holder of FUMI Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto; and

      (C) the contribution by (i) each of Gotham and FGA and Gotham's controlled affiliates of their respective limited partner interests in GGP to GGC and (ii) FGPI of its general partner interests in GGP to GGC by transferring such general partner interests directly to a single-member Delaware limited liability company that, as of the Effective Time, shall be a single-member Delaware limited liability company and wholly owned subsidiary of GGC, created solely for the purpose of effecting the transactions contemplated by this Agreement ("GOLF LLC") (the matters described in the foregoing clauses (i) and (ii) collectively, the "CONTRIBUTION"), in each case, in exchange for common stock of GGC;

   WHEREAS, the parties acknowledge and agree that the Mergers and the Contribution are part of a single integrated plan, are cross-conditioned and shall be effected serially at a single closing in accordance herewith and applicable law;

   WHEREAS, as a condition to the willingness of, and as an inducement to, Gotham, Sub, GGC and GGP to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of Company Common Shares are entering into simultaneously herewith that certain Voting Agreement relating to the agreement of such holders to vote to approve the transactions contemplated by this Agreement, attached as EXHIBIT A;

   WHEREAS, the parties intend that the Contribution, taken together with the FUR Merger, shall constitute an exchange described in Section 351(a) or 351(b) of the Internal Revenue Code of 1986, as amended (the "CODE");

   WHEREAS, the Company Debt (as defined below) and the Company Preferred Shares (as defined below) will remain outstanding and be converted or exchanged, as the case may be, into securities of the Surviving Corporation (as defined below) after the Effective Time (as defined below), with substantially identical rights; and

   WHEREAS, the parties desire to make certain representations, warranties, covenants and other agreements in connection with this Agreement.

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I

                                    GENERAL

   SECTION 1.01.  DEFINED TERM INDEX.

TERM                                                               REFERENCE
----                                                           ------------------
Acquisition Proposal.......................................... Section 7.04(a)
Acquisition Transaction....................................... Section 7.04(a)
Action........................................................ Section 7.11(a)
Adjustment Event.............................................. Section 7.02
Affiliate Letter.............................................. Section 7.16
Aggregate Holdback............................................ Section 2.08(c)(1)
Agreement..................................................... Preamble
Basic Subscription Privilege.................................. Section 2.12(a)
BSTL.......................................................... Recitals
Cash Amount................................................... Section 2.08(c)
Cash Consideration............................................ Section 2.08(c)
Cash Consideration Adjustment................................. Section 2.08(c)(2)
Cash Electors................................................. Section 2.08(c)
Certificates.................................................. Section 2.08(d)
Certificates of Merger........................................ Section 2.03
Circle Tower Lease............................................ Section 6.10(c)
Closing....................................................... Section 2.02
Closing Date.................................................. Section 2.02
Code.......................................................... Recitals
Common Certificate............................................ Section 2.08(c)
Company....................................................... Preamble
Company 10-K.................................................. Section 6.05
Company 10-Q.................................................. Section 6.05
Company Common Share.......................................... Recitals
Company Debt.................................................. Section 6.04(b)
Company Debt Indenture........................................ Section 7.12
Company Disclosure Schedule................................... Article VI
Company Financial Advisor..................................... Section 6.16
Company Material Adverse Effect............................... Section 6.01
Company Meeting............................................... Section 4.04
Company Option................................................ Section 6.02(a)
Company Option Plans.......................................... Section 6.02(e)
Company Permits............................................... Section 6.09
Company Plans................................................. Section 6.12(a)
Company Preferred Shares...................................... Section 2.08(a)
Company Required Approvals.................................... Section 6.04(c)
Company SEC Reports........................................... Section 6.05
Company Shareholder Approval.................................. Section 6.04(a)
Confidentiality Agreement..................................... Section 7.05(a)
Contract...................................................... Section 4.02(c)
Contributed Property.......................................... Section 3.01
Contribution.................................................. Recitals
Conversion Price.............................................. Section 6.02(f)
Current GGP Agreement......................................... Section 5.01
Declined Notes................................................ Section 2.13(c)
DGCL.......................................................... Recitals

TERM                                                                 REFERENCE
----                                                           ---------------------
Dividend Holdback............................................. Section 2.08(c)(1)
Due Authorizations............................................ Section 7.10(a)
Effective Time................................................ Section 2.03
Environmental Law............................................. Section 5.14(b)
Equityholders Agreement....................................... Section 5.02(d)
ERISA......................................................... Section 5.13(a)
Escrow Agreement.............................................. Section 7.11(a)
Escrow Amount................................................. Section 2.14(a)
Escrow Appraiser.............................................. Section 2.14(c)
Escrow Arrangement............................................ Section 2.14(a)
Escrow Distribution Amount.................................... Section 2.14(b)
Escrow Distribution Costs..................................... Section 2.14(b)
Escrow Distribution Date...................................... Section 2.14(b)
Escrow Fund................................................... Section 2.14(a)
Escrow Share Holdback......................................... Section 2.08(c)(1)
Excess Shares................................................. Section 2.12(d)
Exchange Act.................................................. Section 4.02(b)
Existing Company Credit Facilities............................ Section 7.01(e)
Expiration Date............................................... Section 2.12(b)
Fairness Opinion.............................................. Section 6.16
FGA........................................................... Preamble
FGPI.......................................................... Preamble
Fractional Note Purchase Rights............................... Section 2.13(c)
FUMI.......................................................... Preamble
FUMI Agent.................................................... Section 2.09(a)
FUMI Cash Amount.............................................. Section 2.08(e)
FUMI Share.................................................... Recitals
FUMI Share Trust.............................................. Preamble
FUR Merger.................................................... Section 2.01(a)
GAAP.......................................................... Section 5.06(a)
GGC........................................................... Preamble
GGP........................................................... Preamble
GGP Disclosure Schedule....................................... Article V
GGP Material Adverse Effect................................... Section 5.01
GGP Permits................................................... Section 5.10
GGP Plans..................................................... Section 5.13(a)
GGP Required Approvals........................................ Section 5.05(c)
GGP Reports................................................... Section 5.06(a)
GGP Subsidiary................................................ Section 5.04
Golf LLC...................................................... Recitals
Gotham........................................................ Preamble
Gotham Note Payment........................................... Section 2.13(e)
Gotham Notes.................................................. Section 2.13(e)
Gotham Disclosure Schedule.................................... Article IV
Gotham Required Approvals..................................... Section 4.02(b)
Governmental Authority........................................ Section 7.10(b)
Governmental Permits.......................................... Section 2.01(a)(viii)
Hazardous Substance........................................... Section 5.14 (c)
Indemnified Parties........................................... Section 7.11(a)
Indemnified Party............................................. Section 7.11(a)
Indenture Trustee............................................. Section 7.12

TERM                                                               REFERENCE
----                                                           ------------------
Intellectual Property......................................... Section 5.15
Interest Date................................................. Section 2.08(c)(2)
IRS........................................................... Section 5.12
Merger Consideration.......................................... Section 2.08(c)
Merger Share.................................................. Section 2.08(c)
Mergers....................................................... Recitals
Mirror Series A Preferred Shares.............................. Section 2.08(d)
Mirror Series A Certificate of Designations................... Section 2.08(d)
Multiemployer Plan............................................ Section 5.13(f)
Note.......................................................... Section 2.08(c)
Note Agent.................................................... Section 2.13(a)
Note Cash Amount.............................................. Section 2.08(c)
Note Consents................................................. Section 7.02
Note Election................................................. Section 2.08(c)
Note Terms.................................................... Section 2.13(b)
NYSE.......................................................... Section 4.02(b)
Over-allotment Right.......................................... Section 2.12(e)
Oversubscription Privilege.................................... Section 2.12(d)
parties....................................................... Preamble
Paying Agent.................................................. Section 2.09(a)
Post-Closing Note Redemption.................................. Section 7.06
Potential Acquiror............................................ Section 7.04(b)
Preferred Certificate......................................... Section 2.08(d)
Proposed Determination........................................ Section 2.14(c)
Proxy Statement-Prospectus.................................... Section 4.04
Reasonably Expected Liabilities............................... Section 2.14(a)
Record Date................................................... Section 2.12
Redeemed Notes................................................ Section 7.06
Redemption Time............................................... Section 7.06
Registration Statement........................................ Section 4.04
Registration Statement Effective Date......................... Section 2.12
REIT.......................................................... Section 6.11(b)
Remaining Escrow Amount....................................... Section 2.14(b)
Remaining Notes............................................... Section 2.13(d)
Restated GGC Agreements....................................... Section 5.01
Restated GGP Agreement........................................ Section 5.01
SEC........................................................... Section 2.12
Second Supplemental Indenture................................. Section 7.12
Securities Act................................................ Section 4.02(b)
Shared Costs.................................................. Section 7.10(a)
Shared Costs Holdback......................................... Section 2.08(c)(1)
Shareholder Note Purchase Right............................... Section 2.13(d)
Solicitation Documentation.................................... Section 4.04
Sub........................................................... Preamble
Sub Merger.................................................... Section 2.01(b)
Sub Merger Consideration...................................... Section 2.08(f)
Sub Share..................................................... Recitals
Subscription Forms............................................ Section 2.12
Subscription Price............................................ Section 2.12(a)
Subscription Right............................................ Section 2.08(c)
Subscription Rights Agent..................................... Section 2.12

 TERM                                                              REFERENCE
 ----                                                           ---------------
 Superior Proposal............................................. Section 7.04(b)
 Surviving Corporation......................................... Section 2.01(a)
 Tax Returns................................................... Section 5.12
 Taxes......................................................... Section 5.12
 Underlying Shares............................................. Section 2.08(c)
 Undisclosed Liability......................................... Section 2.14(a)
 VenTek........................................................ Article VI
 Warrant Agreement............................................. Section 2.11
 Warrants...................................................... Section 2.11

                                  ARTICLE II

                                  THE MERGERS

   SECTION 2.01. THE MERGERS. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and under the BSTL, the Company shall be merged with and into GGC at the Effective Time (the "FUR MERGER"). At the Effective Time, the separate existence of the Company shall cease, and GGC shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all of the rights and obligations of the Company in accordance with the DGCL and the BSTL.

   (b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into FUMI at the Effective Time (the "SUB MERGER"). At the Effective Time, the separate existence of Sub shall cease, and FUMI shall continue as the surviving corporation and shall succeed to and assume all of the rights and obligations of Sub in accordance with the DGCL.

   SECTION 2.02. CLOSING. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers and the Contribution (the "CLOSING") shall take place at 10:00 a.m., New York time, no later than the fifth business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VIII (other than those conditions to be satisfied or waived at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or at such other time, date or place agreed to in writing by Gotham and the Company. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

   SECTION 2.03. EFFECTIVE TIME. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or, if permissible, prior to the Closing Date, certificates of merger, an amended declaration of trust or other appropriate documents (in any such case, the "CERTIFICATES OF MERGER") shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of (A) the DGCL and (B) the BSTL, and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Ohio. The Mergers shall become effective upon the filing of the Certificates of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Gotham and the Company shall agree in writing and specify in the Certificates of Merger. The time at which the Mergers shall become effective is referred to in this Agreement as the "EFFECTIVE TIME".

   SECTION 2.04. EFFECTS OF THE MERGERS. The FUR Merger shall have the effects set forth in Sections 254 and 259 of the DGCL. The Sub Merger shall have the effects set forth in Sections 251 and 259 of the DGCL.

   SECTION 2.05. CERTIFICATES OF INCORPORATION AND BYLAWS. (a) At the Effective Time, (i) subject to the applicable requirements of Section 7.11, the Certificate of Incorporation of GGC, as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law and (ii) the Certificate of Incorporation of FUMI, as in effect immediately prior to the Effective Time, shall be amended and restated to read in substantially the same form as the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

   (b) At the Effective Time, (i) subject to the applicable requirements of
Section 7.11, the Bylaws of GGC, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law and (ii) the Bylaws of FUMI, as in effect immediately prior to the Effective Time, shall be amended and restated to read in substantially the same form as the Bylaws of Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

   SECTION 2.06. DIRECTORS. (a) At the Effective Time, the Board of Directors of GGC immediately prior to the Effective Time shall become the Board of Directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   (b) At the Effective Time, the Board of Directors of Sub immediately prior to the Effective Time shall become the Board of Directors of FUMI, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   SECTION 2.07. OFFICERS. (a) At the Effective Time, the officers of GGC immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   (b) At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of FUMI, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   SECTION 2.08. EFFECTS ON BENEFICIAL INTERESTS AND CAPITAL STOCK. At the Effective Time, by virtue of the Mergers and without any action on the part of the holder of any shares of beneficial interests (including all equity capital) or common stock, as the case may be, of the Company, GGC, Sub or FUMI:

      (a) CANCELLATION OF COMPANY TREASURY STOCK. Each (i) Company Common Share that is owned by the Company (or any of its direct or indirect wholly owned subsidiaries) immediately prior to the Effective Time, as well as each share of the Company's Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interests, par value $25.00 per share (the "COMPANY PREFERRED SHARES"), that is owned by the Company (or any of its direct or indirect wholly owned subsidiaries) immediately prior to the Effective Time, and (ii) Sub Share that is owned by Sub (or any of Sub's or GGC's direct or indirect wholly owned subsidiaries) immediately prior to the Effective Time,
   (X) shall automatically be cancelled and retired, (Y) shall cease to exist and (Z) no consideration shall be delivered in exchange therefor.

      (b) CANCELLATION OF GGC COMMON STOCK. Each share of GGC common stock immediately prior to the Effective Time (i) shall automatically be cancelled and retired, (ii) shall cease to exist and (iii) no consideration shall be delivered in exchange therefor; and, each holder of GGC common stock immediately prior to the Effective Time shall cease to have any rights with respect thereto.

      (c) CONVERSION OF COMPANY COMMON SHARES. Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.08(a)) (each, a "MERGER SHARE") shall be converted into the right to receive the following (the "MERGER CONSIDERATION"): (i) subject to the Adjustment Event provided in
   Section 7.02 an amount in cash (rounded to the nearest whole cent and without interest) equal to $2.20 less the Aggregate Holdback (defined below) (such amount, the "CASH AMOUNT"); (ii) three fiftieths ( 3/50ths) of an uncertificated right to subscribe (each such right, a "SUBSCRIPTION RIGHT") for common stock in the Surviving Corporation (the "UNDERLYING SHARES"), in accordance with Section 2.12; (iii) an additional amount in cash, without interest, equal to

   $0.35 (the "NOTE CASH AMOUNT" and collectively with the Cash Amount, the "CASH CONSIDERATION"), or, subject to the Adjustment Event, and at the option of the holder of the Company Common Shares (the "NOTE ELECTION"),
   0.0057461 of a debt security (one such debt security, a "NOTE") backed by certain assets of a special-purpose entity, in accordance with Section 2.13; and (iv) if applicable, the Escrow Distribution Amount (defined below) as of the Escrow Distribution Date (defined below), in accordance with Section 2.14(b). If and to the extent holders of Company Common Shares fail to make an election in connection with the Note Election, such shareholders shall be deemed to have elected to receive the Note Cash Amount (such holders who elect, or are deemed to elect, to receive the Note Cash Amount, the "CASH ELECTORS"). At the Effective Time, all Company Common Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and each holder of a certificate that represented any such shares immediately prior to the Effective Time (a "COMMON CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (1) For purposes of this Section 2.08(c), the "AGGREGATE HOLDBACK" shall mean the sum of the Escrow Share Holdback, the Dividend Holdback and the Shared Costs Holdback. For purposes hereof, the "ESCROW SHARE HOLDBACK" shall mean the Escrow Amount (defined below) divided by the aggregate number of Merger Shares; the "DIVIDEND HOLDBACK" shall mean the total amount of dividends that the Company pays with respect to Company Common Shares after the date hereof and prior to the Effective Time divided by the aggregate number of Merger Shares; and the "SHARED COSTS HOLDBACK" shall mean one-half of the Shared Costs (defined below) divided by the aggregate number of Merger Shares.

          (2) If the Mergers, the Contribution (defined below) and the transactions contemplated hereby are not consummated by August 31, 2002 (the "INTEREST DATE"), the aggregate Cash Amount shall be increased by an amount of cash equal to 6% per annum of the Cash Consideration (the "CASH CONSIDERATION ADJUSTMENT"); PROVIDED, HOWEVER, that no Cash Consideration Adjustment shall accrue or be paid in connection with Merger Consideration on account of this Section 2.08(c)(2) if the Mergers, the Contribution and the transactions contemplated hereby are not consummated prior to the Interest Date and (i) as of such date, Gotham, GGP, GGC, Sub, FGPI and FGA have complied with their respective obligations hereunder or (ii) in the event that such persons have not so complied, such noncompliance is primarily due to the failure of the Company, the FUMI Share Trust, FUMI or their respective subsidiaries to comply with their respective obligations hereunder.

      (d) CONVERSION OF COMPANY PREFERRED SHARES. Subject to the existing rights of the Company Preferred Shares, each Company Preferred Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.08(a)) shall be converted into the right to receive, by way of book entry credit in the Surviving Corporation's transfer books, one uncertificated security of the Surviving Corporation (the "MIRROR SERIES A PREFERRED SHARES"), with the rights and privileges described in the Certificate of Designations attached as EXHIBIT B (the "MIRROR SERIES A CERTIFICATE OF DESIGNATIONS"), which provides, among other things, that (1) each Mirror Series A Preferred Share shall have substantially identical rights as each Company Preferred Share and (2) each Mirror Series A Preferred Share shall be entitled to one-tenth ( 1/10th) of the vote attributable to an Underlying Share, voting as a class with the Underlying Shares. At the Effective Time, all such Company Preferred Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and each holder of a certificate that represented any such shares immediately prior to the Effective Time (a "PREFERRED CERTIFICATE", together with Common Certificates, the "CERTIFICATES") shall cease to have any rights with respect thereto, except the right to receive Mirror Series A Preferred Shares (without interest).

      (e) CONVERSION OF FUMI SHARES. Each FUMI Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $10.00 (the "FUMI CASH AMOUNT"). At the Effective Time, all such FUMI Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and each holder of a certificate that represented any such shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the FUMI Cash Amount (without interest).

      (f) CONVERSION OF SUB SHARES. Each Sub Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.08(a)) shall be converted into and become a fully paid and nonassessable FUMI Share (the "SUB MERGER CONSIDERATION"). At the Effective Time, all such Sub Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and each holder of a certificate that represented any such shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Sub Merger Consideration (without interest).

   SECTION 2.09. SURRENDER AND PAYMENT; DESIGNATION OF PAYING AGENT AND FUMI AGENT. (a) Prior to the Registration Statement Effective Date (as defined below), (i) for the benefit of holders of Company Common Shares and Company Preferred Shares, GGC shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to GGC and the Company), a bank or trust company acceptable to the Company in its reasonable discretion to act as transfer agent, registrar, paying agent and exchange agent for (V) the payment of the Merger Consideration and (W) the exchange of Company Preferred Shares for Mirror Series A Preferred Shares, in each case upon surrender of Certificates in accordance with this Article II (the "PAYING AGENT"), from time to time after the Effective Time and (ii) for the benefit of holders of FUMI Shares and Sub Shares, the Company and GGC shall jointly designate, or shall cause to be designated, a single representative (the "FUMI AGENT") to acts as transfer agent, registrar and exchange agent for
(X) the payment of the FUMI Cash Amount and (Y) the payment of the Sub Merger Consideration. The Company or the Surviving Corporation, as applicable, shall provide on a timely basis to the Paying Agent and the FUMI Agent, as and when needed after the Effective Time, cash in amounts sufficient for the payment of the Cash Consideration upon surrender of the Certificates and for the payment of the FUMI Cash Amount. For the avoidance of doubt, it is acknowledge and agreed that, subject to applicable law, the delivery of any uncertificated security as part of the Merger Consideration or Sub Merger Consideration shall be made by book entry credit in the transfer books of the Company or the Surviving Corporation (as applicable) for the account of the holders of Company Common Shares, Company Preferred Shares, Sub Shares, FUMI Shares or Notes, as the case may be.

   (b) CASH CONSIDERATION AND COMPANY PREFERRED SHARE EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time but in no event later than the fifth business day following the Closing Date, the Paying Agent shall mail to each holder of record of a Common Certificate and/or a Preferred Certificate (i) a form of letter of transmittal (which shall comply with all applicable laws and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as GGC and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration or Mirror Series A Preferred Shares, as applicable. Upon surrender by any shareholder of the Company of any Certificate to the Paying Agent or to such other agent or agents as may be appointed by GGC, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive (in the case of securities, by way of book entry credit in the Surviving Corporation's transfer books) in exchange therefor (i) the Merger Consideration due and owing to such holder; or (ii) that number of uncertificated Mirror Series A Preferred Shares equal to the number of Company Preferred Shares exchanged therefor, each as applicable. In the event of a transfer of ownership of Company Common Shares or Company Preferred Shares that is not registered in the transfer books of the Company, (i) the proper amount of Merger Consideration may be paid in exchange for such Company Common Shares or (ii) the proper number of Mirror Series A Preferred Shares may be exchanged for such Company Preferred Shares, in each case as applicable, to a person other than the person in whose name the applicable Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of GGC and the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate. The foregoing notwithstanding, the Paying Agent, in its capacity as

Transfer Agent, Paying Agent and Subscription Rights Agent (as defined below), will be authorized and instructed to net from any cash owing to a holder of Company Common Shares any monies due and owing in respect of the Basic Subscription Privilege (as defined below), the Oversubscription Privilege (as defined below) or the Over-allotment Right (as defined below), as applicable.

   (c) TRANSFER BOOKS; UNCERTIFICATED SHARES. At the close of business on the day on which the Effective Time occurs, (i) the transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Corporation of Company Common Shares or Company Preferred Shares (as applicable) that were outstanding immediately prior to the Effective Time and (ii) the transfer books of Sub shall be closed, and there shall be no further registration of transfers on the transfer books of FUMI of Sub Shares that were outstanding immediately prior to the Effective Time. The foregoing notwithstanding, if, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, or FUMI Shares or Sub Shares are presented to Sub or the FUMI Agent, for transfer or for any other reason, such Certificates, FUMI Shares or Sub Shares, as the case may be, shall be exchanged as provided in this Article II. Further, in connection with the payment of the Merger Consideration or the exchange of Company Preferred Shares for Mirror Series A Preferred Shares, the receipt of Underlying Shares on account of the Basic Subscription Privilege or the Oversubscription Privilege, any Subscription Rights, Mirror Series A Preferred Shares or Underlying Shares issued in connection therewith shall be uncertificated, subject to applicable law. Any transfers in respect of such Subscription Rights, Mirror Series A Preferred Shares or Underlying Shares shall be made by book entry on the transfer books of the subject entity.

   (d) NO LIABILITY; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. None of the parties hereto, the Paying Agent or the FUMI Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent or FUMI Agent for payment to the holders of unsurrendered Certificates or unsurrendered FUMI Shares, as the case may be, and unclaimed at the end of one year after the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered Certificates or FUMI Shares shall look as a general creditor only to the Surviving Corporation for payment of such funds to which such holder may be due, subject to applicable law. The foregoing notwithstanding, no dividends or other distributions declared or made after the Effective Time with respect to the capital stock of the Surviving Corporation, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered or unexchanged Certificate or FUMI Shares with respect to the capital stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable law, following the surrender of any such Certificate, there shall be paid to the record holder of capital stock of the Surviving Corporation, issued in exchange therefor as applicable, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such capital stock.

   (e) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay or exchange in respect of such lost, stolen or destroyed Certificate the Merger Consideration or the Mirror Series A Preferred Shares, as applicable.

   (f) WITHHOLDING RIGHTS. The FUMI Agent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of FUMI Shares, Subscription Rights, Underlying Shares, Company Common Shares or Company Warrants such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of FUMI Shares, Subscription Rights, Underlying Shares, Company Common Shares or Company Warrants in respect of which such deduction and withholding was made by the FUMI Agent, the Surviving Corporation or the Paying Agent.

   SECTION 2.10.  [RESERVED].

   SECTION 2.11. WARRANTS. At the Effective Time, each outstanding warrant (the "WARRANTS") to purchase Company Common Shares pursuant to that certain Agreement, dated November 2, 1998 by and between Enterprise Asset Management Company, Inc. and the Company (the "WARRANT AGREEMENT") shall be (i) adjusted by the Company's Board of Trustees in accordance with the terms of the Warrant Agreement to reflect any Adjustment Events (as such term is defined in the Warrant Agreement) and (ii) converted into an obligation of the Company (or the Surviving Corporation, as the case may be) to pay, and a right of the holder thereof to receive in full satisfaction of such Warrant, such consideration as is required by the terms of the Warrants on account of this Agreement and the transactions contemplated thereby.

   SECTION 2.12. SUBSCRIPTION RIGHTS; DESIGNATION OF SUBSCRIPTION RIGHTS AGENT; MECHANICS. Prior to the Registration Statement Effective Date and pursuant to an agreement in form and substance reasonably acceptable to GGC and the Company, providing for, among other things, the tendering (or, if applicable, the netting against any Cash Consideration owing to the subject holder of Company Common Shares) of the applicable per share Subscription Price (as defined below) by the holders of Company Common Shares as of the Effective Time upon the valid exercise of Subscription Rights in exchange for Underlying Shares, GGC shall designate the Paying Agent to act as agent (the "SUBSCRIPTION RIGHTS AGENT") for (i) the distribution of Subscription Rights by way of book entry credit in the Company's transfer books for the account of each holder of Company Common Shares as of the Effective Time; (ii) distribution of Underlying Shares in connection with the valid exercise of any Subscription Rights; and
(iii) collection of (X) any monies due and owing to the Surviving Corporation on account of the valid exercise of any Subscription Right and (Y) any documents as may reasonably be required by the Subscription Rights Agent in order to evidence the valid exercise of the Subscription Rights (including the Basic Subscription Privilege and the Oversubscription Privilege) (such documents, the "SUBSCRIPTION FORMS"); PROVIDED that holders of Company Common Shares as of the Effective Time shall be required to submit monies due and Subscription Forms to the Subscription Rights Agent prior to the Expiration Date. In order to facilitate the exercise of the Subscription Rights, the Subscription Forms shall be included in the Solicitation Documentation but shall not themselves represent any right to Subscription Rights or any other security, value or any part of the Merger Consideration. In furtherance of the foregoing and subject to the agreement of the Company and Gotham, the Subscription Rights Agent shall make Subscription Forms available upon request by any holder of Company Common Shares (whether such holder held such share as of the Record Date (as defined below) or thereafter) and shall institute such procedures as may reasonably be required by the Subscription Rights Agent in order to allow any such holder to exercise his or her Subscription Rights (including the Basic Subscription Privilege and the Oversubscription Privilege) prior to the Expiration Date. Except as provided otherwise in this Section 2.12, the Surviving Corporation, acting through and with the assistance of the Subscription Rights Agent, shall cause Underlying Shares purchased pursuant to the valid exercise of Subscription Rights to be entered into the transfer books of the Surviving Corporation in the name of each subscriber as soon as reasonably practicable after the Effective Time but in no event later than the fifth business day following the Closing Date.

   Subject to the consummation of all of the transactions contemplated hereby, at a date determined by the Company's Board of Trustees in consultation with GGC (such date, the "RECORD DATE"), with the acknowledgement and agreement that the Record Date shall also be the record date for the Company Meeting, and after the Registration Statement (as defined in Section 4.04) that is part of the Proxy Statement-Prospectus (as defined in Section 4.04) is declared effective by the Securities and Exchange Commission (the "SEC") (such date, the "REGISTRATION STATEMENT EFFECTIVE DATE") and without any action on the part of any holder of Company Common Shares, the following actions, undertakings and events shall occur:

      (a) BASIC SUBSCRIPTION PRIVILEGE. For every fifty (50) Company Common Shares that a holder of record holds as of the Effective Time, the Subscription Rights Agent shall distribute by way of book entry credit in the Company's transfer books for the account of such holder three (3) uncertificated Subscription Rights, with each Subscription Right exercisable to purchase one Underlying Share at $20.00 per share (the

   "SUBSCRIPTION PRICE") (with such Underlying Shares to be issued and distributed by way of book entry credit in the Surviving Corporation's transfer books for the account of by the Surviving Corporation through the Subscription Rights Agent, and with all proceeds on account of any exercise of Subscription Rights to go to the Surviving Corporation, subject to fees and expenses) (the "BASIC SUBSCRIPTION PRIVILEGE"). For purposes of clarity, it is agreed and understood that holders of Company Common Shares may exercise the Subscription Rights granted to such holders in connection herewith in whole or in part.

      (b) EXPIRATION OF SUBSCRIPTION RIGHTS; EFFECT OF EXPIRATION. Each holder entitled to receive a Subscription Right as of the Effective Time shall have the right to submit to the Subscription Rights Agent a Subscription Form evidencing such holder's exercise of his or her Subscription Right, PROVIDED, HOWEVER, that the Subscription Rights Agent receive such Subscription Form no later than one business day prior to the Effective Time (the "EXPIRATION DATE"). On or after the Expiration Date, the Subscription Rights Agent and the Surviving Corporation shall not be obligated to and shall not recognize the validity of any Subscription Form evidencing a holder's decision to exercise a Subscription Right, or otherwise honor any purported exercise of any Subscription Rights received by the Subscription Agent, regardless of when the Subscription Form relating to such exercise were sent. Notice of any extension of the Expiration Date shall be made through a joint press release issued by the Company and GGC.

      (c) NO FRACTIONAL SUBSCRIPTION RIGHTS. No fraction of Subscription Rights shall be issued as part of the Merger Consideration, but in lieu thereof each holder of Company Common Shares who would otherwise be entitled to a fraction of Subscription Rights shall receive a number of Subscription Rights rounded up or down to the nearest whole number (with fractions equal to or greater than 0.5 being rounded up).

      (d) OVERSUBSCRIPTION PRIVILEGE. Subject to the allocation described below, each Subscription Right shall also carry the right (the "OVERSUBSCRIPTION PRIVILEGE") to subscribe for Underlying Shares at the Subscription Price, up to the aggregate number of Underlying Shares not subscribed through the Basic Subscription Privilege (such number, the "EXCESS SHARES"). If the Excess Shares are insufficient to satisfy all of the subscriptions pursuant to the Oversubscription Privilege, the Excess Shares shall be allocated pro rata among those holders of Subscription Rights exercising such Oversubscription Privilege in proportion to the number of Underlying Shares that each such holder exercising the Oversubscription Privilege has requested pursuant to the Oversubscription Privilege; PROVIDED, HOWEVER, that (i) no fractional Underlying Shares shall be allocated, but, in lieu thereof, each holder of Subscription Rights exercising the Oversubscription Privilege who otherwise would be entitled to a fraction of an Underlying Share shall receive a number of Underlying Shares rounded to the nearest whole number and (ii) if such pro rata allocation results in any Subscription Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Oversubscription Privilege, then such additional Excess Shares shall be allocated pro rata among all other holders exercising the Oversubscription Privilege in proportion to the number of Underlying Shares that each such other holder exercising the Oversubscription Privilege has requested pursuant to the Oversubscription Privilege. All beneficial holders of Subscription Rights who exercise the Basic Subscription Privilege shall be entitled to exercise the Oversubscription Privilege. In respect of the Oversubscription Privilege, Underlying Shares shall be entered into the transfer books of the Surviving Corporation in the name of each subscriber as soon as practicable following the Closing Date and after all prorations have been effected. Funds received, if any, in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege prior to notification by the Subscription Agent of the allocation of Excess Shares shall be held in a segregated account pending issuance of the Excess Shares. If a Subscription Rights holder exercising the Oversubscription Privilege is allocated less than all of the Excess Shares to which such holder wished to subscribe pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for Excess Shares not issued shall be returned by mail without interest or deduction as soon as practicable after the Closing Date.

      (e) ADDITIONAL SHARES. Anything contained herein to the contrary notwithstanding, (i) in connection with the transactions contemplated hereby, GGC may in its sole discretion offer additional Underlying

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   Shares to holders of Company Common Shares or third parties at the
   Subscription Price (the "OVER-ALLOTMENT RIGHT") (PROVIDED, HOWEVER, that any Underlying Shares offered pursuant to the Over-allotment Right shall not exceed 15% of the total number of Underlying Shares available pursuant to the Basic Subscription Privilege) and (ii) subject to applicable law, GGC may at any time prior to or after the Effective Time issue, sell or offer to issue or sell debt or equity securities of itself to any persons or entity on terms and conditions of its own choosing, in its sole discretion.

      (f) NOMINEES. Banks, brokers and other nominee holders of Subscription Rights who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Subscription Rights shall be required to certify to the Subscription Rights Agent and the Surviving Corporation, in connection with the exercise of each of the Basic Subscription Privilege and the Oversubscription Privilege, as to the aggregate number of Subscription Rights that have been exercised and the number of Excess Shares that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Subscription Rights on whose behalf such bank, broker or other nominee holder is acting.

   SECTION 2.13. THE NOTES. In connection with the payment of the Merger Consideration (but in lieu of the Note Cash Amount), and subject to the Adjustment Event provided in Section 7.02 and the consummation of all of the transactions contemplated hereby, prior to the Registration Statement Effective Date, the following actions, undertakings and events shall occur:

      (a) DESIGNATION OF THE NOTE AGENT. GGC shall designate (pursuant to an agreement in form and substance reasonably acceptable to GGC and the Company) the Paying Agent (or such other person or entity as GGC shall designate who is acceptable to the Company in its reasonable discretion) to act as agent for the distribution of Notes and collection of documents evidencing the right to a Note (the "NOTE AGENT").

      (b) DISTRIBUTION OF THE NOTES. Upon a Note Election by a holder of Company Common Shares and the execution of any documentation that the Note Agent shall reasonably require, for every 174.0296 shares of Company Common Shares that a holder of record possesses as of the Record Date, the Note Agent shall distribute by way of book entry credit in the Surviving Corporation's transfer books for the account of such electing holder one uncertificated Note, each with a face amount of $100 and with terms and conditions as set forth in EXHIBIT C (the "NOTE TERMS"). Except as provided otherwise in the Note Terms, the Surviving Corporation, acting through and with the assistance of the Note Agent, shall cause the Notes to be entered into the transfer books of the Surviving Corporation in the name of the holder of record as soon as reasonably practicable after the Effective Time but in no event later than the fifth business day following the Closing Date.

      (c) NO FRACTIONAL NOTES. No fraction of a Note shall be issued as part of the Merger Consideration, but in lieu thereof, each holder who otherwise would be entitled to a fraction of a Note shall receive from the Note Agent, in lieu of such fraction of a Note, an amount of cash (rounded to the nearest whole cent and without interest) equal to (i) such fraction multiplied by (ii) $60.91. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Notes in lieu of any fractional Notes, the Note Agent shall make available such amounts to such holders as if it were the Merger Consideration. The foregoing notwithstanding, any holder who is entitled to receive cash as described in the first sentence of this Section 2.13(c) may, instead of receiving such cash, elect to pay the Surviving Corporation sufficient amounts (with a price per Note equal to $60.91), so that such holder receives a full Note instead of an entitlement to a fraction of a Note (the "FRACTIONAL NOTE PURCHASE RIGHT"). Notes shall be available for purchase pursuant to the Fractional Note Purchase Right only up to that number of Notes that the Cash Electors would have received had they elected to receive Notes in the Note Election (such number, the "DECLINED NOTES"). If and to the extent holders exercise the Fractional Note Purchase Right for Notes in an amount in excess of the Declined Notes, the Declined Notes shall be allocated among such holders in order of priority based on (X) the size of the fraction of a Note to which such holders otherwise would have been entitled to receive (with the largest fraction taking priority) and (Y) to the extent holders are entitled to the same fraction of a Note, the number of Notes to which such holders elected to receive in the Note Election (with the largest number taking priority). If any holder exercising the Fractional Note Purchase Right is allocated less than all of the Notes that such holder wished to purchase pursuant to the Fractional Note Purchase Right, the excess funds paid by such holder in respect of the Notes not issued shall be returned by mail without interest or deduction as soon as practicable after the Closing Date. Any such holders, in connection with receiving Notes pursuant to the Fractional Note Purchase Right, shall take priority over any holders exercising their Shareholder Note Purchase Rights (defined below).

      (d) SHAREHOLDER NOTE PURCHASE RIGHT. Any holder of Company Common Shares shall have the right (the "SHAREHOLDER NOTE PURCHASE RIGHT") to purchase Notes, for a per Note purchase price of $60.91, up to that number of Notes (such number, the "REMAINING NOTES") equal to (i) the aggregate number of Declined Notes less (ii) the difference between (X) the number of Notes received by holders pursuant to the Fractional Note Purchase Right and (Y) the sum of all fractional Notes that holders entitled to exercise the Fractional Purchase Right would otherwise have been entitled to receive had such holders been entitled to received fractional Notes. If and to the extent such holders exercise the Shareholder Note Purchase Right for Notes in an amount in excess of the Remaining Notes, the number of Notes that such holders shall receive shall be allocated among all such holders pro rata based on the number of Notes that such holders requested to receive in connection with exercising the Shareholder Note Purchase Right; PROVIDED, HOWEVER, that (i) no fractional Notes shall be allocated, but, in lieu thereof, each holder exercising the Shareholder Note Purchase Right who otherwise would be entitled to a fraction of a Note shall receive a number of Notes rounded down to the nearest whole number and (ii) if any holder exercising the Shareholder Note Purchase Right is allocated less than all of the Notes that such holder wished to purchase pursuant the Shareholder Note Purchase Right, the excess funds paid by such holder in respect of the Notes not issued shall be returned by mail without interest or deduction as soon as practicable after the Closing Date.

      (e) GOTHAM NOTE PURCHASE. Simultaneous with the Effective Time and subject to, and upon the terms and conditions of, this Agreement, Gotham shall transfer to GGC immediately available funds (the "GOTHAM NOTE PAYMENT") in an amount equal to (i) $60.91 multiplied by (ii) that number of Notes (such number, the "GOTHAM NOTES") equal to (X) the Remaining Notes less (Y) the Notes purchased through the Shareholder Note Purchase Right. In respect of the Gotham Note Payment and immediately upon receipt thereof, GGC shall issue to Gotham the Gotham Notes, which shall be deemed to be fully paid and nonassessable.

      (f) NOMINEES. Banks, brokers and other nominees that exercise the Note Election, Fractional Note Purchase Right or Shareholder Note Purchase Right on behalf of beneficial owners of Company Common Shares shall be required to certify to the Note Agent and the Surviving Corporation, in connection with the exercise of each of the Note Election, Fractional Note Purchase Right or Shareholder Note Purchase Right, as to the aggregate number of Notes to be received pursuant to the Note Election, Fractional Note Purchase Right or Shareholder Note Purchase Right by each beneficial owner of Company Common Shares on whose behalf such bank, broker or other nominee holder is acting.

   SECTION 2.14. THE ESCROW FUND. (a) On the Closing Date, for the benefit of holders of Company Common Shares as of the Effective Time or for the benefit of the Surviving Corporation (as the case may be), the Company shall deposit in escrow (the "ESCROW FUND") an amount of cash sufficient to satisfy the Reasonably Expected Liabilities (as defined below) (the "ESCROW AMOUNT") with an escrow agent acceptable to the Company in its reasonable discretion (pursuant to an agreement in form and substance reasonably acceptable to GGC and the Company (the "ESCROW ARRANGEMENT")). The Escrow Amount shall be determined exclusively with reference to that amount of cash equal to the expected value of any claims, expenses, losses, liabilities, and obligations of the Company, the FUMI Share Trust or their respective subsidiaries whether currently known or unknown, absolute or contingent, asserted or unasserted, direct or indirect, arising by operation of law, equity or otherwise that would reasonably be expected to arise after the date hereof as a result of, on account of, in connection with or related to any fact, circumstance, condition or event occurring prior to the Closing Date that would amount to a breach of any representation, warranty or covenant contained herein or in any agreement attached as an Exhibit hereto made by or on behalf of the Company, the FUMI Share Trust or their respective subsidiaries (as if such representations, warranties and covenants were made as of the date hereof and at and as of the Effective Time as though made at and as of such time (or, if made as of a specific date, at and as of such date)) (such matters, "REASONABLY EXPECTED LIABILITIES"; PROVIDED, HOWEVER, that Reasonably Expected Liabilities shall not include such liabilities listed on Section 2.14(a) of the Gotham Disclosure Schedule).

   (b) The Escrow Amount, including any earnings or interest thereon, shall be held and disbursed as provided in the Escrow Arrangement, which shall provide, among other things, that (i) any fees or expenses on account of, in connection with or related to the Escrow Arrangement shall be paid out of the Escrow Fund;
(ii) any Taxes on earnings of the Escrow Fund shall be paid out of the Escrow Fund; (iii) funds shall be disbursed to the Surviving Corporation on an as-and-when-needed basis to satisfy the Reasonably Expected Liabilities in the full amount of the actual liability relating to such Reasonably Expected Liability; (iv) as of the 24-month anniversary of the Closing Date (the "ESCROW DISTRIBUTION DATE"), an amount of cash equal to the funds remaining in the Escrow Fund (including a ratable share of accrued interest on escrowed funds but less any Taxes due on account thereof) (the "REMAINING ESCROW AMOUNT") less the Escrow Distribution Costs (defined below) shall be distributed to holders of Company Common Shares as of the Effective Time on a pro rata basis (such amount per Company Common Share, the "ESCROW DISTRIBUTION AMOUNT"); (v) costs and expenses arising from or related to the Escrow Distribution (the "ESCROW DISTRIBUTION COSTS") shall be deducted from the Remaining Escrow Amount; and
(vi) the Escrow Fund shall avoid qualification (by way of exception, exemption or otherwise) as an "investment company" under the Investment Company Act of 1940.

   (c) For purposes of this Section 2.14, the Escrow Amount shall be determined after the Company's compliance with its covenants contained in Section 7.15 and immediately prior to or on the Closing Date, but in no event later than three
(3) days after the satisfaction of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than any conditions relating to the Escrow Arrangement) by mutual agreement of Gotham and the Company based on each of Gotham's and the Company's good-faith estimation of the Reasonably Expected Liabilities. If, after good-faith negotiations, Gotham and the Company cannot agree on the appropriate Escrow Amount, a single mutually acceptable appraiser (the "ESCROW APPRAISER") shall be appointed by Gotham and the Company to determine the appropriate Escrow Amount. In furtherance of the Escrow Appraiser making its determination of the appropriate Escrow Amount, each of Gotham and the Company shall submit a single dollar amount representing each of their good-faith estimation of the aggregate amount of the Reasonably Expected Liabilities (each a "PROPOSED DETERMINATION"). Concurrently therewith, the Escrow Appraiser shall allow Gotham and the Company an oral hearing lasting a total of three (3) hours (divided into equal one and a half (1.5) hour increments for each of Gotham and the Company) and shall allow each of Gotham and the Company to submit written arguments and supporting documentation as the Escrow Appraiser shall determine are sufficient, in its reasonable discretion. Promptly thereafter, but in no event later than five (5) days from the submission of such written arguments and supporting documentation, the Escrow Appraiser shall make its determination as to the appropriate Escrow Amount by choosing either Gotham's or the Company's Proposed Determination. The determination of the Escrow Appraiser shall be final, delivered orally, binding on the parties in all respects and unappealable.

   (d) Anything to the contrary contained herein notwithstanding, no Escrow Arrangement shall be executed, no funds shall be deposited in the Escrow Fund and no Escrow Share Holdback shall be deducted from any part of the Cash Amount unless the Reasonably Expected Liabilities shall amount, in the aggregate, to a sum of cash greater than or equal to $350,000. For purposes of clarity, it is acknowledged and agreed that (i) such $350,000 is merely a threshold after which the Escrow Fund must be established, (ii) in no event shall such $350,000 be deemed to be a deductible from the Escrow Amount and (iii) in the event that the Escrow Fund is established, any matter funded thereby shall be funded dollar-for-dollar from the first dollar, without reference to such $350,000.

                                  ARTICLE III

                               THE CONTRIBUTION

   SECTION 3.01. THE CONTRIBUTION. Concurrently with the Effective Time, (i) Gotham and its controlled affiliates shall contribute or caused to be contributed to GGC all of their respective limited partner interests in GGP, which interests shall constitute 87.24% of the total equity interests in GGP;
(ii) FGA shall contribute or cause to be contributed to GGC all of its limited partner interests in GGP, which interests shall constitute 4.26% of the total equity interests in GGP; and (iii) FGPI shall contribute or caused to be contributed to GGC all of its general partner interests in GGP, which interests shall constitute 100% of the total general partner interests in GGP and 1% of the total equity interests in GGP, by transferring such general partner interests directly to Golf LLC (such equity interests described in the foregoing clauses (i), (ii) and (iii), the "CONTRIBUTED PROPERTY"), in exchange for Underlying Shares representing 52.55% of the issued and outstanding common stock of the Surviving Corporation immediately following the consummation of the transactions contemplated hereby, assuming for the purpose of this calculation that all of the Subscription Rights in respect of the Basic Subscription Privilege have been exercised in full and no additional shares of GGC common stock are sold. In respect of the Contribution and immediately upon receipt thereof, the Surviving Corporation shall issue or caused to be issued
(X) 50.10% of its common stock to Gotham and its controlled affiliates; (Y) 2.45% of its common stock less one Underlying Share to FGA; and (Z) one Underlying Share to FGPI (assuming for the purpose of this calculation that all of the Subscription Rights in respect of the Basic Subscription Privilege have been exercised in full and no additional shares of GGC common stock are sold), all of which common stock shall be deemed to be fully paid and nonassessable.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF GOTHAM, FGPI AND FGA

   Except as set forth in the disclosure schedule dated as of the date hereof delivered by Gotham to the Company (the "GOTHAM DISCLOSURE SCHEDULE"), Gotham, FGPI and FGA hereby represent and warrant, individually and each on its own behalf, to the Company as follows:

   SECTION 4.01. ORGANIZATION AND QUALIFICATION. Gotham and FGA are limited partnerships, and FGPI is a corporation, each duly organized and validly existing under the laws of the state of its formation or incorporation.

   SECTION 4.02. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Each of Gotham, FGPI and FGA has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. No other partnership or corporate proceedings on the part of Gotham, FGPI or FGA are necessary to authorize the execution and delivery of this Agreement or the consummation by each of Gotham, FGPI and FGA of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Gotham, FGPI and FGA, and, assuming the due authorization, execution and delivery hereof by the parties hereto other than Gotham, FGPI and FGA, constitutes a valid and legally binding agreement of each of Gotham, FGPI and FGA, enforceable against each of Gotham, FGPI and FGA in accordance with its terms.

   (b) Except as otherwise disclosed on Section 4.02 of the Gotham Disclosure Schedule, and except for any filings by Gotham that may be required by (i) the applicable requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, (ii) the applicable requirements of the Securities Act of 1933 (the "SECURITIES ACT"),
(iii) the filing and recordation of appropriate merger documents as required by the DGCL or the BSTL and (iv) any filings with or approvals from (x) the New York Stock Exchange (the "NYSE") and (y) the other Governmental Authorities listed on Section 4.02 of the Gotham Disclosure Schedule (the filings and approvals referred to in clauses (i) through (iv) collectively referred to as the "GOTHAM REQUIRED APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any third party, Governmental Authority or regulatory body is necessary for the execution and delivery of this Agreement by Gotham or the consummation by Gotham of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals that, if not made or obtained, as the case may be, individually and in the aggregate, would not impair in any material respect the ability of Gotham to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Mergers.

   (c) The Contribution shall not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of GGP under any of the terms, condition or provisions of, except as set forth in Section 5.05 of the GGP Disclosure Schedule, any contracts, agreements, leases, subleases, licenses, supply contracts, purchase orders, sales orders and arrangements, warranty rights (whether pursuant to contractual rights or otherwise), loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, commitment, obligation, undertaking, concession, franchise or license (each, including all amendments thereto (each a "CONTRACT") that are material and to which GGP or any GGP Subsidiary is a party or by which GGP, GGP Subsidiaries or any of their respective properties or assets may be bound or affected, other than such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments, creations of liens, security interest or encumbrances that would not reasonably be expected to have a GGP Material Adverse Effect.

   SECTION 4.03. GGP INTERESTS. Immediately prior to the Contribution, Gotham, FPGI and FGA shall have good and marketable title to the Contributed Property, free and clear of all liens, security interests or encumbrances. As of the Closing, the Contributed Property shall consist of (i) the entirety of Gotham's and its controlled affiliates', as well as FGA's limited partner interests in GGP, amounting to 91.5% of the total equity interests in GGP and
(ii) the entirety of FGPI's general partner interests in GGP, amounting to 100% of the total general partner interests in GGP and one percent (1%) of the total equity interest in GGP. As of the Closing, the Contributed Property shall be free and clear of any lien, security interest or encumbrance.

   SECTION 4.04. SOLICITATION DOCUMENTATION; PROXY STATEMENT-PROSPECTUS. The information supplied by Gotham, FGPI and/or FGA for inclusion in any proxy statement-prospectus (the "PROXY STATEMENT-PROSPECTUS") to be sent to shareholders of the Company in connection with a meeting of the Company's shareholders to consider this Agreement and the transactions contemplated hereby (the "COMPANY MEETING") and/or any registration statement (all such registration statements collectively, the "REGISTRATION STATEMENT") and any required Schedule 13E-3 filing and related documents in respect of the transactions contemplated hereby (including the offering of Underlying Shares pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, the offering of Notes pursuant to the Note Election, the Fractional Note Purchase Right and the Shareholder Note Purchase Right, or any right to beneficial interest in the Escrow Fund) (such Proxy Statement-Prospectus, Registration Statement and any required Schedule 13E-3 filing and related documents, as amended or supplemented collectively, the "SOLICITATION DOCUMENTATION"), on the date the Proxy Statement-Prospectus (or any amendment or supplement thereto) is first mailed to shareholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and shall not, at the time of the Company Meeting and on the Expiration Date, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that shall have become false or misleading. The foregoing notwithstanding, Gotham, FGPI and FGA make no representation or warranty with respect to any information supplied by or on behalf of any of the other parties other than Gotham, FGPI or FGA that is contained in the Solicitation Documentation or any amendment or supplement thereto.

   SECTION 4.05. AVAILABILITY OF FUNDS. Gotham (or, to the extent applicable, a Gotham controlled affiliate) has on the date hereof sufficient assets and shall have available at the Redemption Time (as defined in Section 7.06) sufficient funds to enable it to consummate any Post-Closing Note Redemption (as defined in Section 7.06).

   SECTION 4.06. NO KNOWLEDGE OF CERTAIN FACTS. To the knowledge of Gotham, as of the date hereof, there are no known facts or circumstances that relate specifically to the Company, the FUMI Share Trust and their respective subsidiaries and that are not or have not been disclosed herein or publicly that would reasonably be expected to have a Company Material Adverse Effect.

                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF GGP, GGC AND SUB

   Except as set forth in the disclosure schedule dated as of the date hereof delivered by GGP to the Company (the "GGP DISCLOSURE SCHEDULE"), GGP, GGC and Sub hereby represent and warrant, individually and each on its own behalf, to the Company as follows:

   SECTION 5.01. ORGANIZATION AND QUALIFICATION. GGP is a limited partnership, and GGC and Sub are corporations, each duly organized and validly existing under the laws of the State of Delaware and each having the requisite partnership or corporate power and authority, as the case may be, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. GGP is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not reasonably be expected to have a GGP Material Adverse Effect. Concurrently with the Contribution, the partners of GGP have agreed to amend and restate in full GGP's current Amended and Restated Agreement of Limited Partnership (the "CURRENT GGP AGREEMENT") in the form attached as EXHIBIT D, to be effective immediately upon the Contribution (the "RESTATED GGP AGREEMENT"). The Board of Directors and the shareholders of GGC have agreed to amend and restate GGC's currently effective Certificate of Incorporation and Bylaws in the forms attached as EXHIBIT E and EXHIBIT F (the "RESTATED GGC AGREEMENTS"), each to be effective immediately as of the Effective Time.

   For purposes of this Agreement, the term "GGP MATERIAL ADVERSE EFFECT" shall mean any change or event or effect that is, or is reasonably expected to be, materially adverse to the value of the transactions contemplated hereby to the Company and holders of Company Common Shares, in each case taken as a whole, except for any such change, event or effect resulting from or arising out of
(i) the announcement of this Agreement and the transactions contemplated hereby or (ii) economic events generally related to the U.S. economy or securities markets generally.

   SECTION 5.02. CAPITALIZATION. (a) As of the Effective Time, the authorized and outstanding equity interests of GGP shall be as set forth in the Current GGP Agreement. Immediately after the Contribution, the authorized and outstanding equity interests in GGP shall be as set forth in the Restated GGP Agreement.

   (b) As of the date hereof, the authorized equity of GGC consists of 1000 shares of common stock. As of the date hereof, 1000 shares of GGC common stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date hereof, (i) GGP owns all of the outstanding shares of GGC common stock and (ii) GGC owns all of the Sub Shares. As of the Effective Time, GGC shall own all of the outstanding equity interests in Golf LLC. No shares of GGC common stock were held in GGC's treasury, and no shares of GGC common stock were reserved for issuance upon the exercise of GGC options or warrants. Each share of GGC common stock, Note and Mirror Series A Preferred Share issued in connection with the transactions contemplated hereby shall, when issued in accordance with their respective terms, be duly authorized, validly issued, fully paid and nonassessable, with the rights set forth in the Restated GGC Agreements, the Note Terms or the Mirror Series A Certificate of Designations, each as applicable.

   (c) Except as provided in Section 5.02 of the GGP Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating GGC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of GGC common stock or obligating GGC to grant, extend or enter into any such agreement or commitment.

   (d) There are no bonds, debentures, notes or other indebtedness of GGC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of GGC common stock may vote. Other than this Agreement and the Equityholders Agreement (the form of which is attached as EXHIBIT G) (the "EQUITYHOLDERS AGREEMENT"), there are no voting trusts, irrevocable proxies or other agreements or understandings to which GGC or GGP is a party or is bound with respect to the voting of any shares of GGP equity interests.

   SECTION 5.03. INTERIM OPERATIONS OF GGC AND SUB. Each of GGC and Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and, except as provided in Section 5.03 of the GGP Disclosure Schedule, each has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

   SECTION 5.04. SUBSIDIARIES. Section 5.04 of the GGP Disclosure Schedule sets forth each direct and indirect subsidiary of GGP (each a "GGP SUBSIDIARY"), and each GGP subsidiary is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each GGP Subsidiary is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases as would not reasonably be expected to have a GGP Material Adverse Effect. All of the outstanding capital stock or other equity interests of each GGP Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and, except as otherwise provided in Section 5.04 of the GGP Disclosure Schedule, are owned directly or indirectly by GGP. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which GGP or any GGP Subsidiaries is a party relating to the issuance, sale, voting or transfer of any capital stock or other equity interests of any GGP Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement. Except as set forth in
Section 5.04 of the GGP Disclosure Schedule, GGP has no material investment in any entity other than the GGP Subsidiaries.

   SECTION 5.05. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Each of GGP, GGC and Sub has full partnership or corporate power and authority, as the case may be, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Executive Committee of GGP (as defined in the Current GGP Agreement) and unanimously approved by the Board of Directors and shareholders of each of GGC and Sub, and no other partnership or corporate proceedings, as the case may be, on the part of GGP, GGC or Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by GGP, GGC or Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by GGP, GGC and Sub, and, assuming the due authorization, execution and delivery hereof by the parties hereto other than GGP, GGC and Sub, constitutes a valid and legally binding agreement of GGP, GGC and Sub, enforceable against GGP, GGC and Sub in accordance with its terms.

   (b) The execution, delivery and performance of this Agreement by GGP, GGC and Sub and the consummation of the transactions contemplated hereby do not and shall not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of GGC, Sub, GGP or any GGP Subsidiaries under any of the terms, conditions or provisions of (i) the Current GGP Agreement and related constitutive documents of GGP or certificates of incorporation or bylaws or similar organizational documents of the GGP Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to GGC, Sub, GGP or any GGP Subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining the GGP Required Approvals, or (iii) except as set forth in Section 5.05 of the GGP Disclosure Schedule, any Contract to which GGC, Sub, GGP or any GGP Subsidiary is a party or by which GGC, Sub, GGP or any GGP Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not reasonably be expected to have a GGP Material Adverse Effect.

   (c) Except as disclosed on Section 5.05 of the GGP Disclosure Schedule, and except for (i) the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and (iii) any filings with or approvals from (x) the NYSE and (y) the other Governmental Authorities listed on Section 5.05 of the GGP Disclosure Schedule (the filings and approvals referred to in clauses (i) through (iii) collectively referred to as the "GGP REQUIRED APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any third party, any Governmental Authority or regulatory body is necessary for the execution and delivery of this Agreement by GGP, GGC and Sub or the consummation by GGP, GGC and Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a GGP Material Adverse Effect.

   SECTION 5.06. REPORTS AND FINANCIAL STATEMENTS. (a) Prior to the date hereof, GGP has delivered or made available to the Company or its representatives true, correct and complete copies of the (i) unaudited balance sheets of GGP and the GGP Subsidiaries as of December 31, 1998 and the related unaudited statements of income for the fiscal year then ended; (ii) unaudited balance sheets of GGP and the GGP Subsidiaries as of December 31, 1999 and 2000 and the related unaudited statements of income and cash flows for the fiscal years then ended; and (iii) unaudited balance sheets of GGP and the GGP Subsidiaries as of September 30, 2001 and the related statements of income and cash flows for the nine-month period then ended (collectively, the "GGP REPORTS"). As of their respective dates, except as amended or supplemented prior to the date hereof, the GGP Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The GGP Reports have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto or as may be permitted by the rules and regulations applicable to the quarterly report on Form 10-Q) and fairly present in all material respects the financial position of GGP and the GGP Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods reported (subject, in the case of the unaudited financial statements, to normal year-end adjustments).

   (b) Not less than three business days prior to the date of filing of the Proxy Statement-Prospectus with the SEC, GGP shall deliver or make available to the Company or its representatives true, correct and complete copies of audited balance sheets of GGP and its subsidiaries as of December 31, 1999, 2000 and 2001 and related audited statements of income and cash flows for the fiscal years then ended, with related footnotes and an unqualified audit opinion, which shall be similar in all material respects to the GGP Reports, PROVIDED, HOWEVER that (X) the audited balance sheets and statements of income and cash flows shall not include such statements for the fiscal year that ended on December 31, 1998 and (Y) the audited balance sheets and statements of income and cash flows for the fiscal year that ended on December 31, 2001 shall reflect a full year rather than a nine-month period ending on September 30, 2001.

   SECTION 5.07. ABSENCE OF UNDISCLOSED LIABILITIES; MATERIAL ADVERSE EFFECT. Except as disclosed (i) in the unaudited financial statements of GGP for the period ended September 30, 2001 and the notes thereto or (ii) on
Section 5.07 of the GGP Disclosure Schedule, neither GGP nor any GGP Subsidiaries had at September 30,

2001, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies that (i) are accrued or reserved against in the GGP Reports or reflected in the notes thereto or (ii) were incurred in the ordinary course of business, (b) liabilities, obligations or contingencies that (i) would not reasonably be expected to have a GGP Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements of GGP and its subsidiaries prepared in accordance with GAAP consistently applied. Since September 30, 2001, there has not occurred any circumstance or event that has had or would reasonably be expected to have a GGP Material Adverse Effect.

   SECTION 5.08. LITIGATION. Except as otherwise set forth on Section 5.08 of the GGP Disclosure Schedule, as of the date hereof, there are no claims, suits, actions, proceedings or similar events or matters pending, or, to the knowledge of GGP, threatened in writing against, relating to or affecting GGP or any GGP Subsidiaries, before any Governmental Authority that in any such case would reasonably be expected to have a GGP Material Adverse Effect. Except as otherwise set forth on Section 5.08 of the GGP Disclosure Schedule, neither GGP nor any GGP Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Authority, or any arbitrator that prohibits the consummation of the transactions contemplated hereby or would reasonably be expected to have a GGP Material Adverse Effect.

   SECTION 5.09. SOLICITATION DOCUMENTATION; PROXY STATEMENT-PROSPECTUS. The information supplied by GGP and/or GGC for inclusion in any Solicitation Documentation, on the date the Proxy Statement-Prospectus (or any amendment or supplement thereto) is first mailed to shareholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and shall not, at the time of the Company Meeting and on the Expiration Date, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that shall have become false or misleading. The foregoing notwithstanding, GGP and GGC make no representation or warranty with respect to any information supplied by or on behalf of any of the other parties other than GGP or GGC that is contained in the Solicitation Documentation or any amendment or supplement thereto.

   SECTION 5.10.  NO VIOLATION OF LAW.  Except as otherwise set forth on
Section 5.10 of the GGP Disclosure Schedule, as of the date hereof, neither GGP nor any GGP Subsidiaries is in violation of or has been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, any applicable Environmental Law, ordinance or regulation) of any Governmental Authority, except for violations that would not reasonably be expected to have a GGP Material Adverse Effect. To the knowledge of GGP, no investigation or review relating individually to GGP or any GGP Subsidiaries by any Governmental Authority is pending or threatened, as of the date hereof other than, in each case, those that would not reasonably be expected to have a GGP Material Adverse Effect. Except as otherwise set forth on Section 5.10 of the GGP Disclosure Schedule, GGP and the GGP Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals, necessary to conduct their businesses as presently conducted (collectively, the "GGP PERMITS"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not reasonably be expected to have a GGP Material Adverse Effect. GGP and the GGP Subsidiaries are not in violation of the terms of any GGP Permit, except for violations that would not reasonably be expected to have a GGP Material Adverse Effect.

   SECTION 5.11. COMPLIANCE WITH AGREEMENTS; CERTAIN CONTRACTS. (a) GGP and each of the GGP Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred that, with lapse of time or action by a third party, would result in a default under the Current GGP Agreement and related constitutive documents and the respective articles or certificates of incorporation, bylaws or similar organizational instruments of the GGP Subsidiaries.

   (b) Except as set forth in Section 5.11 of the GGP Disclosure Schedule, and except as would not reasonably be expected to have a GGP Material Adverse Effect, neither GGP nor any GGP Subsidiary is as of the date hereof a party to any (i) agreement with any consultant or independent contractor for professional services having a remaining term of at least one year and requiring payments of base salary or fee in excess of $150,000 per year or aggregate payments of base salary in excess of $200,000; (ii) material sales-representative or agency contract that is not terminable on 12 months' (or less) notice; (iii) joint venture or partnership agreement; (iv) agreement materially limiting in any way GGP's or any GGP Subsidiary's ability to compete with any person in any geographic location or any line of business; (v) contract, plan or similar agreement with any director, officer, manager or employee of GGP or any GGP Subsidiary (other than any employment agreements);
(vi) lease, sublease or similar contract with any person (other than GGP or any GGP Subsidiary) under which (A) GGP or any GGP Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) GGP or any GGP Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by GGP or any GGP Subsidiary, in any such case that has an aggregate future liability or receivable, as the case may be, in excess of $100,000 per year and is not terminable by GGP or any GGP Subsidiary by notice of not more than 50 days for a penalty of less than $20,000 per year;
(vii) continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), in any such case that has an aggregate future liability to any person (other than GGP or any GGP Subsidiary) in excess of $100,000 and is not terminable by GGP or any GGP Subsidiary by notice of not more than 60 days for a penalty of less than $10,000; (viii) contract under which GGP or any GGP Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (including, but not limited to, employees and other than GGP or any GGP Subsidiary) in an amount in excess of $10,000; (ix) material contract providing for indemnification of any person with respect to liabilities relating to any current business of GGP or any GGP Subsidiary, other than such indemnifications made in the ordinary course of business; (x) power of attorney (other than any power of attorney given in the ordinary course of business); (xi) contract for the sale of any asset of GGP or any GGP Subsidiary (other than sales in the ordinary course of business) having a sales value in excess of $10,000; (xii) currency exchange, interest rate exchange, commodity exchange or similar contract other than with customers in the ordinary course of business; or (xiii) other contract, agreement or arrangement (other than leases for real property) entered into other than in the ordinary course of business, requiring future payment or payments by GGP or any GGP Subsidiary in excess of $100,000 per year. With respect to all contracts listed on Section 5.11 of the GGP Disclosure Schedule, except as otherwise disclosed on Section 5.11 of the GGP Disclosure Schedule, such contracts are valid and binding against GGP or the relevant GGP Subsidiary in all material respects (except for those expired or terminated in accordance with their current terms) and GGP or any GGP Subsidiary is not in material breach thereof or material default thereunder, and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a material breach or default, and, to the knowledge of GGP or any GGP Subsidiary, no other party to any such contract is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder. Section 5.11 of the GGP Disclosure Schedule lists all notes, mortgages, indentures, guarantees and other obligations and agreements and other instruments for or relating to any lending or borrowing (including assumed debt) of $10,000 or more by GGP or any GGP Subsidiary as of the date hereof or to which any assets of GGP or any GGP Subsidiary are subject (except with respect to any such lending or borrowing among GGP and any GGP Subsidiary) as of the date hereof. No officer-level employee has, except as disclosed in Section 5.11 of the GGP Disclosure Schedule, since December 31, 2000 and prior to the date hereof received any notice of the intention of any party to terminate any material agreement set forth above under clauses (i) through (xiii). The enforceability of each material agreement set forth above under clauses (i) through (xiii) shall not be affected in any manner by the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

   (c) Section 5.11 of the GGP Disclosure Schedule sets forth (i) a list of all employment agreements to which GGP or any GGP Subsidiary is a party as of the date hereof having a remaining term of at least one year and requiring payments of base salary in excess of $100,000 per year or aggregate payments of base salary in excess of $200,000 and (ii) the number of severance and retention agreements with employees of GGP or any GGP Subsidiary as of the date hereof to which GGP or any GGP Subsidiary is a party and the approximate aggregate maximum amount of the payments that would be required to be made thereunder.

   SECTION 5.12. TAXES. GGP and the GGP Subsidiaries have (i) duly filed with the appropriate Governmental Authorities all returns, reports or similar statements (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax ("TAX RETURNS") required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, AD VALOREM or value added (collectively, "TAXES") shown as due on such Tax Returns, except in each case where the failure to file such Tax Returns or pay such Tax or the failure of such Tax Returns to be true, correct or complete would not reasonably be expected to have a GGP Material Adverse Effect. There are no material liens for Taxes upon any property or asset of GGP or any GGP Subsidiary, except for liens for Taxes not yet due or Taxes contested in good faith or reserved against in accordance with GAAP. There are no unresolved issues of law or fact specifically set forth in writing in a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service ("IRS") or any other governmental taxing authority with respect to Taxes of GGP or any GGP Subsidiaries that would reasonably be expected to have a GGP Material Adverse Effect, except as reserved against in accordance with GAAP.

   SECTION 5.13. EMPLOYEE BENEFIT PLANS; ERISA. (a) Section 5.13 of the GGP Disclosure Schedule includes a complete list of each material employee benefit plan, program or policy providing benefits to any current or former employee, officer, director or member of GGP or any the GGP Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by GGP or any GGP Subsidiaries or to which GGP or any GGP Subsidiaries contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder ("ERISA") any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit agreement, plan, program or policy (collectively, the "GGP PLANS").

   (b) With respect to each GGP Plan, GGP has delivered or made available to the Company or its representatives true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.

   (c) Except as would not reasonably be expected to have a GGP Material Adverse Effect, the IRS has issued a favorable determination letter with respect to each GGP Plan that is intended to be qualified within the meaning of
Section 401(a) of the Code and its related trust that has not been revoked, and, to the knowledge of GGP, there are no circumstances or events that have occurred that would reasonably be expected to result in a revocation of such letter, which cannot be cured without a GGP Material Adverse Effect.

   (d) Except as would not reasonably be expected to have a GGP Material Adverse Effect: (i) GGP and the GGP Subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to the GGP Plans and each GGP Plan has been administered in all material respects in accordance with its terms; (ii) none of GGP and the GGP Subsidiaries nor, to the knowledge of GGP, any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the GGP Plans or their related trusts,

GGP or any the GGP Subsidiaries, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; (iii) there are no pending or, to GGP's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the GGP Plans that could reasonably be expected to result in any liability of GGP or any of the GGP Subsidiaries to any GGP Plan participant, to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan or any GGP Plan.

   (e) Except as set forth in Section 5.13 of the GGP Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer, director or member of GGP or any of the GGP Subsidiaries.

   (f) No GGP Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN") and none of GGP nor any of the GGP Subsidiaries has, at any time since October 1, 1998, contributed to or been obligated to contribute to any Multiemployer Plan.

   SECTION 5.14. ENVIRONMENTAL MATTERS. (a) Except as would not reasonably be expected to have a GGP Material Adverse Effect, to the knowledge of GGP: (i) GGP and the GGP Subsidiaries have conducted their respective businesses in compliance with all material applicable Environmental Laws, (ii) none of the properties owned or controlled by GGP or any of the GGP Subsidiaries contains any Hazardous Substance as a result of any activity of GGP or any of the GGP Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since December 31, 2000, neither GGP nor any of the GGP Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Authority indicating that GGP or any of the GGP Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their respective businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of GGP threatened, against GGP or any of the GGP Subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned or controlled by GGP or any of the GGP Subsidiaries as a result of any activity of GGP or any of the GGP Subsidiaries during the time such properties were owned, leased or operated by GGP or any of the GGP Subsidiaries and (vi) neither GGP, the GGP Subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

   (b) As used herein, "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the date hereof.

   (c) As used herein, "HAZARDOUS SUBSTANCE" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

   SECTION 5.15. INTELLECTUAL PROPERTY. Except as would not reasonably be expected to have a GGP Material Adverse Effect, (i) GGP and the GGP
Subsidiaries own, or are licensed to use, all and any patents, patent rights (including patentable subject matter, patent applications and licenses), know-how, trade secrets, trade secret rights, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, works of authorship, inventions, discoveries, industrial models, industrial designs, software, works, copyrightable subject matters, copyright rights and registrations, mask works, know-how and show-how, emblems, logos, insignia and related marks and registrations, specifications, technical manuals and data, libraries, blueprints, drawings, proprietary processes, product information and development work-in-process and other proprietary intellectual property rights (collectively, "INTELLECTUAL PROPERTY") used in and necessary for the conduct of GGP's business as it is currently conducted,
(ii) to the knowledge of GGP, the use of Intellectual Property by GGP and the GGP Subsidiaries does not infringe on or other otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which GGP or the GGP Subsidiaries acquired the right to use such Intellectual Property, (iii) to the knowledge of GGP, no third party is challenging, infringing on or otherwise violating any right of GGP or the GGP Subsidiaries in the Intellectual Property, and (iv) neither GGP nor any of the GGP Subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any material Intellectual Property used in and necessary for the conduct of GGP's business as it is currently conducted, and to GGP's knowledge no Intellectual Property is being used or enforced by GGP in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of GGP's business as it is currently conducted.

   SECTION 5.16. BROKERS AND FINDERS. GGP has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of GGP to pay any investment banking fees, finder's fees, or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to Mercury Partners, LLC.

                                  ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
                         THE FUMI SHARE TRUST AND FUMI

   Except as set forth in the Company SEC Reports filed on or prior to the date hereof, or in the disclosure schedule dated as of the date hereof delivered by the Company to Gotham, GGC and GGP (the "COMPANY DISCLOSURE SCHEDULE"), the Company, the FUMI Share Trust and FUMI hereby jointly and severally represent and warrant to Gotham, GGC and GGP as follows; PROVIDED, HOWEVER, that the parties hereto have agreed that the representations and warranties in this
Article VI and the information in the Company Disclosure Schedule, other than as set forth in Section 6.05 and as specifically provided in Section 6.06 with respect to VenTek International, Inc. ("VENTEK"), shall not encompass or include any information with respect to (i) the operations of VenTek or (ii) tenant leases at the Park Plaza Mall property and Circle Tower (as defined below); and PROVIDED FURTHER that, to the extent the representations and warranties set forth in this Article VI relate to the Company or its subsidiaries or otherwise to entities other than the FUMI Share Trust, FUMI and FUMI's subsidiaries, the representations and warranties of the FUMI Share Trust and FUMI are based solely upon, limited by, and subject to the knowledge of the FUMI Share Trust and FUMI:

   SECTION 6.01. ORGANIZATION AND QUALIFICATION. The Company is a business trust, the FUMI Share Trust is a trust and FUMI is a corporation, each duly organized and validly existing under the laws of the state of its formation and each having the requisite power and authority to own, lease and operate its assets and properties and to carry on its respective businesses as they are now being conducted or as contemplated herein. Each of the Company, the FUMI Share Trust and FUMI is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not reasonably be expected to have a

Company Material Adverse Effect. True, accurate and complete copies of the Company's Amended and Restated Declaration of Trust and Bylaws, the FUMI Share Trust's Amended and Restated Declaration of Trust and FUMI's Certificate of Incorporation and Bylaws, and, in each case, any other constitutive documents, in each case as amended and in effect on the date hereof, including all amendments thereto, have heretofore been filed with the SEC or delivered to Gotham or its representatives.

   For purposes of this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change or event or effect that is, or could reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) of the Company, the FUMI Share Trust, FUMI and their respective subsidiaries taken as a whole (except for any such change, event or effect resulting from or arising out of (i) the announcement of this Agreement and the transactions contemplated hereby or (ii) economic events generally related to the U.S. economy or securities markets generally). The parties agree that the commencement of construction of a mall or similar shopping facility in a location that competes with the Park Plaza Mall shall not constitute a Company Material Adverse Effect. The foregoing notwithstanding, any matter that would constitute a breach by Gotham of Section
4.06 shall not be considered for the purpose of determining whether any change or event or effect gives rise to a Company Material Adverse Effect.

   SECTION 6.02. CAPITALIZATION. (a) The authorized equity of the Company consists of unlimited Company Common Shares and 2,300,000 Company Preferred Shares. The only beneficiaries of the FUMI Share Trust are the holders of Company Common Shares. The authorized equity of FUMI consists of 100 FUMI Shares, all of which are issued and outstanding and owned by the FUMI Share Trust. As of the date hereof, (i) 34,805,912 Company Common Shares and 984,800 Company Preferred Shares were issued and outstanding, all of which Company Common Shares and Company Preferred Shares were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) -0- Company Common Shares were held in the treasury of the Company, (iii) -0- Company Preferred Shares were held in the treasury of the Company, (iv) 1,000,000 Company Common Shares were reserved for issuance upon exercise of the option or right to purchase Company Common Shares granted under the Company Option Plans or otherwise granted by the Company (each, a "COMPANY OPTION") and Company Warrants issued and outstanding and (v) 11,316,000 Company Common Shares were reserved for issuance upon conversion of the outstanding Company Preferred Shares, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights. Between September 30, 2001 and the date hereof, (i) no Company Common Shares or Company Preferred Shares have been issued, except in connection with the conversion of Company Preferred Shares or the exercise of Company Options or Warrants issued and outstanding and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of beneficial interests of the Company or the FUMI Share Trust have been issued, granted or made. As of the Effective Time, there shall be no Company Options issued and outstanding.

   (b) Except for (i) Company Preferred Shares, (ii) Company Options issued and outstanding and (iii) Warrants to purchase a maximum of 500,000 Company Common Shares, as of the date hereof, there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company, the FUMI Share Trust, FUMI or any of their subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Company Common Shares, Company Preferred Shares, FUMI Shares or obligating the Company, the FUMI Share Trust, FUMI or any of their respective subsidiaries to grant, extend or enter into any such agreement or commitment.

   (c) Except as provided in Section 6.02(c) of the Company Disclosure Schedule, there are no and shall be no obligations, contingent or otherwise, of the Company, the FUMI Share Trust, FUMI or their respective subsidiaries to (i) redeem or otherwise acquire (A) any Company Common Shares, (B) any Company Preferred Shares, (C) any FUMI Shares or (D) the beneficial interests or other equity interests of any subsidiary of the Company, except in connection with the exercise of (X) conversion rights on account of the Company Preferred Shares, (Y) Company Options issued and outstanding or (Z) Warrants issued and outstanding, (ii) pay or distribute any dividend or distribution on the Company Preferred Shares or
(iii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any person. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company, the FUMI Share Trust, FUMI or any their respective subsidiaries. Furthermore, since the issuance of the Company Preferred Shares, the Company has paid dividends on the Company Preferred Shares in an amount at least equal to $0.525 per Company Preferred Share for each Dividend Period (as defined in the Preferred Certificate).

   (d) There are no bonds, debentures, notes or other indebtedness of the Company, the FUMI Share Trust, FUMI or their respective subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of beneficial interests of the Company may vote. Other than the Voting Agreement attached as EXHIBIT A, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company, the FUMI Share Trust or any of their respective subsidiaries is a party or is bound with respect to the voting of any Company Common Shares.

   (e) The Company has filed with the SEC or previously made available to Gotham complete and correct copies of the Stock Incentive Plan and the 1999 Share Option Plan for Trustees including all amendments thereto (the "COMPANY OPTION PLANS"). The Company has previously made available to Gotham a complete and correct list setting forth as of the date hereof, the number of Company Options outstanding and the weighted average exercise price for all such outstanding Company Options.

   (f) The "CONVERSION PRICE" (as such term is defined in the certificate of designations of the Company Preferred Shares, as amended or as may be amended after the date hereof) is equal to $5.0824. Since March 21, 2000, the Company has not taken any action, nor has there occurred any event or circumstance, that has changed or caused an adjustment to, or (other than in connection with the execution of this Agreement) could reasonably be expected to change or cause an adjustment to, the Conversion Price. Section 6.02(f) of the Company Disclosure Schedule sets forth, as of the date hereof, the effects of any Adjustment Events (as defined in the Warrant Agreement) pertaining to the Warrants that shall be required on account of the consummation of this Agreement and the transactions contemplated hereby. In addition, Section 6.02(f) of the Company Disclosure Schedule sets forth, as of the date hereof, the current exercise price of the Warrants. Except for a violation of subsection (i)(B) of Section 6.02(c), which shall be governed solely by Section 6.02(c), the execution, delivery and performance of this Agreement by the Company and the FUMI Share Trust and the consummation of the transactions contemplated hereby shall not in any way violate or otherwise breach the terms of the Certificate of Designations for the Company Preferred Shares.

   (g) The execution, delivery and performance of this Agreement by the Company, the FUMI Share Trust and FUMI and the consummation of the transactions contemplated hereby shall not result in a liquidation of the Company.

   (h) The FUMI Share Trust shall terminate and cease to exist immediately after the Effective Time.

   SECTION 6.03. SUBSIDIARIES. Section 6.03 of the Company Disclosure Schedule sets forth each direct and indirect subsidiary of the Company and the FUMI Share Trust. Each such subsidiary is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and each such subsidiary is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases as would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding capital stock or other equity interests of each subsidiary of the Company and the FUMI Share Trust are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company or the FUMI Share Trust. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company, the FUMI Share Trust or any of their respective subsidiaries is a party relating to the issuance, sale, voting or transfer of any capital stock or other equity interests of any such subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement. Except as set forth in Section 6.03 of the Company Disclosure Schedule, the Company and the FUMI Share Trust have no material investment in any entity other than its subsidiaries.

   SECTION 6.04. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Each of the Company, the FUMI Share Trust and FUMI has full power and authority to enter into this Agreement and, subject to the approval of the shareholders of the Company (the "COMPANY SHAREHOLDER APPROVAL"), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Trustees of the Company and the Trustee of the FUMI Share Trust and the Board of Directors and shareholders of FUMI, and no other proceedings on the part of the Company, the FUMI Share Trust or FUMI are necessary to authorize the execution and delivery of this Agreement or, except for the Company Shareholder Approval and the consummation by the Company, the FUMI Share Trust or FUMI of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, the FUMI Share Trust and FUMI, and, assuming the due authorization, execution and delivery hereof by the parties hereto other than the Company, the FUMI Share Trust and FUMI, this Agreement constitutes a valid and legally binding agreement of the Company and the FUMI Share Trust, enforceable against the Company, the FUMI Share Trust and FUMI in accordance with its terms.

   (b) Except for violations of clause (i)(B) of Section 6.02(c), which shall be governed solely by Section 6.02(c), the execution, delivery and performance of this Agreement by the Company, the FUMI Share Trust and FUMI and the consummation of the transactions contemplated hereby do not and shall not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company, the FUMI Share Trust, FUMI or any their respective subsidiaries under any of the terms, conditions or provisions of (i) the respective Amended and Restated Declarations of Trust, as amended, certificates of incorporation or bylaws or similar organizational documents of the Company, the FUMI Share Trust, FUMI or any of their respective subsidiaries, (ii) the Company Preferred Shares, (iii) the Company's 8.875% Senior Notes due September 15, 2003 (the "COMPANY DEBT"), (iv) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Company, the FUMI Share Trust, FUMI or any of their respective subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining the Company Required Approvals (as defined below) and the Company Shareholder Approval, or (v) except as set forth in Section 6.04 of the Company Disclosure Schedule and except with respect to insurance policies, which shall be governed solely by Section 6.06(c), any Contract to which the Company, the FUMI Share Trust, FUMI or any of their respective subsidiaries is a party or by which the Company, the FUMI Share Trust, FUMI or any of their respective subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (iv) and (v) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Company Material Adverse Effect.

   (c) Except as disclosed in Section 6.04 of the Company Disclosure Schedule, and except for (i) the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by or advisable under the DGCL and the BSTL (including, any amended declaration of trust in respect of the Company) and (iii) any filings with or approvals from
(x) the NYSE and (y) the other Governmental Authorities listed on Section 6.04 of the Company Disclosure Schedule (the filings and approvals referred to in clauses (i) through (iii) collectively referred to as the "COMPANY REQUIRED APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any third party, any Governmental Authority or regulatory body is necessary for the execution and delivery of this Agreement by the Company, the FUMI Share Trust, FUMI or their respective subsidiaries or the consummation by the Company, the FUMI Share Trust, FUMI or their respective subsidiaries of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals that, if not made or obtained, as the case may be, would not reasonably be expected to have a Company Material Adverse Effect.

   (d) Each of the Trustee of the FUMI Share Trust, the Board of Trustees of the Company and the Board of Directors of FUMI, at meetings duly called and held (or, in the case of the FUMI Share Trust, by written consent of the Trustee), adopted resolutions, which are in full force and effect as of the date hereof, that (i) approve and declare advisable the Mergers, this Agreement and the transactions contemplated hereby (ii) declare that the Mergers, this Agreement and the transactions contemplated hereby are in the best interests of the holders of Company Common Shares and FUMI Shares, (iii) (in the case of the Company) recommend that the holders of Company Common Shares approve the FUR Merger and approve and adopt this Agreement and the transactions contemplated hereby and (iv) exempt this Agreement and the transactions contemplated hereby from any restrictions that may be contained in the FUMI Share Trust's or the Company's Amended and Restated Declarations of Trust or the Certificate of Incorporation and Bylaws of FUMI and related constitutive documents, each as amended, or any restrictions imposed by applicable law.

   SECTION 6.05. REPORTS AND FINANCIAL STATEMENTS. Since June 30, 1998, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the "COMPANY SEC REPORTS") required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects as to form with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, except as amended or supplemented prior to the date hereof, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (the "COMPANY 10-K") and the unaudited financial statements of the Company included in the Company's Quarterly Report on Form 10-Q (the "COMPANY 10-Q") for the period ended September 30, 2001 have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto or as may be permitted by the rules and regulations applicable to the quarterly report on Form 10-Q) and fairly present in all material respects the financial position of the Company, the FUMI Share Trust and their respective subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods reported (subject, in the case of the unaudited financial statements, to normal year-end adjustments).

   SECTION 6.06.  ABSENCE OF UNDISCLOSED LIABILITIES; MATERIAL ADVERSE
EFFECT. (a) (i) Except as disclosed in the unaudited financial statements included in the Company 10-Q or the audited financial statements included in the Company 10-K, (ii) except as disclosed in Section 6.06(a) of the Company Disclosure Schedule, (iii) except for violations of law and environmental matters, which shall be governed solely by Sections 6.09 and 6.14, (iv) except for violations of clause (i)(B) of Section 6.02(c), which shall be governed solely by Section 6.02(c), and (v) with respect to VenTek, except for such facts and circumstances outside the knowledge of VenTek's management on the date hereof after due inquiry by VenTek's management, neither the Company, the FUMI Share Trust nor any of their respective subsidiaries has or had, as of September 30, 2001, any liabilities or obligations (whether absolute, accrued, contingent, asserted, unasserted, direct, indirect, arising by operation of law, equity or otherwise) of any nature, except (X) liabilities, obligations or contingencies that are accrued or reserved against in the financial statements in the Company 10-Q or reflected in the notes thereto and (Y) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements of the Company, the FUMI Share Trust and their respective subsidiaries prepared in accordance with GAAP consistently applied. Except (i) as disclosed in Section 6.06(a) of the Company Disclosure Schedule, (ii) for any circumstance or event relating to a violation of law or environmental matters, which shall be governed solely by Sections 6.09 and 6.14, (iii) for violations of clause (i)(B) of Section 6.02(c), which shall be governed solely by Section 6.02(c), and (iv) with respect to VenTek, for facts and circumstances outside the knowledge of VenTek's management after due inquiry by VenTek's management, from September 30, 2001 to the date hereof, there has not occurred any circumstance or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

   (b) The Escrow Agreement (as defined below in Section 7.11) is valid and binding against the parties thereto in all respects. The Company, the FUMI Share Trust and FUMI are not (and have not been) in breach of the Escrow Agreement or in default thereunder, and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, and to the knowledge of the Company, no other party to or beneficiary of the Escrow Agreement is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. The Escrow Agreement shall remain binding and in full force and effect through and after the Effective Time. Except as disclosed in
Section 6.06(b) of the Company Disclosure Schedule, the Escrow Account (as defined in the Escrow Agreement) contains (and shall contain, as of the Closing
Date) sufficient amounts of cash to fund and support any liabilities or obligations of the Company, the FUMI Share Trust, FUMI or their respective subsidiaries relating thereto.

   (c) Section 6.06(c) of the Company Disclosure Schedule lists each insurance policy provided by any third party (other than policies relating solely to the defense and indemnifications of trustees, officers and directors), in effect as of the date hereof for the benefit of the Company, the FUMI Share Trust and their respective subsidiaries. Each such policy is valid and binding and in full force and effect as of the date hereof and shall continue to be so as of the Closing Date except for those policies of insurance that expire in the interim period between the date hereof and the Closing Date and with respect to such expiring policies of insurance, the Company, the FUMI Share Trust and/or their respective subsidiaries, as the case may be, shall use commercially reasonable efforts to enter into new policies on terms substantially identical to the currently effective policies.

   SECTION 6.07. LITIGATION. Except as set forth in Section 6.07 of the Company Disclosure Schedule, as of the date hereof, there are no asserted claims, suits, actions, proceedings or similar events or matters pending, or, to the knowledge of the Company and the FUMI Share Trust, threatened in writing against, relating to or affecting the Company, the FUMI Share Trust or any of their respective subsidiaries, before any Governmental Authority or any arbitrator, that in any such case would reasonably be expected to have a Company Material Adverse Effect. Neither the Company, the FUMI Share Trust, FUMI nor any their respective subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Authority, or any arbitrator that prohibits the consummation of the Mergers or the transactions contemplated hereby or would reasonably be expected to have a Company Material Adverse Effect.

   SECTION 6.08. SOLICITATION DOCUMENTATION; PROXY STATEMENT-PROSPECTUS. The Solicitation Documentation shall not, on the date the Proxy Statement-Prospectus (or any amendment or supplement thereto) is first mailed to shareholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading and shall not, at the time of the Company Meeting and on the Expiration Date, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that shall have become false or misleading in any material respect. The Solicitation Documentation shall, when filed with the SEC, comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, each of the Company, the FUMI Share Trust and FUMI makes no representation or warranty with respect to information, supplied by or on behalf of the parties hereto other than the Company or the FUMI Share Trust, that is contained in the Solicitation Documentation.

   SECTION 6.09. NO VIOLATION OF LAW. To the knowledge of the Company, as of the date hereof, neither the Company, the FUMI Share Trust, nor any of their respective subsidiaries is in violation of or has been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including any applicable Environmental Law, ordinance or regulation) of any Governmental Authority, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the

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Company and the FUMI Share Trust, no investigation or review relating individually to the Company, the FUMI Share Trust or any of their respective subsidiaries by any Governmental Authority is pending or threatened, as of the date hereof other than, in each case, those which would not reasonably be expected to have a Company Material Adverse Effect. The Company, the FUMI Share Trust and their respective subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "COMPANY PERMITS"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company, the FUMI Share Trust and their respective subsidiaries are not in violation of the terms of any Company Permit, except for violations that would not reasonably be expected to have a Company Material Adverse Effect.

   SECTION 6.10. COMPLIANCE WITH AGREEMENTS; CERTAIN CONTRACTS. (a) The Company, the FUMI Share Trust and each of their respective subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred that, with lapse of time or action by a third party, would result in a default under, the respective Amended and Restated Declarations of Trust, as amended, articles or certificates of incorporation, bylaws or similar organizational instruments of the Company, the FUMI Share Trust or any of their respective subsidiaries.

   (b) Except as set forth in Section 6.10 of the Company Disclosure Schedule, neither the Company, the FUMI Share Trust nor any of their respective subsidiaries is as of the date hereof a party to any (i) agreement with any consultant or independent contractor for professional services having a remaining term of at least one year and requiring payments of base salary or fee in excess of $150,000 per year or aggregate payments of base salary in excess of $200,000; (ii) material sales representative or agency contract that is not terminable on 12 months' (or less) notice; (iii) joint venture or partnership agreement; (iv) agreement materially limiting in any way the Company's, the FUMI Share Trust's or any of their respective subsidiaries' ability to compete with any person in any geographic location or any line of business; (v) contract, plan or similar agreement with any director, officer, manager or employee of the Company, the FUMI Share Trust or any of their respective subsidiaries (other than any employment agreements); (vi) lease, sublease or similar contract with any person (other than the Company, the FUMI Share Trust or any of their respective subsidiaries) under which (A) the Company, the FUMI Share Trust or any of their respective subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company, the FUMI Share Trust or any of their respective subsidiaries is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, the FUMI Share Trust or any of their respective subsidiaries, in any such case that has an aggregate future liability or receivable, as the case may be, in excess of $100,000 per year and is not terminable by the Company, the FUMI Share Trust or any of their respective subsidiaries by notice of not more than 60 days for a penalty of less than $20,000 per year; (vii) continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), in any such case that has an aggregate future liability to any person (other than the Company, the FUMI Share Trust or any of their respective subsidiaries) in excess of $100,000 and is not terminable by the Company, the FUMI Share Trust or any of their respective subsidiaries by notice of not more than 60 days for a penalty of less than $10,000; (viii) contract under which the Company, the FUMI Share Trust or any of their respective subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (including, but not limited to, employees and other than the Company, the FUMI Share Trust or any of their respective subsidiaries) in an amount in excess of $10,000; (ix) material contract providing for indemnification of any person with respect to liabilities relating to any current business of the Company, the FUMI Share Trust or any of their respective subsidiaries, other than such indemnifications made in the ordinary course of business; (x) power of attorney (other than any power of attorney given in the ordinary course of business); (xi) contract for the sale of any asset of the Company, the FUMI Share Trust or any of their respective subsidiaries (other than sales in the ordinary course of business) having a sales value in excess of $10,000; (xii) currency exchange, interest rate exchange, commodity exchange or similar contract other than with customers in the ordinary course of business; (xiii) policy of insurance provided by any party for the benefit of the Company, the FUMI Share

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Trust or their respective subsidiaries; or (xiv) other contract, agreement or arrangement (other than leases for real property) entered into other than in the ordinary course of business, requiring future payment or payments by the Company, the FUMI Share Trust or any of their respective subsidiaries in excess of $100,000 per year. With respect to all contracts listed on Section 6.10 of the Company Disclosure Schedule, except as otherwise disclosed on Section 6.10 of the Company Disclosure Schedule, such contracts are valid and binding against the Company, the FUMI Share Trust or their relevant respective subsidiaries in all material respects (except for those expired or terminated in accordance with their current terms) and the Company, the FUMI Share Trust or any of their respective subsidiaries is not and shall not be in material breach thereof or material default thereunder, and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a material breach or default, and, to the knowledge of the Company, the FUMI Share Trust or any of their respective subsidiaries, no other party to any such contract is or shall be (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Section 6.10 of the Company Disclosure Schedule lists all notes, mortgages, indentures, guarantees and other obligations and agreements and other instruments for or relating to any lending or borrowing (including assumed debt) of $10,000 or more by the Company, the FUMI Share Trust or any of their respective subsidiaries as of the date hereof or to which any assets of the Company, the FUMI Share Trust or any of their respective subsidiaries are subject (except with respect to any such lending or borrowing among the Company, the FUMI Share Trust or any of their respective subsidiaries) as of the date hereof. No officer-level employee has, except as disclosed in Section 6.10 of the Company Disclosure Schedule, since December 31, 2000 and prior to the date hereof received any notice of the intention of any party to terminate any material agreement set forth above under clauses (i) through (xiv). Except as disclosed in Section 6.10 of the Company Disclosure Schedule, the enforceability of each material agreement set forth above under clauses (i) through (xiv) shall not be affected in any manner by the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

   (c) The execution, delivery and performance of this Agreement by the Company and the FUMI Share Trust and the consummation of the transactions contemplated hereby shall not in any way affect that certain Lease Agreement by and between Frank M. Fauvre and Lillian S. Fauvre, lessors, and the German American Trust Company, an Indiana corporation, its successors and assigns, dated April 28, 1910 (the "CIRCLE TOWER LEASE").

   (d) Section 6.10 of the Company Disclosure Schedule sets forth (i) a list of all employment agreements to which the Company, the FUMI Share Trust or any of their respective subsidiaries is a party as of the date hereof having a remaining term of at least one year and requiring payments of base salary in excess of $100,000 per year or aggregate payments of base salary in excess of $200,000 and (ii) the number of severance and retention agreements with employees of the Company, the FUMI Share Trust or any of their respective subsidiaries as of the date hereof to which the Company, the FUMI Share Trust or any of their respective subsidiaries is a party and the approximate aggregate maximum amount of the payments that would be required to be made thereunder.

   SECTION 6.11. TAXES. (a) The Company, the FUMI Share Trust and their respective subsidiaries have (i) duly filed with the appropriate Governmental Authorities all returns, reports or similar statements (including any attached schedules) required to be filed with respect to any material Tax, including Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full any and all material Taxes shown as due on such Tax Returns. There are no material liens for Taxes upon any property or asset of the Company, the FUMI Share Trust or any of their respective subsidiaries, except for liens for Taxes not yet due or Taxes contested in good faith or reserved against in accordance with GAAP. There are no material unresolved issues of law or fact specifically set forth in writing in a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the Company, the FUMI Share Trust or any of their respective subsidiaries.

   (b) The Company is a real estate investment trust ("REIT") within the meaning of Section 856 of the Code and, to the Company's knowledge, the Company is a "domestically-controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code.

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   (c) As of the end of the Company's tax year ending at the Effective Time, the sum of (i) the net operating loss, if any, of the Company for such taxable year, within the meaning of Section 172(c) of the Code, plus (ii) any net operating loss carryovers of the Company from prior tax years, as specified in
Section 172(b) of the Code, shall be at least $15 million.

   (d) The Company shall have no (i) distribution requirement as of the Effective Time, under Section 857(a) of the Code, to qualify to be taxed as a REIT for the taxable year of the Company that shall end as of the Effective Time and to avoid the imposition of any federal income Tax, (ii) net income derived from any prohibited transactions (within the meaning of section 857(b)(6)) or (iii) net income from foreclosure property (within the meaning of 857(b)(4)).

   SECTION 6.12. EMPLOYEE BENEFIT PLANS; ERISA. (a) Section 6.12(a) of the Company Disclosure Schedule includes a complete list of each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or trustee of the Company, the FUMI Share Trust or any of their respective subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company, the FUMI Share Trust or any of their respective subsidiaries or to which the Company, the FUMI Share Trust or any of their respective subsidiaries contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit agreement, plan, program or policy (collectively, the "COMPANY PLANS").

   (b) With respect to each Company Plan, the Company, the FUMI Share Trust and their respective subsidiaries have delivered or made available to Gotham or its representatives a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.

   (c) Except as set forth in Section 6.12(c) of the Company Disclosure Schedule, as of the date hereof, (i) each of the Company, the FUMI Share Trust and their respective subsidiaries has no employees, (ii) all Company Plans have been terminated without obligation or other liability to the Company, the FUMI Share Trust, their respective subsidiaries (and each of the forgoing persons' respective successors and assigns) or to any person or governmental entity,
(iii) there are no employment agreements currently existing to which the Company, the FUMI Share Trust or their respective subsidiaries is a party, (iv) there have been no employment agreements to which the Company, the FUMI Share Trust or each of their respective subsidiaries was a party that have not been terminated pursuant to their terms, and (v) all obligations of such persons under any such terminated employment agreements have been satisfied in full. Further, except as set forth in Section 6.06(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company, the FUMI Share Trust nor their respective subsidiaries has any obligations or liabilities in respect of any employees that the Company, the FUMI Share Trust or their respective subsidiaries may have employed prior to the date hereof.

   (d) No Company Plan is intended to be qualified within the meaning of
Section 401(a) of the Code.

   (e) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company, the FUMI Share Trust and their respective subsidiaries have complied, and are now in compliance with, all provisions of ERISA, the Code and all laws and regulations applicable to the Company Plans and each Company Plan has been administered in all material respects in accordance with its terms; (ii) none of the Company, the FUMI Share Trust and their respective subsidiaries nor, to the knowledge of the Company, the FUMI Share Trust or their respective subsidiaries, any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject

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any of the Company Plans or their related trusts, the Company, the FUMI Share
Trust or any of their respective subsidiaries, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; and (iii) there are no pending or, to the Company's, the FUMI Share Trust's or their respective subsidiaries' knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Company Plans that could reasonably be expected to result in any liability of the Company, the FUMI Share Trust or any of their respective subsidiaries to any Company Plan participant, to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan or any Company Plan.

   (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any current or former employee, officer or trustee of the Company, the FUMI Share Trust or any of their respective subsidiaries.

   (g) No Company Plan is a Multiemployer Plan and neither of the Company nor any of its subsidiaries has at any time since October 1, 1998, contributed to or been obligated to contribute to, any Multiemployer Plan.

   SECTION 6.13. LABOR CONTROVERSIES. There are no controversies pending or, to the knowledge of the Company, threatened between the Company, the FUMI Share Trust or their respective subsidiaries and any representatives (including unions and any bargaining unit) of any of their respective employees that would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the FUMI Share Trust or their respective subsidiaries there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company, the FUMI Share Trust or their respective subsidiaries, except for such organizational efforts that would not reasonably be expected to have a Company Material Adverse Effect.

   SECTION 6.14. ENVIRONMENTAL MATTERS. To the knowledge of the Company, except as set forth in Section 6.14 of the Company Disclosure Schedule, and except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date hereof: (i) the Company, the FUMI Share Trust and their respective subsidiaries have conducted their respective businesses in compliance with all material applicable Environmental Laws, (ii) none of the properties owned or controlled by the Company, the FUMI Share Trust or any of their respective subsidiaries contains any Hazardous Substance as a result of any activity of the Company, the FUMI Share Trust or any of their respective subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since December 31, 2000, neither the Company, the FUMI Share Trust nor any of their respective subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Authority indicating that the Company, the FUMI Share Trust or any of their respective subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their respective businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, the FUMI Share Trust or their respective subsidiaries' threatened, against the Company, the FUMI Share Trust or any of their respective subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned or controlled by the Company, the FUMI Share Trust or any of their respective subsidiaries as a result of any activity of the Company, the FUMI Share Trust or any of their respective subsidiaries during the time such properties were owned, leased or operated by the Company, the FUMI Share Trust or any of their respective subsidiaries and
(vi) neither the Company, the FUMI Share Trust or their respective subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

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   SECTION 6.15.  INTELLECTUAL PROPERTY.  Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company, the FUMI Share Trust and their respective subsidiaries own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of the Company's, the FUMI Share Trust's or their respective subsidiaries' businesses as they are currently conducted, (ii) to the knowledge of the Company, the FUMI Share Trust or their respective subsidiaries the use of Intellectual Property by the Company, the FUMI Share Trust and their respective subsidiaries does not infringe on or other otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which the Company, the FUMI Share Trust or their respective subsidiaries acquired the right to use such Intellectual Property, (iii) to the knowledge of the Company, the FUMI Share Trust or their respective subsidiaries no third party is challenging, infringing on or otherwise violating any right of the Company, the FUMI Share Trust or their respective subsidiaries in the Intellectual Property, and (iv) neither the Company, the FUMI Share Trust nor any of their respective subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any material Intellectual Property used in and necessary for the conduct of the Company's, the FUMI Share Trust's or any of their respective subsidiaries' businesses as they are currently conducted, and to the Company's, the FUMI Share Trust's or their respective subsidiaries' knowledge, no Intellectual Property is being used or enforced by the Company in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of the Company's, the FUMI Share Trust's or their respective subsidiaries' businesses as they are currently conducted.

   SECTION 6.16. OPINION OF FINANCIAL ADVISOR. Duff & Phelps, LLC (the "COMPANY FINANCIAL ADVISOR"), retained by the Company as financial advisor to the Special Committee of the Board of Trustees of the Company, has delivered to the Special Committee of the Board of Trustees of the Company an opinion, a copy of which is attached as EXHIBIT H (the "FAIRNESS OPINION"), to the effect that as of February 12, 2002, the Cash Consideration to be received by the holders of the Company Common Shares (other than Gotham and its affiliates) is fair to such holders from a financial point of view.

   SECTION 6.17. BROKERS AND FINDERS. Neither the Company nor the FUMI Share Trust has entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of the Company to pay any investment banking fees, finder's fees or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor and Libra Securities, LLC.

                                  ARTICLE VII

                                   COVENANTS

   SECTION 7.01.  CONDUCT OF THE COMPANY'S BUSINESS PENDING THE
MERGERS. Except as (i) otherwise contemplated by this Agreement, (ii) required by law, (iii) disclosed in Section 7.01 of the Company Disclosure Schedule or
(iv) consented to in writing by Gotham (which shall not be unreasonably withheld or delayed), after the date hereof and prior to the Effective Time, the Company, the FUMI Share Trust and FUMI shall, and shall cause (or enter into any negotiations, contracts, agreements understandings or arrangements to cause) their respective subsidiaries to:

      (a) conduct their respective businesses in the ordinary course of business;

      (b) subject to applicable law and the fiduciary duties of the Company's Board of Trustees and FUMI's Board of Directors, take any action or refrain from taking any action, enter into any Contract or refrain from entering into any Contract or make any undertaking or refrain from making any undertaking, in each case as requested by Gotham in its sole discretion;

      (c) not (i) amend or propose to amend their respective Amended and Restated Declarations of Trust, certificates of incorporation or bylaws or equivalent organizational documents, (ii) split, combine or reclassify their outstanding equity, shares of beneficial interests or capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for (x) the payment of

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   dividends or distributions to the Company, the FUMI Share Trust or any of their respective subsidiaries by a direct or indirect subsidiary of the Company or the FUMI Share Trust, (y) regular quarterly cash dividends required on account of Company Preferred Shares, with usual declaration, record and payment dates in accordance with the Company's past dividend policy and as required under the terms of the Company Preferred Shares and
   (z) quarterly cash dividends on the Company Common Shares not to exceed $0.10 per Company Common Share;

      (d) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their equity, shares of beneficial interests or capital stock of any class or any debt or equity securities that are convertible into or exchangeable for such equity, shares of beneficial interests or capital stock, except that (i) the Company may issue Company Common Shares (A) upon exercise of Company Options outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (ii) of this clause (c) or the Company Preferred Shares and (B) upon exercise of Warrants outstanding on the date hereof, and (ii) the Company may grant Company Options pursuant to existing contractual relationships and as set forth in Section 7.01 of the Company Disclosure Schedule;

      (e) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than borrowings in the ordinary course of business or borrowings under the existing credit facilities of the Company or any of its subsidiaries as such facilities may be amended or replaced in a manner that does not have a Company Material Adverse Effect (the "EXISTING COMPANY CREDIT FACILITIES"), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its beneficial interests or any options, warrants or rights to acquire any shares of its beneficial interests or any security convertible into or exchangeable for shares of beneficial interests other than in connection with (A) the exercise of outstanding Company Options and Warrants pursuant to the terms of the Company Option Plans and the relevant written agreements evidencing the grant of Company Options and Warrants and (B) the redemption or elimination of the Company Options prior to the Effective Time, (iii) sell, pledge, dispose of or encumber any material assets or businesses other than (X) pledges or encumbrances pursuant to Existing Company Credit Facilities or other permitted borrowings or (Y) sales or dispositions of businesses or assets by the Company, the FUMI Share Trust or their respective subsidiaries to a subsidiary of the Company or as may be required by applicable law, (iv) discharge, make any payments on account of or settle any Action or otherwise waive any rights with respect to any Action or (v) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

      (f) use reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present senior officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them;

      (g) except as otherwise provided in the Company Disclosure Schedule, not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any trustees, officers or employees, except pursuant to (i) applicable law, (ii) the ordinary course of business or (iii) previously existing contractual arrangements or policies;

      (h) not materially increase the salary or monetary compensation of any senior officer or employee whose current base salary is in excess of $25,000 as of the date hereof, except for increases in the ordinary course of business or except pursuant to previously existing contractual arrangements;

      (i) not adopt, enter into or amend to materially increase benefits or obligations of any Company Plan, except (i) in the ordinary course of business, (ii) any of the foregoing involving any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after the date hereof, (iii) as required pursuant to existing contractual arrangements or this Agreement or (iv) as required by applicable law;

      (j) not make any capital or other expenditures or enter into any binding commitment or contract to make such expenditures;

      (k) not take any action or make any undertaking that would cause the Conversion Price to change;

      (l) not enter into any contract or commitment (i) providing for sales by the Company, the FUMI Share Trust or any of their respective subsidiaries or
   (ii) providing for purchases by the Company, the FUMI Share Trust or any of their respective subsidiaries;

      (m) not make any material Tax election, settle any material Tax claim or assessment, surrender any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or, in the case of the Company, take any action or fail to take any action that would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a REIT for federal income tax purposes, in each case to the extent that such action or inaction would be expected to have an adverse effect on the Company or the FUMI Share Trust; and

      (n) not discharge, settle or pay off any claims, liabilities or obligations of any kind or any nature.

   SECTION 7.02. CERTAIN ADJUSTMENT OF CONSIDERATION. Anything contained herein to the contrary notwithstanding, at any time prior to the Registration Statement Effective Date, if (i) any required consents, approvals or similar clearances with respect to the Notes (collectively, the "NOTE CONSENTS") cannot be obtained by the Company and/or Gotham or GGC (directly or by and on behalf of each of their respective affiliates) or (ii) the issuance of Notes in connection with the transactions contemplated hereby shall materially delay the consummation of the transactions contemplated hereby other than the issuance of Notes, then, in each case the Merger Consideration shall be adjusted to eliminate the Note Election (and any other provisions hereof relating to Notes shall be completely ineffective) (such election, the "ADJUSTMENT EVENT"). In the event of an Adjustment Event, and subject to Section 7.02, (i) the Cash Amount shall be adjusted to an amount equal to $2.55 less the Aggregate Holdback; (ii) the Gotham Note Payment and Post-Closing Note Redemption shall no longer be required; and (iii) any and all undertakings, terms or conditions contemplated by the Note Terms shall no longer be required or effective.

   SECTION 7.03. PREPARATION OF SOLICITATION DOCUMENTATION AND PROXY STATEMENT-PROSPECTUS; COMPANY MEETING. (a) In connection with the Company Meeting and the transactions contemplated hereby, the Company (and to the extent required by applicable law, including the Securities Act and the Exchange Act, the other parties) shall (i) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC, and thereafter mail to its shareholders as promptly as practicable (X) the Proxy Statement-Prospectus and (Y) to the extent required, the Solicitation Documentation, and, in each case, any amendments or supplements thereto and all other proxy materials for such meeting, (ii) use its commercially reasonable efforts (including postponing or adjourning the Company Meeting to solicit additional proxies) to obtain the necessary approvals by holders of Company Common Shares for the FUR Merger, this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting and the Solicitation Documentation. The Company (and to the extent applicable, the other parties) shall provide the other parties and their respective legal counsel and financial advisors with sufficient opportunity to review the form and substance of the Solicitation Documentation (including any amendments or supplements thereto) prior to filing such with the SEC. The Company (and to the extent applicable, the other parties) shall provide to the other parties copies of any comments and descriptions of any oral communications received from the SEC in connection therewith. Subject to Section 7.03(b), the Proxy Statement-Prospectus shall contain the unqualified recommendation of the Board of Trustees of the Company that the holders of Company Common Shares vote in favor of the approval and adoption of the FUR Merger, this Agreement and the transactions contemplated hereby.

   (b) The Company shall, as soon as practicable following the date the Registration Statement of which the Proxy Statement-Prospectus forms a part is declared effective by the SEC, duly call, give notice of, convene and hold a Company Meeting for the purpose of seeking the Company Shareholder Approval. Each of the parties shall use its respective reasonable efforts to take such steps as are necessary to hold the Company Shareholders Meeting within 150 days of the date of this Agreement. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first two sentences of this Section 7.03(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (defined below). Anything contained herein to the contrary notwithstanding, it is understood by the parties that, except as otherwise required by applicable law, the Company Board of Trustees shall not be required to give a recommendation as to the election with respect to the Note Election or the exercise of Subscription Rights.

   SECTION 7.04. NO SOLICITATION. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, other than with respect to Gotham, the Company and the FUMI Share Trust shall not, and the Company and the FUMI Share Trust shall not knowingly permit any trustee, director, officer, agent or employee of the Company, the FUMI Share Trust, or any attorney, accountant, investment banker, financial advisor or other agent retained by the Company, the FUMI Share Trust or any of their respective subsidiaries, to (i) initiate, solicit or encourage any inquiry, proposal or offer to acquire any interest in, dispose of or otherwise result in a change of control of the Company or any of its assets (including all or substantially all of the business, properties, assets or beneficial interest of the Company), whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "ACQUISITION TRANSACTION"), (ii) engage in negotiations or discussions concerning an Acquisition Transaction,
(iii) provide nonpublic or confidential information to facilitate an Acquisition Transaction or (iv) agree to recommend any unsolicited BONA FIDE written offer or proposal with respect to a potential or proposed Acquisition Transaction (an "ACQUISITION PROPOSAL").

   (b) The provisions of paragraph (a) above or any other provision of this Agreement notwithstanding, prior to the Effective Time, the Company, the FUMI Share Trust and FUMI may, in response to an Acquisition Proposal from a corporation, partnership, person or other entity or group (a "POTENTIAL ACQUIROR") that the Company's Board of Trustees determines, after consultation with its independent financial advisor and legal counsel, could reasonably be expected to lead to a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquiror. For purposes of this Agreement, "SUPERIOR PROPOSAL" means a BONA FIDE Acquisition Proposal made by a Potential Acquiror (i) to acquire, for consideration consisting of cash or publicly traded securities, more than 90% of the Company Common Shares or all or substantially all of the assets of the Company, the FUMI Share Trust and their respective subsidiaries and (ii) that the Company's Board of Trustees determines, in good faith and after consultation with its independent financial advisor and legal counsel, would be more favorable to the holders of the Company Common Shares than the Mergers, this Agreement and the transactions contemplated hereby and for which financing, to the extent required, is then committed or that, in the good faith judgment of the Company's Board of Trustees, is reasonably capable of being obtained.

   (c) The Company shall promptly notify Gotham after receipt of any Acquisition Proposal (and in any event prior to any determination of the Company's Board of Trustees in respect of any such Acquisition Proposal). Such notice to Gotham shall indicate in reasonable detail the identity of the Potential Acquiror and the material terms and conditions of such Acquisition Proposal, to the extent known.

   (d) Nothing contained in this Section 7.04 or any other provision of this Agreement shall prohibit the Company, the Company's Board of Trustees, the FUMI Share Trust, FUMI or FUMI's Board of Directors (or any trustee, director, officer, agent or employee of the foregoing) from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Company's Board of Trustees, the Trustee of the FUMI Share Trust or FUMI's Board of Directors, as the case may be, in each case after consultation with outside counsel, is required under applicable law.

   SECTION 7.05. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Except for competitively sensitive information as to which access, use and treatment is subject to applicable law, the Company, the FUMI Share Trust and their respective subsidiaries shall afford to the other parties and their respective accountants, counsel, financial advisors and other representatives reasonable access during normal business hours upon reasonable notice throughout the period from the date hereof through the Effective Time to their respective properties, books, Contracts, commitments and records and, during such period, shall furnish promptly such information concerning their businesses, properties and personnel as such parties shall reasonably request (including for purposes of determining the Escrow Amount); PROVIDED, HOWEVER, that such investigation shall not unreasonably disrupt the Company's, the FUMI Share Trust's or their respective subsidiaries' operations. All nonpublic information provided to, or obtained by, Gotham or its Representative (as defined in the Confidentiality Agreement) in connection with the transactions contemplated hereby shall be "Confidential Information" for purposes of the Confidentiality Agreement dated August 9, 2001 between Gotham and the Company (the "CONFIDENTIALITY AGREEMENT"), the terms of which shall continue in force until the Effective Time; PROVIDED that Gotham, GGC and the Company may disclose such information as may be necessary in connection with seeking the GGP Required Approvals, the Company Required Approvals and the Company Shareholder Approval. The foregoing notwithstanding, the Company, the FUMI Share Trust and their respective subsidiaries shall not be required to provide any information which it reasonably believes it may not provide to the other parties by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company, the FUMI Share Trust or any of their respective subsidiaries is required to keep confidential by reason of contract, agreement or understanding with third parties; PROVIDED, HOWEVER, that in the event the Company, the FUMI Share Trust or their respective subsidiaries do not provide such information, each shall provide, in writing, to the party requesting such information, the reason or reasons for its refusal to provide such information.

   (b) The foregoing notwithstanding, the Company shall promptly advise Gotham, GGC and GGP orally and in writing of any change, circumstance or event that, individually or in the aggregate, has caused or could reasonably be expected to cause any of the representations and warranties of the Company and the FUMI Share Trust on behalf of themselves and their respective subsidiaries contained in this Agreement not to be true and correct in all material respects at or as of the Effective Time, as though made at and as of such time (or, if made as of a specific date, at and as of such date).

   SECTION 7.06. POST-CLOSING NOTE REDEMPTION. Subject to applicable law, and as set forth more fully in the Note Terms in EXHIBIT C, any Notes issued to any former holder of Company Common Shares who exercised his or her Note Election to receive Notes as part of such holder's Merger Consideration (but excluding the Notes issued to any holder in connection with such holder's exercise of his or her Shareholder Note Purchase Right) shall automatically be redeemed by the issuer of the Notes (the "POST-CLOSING NOTE REDEMPTION") ninety (90) days from and after the Closing Date (the "REDEMPTION TIME"), at a price equal to $60.91 per Note, without interest, unless prior to the Redemption Time, such former holder affirmatively elects to retain ownership of his or her Notes (such redeemed Notes, the "REDEEMED NOTES"). Immediately after the redemption of any Redeemed Notes, Gotham shall purchase from the issuer of the Notes, and the issuer of the Notes shall sell, convey, assign, transfer and deliver to Gotham, such Redeemed Notes at a price equal to $60.91 per Note, which shall be deemed to be fully paid and nonassessable.

   SECTION 7.07. SECTION 16 MATTERS. Prior to the Effective Time, the parties shall take all steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) by each individual who is or will be subject to the reporting requirements of
Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

   SECTION 7.08. PUBLIC ANNOUNCEMENTS. Other than with respect to any public announcement made by the Company in connection with Section 7.04, the parties shall consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NYSE, shall not issue any such press release or make any such public statement prior to such consultation; PROVIDED, HOWEVER, that each of Gotham and the

Company may issue a press release or make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by the parties; PROVIDED FURTHER that, subject to applicable law, in connection with the transactions contemplated hereby, Gotham, GGP, and their respective legal and financial advisors shall be permitted to engage in "road show" or similar and related activities in respect of the Subscription Rights or any equity offering in respect of the Surviving Corporation, without prior approval or review on the part of the Company.

   SECTION 7.09. EXPENSES AND FEES. Except as otherwise provided herein (including in the following two sentences), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, including fees for accountants, lawyers, financial advisors, contractors and consultants. The foregoing notwithstanding, the Company shall promptly reimburse Gotham and its affiliates and GGP and its affiliates for their reasonable and documented out-of-pocket expenses (including fees for accountants, lawyers, financial advisors, contractors and consultants) incurred in connection with this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated pursuant to Sections 9.01(b)(ii), 9.01(c) (other than with respect to any matter described in Section 7.09 of the Gotham Disclosure Schedule), 9.01(d) or 9.01(e). Furthermore, notwithstanding the first sentence of this Section 7.09, in the event that the Mergers and the transactions contemplated hereby are consummated, the transaction costs related to the Mergers, the Contribution, this Agreement and the transactions contemplated hereby shall be borne by the Surviving Corporation, and accordingly the Surviving Corporation shall promptly reimburse the parties and their affiliates for their respective reasonable expenses incurred in connection with the Mergers, the Contribution, this Agreement and the transactions contemplated hereby, including fees for accountants, counsel, investment bankers, and financial advisors and consultants.

   SECTION 7.10. AGREEMENT TO COOPERATE. (a) Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Gotham, GGP, the Company, the FUMI Share Trust and their respective subsidiaries (including any amendment, supplement or change of such material contractual relationships reasonably necessary to effect the Mergers, this Agreement and the transactions contemplated hereby), all necessary or appropriate waivers, consents, permits and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to consummation of the Mergers (and, in such case, to proceed with the consummation of the Mergers as expeditiously as possible), including through all possible appeals; PROVIDED, HOWEVER, notwithstanding any other provision of this Agreement, except as set forth in Section 7.10(a)(1) of the Gotham Disclosure Schedule (such matters set forth therein, the "SHARED COSTS"), nothing herein shall require Gotham, Sub, GGC or GGP or any of their respective subsidiaries or affiliates to make any out-of-pocket expenses, accrue any liability for its account or make any accommodation or concession to the Company, the FUMI Share Trust, FUMI or any third party (including Governmental Authorities) in connection with this
Section 7.10. Except as set forth in Section 7.10(a)(2) of the Gotham Disclosure Schedule (such matters set forth therein, the "DUE AUTHORIZATIONS") or as otherwise provided in Article VIII hereof, there are no waivers, consents, permits and approvals that are conditions to consummation of the transactions contemplated hereby.

   (b) In addition to and without limitation of the foregoing, each of the parties hereto, to the extent applicable, undertakes and agrees to file (and each party agrees to cause any person or entity that may be deemed to be the ultimate parent entity or otherwise to file, if such filing is required by applicable law) as soon as practicable, any form or report required by any other governmental agency relating to antitrust matters. Each of the parties hereto, to the extent applicable, shall (and, in each case, shall cause any such parent entity to) respond as promptly as practicable to any inquiries or requests received from any federal, state, local or other governmental authority or regulatory agency, commission, department or other governmental subdivision, court, tribunal or body (each, a "GOVERNMENTAL AUTHORITY") for additional information or documentation. Each of the parties hereto shall take all reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Effective Time to occur as soon as reasonably practicable. Each party shall (i) promptly notify the other party of any written communication to that party or its affiliates from any Governmental Authority and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its affiliates to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Mergers unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and
(iii) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members of their respective staffs on the other hand, with respect to this Agreement and the Mergers.

   SECTION 7.11. TRUSTEES' AND OFFICERS' INDEMNIFICATION. (a) Provided that any funds available pursuant to that certain Escrow Agreement, dated as of May 22, 1998, by the Company, FUMI and National City Bank (the "ESCROW AGREEMENT"), have been utilized to the fullest extent possible, the Surviving Corporation shall, to the fullest extent permitted by law, honor all of the Company's and FUMI's obligations to indemnify and hold harmless (whether pursuant to the Company's Amended and Restated Declaration of Trust, Bylaws, individual indemnity agreements, applicable laws or otherwise), including, if applicable, any obligations to advance funds for expenses, each present and former trustee, director, officer, employee and agent of the Company or FUMI and each person who served as a trustee, director, officer, member, trustee or fiduciary of another corporation, partnership, limited liability company, joint venture, trust, pension or other employee benefit plan or enterprise, including the FUMI Share Trust, FUMI and FUMI's subsidiaries (each, together with such person's heirs, executors or administrators, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "ACTION"), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time or the Mergers or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In the event of any such Action, the parties hereto shall cooperate with the Indemnified Party in the defense of any such Action; PROVIDED that no out-of-pocket expense is required on account of such cooperation.

   (b) The Surviving Corporation shall purchase a tail insurance policy to the current policies of trustees' and officers' liability insurance maintained by the Company for a period of at least three (3) years with respect to matters arising on or before the Effective Time.

   (c) The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.11.

   (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company's, the FUMI Share Trust's, FUMI's or their respective subsidiaries' Amended and Restated Declarations of Trust, Bylaws, individual indemnity agreements, certificates of incorporation, any other indemnification arrangement, applicable law or otherwise. The provisions of this Section 7.11 shall survive the consummation of the Mergers and, anything else contained herein notwithstanding, expressly are intended to benefit each of the Indemnified Parties.

   (e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.11.

   SECTION 7.12. SUPPLEMENTAL INDENTURE. The Surviving Corporation shall execute a supplemental indenture substantially in the form of EXHIBIT I (the "SECOND SUPPLEMENTAL INDENTURE"), effective at the Effective Time, by which (i) GGC shall assume the debt obligations of the Company issued under the terms of the indenture, dated as of October 1, 1993 and supplemented by the first supplemental indenture dated as of July 31, 1998, relating to the Company Debt (the "COMPANY DEBT INDENTURE"), in the manner and to the extent required by the Company Debt Indenture; and (ii) GGC shall designate, or shall cause to be designated, a trustee to the Company Debt Indenture (such trustee, the "INDENTURE TRUSTEE"), where (x) such Indenture Trustee may or may not be the current trustee to the Company Debt Indenture; and (y) such Indenture Trustee is acceptable to the Company in its reasonable discretion.

   SECTION 7.13. MARKET LISTING. The parties agree to cooperate and use their respective commercially reasonable efforts to have the Underlying Shares listed on a national securities exchange, authorized to be quoted in an inter-dealer quotation system of a registered national securities association or an over-the-counter market. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the foregoing.

   SECTION 7.14.  CERTAIN ACTIONS AND UNDERTAKINGS BY THE FUMI SHARE
TRUST. The FUMI Share Trust acknowledges and agrees that, upon the consummation of the transactions contemplated hereby, it shall terminate by its own terms and, to the extent that it does not terminate by its own terms, the trustee or trustees of the FUMI Share Trust shall take such actions and/or undertakings as are necessary to terminate the FUMI Share Trust (including any amendment of the FUMI Share Trust's Amended and Restated Declaration of Trust, as amended).

   SECTION 7.15. ADVICE OF CHANGES. After due inquiry by the Company, its auditors and management of VenTek, and prior to the determination of the Escrow Amount, the Company shall promptly advise Gotham in writing of (i) any change, fact, circumstance, condition or event that has had or could reasonably be expected to have a Company Material Adverse Effect, (ii) any failure of the Company, the FUMI Share Trust, FUMI or their respective subsidiaries to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder or (iii) any change, fact, circumstance, condition or event that could have an effect on the determination of the Escrow Amount pursuant to
Section 2.14.

   SECTION 7.16. AFFILIATES. The Company (i) has disclosed in Section 7.16 of the Company Disclosure Schedule, all persons who are, or may be, as of the date hereof its "affiliates" for purposes of Rule 145 under the Securities Act, and
(ii) shall use its commercially reasonable efforts to cause each person who is identified as its "affiliate" in Section 7.16 of the Company Disclosure Schedule to deliver to Gotham and the Surviving Corporation as promptly as practicable but in no event later than 10 days prior to the Closing Date, a signed agreement in respect of any such "affiliate" substantially in the form attached as EXHIBIT J (the "AFFILIATE LETTER"). The Company shall notify Gotham and the Surviving Corporation from time to time of any other person who then is, or may be, such an "affiliate" and use its commercially reasonable efforts to cause each additional person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 7.16.

   SECTION 7.17. CREATION OF GOLF LLC. Prior to the Contribution, GGC shall create Golf LLC, which shall be duly organized and validly existing under the laws of the state of its formation and shall have the requisite power and authority to execute and consummate the transactions required herein pertaining to Golf LLC.

   SECTION 7.18. PURCHASE OF UNDERLYING SHARES. In connection with the transactions contemplated hereby, Gotham agrees to (i) cause Underlying Shares (issued not later than the Effective Time) to be purchased from

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

GGC (either in connection with this Agreement or otherwise) or (ii) have Subscription Rights exercised (including in connection with (A) the exercise by any holder of Company Common Shares of his or her Basic Subscription Privilege or Oversubscription Privilege or (B) GGC's exercise of its Over-allotment Right), in any case such that Underlying Shares (issued not later than the Effective Time) are purchased from GGC, for an aggregate cash purchase price of at least $10,000,000. For the purpose of clarity, it is acknowledged and agreed that Gotham shall be deemed to have complied with the foregoing sentence whether the subject Underlying Shares are purchased directly by Gotham, its affiliates, any third party or otherwise.

                                 ARTICLE VIII

                  CONDITIONS TO THE MERGERS AND CONTRIBUTION

   SECTION 8.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The respective obligations of the parties to consummate the Mergers and the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

      (a) the FUR Merger, this Agreement and the transactions contemplated hereby shall have been approved and adopted by no less than a majority vote of Company Common Shares;

      (b) each of the parties, to the extent applicable to such party, shall have executed and delivered all of the documents necessary or required to effect the Mergers and the transactions contemplated hereby, including the Exhibits substantially in the forms attached hereto, which include (i) the Restated GGP Agreements; (ii) the Equityholders Agreement; (iii) the Second Supplemental Indenture; (iv) the Affiliate Letter; (v) the Certificates of Merger and (vi) the Escrow Arrangement (including depositing of funds related thereto as required pursuant to the terms hereof); and the Company, Gotham, GGP and Stephen J. Garchik shall have performed all of their respective obligations pursuant to that certain letter agreement, dated as of the date hereof, by and among the Company, Gotham, GGP and Stephen J. Garchik;

      (c) no judgment, injunction, order or decree of a court or Governmental Authority or authority of competent jurisdiction shall be in effect which has the effect of making the Mergers or the transactions contemplated hereby illegal or otherwise restraining or prohibiting the consummation of the Mergers or the transactions contemplated hereby (subject to the terms of this Agreement, each party agreeing to use its reasonable commercial efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted);

      (d) (i) any waiting period applicable to consummation of the Mergers under the applicable antitrust law shall have expired or terminated, (ii) all necessary and any material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers relating to the Mergers and the transactions contemplated hereby (and, subject to Section 7.02 hereof, any securities to be issued in connection with this Agreement and the transactions contemplated hereby) shall have been obtained from Governmental Authorities (including any required filings, registrations or notices required by any State's Blue Sky laws, all material Gotham Required Approvals, GGP Required Approvals and Company Required Approvals listed on Sections 4.02, 5.05 and 6.04 of the Gotham Disclosure Schedule, GGP Disclosure Schedule and Company Disclosure Schedule, respectively, and indicated therein as being a condition to the Closing shall have been filed, made or obtained, as the case may be), and (iii) the SEC shall have declared the Proxy Statement-Prospectus effective; no stop order suspending the effectiveness of the Proxy Statement-Prospectus or any part thereof shall have been issued and be in effect; and no proceeding for that purpose, and no similar proceeding with respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC and not concluded or withdrawn; and

      (e) each of the Due Authorizations shall have been obtained.

   SECTION 8.02. CONDITIONS TO THE OBLIGATIONS OF GOTHAM, GGP, FGPI, FGA, GGC AND SUB. The obligations of Gotham, GGP, FGPI, FGA, GGC and Sub to consummate the Mergers are subject to the satisfaction of the following further conditions:

      (a) the Company, the FUMI Share Trust, FUMI and their respective subsidiaries shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time (including the Company's obligations under Sections 7.15 and 2.14);

      (b) the representations and warranties of the Company, the FUMI Share Trust, FUMI and their respective subsidiaries contained in this Agreement shall be true and correct at and as of the Effective Time as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to amount, individually or in the aggregate, to a monetary liability greater than or equal to $65 million; PROVIDED, HOWEVER, that the representations and warranties of the Company, the FUMI Share Trust, FUMI and their respective subsidiaries set forth in Sections 6.02, 6.04(a), 6.04(b)(i), (ii) and (iii) (and, in the case of 6.04(b)(ii) and (iii), without reference to whether a breach of such representation and warranty is reasonably expected to have a Company Material Adverse Effect) and 6.10(c) shall be true and correct in all respects;

      (c) Gotham shall have received a certificate signed on behalf of the Company, the FUMI Share Trust and FUMI by an executive officer or trustee, as the case may be, of each of the foregoing indicating that the conditions provided in Section 8.02(a) and (b) have been satisfied; and

      (d) Gotham shall have received from Wachtell, Lipton, Rosen & Katz, counsel to Gotham, a written opinion, dated the Closing Date, to the effect that for federal income Tax purposes the Contribution shall constitute an exchange described in Section 351(a) or 351(b) of the Code. In rendering such opinion, counsel to Gotham shall be entitled to rely on customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Gotham.

   SECTION 8.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company, the FUMI Share Trust and FUMI to consummate the Mergers are subject to the satisfaction of the following further conditions:

      (a) each of Gotham, GGP, FGPI, FGA, GGC and Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

      (b) the representations and warranties of Gotham, GGP, FGPI, FGA, GGC and Sub contained in this Agreement shall be true and correct at and as of the Effective Time, as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to materially impair, delay or prevent consummation of the Mergers or the transactions contemplated hereby; and

      (c) the Company shall have received separate certificates signed on behalf of Gotham and GGP, respectively, by an authorized signatory indicating that the conditions pertaining to Gotham and GGP respectively in Sections 8.03(a) and (b) have been satisfied.

                                  ARTICLE IX

                                  TERMINATION

   SECTION 9.01. TERMINATION. This Agreement may be terminated and the Mergers contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by holders of Company Common Shares):

      (a) by mutual written consent of the Company and Gotham;

      (b) by either Gotham or the Company:

          (i) if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action is or shall have become final and nonappealable; or, if any necessary and material registration, filing, application, notice, consent, approval, order, qualification and waiver relating to the Mergers and the transactions contemplated hereby (and, subject to Section 7.02, any securities to be issued in connection with this Agreement and the transactions contemplated hereby) has not been obtained from Governmental Authorities (including any required filing, registration or notice required by any State's Blue Sky laws); or

          (ii) if there is a failure of the occurrence of the conditions provided in Section 8.01(a);

      (c) by Gotham if there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that (i) would result in a failure of a condition set forth in Section 8.02(a) or (b) and (ii) cannot be cured prior to November 30, 2002; PROVIDED, HOWEVER, that at the time of termination Gotham and its respective affiliates are not in breach of any material representation, warranty or covenant contained in this Agreement;

      (d) by Gotham, if the Board of Trustees of the Company shall have withdrawn or adversely amended in any material respect its approval or recommendation of the FUR Merger, this Agreement or the transactions contemplated hereby (other than the exercise of Subscription Rights or the Note Election) to the Company's shareholders, it being understood that neither (i) disclosure of any competing proposal that is not being recommended by the Board of Trustees of the Company nor (ii) disclosure of any facts or circumstances, together with a statement that the Board of Trustees of the Company continues to recommend approval and adoption of the FUR Merger and this Agreement, shall be considered to be a withdrawal or adverse amendment in any material respect of such approval or recommendation;

      (e) by the Company, after giving Gotham 96 hours' prior written notice of its receipt of an Acquisition Proposal, in order to enter into a definitive agreement providing for an Acquisition Transaction which is a Superior Proposal, PROVIDED that (i) the Company Meeting has not yet occurred and
   (ii) the Company has first complied with the provisions of Section 7.09; or

      (f) by the Company, if there has been a material breach by Gotham, GGP, FGA, FGPI, GGC or Sub of any representation, warranty, covenant or agreement contained in this Agreement that (i) would result in a failure of a condition set forth in Section 8.03(a) or (b) and (ii) cannot be cured prior to November 30, 2002; PROVIDED, HOWEVER, that at the time of termination the Company, the FUMI Share Trust and their respective affiliates are not in breach of any material representation, warranty or covenant contained in this Agreement.

The party desiring to terminate this Agreement pursuant to Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other parties.

                                   ARTICLE X

                                 MISCELLANEOUS

   SECTION 10.01. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Gotham or the Company prior to the Effective Time pursuant to the provisions of Section 9.01, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of the parties or their respective officers, trustees or directors (except as set forth in the second sentence of Section 7.05(a), Sections 7.08 and 7.09, all of which shall survive the termination). Nothing in this Section 10.01 shall relieve any party from liability for any willful, fraudulent or material breach of any covenant or agreement of such party contained in this Agreement.

   SECTION 10.02. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after such time.

   SECTION 10.03. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) if and when received or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   If to the Company, the FUMI Share Trust or FUMI to:

      Imowitz Koenig & Company
      125 Park Avenue
      14th Floor
      New York, New York 10017
      Attention: Neil Koenig
      Facsimile: (212) 818-1161

      with copies to:

      Hahn, Loeser & Parks LLP
      3300 BP Tower
      200 Public Square
      Cleveland, Ohio 44114-2301
      Attention: F. Ronald O'Keefe, Esq.
      Facsimile: (216) 241-2824

      and

      Shaw Pittman LLP
      2300 N Street, N.W.
      Washington, District of Columbia 20037
      Attention: Thomas H. McCormick, Esq.
      Facsimile: (202) 663-8007

   If to GGP, FGPI, FGA, Sub or the Surviving Corporation to:

      Gotham Golf Partners, L.P.
      575 East Chocolate Avenue
      Hershey, Pennsylvania 17033
      Attention: William Leahy, Esq.,
               General Counsel
      Facsimile: (703) 830-5026

   with copies to:

      Hale and Dorr, LLP
      1445 Pennsylvania Avenue, N.W.
      Washington, District of Columbia 20004
      Attention: Steven S. Snider, Esq.
      Facsimile: (202) 942-8484

   If to Gotham or GGC to:

      Gotham Partners, L.P.
      110 East 42nd Street
      New York, New York 10017
      Attention: David S. Klafter, Esq.,
               General Counsel
      Facsimile: (212) 286-1133

   with copies to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019-6150
      Attention: Adam O. Emmerich, Esq.
      Facsimile: (212) 403-2000

   SECTION 10.04. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the trustees, directors and executive officers of the Company, the FUMI Share Trust and their respective subsidiaries, GGP and Gotham, as the case may be, (iii) "requirement of Law" or "applicable law" shall mean any federal, state, county or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority, (iv) the words "subsidiary" or "subsidiaries", with respect to any party, shall mean any corporation, trust, partnership, limited liability company, joint venture or other legal entity, whether incorporated or unincorporated, of which (X) such party or any other subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or (Y) at least a majority of the securities or other interests, which have by their terms ordinary voting power to elect or appoint a majority of the Board of Directors or others performing similar functions with respect to such corporation, trust, limited liability company, joint venture or other entity, as applicable, is directly or indirectly owned or controlled by such party or by any one or more of such party's subsidiaries, and (v) any reference to an Article or a Section shall mean such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   SECTION 10.05. MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein or attached as Exhibits or Schedules) shall not be assigned by operation of law, succession in interest or otherwise. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other Courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other Courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS,

INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

   SECTION 10.06. COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   SECTION 10.07. AMENDMENTS; EXTENSIONS. (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Trustees, Boards of Directors or similar authoritative body, at any time before or after the Company Shareholder Approval has been obtained; PROVIDED that, after the Company Shareholder Approval has been obtained, there shall be made no amendment that by law requires further approval by holders of Company Common Stock without the further approval of such holders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   (b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Trustees, Boards of Directors or similar authoritative body, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein; PROVIDED that after the Company Shareholder Approval has been obtained, there shall be made no waiver that by law requires further approval by holders of Company Common Stock without the further approval of such holders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

   SECTION 10.08. ENTIRE AGREEMENT. This Agreement (including the Company, GGP and Gotham Disclosure Schedules and Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of
Section 8.11, which are intended for the benefit of the Company's former and present officers, trustees, employees and agents.

   SECTION 10.09. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

   SECTION 10.10. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

   SECTION 10.11. NO ADMISSION. Nothing herein shall be deemed an admission by the parties in any Action or proceeding by or on behalf of a third party, that such third party is not in breach or violation of, or in default in, the performance or observance of any term or provision of any contract, agreement or understanding.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  FIRST UNION REAL ESTATE EQUITY AND
                                  MORTGAGE INVESTMENTS

                                  By:  /s/  Daniel J. Altobello
                                       -----------------------------------
                                       Name:  Daniel J. Altobello
                                       Title: Trustee

                                  THAT CERTAIN OHIO TRUST, declared as
                                  of October 1, 1996, by Adolph Posnick,
                                  Trustee

                                  By:  /s/  Adolph Posnick
                                       -----------------------------------
                                       Name:  Adolph Posnick
                                       Title: Trustee

                                  FIRST UNION MANAGEMENT, INC.

                                  By:  /s/  Adolph Posnick
                                       ------------------------------
                                       Name:  Adolph Posnick
                                       Title: Chairman

                                  GGC MERGER SUB, INC.

                                  By:  /s/  William F. Leahy
                                       -----------------------------
                                       Name:  William F. Leahy
                                       Title: President

                                  GOTHAM PARTNERS, L.P.

                                  By:  Section H Partners,
                                        L.P., its general partner

                                  By:  Karenina Corporation, a
                                        general partner of Section
                                        H Partners, L.P.

                                  By:  /s/  William A. Ackman
                                       -----------------------------
                                       Name:  William A. Ackman
                                       Title: President

                                  GOTHAM GOLF CORP.

                                  By:  /s/  William F. Leahy
                                       -----------------------------
                                       Name:  William F. Leahy
                                       Title: President

                                             FLORIDA GOLF PROPERTIES, INC.

                                             By:      /s/  John Caporaletti
                                                  ------------------------------
                                                  Name: John Caporaletti
                                                  Title: President

                                              FLORIDA GOLF ASSOCIATES, L.P.

                                              By:   GGP, Inc., its general
                                                     partner

                                              By:    /s/  Stephen J. Garchik
                                                  -----------------------------
                                                  Name: Stephen J. Garchik
                                                  Title: President

                                              GOTHAM GOLF PARTNERS, L.P.

                                              By:   Florida Golf Properties,
                                                     Inc., its general partner

                                              By:     /s/  John Caporaletti
                                                  -----------------------------
                                                  Name: John Caporaletti
                                                  Title: President

                                                                     APPENDIX B

                                AMENDMENT NO. 1

                          DATED AS OF APRIL 30, 2002

                                      TO

                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

                         DATED AS OF FEBRUARY 13, 2002

                                 BY AND AMONG

           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS,

           THAT CERTAIN OHIO TRUST, DECLARED AS OF OCTOBER 1, 1996,
                          BY ADOLPH POSNICK, TRUSTEE,

                         FIRST UNION MANAGEMENT, INC.,

                             GGC MERGER SUB, INC.,

                            GOTHAM PARTNERS, L.P.,

                          GOTHAM GOLF PARTNERS, L.P.,

                        FLORIDA GOLF ASSOCIATES, L.P.,

                        FLORIDA GOLF PROPERTIES, INC.,

                                      AND

                               GOTHAM GOLF CORP.

                              AMENDMENT NO. 1 TO
                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

   This AMENDMENT NO. 1 (this "AMENDMENT"), dated as of April 30, 2002 to the Agreement and Plan of Merger and Contribution, dated as of February 13, 2002 (the "AGREEMENT"), by and among First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (the "COMPANY"), that certain Ohio trust, declared as of October 1, 1996, by Adolph Posnick, trustee (the "FUMI SHARE TRUST"), First Union Management, Inc., a Delaware corporation ("FUMI"), Gotham Partners, L.P., a New York limited partnership ("GOTHAM"), Gotham Golf Partners, L.P., a Delaware limited partnership ("GGP"), Gotham Golf Corp., a Delaware corporation and wholly owned subsidiary of GGP ("GGC"), GGC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GGC ("SUB"), Florida Golf Properties, Inc., a Florida corporation and the sole general partner of GGP ("FGPI"), and Florida Golf Associates, L.P., a Virginia limited partnership ("FGA"), (the Company, the FUMI Share Trust, Gotham, GGP, GGC, Sub, FGPI and FGA collectively, the "PARTIES"). Unless otherwise specified, the defined terms in the Agreement and used herein shall have the meaning ascribed to such terms in the Agreement.

                             W I T N E S S E T H:

   WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth in this Amendment; and

   WHEREAS, the parties hereto have duly authorized and approved this Amendment;

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

   1. CLARIFICATION OF PARTIES. The preamble of the Agreement is hereby amended to reflect that Gotham Partners, L.P. is a New York limited partnership.

   2. CERTIFICATE OF DESIGNATIONS; MIRROR SERIES A PREFERRED SHARES. EXHIBIT B to the Agreement is deleted and replaced by the EXHIBIT B attached hereto.

   3. NOTE TERMS. EXHIBIT C to the Agreement is deleted and replaced by EXHIBIT C attached hereto.

   4. INITIAL TRANSFER OF NOTES. The following sentence is hereby added after the last sentence of Section 2.13 (b) of the Agreement:

   "The foregoing notwithstanding, the transfer of Notes to any holder of Company Common Shares may be effected by way of book-entry credit in the books of a depositary holding a single debt instrument (the "GLOBAL NOTE") issued by the Company, the Surviving Corporation or an affiliate or subsidiary of either of the foregoing and in that event, the "Notes" as herein defined shall represent beneficial interests, each with a $100 face amount, in the Global Note."

   5. ELIMINATION OF FRACTIONAL NOTE PURCHASE RIGHT. The Agreement is hereby amended to reflect the elimination of the Fractional Note Purchase Right; anything in the Agreement notwithstanding, no holder of Company Common Shares or any person acting on behalf of holders of Company Common Shares shall have the right or ability to exercise a Fraction Note Purchase Right.

   6. CHANGE TO POSSIBLE TIMING OF THE ADJUSTMENT EVENT. The phrase beginning the first sentence of Section 7.02 of the Agreement is hereby replaced in its entirety with the following:

   "Anything contained herein to the contrary notwithstanding, at any time prior to the Effective Time,".

   7. POST-CLOSING NOTE REDEMPTION. Section 7.06 of the Agreement is hereby replaced in its entirety with the following:

   "Subject to applicable law, and as set forth more fully in EXHIBIT C, at the election of the former holder of Company Common Shares who exercised his or her Note Election, any Notes issued to any such former holder of Company Common Shares as part of such holder's Merger Consideration shall be redeemed by the issuer of the Notes (the "POST-CLOSING NOTE REDEMPTION") ninety (90) days from and after the Closing Date (the "REDEMPTION TIME"), at a price equal to $60.91 per Note, without interest (such redeemed Notes, the "REDEEMED NOTES"); PROVIDED, HOWEVER, that the Post-Closing Note Redemption shall not apply to any Note to the extent that (i) it was issued pursuant to the Shareholder Note Purchase Right; (ii) it was transferred, either directly or indirectly, after its issuance; or (iii) the holder thereof shall not have certified to the agent effecting the Post-Closing Note Redemption the foregoing matters, as set out more fully in EXHIBIT C. The foregoing notwithstanding, at the Note issuer's option, the issuer may designate another person or persons (any such person or persons, the "REDEMPTION DESIGNEE") to fulfill its redemption obligation by making the necessary payment to the holder of the Notes exercising his or her option to have Notes redeemed and, in exchange for such payment, the Redeemed Notes shall be sold, conveyed, assigned or otherwise transferred and delivered to the Redemption Designee and thereby become the property of the Redemption Designee; PROVIDED, HOWEVER, that in the event that the issuer designates a Redemption Designee to fulfill the issuer's redemption obligation and such Redemption Designee fails to perform, the issuer shall redeem the Notes as provided herein. If the issuer designates Gotham, a Gotham affiliate or Gotham's designee as the Redemption Designee, Gotham hereby agrees to fulfill, or, as the case may be, cause its affiliate or designee to fulfill, the Redemption Designee's obligations as provided in the immediately foregoing sentence."

   8. INTERPRETATION. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. In this Amendment, unless a contrary intention appears, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Amendment and the Agreement as a whole and not to any particular Article, Section or other subdivision. No provision of this Amendment shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Amendment, they shall be deemed to be followed by the words "without limitation."

   9. MISCELLANEOUS. This Amendment and the Agreement (including the documents and instruments referred to herein, therein or attached as Exhibits or Schedules hereto or thereto) shall not be assigned by operation of law, succession in interest or otherwise, except as provided herein. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Amendment and the Agreement and to enforce specifically the terms and provisions of this Amendment and the Agreement in the Court of Chancery or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other Courts of the State of Delaware in the event any dispute arises out of this Amendment and the Agreement or the transactions contemplated by this Amendment and the Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Amendment and the Agreement or the transactions contemplated by this Amendment and the Agreement in any court other than the Court of Chancery or other Courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice. THIS AMENDMENT AND THE AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

   10. COUNTERPARTS. This Amendment may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   11. AMENDMENTS; EXTENSIONS. (a) This Amendment and the Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Trustees, Boards of Directors or similar authoritative body, at any time before or after the Company Shareholder Approval has been obtained; PROVIDED that, after the Company Shareholder Approval has been obtained, there shall be made no amendment that by law requires further approval by holders of Company Common Shares without the further approval of such holders. This Amendment and the Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   (b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Trustees, Boards of Directors or similar authoritative body, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein; PROVIDED that after the Company Shareholder Approval has been obtained, there shall be made no waiver that by law requires further approval by holders of Company Common Shares without the further approval of such holders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

   12. ENTIRE AGREEMENT. This Amendment, the Agreement (including the Company, GGP and Gotham Disclosure Schedules and Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Amendment. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Other than as explicitly provided in the Agreement, neither this Amendment nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

   13. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                          FIRST UNION REAL ESTATE EQUITY AND
                                            MORTGAGE INVESTMENTS

                                          By:      /s/  Daniel J. Altobello
                                                 -------------------------------
                                                 Name:Daniel J. Altobello
                                                 Title:Trustee

                          THAT CERTAIN OHIO TRUST, DECLARED AS OF
                            OCTOBER 1, 1996, BY ADOLPH POSNICK, TRUSTEE

                          By:                 /s/  Adolph Posnick
                                         -----------------------------------
                                         Name:Adolph Posnick
                                         Title:Trustee

                                            FIRST UNION MANAGEMENT, INC.

                                            By:       /s/   Adolph Posnick
                                                  ------------------------------
                                                  Name:Adolph Posnick
                                                  Title:Chairman

                                               GGC MERGER SUB, INC.

                                               By:     /s/  William F. Leahy
                                                   -----------------------------
                                                   Name:William F. Leahy
                                                   Title:President

                                               GOTHAM PARTNERS, L.P.

                                               By: Section H Partners, L.P., its
                                                     general partner

                                               By: Karenina Corporation, a
                                                     general partner of Section
                                                     H Partners, L.P.

                                               By:    /s/  William A. Ackman
                                                   -----------------------------
                                                   Name:William A. Ackman
                                                   Title:President

                                               GOTHAM GOLF CORP.

                                               By:     /s/  William F. Leahy
                                                   -----------------------------
                                                   Name:William F. Leahy
                                                   Title:President

                                            FLORIDA GOLF PROPERTIES, INC.

                                            By:       /s/  John Caporaletti
                                                  ------------------------------
                                                  Name:John Caporaletti
                                                  Title:President

                                             FLORIDA GOLF ASSOCIATES, L.P.

                                             By:  GGP, Inc., its general partner

                                             By:     /s/  Stephen J. Garchik
                                                  ------------------------------
                                                  Name:Stephen J. Garchik
                                                  Title:President

                                               GOTHAM GOLF PARTNERS, L.P.

                                               By: Florida Golf Properties,
                                                     Inc., its general partner

                                               By:     /s/  John Caporaletti
                                                   -----------------------------
                                                   Name:John Caporaletti
                                                   Title:President

                                                                     APPENDIX C

[DUFF & PHELPS, LLC Logo]

February 12, 2002

To the Special Committee of the Board of Trustees of First Union Real Estate Equity and Mortgage Investments,

The Board of Directors of First Union Management, Inc., and

Mr. Adolph Posnick, Trustee of the First Union Management, Inc. Share Trust:

   Duff & Phelps, LLC ("Duff & Phelps") has been engaged by First Union Real Estate Equity and Mortgage Investments and Subsidiaries ("First Union" or the "Company"), as financial advisor to the Special Committee of the Board of Trustees of the Company, in connection with a contemplated transaction (the "Transaction"), as described below. Specifically, Duff & Phelps has been engaged to provide an opinion (the "Opinion") as to whether the Cash Consideration (defined below) to be received by the common shareholders in the Transaction is fair to the common shareholders of First Union (other than Gotham Partners, L.P. and its affiliates) from a financial point of view.

TRANSACTION OVERVIEW

   It is our understanding that First Union and its related company, First Union Management, Inc. ("FUMI"), are planning to enter into a merger agreement with Gotham Golf Partners, L.P., Gotham Partners, L.P., Gotham Golf Corp. and other related Gotham entities (collectively referred to as "Gotham Golf"). As part of the Transaction, each First Union common share issued and outstanding will be converted into the right to receive the following consideration: (1) cash in the amount equal to $2.20 per share; (2) additional cash in the amount of $.35 per share or, at the option of the common shareholder, a fractional interest in a debt instrument (a "Note"); and (3) 3/50th of an uncertificated right to subscribe for common stock in the surviving corporation ("Subscription Right").

   The $2.20 in cash per share (as such amount may be reduced pursuant to the "Escrow Share Holdback" and the "Dividend Holdback," as such terms are defined in the Merger Agreement), together with the election to receive $.35 cash per share, is collectively referred to as the "Cash Consideration." In addition, as part of the Transaction, the $2.20 per share portion of the Cash Consideration may be further reduced under certain circumstances pursuant to the "Shared Costs Holdback," as such term is defined in the Merger Agreement. We have been advised by First Union, Gotham Golf, and their advisors that the Shared Costs holdback will be immaterial.

   As part of the Transaction, Southwest Shopping Centers Co. II, LLC, a wholly owned subsidiary of First Union, will issue notes with an aggregate face amount of $20 million (the "Notes"). A mezzanine loan secured by 100% of the membership interests in Park Plaza 2, LLC is anticipated to be in the amount of $16.5 million. A mortgage loan secured by a leasehold mortgage on Circle Tower is anticipated to be in the amount of $3.5 million. The two loans will then provide the collateral for the Notes. The maturity date for the Notes is May 31, 2010, with no interim amortization, and an 11% interest rate. The noteholders will be entitled to receive any additional interest amounts paid to the issuer.

   Based on a combined face value for the Notes of $20 million and 34.8 million shares of common stock issued and outstanding, the face value of the Notes is $.575 on a per share basis. As part of the Transaction, the common shareholders have the election of receiving cash in the amount of $.35 per share or a fraction of the Notes with a face value of $.575 on a per share basis (the "Note Election"). Based on our analysis, it is our opinion that the fair market value of the Notes is less than $.35 on a per share basis. Duff & Phelps, therefore, cannot render a fairness opinion with regard to the Note Election. Duff & Phelps does acknowledge, however, that there are particular circumstances that could make it advantageous for a particular shareholder to make the Note Election or that a shareholder may perform an independent valuation of the Notes and reach a conclusion that is different from ours under its own factual circumstances.

   As part of its fairness analysis, Duff & Phelps analyzed the value associated with the right to subscribe for common stock in the surviving corporation. No value was ascribed to this Subscription Right.

DUE DILIGENCE

   In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Our due diligence with regards to the Transaction is summarized below.

   1. With regards to our analysis of First Union and the Transaction, among other things, we performed the following due diligence:

      a. Reviewed the Company's financial statements and SEC filings, including the annual report on Form 10-K for the year ended December 31, 2000, and quarterly report on Form 10-Q for the nine months ended September 30, 2001;

      b. Reviewed First Union's management-prepared balance sheet as of November 30, 2001, which was identified as the most current financial statements available;

      c. Reviewed the draft Agreement and Plan of Merger and Contribution (the "Merger Agreement") dated as of February 7, 2002;

      d. Reviewed the Letter of Intent between Gotham and First Union dated September 21, 2001;

      e. Reviewed a Draft Summary of Terms for the Notes;

      f. Held discussions with the Company's financial accounting and reporting managers at Imowitz Koenig & Company, LLP;

      g. Met with the Company's investment bankers, U.S. Bancorp Libra, and reviewed their presentation to the Special Committee of the Board of Trustees of First Union regarding the Transaction dated September 21, 2001; and

      h. Conducted such other studies, review, and analyses, as we deemed necessary.

   2. With regards to our analysis of the Circle Tower property ("Circle Tower"), among other things, we performed the following due diligence:

      a. Held discussions with David Schonberger of Radiant Partners, LLC regarding the history, financial condition and future prospects of Circle Tower;

      b. Held discussions with Bruce Gordon, a property manager in the Indianapolis marketplace unrelated to First Union or Gotham Golf;

      c. Held discussions with Fred Turzo of Turzo and Bologna, an Indianapolis real estate appraisal firm unrelated to First Union or Gotham Golf;

      d. Held discussions with F. Ronald O'Keefe, Esq. of Hahn Loeser Parks, LLP, the Company's legal counsel;

      e. Reviewed certain memoranda prepared by Hahn Loeser Parks, LLP with respect to the Circle Tower ground leases;

      f. Reviewed Circle Tower's internally prepared monthly profit and loss statement for fiscal years 1998 through 2000 and for the ten-month period ended October 31, 2001; and

      g. Reviewed a copy of the original Ground Lease Agreement dated February 1929, by and between Frank M. Fauvre and Lilian S. Fauvre, and the State Savings & Trust Company.

3. With regards to our analysis of Park Plaza Mall property ("Park Plaza"), among other things, we performed the following due diligence:

      a. Held discussions with Anne Zahner of Radiant Partners, LLC, regarding the history, financial condition, and future prospects of Park Plaza;

      b. Held discussions with Dan Wright, Esq. of Arter & Hadden, LLP, regarding the Company's pending litigation regarding Park Plaza;

      c. Reviewed the appraisal of Park Plaza Mall prepared by Cushman & Wakefield, Inc. as of May 10, 2001 and held discussions with Ronald Potts of Cushman & Wakefield, regarding the appraisal;

      d. Reviewed the financial statement presentation for the fiscal year ended December 31, 2000 prepared by Landau & Heyman, which included tenant sales analysis, occupancy report, and detailed rent roll; and

      e. Reviewed a purchase proposal for the real property and improvements of Park Plaza submitted by Gregory Greenfield & Associates dated November 27, 2000.

   4. With regards to our analysis of VenTek International, Inc. ("VenTek"), among other things, we performed the following due diligence:

      a. Held discussions with Richard Infantino, interim President of VenTek, regarding the history, financial condition and future prospects for VenTek;

      b. Held discussions with Neil Koenig of Imowitz Koenig & Company, LLP regarding the surety bonds and product warranties;

      c. Held discussions with representatives of the Hamilton Capital Group regarding their efforts to sell VenTek;

      d. Reviewed VenTek's financial statements, including audited financial statements for the fiscal year ended December 31, 1999, unaudited financial statements for the fiscal year ended December 31, 2000 and interim unaudited financial statements for the nine months ended September 30, 2001;

      e. Analyzed VenTek management's estimates of the expected cash flows and funds required to continue VenTek's operations through its contracted period; and

      f. Reviewed various contracts and surety, payment, and performance bond agreements.

   5. With regards to our analysis of the preferred stock of HQ Global Holdings, Inc. ("HQ Global"), among other things, we performed the following due diligence:

      a. Reviewed HQ Global's audited financial statements for the fiscal year ended December 31, 2000 and unaudited statements for the eleven months ended November 30, 2001;

      b. Reviewed the Amended Certificate of Designation, including the rights and preferences of Series A Preferred Stock of HQ Global dated August 11, 2000;

      c. Reviewed a presentation prepared by the management of Frontline Capital Group ("Frontline") regarding Frontline's results for the third quarter 2001, which included the business results, forecasts, and strategy for HQ Global;

      d. Reviewed Frontline's annual report on Form 10-K for the fiscal year ended December 31, 2000, quarterly report on Form 10-Q for the nine months ended September 30, 2001, and the Form 8-K dated January 30, 2002; and

      e. Analyzed the historical trading price and trading volume of Frontline common stock.

   6. With regards to our analysis of other pending litigation and claims of the Company, among other things, we performed the following due diligence:

      a. Held discussions with Jeffrey A. Kaufman, Esq. of Fasken Martineau Dumoulin, LLP, regarding the Company's ongoing litigation with Oracle Corporation; and

      b. Held discussions with David Collins, Esq. of Gordon & Rees, LLP, regarding the Company's ongoing litigation with the State of California associated with the Company's claim resulting from the 1986 flood of Peach Tree Center.

   7. With regards to our analysis of Gotham Golf, among other things, we performed the following due diligence:

      a. Met with certain members of senior management of Gotham Golf at their corporate headquarters in Hershey, Pennsylvania, to discuss the history, financial condition and future prospects of Gotham Golf and visited certain golf courses owned by Gotham Golf;

      b. Reviewed Gotham Golf's financial statements including, reviewed financial statements for the fiscal year ended December 31, 1999, draft audited financial statements for the fiscal year ended December 31, 2000, and unaudited internal income statements for the nine-month period ended September 30, 2001;

      c. Analyzed financial forecasts prepared by Gotham Golf's management for the fiscal years ending December 31, 2001 through 2005; and

      d. Reviewed Gotham Golf's strategic business plan.

   Our Opinion is based upon an analysis of the foregoing in light of our assessment of the general, economic and financial market conditions, as they can be evaluated by us, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing our Opinion. Duff & Phelps has not previously provided financial advisory services to the Company, FUMI, Gotham Golf or any other Gotham-related entity.

   In connection with our Opinion, with your permission and without any independent verification, we have assumed that all information reviewed by us with respect to the Company, Gotham Golf and the Transaction, whether supplied by First Union, its subsidiary or affiliated companies or its advisors, Gotham Golf, or obtained by us from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. Any inaccuracies in or omissions from the information on which we relied could materially affect our Opinion. Furthermore, we have assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements made available to us.

   In rendering this Opinion, we have assumed that the Transaction occurs on terms that are described in the Merger Agreement and that the Company has complied with all applicable federal, state, and local regulations and laws. Nonetheless, it should be recognized that we are not making any recommendation as to whether the shareholders of the Company should vote in favor of the Transaction or any other matter.

   Any summary of, or reference to, the Opinion, any verbal presentation with respect thereto, or other references to Duff & Phelps in connection with the Transaction, will in each instance be subject to Duff & Phelps' prior review and written approval (which shall not be unreasonably withheld). The Opinion will not be included in, summarized or referred to in any manner in any materials distributed to the public or the securityholders of the Company, or filed with or submitted to any governmental agency, without Duff & Phelps' express, prior written consent (which shall not be unreasonably withheld).

   The Opinion is delivered subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and our engagement letter, and subject to the understanding that the obligations of Duff & Phelps in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Duff & Phelps shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

CONCLUSION

   Based on our analysis and relying upon the accuracy and completeness of all information provided to us, it is our opinion that, as of this date, the Cash Consideration to be received in the Transaction by the common shareholders of First Union (other than Gotham Partners, L.P. and its affiliates), is fair from a financial point of view.

                                          Respectfully submitted,

                                         /s/ Duff & Phelps, LLC
                                          Duff & Phelps, LLC

                                                                     APPENDIX D

                               VOTING AGREEMENT

   This Voting Agreement, dated as of February 13, 2002, is by and among each of the persons listed on the signature pages hereto (each, a "SHAREHOLDER") of First Union Real Estate Equity and Mortgage Investments, an Ohio business trust ("FIRST UNION"), First Union and Gotham Partners, L.P., a Delaware limited partnership ("GOTHAM").

   (A) First Union, Gotham and certain other persons are parties to an Agreement and Plan of Merger and Contribution dated as of the date hereof (as the same may be modified or amended from time to time, the "MERGER AGREEMENT"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

   (B) Each of the parties to the Merger Agreement has agreed to enter into the Merger Agreement on the condition that the parties hereto enter into this Agreement.

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

    1. REPRESENTATIONS, WARRANTIES AND COVENANTS.

      Each Shareholder (with respect to itself only) hereby represents, warrants and covenants, severally and not jointly, to Gotham and First Union as follows:

      (a) TITLE

          As of the date hereof, each Shareholder owns beneficially and of record the number of shares of each class of capital stock of First Union set forth after each Shareholder's name on EXHIBIT 1 hereto (with respect to each Shareholder, the beneficial interests specified after each Shareholder's name on EXHIBIT 1 hereto shall be referred to herein as the "SHARES"). The term "BENEFICIAL OWNER" and all correlative expressions are used in this Agreement as defined in Rules 13d-3 and 16a-1 under the Securities Exchange Act of 1934, as amended.

      (b) RIGHT TO VOTE

          As of the date hereof and as of the date of the Company Meeting, except for this Agreement and as otherwise permitted by this Agreement, each Shareholder has full legal power, authority and right to vote all of the Shares, to the extent the Shares carry the right to vote thereon, in favor of the approval and authorization of the Mergers, the Merger Agreement and the other transactions contemplated thereby (collectively, the "PROPOSED TRANSACTIONS") without the consent or approval of, or any other action on the part of, any other person or entity. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, each Shareholder has not entered into any voting agreement with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting its legal power, authority or right to vote the Shares in favor of the Proposed Transactions.

          From the date hereof and until the termination of the Merger
       Agreement in accordance with its terms, except as otherwise permitted by this Agreement, each Shareholder will not commit any act that could restrict or otherwise affect its legal power, authority and right to vote all of the Shares, to the extent the Shares carry the right to vote thereon, in favor of the Proposed Transactions. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, from the date hereof and until the termination of the Merger Agreement in accordance with its terms, each Shareholder will not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting each Shareholder's legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transactions.

      (c) AUTHORITY

          Each Shareholder has full legal power, authority and right to execute and deliver, and to perform his or its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a valid and binding agreement of each Shareholder enforceable against each Shareholder in accordance with its terms.

      (d) CONFLICTING INSTRUMENTS

          Neither the execution and delivery of this Agreement nor the performance by each Shareholder of his or its agreements and obligations hereunder will result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which each Shareholder is a party or by which each Shareholder (or any of his or its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect each Shareholder's ability to perform its obligations under this Agreement.

    2. RESTRICTIONS ON TRANSFER.

      (a) Each Shareholder agrees not to Transfer (or to agree to Transfer) any Shares, or warrants, options or other rights to acquire or receive shares of beneficial interests of First Union (collectively, "RIGHTS"), owned of record or beneficially by each Shareholder, except for (i) Transfers otherwise permitted by this Section 2, (ii) Transfers to any 100% owned and controlled affiliates of each Shareholder if such affiliates agree in writing to be bound by the terms of this Agreement, (iii) Transfers by operation of law if (A) the transferor remains, and agrees in writing to remain, and (B) the transferee agrees in writing to be, bound by the terms of this Agreement or (iv) Transfers of shares by Talton R. Embry and his affiliates (collectively, "EMBRY"), PROVIDED that no Transfers by Embry of 50,000 or more shares to any other person or such person's affiliates in any one or series of negotiated transactions shall be permitted hereunder unless and until such other person (and such other person's affiliates, if applicable) shall have first agreed in writing to be bound by the terms of this Agreement.

      (b) From the date hereof until after the date of the Company Meeting, each Shareholder agrees not to Transfer any Shares or Rights owned of record or beneficially by each Shareholder, PROVIDED, HOWEVER, that this Section 2(b) shall cease to be of any force or effect immediately upon termination of the Merger Agreement in accordance with its terms.

      (c) Each Shareholder agrees, for a period from the date hereof until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, not to effect, directly or indirectly, or through any arrangement with a third party pursuant to which such third party may effect, directly or indirectly, any short sales of any Company Common Shares or any derivative securities relating to Company Common Shares.

      (d) As used in this Agreement, the term "TRANSFER" means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferage of a lien or encumbrance in or upon, or the gift, placement in trust, or the constructive sale or other disposition of such security (including transfers by testamentary or intestate succession or operation of law), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term "CONSTRUCTIVE SALE" means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

    3. AGREEMENT TO VOTE; NO SOLICITATION.

      (a) Each Shareholder, in its capacity as an equity holder of First Union, hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of the Shares, to the extent the Shares carry the right to vote thereon, at the Company Meeting and at any other annual or special meeting of shareholders of First Union where any such proposal is submitted (x) in favor of the Proposed Transactions and (y) against (i) approval of any proposal made in opposition to or in competition with the transactions contemplated by the Merger Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of First Union or any of its subsidiaries, with or involving any party other than as contemplated by the Merger Agreement,
   (iii) any liquidation or winding up of First Union, (iv) any extraordinary dividend by First Union, (v) any change in the capital structure of First Union (other than pursuant to the Merger Agreement) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or consummation of the transactions contemplated by the Merger Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of First Union under the Merger Agreement, which would adversely affect First Union or Gotham or their respective abilities to consummate the transactions contemplated by the Merger Agreement.

      (b) After the date hereof and prior to the Effective Time or earlier termination of the Merger Agreement in accordance with its terms, other than with respect to Gotham and its controlled affiliates, each Shareholder shall comply with the provisions of Section 7.04 of the Merger Agreement, assuming for the purposes hereof that each Shareholder is bound by the terms thereof.

    4. GRANTING OF PROXY.

      In furtherance of the terms and provisions of this Agreement, each Shareholder hereby grants an irrevocable proxy (subject to Section 10(b)), coupled with an interest, to each of the Chairman, the Secretary of Gotham and any other Gotham authorized representative or agent to vote all of the Shares beneficially owned by each Shareholder in favor of the Proposed Transactions and against any of the matters specified in Sections 3 and 4 for the period from the date hereof until the termination of the Merger Agreement in accordance with its terms. Each Shareholder hereby ratifies and approves of each and every action taken by the Chairman, the Secretary of Gotham and any other Gotham authorized representative or agent pursuant to the foregoing proxy. Notwithstanding the foregoing, if requested by Gotham, each Shareholder will execute and deliver applicable proxy material in furtherance of the provisions of Sections 3 and 4.

    5. ACTION IN SHAREHOLDER CAPACITY ONLY.

      Each Shareholder who is an officer or trustee of First Union makes no agreement or understanding herein as director or officer of First Union. Each Shareholder signs solely, individually and in his capacity as a record holder and beneficial owner of Shares, and nothing herein shall limit or affect any actions taken in his capacity as an officer or trustee of First Union.

    6. INTERPRETATION.

      The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    7. SUCCESSORS AND ASSIGNS.

      The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including in the case of any individual Shareholder or any other individual, any executors, administrators, estates, legal representatives and heirs of such Shareholder or such individual) and permitted assigns; PROVIDED, HOWEVER, that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations, under this Agreement without the consent of Gotham and First Union. For the avoidance of doubt, Shareholders may assign, delegate or otherwise transfer any of their respective rights or obligations under this Agreement in connection with any Transfer permitted under clauses (ii) and (iii) of Section 2(a). Without limiting the scope or effect of the restrictions on Transfer set forth in
   Section 2, each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

    8. MISCELLANEOUS.

      The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
   (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other Courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other Courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

    9. COUNTERPARTS.

      This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    10. AMENDMENTS; TERMINATION.

      This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all parties hereto. Except for provisions of this Agreement that by their terms survive the termination hereof, the provisions of this Agreement shall terminate upon the earliest to occur of (i) the consummation of the Mergers and the transactions contemplated by the Merger Agreement, and (ii) the termination of the Merger Agreement.

    11. ENTIRE AGREEMENT.

      This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    12. SEVERABILITY.

      If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

    13. SPECIFIC PERFORMANCE.

      The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

    14. ADDITIONAL SHARES.

      If, after the date hereof, any Shareholder acquires beneficial ownership of any additional beneficial interest of First Union (any such beneficial interests, "ADDITIONAL SHARES"), including upon exercise of any option, warrant or right to acquire beneficial interests of First Union or through any equity dividend or equity split, the provisions of this Agreement applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by any Shareholder of beneficial ownership of such Additional Shares.

                           [SIGNATURE PAGE FOLLOWS]

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          FIRST UNION REAL ESTATE EQUITY AND
                                            MORTGAGE INVESTMENTS

                                          By /s/ Daniel J. Altobello
                                             ----------------------------------
                                             Name:  Daniel J. Altobello
                                             Title:  Trustee

                                          GOTHAM PARTNERS, L.P. (individually,
                                            and on behalf of its controlled
                                            affiliates)

                                          By: Section H Partners, L.P., its
                                              general partner

                                          By: Karenina Corporation, a general
                                              partner of Section H Partners,
                                              L.P.

                                          By /s/ William A. Ackman
                                             ----------------------------------
                                             Name:  William A. Ackman
                                             Title:  Principal

                                          TALTON R. EMBRY

                                          By /s/ Talton R. Embry
                                             ----------------------------------
                                             Name:  Talton R. Embry

                                          JEFFREY B. CITRIN

                                          By /s/ Jeffrey B. Citrin
                                             ----------------------------------
                                             Name:  Jeffrey B. Citrin

                                          BRUCE R. BERKOWITZ

                                          By /s/ Bruce R. Berkowitz
                                             ----------------------------------
                                             Name:  Bruce R. Berkowitz

                                          DANIEL J. ALTOBELLO

                                          By /s/ Daniel J. Altobello
                                             ----------------------------------
                                             Name:  Daniel J. Altobello

                                                                      EXHIBIT 1

       Gotham Partners, L.P. (and its controlled affiliates)    5,841,233
       D. Altobello.........................................        9,500
       B. Berkowitz.........................................    36,600/1/
       J. Citrin............................................     7,970/2/
       T. Embry............................................. 1,529,600/3/

--------
/1/ Does not include 393,375 shares owned by clients of Fairholme Capital
    Management L.L.C., with respect to which Mr. Berkowitz has shared investment power and which are not subject to this Voting Agreement.

/2/ Includes 1,527 Shares owned directly by Mr. Citrin and 3,809 Shares owned by his minor children. Also includes 2,634 Shares owned by his spouse, beneficial ownership of which is disclaimed. Mr. Citrin is President of Blackacre Capital Management, LLC, which may be deemed to be under common control with Cerberus Partners L.P. Cerberus Partners L.P. and its affiliates beneficially own 1,769,615 Shares, in accordance with information provided by Mr. Citrin, beneficial ownership of which is disclaimed by Mr. Citrin. Shares owned by Cerberus Partners L.P. and its affiliates are not subject to this Voting Agreement.

/3/ Does not include 2,033,600 shares with respect to which Mr. Embry has no voting power and which are not subject to this Voting Agreement. Does not include 970,940 shares with respect to which Mr. Embry has shared voting power and which are not subject to this Voting Agreement.

                                                                     APPENDIX E

================================================================================


                              ESCROW ARRANGEMENT

                        DATED AS OF [          ], 2002

                                 BY AND AMONG

                              GOTHAM GOLF CORP.,

                             GGC MERGER SUB, INC.,

           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS,

                                      AND

                     THE BANK OF NEW YORK, AS ESCROW AGENT


================================================================================

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
                                     ARTICLE I

DEFINITIONS...................................................................   2
   1.1   Definitions..........................................................   2

                                    ARTICLE II

ESCROW AGENT AND ESCROW FUNDS.................................................   4
   2.1   Escrow Agent.........................................................   4
   2.2   Escrow Funds.........................................................   4
   2.3   Liabilities Secured by Escrow Funds..................................   4
   2.4   Contingent Right to Escrow Funds; The Escrow Rights..................   5

                                    ARTICLE III

ESCROW FUND...................................................................   5
   3.1   Representation Claims................................................   5
   3.2   Payment of Representation Claims; Remittance of Excess Monies........   5
   3.3   Termination; Release.................................................   6

                                    ARTICLE IV

FEES AND RESPONSIBILITIES OF ESCROW AGENT.....................................   6
   4.1   Fees, Expenses and Taxes.............................................   6
   4.2   Responsibilities of the Escrow Agent.................................   7
   4.3   Investment of Escrow Fund............................................   8
   4.4   Investment Income....................................................   9

                                     ARTICLE V

MISCELLANEOUS.................................................................   9
   5.1   Distributions by Escrow Agent to Shareholder Beneficiaries...........   9
   5.2   Notices..............................................................   9
   5.3   Assignment...........................................................  11
   5.4   Execution by Escrow Agent............................................  11
   5.5   Governing Law........................................................  11
   5.6   Jurisdiction; Agents for Service of Process..........................  11
   5.7   Waiver of Jury Trial.................................................  11
   5.8   Entire Agreement.....................................................  11
   5.9   Amendments...........................................................  11
   5.10  Severability.........................................................  11
   5.11  Third Party Beneficiaries............................................  11
   5.12  No Strict Construction; Interpretation...............................  12
   5.13  Counterparts.........................................................  12

                              ESCROW ARRANGEMENT

   This ESCROW ARRANGEMENT (this "AGREEMENT"), dated as of [        ]/1/, 2002,
is by and among Gotham Golf Corp. ("GGC"), a Delaware corporation, GGC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GGC ("SUB", and together with GGC, the "GOTHAM PARTIES" and each individually, a "GOTHAM PARTY"), First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (the "COMPANY"), and The Bank of New York, as escrow agent (the "ESCROW AGENT").

                             W I T N E S S E T H :

   WHEREAS, GGC, Sub, the Company, the FUMI Share Trust, FUMI and certain other parties have entered into an Agreement and Plan of Merger and Contribution, dated as of February 13, 2002 (as the same may be amended or supplemented from time to time, the "MERGER AGREEMENT"), pursuant to which, among other things,
(i) the Company shall be merged with and into GGC (the "FUR MERGER"), and the separate corporate existence of the Company shall cease and GGC shall continue as the surviving entity (the "SURVIVING CORPORATION") in accordance with the DGCL as well as all other applicable Laws and subject to the terms and conditions of the Merger Agreement; and (ii) Sub shall be merged with and into FUMI (the "FUMI MERGER" and together with the FUR Merger, the "MERGERS"), and the separate corporate existence of Sub shall cease and FUMI shall continue as the surviving entity, in accordance with the DGCL as well as other applicable Laws and subject to the terms and conditions set forth in the Merger Agreement;

   WHEREAS, pursuant to the Merger Agreement, certain shares of beneficial interests, par value $1.00 per share, of the Company (each a "COMPANY COMMON SHARE") issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall be converted into the right to receive a certain amount of cash less certain holdbacks, including the Escrow Share Holdback (as defined in the Merger Agreement);

   WHEREAS, the Escrow Share Holdback is determined (i) by mutual agreement of certain parties to the Merger Agreement or, where such agreement can not be reached prior to the Effective Time, by a mutually acceptable appraiser and
(ii) with reference to the Reasonably Expected Liabilities (as defined in the Merger Agreement), which include the expected value of any claims, expenses, losses, liabilities, and obligations of the Company, the FUMI Share Trust or their respective subsidiaries whether known or unknown as of February 13, 2002, absolute or contingent, asserted or unasserted, direct or indirect, arising by operation of law, equity or otherwise that would reasonably be expected to arise after February 13, 2002 as a result of, on account of, in connection with or related to any fact, circumstance, condition or event occurring prior to the Closing Date (as defined below) that would amount to a breach of any representation, warranty or covenant contained in the Merger Agreement (or in certain related agreements) made by or on behalf of the Company, the FUMI Share Trust or their respective subsidiaries (as if such representations, warranties and covenants were made as of the date of the Merger Agreement and at and as of the Effective Time as though made at and as of such time (or, if made as of a specific date, at and as of such date));

   WHEREAS, immediately prior to the consummation of the Mergers, the Company shall deposit or cause to be deposited with the Escrow Agent in escrow
[$      ] (such amount, together with any investment or other income or earnings thereon, the "ESCROW FUND"), which is intended by the parties hereto to equal an amount of cash sufficient to satisfy the Reasonably Expected Liabilities, subject to the terms and conditions hereof, PROVIDED, HOWEVER, that the Escrow Fund shall be remitted to the Company in accordance with
Section 3.3(b) hereof in the event that (i) the Merger Agreement is terminated and/or (ii) the Mergers are not consummated;

   WHEREAS, the Escrow Fund, shall be held and disbursed as provided herein for
(i) the satisfaction of the Reasonably Expected Liabilities in the full amount of the actual liabilities relating to such Reasonably Expected Liabilities pursuant to Section 2.14 of the Merger Agreement or (ii) the distribution (the "ESCROW DISTRIBUTION") of the Remaining Escrow Amount (as defined below) as of the 24-month anniversary of the Closing Date (the "ESCROW DISTRIBUTION DATE") to holders of Company Common Shares as of the Effective Time (such holders,
--------
/1/ Closing date of the proposed transaction.

the "SHAREHOLDER BENEFICIARIES") on a pro rata basis (such amount per Company Common Share, the "ESCROW DISTRIBUTION AMOUNT" and the right to receive such amount on the part of Shareholder Beneficiaries, the "ESCROW RIGHT");

   WHEREAS, the parties hereto acknowledge and agree that (A) the Escrow Rights
(i) are an integral part of the consideration for the Mergers; (ii) do not represent an ownership interest in the Company or the Gotham Parties; (iii) are not transferable except by operation of law; and (iv) will not be represented by any form of certificate or instrument; and (B) the Escrow Distribution Amount will not depend upon the operating results of the Company or the Gotham Parties; and

   WHEREAS, the Escrow Agent has been granted various powers and authorities hereunder in order to facilitate the consummation of the transactions contemplated by the Merger Agreement.

   NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby covenant and agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

   1.1 DEFINITIONS. When used in this Agreement, the following terms shall have the respective meanings specified below (such meanings to apply equally to both the singular and the plural forms of the defined terms):

   "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; PROVIDED that, for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

   "AGENT INDEMNITEES" shall have the meaning set forth in Section 5.2(c).

   "AGREEMENT" shall have the meaning set forth in the first paragraph of this Agreement.

   "BANKRUPTCY EVENT" shall have the meaning set forth in Section 2.4.

   "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by Law to close.

   "CLAIM CERTIFICATE" shall have the meaning set forth in Section 3.1.

   "CLOSING DATE" shall mean the date of this Agreement, which is also the closing date of the Merger Agreement.

   "COMPANY" shall have the meaning set forth in the first paragraph of this Agreement.

   "COMPANY COMMON SHARE" shall have the meaning set forth in the recitals hereto.

   "DAMAGES" shall have the meaning set forth in Section 5.2(c).

   "DGCL" shall mean the Delaware General Corporation Law.

   "ESCROW AGENT" shall mean the Person named as the "Escrow Agent" in the first paragraph of this Agreement until a successor Escrow Agent shall have become such pursuant to Section 5.2(f), and thereafter "Escrow Agent" shall mean the Person who is then the Escrow Agent hereunder.

   "ESCROW DISTRIBUTION" shall have the meaning set forth in the recitals hereto.

   "ESCROW DISTRIBUTION AMOUNT" shall have the meaning set forth in the recitals hereto.

   "ESCROW DISTRIBUTION COSTS" shall have the meaning set forth in Section 3.3.

   "ESCROW DISTRIBUTION DATE" shall have the meaning set forth in the recitals hereto.

   "ESCROW FUND" shall have the meaning set forth in the recitals hereto.

   "ESCROW RIGHT" shall have the meaning set forth in the recitals hereto.

   "FUMI" shall have the meaning set forth in the first paragraph of this Agreement.

   "FUMI MERGER" shall have the meaning set forth in the recitals hereto.

   "FUMI SHARE TRUST" shall have the meaning set forth in the first paragraph of this Agreement.

   "FUR MERGER" shall have the meaning set forth in the recitals hereto.

   "GGC" shall have the meaning set forth in the first paragraph of this Agreement.

   "GOTHAM PARTY" and "GOTHAM PARTIES" shall have the meaning set forth in the first paragraph to this Agreement.

   "GOVERNMENTAL OR REGULATORY AUTHORITY" shall mean any instrumentality, subdivision, court, administrative agency, commission, or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof.

   "GOVERNMENTAL SECURITIES" shall have the meaning set forth in Section 4.3(a).

   "INDEMNIFIABLE LOSSES" shall have the meaning set forth in Section 2.3(a).

   "LAW" shall mean any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority.

   "MERGERS" shall have the meaning set forth in the recitals hereto.

   "MERGER AGREEMENT" shall have the meaning set forth in the recitals hereto.

   "PERMITTED INVESTMENTS" shall have the meaning set forth in Section 4.3(a).

   "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental or Regulatory Authority.

   "QUALIFIED BANK" shall have the meaning set forth in Section 4.2(f).

   "REMAINING ESCROW AMOUNT" shall have the meaning set forth in Section 3.3.

   "REPRESENTATION CLAIMED AMOUNT" shall have the meaning set forth in Section 3.1(a).

   "SHAREHOLDER BENEFICIARIES" shall have the meaning set forth in the recitals hereto.

   "SUB" shall have the meaning set forth in the first paragraph of this Agreement.

   "SURVIVING CORPORATION" shall have the meaning set forth in the recitals hereto.

   "TAXES" shall mean all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, including withholding, AD VALOREM or value added taxes.

                                  ARTICLE II

                         ESCROW AGENT AND ESCROW FUNDS

   2.1 ESCROW AGENT. Each of the Gotham Parties and the Company hereby designate and appoint the Escrow Agent to serve as escrow agent in accordance with the terms, conditions and provisions of this Agreement, and the Escrow Agent hereby agrees to act as escrow agent in accordance with the terms, conditions and provisions of this Agreement.

   2.2 ESCROW FUNDS.  (a) Pursuant to the Merger Agreement, the Company hereby
deposits by wire transfer of immediately available funds $[        ] into the
Escrow Fund.

   (b) RIGHTS IN ESCROW FUNDS.  Upon receipt of the amounts described in
Section 2.2(a) hereof, the Escrow Agent shall deliver to the Company and GGC a written acknowledgment of such receipt. Except as expressly provided herein, none of the Gotham Parties, Company or Shareholder Beneficiaries shall have any right, title or interest in or possession of any of the amounts held in the Escrow Fund prior to their disbursement therefrom in accordance with the terms of this Agreement, and no funds may be withdrawn from the Escrow Fund except in accordance with this Agreement. Except as otherwise provided in Section 2.4,
(i) none of the Gotham Parties, Company or Shareholder Beneficiaries shall have the ability to pledge, convey, hypothecate or grant a security interest in any portion of the amounts held in the Escrow Fund unless and until such funds have been disbursed to such party in accordance with the terms of this Agreement, and (ii) until disbursed in accordance with the terms of this Agreement, the Escrow Agent shall be in sole possession of the amounts held in the Escrow Funds and will not act or be deemed to act as custodian for any party for purposes of perfecting a security interest therein.

   2.3 LIABILITIES SECURED BY ESCROW FUNDS. (a) The Escrow Fund shall, subject to the terms and conditions of this Agreement, be held to provide for the advancement of funds, indemnification or reimbursement, as the case may be, to the Gotham Parties on account the Gotham Parties' satisfaction of the Reasonably Expected Liabilities in the full amount of the actual liabilities relating to such Reasonably Expected Liabilities and any costs, fees or expenses related thereto (the amount so payable, the "INDEMNIFIABLE LOSSES"). The sole recourse by the Gotham Parties against the Shareholder Beneficiaries or the Company with respect to any such Indemnifiable Losses for which any Gotham Party is entitled to payment under the Merger Agreement, if any, shall be limited to the aggregate amount then held in the Escrow Fund (regardless of whether the remaining balance in the Escrow Fund is sufficient to satisfy the remaining Reasonably Expected Liabilities). For the purpose of clarity, it is acknowledged and agreed that the "actual liabilities" for which the Gotham Parties are entitled to payment on account of the Reasonably Expected Liabilities (i) shall in no way be limited to the estimates of such liabilities as of the date hereof and
(ii) may be in excess of or less than such estimates.

   2.4 CONTINGENT RIGHT TO ESCROW FUNDS; THE ESCROW RIGHTS. The parties hereto acknowledge and agree that:

      (a) it is the intent of each of the parties hereto (other than the Escrow Agent) that the interests, if any, of each of the Gotham Parties and the Shareholder Beneficiaries in the amounts held in the Escrow Funds is merely a contingent right to payment from the Escrow Funds, and that neither a voluntary nor involuntary case under any applicable bankruptcy, insolvency or similar law nor the appointment of a receiver, trustee, custodian or similar official in respect of any such party (any of which is referred to herein as a "BANKRUPTCY EVENT") shall increase its respective interest in the amounts held in the Escrow Funds or affect, modify, convert or otherwise change the contingent nature of its respective right to payment from the Escrow Funds in accordance with the terms of this Agreement;

      (b) the Escrow Rights are not securities, financial instruments or other evidence of ownership, equity participation or rights giving Shareholder Beneficiaries claims on the assets, operations or earnings of any of the Gotham Parties or the Company;

      (c) the Escrow Rights are not transferable other than by operation of law including the laws of intestacy; and

      (d) the Escrow Rights shall not be represented by any form of certificate or instrument.

                                  ARTICLE III

                                  ESCROW FUND

   3.1 REPRESENTATION CLAIMS. If any Gotham Party has a claim for Indemnifiable Losses, the Gotham Party shall deliver to the Escrow Agent a notice of claim certificate (the "CLAIM CERTIFICATE"), which shall:

      (a) state that such Gotham Party has paid, has accrued or incurred, and in each case intends to pay promptly, a liability for Indemnifiable Losses for which such Gotham Party is entitled to advancement, indemnification and/or reimbursement under the terms hereof;

      (b) set out the amount of the Indemnifiable Losses for which such Gotham Party is seeking advancement, indemnification and/or reimbursement under such Claim Certificate (the "REPRESENTATION CLAIMED AMOUNT"); and

      (c) describe in reasonable detail each Indemnifiable Loss, including the basis for such claim and a statement that the applicable Gotham Party has a good faith belief that such claim is an appropriate Indemnifiable Loss under the terms hereof.

   3.2 PAYMENT OF REPRESENTATION CLAIMS; REMITTANCE OF EXCESS MONIES.
(a) Subject to Section 4.1, as promptly as practicable and in any event no later than the close of business on the third (3rd) Business Day following the date of receipt by the Escrow Agent of a Claim Certificate, the Escrow Agent shall deliver by wire transfer to the account of each applicable Gotham Party an amount, to the extent available, equal to the Representation Claimed Amount.

   (b) If, after a Gotham Party's receipt of monies on account of an Indemnifiable Loss, it becomes reasonably certain that the monies received are in excess of the full amount of the subject Indemnifiable Loss, then the subject Gotham Party shall promptly provide written notice to the Escrow Agent of such excess monies and shall promptly remit such monies to the Escrow Agent. Upon receipt thereof, the Escrow Agent shall deposit such monies in the Escrow Fund. For the purpose of clarity, it is acknowledged and agreed that there is no responsibility or duty on the part of the Escrow Agent to determine whether any funds provided to any Gotham Party on account of any Indemnifiable Loss are less than or in excess of any Indemnifiable Loss.

   3.3 TERMINATION; RELEASE. (a) Subject to Section 4.1, on the Escrow Distribution Date, the Escrow Agent shall distribute the Remaining Escrow Amount to the Shareholder Beneficiaries in accordance with Section 5.1. For the purposes hereof, the "REMAINING ESCROW AMOUNT" shall mean the balance of the Escrow Fund through the date immediately prior to the disbursement of funds in accordance with Section 5.1 hereof less (i) subject to Section 4.1(a) hereof, any fees or expenses payable to any Person on account of, in connection with or related to this Agreement; (ii) subject to Section 4.1(b) hereof, any Taxes on earnings of the Escrow Fund (which shall be paid out of the Escrow Fund); (iii) any costs and expenses arising from or related to the Escrow Distribution and
(iv) any Damages (defined below) that may be imposed on, incurred by or asserted against the Agent Indemnitees (defined below) (the foregoing subclauses (i), (ii), (iii) and (iv) collectively, the "ESCROW DISTRIBUTION COSTS").

   (b) Anything to the contrary herein notwithstanding, if and to the extent that (i) the Merger Agreement is terminated and/or (ii) the Mergers are not consummated within 90 Business Days of the date hereof, then in either case the Escrow Agent shall remit the Escrow Fund to the Company promptly.

                                  ARTICLE IV

                   FEES AND RESPONSIBILITIES OF ESCROW AGENT

   4.1 FEES, EXPENSES AND TAXES. (a) Any annual fees of the Escrow Agent, as set forth on Schedule 1 hereto, shall be paid out of the Escrow Fund on an annual basis, starting on the date hereof. Any other incremental fees of the Escrow Agent for services provided under this Agreement, as set forth on
Schedule 1 hereto, may be withdrawn by the Escrow Agent from the Escrow Fund on a monthly basis with notice thereof in writing provided by the Escrow Agent to the Surviving Corporation. Each of the Gotham Parties and the Company further agrees that the Escrow Agent may withdraw an amount equal to any documented expenses reasonably incurred or made by the Escrow Agent in connection with carrying out its duties hereunder (other than for Taxes, which are addressed in Section 4.1(b) below) on a quarterly basis with prior written notice thereof to, and approval by, the Surviving Corporation. All fees and other expenses of the Escrow Agent shall be paid first from interest and other earnings on the Escrow Fund and, to the extent such interest and other earnings are not sufficient to cover such fees and other expenses, second from the principal of the Escrow Funds.

   (b) Notwithstanding any provision of applicable Law, the parties agree that an amount equal to all Taxes on the interest and other earnings on the Escrow Funds shall be paid from the Escrow Fund to the Surviving Corporation prior to the dates the Surviving Corporation is required to remit such Taxes (including estimated Tax payments) to the relevant Governmental or Regulatory Authority. In furtherance of the foregoing, (A) the Escrow Agent shall submit in writing to the Surviving Corporation the interest and other earnings on the Escrow Funds on a quarterly basis (at such times and at such places as reasonably requested by the Surviving Corporation), (B) the Surviving Corporation shall submit in writing to the Escrow Agent the applicable amount of Taxes (including estimated Tax payments) and (C) promptly thereafter, but in no event later than two Business Days, the Escrow Agent shall remit such amounts to the Surviving Corporation. It shall be assumed for purposes of this Agreement that Taxes on the interest and other earnings on the Escrow Funds for each taxable period shall be equal to the product of (i) the interest and earnings on the escrow funds, to the extent includible in taxable income, for such period and (ii) the highest marginal U.S. federal income Tax rate applicable to corporations for such period. The Escrow Agent shall discharge all Tax reporting obligations imposed by federal, state, local or other applicable Tax Law.

   4.2 RESPONSIBILITIES OF THE ESCROW AGENT. The acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control with respect to such Escrow Agent's rights, duties, liabilities and immunities:

      (a) The Escrow Agent shall act hereunder as depository only, and it shall not be responsible or liable in any manner whatsoever for the sufficiency of any amount or property deposited with it. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and no further duties or responsibilities shall be implied. Except for this Agreement, the Escrow Agent shall not have any liability under, nor duty to inquire into the terms and provisions of, any other agreement or instruction.

      (b) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information therein contained, which it in good faith believes to be genuine and what it purports to be.

      (c) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, or for any mistake of fact or law or for anything that it may do or refrain from doing in connection herewith, except for fraud, criminal acts, gross negligence, willful misconduct or for any action taken or omitted in bad faith that a court of competent jurisdiction determines was the primary cause of a loss to the Gotham Parties or the Shareholder Beneficiaries. The Escrow Agent shall not incur any liability for following the instructions contained herein. The Company (on its own behalf and on behalf of the Shareholder Beneficiaries) and the Gotham Parties covenant and agree, severally and not jointly, to indemnify and hold harmless the Escrow Agent and its directors, officers, agents and employees (collectively, the "AGENT INDEMNITEES") from and against any and all liabilities, losses, damages, fines, suits, actions, demands, penalties and reasonable costs and expenses (including reasonable out-of-pocket, incidental expenses, reasonable legal fees and expenses of outside counsel and the costs and expenses of defending or preparing to defend against any claim) (collectively, "DAMAGES") that may be imposed on, incurred by, or asserted against, the Agent Indemnitees or any of them (i) in connection with any third-party claim against such Agent Indemnitees, and
   (ii) for following any instruction or direction upon which the Escrow Agent is authorized to rely pursuant to the terms of this Agreement; PROVIDED that
   (A) the Agent Indemnitees shall not be entitled to the foregoing indemnification if the Damages incurred by such Agent Indemnitees result from, directly or indirectly, fraud, gross negligence, bad faith or willful misconduct on the part of the Agent Indemnitees or its directors, officers, agents and employees, (B) the amount of any indemnification provided hereunder shall be paid from the Escrow Fund and (C) the Shareholder Beneficiaries' obligation to provide indemnification hereunder shall be limited to their respective share, if any, of the Escrow Fund. Notwithstanding the foregoing, if the Damages of the Agent Indemnitees result from any action, suit or proceeding between the Company, Gotham Parties and/or Shareholder Beneficiaries, then the Company or Gotham Parties, shall directly indemnify the Agent Indemnitees for all such Damages, which shall not be paid from the Escrow Funds. The provisions of this Section 4.2(c) shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent for any reason. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

      (d) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Funds, unless Escrow Agent receives written instructions, signed by the Surviving Company, that eliminates such ambiguity or uncertainty.

      (e) In the event of any formal judicial dispute, court proceeding or similar regulatory proceeding between or conflicting claims by or among the parties hereto and/or any other person or entity with respect to the Escrow Fund, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to the Escrow Fund so long as such dispute or proceeding shall continue, and Escrow Agent shall not be or become liable in any way to the Gotham Parties or the Shareholder Beneficiaries for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court or similar regulatory or officiating body of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Escrow Fund or, if there are insufficient funds remaining in the Escrow Fund, the Surviving Corporation.

      (f) In the administration of this Agreement and the Escrow Fund hereunder, the Escrow Agent may consult with counsel or accountants to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel or accountant.

      (g) The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, unless in writing received by it.

      (h) The Escrow Agent may resign at any time by giving written notice thereof to the Surviving Corporation, but such resignation shall not become effective until a successor Escrow Agent unaffiliated with the Surviving Corporation, which Escrow Agent shall be a U.S. national or state bank, trust company or similarly chartered institution having capital and surplus of at least $100 million on its most recent financial statements (a "QUALIFIED BANK"), shall have been appointed and shall have accepted such appointment in writing. If an instrument of acceptance by a successor Escrow Agent shall not have been delivered to the Escrow Agent within thirty (30) days after the giving of such notice of resignation, the resigning Escrow Agent may, at the sole expense of the Escrow Fund, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent. The Escrow Agent shall have the right to withhold an amount from the Escrow Fund equal to the amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the appointment of a successor Escrow Agent. Any corporation or association into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or association to which all or substantially all of the corporate trust business of the Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Escrow Agent under this Agreement without further act.

   4.3 INVESTMENT OF ESCROW FUND. (a) At the direction of the GGC, the Escrow Fund shall be invested and reinvested by the Escrow Agent in any one or more Permitted Investments (as defined below) from time to time as maturities occur; PROVIDED, HOWEVER, that in any event, Permitted Investments shall only include investments that avoid the Escrow Fund and the arrangements contemplated by this Agreement from qualifying (by way of exception, exemption or otherwise) as an "investment company" under the Investment Company Act of 1940, as amended.

   "PERMITTED INVESTMENTS" shall mean (i) United States currency, (ii) any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificates of deposit of any of the foregoing (collectively, "GOVERNMENTAL SECURITIES") and (iii) investments in any money market accounts or similar deposit accounts held with a Qualified Bank that are limited to investments in United States currency and/or Governmental Securities.

   (b) Neither the Gotham Parties nor the Escrow Agent shall have liability for any loss incurred as a result of investments made in accordance with the provisions of this Section 4.3.

   4.4 INVESTMENT INCOME. (a) All income, interest, earnings, increments and gains of any and all kinds realized shall be retained and reinvested as provided in Section 4.3 hereof until distributed pursuant to the terms hereof. All proceeds received by the Escrow Agent in respect of any investments of the Escrow Fund shall be added to and become part of the Escrow Fund.

   (b) The Escrow Agent may liquidate any investments made hereunder at such time as it shall deem necessary to make payments in accordance with the provisions hereof. The Escrow Agent shall have no liability for any loss incurred as a result of liquidation made by it in accordance with the provisions of this Section 4.4(b).

                                   ARTICLE V

                                 MISCELLANEOUS

   5.1 DISTRIBUTIONS BY ESCROW AGENT TO SHAREHOLDER BENEFICIARIES. In order to effect the Escrow Distribution pursuant to Section 3.3 of this Agreement, the Escrow Agent shall use its reasonable best efforts to pay to each Shareholder Beneficiary the Escrow Distribution Amount, if any, owing to each Shareholder Beneficiary. In furtherance of the Escrow Agent's obligations in the immediately preceding sentence, the Escrow Agent shall be entitled to rely on the identification and contact address supplied by the Surviving Corporation or its transfer agent. Notwithstanding the foregoing sentence, in the event that the Escrow Agent believes that (i) it may incur any cost, expense or liability for which it is entitled to reimbursement or indemnification under the terms hereof, or (ii) it may have an obligation to pay the Surviving Corporation in respect of Taxes on the interest or other earnings on the Escrow Fund pursuant to Section 4.1(b) hereof, in each case the Escrow Agent may withhold funds in any or all amounts corresponding to such costs, expenses, liabilities or Taxes until any such cost, expenses, liability or Tax is resolved and paid in full; PROVIDED that the Escrow Agent may withhold only an amount equal to such costs, expenses, other liabilities or Taxes (based on its reasonable estimates); and PROVIDED, FURTHER, that the Escrow Agent shall pay any amounts in excess of such costs, expenses, other liabilities or Taxes to the Shareholder Beneficiaries as soon as practicable after such costs, expenses or other liabilities have been paid in full.

   5.2 NOTICES. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

   If to the Company to:

      Imowitz Koenig & Company
      125 Park Avenue
      14th Floor
      New York, New York 10017
      Attention: Neil Koenig
      Facsimile: (212) 818-1161
      with copies to:

      Hahn, Loeser & Parks LLP
      3300 BP Tower
      200 Public Square
      Cleveland, Ohio 44114-2301
      Attention: F. Ronald O'Keefe, Esq.
      Facsimile: (216) 241-2824

      and

      Shaw Pittman LLP
      2300 N Street, N.W.
      Washington, District of Columbia 20037
      Attention: Thomas H. McCormick, Esq.
      Facsimile: (202) 663-8007

   If to a Gotham Party to:

      Gotham Golf Partners, L.P.
      16850 Sudley Road
      Centreville, Virginia 20120
      Attention:  William Leahy, Esq.,
               General Counsel
      Facsimile:  (703) 830-5026

      and

      Gotham Partners, L.P.
      110 East 42nd Street
      New York, New York 10017
      Attention:  David S. Klafter, Esq.,
               General Counsel
      Facsimile:  (212) 286-1133

      with copies to:

      Hale and Dorr, LLP
      1445 Pennsylvania Avenue, N.W.
      Washington, District of Columbia 20004
      Attention:  Steven S. Snider, Esq.
      Facsimile:  (202) 942-8484

      and

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019-6150
      Attention:  Adam O. Emmerich, Esq.
      Facsimile:  (212) 403-2000

   If to the Escrow Agent:

      [          ]

or such other address or number as shall be furnished in writing by any such party.

   5.3 ASSIGNMENT. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law; PROVIDED, HOWEVER, that any of the Gotham Parties may assign all or a portion of its respective rights and obligations under this Agreement to any of their respective Affiliates. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted assigns.

   5.4 EXECUTION BY ESCROW AGENT. The execution of this Agreement by the Escrow Agent shall evidence its acceptance and agreement to the terms hereof.

   5.5 GOVERNING LAW. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.

   5.6 JURISDICTION; AGENTS FOR SERVICE OF PROCESS. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York located in New York City or in the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each of the parties to this Agreement agree that service of any process, summons, notice or document by U.S. registered mail to such party's address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this
Section 5.6.

   5.7 WAIVER OF JURY TRIAL. Each of the parties to this Agreement waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the parties to this Agreement (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.7.

   5.8 ENTIRE AGREEMENT. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

   5.9 AMENDMENTS. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

   5.10 SEVERABILITY. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

   5.11 THIRD PARTY BENEFICIARIES. Except for indemnified parties described herein and the Shareholder Beneficiaries, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

   5.12 NO STRICT CONSTRUCTION; INTERPRETATION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) the words "subsidiary" or "subsidiaries", with respect to any party, shall mean any corporation, trust, partnership, limited liability company, joint venture or other legal entity, whether incorporated or unincorporated, of which (X) such party or any other subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or (Y) at least a majority of the securities or other interests, which have by their terms ordinary voting power to elect or appoint a majority of the Board of Directors or others performing similar functions with respect to such corporation, trust, limited liability company, joint venture or other entity, as applicable, is directly or indirectly owned or controlled by such party or by any one or more of such party's subsidiaries, and (iii) any reference to an Article or a Section shall mean such Article or Section hereof. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   5.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts (including by facsimile transmission of signature pages hereto), all of which taken together shall constitute one instrument.

                           [SIGNATURE PAGES FOLLOW]

   IN WITNESS WHEREOF, the parties hereunto have duly caused this Agreement to be executed as of the date first above written.

                               GOTHAM GOLF CORP.

                               By: -----------------------------------
                                   Name:
                                   Title:

                               GGC MERGER SUB, INC.

                               By: -----------------------------------
                                   Name:
                                   Title:

                               FIRST UNION REAL ESTATE EQUITY AND MORTGAGE
                               INVESTMENTS, by and on behalf of itself and the Shareholder Beneficiaries

                               By: -----------------------------------
                                   Name:
                                   Title:

                               THE BANK OF NEW YORK

                               By: -----------------------------------
                                   Name:
                                   Title:

           SCHEDULE 1--FEES AND ACCOUNT INFORMATION OF ESCROW AGENT

ACCEPTANCE FEE.......................................................... $1,500
This one time fee is payable upon closing date
  and includes:

[_] Review of Agreement and supporting documents
[_] Establishment of accounts

ANNUAL ADMINISTRATION FEE............................................... $6,000
This fee is not subject to pro-ration and is payable upon the funding of the account and on each anniversary date and includes:

[_] Monitoring of accounts
[_] Reporting

ACTIVITY FEES
[_] Outgoing Wire Transfer/Checks, each................................. $   25
[_] Per Investment, each trade.......................................... $   25
   For each directed investment purchase/sale other than The Bank of New York
     Cash Reserve and approved money market funds

OUT-OF-POCKET EXPENSES
Fees quoted do not include any out-of-pocket expenses including, but not limited to, expenses of foreign depositaries, stationery, overnight courier, and messenger costs. These expenses will be billed, at our cost, when incurred. In the event the transaction terminates before closing, all out-of-pocket expenses incurred, including our counsel fees, will be billed to the account.

EXTERNAL COUNSEL FEES
This proposal does not include outside counsel fees. A bill for counsel fees incurred up to closing will be presented for payment on the closing date.

MISCELLANEOUS SERVICES
The charges for performing services not contemplated at the time of the execution of the documents or not specifically covered elsewhere in the schedule will be determined by appraisal in amounts commensurate with the service.

                                                                     APPENDIX F

                  SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.,
                                                       as Issuer,

                             THE BANK OF NEW YORK,
                                                       as Trustee,

                              ARCHON GROUP, L.P.,
                                                       as Servicer,

                                      and

                              ARCHON GROUP, L.P.,
                                                       as Special Servicer

                               -----------------

                       INDENTURE AND SERVICING AGREEMENT

                 Dated and Effective as of [          ], 2002

                               -----------------

               Secured Notes, Series 2002-SSCC, due May 31, 2010

                CERTAIN SECTIONS OF THIS INDENTURE RELATING TO
                        SECTIONS 310 THROUGH 318 OF THE
                         TRUST INDENTURE ACT OF 1939:

                         TRUST INDENTURE                           INDENTURE
                           ACT SECTION                              SECTION
                        ---------------                         --------------
 (S) 310 (a) (1)............................................... 6.7
         (a) (2)............................................... 6.7
         (a) (3)............................................... 6.19(b)
         (a) (4)............................................... Not Applicable
         (b)................................................... 6.12, 6.10
 (S) 311 (a)................................................... 6.21
         (b)................................................... 6.21
 (S) 312 (a)................................................... 3.7(a)
         (b)................................................... 3.7(b)
         (c)................................................... 3.7(c)
 (S) 313 (a)................................................... 6.18(a)
         (b)................................................... 6.18(a)
         (c)................................................... 6.18(a)
         (d)................................................... 6.18(b)
 (S) 314 (a)................................................... 8.1(b)
         (b)................................................... 8.1(c)
         (c) (1)............................................... 1.15
         (c) (2)............................................... 1.15
         (c) (3)............................................... Not Applicable
         (d)................................................... 4.6
         (e)................................................... 1.15
 (S) 315 (a)................................................... 6.1(b), 6.1(c)
         (b)................................................... 6.3
         (c)................................................... 6.1(d)
         (d)................................................... 6.1
         (e)................................................... 5.14
 (S) 316 (a)................................................... 5.12, 5.13
         (a) (2)............................................... Not Applicable
         (b)................................................... 5.8
         (c)................................................... 1.3(c)
 (S) 317 (a) (1)............................................... 5.3
         (a) (2)............................................... 5.4
         (b)................................................... 10.3
 (S) 318                                                        1.16

   Note: This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Indenture.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
ARTICLE I    DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION..................   1
SECTION 1.1    Definitions............................................................   1
SECTION 1.2    Form of Documents Delivered to Trustee.................................  15
SECTION 1.3    Acts of Holders........................................................  16
SECTION 1.4    Computation of Principal Amount........................................  17
SECTION 1.5    Notices................................................................  17
SECTION 1.6    Notice to Holders of Notes.............................................  18
SECTION 1.7    Successors and Assigns.................................................  18
SECTION 1.8    Separability Clause....................................................  18
SECTION 1.9    Benefits of Indenture..................................................  18
SECTION 1.10   Governing Law..........................................................  19
SECTION 1.11   Execution in Counterparts..............................................  19
SECTION 1.12   Security Agreement.....................................................  19
SECTION 1.13   Third-Party Beneficiary................................................  19
SECTION 1.14   No Liability of Exculpated Persons.....................................  19
SECTION 1.15   Compliance Certificates and Opinions...................................  21
SECTION 1.16   Conflict with Trust Indenture Act......................................  21

ARTICLE II   FORMS OF THE NOTES.......................................................  21
SECTION 2.1    Forms Generally........................................................  21
SECTION 2.2    Form of Trustee's Certificate of Authentication........................  22
SECTION 2.3    Form of the Notes......................................................  22
SECTION 2.4    Legend.................................................................  22
SECTION 2.5    Global Notes...........................................................  23

ARTICLE III  THE NOTES................................................................  24
SECTION 3.1    Equal and Ratable Notes; Amount; Authorization.........................  24
SECTION 3.2    Denominations..........................................................  24
SECTION 3.3    Conditions Precedent to Issuance of Notes..............................  25
SECTION 3.4    Execution, Authentication and Delivery of the Notes....................  26
SECTION 3.5    Deposit Account, Collection Account, Payment Account, Holdover Account,
                 Redemption Account...................................................  26
SECTION 3.6    Registration; Fiscal Agent.............................................  29
SECTION 3.7    Holder Lists...........................................................  30
SECTION 3.8    Transfer and Exchange..................................................  30
SECTION 3.9    Mutilated, Destroyed, Lost and Stolen Notes............................  31
SECTION 3.10   Interest...............................................................  32
SECTION 3.11   Payment of Principal and Interest......................................  32
SECTION 3.12   Interest on New Notes..................................................  33
SECTION 3.13   Cancellation...........................................................  34
SECTION 3.14   Fiscal Agent to Hold Money in Trust....................................  34

ARTICLE IV   RELEASE OF COLLATERAL; SATISFACTION AND DISCHARGE OF INDENTURE...........  34
SECTION 4.1    Release................................................................  34
SECTION 4.2    Satisfaction and Discharge of Indenture................................  35
SECTION 4.3    Application of Trust Money.............................................  36
SECTION 4.4    Repayment to Issuer....................................................  36
SECTION 4.5    Reinstatement..........................................................  36
SECTION 4.6    Trust Indenture Act....................................................  36

                                                                                        PAGE
                                                                                        ----
ARTICLE V    REMEDIES..................................................................  36
SECTION 5.1    Events of Default.......................................................  36
SECTION 5.2    Acceleration of Maturity; Rescission and Annulment......................  37
SECTION 5.3    Collection of Indebtedness and Suits for Enforcement by Servicer........  38
SECTION 5.4    Special Servicer May File Proofs of Claim...............................  39
SECTION 5.5    Servicer May Enforce Claims Without Possession of Notes.................  39
SECTION 5.6    Application of Money Collected..........................................  40
SECTION 5.7    Limitation on Suits.....................................................  40
SECTION 5.8    Unconditional Right of Holders to Receive Principal and Interest........  41
SECTION 5.9    Restoration of Rights and Remedies......................................  41
SECTION 5.10   Rights and Remedies Cumulative..........................................  41
SECTION 5.11   Delay or Omission Not Waiver............................................  42
SECTION 5.12   Control by Holders......................................................  42
SECTION 5.13   Waiver of Past Defaults.................................................  43
SECTION 5.14   Undertaking for Costs...................................................  43

ARTICLE VI   THE TRUSTEE...............................................................  43
SECTION 6.1    Certain Duties and Responsibilities.....................................  43
SECTION 6.2    Money Held in Trust.....................................................  47
SECTION 6.3    Notice of Defaults......................................................  47
SECTION 6.4    Certain Rights of Trustee...............................................  48
SECTION 6.5    Compensation and Reimbursement..........................................  48
SECTION 6.6    Confidentiality.........................................................  49
SECTION 6.7    Corporate Trustee Required; Eligibility.................................  49
SECTION 6.8    Representations and Warranties of the Trustee...........................  50
SECTION 6.9    Merger, Conversion, Consolidation or Succession to Business.............  51
SECTION 6.10   Resignation and Removal; Appointment of Successor.......................  51
SECTION 6.11   Acceptance of Appointment by Successor..................................  52
SECTION 6.12   Conflicting Interests...................................................  53
SECTION 6.13   Self Dealing............................................................  53
SECTION 6.14   Investments.............................................................  53
SECTION 6.15   Unclaimed Funds.........................................................  53
SECTION 6.16   Illegal Acts............................................................  54
SECTION 6.17   Communications to be Sent to the Issuer.................................  54
SECTION 6.18   Reports by Trustee......................................................  54
SECTION 6.19   Separate Trustees and Co-trustees.......................................  55
SECTION 6.20   Withholding and Information Reporting...................................  56
SECTION 6.21   Preferential Collection of Claims Against Company.......................  56

ARTICLE VII  THE SERVICER AND SPECIAL SERVICER.........................................  56
SECTION 7.1    Servicer to Act as Servicer; Special Servicer to Act as Special Servicer  56
SECTION 7.2    Sub-Servicing Agreements................................................  57
SECTION 7.3    Certain Duties and Responsibilities.....................................  58
SECTION 7.4    Payment of Taxes and Other Charges, Etc.................................  59
SECTION 7.5    Maintenance of Insurance and Errors and Omissions and Fidelity Coverage.  60
SECTION 7.6    Application of Funds in Event of Default................................  60
SECTION 7.7    Realization upon the Underlying Collateral..............................  61
SECTION 7.8    Trustee to Cooperate: Release of Original Security Documents............  63
SECTION 7.9    Title and Management of Foreclosed Collateral...........................  63
SECTION 7.10   Sale of Foreclosed Collateral...........................................  64
SECTION 7.11   Servicing Compensation..................................................  65

                                                                                               PAGE
                                                                                               ----
SECTION 7.12   Reports to the Trustee.........................................................  66
SECTION 7.13   Annual Statement as to Compliance..............................................  66
SECTION 7.14   Access to Certain Documentation Regarding the Note Indebtedness................  66
SECTION 7.15   Inspections....................................................................  67
SECTION 7.16   Advances.......................................................................  67
SECTION 7.17   Appointment of Special Servicer................................................  68
SECTION 7.18   Transfer of Servicing Between Servicer and Special Servicer; Record Keeping....  68
SECTION 7.19   Rights of the Issuer with Respect to the Servicer..............................  69
SECTION 7.20   Limitation on the Liability of the Servicer and Others.........................  69
SECTION 7.21   Servicer and Special Servicer Not to Resign; Termination of Servicer by Holders  71
SECTION 7.22   Merger or Consolidation of the Servicer........................................  72
SECTION 7.23   Servicer Default...............................................................  72
SECTION 7.24   Remedies of Trustee............................................................  74
SECTION 7.25   Directions by Holders and Duties of Trustee During Servicer Default............  74
SECTION 7.26   Trustee to Act; Appointment of Successor.......................................  75
SECTION 7.27   Notification to Holders........................................................  76
SECTION 7.28   Waiver of Past Events of Default...............................................  76
SECTION 7.29   Representations and Warranties.................................................  76

ARTICLE VIII THE ISSUER.......................................................................  77
SECTION 8.1    Reports by the Issuer..........................................................  77
SECTION 8.2    Representations, Warranties and Covenants of the Issuer........................  78

ARTICLE IX   SUPPLEMENTAL INDENTURES; AMENDMENTS..............................................  79
SECTION 9.1    Supplemental Indentures or Amendments Without Consent of Holders...............  79
SECTION 9.2    Supplemental Indentures or Amendments With Consent of Holders..................  80
SECTION 9.3    Delivery of Supplements........................................................  81
SECTION 9.4    Opinion of Counsel.............................................................  81

ARTICLE X    COVENANTS; WARRANTIES............................................................  81
SECTION 10.1   Payment of Principal and Interest..............................................  81
SECTION 10.2   Maintenance of Office or Agency................................................  81
SECTION 10.3   Fiscal Agent; Money for Note Payments to be Held in Trust......................  82
SECTION 10.4   Entity Existence...............................................................  82
SECTION 10.5   Payment of Taxes and Other Claims..............................................  82
SECTION 10.6   Maintenance of Lien and Recording..............................................  82
SECTION 10.7   Performance and Enforcement....................................................  83
SECTION 10.8   Negative Covenants.............................................................  83
SECTION 10.9   Statement as to Compliance.....................................................  84

ARTICLE XI   REDEMPTION OF NOTES..............................................................  84
SECTION 11.1   Applicability of Article.......................................................  84
SECTION 11.2   Selection by Trustee of Notes to be Redeemed...................................  85
SECTION 11.3   Notice of Redemption...........................................................  85
SECTION 11.4   Deposit of Redemption Price....................................................  85
SECTION 11.5   Notes Payable on Redemption Date...............................................  85
SECTION 11.6   Notes Redeemed in Part.........................................................  86
SECTION 11.7   Holders' Redemption Right......................................................  86

ARTICLE XII  MEETINGS OF HOLDERS OF NOTES.....................................................  88
SECTION 12.1   Purposes for Which Meetings May Be Called......................................  88
SECTION 12.2   Call, Notice and Place of Meetings.............................................  88

                                                                              PAGE
                                                                              ----
SECTION 12.3   Persons Entitled to Vote at Meetings..........................  88
SECTION 12.4   Quorum; Action................................................  88
SECTION 12.5   Determination of Voting Rights; Conduct and Adjournment of
               Meetings......................................................  89
SECTION 12.6   Counting Votes and Recording Action of Meetings...............  89

EXHIBITS
    A  Form of Note
    B  Assignment
    C  List of Authorized Persons
    D  Request for Release of Documents

   INDENTURE AND SERVICING AGREEMENT, dated and effective as of [          ],
2002 (this "Indenture"), among SOUTHWEST SHOPPING CENTERS CO. II, L.L.C., as issuer (defined herein as the "Issuer"), having an address at c/o First Union Real Estate Equity and Mortgage Investments, 125 Park Avenue, 14th Floor, New York, New York 10017; THE BANK OF NEW YORK, as trustee (defined herein, together with its successors and any separate or co-trustee, as the "Trustee"), having an address at 2 North LaSalle Street, Suite 1020, Chicago, IL 60602; ARCHON GROUP, L.P., as servicer (defined herein together with its successors, the "Servicer"), having an address at 600 E. Las Colinas Blvd., Suite 400, Irving, Texas 75039; and ARCHON GROUP, L.P. as special servicer (defined herein together with its successors, the "Special Servicer") having an address at 600
E. Las Colinas Blvd., Suite 400 Irving, Texas 75039.

                            RECITALS OF THE ISSUER

   The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of its notes or other evidences of indebtedness (herein individually called a "Note" and collectively called the "Notes") to be issued as provided in this Indenture in the form of Secured Notes, Series 2002-SSCC, due May 31, 2010, in an aggregate principal amount equal to $20,000,000.

   All things necessary to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee hereunder and duly issued by the Issuer, the valid and legally binding obligations of the Issuer enforceable in accordance with their terms, and to make this Indenture a valid and legally binding agreement of the Issuer, the Servicer, the Special Servicer and the Trustee enforceable in accordance with its terms, except in each case as such enforcement may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), have been done.

                               GENERAL COVENANT

   IT IS HEREBY COVENANTED AND DECLARED that the Notes are to be authenticated and delivered by the Trustee (or any Authenticating Agent), and the Collateral is to be held and applied by the Trustee, subject to the further covenants, conditions and trusts hereinafter set forth, and the Issuer does hereby represent and warrant, and covenant and agree, to and with the Trustee, the Special Servicer, and the Servicer, for the equal and proportionate benefit and security of the Trustee for the benefit of the Holders of Notes as follows:

                                   ARTICLE I

                             DEFINITIONS AND OTHER
                       PROVISIONS OF GENERAL APPLICATION

   SECTION 1.1  DEFINITIONS.

   For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

      (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

      (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States;

      (c) the word "including" shall be construed to be followed by the words "without limitation";

      (d) section headings are for the convenience of the reader and shall not be considered in interpreting this Indenture or the intent of the parties hereto;

      (e) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

      (f) the words "immediately available funds" shall have the same meaning as "same day funds" when used herein; and

   ACT has the meaning stated in Section 1.3.

   ADVANCE has the meaning stated in Section 7.16(a).

   ADVANCE INTEREST RATE has the meaning stated in Section 7.16(b).

   AFFILIATE of any Person means (i) any other Person which, directly or indirectly, is in Control of, is controlled by or is under common control with, such Person; (ii) any other Person who is a director or officer of (x) such Person, (y) any subsidiary of such Person, or (z) any Person described in clause (i) above, or (iii) any corporation, limited liability company or partnership which has a director any Person described in clause (ii) above. For purposes of this definition, one entity (the "controlled entity") is controlled by another (the "controlling entity") if the controlling entity has the power, directly or indirectly, to direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of voting securities, by contract, or otherwise. A controlling entity shall be deemed to have control of a controlled entity in the following circumstances: (i) if the controlled entity is a corporation, the controlling entity owns more than fifty-one percent (51%) of the shares of the controlled entity's capital stock that have voting power to elect directors, including shares that have voting power by reason of the occurrence of one or more conditions or contingencies;
(ii) if the controlled entity is a limited partnership, the controlling entity both owns more than fifty-one percent (51%) of the equity interests in the partnership and controls (in accordance with the balance of this definition) the general partner of the partnership; (iii) if the controlling entity is a limited liability company, the controlling entity either owns more than fifty-one percent (51%) of the equity interests in the limited liability company or controls (in accordance with the balance of this definition) a majority of the managers or members of the limited liability company; or (iv) if the controlling entity is a business trust, the controlling entity either owns more than fifty-one percent (51%) of the equity interests in the business trust or controls (in accordance with the balance of this definition) a majority of the trustees of the business trust.

   AGENT MEMBERS has the meaning stated in Section 2.5(e).

   APPRAISAL means an appraisal of the Underlying Collateral prepared by an independent appraiser, selected by the Servicer or Special Servicer, as applicable, that is a MAI, and that, if the state in which the portion of the property being appraised certifies or licenses appraisers, is certified or licensed in such state, and who has a minimum of five years' experience in the appraisal of properties comparable to the property being appraised.

   ASSIGNMENT OF CONTRACTS means the Assignment of Leases, Permits, and Contracts entered into as of the date hereof between Issuer and FUR, as the same may be amended or supplemented from time to time.

   ASSIGNMENT OF LEASES means the Assignment of Licenses and Rents entered into as of the date hereof between Issuer and FUR, as the same may be amended or supplemented from time to time.

   ASSIGNMENT OF MANAGEMENT AGREEMENT means the Assignment of Management Agreement and Subordination of Management Fees entered into as of the date hereof between Issuer and FUR, as the same may be amended or supplemented from time to time.

   AUTHENTICATING AGENT means the Trustee and/or any Person authorized by the Trustee to act on behalf of the Trustee to authenticate and deliver the Notes. Written notice of such authorization shall be transmitted to the Issuer by the Trustee in a timely manner.

   AUTHORIZED NEWSPAPER means, so long as the Notes are listed on a securities exchange or an over-the-counter market and the rules of such exchange or market so require, a newspaper published in the city in which such securities exchange or market is located. If, because of temporary or permanent suspension of publication or general circulation of any newspaper or for any other reason, it is impossible or, in the opinion of the Trustee, impracticable to make reasonable publication of any notice required herein in a newspaper published in the city in which the securities exchange or market is located, "AUTHORIZED NEWSPAPER" shall mean any publication in a newspaper of general circulation in the United States.

   AUTHORIZED PERSON, when used with respect to the Issuer, has the meaning stated in Section 3.4 and, when used with respect to the Servicer or Special Servicer, means a Servicing Officer.

   BASE INTEREST RATE for the Notes has the meaning stated in Section 3.10(b).

   BUSINESS DAY means any day other than a Saturday or a Sunday or a legal holiday on which national banks in the State of New York or Illinois are closed.

   CAPITAL EXPENDITURES means the amount expended for items capitalized under GAAP, including expenditures for building improvements or major repairs, leasing commissions and tenant improvements.

   CASH means coin or currency of the United States or immediately available federal funds, including such funds delivered by wire transfer.

   CASH MANAGEMENT AGREEMENT means the cash management agreement dated as of
[          ], 2002 between FUR, The Bank of New York, and Issuer, as the same may be amended or supplemented from time to time.

   CASUALTY ACCOUNT has the meaning stated in Section 10.7(b).

   CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

   CLOSING DATE means [          ], 2002.

   CODE means the United States Internal Revenue Code of 1986, as amended, and applicable Treasury Department regulations thereunder.

   COLLATERAL means the Indenture Collateral and the Underlying Collateral or both, as appropriate in the context in which such term is used in this Indenture.

   COLLATERAL ASSIGNMENT OF MORTGAGE means, that certain Collateral Assignment of Leasehold Mortgage dated as of the date hereof, made by the Issuer in favor of the Trustee, as the same may be amended or supplemented from time to time.

   COLLATERAL ASSIGNMENT OF UNDERLYING NOTES AND SECURITY DOCUMENTS means that certain Collateral Assignment of Underlying Notes and Security Documents dated as of the date hereof made by the Issuer in favor of the Trustee.

   COLLATERAL VALUe means as of any date with respect to U.S. Government Securities theretofore delivered to the Trustee, the aggregate amount of payments of principal of U.S. Government Securities and the predetermined and certain income therefrom that will be paid or payable to the Servicer on behalf of the Trustee on or before the second Business Day prior to each day on which payments are due on the obligations in respect of which such U.S. Government Securities were delivered, without consideration of any reinvestment of such income, PLUS the face amount of any Cash, all as certified in writing to the Trustee and Servicer (which certificate may be conclusively relied upon by the Trustee and the Servicer absent manifest error) by a recognized and reputable independent certified public accounting firm or investment banking firm selected by the Issuer (unless reasonably disapproved by the Trustee).

   COLLECTION ACCOUNT has the meaning stated in Section 3.5(a).

   COMMISSION means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

   CONFIDENTIAL INFORMATION has the meaning stated in Section 6.6.

   CORPORATE TRUST OFFICE means the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, which as of the Closing Date is 2 North LaSalle Street, Suite 1020, Chicago, IL 60602.

   CUSTODIAN means The Bank of New York, and any successor custodian, as custodian of the Global Notes for DTC under custody agreements, or any similar successor agreement or agreements.

   DEBT SERVICE means for any period, all payments of interest, if any, payable by the Underlying Borrowers under the terms of the Underlying Loans during such period, excluding balloon payments of principal or accrued interest, if any, due at maturity.

   DEBT SERVICE COVERAGE RATIO means the ratio obtained by dividing Net Operating Income for the most recently completed Interest Period by Debt Service for such Interest Period.

   DEBT SERVICE COVERAGE RATIO CALCULATION DATE means the date on which the Issuer and/or the Underlying Borrowers deliver or are required to deliver financial statements pursuant to the Mortgage and the Mezzanine Loan Agreement.

   DEFAULT RATE has the meaning stated in Section 3.11(d).

   DEPOSIT ACCOUNT BANK means The Bank of New York.

   DEPOSITARY means, with respect to the Global Notes, DTC or such other Person as shall be designated as Depositary by the Issuer pursuant to Section 2.5(a) of this Indenture.

   DILLARD'S EVENT means the commencement of construction of a mall in the Little Rock metropolitan area with Dillard's Department Store as an anchor, unless Dillard's, Inc. first renews its operating agreement with Park Plaza Mall so that the operating agreement remains in effect through the maturity date of the Mezzanine Loan.

   DOLLARS, U.S.$ and $ mean such coin or currency of the United States as, at the time, shall be legal tender for the payment of public or private debts.

   DTC means The Depository Trust Company, a New York corporation.

   ELECTION FORM means a form sent to each common shareholder of First Union pursuant to the Merger Agreement and on which such holder, if it elects to receive Notes in the merger, may elect to exercise its Redemption Right with respect to such Notes in accordance with Section 11.7 hereof.

   ELIGIBLE ACCOUNT means an identifiable account separate from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company or (ii) a segregated trust account or accounts maintained with a federal or state-chartered depository institution or trust company acting in its fiduciary capacity, which may be the Trustee, and which, in the case of a state-chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. 9.10(b), and has a combined capital and surplus of at least $500,000,000 and is subject to supervision or examination by federal or state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

   ELIGIBLE INVESTMENTS has the meaning stated in Section 6.14.

   ENVIRONMENTAL INDEMNITY means the environmental indemnity provisions set forth in the Underlying Loan Documentation.

   ENVIRONMENTAL LAWS means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, including but not limited to CERCLA and the Resource Conservation and Recovery Act, that apply to Underlying Borrowers and relate to Hazardous Materials or protection of human health or the environment.

   EVENT has the meaning stated in Section 6.1(a)(viii).

   EVENT OF DEFAULT has the meaning stated in Section 5.1.

   EXCHANGE ACT means the Securities Exchange Act of 1934, as amended from time to time, any successor statute thereto, and the rules and regulations of the Commission promulgated thereunder from time to time.

   EXIT FEE means any Exit Fee, as defined in the Mezzanine Note, received by the Issuer in connection with a repayment of the Mezzanine Note.

   EXCULPATED PERSONS has the meaning stated in Section 1.14(a).

   FHLMC means Federal Home Loan Mortgage Corporation, a corporate instrumentality of the United States created and existing under Title III of the Emergency Home Finance Act of 1970, as amended, or any successor thereto.

   FISCAL AGENT has the meaning stated in Section 3.6(b).

   FNMA means the Federal National Mortgage Association, a federally chartered and privately owned corporation organized and existing under the Federal National Mortgage Association Charter Act or any successor thereto.

   FORECLOSED COLLATERAL means any Collateral the ownership of which is acquired by the Special Servicer in the name of the Trustee or its nominee for the benefit of the Holders by foreclosure or acceptance of a deed in lieu of foreclosure or otherwise.

   FORECLOSURE PROCEEDS means proceeds, net of any related expenses of the Servicer, the Special Servicer, or the Trustee, received in respect of any Foreclosed Collateral prior to the final liquidation of the Foreclosed Collateral.

   FUR means First Union Real Estate Equity and Mortgage Investments, Inc., an Ohio business trust.

   GGC means Gotham Golf Corp., a Delaware corporation and wholly owned subsidiary of GGP.

   GGP means Gotham Partners, L.P., a Delaware limited partnership.

   GOVERNMENTAL AUTHORITY means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

   GLOBAL NOTE has the meaning set forth in Section 2.3.

   GROSS REVENUE means, for any period and all or any portion of the Collateral, revenue derived from the ownership and operation of such Collateral from whatever source, including but not limited to, rents (without giving effect to straight-lining of rents), but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by the Underlying Borrowers or Issuer to any governmental authority, non-recurring revenues, refunds and uncollectible accounts, proceeds of casualty insurance and any other insurance or similar awards (other than business interruption or other loss of income insurance), and any disbursements to the Underlying Borrowers or Issuer of any escrow funds established by the Mortgage Security Documents.

   HAZARDOUS MATERIALS means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls ("PCBs") and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on an Underlying Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance", "toxic pollutant", "contaminant", or "pollutant" within the meaning of any Environmental Law.

   HOLDER means, with respect to any Note, the Person in whose name such Note is registered in the Register.

   HOLDOVER ACCOUNT has the meaning stated in Section 3.5(g).

   INDENTURE has the meaning stated in the introductory paragraph hereto.

   INDENTURE COLLATERAL means, collectively, the Underlying Loans and all monies, accounts, instruments, or other property constituting a part of the security for the Holders of Notes for the performance by the Issuer of its obligations hereunder and conveyed to the Trustee in trust for the benefit of the Holders of Notes, the proceeds of the foregoing, and all amounts in the Payment Account, Collection Account, Mortgage Deposit Account, Mezzanine Deposit Account, the Redemption Account, the REO Property Account, or any other account established hereunder or under the Cash Management Agreement or the Mezzanine Cash Management Agreement.

   INDENTURE SECURITY DOCUMENTS means the Collateral Assignment of Mortgage, the Collateral Assignment of Underlying Notes and Security Documents, the Notes, the Indenture, the financing statements now or hereafter executed in connection herewith and any and all other agreements, certificates (including, without limitation, Officer's Certificates), instruments or documents executed by the Issuer evidencing or securing the Notes.

   INDEPENDENT when used with respect to any specified Person means such a Person who (i) does not have any direct financial interest or material indirect financial interest in the Issuer, any Underlying Borrower, the Trustee, the Fiscal Agent, the Special Servicer or the Servicer or any Holder of a Note or in any of their respective Affiliates and (ii) is not an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions of or for the Issuer, the Trustee, the Fiscal Agent, the Special Servicer or the Servicer or any Holder of a Note or any of their respective Affiliates.

   INSURANCE PROCEEDS means amounts, awards or payments payable to the Issuer or Underlying Borrowers in respect of all or any part of the Collateral on the Underlying Properties in connection with the damage or destruction thereof (after the deduction therefrom and payment to the Issuer or Underlying Borrowers, respectively, of any and all reasonable expenses incurred by the Issuer or Underlying Borrowers in the recovery thereof, including all attorneys' fees and expenses, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such damage or destruction).

   INTEREST PERIOD means each period that runs, with respect to any Payment Date in July, from and including the first day in the immediately preceding January or, with respect to any Payment Date in January, from and including the first day in the immediately preceding July, in either case to and excluding the first day of the calendar month containing such Payment Date; PROVIDED that the first Interest Period shall commence on the Closing Date and end on (but exclude) the first day of January, 2003 and the final Interest Period shall end on (but exclude) the Maturity Date or the Redemption Date (other than in connection with a Redemption with respect to which the Issuer has made a designation pursuant to Section 11.7(d)), as applicable.

   INTERESTED PERSON means, as of any date of determination, the Issuer, any Underlying Borrower, the Servicer, the Special Servicer, the Manager, the Trustee, the Fiscal Agent (if any), any Holder or, in each such case, any of its Affiliates.

   ISSUER has the meaning stated in the introductory paragraph hereto.

   ISSUER REQUEST or ISSUER ORDER means a written request or order signed in the name of the Issuer by any Authorized Person.

   LEASE shall mean any lease, sublease, further sublease, license, occupancy agreement or other agreement existing on the date hereof or hereafter entered into by an owner of an Underlying Property permitting the use or enjoyment of any part of the Underlying Property by another Person, and every modification, amendment, or extension relating thereto.

   LIEN means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing and a mechanics' or materialmens' lien).

   LIQUIDATED COLLATERAL means Collateral that has been liquidated and, with respect to which, the Special Servicer has determined that all amounts which it expects to recover from or on account of such Collateral have been recovered.

   LIQUIDATION EXPENSEs means reasonable and customary expenses (other than expenses actually covered by insurance and reimbursed by the insurer to the Servicer, the Special Servicer or the Trustee) incurred by the Servicer, the Special Servicer or the Trustee in connection with the liquidation of the Collateral, such expenses including, without limitation, legal fees and expenses, appraisal fees, the costs of any environmental reports, receivership fees, brokerage fees, trustee and co-trustee fees, if any. Liquidation Expenses shall not include any expenses actually incurred by the Trustee, the Special Servicer or the Servicer that were subsequently reimbursed to the Servicer, the Special Servicer or the Trustee or that were netted against income from the Foreclosed Collateral and were considered in the calculation of the amount of Foreclosure Proceeds pursuant to the definition thereof.

   LIQUIDATION FEE means a fee payable to the Special Servicer equal to 1% of the Net Liquidation Proceeds relating to each Liquidated Collateral, provided that the aggregate of all Liquidation Fees paid hereunder shall not exceed $100,000.

   LIQUIDATION PROCEEDS means amounts received by the Servicer or the Special Servicer in connection with the liquidation of the Collateral, whether through judicial foreclosure, sale or otherwise, other than amounts required to be paid to the Issuer or an Underlying Borrower pursuant to law or the terms of this Indenture, the Mortgage, the Mezzanine Loan Agreement, or the other Security Documents.

   LOAN EVENT means (i) the Issuer has not made one semi-annual payment of interest on the Notes; (ii) the Issuer has defaulted in its obligation to make the payment of principal due on the Maturity Date or to pay the Redemption Price on a Redemption Date; (iii) the Servicer has received notice that the Issuer or any Underlying Borrower has become the subject of any bankruptcy, insolvency or similar proceeding, admitted in writing its inability to pay its debts as they come due or made an assignment for the benefit of creditors; (iv) the Servicer has received notice of a foreclosure or threatened foreclosure of any lien on all or any portion of the Collateral; (v) the Issuer has expressed to the Servicer that the Issuer is unable to pay the Notes in a timely manner, or in the judgment of the Servicer (consistent with the Servicing Standards), an Event of Default (other than as set forth in the foregoing clauses) is imminent and, in either such case, the Special Servicer will be required to engage in modification negotiations or other typical special servicing activities in connection therewith; or (vi) an Event of Default of which the Servicer has notice; PROVIDED that a Loan Event will cease (a) with respect to the circumstances described in clause (i) above, when the Issuer has brought the Notes current and thereafter made the next semi-annual payment in full when due, including pursuant to a workout of the Mortgage Loan, the Mezzanine Loan and the terms of the Notes, (b) with respect to the circumstances described in clauses (iii), (iv) and (v) above, when such circumstances cease to exist in the good faith judgment of the Servicer, or (c) with respect to the circumstances described in clause (vi) above, when such Event of Default is cured; as long as, in the case of each of clauses (a), (b) and (c) of this proviso, at that time no other circumstance exists that would constitute a Loan Event.

   MAI means a Member of the Appraisal Institute.

   MAJORITY HOLDERS, with respect to any vote, request, authorization, direction, consent or similar Act, means the Holders of more than 50% in aggregate principal amount of the Outstanding Notes, PROVIDED that if (i) the Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Notes (regarding as not being Outstanding, for the purposes of this clause (i) only, any Notes known to a Responsible Officer of the Trustee to be owned by GGP, GGC, Gotham Partners, L.P., or any other Affiliate of the Issuer, with the exception of any such Notes that are pledged in good faith to a Person that is not the Issuer or an Affiliate of the Issuer) shall make or provide a contrary vote, request, authorization, direction, consent or similar Act, and
(ii) the Holders described in clause (i) above hold not less than 25% in aggregate principal amount of the Outstanding Notes, then such contrary Act shall be treated as the Act of the Majority Holders.

   MANAGEMENT FEE means, as to any Underlying Property acquired by the Special Servicer by foreclosure, a fee payable out of the Collateral to the Manager for managing such property while it is owned by or on behalf of the Trustee, which shall be reasonable and customary in the market in which such property is located.

   MANAGER has the meaning stated in Section 7.9(a).

   MATURITY DATE means, with respect to any Notes, the date on which the principal of such Notes shall become due and payable as herein provided, whether at the Scheduled Maturity Date, by acceleration or otherwise, but not including redemption.

   MERGER AGREEMENT means the Agreement and Plan of Merger and Contribution dated February 13, 2002, by and among FUR, First Union Management, Inc., a Delaware corporation, GGP, Gotham Golf Partners, L.P., a Delaware limited partnership, GGC, GGC sub Inc., a Delaware corporation and a wholly owned subsidiary of GGC, Florida Golf Properties, Inc., a Florida corporation and the sole general partner of GGP, and Florida Golf Associates, L.P., a Virginia limited partnership.

   MEZZANINE CASH MANAGEMENT AGREEMENT means the mezzanine cash management
agreement dated as of [          ], 2002 between Park Plaza 1, The Bank of New
York and Issuer, as the same may be amended or supplemented from time to time.

   MEZZANINE DEBT SERVICE SUB ACCOUNT has the meaning given to the term "Debt Service Sub Account" in the Mezzanine Cash Management Agreement.

   MEZZANINE DEPOSIT ACCOUNT has the meaning given to the term "Deposit Account" in the Mezzanine Cash Management Agreement.

   MEZZANINE EVENT OF DEFAULT has the meaning given to the term "Event of Default" in the Mezzanine Loan Agreement.

   MEZZANINE EXPENSES SUB ACCOUNT has the meaning given to the term "Expenses Sub Account" in the Mezzanine Cash Management Agreement.

   MEZZANINE LOAN means the indebtedness advanced to Park Plaza 1 by Issuer pursuant to the Mezzanine Loan Agreement secured by the Mezzanine Pledge Agreement and the other Mezzanine Security Documents and evidenced by the
Mezzanine Promissory Note dated as of [          ], 2002 made by Park Plaza 1
to the Issuer.

   MEZZANINE LOAN AGREEMENT means the Mezzanine Loan Agreement dated as of
[          ], 2002, by and between Park Plaza 1 and Issuer, as the same may be amended or supplemented from time to time.

   MEZZANINE NOTE means the Mezzanine Promissory Note dated as of [          ],
2002 made by Park Plaza 1 to the Issuer evidencing the Mezzanine Loan and secured by the Mezzanine Pledge Agreement.

   MEZZANINE PLEDGE AGREEMENT means the Pledge and Security Agreement dated as
of [          ], 2002 by and between Park Plaza 1 and Issuer, as the same may be amended or supplemented from time to time.

   MEZZANINE RESIDUAL SUB ACCOUNT has the meaning given to the term "Residual Sub Account" in the Mezzanine Cash Management Agreement.

   MEZZANINE SECURITY DOCUMENTS means collectively, the Mezzanine Loan Agreement, the Mezzanine Note, the Mezzanine Subordination of Management Agreement, the Mezzanine Cash Management Agreement, the Mezzanine Pledge Agreement and any and all other documents and agreements executed in connection with the Mezzanine Loan, all as the same may be modified, supplemented, consolidated, extended and reinstated from time to time.

   MEZZANINE SUBORDINATION OF MANAGEMENT AGREEMENT means the Subordination of Management Agreement and of Management Fees entered into of even date herewith by and between Issuer and Park Plaza 1 and acknowledged by the Property Manager, as the same may be amended or supplemented from time to time.

   MORTGAGE means the Leasehold Mortgage, Security Agreement and Fixture Filing
dated as of [          ], 2002, granting the Issuer a first priority mortgage
lien on the FUR's interest in the Property (as defined therein), as the same may be amended or supplemented from time to time.

   MORTGAGE DEBT SERVICE SUB ACCOUNT has the meaning given to the term "Debt Service Sub Account" in the Cash Management Account.

   MORTGAGE DEPOSIT ACCOUNT has the meaning given to the term "Deposit Account" in the Cash Management Account.

   MORTGAGE LOAN means the indebtedness evidenced by the Mortgage Promissory
Note dated as of [          ], 2002 made by FUR to Issuer and secured by the
Mortgage and the other Mortgage Security Documents.

   MORTGAGE NOTE means the Mortgage Promissory Note dated as of [          ],
2002 made by FUR to Issuer evidencing the Mortgage Loan and secured by the Mortgage.

   MORTGAGE RESIDUAL SUB ACCOUNT has the meaning given to the term "Residual Sub Account" in the Cash Management Agreement.

   MORTGAGE SECURITY DOCUMENTS means the Mortgage, the Mortgage Note, the Assignment of Leases, the Assignment of Licenses, the Subordination of Management Agreement, the Cash Management Agreement, the financing statements now or hereafter executed in connection therewith and any and all other agreements, certificates (including, without limitation, Officer's Certificates), instruments or documents executed by the Underlying Borrowers evidencing or securing the Mortgage Loan.

   MORTGAGE SUBORDINATION OF MANAGEMENT AGREEMENT means the Assignment of Management Agreement and Subordination of Management Fees entered into of even date herewith by and between Issuer, FUR and Property Manager, as the same may be amended or supplemented from time to time.

   MORTGAGE TAXES AND INSURANCE SUB ACCOUNT has the meaning given to the term "Taxes and Insurance Sub Account" in the Cash Management Account.

   NET CASH FLOW, with respect to a specified period and with respect to all or a portion of the Collateral, means, for any period, the excess, if any, of Gross Revenue for the Collateral (or relevant portion thereof) determined for such period over Operating Expenses for the Collateral (or relevant portion thereof) determined for such period.

   NET OPERATING INCOME means Gross Revenue minus Operating Expenses.

   NET LIQUIDATION PROCEEDS means the Liquidation Proceeds received with respect to the Collateral net of Liquidation Expenses incurred with respect thereto.

   NEW NOTE has the meaning stated in Section 3.9.

   NONRECOVERABLE ADVANCE means any portion of an Advance proposed to be made or previously made which has not been previously reimbursed to the Servicer or the Special Servicer, as applicable, and which, in the good faith business judgment of the Servicer or the Special Servicer, as applicable, will not or, in the case of a proposed Advance, would not be ultimately recoverable from late payments, Insurance Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Issuer's or Underlying Borrowers' obligations under the Security Documents. The judgment or determination by the Servicer or the Special Servicer, as applicable, that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance shall be evidenced, in the case of the Servicer, by a certificate of a Servicing Officer of the Servicer delivered to the Trustee and the Issuer, and in the case of the Special Servicer, by a certificate of a Servicing Officer of the Special Servicer delivered to the Servicer, the Trustee and the Issuer, which in each case sets forth such judgment or determination and the procedures and considerations of the Servicer or the Special Servicer, as applicable, forming the basis of such determination (including, but not limited to information selected by the Person making such judgment or determination in its good faith discretion, such as related income and expense statements, rent rolls, occupancy status, property inspection reports, the written responses to any Servicer or Special Servicer inquiries and third party engineering reports, environmental surveys or other third-party reports). Notwithstanding the above, the Servicer shall be entitled to rely upon any determination by the Special Servicer that any Advance previously made is a Nonrecoverable Advance or that any proposed Advance would, if made, constitute a Nonrecoverable Advance; notwithstanding the above, the Special Servicer shall be entitled to rely upon any determination by the Servicer that any Advance previously made is a Nonrecoverable Advance or that any proposed Advance would, if made, constitute a Nonrecoverable Advance.

   NOTE means any physical note issued hereunder, including, without limitation, any Global Notes; PROVIDED, HOWEVER, that with respect to any Global Note, the term "NOTE" also includes, when appropriate in context, any interest in any Global Note in the authorized denomination as provided herein of any Person as shown on the records of the Depositary.

   NOTE INDEBTEDNESS means the indebtedness created pursuant to this Indenture, evidenced by the Notes and secured by the Indenture Collateral.

   NOTICE OF DEFAULT has the meaning stated in Section 5.1.

   NRSRO means a nationally recognized statistical rating organization.

   OFFICER'S CERTIFICATE means a certificate signed on behalf of the Issuer by an Authorized Person.

   OPERATING EXPENSES means, for any period and all or any portion of the Collateral, all operating expenses (but not Capital Expenditures) actually incurred by or charged by or to the Issuer or Underlying Borrowers (appropriately prorated for any expenses that, although actually incurred in a particular period, also relate to other periods) with respect to the ownership, operation, leasing and management of such Collateral or the related Underlying Properties in the ordinary course of business, determined in accordance with GAAP, including any of the following, to the extent applicable: (1) personal property taxes and real estate taxes; (2) sales taxes or any tax on rents; (3) wages, salaries, payroll taxes and employee benefits; (4) costs of utility services; (5) maintenance, repair and custodial costs; (6) premiums payable for insurance carried on or with respect to such Underlying Properties; (7) office supplies, other administrative expenses and professional fees; (8) costs of advertising and marketing for such Underlying Properties; (9) costs of telephone service; (10) costs of garbage removal; and (11) any compensation, fees or reimbursements paid to a property manager.

   OPINION OF COUNSEL means, when required to be delivered by the Issuer, a written opinion of counsel selected by the Issuer, which shall be delivered at the expense of the Issuer, and when required to be delivered by any other Person, a written opinion of counsel who may be regular counsel to such Person, reasonably acceptable to the Trustee and to any other party hereto to whom such opinion is to be delivered pursuant to the terms of this Indenture.

   OUTSTANDING, when used with respect to the Notes, means, as of the date of determination, any Note theretofore authenticated and delivered under this Indenture (including, as of such date, all Notes represented by Global Notes authenticated and delivered under this Indenture), except the reduced portion or portions of any Global Note, as such reduction or reductions shall have been endorsed on such Global Note by the Trustee as provided herein and EXCEPT:

      (i) Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation (other than any Note as to which any amount that has become due and payable in respect thereof has not been paid in full);

      (ii) Notes for the payment or redemption or repurchase of which Cash and/or Eligible Investments in the necessary amount have been deposited with the Trustee in trust for the Holders of such Notes in accordance with this Indenture (other than any such Notes that are the subject of a Redemption with respect to which the Issuer has made a designation pursuant to Section 11.7(d)); PROVIDED that if such Notes are to be redeemed or repurchased, notice of such redemption or repurchase has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee and the Servicer has been made; and

      (iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Issuer;

PROVIDED, HOWEVER, that in determining whether the Holders of the requisite principal amount of the Outstanding Notes are present at a meeting of Holders for quorum purposes or have given any request, demand, authorization, vote, direction, notice, consent or waiver hereunder, any Notes owned by the Issuer shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, vote, direction, notice, consent or waiver or upon any such determination as to the presence of a quorum, only Notes which a Responsible Officer of the Trustee knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the sole satisfaction of the Trustee the pledgee's right to act with respect to such Notes and that the pledgee is not the Issuer.

   PARK PLAZA 1 means Park Plaza 1, L.L.C., a Delaware limited liability company.

   PARK PLAZA 2 means Park Plaza 2, L.L.C., a Delaware limited liability company.

   PARK PLAZA MALL means Park Plaza Mall, L.L.C., a Delaware limited liability company.

   PAYMENT ACCOUNT means the segregated trust account or accounts established by the Trustee pursuant to Section 3.5(a)(ii).

   PAYMENT DATe means the third Business Day of each July and January.

   PAYMENT DATE STATEMENT means a statement prepared by the Servicer in respect of the payments that shall be made on the next Payment Date setting forth:

      (a) the amount of any Advances made by the Servicer or the Special Servicer during the related Interest Period;

      (b) the aggregate amount of prepayments of principal on the Underlying Loans, if any, made during the related Interest Period;

      (c) any amounts received by the Issuer during the related Interest Period on account of any Exit Fee or late charges under the Mortgage Security Documents and Mezzanine Security Documents, as described in Section 3.10(c).

      (d) to the best of the Servicer's knowledge, whether any Loan Event or Event of Default has occurred during the related Interest Period;

      (e) any portion of the Collateral upon which the Special Servicer has foreclosed;

      (f) whether the Issuer, FUR, or Park Plaza 1 has declared bankruptcy, to the extent known to the Servicer;

      (g) the amount of proceeds from any liquidation or other disposition of Foreclosed Collateral, if any, received by the Special Servicer during the related Interest Period;

      (h) the aggregate amount of the Servicing Fee, Special Servicing Fee, Liquidation Fee, Work-out Fee and any other compensation paid or payable to the Servicer or Special Servicer during the related Interest Period; and

      (i) the balance in the Collection Account.

   PERMITTED EXCEPTIONS means any liens on the Underlying Collateral the existence of which is permitted by the terms of the Underlying Loan Documentation.

   PERSON means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

   PREDECESSOR NOTE of any particular Note means every previous Note evidencing all or a portion of the same indebtedness as that evidenced by such particular Note.

   PRIME RATE means the prime rate as published in the Wall Street Journal. If the Wall Street Journal has temporarily or permanently ceased publication, the Prime Rate will be the prime rate as published in an Authorized Newspaper selected by the Trustee.

   PROCEEDS shall mean Insurance Proceeds and/or Taking Proceeds, as applicable.

   PROPERTY MANAGER means each of Landau & Heyman of Arkansas, Inc., an Arkansas corporation, and Cornerstone Properties, Inc., an Indiana corporation, and their permitted successors and assigns.

   REDEMPTION ACCOUNT has the meaning stated in Section 3.5(h).

   REDEMPTION AGENT means a Person designated by the Issuer for the purpose of receiving Election Forms, making payments to the Holders pursuant to Section 11.7, and carrying out such further duties in relation to the Holders' Redemption Right as are specified in Section 11.7 or shall be agreed between it and the Issuer. The name and address of the Redemption Agent shall be printed on the Election Form.

   REDEMPTION DATE means the date fixed for such redemption by or pursuant to this Indenture in accordance with Article XI.

   REDEMPTION PRICE means the price at which such Note is to be redeemed calculated pursuant to Article XI.

   REDEMPTION RIGHT has the meaning stated in Section 11.7(a).

   REGISTER has the meaning stated in Section 3.6(a).

   REGISTRAR has the meaning stated in Section 3.6(a).

   REGISTRATION STATEMENT means any registration statement on Form S-4 filed with the Commission by the Issuer in respect of the Notes, including any exhibits thereto, any information incorporated by reference therein, and any amendments thereto.

   REGULAR RECORD DATE for a Payment Date means the day which is five (5) Business Days immediately preceding such Payment Date.

   RELEASE PROPERTY has the meaning stated in Section 4.1.

   REO PROPERTY ACCOUNT means an account held in trust of the Special Servicer, on behalf of the Trustee, for the benefit of the Holders for the deposit therein of all funds collected and received from any Foreclosed Collateral.

   RESPONSIBLE OFFICER means any officer of the Trustee or the Fiscal Agent, as the case may be, in the Corporate Trust Office and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

   SCHEDULED MATURITY DATE means May 31, 2010. If the Scheduled Maturity Date shall occur on a date that is not a Business Day, the applicable Scheduled Maturity Date shall be the next succeeding Business Day and no further interest or other payment shall be due any Holder as a result of such adjustment.

   SECURITIES ACT means the Securities Act of 1933, as amended from time to time, any successor statute thereto, and the rules and regulations of the Commission promulgated thereunder from time to time.

   SECURITY DOCUMENTS means the Indenture Security Documents, the Mortgage Security Documents and the Mezzanine Security Documents.

   SERVICER has the meaning stated in the introductory paragraph hereto.

   SERVICER DEFAULT has the meaning stated in Section 7.23.

   SERVICING FEE means an amount equal to $1,000 payable to the Servicer from the Collection Account on the first Business Day of each month.

   SERVICING OFFICER means any officer or employee of the Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Note Indebtedness and the Underlying Loans and whose name and specimen signature appear on a written list of servicing officers furnished to the Trustee on the Closing Date by the Servicer or the Special Servicer, as applicable, as such list may from time to time be amended by the Servicer or the Special Servicer, as applicable.

   SERVICING STANDARDS has the meaning stated in Section 7.1.

   SPECIAL SERVICER has the meaning stated in the introductory paragraph hereto.

   SPECIAL SERVICING FEE means an amount payable to the Special Servicer from the Collection Account on the first Business Day of each month after the occurrence of a Loan Event and while such Loan Event is continuing, equal to $4,167.

   SHAREHOLDER NOTE PURCHASE RIGHT has the meaning set forth in the Merger Agreement.

   TAKING shall mean a temporary or permanent taking by a government or political subdivision thereof or by a governmental agency, as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Underlying Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Underlying Property or part thereof.

   TAKING PROCEEDS shall mean amounts, awards or payments payable to the Underlying Borrowers or the Issuer in respect of all or any part of the Underlying Properties in connection with the Taking thereof (after the deduction therefrom and payment to the Underlying Borrowers or the Issuer, respectively, of any and all reasonable expenses incurred by the Underlying Borrowers or the Issuer in the recovery thereof, including all attorneys' fees and expenses and the costs incurred in any litigation or arbitration with respect to such Taking).

   TAXES AND OTHER CHARGES means, collectively, Taxes and Other Charges (as each term is defined in the Mortgage).

   TERMINATION FEE means an amount payable to the Servicer prior to any discharge of this Indenture pursuant to Section 4.2 that occurs prior to the first anniversary of the Closing Date, equal to $10,000 less five-sixths of the aggregate of all Servicing Fees paid to it hereunder on or prior to such date.

   TRUST INDENTURE ACT means the Trust Indenture Act of 1939 as in force at the date as of which this instrument was executed; PROVIDED, HOWEVER, that in event the Trust Indenture Act of 1939 is amended after such date, "TRUST INDENTURE ACT" means to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

   TRUSTEE means The Bank of New York, until a successor Person or successor Persons shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "TRUSTEE" shall mean or include each Person who is then a Trustee hereunder.

   TRUSTEE FEE means an amount payable on each Payment Date from the Payment Account equal to $4,000.

   UNDERLYING BORROWER means each of FUR and Park Plaza 1; and UNDERLYING BORROWERS means FUR and Park Plaza 1, collectively.

   UNDERLYING COLLATERAL means (i) the Mortgage Security Documents and all monies, accounts, instruments and other property pledged to the Issuer or in which a lien or security interest has been granted to the Issuer as security for the Mortgage Loan pursuant to any of the Mortgage Security Documents and
(ii) the Mezzanine Security Documents and all monies, accounts, instruments and other property pledged to the Issuer or in which a lien or security interest has been granted to the Issuer as security for the Mezzanine Loan pursuant to any of the Mezzanine Security Documents and all proceeds of the foregoing.

   UNDERLYING LOAN means each of the Mortgage Loan and the Mezzanine Loan.

   UNDERLYING LOAN DOCUMENTATION means, collectively, the Mortgage and the Mezzanine Loan Agreement.

   UNDERLYING PROPERTIES means, collectively, the Premises (as defined in the Mezzanine Loan Agreement) and the Property (as defined in the Mortgage).

   U.S. GOVERNMENT SECURITIES means securities evidencing an obligation to pay principal and interest in a full and timely manner that are (y) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (z) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of and guaranteed as a full faith and credit obligation by the United States, which in either case are not callable or redeemable at the option of the issuer thereof (including a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such securities or a specific payment of principal of or interest on any such securities held by such custodian for the account of the holder of such depositary receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the securities or the specific payment of principal of or interest on the securities evidenced by such depository receipt).

   WORK-OUT FEE means, with respect to any Loan Event that is terminated following resolution of such Loan Event by a written agreement negotiated by the Special Servicer, a fee equal to 1% of any amounts paid to or for the benefit of the Holders pursuant to such agreement if and until another Loan Event occurs, provided that the aggregate of all Work-Out Fees paid hereunder shall not exceed $100,000 for each Loan Event that is terminated pursuant to a written agreement negotiated by the Special Servicer.

   SECTION 1.2  FORM OF DOCUMENTS DELIVERED TO TRUSTEE.

   In any case where several matters are required to be certified by any specified Person, it is not necessary that all such matters be certified by only one such Person, or that they be so certified by only one document, but one such Person may certify with respect to some matters and one or more other such Persons may certify with respect to other matters, and any such Persons may certify as to such matters in one or several documents.

   Any certificate of an officer of the Issuer may be based, insofar as it relates to legal matters, upon an opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the opinion or representations with respect to the matters upon which the certificate is based are erroneous. Any such Opinion of Counsel may be based, insofar as it relates to factual matters relating to the Issuer, upon a certificate of, or representations by, an officer or officers of the Issuer stating that the information with respect to such factual matters is in the possession of the Issuer unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or representations with respect to such matters are erroneous.

   Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

   SECTION 1.3  ACTS OF HOLDERS.

   (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Holders
(i) may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing or (ii) may be embodied in and evidenced by the record of Holders voting in favor thereof in person at any meeting of Holders duly called and held in accordance with the provisions of Article XIII. Except as herein otherwise expressly provided, such action will become effective when such instrument or instruments of record are delivered to the Trustee, and, where it is expressly required by this Indenture, to the Issuer. Such instrument or instruments and any such record (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "ACT" of the Holders signing such instrument or instruments and so voting at any such meeting. Proof of execution of any such instrument or of a writing appointing any such agency or proxy, or of the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture or any other Security Document and (subject to Section 6.1) conclusive in favor of the Servicer, Trustee and the Issuer if made in the manner provided in this Section 1.3. The record of any meeting of the Holders of Notes shall be proved in the manner provided in this
Section 1.3. With respect to authorization to be given or taken by the Holders of Notes, the Trustee shall be authorized to follow the written directions or the vote of the Majority Holders unless any greater or lower percentage is required or permitted by the terms hereof.

   (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

   (c) The Issuer may, in the circumstances permitted by the Trust Indenture Act, fix any day as the record date for the purpose of determining the Holders entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action, or to vote on any action, authorized or permitted to be given or taken by Holders. If not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or, in the case of any such vote, prior to such vote, the record date for any such action or vote shall be the 30th day (or, if later, the date of the most recent list of Holders required to be provided pursuant to Section 3.7(a)) prior to such first solicitation or vote, as the case may be. With regard to any record date, only the Holders on such date (or their duly designated proxies) shall be entitled to give or take, or vote on, the relevant action.

   (d) The principal amount and identification numbers of Notes held by any Person, and the date of holding the same, shall be proved by the Register for the Notes.

   (e) Any request, demand, authorization, direction, notice, consent, election, declaration, waiver or other act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Servicer, Special Servicer, Trustee or Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

   SECTION 1.4  COMPUTATION OF PRINCIPAL AMOUNT.

   Whenever this Indenture states that any action may be taken by a specified percentage of Holders, such statement shall, unless otherwise specified, mean that such action may be taken by the Holders of such specified percentage of the aggregate principal amount of the Outstanding Notes to which such vote relates.

   SECTION 1.5  NOTICES.

   Any notice, direction, request, consent, election, waiver or demand which by any provision of this Indenture is required or permitted to be given may be served by national overnight courier service or may be given or served by facsimile only during business hours (as determined at the place of delivery) (9 a.m.-5 p.m.) of the addressee on a Business Day (with a confirmation copy sent by certified or registered mail, return receipt requested, or by national overnight courier) or by certified or registered mail, in each case return receipt requested, postage prepaid, to the address or addresses set forth below or such other address or addresses in the continental United States as such Person may designate in accordance with the provisions hereof.

   If to the Issuer, addressed to it at:

      Southwest Shopping Centers Co. II, L.L.C.
      c/o First Union Real Estate Equity and Mortgage Investments
      125 Park Avenue, 14th Floor
      New York, New York 10017
      Attention:
      Telephone:
      Facsimile:

   if to the Servicer, addressed to it at:

      Archon Group, L.P.
      600 E. Las Colinas Blvd., Suite 400
      Irving, Texas 75039
      Attention: Michael Forbes
      Telephone: (972) 368-2350
      Facsimile: (972) 368-3499

   if to the Special Servicer, addressed to it at:

      Archon Group, L.P.
      600 E. Las Colinas Blvd., Suite 400
      Irving, Texas 75039
      Attention: Michael Forbes
      Telephone: (972) 368-2350
      Facsimile: (972) 368-3499

   with a copy to the Trustee and the Servicer; and if to the Trustee, addressed to it at:

      The Bank of New York
      c/o The Bank of New York
      2 North LaSalle Street, Suite 1020
      Chicago, IL 60602
      Attention: Structured Finance Group
      Telephone: (312) 827-8500
      Facsimile: (312) 827-8562

   with a copy to the Servicer;

   SECTION 1.6  NOTICE TO HOLDERS OF NOTES.

   Where this Indenture provides for notice to the Holders of Notes from the Trustee, the Trustee, subject to reimbursement by the Issuer, shall (i) in the case of a Global Note, mail such notice by overnight mail to the Depositary and
(ii) in the case of Notes other than the Global Notes, mail such notice by first class mail, postage prepaid (except with respect to any redemption notice, which shall be sent by overnight mail) to the Holders thereof at the addresses appearing on the Register, with a copy of all such notices delivered (by mail or otherwise) to the Issuer. Any such notice so sent shall be conclusively presumed to have been received by such Holders.

   In case by reason of the suspension of regular mail service or overnight mail service, as the case may be, or by reason of any other cause it shall be impracticable to give any notice in the manner required above, then any other method of notification found satisfactory in the reasonable judgment of the Trustee shall constitute a sufficient notification for every purpose hereunder. In any case where notice to the Holders of Notes is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders of Notes.

   Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders of Notes shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

   All requests, demands, authorizations, directions, notices, consents, waivers and other communications required or permitted under this Indenture shall be in writing in the English language. Notice to any Holder will be deemed to have been given on the date of such publication or mailing.

   SECTION 1.7  SUCCESSORS AND ASSIGNS.

   All covenants and agreements in this Indenture by any party shall bind such party and its successors and assigns, whether so expressed or not.

   SECTION 1.8  SEPARABILITY CLAUSE.

   In case any provision of this Indenture or of the Notes shall be invalid, illegal or unenforceable, then, to the extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

   SECTION 1.9  BENEFITS OF INDENTURE.

   Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, their successors hereunder, and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Indenture.

   SECTION 1.10  GOVERNING LAW.

   (a) THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

   (b) Any action or proceeding against any of the parties hereto relating in any way to this Indenture or any Note or the Collateral may be brought and enforced in any state or federal court located in the Borough of Manhattan, The City of New York, and the Issuer irrevocably submits to the jurisdiction of each such court in respect of any such action or proceeding. The Issuer hereby waives any right to remove any such action or proceeding by reason of improper venue. As long as any of the Notes remain Outstanding, the Issuer will at all times have an authorized agent in New York City upon whom process may be served in any legal action or proceeding relating in any way to this Indenture or any Note. Service of process upon such agent and written notice of such notice mailed or delivered to the Issuer at its address set forth in Section 1.5 shall, to the fullest extent permitted by law, be deemed in every respect effective service upon the Issuer in any such legal action or proceeding. The Issuer's authorized agent for service of process shall be The Corporation Trust Company, 111 Eighth Avenue, New York, NY 10011, or such other Person as the Issuer shall identify in a notice to the Trustee and the Servicer in accordance with Section 1.5.

   SECTION 1.11  EXECUTION IN COUNTERPARTS.

   This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

   SECTION 1.12  SECURITY AGREEMENT.

   This Indenture shall constitute a security agreement under the Uniform Commercial Code as in effect in the states where the Payment Account, the Collection Account, the Holdover Account and any other similar account established by the Trustee, or the Servicer or the Special Servicer in furtherance of such entity's responsibilities under this Indenture or any other Security Document are located (with respect to the liens and security interests granted in Section 3.1(c)). Upon the occurrence of any Event of Default, and in addition to any other rights available under this Indenture, the Security Documents or any other instruments included in the Indenture Collateral or the Underlying Collateral or otherwise available at law or in equity, the Trustee shall have all rights and remedies of a secured party under the Uniform Commercial Code to enforce the assignments and security interests contained herein and, in addition, shall have the right, subject to compliance with any mandatory requirements of applicable law, to sell at public or private sale or apply, as appropriate, all monies or other property then on deposit in the Payment Account, the Collection Account, the Holdover Account, the Redemption Account, the REO Property Account and any other similar account established by the Trustee, the Servicer or the Special Servicer in furtherance of its rights or responsibilities under this Indenture or any other Security Document and any other rights and other interests assigned or pledged hereby in accordance with the terms of this Indenture. All amounts received hereunder and under the other Security Documents and any other instruments included in the Indenture Collateral or the Underlying Collateral shall be applied in accordance with the priorities established in Section 5.6.

   SECTION 1.13  THIRD-PARTY BENEFICIARY.

   This Indenture shall inure to the benefit of and be binding upon each of the parties hereto and its successors. Except as otherwise provided in this Article I, no other Person shall have any right or obligation hereunder.

   SECTION 1.14  NO LIABILITY OF EXCULPATED PERSONS.

   (a) Anything contained in this Indenture or the other Security Documents to the contrary notwithstanding, the recourse for the satisfaction of the indebtedness due under the Notes and for the payment and performance of all of the obligations and liabilities of the Issuer under the Indenture or the other Security Documents shall be limited solely to the Issuer's property and assets, including its interest in the Collateral, the Payment Account, the Holdover Account, the Collection Account, the Redemption Account, the REO Property Account, the Mortgage Deposit Account, and the Mezzanine Deposit Account and none of GGP, GGC, or any of their successors or assigns, any partner (general or limited, or a subpartner at any level), member, tenant in common, officer, director, trustee, beneficiary, shareholder, controlling Person, employee, agent, contractholder or policyholder of or with GGP, GGC, or the Issuer, or any Affiliate of any of the foregoing (collectively, "Exculpated Persons"), shall be liable in any respect for (i) the payment of the principal of or interest on the Notes, (ii) the payment of any other amount due under the Notes, this Indenture or the other Indenture Security Documents, or (iii) damages for the breach of, or any costs or expenses associated with the performance of or failure to perform, any of the covenants, obligations, representations, warranties or indemnifications contained herein or in the Notes or the other Indenture Security Documents. The Holders, by their acceptance of the Notes, and the Trustee shall agree that, in the event the Trustee pursues any remedies available to it hereunder or under the Notes or the other Security Documents, the Trustee, the Servicer, the Special Servicer and the Holders shall not have recourse to the Exculpated Persons for any deficiency, loss or claim for damages resulting therefrom, and none of the property or assets of any of the Exculpated Persons shall be subject to levy, execution, garnishment, attachment, foreclosure or other enforcement procedure for the satisfaction of the remedies of the Trustee, the Servicer and the Special Servicer and the Holders hereunder. Nothing contained herein shall (i) constitute a waiver of any indebtedness evidenced by the Notes or secured by the Mortgage, the Mezzanine Pledge Agreement or the other Security Documents, or (ii) be taken to prevent recourse to or the enforcement of remedies against any of the Collateral, in respect of any and all liabilities, obligations and undertakings contained in the Security Documents.

   Each document that is executed by any Exculpated Persons pursuant to or in connection with this Indenture and/or any other Security Documents shall either expressly incorporate, or shall be deemed to incorporate, the provisions contained in this Section 1.14.

   (b) In furtherance of the foregoing, it is expressly understood and agreed that nothing herein nor any act of the Issuer nor any document or instrument executed by the Issuer in connection herewith shall create or impose on any Exculpated Persons any personal liability, other than to the extent expressly provided with respect to the Underlying Borrowers in the Environmental Indemnity, and this Indenture is executed by the Issuer with the express understanding and agreement that nothing contained herein, in the Notes or under any of the other Indenture Security Documents (including the Notes) shall be construed as creating any liability on the part of any Exculpated Persons personally, other than to the extent expressly provided with respect to the Underlying Borrowers in the Environmental Indemnity, to pay the principal obligation or any interest that may accrue thereon or any indebtedness that may accrue hereunder or under any of the other Indenture Security Documents or to perform any covenant, either express or implied, herein contained, and that every Person now or hereafter claiming any right or security hereunder shall look solely to the Collateral, the Payment Account, the Holdover Account, the Collection Account, the Redemption Account, the REO Property Account, the Mortgage Deposit Account and the Mezzanine Deposit Account, for the payment thereof and the enforcement of any lien hereby created or the enforcement of any covenant, condition or agreement contained herein or under any of the other Indenture Security Documents.

   (c) The provisions of Section 1.14(a) and (b) hereof shall not (i) constitute a waiver, release or impairment of any obligation of the Issuer (without recourse to its partners, members or other equity investors) evidenced or secured by the Notes, this Indenture or any other Indenture Security
Document to the extent that it would impair the Trustee's (or the Servicer's or Special Servicer's on the Trustee's behalf) right or ability to declare an Event of Default or accelerate the maturity of the Notes, (ii) constitute a waiver of the Trustee's right under Section 1111(b) of the United States Bankruptcy Code to claim against the Issuer (without recourse to its partners, members or other equity investors, other than to the extent expressly provided with respect to the Underlying Borrowers in the Environmental Indemnity) the full amount of the indebtedness evidenced by the Notes or incurred pursuant to any of the other Indenture Security Documents or (iii) impair the right of the Trustee to obtain a deficiency judgment (without recourse to any partner, member or other equity investor in the Issuer, other than to the extent expressly provided with respect to the Underlying Borrowers in the Environmental

Indemnity) in any action or proceeding in order to preserve its rights and remedies against Collateral as to which a lien is granted hereunder, including, without limitation, foreclosure, nonjudicial foreclosure or the exercise of a power of sale, under the Collateral.

   SECTION 1.15  COMPLIANCE CERTIFICATES AND OPINIONS.

   Upon any application or request by the Issuer to the Trustee to take any action under any provision of this Indenture, the Issuer shall furnish to the Trustee such certificates and opinions as may be required under the Trust Indenture Act or this Indenture. Each such certificate or opinion shall be given in the form of an Officers' Certificate, if to be given by an officer of the Issuer, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of the Trust Indenture Act and any other requirement set forth in this Indenture.

   Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

      (1) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

      (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

      (3) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

      (4) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

   SECTION 1.16  CONFLICT WITH TRUST INDENTURE ACT.

   If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

                                  ARTICLE II

                              FORMS OF THE NOTES

   SECTION 2.1  FORMS GENERALLY.

   (a) The Notes and the Trustee's certificate of authentication shall be in substantially the form set forth in this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification or designation and such legends or endorsements placed thereon as may be required to comply with any applicable law or with any applicable rules made pursuant thereto or with the applicable rules of any securities exchange on which any of the Notes may be listed or any depositary or any governmental agency, to conform with market practice or as may, consistent herewith, be determined by the officers executing any Notes, as evidenced by their execution of such Notes.

   (b) The definitive Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the officers executing such Notes, as evidenced by their execution of such Notes.

   SECTION 2.2  FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION.

   The Trustee's certificates of authentication for the Notes shall be in substantially the following form:

   This Note is one of the Notes referred to in the above-mentioned Indenture.


THE BANK OF NEW YORK
as Trustee

By: -------------------------
       Authorized Officer

   or


THE BANK OF NEW YORK
as Trustee

By: -------------------------
     as Authenticating Agent
By: -------------------------
       Authorized Officer

   SECTION 2.3  FORM OF THE NOTES.

   The Notes are issuable initially in the form of a single Global Note in definitive, fully registered form without coupons (a "GLOBAL NOTE") in substantially the form of Exhibit A hereto, with the legend provided for in
Section 2.4. The Notes are not issuable in bearer form.

   SECTION 2.4  LEGEND.

   So long as DTC is acting as Depositary, Global Notes shall bear a legend substantially in the following form:

      UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

      THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN. THIS GLOBAL NOTE MAY NOT BE EXCHANGED, IN WHOLE OR IN PART, FOR A NOTE REGISTERED IN THE NAME OF ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES SET FORTH IN THE INDENTURE. BENEFICIAL INTERESTS IN THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE INDENTURE.

      THIS NOTE WILL NOT BE ACCEPTED IN EXCHANGE FOR A BENEFICIAL INTEREST IN A GLOBAL NOTE UNLESS THE HOLDER OF THIS NOTE, SUBSEQUENT TO SUCH EXCHANGE, WILL HOLD A MINIMUM AGGREGATE BENEFICIAL INTEREST IN SUCH GLOBAL NOTE OF AT LEAST ONE HUNDRED DOLLARS ($100).

   SECTION 2.5  GLOBAL NOTES.

   (a) (i) Any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note, PROVIDED, HOWEVER, that any such Note so issued that is registered in the name of a Person other than the Depositary or a nominee thereof shall not be a Global Note. Notwithstanding any other provision of this Indenture, a Global Note shall not be exchanged in whole or in part for a Note registered in the name of any Person other than the Depositary or one or more nominees thereof, unless (1) the Depositary (A) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (B) ceases to be a clearing agency registered under the Exchange Act, and in either case the Issuer fails to appoint a successor depositary (as described below) or
(2) there shall have occurred and be continuing an Event of Default with respect to the Notes. Any Global Note exchanged pursuant to clause (1) above shall be so exchanged from time to time in whole and not in part and any Global Note exchanged pursuant to clause (2) above may be exchanged from time to time in whole or in part as directed by the Depositary.

   (ii) The Issuer hereby designates DTC as the Depositary with respect to the Global Notes. If at any time DTC notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes or if at any time DTC has ceased to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, the Issuer shall be entitled to appoint a successor depositary with respect to each Global Note and provide notice to the Trustee of such appointment. If (x) a successor depositary for such Global Note is not appointed by the Issuer within 90 days after the Issuer receives such notice or becomes aware of such unwillingness, inability or ineligibility, (y) an Event of Default has occurred and is continuing and the beneficial owners representing a majority in principal amount of the Notes represented by such Global Note advise DTC, with a copy to the Trustee and the Issuer, to cease acting as depositary for such Global Note or (z) the Issuer, in its sole discretion, determines at any time that all (but not less than all) Outstanding Notes issued or issuable in the form of a Global Note shall no longer be represented by such Global Note and advises the Trustee and DTC of such determination, then the Issuer shall execute, and the Trustee shall authenticate and deliver, definitive Notes of like class, rank, tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of such Global Notes. On or after the earliest date on which such interests may be so exchanged as described above, each Global Note shall be surrendered for exchange by DTC to the Trustee; PROVIDED, HOWEVER, that such exchange is subject to the terms of Section 3.8 herein.

   (b) Notes issued in exchange for a Global Note or any portion thereof shall be issued in definitive, fully registered form, shall have an aggregate principal amount equal to that of such Global Note or portion thereof to be so exchanged, shall be registered in such names and be in such authorized denominations as the Depositary shall designate and shall bear the applicable legends provided for herein. Any Global Note to be exchanged in whole shall be surrendered by the Depositary to the Trustee located at the Corporate Trust Office to be so exchanged. With regard to any Global Note to be exchanged in part, either such Global Note shall be so surrendered or exchanged or, if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Note, the principal amount thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of an appropriate adjustment made on the records of the Trustee. Upon any such surrender or adjustment, the Trustee shall authenticate and deliver the Note issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof.

   (c) Subject to the provisions in the legend required by Section 2.4 above, a registered Holder may grant proxies and otherwise authorize any Person, including any Agent Member and any Person who may hold an interest in an Agent Member, to take any action that such Holder is entitled to take under this Indenture.

   (d) In the event of the occurrence of any of the events specified in paragraph (a) of this Section 2.5, the Issuer will promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form.

   (e) Neither members of, or participants in, the Depositary ("AGENT MEMBERS" and each an "AGENT MEMBER") nor any other Person on whose behalf Agent Members may act shall have any rights under this Indenture with respect to any Global Note held on its or their behalf by the Depositary or under any such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee (including, without limitation, the Servicer) as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

                                  ARTICLE III

                                   THE NOTES

   SECTION 3.1  EQUAL AND RATABLE NOTES; AMOUNT; AUTHORIZATION.

   (a) Each Note shall rank PARI PASSU with each other Note. The Notes shall be equally and ratably secured by the Indenture Collateral, PROVIDED that payment of principal and interest on the Notes shall be subject to the priorities of distributions set forth in Section 3.5(f) and Section 5.6, as applicable. The aggregate principal amount of the Notes that may be authenticated, delivered and Outstanding under this Indenture and which may be Outstanding at any time is limited to $20,000,000 (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to the provisions of this Indenture or the Notes). All Notes shall be substantially identical except as to denominations and tenor and except as expressly permitted in this Indenture.

   (b) The Notes shall be known and designated as the "Secured Notes, Series 2002-SSCC due May 31, 2010." The Scheduled Maturity Date for the Notes shall be May 31, 2010.

   (c) The Issuer hereby grants, and this Indenture shall evidence, a continuing lien and security interest in the Indenture Collateral, including the Payment Account, the Collection Account, the Holdover Account, the Redemption Account, the REO Property Account, and any other similar account established by the Trustee, the Servicer or the Special Servicer in furtherance of its rights or responsibilities under this Indenture or any other Security Document to secure the full payment of the principal of and interest, and all other amounts payable, on all the Notes, which shall in all respects be equally and ratably secured hereby without preference, priority or distinction on account of the actual time or times of the authentication and delivery of the Notes provided that payment of principal and interest on the Notes shall be subject to the priorities of distributions set forth in Section 3.5 and Section 5.6, as applicable. The foregoing grant shall not be in derogation or limitation of any lien or security interest granted under any Security Document to the Trustee to secure amounts payable on the Notes.

   (d) Notes may be transferred at the option of the Holder thereof to the Depositary for credit to the account of any Agent Member in accordance with this Indenture. Thereafter, the Depositary or its nominee shall be the Holder of the portion of the Global Note evidencing any Notes so transferred and the beneficial ownership thereof.

   SECTION 3.2  DENOMINATIONS.

   The Notes shall be issuable in fully registered form, without coupons, in denominations of $100 and integral multiples of $100.

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   SECTION 3.3  CONDITIONS PRECEDENT TO ISSUANCE OF NOTES.

   On the date hereof, Notes may be executed by the Issuer and authenticated and delivered by the Trustee to the specified parties upon the Issuer Request (directing the Trustee to authenticate the Notes and designating to whom the Trustee shall deliver the authenticated Notes) only if the Issuer shall have delivered the following to the Trustee (as evidenced by the Officer's Certificate referred to in (d) below and provided that the Trustee shall have no obligation to review the following and shall make no representation as to their sufficiency or effectiveness):

      (a) A copy of the certificate of formation of each of the Issuer and each Underlying Borrower, and any amendments thereto, certified, as applicable, by the appropriate government official of its jurisdiction of incorporation or organization;

      (b) A certificate of the Secretary or Assistant Secretary of the Issuer, stating that:

          (i) the copy of the applicable charter or organizational document of each of the Issuer and each Underlying Borrower provided under clause
       (a) above is true and complete;

          (ii) the attached copy of the resolutions of the governing body of FUR (A) authorizing the issuance of the Mortgage Note and the execution and delivery of the Mortgage and the other Mortgage Security Documents and (B) authorizing the officers (or classes of officers) identified therein to execute documents on such Underlying Borrower's behalf is true and complete and that such resolutions remain in full force and effect and have not been modified or amended;

          (iii) the attached copy of the resolutions of the governing body of Park Plaza 1 (A) authorizing the issuance of the Mezzanine Note and the execution and delivery of the Mezzanine Loan Agreement and the other Mezzanine Security Documents and (B) authorizing the officers (or classes of officers) identified therein to execute documents on such Underlying Borrower's behalf is true and complete and that such resolutions remain in full force and effect and have not been modified or amended; and

          (iv) the Persons who, as officers of the Issuer or any Underlying Borrower, executed this Indenture, the Notes, the Mortgage Note, the Mezzanine Note, the Mortgage, the Mezzanine Loan Agreement and each other Security Document to which the Issuer or such Underlying Borrower is a party, and any certificates or other papers delivered to the Trustee in connection with the execution and delivery of this Indenture and each other Security Document and the issuance of the Notes, the Mortgage Note and the Mezzanine Note, were validly elected to, and the incumbents of, the offices they purported to hold at the time of such execution, delivery and issuance, and that their signatures set forth on such certificate are genuine;

      (c) Executed counterparts of this Indenture, the agreement between the Trustee and the Fiscal Agent (if any) referred to in the second to last paragraph of Section 3.6(b), the Notes, the Mortgage Security Documents, the Mezzanine Security Documents and each of the other Security Documents;

      (d) An Officer's Certificate from the Issuer, dated as of the Closing Date, stating that, to the best knowledge of the signer(s) thereof, all of the conditions to the closing of the merger under the Merger Agreement have been satisfied;

      (e) Executed UCC-l financing statements with respect to the Indenture Collateral naming the Issuer as debtor and the Trustee as secured party thereunder (to be filed by or on behalf of the Issuer in the appropriate filing offices in the State of Delaware); and

      (f) Executed UCC-1 financing statements naming the Underlying Borrowers as debtor, the Issuer as secured party thereunder and the Trustee as assignee (to be filed by or on behalf of the Underlying Borrowers in the appropriate filing offices in the States of Ohio, Delaware and Indiana);

   Copies of the documents described above shall also be delivered to the Servicer.

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   SECTION 3.4  EXECUTION, AUTHENTICATION AND DELIVERY OF THE NOTES.

   Each Note shall be executed manually or in facsimile on behalf of the Issuer by any Person so authorized and listed on Exhibit C hereto to sign documents on behalf of the Issuer in connection with the performance of the Issuer's obligations under this Indenture and the other Security Documents (each, an "AUTHORIZED PERSON"), notwithstanding that such Persons, or any of them, shall have ceased, for any reason, to be so authorized prior to the authentication and delivery of such Note or was not so authorized at the date of any such Note. The Issuer shall have the right to add to or delete from the names listed on Exhibit C upon written notice to the Trustee and the Servicer signed by an Authorized Person and, in the case of additions to the list of Authorized Persons, accompanied by a specimen signature of each newly designated Authorized Person. The Notes may also have such additional provisions, omissions, variations or substitutions as are not inconsistent with the provisions of this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any applicable law or with any applicable rules made pursuant thereto or with the applicable rules of any securities exchange or governmental agency or as may, consistently herewith, be determined by an Authorized Person executing such Notes, as conclusively evidenced by their execution of such Notes. All Notes shall be otherwise substantially identical except as to denomination and as provided herein.

   The Trustee is hereby authorized, upon receipt of Notes duly executed on behalf of the Issuer for the purposes of the original issuance of such Notes and receipt of the other documents set forth in Section 3.3, to authenticate such Notes in an aggregate principal amount not in excess of $20,000,000 and to deliver such Notes to the Issuer or any other Person designated by the Issuer and, thereafter, to authenticate and deliver Notes in accordance with the provisions hereinafter set forth.

   The Trustee may, with the consent of the Issuer, appoint by an instrument or instruments in writing one or more Authenticating Agents (which may include the Trustee itself) for the authentication of Notes and, with such consent, vary or terminate any such appointment upon written notice and approve any change in the office through which any Authenticating Agent acts. The Issuer (by written notice to the Trustee and the Authenticating Agent whose appointment is to be terminated) may also terminate any such appointment at any time; PROVIDED, HOWEVER, that if the Trustee is acting as the Authenticating Agent, it may be terminated as Authenticating Agent only if it is also being terminated as Trustee. The Trustee hereby agrees to solicit written acceptances from the entities concerned (in form and substance satisfactory to the Issuer) of such appointments; PROVIDED, HOWEVER, that the Trustee shall not be required to solicit such written acceptances from any of its Affiliates who acts in the capacity of Fiscal Agent. In its acceptance of such appointment, an Authenticating Agent shall agree to act as an authenticating agent pursuant to the terms and conditions of this Indenture. The Fiscal Agent shall also be an Authenticating Agent.

   No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for in Section 2.2, executed by the Trustee or an Authenticating Agent by manual signature, and such certificate of authentication upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.

   SECTION 3.5 DEPOSIT ACCOUNT, COLLECTION ACCOUNT, PAYMENT ACCOUNT, HOLDOVER ACCOUNT, REDEMPTION ACCOUNT.

   (a) On or prior to the date hereof,

      (i) the Servicer shall establish and maintain a single, segregated account (the "COLLECTION ACCOUNT"), which is required to be an Eligible Account, with a federally or state-chartered depository institution or trust company in the name of the Servicer, as Servicer for the Trustee. The Collection Account will be under the sole dominion and control of the Servicer, as Servicer for the Trustee, and neither the Issuer nor any

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

   Underlying Borrower will have the right to withdraw funds from the Collection Account. The Servicer shall give notice to the Trustee and the Issuer of any change in the location of the Collection Account; and

      (ii) the Trustee shall establish a segregated trust account (the "PAYMENT ACCOUNT"), in the Trustee's name, which shall be an Eligible Account, bearing a designation clearly indicating that such account and all funds deposited therein (including all investments of such deposited funds and all income or other gain from such investments) are held for the exclusive benefit of the Holders. The Trustee shall have exclusive control and sole right of withdrawal with respect to the Payment Account for the purpose of making withdrawals from the Payment Account in accordance with this Indenture. Funds in the Payment Account shall not be commingled with any other monies. Subject to the interests of the Trustee pursuant to this
   Section 3.5, all monies deposited from time to time in the Payment Account and all investments made with such monies, including all income or other gains from such investments, shall be held by the Trustee in the Payment Account for the benefit of the Holders as provided herein and, to the extent specified in Section 3.5(d) and Section 6.15, the Issuer.

   (b) The Issuer shall, at or before 11:00 a.m. (New York time) on the second Business Day before each Payment Date or Maturity Date, transfer the balance of funds in the Mortgage Debt Service Sub Account and the Mezzanine Debt Service Sub Account to the Servicer for credit to the Collection Account. The Issuer shall also remit, at or before 11:00 a.m. (New York time) on the second Business Day before such Payment Date or Maturity Date such additional funds as are required to ensure that the balance in the Collection Account is sufficient to pay the amount of any interest and principal due in respect of the Notes, together with all other amounts due in respect of such date pursuant to this Indenture, including Trustee Fees, Servicing Fees, Special Servicing Fees, Work-out Fees and Liquidation Fees. The Issuer shall also transfer from the Mortgage Debt Service Sub Account or the Mezzanine Debt Service Sub Account, or both, or otherwise remit to the Servicer or Special Servicer, as applicable, at or before 11:00 a.m. (New York time) on the first Business Day of each calendar month (other than a month containing a Payment Date or Maturity Date such additional amounts as are required to pay any Servicing Fee or Special Servicing Fee due on such date.

   (c) The Servicer shall remit to the Trustee for deposit in the Payment Account all funds then available in the Collection Account at or before 3:00 p.m. (New York time) on the Business Day immediately preceding each Payment Date or Maturity Date.

   (d) All interest earned on funds on deposit in the Mortgage Deposit Account or the Mezzanine Deposit Account, or any other account or sub-account required to be maintained under this Indenture, the Mortgage, the Mezzanine Loan Agreement, the Mezzanine Cash Management Agreement or the Cash Management Agreement, other than the Collection Account, the Payment Account, the Redemption Account, and the REO Property Account, shall accrue for the benefit of the Issuer. Interest on funds on deposit in the Collection Account, the Payment Account and the Redemption Account shall be paid as follows: (i) to the Servicer, one calendar day's interest on all funds deposited in the Collection Account, to the extent such interest is actually earned; (ii) to the Trustee, one Business Day's interest on all funds deposited in the Payment Account and the Redemption Account, to the extent such interest is actually earned; and
(iii) all other interest earned on funds on deposit in the Collection Account and the Payment Account shall accrue for the benefit of the Issuer. Any interest earned on funds on deposit in the REO Property Account shall accrue for the benefit of the Special Servicer.

   (e) So long as no Event of Default shall have occurred and be continuing, all of the funds on deposit in the Payment Account may be invested and reinvested by the Trustee in one or more Eligible Investments only in the event such funds are reasonably expected by the Trustee to be on deposit for a period in excess of the period from and including the Business Day prior to the Payment Date or Maturity Date, as applicable, to but excluding the related Payment Date or Maturity Date, as applicable, subject to the following requirements; PROVIDED, HOWEVER,

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

that in no event shall amounts in the Payment Account be invested on the Business Day preceding any Payment Date or Maturity Date:

      (i) such Eligible Investments shall not mature later than the Business Day prior to the date such amounts are required to be applied under this Indenture;

      (ii) securities purchased with the monies in the Payment Account shall be deemed a part of the Payment Account;

      (iii) each such Eligible Investment shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee under its complete and exclusive dominion and control (or, if applicable law provides for perfection of pledges of an instrument not evidenced by a certificate or other instrument through registration of such pledge on books maintained by or on behalf of the issuer of such investment, such pledge may be so registered);

      (iv) the Trustee shall have the sole control over such investment, the income thereon and the proceeds thereof;

      (v) other than the investments described in clause (iii) above, any certificate or other instrument evidencing such investment, if any, shall be delivered directly to the Trustee or its agent; and

      (vi) the proceeds of each investment (which shall be made as provided in Section 6.14) shall be remitted by the purchaser thereof (if not the Trustee) directly to the Trustee.

   All net income or other gain from investments of monies deposited in the Payment Account shall be credited to the Payment Account and any net loss resulting from such investments shall be charged to the Payment Account. The Trustee shall not be liable to the Holder of any Note, the Issuer or any other Person for any loss resulting from any such investment or sale in accordance with this Indenture, whether by depreciation in value or otherwise, unless such loss results from the Trustee's negligence or willful misconduct.

   (f) Except as otherwise provided in Section 5.6 hereof, on each Payment Date or Maturity Date, the Trustee shall apply all amounts on deposit in the Payment Account to pay, pursuant to Section 3.11, the following amounts in the following order of priority:

      (i) first, any Trustee Fee and, to the extent not already paid from the Collection Account, any Servicing Fees and Special Servicing Fees, shall be paid, as well as any other amounts due and payable to the Trustee pursuant to Section 6.5, the Fiscal Agent (if any), the Servicer or the Special Servicer; and, second, any unreimbursed Advance that has been determined to be a Nonrecoverable Advance made by the Servicer or the Special Servicer (and interest thereon at the Advance Interest Rate) shall be repaid;

      (ii) any additional interest payable on the Notes on account of a late payment charge on an Underlying Loan or any Exit Fee paid on the Mezzanine Loan shall be paid to the Holders pro rata until paid in full;

      (iii) any interest then due and payable on the Notes, including any interest at the Default Rate, but excluding any amounts included within clause (ii) above, shall be paid to the Holders pro rata until paid in full;

      (iv) any principal then due and payable on the Notes shall be paid to the Holders pro rata until paid in full; and

      (v) any Advances that were not repaid pursuant to clause (i) above, and any accrued but unpaid interest thereon at the Advance Interest Rate, shall be repaid, first to the Servicer, and second to the Special Servicer.

   (g) Funds in the Payment Account for payments of amounts due and payable and not claimed in accordance with this Indenture on any Outstanding Note shall be deposited by the Trustee in a segregated trust account (the

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

"HOLDOVER ACCOUNT") in the Trustee's name with the Trustee and shall be held for the account of the Holder or Holders of such Notes pursuant to Section
6.15. Upon the written request of the Issuer, the Trustee shall invest such funds pursuant to Section 6.14, but the Trustee shall not otherwise be under any obligation to do so. Any investment income earned on amounts held in the Holdover Account shall be credited to the Holdover Account and applied pursuant to Section 6.15. The Trustee shall not be responsible for any net loss that results from such investments.

   (h) Any funds remaining in the Payment Account after all amounts described in Section 3.5(f) have been paid in full shall be deposited by the Trustee in a segregated account (the "REDEMPTION ACCOUNT") in the Trustee's name with the Trustee. The Issuer shall transfer to the Redemption Account at or before 11:00 a.m. (New York time) on the second Business Day before each Payment Date the balance of funds in (x) the Mortgage Residual Sub Account and (y) if a Dillard's Event or a Mezzanine Event of Default occurred during the related Interest Period and is continuing on the second Business Day before such Payment Date, the Mezzanine Residual Sub Account. In addition, in the event that the Issuer receives a repayment of principal on the Underlying Loans prior to the second Business Day before the Scheduled Maturity Date, the Issuer shall remit the amount of such repayment to the Redemption Account no later than the next Business Day following the receipt thereof. The Trustee shall invest funds in the Redemption Account pursuant to Section 6.14 and any investment income earned on such amounts shall be credited to the Redemption Account. The Trustee shall not be responsible for any net loss that results from such investments.

   SECTION 3.6  REGISTRATION; FISCAL AGENT.

   (a) GENERAL. The Issuer shall cause to be kept at the Corporate Trust Office a register (the "REGISTER"), within the meaning of Section 163(f) of the Code and any regulations thereunder, for the registration of transfer of the Notes. The Register shall be maintained by the Trustee, which is hereby appointed as the "REGISTRAR" for the purpose of registering Notes and transfers of Notes as provided herein. The name and address of the Holder of each Note, records of any transfers of the Notes and the name and address of any transferee of a Note shall be entered in the Register under such reasonable regulations as the Trustee may prescribe. There shall be no more than one Holder for each Note, including all beneficial interests therein. The Registrar shall (i) at all reasonable times during office hours make the Register available to the Issuer or any Person authorized by the Issuer in writing for inspection and the making of copies thereof or extracts therefrom and (ii) mail a copy of the Register to the Issuer or any other such Person promptly after request therefor from the Issuer.

   Upon surrender for registration of transfer of any Note at the Corporate Trust Office, accompanied by a written instrument of transfer in the form approved by the Issuer and the Trustee (it being understood that, until notice to the contrary is given to Holders, the Issuer and the Trustee shall each be deemed to have approved the form of instrument of transfer, if any, printed on the Notes), executed by the registered owner, in Person or by such Holder's attorney thereunto duly authorized in writing, such Note shall be transferred upon the Register, and the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more newly registered Notes of any authorized denominations and of a like aggregate principal amount. Transfers and exchanges of Notes shall be subject to the restrictions set forth in this Section 3.6 and Section
3.8 and in the text of the Notes and such reasonable regulations as may be prescribed by the Issuer or Registrar. Successive registrations of transfers as aforesaid may be made from time to time as desired, and each such registration shall be noted on the Register.

   Any Note may be exchanged for two or more Notes of any authorized denominations and of a like aggregate principal amount in accordance with the provisions of Section 3.2 hereof if the Note to be so exchanged is surrendered for cancellation at the Corporate Trust Office accompanied by the written request of the Holder thereof specifying the denominations of the new Notes to be issued in exchange therefore. New Notes, executed by the Issuer and payable to such Holder in the denominations so requested (but in denominations not less than the principal amount of $100 and in integral multiples thereof), and in an aggregate principal amount equal to the principal amount of the surrendered Notes, shall be authenticated and delivered by the Trustee to such Holder in exchange for the surrendered Note.

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   (b) The Trustee may, at its discretion, appoint a Fiscal Agent (a "FISCAL
AGENT") and the Trustee, Fiscal Agent, Registrar and Authenticating Agent may be the same Person. The Trustee shall promptly notify the Issuer of the name and address of any Fiscal Agent appointed by it, and will notify the Issuer of the resignation or termination of any Fiscal Agent. Subject to the provisions of this Section 3.6 and the third paragraph of Section 3.4, the Issuer may vary or terminate the appointment of any Fiscal Agent at any time and from time to time upon giving notice to such Fiscal Agent and to the Trustee. Any Fiscal Agent appointed hereunder shall be entitled to the same protections and exculpations as are available to the Trustee under Article VI hereof.

   In respect of the Notes, the Trustee (on behalf of the Issuer) shall cause notice of any resignation, termination or appointment of any Fiscal Agent or of the Trustee to be given to the Holders as provided in Section 1.6 hereof.

   The Trustee shall enter into an appropriate agency agreement with any Fiscal Agent not a party to this Indenture and shall provide a copy of any such agreement to the Issuer. The agreement shall implement the provisions of this Indenture that relate to such Fiscal Agent.

   The Issuer initially appoints the Trustee as Registrar, Fiscal Agent and Authenticating Agent. If the Trustee resigns or is removed as Trustee, hereunder, it shall resign from each of the foregoing capacities. No such resignation or removal shall preclude the Issuer from reappointing the retiring Trustee to any such capacity.

   SECTION 3.7  HOLDER LISTS.

   (a) The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer or any other obligor upon the Notes shall furnish to the Trustee in writing at least four Business Days before each Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably request of the names and addresses of the Holders.

   (b) The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Notes, and the corresponding rights and duties of the Trustee, shall be as provided by the Trust Indenture Act.

   (c) Every Holder of Notes, by receiving and holding the same, agrees with the Issuer and the Trustee that neither the Issuer nor the Trustee nor any agent of either of them shall be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the Trust Indenture Act.

   SECTION 3.8  TRANSFER AND EXCHANGE.

   (a) GENERAL. At the option of each Holder but subject to the provisions of this Section 3.8, Notes may be exchanged for other Notes of any authorized denomination or denominations and of the same aggregate principal amount, upon surrender of the Notes to be exchanged at any office or agency of the Trustee appointed in or pursuant to Section 3.6 for such purpose. Subject to the terms of this Section 3.8, upon surrender for registration of transfer of any Note at any such office or agency of the Trustee, the Issuer shall prepare and the Issuer shall execute, and the Trustee or an Authenticating Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination or denominations and of the same aggregate principal amount. The Trustee will, throughout the term of this Indenture, retain in its permanent records executed originals of all retired Notes delivered to it in connection with any exchanges or replacements hereunder.

   All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

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

   Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar (it being understood that, until notice to the contrary is given to Holders of Notes, the Issuer and the Registrar shall each be deemed to have approved the form of instrument of transfer, if any, printed on any definitive Note), duly executed by the Holder or such Holder's attorney duly authorized in writing.

   No service charge shall be made for any registration, registration of transfer or exchange of Notes, but the Issuer and the Trustee shall have the right to require payment from the Holder requesting any such registration of transfer or exchange of an amount in United States Dollars sufficient to pay or discharge any stamp duty, tax or other governmental charge or insurance charge that may be imposed in connection with such registration of transfer or exchange.

   Subject to Section 11.7(d), neither the Issuer nor the Trustee shall be required to register the transfer of, or exchange, any Note called for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

   (b) REDEMPTION PERIOD.  Neither the Issuer nor the Trustee shall issue
Notes, register the transfer of Notes or exchange Notes during a period beginning at the opening of business fifteen (15) days before any selection of Notes to be redeemed and ending on the relevant Redemption Date if the Global Note for which exchange is requested may be among those selected for redemption.

   (c) TRANSFER OF GLOBAL NOTES. Notwithstanding any other provision of this Indenture or the Notes, a Global Note may not be transferred, in whole or in part, to any Person other than the Depositary or a nominee thereof, and no such transfer to any such other Person may be registered; PROVIDED, HOWEVER, that this clause (c) shall not prohibit any transfer of a Note that is issued in exchange for a Global Note but is not itself a Global Note. No transfer of a Note to any Person shall be effective under this Indenture or the Notes unless and until such Note has been registered in the name of such Person.

   (d) Successive registrations and registrations of transfers and exchanges as aforesaid may be made from time to time as desired, and each such registration shall be noted on the Register. No service charge shall be made for any registration of transfer or exchange of the Notes, but the Trustee may require payment by the applicable Holder of a sum sufficient to cover any stamp duty, tax or other governmental charge or insurance charge payable in connection therewith and any other amounts required to be paid by the provisions of the Notes.

   (e) All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

   SECTION 3.9  MUTILATED, DESTROYED, LOST AND STOLEN NOTES.

   If any mutilated Note is surrendered to the Trustee, the Issuer shall execute, and the Trustee shall authenticate and deliver in exchange therefor, a new Note (a "NEW NOTE") of like tenor and principal amount and bearing a number not contemporaneously outstanding. Each New Note issued pursuant to this
Section in exchange for, in substitution for, or in lieu of a Predecessor Note shall be dated the date of, and be in the form of, such Predecessor Note.

   If there shall be delivered to the Issuer and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by each of them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Issuer or the Trustee that such Note has been acquired by a bona fide purchaser, the Issuer shall execute and upon its request the Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Note, a New Note of like tenor and principal amount and bearing a number not contemporaneously outstanding. In every case of mutilation or defacement, the applicant shall surrender to the Trustee the Note so mutilated or defaced. Upon the issuance of any substitute Note, the Issuer may require the payment by the applicant of a sum sufficient to cover any stamp duty, tax or other governmental charge or insurance charge that may be imposed or incurred in relation thereto and any other expenses connected therewith.

   Every New Note issued pursuant to this Section in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer evidencing the same debt as the Predecessor Note, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone having rights in such New Note thereunder and hereunder, and any such New Note shall be entitled to all the benefits of this Indenture and of the other Security Documents to the same extent as such Predecessor Note.

   All Notes shall be held and owned upon the express condition that, to the extent permitted by law, the foregoing provisions are exclusive with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes or negotiable instruments without their surrender.

   SECTION 3.10  INTEREST.

   (a) Each Note shall bear interest from and including the Closing Date to but excluding the date on which the principal balance of such Note is repaid in full. Such interest shall accrue during each Interest Period and be payable by the Issuer in arrears for such Interest Period on the related Payment Date and upon the redemption (other than a Redemption pursuant to Section 11.7) or maturity thereof or, during the continuance of an Event of Default, at the time provided in Section 5.6. Interest on each Note shall cease to accrue from the Maturity Date, except to the extent that funds are not available in the Payment Account to repay such Note in full (taking into account the priority of application of funds provided herein) on the Maturity Date.

   (b) Subject to Section 3.11(d), the interest rate on the Notes shall be 11% per annum (the "BASE INTEREST RATE"). Interest on the Notes shall be computed based on the actual number of days elapsed during the relevant Interest Period and a 360-day year.

   (c) On each Payment Date, the Holders shall also be entitled to receive, as additional interest, any amounts received by the Issuer during the immediately preceding Interest Period on account of exit fees or late payment charges under the Mortgage Security Documents and Mezzanine Security Documents. On the Maturity Date not falling on a Payment Date, the Holders shall be entitled to receive, as additional interest, any amounts received by the Issuer since the end of the most recently completed Interest Period on account of exit fees or late payment charges under the Mortgage Security Documents and Mezzanine Security Documents.

   SECTION 3.11  PAYMENT OF PRINCIPAL AND INTEREST.

   (a) The Issuer hereby authorizes and directs the Trustee to make or cause to be made payment, from funds available in the Payment Account and any other funds made available to the Trustee for such purpose, of the principal of and any interest on the Notes as set forth in this Indenture.

   (b) Any interest payable on a Payment Date shall be paid to the Person who was the Holder thereof at the close of business on the Regular Record Date for such Payment Date; PROVIDED, HOWEVER, that interest payable on the Maturity Date of the Notes shall be payable to the Person to whom principal shall be payable. Payments of principal of the Notes shall be payable on the Maturity Date against surrender thereof at the Corporate Trust Office, at such other office as the Issuer may have designated for this purpose pursuant to Section 10.2, or at the offices of the Fiscal Agent, if any.

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   (c) So long as the Notes are held through the Depositary's book-entry system, payments of interest and principal on the Notes will be made, subject to applicable laws and regulations, by wire transfer from the Trustee to the Depositary and will be forwarded to beneficial owners in accordance with the payment procedures of the Depositary and the Agent Members thereof. If any Note is not held through the Depositary, payments of principal with respect to the Notes shall be made on the Maturity Date upon surrender of such Notes and payments of any interest on such Notes shall be made on the applicable Payment Date, in accordance with the foregoing and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the Person entitled thereto at such Person's address appearing on the Register, or, in the case of payments of principal on the Maturity Date, to such other address as the Holder shall provide in writing at the time of such surrender (or, in the case of a Holder that provides the Trustee with wire instructions and complies with any other reasonable requirements of the Trustee or Fiscal Agent, if any, by wire transfer to such account as such Holder shall designate by written instruction received by the Trustee or Fiscal Agent not less than five (5) Business Days prior to the Regular Record Date).

   (d) If any Note is not paid in full on or before the Maturity Date, the unpaid principal and accrued interest and other amounts then due shall bear interest at a rate per annum ("DEFAULT RATE") equal to the lesser of (i) four percent (4.0%) in excess of the Base Interest Rate, or (ii) the maximum rate of interest, if any, which may be charged or collected from Issuer under applicable law.

   In the event that any payment due on a Payment Date has not been provided for in full (including by deposit in the Collection Account) by the Issuer on or before the second Business Day prior to the date that such payment is due (as such due date may be extended by the applicable grace period, if any), interest at the Default Rate shall accrue on the unpaid amount and on the principal balance of the Outstanding Notes until the earlier of the Maturity Date and the date when full payment is received.

   (e) At the Maturity Date of the Notes, the Trustee shall pay the principal amount of each Note, and any unpaid interest thereon in immediately available funds from funds in the Payment Account as promptly as possible after presentation to the Trustee of such Note but shall initiate such payment no later than 3:00 p.m. (New York time) on the day of such presentation, PROVIDED that such presentation has been made no later than 11:00 a.m. (New York time). If presentation is made after 11:00 a.m. (New York time) on any day, such presentation shall be deemed to have been made not later than 11:00 a.m. (New York time) on the immediately succeeding Business Day.

   (f) In the event that a Note is not presented for payment by 11:00 a.m. (New York time) on the Maturity Date, the Trustee shall transfer any principal thereof and interest thereon to the Holdover Account. If the Holder of such Note shall present such Note to the Trustee within two (2) years after the Maturity Date, the Trustee shall pay such Note from funds in the Holdover Account. In no event (other than following a default by the Issuer) shall such Note earn interest after the Maturity Date. If such Note is not presented for payment within two (2) years after the Maturity Date, the Trustee shall not honor a demand for payment of such Note and the Trustee shall act in accordance with Section 6.15 in respect of the unclaimed funds in the Holdover Account in respect of such Note.

   (g) If at 4:00 p.m. (New York time) of any day beginning on the Maturity Date, any funds remaining in the Payment Account after (i) the payment of each Note which is presented by 11:00 a.m. (New York time) for payment on such date and (ii) the transfer of funds to the Holdover Account pursuant to Section 3.11(f) for each Note which is not presented for payment on such date (or is presented after 11:00 a.m. (New York time) on such date), then such remaining funds shall be transferred by the Trustee to the Issuer in accordance with written wire transfer instructions given by the Issuer to the Trustee.

   SECTION 3.12  INTEREST ON NEW NOTES.

   Interest shall be deemed to have been paid on each New Note issued pursuant to Section 3.9 hereof in exchange for, in substitution for, or in lieu of a Predecessor Note to the date to which interest was paid on such Predecessor Note.

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   SECTION 3.13  CANCELLATION.

   (a) All Notes surrendered for redemption (other than a Redemption with respect to which the Issuer has made a designation pursuant to Section 11.7(d)), payment, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly canceled by it. The Issuer may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Trustee.

   (b) No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 3.13, except as expressly permitted by this Indenture. All canceled Notes held by the Trustee shall be retained by the Trustee in accordance with Section 3.8(a).

   SECTION 3.14  FISCAL AGENT TO HOLD MONEY IN TRUST.

   The Trustee shall require the Fiscal Agent, if any, to agree in writing that the Fiscal Agent will hold in trust for the benefit of Holders and the Trustee all money held by the Fiscal Agent for the payment of principal of or interest on the Notes, and will notify the Trustee of any Event of Default by the Issuer or any other obligor upon the Notes in making any such payment or in depositing the funds to make such payment with the Fiscal Agent. While any such Event of Default continues, the Trustee may require a Fiscal Agent to pay all money and other property, if any, held by it to the Trustee.

                                  ARTICLE IV

                      RELEASE OF COLLATERAL; SATISFACTION
                          AND DISCHARGE OF INDENTURE

   SECTION 4.1  RELEASE.

   Upon the release of any portion of the Underlying Collateral from the lien of the Mortgage Security Documents or the Mezzanine Security Documents or of any portion of the Indenture Collateral from the lien and security interest of this Indenture or any other Security Document in accordance with the relevant provisions hereof and thereof, the Trustee and the Servicer (if applicable) shall execute such instruments as may be reasonably requested and presented by the Issuer to effect and/or acknowledge such release which shall be at the expense of the Issuer. The above-referenced instruments may include, at the Issuer's election, (i) one or more amendments and/or restatements of the Mortgage, Mezzanine Loan Agreement, the Assignment of Leases and/or any other Security Document (in each case, without any representation or warranty by or recourse to the Trustee or the Servicer) as may be appropriate to separate the liens created thereby against the portion of the Underlying Collateral or the Indenture Collateral to be released (as used herein, the "RELEASE PROPERTY") from the liens encumbering the remaining portion of such collateral and, thereafter, one or more assignments of the resulting Security Documents relating to the Release Property to any designee or nominee of the Issuer and the Underlying Borrowers and (ii) such uniform commercial code financing statements, each in customary form and as may be mutually agreed upon by the Issuer and the Trustee; PROVIDED, HOWEVER, that neither the Trustee nor the Servicer shall be required to take any action or execute any instruments pursuant to the foregoing unless such entity is satisfied, in its reasonable judgment, that such action or instrument will not compromise in any way the validity or enforceability of the lien of any Security Document with respect to the remaining portion of the Collateral that is not Release Property. The Trustee shall be entitled to receive and rely on an Opinion of Counsel to such effect. Concurrently with any release transaction contemplated hereby or by the Mortgage or Mezzanine Loan Agreement, the Trustee and Servicer shall return to the Issuer the duplicate originals of any amendment or restatement of any collateral agreement to which it is a party which relates solely to the Release Property and in which the Trustee or Servicer, as applicable, will no longer have any interest after such release.

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

   SECTION 4.2  SATISFACTION AND DISCHARGE OF INDENTURE.

   This Indenture shall cease to be of further effect (except as to any surviving rights of transfer or exchange of Notes herein expressly provided for and except in the case of clause (a)(ii) below, for the rights of the Holders of Notes hereunder to receive payment of the principal of and interest on the Notes, and any other rights of the Holders of Notes hereunder with respect to amounts deposited with the Trustee), and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture and release of the Collateral to the Issuer, when

      (a) either

          (i) all Notes theretofore authenticated and delivered (other than (x) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 3.9 and (y) Notes for which payment money has theretofore been deposited in trust or segregated and held in trust by the Trustee and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 6.15) have been delivered to the Trustee for cancellation; or

          (ii) all such Notes not theretofore delivered to the Trustee for cancellation

             (1) have become due and payable, or

             (2) will become due and payable at their Maturity Date within one
          (1) year, or

             (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and, in the case of (1), (2) or (3) above, the Issuer has deposited or caused to be deposited with or delivered to the Trustee as trust funds in trust for these purposes Cash and Eligible Investments with Collateral Value sufficient, without consideration of any reinvestment of interest therefrom, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal and any interest to the date of such deposit (in the case of Notes that have become due and payable) or to the Maturity Date or Redemption Date, as the case may be; PROVIDED, HOWEVER, that, in the case of (2) or (3) above with respect to Notes that are not yet due and payable, the Issuer shall direct by Issuer Order how any Cash received pursuant to this Section 4.2 will be invested and no satisfaction and discharge will be permitted unless the Issuer delivers to the Trustee an Opinion of Counsel addressed to the Issuer and the Trustee from counsel experienced in federal income tax matters to the effect that, based on such stipulations of the Issuer, any action taken pursuant to this
       Section 4.2 will not be treated as an exchange pursuant to Section 1001 of the Code; PROVIDED, FURTHER, HOWEVER, that such Opinion of Counsel shall not be required if both the satisfaction and discharge of this Indenture, on the one hand, and the Maturity Date or Redemption Date of the Notes, on the other hand, will occur in the same calendar year;

      (b) the Issuer has paid or caused to be paid all other sums payable hereunder and under the other Security Documents by the Issuer to the Trustee, the Servicer (including any Termination Fee), the Special Servicer, and each of the Holders; and

      (c) the Issuer has delivered to the Trustee an Officer's Certificate stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

   Notwithstanding the foregoing, but subject to the provisions of Section 1.12 and Section 1.14 hereof, the Issuer's obligations under this Indenture and in respect of the Notes shall survive the discharge of this Indenture if and to the extent that any payment of any amount paid by the Issuer to the Trustee or any Holder is avoided as a preferential transfer or otherwise rescinded or required to be restored under applicable law. Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer, the Servicer, the Special Servicer or the Holders, as applicable, to satisfy indemnification obligations under any provision of this Indenture, and the obligation of the Trustee to the Holders of Notes under Section 6.15 hereof shall survive.


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

   SECTION 4.3  APPLICATION OF TRUST MONEY.

   Subject to Section 4.5, the Trustee shall hold in trust Cash or Eligible Investments deposited with it pursuant to Section 4.2 of this Indenture, as the case may be, and shall apply the deposited Cash and the money from Eligible Investments in accordance with this Indenture to the payment to Persons entitled thereto, of principal of and interest on the Notes.

   SECTION 4.4  REPAYMENT TO ISSUER.

   Subject to the other provisions of this Indenture and any other applicable Security Documents, the Trustee shall promptly pay to the Issuer upon written request any excess money held by it in the Payment Account or any other account established by the Trustee in furtherance of its rights or obligations under this Indenture of any other Security Document (exclusive of money to be held by the Trustee pursuant to Section 6.15) at any time and thereupon shall be relieved from all liability with respect to such money.

   SECTION 4.5  REINSTATEMENT.

   If the Trustee is unable to apply any Cash or Eligible Investments in accordance with Section 4.2 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 4.2 until such time as the Trustee has received the final order or decree of such court or governmental authority permitting it to apply all such Cash or Eligible Investments in accordance with
Section 4.2, as applicable; PROVIDED that, if the Issuer has made any payment of principal of or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of Notes to receive such payment from the Cash or Eligible Investment held by the Trustee.

   SECTION 4.6  TRUST INDENTURE ACT.

   To the extent applicable, the Issuer shall comply with Trust Indenture Act
Section 314(d) relating to the release of property from the lien of this Indenture.

                                   ARTICLE V

                                   REMEDIES

   SECTION 5.1  EVENTS OF DEFAULT.

   "EVENT OF DEFAULT", wherever used herein with respect to Notes, means the occurrence of any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

      (a) a default in the regularly scheduled payment of interest required to be paid to the Trustee (or the Servicer on behalf of the Trustee) for the benefit of the Holders by the Issuer on the second Business Day immediately preceding any Payment Date prior to the Maturity Date; or

      (b) a default in the payment of the principal of or interest on any Note at the Maturity Date or in the payment of the Redemption Price at a Redemption Date; or

      (c) a default in the performance of any material covenant, or breach of any material representation or warranty, of the Issuer in this Indenture or in any certificate delivered pursuant to this Indenture (other than any default in the payment of interest or other amounts due to the Servicer or the Trustee for the benefit of

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

   the Holders, or in the performance of any other material covenant, representation or warranty a default in whose performance or whose breach is elsewhere in this Section 5.1 specifically dealt with), and continuance of such default or breach for a period of thirty (30) days after there has been given, by registered or certified mail, to the Issuer by the Trustee (or the Servicer on the Trustee's behalf) a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "NOTICE OF DEFAULT" under this Indenture; provided that in the case of any such failure that is susceptible of cure but that cannot with diligence be cured within such thirty (30) day period, if the Issuer shall have promptly commenced to cure the same within such thirty (30) day period (as shall be evidenced by an Officer's Certificate of the Issuer delivered to the Trustee and the Servicer) and shall thereafter prosecute the curing thereof with diligence, the period within which such failure may be cured shall be extended for such further period as shall be reasonably necessary for the curing thereof, although such extended period shall not exceed 180 days; or

      (d) the entry by a court having jurisdiction over the Issuer of (A) a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law or (B) a decree or order adjudging the Issuer a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, rehabilitation, arrangement, adjustment or composition of or in respect of the Issuer under any applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or of any substantial part of its property, or ordering the winding up or liquidation of its affairs and such decree or order remains unstayed and in effect for a period of 60 days; or

      (e) the commencement by the Issuer of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Issuer to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy or similar law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of action by the Issuer in furtherance of any such action; or

      (f) the occurrence and continuance, beyond any applicable grace period, of an "Event of Default" under the Mortgage, the Mezzanine Loan Agreement or any other Security Document.

   SECTION 5.2  ACCELERATION OF MATURITY; RESCISSION AND ANNULMENT.

   If an Event of Default occurs and is continuing, then in every such case the Special Servicer may, to the extent consistent with the Servicing Standards and, at the direction of the Majority Holders, shall, by a notice in writing to the Issuer and the Trustee, declare the sum of (i) the principal amount of all Outstanding Notes and, to the extent permitted under the Underlying Loan Documentation, the Underlying Loans and (ii) any other amounts, including but not limited to, accrued interest payable to the Holders under the Notes, to the extent such amounts are permitted by law to be paid, to be due and payable immediately, and upon any such declaration such amounts shall become immediately due and payable.

   At any time after such declaration of acceleration of the Notes or the Underlying Loans has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee or the Servicer as hereinafter provided in this Article, and subject to the Servicer's and Special Servicer's obligation to act in accordance with the Servicing Standards, the Majority Holders by written notice to the Issuer, the Trustee, the Servicer and the Special Servicer, may rescind and annul such declaration and its consequences if:

   (a) the Issuer has paid or caused to be deposited with the Trustee (or the Servicer or Special Servicer on the Trustee's behalf) a sum sufficient to pay:

          (i) all interest due and payable on all Outstanding Notes,

          (ii) all other amounts due thereon at the rate or rates or in the amount prescribed therefor in such Notes,

          (iii) all sums Advanced (with interest thereon at the Advance Interest Rate) or paid by the Trustee, the Fiscal Agent (if any), the Special Servicer or the Servicer hereunder and the reasonable compensation, expenses and disbursements of the Trustee, the Fiscal Agent, Special Servicer and the Servicer and its agents and counsel, and

          (iv) any other amounts then due and payable under the Indenture or any Indenture Security Document (other than principal that became due solely as a consequence of such acceleration); and

   (b) all Events of Default, other than the non-payment of the principal of the Outstanding Notes which has become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.13 and all "Events of Default" under the Mortgage and the Mezzanine Loan Agreement, other than the non-payment of the principal of the Mortgage Loan or Mezzanine Loan, as applicable, which has become due solely by a declaration of acceleration, have been cured or waived as provided in Section 5.13. No such rescission shall affect any subsequent default or impair any right consequent thereon.

   If the Issuer fails to make a payment when due, and then delivers to the Trustee funds sufficient to make all payments current, absent acceleration, and the Servicer or the Special Servicer on behalf of the Holders agrees in writing to accept such payment and to rescind the declaration of an Event of Default or acceleration, or the Majority Holders, prior to an acceleration, agree to rescind the declaration of an Event of Default, in either case, the Holders shall also be deemed to waive the right to claim that the failure to make the payment when due was an Event of Default and is continuing.

   SECTION 5.3  COLLECTION OF INDEBTEDNESS AND SUITS FOR ENFORCEMENT BY
SERVICER.

   If the Issuer fails to pay all amounts due upon an acceleration under
Section 5.2 forthwith upon demand, the Special Servicer (on behalf of the Trustee) may (subject to the rights of the Majority Holders set forth in
Section 5.12(a) and in accordance with the Servicing Standards) institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may take any action or remedy available under the Uniform Commercial Code and, subject to the provisions of this Agreement, may enforce the same against the Issuer and collect the monies adjudged or decreed to be payable in the manner provided by law out of the Collateral and pursuant to the Security Documents, wherever situated, or may institute such non-judicial proceedings in lieu of judicial proceedings as are then permitted by applicable law, and may take such actions through a mortgage trustee if necessary or advisable under applicable law.

   If an Event of Default with respect to the Notes occurs and is continuing, subject to the provisions of this Agreement, the Special Servicer (subject to the rights of the Majority Holders set forth in Section 5.12(a)) may in its discretion (or, if any outstanding Advance is a Nonrecoverable Advance, shall) proceed to protect and enforce its rights, the rights of the Trustee and the rights of the Holders of Notes by such appropriate judicial proceedings as the Special Servicer shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

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

   SECTION 5.4  SPECIAL SERVICER MAY FILE PROOFS OF CLAIM.

   In the case of pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, rehabilitation, arrangement, adjustment, composition or other judicial proceeding relative to the Issuer, or the property of the Issuer or its creditors, the Special Servicer or the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Special Servicer shall have made any demand on the Issuer for the payment of overdue principal or interest) shall be entitled and empowered, to the extent not prohibited by applicable law, by intervention in such proceeding or otherwise to,

      (i) file and prove a claim for the whole amount of the principal of and any interest on the Notes owing and unpaid and all other sums owing and unpaid under the Notes, the Mortgage, the Mezzanine Loan Agreement, this Indenture, or any other Security Document, if any, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Special Servicer, the Servicer and the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Special Servicer, Servicer or the Trustee and their respective agents and counsel), except as a result of its or their negligence or bad faith, and of the Holders allowed in such judicial proceeding, and

      (ii) collect and receive any monies, notes or other property payable or deliverable on any such claims and to distribute the same in accordance with this Indenture;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Special Servicer or the Trustee and, in the event that the Special Servicer, or the Trustee, as applicable, shall consent to the making of such payments directly to the Holders, to pay to the Special Servicer, on behalf of the Trustee, any amount due it or the Trustee for the reasonable compensation, expenses, Advances (with interest thereon at the Advance Interest Rate) and disbursements of the Servicer, the Special Servicer or the Trustee, their respective agents and counsel, and any other amounts due the Trustee hereunder.

   Nothing contained in this Article V shall be interpreted as limiting the right or responsibility of the Servicer and Special Servicer to take any actions on behalf of the Trustee in furtherance or fulfillment of the Servicer's or Special Servicer's responsibility to service the Note Indebtedness and the Underlying Loans as set out in Article VII. In addition, nothing herein contained shall be deemed to limit each Holder's right to file and prove its claim with respect to Notes held by it and to collect and receive any award in any such proceeding, or to authorize the Servicer and Special Servicer to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, rehabilitation, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Servicer and Special Servicer to vote in respect of the claim of any Holder in any such proceeding.

   SECTION 5.5  SERVICER MAY ENFORCE CLAIMS WITHOUT POSSESSION OF NOTES.

   All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Servicer or Special Servicer on behalf of the Trustee (or the Trustee at the direction of the Servicer or Special Servicer if the nature of such action so requires), without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Servicer or Special Servicer on behalf of the Trustee (or the Trustee at the direction of the Servicer or Special Servicer if the nature of such action so requires) shall be brought in the Trustee's name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Servicer or Special Servicer (and the Trustee, if applicable), its agents and counsel, be for the ratable benefit of the Holders of Notes, if any, in respect of which such judgment has been recovered.

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

   SECTION 5.6  APPLICATION OF MONEY COLLECTED.

   Upon the occurrence and during the continuance of an Event of Default, money collected by the Servicer, the Special Servicer or the Trustee hereunder (including, without limitation, all money remitted by the Servicer or the Special Servicer to the Trustee for deposit into the Payment Account pursuant to Section 7.6 hereof) shall be applied in the following order, at the date or dates fixed by the Trustee (it being the intent that payments of accrued interest, if funds are available therefor, shall occur not later than each Payment Date) and, in case of the distribution of such money on account of the principal of or interest on, the Notes, upon presentation of the Notes (to the extent not held in global form), and the notation thereon of the payment if only partially paid and upon surrender thereof:

      (i) first, to the payment of any Trustee Fee, Servicing Fees, Special Servicing Fees, as well as any other amounts due and payable to the Trustee, the Servicer or the Special Servicer and, second, to the repayment of any unreimbursed Advance that has been determined to be a Nonrecoverable Advance made by the Servicer or the Special Servicer (and interest thereon at the Advance Interest Rate);

      (ii) to the payment to the Holders, pro rata until paid in full, of any additional interest accrued to the Holders and then due and payable on the Notes on account of a late payment charge on an Underlying Loan or any Exit Fee;

      (iii) to the payment to the Holders, pro rata until paid in full, any interest then due and payable on the Notes, including any interest at the Default Rate but excluding any amounts included within clause (ii) above;

      (iv) to the payment to the Holders, pro rata until paid in full, any principal then due and payable on the Notes;

      (v) to the repayment, first to the Servicer, and second to the Special Servicer, of any Advances that were not repaid pursuant to clause (i) above, and any accrued but unpaid interest thereon at the Advance Interest Rate; and

      (vi) to the payment of the remainder, if any, to the Trustee for deposit in the Redemption Account.

   For purposes of Section 10.5 and clauses (iii) through (vi) of this Section 5.6, amounts withheld on account of taxes from money collected by the Trustee, the Servicer or the Special Servicer as a result of the identity, the jurisdiction of organization, residence or citizenship or any other characteristic of a Holder or beneficial owner of any Note shall be treated as having been distributed by the Trustee to such Holder or to the Holder through which such beneficial owner holds such Note, or to any successor to any such Holder.

   Payment on the Outstanding Notes shall be on a pro rata basis and shall be based, with respect to interest, on the relative proportions of the accrued interest on any Note to the aggregate amount of accrued interest on all Outstanding Notes and, with respect to principal, on the relative proportions of the unpaid principal amount of any Outstanding Notes to the aggregate unpaid principal amount of all Outstanding Notes and, with respect to any other amounts, on the relative proportions of such amounts due and payable on any Note to the aggregate amount of such amounts due and payable on all Outstanding Notes.

   SECTION 5.7  LIMITATION ON SUITS.

   No Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, any Note or any other Security Document, or for the appointment of a receiver or trustee, or for any other remedy hereunder or thereunder, unless:

      (a) such Holder has previously given written notice to the Trustee, the Servicer or Special Servicer of a continuing Event of Default;

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

      (b) the Majority Holders have made written request to the Special Servicer to institute proceedings in respect of such Event of Default in the name of the Trustee as Trustee; PROVIDED, HOWEVER, that the Special Servicer shall not be required to institute such proceedings at the direction of such Holders that would cause it to violate the Servicing Standards;

      (c) such Holder or Holders have offered to the Servicer and Special Servicer reasonable indemnity or security against any potential losses, expenses and liabilities to be incurred in connection with such request;

      (d) the Special Servicer for sixty (60) days after its receipt of such notice, request and offer of indemnity or security has failed to institute any such proceeding;

      (e) no direction inconsistent with such written request has been given to the Special Servicer during such sixty (60) day period by the Majority Holders; and

      (f) an Event of Default shall have occurred and be continuing;

it being understood and intended that, except to the extent provided in Section 5.12(a), no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders. The Holders may exercise their rights under this Section 5.7 independently without being subject to Section 1.3.

   SECTION 5.8  UNCONDITIONAL RIGHT OF HOLDERS TO RECEIVE PRINCIPAL AND
INTEREST.

   Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note at the Scheduled Maturity Date expressed in such Note (or in the case of a redemption, to receive payment of the Redemption Price for such Note, on the Redemption Date) and such rights shall not be impaired without the consent of such Holder.

   SECTION 5.9  RESTORATION OF RIGHTS AND REMEDIES.

   If the Special Servicer, the Servicer (or the Trustee at the request of the Special Servicer) or, subject to Section 5.7, any Holder has instituted any proceeding to enforce any right or remedy under this Indenture or under any other Security Document and such proceeding has been discontinued, waived, rescinded, or abandoned for any reason, or has been determined adversely to the Trustee, the Special Servicer, the Servicer or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, the Trustee, the Special Servicer, the Servicer and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Holders, the Special Servicer, the Servicer and the Issuer shall continue as though no such proceeding had been instituted.

   SECTION 5.10  RIGHTS AND REMEDIES CUMULATIVE.

   Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 3.10, no right or remedy herein conferred upon or reserved to the Trustee, the Servicer, the Special Servicer or to the Holders of Notes is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

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   SECTION 5.11  DELAY OR OMISSION NOT WAIVER.

   No delay or omission of the Trustee, the Servicer, the Special Servicer or any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Indenture or by any of the Security Documents or by law to the Trustee, the Servicer, the Special Servicer or to the Holders may be exercised from time to time, and as often as may be deemed expedient, to the extent permitted by applicable law, by the Trustee, the Servicer, the Special Servicer or by the Holders entitled to exercise such remedies, as the case may be.

   SECTION 5.12  CONTROL BY HOLDERS.

   (a) Subject to matters described herein which require the consent of 100% of the Holders of Notes, prior to the Scheduled Maturity Date, during the continuance of an Event of Default, the Majority Holders will have the right to direct the time, place and method of conducting any proceeding for any remedy available to the Special Servicer; PROVIDED, HOWEVER, that any such direction shall not conflict with applicable law or the Security Documents or cause the Special Servicer to violate the Servicing Standards. Following an Event of Default which has occurred and is continuing prior to the Maturity Date, the Special Servicer shall prepare a plan of action with respect to such Event of Default and shall give notice thereof to the Trustee, which will forward copies of such plan and of any material change therein (other than a material change at the written direction of the Majority Holders as contemplated below) through to each Holder of Notes. Unless within 10 days after such notice is given the Majority Holders have objected thereto in writing, the Special Servicer shall follow its original or modified, as the case may be, planned course of action. If the Majority Holders have objected in writing within such 10-day period, such Holders shall have an additional 10 days to provide the Special Servicer with an alternative plan of action. In the event that within such second 10-day period the Majority Holders have provided the Special Servicer with such alternative plan of action, the Special Servicer shall follow such alternative plan of action, unless the Special Servicer has determined that such alternative plan of action conflicts with applicable law or the Security Documents or is contrary to the Servicing Standards, in which case the Special Servicer will follow its original planned course of action. If no such alternative plan is provided in such second 10-day period, the Special Servicer shall proceed with its original plan of action. In addition, notwithstanding the foregoing, the Special Servicer may take action prior to the lapse of either such 10-day period if it determines, in accordance with the Servicing Standards, that such action is required by the Servicing Standards in order to avoid a material adverse effect on the Holders or is in the nature of an emergency, and shall have no liability to the Issuer, any Underlying Borrower, any party or any Holder for taking any such action that meets the foregoing standards. In addition, the Special Servicer will have no liability and shall be held harmless by the Holders for any action taken pursuant to a planned course of action directed by the Majority Holders which is in contradiction to the Special Servicer's original plan of action, provided such action is in accordance with the Servicing Standards. Notwithstanding any other provision of this Indenture to the contrary, any rights of less than 100% of the Holders hereunder to consent to or direct any action or inaction shall be subject to the rights of the Majority Holders and the Special Servicer pursuant to this
Section 5.12(a).

   (b) Notwithstanding anything herein to the contrary, if in connection with any Event of Default the Special Servicer has recommended the commencement of foreclosure or any proceedings or actions which relate to the realization against any Collateral, or the Special Servicer has recommended the sale or liquidation of any Foreclosed Collateral, and, in either case, the requisite Holders have disapproved or have not approved such action pursuant to this Indenture, the Special Servicer shall nevertheless be required to commence such foreclosure proceedings or actions and sell or liquidate such property, as the case may be, in accordance with the Servicing Standards, upon but only upon a determination by the Servicer, the Special Servicer or the Trustee that any previously made and unreimbursed Advances with interest thereon constitute Nonrecoverable Advances.

   (c) The Majority Holders will have the right to terminate and replace the Special Servicer.

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   SECTION 5.13  WAIVER OF PAST DEFAULTS.

   Subject to the Servicer's and Special Servicer's obligation to act in accordance with the Servicing Standards and subject to Section 5.12(b), the Majority Holders may on behalf of the Holders of all the Notes waive any past Event of Default hereunder and its consequences, except:

      (a) an Event of Default Pursuant to Section 5.1(a), (b) or (f) hereof, or
   Section 4.1 of the Mortgage Note or, then a waiver will require the consent of 100% of the Holders in aggregate principal amount of the Outstanding Notes directly affected;

      (b) an Event of Default in respect of a covenant or provision hereof or under the Mortgage or Mezzanine Loan Agreement that under Article IX cannot be modified or amended without the consent of the Holder of each Outstanding Note affected thereby;

      (c) a default depriving the Trustee of a lien on any part of the Collateral;

      (d) a default depriving the Trustee, the Fiscal Agent (if any), the Servicer or the Special Servicer of any fees, reimbursement or indemnification to which it is entitled, for which a waiver will require the consent of the Trustee, the Fiscal Agent (if any), the Servicer or the Special Servicer, as applicable, which consent may be withheld in the sole discretion of the Trustee, the Fiscal Agent (if any), the Servicer or the Special Servicer, as applicable; or

      (e) an Event of Default that is an Event of Default occurring on the Scheduled Maturity Date.

   Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

   SECTION 5.14  UNDERTAKING FOR COSTS.

   All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or any other Security Document, or in any suit against the Trustee or the Servicer or Special Servicer for any action taken, suffered or omitted by the Trustee or the Servicer or Special Servicer, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Issuer, or to any suit instituted by the Trustee, or to any suit instituted by the Servicer or Special Servicer, or to any suit instituted by any Holder, or group of Holders, holding in the aggregate at least 25% in aggregate principal amount of Outstanding Notes, or to any suit instituted by any Holder of any Note for the enforcement of the payment of the principal of or interest on any Note on or after the Maturity Date (or, in the case of redemption, on or after the Redemption Date).

                                  ARTICLE VI

                                  THE TRUSTEE

   SECTION 6.1  CERTAIN DUTIES AND RESPONSIBILITIES.

   (a) The duties, responsibilities and liabilities of the Trustee in respect of the Security Documents and the other duties and liabilities of the Trustee under this Indenture shall be as follows:

      (i) The Trustee (and the Servicer or Special Servicer on its behalf) shall have the full power and authority to do all things not inconsistent with the provisions of this Indenture or any other Security

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

   Document that it may deem advisable in order to enforce the provisions hereof or thereof or to take any action with respect to a default or an Event of Default hereunder or thereunder, of which a Responsible Officer shall have actual knowledge or with respect to which notice was given to the Trustee in accordance with this Indenture, or to institute, appear in or defend any suit or other proceeding with respect hereto or thereto, or to protect the interests of the Holders of Notes; PROVIDED, HOWEVER, that notwithstanding the foregoing or any other provisions of this Indenture to the contrary, the Note Indebtedness and the Underlying Loans shall be serviced by the Servicer or the Special Servicer and the powers vested in the Servicer and Special Servicer hereunder shall not be exercised by the Trustee except as expressly set forth herein. Neither the Trustee nor any of its directors, officers, shareholders, agents or employees (each, a "TRUSTEE INDEMNIFIED PARTY" and, collectively, the "TRUSTEE INDEMNIFIED PARTIES") shall be answerable to or accountable for, except for its or their own bad faith, willful misconduct or negligence, and the Issuer agrees to indemnify and save harmless the Trustee Indemnified Parties from, any costs, expenses, liabilities and damages that any of them may incur or sustain, in good faith and without willful misconduct or negligence, in the exercise and performance of the Trustee's powers and duties hereunder, including the cost and expense of defending themselves against any claim or liability in connection with the exercise or performance thereof; PROVIDED, HOWEVER, that if it is found that any such claim or liability has resulted from the bad faith, willful misconduct or negligence of any Trustee Indemnified Party in the performance of its duties hereunder, such Trustee Indemnified Party shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to that portion of its acts or omissions that is the subject of such finding. If any Trustee Indemnified Party is entitled to receive indemnification hereunder with respect to any such action or proceeding brought by a third party, the Issuer shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to such Trustee Indemnified Party who shall not, except with the consent of such Trustee Indemnified Party, be counsel to the Issuer or any Affiliate thereof. Upon assumption by the Issuer of the defense of any such action or proceeding, such Trustee Indemnified Party shall have the right to participate in such action or proceeding and to retain its own separate counsel, but the Issuer shall not be liable for any legal fees or expenses of such a separate counsel subsequently incurred by such Trustee Indemnified Party in connection with the defense thereof unless (i) the Issuer has agreed to pay such fees and expenses or (ii) counsel provided by the Issuer pursuant to the foregoing is counsel to the Issuer and such Trustee Indemnified Party shall have been advised by such counsel that representation of such Trustee Indemnified Party by such counsel provided by the Issuer pursuant to the foregoing would be inappropriate due to actual or potential conflicting interests between the Issuer and such Trustee Indemnified Party, including situations in which there are one or more legal defenses available to such Trustee Indemnified Party that are different from or additional to those available to the Issuer; PROVIDED, HOWEVER, that the Issuer shall not, in connection with any such action or proceeding, or separate but substantially similar action or proceeding arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time, in addition to any local counsel, for any such Trustee Indemnified Party. The Issuer shall not consent to the terms of any compromise or settlement of any action defended by the Issuer in accordance with the foregoing without the prior consent of the Trustee Indemnified Party. The Issuer shall not be required to indemnify any Trustee Indemnified Party for any amount paid or payable by such Trustee Indemnified Party in settlement of any action, proceeding or investigation without the prior written consent of the Issuer, which consent shall not be unreasonably withheld. Promptly after receipt by any Trustee Indemnified Party of notice of its involvement (or the involvement of any of its affiliates or such affiliate's directors, officers, shareholders, agents or employees) in any action, proceeding or investigation, such Trustee Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against the Issuer hereunder, notify the Issuer in writing of such involvement, but the failure of such Trustee Indemnified Party to provide such notice shall neither cause the forfeiture of the right to receive indemnity hereunder nor limit such right, except to the extent, if any, that the Issuer is prejudiced by the failure of the Trustee Indemnified Party to promptly give such notice. The Issuer's indemnification obligations under this Section 6.1(a)(i) shall survive payment of the Notes and any resignation, removal or replacement of the Trustee. The indemnification provided herein is limited in each case to actual damages and does not extend to consequential damages.

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      The Trustee shall have no obligation to take any action to protect, preserve or enforce any rights or interests in the Security Documents or towards the execution or enforcement of the trusts hereby or thereby created which, in its opinion, shall be likely to involve expense or liability to the Trustee, unless the Trustee shall have received an agreement satisfactory to the Trustee in its sole discretion to indemnify it against such liability and expense. The Trustee shall not be required to ascertain or inquire as to the performance or observance of any of the covenants or agreements contained herein, or in any other Security Document or in any other instruments to be performed or observed by the Issuer or any other party to any Security Document (including, without limitation, the necessity or desirability under any applicable state law to re-record, re-register or re-file any Security Document). In accepting the trusts hereunder and under the Security Documents, the Trustee is acting solely as Trustee hereunder and not in its individual capacity and all Persons, other than the Issuer and the Holders, having any claim against the Trustee arising by reason hereof shall look only to the Collateral for payment or satisfaction thereof except as provided herein.

      (ii) The Trustee shall incur no liability in acting upon any signature, notice, request, consent, certificate, opinion, or other instrument reasonably believed by it to be genuine. In administering the trusts, the Trustee may exercise any of the powers hereof directly or through its agents or attorneys and may, at the expense of the Issuer, consult with counsel, accountants and other skilled Persons to be selected and employed by it, and the reasonable expenses thereof shall be paid by the Issuer, and the Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice of any such Person nor for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts.

      (iii) The Trustee shall have no duty to make, arrange or ensure the completion of any recording, filing or registration of this Indenture, any Security Document, any instrument of further assurance, any instrument constituting part of the Underlying Collateral, or any amendments or supplements to any of said instruments and the Trustee shall have no duty to make, arrange or ensure the completion of the payment of any fees, charges or taxes in connection therewith (and the Trustee may act with respect to the Security Documents and pay out deposited monies without regard thereto), or to give any notice thereof, or to make, arrange or ensure the completion of the payment of or be under any duty in respect of any tax, assessment or other governmental charge that may be levied or assessed on the Underlying Collateral, the Underlying Properties or any part thereof or against the Issuer. Notwithstanding the foregoing, the Trustee agrees that it will notify the Issuer in writing of any filings, fees, taxes or other payments required in connection with the satisfaction of the Issuer's obligations hereunder and under the other Security Documents known to any Responsible Officer of the Trustee assigned to its Corporate Trust Office and actively involved in the administration of this Indenture.

      (iv) Whenever, in administering the trust, the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee may, in the absence of bad faith on the part of the Trustee, request and rely upon (unless other evidence in respect thereof be specifically prescribed herein or in any Security Document) an Officer's Certificate of the Issuer, and such Officer's Certificate shall be full warrant to the Trustee for any action taken, suffered or omitted by it on the faith thereof, but in its discretion the Trustee may in lieu thereof accept other evidence of such fact or matter or may require such further or additional evidence as it may deem reasonable.

      (v) Whenever, in administering the trust, the Trustee shall be permitted whether pursuant to the terms of this Indenture or any other Security Document, to determine to grant or withhold its consent to or waiver or approval of any matter described herein or therein or to take or omit to take any action or course of conduct permitted or required hereunder or thereunder, the Trustee shall be fully protected in making such determination based solely upon the written direction of the Servicer, Special Servicer or, absent such direction, (a) on the basis of the related submission required by this Indenture or by such other Security Document, as the case may be, or (b) if a standard for such determination is specified herein or therein, on the basis of its determination in good faith as to whether or not such standard has been satisfied, or (c) if no such standard is specified, on the basis of its determination in good faith as to (x) with respect to any act, omission or course of conduct, whether such act, omission or course of conduct is reasonable (which

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

   determination may be made solely on the basis of advice from professionals selected by the Trustee with reasonable care) and (y) with respect to the selection of any professional, whether the party proposing the engagement of such professional is motivated primarily by interests contrary to those of the Holders in making such proposal, PROVIDED, in each case, that the Trustee grants or withholds its consent or approval or takes any other action on a timely basis. The Trustee shall not be required to seek the individual consents or approvals of the Holders with respect to any such consent or approval unless the same shall be explicitly required by the terms of this Indenture or such other Security Document, as the case may be. Without limiting the generality of the foregoing, in the event the approval of the Trustee is requested by the Servicer or Special Servicer with respect to a settlement of an insurance claim pursuant to the Mortgage or the Mezzanine Loan Agreement, the Trustee shall be fully protected in granting such approval based on directions from the Servicer or Special Servicer and the Servicer or Special Servicer shall be protected in providing such direction if the Servicer or Special Servicer has selected and retained, in accordance with the Servicing Standards, a qualified independent insurance adjuster who has advised the Servicer or Special Servicer that the proposed settlement is reasonable, and the Trustee determines in good faith, solely on the basis of such advice, that such settlement is reasonable. Notwithstanding anything to the contrary herein or in any of the other Security Documents, neither the Trustee (at the request of the Servicer or Special Servicer) nor the Servicer or Special Servicer on its behalf shall consent to the transfer of the Underlying Collateral or any beneficial interest therein, any modification or waiver of the other Security Documents or the terms of this Indenture (other than modifications or waivers that may be made unilaterally (within the meaning of Prop. Treas. Reg. (S) 1.1001-3, or any successor provision) as provided herein or in the other Security Documents), any release of any property pledged pursuant to this Indenture or the other Security Documents, or any release of the Issuer from its obligations hereunder or under the other Security Documents (other than any actions expressly contemplated by this Indenture or the other Security Documents in connection with payments on the Notes (including any redemptions) or otherwise), unless the Issuer has obtained and delivered to the Trustee, the Servicer and the Special Servicer an Opinion of Counsel from counsel experienced in federal income tax matters that such consent or modification, or waiver, as the case may be, will not be treated as an exchange of any Note for a newly issued obligation pursuant to Section 1001 of the Code.

      (vi) The Trustee shall have no obligation to see to the payment or discharge of any liens (other than the liens of the Security Documents, and then only to the extent therein provided), or to see to the application of any payment of the principal of or interest on the Notes or the Underlying Loans secured by any such lien or to the delivery or transfer to any Person of any property released from any such lien, or to give notice to or make demand upon any borrower, lender, trustor, beneficiary or other Person for the delivery or transfer of any such property.

      (vii) The Trustee shall not be concerned with or accountable to any Person for the use or application of any deposited monies that shall be released or withdrawn in accordance with the provisions hereof or of any other Security Document or of any property or securities or the proceeds thereof that shall be released from the lien hereof or thereof in accordance with the provisions hereof or thereof and the Trustee shall have no liability for the acts of other parties hereto that are not in accordance with the provisions hereof.

      (viii) The Trustee shall not be charged with knowledge of any Event of Default hereunder or under any other Security Document (except default in the payment of monies to the Trustee that the Issuer is required to pay or cause to be paid to the Trustee on or before a specified date and except default in the delivery of any certificate, opinion or other document expressly required to be delivered to the Trustee by any provision hereof or any Security Document) or any condition which after notice and/or the passage of time would constitute an Event of Default or any other fact, circumstance or event the occurrence of which would require the Trustee to give any notice or otherwise take any action (any such Event of Default, condition, circumstance or other event, an "EVENT"), unless either (i) a Responsible Officer of the Trustee assigned to its Corporate Trust Office shall have actual knowledge of such Event or (ii) written notice in the manner provided in this Indenture of such Event shall have been given to and received by the Trustee, by the Issuer, the Servicer, the Special Servicer or any Holder or Holders of at least 25% in aggregate principal amount of the Notes then Outstanding.

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

      (ix) The Trustee shall not be responsible for any act or omission of the Servicer or Special Servicer.

   (b) Except during the continuance of an Event of Default of which a Responsible Officer of the Trustee shall have actual knowledge (or with respect to which notice was given to the Trustee in accordance with this Indenture) with respect to the Notes, the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee.

   (c) In the absence of actual knowledge of a Responsible Officer to the contrary or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of this Indenture.

   (d) In case an Event of Default known to a Responsible Officer of the Trustee (or with respect to which notice was given to the Trustee in accordance with this Indenture) with respect to the Notes has occurred and is continuing, the Trustee shall exercise (subject, in all cases, to the rights and powers vested in the Servicer and Special Servicer pursuant to this Indenture), with respect to the Notes, such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent Person would exercise or use under the circumstances in the conduct of his own affairs.

   (e) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, EXCEPT that

      (i) this Subsection (e) shall not be construed to limit the effect of Subsection (a) or (b) of this Section;

      (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved by a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

      (iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith and without negligence in accordance with the terms of this Indenture and the direction of the Majority Holders, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes or the Security Documents.

   SECTION 6.2  MONEY HELD IN TRUST.

   Accounts established by the Trustee hereunder shall be subject to regulations regarding fiduciary funds on deposit substantially similar to those described in 12 C.F.R. (S) 9.10(b). Money held by the Trustee hereunder shall be held in trust for the purposes for which it was paid, and shall be segregated from any other monies held by the Trustee, and may be deposited by the Trustee, under such general conditions as may be prescribed by law, in the trust department of the Trustee. All such moneys shall be held in Eligible Accounts. The Trustee shall be under no liability for interest on any money received by it hereunder except as provided in this Indenture, the Cash Management Agreement, the Mezzanine Cash Management Agreement or as otherwise agreed with the Issuer. Within a reasonable time after the end of each calendar year or portion thereof during the term of the Notes, the Trustee shall cause the depository for any accounts referred to in this Article to deliver to the Issuer, the Servicer and the Trustee and, upon request, to the Holder of any Note a statement of any amounts received or disbursed by the Trustee in respect of the Collateral during such calendar year or portion thereof.

   SECTION 6.3  NOTICE OF DEFAULTS.

   The Trustee shall give the Holders, the Servicer, the Special Servicer and the Issuer notice of any default hereunder as and to the extent provided by the Trust Indenture Act; PROVIDED, HOWEVER, that in the case of any

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default of the character specified in Section 5.1(c), no such notice to Holders shall be given until at least 30 days after the occurrence thereof. For the purpose of this Section, the term "default" means any event which is, or after notice or lapse of time or both would become, an Event of Default.

   SECTION 6.4  CERTAIN RIGHTS OF TRUSTEE.

   Subject to the provisions of Section 6.1:

      (a) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

      (b) any request or direction of the Issuer referred to herein shall be sufficiently evidenced by the Issuer Request or the Issuer Order;

      (c) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer's Certificate;

      (d) the Trustee may consult with counsel and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

      (e) the Trustee shall be under no obligation to expend its own funds or to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

      (f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney (any such examination to be made upon reasonable advance notice and at reasonable times, except that if an Event of Default has occurred and is continuing such examination shall be permitted at such times, with or without notice, as the Trustee may select in its sole discretion);

      (g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys;

      (h) the Trustee shall not be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture; and

      (i) all rights and protections afforded to the Trustee in accordance with this Indenture shall apply to the Trustee when it is acting as the Fiscal Agent, the Registrar or in any other capacity in accordance with this Indenture.
   SECTION 6.5  COMPENSATION AND REIMBURSEMENT.

   The Issuer agrees:

      (a) to pay to the Trustee the Trustee Fee and such other amounts due from time to time pursuant to this Indenture;

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      (b) except as otherwise expressly provided herein, to reimburse the
   Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in carrying out its duties and responsibilities under this Indenture or under the other Security Documents, including, without limitation, the reasonable compensation, xpenses and disbursements of its agents and counsel, any amounts required to be expended by the Trustee in compliance with Article XII hereof, and any expenses incurred in connection with the transfer or reassignment by the Trustee to a successor trustee of any Security Document pursuant to Section 6.11, except any such expense, disbursement or advance as may be attributable to the Trustee's negligence, willful misconduct or bad faith;

      (c) that the Trustee Indemnified Parties shall not be answerable to or accountable for, except in the case of their own bad faith, willful misconduct or negligence, and, the Issuer agrees to indemnify, consistent with the provisions set forth in Section 6.1(a)(i) hereof, each of the Trustee Indemnified Parties for, and to hold them harmless against, any loss, liability, damage or expense that it may incur or sustain without negligence, willful misconduct, or bad faith on its part, arising out of or in connection with the exercise and performance of the Trustee's powers and duties hereunder and the acceptance or administration of the trust or trusts hereunder, under the Mortgage, Mezzanine Loan Agreement or under any other instrument included in the Collateral, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of the Trustee's powers or duties hereunder. The indemnification obligation of the Issuer under this Section 6.5(c) shall survive payment of the Notes and any resignation, removal or replacement of the Trustee; and

      (d) the expenses and the compensation for the services rendered by the Trustee or the Servicer after an Event of Default as specified in Section 5.1(d) or Section 5.1(e) hereof in connection herewith are intended to constitute expenses of administration under any bankruptcy proceeding.

   SECTION 6.6  CONFIDENTIALITY.

   Unless an Event of Default has occurred and is continuing, the Holders of Notes (each in their individual capacities only) shall not have any right to obtain any information relating to the Underlying Collateral or the Underlying Properties, including information regarding lease rents, any rent rolls or copies of any leases, except as expressly provided for herein. Each of the Trustee, the Special Servicer, and the Servicer agree to keep confidential, and to cause their respective directors, officers, employees, agents, attorneys, accountants, financial advisors and other representatives to keep confidential, all leases, lease abstracts, rent rolls, financial statements, appraisals and other financial information, including information relating to lease terms and identities of tenants, furnished to, or obtained by, the Trustee, the Special Servicer or the Servicer hereunder (the "CONFIDENTIAL INFORMATION") and to use reasonable efforts, if such material is not marked "Proprietary" or "Confidential", and to use special efforts, if such material is so marked, to not, without the prior written consent of the Issuer, disclose such Confidential Information in whole or in part in any manner whatsoever; PROVIDED, HOWEVER, that the Trustee shall be permitted to fulfill its responsibilities under Section 6.17 hereof and the Trustee, the Special Servicer, the Servicer, and their representatives shall be permitted to disclose Confidential Information if (i) required by law (or regulations thereunder) or (ii) such disclosure is necessary for either the Trustee, the Special Servicer or the Servicer to perform its duties hereunder or (iii) an Event of Default shall have occurred and be continuing and such disclosure is made in connection with the enforcement of the provisions of the Notes, this Indenture or any other Security Document or (iv) such disclosure is appropriate in working with its regulators (or those of its corporate parent), to such regulators. This Section shall not apply to any provisions of the Confidential Information that are or become generally available to the public or to information in or incorporated by reference in any Registration Statement.

   SECTION 6.7  CORPORATE TRUSTEE REQUIRED; ELIGIBILITY.

   There shall at all times be a Trustee hereunder which shall be a trust company, a national banking association or a banking corporation, in each case organized and doing business under the laws of the United States, any state thereof or the District of Columbia, authorized under such laws to exercise corporate trust

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powers (i) having a long-term unsecured debt rating not less than AA (or its equivalent) (without regard to any '+' - '-' or numerical designation) by at least one NRSRO (unless a Fiscal Agent has been appointed hereunder which has such rating) and (ii) a combined capital and surplus of at least $50,000,000, and subject to supervision or examination by federal or state authority. If such corporation or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article and in the last paragraph of Section 3.6.

   SECTION 6.8  REPRESENTATIONS AND WARRANTIES OF THE TRUSTEE.

   The Trustee hereby represents and warrants to the other parties hereto that, as of the Closing Date:

      (a) the Trustee has been duly organized and is validly existing under the laws of the State of New York and is qualified under the laws of the jurisdictions in which the Collateral and the Underlying Properties are located to the extent necessary to perform its obligations in accordance with the terms of this Indenture except to the extent that the laws of any state in which the Indenture Collateral is located may require the appointment of a co-trustee for the enforcement of its rights with respect to the Indenture Collateral;

      (b) the execution and delivery of this Indenture and the other Security Documents to which it is a party by the Trustee have been duly authorized by all necessary corporate action on the part of the Trustee; the Trustee is duly authorized under applicable law, its articles of incorporation and its by-laws to authenticate the Notes, to accept the delivery of the Collateral and to perform its obligations under this Indenture andeach of the other Security Documents to which it is a party, and all corporate action necessary or required therefor has been duly and effectively taken or obtained; none of the execution, delivery and performance of this Indenture, or the consummation of the transactions herein contemplated, nor the compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under (i) the terms of any agreement or instrument to which the Trustee is a party or by which it is bound; (ii) the certificate of incorporation or by-laws of the Trustee; or (iii) to the Trustee's knowledge, the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Trustee or its properties; neither the Trustee nor any of its Affiliates is a party to, bound by, or in breach of or in violation of any material indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or to the knowledge of the Trustee may in the future materially and adversely affect (x) the ability of the Trustee to perform its obligations under this Indenture or (y) the business, operations, financial condition, properties or assets of the Trustee;

      (c) the execution and delivery by the Trustee of this Indenture and the consummation of the transactions contemplated hereby (with the benefit of the provisions hereof) do not require any consent, approval, authorization, order, registration or qualification of or with any court or any regulatory authority or other governmental agency or body, except such as has been obtained and is in full force and effect;

      (d) this Indenture has been duly executed and delivered by the Trustee and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of the Trustee enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium or similar laws of general applicability relating to or affecting the rights and remedies of creditors generally and (ii) the application of principles of equity (regardless of whether considered and applied in a proceeding in equity or at law);

      (e) there are no actions, suits or proceedings pending or, to the Trustee's knowledge, threatened against the Trustee, before or by any court, administrative agency, arbitrator or governmental body (i) with

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   respect to any of the transactions contemplated by this Indenture or (ii)
   with respect to any other matter which could, if determined adversely to the Trustee, materially and adversely affect it or its business, assets, operations or condition, financial or otherwise, or adversely affect its ability to perform its obligations under this Indenture; and

      (f) the Trustee is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Trustee or its properties or might have consequences that would materially and adversely affect its performance hereunder.

   Within thirty (30) days of the earlier of discovery by the Trustee or receipt of notice by the Trustee of the breach of any representation or warranty of the Trustee set forth in this Section 6.8, the Trustee shall cure such breach in all material respects.

   SECTION 6.9  MERGER, CONVERSION, CONSOLIDATION OR SUCCESSION TO BUSINESS.

   Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, PROVIDED such corporation shall be otherwise qualified and eligible under this Article, and shall be deemed to have assumed all of the liabilities and obligations of the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto (other than such Person). In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion, consolidation or succession to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

   SECTION 6.10  RESIGNATION AND REMOVAL; APPOINTMENT OF SUCCESSOR.

   (a) The Trustee may resign at any time by giving written notice thereof to the Servicer, the Special Servicer and the Issuer. No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 6.11.

   (b) If the instrument of acceptance by a successor Trustee required by
Section 6.11 shall not have been delivered to the Trustee within thirty (30) days after the giving of a notice of resignation as contemplated in clause (a) above, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

   (c) The Trustee may be removed at any time with respect to the Notes by the Majority Holders and notice of such action by such Holders shall be delivered to the Trustee, the Issuer, the Servicer and the Special Servicer.

   (d) If at any time:

      (i) the Trustee shall fail to comply with Section 6.6 or shall fail to comply with Section 6.12 after written request for compliance by the Issuer or any Holder who has been a bona fide Holder for at least six (6) months, or

      (ii) the Trustee shall cease to be eligible under Section 6.7, or the representations in Section 6.8 shall prove to be untrue, and the Trustee shall fail to resign after written request therefor by the Issuer or any such Holder referred to in clause (i) above, or

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      (iii) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case, (i) the Issuer, the Servicer or Majority Holders may remove the Trustee with respect to the Notes, or (ii) subject to Section 5.14, any Holder of a Note may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee with respect to the Notes and the appointment of a successor Trustee or Trustees.

   (e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, with respect to the Notes, the Issuer shall promptly appoint a successor Trustee or Trustees satisfying the requirements of Section 6.7 with respect to the Notes and shall comply with the applicable requirements of Section 6.11. If, within fifteen (15) days after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall not have been appointed by the Issuer or, if appointed, shall not have accepted such appointment in accordance with the applicable requirements of Section 6.11, then a successor Trustee shall be appointed by the Servicer or the Act of the Majority Holders delivered to the Issuer and the retiring Trustee, and the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 6.11, become the successor Trustee with respect to the Notes. Upon such resignation, removal, incapacity or other vacancy, the Trustee shall forward all documents relating to the Notes to the successor Trustee at the address provided by the Issuer.

   If, within sixty (60) days after such resignation, removal or incapability, or the occurrence of such vacancy, no successor Trustee shall have been so appointed and accepted appointment in the manner required by Section 6.11, any bona fide Holder may, on behalf of such Holder and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

   (f) The Issuer or the Servicer, as applicable, shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by giving notice of such event to each of the Holders, the Servicer and the Special Servicer in accordance with Sections 1.5 and 1.6. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

   (g) The resignation or removal of the Trustee shall automatically result in the removal of the Fiscal Agent from its obligations hereunder as of such date of registration or removal.

   SECTION 6.11  ACCEPTANCE OF APPOINTMENT BY SUCCESSOR.

   In case of the appointment hereunder of a successor Trustee, the successor Trustee so appointed shall execute, acknowledge and deliver to the Issuer, the Servicer, the Special Servicer and the retiring Trustee an instrument accepting such appointment and assuming the responsibilities of the Trustee hereunder, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on the request of the Issuer or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder, shall take such action as may be necessary to provide for the appropriate interest in the Collateral to be vested in such successor Trustee, and shall execute and deliver any amendments to the Security Documents necessary in connection therewith, but shall not be responsible for the recording of such documents and instruments as may be necessary to give effect to the foregoing (which responsibility shall be borne by the successor Trustee). In the event that the retiring Trustee is removed without cause, any costs of transfer shall be paid by the party removing the retiring Trustee. The retiring Trustee shall pay any costs of transfer to a successor Trustee in the event the retiring Trustee is removed for cause.

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   Upon request of any such successor Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in this Section.

   No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

   SECTION 6.12  CONFLICTING INTERESTS.

   If the Trustee has or shall acquire any conflicting interest (as defined in Section 310 of the Trust Indenture Act), such Trustee shall, within ninety (90) days after ascertaining that it has such conflicting interest and if the default (as defined in Section 310 of such statute) has not been cured or duly waived or otherwise eliminated before the end of such ninety-day period, either eliminate such conflicting interest or resign, such resignation to become effective upon the appointment of a successor Trustee and such successor's acceptance of such appointment, and the Issuer shall take prompt steps to have a successor appointed in the manner provided in Section 6.10 hereof.

   SECTION 6.13  SELF DEALING.

   The Trustee may purchase Eligible Investments through the Trustee, in its individual capacity, and through its Affiliates, and such Persons may retain any charges or commissions customarily imposed for such purchases.

   SECTION 6.14  INVESTMENTS.

   The Trustee shall invest any amounts held in the Payment Account (to the extent required pursuant to Section 3.5) and any other account maintained by the Trustee pursuant to this Indenture, pending their application to the purposes herein provided, in one or more of the following investments (the "ELIGIBLE INVESTMENTS"):

      (i) obligations of the U.S. Treasury (all direct or fully guaranteed obligations), PROVIDED, HOWEVER, that (A) the investments described in this clause must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity; and

      (ii) units of taxable money market funds which invest solely in obligations described in clause (i) above;

PROVIDED, HOWEVER, that (1) no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security is derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment, and (2) no investment described herein may be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to maturity.

   SECTION 6.15  UNCLAIMED FUNDS.

   At the expiration of two (2) years following the Maturity Date of the Notes issued hereunder, any monies deposited in the Holdover Account for such Notes then remaining on deposit and unclaimed by the lawful owner thereof shall be paid to the Issuer (or in accordance with any written directions previously given to the Trustee by the Issuer) and the Person entitled to receive such monies thereafter shall look only to the Issuer for payment thereof as an unsecured general creditor (without regard to any limitation on recourse contained herein or in the Notes or any other Security Document), and all liability of the Trustee with respect to such trust money shall

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thereupon cease; PROVIDED that the Trustee, before being required to make any such repayment, may, at the expense of the Issuer, cause to be published at least once but not more than three times in any Authorized Newspaper (if the Notes were, as of the Trustee's receipt of such payment, listed on a securities exchange or an over-the-counter market) and in a newspaper in the English language customarily published on each Business Day and of general circulation, in New York, New York, a notice to the effect that said monies remain unclaimed and have not been applied for the purpose for which they were deposited, and that after a date specified therein, which shall be not less than thirty (30) days after the date of first publication of said notice, any unclaimed balance of said monies then remaining in the hands of the Trustee will be paid to the Issuer upon its written directions. Any successor to the Issuer through merger, consolidation or otherwise or any recipient of substantially all the assets of the Issuer in a liquidation of the Issuer shall remain liable for the amount of any unclaimed balance paid to the Issuer pursuant to this paragraph.

   SECTION 6.16  ILLEGAL ACTS.

   No provision of this Indenture or any amendment or supplement hereto shall be deemed to impose any duty or obligation on the Trustee to do any act in the performance of its duties hereunder or to exercise any right, power, duty or obligation conferred or imposed on it, which under any present or future law shall be unlawful, or which shall be beyond the corporate powers, authorization or qualification of the Trustee.

   SECTION 6.17  COMMUNICATIONS TO BE SENT TO THE ISSUER.

   The Trustee shall:

      (a) send to the Issuer, within five (5) days after the date on which any installment of interest or principal on the Notes becomes due and payable hereunder and is not paid, a written demand for payment thereof;

      (b) send to the Issuer, within five (5) days after any amount other than principal or interest becomes due and payable hereunder as notified by the Servicer or Special Servicer and is not paid, a written demand for payment of such amount;

      (c) send to the Issuer, within five (5) Business Days after a Responsible Officer of the Trustee acquires actual knowledge that any mechanic's or other lien (other than Permitted Exceptions) shall have been filed against the (Underlying Collateral, the Underlying Properties) or any part thereof, a written demand that the Issuer cause the Underlying Borrowers to bond or otherwise satisfy such lien unless the Servicer shall have already delivered such notice and demand to the Issuer; and

      (d) send to the Issuer, within seven (7) Business Days after a Responsible Officer of the Trustee acquires actual knowledge of (A) any failure of the Issuer or an Underlying Borrower to perform or comply with any of the terms of this Indenture, the Mortgage, the Mezzanine Loan Agreement, or any other Security Document, or (B) any breach, in any material respect, of a representation or warranty made by the Issuer or an Underlying Borrower in this Indenture, the Mezzanine Loan Agreement or the Mortgage, respectively, written notice of such default, failure or breach and demand for cure in accordance with the Indenture.

   SECTION 6.18  REPORTS BY TRUSTEE.

   (a) The Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant thereto.

   (b) A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee with each stock exchange or over-the-counter market upon which the Securities are listed, with the Commission and with the Issuer. The Issuer will notify the Trustee when the Notes are listed on any stock exchange or over-the-counter market.

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   SECTION 6.19  SEPARATE TRUSTEES AND CO-TRUSTEES.

   (a) If at any time the Trustee reasonably shall deem it necessary for the purpose of meeting any legal requirements applicable to it in the performance of its duties hereunder (including any legal requirements of any jurisdiction in which any of the Collateral is located), the Trustee shall have the power to, and shall, execute and deliver any and all instruments necessary to appoint one or more Persons to act as separate trustees or co-trustees hereunder, jointly with the Trustee, of any of the Collateral, to the extent applicable, subject to this Indenture, and any such Persons shall be such separate trustee or co-trustee, with such powers and duties consistent with this Indenture and the other Security Documents as shall be specified in the instrument appointing such Person but without thereby releasing the Trustee from any of its duties hereunder. If the Trustee shall request the Issuer so to do, the Issuer shall join with the Trustee in the execution of such instrument, but the Trustee shall have the power to make such appointment without making such request and without obtaining the Issuer's execution of such instrument. All fees and expenses of any separate trustee or co-trustee shall be paid by the Issuer.

   (b) Every separate trustee and co-trustee shall, to the extent not prohibited by law, be subject to the following terms and conditions:

      (i) the rights, powers, duties and obligations conferred or imposed upon such separate or co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate or co-trustee jointly, as shall be provided in the appointing instrument, except to the extent that under any law of any jurisdiction in which any particular act is to be performed any nonresident trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or co-trustee; PROVIDED, HOWEVER, that in the event of a conflict between the instructions or directions of the Trustee and any separate or co-trustee, the directions of the Trustee shall govern;

      (ii) all powers, duties, obligations and rights conferred upon the Trustee, in respect of the custody of all cash and other securities to be deposited with or otherwise held by the Trustee hereunder shall be exercised solely by the Trustee;

      (iii) the Trustee may at any time by written instrument accept the resignation of or remove any such separate trustee or co-trustee, and, upon the request of the Trustee, the Issuer shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to make effective such resignation or removal, but the Trustee shall have the power to accept such resignation or to make such removal without making such request. A successor to a separate trustee or co-trustee so resigning or removed may be appointed in the manner otherwise provided herein; and

      (iv) the co-trustee shall resign immediately upon the resignation or removal of the Trustee and the acceptance of appointment of a successor Trustee hereunder.

   (c) Such separate trustee or co-trustee, upon acceptance of such trust, shall be vested with the estates or property specified in such instrument, jointly with the Trustee and the Trustee shall take such action as may be necessary to provide for the appropriate interest in the Collateral to be vested in such separate trustee or co-trustee, the execution and delivery of any amendments to the Security Documents necessary in connection therewith, and the recording of such documents and instruments as may be necessary to give effect to the foregoing. Any separate trustee or co-trustee may, at any time, by written instrument constitute the Trustee, his agent or attorney-in-fact with full power and authority, to the extent permitted by law, to do all acts and things and exercise all discretion authorized or permitted by him, for and on behalf of him and in his name. If any separate trustee or co-trustee shall be dissolved, become incapable of acting, resign, be removed or die, all the estates, property, rights, powers, trusts, duties and obligations of said separate trustee or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee, without the appointment of a successor to said separate trustee or co-trustee, until the appointment of a successor to said separate trustee or co-trustee is necessary as provided in this Indenture. The appointment of a co-trustee shall in no way release the Trustee from any of its duties or responsibilities hereunder.

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   (d) Any notice, request or other writing, by or on behalf of any Holder, delivered to the Trustee shall be deemed to have been delivered to all separate trustees and co-trustees.

   SECTION 6.20  WITHHOLDING AND INFORMATION REPORTING.

   The Trustee agrees with the Issuer that the Trustee will comply with all applicable United States federal income tax withholding and any IRS Form 1099 interest reporting requirement.

   SECTION 6.21  PREFERENTIAL COLLECTION OF CLAIMS AGAINST COMPANY.

   If and when the Trustee shall be or become a creditor of the Issuer, the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Issuer.

                                  ARTICLE VII

                       THE SERVICER AND SPECIAL SERVICER

   SECTION 7.1 SERVICER TO ACT AS SERVICER; SPECIAL SERVICER TO ACT AS SPECIAL SERVICER.

   Each of the Servicer and the Special Servicer, is an independent contract servicer and shall service and administer the Note Indebtedness and the Underlying Loans solely on behalf of, and in the best interests of (as determined by the Servicer or Special Servicer in its reasonable judgment) and for the benefit of the Holders in accordance with applicable law the terms of this Indenture and the other Security Documents and the following Standards (the "SERVICING STANDARDS"):

      (i) (A) in the same manner in which and with the same care, skill, prudence and diligence with which the Servicer or Special Servicer services and administers similar mortgage and mezzanine loans for other third-party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage and mezzanine lenders servicing their own mortgage and mezzanine loans and to the maximization of the net present value of the Note Indebtedness and the Underlying Loans or
   (B) with the care, skill, prudence and diligence the Servicer or Special Servicer uses for mortgage and mezzanine loans which it owns and which are substantially the same as the Note Indebtedness and the Underlying Loans, giving due consideration to the maximization of the net present value of the
   Note Indebtedness and the Underlying Loans, whichever of the standards in this clause (i) is higher;

      (ii) with a view to the timely collection of all scheduled payments of principal of and interest on the Note Indebtedness and the Underlying Loans or, if an Event of Default shall occur and be continuing and if, in the good faith and reasonable judgment of the Servicer or Special Servicer, no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery on the Note Indebtedness and the Underlying Loans to the Holders on a net present value basis; and

      (iii) without regard to (A) any relationship that the Servicer or Special Servicer or any affiliate thereof may have with the Issuer or any Affiliate thereof; (B) the ownership of any Note by the Servicer or Special Servicer or their affiliates; (C) the right of the Servicer or Special Servicer to receive reimbursement of costs, or the sufficiency of any compensation payable to it under the Indenture or with respect to any particular transaction; or (D) the Servicer's or Special Servicer's ownership, servicing or management for others of any other mortgage and mezzanine loans or mortgaged property.

   Subject to the above-described Servicing Standards and the terms of this Indenture and of the other Security Documents, the Servicer and Special Servicer shall have full power and authority to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. The Servicer and Special Servicer shall service and administer the Note Indebtedness and the Underlying Loans in accordance with applicable state and federal law. At the written request of the Servicer or Special Servicer,

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accompanied by the form of powers or other documents being requested and a certificate that such power of attorney or document is necessary or appropriate to enable the Servicer or Special Servicer to carry out its servicing and administrative duties hereunder, the Trustee shall furnish to the Servicer or Special Servicer, as applicable, any powers of attorney and other documents and the Trustee shall not be held responsible for any acts by the Servicer or Special Servicer in its uses of any such powers of attorney or other documents. Notwithstanding anything contained herein to the contrary, neither the Servicer, the Special Servicer nor the Issuer shall, without the Trustee's written consent, (i) initiate any action, suit or proceeding solely under the Trustee's name without indicating Servicer's or Special Servicer's, as applicable, representative capacity or (ii) take any action with the intent to cause, and which actually does cause, the Trustee to be registered to do business in any state. Where the terms of the Mortgage, the Mezzanine Loan Agreement or any other Security Document provide that the consent or approval of the Issuer is required, then (unless otherwise provided therein) such consent or approval shall be granted or withheld by the Servicer or Special Servicer, as applicable on behalf of the Issuer in accordance with the Servicing Standards.

   SECTION 7.2  SUB-SERVICING AGREEMENTS.

   Each of the Servicer or Special Servicer, at its own expense without a right of reimbursement from the Issuer under this Indenture, may enter into sub-servicing agreements with sub-servicers for the servicing and administration of the Note Indebtedness and the Underlying Loans, PROVIDED that,

      (i) the Issuer shall have consented in writing to the appointment of such sub-servicer (which consent shall not be unreasonably withheld), unless (x) such sub-servicer is a wholly owned subsidiary of the Servicer or Special Servicer, as applicable, or (y) the Servicer or Special Servicer, as applicable, has determined, in good faith, that the appointment of such sub-servicer is necessary for the purpose of meeting any legal requirements applicable to it in the performance of its duties hereunder (including any legal requirements of any jurisdiction in which any of the Collateral is located),

      (ii) any such sub-servicing agreement (x) will be upon such terms and conditions as are not inconsistent with this Indenture and as the Servicer or Special Servicer, as applicable and the sub-servicer have agreed, and (y) shall provide that in the event the Servicer or Special Servicer, as applicable, has been removed as the Servicer or Special Servicer, as applicable hereunder, the Trustee or any successor Servicer or Special Servicer, as applicable, appointed pursuant hereto shall have the right to terminate such sub-servicing agreement without cost or penalty on not more than five days' written notice to the sub-servicer, and

      (iii) no sub-servicer retained by the Servicer or Special Servicer shall grant any modification, waiver, or amendment to the Security Documents without the written approval of the Servicer or Special Servicer, as applicable.

   References in this Indenture to actions taken or to be taken, and limitations on actions permitted to be taken, by the Servicer or Special Servicer in servicing the Note Indebtedness and the Underlying Loan Documentation include actions taken or to be taken by a sub-servicer on behalf of the Servicer or Special Servicer, as applicable. Each sub-servicer shall be

      (A) authorized to transact business in the applicable state(s), if, and to the extent, required by applicable law to enable the sub-servicer to perform its obligations hereunder and under the applicable sub-servicing agreement, and

      (B) qualified to service mortgage and mezzanine loans comparable to the
   Note Indebtedness and the Underlying Loans.

   For purposes of this Indenture, the Servicer or Special Servicer shall be deemed to have received any amount when the sub-servicer receives such amount and actions taken by the sub-servicer shall be deemed to be actions of the Servicer or Special Servicer, as applicable. The Servicer or Special Servicer, as applicable, shall

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notify the Trustee and the Issuer in writing promptly upon the appointment of any sub-servicer and promptly furnish the Trustee and the Issuer with a copy of the sub-servicing agreement. Each of the Servicer and the Special Servicer is permitted to utilize agents and attorneys as is consistent with the Servicing Standards in performing certain of its obligations under this Indenture and the other Security Documents, each of which will be an expense reimbursable pursuant to Section 7.11(a). Obligations of the Servicer or Special Servicer which are an expense of the Issuer pursuant to the preceding sentence include, but are not limited to, enforcement of the Mortgage and the Mezzanine Loan Agreement and administration of releases, assumptions, modifications, substitutions, bankruptcy claims and similar matters.

   Notwithstanding any sub-servicing agreement the use of other agents and attorneys, any of the provisions of this Indenture relating to agreements or arrangements between the Servicer or Special Servicer, as applicable and a sub-servicer or reference to actions taken through a sub-servicer other agents or attorneys or otherwise, the Servicer or Special Servicer, as applicable shall remain obligated and liable to the Trustee and the Holders for the servicing and administering of the Note Indebtedness and the Underlying Loans in accordance with the provisions of Section 7.1 without diminution of such obligation or liability by virtue of such sub-servicing agreement or arrangements or by virtue of indemnification from a sub-servicer and to the same extent and under the same terms and conditions as if the Servicer or Special Servicer alone were servicing and administering the Note Indebtedness and the Underlying Loans.

   SECTION 7.3  CERTAIN DUTIES AND RESPONSIBILITIES.

   (a) Until the principal and interest on each Note is paid in full, the Servicer (the Special Servicer during the occurrence and continuance of a Loan Event) shall proceed diligently to collect all payments called for under the terms and provisions of the Security Documents and this Indenture, and in doing so the Servicer (the Special Servicer during the occurrence and continuance of a Loan Event) shall follow such collection procedures as are in accordance with the Servicing Standards. The foregoing responsibilities shall include, without limitation, making, at the expense of the Issuer, timely filings of any Uniform Commercial Code continuation statements and any refilings of any Security Document as necessary to preserve the liens created thereby to the extent not so done by the Issuer or the Underlying Borrowers as provided herein or in the other Security Documents. The Servicer and Special Servicer each agree that it will notify the Issuer and the Trustee (with a copy to the Servicer in the case of the Special Servicer) in writing of any filings, fees, taxes or other similar payments required in connection with the satisfaction of the obligations of the Issuer or the Underlying Borrowers under this Indenture and the other Security Documents known to any officer or employee of the Servicer or Special Servicer actively involved in the administration of the Note Indebtedness or the Underlying Loans.

   (b) The Servicer (the Special Servicer during the occurrence and continuance of a Loan Event) shall also give such directions, make such determinations and take such other actions pursuant to the Mezzanine Cash Management Agreement and the Cash Management Agreement as the assignee of the Mezzanine Lender or Mortgage Lender, as applicable, thereunder, as are in the best interests of (as determined by the Servicer or Special Servicer in its reasonable judgment) the Holders and in accordance with the Servicing Standards.

   (c) Upon an acceleration of the Notes pursuant to Section 5.2, subject to the rights of the Majority Holders, set forth in Section 5.12(a), and subject to Section 7.7 hereof, the Special Servicer may, unless the Event of Default preceding such acceleration is an Event of Default occurring on the Maturity Date, in which case the Special Servicer shall, initiate foreclosure proceedings with respect to the Indenture Collateral and immediately thereafter with respect to the Underlying Collateral; PROVIDED, HOWEVER, that the Special Servicer will not convert ownership of any of the Underlying Collateral to the Trustee or its nominee on behalf of the Holders unless and until the Special Servicer has complied with the terms of this Indenture.

   (d) Subject to the rights of the Majority Holders, described in Section 5.12(a), if prior to the Maturity Date an Event of Default has occurred and is continuing or an Event of Default is reasonably foreseeable and the Special Servicer determines in accordance with the Servicing Standards that a modification, waiver or

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amendment of the terms of any Security Document either (i) is reasonably likely to produce a greater recovery on a present value basis than liquidation of Indenture Collateral and the Underlying Collateral or (ii) would not reasonably be likely to adversely affect the timely receipt of payments under the Security Documents, then the Special Servicer may, but is not required to, agree to a modification, waiver, or amendment of any of the terms of the Security Documents; PROVIDED, HOWEVER, notwithstanding the foregoing, that (1) the action cannot reasonably be expected to result in an increase in the ratio of
(A) the then-outstanding aggregate principal balance of the Notes DIVIDED BY
(B) the most recent appraised value of the Underlying Collateral (net of any prior liens); (2) the action cannot reasonably be expected to result in a decrease in the Debt Service Coverage Ratio for the Underlying Collateral; (3) the action complies with all applicable legal requirements, including without limitation, all zoning, environmental and building laws, ordinances, and regulations and any condition, easement, right-of-way, covenant or restriction of record applicable to the Underlying Properties; (4) to the extent any additional criteria are specified in the Security Documents for consent to a specific action, such criteria have been satisfied in all material respects;
(5) the consent to such action is otherwise consistent with the Servicing Standards; and (6) such action does not impair the rights or increase the obligations of the Trustee, the Servicer or the Special Servicer; PROVIDED that any such modification will be made in compliance with the terms of this Indenture and any other applicable Security Document.

   (e) Subject to the rights of the Majority Holders, described in Section 5.12(a) and subject to the terms of this Indenture, the Servicer (the Special Servicer during a Loan Event) may enter into or grant the following modifications, waivers or amendments of any Security Document without the consent of any Holder of the Notes: (i) waivers of minor covenant defaults (other than financial covenants), including late financial statements; (ii) grants of easements that do not materially adversely affect the use, operation or value of the Underlying Properties or the obligation of the Issuer or the Underlying Borrowers to pay the Notes and the Underlying Loans, respectively; and (iii) any other modifications, waivers or amendments which the Servicer (the Special Servicer during a Loan Event) determines, in accordance with the Servicing Standards, are of a routine nature and which are made in accordance with the Servicing Standards; PROVIDED that the Servicer (the Special Servicer during a Loan Event) has determined that (x) any such modification, waiver or amendment described in this sentence would not in any way affect a payment term of any Note or the Underlying Loans, and (y) agreeing to such modification, waiver or amendment would be consistent with the Servicing Standards.

   SECTION 7.4  PAYMENT OF TAXES AND OTHER CHARGES, ETC.

   The Servicer shall maintain accurate records (i) with respect to the status of Taxes and Other Charges required to be paid under the Mortgage and (ii) with respect to the status of insurance premiums payable in respect of any of the insurance policies required to be maintained by each of the Underlying Borrowers under the Mortgage and the Mezzanine Loan Agreement. Except to the extent the same are paid directly by the Servicer from sums on deposit in the Mortgage Taxes and Insurance Sub Account pursuant to the Cash Management Agreement, and the Mezzanine Expenses Sub Account pursuant to the Mezzanine Cash Management Agreement, the Issuer shall supply to the Servicer evidence of the payment of such amounts at least ten (10) Business Days prior to the applicable penalty or termination dates. To the extent the Servicer has obtained notice of any such Taxes and Other Charges that have not been paid by the borrower under the Mortgage on or before the related penalty date and such borrower is not contesting such items in accordance with the terms of the Mortgage, the Servicer shall obtain all bills for the payment of such items and shall instruct such borrower in writing to effect payment thereof prior to the applicable penalty or termination date, PROVIDED that failure of the Servicer to provide such instruction shall in no way limit the obligation of the borrower under the Mortgage to timely pay such Taxes and Other Charges. To the extent that the Servicer has obtained notice of any insurance premiums that are required to be paid an have not been paid on or before the related termination date, the Servicer shall obtain all bills for the payment of such premiums and shall instruct the applicable Underlying Borrower in writing to effect payment thereof (or to cause such payment to be effected) prior to the applicable termination date, PROVIDED that failure of the Servicer to provide such instruction shall in no way limit the obligation of the applicable Underlying Borrower to timely pay such premiums.


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   SECTION 7.5  MAINTENANCE OF INSURANCE AND ERRORS AND OMISSIONS AND FIDELITY
COVERAGE.

   (a) The Servicer shall, in accordance with the Servicing Standards, use its best efforts to cause the Underlying Borrowers to maintain for the Underlying Properties all insurance required by the terms of the Mortgage and the Mezzanine Loan Agreement in the amounts, with the terms and provisions, and from the insurers set forth therein. In carrying out the foregoing, the Servicer shall monitor the Underlying Borrowers' compliance with the Mortgage and the Mezzanine Loan Agreement, as applicable, and shall advise the Underlying Borrowers and the Issuer of any instance where the Servicer believes that the Underlying Borrowers are no longer in compliance with such insurance requirements. The Special Servicer shall also cause to be maintained on the Underlying Properties (after foreclosure on the Underlying Collateral) all such insurance, to the extent the same is then available at commercially reasonable rates and maintaining such insurance would be in the interest of the Holders in accordance with the Servicing Standards. The cost of any such insurance with respect to an Underlying Property will be payable out of amounts on deposit in the REO Property Account. Pursuant to Section 7.6, any amounts collected by the Servicer or Special Servicer under any such policies (other than amounts to be applied to the restoration or repair of the Underlying Properties or property so acquired or amounts released to the applicable Underlying Borrower in accordance with the terms of the Mortgage, the Mezzanine Loan Agreement, the Cash Management Agreement, the Mezzanine Cash Management Agreement, or the Servicing Standards) shall be deposited in accordance with the Cash Management Agreement or the Mezzanine Cash Management Agreement, as applicable. Any costs (including third party costs as described in Section 7.2) incurred by the Servicer or Special Servicer pursuant to this Section shall be reimbursable to the Servicer or Special Servicer pursuant to Section 7.6.

   (b) The Servicer and Special Servicer shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Indenture, a blanket fidelity bond and an errors and omissions insurance policy, with the Trustee named as certificateholder or loss payee, as applicable, from a provider that is rated at least Aa2 or an equivalent rating by at least one NRSRO and covering the Servicer's and Special Servicer's officers and employees in connection with its activities under this Indenture. The amount of coverage shall be such as is commercially reasonable given the Servicer's and Special Servicer's role hereunder and at least equal to the coverage that is required by applicable governmental authorities having regulatory power over the Servicer and Special Servicer. If no such coverage amounts are imposed by such regulatory authorities, the amount of coverage shall be at least equal to the coverage that would be required by FNMA or FHLMC with respect to the Servicer or Special Servicer if the Servicer or Special Servicer were servicing and administering the Note Indebtedness and the Underlying Loans for FNMA or FHLMC. In the event that any such bond or policy ceases to be in effect, the Servicer or Special Servicer shall obtain a comparable replacement bond or policy. Coverage of the Servicer or Special Servicer under a policy or bond obtained by an Affiliate of the Servicer or Special Servicer and providing the coverage and continuing for the term required by this Section 7.5 shall satisfy the requirements of this Section 7.5.

   No provision of this Section 7.5 requiring such fidelity bond and errors and omissions insurance shall diminish or relieve the Servicer or Special Servicer from its duties and obligations as set forth in this Indenture. Promptly following the Closing Date, the Servicer or Special Servicer shall deliver or cause to be delivered to the Trustee a certificate of insurance from the surety, insurer or insurance broker. The Servicer shall promptly provide notice to the Trustee of any cancellation, termination, expiration, reduction in amount of, or material change (other than an increase) in, coverage under any such fidelity bond or policy of errors and omissions insurance.

   (c) Any right of the Issuer to approve or withhold approval of adjustments or settlements of claims under insurance policies described in the first sentence of Section 7.5(a) shall be exercised by the Servicer.

   SECTION 7.6  APPLICATION OF FUNDS IN EVENT OF DEFAULT.

   (a) Upon the occurrence and continuation of an Event of Default, the Special Servicer shall deposit, or cause to be deposited, in the applicable REO Property Account within one (1) Business Day after receipt all

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revenues received from any Foreclosed Collateral and all other amounts received by the Special Servicer or Servicer with respect to the Security Documents and the Underlying Collateral. All funds in the REO Property Account, in excess of the amount that, in the reasonable judgment of the Special Servicer, will be required to defray costs relating to the Foreclosed Collateral which this Indenture contemplates are payable from the REO Property Account, shall be remitted to the Collection Account at or before 3:00 p.m. (New York time) two Business Days prior to each Payment Date.

   (b) Money held by the Servicer hereunder shall be held in trust for the purposes for which it was paid, and shall be segregated from any other monies held by the Servicer, and may be deposited by the Servicer or Special Servicer under such general conditions as may be prescribed by law.

   (c) Payments made with funds obtained by the Special Servicer by liquidating any part of the Collateral shall not constitute a cure of a failure by the Issuer to make a payment for purposes of Section 5.1 hereof unless the Event of Default relating thereto is waived in accordance with Section 5.13.

   SECTION 7.7  REALIZATION UPON THE UNDERLYING COLLATERAL.

   (a) Upon the occurrence and during the continuance of an Event of Default and acceleration of the maturity of the Notes pursuant to Section 5.2, and subject to Sections 7.7(b) through (e), the Special Servicer may or if the Issuer fails to pay the principal of and interest on any Notes on the Maturity Date, the Special Servicer shall (i) exercise the remedies available under
Article V hereof, and under the Security Documents, including foreclosing on all or some of the Collateral, to the extent determined appropriate by the Special Servicer in accordance with the Servicing Standards and (ii) the Special Servicer shall deliver such notices as may be required by any Leases to the parties entitled thereto. Except in the case of rescission of acceleration in accordance with Article V, to the extent the Special Servicer has determined to foreclose all or some of the Collateral the Special Servicer shall liquidate such Collateral and transfer the payments to the REO Property Account. In addition, upon the occurrence and during the continuance of an Event of Default, or an event which with the giving of notice or the passage of time would become an Event of Default, the Special Servicer may obtain advice from Persons with expertise in the field of distressed real estate, bankruptcy or other relevant fields the cost of which shall be reimbursed from the REO Property and until reimbursed shall constitute an Advance. Notwithstanding the foregoing, the Special Servicer shall promptly commence foreclosure following the Maturity Date unless prior to that time the term of the Note Indebtedness has been extended with approval of the requisite Holders as described in
Section 7.3. Within sixty (60) days after the occurrence and during the continuance of an Event of Default and acceleration of the Notes, the Special Servicer shall prepare, or cause to be prepared, a liquidation plan for the Collateral and shall deliver a copy of such plan to the Trustee for distribution to each Holder. Nothing in such plan shall conflict with or alter in any way any of the obligations of the parties to this Indenture. Such liquidation plan shall be deemed approved by the Holders unless, within sixty
(60) days after its delivery, the Majority Holders object by writings filed with the Trustee to such liquidation plan. If the Majority Holders (but not the holders of 100% in aggregate principal amount of the Notes then Outstanding) have objected in writing within such 60-day period, subject to Section 7.7(c), the Special Servicer may take action pursuant to such liquidation plan if it has determined such action to be consistent with the Servicing Standards. If Holders of 100% in aggregate principal amount of the Notes then Outstanding have objected in writing within such 60-day period, the Special Servicer shall not take action in accordance with such liquidation plan subject, however, to its right to propose a new liquidation plan to Holders for approval in accordance with the foregoing procedure. In connection with such foreclosure or other conversion, the Special Servicer shall follow such practices and procedures as it shall deem necessary or advisable and as shall be consistent with the Servicing Standards. At the time the Special Servicer on behalf of the Trustee for the benefit of the Holders takes possession of part or all of the Underlying Collateral by foreclosure or otherwise, the Special Servicer may, but shall have no obligation whatsoever to, pay the cost of any capital improvements to the Underlying Properties, as applicable, if the Special Servicer determines that such expenditures are advisable to protect or, enhance the value of the Underlying Properties and are in the best interests of the Holders, and any such payment by the Special Servicer shall constitute an Advance hereunder.

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   (b) Notwithstanding Sections 5.12(a) and 7.7(a), the Special Servicer may,
if it believes it to be in the best economic interest of the Holders of Notes, and shall, if in its reasonable judgment the amount it estimates would be realized as Net Liquidation Proceeds, assuming a liquidation of the Collateral at a price based on the most recent Appraisal of the Underlying Properties, are less than the present value, applying a discount rate equal to the Base Interest Rate, of the expected Net Cash Flow from the Collateral through the remaining term of the Notes, forebear from foreclosing on the Collateral and, instead, collect all sums available under the terms of the Cash Management Agreement and the Mezzanine Cash Management Agreement to be applied in accordance with the terms of such agreements and this Indenture. Any determination to forebear pursuant to this Section 7.7(b) shall be reevaluated every twelve (12) months based on a new determination by the Special Servicer of the estimated Net Liquidation Proceeds and the expected Net Cash Flow from the Collateral. If a forebearance has been in effect for more than twenty-four
(24) consecutive months, the Majority Holders may direct the Special Servicer to terminate such forebearance and to initiate foreclosure proceedings with respect to the Collateral.

   (c) Notwithstanding Section 7.7(a), the Special Servicer shall not, on behalf of the Trustee, obtain title to part or all of the Underlying Collateral as a result or in lieu of foreclosure or otherwise, and shall not otherwise acquire possession of, or take other action with respect to any of the Underlying Collateral, if as a result of any such action, the Special Servicer or the Trustee would be considered to hold title to, be a "mortgagee-in-possession" of, or be an "owner" or "operator" of any of the Underlying Properties within the meaning of CERCLA or any applicable comparable federal, state or local law, or a "discharger" or "responsible party" thereunder unless the Special Servicer has also previously determined, based on an environmental report prepared at the direction of the Special Servicer by a Person having the qualifications set forth in Section 7.7(d) (a copy of which report shall have been delivered to the Trustee), that the relevant Underlying Property does not contain any condition identified in Section 501.04 (or any successor provision) of Part II of the Fannie Mae Multifamily Guide, or that, if any such condition exists, taking such actions as are necessary to bring the relevant Underlying Property into compliance with applicable Environmental Laws, or taking such actions as are necessary to contain, clean-up, remove or remediate Hazardous Materials affecting the relevant Underlying Property is reasonably likely to produce a greater recovery on a present value basis than not taking such actions.

   Subject to the rights of the Majority Holders pursuant to Section 5.12(a), if the Special Servicer has so determined based on satisfaction of the criteria in this Section 7.7(c) that it would be in the best economic interest of the Holders to take any such actions and foreclose or otherwise acquire possession of any of the Underlying Collateral, and is otherwise consistent with the Servicing Standards, the Special Servicer shall notify the Trustee in writing setting forth in reasonable detail the reasons for its determination, and the Trustee, in turn, shall send a copy of the related environmental report and notification to the Holders notifying them of their right to object to such proposed action. Such proposed action shall be taken unless the Trustee (i) shall have received and delivered to the Special Servicer, within thirty (30) days after such notification from the Special Servicer, written instructions from the Majority Holders directing it not to take such action; PROVIDED, HOWEVER, that the Special Servicer shall not be required to take any action or refrain from taking any action that would cause it to violate the Servicing Standards; or (ii) has given the Special Servicer similar written instructions based upon the Trustee's reasonable opinion that there would be a likelihood of the Trustee's individual liability resulting from such action against which it would not be indemnified hereunder.

   (d) Any environmental report contemplated by Section 7.7(c) shall be prepared by any Independent Person who regularly conducts environmental site assessments for purchasers of comparable properties, as determined by the Special Servicer in a manner consistent with the Servicing Standards. The cost of preparation of any environmental site assessment shall be reimbursed from the REO Property Account and until reimbursed shall constitute an Advance.

   (e) If the Special Servicer determines, pursuant to Section 7.7(c), that taking such actions as are necessary to bring any of the Underlying Properties into compliance with applicable Environmental Laws, or taking such actions with respect to the containment, clean-up, removal or remediation of Hazardous Substances affecting any of the Underlying Properties is not reasonably likely to produce a greater recovery on a present value basis than

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not taking such actions, the Special Servicer shall notify the Trustee in writing setting forth in reasonable detail the reasons for its determination and any action which it determines to take, and the Trustee, in turn, shall send a copy of such notification to the Holders notifying them of their right to give contrary direction. The Special Servicer shall take such alternative action as it deems to be in the best economic interests of the Holders, consistent with the Servicing Standards including, without limitation, releasing the lien of the Mortgage Security Documents or the Mezzanine Security Documents with respect to the relevant Underlying Collateral unless the Trustee has received and delivered to the Special Servicer within thirty (30) days after such notification from the Special Servicer, contrary directions from the Majority Holders; PROVIDED, HOWEVER, that the Special Servicer shall not be required to take any action or refrain from taking any action that would cause it to violate the Servicing Standards unless so directed by Holders of not less than 100% in aggregate principal amount of Outstanding Notes. Neither the Trustee nor the Special Servicer shall be obligated to take any action, or refrain from taking any action at the direction of Holders pursuant to this
Section 7.7(e) unless the Holders offer to the Trustee or the Special Servicer, as the case may be, security or indemnification satisfactory to the Trustee or the Special Servicer against the costs, expenses and liabilities that may be incurred with respect to such actions or inaction.

   SECTION 7.8  TRUSTEE TO COOPERATE: RELEASE OF ORIGINAL SECURITY DOCUMENTS.

   From time to time and as appropriate for the servicing or foreclosure of the
Note Indebtedness, the Underlying Loans, and the Collateral, the Trustee shall, upon written request of the Servicer or Special Servicer and delivery to the Trustee of a trust receipt in the form of Exhibit D hereto, release or cause to be released originals of any Security Documents being held by it to the Servicer or Special Servicer and shall execute such documents furnished to it as shall, according to an Officer's Certificate of the Servicer, be necessary to the prosecution of any such proceedings. The Servicer or Special Servicer shall promptly return such items to the Trustee (or the Custodian) when the need therefor by the Servicer or Special Servicer no longer exists.

   SECTION 7.9  TITLE AND MANAGEMENT OF FORECLOSED COLLATERAL.

   (a) In the event that title to any of the Underlying Collateral is acquired by the Special Servicer for the benefit of the Holders in foreclosure or by deed-in-lieu of foreclosure or otherwise, the deed, certificate of sale, assignment or other instrument of conveyance shall be taken in the name of the Trustee, or its nominee, on behalf of the Holders or as otherwise contemplated pursuant to Section 6.19. To the extent that it determines a sale of any such Foreclosed Collateral to be in the best economic interest of the Holders, the Special Servicer, on behalf of the Holders, shall sell such Foreclosed Collateral as expeditiously as possible in accordance with the provisions of
Section 7.10. Subject to Section 7.9(d), the Special Servicer shall retain the entity or entities that were acting as the Property Manager with respect to the related Underlying Property immediately prior to the Event of Default, or such other property managers as the Special Servicer shall deem appropriate (the "MANAGER"), to provide property management services at the relevant property. In connection with such management, the property manager selected by the Special Servicer shall be entitled to the related Management Fees from the Collateral, and such fees shall be payable in accordance with Section 7.9.

   (b) The Special Servicer and the Manager shall segregate and hold all funds collected and received in connection with the operation of any Foreclosed Collateral separate and apart from their own funds and general assets and shall deposit all such funds collected and received in connection with the operation of any such property in the REO Property Account.

   (c) The Special Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Indenture and Servicing Standards, to do any and all things in connection with any of the Foreclosed Collateral for the benefit of the Holders on such terms and for such period as the Special Servicer deems to be in the best interests of the Holders and as consistent with the Servicing Standards. In connection therewith, the Special Servicer shall require the Manager to deposit or cause to be deposited within one (1) Business Day after receipt in the REO Property Account all revenues received with respect to all Foreclosed

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Collateral. To the extent such funds are available therefor, the Special
Servicer shall withdraw from the REO Property Account funds necessary for the proper operation, management and maintenance of the relevant Underlying Properties, including, but not limited to:

      (i) all insurance premiums due and payable in respect of such property;

      (ii) all taxes or other charges in respect of such property that could result or have resulted in the imposition of a lien thereon;

      (iii) all amounts that are due and payable under any Leases or operating agreements affecting such property; and

      (iv) all costs and expenses necessary to preserve such property including, but not limited to payment of Management Fees to the related Manager.

   (d) In the event that any Underlying Collateral becomes Foreclosed Collateral, the Special Servicer, in the name of the Trustee on behalf of the Holders, shall contract with any Manager for the operation and management of the relevant Underlying Properties, PROVIDED that no such contract shall impose individual liability on the Trustee, the Special Servicer or the Holders; and PROVIDED, FURTHER, that:

      (i) the terms and conditions of any such contract shall not be inconsistent herewith (including those set forth in the definition of Management Fee);

      (ii) any such contract shall require, or shall be administered to require, that the Manager (A) pay from revenues of any such Underlying Properties all costs and expenses incurred in connection with the operation and management of such property, and (B) remit all related revenues, net of such costs and expenses, to the Special Servicer for deposit to the REO Property Account as soon as practicable but in no event later than the Business Day immediately following receipt; and

      (iii) none of the provisions of this Section 7.9 relating to any such contract or to actions taken by any such Manager shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trustee on behalf of the Holders with respect to the asset management of such property.

   (e) The Special Servicer in the name of the Trustee on behalf of the Holders shall be entitled to enter into any agreement with any Manager related to its duties and obligations hereunder for indemnification of the Special Servicer by such Manager, and nothing in this Indenture shall be deemed to limit or modify such indemnification. The Special Servicer agrees to monitor the performance of the Manager and to enforce the obligations of the Manager on behalf of the Trustee in accordance with the Servicing Standards. Expenses incurred by the Special Servicer in connection herewith shall be reimbursed from the REO Account and, until reimbursed, shall constitute Advances. The Special Servicer shall not serve as Manager, but shall be obligated with respect to any management contract with the Manager to monitor and act to ensure the Manager's compliance with its obligations thereunder to the same extent as if the Special Servicer alone were performing all duties and obligations in connection with the operation and management of the relevant Underlying Properties.

   SECTION 7.10  SALE OF FORECLOSED COLLATERAL.

   (a) Promptly after the acquisition of a Foreclosed Collateral by the Special Servicer in the name of and on behalf of the Trustee, the Special Servicer shall on behalf of the Trustee obtain a full narrative Appraisal of the related Underlying Properties (unless there exists and is available to the Special Servicer a full narrative Appraisal of the relevant properties performed within the last twelve (12) months and the Special Servicer is not aware of any circumstance that would materially and adversely affect the value of such properties as set forth in such appraisal), the cost of which shall be reimbursed from the REO Property Account and until reimbursed shall constitute an Advance in order to determine the fair market value of such properties and shall provide copies of such appraisal to the Trustee and the Issuer. The Special Servicer may offer to sell to any Person all or part of the Foreclosed Collateral, if and when the Special Servicer determines, consistent with the Servicing Standards, that

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such a sale would be in the best economic interests of the Holders. The Special
Servicer shall give the Trustee not less than five (5) days' prior written notice of its intention to sell any Foreclosed Collateral and shall accept the highest cash offer received from any Person (which Person shall certify in its offer as to whether it is an Interested Person) for the Foreclosed Collateral that is not less than the fair market value of the Foreclosed Collateral based on the most recent full narrative Appraisal of the related Underlying Properties. In the absence of any such offer, the Special Servicer shall offer the Foreclosed Collateral for sale to any Person other than an Interested Person, in a commercially reasonable manner for a period of not less than thirty (30) days nor more than such period as shall be determined by the Special Servicer in accordance with the Servicing Standards, and shall accept the highest cash offer received therefor in excess of the highest cash offer previously submitted. If no such offer is received, any Interested Person may submit an offer for no less than the fair market value of the Foreclosed Collateral based on the most recent full narrative Appraisal of the related Underlying Properties and the Special Servicer shall accept the highest outstanding cash offer, regardless of from whom received and regardless of its amount. No Interested Person shall be obligated to submit an offer to purchase any Foreclosed Collateral, and notwithstanding anything to the contrary herein, neither the Trustee in its individual capacity nor any of its Affiliates may offer to purchase or purchase any Foreclosed Collateral.

   (b) Subject to the provisions of Section 7.9, the Special Servicer shall act on behalf of the Trustee for the benefit of the Holders in negotiating and taking any other action necessary or appropriate in connection with the sale of the Foreclosed Properties, including the collection of all amounts payable in connection therewith. Any sale of a Foreclosed Collateral shall be without warranty by, or recourse to, the Trustee, the Issuer, the Servicer, the Special Servicer, the Holders or any other Person (except for such warranties of title and condition as may be customary under the circumstances of any such sale) and, if consummated in accordance with the provisions of this Section 7.10, neither the Trustee, the Issuer, the Servicer nor the Special Servicer shall have any liability to any Holder with respect to the purchase price thereof accepted by the Special Servicer or the Trustee.

   (c) The proceeds of any sale effected pursuant to Section 7.10(a), after deduction of the expenses incurred in connection therewith, shall be deposited in the REO Property Account in accordance with Section 7.6.

   (d) Notwithstanding anything to the contrary in this Section 7.10, the Special Servicer shall not accept an offer for or conclude a sale of any Foreclosed Collateral if it determines, in accordance with the Servicing Standards, that such offer or sale is not in the best economic interest of the Holders.

   SECTION 7.11  SERVICING COMPENSATION.

   (a) The Servicer shall be entitled to receive as servicing compensation its Servicing Fee, and after the occurrence of a Loan Event and while such Loan Event is continuing, the Special Servicer shall be entitled to receive as servicing compensation its Special Servicing Fee. In addition, each of the Servicer and Special Servicer shall be entitled to reimbursement for all other costs or expenses incurred directly by it in the performance of its duties hereunder other than: (i) fees and expenses of any sub-servicer unless such expenses, if incurred by the Servicer or Special Servicer, would be reimbursable to the Servicer or Special Servicer; (ii) the cost of any fidelity bond or errors and omissions policy required by Section 7.5(b); (iii) overhead expenses of the Servicer and Special Servicer including but not limited to those which may properly be allocable under the Servicer's or Special Servicer's accounting system or otherwise to the Servicer's or Special Servicer's activities under this Indenture or the income derived by it hereunder including the costs to Servicer or Special Servicer associated with employees of the Servicer or Special Servicer performing services in connection with the obligations of the Servicer or Special Servicer hereunder; and (iv) costs and expenses arising from the negligence or willful misconduct of the Servicer or Special Servicer. If a Loan Event ceases following resolution of such Loan Event by a written agreement negotiated by the Special Servicer, the Special Servicer shall be entitled to a Work-Out Fee, PROVIDED, HOWEVER, that the Work-Out Fees payable to the Special Servicer under this Indenture shall not exceed $100,000 for each Loan Event that is terminated pursuant to a written agreement negotiated by the Special Servicer; PROVIDED, fURTHER, that in the event of a Loan Event pursuant to clause (i) or (ii) of the definition of Loan Event that the Special Servicer has resolved by a written agreement negotiated by it and that it

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would have earned a Work-Out Fee but solely for the passage of time after such written agreement had been entered into and is then terminated pursuant to the terms of this Indenture prior to the cessation of such Loan Event, whether or not for cause, such terminated Special Servicer shall be entitled to receive such Work-Out Fee after its termination and the successor Special Servicer shall have no rights with respect to such Work-Out Fee. In addition, the Special Servicer shall be entitled to receive a Liquidation Fee with respect to the Liquidated Collateral as to which the Special Servicer receives Net Liquidation Proceeds; provided that the aggregate amount of all Liquidation Fees payable hereunder shall not exceed $100,000. The Liquidation Fee will be payable from the related Net Liquidation Proceeds.

   (b) No transfer, sale, pledge or other disposition of the Servicer's or Special Servicer's right to receive all or any portion of the fees payable to the Servicer or Special Servicer hereunder shall be made, and any such attempted transfer, sale, pledge or other disposition shall be void, unless such transfer is made to a successor servicer in connection with the assumption by such successor servicer of the duties hereunder pursuant to Section 7.22 or 7.27(a) and all (and not a portion) such fees are transferred to such successor servicer from and after the date of transfer (subject to Section 7.11(a)).

   (c) In connection with any discharge of this Indenture pursuant to Section
4.2 prior to the first anniversary of the Closing Date, the Servicer shall be entitled to receive from the Issuer prior to such discharge a Termination Fee.

   SECTION 7.12  REPORTS TO THE TRUSTEE.

   The Servicer or the Special Servicer, as applicable, shall furnish the Trustee with a Payment Date Statement at or before 3:00 p.m. (New York time) on the third Business Day immediately preceding any Payment Date.

   After an Event of Default, the Servicer and Special Servicer shall (i) furnish to the Trustee or its designee the originals of all agreements entered into by the Servicer or Special Servicer, as applicable in the name of the Trustee pursuant to this Indenture, (ii) advise the Trustee in writing of any event or circumstance materially affecting the Collateral or the interests of the Holders therein coming to the attention of any Servicing Officer of the Servicer or Special Servicer in connection or as a result of the fulfillment by the Servicer or Special Servicer, as applicable of its obligations under this Indenture, and (iii) furnish, and cause any Manager to furnish, to the Trustee or its designee such other reports with respect to the Underlying Properties, their condition, tenants, and the income resulting therefrom as the Trustee or its designee may reasonably request in writing.

   SECTION 7.13  ANNUAL STATEMENT AS TO COMPLIANCE.

   Each of the Servicer and the Special Servicer shall deliver to the Trustee and the Issuer on April 30 of each year (or if such day is not a Business Day, on the next succeeding Business Day), beginning April 30, 2003, an officer's certificate stating as to each signor thereof, (a) that a review of the activities of the Servicer or Special Servicer, as applicable during the preceding calendar year (or since the Closing Date in the case of the first such officer's certificate) and of performance under this Indenture has been made under such officer's supervision and (b) that to the best of such officer's knowledge, based on such review, the Servicer or Special Servicer, as applicable, has fulfilled all of its obligations under this Indenture in all material respects throughout such period, or if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

   SECTION 7.14  ACCESS TO CERTAIN DOCUMENTATION REGARDING THE NOTE
INDEBTEDNESS.

   Upon reasonable advance notice, the Servicer or Special Servicer, as applicable shall provide the Trustee with reasonable access during its normal business hours at its offices to any information in its possession relating to its servicing of the Note Indebtedness or the Underlying Loans.

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   SECTION 7.15  INSPECTIONS.

   The Servicer (or after the occurrence and during the continuance of a Loan Event or with respect to any of the Collateral becoming Foreclosed Collateral, the Special Servicer) shall, at its expense, inspect or cause to be inspected the relevant Underlying Properties at least once each calendar year and furnish to the Trustee upon its request a written report in electronic or hard copy format of the results of any inspection required hereunder. If the Issuer fails to pay any sums due under any Note on or before its due date and such failure is not remedied within five days, or if an inspection is otherwise warranted in accordance with the Servicing Standards, the Servicer or Special Servicer, as applicable shall inspect the relevant Underlying Properties (or such of them as the Servicer or Special Servicer, as applicable deems appropriate) within 30 days of the relevant event (or as soon thereafter as is practicable). The cost of inspecting the Underlying Properties more than once per year shall be paid by the Issuer upon written request by the Servicer or Special Servicer, as applicable, therefor explaining in reasonable detail the basis for such costs. If an Event of Default shall have occurred and be continuing, the costs of inspecting the Underlying Properties more than once per year shall be reimbursed from the REO Property Account and until reimbursed shall constitute an Advance.

   SECTION 7.16  ADVANCES.

   (a) In any circumstance in which the Issuer has the right under the Mortgage or the Mezzanine Loan Agreement to make an advance to or for the benefit of an Underlying Borrower (including for the payment of real estate taxes or insurance premiums with respect to an Underlying Property), each of the Servicer or Special Servicer may, at its sole discretion, make an advance (an "ADVANCE") to the Issuer, and the Issuer shall apply any such Advance to the making of an advance in the same amount to or for the benefit of the relevant Underlying Borrower under the Mortgage or the Mezzanine Loan Agreement, as applicable. The term "Advance" shall also include other amounts advanced to the Issuer hereunder and designated herein as Advances, it being understood that, notwithstanding anything to the contrary herein, neither the Servicer nor the Special Servicer shall have any obligation to make any Advance or to make any disbursement that would constitute an Advance.

   (b) Interest on each Advance will compound annually and accrue for each day that such Advance is outstanding at a rate of interest equal to the greater of the Base Interest Rate and the Prime Rate (such greater rate, the "ADVANCE INTEREST RATE") as most recently available for such day on the basis of a year of 360 days and the actual number of days elapsed during the period such Advance is outstanding. The Servicer or the Special Servicer will be entitled to recover interest payable on Advances as set forth in Section 5.6, to the extent not otherwise recovered or reimbursed pursuant to the Cash Management Agreement or the Mezzanine Cash Management Agreement.

   (c) The determination by the Servicer or the Special Servicer that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance, shall be evidenced by a certificate of a Servicing Officer, delivered on or before the fifth Business Day after determination that an Advance would be a Nonrecoverable Advance, to the Servicer, Trustee and Issuer (in the case of the Special Servicer) or Trustee and the Issuer (in the case of the Servicer), and detailing the reasons for such determination, which in each case shall be accompanied by copies of any engineers' reports, environmental surveys, other third party reports or other information relevant thereto that were used by the Servicer or Special Servicer to support its determination that the Advance is non-recoverable. The costs of any such reports, surveys or other information used by the Servicer or Special Servicer in making the determination that an Advance is or would be a Nonrecoverable Advance shall be an expense of the Holders or shall constitute an Advance if paid by the Servicer or Special Servicer.

   (d) All Advances shall be repaid in the order in which originally advanced, and Advances owed to any prior Servicer or Special Servicer shall be repaid in full, with interest, prior to the repayment of Advances made by the successor Servicer or Special Servicer.

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   SECTION 7.17  APPOINTMENT OF SPECIAL SERVICER.

   (a) Archon Group, L.P. is hereby appointed as the initial Special Servicer to service the Note Indebtedness and the Underlying Loans after the occurrence and during the continuance of a Loan Event.

   (b) Neither the Servicer nor the Trustee shall be liable for any actions or any inaction of the Special Servicer. Any termination fee payable to a terminated Special Servicer by the Majority Holders (and it is acknowledged that there is no such fee payable in the event of a termination of Archon Group, L.P. as Special Servicer or in the event of a termination for breach of this Agreement) shall be paid by the Holders so terminating the Special Servicer.

   (c) No termination of the Special Servicer and appointment of a successor special servicer shall be effective until the successor special servicer has assumed all of its responsibilities, duties and liabilities hereunder pursuant to a writing satisfactory to the Trustee. Any successor special servicer shall make the representations and warranties provided for in Section 7.29 MUTATIS MUTANDIS.

   SECTION 7.18 TRANSFER OF SERVICING BETWEEN SERVICER AND SPECIAL SERVICER; RECORD KEEPING.

   (a) Upon the occurrence of a Loan Event, the Servicer shall promptly give notice thereof to the Special Servicer and the Trustee and shall use its reasonable best efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Security Documents) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Note Indebtedness and the Underlying Loans either in the Servicer's or any of its directors', officers', employees', affiliates' or agents' possession or control or otherwise available to the Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a sub-servicer. The Servicer shall use its reasonable best efforts to comply with the preceding sentence within five Business Days of the date of the occurrence of a Loan Event and in any event shall continue to act as Servicer and administrator of the Note Indebtedness and the Underlying Loans until the Special Servicer has commenced the servicing of the Note Indebtedness and the Underlying Loans, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. After the occurrence of a Loan Event, the Servicer shall instruct the Underlying Borrowers to continue to remit all payments in respect of the Underlying Loans to the Servicer. The Servicer or Special Servicer, as applicable, may agree that, notwithstanding the preceding sentence, after the occurrence of a Loan Event, the Servicer shall instruct the Underlying Borrowers to remit all payments in respect of the Underlying Loans to the Special Servicer, PROVIDED that the payee in respect of such payments shall remain the Servicer. The Special Servicer shall remit to the Servicer any such payments received by it pursuant to the preceding sentence within one Business Day of receipt. The Servicer shall forward any notices it would otherwise send to the Underlying Borrowers or the Issuer to the Special Servicer who shall send such notices to the Underlying Borrowers or the Issuer.

   Upon determining that a Loan Event is no longer continuing, the Special Servicer shall immediately give notice thereof to the Servicer and the Trustee, and upon giving such notice, the Special Servicer's obligation to service the
Note Indebtedness and the Underlying Loans shall terminate and the obligations of the Servicer to service and administer the Note Indebtedness and the Underlying Loans shall resume. In addition, if the Underlying Borrowers have been instructed, pursuant to the last sentence of the preceding paragraph, to make payments to the Special Servicer, upon such determination, the Special Servicer shall instruct the Underlying Borrowers to remit all payments in respect of such directly to the Servicer.

   (b) The Special Servicer shall provide to the Trustee originals of documents (to the extent such documents are in the possession of the Special Servicer) and copies of any additional documents related to the Note Indebtedness or the Underlying Loans information, including correspondence with the Issuer and the Underlying Borrowers, and the Special Servicer shall promptly provide copies of all of the foregoing to the Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

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   (c) After the occurrence and during the continuance of a Loan Event, and not later than 11:00 a.m. New York time on the Business Day preceding each date on which the Servicer is required to furnish a report under Section 7.12 to the Trustee, the Special Servicer shall deliver to the Servicer, with a copy to the Trustee, a written statement describing, (i) the amount of all payments on account of interest received on the Note Indebtedness and the Underlying Loans, the amount of all payments on account of principal, on the Note Indebtedness and the Underlying Loans, the amount of Insurance Proceeds and Net Liquidation Proceeds received with respect to the Note Indebtedness and the Underlying
Loans and (ii) such additional information relating to the Note Indebtedness and the Underlying Loans as the Servicer or Trustee reasonably requests to enable it to perform its duties under this Indenture including but not limited to files and reports in formats approved by the Commercial Mortgage Securities Association or any successor organization which are customarily delivered by special servicers in commercial mortgage-backed securitization transactions.

   (d) Notwithstanding the provisions of the preceding subsection (c), the Servicer shall maintain ongoing payment records with respect to the Note Indebtedness and the Underlying Loans and shall provide the Special Servicer with any information reasonably required by a the Special Servicer to perform its duties under this Indenture. The Special Servicer shall provide the Servicer with any information reasonably required by the Servicer to perform its duties under this Indenture.

   (e) The Servicer shall maintain all records with respect to the Note Indebtedness and the Underlying Loans if the Underlying Loans or the Note Indebtedness is defeased and/or prepaid.

   SECTION 7.19  RIGHTS OF THE ISSUER WITH RESPECT TO THE SERVICER.

   The Servicer and Special Servicer shall afford the Issuer, upon reasonable notice, during normal business hours access to all records regarding payments made with respect to the Note Indebtedness and the Notes, including those in electronic form, maintained by the Servicer or Special Servicer as required hereunder and access to Servicing Officers of the Servicer or Special Servicer responsible for such records. Upon request, the Servicer or Special Servicer shall furnish the Issuer with the most recent publicly available financial statements of Servicer (or its corporate parent) or Special Servicer (or its corporate parent). The Issuer shall not have any responsibility or liability for any action or failure to act by the Servicer or Special Servicer and is not obligated to supervise the performance of the Servicer or Special Servicer under this Indenture or otherwise.

   SECTION 7.20  LIMITATION ON THE LIABILITY OF THE SERVICER AND OTHERS.

   (a) None of the Servicer, the Special Servicer, nor any of their respective directors, officers, employees, Affiliates or agents shall be under any liability to the Trustee or the Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Indenture, or for errors in judgment; PROVIDED, HOWEVER, that this provision shall not protect the Servicer, the Special Servicer or any such other Person against any breach of warranties or representations made herein by the Servicer or Special Servicer, as applicable, or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of the Servicer's or Special Servicer's, as applicable duties or by reason of negligent disregard of the Servicer's or Special Servicer's, as applicable, obligations and duties hereunder. The Servicer, the Special Servicer and any of their respective directors, officers, employees, Affiliates or agents may rely in good faith on any document of any kind PRIMA FACIE properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer, the Special Servicer, and any of their respective directors, officers, employees or agents (each, a "SERVICER INDEMNIFIED PARTY" and, collectively, the "SERVICER INDEMNIFIED PARTIES") shall be indemnified by the Issuer and held harmless against any loss, liability, claim, demand or expense relating to this Indenture, the Note Indebtedness, the Underlying Loans, the Collateral, or the Security Documents, other than any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence in the performance by the Servicer or Special Servicer, as applicable, of its duties hereunder or by reason of negligent disregard of the Servicer or Special Servicer, as applicable, of its obligations and duties hereunder; PROVIDED, HOWEVER, that if it is found that any such claim or liability has resulted from the bad faith, willful misconduct or negligence of the

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Servicer or Special Servicer, as applicable, in the performance by the Servicer or Special Servicer, as applicable, of its duties hereunder, such Servicer Indemnified Party shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to its act or omission which is the subject of such finding. If any Servicer Indemnified Party is entitled to receive indemnification hereunder with respect to any such action or proceeding brought by a third party, the Issuer shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to such Servicer Indemnified Party who shall not, except with the consent of such Servicer Indemnified Party, be counsel to the Issuer. Upon assumption by the Issuer of the defense of any such action or proceeding, such Servicer Indemnified Party shall have the right to participate in such action or proceeding and to retain its own counsel, but the Issuer shall not be liable for any legal fees or expenses subsequently incurred by such Servicer Indemnified Party in connection with the defense thereof unless (i) the Issuer has agreed to pay such fees and expenses or (ii) counsel provided by the Issuer pursuant to the foregoing is counsel to the Issuer and such Servicer
Indemnified Party shall have been advised by such counsel that representation of such Servicer Indemnified Party by such counsel provided by the Issuer pursuant to the foregoing would be inappropriate due to actual or potential conflicting interests between the Issuer and such Servicer Indemnified Party, including situations in which there are one or more legal defenses available to such Servicer Indemnified Party that are different from or additional to those available to the Issuer; PROVIDED, HOWEVER, that the Issuer shall not, in connection with any such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time, in addition to any local counsel, for all such Servicer Indemnified Parties. The Issuer shall not consent to the terms of any compromise or settlement of any action defended by the Issuer in accordance with the foregoing without the prior consent of the Servicer Indemnified Party. The Issuer shall not be required to indemnify any Servicer Indemnified Party for any amount paid or payable by such Servicer Indemnified Party in settlement of any action, proceeding or investigation without the prior written consent of the Issuer, which consent shall not be unreasonably withheld. Promptly after receipt by any Servicer Indemnified Party of notice of its involvement (or the involvement of any of its affiliates or such affiliate's directors, officers, shareholders, agents or employees) in any action, proceeding or investigation, such Servicer Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against the Issuer hereunder, notify the Issuer in writing of such involvement, but the failure of such Servicer Indemnified Party to provide such notice shall neither cause the forfeiture of the right to receive indemnity hereunder nor limit such right, except to the extent, if any, that the Issuer is prejudiced by the failure of the Servicer Indemnified Party to promptly give such notice. This indemnity shall survive termination or resignation of the Servicer or Special Servicer or termination of the Indenture.

   Neither the Servicer nor the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties under this Indenture or which in the Servicer's or Special Servicer's opinion may involve it in any expense or liability; PROVIDED, HOWEVER, that, subject to the rights of the Majority Holders set forth in
Section 5.12(a), the Servicer or Special Servicer may, in its discretion, undertake any such action which it may deem necessary or desirable in respect of this Indenture and the rights and duties of the parties hereto and the interests of the Holders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Issuer payable from the Collateral. The indemnification provided herein is limited in each case to actual damages and does not extend to consequential damages.

   (b) Each of the Servicer and the Special Servicer agrees, with respect to its actions and omissions and those of its agents (but, not with respect to the actions or omissions of any other Person), to indemnify the Trustee and the Holders and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (including reasonable attorneys' fees) that the Trustee and/or the Holders may sustain in connection with this Indenture related to the willful misconduct, bad faith and/or negligence by the Servicer or Special Servicer, in the performance of duties by the Servicer or Special Servicer hereunder or by reason of negligent disregard of obligations and duties by the Servicer or Special Servicer, as the case may be, except that neither the Servicer nor the Special Servicer shall be liable for losses (i) that arise from events occurring or conditions existing prior to the date of this Indenture;

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(ii) which were known to the Trustee but not disclosed to the Servicer or
Special Servicer and as to which an employee or agent of the Servicer or Special Servicer performing the duties of the Servicer or Special Servicer hereunder did not otherwise have knowledge, unless such failure to have such knowledge resulted from such Person's negligence, bad faith or misconduct;
(iii) which are caused by Servicer's or Special Servicer's inability to perform because of the unavailability of funds in the Mortgage Deposit Account, the Mezzanine Deposit Account, or the Collection Account; or (iv) which are caused by any action or inaction taken by the Servicer or Special Servicer in accordance with the express recommendation or at the direction of Trustee or due to the negligence, bad faith or misconduct of the Trustee; PROVIDED, that such indemnity is limited to actual damages and shall not cover consequential damages. The Trustee shall immediately notify the Servicer or Special Servicer, as applicable, if a claim is made with respect to this Indenture or the Note Indebtedness entitling the Trustee or the Holders to indemnification hereunder, whereupon the Servicer or Special Servicer, as applicable, shall assume the defense of any such claim (with counsel reasonably satisfactory to the Trustee) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Servicer or Special Servicer shall not affect any rights the Trustee or the Holders may have to indemnification under this Indenture or otherwise except to the extent the Servicer or Special Servicer is prejudiced by such failure. Such indemnity obligation shall survive the termination of the Trustee and the Servicer or Special Servicer hereunder and the termination of this Indenture. Neither the Servicer nor the Special Servicer shall be required to indemnify the Trustee and the Holders for any amount paid or payable by either of them in settlement of any action, proceeding or investigation without the prior written consent of the Servicer or Special Servicer, as applicable, which consent shall not be unreasonably withheld.

   SECTION 7.21 SERVICER AND SPECIAL SERVICER NOT TO RESIGN; TERMINATION OF SERVICER BY HOLDERS.

   (a) Subject to the provisions of Section 7.22, neither the Servicer nor the Special Servicer shall resign from any of its obligations and duties hereby imposed on it, except that it may resign from all of its obligations and duties hereunder (a) upon determination that its duties are no longer permissible under applicable law or are in material conflict with applicable law, or (b) upon thirty (30) days' notice to the Trustee provided that, in either case, a successor servicer meeting the qualifications described in this Section 7.21(a) and Section 7.26 is appointed. Any determination permitting the resignation of the Servicer or Special Servicer upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict with applicable law must be evidenced by an Opinion of Counsel to such effect obtained by the Servicer or Special Servicer (at the Servicer's or Special Servicer's expense) and delivered to the Trustee and the Issuer. No resignation by the Servicer or Special Servicer under this Indenture shall become effective until the Trustee, in accordance with Section 7.26 hereof, or a successor Servicer or Special Servicer shall have assumed all of the Servicer's or Special Servicer's responsibilities and obligations. Any such successor Servicer or Special Servicer shall satisfy the requirements set forth in the fourth sentence of Section 7.26(a) (other than clause (iii) of such section). The Servicer or Special Servicer may assign its rights and delegate its duties hereunder to a directly or indirectly wholly owned subsidiary of the Servicer or Special Servicer PROVIDED such assignment is consented to in writing by the Trustee (which consent shall not be unreasonably withheld).

   (b) Upon the occurrence and continuance of a Servicer Default, the Trustee may, and on the written request of the Holders of Notes evidencing, in the aggregate, no less than 25% of the aggregate principal amount of the Outstanding Notes, shall, terminate the Servicer or Special Servicer, as applicable, under this Indenture and replace the Servicer or Special Servicer, as applicable, with a successor servicer having the qualifications set forth in
Section 7.26; PROVIDED, HOWEVER, that such replacement shall not terminate any rights (including rights to any amounts owed to the Servicer or Special Servicer under this Indenture or any other Security Documents) and obligations accrued prior to such replacement. In connection with any termination and replacement of the Servicer or Special Servicer, the Trustee shall make such arrangements for the compensation of the successor servicer or successor special servicer as it shall deem reasonable and, if such compensation is in excess of the compensation being paid the Servicer or Special Servicer hereunder, such compensation shall be approved by the Majority Holders and, if no Event of Default has occurred and is continuing, the Issuer; PROVIDED that if the

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Holders select a successor Servicer or successor Special Servicer the Holders will also be responsible for negotiating the compensation to be paid to such successor Servicer or successor Special Servicer in accordance with the foregoing.

   SECTION 7.22  MERGER OR CONSOLIDATION OF THE SERVICER.

   The Servicer and the Special Servicer shall each keep in full effect its existence and rights as a corporation or other entity, as the case may be, under the laws of the jurisdiction of its organization, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary and shall be in compliance with the laws of the State of New York and each such other State to the extent necessary to perform its duties under this Indenture.

   Any Person into which the Servicer or Special Servicer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Servicer or Special Servicer shall be a party, or any Person succeeding to substantially all business of the Servicer or Special Servicer (which may be limited to the commercial mortgage servicing business of the Servicer or Special Servicer), shall be a permitted successor of the Servicer or Special Servicer, as the case may be, hereunder and shall be deemed to have assumed all of the liabilities and obligations of the Servicer or Special Servicer, as applicable, hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto (other than such Person), anything herein to the contrary notwithstanding; so long as the successor or surviving Person to the Servicer or Special Servicer shall agree in writing to service the Note Indebtedness and the Underlying Loan Documentation in accordance with this Indenture.

   SECTION 7.23  SERVICER DEFAULT.

   "SERVICER DEFAULT," wherever used herein, means any one of the following events (whatever the reason for such Servicer Default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

      (i) any failure by the Servicer or Special Servicer to remit to the Trustee or to any other Person or entity to which it is payable any payment required to be so made or remitted by it under the terms of this Indenture or any other Security Document which, with respect to remittances to the Trustee or to the Payment Account, are not cured by 11:00 a.m. on the related Payment Date, Redemption Date or Maturity Date, as applicable, PROVIDED, HOWEVER, that in the event the Servicer or Special Servicer fails to make any such remittance required to be made by the Servicer or the Special Servicer to the Payment Account on the Business Day immediately preceding the Payment Date or, as applicable, on the Business Day immediately preceding the Redemption Date or Maturity Date, the Servicer or the Special Servicer shall pay to the Trustee for the account of the Trustee interest on any amount not timely remitted at the Prime Rate from and including the first Business Day prior to the Payment Date or Maturity Date, as applicable, to but not including the date such remittance is actually made; or

      (ii) any failure by the Servicer or Special Servicer to observe or perform in any material respect any other of the Servicer's or Special Servicer's covenants or agreements contained in this Indenture, which failure shall continue unremedied for a period of thirty (30) days after the date on which written notice of such failure shall have been given to the Servicer or Special Servicer by the Trustee; PROVIDED that in the case of any such failure that is susceptible to cure, but that cannot with diligence be cured within such 30-day period, if the Servicer or Special Servicer will have promptly commended to cure the same within such 30-day period and thereafter (as evidenced by a certificate of a Servicing Officer), prosecutes the curing thereof with diligence, the period within which such failure may be cured will be extended for such further period as will be reasonably necessary for the curing thereof, such period not to exceed an additional 30 days; or


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      (iii) a representation or warranty of the Servicer or Special Servicer set forth in this Indenture shall prove to be incorrect as of the time made in any respect that materially and adversely affects the interests of the Holders, and the circumstances or condition in respect of which such representation or warranty was incorrect shall not have been eliminated or cured within thirty (30) days after the date on which written notice thereof shall have been given to the Servicer or Special Servicer by the Trustee; PROVIDED that in the case of any such failure that is susceptible to cure, but that cannot with diligence be cured within such 30-day period, if the Servicer or Special Servicer will have promptly commenced to cure the same within such 30-day period (as evidenced by a certificate of a Servicing Officer) and thereafter prosecutes the curing thereof with diligence, the period within which such failure may be cured will be extended for such further period as will be reasonably necessary for the curing thereof, such period not to exceed an additional 30 days; or

      (iv) the entry of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings against the Servicer or Special Servicer, or for the winding-up or liquidation of the Servicer's or Special Servicer's affairs, and such decree or order remains unstayed and in effect for a period of sixty (60) days; or

      (v) the consent by the Servicer or Special Servicer to the appointment of a conservator or receiver or liquidator or liquidating committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation or similar proceedings of or relating to the Servicer or Special Servicer or of or relating to all or substantially all of its property.

   Subject to Section 7.21(b), if (A) a Servicer Default due to any action or inaction of the Servicer or Special Servicer shall occur, (B) any of the representations or warranties of Servicer or Special Servicer are breached in any material respect and, as a result thereof, a Servicer Default occurs, or
(C) the Servicer or Special Servicer fails to carry out any other of its obligations under this Indenture or any other Security Document and, as a result thereof, a Servicer Default occurs, then, and in each and every such case, so long as such Servicer Default shall not have been remedied, the Trustee may terminate all of the rights and obligations of the Servicer or Special Servicer, as applicable hereunder other than rights (including rights to any amounts owed to it under this Indenture or any other Security Documents) and obligations accrued prior to such termination by notice in writing to the Servicer or Special Servicer.

   If a Responsible Officer of the Trustee shall obtain knowledge of any Servicer Default hereunder, the Trustee shall immediately notify the Servicer or Special Servicer, as applicable, of the occurrence of such Servicer Default. Upon the occurrence and continuation of any Servicer Default hereunder known to a Responsible Officer of the Trustee, the Trustee shall give the Issuer written notice of the occurrence thereof. Within ten (10) days after a Responsible Officer of the Trustee obtains actual knowledge of the occurrence of any Servicer Default, the Trustee shall transmit by mail to all Holders notice of such Servicer Default, unless such Servicer Default shall have been cured or waived.

   On or after the receipt by the Servicer or Special Servicer, as applicable, of written notice of termination, all authority, power and obligations of the Servicer or Special Servicer, as applicable, under this Indenture (other than its capacity, if any, as a Holder) shall pass to and be vested in the Trustee in its capacity as successor Servicer or Special Servicer, as applicable, hereunder pursuant to and under this Section. The Servicer and Special Servicer agree to provide to the Trustee promptly (and in any event no later than five Business Days subsequent to such notice) all documents and records, including those in electronic form, requested by it to enable it to assume the Servicer's or Special Servicer's, as applicable, obligations hereunder, and to cooperate with the Trustee in effecting the termination of the Servicer's or Special Servicer's, as applicable, responsibilities and rights hereunder, including, without limitation, the transfer within one Business Day to the Trustee or its duly appointed agent or any successor appointed by it for administration by it of all cash and other securities then held in the Mortgage Deposit Account, the Mezzanine Deposit Account, the Collection Account, or any of the

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sub-accounts maintained pursuant to the Cash Management Agreement or the
Mezzanine Cash Management Agreement and any other cash received by the Servicer or Special Servicer under the Underlying Loan Documentation or the Security Documents and which shall at the time have been or should have been credited by the Servicer or Special Servicer to the Payment Account or thereafter received with respect to the Underlying Loan Documentation (PROVIDED, HOWEVER, that notwithstanding anything to the contrary in this Section, the Servicer and Special Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Indenture and the other Security Documents on or prior to the date of such termination, whether in respect of Advances or otherwise in accordance with the terms hereof). All reasonable costs and expenses (including attorneys' fees) incurred by the Trustee, the Issuer or the Holders in connection with the appointment of a successor Servicer or Special Servicer, including, but not limited to, transferring originals of the Security Documents to the successor Servicer or Special Servicer and, if applicable, amending this Indenture to reflect such succession as Servicer or Special Servicer pursuant to this Section shall be paid by the predecessor Servicer or Special Servicer upon presentation of reasonable documentation of such costs and expenses to the Trustee; PROVIDED, HOWEVER, that all such costs and expenses shall be paid pro rata by the Majority Holders in the event that the Special Servicer is terminated pursuant to Section 5.12(c) and no Servicer Event of Default has occurred or is continuing. If not paid by the predecessor Servicer or Special Servicer within sixty (60) days after the request therefor, such costs and expenses shall be advanced by the Issuer, who shall then be entitled to reimbursement therefor from the predecessor Servicer, predecessor Special Servicer or Majority Holders as applicable.

   SECTION 7.24  REMEDIES OF TRUSTEE.

   During the continuance of any Servicer Default and so long as such Servicer Default shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.21 and/or 7.23 and elsewhere in this Indenture, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Holders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim, debt and other papers in connection therewith). Except as otherwise expressly provided in this Indenture, no remedy provided for by this Indenture shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Default.

   SECTION 7.25 DIRECTIONS BY HOLDERS AND DUTIES OF TRUSTEE DURING SERVICER DEFAULT.

   During the continuance of any Servicer Default, the Majority Holders may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Indenture; PROVIDED, HOWEVER, that the Trustee shall be under no obligation to pursue any such remedy, or to exercise any of the trusts or powers vested in it by this Indenture (including, without limitation, (i) the conducting or defending of any administrative action or litigation hereunder or in relation hereto, and (ii) the terminating of the Servicer or Special Servicer or any successor Servicer or Special Servicer from its rights and duties as Servicer or Special Servicer hereunder) at the request, order or direction of any of the Holders, unless such Holders shall have offered the Trustee security or indemnification satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby and, PROVIDED, FURTHER, that the Trustee shall have the right to decline to follow any such direction if the Trustee determines that the action or proceeding so directed may not lawfully be taken (such determination to be evidenced by an Opinion of Counsel obtained by the Trustee and delivered to the Holders of Notes making such direction, with a copy to the Servicer or Special Servicer and the Issuer; the cost of such Opinion of Counsel to be payable by the Issuer in accordance with Section 6.5), if the Trustee in good faith determines that the action or proceeding so directed would involve it in personal liability or be unjustly prejudicial to the non-assenting Holders or if the Trustee determines that the action or proceeding is not consistent with the Servicing Standards.

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   SECTION 7.26  TRUSTEE TO ACT; APPOINTMENT OF SUCCESSOR.

   (a) On and after the time the Servicer or Special Servicer receives a notice of termination pursuant to Section 5.12(d) or Section 7.23 or the Trustee receives the resignation of the Servicer or Special Servicer in accordance with
Section 7.21(a) (unless a successor is appointed pursuant to Section 7.21), the Trustee shall be the successor in all respects to the Servicer or Special Servicer, as the case may be, in its capacity as Servicer or Special Servicer, as the case may be, under this Indenture and the transactions set forth or provided for herein and shall have all the rights and powers and be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer or Special Servicer, as the case may be, accruing after such termination; and PROVIDED, that any failure to perform such duties or responsibilities caused by the Servicer's or Special Servicer's, as the case may be, failure to comply with Section 7.21 shall not be considered a default by the Trustee hereunder. In its capacity as such successor, the Trustee shall have the same limitation of liability herein granted to the Servicer or Special Servicer, as the case may be. As compensation therefor, the Trustee shall be entitled to such compensation as the Servicer or Special Servicer, as the case may be, would have been entitled to hereunder if no such notice of termination or resignation had been given (other than amounts due under this Indenture or the other Security Documents prior to the date of such termination), including, without limitation, the fees payable hereunder. Notwithstanding anything contained herein, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act, appoint any established financial institution or mortgage servicing institution which has a net worth of not less than $15,000,000 and if no declaration of acceleration of the Notes has occurred, has been consented to in writing by the Issuer, such consent not to be unreasonably withheld (as such consent right to terminate after the expiration of 30 days after request therefore from the Trustee), as the successor to the Servicer or Special Servicer, as the case may be, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer or Special Servicer, as the case may be, hereunder; PROVIDED, HOWEVER, that until such appointment and assumption, the Trustee will continue to perform the servicing obligations pursuant to this Indenture to the extent set forth above. In connection with any such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor as it and such successor shall agree; PROVIDED, HOWEVER, that no such compensation shall be in excess of that permitted the Servicer or Special Servicer, as the case may be, hereunder unless approved by the Issuer and the Majority Holders. In the event that no successor Servicer or Special Servicer has been appointed as provided above, the Trustee shall solicit, by public announcement, bids from commercial finance institutions, banks and mortgage servicing institutions meeting the qualifications set forth above. Within sixty (60) days after any such public announcement, the Trustee shall negotiate and effect the sale, transfer and assignment of the servicing rights and responsibilities hereunder to the qualified party submitting the highest satisfactory bid. The Trustee shall deduct all costs and expenses of any public announcement and of any sale, transfer and assignment of the servicing rights and responsibilities hereunder from any sum received by the Trustee from the successor to the Servicer or Special Servicer in respect of such sale, transfer and assignment. After such deductions, the remainder of such sum shall be paid by the Trustee to the Servicer or Special Servicer, as the case may be, at the time of such sale, transfer and assignment to the Servicer's or Special Servicer's, as the case may be, successor, net of any amounts due from the Servicer or Special Servicer, as the case may be, hereunder, which shall be deposited in the Payment Account. If no successor servicer or special servicer shall have been so appointed and have accepted appointment within sixty (60) days after the Trustee receives the resignation of the Servicer or Special Servicer in accordance with Section 7.21, the Trustee may petition any court of competent jurisdiction for the appointment of a successor servicer or special servicer in accordance with the procedures and terms set forth above. The Trustee, the Issuer, the Servicer, the Special Servicer and such successor shall take such action, consistent with this Indenture, as shall be necessary to effectuate any such succession. Neither the Trustee nor any successor Servicer or Special Servicer shall be deemed to be in default of any of its obligations under this
Section if and to the extent that such default arises from failure of the Servicer or Special Servicer to timely provide all applicable books, records and other documents necessary to effectuate the sale, transfer or assignment of servicing rights to the Trustee or a successor Servicer or Special Servicer in accordance with this Section.

   (b) Any successor, including the Trustee, to the Servicer or Special Servicer hereunder shall during the term of its service as servicer maintain in force (i) a policy or policies of insurance covering errors and omissions in

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the performance of its obligations as mortgage servicer hereunder, and (ii) a fidelity bond in respect of its officers, employees and agents to the same extent that the Servicer or Special Servicer is required pursuant to Section 7.5(b).

   SECTION 7.27  NOTIFICATION TO HOLDERS.

   (a) Upon any termination of the Servicer or Special Servicer or appointment of a successor to the Servicer or Special Servicer, in each case as provided herein, the Trustee shall as soon as practicable give written notice thereof to the Issuer and to each of the Holders at its addresses appearing in the Register.

   (b) Any notification to Holders required pursuant to Section 7.23 or Section
7.21 shall advise the Holders of their rights hereunder.

   SECTION 7.28  WAIVER OF PAST EVENTS OF DEFAULT.

   Either the Trustee or the Majority Holders may, on behalf of all Holders of Notes, waive any Servicer Default hereunder and its consequences; PROVIDED, that in the absence of written instructions from all Holders the Trustee shall not waive any Servicer Default (i) consisting of the failure to remit or deposit any interest on the Notes as required by it hereunder or (ii) in respect of a covenant or provision hereunder that under Article IX hereof cannot be modified or amended without the consent of each Holder. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Indenture. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

   SECTION 7.29  REPRESENTATIONS AND WARRANTIES.

   Each of the Servicer and the Special Servicer hereby represents and warrants to the other parties hereto that as of the Closing Date:

      (i) it has been duly organized and is validly existing under the laws of the State of Delaware and is in compliance with and in good standing as a corporation under the laws of each State in which the Underlying Collateral or the Underlying Properties are located to the extent necessary to perform its obligations in accordance with the terms of this Indenture, except where the failure to so qualify or comply would not materially adversely affect the ability of the Servicer or Special Servicer, as applicable, to perform its obligations hereunder in accordance with the terms of this Indenture;

      (ii) the execution and delivery of this Indenture by it have been duly authorized by all necessary action on the part of the Servicer or Special Servicer, as the case may be; it is duly authorized under applicable law and its organizational documents to perform its obligations under this Indenture and all action necessary or required therefor has been duly and effectively taken or obtained; none of the execution, delivery or performance of this Indenture, or the consummation of the transactions herein contemplated, or the compliance with the provisions hereof, in each case by the Servicer or Special Servicer, as the case may be, will conflict with or result in a breach of or constitute a default under (A) the terms of any material agreement or instrument to which it is a party or by which it is bound; (B) the organizational documents of the Servicer or Special Servicer, as the case may be; or (C) to its knowledge, the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Servicer or Special Servicer or its properties, as the case may be, which conflict, breach or default in the case of clause (A) or clause (C) materially and adversely affects (X) the ability of the Servicer or Special Servicer, as the case may be, to perform its obligations under this Indenture or (Y) the operations or financial condition of the Servicer or Special Servicer, as the case may be;

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      (iii) no consent, approval, authorization or order of, or registration or qualification with any court or any regulatory authority or other governmental agency or body is required for the execution, delivery and performance by Servicer or Special Servicer of this Indenture, except such as has been obtained prior to the Closing Date and is in full force and effect;

      (iv) this Indenture has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Servicer or Special Servicer, as the case may be, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting the rights and remedies of creditors generally or by general principles of equity (regardless of whether such enforceability is considered and applied in a proceeding in equity or at law);

      (v) there are no actions, suits or proceedings pending or, to its knowledge, threatened against it, before or by any court, administrative agency, arbitrator or governmental body (A) with respect to any of the transactions contemplated by this Indenture or (B) with respect to any other matter which, either in any one instance or in the aggregate, would result in any material adverse change in the business, operations or financial condition of it or would materially impair its ability to perform its obligations under this Indenture;

      (vi) it is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default could reasonably have consequences that would materially and adversely affect its business, operations or financial condition or could reasonably have consequences that would materially and adversely affect its ability to perform its obligations hereunder; and

      (vii) it has obtained as of the Closing Date the insurance required to be maintained by it pursuant to Section 7.5(b).

                                 ARTICLE VIII

                                  THE ISSUER

   SECTION 8.1  REPORTS BY THE ISSUER.

   (a) The Issuer shall, at its own expense, promptly deliver to the Trustee, with copies to the Servicer and Special Servicer, copies of all reports and statements to be prepared hereunder and under the Mortgage and the Mezzanine Loan Agreement.

   (b) The Issuer shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; PROVIDED that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is so required to be filed with the Commission.

   (c) The Issuer shall furnish the Trustee:

      (i) within 90 days after the execution and delivery of this Indenture, an Opinion of Counsel either stating that in the opinion of such counsel this Indenture and all other necessary statements and documents have been properly recorded and filed and all fees paid thereon so as to make effective and fully perfected the lien intended to be created hereby and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to make such lien effective; such Opinion of Counsel may contain appropriate assumptions, exceptions, qualifications and limitations; and


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      (ii) at least annually after the execution and delivery of this
   Indenture, an Opinion of Counsel either stating that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording and refilling of this Indenture, any indentures supplemental hereto and any other requisite documents and with respect to the execution and filing of any financing statements and continuation statements as is necessary to maintain the lien of this Indenture and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to maintain such lien; such Opinion of Counsel may contain appropriate assumptions, exceptions, qualifications and limitations;

   SECTION 8.2  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ISSUER.

   (a) The Issuer hereby represents and warrants to the other parties hereto that as of the Closing Date:

      (i) the Issuer is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, with full limited liability company power and authority to own the Indenture Collateral, to carry on its business relating to the Indenture Collateral as presently conducted and to enter into and perform its obligations under the Notes, this Indenture and the other Security Documents to which it is a party;

      (ii) the execution and delivery of the Notes, this Indenture and the other Security Documents to which it is a party by the Issuer have been duly authorized by all necessary limited liability company action on the part of the Issuer; neither the execution, delivery and performance of the Notes, this Indenture and the other Security Documents to which it is a party, nor the consummation of the transactions herein or therein contemplated, nor the compliance with the provisions hereof or thereof by the Issuer, will conflict with or result in a breach of, or constitute a default under (A) the terms of any material agreement or instrument to which the Issuer is a party or by which it is bound; (B) the limited liability company agreement of the Issuer; or (C) to the knowledge of the Issuer, the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Issuer; none of the Issuer or any of its Affiliates is a party to, bound by, or in breach of or in violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which, in any such case, would reasonably be expected to have a material adverse effect on the Issuer's ability to perform its obligations under this Indenture or the other Security Documents to which it is a party;

      (iii) to the Issuer's knowledge, no consent, approval, authorization, order, registration or qualification of or with any court or any regulatory authority or other governmental agency or body required for the execution, delivery and performance by the Issuer of its obligations under the Notes, this Indenture or the other Security Documents, except such as has been obtained and is in full force and effect;

      (iv) each of the Notes, this Indenture and each of the other Security Documents have been duly executed and delivered by the Issuer and, assuming due authorization, execution and delivery by the other parties hereto or thereto, as applicable, constitutes a valid and legally binding obligation of the Issuer enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

      (v) there are no actions, suits or proceedings pending or, to the knowledge of the Issuer, threatened against the Issuer, before or by any court or other governmental body (A) with respect to any of the transactions contemplated by this Indenture or any other Security Document or (B) with respect to any other matter which could, if determined adversely to the Issuer, materially and adversely affect its ability to perform its obligations under the Notes, this Indenture and the other Security Documents to which it is a party.

      (vi) the Issuer, on the date hereof and prior to the assignment of the Underlying Loans to the Trustee, is the sole owner and holder of the Underlying Loans and has all right, title and interest in and to the

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   Underlying Collateral as mortgagee or pledgee, as applicable, in each case free and clear of any liens, pledges, charges, participation interests and security interests of any nature, other than the security interest granted to the Trustee in connection with the Notes.

   (b) Commencing upon the earlier of discovery by the Issuer or receipt of notice by the Issuer of a breach of any representation or warranty set forth in this Section 8.2, the Issuer shall diligently cure such breach in all material respects.

                                  ARTICLE IX

                      SUPPLEMENTAL INDENTURES; AMENDMENTS

   SECTION 9.1  SUPPLEMENTAL INDENTURES OR AMENDMENTS WITHOUT CONSENT OF
HOLDERS.

   Without the consent of any Holders, the Issuer, when authorized by its members, the Servicer, the Special Servicer (it being understood that the Servicer's and Special Servicer's signature shall not be required for any such supplement or amendment unless the supplement or amendment restricts, changes or impairs the rights of the Servicer or Special Servicer hereunder or under any of the Security Documents or adds to or changes the liability or obligations of the Servicer or Special Servicer hereunder or under any of the Security Documents in any respect) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, or one or more amendments hereto or to the Notes, and the Issuer and the relevant Underlying Borrower may enter into any amendments to the Mortgage Security Documents or the Mezzanine Security Documents, and the Issuer and the Trustee may enter into any amendments to the other Indenture Security Documents in form satisfactory to the Trustee and the Servicer and Special Servicer (it being understood that the Servicer's and Special Servicer's consent or signature shall not be required for any such supplement or amendment unless the supplement or amendment restricts, changes or impairs the rights of the Servicer or Special Servicer hereunder under any of the Security Documents or adds to or changes the liability or obligations of the Servicer or Special Servicer hereunder or under any of the Security Documents in any respect), for any of the following purposes:

      (i) to add to the covenants of the Issuer for the benefit of the Holders of Notes or to surrender any right or power herein conferred upon the Issuer; or

      (ii) to add to the covenants of the Underlying Borrowers under any Mezzanine Security Document or any Mortgage Security Document for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Underlying Borrowers under those aforementioned agreements; or

      (iii) to add any additional Events of Default or Servicer Defaults hereunder; or

      (iv) to add any additional "Events of Default" to any Mezzanine Security Document or any Mortgage Security Document;

      (v) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee or successor Servicer or Special Servicer; or

      (vi) to correct any typographical error, to cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision herein, in the Notes, or in any Security Document, or to conform any such provision to the description thereof in the Registration Statement PROVIDED such action shall not adversely affect the interests of the Holders of Notes; or

      (vii) to convey, transfer, assign, mortgage or pledge any property to the Issuer in the case of an amendment to a Mortgage Security Document or a Mezzanine Security Document, or the Trustee in the case of an amendment to the Indenture, the Notes or another Indenture Security Document, in either case so long as the interests of the Holders of Notes would not be adversely affected; or

      (viii) to correct any manifestly incorrect description, or amplify the description, of any property subject to the lien of this Indenture or the other Security Documents; or

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      (ix) to make a required or conforming change to any Mezzanine Security
   Document or any Mortgage Security Document in connection with any amendment or supplement to this Indenture permitted hereunder; or

      (x) to modify any Security Document as required or made necessary by any change in applicable law, so long as the interests of the Holders of Notes would not be adversely affected.

   SECTION 9.2  SUPPLEMENTAL INDENTURES OR AMENDMENTS WITH CONSENT OF HOLDERS.

   With the consent of the Majority Holders, the Issuer, the Servicer, the Special Servicer (it being understood that the Servicer's and Special Servicer's signature shall not be required for any such supplement or amendment unless the supplement or amendment restricts, changes or impairs the rights of the Servicer or Special Servicer hereunder or under any of the Security Documents or adds to or changes the liability or obligations of the Servicer or Special Servicer hereunder or under any of the Security Documents in any respect) and the Trustee may enter into an indenture or indentures supplemental hereto or one or more amendments hereto for the purpose of adding to any provisions of or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders of Notes under this Indenture and the Issuer and the Trustee may enter into any amendments to the other Security Documents; PROVIDED, HOWEVER, that no such supplemental indenture or amendment shall, without the consent of the Holder of each Outstanding Note adversely affected thereby,

      (i) change the Maturity Date of, the principal of, or the due date or amount of any interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or change the coin or currency in which any Note or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Maturity Date thereof (or, in the case of redemption, on or after the Redemption Date), or

      (ii) reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of this Indenture or for any other reason under this Indenture or reduce the requirements of Section 12.4 for quorum or voting, or

      (iii) change any obligation of the Issuer to maintain an office or agency in the places and for the purposes specified in Section 10.2, or

      (iv) modify any of the provisions of this Section 9.2 or Section 5.13, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby, or

      (v) except as otherwise expressly provided in this Indenture or in the other Security Documents, deprive any Holder of the benefit of a first priority security interest in the Indenture Collateral, or

      (vi) modify the provisions of this Indenture relating to payments on the Notes,

      (vii) release from the lien of the Indenture all or any part of the Indenture Collateral except as described in this Indenture or the other Security Documents,

      (viii) modify the Servicing Standards, or

      (ix) authorize the Trustee to agree to delay the timing of, or reduce the payments to be made on, the Notes except as described herein.

   In connection with the execution of any such supplemental indenture or amendment, the Issuer shall obtain and deliver to the Trustee an Opinion of Counsel from counsel experienced in federal income tax matters that the execution of such supplemental indenture will not result in the Notes being treated as having been exchanged for new notes pursuant to Section 1001 of the Code, PROVIDED that no such Opinion of Counsel shall be required if such Opinion of Counsel cannot be obtained and that fact is disclosed to the Holder of each Outstanding Note

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whose consent is required hereunder. It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof. No such supplement or amendment of this Indenture or the Notes shall be permitted to the extent that such amendment would cause an outstanding Advance to be a Nonrecoverable Advance.

   SECTION 9.3  DELIVERY OF SUPPLEMENTS.

   Promptly after the execution by the Issuer and the Trustee of any supplemental indenture pursuant to the provisions of Section 9.1 or Section 9.2, the Issuer shall mail, first class postage prepaid, a notice to each Holder at the address for such Holder set forth in the Register setting forth in general terms the substance of such supplemental indenture or amendment. Any failure of the Issuer to mail such a notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

   SECTION 9.4  OPINION OF COUNSEL.

   If the Trustee determines in the exercise of its good faith judgment that it has doubt as to whether a proposed amendment or supplement to this Indenture is permitted under the terms of Section 9.1 or 9.2 above, the Trustee may require, as a condition to its executing any such amendment or supplement, that the Issuer deliver, at no expense to the Trustee, an Opinion of Counsel confirming that the amendment or supplement in question is permitted under the relevant Section of this Article IX, it being understood that the Trustee does not have any affirmative obligation to request such an opinion.

                                   ARTICLE X

                             COVENANTS; WARRANTIES

   SECTION 10.1  PAYMENT OF PRINCIPAL AND INTEREST.

   The Issuer covenants and agrees for the benefit of the Holders of Notes that it will duly and punctually pay the principal of, and interest on, the Notes and any fees due and payable in accordance with the terms of the Notes and this Indenture.

   SECTION 10.2  MAINTENANCE OF OFFICE OR AGENCY.

   The Issuer will maintain or cause to be maintained an office or agency in the continental United States where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive such respective notices and demands.

   The Issuer may also from time to time designate one or more other offices or agencies outside the United States where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; PROVIDED, HOWEVER, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in accordance with the requirements set forth in the preceding paragraph. The Issuer will give prompt written notice to the Trustee and prompt notice to the Holders, in accordance with the provisions of Section 1.6, of any such designation or rescission and of any change in the location of such office or agency.

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   SECTION 10.3  FISCAL AGENT; MONEY FOR NOTE PAYMENTS TO BE HELD IN TRUST.

   The Trustee hereby appoints (on behalf of the Issuer) itself, at its Corporate Trust Office, as Fiscal Agent in connection with the Notes. The foregoing appointment may be rescinded at any time by the Trustee giving notice thereof to the Issuer. All payments made by the Trustee in its capacity as Fiscal Agent, will be made by wire transfer to such account as a Holder shall designate by written instructions to be received by the Trustee no less than five (5) Business Days prior to the applicable Regular Record Date.

   The Trustee will cause any Fiscal Agent other than the Trustee, appointed pursuant to Section 3.6, to execute and deliver to the Trustee an instrument in which such Fiscal Agent shall agree with the Trustee, subject to the provisions of this Section, that such Fiscal Agent will:

      (i) hold all sums held by it for the payment of the principal of and interest on the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

      (ii) give the Trustee notice of the occurrence and continuance of any Event of Default by the Issuer (or any other obligor upon the Notes) in the making of any payment of principal of or interest on the Notes; and

      (iii) at any time during the continuance of any such Event of Default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Fiscal Agent.

   SECTION 10.4  ENTITY EXISTENCE.

   The Issuer represents and agrees that it will do or cause to be done all things necessary and within its control to preserve and keep in full force and effect the existence, rights (contractual and statutory) and franchises of the Issuer. The Issuer represents that neither it nor the Underlying Borrowers or the owners of the Underlying Properties are in default in the payment of any taxes levied or assessed against any of the Underlying Collateral or Underlying Properties under any applicable statute, rule, order or regulation of any governmental authority, under the Notes, this Indenture or any of the other Security Documents to which the Issuer is a party or under any other agreement to which the Issuer is a party or by which the Issuer or the Underlying Collateral is bound.

   SECTION 10.5  PAYMENT OF TAXES AND OTHER CLAIMS.

   The Issuer agrees, in its independent capacity, that it will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon the Underlying Properties or upon the income or profits of the Issuer or the Underlying Borrowers derived from the Underlying Properties as shown to be due on the tax returns filed by the Issuer or the Underlying Borrowers and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the Underlying Properties, except any such taxes, assessments, governmental charges or claims which the Issuer or the Underlying Borrowers are in good faith contesting in appropriate proceedings in accordance with the Mortgage and the Mezzanine Loan Agreement.

   SECTION 10.6  MAINTENANCE OF LIEN AND RECORDING.

   (a) The Issuer will maintain and preserve the security interest created by this Indenture (in Section 3.1(c)) and each other Security Document to which it is a party (except in connection with a release thereof permitted hereby or thereby) so long as any Note is Outstanding.

   (b) The Issuer will, forthwith after the execution and delivery of this Indenture and thereafter from time to time, cause the Mortgage, the Mezzanine Pledge Agreement and any continuation statement or, upon the reasonable request of the Trustee or the Servicer, any additional financing statement or similar instrument relating to the Security Documents or to any property intended to be subject to the lien thereof to be filed,

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registered and recorded in such manner and in such places as may be required by law in order to publish notice of and fully to protect and perfect the validity thereof or the lien thereof purported to be created upon the property subject thereto and the Issuer will take such actions with respect to the interest and rights of the Trustee in the Collateral as are necessary or reasonably requested by the Trustee or the Servicer to preserve the interest and rights of the Trustee therein. The Issuer will pay or cause to be paid all document, recording, stamp and similar taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment of the Security Documents and of any instrument of further assurance, and all taxes (except income taxes and franchise taxes of parties other than the Issuer), duties and charges arising out of or incurred in connection with the execution and delivery of such instruments; PROVIDED, HOWEVER, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any lien or encumbrance affecting the Collateral to the extent such lien or encumbrance is being contested in good faith by appropriate proceedings in accordance with and as permitted by the provisions of the Security Documents. The Issuer will at all times or will cause the Underlying Borrowers to preserve, warrant and defend the Trustee's title and right in and to the property included in the Collateral against the claims of all Persons claiming by or through the Issuer or any Underlying Borrower, subject to the Permitted Exceptions.

   SECTION 10.7  PERFORMANCE AND ENFORCEMENT.

   (a) The Issuer will faithfully observe and perform, or cause to be observed and performed, all its covenants, agreements, conditions and requirements contained in the Security Documents in accordance with the terms thereof and will maintain the validity and effectiveness of such instruments and the pledge thereof to the Trustee. The Issuer will not take any action, nor permit any action to be taken, that will release any party to such instruments from any of its obligations or liabilities thereunder, or will result in the termination, modification or amendment, or will impair the validity, of any such instruments, except as expressly provided for herein and therein. The Issuer will give the Trustee and the Servicer written notice of any default by any party to any of such instruments promptly after it becomes known to the Issuer.

   (b) Subject to the provisions of the Leases, the Mortgage and the Mezzanine Loan Agreement in the event of a casualty or condemnation resulting in the payment of any Proceeds, the Servicer shall hold such Proceeds as part of the Collateral in an Eligible Account (the "CASUALTY ACCOUNT"), in the name of the Servicer as agent for the Trustee and shall disburse or apply such Proceeds in accordance with the provisions of the Mortgage and the Mezzanine Loan Agreement.

   SECTION 10.8  NEGATIVE COVENANTS.

   The Issuer agrees that:

      (a) it shall not incur, create, assume or permit the existence of any debt (including guaranteeing any obligation) other than (i) the Notes and other debt expressly permitted by the other provisions of this Indenture and the other Security Documents; (ii) the Underlying Loans; and (iii) customary unsecured trade payables incurred in the ordinary course of business relating to the ownership of Park Plaza 2 or the Underlying Properties, PROVIDED, in the case of this clause (iii), that the same (A) do not exceed, in the aggregate, at any time a maximum amount of $100,000; and (B) are paid within sixty (60) days of the date incurred. The Issuer shall not permit the Underlying Borrowers to incur, create, assume or permit the existence of any debt (including guaranteeing any obligations), other than debt permitted under the terms of the Underlying Loans;

      (b) it shall, and will cause the Underlying Borrowers and Park Plaza 2 not to pledge or to incur, create, assume or permit the existence of any Lien upon the Collateral, the Underlying Properties or any of their respective other property, assets or revenues, whether now owned or hereafter acquired, except the security interest in the Indenture Collateral granted to the Trustee in connection with the Notes, the security interest in the Underlying Collateral granted to the Issuer in connection with the Underlying Loans, and the Permitted Exceptions;

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      (c) it shall not engage in any business unrelated to (i) the ownership of the direct and/or indirect interests in the Underlying Borrowers, (ii) making the Mortgage Loan and the Mezzanine Loan, (iii) issuing the Notes, and (iv) otherwise dealing with the Underlying Borrowers, the wholly owned subsidiaries of the Underlying Borrowers, the Mortgage Loan, the Mezzanine Loan and the Notes;

      (d) it shall not own any assets other than assets relating to the Underlying Loans (including, without limitation, any proceeds therefrom and any funds in the Mortgage Deposit Account and the Mezzanine Deposit Account) and its interest in Park Plaza 1;

      (e) it shall not, except as required by law (i) (and then only in a manner that does not violate the requirements of any of the Security Documents and the Indenture) engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, transfer of all or any portion of its assets, or amend its organizational or governing documents in any manner adverse to the Issuer's ability to satisfy the requirements of Sections 10.8(a) through (d) hereof, or (ii) (and then only in a manner that does not violate the requirements of any of the Security Documents and the Indenture) cause or permit Park Plaza 1 to engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, transfer of all or any portion of its assets, or amend its applicable organizational documents in a manner adverse to Park Plaza 1's ability to satisfy any requirement of the Mezzanine Loan Agreement that Park Plaza 1 be a single-purpose entity;

      (f) it shall separately identify and segregate its funds and assets from those of any other entity and shall not commingle its funds or assets with those of any other person or entity; and

      (g) it shall not consent to any amendment to the Mezzanine Security Documents or the Mortgage Security Documents other than an amendment in accordance with Article IX.

   SECTION 10.9  STATEMENT AS TO COMPLIANCE.

   The Issuer will deliver to the Servicer and the Trustee, within one hundred and twenty (120) days after the end of each fiscal year, an Officer's Certificate, stating that in the course of the performance by the signer of such Officer's Certificate of his or her present duties as an officer or authorized signatory of the Issuer such signer would normally obtain knowledge or have made due inquiry as to the existence of any condition or event which constitutes an Event of Default or would constitute an Event of Default after notice or lapse of time or both and that to the best of the signer's knowledge, based on such review, (a) the Issuer has fulfilled all its obligations under this Indenture in all material respects throughout such year, or, if there has been a default in the fulfillment of any such obligation in any material respect, specifying each such default known to such signer and the nature and status thereof, and (b) no event has occurred and is continuing which is, or after notice or lapse of time or both would become, an Event of Default, or, if such an event has occurred and is continuing, specifying each such event known to such signer and the nature and status thereof.

                                  ARTICLE XI

                              REDEMPTION OF NOTES

   SECTION 11.1  APPLICABILITY OF ARTICLE.

   (a) The Notes shall be subject to redemption on any Payment Date or any other date fixed for redemption in accordance with this Article XI, in whole or in part, as provided in Section 11.1(b) or 11.7 below; PROVIDED, that in each such case no Notes may be redeemed hereunder unless and until all other amounts then due and payable to the Trustee, the Servicer and Special Servicer under this Indenture have been paid in full.

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

   (b) If during any 30 consecutive days the Redemption Account shall have a balance in excess of $10,000, the Issuer shall redeem an equivalent principal amount of Notes at a Redemption Price equal to 100% of their principal amount, together with interest and all other amounts owing on the principal amount of the Notes so redeemed accrued to the date of redemption, on the first Payment Date on which the Issuer is able to do so after the Trustee has complied with the notice provisions of this Article XI.

   SECTION 11.2  SELECTION BY TRUSTEE OF NOTES TO BE REDEEMED.

   In the case of any redemption pursuant to Section 11.1(b):

      (a) if less than all of the Notes are to be redeemed, the particular Notes to be redeemed shall be selected not more than twenty (20) days prior to the Redemption Date by the Trustee from the Outstanding Notes not previously called for redemption, pursuant to a random selection procedure which may provide for the selection for redemption of portions (equal to $100 and integral multiples in excess thereof) of a Note. The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed; and

      (b) for purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

   SECTION 11.3  NOTICE OF REDEMPTION.

   Notice of a redemption pursuant to Section 11.1(b) shall be given by the Trustee in the manner provided in Section 1.6 to the Holders of Notes to be redeemed, not later than fifteen (15) days prior to the Redemption Date.

   All such notices of redemption shall state:

      (a) the Redemption Date (which date may either be a Payment Date or such other Business Day provided that if the Redemption Date is to occur on a date other than a Payment Date, the Redemption Price shall include interest on the Notes to be redeemed through but excluding the next succeeding Payment Date),

      (b) if less than all the Outstanding Notes are to be redeemed, which Notes are to be redeemed and the aggregate principal amount of the Notes to be redeemed,

      (c) the Redemption Price,

      (d) that on the Redemption Date the Redemption Price will become due and payable upon each Note to be redeemed and, if applicable, that interest thereon will cease to accrue on and after said date, and

      (e) with respect to Notes other than those in global form, the place or places where such Notes maturing after the Redemption Date are to be surrendered for payment of the Redemption Price.

   SECTION 11.4  DEPOSIT OF REDEMPTION PRICE.

   In the case of any redemption pursuant to Section 11.1(b), the Trustee shall transfer to the Payment Account at or before 3:00 p.m. on the Redemption Date an amount of Cash from the Redemption Account sufficient to pay the Redemption Price of the Notes to be redeemed.

   SECTION 11.5  NOTES PAYABLE ON REDEMPTION DATE.

   If notice of a redemption pursuant to Section 11.1(b) shall have been given as aforesaid, the Notes subject to redemption shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Issuer shall default in the payment of the Redemption Price) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuer at the Redemption Price; PROVIDED, HOWEVER, that principal and interest on the Notes which have a Maturity Date on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more Predecessor Notes, as of the close of business on the relevant Record Dates according to their terms and the provisions of this Indenture.

   If any such Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor in the Note.

   SECTION 11.6  NOTES REDEEMED IN PART.

   Any Note which is to be redeemed only in part shall be surrendered at the Corporate Trust Office or such other office designated by the Trustee (with, if the Issuer or the Trustee so requires, due endorsement by, or written instrument of transfer in form satisfactory to the Issuer or the Trustee, as applicable, duly executed by, the Holder thereof or an attorney for the Holder duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Notes so surrendered.

   In the event of a redemption of the Notes in part, the Issuer shall not be required (i) to register the transfer of or to exchange any Note during a period beginning at the opening of business fifteen (15) days before, and continuing until, the date notice is given identifying the Notes to be redeemed, or (ii) to register the transfer or exchange of any Note, or portion thereof, called for redemption, or (iii) to exchange any Note called for redemption, except for a Note of like aggregate principal amount which is simultaneously surrendered for redemption.

   SECTION 11.7  HOLDERS' REDEMPTION RIGHT.

   (a) Each Holder of Notes shall have the right (the "REDEMPTION RIGHT") to require the Issuer to redeem such Holder's Notes on the 90th day after the Closing Date at a Redemption Price equal to 60.91% of the principal amount thereof, without interest, provided that the Redemption Right shall not apply to any Note to the extent that (i) it was issued pursuant to a Shareholder Note Purchase Right; (ii) it is not held on the Redemption Date by the Holder to which it was originally issued; or (iii) the Holder thereof shall not have certified to the Redemption Agent in the manner set forth in Section 11.7(b) the matters described therein. Notwithstanding the foregoing, at the Issuer's option, the Issuer may designate another Person or Persons pursuant to Section 11.7(d) to fulfill its redemption obligation by the designee's payment of the required funds in exchange for the Notes to be redeemed pursuant to the Redemption Right.

   (b) In order for a Note to be redeemed pursuant to the Redemption Right on the Redemption Date, the Redemption Agent must have received a duly completed Election Form before 5:00 p.m. on the 80th day after the Closing Date, at the address specified thereon, on which the Holder has elected to exercise the Redemption Right in respect of such Note, and has certified that:

      (i) no beneficial interest in the Note has been transferred, either directly or indirectly, after the Closing Date;

      (ii) the Note was not issued pursuant to a Shareholder Note Purchase Right; and

      (iii) with respect to each owner of a beneficial interest in such Note, the Redemption Right has been exercised for all Notes or beneficial interests in Notes owned by such owner eligible for redemption pursuant to the Redemption Right.

Any such Election Form received by the Redemption Agent shall be irrevocable. All questions as to the validity, eligibility (including time of receipt) and acceptance of the Notes for payment shall be determined by the Redemption Agent, whose determination shall be final and binding.

   (c) The Issuer shall deposit (or shall cause any other Person or Persons designated pursuant to Section 11.7(d) to deposit), on or before 11:00 a.m. on the date that is two Business Days prior to the Redemption Date, an amount with the Redemption Agent sufficient to make payment of the Redemption Price to Holders of all the Notes with respect to which the Redemption Right was exercised. Upon surrender of any such Notes for repurchase in accordance with the procedures printed on the Election Form, the Redemption Agent shall make payment of the Redemption Price in respect of such Notes on the Redemption Date, to the account or accounts designated by such Holders.

   (d) At its option, the Issuer may designate, by written notice to the Redemption Agent prior to the Redemption Date, one or more other Persons, which may include one or more affiliates of the Issuer, to fulfill its redemption obligation by the designee's payment of the required funds in exchange for the Notes to be redeemed pursuant to the Redemption Right. If the Issuer designates GGC or an affiliate of GGC pursuant to the preceding sentence, then GGC or its affiliate may in turn designate, by written notice to the Issuer and the Redemption Agent prior to the Redemption Date, one or more Persons to fulfill such redemption obligation. The Registrar shall register the transfer of any Notes that are redeemed pursuant to this Section 11.7(d) by a Person other than the Issuer. For the avoidance of doubt, the interest accrued prior to the Redemption Date on such redeemed Notes shall be for the benefit of the Holder or Holders of such Notes on the Regular Record Date for the next Payment Date.

   (e) Any Note which is to be redeemed pursuant to this Section 11.7 shall be surrendered at an office designated by the Redemption Agent (with, if the Issuer or the Redemption Agent so requires, due endorsement by, or written instrument of transfer in form satisfactory to the Issuer or the Redemption Agent, as applicable, duly executed by, the Holder thereof or an attorney for the Holder duly authorized in writing). If the Redemption Agent determines that such Note has been validly submitted for redemption in accordance with this
Section 11.7, it shall deliver such Note to the Trustee together with a statement specifying the amount of any unredeemed portion of such Note and any portion of the principal of such Note which is being acquired by a person designated pursuant to Section 11.7(d). If on the Redemption Date the Notes are in the form of a single Global Note, the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to the sum of and in exchange for any unredeemed portion of the principal of the Notes so surrendered and any portion of the principal of the Notes surrendered to the Redemption Agent and accepted for redemption pursuant to Section 11.7(b) the beneficial ownership of which is being acquired by a person designated pursuant to Section 11.7(d). If on the Redemption Date the Notes are no longer in the form of a single Global Note, the Issuer shall execute and the Trustee shall authenticate and deliver to the Holder of any Note delivered to the Trustee pursuant to this Section 11.7(e), without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for any unredeemed portion of the principal of the Notes so surrendered, and shall deliver to the Person or Persons designated pursuant to Section 11.7(d) a New Note or Notes of any authorized denomination requested by such Person or Persons, in an aggregate principal amount equal to the principal amount of redeemed Notes acquired by such Person or Persons.

   (f) In the event that any Person designated pursuant to Section 11.7(d) shall fail to make the payment described in Section 11.7(c), the Issuer shall make the required payment to the Redemption Agent in accordance with Section 11.7(c) and shall redeem the related Notes on the Redemption Date as if such Person had not been designated.

                                  ARTICLE XII

                         MEETINGS OF HOLDERS OF NOTES

   SECTION 12.1  PURPOSES FOR WHICH MEETINGS MAY BE CALLED.

   A meeting of Holders of Notes may be called at any time and from time to time pursuant to this Article to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be made, given or taken by Holders of Notes as required by
Section 1.3.

   SECTION 12.2  CALL, NOTICE AND PLACE OF MEETINGS.

   (a) The Trustee may at any time call a meeting of Holders of Notes for any purpose specified in Section 12.1, to be held at such time and at such place in the Borough of Manhattan, The City of New York, as the Trustee shall determine. Notice of every meeting of Holders of Notes, setting forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given by the Trustee to each Holder of Notes and the Issuer, in the manner provided in Sections 1.5 and 1.6, not less than 10 nor more than 180 days prior to the date fixed for the meeting.

   (b) In case at any time the Issuer or the Holders of at least 10% in principal amount of the Outstanding Notes shall have requested the Trustee to call a meeting of the Holders of Notes for any purpose specified in Section 12.1, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have made the first publication of the notice of such meeting within 10 days after receipt of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the Issuer or the Holders of Notes in the amount above specified, as the case may be, may determine the time and the place in the Borough of Manhattan, The City of New York, for such meeting and may call such meeting for such purposes by giving notice thereof as provided in subsection
(a) of this Section.

   SECTION 12.3  PERSONS ENTITLED TO VOTE AT MEETINGS.

   To be entitled to vote at any meeting of Holders a Person shall (a) be a Holder of one or more Notes or (b) be a Person appointed by an instrument in writing as proxy by a Holder of one or more Notes. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Issuer and its legal and financial advisers. Notwithstanding the foregoing, the Issuer is not entitled to vote any Notes of which it may be the Holder.

   SECTION 12.4  QUORUM; ACTION.

   The Persons entitled to vote a majority in principal amount of the Outstanding Notes shall constitute a quorum for a meeting of Holders of Notes. In the absence of a quorum within 60 minutes of the time appointed for any such meeting, the meeting shall, if convened at the request of Holders of Notes, be dissolved. In any other case the meeting may be adjourned for a period of not less than ten (10) days as determined by the chairman of the meeting prior to the adjournment of such meeting. In the absence of a quorum at any such adjourned meeting, such adjourned meeting may be further adjourned for a period of not less than ten (10) days as determined by the chairman of the meeting prior to the adjournment of such adjourned meeting. Notice of the reconvening of any adjourned meeting shall be given as provided in Section 12.2, except that such notice need be given only once not less than five (5) days prior to the date on which the meeting is scheduled to be reconvened. Notice of the reconvening of an adjourned meeting shall state expressly the percentage, as provided above, of the principal amount of the Outstanding Notes that shall constitute a quorum.

   Except as limited by the proviso to the first paragraph of Section 9.2, any resolution presented to a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid may be adopted by the affirmative vote of the Majority Holders PROVIDED that, except as limited by the proviso to the first paragraph of Section 9.2, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that this Indenture expressly provides may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Notes may be adopted at a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Notes.

   Any resolution passed or decision taken at any meeting of Holders of Notes duly held in accordance with this Section shall be binding on all the Holders of such Notes, whether or not present or represented at the meeting.

   Notwithstanding any provision of this Indenture or any other Security Document to the contrary, Servicer shall not be required to take any action or refrain from taking any action hereunder or thereunder at the direction of the Holders that would cause it to violate the Servicing Standards.

   SECTION 12.5 DETERMINATION OF VOTING RIGHTS; CONDUCT AND ADJOURNMENT OF MEETINGS.

   (a) Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders of Notes in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate. Such regulations may provide that written instruments appointing proxies, regular on their face, may be presumed valid and genuine without the proof specified in Section 1.3 or other proof.

   (b) The Trustee shall, by an instrument in writing, appoint as chairman of the meeting the Holder of the greatest principal amount in aggregate of the Outstanding Notes represented at the meeting, unless the meeting shall have been called by the Issuer or by Holders of Notes as provided in Section 12.2(b), in which case the Issuer or the Holders of Notes calling the meeting, as the case may be, shall in like manner appoint a chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Persons entitled to vote a majority in principal amount of the Outstanding Notes represented at the meeting.

   (c) At any meeting each Holder of a Note or proxy shall be entitled to one vote for each $100 principal amount of the Outstanding Notes held or represented by such Holder; PROVIDED, HOWEVER, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote, except as a Holder of a Note or of a proxy.

   (d) Any meeting of Holders of Notes duly called pursuant to Section 12.2 at which a quorum is present may be adjourned from time to time by Persons entitled to vote a majority in principal amount of the Outstanding Notes represented at the meeting; and the meeting may be held as so adjourned without further notice.

   SECTION 12.6  COUNTING VOTES AND RECORDING ACTION OF MEETINGS.

   The vote upon any resolution submitted to any meeting of Holders of Notes shall be by written ballots on which shall be subscribed the signatures of the Holders of Notes or their representatives by proxy and the principal amounts and serial numbers of the Outstanding Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record, at least in duplicate, of the proceedings of each meeting of Holders of Notes shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more

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

Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 12.2 and, if applicable, Section 12.4. Each copy shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one such copy shall be delivered to the Issuer, and another to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting. Any record so signed and verified shall be conclusive evidence of the matters therein stated.

   IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the day and year first above written.

                                      SOUTHWEST SHOPPING CENTERS CO. II,
                                      L.L.C.a Delaware limited liability
                                      company

                                      By:      ---------------------------------
                                               Name:
                                               Title: Authorized Signatory

                                     THE BANK OF NEW YORK,as Trustee

                                     By:      ----------------------------------
                                              Name:
                                              Title:

                                       ARCHON GROUP, L.P.,as Servicer

                                       By:     ---------------------------------
                                               Name:
                                               Title:

                                       ARCHON GROUP, L.P.,as Special Servicer

                                       By:     ---------------------------------
                                               Name:
                                               Title:

                                                                      EXHIBIT A

                                [FORM OF NOTE]

   THIS NOTE REPRESENTS AN OBLIGATION OF THE ISSUER SECURED BY THE COLLATERAL (AS DEFINED IN THE INDENTURE (AS DEFINED HEREIN)) AND THE HOLDER HEREOF SHALL HAVE NO RECOURSE AGAINST ANY PERSON OTHER THAN THE ISSUER. THIS NOTE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE TRUSTEE, THE SERVICER, THE SPECIAL SERVICER OR ANY OF THEIR RESPECTIVE AFFILIATES. THE NOTES ARE NOT INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR BY THE ISSUER, THE TRUSTEE, THE SERVICER, THE SPECIAL SERVICER OR ANY OF THEIR RESPECTIVE AFFILIATES.

   UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

   THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN. THIS GLOBAL NOTE MAY NOT BE EXCHANGED, IN WHOLE OR IN PART, FOR A NOTE REGISTERED IN THE NAME OF ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES SET FORTH IN THE INDENTURE. BENEFICIAL INTERESTS IN THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE INDENTURE./1/

   THIS NOTE WILL NOT BE ACCEPTED IN EXCHANGE FOR A BENEFICIAL INTEREST IN A GLOBAL NOTE UNLESS THE HOLDER OF THIS NOTE, SUBSEQUENT TO SUCH EXCHANGE, WILL HOLD A MINIMUM AGGREGATE BENEFICIAL INTEREST IN SUCH GLOBAL NOTE OF AT LEAST ONE HUNDRED DOLLARS ($100).

                   SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.
                       SECURED NOTES, SERIES 2002-SSCC,
                               DUE MAY 30, 2010

              Base Interest Rate:       No.:

              First Payment Date:       Scheduled Maturity Date:
                                        May 31, 2010

              Original principal        Initial principal balance
                balance of all Notes:   of this Note:

              [CUSIP] [CINS]:           ISIN:

              Common Code:

   Southwest Shopping Centers Co. II., L.L.C. (herein called the "Issuer"), for value received, hereby promises to pay in lawful currency of the United States
to           ,/2/ or registered assigns, the principal sum of Twenty Million
Dollars (U.S.$20,000,000) as provided in the Indenture, and to pay interest thereon in arrears on a semi-annual basis two business days after the first business day of January and July, respectively, commencing January 3, 2003 (each an "Payment Date"), from the date hereof until the Maturity Date. The interest payable on this Note for the period from the date of issuance to, but not including, the Maturity Date shall be the Base Interest Rate (as defined in the Indenture) for the Notes.

   The interest so payable, and punctually paid or duly provided for, on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such Payment Date, which shall be the Business Day immediately prior to the related Payment Date. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed during each Interest Period (as defined in the Indenture). On the Maturity Date, the Issuer shall pay in full all of the remaining obligations of the Issuer under this Note, the Indenture and the other Security Documents to which the Issuer is a party.

   If, (i) any Note is not paid in full on or before the Maturity Date, (ii) any payment due on a Payment Date has not been provided for in full (including by deposit in the Collection Account) by the Issuer or before the second Business Day prior to the date that such payment is due (as such due date may be extended by the applicable grace period, if any) or (iii) the Redemption Price in respect of all Notes to be redeemed pursuant to a redemption is not paid in full on or before a Redemption Date, the Issuer will be required to pay interest at the Default Rate as set forth in Section 3.11(d) of the Indenture.

   The Holders shall also be entitled to receive as additional interest on each Payment Date any amounts received by the Issuer by way of Exit Fee or late payment charges under the Mortgage Security Documents or the Mezzanine Security Documents, as defined in the Indenture, during the immediately preceding Interest Period.

   At the Maturity Date, the Trustee shall pay the principal amount of the Note, and any unpaid interest thereon in immediately available funds from funds in the Payment Account as promptly as possible after presentation to the Trustee of such Note but shall initiate such payment no later than 3:00 p.m. (New York time) on the day of such presentation, PROVIDED that such presentation has been made no later than 11:00 a.m. (New York time). If presentation is made after 11:00 a.m. (New York time) on any day, such presentation shall be deemed to have been made not later than 11:00 a.m. (New York time) on the immediately succeeding Business Day.

   If an Event of Default occurs and is continuing, then in every such case the Servicer may to the extent consistent with the Servicing Standards (subject to the rights of the Majority Holders set forth in Section 5.12(a) of the Indenture) and at the direction of the Majority Holders shall, by a notice in writing to the Issuer and the Trustee, declare the sum of (i) the principal amount of all Outstanding Notes and (ii) any other amounts, including but not limited to, accrued interest payable to the Holders under the Notes, to the extent such amounts are permitted by law to be paid, to be due and payable immediately, and upon any such declaration such amounts shall become immediately due and payable.

   This Note is one of a duly authorized issue of securities of the Issuer (herein called the "Notes") designated as specified in the title hereof, issued and to be issued in accordance with the Indenture and Servicing Agreement,
dated as of [         ], 2002 (herein called the "Indenture"), among the
Issuer, The Bank of New York, as Trustee (herein called the "Trustee", which term includes any successors and any separate or co-trustee under the Indenture), Archon Group, L.P., as Special Servicer and Archon Group, L.P., as Servicer, copies of which Indenture are on file and available for inspection at the corporate trust office of the Trustee at 2 North LaSalle Street, Suite 1020, Chicago, IL 60602. Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, the Special Servicer, the Servicer and the Holders of Notes. All capitalized terms used but not defined herein shall have the meanings specified in the Indenture.

   The Holder of this Note may receive distributions only in the manner and subject to the priorities as provided in the Indenture.

   The Holder of this Note shall have the right (the "Redemption Right") to require the Issuer to redeem this Note on the 90th day after the Closing Date at a price of 60.91% of the principal amount hereof, without interest, PROVIDED that the Redemption Right shall not apply to this Note to the extent that (i) it was issued pursuant to a Shareholder Note Purchase Right; (ii) it is not held on the Redemption Date by the Holder to which it was originally issued; or
(iii) the Holder thereof shall not have certified to the Redemption Agent in the manner set forth in Section 11.7(b) of the Indenture the matters described therein relating to the beneficial ownership of such Note. For the avoidance of doubt, if the Redemption Right is exercised with respect to this Note and it is repurchased by a designee of the Issuer, the interest accrued to the Redemption Date on this Note will be for the benefit of the Holder or Holders of this Note on the Regular Record Date for the subsequent Payment Date. The Issuer may designate another Person or Persons to fulfill its redemption obligation with respect to any Note to be redeemed pursuant to a Redemption Right, by the designee's payment of the required funds in exchange for such Note. The Indenture sets forth the conditions for and manner of exercise of the Redemption Right.

   The Notes shall also be subject to redemption as set forth in writing to the Trustee on any Payment Date or any other date fixed for redemption in accordance with Article XI of the Indenture, in whole or in part, as provided in Section 11.1(b) of the Indenture. However, no Notes may be redeemed unless and until all other amounts then due and payable to the Trustee, the Special Servicer and the Servicer under the Indenture and the other Security Documents have been paid in full.

   Notice of a redemption of any Notes pursuant to Section 11.1(b) will be given no later than fifteen (15) days prior to the proposed redemption date for such Notes. Such notice shall specify, among other things, the redemption date, the redemption price and (if less than all Notes are to be redeemed) the principal amount of the Notes to be redeemed.

   In the event that this Note is redeemed in part only, a New Note for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

   As more fully described in the Indenture, this Note is secured by the Indenture Collateral. The Indenture constitutes a security agreement under the Uniform Commercial Code as in effect in the states where the Payment Account, the Collection Account, the Holdover Account and any other similar account established by the Trustee or the Servicer in furtherance of its rights or responsibilities under the Indenture or any other Security Document are located (with respect to the liens and security interests granted in Section 3.1(c) of the Indenture). Upon the occurrence of any Event of Default, and in addition to any other rights available under the Indenture, the Security Documents or any other instruments included in the Collateral or otherwise available at law or in equity, the Trustee shall have all rights and remedies of a secured party under the Uniform Commercial Code to enforce the assignments and security interests contained in the Indenture and, in addition, shall have the right, subject to compliance with any mandatory requirements of applicable law, to sell at public or private sale or apply, as appropriate, all monies or other property then on deposit in the Payment Account, the Collection

Account, the Holdover Account and any other similar account established by the Trustee or the Servicer in furtherance of its rights or responsibilities under the Indenture or any other Security Document and any other rights and other interests assigned or pledged hereby in accordance with the terms of the Indenture.

   The Indenture permits, with certain exceptions as therein provided, the amendment thereof or the modification of the rights and obligations of the Issuer and the rights of the Holders of Notes under the Indenture at any time by the Issuer, the Special Servicer, the Servicer and the Trustee with the consent of Majority Holders. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consents or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

   As provided in the Indenture and subject to the limitations therein set forth, the transfer of this Note is registrable in the Register, upon surrender of this Note for registration of transfer at the Corporate Trust Office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more New Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

   Prior to due presentation of this Note for registration of transfer, the Issuer, the Servicer, the Trustee and any agent of the Issuer, the Servicer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof, for all purposes, whether or not this Note be overdue, and none of the Issuer, the Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

   The agreements contained herein shall remain in full force and effect notwithstanding any changes in the members or other equity owners of, or the officers and directors relating to, the Issuer, and the term "Issuer" as used herein, shall include any alternate or successor Person.

   The Issuer and all others who may become liable for the payment of all or any part of the amounts due under this Note do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest and non-payment and all other notices of any kind, except those expressly required under the Indenture and the other Security Documents. No notice to or demand on the Issuer or any other Person shall be deemed to be a waiver of the obligation of the Issuer or the Servicer to take further action without notice or demand as permitted in this Note, the Indenture and the other Security Documents.

   It is not intended that, and none of the terms and conditions of the Indenture or the other Security Documents shall ever be construed to create a contract whereby, the Issuer or any guarantor, endorser or other party now or hereafter becoming liable for payment of this Note shall be required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law.

   The representations, undertakings, covenants and agreements of the Issuer contained in the Indenture are those of the Issuer only and not of the Trustee, the Special Servicer or the Servicer and neither the Trustee, the Special Servicer nor the Servicer will have any liability with respect thereto.

   As provided in Section 1.14 of the Indenture, this Note is an obligation of the Issuer secured only by the Collateral and the holder hereof shall no recourse against any person other than the Issuer. The provisions of Section
1.14 of the Indenture are hereby incorporated by reference, as if set forth in full herein.

   Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

                THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN
              ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.



           [The remainder of this page was intentionally left blank]

   IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed.

Dated: _________________________________________________________ , ____


                                   SOUTHWEST SHOPPING CENTERS CO.
                                   II,L.L.C., a Delaware limited liability
                                   company

                                   By:       -----------------------------------
                                             Name:
                                             Title: Authorized Signatory

                                          This Note is one of the Notes
                                          referred to in the above-mentioned
                                          Indenture.

                          THE BANK OF NEW YORK, as Trustee

                          By:            -----------------------------------
                                         Name:
                                         Title:
/1/ Insert if the Note is a Global Note.
/2/ Insert "Cede & Co." if the Note is a Global Note.

                      REPAYMENT OF PRINCIPAL, IF ANY, AND
                         TRANSFERS AFFECTING THE NOTE
          (Initial Principal Balance on ________  __, ____: $______)

 AMOUNT OF REPAYMENT OR
   TRANSFER TO OR FROM      DATE OF REPAYMENT OR     BALANCE AFTER REPAYMENT
      ANOTHER NOTE                TRANSFER                 OR TRANSFER        NOTATION MADE BY:
-----------------------------------------------------------------------------------------------




                     (Add Additional Sheets As Necessary)

                                                                      EXHIBIT B

                                  ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire principal amount represented by the within Note and hereby authorizes) the registration of transfer of such interest to Assignee(s) on the Register for the Notes.

   I (we) further direct the Registrar to issue a new Note of the entire principal amount represented by the within Note to the above-named Assignee(s) and to deliver such Note to the following address:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Date:
                                   ------------------------------
                                   Signature by or on behalf of
                                   Assignor(s)

                                   ------------------------------
                                   Taxpayer Identification Number

                                                                      EXHIBIT C

                          LIST OF AUTHORIZED PERSONS

                                                                      EXHIBIT D

                       REQUEST FOR RELEASE OF DOCUMENTS

   The undersigned [Servicer] [Special Servicer] hereby acknowledges that it
has received on behalf of [    ], as Trustee for the Holders of Notes issued
pursuant to that certain Indenture and Servicing Agreement, dated as of
[     ], 2002 (the "INDENTURE"), among Southwest Shopping Centers Co. II.,
L.L.C, as Issuer, The Bank of New York, as Trustee, Archon Group, L.P., as Special Servicer and Archon Group, L.P., as Servicer, the documents referred to below (the "DOCUMENTS"). All capitalized terms not otherwise defined in this Request for Release of Documents shall have the meanings given them in the Indenture.
   [Identify documents]

   The undersigned [Servicer] [Special Servicer] hereby acknowledges and agrees as follows:

      (1) The [Servicer] [Special Servicer] will hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Indenture.

      (2) The [Servicer] [Special Servicer] will not cause or permit the Documents to become subject to, or encumbered by, any claims, liens, security interests, charges, writs of attachment or other impositions, nor shall the Servicer assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof.

      (3) The [Servicer] [Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Note Indebtedness has been liquidated and the proceeds thereof have been remitted to the Collection Account as expressly provided in the Indenture.

      (4) The Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the Servicer at all times shall be earmarked for the account of the Trustee and the [Servicer] [Special Servicer] shall keep the Documents and any proceeds separate and distinct from all other property in the [Servicer's] [Special Servicer's] possession.



                                                  ____________________________ ,
                                                  as [Servicer] Special Servicer


                                                  By: __________________________
                                                               Name:
                                                               Title:

Dated: ______________________________ , 20__

                                                                     APPENDIX G

================================================================================

                                    FORM OF

                            EQUITYHOLDERS AGREEMENT

                                 BY AND AMONG

                              GOTHAM GOLF CORP.,

                               GOTHAM GOLF LLC,

                             GOTHAM PARTNERS, L.P.

                        FLORIDA GOLF ASSOCIATES, L.P.,

                        FLORIDA GOLF PROPERTIES, INC.,

                                      AND

                         CERTAIN EQUITYHOLDERS OF EACH

                            DATED AS OF [        ]

================================================================================

                               TABLE OF CONTENTS

       ARTICLE I

          CERTAIN DEFINITIONS                                        PAGE
                                                                     ----
          Section 1.1   Definitions.................................    1
          Section 1.2   Construction................................    4

       ARTICLE II

          BOARD OF DIRECTORS
          Section 2.1   Composition of the Corporation Board........    5
          Section 2.2   Removal and Replacement of Directors........    5
          Section 2.3   Removal of Founders Director by Shareholders    5

       ARTICLE III

          OTHER AGREEMENTS
          Section 3.1   Right of Co-Sale............................    5
          Section 3.2   Structure of Redemptions....................    6

       ARTICLE IV

          TRANSFER RESTRICTIONS
          Section 4.1   Restrictions on Transfers...................    7
          Section 4.2   Affiliate Transfers.........................    8
          Section 4.3   Pledge to a Loan Bank.......................    8
          Section 4.4   Void Transfers..............................    8
          Section 4.5   Open-Market Trades..........................    8

       ARTICLE V

          REGISTRATION RIGHTS
          Section 5.1.  Demand Registrations........................    8
          Section 5.2.  Piggy-Back Registration.....................    9
          Section 5.3.  Termination of Registration Obligations.....   10
          Section 5.4.  Registration Procedures.....................   11
          Section 5.5.  Registration Expenses.......................   14
          Section 5.6.  Indemnification; Contribution...............   15

       ARTICLE VI

          TERMINATION
          Section 6.1   Termination.................................   17

       ARTICLE VII

          MISCELLANEOUS
          Section 7.1   Counterparts................................   17
          Section 7.2   Governing Law...............................   17

                                                             PAGE
                                                             ----
                  Section 7.3   Jurisdiction and Forum......  17
                  Section 7.4   Entire Agreement............  17
                  Section 7.5   Expenses....................  17
                  Section 7.6   Notices.....................  18
                  Section 7.7   Successors and Assigns......  19
                  Section 7.8   Headings; Definitions.......  19
                  Section 7.9   Amendments and Waivers......  19
                  Section 7.10  Severability................  20
                  Section 7.11  Interpretation..............  20
                  Section 7.12  Specific Performance........  20
                  Section 7.13  No Third-Party Beneficiaries  20

   This EQUITYHOLDERS AGREEMENT, dated as of [           ], 2002 (this
"AGREEMENT"), is entered into by and among (i) Gotham Golf Corp., a Delaware corporation (the "CORPORATION"), in its individual capacity and in its capacity as a Limited Partner of Gotham Golf Partners, L.P., a Delaware limited partnership (the "PARTNERSHIP"), (ii) Gotham Golf, LLC, a single-member Delaware limited liability company and wholly owned subsidiary of the Corporation (the "GENERAL PARTNER"), in its individual capacity and in its capacity as general partner of the Partnership, (iii) Gotham Partners, L.P., a Delaware limited partnership ("GOTHAM"), individually and on behalf of its Controlled Affiliates, each in its capacity as a shareholder of the Corporation, (iv) Florida Golf Associates, L.P., a Virginia limited partnership ("FGA"), (v) Florida Golf Properties, Inc., a Virginia corporation ("FGPI"), and (vi) certain Limited Partners of the Partnership and shareholders of the Corporation as identified on EXHIBIT A (each a "FOUNDER", collectively "FOUNDERS", and together with Gotham, FGA, FGPI and their respective Controlled Affiliates, the "EQUITYHOLDERS").

                                   RECITALS

   WHEREAS, the Partnership, Gotham, FGA, FGPI and certain other Persons have entered into that certain Agreement and Plan of Merger and Contribution, dated as of February 13, 2002 (the "MERGER AGREEMENT"), which provides, among other things, that Gotham, FGA, FGPI and certain of Gotham's Affiliates shall contribute their respective rights, titles and interests in the Partnership to the Corporation, which in turn shall contribute certain of these rights, titles and interests to the General Partner, in exchange for the Common Stock of the Corporation;

   WHEREAS, in connection with those matters, the partners of the Partnership have resolved to amend and restate their agreement of limited partnership in the form of the Third Amended and Restated Agreement of Limited Partnership of Gotham Golf Partners, L.P. (the "PARTNERSHIP AGREEMENT");

   WHEREAS, the execution of this Agreement is a condition of the obligation of the parties to the Merger Agreement to consummate the transactions contemplated thereby; and

   WHEREAS, the Corporation, the Partnership and the Equityholders desire to establish in this Agreement certain terms and conditions concerning their holdings of Partnership Units and Common Stock and concerning provisions related to the Equityholders' relationship with and investment in the Partnership and the Corporation, as the case may be, immediately following the consummation of the transactions contemplated by the Merger Agreement.

   NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

   Section 1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings set forth below:

   "AFFILIATE" shall have the meaning set forth in the Partnership Agreement.

   "AGREEMENT" shall have the meaning set forth in the Preamble.

   "BANK" shall mean any bank whose deposits are insured under the Federal Deposit Insurance Act, as amended.

   "BANK DEMAND RIGHT" shall have the meaning set forth in Section 5.1.

   "BLACKOUT PERIOD" shall have the meaning set forth in Section 5.1.

   "BUSINESS DAY" shall have the meaning set forth in the Partnership Agreement.

   "COMMON STOCK" shall mean the common stock, par value $0.01 per share, of the Corporation.

   "COMMON STOCK EQUIVALENTS" shall mean shares of Common Stock issuable upon redemption of the Partnership Units.

   "CONTROL" (including terms with correlative meanings such as "CONTROLLED", "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL") shall mean, with respect to any Person, the possession, directly or indirectly, of (i) greater than 51% of the economic interests of a Person and (ii) the power to direct or cause the direction of the management policies of that Person, whether through ownership of voting securities or otherwise.

   "CORPORATION" shall have the meaning set forth in the Preamble.

   "CORPORATION BOARD" shall have the meaning set forth in Section 2.1.

   "CORPORATION INTEREST" shall mean, with respect to any Person, such Person's percentage ownership (direct and indirect) of the outstanding Common Stock at the time of measurement, including (i) that number of shares of Common Stock for which such Person's Partnership Units can be redeemed pursuant to the Partnership Agreement and (ii) that number of shares of Common Stock arising from Transfers from another Equityholder to such Person, but in any case, shall not include any Market Shares owned (directly or indirectly) by such Person.

   "DEMAND REGISTRATION" shall have the meaning set forth in Section 5.1.

   "DEMAND REQUEST" shall have the meaning set forth in Section 5.1.

   "DEMAND SHARES" shall have the meaning set forth in Section 5.1.

   "DIRECTOR" shall mean one or more of the members of the Corporation Board, as the context may require.

   "EFFECTIVE PERIOD" shall have the meaning set forth in Section 5.4.

   "EQUITYHOLDERS" shall have the meaning set forth in the Preamble.

   "FAIR MARKET VALUE" shall mean, with respect to any Person's Common Stock or Partnership Units redeemable for Common Stock, the average of the daily market price for the Common Stock or the Common Stock issued upon redemption of the Partnership Units, as the case may be, for the ten (10) consecutive trading days immediately preceding the relevant time of measurement. The market price for each such trading day shall be: (i) if the Common Stock is listed or admitted to trading on any securities exchange or inter-dealer quotation system of a registered securities association, the closing price, regular way, on such day or, if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the Common Stock is not listed or admitted to trading on any securities exchange or the inter-dealer quotation system of a registered securities association, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner, in its sole discretion, or (iii) if the Common Stock is not listed or admitted to trading on any securities exchange or the inter-dealer quotation system of a registered securities association and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, in its sole discretion, or, if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; PROVIDED that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Fair Market Value of the Common Stock shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers appropriate.

   "FAMILY" shall mean, with respect to a particular Equityholder, such Equityholder's estate and heirs and current and former spouse(s), parents, parents-in-law, children, children-in-law, siblings, nephews, nieces and grandchildren and any trust, entity or estate, all of the beneficiaries and/or actual and beneficial owners of which consist solely of such Equityholder or such Equityholder's current or former spouse(s), parents, parents-in-law, children, children-in-law, siblings, nephews, nieces and grandchildren.

   "FGA" shall have the meaning set forth in the Preamble.

   "FGPI" shall have the meaning set forth in the Preamble.

   "FOUNDER" AND "FOUNDERS" shall have the meanings set forth in the Preamble.

   "FOUNDERS DIRECTOR" shall have the meaning set forth in Section 2.1.

   "GENERAL PARTNER" shall have the meaning set forth in the Preamble.

   "GOTHAM" shall have the meaning set forth in the Preamble.

   "GOTHAM DEMAND RIGHT" shall have the meaning set forth in Section 5.1.

   "GOVERNMENTAL ENTITY" shall mean any federal, state or local political subdivision or other governmental agency or instrumentality, foreign or domestic.

   "LIMITED PARTNER" shall have the meaning set forth in the Partnership Agreement.

   "LOAN BANK" shall have the meaning set forth in Section 4.1(a).

   "MARKET SHARES" shall mean Common Stock purchased by a Person through an Open-Market Trade.

   "MAXIMUM NUMBER" shall have the meaning set forth in Section 5.2.

   "MERGER AGREEMENT" shall have the meaning set forth in the Recitals.

   "OPEN-MARKET TRADE" shall mean any purchase or sale on (i) a securities exchange or inter-dealer quotation system on which or through which the Common Stock is traded or (ii) the over-the-counter market.

   "OPTION" shall have the meaning set forth in Section 3.1(b).

   "OTHER HOLDER" shall have the meaning set forth in Section 5.2.

   "PARTNERSHIP" shall have the meaning set forth in the Preamble.

   "PARTNERSHIP AGREEMENT" shall have the meaning set forth in the Recitals.

   "PARTNERSHIP UNITS" shall have the meaning set forth in the Partnership Agreement.

   "PARTY" shall mean each of the parties hereto and any Persons who become a party hereto in accordance with Section 4.2.

   "PERMITTED TRANSFERS" shall have the meaning set forth in Section 4.1.

   "PERSON" shall mean any individual, partnership, limited liability company, firm, corporation, association, joint venture, trust or other entity or any Governmental Entity.

   "PIGGY-BACK REGISTRATION" shall have the meaning set forth in Section 5.2.

   "PIGGY-BACK REQUEST" shall have the meaning set forth in Section 5.2.

   "PROHIBITED SALE" shall have the meaning set forth in Section 3.1(b).

   "PURCHASER" shall have the meaning set forth in Section 3.1(a).

   "PROSPECTIVE SELLER" shall have the meaning set forth in Section 3.1(a).

   "REDEMPTION RIGHT" shall have the meaning set forth in the Partnership Agreement.

   "REGISTRABLE SHARES" shall have the meaning set forth in Section 5.1.

   "SEC" shall mean the Securities and Exchange Commission.

   "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

   "SUBSIDIARY" shall mean, when used with respect to any Person, any Affiliate of such Person that is Controlled by such Person.

   "TOTAL CORPORATION INTEREST" shall mean, with respect to any Person, the sum of (i) such Person's Corporation Interest and (ii) any Market Shares owned (directly or indirectly) by such Person (expressed as a percentage of the outstanding Common Stock at the time of measurement).

   "TRANSFER" shall mean, in verb or noun form, any direct or indirect sale, assignment, gift, encumbrance, hypothecation, mortgage, tender, exchange, any other disposition by law or otherwise or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

   Section 1.2  CONSTRUCTION.   Unless the context requires otherwise: (a) the
gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement; (d) references to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding law;
(e) references to money refer to legal currency of the United States of America; (f) the word "including" means "including, without limitation"; (g) wherever the words "in its sole discretion", "in the General Partner's discretion" (including, with correlative meanings, the terms "absolute discretion" or "individual discretion" or similar words or phrases), as applied to decisions, determinations, judgments, actions, undertakings or exercises of power and/or authority by the General Partner or the Corporation (whether on behalf of the Partnership or otherwise), shall be interpreted to mean that (i) the General Partner or the Corporation (as the case may be) may decide, make determinations, adjudge, act, undertake undertakings or exercise its power and/or authority with respect to such matters without reference to its fiduciary or other duties, whether arising under law, equity or otherwise owing to the Partnership, or the partners and Limited Partners thereof or any other Persons, other than contractual duties arising on account hereof and (ii) the Founders, in their capacity as Limited Partners of the

Partnership, shall be deemed to have consented to and/or approved all such matters without any further action on their or the General Partner's part; and
(h) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms. For the avoidance of doubt, nothing contained in this Section 1.2 shall be deemed to be a waiver by any Equityholder or as an admission by the General Partner, in connection with any claims for breach of fiduciary duty against the General Partner for any acts or omissions occurring after the date hereof.

                                  ARTICLE II

                              BOARD OF DIRECTORS

   Section 2.1 COMPOSITION OF THE CORPORATION BOARD. Each of the Equityholders shall, and shall cause its Controlled Affiliates to, make nominations and vote their respective Total Corporation Interest, so that the Corporation shall be managed by a board of directors (the "CORPORATION BOARD") that, subject to the Corporation's Certificate of Incorporation and Bylaws (in each case, as amended from time to time), shall be comprised of seven (7) Persons, including, one (1) individual designated by those Founders who have a Corporation Interest greater than zero, acting as a single group (the "FOUNDERS DIRECTOR"). The Founders Director shall serve as a Director until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. The Founders shall, among themselves, establish the terms and conditions for designating the Founders Director and, if no such agreement is reached, the designee required by this Section 2.1 shall be designated by that certain Founders Agreement, dated as of the date hereof, by and among the Founders.

   Section 2.2 REMOVAL AND REPLACEMENT OF DIRECTORS. Each Equityholder shall, and shall cause its Affiliates to, vote their respective Total Corporation Interest to remove the Founders Director at the request of the Founders, acting as a single group, at any time and for any reason (or for no reason). Subject to the Corporation's Certificate of Incorporation and Bylaws, as amended from time to time, should the Founders Director be unwilling or unable to continue to serve, or otherwise cease to serve (including by reason of his or her involuntary removal or at the expiration of any applicable term of office), then each of the Equityholders shall, and shall cause its Affiliates to, make nominations and vote their respective Total Corporation Interest to fill the resulting vacancy on the Corporation Board by a Person designated by the Founders, as provided in Section 2.1.

   Section 2.3 REMOVAL OF FOUNDERS DIRECTOR BY SHAREHOLDERS. None of the Equityholders or their Controlled Affiliates shall participate in, nor shall they cooperate with, any effort, or execute any resolution proposed by shareholders of the Corporation other than the Equityholders, to remove the Founders Director so long as the Founders Director is either John Caporaletti or R. Daniel Mays.

                                  ARTICLE III

                               OTHER AGREEMENTS

   Section 3.1 RIGHT OF CO-SALE.

   (a) None of the Equityholders nor their respective Affiliates (each, a "PROSPECTIVE SELLER") shall Transfer any part or all of its Corporation Interest to any Person unless the prospective transferee (the "PURCHASER") offers to purchase from each other Equityholder on terms no less favorable than those offered to the Prospective Seller up to a number of shares of Common Stock such that, in the case of a Transfer of a Person's Corporation Interest, if each Equityholder accepts such offer in full, the ratio of the aggregate number of shares of Common Stock and Common Stock Equivalents directly or indirectly held by the Prospective Seller immediately before such Transfer to the aggregate number of shares of Common Stock and Common Stock Equivalents directly or indirectly held by the Prospective Seller immediately after such Transfer shall be equal to the ratio of the aggregate number of shares of Common Stock and Common Stock Equivalents directly or indirectly held by the other Equityholders immediately before such Transfer to the aggregate number of shares of Common Stock and

Common Stock Equivalents directly or indirectly held by such Equityholders immediately after such Transfer. The Prospective Seller shall send to each other Equityholder a written notice of the Purchaser's offer to purchase shares of Common Stock (including Common Stock Equivalents that are redeemed for Common Stock) pursuant to this Section 3.1 at least 30 days prior to the closing of any sale of shares of Corporation Interests by any Prospective Seller. Such other Equityholders may accept the Purchaser's offer in whole or in part and shall evidence its acceptance of the Purchaser's offer by sending a notice of acceptance to the Prospective Seller and the Purchaser within 30 days after receipt of the notice of the Purchaser's offer. An Equityholder that does not accept the Purchaser's offer (in whole or in part) in accordance with the foregoing sentence shall be deemed to have rejected the Purchaser's offer.

   (b) If a Prospective Seller Transfers any Corporation Interest to any Person in contravention of the preceding Section 3.1(a) (a "PROHIBITED SALE"), each other Equityholder shall have the option (the "OPTION") to sell to such Prospective Seller up to a number of shares of Common Stock equal to the number of shares that such Equityholder would have had the right to sell in connection with the Prohibited Sale had such Prospective Seller and such Purchaser complied with the terms of this Agreement. The price per share of Common Stock that the Prospective Seller shall pay to each Equityholder in the event any such Equityholder exercises its Option shall be equal to the price per share of Common Stock paid to the Prospective Seller in the Prohibited Sale. An Option may be exercised by an Equityholder within 30 days after it has received notice or otherwise become aware of the Prohibited Sale, and may be exercised in whole or in part. The Prospective Seller shall reimburse each Equityholder for any reasonable expenses, including attorneys' fees, in exercising an Option.

   (c) The Corporation and the Partnership shall not consummate or facilitate the consummation of any Transfer of Corporation Interest that is subject to this Section 3.1 unless the prospective transferee simultaneously consummates its corresponding purchase from each of the Equityholders that has exercised its right to participate in such Transfer.

   (d) In the event that any Equityholder elects not to sell the full number of shares of Common Stock that it is entitled to sell pursuant to paragraph (a) or
(b) above, the unexercised portion of its right to participate in such a sale shall be allocated to and among the other Equityholders on a pro rata basis according to their holdings of Common Stock (and Partnership Units redeemable for Common Stock) or as such other Equityholders otherwise agree to allocate such unexercised portion. An Equityholder may exercise its foregoing right to sell an increased number of shares of Common Stock in whole or in part. In the event that the Equityholders do not elect to sell the full number of shares of Common Stock that they are entitled to sell pursuant to paragraphs (a), (b) and
(d), (i) such remaining unexercised portion may be sold by the Prospective Seller to the Purchaser on terms no more favorable to the Prospective Seller than those originally proposed, and (ii) such sale must take place during the period ending 45 days after delivery of the notice required to be sent to the Equityholders pursuant to Section 3.1(a).

   (e) Anything to the contrary herein notwithstanding, it is acknowledged and agreed that Sections 3.1(a), (b) and (c) shall not apply to (i) Transfers of Common Stock by the Corporation to any Person, (ii) Transfers of Partnership Units by the Partnership, (iii) Transfers by Equityholders to any of their Affiliates, (iv) Transfers from an Equityholder to any other Equityholder, or
(v) Open-Market Trades of Common Stock, and (vi) distributions of Common Stock by Gotham or its Affiliates to their respective limited partners or beneficial owners.

   Section 3.2 STRUCTURE OF REDEMPTIONS. At the request of any Equityholder, the General Partner shall use its reasonable commercial efforts to structure any redemption on account of the exercise of an Equityholder's Redemption Right as a purchase of such Equityholder's interest in the Partnership by the Partnership. For purposes of clarity, it is acknowledged and agreed that, irrespective of whether a redemption is structured as a purchase by the Partnership or as a purchase by the General Partner, the General Partner shall determine, in its sole discretion, whether the Redemption Amount is the Cash Amount or the GGC Shares Amount (each as defined in the Partnership Agreement).

                                  ARTICLE IV

                             TRANSFER RESTRICTIONS

   Section 4.1 RESTRICTIONS ON TRANSFERS. (a) Except as otherwise provided herein (including Article III), for a period ending 18 months after the date hereof, each Founder agrees that he or she shall not Transfer or commit to Transfer (including engaging in any derivative or hedging transaction (such as short-selling or buying or selling options) that has the effect of changing the economic benefits or risks of ownership of ) any of his or her Corporation Interests or Partnership Units. The foregoing notwithstanding, each Founder may engage in the following Transfers (the "PERMITTED TRANSFERS"):

      (1) subject to paragraph (c) of this Section 4.1 and Section 4.2, each Founder may Transfer all or any portion of his or her Common Stock or Partnership Units to any of his or her Controlled Affiliates;

      (2) subject to applicable law and the Partnership Agreement, each of FGA, FGPI, Stephen J. Garchik, the Sydne Michael Garchik Trust, the Jessica Katherine Garchik Trust, the Michael Ross Garchik Trust, the Matthew Jay Katzman 1996 Trust and the David Eric Katzman 1997 Trust shall not be restricted in any way from Transferring all or any portion of their Common Stock or Partnership Units;

      (3) subject to paragraph (c) of this Section, each Founder may Transfer all or any portion of his or her Common Stock or Partnership Interest to (a) any other Limited Partner, or (b) such Founder's Family;

      (4) subject to paragraph (c) of this Section, in the event that, pursuant to clauses (i), (ii)(B) and (ii)(C) of Section 5.1.E of the Partnership Agreement, a Tax Loan (as such term is defined in the Partnership Agreement) is not made to an Equityholder, then any such Equityholder that otherwise would have been entitled to a Tax Loan under the Partnership Agreement on account of a sale of assets by the Partnership shall have the right to Transfer that portion of its Common Stock that it then owns in an amount equal to the number of shares of Common Stock having a Fair Market Value less than or equal to the Tax Loan that otherwise would have been made but for the application of clauses (i), (ii)(B) and (ii)(C) of Section 5.1.E of the Partnership Agreement; and

      (5) subject to Section 4.3, any Founder may pledge as collateral for loans, including loans provided by any Bank (any such Bank that provides such loan hereinafter referred to as the "LOAN BANK") up to an amount equal to the difference between (A) two-thirds (66 2/3%) of the Fair Market Value (measured as of the time of the pledge) of his or her Corporation Interests and (B) any of his or her outstanding debt to the Partnership, the Corporation, the General Partner or any other Person (including any other Loan Bank), secured by Corporation Interests and/or Partnership Units.

   For purposes of clarity, it is acknowledged and agreed that this Section 4.1(a) constitutes an agreement in respect of pledges and Transfers as contemplated by Section 11.1.B of the Partnership Agreement.

      (b) In the event of a foreclosure by the Loan Bank, a subsequent Transfer of Common Stock shall only be permitted hereunder if the Loan Bank becomes a party to this Agreement, but only for purposes of Article V, by executing an adoption agreement in substantially the form of EXHIBIT B; PROVIDED that EXHIBIT B shall be revised to reflect that the Loan Bank's obligation is limited to the matters described in Article V.

      (c) If any Founder desires to Transfer all or any portion of his or her Corporation Interests pursuant to clauses (1), (3), (4) or (5) of Section 4.1(a), such Transfer shall be permitted only if, after giving effect to such Transfer: (X) two-thirds (66 2/3%) or less of the Fair Market Value (measured as of the time of the Transfer) of such Founder's remaining Corporation Interest remains subject to any lien including as collateral to or security for any outstanding debt to the Partnership, the Corporation, the General Partner, a Loan Bank or any other Person and (Y) in the case of clauses (3), (4) and (5) of Section 4.1(a) hereof, the transferee executes an Assumption Agreement in the form of EXHIBIT C.

   Section 4.2 AFFILIATE TRANSFERS. If any Equityholder desires to Transfer all or any portion of its Corporation Interest to a Controlled Affiliate, such Transfer shall be permitted hereunder only if the transferee executes an adoption agreement substantially in the form of EXHIBIT B.

   Section 4.3 PLEDGE TO A LOAN BANK. If any Founder pledges all or any portion of his or her Corporation Interests, Common Stock or Partnership Units to a Loan Bank pursuant to clause (5) of Section 4.1(a), and the Loan Bank forecloses or is reasonably expected to foreclose on the loan, at such time such Founder shall be deemed to have exercised his or her Redemption Right under Section 8.6 of the Partnership Agreement for any Partnership Units collateralizing the pledge in advance of any Transfer of any Corporation Interest or Common Stock to the Loan Bank on account of such foreclosure. In advance of entering into any pledge arrangement as contemplated by this Section 4.1, the subject Founder shall inform the subject Loan Bank in writing of the restrictions contained herein.

   Section 4.4 VOID TRANSFERS. Any purported Transfer of all or any portion of a Corporation Interest shall be void if: (1) such Transfer is not explicitly permitted hereby; (2) such Transfer would violate or otherwise require any registration or similar action or undertaking under any of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisors Act of 1940 (collectively, the "SECURITIES ACTS") or any regulations promulgated under any of the Securities Acts; or (3) such Transfer would result in the Partnership being deemed a "publicly traded partnership" as defined under Section 7704(b) of the Internal Revenue Code of 1986, as amended. The provisions hereof with respect to Corporation Interests shall apply equally to any rights or options to purchase, or securities convertible into or exchangeable for, Corporation Interests.

   Section 4.5 OPEN-MARKET TRADES. Anything contained herein to the contrary notwithstanding (including any restrictions in Article III and Article IV), following the consummation of the transactions contemplated by the Merger Agreement, subject to applicable securities laws, (i) each Equityholder and its Affiliates may make Open-Market Trades of Common Stock or any other equity interest without restriction, and (ii) any purchase or sale of Market Shares shall not be subject to any restrictions contained herein.

                                   ARTICLE V

                              REGISTRATION RIGHTS

   Section 5.1 DEMAND REGISTRATIONS. (a) (i) Gotham may, on its own behalf and on behalf of its Controlled Affiliates (the "GOTHAM DEMAND RIGHT"), at any time after the date hereof and on an unlimited number of occasions but not more frequently than once during any nine-month period, and (ii) separately, subject to Section 5.3, any Loan Bank may, on its own behalf (the "BANK DEMAND RIGHT"), at any time following the foreclosure of a pledge collateralized by a Founder's Corporation Interests and consequential Transfer of Common Stock to the Loan Bank, on not more than three (3) separate occasions in the aggregate and not more frequently than once during any nine-month period, require the Corporation to file a registration statement under the Securities Act in respect of all or a portion of the Common Stock then held by Gotham and its Controlled Affiliates or the Loan Bank, as the case may be (the "REGISTRABLE SHARES"), by delivering to the Corporation written notice stating that such right is being exercised, specifying the number of shares of Common Stock to be included in such registration (the shares subject to such request, the "DEMAND SHARES") and describing the intended method of distribution thereof, which may include an underwritten offering (a "DEMAND REQUEST"). With respect to any Demand Request or any registration of Demand Shares on account thereof, the Corporation may condition its compliance with its obligations hereunder on Gotham's and its Controlled Affiliates' or the Loan Bank's, as the case may be, agreeing in writing to keep confidential all matters related hereto. Upon receiving a Demand Request, the Corporation shall (i) use reasonable best efforts to file as promptly as reasonably practicable a registration statement on such form as the Corporation, in its sole discretion, may reasonably deem appropriate (provided that the Corporation shall not be obligated to register any securities on a "shelf" registration statement or otherwise to register securities for offer or sale on a continuous or delayed basis), providing for the registration of the sale of such Demand Shares pursuant to the intended method of distribution (a "DEMAND REGISTRATION") and (ii) after the filing of an initial version of the registration statement, use reasonable best efforts to cause such registration statement to be declared effective under the Securities Act as promptly as practicable after the date of filing of such registration statement.

   (b) Notwithstanding anything in this Agreement to the contrary, the Corporation shall be entitled to postpone and delay, for reasonable periods of time, but in no event more than an aggregate of 180 days during any 12-month period (a "BLACKOUT PERIOD"), the filing or effectiveness of any Demand Registration if the Corporation shall determine that any such filing or the offering of any Registrable Shares would (i) in the good faith judgment of the Corporation Board, impede, delay or otherwise interfere with any pending or contemplated material acquisition, disposition, corporate reorganization or any other transaction involving the Corporation, (ii) based upon advice from the Corporation's investment banker or financial advisor, adversely affect any pending or contemplated financing, offering or sale of any class of securities by the Corporation or any of its Affiliates or (iii) in the good-faith judgment of the Corporation Board, require disclosure of material non-public information (other than information relating to an event described in clauses (i) or (ii) above) that, if disclosed at such time, would be harmful to the best interests of the Corporation and its equityholders; PROVIDED, HOWEVER, that the Corporation shall give written notice to Gotham (on its behalf and its Controlled Affiliates) or the subject Loan Bank, as the case may be, of its determination to postpone or delay the filing of any Demand Registration; and PROVIDED, FURTHER, that in the event that the Corporation proposes to register Common Stock, whether or not for sale for its own account, during a Blackout Period, Gotham and its Controlled Affiliates or the Loan Bank, as the case may be, shall have the right to exercise their respective rights under Section 5.2 of this Agreement with respect to such registration, subject to the limitations contained in this Agreement on the exercise of such rights. Upon notice by the Corporation to Gotham and its Controlled Affiliates or the Loan Bank, as the case may be, of any such determination, such persons shall keep the fact of any such notice strictly confidential, and during any Blackout Period, promptly halt any offer, sale, trading or Transfer by it of any Common Stock for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Corporation) and promptly halt any use, publication, dissemination or distribution of the Demand Registration, each prospectus included therein, and any amendment or supplement thereto by it for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Corporation) and, if so directed by the Corporation, will deliver to the Corporation any copies then in its possession of the prospectus covering such Registrable Shares.

   (c) In connection with an underwritten offering, if the managing underwriter or co-managing underwriter reasonably and in good faith shall have advised the Corporation that, in its opinion, the number of Demand Shares subject to a Demand Request exceeds the number that can be sold in such offering, then the Corporation shall include in such registration the number of Demand Shares that, in the opinion of such managing underwriter or underwriters, can be sold in such offering.

   (d) In connection with any underwritten offering, the managing underwriter for such Demand Registration shall be selected by the Corporation, PROVIDED that such managing underwriter shall be a nationally recognized investment banking firm and shall be reasonably acceptable to Gotham (on its own behalf and on behalf of its Controlled Affiliates) and the Loan Bank, as applicable. The Corporation may, at its option and in its sole discretion, select a nationally recognized investment banking firm to act as co-managing underwriter.

   (e) Nothing in this Article V shall affect or supersede any of the transfer restrictions set forth in Article IV hereof or any of the other provisions of this Agreement.

   Section 5.2 PIGGY-BACK REGISTRATION. (a) If, at any time following (i) the exercise of a Gotham Demand Right or (ii) the foreclosure of a pledge collateralized by a Founder's Corporation Interests and consequential Transfer of Common Stock to the Loan Bank, the Corporation proposes to register any Common Stock under the Securities Act on its behalf or on behalf of any of its equityholders, on a form and in a manner that would permit registration of the Registrable Shares (other than in connection with dividend reinvestment plans, rights offerings or a registration statement on Form S-4 or S-8 or any similar successor form), the Corporation shall give reasonably prompt written notice to (A) the Founders (but only in the case of the exercise by Gotham of a Gotham Demand Right) and (B) the Loan Bank, of the Corporation's intention to do so, which notice shall be given to such persons not less than fifteen (15) Business Days prior to the contemplated filing date for such registration statement. Upon the written election of (i) the Founders (but only in the case of the exercise by Gotham of a Gotham Demand Right) or (ii) the Loan Bank (in either case, a "PIGGY-BACK REQUEST"), given to the Corporation within ten (10) Business Days following the receipt of any such written notice (which election shall specify the number of the Registrable Shares intended to be disposed of by the Founders or the Loan Bank, as the case may be), the Corporation shall include in such registration statement (a "PIGGY-BACK REGISTRATION"), subject to the provisions of this Section 5.2 and, in the case of a registration on behalf of any of the Corporation's equityholders, subject to the rights of such equityholders, such number of the Registrable Shares as shall be set forth in such Piggy-Back Request; PROVIDED, HOWEVER, that in the case of a Piggy-Back Request by any Founders, the number of Registrable Shares available for registration on account of such Piggy-Back Request shall not exceed a number of shares of Common Stock such that, if each Founder exercised its Piggy-Back Request in full, the ratio of the aggregate number of shares of Common Stock and Common Stock Equivalents directly or indirectly held by such Founder immediately before the subject Piggy-Back Registration to the aggregate number of shares of Common Stock and Common Stock Equivalents directly or indirectly held by such Founder immediately after such Piggy-Back Registration shall be equal to the ratio of the aggregate number of shares of Common Stock and Common Stock Equivalents directly or indirectly held by Gotham and its Controlled Affiliates immediately before a Demand Registration to the aggregate number of shares of Common Stock and Common Stock Equivalents directly or indirectly held by Gotham and its Controlled Affiliates immediately after such Demand Registration. In the event any Founder elects to submit a Piggy-Back Request for less than the full number of shares of Common Stock that it is entitled to request pursuant to this Section 5.2, the unexercised portion of its right to so request shall be allocated to and among the other Founders on a pro rata basis according to their holdings of Common Stock and Common Stock Equivalents, or as such other Founders otherwise agree to allocate such unexercised portion. A Founder may exercise its Piggy-Back Request in whole or in part. Any registration effected under this Section 5.2 shall decrease the obligations of the Corporation to effect a Demand Registration in respect of a Bank Demand Right required under Section 5.1(a) by one.

   (b) In the event that the Corporation proposes to register Common Stock in connection with an underwritten offering, and a nationally recognized investment banking firm selected by the Corporation to act as managing underwriter thereof reasonably and in good faith has advised the Corporation or any other holder of Common Stock intending to offer Common Stock in the offering (each, an "OTHER HOLDER") that, in its opinion, the inclusion in the registration statement of some or all of the Registrable Shares sought to be registered by Gotham (and its Controlled Affiliates), the Founders or the Loan Bank would adversely affect the price or success of the offering, then the Corporation shall include in such registration statement such number of shares of Common Stock that the Corporation was advised can be sold in such offering without such an effect (the "MAXIMUM NUMBER") as follows and in the following order of priority: (A) FIRST, such number of shares of Common Stock as the Corporation intended to be registered and sold by the Corporation if such registration was initiated by the Corporation or, if such registration is on behalf of any Other Holders, such number of shares of Common Stock as such Other Holders intended to be registered and sold, and (B) SECOND, if and to the extent that the number of shares of Common Stock to be registered under clause
(A) is less than the Maximum Number, such number of shares of Common Stock as Gotham and its Controlled Affiliates, the Loan Bank, the Corporation (if such registration was not initiated by the Corporation) and any Other Holders (or additional Other Holders), as the case may be, shall have intended to register that, when added to the number of shares of Common Stock to be registered under clause (A), is less than or equal to the Maximum Number on a pro rata basis according to the total number of shares of Common Stock intended to be registered by each such Person.

   Section 5.3 TERMINATION OF REGISTRATION OBLIGATIONS. Anything in this Agreement to the contrary notwithstanding, if at any time the Corporation shall obtain a written opinion of legal counsel to the effect that the Registrable Shares may be publicly offered for sale in the United States by Gotham and its Controlled

Affiliates or the Loan Bank without restriction as to manner of sale and amount of securities sold and without registration under the Securities Act, the Corporation shall no longer be obligated to file or maintain a registration statement with respect to the Registrable Shares pursuant to this Agreement, unless at a later date Gotham or the Loan Bank, as the case may be, delivers to the Corporation an opinion of counsel to Gotham or the Loan Bank, as the case may be, which opinion is reasonably satisfactory in form and substance to counsel to the Corporation, that registration is then required as a result of a change in applicable law.

   Section 5.4 REGISTRATION PROCEDURES. (a) In connection with each registration statement prepared pursuant to this Article V, and in accordance with the intended method or methods of distribution of the Registrable Shares as described in such registration statement, the Corporation shall, as soon as reasonably practicable and to the extent practicable:

      (i) prepare and file with the SEC a registration statement on an appropriate registration form of the SEC and use reasonable efforts to cause such registration statement to become and remain effective promptly, which registration statement shall comply as to form in all materials respects with the requirements of the applicable form and include all financial statements required by such form to be filed therewith; PROVIDED that before filing a registration statement or prospectus or any amendments or supplements thereto, the Corporation shall furnish to separate counsel selected by each of Gotham (on its own behalf and on behalf of its Controlled Affiliates) and the Loan Bank (on its own behalf) draft copies of all such documents proposed to be filed at least ten (10) Business Days (in the case of a Demand Registration) or seven (7) days (in the case of any other registration) prior to such filing, which documents will be subject to the reasonable review and comment of Gotham or the Loan Bank and their respective agents and representatives and the underwriters, if any, and the Corporation shall not file any registration statement in respect of a Demand Registration or amendment or supplement thereto to which Gotham, the Loan Bank or the underwriters, if any, shall reasonably object;

      (ii) furnish separately to Gotham, the Loan Bank, and the underwriters, if any, at least one conformed copy of the registration statement and each post-effective amendment or supplement thereto (including all schedules and exhibits but excluding all documents incorporated or deemed incorporated therein by reference) and such number of copies of the registration statement and each amendment or supplement thereto and the summary, preliminary, final, amended or supplemented prospectuses included in such registration statement as Gotham, the Loan Bank or such underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares being sold by Gotham, the Loan Bank (the Corporation hereby consents to the use in accordance with the U.S. securities laws of such registration statement (or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) by Gotham, the Loan Bank and the underwriters, if any, in connection with the offering and sale of the Registrable Shares covered by such registration statement or prospectus);

      (iii) use reasonable efforts to keep such registration statement effective for the earlier of (A) 60 days and (B) such time as all of the securities covered by the registration statement have been disposed (the "EFFECTIVE PERIOD"); prepare and file with the SEC such amendments, post-effective amendments and supplements to the registration statement and the prospectus as may be necessary to maintain the effectiveness of the registration for the Effective Period and to cause the prospectus (and any amendments or supplements thereto) to be filed;

      (iv) use reasonable best efforts to register or qualify the Registrable Shares covered by such registration statement under such other securities or "Blue Sky" laws of such jurisdictions in the United States as are reasonably necessary, keep such registrations or qualifications in effect for so long as the registration statement remains in effect, and do any and all other acts and things which may be reasonably necessary to enable Gotham, the Loan Bank or any underwriter to consummate the disposition of the Registrable Shares in such jurisdictions; PROVIDED, HOWEVER, that in no event shall the Corporation be required to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this subparagraph (iv), be required to be so qualified; to execute or file any general consent to service of process under the laws of any jurisdiction; to take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the registration statement; or to subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so, but for this paragraph (iv);

      (v) use reasonable best efforts to cause the Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be reasonably necessary to enable Gotham and its Controlled Affiliates and the Loan Bank to consummate the disposition of the Registrable Shares;

      (vi) use reasonable best efforts to cause all Registrable Shares covered by such registration statement to be listed on the principal securities exchange on which the Common Stock is then listed, or if no similar securities are then so listed, cause all such Registrable Shares to be listed on a United States national securities exchange or secure designation of each such Registrable Share as a Nasdaq National Market "national market system security" within the meaning of Rule 11 Aa2-1 of the Securities Act or secure National Association of Securities Dealers Automated Quotation authorization for such shares and, without limiting the generality of the foregoing, use reasonable efforts to take such actions as may be required by the Corporation as the issuer of such Registrable Shares in order to facilitate the registration of at least one market maker as such with respect to such shares with the National Association of Securities Dealers, Inc.;

      (vii) promptly notify Gotham, the Loan Bank and the managing underwriter or underwriters, if any, after becoming aware thereof, (A) when the registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any United States state securities authority for amendments or supplements to the registration statement or the related prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Corporation of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose or (E) within the Effective Period of the happening of any event or the existence of any fact which makes any statement in the registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in the registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

      (viii) during the Effective Period, use its reasonable best efforts to obtain, as promptly as practicable, the withdrawal of any order enjoining or suspending the use or effectiveness of the registration statement or any post-effective amendment thereto or the lifting of any suspension of the qualification of any of the Registrable Shares for sale in any jurisdiction;

      (ix) deliver promptly to Gotham, the Loan Bank and the managing underwriters, if any, copies of all correspondence between the SEC and the Corporation, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement and permit Gotham and the Loan Bank to do such investigation, with respect to information contained in or omitted from the registration statement as each deems reasonably necessary for the purpose of conducting customary due diligence with respect to the Corporation, PROVIDED any such investigation shall not interfere unreasonably with the Corporation's business;

      (x) if applicable, use reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all such Registrable Shares covered by such registration statement not later than the effective date of such registration statement;

      (xi) cooperate with Gotham, the Loan Bank and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing such Registrable Shares to be sold under the registration statement in a form eligible for deposit with the Depository Trust Corporation not bearing any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such Registrable Shares to be issued in such denominations and registered in such names as the managing underwriters, if any, may request in writing or, if not an underwritten offering, in accordance with the instructions of Gotham, the Loan Bank, in each case at least two (2) Business Days prior to any sale of Registrable Shares;

      (xii) in the case of an underwritten offering, use reasonable efforts to enter into an underwriting agreement customary in form and scope for underwritten secondary offerings of the nature contemplated by the applicable registration statement;

      (xiii) use reasonable efforts to obtain an opinion from the Corporation's counsel and a "cold comfort" letter from the Corporation's independent public accountants (and, if necessary, any other independent certified public accountants of any Subsidiary of the Corporation or of any business acquired by the Corporation for which financial statements and financial data is, or is required to be, included in the registration statement) in customary form and covering such matters as are customarily covered by such opinions and "cold comfort" letters in connection with an offering of the nature contemplated by the applicable registration statement;

      (xiv) not later than the effective date of the applicable registration statement, provide a CUSIP number for all Registrable Shares;

      (xv) in connection with any underwritten offering of Registrable Shares, provide reasonable assistance to the underwriters in the marketing of such Registrable Shares, including by making reasonably available its employees and personnel and by participating reasonably in road shows; and

      (xvi) use reasonable efforts to provide to counsel to Gotham (and its Controlled Affiliates), the Loan Bank and to the managing underwriters, if any, no later than the time of filing of any document which is to be incorporated by reference into the registration statement or prospectus (after the initial filing of such registration statement), copies of any such document.

   (b) In the event that the Corporation would be required, pursuant to clause
(vii)(E) of Section 5.4(a) above, to notify Gotham, the Loan Bank or the managing underwriter or underwriters, if any, of the happening of any event specified therein, the Corporation shall, subject to the provisions of Section 5.1(b) hereof, as promptly as practicable, prepare and furnish to Gotham, the Loan Bank and to each such underwriter a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Registrable Shares that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Gotham and the Loan Bank shall, upon receipt of any notice from the Corporation pursuant to Section 5.4(a)(vii)(E) hereof, use their respective reasonable best efforts to cause any sales or placement agent or agents for the Registrable Shares and the underwriters, if any, to forthwith discontinue disposition of the Registrable Shares until such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Corporation, to destroy or to deliver to the Corporation all copies then in its possession of the prospectus (prior to such amendment or supplement) covering such Registrable Shares as soon as practicable after Gotham's or the Loan Bank's, as the case may be, receipt of such notice.

   (c) Each of Gotham and the Loan Bank separately shall furnish to the Corporation in writing such information regarding Gotham or the Loan Bank, as the case may be, and their respective intended method of distribution of the Registrable Shares as the Corporation may from time to time reasonably request in writing, but only to the extent that such information is relevant in order for the Corporation to comply with its obligations under all applicable securities and other laws and to ensure that the prospectus relating to such Registrable Shares conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. Each of Gotham and the Loan Bank separately shall notify the Corporation as promptly as practicable of any inaccuracy or change in information previously furnished to the Corporation or of the occurrence of any event, in either case as a result of which any prospectus relating to the Registrable Shares contains or would contain an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Corporation any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (d) (i) Each of Gotham (and its Controlled Affiliates), the applicable Founders (and their Controlled Affiliates) and the Loan Bank, as the case may be, shall not effect any public sale or distribution of any Registrable Shares, including any sale pursuant to Rule 144 under the Securities Act, and not effect any such public sale or distribution of any other equity security of the Corporation or of any security convertible into or exchangeable or exercisable for any equity security of the Corporation (in each case, other than as part of such underwritten public offering) during the 10 days prior to, and during the 60 day period (or such longer period as Gotham, the applicable Founders and the Loan Bank agree with the underwriter of such offering) beginning on, the consummation of any underwritten public offering of the Registrable Shares covered by a registration statement referred to in Section 5.2, if any of and to the extent that Registrable Shares (or any other equity security of the Corporation or any security convertible into or exchangeable or exercisable for any equity security of the Corporation owned by any of the foregoing) of Gotham (and/or its Controlled Affiliates'), the Founders (and/or their Controlled Affiliates) or the Loan Bank, as the case may be, are being sold thereunder.

   (ii) The Corporation hereby agrees that if it receives a request pursuant to
Section 5.1 or 5.2 for registration of Registrable Shares in an underwritten offering, and if the registration made pursuant to that request is not withdrawn or abandoned, the Corporation shall not Transfer or otherwise dispose of any Common Stock, any other equity security of the Corporation or any security convertible into or exchangeable for any equity security of the Corporation until the earlier of (A) 60 days after the effective date of such registration statement and (B) such time as all of the Registrable Shares covered by such registration statement have been distributed, other than (x) as part of such underwritten offering, (y) pursuant to a registration statement on Form S-8 or Form S-4 under the Securities Act or any successor or similar form or (z) in one or more private transactions that would not interfere with the method of distribution contemplated by such registration statement.

   (e) In the case of any registration under Section 5.1 pursuant to an underwritten offering, or in the case of a registration under Section 5.2 if the Corporation has entered into an underwriting agreement in connection therewith, all shares of Common Stock to be included in such registration shall be subject to the applicable underwriting agreement and no Person may participate in such registration unless such Person agrees to sell such Person's securities on the basis provided therein and completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) which must be executed in connection therewith, and provides such other information to the Corporation or the underwriter as may be reasonably requested to register such Person's Common Stock.

   Section 5.5 REGISTRATION EXPENSES. In the case of any Demand Registration by Gotham (on behalf of itself or its Affiliates) and related Piggy-Back Request by Founders, the Corporation shall bear all costs, fees and expenses, including, agent fees and commissions, underwriting discounts and commissions, and fees and disbursements of counsel and accountants, in connection with any registration of any Registrable Shares pursuant to Article V. Notwithstanding the foregoing, the Loan Bank shall bear its proportionate share of costs, fees and expenses, including, agent fees and commissions, underwriting discounts and commissions, and fees and disbursements of counsel and accountants, in connection with any registration of any Registrable Shares pursuant to Article V in which Gotham or the Founders also participate, and the full amount of such costs, fees and expenses in connection with any other registration of any Registrable Shares pursuant to Article V.

   Section 5.6 INDEMNIFICATION; CONTRIBUTION. (a) The Corporation shall, and it hereby agrees to, indemnify and hold harmless Gotham and its Controlled Affiliates, the Loan Bank and their respective directors, officers, employees and Controlling Persons, if any, and each underwriter, its partners, directors, officers, employees and controlling Persons, if any, in any offering or sale of the Registrable Shares, against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including attorneys' fees) (collectively, "CLAIMS") to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Corporation as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and the Corporation shall, and it hereby agrees to, reimburse periodically Gotham and its Controlled Affiliates, the Loan Bank or any such underwriter for any legal or other out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such Claims; PROVIDED, HOWEVER, that the Corporation shall not be liable to any such Person in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with information furnished to the Corporation by such Person or any underwriter or representative of such Person expressly for use therein, or by such Person's failure to furnish the Corporation, promptly upon request, with the information with respect to such Person, or any underwriter or representative of such Person, or such Person's intended method of distribution, that is the subject of the untrue statement or omission or if the Corporation shall sustain the burden of proving that such Person or such underwriter sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable prospectus (excluding any documents incorporated by reference therein) or of the applicable prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Corporation had previously furnished copies thereof to Gotham, the Loan Bank or such underwriter, and such prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement.

   (b) Each of Gotham, the applicable Founders and the Loan Bank shall separately (i.e., not on a joint or severable basis) (i) indemnify and hold harmless the Corporation, its directors, officers, employees, Affiliates and Controlling Persons, if any, and each underwriter, its partners, officers, directors, employees and Controlling Persons, if any, in any offering or sale of Registrable Shares, against any Claims to which each such indemnified party may become subject, and only to the extent that such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Corporation by Gotham, the applicable Founders or the Loan Bank, as the case may be, expressly for use therein, and (ii) reimburse the Corporation for any legal or other out-of-pocket expenses reasonably incurred by the Corporation in connection with investigating or defending any such Claim.

   (c) Promptly after receipt by an indemnified party under Section 5.6(a) or
Section 5.6(b) of written notice of the commencement of any action or proceeding for which indemnification under Section 5.6(a) or Section 5.6(b) may be requested, such indemnified party shall notify such indemnifying party in writing of the commencement of such action or proceeding; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party in respect of such action or proceeding hereunder unless the indemnifying party was materially prejudiced by such failure of the indemnified party to give such notice, and in no event shall such omission relieve the indemnifying party from any other liability it may have to such indemnified party. In case any such action or proceeding shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall determine, jointly with any other indemnifying party similarly notified, to as sume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; PROVIDED, HOWEVER, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction) and the indemnifying party shall be liable for any expenses therefor (including any such reasonable counsel's fees). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for each indemnified party with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld or delayed. No indemnifying party shall, without the prior written consent of the indemnified party, compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under
Section 5.6(a) or Section 5.6(b) (whether or not the indemnified party is an actual or potential party thereto), unless such compromise, consent or settlement includes an unconditional release of the indemnified party from all liability in respect of such claim or litigation, does not subject the indemnified party to any material injunctive relief or other material equitable remedy and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of the indemnified party.

   (d) Gotham, the applicable Founders, the Loan Bank and the Corporation agree that if, for any reason, the indemnification provisions contemplated by Sections 5.6(a) or 5.6(b) hereof are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of, the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such offering of securities. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this
Section 5.6(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 5.6(d). The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 5.6(c) hereof) any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                                  ARTICLE VI

                                  TERMINATION

   Section 6.1 TERMINATION. (a) With respect to any obligations of Gotham and its Controlled Affiliates related hereto, this Agreement shall terminate and any obligations of Gotham (and, to the extent applicable, the obligations of any of its Controlled Affiliates) shall cease in their entirety, become void and have no effect immediately after Gotham's Total Corporation Interest is less than 11.25% of the issued and outstanding Common Stock; PROVIDED, HOWEVER, that the Gotham Demand Right (and the related Founder's rights under Section 5.2) shall persist until Gotham's Total Corporation Interests is less than 5% of the issued and outstanding Common Stock.

   (b) Upon termination in accordance with this Section 6.1, this Agreement shall become void and have no effect; PROVIDED, HOWEVER, that such termination shall not relieve any Party of any liability for any breach of this Agreement that occurred prior to such termination.

                                  ARTICLE VII

                                 MISCELLANEOUS

   Section 7.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by facsimile) to the other Parties.

   Section 7.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

   Section 7.3 JURISDICTION AND FORUM. Each Party hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other Courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other Courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury; (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief; (e) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice; and (f) to the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

   Section 7.4 ENTIRE AGREEMENT. This Agreement and the Partnership Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a Party hereto any rights or remedies hereunder.

   Section 7.5 EXPENSES. Except as set forth in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses; PROVIDED, HOWEVER, that in the event that any dispute arises out of this Agreement or the transactions contemplated by this Agreement, the non-prevailing Party in such dispute shall pay all reasonable legal fees and other reasonable costs and expenses incurred by the prevailing Party in connection with investigating, prosecuting and/or defending such dispute.

   Section 7.6 NOTICES. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed, if to a Party hereunder, to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

   (a) If to Gotham:

      Gotham Partners, L.P.
      110 East 42nd Street
      New York, New York 10017
      Attention:   David S. Klafter, Esq.,
                 General Counsel
      Facsimile:  (212) 286-1133

      With a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention:   Adam O. Emmerich
      Facsimile:    (212) 403-2000

   (b) If to the Partnership:

      Gotham Golf Partners, L.P.
      575 East Chocolate Avenue
      Hershey, PA 17033
      Attention:   President
      Facsimile:    (717) 520-4249

      With a copy to:

      Hale and Dorr, LLP
      1445 Pennsylvania Avenue, N.W.
      Washington, District of Columbia 20004
      Attention:   Steven S. Snider, Esq.
      Facsimile:   (202) 942-8484

      And to:

      Gotham Partners, L.P.
      110 East 42nd Street
      New York, New York 10017
      Attention:   David S. Klafter, Esq.,
                 General Counsel
      Facsimile:  (212) 286-1133

      If to FGA or FGPI:

      Stephen J. Garchik
      9001 Congressional Court
      Potomac, Maryland 20854
      Attention:   Stephen J. Garchik
      Facsimile:  (301) 365-9184

      With a copy to:

      Hale and Dorr, LLP
      1445 Pennsylvania Avenue, N.W.
      Washington, District of Columbia 20004
      Attention:   Steven S. Snider, Esq.
      Facsimile:   (202) 942-8484

   (c) If to the Founders:

      To the address and fax set forth on EXHIBIT A

      With a copy to:

      Hale and Dorr, LLP
      1445 Pennsylvania Avenue, N.W.
      Washington, District of Columbia 20004
      Attention:   Steven S. Snider, Esq.
      Facsimile:   (202) 942-8484

   (d) If to the Corporation:

      Gotham Golf Corp.
      [insert address]

      With a copy to:

      [Insert name and address]

   SECTION 7.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns; PROVIDED, HOWEVER, that no Party will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party.

   SECTION 7.8 HEADINGS; DEFINITIONS. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

   SECTION 7.9 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all Parties. Any Party may, only by an instrument in writing, waive compliance by the other Parties with any term or provision of this Agreement on the part of such other Parties to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

   SECTION 7.10 SEVERABILITY. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

   SECTION 7.11 INTERPRETATION. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if it was drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

   SECTION 7.12 SPECIFIC PERFORMANCE. The Parties agree that irreparable damage would occur in the event that any Party fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and that the Parties shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity, including temporary restraining orders or temporary or permanent injunctions.

   SECTION 7.13 NO THIRD-PARTY BENEFICIARIES. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for Indemnitees that are not parties hereto.

   IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered on the date first set forth above.

                                          GOTHAM GOLF CORP.

                                          By:________________________________
                                             William A. Ackman
                                             Chairman, Board of Directors

                                          GOTHAM GOLF, LLC

                                          By:________________________________
                                             [name]
                                             [title]

                                          GOTHAM PARTNERS, L.P.

                                          By: Section H Partners, L.P.,
                                                its general partner

                                          By: Karenina Corporation,
                                                a general partner of Section H
                                            Partners, L.P.

                                          By:________________________________
                                             William A. Ackman
                                             President

                                          FLORIDA GOLF ASSOCIATES, L.P.

                                          By: GGP, Inc.,
                                                its general partner

                                          By:________________________________
                                             Stephen J. Garchik
                                             President

                                          FLORIDA GOLF PROPERTIES, INC.

                                          By:________________________________
                                             John Caporaletti
                                             President

                                          _____________________________________
                                          R. Daniel Mays

                                          _____________________________________
                                          Stephen J. Garchik

                                          _____________________________________
                                          John Caporaletti

                                          _____________________________________
                                          Michael S. Armel

                                          _____________________________________
                                          Allen DePuy

                                          _____________________________________
                                          Andrew Bonus

                                          _____________________________________
                                          Daniel Stonionis

                                          _____________________________________
                                          William F. Leahy

                                          GOTHAM PARTNERS III, L.P.

                                          By: Section H Partners, L.P.,
                                                its general partner

                                          By: Karenina Corporation,
                                                a general partner of Section H
                                            Partners, L.P.

                                          By:________________________________
                                          William A. Ackman
                                          President

                                          SYDNE MICHELLE GARCHIK TRUST

                                          By:________________________________
                                             Sandy R. Garchik, Trustee

                                          JESSICA KATHERINE GARCHIK TRUST

                                          By:________________________________
                                             Sandy R. Garchik, Trustee

                                          MICHAEL ROSS GARCHIK TRUST

                                          By:________________________________
                                             Sandy R. Garchik, Trustee

                                          MATTHEW J. KATZMAN 1996 TRUST

                                          By:________________________________
                                             Stephen J. Garchik, Trustee

                                          DAVID ERIC KATZMAN 1997 TRUST

                                          By:________________________________
                                             Stephen J. Garchik, Trustee

                                   EXHIBIT A

                                 FOUNDERS LIST

                               John Caporaletti

                              Stephen J. Garchik

                                R. Daniel Mays

                                   EXHIBIT B

                              ADOPTION AGREEMENT

   This Adoption Agreement ("ADOPTION") is executed pursuant to the terms of the Equityholders Agreement by and among by and among Gotham Golf Corp., a Delaware corporation, Gotham Golf, LLC, a Delaware limited liability company, Gotham Partners, L.P., a Delaware limited partnership, Florida Golf Associates, L.P., a Virginia limited partnership, Florida Golf Properties, Inc., a Virginia corporation, Florida Golf Properties, L.P., a Florida limited partnership and
certain other persons described therein, dated as of [          ], 2002, as
amended to date, a copy of which is attached hereto (the "EQUITYHOLDERS AGREEMENT"), by the transferee ("TRANSFEREE") executing this Adoption. By the execution of this Adoption, the Transferee agrees as follows:

   1. ACKNOWLEDGMENT. Transferee acknowledges that Transferee is acquiring certain [describe securities acquired] (the "SUBJECT SECURITIES") from [identity of Transferor] (the "TRANSFEROR"), pursuant to clause (1) of Section 4.1(a) of the Equityholders Agreement and subject to the terms and conditions of the Equityholders Agreement. In addition, Transferee (i) acknowledges that the Subject Securities may be encumbered by a security interest granted to the Partnership, the General Partner or the Corporation and (ii) agrees that the Subject Securities shall remain subject to any such security interest unless otherwise released by the Partnership, the General Partner or the Corporation, as applicable. Capitalized terms used herein without definition are defined in the Equityholders Agreement.

   2. AGREEMENT. Transferee (i) agrees that the Subject Securities acquired by Transferee shall be bound by and subject to the terms of the Equityholders Agreement in the same capacity as the Transferor was bound by such agreement and (ii) hereby joins in, and agrees to be bound by, the Equityholders Agreement in that same capacity with the same force and effect as if it were originally a party thereto.

   3. NOTICE. Any notice required by the Equityholders Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

   EXECUTED AND DATED on this ____ day of ________ , ____ .

                                          TRANSFEREE:

                                          By:
                                             -----------------------------------

                                          NOTICE:

                                          Address:

                                          --------------------------------------

                                          --------------------------------------

                                          Telecopy:
                                                  ------------------------------

                                   EXHIBIT C

                             ASSUMPTION AGREEMENT

   This Assumption Agreement ("ASSUMPTION") is executed pursuant to the terms of the Equityholders Agreement by and among by and among Gotham Golf Corp., a Delaware corporation, Gotham Golf, LLC, a Delaware limited liability company, Gotham Partners, L.P., a Delaware limited partnership, Florida Golf Associates, L.P., a Virginia limited partnership, Florida Golf Properties, Inc., a Virginia corporation, Florida Golf Properties, L.P., a Florida limited partnership and
certain other persons described therein, dated as of [        ], 2002, as
amended to date, a copy of which is attached hereto (the "EQUITYHOLDERS AGREEMENT"), by the transferee ("TRANSFEREE") executing this Assumption. By the execution of this Assumption, the Transferee agrees as follows:

   1. ACKNOWLEDGMENT. Transferee acknowledges that Transferee is acquiring certain [describe securities acquired] (the "SUBJECT SECURITIES") from [identity of Transferor] (the "TRANSFEROR"), pursuant to clauses (3), (4) and
(5) of Section 4.1(a) of the Equityholders Agreement and subject to the terms and conditions of the Equityholders Agreement. In addition, Transferee (i) acknowledges that the Subject Securities may be encumbered by a security interest granted to the Partnership, the General Partner or the Corporation and
(ii) agrees that the Subject Securities shall remain subject to any such security interest unless otherwise released by the Partnership, the General Partner or the Corporation, as applicable. Capitalized terms used herein without definition are defined in the Equityholders Agreement.

   2. AGREEMENT. Transferee agrees that it shall not Transfer the Subject Securities (including, for the purposes hereof, pledging the Subject Securities as collateral for loans), unless otherwise agreed to in writing by the General Partner, acting in its sole discretion. The foregoing notwithstanding, if and to the extent that Transferee has been admitted as a limited partner of the Partnership, nothing contained herein shall limit such Transferee's ability to exercise his or her rights pursuant to Section 8.6 of the Partnership Agreement.

   3. NOTICE. Any notice required by the Equityholders Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

   EXECUTED AND DATED on this  ____ day of ________ , ____ .

                                          TRANSFEREE:

                                          By:
                                             -----------------------------------

                                          NOTICE:

                                          Address:

                                          --------------------------------------

                                          --------------------------------------

                                          Telecopy:
                                                 -------------------------------

                                                                     APPENDIX H

================================================================================

                     THIRD AMENDED AND RESTATED AGREEMENT

                            OF LIMITED PARTNERSHIP

                                      OF

                          GOTHAM GOLF PARTNERS, L.P.

                             DATED AS OF [      ]

   THE SECURITIES ISSUED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND, AS SUCH, THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THE SECURITIES HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS SUCH QUALIFICATION AND REGISTRATION IS NOT LEGALLY REQUIRED. TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT MAY BE FURTHER SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

================================================================================

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----
ARTICLE 1
   DEFINED TERMS..................................................................      1
ARTICLE 2
   ORGANIZATIONAL MATTERS.........................................................      8
   Section 2.1   Organization and Continuation.......................................   8
   Section 2.2   Name................................................................   8
   Section 2.3   Registered Office and Agent; Principal Office.......................   9
   Section 2.4   Power of Attorney...................................................   9
   Section 2.5   Term................................................................  10
ARTICLE 3
   PURPOSE........................................................................     10
   Section 3.1   Purpose and Business................................................  10
   Section 3.2   Powers..............................................................  10
ARTICLE 4
   CAPITAL CONTRIBUTIONS..........................................................     10
   Section 4.1   Capital Contributions of the Partners...............................  10
   Section 4.2   Issuances of Additional Partnership Interests.......................  10
   Section 4.3   No Preemptive Rights................................................  11
ARTICLE 5
   DISTRIBUTIONS..................................................................     11
   Section 5.1   Requirement and Characterization of Distributions; Tax Loans........  11
   Section 5.2   Amounts Withheld....................................................  13
   Section 5.3   Distributions upon Liquidation......................................  13
ARTICLE 6
   ALLOCATIONS....................................................................     13
   Section 6.1   Allocations for Capital Account Purposes............................  13
ARTICLE 7
   MANAGEMENT AND OPERATIONS OF BUSINESS..........................................     15
   Section 7.1   Management..........................................................  15
   Section 7.2   Certificate of Limited Partnership..................................  16
   Section 7.3   Restrictions on General Partner's Authority.........................  17
   Section 7.4   Reimbursement of the General Partner and GGC; Advances to the
                   General Partner and GGC...........................................  17
   Section 7.5   Outside Activities of the General Partner; Partnership Opportunities  17
   Section 7.6   Contracts with Affiliates and Related Matters.......................  18
   Section 7.7   Indemnification.....................................................  19
   Section 7.8   Liability of the General Partner....................................  20
   Section 7.9   Other Matters Concerning the General Partner........................  20
   Section 7.10  Title to Partnership Assets.........................................  20
   Section 7.11  Reliance by Third Parties...........................................  21

                                                                               PAGE
                                                                               ----
ARTICLE 8
   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS..............................     21
   Section 8.1   Limitation of Liability......................................  21
   Section 8.2   Management of Business.......................................  21
   Section 8.3   Outside Activities of Limited Partners.......................  21
   Section 8.4   Return of Capital............................................  21
   Section 8.5   Rights of Limited Partners Relating to the Partnership.......  22
   Section 8.6   Redemption Right.............................................  22
ARTICLE 9
   BOOKS, RECORDS, ACCOUNTING AND REPORTS..................................     23
   Section 9.1   Records and Accounting.......................................  23
   Section 9.2   Fiscal Year..................................................  24
ARTICLE 10
   TAX MATTERS.............................................................     24
   Section 10.1  Preparation of Tax Returns...................................  24
   Section 10.2  Tax Elections................................................  24
   Section 10.3  Tax Matters Partner..........................................  24
   Section 10.4  Organizational Expenses......................................  25
   Section 10.5  Withholding..................................................  25
ARTICLE 11
   TRANSFERS AND WITHDRAWALS...............................................     26
   Section 11.1  Transfer.....................................................  26
   Section 11.2  Limited Partners' Rights to Transfer.........................  26
   Section 11.3  Substituted Limited Partners.................................  27
   Section 11.4  General Provisions...........................................  27
ARTICLE 12
   ADMISSION OF PARTNERS...................................................     27
   Section 12.1  Admission of Successor General Partner.......................  27
   Section 12.2  Admission of Additional Limited Partners.....................  28
   Section 12.3  Amendment of Agreement and Certificate of Limited Partnership  28
ARTICLE 13
   DISSOLUTION AND LIQUIDATION.............................................     28
   Section 13.1  Dissolution..................................................  28
   Section 13.2  Winding Up...................................................  29
   Section 13.3  Compliance with Timing Requirements of Regulations...........  29
   Section 13.4  Deemed Distribution and Recontribution.......................  30
   Section 13.5  Rights of Limited Partners...................................  30
   Section 13.6  Notice of Dissolution........................................  30
   Section 13.7  Cancellation of Certificate of Limited Partnership...........  30
   Section 13.8  Reasonable Time for Winding Up...............................  30
   Section 13.9  Waiver of Partition..........................................  30

                                                                               PAGE
                                                                               ----
ARTICLE 14
   AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS............................     30
   Section 14.1     Amendments................................................  30
   Section 14.2     Meetings of the Partners..................................  31
ARTICLE 15
   GENERAL PROVISIONS......................................................     32
   Section 15.1     Addresses and Notice......................................  32
   Section 15.2     Titles and Captions.......................................  32
   Section 15.3     Interpretations...........................................  32
   Section 15.4     Further Action............................................  33
   Section 15.5     Binding Effect............................................  33
   Section 15.6     Creditors.................................................  33
   Section 15.7     Waiver....................................................  33
   Section 15.8     Counterparts..............................................  33
   Section 15.9     Applicable Law............................................  33
   Section 15.10    Invalidity of Provisions..................................  33

EXHIBITS
EXHIBIT A
PARTNERS AND PARTNERSHIP INTERESTS
EXHIBIT B
CAPITAL ACCOUNT MAINTENANCE
EXHIBIT C
SPECIAL ALLOCATION RULES
EXHIBIT D
NOTICE OF REDEMPTION

          THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                          GOTHAM GOLF PARTNERS, L.P.

   This THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Gotham
Golf Partners, L.P. (the "PARTNERSHIP"), dated as of [          ], 2002 (this
"AGREEMENT"), is entered into by and among Florida Golf Properties, Inc., a Florida corporation (the "WITHDRAWING GENERAL PARTNER"), Gotham Golf Corp., a Delaware corporation ("GGC"), Gotham Golf LLC, a single-member Delaware limited liability company and wholly owned subsidiary of the GGC ("GOLF LLC"), as the General Partner, and the Persons whose names are set forth on EXHIBIT A as attached hereto, as limited partners (collectively referred to herein as the "LIMITED PARTNERS" and individually as a "LIMITED PARTNER").

                                  WITNESSETH

   WHEREAS, the Partnership was formed pursuant to an agreement of limited partnership that from time to time prior to the date hereof was amended and restated (as so amended and restated immediately prior to the date hereof, the "AMENDED AGREEMENT");

   WHEREAS, the Partners desire to make additional amendments to and restate the Amended Agreement in order to provide for or attest to, among other things,
(i) the withdrawal of the Withdrawing General Partner as general partner of the Partnership and the admission of Golf LLC as the General Partner, (ii) the transfer of the General Partner Interest by the Withdrawing General Partner to Golf LLC, (iii) other amendments to the provisions of the Amended Agreement including amendments to the rights and obligations of the Partners, and (iv) the restatement of the Amended Agreement in its entirety.

   NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to continue the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101, et seq.), as amended from time to time (the "ACT"), as follows:

                                   ARTICLE 1

                                 DEFINED TERMS

   The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

   "ACT" has the meaning set forth in the recitals hereof.

   "ADDITIONAL LIMITED PARTNER" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.2 hereof and who is shown as such on the books and records of the Partnership.

   "ADJUSTED CAPITAL ACCOUNT" means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

   "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Partner, the deficit balance, if any, in such Partner's Adjusted Capital Account as of the end of the relevant Partnership Year.

   "AFFILIATE" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, or (ii) any officer, director, general partner, member, principal or trustee of such Person. For the purposes of this definition "CONTROL" (including with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY", and "UNDER COMMON CONTROL"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of that Person, whether through ownership of voting securities or otherwise.

   "AGREED VALUE" means in the case of any Contributed Property and, as of the time of its contribution to the Partnership, the value of such property as agreed to by the contributing Partner and the General Partner.

   "AGREEMENT" means this Third Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

   "AMENDED AGREEMENT" has the meaning set forth in the recitals hereof.

   "AVAILABLE CASH" means the amount of cash that the General Partner determines is available for distribution to Partners at any applicable time, taking into account available cash and anticipated cash flow and current and anticipated expenses of the Partnership after setting aside reserves in an amount reasonably deemed necessary to provide for the Partnerships planned capital expenditures, debt service and working capital.

   "BOOK-TAX DISPARITIES" means, with respect to any asset, as of the date of any determination, the difference between the Carrying Value of such asset and the adjusted basis thereof for federal income tax purposes as of such date.

   "BOTTOM GUARANTY" has the meaning set forth in paragraph (2) of Section
6.1.C.

   "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

   "CAPITAL ACCOUNT" means the Capital Account maintained for a Partner pursuant to EXHIBIT B hereof.

   "CAPITAL CONTRIBUTION" means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section
4.1 or 4.2 hereof.

   "CARRYING VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

      (i) the initial Carrying Value of any Contributed Property by a Partner to the Partnership shall be the Agreed Value of such asset at the time of contribution;

      (ii) the Carrying Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, using such reasonable method of valuation as it may adopt, in its sole discretion, as of the following times: (1) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a DE MINIMIS contribution of money or other property;
   (2) the distribution by the Partnership of more than a DE MINIMIS amount of money or other property to a Partner as consideration for an interest in the Partnership; and (3) the liquidation of the Partnership within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); PROVIDED, HOWEVER, that the adjustments pursuant to clauses (1) and (2) shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; PROVIDED FURTHER, HOWEVER, that an adjustment to the Carrying Values of all Partnership assets pursuant to this paragraph (ii) is made on the date hereof based upon the aggregate gross fair market value of all of the Partnership's assets (other than newly contributed assets) of $50 million plus the amount of outstanding liabilities.

      (iii) the Carrying Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution as determined by the General Partner, using such reasonable method of valuation as it may adopt, in its sole discretion; and

      (iv) the Carrying Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m); PROVIDED, HOWEVER, that Carrying Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the General Partner determines that an adjustment pursuant to subparagraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

   If the Carrying Value of an asset has been determined or adjusted hereunder, such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

   "CASH AMOUNT" means an amount of cash per Partnership Unit equal to the Value on the specified redemption date (selected in accordance with Section 8.6 and indicated on the subject Notice of Redemption) of the GGC Shares Amount.

   "CERTIFICATE" means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.

   "CERTIFICATE OF INCORPORATION" means the Certificate of Incorporation of GGC, as amended or restated from time to time.

   "CODE" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the Regulations.

   "CONSENT" means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

   "CONTRIBUTED PROPERTY" means each property or other asset, in such form as may be permitted by the Act (but excluding cash) contributed or deemed contributed to the Partnership.

   "CONVERSION FACTOR" means 1.0, PROVIDED that in the event that GGC (i) declares or pays a dividend on its outstanding GGC Shares in GGC Shares or makes a distribution to all holders of its outstanding GGC Shares in GGC Shares, (ii) subdivides its outstanding GGC Shares, or (iii) combines its outstanding GGC Shares into a smaller number of GGC Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of GGC Shares issued and outstanding on the record date (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of GGC Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

   "DEBT" means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (iv) lease obligations of such Person which, in accordance with generally accepted accounting principles, should be capitalized.

   "DEPRECIATION" means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; PROVIDED, HOWEVER, that if the federal income tax depreciation, amor-tization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner; PROVIDED FURTHER, HOWEVER, that if, subsequent to the date hereof, the Partnership elects to use the "remedial method" of allocation within the meaning of Regulation Section 1.704-3(d) with respect to any of its property, Depreciation shall be computed in accordance with such Regulation
Section 1.704-3(d)(2).

   "DISTRIBUTION PERIOD" means any calendar quarter or shorter period with respect to which a distribution of Available Cash is to be made to the Partners by the Partnership.

   "EFFECTIVE DATE" means the date hereof.

   "EXCESS NONRECOURSE LIABILITY" has the meaning set forth in paragraph (1) of
Section 6.1.C.

   "GENERAL PARTNER" means Gotham Golf LLC, a single-member Delaware limited liability company and wholly owned subsidiary of the GGC, or its successors as general partner of the Partnership.

   "GENERAL PARTNER INTEREST" means a Partnership Interest held by the General Partner that is a general partnership interest. A General Partner Interest may be expressed as a number of Partnership Units. For purposes of clarity, except as otherwise provided herein, the Partnership Units evidencing the General Partnership Interest shall have identical rights, privileges, powers and economic participation as Partnership Units evidencing a Limited Partnership Interest.

   "GGC" has the meaning set forth in the preamble hereof.

   "GGC SHARE" means a share of common stock of GGC.

   "GGC SHARES AMOUNT" means a number of GGC Shares equal to the product of the number of Partnership Units to be redeemed for the account of a Redeeming Partner, multiplied by the Conversion Factor.

   "GOLF LLC" has the meaning set forth in the preamble hereof.

   "IRS" means the Internal Revenue Service, which administers the internal revenue laws of the United States.

   "INCAPACITY" or "INCAPACITATED" means, (i) as to any individual Partner, death, total and permanent physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his estate,
(ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter (or similar constitutive document), (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership, (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate's entire interest in the Partnership, (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee), or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner's properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Partner's consent or acquiescence of a trustee, receiver of liquidator has not been vacated or stayed within ninety
(90) days of such appointment, or (h) an appointment referred to in clause (g) is not vacated within ninety (90) days after the expiration of any such stay.

   "INDEMNITEE" means (i) any Person made a party to a proceeding by reason of his status as (A) the General Partner or (B) a director, officer, agent or representative of the Partnership or the General Partner, and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) acting on behalf of or in connection with the Partnership as the General Partner may designate from time to time, in its sole discretion.

   "INITIAL LIMITED PARTNER" has the meaning set forth in paragraph (1) of
Section 6.1.C.

   "INSOLVENCY EVENT" has the meaning set forth in Section 8.6.C.

   "LIMITED PARTNER" means any Person named as a Limited Partner in EXHIBIT A attached hereto, as such Exhibit may be amended from time to time, or any Substituted Limited Partner, Additional Limited Partner or, any permitted successor, assign or transferee of a Limited Partner, in such Person's capacity as a Limited Partner in the Partnership.

   "LIMITED PARTNERSHIP INTEREST" means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partnership Interest may be expressed as a number of Partnership Units.

   "LIQUIDATING EVENTS" has the meaning set forth in Section 13.1.

   "LIQUIDATOR" has the meaning set forth in Section 13.2.

   "MINIMUM DEBT AMOUNT" has the meaning set forth in paragraph (1) of Section 6.1.C.

   "NET INCOME" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain for such taxable period over the Partnership's items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with EXHIBIT B. Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in EXHIBIT C, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

   "NET LOSS" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction for such taxable period over the Partnership's items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with EXHIBIT B. Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in EXHIBIT C, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

   "NEW SECURITY" has the meaning set forth in Section 4.2.C.

   "NONRECOURSE BUILT-IN GAIN" means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit C if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

   "NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

   "NONRECOURSE LIABILITY" has the meaning set forth in Regulations Section 1.752-1(a)(2).

   "NOTICE OF REDEMPTION" means the Notice of Redemption substantially in the form of EXHIBIT D to this Agreement.

   "PARTNER" means a General Partner or a Limited Partner, and "PARTNERS" means the General Partner and the Limited Partners.

   "PARTNER MINIMUM GAIN" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

   "PARTNER NONRECOURSE DEBT" has the meaning set forth in Regulations Section 1.704-2(b)(4).

   "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations
Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

   "PARTNERSHIP" means the limited partnership formed under the Act and continued pursuant to this Agreement (as amended and supplemented from time to time), and any successor thereto.

   "PARTNERSHIP INTEREST" means an ownership interest in the Partnership on account of a Capital Contribution by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

   "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

   "PARTNERSHIP RECORD DATE" means the record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by GGC for a distribution to its shareholders of some or all of its portion of such distribution.

   "PARTNERSHIP UNIT" or a "UNIT" means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in EXHIBIT A hereto, as such Exhibit may be amended from time to time.

   "PARTNERSHIP YEAR" means the fiscal year of the Partnership, which shall be the calendar year.

   "PERCENTAGE INTEREST" means, as to a Partner, its interest in the Partnership as determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding and as specified in EXHIBIT A attached hereto, as such Exhibit may be amended from time to time.

   "PERSON" means an individual, a corporation, partnership, trust, unincorporated organization, association or other entity.

   "RECAPTURE INCOME" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

   "REDEEMING PARTNER" has the meaning set forth in Section 8.6 hereof.

   "REDEMPTION AMOUNT" means either the Cash Amount or the GGC Shares Amount, as determined by the General Partner in its sole discretion. For purposes of clarity, it is acknowledged and agreed that a Redeeming Partner shall have no right, without the General Partner's consent, to receive the Redemption Amount in the form of the GGC Shares Amount.

   "REDEMPTION RIGHT" has the meaning set forth in Section 8.6 hereof.

   "REGULATIONS" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

   "RESIDUAL GAIN" or "RESIDUAL LOSS" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.1(a) or 2.B.2(a) of EXHIBIT C to eliminate Book-Tax Disparities.

   "RIGHTS" mean any rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase GGC Shares or any other securities or property.

   "SECURITIES ACTS" has the meaning set forth in Section 11.2.A.

   "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is beneficially owned, directly or indirectly, by such Person.

   "SUBSTITUTED LIMITED PARTNER" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.3.

   "TAX LOAN" has the meaning set forth in Section 5.1.

   "TAX LOAN AMOUNT" has the meaning set forth in Section 5.1.

   "TAX RATE" means the marginal blended tax rate determined by assuming that
(i) such Person is an individual subject to the highest marginal individual United States federal income tax rate applicable for the applicable period,
(ii) such Person is subject to other income taxes at a 5% combined rate and
(iii) the other income taxes described in the preceding clause (ii) are deductible for United States federal income tax purposes.

   "TERMINATING CAPITAL TRANSACTION" means any sale, transfer, or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale, transfer, or other disposition of all or substantially all of the assets of the Partnership.

   "UNREALIZED GAIN" attributable to any Partnership asset means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such asset as of such date, over (ii) the Carrying Value of such asset prior to the date of determination.

   "UNREALIZED LOSS" attributable to any item of Partnership asset means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such asset prior to the date of determination over (ii) the Carrying Value of such property as of such date.

   "VALUATION DATE" means (i) the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter or (ii) in the case of a deemed exercise of a Redemption Right pursuant to Section 8.6.C., the date of the redemption of the subject Limited Partner's Partnership Units.

   "VALUE" means, with respect to a GGC Share, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the Valuation Date. The market price for each such trading day shall be: (i) if the GGC Shares are listed or admitted to trading on any securities exchange or inter-dealer quotation system of a registered securities association, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, (ii) if the GGC Shares are not listed or admitted to trading on any securities exchange or the inter-dealer quotation system of a registered securities association, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner, in its sole discretion, or (iii) if the GGC Shares are not listed or admitted to trading on any securities exchange or the inter-dealer quotation system of a registered securities association and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, in its sole discretion, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; PROVIDED that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Value of the GGC Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, appropriate. In the event the GGC Shares Amount includes Rights that a holder of GGC Shares would be entitled to receive, then the Value of such Rights shall be determined by the General Partner in good faith.

   "WITHDRAWING GENERAL PARTNER" has the meaning set forth in the preamble hereto.

                                   ARTICLE 2

                            ORGANIZATIONAL MATTERS

   Section 2.1 ORGANIZATION AND CONTINUATION. The Partnership is a limited partnership organized pursuant to the provisions of the Act, and the Partners hereby continue the Partnership pursuant to the Act and the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

   Section 2.2 NAME. The name of the Partnership is Gotham Golf Partners, L.P. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words "LIMITED PARTNERSHIP," "L.P.," "LTD." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

   Section 2.3 REGISTERED OFFICE AND AGENT; PRINCIPAL OFFICE. The address of the registered office of the Partnership in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is Corporation Trust Company. The principal office of the Partnership is 575 East Chocolate Avenue, Hershey, PA 17033, or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary, desirable or advisable.

   Section 2.4 POWER OF ATTORNEY.

   A. Each Limited Partner constitutes and appoints the General Partner, any Liquidator, and their respective authorized officers and attorneys-in-fact of each, severally (so that each may act singly) in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

      (1) sign, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) any and all certificates, documents and other instruments (including the Certificate and all amendments or restatements of this Agreement and the Certificate) that the General Partner or the Liquidator deems appropriate, desirable or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property, (b) any and all instruments that the General Partner deems appropriate, desirable or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms, (c) any and all conveyances and other instruments or documents that the General Partner deems appropriate, desirable or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation, (d) any and all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or the Capital Contribution of any Partner, and (e) any and all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

      (2) sign, swear to, acknowledge and file any and all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole discretion of the General Partner, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate, desirable or necessary, in the sole discretion of the General Partner, to effectuate the terms or intent of this Agreement.

   Nothing contained herein shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

   B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner and the transfer of all or any portion of such Limited Partner's Partnership Units and shall extend to such Limited Partner's heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner, acting in good faith pursuant to such power of attorney, and each such Limited Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner, taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within fifteen
(15) days after receipt of the General Partner's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

   Section 2.5 TERM. The term of the Partnership commenced upon the filing of the Partnership's Certificate of Limited Partnership with the Secretary of State of Delaware, and shall continue until December 31, 2091, unless it is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

                                   ARTICLE 3

                                    PURPOSE

   Section 3.1 PURPOSE AND BUSINESS. The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, PROVIDED, HOWEVER, that such business shall be limited to and conducted in such a manner as determined by the General Partner, in its sole discretion, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing, and (iii) to do anything necessary or incidental to the foregoing.

   Section 3.2 POWERS. The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, PROVIDED that the Partnership shall not take, or refrain from taking, any action that, in the judgment of the General Partner, in its sole discretion, would violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing. The General Partner shall also be empowered to, and may, but need not, do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code.

                                   ARTICLE 4

                             CAPITAL CONTRIBUTIONS

   Section 4.1 CAPITAL CONTRIBUTIONS OF THE PARTNERS. Each of the Partners has made certain Capital Contributions or shall be deemed to have made a Capital Contribution in an amount correlating to such Partner's Limited Partnership Interest. To the extent that the Partnership acquires any property (i) by the merger, consolidation, amalgamation, recapitalization (or similar business combination) of any other Person into the Partnership, or (ii) by the acquisition by the Partnership of any Person or any interest in any Person, Persons who receive Partnership Interests in exchange for their interests in such Person by virtue of the described transactions with the Partnership shall become Partners and shall be deemed to have made Capital Contributions on account of such transactions, and, upon consummation of such transactions, EXHIBIT A shall be amended accordingly to reflect such deemed Capital Contributions. The Partners shall own Partnership Units in the amounts set forth in EXHIBIT A and shall have a Percentage Interest in the Partnership as set forth in EXHIBIT A, which Percentage Interest shall be adjusted in EXHIBIT A from time to time by the General Partner to the extent necessary to reflect accurately redemptions, Capital Contributions, the issuance of additional Partnership Units, or similar events having an effect on a Partner's Percentage Interest. A number of Partnership Units held by the General Partner equal to, as of the Effective Date, one percent (1%) of all outstanding Partnership Units shall be deemed to be the General Partner Partnership Units and shall be the General Partnership Interest; PROVIDED (i) that such General Partner Partnership Units may be exchanged at any time by the General Partner, in its sole discretion, for an equivalent number of Limited Partner Partnership Units,
(ii) that such General Partnership Interest may be diluted or increased from time to time on account of activities of the General Partner or the Partnership (including the issuance of additional Partnership Units). Except as provided in
Section 10.5, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership.

   Section 4.2 ISSUANCES OF ADDITIONAL PARTNERSHIP INTERESTS.

   A. The General Partner is hereby authorized to cause the Partnership from time to time to issue to Partners or other Persons other than the General Partner (including in connection with the contribution of property to the

Partnership) additional Partnership Units or other Partnership Interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined by the General Partner in its sole discretion, including (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions, and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership.

   B. The General Partner may make Capital Contributions to the Partnership at such times and in such amounts as the General Partner, in its sole discretion, may determine necessary, desirable or advisable, but under no circumstances shall the General Partner be obligated to make any such Capital Contribution. In exchange for each such Capital Contribution, the Partnership shall issue to the General Partner (i) that number of Partnership Units equal to (a) the amount of the Capital Contribution divided by (b) the per Unit fair market value, as determined by the General Partner in its sole discretion, of the underlying assets of the Partnership or (ii) additional Partnership Units or other Partnership Interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined in good faith by the General Partner, in its sole discretion, including (x) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (y) the right of each such class or series of Partnership Interests to share in Partnership distributions, and (z) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership.

   C. For the purpose of clarity, it is acknowledged and agreed that both GGC and the General Partner may issue additional securities or GGC Shares (or Rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase GGC Shares) (collectively, "NEW SECURITIES") at such times and in such amounts and for such consideration as GGC or the General Partner (as the case may be), in its sole discretion, determines. Under no circumstances shall GGC or the General Partner be obligated to contribute to the Partnership all or any part of the proceeds from any issuance of such New Securities or from the exercise of rights contained in such New Securities, and GGC or the General Partner (as the case may be) may, in its sole discretion, retain all such proceeds or dispose of such proceeds in such manner as GGC or the General Partner (as the case may be) determines, in its sole discretion.

   Section 4.3 NO PREEMPTIVE RIGHTS. No Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any Partnership Units.

                                   ARTICLE 5

                                 DISTRIBUTIONS

   Section 5.1 REQUIREMENT AND CHARACTERIZATION OF DISTRIBUTIONS; TAX LOANS.

   A. Except as set forth herein, the General Partner shall make distributions on behalf of the Partnership to the Partners in proportion to their Percentage Interests at such times and in such amounts as it chooses, in its sole discretion; PROVIDED, HOWEVER, (i) that no distributions shall be paid (whether declared or not) to the Partners (other than the General Partner as provided in this Section 5.1.A) until such time as GGC has declared and distributed dividends owing to holders of GGC Shares or preferred stock (and, PROVIDED further that the General Partner shall be authorized to make distributions to itself or GGC, as a Limited Partner, on account of such dividends) and (ii) distributions (in kind or otherwise) shall be made to Limited Partners in amounts equivalent to the amounts per GGC Share that such Limited Partners would have been entitled to receive had such Partners exercised their respective Redemption Rights in full (pursuant to the terms of Section 8.6) immediately prior to the declared and distributed dividends or other distributions owing to holders of GGC Shares (PROVIDED that, for purposes of the foregoing, any Partnership Interest held by the General Partner will be considered to have a Redemption Right). For the purpose of clarity, it is acknowledged and agreed that no Partner is entitled to receive distributions on account of Partnership Units that have been redeemed or exchanged for GGC Shares on or prior to the date of such distribution.

   B. If the aggregate of the distributions to a Partner made pursuant to
Section 5.1.A and during the 45 day period following the tax period to which this Section 5.1.B applies (except with respect to a year in which there is a merger, consolidation, amalgamation, recapitalization (or other similar business combination) or sale of all or substantially all of the assets of the Partnership) are less than the excess, if any, of (a) the product of (i) the taxable income for federal income tax purposes of the Partnership allocable (without regard to any adjustment under Section 743 of the Code) to such Partner for such fiscal year (computed as if taxable losses allocated pursuant to this Agreement to such Partner in prior fiscal years (to the extent such taxable losses have not already served to reduce Tax Loans pursuant to this
Section 5.1.B) were carried forward and treated as recognized by such Partner in the fiscal year at issue) and (ii) the Tax Rate for such fiscal year over
(b) the amount distributed to such Partner for such fiscal year pursuant to
Section 5.1.A with respect to such fiscal year other than amounts distributed during the initial 45 days of such fiscal year to the extent such amounts decreased the amount of any Tax Loan for a prior fiscal year (such excess being referred to herein as the "TAX LOAN AMOUNT"), Available Cash shall be loaned to such Partner (each such loan a "TAX LOAN"). For the avoidance of doubt, it is acknowledged and agreed that any Tax Loans shall not be deemed to be distributions for any purpose.

   C. Amounts loaned to a Partner in respect of a Tax Loan shall be subject to the following terms: (i) each Tax Loan shall have a term of three (3) years, shall be pre-payable by the borrower on two (2) days prior written notice, and shall be subject to successive renewals on substantially identical terms at the subject Partner's option (PROVIDED, HOWEVER, that such Partner may prepay such loan plus accrued interest, in whole or in part, without premium or penalty);
(ii) each Tax Loan shall bear interest at a rate equal to 10% per annum, where such interest shall be capitalized and payable upon satisfaction of such loan;
(iii) each Tax Loan shall be a full recourse personal obligation of the subject Partner and secured by a pledge of the subject Partner's Limited Partnership Interests (existing at the time of the distribution of such loan or acquired thereafter) to the full extent of such loan, and the General Partner may require the execution of documentation evidencing such loan and such security as a condition to distributing funds in respect of such loan; (iv) if and to the extent the subject Partner is entitled to any distributions (other than in connection with a Tax Loan), such distributions shall first apply toward prepayment (or repayment, as the case may be) of any principal and accrued interest relating to any outstanding Tax Loans; and (v) if and to the extent the subject Partner exercises or is deemed to have exercised his Redemption Right, any proceeds on account of the exercise of such Redemption Right shall first apply toward prepayment (or repayment, as the case may be) of any principal and accrued interest relating to any outstanding Tax Loans, prior to the Partner's receipt of any cash or GGC Shares (as applicable) on account of such redemption.

   D. Any outstanding Tax Loan to any Limited Partner shall, subject to the proviso at the end of this sentence, become automatically due and payable, together with accrued interest, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by each Limited Partner in the event that (i) such Limited Partner is or was an officer or employee of the General Partner or the Partnership and resigns, departs or is terminated (with or without cause) from such position or
(ii) such Limited Partner is in default or breach of any covenant under the terms of any mortgage, pledge, encumbrance or hypothecation secured by such Limited Partner's Limited Partnership Interest; PROVIDED, HOWEVER, that in the event of such resignation, departure, termination, default or breach, such Limited Partner shall have six (6) months during which to satisfy its obligations on account of this Section 5.1.D, and interest on any outstanding Tax Loan shall continue to accrue during such time period.

   E. Any Tax Loan shall be made to each Partner by April 1st of each year with respect to the immediately preceding fiscal year. Anything to the contrary herein notwithstanding, in no event shall the Partnership be required to (i) borrow funds, nor shall any Partner be required to make capital contributions, to fund the distribution of any Tax Loan or (ii) make any Tax Loan in the event that (A) two-thirds (66 2/3%) or more of the fair market value (measured as of the time of the Tax Loan) of a Limited Partner's Partnership Units are subject to any lien, mortgage, pledge, encumbrance or hypothecation, (B) the distribution of any Tax Loan would, or could reasonably be expected, to cause the insolvency of the Partnership or (C) the General Partner reasonably determines that it is not in the best interest of the General Partner or the Partnership to make any Tax Loan.

   Section 5.2 AMOUNTS WITHHELD. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 hereof with respect to any allocation, payment or distribution to the General Partner or the Limited Partners shall be treated as amounts distributed to the General Partner or Limited Partners, as the case may be, pursuant to Section 5.1.A for all purposes under this Agreement; PROVIDED, HOWEVER, that amounts that any Limited Partner is required to and in fact does repay pursuant to Section 10.5 hereof shall not be treated as amounts distributed to such Limited Partner.

   Section 5.3 DISTRIBUTIONS UPON LIQUIDATION. Proceeds from a Terminating Capital Transaction shall be distributed to the Partners in accordance with
Section 13.2.

                                   ARTICLE 6

                                  ALLOCATIONS

   Section 6.1 ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with EXHIBIT B hereof) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

   A. NET INCOME.  After giving effect to the special allocations set forth in
Section 1 of EXHIBIT C, Net Income shall be allocated (i) first, to the General Partner to the extent that Net Losses previously allocated to the General Partner pursuant to the last sentence of Section 6.1.B exceed Net Income previously allocated to the General Partner pursuant to this clause (i) of
Section 6.1.A, and (ii) thereafter, Net Income shall be allocated to the Partners in accordance with their respective Percentage Interests.

   B. NET LOSSES.  After giving effect to the special allocations set forth in
Section 1 of EXHIBIT C, Net Losses shall be allocated to the Partners in accordance with their respective Percentage Interests, provided that Net Losses shall not be allocated to any Limited Partner pursuant to this Section 6.1.B to the extent that such allocation would cause such Limited Partner to have an Adjusted Capital Account Deficit at the end of such taxable year (or increase any existing Adjusted Capital Account Deficit). All Net Losses in excess of the limitations set forth in this Section 6.1.B shall be allocated to the General Partner.

   C. ALLOCATION OF NONRECOURSE DEBT. For purposes of Section 752 of the Code, for taxable periods of the Partnership up to and including the taxable year ending December 31, 2009, the Partners agree as follows:

      (1) Nonrecourse Liabilities of the Partnership in excess of the sum of
   (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain (such portion of the Nonrecourse Liabilities, the "EXCESS NONRECOURSE LIABILITIES") shall be allocated among the Partners in accordance with their respective Percentage Interests. Notwithstanding the foregoing, in the event that such allocation of Excess Nonrecourse Liabilities would result in the aggregate amount of Nonrecourse Liabilities allocable to any Limited Partner who is a Limited Partner on the date of this Agreement (an "INITIAL LIMITED PARTNER") being less than the amount set forth opposite his name on Schedule 6.1C* hereto (a Limited Partner's

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

   "MINIMUM DEBT AMOUNT"), then the Excess Nonrecourse Liabilities shall be allocated in accordance with Regulations Section 1.752-3(a)(3) first to reflect the Partners' respective shares of the amount of "built-in gain" (within the meaning of such Regulation) allocable to them in accordance with Code Section 704(c) (or in accordance with Code Section 704(c) principles pursuant to Regulations Section 1.704-3(a)(6)). For purposes of the preceding sentence, (i) allocations of Excess Nonrecourse Liabilities shall be done on a liability-by-liability basis (or on a property-by-property basis if a Nonrecourse Liability is secured by more than one property); and
   (ii) the allocation methodology described in the preceding sentence shall be used with respect to such individual Nonrecourse Liabilities only to the minimum extent necessary so that the aggregate amount of Nonrecourse Liabilities allocable to each of the Initial Limited Partners at least equals such Initial Limited Partner's Minimum Debt Amount (or the maximum amount that is mathematically possible if no application of such methodology would result in each Initial Limited Partner having a share of the Nonrecourse Liabilities that would at least equal his Minimum Debt Amount), and once such allocation is equal to such Initial Limited Partner's Minimum Debt Amount, the balance of all Nonrecourse Liabilities shall be allocated in accordance with the first sentence of this paragraph.

      (2) On January 1 of each of 2006, 2007, 2008 and 2009, the Minimum Debt Amount of each Initial Limited Partner listed on Schedule 6.1C shall be increased by such Partner's ratable share (determined by relative Percentage Interests) of one million dollars. In the event that the aggregate amount of Nonrecourse Liabilities allocated to an Initial Limited Partner (taking into account the provisions of paragraph (1) above) is less than his Minimum Debt Amount, at the request of the Initial Limited Partner, made not more frequently than once per year, the Partnership shall use commercially reasonable efforts to arrange for (or permit the Initial Limited Partner to arrange for) a guaranty of an amount of the Partnership's liabilities (a "BOTTOM GUARANTY") on terms reasonably satisfactory to the Initial Limited Partner; PROVIDED, HOWEVER, that the amount of any such Bottom Guaranty shall not exceed the lesser of (A) the excess of such Initial Limited Partner's Minimum Debt Amount over his allocable share of the Nonrecourse Liabilities of the Partnership and (B) the amount by which the Initial Limited Partner's Minimum Debt Amount has been increased pursuant to the first sentence of this paragraph (2). In no event shall any such Bottom Guaranty (i) cause the Initial Limited Partner to be liable for repayment of any debt or any portion of any debt in excess of 30% of the fair market value of the property securing the indebtedness at the time at which the Bottom Guaranty is entered or (ii) relate to indebtedness for which some other Partner bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) after taking into account the Bottom Guaranty. If, despite the commercially reasonable efforts of the Partnership, the Partnership is unable to arrange or provide such a Bottom Guaranty with respect to an amount of its liabilities, the Partnership shall permit the requesting Initial Limited Partner to provide the Partnership with an indemnity or reimbursement agreement on terms reasonably satisfactory to the Initial Limited Partner in order to cause the Initial Limited Partner to bear the economic risk of loss for an equivalent amount one or more liabilities of the Partnership. The Partners and the Partnership agree that the use of commercially reasonable efforts shall not require the Partnership to expand any funds or incur any costs or expenses, other than reasonable accounting and legal fees.

      (3) In no event shall the obligations of the Partnership pursuant to paragraph (2) of this Section 6.1C prevent the Partnership from conducting its normal business operations including undertaking any merger, property acquisition or disposition, refinancing, issuance of additional interests in the Partnership or liquidation of the Partnership.

   D. RECAPTURE INCOME. Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall to the extent possible, after taking into account other required allocations of gain pursuant to EXHIBIT C, be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

--------
* [LP'S NEGATIVE TAX CAPITAL ACCOUNT PLUS HIS PERCENTAGE INTEREST OF $3 MILLION]

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                                   ARTICLE 7

                     MANAGEMENT AND OPERATIONS OF BUSINESS

   Section 7.1 MANAGEMENT.

   A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are exclusively vested in the General Partner, in its sole discretion, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or those powers that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to
Section 7.3 hereof, shall have the full power and authority to do all things deemed, in its sole discretion, necessary, appropriate, proper, advisable, incidental to, convenient for or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including:

      (1) the making of any expenditures, the lending or borrowing of money (including making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Partnership's assets) and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership;

      (2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

      (3) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all the assets of the Partnership;

      (4) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership's Subsidiaries, the lending of funds to other Persons (including the Partnership's Subsidiaries) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment and the making of Capital Contributions to its Subsidiaries;

      (5) the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful, appropriate, advisable, desirable or necessary to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement;

      (6) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

      (7) the determination of the appropriate accounting method or methods to be used by the Partnership;

      (8) the establishment and adjustment of budgets for the operations of the Partnership or any of the Partnership Subsidiaries;

      (9) subject to any applicable written and executed consulting or employment agreements, the selection and dismissal of employees of the Partnership or the General Partner (including employees having titles such as "President", "Vice President", "Secretary", "General Counsel" and "Treasurer"), and agents, outside attorneys, accountants, consultants, financial advisors and contractors of the General Partner or the Partnership and the determination of their compensation and other terms of employment or hiring;

      (10) the maintenance of insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

      (11) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity investment from time to time);

      (12) the control of any matters affecting the rights and obligations of the Partnership, including the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

      (13) the undertaking of any action in connection with the Partnership's direct or indirect investment in its Subsidiaries or any other Person (including the contribution or loan of funds by the Partnership to such Persons);

      (14) the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as it may adopt; and

      (15) the merger, consolidation, amalgamation, recapitalization or other business combination with any other Person or Persons, or the sale, exchange, transfer or other disposition of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions.

   B. Except as otherwise provided in Section 7.3, each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned instruments, agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

   C. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder.

   D. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital reserves in such amounts as the General Partner, in its sole discretion, deems appropriate and reasonable from time to time.

   E. In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of a tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement.

   F. Anything to the contrary contained herein notwithstanding, all decisions, determinations, judgments, actions, undertakings or exercises of power and/or authority by the General Partner hereunder shall be taken or made at the direction of the manager (or managers as the case may be) of Golf LLC, unless such manager delegates its authority to so decide, determine, adjudge, act, undertake undertakings or exercise its power and or authority, in whole or in part, to any director, officer, employee, representative or agent of Golf LLC, in which case such director, officer, employee, representative or agent shall take or make decisions, determinations, judgments, actions, undertakings or exercises of power and/or authority on behalf of the General Partner to the extent of such delegation to such Person by such manager.

   Section 7.2 CERTIFICATE OF LIMITED PARTNERSHIP. The General Partner has previously filed the Certificate with the Secretary of State of Delaware. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the

Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(3) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property.

   Section 7.3 RESTRICTIONS ON GENERAL PARTNER'S AUTHORITY. The General Partner may not, without the Consent of all of the Limited Partners, take any action in contravention of this Agreement, including performing any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any other liability except as provided herein or under the Act.

   Section 7.4 REIMBURSEMENT OF THE GENERAL PARTNER AND GGC; ADVANCES TO THE GENERAL PARTNER AND GGC.

   A. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

   B. The foregoing notwithstanding, the General Partner or GGC, as the case may be, shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, in its sole discretion, for all expenses incurred relating to the operation of, or for the benefit of, the Partnership. The General Partner shall determine in good faith the amount of expenses incurred by it or GGC related to the operation of, or for the benefit of, the Partnership. In the event that certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole discretion deems fair and reasonable. Such reimbursements shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7 hereof.

   C. The General Partner and GGC also shall be reimbursed for all expenses incurred relating to any issuance of additional Partnership Interests, GGC Shares or other equity or debt interest of the Partnership, the General Partner or GGC.

   D. Except as otherwise provided herein, the General Partner and GGC may receive from the Partnership, at any time and for any reason, an advance of funds on account of future distributions; PROVIDED, HOWEVER, that any such advance shall be a full recourse obligation of the General Partner or GGC, as the case may be, to repay such advance on the terms and conditions determined by the General Partner, in its sole discretion, but in any event without interest.

   Section 7.5 OUTSIDE ACTIVITIES OF THE GENERAL PARTNER; PARTNERSHIP OPPORTUNITIES.

   A. The General Partner shall devote to the Partnership such time as may be necessary for the performance of its duties as General Partner, but the General Partner is not required, and is not expected, to devote its full time to the performance of such duties. Subject to any agreement entered into pursuant to
Section 7.6.E hereof and any other agreements entered into by the General Partner or its Affiliates with the Partnership or a Subsidiary, the General Partner and, subject to any agreement to the contrary (including any noncompetition, non-solicitation or similar agreement), any officer, director, principal, member, employee, agent, trustee, Affiliate or equity holder of the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership (including acquiring, owning and operating golf courses, golf-related businesses and interests and real estate and incurring indebtedness in its own name, whether or not the proceeds of such indebtedness are used for the benefit of the Partnership and any other business authorized by the Charter of the General Partner), including engaging in other business interests and activities in direct or indirect competition with the Partnership. Neither the Partnership nor any Partners shall have any right by virtue of this Agreement or the partnership relationship established hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper. No Partner or Affiliate thereof shall incur any liability to the Partnership or the other Partners or their Affiliates as the result of such pursuit of such other business interests, ventures and activities. Neither the General Partner nor any Affiliate of the General Partner shall be obligated to present any particular opportunity to the Partnership even if such opportunity is of a character that, if presented to the Partnership, could be taken by the Partnership, and, regardless of whether such opportunity is competitive with the Partnership, the General Partner or any Affiliate of the General Partner shall have the right to take for its own account (individually or as a trustee, partner or fiduciary), or to recommend to others, any such opportunity. The General Partner and any of its Affiliates may acquire Limited Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partnership Interests.

   B. For purposes of clarity, it is acknowledged and agreed that each of the General Partner and GGC may, from time to time (each in its sole discretion), issue, sell, dispose, transfer, buy, procure, purchase and/or redeem any of their respective debt or equity interests (including GGC Shares), whether in connection with a stock repurchase or similar program or otherwise. In addition, each of the General Partner and GGC may, from time to time (each in its sole discretion), issue, sell, dispose, transfer, buy, procure, purchase and/or redeem Partnership Units or any other debt or equity interest of the Partnership in accordance with the terms hereof.

   Section 7.6 CONTRACTS WITH AFFILIATES AND RELATED MATTERS.

   A. The Partnership may lend or contribute to its Subsidiaries or other Persons (including the General Partner and GGC), and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

   B. The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon terms and conditions established in the sole discretion of the General Partner.

   C. The General Partner and any of its Affiliates may, but are under no obligation to, sell, transfer or convey any property to, or purchase any property from, or borrow funds from, or lend funds to, the Partnership, directly or indirectly, pursuant to transactions that are on terms and conditions established in the sole discretion of the General Partner.

   D. The General Partner, in its sole discretion, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any of the Partnership's Subsidiaries.

   E. The General Partner is expressly authorized (but not required) to enter into, in the name and on behalf of the Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole discretion, believes are desirable, convenient, advisable or otherwise necessary.

   F. In furtherance of the terms of this Agreement, it is acknowledged and agreed that, subject to the terms and conditions of this Agreement and applicable law, GGC shall use its reasonable best efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to make effective the terms contemplated by this Agreement if any action or undertaking required of the General Partner hereby necessarily requires participation, assistance or action on the part of GGC.

   Section 7.7 INDEMNIFICATION.

   A. The Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership and/or the General Partner in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Indemnitee actually received and intended to receive an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in
Section 7.7.A. The termination of any proceeding by conviction, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in Section 7.7.A. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership.

   B. The Partnership may (but is not obligated to) pay or reimburse an Indemnitee for reasonable expenses incurred by an Indemnitee who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7.A has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

   C. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity. In the event of an inconsistency between the terms of the indemnification provided in this Section 7.7 and the terms of any indemnification provided under any agreement entered into between the Partnership and an Indemnitee or any other person, the terms more favorable to the Indemnitee shall govern.

   D. The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

   E. For purposes of this Section 7.7, (i) the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan, (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of Section 7.7, and (iii) actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

   F. In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

   G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

   H. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

   Section 7.8 LIABILITY OF THE GENERAL PARTNER.

   A. Notwithstanding anything to the contrary set forth in this Agreement, to the greatest extent permitted by applicable law, the General Partner shall not be liable for monetary damages to the Partnership, any Partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission by the General Partner (whether in good faith or otherwise).

   B. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, that the General Partner is under no obligation or duty of any kind to consider the separate interests of the Limited Partners (including the tax consequences to Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.

   C. The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

   D. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

   Section 7.9 OTHER MATTERS CONCERNING THE GENERAL PARTNER.

   A. The General Partner may rely on and shall not be liable to any Partner or the Partnership in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

   B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other agents, consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion or advice of such Persons as to matters which such General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith (whether such opinion or advice was rendered in writing or otherwise).

   C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, employees, agents or representatives and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

   Section 7.10 TITLE TO PARTNERSHIP ASSETS. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees or designees, as the General Partner may determine, in its sole discretion, including Affiliates of the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, regardless of the name in which legal title to such Partnership assets is held.

   Section 7.11 RELIANCE BY THIRD PARTIES. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell, dispose, pledge, transfer or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and
(iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                   ARTICLE 8

                  RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

   Section 8.1 LIMITATION OF LIABILITY. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.

   Section 8.2 MANAGEMENT OF BUSINESS. No Limited Partner (other than the General Partner, any of its Affiliates or any officer, director, trustee representative, principal, member, employee, partner, agent of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

   Section 8.3 OUTSIDE ACTIVITIES OF LIMITED PARTNERS. Subject to any agreements entered into pursuant to Section 7.6.E hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership, a Subsidiary or their respective Affiliates, any Limited Partner and any officer, director, trustee principal, member, employee, agent, Affiliate, shareholder or representative of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct or indirect competition with the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

   Section 8.4 RETURN OF CAPITAL. Except pursuant to the Redemption Right set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of his Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. No

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Limited Partner shall have priority over any other Limited Partner either as to the return of Capital Contributions or, except to the extent provided by EXHIBIT C hereof or as permitted by Section 4.2., or otherwise expressly provided in this Agreement, as to profits, losses or distributions.

   Section 8.5 RIGHTS OF LIMITED PARTNERS RELATING TO THE PARTNERSHIP.

   A. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.C hereof, each Limited Partner shall have the right, for a purpose directly related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand with a specific statement of the purpose of such demand and at such Limited Partner's own expense:

      (1) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the General Partner pursuant to the Securities Exchange Act of 1934, as amended;

      (2) to obtain a copy of the Partnership's federal, state and local income tax returns for each Partnership Year;

      (3) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

      (4) to obtain a copy of any other business records relating to the business of the Partnership reasonably requested by such Limited Partner; PROVIDED that, in the event of such request, such Limited Partner shall first execute a confidentiality agreement in the form reasonably required by the General Partner.

   B. The Partnership shall notify each Limited Partner in writing of any change made to the Conversion Factor pursuant to this Agreement within ten (10) Business Days of the date such change becomes effective.

   C. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole discretion to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or (ii) the Partnership is required by law or by agreements with unaffiliated third parties to keep confidential.

   Section 8.6 REDEMPTION RIGHT

   A. At any time from and after one year from the date hereof or at such other time as agreed in writing by any Limited Partner and the General Partner, and subject to Sections 8.6.B, 8.6.C and 8.6.D, each Limited Partner, other than the General Partner, shall have the right (the "REDEMPTION RIGHT") to require the Partnership to redeem or caused to be redeemed on a specified redemption date (which date shall be no less than five (5) Business Days after the receipt by the General Partner of a Notice of Redemption) all or a portion of the Partnership Units held by such Limited Partner at a redemption price equal to and in the form of the Redemption Amount to be paid by the Partnership or a designee chosen by the General Partner, in its sole discretion. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the Limited Partner who is exercising the redemption right (the "REDEEMING PARTNER"). The foregoing notwithstanding, a Limited Partner may not exercise the Redemption Right in respect of Partnership Units with an aggregate value less than $25,000 or, if such Limited Partner holds less than that amount of Partnership Units, all of the Partnership Units held by such Limited Partner. The Redeeming Partner shall have no right, with respect to any Partnership Units so redeemed, to receive any distributions paid after (i) the date of receipt by the General Partner of a Notice of Redemption with respect to the Partnership Units to be redeemed by the

Partnership or (ii) in the case of a deemed exercise of the Redemption Right pursuant to 8.6.C, the date of the redemption of the subject Limited Partner's Partnership Units), or, in each case if such date is not a Business Day, the first Business Day thereafter.

   B. Notwithstanding the provisions of Section 8.6.A, the General Partner or its designee may, in the General Partner's sole discretion, assume directly and satisfy a Redemption Right by paying to the Redeeming Partner the Redemption Amount on the specified redemption date, whereupon the General Partner or its designee, as the case may be, shall acquire the Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units. In the event that the General Partner shall exercise its right to satisfy the Redemption Right in the manner described in the preceding sentence, the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner's exercise of the Redemption Right, and each of the Redeeming Partner, the Partnership, and the General Partner shall treat the transaction between the General Partner or its designee, on the one hand, and the Redeeming Partner, on the other hand, as a sale of the Redeeming Partner's Partnership Units to the General Partner for federal income tax purposes. Each Redeeming Partner agrees to execute such documents as the Partnership or the General Partner, as the case may be, may reasonably require in connection with the issuance of GGC Shares upon exercise of the Redemption Right. For purposes of clarity, it is acknowledged and agreed that the General Partner can satisfy a Redemption Right by choosing, in its sole discretion, to have the Redeeming Partner paid either the Cash Amount or the GGC Shares Amount.

   C. Notwithstanding the provisions of Sections 8.6.A and 8.6.B, (i) if a Limited Partner (other than the General Partner) effects or attempts to effect a transfer (as defined in Article 11) of its Limited Partnership Interest or any Partnership Units beneficially owned by such Limited Partner in contravention of provisions herein relating to transfers of such Limited Partnership Interests or Partnership Units, or (ii) if (a) the General Partner or GGC shall become insolvent (however such insolvency may be evidenced) or (b) proceedings are instituted by or against the General Partner or GGC under the United States Bankruptcy Code or under any bankruptcy, reorganization or insolvency law or other law for the relief of debtors and, in the case of involuntary proceedings, the General Partner or GGC, as the case may be, is unable to have such proceedings dismissed within 60 days after commencement thereof ((a) and (b) collectively, an "INSOLVENCY EVENT"), then the General Partner may, in its sole discretion, treat such Limited Partner in the foregoing clause (i) or, in the case of the foregoing clause (ii), treat all Limited Partners, in each case, as if such Limited Partners had exercised their respective Redemption Rights in respect of their Limited Partnership Interests or Partnership Units. For the purposes of this Section 8.6.C, no Notice of Redemption or specified redemption date shall be required. Instead, the General Partner shall, if it so chooses in its sole discretion, redeem such Limited Partnership Interests or Partnership Units for the Redemption Amount at a time and place of the General Partner's choosing, in its sole discretion.

   D. Notwithstanding the provisions of Sections 8.6.A, 8.6.B and 8.6.C, except as otherwise agreed to in writing between the Partnership and any Limited Partner, the Redemption Amount owing to a Redeeming Partner shall be decreased by an amount equal to any monies owing from such Redeeming Partner to the Partnership or GGC, whether or not such monies are then due.

                                   ARTICLE 9

                    BOOKS, RECORDS, ACCOUNTING AND REPORTS

   Section 9.1 RECORDS AND ACCOUNTING. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 8.5.A hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

   Section 9.2 FISCAL YEAR. The fiscal year of the Partnership shall be the calendar year.

                                  ARTICLE 10

                                  TAX MATTERS

   Section 10.1 PREPARATION OF TAX RETURNS. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

   Section 10.2 TAX ELECTIONS. Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election pursuant to the Code including the election under Section 754 of the Code in accordance with applicable regulations thereunder. The General Partner shall have the right to seek to revoke any such election (including the election under Section 754 of the Code) upon the General Partner's determination in its sole discretion that such revocation is in the best interests of the Partners.

   Section 10.3 TAX MATTERS PARTNER.

   A. The General Partner shall be the "TAX MATTERS PARTNER" of the Partnership for federal income tax purposes. Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address and profit interest of each of the Limited Partners; PROVIDED, HOWEVER, that such information is provided to the Partnership by the Limited Partners.

   B. The tax matters partner is authorized, but not required:

      (1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "TAX AUDIT" and such judicial proceedings being referred to as "JUDICIAL REVIEW"), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a state-ment with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a "NOTICE PARTNER" (as defined in Section 6231 of the Code) or a member of a "NOTICE GROUP" (as defined in Section 6223(b)(2) of the Code);

      (2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "FINAL ADJUSTMENT") is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for read-justment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership's principal place of business is located;

      (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

      (4) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

      (5) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

      (6) to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

   The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in
Section 7.7 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

   C. Except as otherwise provided herein, the tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing his duties as such (including legal and accounting fees) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging his duties hereunder.

   Section 10.4 ORGANIZATIONAL EXPENSES. The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a sixty (60) month period as provided in Section 709 of the Code.

   Section 10.5 WITHHOLDING. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner's Partnership Interest to secure such Limited Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at a rate equal to 10% per annum from the date such amount is due (I.E., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

                                  ARTICLE 11

                           TRANSFERS AND WITHDRAWALS

   Section 11.1 TRANSFER.

   A. The term "TRANSFER," when used in this Article 11 with respect to a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to transfer its General Partner Interest to another Person or by which a Limited Partner purports to transfer its Limited Partnership Interest to another Person, and includes any direct or indirect a sale, assignment, gift, encumbrance, hypothecation, mortgage, tender, exchange, any other disposition by operation of law or otherwise or other derivative transaction that has the effect of ma-terially changing the economic benefits and risks of ownership. The foregoing notwithstanding, the term "TRANSFER" when used in this Article 11 does not include any redemption of Partnership Units by a Limited Partner or acquisition of Partnership Units from a Limited Partner by the General Partner pursuant to Section 8.6.

   B. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Subject to Section 8.6, any transfer or purported transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void. The foregoing notwithstanding, each Limited Partner may pledge or otherwise transfer his Limited Partnership Interests, in whole or in part, upon terms and conditions mutually agreeable to such Limited Partner and the General Partner (acting in its sole discretion).

   Section 11.2 LIMITED PARTNERS' RIGHTS TO TRANSFER.

   A. Other than as provided in Sections 11.2 and 11.3, a Limited Partner (other than the General Partner) may not transfer other than with the prior written consent of the General Partner (such consent which shall be given or withheld in the General Partner's sole discretion), all or any portion of his Partnership Interest, or any of such Limited Partner's rights as a Limited Partner. Notwithstanding anything else contained herein to the contrary, the General Partner may prohibit or otherwise limit or restrict any transfer by a Limited Partner of his Partnership Units if, in the opinion of legal counsel to the Partnership, such transfer would violate or otherwise require the filing of a registration statement under the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisors Act of 1940 (collectively, the "SECURITIES ACTS"), any regulations promulgated under any of the Securities Acts, or any other federal or state securities laws or regulations applicable to the Partnership or the Partnership Unit. Furthermore, no transfer by a Limited Partner of his Partnership Units may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation, or (ii) such transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code.

   B. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner's estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

   C. Notwithstanding any provision to the contrary set forth in this Article 11, a Limited Partner may at any time transfer all or any portion of his Partnership Interests to (a) any other Limited Partner or (b) a Limited Partner's Family (as hereinafter defined). "FAMILY" shall mean, with respect to a particular Limited Partner, such Equityholder's estate and heirs and current and former spouse(s), parents, parents-in-law, children, children-in-law, siblings, nephews, nieces and grandchildren and any trust, entity or estate, all of the beneficiaries and/or actual and beneficial owners of which consist solely of such Limited Partner or such Limited Partner's current or former spouse(s), parents, parents-in-law, children, children-in-law, siblings, nephews, nieces and grandchildren.

   Section 11.3 SUBSTITUTED LIMITED PARTNERS.

   A. No Limited Partner shall have the right to substitute a transferee as a Limited Partner in his place. The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.3 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole discretion. The General Partner's failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

   B. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement and shall, at the request of the General Partner, execute any documentation evidencing the same.

   C. Upon the admission of a Substituted Limited Partner, the General Partner shall amend EXHIBIT A to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

   Section 11.4 GENERAL PROVISIONS.

   A. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner's Partnership Units in accordance with this Article 11 or pursuant to redemption of all of its Partnership Units under Section 8.6.

   B. Any Limited Partner who shall transfer all of his Partnership Units in a transfer permitted pursuant to this Article 11 or pursuant to redemption of all of its Partnership Units under Section 8.6 shall cease to be a Limited Partner.

   C. Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

   D. If any Partnership Interest is transferred during any quarterly segment of the Partnership's fiscal year in compliance with the provisions of this
Article 11 or redeemed or transferred pursuant to Section 8.6, Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the fiscal year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer or redemption occurs shall be allocated to the Person who is a Partner as of midnight on the last day of said month. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such transfer or redemption shall be made to the transferor Partner, and all distributions of Available Cash thereafter shall be made to the transferee Partner.

                                  ARTICLE 12

                             ADMISSION OF PARTNERS

   Section 12.1 ADMISSION OF SUCCESSOR GENERAL PARTNER. A successor to all of the General Partner's General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner, or who is a successor General Partner by operation of contract of law shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

   Section 12.2 ADMISSION OF ADDITIONAL LIMITED PARTNERS.

   A. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement or who exercises an option to receive Partnership Units shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.4 hereof and (ii) such other documents or instruments as may be required in the reasonable discretion of the General Partner in order to effect such Person's admission as an Additional Limited Partner.

   B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

   Section 12.3 AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED
PARTNERSHIP. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of EXHIBIT A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to
Section 2.4 hereof.

                                  ARTICLE 13

                          DISSOLUTION AND LIQUIDATION

   Section 13.1 DISSOLUTION. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following ("LIQUIDATING EVENTS"):

      A.  the expiration of its term as provided in Section 2.5 hereof;

      B. an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after the withdrawal all the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner;

      C. on or after January 1, 2050 an election to dissolve the Partnership made by the General Partner, in its sole discretion;

      D. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act; or

      E. a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment all of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

   Section 13.2 WINDING UP.

   A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner (or, in the event there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners (the "LIQUIDATOR")) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner in its sole discretion, include any equity interests in the General Partner) shall be applied and distributed in the following order:

      (1) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the Partners;

      (2) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the General Partner;

      (3) Third, to the payment and discharge of all of the Partnership's debts and liabilities to the Partners; and

      (4) The balance, if any, to the General Partner and Limited Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

   B. Notwithstanding the provisions of Section 13.2.A hereof, which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, then the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2.A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

   Section 13.3 COMPLIANCE WITH TIMING REQUIREMENTS OF REGULATIONS. In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 13 to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article 13 may be:

      A. distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

      B. withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the General Partner and Limited Partners as soon as practicable.

   Section 13.4 DEEMED DISTRIBUTION AND RECONTRIBUTION. Notwithstanding any other provision of this Article 13, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Partnership's property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed the Property in kind to the General Partner and Limited Partners, who shall be deemed to have assumed and taken such property subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the General Partner and Limited Partners shall be deemed to have recontributed the Partnership property in kind to the Partnership, which shall be deemed to have assumed and taken such property subject to all such liabilities.

   Section 13.5 RIGHTS OF LIMITED PARTNERS. Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of his Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership or the General Partner. No Limited Partner shall have priority over any other Limited Partner as to the return of his Capital Contributions, distributions, or allocations.

   Section 13.6 NOTICE OF DISSOLUTION. In the event that a Liquidating Event occurs or an event occurs that would, but for provisions of Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within ninety (90) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

   Section 13.7 CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2 hereof, the Partnership shall be terminated and the Certificate and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

   Section 13.8 REASONABLE TIME FOR WINDING UP. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

   Section 13.9 WAIVER OF PARTITION. Each Partner hereby waives any right to partition of the Partnership property.

                                  ARTICLE 14

                 AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

   Section 14.1 AMENDMENTS.

   A. Amendments to this Agreement may be proposed at any time. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than thirty (30) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner's recommendation with respect to the proposal. Except as provided in Section 14.1.B, 14.1.C or 14.1.D, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of Partners holding a majority of the Percentage Interests of the Limited Partners (including Limited Partnership Interests and General Partnership Interest held by the General Partner).

   B. Notwithstanding Section 14.1.A, the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

      (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

      (2) to reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

      (3) to set forth the rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 4.2.A or Section 4.2.B hereof;

      (4) to reflect a change that is of an inconsequential nature and does not adversely affect the rights of the Limited Partners hereunder in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

      (5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

The General Partner will provide reasonable notice to the Limited Partners when any action under this Section 14.1.B is taken.

   C. Notwithstanding Section 14.1.A hereof, this Agreement shall not be amended without the Consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner's interest in the Partnership into a general partnership interest, (ii) modify the limited liability of a Limited Partner, (iii) alter rights of the Partner to receive distributions pursuant to Article 5, or the allocations specified in Article 6 (except as permitted pursuant to Section 4.2 and Section 14.1.B(3) hereof), (iv) alter or modify the Redemption Right and GGC Shares Amount as set forth in Section 8.6, and related definitions hereof, (v) cause the termination of the Partnership prior to the time set forth in Sections 2.5 or 13.1, or (vi) amend this Section 14.1.C. Further, no amendment may alter the restrictions on the General Partner's authority set forth in Section 7.3 without the Consent specified in that section.

   D. Notwithstanding the foregoing and Section 14.1.A hereof, the General Partner shall not amend Section 4.2.B, 7.5, 7.6, 7.7, 11.2, 14.1, 14.2 or the definition of the term "CONVERSION FACTOR" as defined herein without the Consent of a majority of the Percentage Interests of the Limited Partners excluding Limited Partnership Interests and General Partnership Interest held by the General Partner.

   Section 14.2 MEETINGS OF THE PARTNERS.

   A. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding 25 percent or more of the Partnership Interests.

The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.1 hereof. Except as otherwise expressly provided in this Agreement, the Consent of holders of a majority of the Percentage Interests shall control.

   B. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

   C. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it.

   D. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

                                  ARTICLE 15

                              GENERAL PROVISIONS

   Section 15.1 ADDRESSES AND NOTICE.

   Any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address set forth in EXHIBIT A or such other address as the Partners shall notify the General Partner in writing.

   Section 15.2 TITLES AND CAPTIONS.

   All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "ARTICLES" and "SECTIONS" are to Articles and Sections of this Agreement.

   Section 15.3 INTERPRETATIONS.

   Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Wherever the words "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation."

Wherever the words "in its sole discretion", "in the General Partner's discretion" (including, with correlative meanings, the terms "absolute discretion" or "individual discretion" or similar words or phrases), as applied to decisions, determinations, judgments, actions, undertakings or exercises of power and/or authority by the General Partner, its sole member, GGC or its Board of Directors (whether or behalf of the Partnership or otherwise), shall be interpreted to mean that such Persons may decide, make determinations, adjudge, act, undertake undertakings or exercise its power and or authority with respect to such matters (i) without reference to its fiduciary or other duties, whether arising under law, equity or otherwise owing to the Partnership, the Part-ners (including the Limited Partners) or any other Persons and (ii) the Limited Partners shall be deemed to have consented to and/or approved all such matters without any further action on their or the General Partner's part.

   Section 15.4 FURTHER ACTION.

   The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

   Section 15.5 BINDING EFFECT.

   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

   Section 15.6 CREDITORS.

   None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

   Section 15.7 WAIVER.

   No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

   Section 15.8 COUNTERPARTS.

   This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

   Section 15.9 APPLICABLE LAW.

   This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

   Section 15.10 INVALIDITY OF PROVISIONS.

   If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          GOTHAM GOLF CORP.

                                          By:________________________________
                                             William A. Ackman
                                             Chairman, Board of Directors

                                          GOTHAM GOLF LLC

                                          By:________________________________

                                          WITHDRAWING GENERAL PARTNER:

                                          FLORIDA GOLF PROPERTIES, INC.

                                          By:________________________________
                                             John Caporaletti
                                             President

                                          LIMITED PARTNERS:

                                          _____________________________________
                                          R. Daniel Mays

                                          _____________________________________
                                          Stephen J. Garchik

                                          _____________________________________
                                          John Caporaletti

                                          _____________________________________
                                          William F. Leahy

                                          FLORIDA GOLF ASSOCIATES, L.P.

                                          By: GGP, INC., its General Partner

                                          By:________________________________
                                             Stephen J. Garchik
                                             President

                                          GOTHAM PARTNERS, L.P.

                                          By: Section H Partners, L.P.,
                                                its general partner

                                          By: Karenina Corporation,
                                                a general partner of Section H
                                                Partners, L.P.

                                          By:________________________________
                                             William A. Ackman
                                             President

                                          GOTHAM PARTNERS III, L.P.

                                          By: Section H Partners, L.P.,
                                                its general partner

                                          By: Karenina Corporation,
                                                a general partner of Section H
                                                Partners, L.P.

                                          By:________________________________
                                             William A. Ackman
                                             President

                                          SYDNE MICHELLE GARCHIK TRUST

                                          By:________________________________
                                             Sandy R. Garchik, Trustee

                                          JESSICA KATHERINE GARCHIK TRUST

                                          By:________________________________
                                             Sandy R. Garchik, Trustee

                                          MICHAEL ROSS GARCHIK TRUST

                                          By:________________________________
                                             Sandy R. Garchik, Trustee

                                          MATTHEW J. KATZMAN 1996 TRUST

                                          By:________________________________
                                             Stephen J. Garchik, Trustee

                                          DAVID ERIC KATZMAN 1997 TRUST

                                          By:________________________________
                                             Stephen J. Garchik, Trustee

                                                 Effective as of [Closing Date]

                                   EXHIBIT A

                      PARTNERS AND PARTNERSHIP INTERESTS

                                 NUMBER OF
                                PARTNERSHIP    AGREED INITIAL    PERCENTAGE OF
NAME AND ADDRESS OF PARTNER        UNITS          CAPITAL     PARTNERSHIP INTEREST
---------------------------     -----------    -------------- --------------------
GENERAL PARTNER:
Gotham Golf LLC
575 East Chocolate Avenue
Hershey, PA 17033                                                  1.00000000%
LIMITED PARTNERS:
Gotham Golf Corp.
575 East Chocolate Avenue
Hershey, PA 17033                                                  91.5000000%
R. Daniel Mays
14610 SW 64 Court
Miami, FL 33158                                                    2.40000000%
Stephen J. Garchik
1930 Isaac Newton Square
Suite 207
Reston, VA 20190                                                    2.2162174%
John Caporaletti
670 Pheasant Run Road
Hummelstown, Pa 17036                                               1.8750000%
Sydne Michelle Garchik Trust
1930 Isaac Newton Square
Suite 207
Reston, VA 20190                                                    0.2017565%
Jessica Katherine Garchik Trust
1930-Isaac Newton Square
Suite 207
Reston, VA 20190                                                    0.2017565%
Michael Ross Garchik Trust
1930 Isaac Newton Square
Suite 207
Reston, VA 20190                                                    0.2017565%
Matthew Jay Katzman 1996 Trust
1930 Isaac Newton Square
Suite 207
Reston, VA 20190                                                    0.2017565%
David Eric Katzman 1997 Trust
1930 Isaac Newton Square
Suite 207
Reston, VA 20190                                                    0.2017565%
                                -----------     -----------        ----------
TOTAL:                                                                 100.00%
                                ===========     ===========        ==========

                                   EXHIBIT B

                          CAPITAL ACCOUNT MAINTENANCE

   1. CAPITAL ACCOUNTS OF THE PARTNERS

   A. The Partnership shall maintain for each Partner a separate Capital
Account in accordance with the rules of Regulations Section l.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1.A of the Agreement and EXHIBIT C hereof, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1.B of the Agreement and EXHIBIT C hereof.

   B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners' Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to
Section 703(a) (1) of the Code shall be included in taxable income or loss), with the following adjustments:

      (1) Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership, provided that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners' Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations
   Section l.704-1(b)(2)(iv)(m)(4).

      (2) The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable gross income or are neither currently deductible nor capitalized for federal income tax purposes.

      (3) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

      (4) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

      (5) In the event the Carrying Value of any asset is adjusted pursuant to clauses (ii) through (iv) of the definition of "CARRYING VALUE", the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

      (6) Any items specially allocated under Section 2 of EXHIBIT C hereof shall not be taken into account.

   C. Generally, a transferee of a Partnership Unit shall succeed to a pro-rata portion of the Capital Account of the transferor.

   (2) (1) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and the definition of Carrying Value, the Carrying Values of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in clause (ii) of the definition of "CARRYING VALUE," as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to
Section 6.1 of the Agreement.

   D. The provisions of the Agreement (including this EXHIBIT B and the other Exhibits to the Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification without regard to Article 14 of the Agreement, PROVIDED that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article 13 of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section l.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

   2. NO INTEREST

   No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

   3. NO WITHDRAWAL

   No Partner shall be entitled to withdraw any part of its Capital Contribution or Capital Account or to receive any distribution from the Partnership, except as provided in Articles 4, 5, 7 and 13 of the Agreement.

                                   EXHIBIT C

                           SPECIAL ALLOCATION RULES

   1. SPECIAL ALLOCATION RULES

   Notwithstanding any other provision of the Agreement or this EXHIBIT C, the following special allocations shall be made in the following order:

   A. MINIMUM GAIN CHARGEBACK. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this EXHIBIT C, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this Section 1.A only, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of this Agreement with respect to such Partnership Year and without regard to any decrease in Partner Minimum Gain during such Partnership Year.

   B. PARTNER MINIMUM GAIN CHARGEBACK.  Notwithstanding any other provision of
Section 6.1 of this Agreement or any other provisions of this EXHIBIT C (except
Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations
Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit with respect to such Partnership Year, other than allocations pursuant to
Section 1.A hereof.

   C. QUALIFIED INCOME OFFSET. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) and shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 1.C is intended to constitute a "qualified income offset" under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

   D. NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any Partnership Year shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio for such Partnership Year to the numerically closest ratio which would satisfy such requirements.

   E. PARTNER NONRECOURSE DEDUCTIONS. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

   F. CODE SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

   2. ALLOCATIONS FOR TAX PURPOSES

   A. Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this EXHIBIT C.

   B. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Partners as follows:

      (1) (a) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution (taking into account Section 2.C of this EXHIBIT C); and

      (b) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this EXHIBIT C.

      (2) (a) In the case of an Adjusted Property, such items shall (i) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to EXHIBIT B, and (ii) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B(1) of this EXHIBIT C; and

      (b) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner its correlative item of "book" gain or loss is allocated pursuant to Section
   6.1 of the Agreement and Section 1 of this EXHIBIT C.

      (3) all other items of income, gain, loss and deduction shall be allocated among the Partners the same manner as their correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this EXHIBIT C.

   C. To the extent Regulations promulgated pursuant to Section 704(c) of the Code permit a Partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the General Partner shall have the authority and sole discretion to elect the method to be used by the Partnership and such election shall be binding on all Partners; PROVIDED, HOWEVER, that for any disparity between the Carrying Value of property and such property's adjusted basis resulting from adjustment to the Carrying Value of Partnership assets on the date hereof, the Partnership shall elect to use the "traditional method" set forth in Treasury Regulation
(S)1.704-3(b).

                                   EXHIBIT D

                             NOTICE OF REDEMPTION

   The undersigned hereby irrevocably (i) redeems        Partnership Units in
Gotham Golf Partners, L.P. in accordance with the terms of the Agreement of Limited Partnership of Gotham Golf Partners, L.P., as amended, and the Redemption Right referred to therein, (ii) surrenders such Partnership Units and all right, title and interest therein and (iii) directs that the Cash Amount or GGC Shares Amount (as determined by the General Partner) deliverable upon exercise of the Redemption Right be delivered to the address and on date specified below, and if GGC Shares are to be delivered, such GGC Shares be registered in GGC's transfer books and records or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, and certifies, that the undersigned (a) has marketable, and unencumbered title to such Partnership Units, free and clear of the rights of or interests of any other person or entity, (b) has the full right, power and authority to redeem and surrender such Partnership Units as provided herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consult or approve such redemption and surrender.


Dated:___________________    Name of Limited Partner:___________________________

                                          _____________________________________
                                          (Date of Redemption)

                                          _____________________________________
                                          (Signature of Limited Partner)

                                          _____________________________________
                                          (Street Address)

                                          _____________________________________
                                          (City)        (State)       (Zip Code)

                                    Signature Guaranteed by:

                                          _____________________________________

If GGC Shares are to be issued, issue to:

Name:

Please insert social security or identifying number:

                                                                     APPENDIX I
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                               GOTHAM GOLF CORP.

   I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby execute this Certificate of Incorporation and do hereby certify as follows:

                                   ARTICLE I

                              NAME OF CORPORATION

   The name of the corporation (which is hereinafter referred to as the "CORPORATION") is:

                               Gotham Golf Corp.

                                  ARTICLE II

                               REGISTERED OFFICE

   The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

                                    PURPOSE

   The purpose of the Corporation shall be to (i) acquire, own, hold, maintain, manage, operate, develop, lease, finance, mortgage, sell, exchange and otherwise invest in, deal with and dispose of golf course and golf course related properties (including, without limitation, golf course and driving range properties, all golf course related land and improvements, club houses, maintenance buildings, golf cart buildings, public and/or private clubs, swimming pools, bath houses, tennis courts, hospitality and concession businesses, parking lots, driveways and walkways), completed golf courses and golf courses under development, and interests in any of the foregoing (including, without limitation, interests in partnerships of any kind, corporations, limited liability companies or other entities that own golf course interests and leasehold interests) and (ii) engage in any other lawful act or activity related to any of the foregoing. For purposes of clarity, the Corporation is not authorized and shall not engage in any act or activity, directly or indirectly, where the purpose of that act or activity is outside the scope of this Article III. Notwithstanding the foregoing, with respect to the assets, properties and interests acquired by the Corporation in connection
with the merger, effective as of [      ], between the Corporation and First
Union Real Estate Equity and Mortgage Investments, an Ohio business trust, the Corporation shall be authorized to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware. This Article may be amended only upon a unanimous vote of the Board.

                                  ARTICLE IV

                                     STOCK

   Section 1. The Corporation shall be authorized to issue 21,000,000 shares of capital stock, of which 10,000,000 shares shall be shares of Common Stock, $0.01 par value ("COMMON STOCK"), 1,000,000 shares shall be shares of Series A Preferred Stock, $25 par value ("SERIES A PREFERRED STOCK"), and 10,000,000 shares shall be shares of Preferred Stock, $0.01 par value ("PREFERRED STOCK").

   Section 2. Shares of Series A Preferred Stock shall be issued according to the terms and conditions of the Certificate of Designations, dated as of
[      2002], attached hereto as Exhibit 1 (the "CERTIFICATE OF DESIGNATIONS").

   Section 3. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution for the issuance of shares of Preferred Stock in series and, by filing a certificate of designation containing such resolution, to fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

   Section 4. Subject to applicable law and except as otherwise provided in the Certificate of Designations, all shares of Common Stock, Series A Preferred Stock, and any series of Preferred Stock shall be represented by uncertificated shares.

   Section 5. Except as otherwise provided by law, or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock (to the extent applicable), the Common Stock and the Series A Preferred Shares shall have, under the terms and conditions of the Bylaws and the Certificate of Designations, the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote; each Series A Preferred Share shall have 1/10th of the vote attributable to each share of Common Stock; and, the Common Stock and the Series A Preferred Share shall vote together as a single class. There shall be no cumulative voting.

   Section 6. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Series A Preferred Stock, as set forth in the Certificate of Designations, and any other Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

                                   ARTICLE V

               NO WRITTEN CONSENT AND NO NEED FOR WRITTEN BALLOT

   Section 1. NO STOCKHOLDER ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

   Section 2. NO NEED FOR WRITTEN BALLOT. Unless and except to the extent that the Bylaws or the Certificate of Designations of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                                  ARTICLE VI

                              BOARD OF DIRECTORS

   Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the "BOARD"). The number of directors of the Corporation, none of whom need be a stockholder, shall be fixed and may be altered from time to time as may be provided by the Bylaws; and, in the case of any increase in the number of directors, the additional directors shall be elected as provided by the Bylaws.

   Section 2. The directors of the Board shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, as shall be provided in the Bylaws of the Corporation, one class whose term expires at the 2003 annual meeting of stockholders, another class whose term expires at the 2004 annual meeting of stockholders, and another class whose term expires at the 2005 annual meeting of stockholders, with each class to hold office until its successors are elected and qualified. At each annual meeting of stockholders of the Corporation, the date of which will be fixed pursuant to the Bylaws of the Corporation, and subject to the rights of the holders of shares of any class or series of Preferred Stock, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

   Section 3. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws made by the Board.

                                  ARTICLE VII

                                   AMENDMENT

   Section 1. Subject to the limitations set forth herein, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

   Section 2. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's Bylaws. The affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present shall be required to adopt, amend, alter or repeal the Corporation's Bylaws.

                                 ARTICLE VIII

                  LIABILITY OF DIRECTORS AND INDEMNIFICATION

   Section 1. ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

   Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

   Section 2.  INDEMNIFICATION AND INSURANCE.

   (A) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "PROCEEDING"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

   (B) RIGHT OF CLAIMANT TO BRING SUIT.  If a claim under paragraph (a) of this
Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

   (C) NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

   (D) INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

                                  ARTICLE IX

                                 INCORPORATOR

   The name and mailing address of the incorporator is as follows:

   William F. Leahy
   16850 Sudley Road
   Centreville, Virginia 20120

   IN WITNESS WHEREOF, I, the undersigned, being the incorporator herein before named, do hereby further certify that the facts hereinabove stated are truly
set forth and, accordingly, I have hereunto set my hand this        day of
      .

                                          --------------------------------------
                                          Incorporator

                                                                     APPENDIX J

================================================================================

                  SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE
                                PREFERRED STOCK

                          CERTIFICATE OF DESIGNATIONS

                               GOTHAM GOLF CORP.

                               -----------------

              Designating a Series of Preferred Stock as Series A
               Cumulative Convertible Redeemable Preferred Stock and Fixing Distribution and Other Preferences and
                             Rights of Such Series

                               -----------------

                           Dated as of       , 2002

================================================================================

                               GOTHAM GOLF CORP.

   Gotham Golf Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware ("GGC"), hereby certifies that the following resolution was adopted by the Board of Directors of GGC, as required by Section 151 of the General Corporation Law at a meeting duly called and held on [INSERT DATE OF MEETING]:

   RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with Sections 1 and 2 of Article IV of the Certificate of Incorporation of GGC, as amended, a series of preferred shares of GGC be and hereby is created, and that the designation and amount thereof and the preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

   SECTION 1. NUMBER OF SHARES AND DESIGNATION. This class of preferred stock shall be designated as Series A Cumulative Convertible Redeemable Preferred Stock, par value $25.00 per share (the "SERIES A PREFERRED SHARES"), and the number of shares which shall constitute such series shall not be more than 2,000,000 shares, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors. Subject to applicable law, all Series A Preferred Shares shall be represented by uncertificated shares; PROVIDED, HOWEVER, that upon request of any holder of Series A Preferred Shares, such holder shall be entitled to have a certificate signed by, or in the name of, GGC representing the number of Series A Preferred Shares held by such holder.

   SECTION 2. DEFINITIONS. For purposes of the Series A Preferred Shares, the following terms shall have the meanings indicated:

      "BOARD OF DIRECTORS" shall mean the Board of Directors of GGC or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Shares.

      "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

      "CALL DATE" shall mean the date specified in the notice to holders required under Section 5(c) as the Call Date.

      "COMMON SHARES" shall mean the common shares of common stock of GGC, par value $0.01 per share.

      "CONSTITUENT PERSON" shall have the meaning set forth in Section 6(f).

      "CONVERSION PRICE" shall mean the conversion price per Common Share of GGC for which the Series A Preferred Shares are convertible, as such Conversion Price may be adjusted pursuant to Section 6(e). The initial conversion price shall be equal to 5.0842 multiplied by a fraction, the numerator of which is the GGC Factor and the denominator of which is the First Union Factor.

      "CURRENT MARKET PRICE" of publicly traded common shares or any other class of shares of capital stock or other security of GGC or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Chairman of the Board or the Board of Directors.

      "DIVIDEND PAYMENT DATE" shall mean the last calendar day of January, April, July and October in each year, commencing on [INSERT FIRST JANUARY
   31, APRIL 30, JULY 31 OR OCTOBER 31 AFTER THE ISSUE DATE], 2002; PROVIDED, HOWEVER, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

      "DIVIDEND PERIODS" shall mean quarterly dividend periods commencing on February 1, May 1, August 1 and November 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include [INSERT FIRST JANUARY 31, APRIL 30, JULY 31 OR OCTOBER 31 AFTER THE ISSUE DATE], and other than the Dividend Period during which any Series A Preferred Shares shall be redeemed pursuant to
   Section 5, which shall end on and include the Call Date with respect to the Series A Preferred Shares being redeemed).

      "ESCROW FUND" shall mean that certain escrow fund established in connection with the Merger and in accordance with the terms of the Merger Agreement for the benefit of holders of First Union Common Shares and Common Shares, as the case may be.

      "ESCROW DISTRIBUTION AMOUNT" shall mean the amount of cash distributed out of the Escrow Fund on the Distribution Date with respect to each First Union Common Share outstanding as of the Merger.

      "ESCROW DISTRIBUTION DATE" shall mean the day on which the Escrow Fund terminates, and, in accordance with the terms of the Merger Agreement, the funds remaining in the Escrow Fund are distributed to holders of First Union Common Shares as of the Merger.

      "ESCROW SHARE DEDUCTION" shall mean an amount in cash equal to the difference between the Escrow Share Holdback and the Escrow Distribution Amount.

      "ESCROW SHARE HOLDBACK" shall mean the amount of cash deposited into the Escrow Fund divided by the number of outstanding First Union Common Shares as of immediately prior to the effective time of the Merger.

      "EXPIRATION TIME" shall have the meaning set forth in Section 6(e)(iv).

      "FAIR MARKET VALUE" shall mean the average of the daily Current Market Prices of a Common Share during the five (5) consecutive Trading Days selected by GGC commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. The term "EX DATE," when used with respect to any issuance or distribution, means the first day on which the Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

      "FIRST UNION" shall mean the meaning set forth in Section 6(a).

      "FIRST UNION COMMON SHARE" shall mean each issued and outstanding share of beneficial interests, par value $1.00 per share, of First Union (other than shares of beneficial interests held by First Union) as of the date of the Merger.

      "FIRST UNION FACTOR" shall mean the higher of (i) $[INSERT 2.55 MINUS DEDUCTIONS ON ACCOUNT OF THE DIVIDEND SHARE HOLDBACK AND THE SHARED COSTS HOLDBACK (AS DEFINED IN THE MERGER AGREEMENT)]; and (ii) the average of the daily Current Market Prices of a First Union Common Share during the twenty
   (20) consecutive Trading Days immediately prior to the date of the Merger.

      "FIRST UNION SERIES A PREFERRED SHARE" shall mean the meaning set forth in Section 6(a).

      "FULLY JUNIOR SHARES" shall mean the Common Shares and any other class or series of shares of capital stock of GGC now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of GGC.

      "GGC FACTOR" shall mean (i) in the event that there are Current Market Prices for a Common Share during each Trading Day in the twenty (20) consecutive Trading Days immediately after the Merger (the "20-DAY WINDOW"), the lower of (W) $20 and (X) the average of the daily Current Market Prices of a Common Share during the 20-Day Window; or (ii) in the event that there are not Current Market Prices for a Common Share during each Trading Day in the 20-Day Window, the lower of (Y) $20 and (Z) the value of a Common Share immediately after the Merger as determined by a nationally recognized investment bank or firm listed on EXHIBIT 1.

      "INCOME FROM OPERATIONS" shall mean GGC's consolidated revenues minus expenses.

      "ISSUE DATE" shall mean [INSERT DATE OF THE MERGER].

      "JUNIOR SHARES" shall mean the Common Shares and any other class or series of shares of capital stock of GGC now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of GGC.

      "MERGER" shall have the meaning set forth in Section 6(a).

      "MERGER AGREEMENT" shall mean that certain Agreement and Plan of Merger and Contribution, dated as of February 13, 2002 (as may be amended from time to time), by and among First Union, GGC and certain other parties providing for, among other things, the Merger.

      "NON-ELECTING SHARE" shall have the meaning set forth in Section 6(f).

      "PARITY SHARES" shall have the meaning set forth in Section 8(b).

      "PERSON" shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

      "PRESS RELEASE" shall have the meaning set forth in Section 5(b).

      "PURCHASED SHARES" shall have the meaning set forth in Section 6(e)(iv).

      "SECURITIES" and "SECURITY" shall have the meanings set forth in Section 6(e)(iii).

      "SERIES A PREFERRED SHARES" shall have the meaning set forth in Section 1.

      "SET APART FOR PAYMENT" shall be deemed to include, without any action other than the following, the recording by GGC in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of capital stock of GGC; PROVIDED, HOWEVER, that if any funds for any class or series of Junior Shares or any class or series of shares of capital stock ranking on a parity with the Series A Preferred Shares as to the payment of dividends are placed in a separate account of GGC or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series A Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

      "TRADING DAY" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the National Market System of NASDAQ, or if such securities are not quoted on such National Market System, in the applicable securities market in which the securities are traded.

      "TRANSACTION" shall have the meaning set forth in Section 6(f).

      "TRANSACTION PROCEEDS" shall have the meaning set forth in Section 6(a).

      "TRANSFER AGENT" means [            ], or such other agent or agents of
   GGC as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares.

      "VOTING PREFERRED SHARES" shall have the meaning set forth in Section
   9(b).

   SECTION 3.  DIVIDENDS.

   (a) The holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per share equal to the greater of (i) $0.525 per share per Dividend Period (equivalent to 8.4% of the liquidation preference per annum) or (ii) the cash dividends (determined on each Dividend Payment Date) on the Common Shares, or portion thereof, into which a Series A Preferred Share is convertible. Such dividends shall equal the number of Common Shares, or portion thereof, into which a Series A Preferred Share is convertible, multiplied by the most current quarterly cash dividend on a Common Share on or before the applicable Dividend Payment Date. Such dividends shall begin to accrue and shall be fully cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of GGC legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on [INSERT FIRST JANUARY 31, APRIL 30, JULY 31 OR OCTOBER 31 AFTER THE ISSUE DATE]. Each such dividend shall be payable in arrears to the holders of record of Series A Preferred Shares as they appear in the records of GGC at the close of business on such record dates, not less than 10 nor more than 50 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not less than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the Board of Directors. Any dividend payment made on Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to Series A Preferred Shares which remains payable.

   (b) The initial Dividend Period will include a partial dividend for the period from the Issue Date until [INSERT FIRST JANUARY 31, APRIL 30, JULY 31 OR OCTOBER 31 AFTER THE ISSUE DATE]. The amount of dividends payable for such period, or any other period shorter than a full Dividend Period, on the Series A Preferred Shares shall be computed on the basis of a 360-day year of twelve 30-day months. Holders of Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided, on the Series A Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

   (c) So long as any Series A Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series A Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Shares and accumulated and unpaid on such Parity Shares.

   (d) So long as any Series A Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully

Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of GGC or any subsidiary of GGC for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by GGC, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series A Preferred Shares and any other Parity Shares of GGC shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Dividend Periods with respect to the Series A Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Shares and the current dividend period with respect to such Parity Shares.

   (e) No distributions on Series A Preferred Shares shall be declared by the Board of Directors or paid or set apart for payment by GGC at such time as the terms and provisions of any agreement of GGC, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

   SECTION 4.  LIQUIDATION PREFERENCE.

   (a) In the event of any liquidation, dissolution or winding up of GGC, whether voluntary or involuntary, before any payment or distribution of the assets of GGC (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Series A Preferred Shares shall be entitled to receive Twenty-Five Dollars ($25.00) per Series A Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, without interest; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of GGC, the assets of GGC, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of GGC with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or conveyance of all or substantially all of GGC's property or business or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of GGC.

   (b) Subject to the rights of the holders of shares of any series or class or classes of shares of capital stock ranking on a parity with or prior to the Series A Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of GGC, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

   SECTION 5.  REDEMPTION AT THE OPTION OF GGC.

   (a) At any time and at its option, GGC may redeem the Series A Preferred Shares in whole or in part, as set forth herein, subject to the provisions described below.

   (b) The Series A Preferred Shares may be redeemed, in whole or in part, at the option of GGC, at any time, only if for 20 Trading Days, within any period of 30 consecutive Trading Days, including the last Trading Day of such period, the Current Market Price of the Common Shares on each of such 20 Trading Days equals or exceeds the Conversion Price in effect on such Trading Day. In order to exercise its redemption option, GGC must issue a press release announcing the redemption (the "PRESS RELEASE") prior to the opening of business on the second Trading Day after the condition in the preceding sentence has, from time to time, been met. The Press Release shall announce the redemption and set forth the number of Series A Preferred Shares that GGC intends to redeem. The Call Date (as defined below) shall be selected by GGC, shall be specified in the notice of redemption and shall be not less than 30 days or more than 60 days after the date on which GGC issues the Press Release.

   (c) Upon redemption of Series A Preferred Shares by GGC on the date specified in the notice to holders required under subparagraph (e) of this
Section 5 (the "CALL DATE"), each Series A Preferred Share so redeemed shall be converted into a number of Common Shares equal to the liquidation preference (excluding any accrued and unpaid dividends) of the Series A Preferred Shares being redeemed divided by the Conversion Price as of the opening of business on the Call Date.

   Upon any redemption of Series A Preferred Shares, GGC shall pay any accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Call Date, without interest. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series A Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, GGC shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares called for redemption or on the Common Shares issued upon such redemption.

   (d) If full cumulative dividends on the Series A Preferred Shares and any other class or series of Parity Shares of GGC have not been paid or declared and set apart for payment, the Series A Preferred Shares may not be redeemed in part and GGC may not purchase or acquire Series A Preferred Shares or Parity Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares or Parity Shares, as the case may be.

   (e) If GGC shall redeem Series A Preferred Shares pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given not more than four Business Days after the date on which GGC issues the Press Release to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the transfer books of GGC. Neither the failure to mail any notice required by this paragraph (e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (1) the Call Date; (2) the number of Series A Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the number of Common Shares to be issued with respect to each Series A Preferred Share; (4) if applicable, the place or places at which certificates for such shares are to be surrendered for Common Shares; (5) the then-current Conversion Price; and (6) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless GGC shall fail to make available the number of Common Shares or amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series A Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Shares of GGC shall cease (except the rights to receive (x) the Common Shares and cash payable upon such redemption, without interest thereon and (y) any dividends payable thereon). GGC's obligation to provide Common Shares and cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, GGC shall deposit with a bank or trust company (which may be an affiliate of GGC) that has an office in the Borough of Manhattan, City of New York, or in Wilmington, Delaware and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, Common Shares and any cash necessary for such redemption, in trust, with irrevocable instructions that such Common Shares and cash be applied to the redemption of the Series A Preferred Shares so called for redemption. At the close of business on the Call Date, each holder of Series A Preferred Shares to be redeemed (unless GGC defaults in the crediting of Common Shares in its transfer books for the benefit of such holder of Series A Preferred Shares or in the delivery of cash payable on such Call Date) shall be deemed to be the record holder of the number of Common Shares into which such Series A Preferred Shares are to be redeemed (regardless of whether such holder has surrendered the certificates representing the Series A Preferred Shares, if any). No interest shall accrue for the benefit of the holders of Series A Preferred Shares to be redeemed on any cash so set aside by GGC. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of GGC, after which reversion the holders of such shares so called for redemption shall look only to the general funds of GGC for the payment of such cash.

   As promptly as practicable after the redemption of Series A Preferred Shares pursuant to this provision, such shares shall be exchanged for Common Shares by way of book-entry credit in GGC's transfer books and any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series A Preferred Shares are to be redeemed, shares to be redeemed shall be selected by GGC from outstanding Series A Preferred Shares not previously called for redemption on a pro rata basis (as nearly as may be) or by any other manner determined by GGC in its sole discretion to be equitable.

   (f) No fractional shares or scrip representing fractions of Common Shares shall be issued upon redemption of the Series A Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be owing upon the redemption of a Series A Preferred Share, GGC shall pay to the holder of such share an amount in cash (computed to the nearest cent with $.005 being rounded upward) based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the Call Date. If more than one Series A Preferred Shares shall be surrendered for redemption at one time by the same holder, the number of full Common Shares issuable upon redemption thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered.

   (g) GGC covenants that any Common Shares issued upon redemption of the Series A Preferred Shares shall be validly issued, fully paid and non-assessable. GGC shall endeavor to list the Common Shares required to be issued upon redemption of the Series A Preferred Shares, prior to such redemption, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such issuance.

   GGC shall endeavor to take any action necessary to ensure that any Common Shares issued upon the redemption of Series A Preferred Shares are freely transferable and not subject to any resale restrictions under the Securities Act of 1933, as amended (the "ACT"), or any applicable state securities or blue sky laws (other than any Common Shares issued upon redemption of any Series A Preferred Shares which are held by an "affiliate" (as defined in Rule 144 under the Act) of GGC).

   SECTION 6. CONVERSION. Holders of Series A Preferred Shares shall have the right, at any time, to convert any of their Series A Preferred Shares into either (i) the Transaction Proceeds, as described in Section 6(a) herein or
(ii) Common Shares of GGC, pursuant to Section 6(b). In no event may a holder convert one Series A Preferred Share into both Transaction Proceeds, pursuant to Section 6(a), and Common Shares of GGC, pursuant to Section 6(b).

   (a) A holder of Series A Preferred Shares shall have the right to convert each of his or her Series A Preferred Share into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of the merger (the "MERGER") of GGC and First Union Real Estate Equity and Mortgage Investments, an Ohio business trust ("FIRST UNION"), by a holder of that number of First Union Common Shares into which one Series A Preferred Share of First Union ("FIRST UNION SERIES A PREFERRED SHARE") was convertible immediately prior to the Merger, assuming such holder of common shares of First Union failed to exercise his rights of election as to the kind or amount of shares, securities and other property (including cash) receivable upon such Merger (the "TRANSACTION PROCEEDS"). As each First Union Series A Preferred Share was convertible into 4.92 First Union Common Shares immediately prior to the Merger, the Transaction Proceeds for one Series A Preferred Share shall equal,

      (i) if the Series A Preferred Share is converted into Transaction Proceeds prior to the Escrow Termination Date, (A) the right to receive, as promptly as practicable after GGC's receipt of Written Notice (defined below), an amount in cash (rounded to the nearest whole cent and without interest) equal to 4.92 multiplied by the difference between (x) [INSERT AMOUNT EQUAL TO $2.55 LESS THE DIVIDEND SHARE HOLDBACK AND THE SHARED COSTS HOLDBACK] and (y) the Escrow Share Holdback; and (B) the right to receive, as promptly as practicable on or after the Escrow Termination Date, an amount in cash equal to the Escrow Share Distribution Amount; or

      (ii) if the Series A Preferred Shares is converted into Transaction Proceeds on or after the Escrow Termination Date, the right to receive, as promptly as practicable after GGC's receipt of Written Notice, an amount in cash (rounded to the nearest whole cent and without interest) equal to 4.92 multiplied by the difference between (x) [INSERT AMOUNT EQUAL TO $2.55 LESS THE DIVIDEND SHARE HOLDBACK AND THE SHARED COSTS HOLDBACK] and (y) the Escrow Share Deduction.

   (b) Any Series A Preferred Share not converted into Transaction Proceeds pursuant to Section 6(a) may be converted into the number of Common Shares of GGC obtained by dividing the Liquidation Preference (excluding any accrued and unpaid dividends) of such Series A Preferred Share by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (c) of this Section 6); PROVIDED, HOWEVER, that the right to convert a Series A Preferred Share called for redemption pursuant to Section 5 shall terminate at the close of business on the Call Date fixed for such redemption, unless GGC shall default in making payment of the Common Shares and any cash payable upon such redemption under Section 5.

   (c) In order to exercise the conversion right either under Section 6(a) or
Section 6(b), the holder of each Series A Preferred Share to be converted shall send written notice of such conversion substantially in the form of EXHIBIT 2 ("WRITTEN NOTICE") to the offices of the Transfer Agent and GGC that the holder thereof elects to convert such Series A Preferred Shares to receive either (i) the Transaction Proceeds or (ii) GGC Common Shares. Unless the Transaction Proceeds or GGC Common Shares issuable upon conversion are to be issued in the same name as the name in which such Series A Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to GGC, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to GGC demonstrating that such taxes have been paid).

   Holders of Series A Preferred Shares at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, Series A Preferred Shares surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of notice of redemption with respect to a Call Date during such period, such Series A Preferred Shares being entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Series A Preferred Shares on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into Common Shares on the corresponding Dividend Payment Date will receive the dividend payable by GGC on such Series A Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series A Preferred Shares for conversion. Except as provided above, GGC shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Common Shares issued upon such conversion.

   As promptly as practicable after receipt of a holder's Written Notice for conversion into the Transaction Proceeds pursuant to Section 6(a)(i), for each surrendered Series A Preferred Share, GGC shall issue to such holder by way of book-entry credit in GGC's transfer books uncertificated rights representing the right to receive, as promptly as practicable on or after the Escrow Termination Date, the Escrow Share Distribution Amount.

   As promptly as practicable after receipt of a holder's Written Notice for conversion into GGC Common Shares pursuant to Section 6(b), GGC shall issue to such holder by way of book-entry credit in GGC's transfer books uncertificated shares representing the number of full Common Shares issuable upon the conversion of such shares in accordance with provisions of this Section 6, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in paragraph (d) of this Section 6.

   Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Written Notice shall have been received by GGC as aforesaid (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by GGC as described above), and the Person or Persons in whose name or names the Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date; and, in the case of a conversion for GGC Common Shares pursuant to Section 6(b), such conversion shall be at the Conversion Price in effect at such time on such date unless the share transfer books of GGC shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by GGC.

   (d) In the case of a conversion for GGC Common Shares pursuant to Section 6(b), no fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series A Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be issuable upon the conversion of a Series A Preferred Share, GGC shall pay to the holder of such share an amount in cash (computed to the nearest cent with $.005 being rounded upward) based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the date of conversion. If more than one Series A Preferred Shares shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered.

   (e) The Conversion Price shall be adjusted from time to time as follows:

      (i) If GGC shall after the Issue Date (A) pay a dividend or make a distribution on its capital shares in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series A Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above as if such Series A Preferred Shares had been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the Business Day next following the record date (except as provided in Section 6(i) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the Business Day next following the effective date in the case of a subdivision, combination or reclassification.

      (ii) If GGC shall issue after the Issue Date rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share less than 94% (100% if a stand-by underwriter is used and charges GGC a commission) of the Fair Market Value per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the Business Day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (x) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (y) the number of shares that the aggregate proceeds to GGC from the exercise of such rights, options or warrants for Common Shares would purchase at 94% of such Fair Market Value (or 100% in the case of a stand-by underwriting), and the denominator of which shall be the sum of (x) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (y) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in Section 6(i) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than 94% of such Fair Market Value (or 100% in the case of a stand-by underwriting), there shall be taken into account any consideration received by GGC upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Chairman of the Board or the Board of Directors.

      (iii) If GGC shall distribute to all holders of its Common Shares any shares of capital stock of GGC (other than Common Shares) or evidence of its indebtedness or assets or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) collectively called the "SECURITIES" and individually a "SECURITY"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (x) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (y) a fraction, the numerator of which shall be the Fair Market Value per Common Share on the record date mentioned below less the then fair market value (as determined by the Chairman of the Board or the Board of Directors, whose determination shall be conclusive), of the portion of the shares of capital stock or assets or evidences of indebtedness so distributed or of such rights, options or warrants applicable to one Common Share, and the denominator of which shall be the Fair Market Value per Common Share on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in Section 6(i) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this subparagraph
   (iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each Common Share delivered to a Person converting a Series A Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); PROVIDED that on the date, if any, on which a Person converting a Series A Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

      (iv) In case a tender or exchange offer made by GGC or any subsidiary of GGC for all or any portion of the Common Shares shall expire and such tender or exchange offer shall involve the payment by GGC or such subsidiary of consideration per Common Share having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), at the last time (the "EXPIRATION TIME") tenders or exchanges may be made pursuant to such tender or exchange offer, that exceeds the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph, by a fraction of which the numerator shall be the number of Common Shares outstanding (including any tendered or exchanged shares) at the Expiration Time, multiplied by the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, and the denominator shall be the sum of (A) the fair market value (determined as aforesaid) of the aggregate consideration payable to shareholders based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any maximum, being referred to as the "PURCHASED SHARES") and (B) the product of the number of Common Shares outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

      (v) No adjustment to the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; PROVIDED, HOWEVER, that any adjustments that by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and PROVIDED, FURTHER, that any adjustment shall be required and made in accordance with the provisions of this Section 6 (other than this subparagraph (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 6, GGC shall not be required to make any adjustment to the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of GGC and the investment of additional optional amounts in Common Shares under such plan. All calculations under this
   Section 6 shall be made to the nearest cent (with $0.005 being rounded upward) or to the nearest one-tenth of a share (with 0.05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, GGC shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (e), as it in its discretion shall determine to be advisable in order that any share dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase shares or securities, or distribution of other assets (other than cash dividends) hereafter made by GGC to its shareholders shall not be taxable.

   (f) If GGC shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Shares, sale of all or substantially all of GGC's assets or recapitalization of the Common Shares and excluding any transaction as to which subparagraph (e)(i) of this Section 6 applies) (each of the foregoing being referred to herein as a "TRANSACTION"), in each case as a result of which all or substantially all Common Shares are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Series A Preferred Share that is not redeemed or converted into the right to receive shares, securities or other property prior to such Transaction shall thereafter be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series A Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which GGC consolidated or into which GGC merged or which merged into GGC or to which such sale or transfer was made, as the case may be ("CONSTITUENT PERSON"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share held immediately prior to such

Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purpose of this paragraph (f) the kind and amount of shares, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). GGC shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (f), and it shall not consent or agree to the occurrence of any Transaction until GGC has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Shares that will contain provisions enabling the holders of the Series A Preferred Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph
(f) shall similarly apply to successive Transactions.

   (g) If:

      (i) GGC shall declare a dividend (or any other distribution) on the Common Shares; or

      (ii) GGC shall authorize the granting to the holders of Common Shares of rights, options or warrants to subscribe for or purchase any shares of any class or any other rights, options or warrants; or

      (iii) there shall be any reclassification of the Common Shares (other than an event to which subparagraph (e)(i) of this Section 6 applies) or any consolidation or merger to which GGC is a party and for which approval of any shareholders of GGC is required, or a statutory share exchange, or a self tender offer by GGC for all or substantially all of its outstanding Common Shares or the sale or transfer of all or substantially all of the assets of GGC as an entirety; or

      (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of GGC;

then GGC shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of Series A Preferred Shares at their addresses as shown on the records of GGC, as promptly as possible, but at least 10 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, issuable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 6.

   (h) Whenever the Conversion Price is adjusted as herein provided, GGC shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, GGC shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series A Preferred Share at such holder's last address as shown on the records of GGC.

   (i) In any case in which paragraph (e) of this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, GGC may defer until the occurrence of such event (A) issuing to the holder of any Series A Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (d) of this Section 6.

   (j) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of GGC in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section
6. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 6, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

   (k) If GGC shall take any action affecting the Common Shares, other than actions described in this Section 6, that in the opinion of the Board of Directors would materially and adversely affect the conversion rights of the holders of the Series A Preferred Shares, the Conversion Price for the Series A Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

   (l) GGC covenants that it will at all times reserve and keep available, free from preemptive rights, for the purpose of effecting conversion of the Series A Preferred Shares out of the aggregate of its authorized but unissued Common Shares, the full number of Common Shares issuable upon the conversion of all outstanding Series A Preferred Shares not theretofore converted into GGC Common Shares, pursuant to Section 6(b). For purposes of this paragraph (l), the number of Common Shares that shall be issuable upon the conversion of all outstanding Series A Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

   GGC covenants that any Common Shares issued upon conversion of the Series A Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares issuable upon conversion of the Series A Preferred Shares, GGC will take any action that, in the opinion of its counsel, may be necessary in order that GGC may validly and legally issue fully paid and non-assessable Common Shares at such adjusted Conversion Price.

   In the case of a conversion pursuant to Section 6(b), GGC shall endeavor to list the Common Shares required to be issued by way of book-entry credit in GGC's transfer books upon conversion of the Series A Preferred Shares, prior to such issuance, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such issuance. In addition, prior to the issuance by way of book-entry credit in GGC's transfer books of any securities that GGC shall be obligated to issue upon conversion of the Series A Preferred Shares, GGC shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the issuance thereof by, any governmental authority.

   (m) GGC will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series A Preferred Shares pursuant hereto; PROVIDED, HOWEVER, that GGC shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series A Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to GGC the amount of any such tax or established, to the reasonable satisfaction of GGC, that such tax has been paid.

   SECTION 7. SHARES TO BE RETIRED. All Series A Preferred Shares that shall have been issued and reacquired in any manner by GGC shall be restored to the status of authorized but unissued shares of Series A Preferred Stock of GGC.

   SECTION 8. RANKING. Any class or series of shares of capital stock of GGC shall be deemed to rank:

   (a) prior to the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares;

   (b) on a parity with the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Series A Preferred Shares, if the holders of such class or series and the Series A Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("PARITY SHARES");

   (c) junior to the Series A Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and

   (d) junior to the Series A Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares.

   SECTION 9.  VOTING.

   (a) Each Series A Preferred Share shall be entitled to [1/10/TH/] of the vote attributable to each Common Share, voting as a class with the Common Shares.

   (b) In addition, if and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of Directors then constituting the Board of Directors shall be increased by two and the holders of Series A Preferred Shares, together with the holders of shares of every other series of Parity Shares (any such other series, the "VOTING PREFERRED SHARES"), voting as a single class regardless of series, shall be entitled to elect two additional Directors to serve on the Board of Directors at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Shares and the Voting Preferred Shares called as hereinafter provided. Whenever all arrears in dividends on the Series A Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect such additional two Directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all persons elected as Directors by the holders of the Series A Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series A Preferred Shares and the Voting Preferred Shares, the Secretary of GGC may, and upon the written request of any holder of Series A Preferred Shares (addressed to the Secretary at the principal office of GGC) shall, call a special meeting of the holders of the Series A Preferred Shares and of the Voting Preferred Shares for the election of the two Directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the By-Laws of GGC for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series A Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the records of GGC. The Directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the Directors elected by the holders of the Series A Preferred Shares and the Voting Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining trustee elected by the holders of the Series A Preferred Shares and the Voting Preferred Shares or the successor of such remaining trustee, to serve until the next annual meeting of the shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

   (c) So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law, by GGC's Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION"), or by GGC's By-Laws, as amended and supplemented (the "BY-LAWS"), the affirmative vote of at least
66 2/3% of the votes entitled to be cast by the holders of the Series A Preferred Shares and the Voting Preferred Shares, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

      (i) Any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, By-Laws or this Certificate of Designations that materially and adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Shares or the Voting Preferred Shares; PROVIDED, HOWEVER, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create or to increase the authorized amount of, any Fully Junior Shares, Junior Shares that are not senior in any respect to the Series A Preferred Shares, or any shares of any class ranking on a parity with the Series A Preferred Shares or the Voting Preferred Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series A Preferred Shares, and PROVIDED, FURTHER, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series A Preferred Shares or another series of Voting Preferred Shares that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series A Preferred Shares and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

      (ii) A share exchange that affects the Series A Preferred Shares, a consolidation with or merger of GGC into another entity, or a consolidation with or merger of another entity into GGC, unless in each such case each Series A Preferred Share (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Series A Preferred Share (except for changes that do not materially and adversely affect the holders of the Series A Preferred Shares); or

      (iii) The authorization, reclassification or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to the Series A Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of GGC or in the payment of dividends; PROVIDED, HOWEVER, that no such vote of the holders of Series A Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series A Preferred Shares at the time outstanding.

   (d) For purposes of the foregoing provisions of this Section 9(b) and (c), each Series A Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Shares shall have the right to vote with the Series A Preferred Shares as a single class on any matter, then the Series A Preferred Shares and such other series shall have with respect to such matters one (1) vote per $25.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth in Section 9(a), the Series A Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

   SECTION 10. RECORD HOLDERS. GGC and the Transfer Agent may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither GGC nor the Transfer Agent shall be affected by any notice to the contrary.

   SECTION 11. SINKING FUND. The Series A Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

   SECTION 12. EXCLUSIVITY. Other than to the extent expressly set forth herein and in the Certificate of Incorporation, the holders of the Series A Preferred Shares shall have no voting rights and shall not be entitled to receive any dividends or distributions on account of their shares.

   IN WITNESS WHEREOF, GGC has caused this Certificate of Designations to be duly executed and signed by [INSERT NAME], Secretary of the Board of Directors,
on this    day of           , 2002.

                                               GOTHAM GOLF CORP.

                                               By: -----------------------------
                                                   [INSERT NAME]
                                                   Secretary, Board of Directors

                                   EXHIBIT 1

                       LIST OF APPROVED INVESTMENT FIRMS

Societe Generale           Bank of America           Merrill Lynch & Co.

ING Barings                Bear, Stearns & Co., Inc. Morgan Stanley

Credit Suisse First Boston JP Morgan Chase & Co.     Tucker Anthony Sutro

Lehman Brothers            Citigroup                 Lazard Freres & Co.

Toronto-Dominion Bank                                Wachovia / First Union
                           Salomon Smith Barney        Securities

Houlihan Lokey Howard &
  Zukin                    UBS Warburg LLC           Ferris, Baker, Watts, Inc.

M.J. Whitman Inc.          Friedman Billings         Royal Bank of Canada

Jefferies & Co.            Deutsche Bank Alex. Brown WR Hambrecht & Co.

Robert W. Baird & Co.      CIBC Oppenheimer Corp.    Robertson Stephens & Co.

ABN AMRO                   Prudential Financial      SG Cowen

Dresdner Kleiner
  Wasserstein              Raymond James Financial   Credit Lyonnais

Thomas Weisel Partners     Goldman Sachs & Co.       Hambrecht & Quist

US Bancorp Piper Jaffray   Brown Brothers Harriman &
                             Co.                     Sutro & Co.

                                   EXHIBIT 2

                            FORM OF WRITTEN NOTICE

       (To be executed only upon conversion of Series A Preferred Shares into Transaction Proceeds or Common Shares)

GOTHAM GOLF CORP.

   The undersigned registered holder of Series A Preferred Shares hereby irrevocably exercises:

      (a) [insert number] of his or her Series A Preferred Shares for conversion into Transaction Proceeds, pursuant to Section 6(a) of the Certificate of Designations; and

      (b) [insert number] of his or her Series A Preferred Shares for conversion into Common Shares, pursuant to Section 6(b) of the Certificate of Designations.

   In the case of conversion into Common Shares pursuant to Section 6(b) of the Certificate of Designations, the Common Shares covered by such conversion shall be issued, by way of book-entry credit in GGC's transfer books, in the name of the undersigned, whose address is set forth below.

                                          _____________________________________
                                          (Signature of holder)

                                          _____________________________________
                                          (Street Address)

                                          _____________________________________
                                          (City)    (State)        (Zip Code)

                                          Date ______________________________

                                                                     APPENDIX K

                          AMENDED AND RESTATED BYLAWS
                                      OF
                               GOTHAM GOLF CORP.

             INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

                                   ARTICLE I

                              OFFICES AND RECORDS

   SECTION 1.1. DELAWARE OFFICE. The principal office of the Corporation in the State of Delaware shall be located in the City of Wilmington, County of New Castle, and the name and address of its registered agent is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware.

   SECTION 1.2. OTHER OFFICES. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

   SECTION 1.3. BOOKS AND RECORDS. The books and records of the Corporation may be kept outside of the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

                                  ARTICLE II

                                 STOCKHOLDERS

   SECTION 2.1. ANNUAL MEETING. The annual meeting of the stockholders of the Corporation shall be held on such date and at such place and time as may be fixed by resolution of the Board of Directors.

   SECTION 2.2. SPECIAL MEETING. Subject to the rights, if any, of the holders of any series of stock having a preference over the Common Stock of the Corporation as to dividends, upon liquidation and/or other matters ("PREFERRED STOCK") with respect to such series of Preferred Stock, special meetings of the stockholders may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies (the "WHOLE BOARD").

   SECTION 2.3. PLACE OF MEETING. The Board of Directors or the Chairman of the Board, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders called by the Board of Directors or the Chairman of the Board. If no designation is so made, the place of meeting shall be the principal office of the Corporation.

   SECTION 2.4. NOTICE OF MEETING. Except as otherwise provided by law, written or printed notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 6.4 of these Bylaws. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

   SECTION 2.5. QUORUM AND ADJOURNMENT. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of outstanding shares of the Corporation representing a majority of the votes entitled to be cast generally in the election of directors (the "VOTING STOCK"), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The Chairman of the meeting or the holders of a majority of the votes so represented may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

   SECTION 2.6. PROXIES. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the General Corporation Law of the State of Delaware) by the stockholder, or by his duly authorized attorney in fact.

   SECTION 2.7.  NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS.

   (A) ANNUAL MEETINGS OF STOCKHOLDERS. (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw.

   (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; PROVIDED, HOWEVER, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner.

   (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

   (B) SPECIAL MEETINGS OF STOCKHOLDERS. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Bylaw, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph (A)(2) of this Bylaw shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

   (C) GENERAL. (1) Only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law or these Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

   (2) For purposes of this Bylaw, "PUBLIC ANNOUNCEMENT" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

   (3) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

   SECTION 2.8. PROCEDURE FOR ELECTION OF DIRECTORS; REQUIRED VOTE. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, a plurality of the votes cast thereat shall elect directors. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

   SECTION 2.9. INSPECTORS OF ELECTIONS; OPENING AND CLOSING THE POLLS. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

   The Chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

   SECTION 2.10. NO STOCKHOLDER ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                                  ARTICLE III

                              BOARD OF DIRECTORS

   SECTION 3.1. GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

   SECTION 3.2. NUMBER, TENURE AND QUALIFICATIONS. The number of directors shall initially be eight (8). Thereafter, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board, which may authorize a number of directors of not less than one (1) nor more than eleven (11). Commencing with the 2002 annual meeting of stockholders of the Corporation, the directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the 2003 annual meeting of stockholders, the term of office of the second class to expire at the 2004 annual meeting of stockholders and the term of office of the third class to expire at the 2005 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 2002 annual meeting, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

   SECTION 3.3. REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the Annual Meeting of Stockholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

   SECTION 3.4. SPECIAL MEETINGS. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the President or a majority of the Board of Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

   SECTION 3.5. NOTICE. Notice of any special meeting of directors shall be given to each director at his business or residence in writing by hand delivery, first-class or overnight mail or courier service, telegram or facsimile transmission, or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting. If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company or the notice is delivered to the overnight mail or courier service company at least twenty-four (24) hours before such meeting. If by facsimile transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least twelve (12) hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least twelve
(12) hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under Section 8.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 6.4 of these Bylaws.

   SECTION 3.6. ACTION BY CONSENT OF BOARD OF DIRECTORS. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

   SECTION 3.7. CONFERENCE TELEPHONE MEETINGS. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

   SECTION 3.8. QUORUM. Subject to Section 3.9, a whole number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

   SECTION 3.9.  VACANCIES.

   (A) Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by (i) the affirmative vote of a majority of the remaining directors or (ii) the sole remaining director, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

   (B) The foregoing notwithstanding, in event that (i) a director nominated by
R. Daniel Mays, Stephen J. Garchik and John Caporaletti is elected to the Board of Directors (such director, the "FOUNDERS DIRECTOR") and (ii) thereafter such Founders Director can no longer serve as a director on account of death, resignation, retirement, disqualification or removal from office, then the Board of Directors shall fill the resulting vacancy with either R. Daniel Mays or John Caporaletti (in any case, as determined by the Board of Directors acting in its sole discretion) (the "REPLACEMENT DIRECTOR"); PROVIDED that (a) the Replacement Director is available to fill such vacancy; (b) the Replacement Director is not already a director on the Board of Directors; and (c) the Replacement Director is an officer of the Corporation in good standing. In the event that no Replacement Director is available to fill such vacancy, the Board of Directors shall fill the vacancy in accordance with Section 3.9(A) hereof.

   SECTION 3.10. EXECUTIVE AND OTHER COMMITTEES. The Board of Directors may, by resolution adopted by a majority of the Whole Board, designate an Executive Committee to exercise, subject to applicable provisions of law, all the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, including without limitation the power to declare dividends, to authorize the issuance of the Corporation's capital stock and to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law of the State of Delaware, and may, by resolution similarly adopted, designate one or more other committees. The Executive Committee and each such other committee shall consist of two or more directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, other than the Executive Committee (the powers of which are expressly provided for herein), may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board when required.

   A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.5 of these Bylaws. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; PROVIDED, HOWEVER, that no such committee shall have or may exercise any authority of the Board.

   SECTION 3.11. REMOVAL. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of Voting Stock, voting together as a single class.

   SECTION 3.12. RECORDS. The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

   SECTION 3.13. COMPENSATION OF DIRECTORS. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parents or subsdiaries in any other capacity and receiving compensation for such service.

                                  ARTICLE IV

                                   OFFICERS

   SECTION 4.1. ELECTED OFFICERS. The elected officers of the Corporation shall be a Chairman of the Board of Directors, a President, a Treasurer, a Secretary and such other officers (including, without limitation, a Chief Executive Officer, one or more Vice Presidents, a Chief Financial Officer and a General Counsel) as the Board of Directors from time to time may deem proper. The Chairman of the Board shall be chosen from among the directors. All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this ARTICLE IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof. The Board or any committee thereof may from time to time elect, or the Chairman of the Board or President may appoint, such other officers (including one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and Assistant Controllers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board or such committee or by the Chairman of the Board or President, as the case may be.

   SECTION 4.2. ELECTION AND TERM OF OFFICE. The elected officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after the annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign, but any officer may be removed from office at any time by the affirmative vote of a majority of the Whole Board or, except in the case of an officer or agent elected by the Board, by the Chairman of the Board or President. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

   SECTION 4.3. CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors and shall perform all duties incidental to his office that may be required by law and all such other duties as are properly required of him by the Board of Directors. He shall make reports to the Board of Directors and the stockholders, and shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect. The Chairman of the Board may also serve as President or Chief Executive Officer, if so elected by the Board.

   SECTION 4.4. PRESIDENT. The President shall act in a general executive capacity and shall assist the Chairman of the Board in the administration and operation of the Corporation's business and general supervision of its policies and affairs. The President shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of stockholders and of the Board of Directors.

   SECTION 4.5. VICE PRESIDENTS. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board of Directors.

   SECTION 4.6. CHIEF FINANCIAL OFFICER. The Chief Financial Officer, if any, shall be a Vice President and act in an executive financial capacity. He shall assist the Chairman of the Board and the President in the general supervision of the Corporation's financial policies and affairs.

   SECTION 4.7. TREASURER. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board of Directors, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board of Directors. He shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him from time to time by the Board of Directors, the Chairman of the Board or the President.

   SECTION 4.8. SECRETARY. The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders; he shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law; he shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and he shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board, the Chairman of the Board or the President. The Secretary may also serve as General Counsel, if so elected by the Board.

   SECTION 4.9. REMOVAL. Any officer elected, or agent appointed, by the Board of Directors may be removed by the affirmative vote of a majority of the Whole Board whenever, in their judgment, the best interests of the Corporation would be served thereby. Any officer or agent appointed by the Chairman of the Board or the President may be removed by him whenever, in his judgment, the best interests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his successor, his death, his resignation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

   SECTION 4.10. VACANCIES. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors. Any vacancy in an office appointed by the Chairman of the Board or the President because of death, resignation, or removal may be filled by the Chairman of the Board or the President.

   SECTION 4.11. SALARIES. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

                                   ARTICLE V

                       STOCK CERTIFICATES AND TRANSFERS

   SECTION 5.1. STOCK CERTIFICATES AND TRANSFERS. All shares of Common Stock, Series A Preferred Stock, and any series of Preferred Stock shall be represented by uncertificated shares, PROVIDED that, upon request, every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman of the Board, the President or a Vice-President and by the Treasurer, an assistant treasurer (if any), the Secretary or an assistant secretary (if any) of the Corporation, representing the number of shares held by that holder. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

   The shares of the stock of the Corporation shall be transferred on the books of the Corporation. To the extent that stock is represented by a certificate, the shares shall be transferred on the books by the holder thereof in person or by his attorney, upon surrender for cancellation of certificates, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

   SECTION 5.2. LOST, STOLEN OR DESTROYED CERTIFICATES. To the extent that stock is represented by a certificate, no certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer may in its or his discretion require.

                                  ARTICLE VI

                           MISCELLANEOUS PROVISIONS

   SECTION 6.1. FISCAL YEAR. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.

   SECTION 6.2. DIVIDENDS. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation (including, without limitation, the Certificate of
Designations of the Series A Preferred Shareholders, dated as of [      ]).

   SECTION 6.3. SEAL. The corporate seal shall have enscribed thereon the words "Corporate Seal", the year of incorporation and around the margin thereof the words "Gotham Golf Corp.--Delaware."

   SECTION 6.4. WAIVER OF NOTICE. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the General Corporation Law of the State of Delaware or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

   SECTION 6.5. AUDITS. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be done annually.

   SECTION 6.6. RESIGNATIONS. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the President, or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the President, or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

   SECTION 6.7.  INDEMNIFICATION AND INSURANCE.

   (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "PROCEEDING"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the

Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that except as provided in paragraph (C) of this Bylaw, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Bylaw shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; PROVIDED, HOWEVER, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Bylaw or otherwise.

   (B) To obtain indemnification under this Bylaw, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (B), a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. In the event that the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a Change of Control (as hereinafter defined), in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

   (C) If a claim under paragraph (A) of this Bylaw is not paid in full by the Corporation within thirty days after a written claim pursuant to paragraph (B) of this Bylaw has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

   (D) If a determination shall have been made pursuant to paragraph (B) of this Bylaw that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (C) of this Bylaw.

   (E) The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (C) of this Bylaw that the procedures and presumptions of this Bylaw are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Bylaw.

   (F) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Bylaw shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of this Bylaw shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

   (G) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (H) of this Bylaw, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

   (H) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Bylaw with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

   (I) If any provision or provisions of this Bylaw shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Bylaw (including, without limitation, each portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Bylaw (including, without limitation, each such portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

   (J) For purposes of this Bylaw:

   (1) "DISINTERESTED DIRECTOR" means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

   (2) "INDEPENDENT COUNSEL" means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this Bylaw.

   (3) "CHANGE OF CONTROL" means:

      (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "PERSON") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Corporation (the "OUTSTANDING COMMON STOCK") or (b) the combined voting power of the then outstanding voting securities of the corporation entitled to vote generally in the election of directors (the "OUTSTANDING VOTING SECURITIES"); PROVIDED, HOWEVER, that for purposes of part (i) of this definition, the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Corporation; (B) any acquisition by the Corporation; (C) any acquisition from other stockholders where (x) such acquisition was approved in advance by the Board of Directors and (y) such acquisition would not otherwise constitute a Change of Control under part (i) of this definition, and (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; or

      (ii) an occurrence where individuals who, as of the date hereof, constitute the Board of Directors (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board of Directors; PROVIDED, HOWEVER, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board of Directors; or

      (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "BUSINESS COMBINATION"), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board of directors, providing for such Business Combination; or

      (iv) approval by the stockholders of a complete liquidation or dissolution of the Corporation.

   (K) Any notice, request or other communication required or permitted to be given to the Corporation under this Bylaw shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

   SECTION 6.8. EVIDENCE OF AUTHORITY. A certificate by the Secretary, or an Assistant Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

   SECTION 6.9. CERTIFICATE OF INCORPORATION. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

                                  ARTICLE VII

                             CONTRACTS AND PROXIES

   SECTION 7.1. CONTRACTS. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the President or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board, the President or any Vice President of the Corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

   SECTION 7.2. PROXIES. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

                                 ARTICLE VIII

                                  AMENDMENTS

   SECTION 8.1. AMENDMENTS. These Bylaws may be altered, amended, or repealed, in whole or in part, at any meeting of the Board of Directors or of the stockholders, provided that notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given not less than two days prior to the meeting. The foregoing notwithstanding, Section 3.9(B) and this Section 8.1 may be altered, amended or repealed only upon a unanimous vote of the Board of Directors, including, if present on the Board of Directors or available to fill a vacancy pursuant to
Section 3.9(B) hereof, the Founders Director or the Replacement Director, as the case may be.

                                                                      APPENDIX L
                                                                      ----------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 10-K

                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED 12-31-01                 COMMISSION FILE NUMBER 1-6249

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS (Exact name of registrant as specified in its charter)

          Ohio                                                        34-6513657
-------------------------------                                       ----------
(State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                              (Identification No.)


    125 Park Avenue, 14th  Floor
        New York, New York                                             10017
-------------------------------------------                            -----
(Address of principal executive offices)                            (Zip Code)

Registrant's telephone number, including area code:               (212) 949-1373
                                                                  --------------

Securities registered pursuant to Section 12(b) of the Act:

                                                        Name of each exchange on
     Title of each class                                     which registered
     --------------------                                    ----------------

Shares of Beneficial Interest
(Par Value $1 Per Share)                                 New York Stock Exchange
------------------------                                 -----------------------

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes [X] No [_]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

State the aggregate market value of the voting stock held by non-affiliates of the registrant. The aggregate market value shall be computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within 60 days prior to the date of filing.

As of March 1, 2002, 23,983,094 Shares of Beneficial Interest were held by non-affiliates, and the aggregate market value of such shares was $58,278,918.

                   (APPLICABLE ONLY TO CORPORATE REGISTRANTS)

Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

34,805,912 Shares of Beneficial Interest were outstanding as of March 1, 2002
-----------------------------------------------------------------------------

                       DOCUMENTS INCORPORATED BY REFERENCE

List hereunder the following documents if incorporated by reference and the Part of the Form 10-K into which the document is incorporated: (1) Any annual report to security holders; (2) Any proxy or information statement; and (3) Any prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933. The listed documents should be clearly described for identification purposes.

                             FIRST UNION REAL ESTATE
                         EQUITY AND MORTGAGE INVESTMENTS
                    CROSS REFERENCE SHEET PURSUANT TO ITEM G,
                        GENERAL INSTRUCTIONS TO FORM 10-K

ITEM OF FORM 10-K                                                                     LOCATION
-----------------                                                                     --------
                                                                                      (PAGE OR PAGES)
                                                PART I

 1.    Business                                                                       3 through 13
 2.    Properties                                                                     14
 3.    Legal Proceedings                                                              15
 4.    Submission of Matters to a Vote of Security Holders                            15

                                                PART II

 5.    Market for Trust's Common Equity and Related Stockholder
         Matters                                                                      16;

 6.    Selected Financial Data                                                        17 through 18;

 7.    Management's Discussion and Analysis of Financial Condition
         and Results of Operations                                                    19 through 28;

 7A.   Quantitative and Qualitative Disclosures
         Regarding Market Risk                                                        29;

 8.    Financial Statements                                                           30 through 57

 9.    Changes in and Disagreements with Accountants on
         Accounting and Financial Disclosure                                          58

                                               PART III

10.    Directors and Executive Officers of the Trust                                  59; 2002 Proxy
                                                                                      Statement

11.    Executive Compensation                                                         59; 2002 Proxy
                                                                                      Statement

12.    Security Ownership of Certain Beneficial
         Owners and Management                                                        59; 2002 Proxy
                                                                                      Statement

13.    Certain Relationships and Related Transactions                                 59; 2002 Proxy
                                                                                      Statement

                                                PART IV

14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K

       (a) Financial Statements and Financial
                 Statement Schedules                                                  60

       (b) Exhibits                                                                   60;
                                                                                      Exhibit Index, page 60 through 63

       (c) Reports on Form 8-K                                                        63

                                     PART I

ITEM 1. BUSINESS.

First Union Real Estate Equity and Mortgage Investments (the "Trust") is an unincorporated association in the form of a business trust organized in Ohio under a Declaration of Trust dated August 1, 1961, as amended from time to time through March 2001 (the "Declaration of Trust"), which has as its stated principal business activity the ownership and management of real estate investments. At December 31, 2001, the Trust qualified as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code (the "Code").

To encourage efficient operation and management of its property, and after receiving a ruling from the Internal Revenue Service with respect to the proposed form of organization and operation, the Trust, in 1971, caused a company to be organized pursuant to the laws of the State of Delaware under the name First Union Management, Inc. ("FUMI"), to lease property from the Trust and to operate such property for its own account as a separate taxable entity. The Trust terminated its management arrangements with FUMI in March 1999, and since then, the Trust has self-managed its retail and office portfolios. The Trust entered into third-party management arrangements for the parking facilities it owned. Accordingly, the Trust no longer receives any rents from FUMI. In January 2000, the Trust entered into third party management arrangements for its retail and office portfolios. The Trust also outsources its asset management, accounting and administrative functions.

For financial reporting purposes, the financial statements of FUMI are combined with those of the Trust.

On July 22, 1998, tax legislation was enacted limiting the "grandfathering rules" applicable to stapled REITS such as the Trust (the "Stapled REIT Legislation"). As a result, the income and activities of FUMI with respect to any real property interests acquired by the Trust and FUMI after March 26, 1998, for which there was no binding written agreement, public announcement or filing with the Securities and Exchange Commission on or before March 26, 1998, will be attributed to the Trust for purposes of determining whether the Trust qualifies as a REIT under the Code.

The Trust has been in the business of owning regional enclosed shopping malls, large downtown office buildings and parking facilities. The Trust's portfolio was diversified by type of property, geographical location, tenant mix and rental market. In March 2001, the Trust sold two shopping center properties, four office properties, five parking garages and one parking lot. The Trust received approximately $192 million in aggregate consideration after the payment of expenses, and net operating income and other adjustments, but not including operating income and expense prorations. Of the $192 million, approximately $62 million was in cash, $7 million was in the form of a bridge loan and approximately $123 million was for the assumption or repayment of mortgage indebtedness. As of December 31, 2001, the Trust owned two real estate properties, one shopping mall and one office property, and had investments in U.S. Treasury Bills and other U.S. Government obligations. The Trust's shopping mall is known as Park Plaza Mall and is located in Little Rock, Arkansas. The Trust's office property is known as Circle Tower and is located in Indianapolis, Indiana.

The Trust's shopping mall competes for tenants on the basis of the rent charged and location, and encounters competition from other retail properties in its market area. The principal competition for the Trust's shopping mall may come from future shopping malls locating in its market area. Additionally, the overall economic health of retail tenants impacts the Trust's shopping mall.

The Trust's office property competes for tenants principally with office buildings throughout the area in which it is located. With respect to the Trust's remaining office building, competition for tenants has been and continues to be intense on the basis of rent, location and age of the building.

In April 1997, FUMI acquired voting control of Imperial Parking Limited and its affiliates ("Impark"), which was primarily a parking management and transit ticketing manufacturing company based in Canada. In March 2000, the Trust and FUMI entered into a plan of settlement and a plan of reorganization with a number of their affiliated companies which resulted in a transfer of the assets of Impark to a subsidiary of the Trust, Imperial Parking Corporation, a Delaware corporation ("Imperial"), the common stock of which was distributed to the shareholders of the Trust. The Trust has classified Impark's financial information as discontinued operations for 2000 and prior periods.

FUMI's only remaining operating subsidiary, VenTek International, Inc. ("VenTek"), is in the business of manufacturing, installing and providing maintenance of parking and transit ticket vending equipment.

The Trust's segment data may be found in footnote 21 to the Combined Financial Statements in Item 8.

The only person employed by the Trust as of December 31, 2001, is Neil H. Koenig, Interim Chief Financial Officer. As of December 31, 2001, VenTek had 30 employees.

                                  RISK FACTORS

THE PROPOSED TRANSACTION

On February 13, 2002, the Trust entered into a definitive agreement of merger and contribution, pursuant to which the Trust agreed to merge with and into Gotham Golf Corp. ("Gotham Golf"), a Delaware corporation controlled by a number of equityholders of the Trust. If consummated, the proposed transaction will result in the Trust's common shareholders receiving as merger consideration for each Trust common share:

- $2.20 in cash, subject to possible deductions on account of dividends paid prior to the completion of the proposed transaction, breaches of representations, warranties and covenants contained in the merger agreement and costs, fees and expenses associated with obtaining certain consents for the proposed transaction;

- a choice of (1) an additional $0.35 in cash or (2) approximately 1/174th of a debt instrument (the "Note") indirectly secured by the Trust's two real estate assets; and

- three-fiftieths (3/50ths) of a non-transferable uncertificated subscription right, with each subscription right exercisable to purchase common stock of Gotham Golf at $20.00 per share for up to an aggregate of approximately $41 million of common stock of Gotham Golf.

The proposed transaction is subject to approval of the Trust's shareholders. There can be no assurance that the proposed transaction will be approved by the Trust's shareholders or, if so approved, that the proposed transaction will be consummated.

RISKS WITHOUT GIVING EFFECT TO THE PROPOSED TRANSACTION

An investment in the Trust's securities involves various risks without giving effect to the proposed transaction. The following factors should be carefully considered in addition to the other information set forth in this report.

ASSET SALES HAVE REDUCED OUR PORTFOLIO AND MAY ADVERSELY AFFECT OUR ABILITY TO MAINTAIN REIT STATUS

In March 2001, the Trust sold a significant portion of its remaining properties (the "Asset Sale"). As of March 1, 2002, the Trust's real estate properties consist of a shopping center in Little Rock, Arkansas and an office building in Indianapolis, Indiana. As a result, this sale limits the Trust's flexibility to engage in non-real estate related activities without adversely affecting its REIT status.

By virtue of the income generated by its real estate assets and the gains on the sale of properties, the Trust believes that it will maintain its qualification as a REIT for 2002 if the proposed transaction is not consummated. The Trust does not anticipate having to invest in REMICs, as defined in the section "Risk Associated with Investment in REMICs," in 2002 in order to qualify as a REIT in 2002. If the Trust were to invest in additional non-real estate assets in 2002, the Trust might not qualify as a REIT in 2002.

The Trust cannot presently determine whether it will continue to qualify as a REIT after 2002. The Trust will continue to evaluate the desirability of maintaining its REIT status.

WE FACE A NUMBER OF SIGNIFICANT ISSUES WITH RESPECT TO THE PROPERTIES WE OWN WHICH MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

Park Plaza Mall. The only anchor department store at the Trust's Park Plaza Mall located in Little Rock, Arkansas, owns its facilities (two stores at opposite ends of the mall) and has an agreement with a subsidiary of the Trust that contains an operating covenant requiring it to operate these facilities continuously as retail department stores until July 2003. The Trust is aware of the proposed construction of a new mall in the vicinity of the Park Plaza Mall. In the event that the new mall is built, the anchor may decline to extend or renew its operating covenant and cease operating its stores at the Park Plaza Mall. In the event that the anchor does not operate its stores at the Park Plaza Mall, the value of the Park Plaza Mall could be materially and adversely affected. (See "Park Plaza Mall" in Item 7, "Liquidity and Capital Resources").

Circle Tower. The Trust's ownership interest in the Circle Tower office property in Indianapolis, Indiana, includes a leasehold interest in a ground lease. The original ground lease was entered into in 1910, expires in 2009 with an option for an additional 99 years which has been exercised, and contains a "gold clause" provision that may result in a rent increase if the leasehold interest is sold. The resulting rent increase could be substantial. Accordingly, it may be in the economic interest of the Trust to hold the leasehold interest indefinitely.

Leasing Issues. With respect to its properties, the Trust is also subject to the risk that, upon expiration, leases may not be renewed, the space may not be relet, or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than the current lease terms. Leases accounting for approximately 6% of the aggregate 2002 annualized base rents from the Trust's remaining properties (representing approximately 7% of the net rentable square feet at the properties) expire without penalty or premium through the end of 2002, and leases accounting for approximately 14% of aggregate 2002 annualized base rent from the properties (representing approximately 12% of the net rentable square feet at the properties) are scheduled to expire in 2003. Other leases grant their tenants early termination rights upon payment of a termination penalty. The Trust has estimated the expenditures for new and renewal leases for 2002 and 2003 but no assurances can be given that the Trust has correctly estimated such expenses. Lease expirations will require the Trust to locate new tenants and negotiate replacement leases with such tenants. Replacement leases typically require the Trust to incur tenant improvements, other tenant inducements and leasing commissions, in each case, which may be higher than the costs relating to renewal leases. If the Trust is unable to promptly relet or renew leases for all or a substantial portion of the space, subject to expiring leases, if the rental rates upon such renewal or reletting are significantly lower than expected or if the Trust's reserves for these purposes prove inadequate, the Trust's revenues and net income could be adversely affected.

Tenant Concentration. The Trust's 10 largest tenants for its remaining properties (based on pro forma base rent for 2002) aggregate approximately 32% of the Trust's total base rent and approximately 24% of the Trust's net rental square feet and have remaining lease terms ranging from approximately two to ten years. The Trust's largest tenant, the Gap Stores, (i.e., the GAP, GAP Kids and Banana Republic) represents approximately 10% of the pro forma aggregate annualized base rent for 2002 and 8% of the pro forma net rentable square feet at the properties. Its lease expires on April 30, 2005. Although the Trust believes that it has a good relationship with each of its principal tenants, the Trust's revenues would be disproportionately and adversely affected if a significant number of these tenants did not renew their lease or renewed their leases upon expiration on terms less favorable to the Trust.

Competition. The Trust competes with a number of real estate developers, operators, and institutions for tenants and acquisition opportunities. Many of these competitors have significantly greater resources than the Trust. No assurances can be given that such competition will not adversely affect the Trust's revenues.

VENTEK CONTINUES TO INCUR LOSSES AND THE TRUST COULD BE OBLIGATED TO MAKE SIGNIFICANT PAYMENTS ON CERTAIN CONTINGENT OBLIGATIONS.

FUMI's subsidiary, VenTek, a manufacturer of transit ticketing and parking equipment, has continued to incur significant operating losses. A new management firm was engaged in December 2000 with the objective of improving operating results; however, unless VenTek is awarded significant new parking or transit ticketing contracts, it is unlikely that the new managers will be able to achieve this objective. In addition, the Trust has provided performance bond guarantees entered into with respect to two contracts of VenTek with transit authorities, which contracts are in the amounts of $6.2 million and $5.3 million. These contracts are for the manufacturing, installation and maintenance of transit ticket vending equipment manufactured by VenTek. The guarantees are anticipated to expire over the next two to three years based upon projected completion dates anticipated by VenTek and the transit authorities. As of March 15, 2002, no amounts have been drawn against these guarantees. If VenTek is unable to perform in accordance with these contracts, the Trust may be responsible for payment under these guarantees. Also, in connection with transit contracts, VenTek may be liable for liquidated damages (as calculated under the contracts) related to delays in completion of the contracts. (See "VenTek" in
Item 7 under "Liquidity and Capital Resources").

VenTek had one contract with a transit authority which represented approximately 10% of the Trust's revenues.

THERE IS NO ASSURANCE THAT THE TRUST'S BUSINESS STRATEGY, WHEN DETERMINED, WILL BE SUCCESSFULLY IMPLEMENTED AND THAT REPLACEMENT ASSETS, IF ANY, WILL PROVIDE GREATER RETURNS

The Trust's assets are real estate properties, which have been difficult to sell at attractive prices, as well as a significant amount of cash available for distribution or investment or for use in connection with a possible business combination. In February 2002, the Board of Trustees decided to proceed with the proposed transaction. There can be no assurance that the proposed transaction will be consummated. If the proposed transaction is not consummated, the Board of Trustees will have to renew its deliberations and select and execute a new business strategy, which might involve the use of the Trust's available cash for acquisition of new investments. There can be no assurance that any such new business strategy, when determined, will be successfully implemented and that replacement assets, if any, will provide greater returns to the shareholders than either the current status or the proposed transaction.

RISK ASSOCIATED WITH INVESTMENT IN REMICS.

If the Trust desires to maintain its REIT status after 2002, while still maximizing its liquidity, the Trust may invest in REMICs. Depending on the Trust's other investments, if any, at such time, the amount of the Trust's investment in REMICs necessary to maintain REIT status could be substantial. A REMIC is a vehicle that issues multiclass mortgage-backed securities. Investing in REMICs involves certain risks, including the failure of a counter-party to meet its commitments, adverse interest rate changes and the effects of prepayments on mortgage cash flows. Further, the yield characteristics of REMICs differ from those of traditional fixed-income securities. The major differences typically include more frequent interest and principal payments (usually monthly), the adjustability of interest rates, and the possibility of prepayments of principal. The Trust may fail to recoup fully its investment in REMICs notwithstanding any direct or indirect governmental agency or other guarantee. REMICs may also be less effective than other types of U.S. government securities as a means of "locking in" interest rates.

FACTORS THAT MAY CAUSE THE TRUST TO LOSE ITS NEW YORK STOCK EXCHANGE LISTING

If the Trust were to fail to qualify as a REIT, it might lose its listing on the New York Stock Exchange. Whether the Trust would lose its NYSE listing would also depend on a number of factors besides REIT status, including the amount and composition of its assets. If the Trust loses its NYSE listing, the Trust would try to have its shares listed on another national securities exchange, such as the American Stock Exchange.

OTHER LEGISLATION COULD ADVERSELY AFFECT THE TRUST'S REIT QUALIFICATION

Other legislation (including legislation previously introduced, but not yet passed), as well as regulations, administrative interpretations or court decisions, also could change the tax law with respect to the Trust's qualification as a REIT and the federal income tax consequences of such qualification. The adoption of any such legislation, regulations or administrative interpretations or court decisions could have a material adverse effect on the results of operations, financial condition and prospects of the Trust and could restrict the Trust's ability to grow.

DEPENDENCE ON QUALIFICATION AS A REIT; TAX AND OTHER CONSEQUENCES IF REIT QUALIFICATION IS LOST

There can be no assurance that the Trust has operated in a manner to qualify as a REIT for federal income tax purposes in the past or that it will so qualify in the future. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a stapled REIT such as the Trust. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within the Trust's control. In addition, the Trust's ability to qualify as a REIT may be dependent upon its continued exemption from the anti-stapling rules of Section 269B(a)(3) of the Code, which, if they were to apply, might prevent the Trust from qualifying as a REIT. The "grandfathering" rules governing Section 269B generally provide that Section 269B(a)(3) does not apply to a stapled REIT (except with respect to new real property interests as described above "--Income and Activities of FUMI May Be Attributed to the Trust Under Recent Anti-Stapling Legislation and May Threaten REIT Status") if the REIT and its stapled operating company were stapled on June 30, 1983. On June 30, 1983, the Trust was stapled with FUMI. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule. Moreover, if, for any reason, the Trust failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to the Trust, in which case the Trust would not qualify as a REIT for any taxable year from and after 1983.

If it is determined that the Trust did not qualify as a REIT during any of the preceding five fiscal years, the Trust potentially could incur corporate tax with respect to a year that is still open to adjustment by the Internal Revenue Service ("IRS"). If the Trust were to fail to qualify as a REIT, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions and subject to the discussion above regarding the impact if the Trust failed to qualify as a REIT in 1983, the Trust also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would result in additional tax liability to the Trust for the year or years involved. In addition, the Trust would no longer be required by the Code to pay dividends to its shareholders. To the extent that dividends to shareholders would have been paid in anticipation of the Trust's qualifying as a REIT, the Trust might be required to borrow funds or to liquidate certain of its investments on disadvantageous terms to pay the applicable tax.

ADVERSE EFFECTS OF REIT MINIMUM DIVIDEND REQUIREMENTS

In order to qualify as a REIT, the Trust is generally required each year to distribute to its shareholders at least 90% of its taxable income (excluding any net capital gain). The Trust generally is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of:

        -       85% of its ordinary income for that year,

        -       95% of its capital gain net income for that year, and

        -       100% of its undistributed income from prior years.

The Trust intends to comply with the foregoing minimum distribution requirements; however, due to significant tax basis net operating losses, the Trust does not anticipate that any distributions will be required in the foreseeable future. Distributions to shareholders by the Trust are determined by the Trust's Board of Trustees and depend on a number of factors, including the amount of cash available for distribution, financial condition, results of operations, any decision by the Board of Trustees to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, return of capital, or a combination thereof. The Trust provides shareholders with annual statements as to the taxability of distributions. During 2001, the Trust was not required to make any minimum distributions to its common shareholders and made no distributions to its common shareholders. Effective with the first quarter of 2002, the Board of Trustees has determined to institute a $0.10 quarterly common share dividend. The first of such dividends was declared on February 12, 2002, and is payable April 30, 2002 to shareholders of record on March 31, 2002.

ABILITY TO OPERATE PROPERTIES DIRECTLY AFFECTS THE TRUST'S FINANCIAL CONDITION

The Trust's investments in real properties are subject to the risks inherent in owning real estate. The underlying value of the Trust's real estate investments, the results of its operations and its ability to make distributions to its shareholders and to pay amounts due on its indebtedness will depend on its ability to operate its properties and manage its other investments in a manner sufficient to maintain or increase revenues and to generate sufficient revenues in excess of its operating and other expenses.

ILLIQUIDITY OF REAL ESTATE

Real estate investments are relatively illiquid. The Trust's ability to vary its real estate portfolio in response to changes in economic and other conditions will therefore be limited. If the Trust decides to sell an investment, no assurance can be given that the Trust will be able to dispose of it in the time period it desires or that the sales price of any investment will recoup or exceed the amount of the Trust's investment.

INCREASES IN PROPERTY TAXES COULD AFFECT THE TRUST'S ABILITY TO MAKE EXPECTED SHAREHOLDER DISTRIBUTIONS

The Trust's real estate investments are all subject to real property taxes. The real property taxes on properties which the Trust owns may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. Increases in property taxes may have an adverse effect on the Trust and its ability to pay dividends to shareholders and to pay amounts due on its indebtedness.

ENVIRONMENTAL LIABILITIES

The obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, may affect the operating costs of the Trust. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on or under the property. Environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances and whether or not such substances originated from the property. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the Trust's ability to borrow by using such real property as collateral. The Trust maintains insurance related to potential environmental issues on its current and previously owned properties.

Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials or "ACMs," into the environment. In addition, third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the use or transfer of property, and these restrictions may require expenditures. In connection with the ownership and operation of any of the Trust's properties, the Trust, FUMI and the other lessees of these properties may be liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Trust and FUMI and their ability to pay amounts due on their indebtedness and with respect to the Trust, to pay dividends to its shareholders.

Prior to undertaking major transactions, the Trust has hired independent environmental experts to review specific properties. The Trust has no reason to believe that any environmental contamination or violation of any applicable law, statute, regulation or ordinance governing hazardous or toxic substances has occurred or is occurring. However, no assurance can be given that hazardous or toxic substances are not located on any of the properties. The Trust will also endeavor to protect itself from acquiring contaminated properties or properties with significant compliance problems by obtaining site assessments and property reports at the time of acquisition when it deems such investigations to be appropriate. There is no guarantee, however, that these measures will successfully insulate the Trust from all such liabilities.

An environmental assessment of the Park Plaza Mall identified the potential for asbestos to be present in the resilient vinyl floor tiles in retail tenant storage areas and service corridors and in the cooling tower fill. A third party consultant concluded that it was unlikely but possible that non-friable asbestos was present in these areas. Rather than incurring the expense of testing to eliminate the possibility of asbestos being present, the consultant recommended a standard operations and maintenance plan based on EPA guidance.

COMPLIANCE WITH THE ADA MAY AFFECT EXPECTED DISTRIBUTIONS TO THE TRUST'S SHAREHOLDERS

Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that the Trust is not in compliance with the ADA could also result in the imposition of fines and/or an award of damages to private litigants. If the Trust were required to make modifications to comply with the ADA, there could be a material adverse effect on its ability to pay amounts due on its indebtedness or to pay dividends to its shareholders.

UNINSURED AND UNDERINSURED LOSSES

The Trust may not be able to insure its properties against losses of a catastrophic nature, such as earthquakes and floods, because such losses are uninsurable or not economically insurable. The Trust will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on its investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment and also may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it not feasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, received by the Trust might not be adequate to restore its economic position with respect to such property.

The Trust's property insurance coverage, which expires in November 2002, as it relates to claims caused by terrorist incidents is limited to $1 million per occurrence and $5 million in the aggregate.

INABILITY TO REFINANCE

The Trust is subject to the normal risks associated with debt and preferred stock financings, including the risk that the Trust's cash flow will be insufficient to meet required payments of principal and interest and distributions, the risk that indebtedness on its properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due or that the terms of any renewal or refinancing will not be as favorable as the terms of such indebtedness. If the Trust were unable to refinance the indebtedness on acceptable terms, or at all, the Trust might be forced to dispose of one or more of its properties on disadvantageous terms, which might result in losses to the Trust, which losses could have a material adverse effect on the Trust and its ability to pay dividends to shareholders and to pay amounts due on its indebtedness. Furthermore, if a property is mortgaged to secure payment of indebtedness and the Trust is unable to meet mortgage payments, the mortgagor could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of revenues and asset value to the Trust. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Trust's ability to meet the REIT distribution requirements of the Code.

RISING INTEREST RATES

The Trust has incurred and may in the future incur indebtedness that bears interest at variable rates. Accordingly, increases in interest rates would increase the Trust's interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements), which could have a material adverse effect on the Trust and its ability to pay dividends to shareholders and to pay amounts due on its indebtedness or cause the Trust to be in default under certain debt instruments. In addition, an increase in market interest rates may cause holders to sell their shares of beneficial interest of the Trust ("Common Shares") and reinvest the proceeds thereof in higher yielding securities, which could adversely affect the market price for the Common Shares.

RESULTS OF OPERATIONS ADVERSELY AFFECTED BY FACTORS BEYOND THE TRUST'S CONTROL

        Results of operations of the Trust's properties may be adversely affected by, among other things:

        - changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics;

        - changes in interest rates and in the availability, cost and terms of financing;

        - the impact of present or future environmental legislation and compliance with environmental laws and other regulatory requirements;

        - the ongoing need for capital improvements, particularly in older structures;

        - changes in real estate tax rates and assessments and other operating expenses;

        -       adverse changes in governmental rules and fiscal policies;

        -       adverse changes in zoning and other land use laws; and

        - earthquakes and other natural disasters (which may result in uninsured losses) and other factors which are beyond its control.

PAYMENT OF GOTHAM EXPENSES DUE TO TERMINATION OF MERGER AGREEMENT

In the event that the merger agreement is terminated due to certain circumstances, the Trust may have to pay the expenses of Gotham in connection with the proposed transaction. The obligation to pay Gotham's expenses could be triggered by the termination of the merger agreement with respect to any one of the following circumstances:

    - If the Trust's shareholders fail to approve the merger agreement and the transactions contemplated thereunder by a majority vote of the Common Shares.

    - If the Trust determines to enter into a definitive agreement with another party providing for an acquisition transaction other than the proposed transaction, which is deemed by the Board of Trustees to be superior to the proposed transaction.

    - With respect to certain representations, warranties or covenants in the merger agreement, if the Trust materially breaches these representations, warranties or covenants except if said breaches were from failures as would not reasonably be expected to result, individually or in the aggregate, in monetary liability greater than or equal to $65 million; and, with respect to certain other representations, warranties or covenants relating to the capitalization of the Trust, the authority of the Trust to enter into the merger agreement and the Trust's non-contravention and compliance with certain agreements, if the Trust breaches these representations, warranties or covenants.

    - If the Board of Trustees of the Trust has withdrawn or adversely amended in any material respect its approval or recommendation to the Trust's shareholders of the merger agreement or the transactions contemplated thereby, other than the exercise of the subscription rights or the Note election described in Item 7 below under "The Proposed Transaction".


CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS


Any statements in this report, including any statements in the documents that are incorporated by reference herein that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained or incorporated by reference herein should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans, intentions or anticipated or projected events, results or conditions. Such forward-looking statements are dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. Such forward-looking statements include statements with respect to:

        - the declaration or payment of distributions by the Trust or FUMI,

        - the consummation of or the failure to consummate the proposed transaction;

        -       the ownership, management and operation of properties,

        - potential acquisitions or dispositions of properties, assets or other businesses by the Trust or FUMI,

        - the policies of the Trust or FUMI regarding investments, acquisitions, dispositions, financings and other matters,

        - the qualification of the Trust as a REIT under the Code and the "grandfathering" rules under Section 269B of the Code,

        -       the real estate industry and real estate markets in general,

        -       the availability of debt and equity financing,

        -       interest rates,

        -       general economic conditions,

        -       supply and customer demand,

        -       trends affecting the Trust or FUMI,

        - the effect of acquisitions or dispositions on capitalization and financial flexibility,

        - the anticipated performance of the Trust or FUMI and of acquired properties and businesses, including, without limitation, statements regarding anticipated revenues, cash flows, funds from operations, earnings before interest, depreciation and amortization, property net operating income, operating or profit margins and sensitivity to economic downturns or anticipated growth or improvements in any of the foregoing, and

        - the ability of the Trust or FUMI and of acquired properties and businesses to grow.

Shareholders are cautioned that, while forward-looking statements reflect the respective companies' good faith beliefs, they are not guarantees of future performance and they involve known and unknown risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained or incorporated by reference in this report and any amendment hereof, including, without limitation, the information set forth in "Risk Factors" above or in any risk factors in documents that are incorporated by reference in this report, identifies important factors that could cause such differences. Neither the Trust nor FUMI undertakes any obligation to publicly release the results of any revisions to these forward-looking statements that may reflect any future events or circumstances.

ITEM 2. PROPERTIES

        The following table sets forth certain information relating to the Trust's investments at December 31, 2001:

                                                                                Square                      Year          Total
                                                   Date of       Ownership      feet(1)    Occupancy    construction      cost
Direct equity investments   Location             acquisition     percentage      (000)      rate(2)      completed        (000)
-------------------------   ----------------     -----------     ----------     -------    ---------    ------------    ---------
Shopping Mall:
 Park Plaza                 Little Rock, AR        09/01/97          100          548        87             1988        $  64,561

 Office Building:
 Circle Tower               Indianapolis, IN       10/16/74          100          102        87             1930            5,714
                                                                                                                        ---------
                                                                                                                        $  70,275
                                                                                                                        =========

                                                          Mortgage Loan
                              ----------------------------------------------------------------
                                                 Balance     Principal
                               Original            at        repayment
                               balance          12/31/01      for 2002     Interest   Year of
Direct equity investments       (000)             (000)        (000)          rate    maturity
-------------------------     ---------        ----------   -----------    --------   --------
Shopping Mall:
 Park Plaza                   $  42,500 (3)    $   42,078    $     297        8.69%     2030

 Office Building:
 Circle Tower                         -                 -            -           -         -
                              ---------        ----------    ---------
                              $  42,500        $   42,078    $     297
                              ==========       ==========    =========

Total equity investments

(1) The square footage shown represents gross leasable area for the shopping mall and net rentable area for the office building.

(2) Occupancy rates shown are as of December 31, 2001, and are based on the total square feet of each property.

(3) In 2000, the Trust obtained a $42,500,000 mortgage on the Park Plaza Mall.

As of December 31, 2001, the Trust owned in fee its interest in Park Plaza Mall. The Trust holds a leasehold interest in a ground lease at Circle Tower, which ground lease expires in 2009, with an option for an additional 99 years, which has been exercised.

VenTek leases a 16,256 square foot facility located in Petaluma, CA. The annual rent is $142,000 and the lease expires in February 2003.

The occupancy rate of Park Plaza Mall at December 31, 2001, 2000, 1999, 1998 and 1997 was 87%, 87%, 100%, 100% and 99%, respectively.

Park Plaza Mall has one tenant, (whose business is retail clothing sales), which occupies 12% of the rentable square footage of the mall. Their annual base rent is $801,292. Their lease expires on April 30, 2005 and there are no renewal options.

The average effective annual rental per square foot at Park Plaza Mall for the years ended December 31, 2001, 2000 and 1999 was $28.37, $28.30 and $25.45,
respectively.

The realty tax rate and annual realty taxes for Park Plaza Mall were 6.8% and $795,000, respectively.

The following table presents, as of December 31, 2001, scheduled lease expirations with respect to Park Plaza Mall for the next 10 years, assuming that none of the tenants exercise renewal options or termination rights:

                                                                       Percentage of
                                                                      Annualized Base
                 Number of          Annualized       Approximate      Rent Represented
Year Ending       Leases           Base Rent of    Square Feet of       By Expiring
December 31,     Expiring        Expiring Leases   Expiring Leases       Leases (1)
------------    ----------       ---------------   ---------------    ----------------
   2002                  6         $  287,606             13,805               4.39%
   2003                 13          1,012,848             37,779              15.45%
   2004                  2            468,723             18,613               7.15%
   2005                 11          1,327,406             44,889              20.24%
   2006                  5            281,048              9,446               4.29%
   2007                  5            379,064             13,963               5.78%
   2008                 13          1,116,962             41,544              17.04%
   2009                 10            780,441             20,983              11.90%
   2010                  6            462,818             14,468               7.06%
   2011                  5            396,873             12,785               6.05%
                ----------         ----------         ----------         ----------

   Total                76         $6,513,789            228,275              99.35%
                ==========         ==========         ==========         ==========

(1) Based upon 2002 annualized base rent of $6,556,865.

ITEM 3. LEGAL PROCEEDINGS.

PEACH TREE MALL LITIGATION

The Trust, as one Plaintiff in a class action composed of numerous businesses and individuals, has pursued legal action against the State of California associated with the 1986 flood of Sutter Buttes Center, formerly Peach Tree Mall. In September 1991, the court ruled in favor of the plaintiffs on the liability portion of the inverse condemnation suit, which the State of California appealed. In the third quarter of 1999, the 1991 ruling in favor of the Trust and the other plaintiffs was reversed by the State of California Appeals Court, which remanded the case to the trial court for further proceedings. After the remand to the trial court, the Trust and the other plaintiffs determined to pursue a retrial before the court. The retrial of the litigation commenced February 2001 and was completed July 2001. In November 2001, the trial court issued a decision that generally holds in favor of the State of California. In February 2002, the Plaintiffs in the case filed a notice of appeal of the ruling of the trial court. The Trust is unable to predict at this time whether or not it will recover any amount of its damage claims in this legal proceeding.

CUNNINGHAM V. FRIEDMAN, ET AL.

On July 12, 2000, a complaint was filed by a purported shareholder of the Trust in the Court of Commons Pleas of Cuyahoga County, Ohio (Donald Cunningham v. Friedman, et al.) in connection with the Asset Sale to Radiant Investors LLC ("Radiant") (the "Cunningham lawsuit"). The Cunningham Lawsuit was a purported class action brought on behalf of all shareholders of the Trust. In the complaint, plaintiffs alleged that the terms of the asset sale to Radiant were unfair and that the Trust's officers and trustees breached their fiduciary duties to the Trust's shareholders by agreeing to a transaction that failed to maximize shareholder value. Specifically, the lawsuit alleged that Radiant, as a party to an asset management agreement between Radiant Partners, LLC and the Trust was made privy to inside information regarding the Trust's assets and this allowed Radiant to negotiate the purchase of the most valuable assets of the Trust at the lowest possible price, to the detriment of Trust's shareholders. The complaint alleged that Radiant and the Trust were not engaging in arm's length negotiations and that Radiant was acting in its own self interest at the expense of the interests of the Trust's shareholders. Additionally, the complaint alleged that Radiant had material conflicts of interest. The lawsuit sought preliminary and permanent injunctive relief against the consummation of the asset sale, rescission of the Asset Sale if it were consummated and unspecified damages, costs and attorney's fees.

On November 15, 2000, the plaintiffs and defendants in the Cunningham Lawsuit stipulated to a stay of the litigation in favor of a similar purported class action that had been filed on June 22, 2000 in New York Supreme Court, County of New York, against the same defendants by a purported shareholder of the Trust in connection with the Asset Sale to Radiant (Brickell Partners v. Friedman, et al.) ("Brickell Lawsuit"). On August 21, 2001, the plaintiffs and defendants in the Brickell Lawsuit filed a stipulated dismissal of the named plaintiffs' complaint with prejudice. On November 12, 2001, the plaintiffs in the Cunningham Lawsuit filed a notice of dismissal of the litigation. The notice of dismissal states that such is without prejudice to the plaintiffs' rights to refile the lawsuit on a later date. The Trust has received no indication from the plaintiffs that they intend to do so, however.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

        No matters were submitted to a vote of security holders during the fourth quarter of 2001.

                                     PART II

ITEM 5. MARKET FOR TRUST'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.


MARKET PRICE AND DIVIDEND RECORD



                                                                  Dividends
2001 Quarters Ended                 High             Low          Declared
                                  ---------       ---------      ----------

  December 31                      $  2.56         $  2.20         $     -

  September 30                        2.75            2.23               -

  June 30                             2.62            2.16               -

  March 31                            2.85            2.38               -
                                                                   -------

                                                                   $     -
                                                                   =======

2000 Quarters Ended

  December 31                      $  2.81         $  2.25         $     -

  September 30                        3.06            2.25               -

  June 30                             3.06            2.25               -

  March 31                            5.00            2.44           1.124
                                                                   -------

                                                                   $ 1.124
                                                                   =======



The Trust's shares are traded on the New York Stock Exchange (Ticker Symbol:
FUR). As of December 31, 2001, there were 2,391 recordholders of the Common Shares. The Trust estimates the total number of beneficial owners at approximately 6,400.

During 2001, the Trust was not required to make any minimum distributions to its common shareholders to maintain its REIT status and, in fact, made no distributions to its common shareholders; however, the Trust will resume paying a quarterly dividend of $0.10 on each of its Common Shares. The next dividend will be payable on April 30, 2002 to shareholders of record on March 31, 2002.

ITEM 6. SELECTED FINANCIAL DATA

For the years ended December 31, (In thousands, except per share data and footnotes)

                                                                      2001         2000         1999       1998 (2)        1997
                                                                      ----         ----         ----       --------        ----
OPERATING RESULTS
Revenues                                                            $  31,391    $  67,265    $ 120,774    $ 148,062    $ 110,539
(Loss) income before write-down of investment, unrealized loss on carrying value of assets identified for disposition,
      gains on sale of real estate, extraordinary loss, loss
      from discontinued operations and preferred dividends             (2,266)     (10,632)     (12,494)     (27,769)       7,278
Write down of investment (3)                                          (11,463)           -            -            -            -
Unrealized loss on carrying value of assets
      identified for disposition                                            -      (19,150)      (9,800)     (36,000)           -
Gains on sale of real estate                                           30,096       76,114       28,334       10,346        1,468
Income (loss) before extraordinary loss, loss from
      discontinued operations and preferred dividends                  16,367       46,332        6,040      (53,423)       8,746
Extraordinary loss from early extinguishment of debt (4)                 (889)      (6,065)      (5,508)      (2,399)        (226)
Loss from discontinued operations (1)                                       -            -       (6,836)     (27,696)      (2,844)
Net income (loss) before preferred
      dividend                                                         15,478       40,267       (6,304)     (83,518)       5,676
Net income (loss) applicable to shares of
      beneficial interest                                              13,410       37,817       (9,137)     (86,517)         845
Dividends declared for shares of beneficial interest                        -        6,583       13,166        3,478       11,651

Per share of beneficial interest
Income (loss) before extraordinary loss and loss from
      discontinued operations, basic                                $    0.39    $    1.07    $    0.08    $   (1.83)   $    0.16
Extraordinary loss from early extinguishment of debt, basic (4)         (0.02)       (0.15)       (0.14)       (0.08)       (0.01)
Loss from discontinued operations, basic (1)                                -            -        (0.18)       (0.90)       (0.12)
Net income (loss) applicable to shares of beneficial interest,
      basic                                                              0.37         0.92        (0.24)       (2.81)        0.03
Income (loss) before extraordinary loss and loss from
      discontinued operations, diluted                              $    0.39    $    0.98    $    0.08    $   (1.83)   $    0.16
Extraordinary loss from early extinguishment of debt, diluted (4)       (0.02)       (0.13)       (0.14)       (0.08)       (0.01)
Loss from discontinued operations, diluted  (1)                             -            -        (0.18)       (0.90)       (0.12)
Net income (loss) applicable to shares of beneficial interest,
      diluted                                                            0.37         0.85        (0.24)       (2.81)        0.03
Dividends declared per share of beneficial interest                         -        1.124         0.31         0.11         0.44

FINANCIAL POSITION AT YEAR END
      Total assets                                                  $ 185,669    $ 462,598    $ 502,792    $ 742,623    $ 734,984
      Long-term obligations (5)                                        54,616      171,310      207,589      357,580      458,637
      Total equity                                                    122,168      120,383      169,710      150,696      235,310

ITEM 6. SELECTED FINANCIAL DATA.

This Selected Financial Data should be read in conjunction with the Combined Financial Statements and Notes thereto.

(1) The results of Impark have been classified as discontinued operations for 2000, 1999, 1998 and 1997, as Impark was spun off to the shareholders of the Trust in 2000. In 1998, Impark recognized a $15.0 million reduction of goodwill.

(2) In 1998, the loss before unrealized loss on carrying value of assets identified for disposition and impaired assets, gains on sales of real estate, extraordinary loss, loss from discontinued operations and preferred dividend included expenses of $17.6 million related to the proxy contest and the resulting change in the composition of the Trust's Board of Trustees.

(3) In 2001, the Trust wrote off $11.5 million, the entire balance, of its warrants and preferred stock investment in HQ Global Holdings, Inc., including accrued dividends.

(4) In 2001, the Trust recognized a $0.9 million extraordinary loss from early extinguishment of debt relating to the first mortgage debt which was assumed as part of the sale of assets to Radiant Investors LLC. In 2000, the Trust repaid a $10.6 million deferred obligation resulting in a prepayment penalty of $3.1 million and also recognized an extraordinary loss on the early extinguishment of debt of $2.4 million in connection with the sale of Crossroads Mall and $0.6 million in connection with the sale of the Huntington Garage. In 1999, the Trust repaid $46.0 million in mortgage debt resulting in a prepayment penalty of $5.5 million. In 1998, the Trust repaid approximately $87.5 million of its 8 7/8% Senior Notes resulting in $1.6 million in unamortized issue costs and solicitation fees being expensed. Also, in 1998, the Trust renegotiated its bank agreement and a $90.0 million note payable resulting in $0.8 million of deferred costs being expensed. In 1997, the Trust renegotiated its bank credit agreements, resulting in a $0.2 million charge related to the write-off of unamortized costs.

(5) Included in long-term obligations are senior notes and mortgage loans. Bank loans are classified as long-term for 1997.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

FINANCIAL CONDITION AND PROPOSED TRANSACTION

2001 TRANSACTIONS

In March 2001, the Trust sold a significant portion of its remaining real estate assets (the "Purchased Assets") to Radiant Investors, LLC ("Purchaser"), for an aggregate sales price of $205 million. At the closing of this transaction, the sales price of $205 million was reduced by $20.6 million, which was the net sales price realized by the Trust from the sale of the Huntington Garage which was sold in December 2000 to another party and which had been part of the aggregate contract sales price of $205 million. The Trust received approximately $192 million in aggregate consideration for the Purchased Assets after the payment of expenses, and net operating income and other adjustments, but not including operating income and expense prorations. Of the $192 million, approximately $62 million (including the proceeds from the Huntington Garage sale and North Valley financing) was in cash, $7 million was in the form of a bridge loan and approximately $123 million was for the assumption or repayment of mortgage indebtedness on the Purchased Assets. The $7 million bridge loan had a four-month term. The interest rate on the loan was 11% per annum and was secured by cross-collateralized first mortgages on two properties. The loan was repaid in two installments: $2.2 million was paid in June 2001 and $4.8 million was paid in July 2001. The Trust recognized a gain on the sale of approximately $30.1 million and an extraordinary loss on early extinguishment of debt of $0.9 million. The Trust had previously recorded in December of 2000 a $19.2 million unrealized loss on the carrying value of certain of the Purchased Assets.

In February 2001, in accordance with the sales agreement, the Trust amended the mortgage loan on the North Valley Tech Center property to provide for an additional $6.5 million of financing. The Purchaser assumed this obligation at closing and in accordance with the sales agreement received a credit for the net cash proceeds of this loan received by the Trust.

In February 2001, the Board of Trustees approved the expansion of the Common Share repurchase program. The original authorization, which occurred in August 1999, was for $20 million. The Board of Trustees expanded this amount by an additional $20 million to be used for share repurchases in open market, privately negotiated or other types of transactions, from time to time, as market conditions would warrant.

In April 2001, the Trust entered into separate agreements with Apollo Real Estate Investment Fund II, L.P. and with Bear Stearns International Limited, and repurchased an aggregate of approximately 4.8 million of its Common Shares at a price of $2.375 per share. The repurchases are part of the Common Share repurchase authorization, under which the Trust had previously expended approximately $15.6 million to buy Common Shares. As of December 31, 2001, the Trust has authority to spend approximately $13.0 million with respect to the Common Share repurchase program.

At June 30, 2001, the Trust wrote off its $2.7 million investment in HQ Global Holdings, Inc. ("HQ") warrants because of a decline in center occupancy and other business setbacks disclosed by HQ. The Trust believed that the decline in estimated fair market value of the investment in warrants was other than temporary. During the third and fourth quarters of 2001, the Trust wrote off its remaining $8.8 million investment in HQ preferred stock including accrued dividends, because of continued operating losses and recently disclosed defaults on HQ's various credit agreements, which the Trust believed had permanently impaired the value of its investment in HQ's preferred stock. In March 2002, HQ filed a voluntary petition for a Chapter 11 Reorganization under the U.S. Bankruptcy Code.

The Trust, as one Plaintiff in a class action composed of numerous businesses and individuals, has pursued legal action against the State of California associated with the 1986 flood of Sutter Buttes Center, formerly Peach Tree Mall. In September 1991, the court ruled in favor of the plaintiffs on the liability portion of the inverse condemnation suit, which the State of California appealed. In the third quarter of 1999, the 1991 ruling in favor of the Trust and the other plaintiffs was reversed by the State of California Appeals Court, which remanded the case to the trial court for further proceedings. After the remand to the trial court, the Trust and the other plaintiffs determined to pursue a retrial before the court. The retrial of the litigation commenced February 2001 and was completed July 2001. In November 2001, the trial court issued a decision that generally holds in favor of the State of California. In February 2002, the Plaintiffs in the case filed a notice of appeal of the ruling of the trial court. The Trust is unable to predict at this time whether or not it will recover any amount of its damage claims in this legal proceeding.

THE PROPOSED TRANSACTION

In April 2001, the Board of Trustees of the Trust established a Special Committee for the purpose of evaluating and advising the Board with respect to proposed transactions and other possible business alternatives that the Trust may pursue. The Special Committee, which is comprised of Daniel J. Altobello and Bruce R. Berkowitz, independent Trustees of the Trust, retained US Bancorp-Libra and Duff & Phelps LLC as its financial advisors and Shaw Pittman LLP as its independent legal counsel. On September 21, 2001, the Trust signed a letter of intent with Gotham Partners, LP ("Gotham"), a shareholder of the Trust, with respect to a proposed transaction between Gotham and the Trust. William A. Ackman, a principal of Gotham, is the Chairman of the Trust. From the time of the execution of the letter of intent through the execution of the merger agreement in February 2002, the Special Committee negotiated with Gotham with respect to the proposal set forth in the September 2001 letter of intent.

Under the September 21, 2001 letter of intent, the Trust's common shareholders could have received $2.70 per share. Subsequent to the execution of this letter of intent, the parties renegotiated the terms of the transaction due to a substantial reduction in value of the Trust's investment in HQ, which reduction would have given Gotham the ability to terminate its obligations if a definitive agreement had been entered into under the terms outlined in the letter of intent. The Trust reduced the value of its investment in HQ from approximately $8.8 million to $4.4 million on September 30, 2001 and further reduced the value of its investment to zero as of December 31, 2001.

On February 13, 2002, the Trust entered into a definitive agreement of merger and contribution, pursuant to which the Trust agreed to merge with and into Gotham Golf Corp. ("Gotham Golf"), a Delaware corporation controlled by a number of equityholders of the Trust. If consummated, the proposed transaction will result in the Trust's common shareholders receiving as merger consideration for each Common Share:

- $2.20 in cash, subject to possible deductions on account of dividends paid prior to the completion of the proposed transaction, breaches of representations, warranties and covenants contained in the merger agreement and costs, fees and expenses associated with obtaining certain consents for the proposed transaction;

- a choice of (1) an additional $0.35 in cash or (2) approximately 1/174th of a debt instrument (the "Note") indirectly secured by the Trust's two real estate assets; and

- three-fiftieths (3/50ths) of a non-transferable uncertificated subscription right, with each subscription right exercisable to purchase common stock of Gotham Golf at $20.00 per share for up to an aggregate of approximately $41 million of common stock of Gotham Golf.

The proposed transaction is subject to approval of the Trust's shareholders. There can be no assurance that the proposed transaction will be approved by the Trust's shareholders or, if so approved, that the proposed transaction will be consummated.

        Under the proposed transaction

- The Trust will merge with and into Gotham Golf a new corporation formed by Gotham Golf Partners, L.P. ("GGP"), which is a full-service golf-course acquirer, owner and operator. As part of the transaction, Gotham and certain other GGP equityholders will contribute their equity interests in GGP to a wholly owned limited liability company of Gotham Golf, in exchange for common stock of Gotham Golf. As a result, after the proposed transaction, Gotham Golf will indirectly own approximately 92.5% of the equity interests in GGP, and Gotham and the other equityholders that contributed their equity interests in GGP in the proposed transaction will own approximately 52.55% of the shares of Gotham Golf stock, assuming that (i) all of the subscription rights to receive Gotham Golf common shares are exercised and
    (ii) no other equity of Gotham Golf will be issued on or prior to the effective time of the proposed transaction.

- Each Note will have a face amount of $100, which is equivalent to approximately $0.575 per share, and will bear interest at 11% per annum on its face amount. The Notes will be secured by a pledge of two underlying loans: (1) an approximate $3.5 million first leasehold mortgage on the Circle Tower office building in Indianapolis, Indiana and (2) an approximate $16.5 million mezzanine loan on the Park Plaza Mall in Little Rock, Arkansas. Holders of Notes will receive a pass-through of the economic attributes of the two underlying loans.

- Shareholders, who receive their proportionate share of the Notes in the transaction and who do not elect within 80 days thereafter to retain them, will receive $0.35 in cash for every approximately 1/174th share of their Notes. Gotham has agreed to purchase from the issuer any redeemed Notes for the same redemption price paid by the issuer to the shareholders.

- The Notes will not be issued unless certain consents are obtained from the mortgage lender on the Park Plaza Mall and the rating agencies that originally rated the certificates backed by the first Park Plaza Mall mortgage. If any required consents, approvals or similar clearances with respect to the Notes cannot be timely obtained, the merger consideration will be adjusted to eliminate the ability for common shareholders to elect to receive the Notes in lieu of part of the cash consideration, and all shareholders will receive the full cash consideration of $2.55 per Common Share.

- Preferred shareholders of the Trust will receive preferred shares of Gotham Golf, as provided for in the Certificate of Designations for the preferred shares of the Trust. The existing 8.875% unsecured notes will remain outstanding according to their terms and will become obligations of Gotham Golf after the closing of the transaction.

- The Trust, Gotham and each of the members of the Board of Trustees have entered into a Voting Agreement, pursuant to which the parties thereto have agreed to vote a collective 7,424,943 Common Shares, or approximately 21.3% of the total outstanding Common Shares, for the approval of the proposed transaction.

- The merger is subject to certain customary closing conditions, including approval by the Trust's common shareholders and receipt of certain third-party consents.

The Trust's approval of the merger agreement was based on the recommendation of a Special Committee of independent trustees of the Trust's Board of Trustees. The Special Committee concluded that the transaction was in the best interests of the Trust and the Trust's common shareholders (other than Gotham and its affiliates), to the extent that such shareholders elect to receive $2.55 per share in cash in the merger. The Board of Trustees of the Trust, with Mr. Ackman not participating, unanimously voted in favor of the transaction. The Special Committee was advised by Libra Securities, LLC and Duff & Phelps, LLC, and Gotham and its affiliates were advised by Mercury Partners.

INVESTORS AND SECURITY HOLDERS SHOULD READ THE DEFINITIVE MERGER AGREEMENT AND THE FORM 8-K OF THE TRUST FILED ON FEBRUARY 14, 2002 TO APPRISE THEMSELVES OF THE PROPOSED TRANSACTION. IN ADDITION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE BUSINESS COMBINATION TRANSACTION REFERENCED IN THE FOREGOING INFORMATION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement/prospectus will be filed with the Securities and Exchange Commission by the Trust, Gotham Golf and certain of their affiliates. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it becomes available) and other documents filed by the Trust, Gotham, GGP and Gotham Golf with the Securities and Exchange Commission at the Commission's web site at www.sec.gov. The proxy statement/prospectus and these other documents may also be obtained for free from the Trust.

LIQUIDITY AND CAPITAL RESOURCES

        GENERAL

Unrestricted and restricted cash and cash equivalents decreased by $19.2 million (from $23.9 million to $4.7 million) from December 31, 2000 to December 31, 2001.

The Trust's net cash used for operating activities of $5.3 million and net cash used for financing activities of $157.6 million more than offset the $143.7 million of net cash provided by investing activities. Cash used for financing activities included the repayment of $150.0 million that had been borrowed in previous years pursuant to reverse repurchase agreements that were utilized to purchase U.S. Treasury Bills. The Trust invests its excess cash primarily in U.S. Treasury Bills and other U.S. Government Obligations. At December 31, 2001, the Trust owned $116.0 million of U.S. Treasury Bills and other U.S. Government Obligations. The U.S. Treasury Bills and U.S. Government Obligations are classified as held to maturity. Cash used for financing activities also included $2.1 million of cash dividends to preferred shareholders, $0.4 million of mortgage amortization and $11.6 million to repurchase Common Shares. Cash provided by financing activities included $6.5 million of proceeds received when the Trust amended the mortgage loan on the North Valley Tech Center property to provide for additional financing. Cash provided by investing activities consisted of the receipt of $7.0 million of principal on the bridge loan to Radiant, net proceeds from the sale of real estate of $43.6 million and the proceeds from maturity over purchases of U.S. Treasury Bills and other U.S. Government Obligations of $93.9 million. Cash used for investing activities consisted of $0.8 million of improvements to properties.

The Trust declared a dividend of $0.5 million ($0.525 per share) to Series A Cumulative Preferred Shareholders in the fourth quarter of 2001. The dividend was paid January 31, 2002 to shareholders of record at the close of business on December 31, 2001. In addition, the Trust paid a dividend for the first, second and third quarter of 2001 of $0.5 million ($0.525 per share) per quarter to preferred shareholders. During 2001, the Trust was not required to make any minimum distributions to its common shareholders to maintain its REIT status and, in fact, made no distributions to its common shareholders; however, the Trust will resume paying a quarterly dividend of $0.10 on each of its Common Shares. The next dividend will be payable on April 30, 2002 to shareholders of record on March 31, 2002.

During the year ended December 31, 2001, the Trust repurchased 4,890,692 Common Shares for an aggregate cash consideration of $11.6 million. As a result of these transactions, 34,805,912 Common Shares were outstanding at December 31, 2001.

The Trust was not directly affected by the events of the September 11th terrorist attacks; however, the attacks have had a negative effect on the economy which was already considered to be in a recession. The Trust could be affected by declining economic conditions as a result of various factors that affect the real estate business including the financial condition of tenants, competition, and increased operating costs. The Trust's property insurance coverage as it relates to claims caused by terrorist incidents is limited to $1 million per occurrence and $5 million in the aggregate. The Trust expects that its insurance costs will increase when its policies are renewed in November 2002.

The Trust's most critical accounting policy relates to the evaluation of the fair value of real estate. The Trust evaluates the need for an impairment loss on its real estate assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. In addition, estimates are used when accounting for the allowance for doubtful accounts, potentially excess and obsolete inventory, product warranty reserves, the percentage of completion method of recognizing revenue and contingent liabilities, among others. These estimates are susceptible to change and actual results could differ from these estimates. The effects of changes in these estimates are recognized in the period they are determined.

At the time of disposition in March 2001 of the majority of the Trust's properties (including all of Trust's parking properties), the Trust had not decided to discontinue investing in parking or other properties. The Trust's business remains the purchase, operation and sale of real estate properties. Therefore, the Trust did not treat any component of the sale as discontinued operations.

PARK PLAZA MALL

Dillard's is the anchor department store at Park Plaza Mall located in Little Rock, Arkansas. Dillard's owns its facilities in the Park Plaza Mall and has a Construction, Operation and Reciprocal Easement Agreement with a subsidiary of the Trust that contains an operating covenant requiring it to operate these facilities continuously as retail department stores until July 2003. Dillard's and its partner, Simon Property Group, own a parcel of land in the western part of Little Rock, Arkansas and have announced their intention to build an approximately 1.3 million square foot mall in this new location. During the first quarter of 2001, the Little Rock Board of Directors re-approved zoning which would permit the construction of this new mall. Although the Trust does not believe that the proposed new mall is economically feasible, in the event that the new mall is built, Dillard's may decline to extend or renew its operating covenant and cease operating its stores at the Park Plaza Mall. In the event Dillard's leaves Park Plaza Mall and does not sell or lease its two stores to comparable anchor tenants, the value of Park Plaza Mall would be materially and adversely affected due to the decline in traffic and sales volume at the Park Plaza Mall, and the likely departure of many of the Park Plaza Mall tenants pursuant to early termination provisions of their leases that may be triggered by the departure of Dillard's. The Park Plaza Mall property is financed by a senior mortgage loan. The loss of an anchor tenant or a significant number of other Park Plaza Mall tenants could result in an event of default under the senior mortgage.

Legal actions have been taken by local citizens to reverse the decision of the Little Rock Board of Directors with respect to the construction of the proposed new mall. A trial occurred at the end of February 2002 to determine whether the actions of the city directors in permitting the construction of the new mall are valid and whether the city directors are obligated to let a referendum seeking to overturn their actions be voted upon the voters of Little Rock. The trial court is expected to rule on these matters shortly. The Trust has been closely monitoring the litigation and, although not a party to the litigation, has expended significant funds in support of a local citizen's effort to reverse the decision of the Little Rock Board of Directors.

In addition to the proposed new mall, the Trust believes that the Simon Property Group is simultaneously investigating the alternative of developing a new, smaller mall, at a different location. If this were to occur, Dillard's would most likely maintain at least one store at Park Plaza Mall. There can be no assurance, however, that Dillard's would do so or that the opening of this new, smaller mall, if it occurs, would not have a material adverse effect on the value of the Park Plaza Mall.

Regardless of whether the proposed new mall is built, under the terms of the operating covenant in the operating agreement, Dillard's has no obligation to maintain its operations at the Park Plaza Mall beyond July 2003. Dillard's has been approached to extend the operating covenant under the operating agreement, but to date, it has refused to do so. In the event that Dillard's does not maintain its presence as an anchor store at Park Plaza Mall, the value of the Park Plaza Mall could be materially and adversely affected as well as triggering a loss of revenue at the Park Plaza Mall and the potential for an event of default under the senior mortgage. There can be no assurance that Dillard's will extend or renew its operating covenant under the operating agreement on terms acceptable to the Trust.

With respect to capital improvements, the Trust estimates that the Park Plaza Mall will need to repair or replace its roof at a cost of approximately $0.8 million to $1.2 million. The Trust plans to perform the repair or replacement over the next three years.

VENTEK

FUMI's subsidiary VenTek, a manufacturer of transit ticketing and parking equipment, has continued to incur significant operating losses. A new management firm was engaged by the Trust in December 2000 with the objective of improving operating results; however, unless VenTek is awarded significant new parking and/or transit ticketing contracts, it is unlikely that the new managers will be able to achieve this objective. In addition, the Trust has provided performance guarantees for two contracts between VenTek and transit authorities, which contracts are in the amounts of $6.2 million and $5.3 million. These contracts are for the manufacturing, installation and maintenance of transit ticket vending equipment manufactured by VenTek. The guarantees are anticipated to expire over the next two to three years based upon projected completion dates anticipated by VenTek and the transit authorities. As of March 15, 2002, no amounts had been drawn against these guarantees. Since these projects are entering their final stages, management does not anticipate that payment will have to be made under the guarantees; however, if VenTek is unable to perform in accordance with these contracts and subsequent change orders, the Trust may be responsible for partial payment under these guarantees.

Also, in connection with transit contracts, VenTek may be liable for liquidated damages related to delays in completion of the contracts. Liquidated damages have been asserted on two contracts. Management of VenTek disagrees with the basis of calculating the liquidated damages and does not believe it owes any significant amount.

A summary of the Trust's borrowings and repayment timing is as follows (in millions):

                                                    Payments Due by Period
                                                    ----------------------
                                                   Less than    1-3          4-5          After 5
Contractual Obligations               Total        1 Year       Years        Years        Years
-----------------------------------------------------------------------------------------------
Mortgage loan payable                 $42.1        $ 0.3        $ 1.0        $ 0.8        $40.0
Senior notes                          $12.5        $   -        $12.5        $   -        $   -
                                      ---------------------------------------------------------
    Total                             $54.6        $ 0.3        $13.5        $ 0.8        $40.0
                                      =========================================================

RESULTS OF OPERATIONS - 2001 VERSUS 2000

Net income applicable to Common Shares for the year ended December 31, 2001 was $13.4 million as compared to net income of $37.8 million for the year ended December 31, 2000. Net income for the year ended December 31, 2001 included a write-down of an investment in preferred stock and warrants to purchase common shares of HQ of $11.5 million. Net income for the year ended December 31, 2000 included a $19.2 million impairment loss on certain of the assets which the Trust had agreed to sell to the Purchaser at a sales price that was less than net book value at December 31, 2000. The Purchased Assets were sold in March 2001. Net income for the year ended December 31, 2001 included a gain on sale of real estate of approximately $30.1 million compared to gains of $76.1 million in the comparable period of 2000. The gain for the year ended December 31, 2001 related to the sale of the Purchased Assets. The gain for the year ended December 31, 2000 included $58.7 million related to the sale of Crossroads Mall, $1.2 million from the sale of the joint venture interest in Temple Mall, $16.1 million from the sale of Huntington Garage and $0.1 million from the sale of other assets. Net income for the year ended December 31, 2001 included a $0.9 million extraordinary loss from early extinguishment of debt relating to the first mortgage debt which was assumed as part of the sale of the Purchased Assets. Net income for the year ended December 31, 2000 included a $3.1 million extraordinary loss from early extinguishment of debt relating to the payoff of the Trust's deferred obligation of $10.6 million and a $2.4 million loss from early extinguishment of debt relating to the first mortgage debt which was assumed as part of the sale of Crossroads Mall and a $0.6 million loss from early extinguishment of debt related to the sale of Huntington Garage.

Interest and dividends decreased during the year ended December 31, 2001, as compared to 2000. The decrease is a result of lower amounts invested and lower interest rates between the periods.

Property net operating income, which is rent less property operating expenses and real estate taxes, decreased for the year ended December 31, 2001 to $10.5 million from $29.8 million in 2000. The decrease was attributable to the sale of properties in March 2001.

Property net operating income for the Trust's remaining real estate properties for the year ended December 31, 2001 decreased by $1.2 million. The decrease was attributable mainly to an increase in operating expenses at Park Plaza Mall. The increase in operating expenses was primarily due to $0.7 million of costs incurred in connection with the matters described above in the Park Plaza Mall section. Rental income remained relatively constant at both properties.

Depreciation and amortization, and mortgage loan interest expense decreased from 2000 to 2001 due to the sale of properties in March 2001. With respect to the remaining properties, depreciation and amortization expense increased slightly due to improvements to properties. Mortgage interest expense increased with respect to the remaining properties as a result of a first mortgage loan that was obtained on the Park Plaza Mall in April 2000.

Interest expense relating to notes payable decreased due to the repayment of reverse repurchase agreements in January 2001.

General and administrative expenses decreased by $5.6 million from 2000 to 2001, primarily due to severance expenses incurred during 2000. Included in general and administrative expenses for the year ended December 31, 2001 are $0.9 million of transaction costs related to the Gotham proposal and $1.0 million to a firm that is providing management services to VenTek. Included in general and administrative expenses for the year ended December 31, 2000 are approximately $2.7 million of stay bonuses and severance expense. In addition, general and administrative expenses decreased due to salary and overhead savings as a result of the Trust outsourcing its management functions and a decrease in legal expense and accounting fees.

FUMI's manufacturing facility, VenTek, incurred a net loss of $1.6 million for the year ended December 31, 2001, as compared to a net loss of approximately $3.1 million for the year ended December 31, 2000. The net loss for 2001 includes approximately $0.4 million in credits estimated to be issued in connection with contracts and a $0.3 million inventory valuation adjustment, which is primarily related to discontinued parking models and FUMI's transit ticketing equipment inventory. In October 2001, VenTek decided to terminate eleven employees who were principally engaged in the production of transit ticketing equipment. Severance expense of less than $0.1 million was incurred in the fourth quarter of 2001 and stay bonuses for selected remaining employees are expected to result in a charge of approximately $0.1 million over a one year period, beginning in the fourth quarter of 2001. In addition, in February 2002 an additional eight employees were terminated. These employees were involved in both the production of transit ticketing and parking equipment, as well as administrative functions. Severance expenses of less than $0.1 million will be recorded during the first quarter of 2002. The backlog for VenTek is approximately $1.3 million at December 31, 2001. Backlog represents products or services that VenTek's customers have committed by contract to purchase. VenTek's backlog is subject to fluctuations and is not necessarily indicative of future sales. A failure to replace backlog could result in lower revenues.

RESULTS OF OPERATIONS - 2000 VERSUS 1999

Net income applicable to Common Shares before discontinued operations for 2000 was $37.8 million as compared to a net loss before discontinued operations of $2.3 million for 1999. Net income before discontinued operations for 2000 included gains on sale of real estate of $76.1 million compared to gains on sale of real estate of $28.3 million in 1999. Gains on sale of real estate for 2000 included $58.7 million related to the sale of Crossroads Mall, $1.2 million from the sale of the joint venture interest in Temple Mall, $16.1 million from the sale of the Huntington Garage and a net $0.1 million from the sale of other assets. Gains on sale of real estate for 1999 included $8.7 million from the sale of eight apartment complexes, $19.4 million from the sale of six shopping malls and one shopping center and $0.2 million from the sale of six shopping malls in December 1999. Net income before discontinued operations for 2000 included a $3.1 million extraordinary loss from early extinguishment of debt relating to the payoff of the Trust's deferred obligation of $10.6 million, a $2.4 million loss from early extinguishment of debt relating to the first mortgage debt which was assumed as part of the sale of the Crossroads Mall and a $0.6 million loss from early extinguishment of debt related to the sale of the Huntington Garage. Net loss before discontinued operations for 1999 included a $5.5 million extraordinary loss from early extinguishment of debt relating to mortgage debt repaid because it was cross collateralized with the mortgages on six shopping malls which were sold in December 1999. Net income before discontinued operations for 2000 included a $19.2 million impairment loss on certain of the assets which the Trust had agreed to sell to Purchaser at a sales price that was less than net book value at December 31, 2000. The Purchased Assets were sold in March 2001. The Trust recognized a gain of approximately $30.1 million on the sale to Purchaser during the first quarter of 2001. Net loss before discontinued operations for 1999 included a $9.8 million unrealized loss on the carrying value of assets identified for sale and impaired assets.

Mortgage loan investment income declined when comparing 2000 to 1999. The decline in interest income was caused by the repayment of a mortgage investment during the first quarter of 2000.

Short term investment income increased during 2000 as compared to 1999. The increase was due to the investment of proceeds received from the 1999 property sales and the leveraged purchase of U.S. Treasury Bills utilizing reverse repurchase agreements.

Property net operating income, which is defined as rent less operating expenses and real estate taxes, decreased to $29.8 million in 2000 from $63.7 million in 1999. The decrease was attributable to the sale of properties in 1999 and the sale of Crossroads Mall in April 2000. Property net operating income for the properties in the portfolio in 2000 and 1999 increased by $0.9 million. The increase was attributable to an increase in revenues of $1.2 million and a decrease in operating expenses of $0.1 million which was partially offset by an increase in real estate taxes of $0.4 million. Revenues increased by $1.2 million for properties in the portfolio in 2000 and 1999, primarily due to an increase in rental rates at Park Plaza Mall and Two Rivers and an increase in occupancy at Westgate Town Center, Two Rivers and North Valley, which was partially offset by a decrease in occupancy at 55 Public Square. Operating expenses decreased slightly at various properties and real estate taxes primarily increased at Madison & Wells.

Depreciation and amortization and mortgage loan interest expense decreased when comparing 2000 to the comparable period in 1999 primarily due to the sale of properties and the repayment of debt in 1999. With respect to the remaining properties, depreciation and amortization expense increased slightly due to the effect of improvements to properties. Mortgage interest expense declined with respect to the remaining properties, primarily due to the repayment and amortization of mortgage principal balances.

Interest expense relating to bank loans and notes payable decreased due to the payoff of debt with the proceeds from property sales, which was partially offset by borrowings against U.S. Treasury Bills utilizing reverse repurchase agreements.

General and administrative expenses decreased when comparing 2000 and the comparable period in 1999 primarily due to the decrease in payroll and related expenses.

In addition, sales decreased by $1.1 million and cost of sales decreased by $0.5 million at VenTek. The net loss was $3.1 million for 2000 as compared to a net loss of $2.2 million in 1999. Operations remained relatively constant at the Trust's parking facilities.

RECENTLY ISSUED ACCOUNTING STANDARDS

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133." The statement deferred for one year the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to SFAS No. 133. These statements require companies to recognize all derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether they qualify for hedge accounting. These statements were adopted on January 1, 2001. The adoption of these statements had no effect on the Trust's combined financial statements.

In July 2001, the FASB issued SFAS No. 141 "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. The adoption of this statement had no impact on the Trust's combined financial statements.

In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 is not expected to have any impact on the Trust's combined financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. The adoption of SFAS No. 144 is not expected to have a material impact on the Trust's combined liquidity, financial position or result of operations, although in future years sales of properties would be presented in a manner similar to discontinued operations.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

        All of the Trust's loans outstanding at December 31, 2001 have fixed interest rates. The Trust's investments in U.S. Treasury Bills and other U.S. Government Obligations mature in less than 90 days and therefore are not subject to significant interest rate risk.

ITEM 8. FINANCIAL STATEMENTS.

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS

Combined Balance Sheets

As of December 31, (In thousands, except share data)

                                                                                           2001              2000
                                                                                        ---------         ---------
ASSETS

Investments in real estate, at cost
  Land                                                                                  $   6,086         $  45,692
  Buildings and improvements                                                               64,189           227,691
                                                                                        ---------         ---------
                                                                                           70,275           273,383
  Less - Accumulated depreciation                                                         (10,108)          (68,507)
                                                                                        ---------         ---------
    Investments in real estate, net                                                        60,167           204,876

Mortgage loan                                                                                   -             1,468

Other assets

  Cash and cash equivalents - unrestricted                                                  2,609            19,477
                            - restricted                                                    2,115             4,412
  Accounts receivable and prepayments, net of allowances
      of $680 and $772, respectively                                                        2,261             5,386
  Investments                                                                             116,005           220,648
  Inventory                                                                                 1,971             3,097
  Unamortized debt issue costs, net                                                           351             1,439
  Other                                                                                       190             1,795
                                                                                        ---------         ---------
    Total assets                                                                        $ 185,669         $ 462,598
                                                                                        =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities

  Mortgage loans, including current portion of $297 and $34,163, respectively           $  42,078         $ 158,772
  Notes payable                                                                                96           150,110
  Senior notes                                                                             12,538            12,538
  Accounts payable and accrued liabilities                                                  8,373            18,040
  Deferred items                                                                              416             2,755
                                                                                        ---------         ---------
    Total liabilities                                                                      63,501           342,215
                                                                                        ---------         ---------

Shareholders' equity

  Convertible preferred shares of beneficial interest, $25 per share liquidation preference, 2,300,000 shares authorized, 984,800
      outstanding in 2001 and 2000                                                         23,171            23,171
  Shares of beneficial interest, $1 par, unlimited authorized, 34,805,912
      and 39,696,604 shares, outstanding in 2001 and 2000                                  34,806            39,697
  Additional paid-in capital                                                              207,602           214,336
  Accumulated distributions in excess of net income                                      (143,411)         (156,821)
                                                                                        ---------         ---------
    Total shareholders' equity                                                            122,168           120,383
                                                                                        ---------         ---------
Total liabilities and shareholders' equity                                              $ 185,669         $ 462,598
                                                                                        =========         =========

                 The accompanying notes are an integral part of
                      these combined financial statements.

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS Combined Statements of Operations and Comprehensive Income (Loss) For the years ended December 31, (In thousands, except per share data)

                                                                                               2001         2000          1999
                                                                                             ---------    ---------    ---------
Revenues

      Rents                                                                                  $  18,741    $  49,603    $ 109,839
      Sales                                                                                      7,554        5,556        6,643
      Interest and dividends                                                                     5,091       12,108        3,112
      Other income (loss)                                                                            5           (2)       1,180
                                                                                             ---------    ---------    ---------
                                                                                                31,391       67,265      120,774
                                                                                             ---------    ---------    ---------

Expenses

      Property operating                                                                         6,981       14,448       36,224
      Cost of goods sold                                                                         8,777        8,156        8,670
      Real estate taxes                                                                          1,218        5,348        9,937
      Depreciation and amortization                                                              3,837       12,580       25,331
      Interest                                                                                   7,094       26,004       38,442
      General and administrative                                                                 5,750       11,361       14,664
      Write-down of investment                                                                  11,463            -            -
      Unrealized loss on carrying value of assets identified for disposition                         -       19,150        9,800
                                                                                             ---------    ---------    ---------
                                                                                                45,120       97,047      143,068
                                                                                             ---------    ---------    ---------
Loss before gains on sales of real estate, extraordinary loss from early
          extinguishment of debt, loss from discontinued operations and preferred dividend     (13,729)     (29,782)     (22,294)
      Gains on sales of real estate                                                             30,096       76,114       28,334
                                                                                             ---------    ---------    ---------
Income before extraordinary loss from early extinguishment of debt,
         loss from discontinued operations and preferred dividend                               16,367       46,332        6,040
      Extraordinary loss from early extinguishment of debt                                        (889)      (6,065)      (5,508)
      Loss from discontinued operations                                                              -            -       (6,836)
                                                                                             ---------    ---------    ---------
Net income (loss) before preferred dividend                                                     15,478       40,267       (6,304)
      Preferred dividend                                                                        (2,068)      (2,450)      (2,833)
                                                                                             ---------    ---------    ---------
Net income (loss) applicable to shares of beneficial interest                                $  13,410    $  37,817    $  (9,137)
                                                                                             =========    =========    =========

Per share data
Basic:

Income before extraordinary loss from early extinguishment of debt
      and loss from discontinued operations                                                  $    0.39    $    1.07    $    0.08
Extraordinary loss from early extinguishment of debt                                             (0.02)       (0.15)       (0.14)
Loss from discontinued operations                                                                    -            -        (0.18)
                                                                                             ---------    ---------    ---------
Net income (loss) applicable to shares of beneficial interest                                $    0.37    $    0.92    $   (0.24)
                                                                                             =========    =========    =========
Diluted:
Income before extraordinary loss from early extinguishment of debt
      and loss from discontinued operations                                                  $    0.39    $    0.98    $    0.08
Extraordinary loss from early extinguishment of debt                                             (0.02)       (0.13)       (0.14)
Loss from discontinued operations                                                                    -            -        (0.18)
                                                                                             ---------    ---------    ---------
Net income (loss) applicable to shares of beneficial interest                                $    0.37    $    0.85    $   (0.24)
                                                                                             =========    =========    =========

Basic weighted average shares                                                                   36,396       41,758       38,827
                                                                                             =========    =========    =========
Diluted weighted average shares                                                                 36,396       47,499       38,836
                                                                                             =========    =========    =========

Combined Statements of Comprehensive Income (Loss)

Net income (loss) applicable to shares of beneficial interest                                $  13,410    $  37,817    $  (9,137)
      Other comprehensive income:
         Foreign currency translation adjustment                                                     -            -        2,117
                                                                                             ---------    ---------    ---------

Comprehensive income (loss)                                                                  $  13,410    $  37,817    $  (7,020)
                                                                                             =========    =========    =========

                 The accompanying notes are an integral part of
                      these combined financial statements.

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
Combined Statements of Shareholders' Equity

(In thousands, except per share data)

                                                            Number of      Amount of
                                                            Preferred      Preferred       Number of      Amount of
                                                            Shares of      Shares of       Shares of      Shares of     Additional
                                                            Beneficial     Beneficial      Beneficial     Beneficial      Paid-In
                                                             Interest       Interest       Interest       Interest        Capital
                                                            ----------     ----------      ----------     ----------    ----------
Balance December 31, 1998                                        1,349      $  31,737         31,416      $  31,416      $ 190,679

      Net loss before preferred dividend
      Dividends paid or accrued on shares of beneficial
           interest ($0.31/share)
      Dividends paid or accrued on preferred
           shares ($2.10/share)
      Sale of shares of beneficial interest                                                   12,549         12,549         33,927
      Shares repurchased                                                                      (1,506)        (1,506)        (6,485)
      Compensation on variable stock options                                                                                   666
      Restricted shares issued                                                                    18             18             62
      Restricted shares canceled                                                                  (5)            (5)           (18)
      Deferred compensation related to restricted
           shares

      Foreign currency translation adjustment
                                                             ---------      ---------      ---------      ---------      ---------
Balance December 31, 1999                                        1,349         31,737         42,472         42,472        218,831

      Net income before preferred dividend
      Dividends paid or accrued on shares of beneficial
           interest ($0.155/share)
      Dividends paid or accrued on preferred
           shares ($2.10/share)
      Shares repurchased                                          (364)        (8,566)        (2,775)        (2,775)        (3,829)
      Compensation on variable stock options                                                                                  (666)
      Spinoff of Impark

      Deferred compensation related to restricted shares
                                                             ---------      ---------      ---------      ---------      ---------

Balance December 31, 2000                                          985         23,171         39,697         39,697        214,336

      Net income before preferred dividend
      Dividends paid or accrued on preferred
           shares ($2.10/share)
      Shares repurchased                                                                      (4,891)        (4,891)        (6,734)
                                                             ---------      ---------      ---------      ---------      ---------

Balance December 31, 2001                                          985      $  23,171         34,806      $  34,806      $ 207,602
                                                             =========      =========      =========      =========      =========

                                                              Accumulated                                   Foreign
                                                             Distributions                                  Currency
                                                             in Excess of    Undistributed    Deferred     Translation
                                                             Net Income (1)  Capital Gains  Compensation   Adjustment
                                                             --------------  -------------  ------------   -----------
Balance December 31, 1998                                       $(115,968)     $  14,949     $       -     $  (2,117)

      Net loss before preferred dividend                           (6,304)
      Dividends paid or accrued on shares of beneficial
           interest ($0.31/share)                                                (13,166)
      Dividends paid or accrued on preferred
           shares ($2.10/share)                                    (1,050)        (1,783)
      Sale of shares of beneficial interest
      Shares repurchased
      Compensation on variable stock options
      Restricted shares issued                                                                     (80)
      Restricted shares canceled                                                                    23
      Deferred compensation related to restricted
           shares                                                                                   49
      Foreign currency translation adjustment                                                                  2,117
                                                                ---------      ---------     ---------     ---------
Balance December 31, 1999                                        (123,322)             -            (8)            -

      Net income before preferred dividend                         40,267
      Dividends paid or accrued on shares of beneficial
           interest ($0.155/share)                                 (6,583)
      Dividends paid or accrued on preferred
           shares ($2.10/share)                                    (2,450)
      Shares repurchased
      Compensation on variable stock options
      Spinoff of Impark                                           (64,733)
      Deferred compensation related to restricted shares                                             8
                                                                ---------      ---------     ---------     ---------

Balance December 31, 2000                                        (156,821)             -             -             -

      Net income before preferred dividend                         15,478
      Dividends paid or accrued on preferred
           shares ($2.10/share)                                    (2,068)
      Shares repurchased
                                                                ---------      ---------     ---------     ---------

Balance December 31, 2001                                       $(143,411)     $       -     $       -     $       -
                                                                =========      =========     =========     =========

(1) Includes the balance of accumulated distributions in excess of net income of First Union Management, Inc. of $46,936, $8,588 and $2,554 as of December 31, 1999, 2000 and 2001, respectively.

                 The accompanying notes are an integral part of
                      these combined financial statements.

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
Combined Statements of Cash Flows

For the years ended December 31, (In thousands)


                                                                                            2001           2000            1999
                                                                                         -----------    -----------    -----------
Cash (used for) provided by operations
   Net income before preferred dividend and loss from discontinued operations            $    15,478    $    40,267    $       532
   Adjustments to reconcile net income before preferred dividend and loss from discontinued operations to net cash (used for) provided by operations
       Depreciation and amortization                                                           3,837         12,580         25,331
       Write-down of investment                                                               11,463              -              -
       Extraordinary loss from early extinguishment of debt                                      889          6,065          5,508
       Gains on sales of real estate                                                         (30,096)       (76,114)       (28,334)
       Loss on carrying value of assets identified for disposition                                 -         19,150          9,800
       (Decrease) increase in deferred items                                                    (564)         2,409           (500)
       Net changes in other operating assets and liabilities                                  (6,285)         3,942         (2,928)
                                                                                         -----------    -----------    -----------
           Net cash (used for) provided by operations                                         (5,278)         8,299          9,409
                                                                                         -----------    -----------    -----------

Cash provided by (used for) investing
         Principal received from mortgage loans and note receivable                            7,048          3,881             82
         Net proceeds from sales of real estate                                               43,617         23,325        227,508
         Proceeds from sale of fixed assets                                                        -            175              -
         Proceeds from sale of investment in joint venture                                         -          2,410              -
         Purchase of investments                                                          (1,283,394)    (1,519,627)      (104,013)
         Proceeds from maturity of investments                                             1,377,249      1,403,668              -
         Investments in building and tenant improvements                                        (778)       (10,980)       (11,488)
                                                                                         -----------    -----------    -----------
               Net cash provided by (used for) investing                                     143,742        (97,148)       112,089
                                                                                         -----------    -----------    -----------

Cash (used for) provided by financing
         Payment of  bank loans                                                                    -              -       (101,000)
        (Decrease) increase in notes payable                                                (150,014)       100,982        (41,000)
         Proceeds from mortgage loans                                                          6,500         50,000         66,689
         Repayment of mortgage loans - Principal payments                                       (422)        (1,477)        (3,463)
                                     - Balloon payments                                            -         (8,613)       (49,548)
         Mortgage prepayment penalties                                                             -           (514)        (5,846)
         Payment of deferred obligation                                                            -        (10,579)             -
         Deferred obligation repayment penalty                                                     -         (3,092)             -
         Payments for Impark spin-off                                                              -        (37,087)             -
         Repurchase of common shares                                                         (11,625)        (7,431)        (7,989)
         Repurchase of preferred shares                                                            -         (7,739)             -
         Income from variable stock options                                                        -           (666)             -
         Sale and employee option exercises of First Union shares                                  -              -         46,476
         Debt issue costs paid                                                                     -           (666)        (4,031)
         Dividends paid on shares of beneficial interest                                           -        (13,166)        (6,583)
         Dividends paid on preferred shares of beneficial interest                            (2,068)        (2,641)        (2,833)
                                                                                         -----------    -----------    -----------
               Net cash (used for) provided by financing                                    (157,629)        57,311       (109,128)
                                                                                         -----------    -----------    -----------
       (Decrease) increase in cash and cash equivalents from continuing operations           (19,165)       (31,538)        12,370
       Cash and cash equivalents at beginning of year                                         23,889         57,841         45,175
                                                                                         -----------    -----------    -----------
       Cash and cash equivalents at end of year                                                4,724         26,303         57,545
       Change in cash from discontinued operations                                                 -         (2,414)           296
                                                                                         -----------    -----------    -----------
       Cash and cash equivalents at end of year, including discontinued  operations      $     4,724    $    23,889    $    57,841
                                                                                         ===========    ===========    ===========

       Supplemental Disclosure of Cash Flow Information

       Interest paid                                                                     $     7,899    $    26,165    $    39,847
                                                                                         ===========    ===========    ===========

       Supplemental Disclosure on Non-Cash Investing and Financing Activities

       Transfer of mortgage loan obligations in connection with real estate sales        $   122,722    $    76,189    $   163,700
                                                                                         ===========    ===========    ===========
       Transfer of deferred obligation in connection with real estate sales              $     1,775    $         -    $         -
                                                                                         ===========    ===========    ===========
       Issuance of mortgage loan receivable in connection with real estate sales         $     7,000    $         -    $         -
                                                                                         ===========    ===========    ===========
       Discontinued non-cash net assets charged to dividends paid                        $         -    $    64,747    $         -
                                                                                         ===========    ===========    ===========


    The accompanying notes are an integral part of these combined financial statements.

ITEM 8. FINANCIAL STATEMENTS

        NOTES TO COMBINED FINANCIAL STATEMENTS

1.      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                First Union Real Estate Equity and Mortgage Investments (the "Trust") and First Union Management, Inc. ("FUMI") are in the real estate and parking and transit ticket equipment manufacturing industries with properties and operations in the United States. The accounting policies of the Trust and FUMI conform to generally accepted accounting principles and give recognition, as appropriate, to common practices within the real estate, parking and manufacturing industries. In March 2001, the Trust sold a significant portion of its remaining real estate assets. As of December 31, 2001, the Trust owned two real estate properties, a shopping mall located in Little Rock, Arkansas and an office property located in Indianapolis, Indiana.

                Under a trust agreement, the common shares of FUMI are held by the Trust for the benefit of the shareholders of the Trust. Accordingly, the financial statements of FUMI and the Trust have been combined and activity between the entities has been eliminated in combination. Additionally, FUMI owned voting control of Imperial Parking Limited ("Impark"). Impark operates parking facilities throughout Canada. In March 2000, the Trust entered into a plan of settlement and a plan of reorganization with a number of its affiliated companies which resulted in a transfer of the assets of Impark to a subsidiary of the Trust, Imperial Parking Corporation, a Delaware corporation ("Imperial"). In March 2000, the Trust distributed all common stock of Imperial to its shareholders. The financial information for 2000 and 1999 classifies the Canadian parking business as "discontinued operations."

                The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Such estimates that are particularly susceptible to change relate to management's estimate of the fair value of real estate. In addition, estimates are used when accounting for the allowance for doubtful accounts, potentially excess and obsolete inventory, product warranty reserves, the percentage of completion method and contingencies, among others. Actual results could differ from these estimates.

                The Trust's properties were leased to FUMI through February 28, 1999. From March 1, 1999 through December 31, 1999 the Trust was self-managed. Beginning January 1, 2000, the Trust outsourced the management function to third parties.

                The Trust accounts for its leases with tenants as operating leases. Tenant leases generally provide for billings of certain operating costs and retail tenant leases generally provide for percentage rentals, in addition to fixed minimum rentals. The Trust accrues the recovery of operating costs based on actual costs incurred. For percentage rentals, the Trust follows the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force Issue No. 98-9 (EITF-98-9), "Accounting for Contingent Rent in Interim Financial Periods." EITF-98-9 requires that contingent rental income, such as percentage rent which is dependent on sales of retail tenants, be recognized in the period that a tenant exceeds its specified sales breakpoint. Consequently, the Trust accrues the majority of percentage rent income in the fourth quarter of each year in accordance with EITF-98-9. For the years ended December 31, 2001, 2000 and 1999, the accrued recovery of operating costs and percentage rent income approximated $5.6 million, $11.6 million and $30.0 million, respectively. Deferred revenue is derived primarily from revenue received in advance of its due date.

                Real estate assets are stated at cost. Expenditures for repairs and maintenance are expensed as incurred. Significant renovations that extend the useful life of the properties are capitalized. Depreciation for financial reporting purposes is computed using the straight-line method. Buildings are depreciated over their estimated useful lives of 10 to 40 years, based on the property's age, overall physical condition, type of construction materials and intended use. Improvements to the buildings are depreciated over the remaining useful life of the building at the time the improvement is completed. Tenant alterations are depreciated over the life of the lease of the tenant. The Trust annually reviews its portfolio of properties for any impairment losses. The Trust records impairment losses when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

                At December 31, 2001 and 2000, buildings and improvements included $1.0 million of equipment. Equipment is depreciated over useful lives of five to ten years.

                The Trust accounted for its investment in a joint venture which it did not control using the equity method of accounting. This investment, which represented a 50% non-controlling ownership interest in a shopping mall, was recorded initially at the Trust's cost and was subsequently adjusted for the Trust's equity in income and cash distributions. The shopping mall was sold in August 2000.

                The Trust classifies its investments among two categories, held-to-maturity and available-for-sale. Held-to-maturity securities are carried at amortized cost. Available-for-sale securities, if any, are marked to market through shareholders' equity. A decline in the market value of any investment below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. Any impairment would be charged to earnings and a new cost basis for the investment established.

                At December 31, 2001 and 2000, $0.9 million and $3.2 million of cash was restricted, respectively, based on the terms of the mortgages. Additionally, $1.2 million of cash as of December 31, 2001 and 2000 was classified as restricted because this amount secures benefits under change of control agreements with employees of the Trust and FUMI. The restricted cash can also be used for reimbursement of legal and other expenses incurred for claims against Trustees serving prior to the change in the majority of the Board that occurred in June 1998.

                The Trust has calculated earnings per share for 2001, 2000 and 1999 in accordance with SFAS 128, "Earnings Per Share." SFAS 128 requires that common share equivalents be excluded from the weighted average shares outstanding for the calculation of basic earnings per share. The reconciliation of shares outstanding for the basic and diluted earnings per share calculation is as follows (in thousands):

                                                           2001          2000          1999
                                                          ------        ------        ------
                Basic weighted average shares             36,396        41,758        38,827
                Restricted shares, treasury method             -             -             9
                Convertible preferred shares                   -         5,741             -
                                                          ------        ------        ------
                Diluted weighted average shares           36,396        47,499        38,836
                                                          ======        ======        ======

                The preferred shares are anti-dilutive and are not included in the weighted average shares outstanding for the diluted earnings per share for 2001 and 1999. The warrants to purchase shares of beneficial interest are anti-dilutive and are not included for any period.

                The computation of basic and diluted earnings per share before extraordinary loss and loss from discontinued operations is as follows (in thousands, except per share data):

                                                                        2001             2000             1999
                                                                      --------         --------         --------
        Basic

        -----
        Income before extraordinary loss from early
           extinguishment of debt and loss from
           discontinued operations                                    $ 16,367         $ 46,332         $  6,040
        Preferred dividend                                              (2,068)          (2,450)          (2,833)
        Discount on preferred stock redemption                               -              827                -
                                                                      --------         --------         --------
        Income before extraordinary loss from early extinguishment of debt and loss from discontinued operations attributable to

          common shares                                               $ 14,299         $ 44,709         $  3,207
                                                                      ========         ========         ========

        Basic weighted average shares                                   36,396           41,758           38,827
                                                                      ========         ========         ========
        Income per share before extraordinary
          loss from early extinguishment of debt and loss
          from discontinued operations                                $   0.39         $   1.07         $   0.08
                                                                      ========         ========         ========


        Diluted

        -------
        Income before extraordinary loss from early
           extinguishment of debt and loss from discontinued
           operations                                                 $ 16,367         $ 44,709         $  3,207
        Preferred dividend                                              (2,068)               -                -
        Preferred dividend on unredeemed stock                               -            2,068                -
        Impact of redeemed preferred stock                                   -             (444)               -
                                                                      --------         --------         --------
        Income before extraordinary loss from early extinguishment of debt and loss from discontinued operations attributable to

          commons shares                                              $ 14,299         $ 46,333         $  3,207
                                                                      ========         ========         ========

        Diluted weighted average shares                                 36,396           47,499           38,836
                                                                      ========         ========         ========
        Income per share before extraordinary
          loss from early extinguishment of debt and loss from
          discontinued operations                                     $   0.39         $   0.98         $   0.08
                                                                      ========         ========         ========


        VENTEK

                FUMI's manufacturing subsidiary, VenTek International, Inc. ("VenTek"), is in the business of manufacturing, installing and providing maintenance of transit ticket vending and parking equipment. A summary of VenTek's significant accounting policies are as follows:

        Inventory

                Inventory is valued at the lower of weighted average cost or net realizable value and consists primarily of transit ticketing and parking equipment parts and deferred revenue recognized under the percentage completion method. Deferred revenue was $1.1 million and $1.5 million at December 31, 2001 and 2000, respectively. VenTek's inventory valuation reserve was $0.3 million and $0 at December 31, 2001 and December 31, 2000, respectively.

        Fixed Assets

                Fixed assets are recorded at cost and are included as part of other assets on the accompanying combined balance sheet. Depreciation of furniture, fixtures and equipment are calculated using the declining-balance and straight-line methods over terms of three to five years. Amortization of leasehold improvements is calculated using the straight-line method over the lease term.

        Revenue Recognition

                Revenue from transit ticket vending equipment and maintenance contracts is recognized by the percentage completion method. Revenue in excess of billings represents the difference between revenues recognized under the percentage completion method and billings issued under the terms of the contracts and is included as part of inventory on the accompanying combined balance sheet. VenTek reviews cost performance and estimates to complete on these contracts at least quarterly. If the estimated cost to complete a contract changes from a previous estimate, VenTek records an adjustment to earnings at that time. Revenues from the sales of parking equipment are recognized upon delivery. VenTek had one contract with a transit authority which represented approximately 10% of the Trust's combined revenues for 2001.

        Product Warranty Policy

                VenTek provides product warranties for both its parking and transit ticket equipment. The warranty policy for parking equipment generally provides for one year of coverage. The warranty policy for transit ticket equipment generally provides two to two and a half years of coverage. VenTek's policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. Product warranties of approximately $0.3 million and $0.1 million are included in accounts payable and accrued liabilities at December 31, 2001 and 2000, respectively.

        Income Taxes

                Current income taxes are recognized during the period in which transactions enter into the determination of financial statement income, with deferred income taxes being provided for temporary differences between the carrying values of assets and liabilities for financial reporting purposes and such values as measured by income tax laws. Changes in deferred income taxes attributable to these temporary differences are included in the determination of income. A valuation allowance has been provided for the entire amount of deferred tax assets, which consists of FUMI's capital loss carryforwards, due to the uncertainty of realization of the deferred tax assets.

        RECENTLY ISSUED ACCOUNTING STANDARDS

                The FASB issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133." The statement deferred for one year the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to SFAS No. 133. These statements require companies to recognize all derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether they qualify for hedge accounting. These statements were adopted on January 1, 2001. The adoption of these statements had no effect on the Trust's combined financial statements.

                In July 2001, the FASB issued SFAS No. 141 "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. The adoption of this statement had no impact on the Trust's combined financial statements.

                In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 is not expected to have any impact on the Trust's combined financial statements.

                In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. The adoption of SFAS No. 144 is not expected to have a material impact on the Trust's combined liquidity, financial position or results of operations, although in future years sales of properties would be presented in a manner similar to discontinued operations.

2.      DISCONTINUED OPERATIONS

                In March 2000, the Trust distributed all common stock of Imperial to its shareholders. One share of Imperial common stock was distributed for every 20 Trust common shares of beneficial interest ("Common Shares") held on March 20, 2000. Approximately 2.1 million shares of Imperial common stock were distributed. As part of the spin-off, the Trust repaid Impark's bank credit facility of approximately $24.2 million, contributed to Imperial approximately $7.5 million of cash, its 14 Canadian parking properties and $6.7 million for a parking development located in San Francisco, California. The Trust had also provided a secured line of credit for $8 million to Imperial. The unused line of credit expired on September 27, 2000. FUMI retained ownership of VenTek, a former manufacturing subsidiary of Impark.

                The Trust also adjusted the conversion price with respect to its Series A Cumulative Redeemable Preferred Shares of Beneficial Interest ("Preferred Shares"). The conversion price of the Preferred Shares was decreased to $5.0824 per Common Share (equivalent to a conversion rate of 4.92 Common Shares for each Preferred Share) in connection with the distribution of the Imperial shares, in accordance with the provisions of the documents establishing the terms of the Preferred Shares.

                The 1999 loss on disposal included losses from Impark's operations through March 31, 2000, the cumulative foreign currency translation at December 31, 1999, and costs associated with the spin-off. The Trust's Combined Financial Statements and Notes to Combined Financial Statements report Impark as a discontinued operation.

        DISCONTINUED OPERATIONS (amounts in thousands)



                                                         1999

                                                       -------


Net operating income                                   $ 8,380
Less:
  Interest expense                                       1,888
  Depreciation and amortization                          5,277
  General and administrative                             4,020
  Foreign currency gain                                 (1,060)
                                                       -------
Loss from operations                                    (1,745)
Loss on disposal                                        (5,091)
                                                       -------
Total loss on discontinued operations                  $(6,836)
                                                       =======


3.      INVESTMENTS

                Investments as of December 31, 2001 and 2000 include U.S. Treasury Bills in the face amount of $116.0 million and $210.0 million, respectively. The U.S. Treasury Bills are classified as held-to-maturity securities and are recorded at cost less unamortized discount. In addition, the Trust invested $10 million during 2000 in convertible preferred stock and warrants issued by HQ Global Holdings, Inc. ("HQ"). The convertible preferred stock was accounted for as an available-for-sale security and accrued a 13.5% "pay-in-kind" dividend which increased annually. The shares and accrued dividends can be converted into common shares. Management had determined that the fair value of the investment in convertible preferred stock was $7.3 million plus accrued dividends. The warrants allow the Trust to purchase shares of common stock for a nominal strike price and were originally valued at $2.7 million.

                At June 30, 2001, the Trust wrote off its $2.7 million investment in HQ warrants because of a decline in center occupancy and other business setbacks disclosed by HQ. The Trust believed that the decline in estimated fair market value of the investment in warrants was other than temporary. The Trust also stopped accruing dividends at June 30, 2001. During the third and fourth quarters of 2001, the Trust wrote off its remaining $8.8 million investment in HQ preferred stock because of continued losses and recently disclosed defaults on HQ's various credit agreements, which the Trust believed had permanently impaired the value of its investment in HQ's preferred stock. On March 13, 2002, HQ filed a voluntary petition for a Chapter 11 Reorganization under the U.S. Bankruptcy Code.

4.      FINANCIAL INSTRUMENTS

                Financial instruments held by the Trust and FUMI include cash and cash equivalents, accounts receivable, investments, accounts payable and long-term debt. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximates their current carrying amounts due to their short-term nature. Management has determined that the fair value of the Trust's investment in convertible preferred stock and the related warrants is zero at December 31, 2001 and $10.8 million at December 31, 2000, respectively. The fair value of the Trust's mortgage loan payable, as described in Note 12, was determined based upon current market conditions and interest rates. The fair value of the Trust's Senior Notes approximates its carrying amount. The Trust and FUMI do not hold or issue financial instruments or derivative financial instruments for trading purposes.

5.      COMPREHENSIVE INCOME

                Comprehensive income includes changes in shareholders' equity, such as foreign currency translation adjustments and reserves for the valuation of securities available for sale, which are shown separately and have no effect on the Trust's net income.

6.      WARRANTS TO PURCHASE SHARES OF BENEFICIAL INTEREST

                In November 1998, the Trust issued 500,000 warrants that allow a third party to purchase 500,000 Common Shares at $10 per share. The current exercise price of the warrants is $8.57. The warrants expire in November 2008. The Trust issued the warrants as part of the consideration for various services provided to the Trust.

7.      CASH AND CASH EQUIVALENTS

                Cash and cash equivalents include checking and money market accounts.

8.      LOSS ON CARRYING VALUE OF ASSETS IDENTIFIED FOR DISPOSITION

                Management reviews the net realizable value of the Trust's portfolio periodically to determine whether an allowance for possible losses is necessary. The carrying value of the Trust's investments in real estate is evaluated on an individual property basis. In December 2000, the Trust recorded $19.2 million in losses on the carrying value of properties that the Trust agreed to sell at an allocated sales price which was below net book value. These properties were sold in March 2001. During 1999, the Trust recorded $9.8 million in losses on the carrying value of properties identified for sale at sale prices which were below net book value. The net book value of assets identified for sale for the years ended December 31, 2001 and 2000 are summarized in the following table (amounts in thousands):

                                                                       2001              2000
                                                                    ---------         ---------
        Net book value of assets identified for sale                $ 143,159         $   5,578
        Additions                                                         360           137,781
        Depreciation                                                   (1,639)             (200)
        Sales of assets                                              (141,880)                -
                                                                    ---------         ---------
        Net book value of assets identified for sale at
             year end                                               $       -         $ 143,159
                                                                    =========         =========


                Property net operating income, which is rents less operating expenses and real estate taxes for assets identified for sale, are summarized for the years ended December 31 in the following table (amounts in thousands):

                                                                      2001           2000
                                                                    -------        -------
        Revenues                                                    $ 5,921        $31,059
        Less - Operating expenses and real estate taxes               2,288         12,747
                                                                    -------        -------

        Property net operating income                               $ 3,633        $18,312
                                                                    =======        =======


9.      GAINS ON SALE OF REAL ESTATE

                In March 2001, the Trust sold two shopping center properties, four office properties, five parking garages, one parking lot, a $1.5 million note receivable and certain assets used in the operations of the properties (the "Purchased Assets") to Radiant Ventures I, LLC (the "Purchaser"), a related party, for an aggregate sales price before adjustments and closing costs of $205 million. At the closing of this transaction, the sale price of $205 million was reduced by $20.6 million, which was the net sales price realized by the Trust from the sale of the Huntington Garage property which was sold in December 2000 to another party as agreed by Purchaser and which was part of the aggregate sales price of $205 million. The Trust recognized a gain on the sale of approximately $30.1 million.

                In December 2000, the Trust sold a parking garage for $21.3 million, resulting in a gain on sale of real estate of $16.1 million. In April 2000, the Trust sold a shopping mall for $80.1 million, resulting in a gain on sale of real estate of $58.7 million. The Trust also recognized a gain on sale of real estate of $1.2 million from its joint venture interest in a shopping mall that was sold during 2000 and a net $0.1 million from the sale of other assets.

                In February 1999, the Trust sold a shopping center for $21.6 million, resulting in a gain on sale of real estate of $0.4 million. In May 1999, the Trust sold eight apartment complexes for $86 million, resulting in a gain on sale of real estate of $8.7 million. Additionally, in May and June 1999, the Trust sold five shopping malls and a strip shopping center for $59.4 million, resulting in gains on sale of real estate of $19.0 million. Additionally, in 1999 the Trust sold two office properties, a parking lot, and nine shopping malls for $215.2 million, resulting in a gain on sale of real estate of $0.2 million.

10.     EXTRAORDINARY LOSS FROM EARLY EXTINGUISHMENT OF DEBT

                In 2001, the Trust recognized an extraordinary loss from early extinguishment of debt of $0.9 million relating to the first mortgage debt which was assumed as part of the sale of the Purchased Assets.

                In 2000, the Trust repaid a $10.6 million deferred obligation relating to the purchase of the Huntington garage resulting in a prepayment penalty of $3.1 million. Additionally, the Trust recognized an extraordinary loss from early extinguishment of debt of $2.4 million related to the shopping mall that was sold in April 2000 and an early extraordinary loss from early extinguishment of debt of $0.6 million related to the parking garage that was sold in December 2000.

                In 1999, the Trust repaid $45.9 million in mortgage debt prior to maturity resulting in a prepayment penalty of $5.5 million. The mortgage debt was repaid because it was cross-collateralized with the mortgages on six shopping malls which were sold in December 1999.

11.     MORTGAGE LOAN RECEIVABLE

                As of December 31, 2000 the Trust had a mortgage loan receivable of $1.5 million. The mortgage loan, at an interest rate of 10%, was secured by a management contract on an apartment complex in Atlanta, Georgia and was to mature in 2008. The mortgage loan was sold in March 2001.

12.     MORTGAGE LOANS PAYABLE

                As of December 31, 2001, the Trust had one remaining mortgage loan for $42.1 million secured by the Park Plaza Mall. The loan, obtained in April 2000, is non-recourse, and has an anticipated repayment date of May 1, 2010. The mortgage loan bears interest at a rate of 8.69% until May 1, 2010 and thereafter until its final maturity in May 2030 at a rate of 10.69% if the mortgage loan is then the subject of a secondary market transaction in which rated securities have been issued and 12.69% if it is not. The mortgage loan requires monthly payments based on a 30 year amortization schedule of approximately $0.4 million for principal, interest and escrow deposits. Prepayment of the loan is permitted prior to the anticipated repayment date (after an initial lockout period of three years or two years from securitization), only with yield maintenance or defeasance, and payable after the anticipated repayment date upon thirty days notice without payment of any penalties, as defined in the loan agreement. Principal payments due during the five years following December 31, 2001 are $0.3 million, $0.3 million, $0.3 million, $0.4 million and $0.4 million, respectively.

                As of December 31, 2000, the Trust had outstanding $158.8 million of mortgage loans due in installments extending to the year 2018. Interest rates on fixed rate mortgages ranged from 8.25% to 12.25% with $77.6 million of mortgage loans bearing interest based on LIBOR. The weighted average interest rate of the variable rate mortgages was 8.86% at December 31, 2000. The majority of these mortgage loans were assumed as part of the sale of the Purchased Assets.

                The fair value of the mortgage loan payable is approximately $42.1 million at December 31, 2001, based on current market conditions and interest rates.

13.     SENIOR NOTES

                The Trust had approximately $12.5 million of 8 7/8% Senior Notes outstanding at December 31, 2001 and 2000. The Senior Notes are unsecured and due in full in October 2003. The fair value of the Senior Notes, based upon the latest trade, approximates its carrying amount. The Senior Notes have certain debt covenants which the Trust was in compliance with at December 31, 2001.

14.     CONVERTIBLE PREFERRED SHARES OF BENEFICIAL INTEREST

                In October 1996, the Trust issued $57.5 million of Series A cumulative convertible redeemable preferred shares of beneficial interest ("Series A Preferred Shares"). The 2,300,000 Series A Preferred Shares were issued at a par value of $25 per share and were each convertible into 3.31 Common Shares of beneficial interest. In connection with the distribution of the Impark shares, the Trust adjusted the conversion price of the preferred shares to 4.92 Common Shares for each preferred share. The distributions on the Series A Preferred Shares are cumulative and equal to the greater of $2.10 per share (equivalent to 8.4% of the liquidation preference per annum) or the cash distributions on the Common Shares of beneficial interest into which the Series A Preferred Shares are convertible (determined on each of the quarterly distribution payment dates for the Series A Preferred Shares). The Series A Preferred Shares were not redeemable prior to October 29, 2001, and at no time will they be redeemable for cash. On and after October 29, 2001, the Series A Preferred Shares are redeemable at the option of the Trust at the conversion rate of one Series A Preferred Share for 4.92 Common Shares. The Trust may exercise its option only if for 20 trading days within any period of 30 consecutive trading days, the closing price of the Common Shares of beneficial interest on the New York Stock Exchange equals or exceeds the conversion price of $5.0824 per Common Share.

15.     REPURCHASE OF SHARES

                In April 2001, the Trust entered into separate agreements with Apollo Real Estate Investment Fund II, L.P., a related party, and with Bear Stearns International Limited, and repurchased an aggregate of approximately 4.8 million of its Common Shares at a price of $2.375 per share. The repurchases are part of the Common Share repurchase authorization program, under which the Trust had previously expended approximately $15.6 million to buy Common Shares. From June 28, 2000 through December 31, 2000, the Trust repurchased 2,775,125 Common Shares for an aggregate cash consideration of $7,430,834. As of December 31, 2001, the Trust has authority to spend approximately $13.0 million with respect to the repurchase program. As a result of these transactions, 34,805,912 Common Shares were outstanding at December 31, 2001.

                In June 2000, the Trust repurchased, in a private transaction, an aggregate of 364,200 Series A Preferred Shares from three institutional investors at a purchase price of $21.25 per share, for an aggregate cash consideration of $7,739,250. As a result of this transaction, there are 984,800 Series A Preferred Shares outstanding at December 31, 2001.

16.     NOTES PAYABLE

                The Trust had $150 million in reverse repurchase agreements outstanding at December 31, 2000 that bore interest at 6.6% per annum. The reverse repos were secured by $200 million in U.S. Treasury Bills. In January 2001, the $150 million in reverse repos were repaid from the proceeds of the U.S. Treasury Bills that matured on January 4, 2001.

17.     SHARE OPTIONS

                The Trust has the following share option plans for key personnel and Trustees.

        1981 STOCK OPTION PLAN

                This plan provided that option prices be at the fair market value of the shares at the date of grant and that option rights granted expire 10 years after the date granted. Adopted in 1981, the plan originally reserved 624,000 shares for the granting of incentive and nonstatutory share options. Subsequently, the shareholders approved amendments to the plan reserving an additional 200,000 shares, for a total of 824,000 shares, for the granting of options and extending the expiration date to December 31, 1996. The amendments did not affect previously issued options. In June 1998, a change in the majority of the Trust's Board of Trustees resulted in all share options not previously vested to become fully vested as of that date.

                The activity of the plan is summarized for the years ended December 31 in the following table:

                     2001       WEIGHTED      2000        WEIGHTED        1999        WEIGHTED
                    SHARES       AVERAGE     SHARES       AVERAGE        SHARES       AVERAGE
                    ------       -------     ------       -------        ------       -------
Exercised             -             -             -             -             -             -
Canceled              -             -        22,500        $ 7.38        82,550        $10.61
Expired               -             -             -             -         7,280         17.07


                As of December 31, 2001 and 2000, there were no outstanding options under the 1981 plan.

        LONG-TERM INCENTIVE OWNERSHIP PLAN

                This plan, adopted in 1994 and amended in 1999, reserved 1,629,785 shares for the granting of incentive and nonstatutory share options and restricted shares. In accordance with the original plan, 9% of the Common Shares resulting from the conversion of Series A Preferred Shares in February 1998 and the January 1997 and June 1997 Common Shares offerings were reserved and added to the plan for grant. In May 1999, the plan was amended with shareholder approval and 1,357,037 Common Shares were reserved and added to the plan. The price of the options is the fair market value of the shares at the date of grant with the exception of the option grants in November 1998 and May 1999. The stock options granted in 1998 were granted at exercise prices exceeding the market price per share. The option grants in May 1999 were at the equity price of the rights offering. Additionally, the options granted in 1998 and 1999 have a cost of capital feature whereby the exercise price of the options will increase by 10%, compounded annually and prorated monthly, beginning in May 2000 and in each November thereafter, less the amount of per share dividends or other distributions to shareholders. Because the 1998 and 1999 option grants are deemed to be variable, compensation expense is recorded when the market price of the Common Shares exceeds the option price for these shares. As of December 31, 1999, the option price of the 1998 grants did not exceed the market price of shares of beneficial interest. Consequently, no compensation expense was recorded for 1999. The option price of the 1999 grants was less than the market price of Common Shares and compensation expense of approximately $0.7 million was recorded in 1999. During 2000, the option price of the 1999 grants exceeded the market price of shares of beneficial interest and income of $0.7 million was recorded in 2000. In June 1998, a change in the majority of the Trust's Board of Trustees occurred resulting in all stock options vesting that had been granted prior to that date. The options granted in 1998 were canceled in March 2000. The options granted in 1999 expired unexercised on January 31, 2001.

                The activity of this plan is summarized for the years ended December 31 in the following table:

                                            2001         WEIGHTED          2000         WEIGHTED           1999         WEIGHTED
                                           SHARES         AVERAGE         SHARES         AVERAGE          SHARES         AVERAGE
                                         -------------------------      -------------------------      --------------------------

        Share options granted                     -             -                -             -          627,471        $ 3.69
        Share options canceled                    -             -        1,822,334        $ 7.20           69,840         11.32
        Share options expired               627,471        $ 3.69
        Restricted shares granted                 -             -                -             -           17,500             -
        Restricted shares canceled                -             -                -             -            5,000             -

        Additional shares reserved                -             -                -             -        1,357,037             -
        Available share options
            and restricted shares         3,507,196             -        2,879,725             -        1,057,391             -

                As of December 31, 2001, there were no outstanding options under this plan.

                The Trust accounts for stock option awards in accordance with APB 25 and has adopted the disclosure-only provisions of SFAS 123, "Accounting for Stock-Based Compensation." Consequently, compensation cost has not been recognized for the share option plans except for the options granted in May 1999 which had an exercise price that was less than the grant date per share market price. The SFAS 123 impact for the Trust's two share option plans was immaterial for 2001. If compensation expense for the Trust's two share option plans had been recorded based on the fair value at the grant date for awards in 1999 and 1998, consistent with SFAS 123, the Trust's net income would be adjusted as follows (amounts in thousands, except per share data):

                                                                       2001              2000               1999
                                                                       ----              ----               ----
        Net income (loss) applicable to shares of beneficial
           interest, as reported                                    $   13,410        $   37,817         $   (9,137)
        Effect of stock options as calculated                                -              (208)            (1,481)
                                                                    ----------        ----------         ----------
        Net income (loss) as adjusted                               $   13,410        $   37,609         $  (10,618)
                                                                    ==========        ==========         ==========

        Per share
             Basic:
             Net income (loss), as reported                         $      .37        $      .92         $     (.24)
             Effect of stock options as calculated                           -                 -               (.04)
                                                                    ----------        ----------         ----------
             Net income (loss), as adjusted                         $      .37        $      .92         $     (.28)
                                                                    ==========        ==========         ==========
             Diluted:
             Net income (loss), as reported                         $      .37        $      .85         $     (.24)
             Effect of stock options as calculated                           -                 -               (.04)
                                                                    ----------        ----------         ----------
             Net income (loss), as adjusted                         $      .37        $      .85         $     (.28)
                                                                    ==========        ==========         ==========

                The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model, with the following weighted average assumptions used for grants in 1999. No options were issued in 2000 and 2001.

                                                             1999
                                                             ----

        Risk-free interest rate                                5%
        Expected option life                                   8 yrs.
        Expected volatility                                   20%
        Expected dividend yield                                3%


        TRUSTEE SHARE OPTION PLAN

                In 1999, the shareholders approved a share option plan for members of the Board of Trustees. This plan provides compensation in the form of Common Shares and options to acquire Common Shares for Trustees who are not employees of the Trust and who are not affiliated with Apollo Real Estate Advisors or Gotham Partners. A total of 500,000 Common Shares were authorized under this plan.

                The eligible Trustees serving on the Board in May 1999 were granted the lesser of 2,500 shares or the number of shares having a market price of $12,500 as of the grant date. Seven Trustees each received 2,500 shares; two Trustees later resigned in 1999 and forfeited their shares. The remaining shares vested and became non-forfeitable in December 2000. Deferred compensation, net of forfeitures, of approximately $57,000, was recorded in 1999 and $8,000 and $49,000 were recognized as amortization expense in 2000 and 1999, respectively.

                Each eligible Trustee who invests a minimum of $5,000 in shares in a Service Year, as defined in the plan, will receive options, commencing in the year 2000, to purchase four times the number of shares that he has purchased. Shares purchased in excess of $25,000 in a Service Year will not be taken into account for option grants. The option prices will be the greater of fair market value on the date of grant or $6.50 for half of the options, and the greater of fair market value or $8.50 for the other half of the options. The option prices will be increased by 10% per annum beginning May 2000 and decreased by dividend distributions on Common Shares made after November 1998. The options vest and become exercisable one year after being granted.

                At December 31, 2000, 28,000 options had been issued to the Trustees. The 28,000 outstanding options at December 31, 2000 were exercisable, had a weighted average exercise price of $6.52 and a five year remaining life. During 2001, 20,000 options were cancelled. At December 31, 2001, the 8,000 options outstanding were exercisable, had a weighted average unit price of $7.21 and a four year remaining life. The SFAS 123 impact of these options was immaterial.

18.     SHAREHOLDER RIGHTS PLAN

                In March 1990, the Board of Trustees declared a dividend consisting of one right to purchase one Common Share with respect to each Common Share. The rights were exercisable only if a person or group acquired 15% or more of the outstanding Common Shares, made a tender offer for at least 15% of the outstanding Common Shares or was declared to be an "adverse person." The Board of Trustees amended the plan in 1999 for specific shareholders to acquire Common Shares exceeding the 15% threshold. The shareholder rights plan expired on March 30, 2000 and the plan terminated.

19.     FEDERAL INCOME TAXES

               The Trust has made no provision for regular current or deferred federal and state income taxes on the basis that it qualifies under the Internal Revenue Code (the "Code") as a real estate investment trust ("REIT") and has distributed its taxable income to shareholders. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a stapled REIT such as the Trust. The Trust's ability to qualify as a REIT may be dependent upon its continued exemption from the anti-stapling rules of the Code, which, if they were to apply, might prevent the Trust from qualifying as a REIT. Qualification as a REIT also involves the determination of various factual matters and circumstances. Disqualification of REIT status during any of the preceding five calendar years would cause a REIT to incur corporate tax with respect to a year that is still open to adjustment by the Internal Revenue Service. In addition, unless entitled to relief under certain statutory provisions, a REIT also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. A valuation allowance has been provided for the entire amount of deferred tax assets of FUMI, which consists of capital loss carryforwards, due to the uncertainty of realization of the deferred tax assets.

               The Trust and FUMI treat certain items of income and expense differently in determining net income reported for financial and tax purposes. Such items resulted in a net decrease in income for tax reporting purposes of approximately $51.0 million in 2001, a net increase of $12.8 million in 2000 and a net decrease of $1.8 million in 1999. The Trust has Federal net operating loss carryforwards of approximately $39.0 million, which expire in 2015 ($4 million) and 2016 ($35 million). The Trust does not anticipate being able to utilize the benefits of these carryforwards. The Trust and FUMI do not file consolidated tax returns.

                As of December 31, 2001, net investments in real estate after accumulated depreciation for tax and financial reporting purposes was approximately $60.0 million.

                During 2001, there were no cash dividends per Common Share.

                The 2001 cash dividends per Series A Preferred Share for individual shareholders' income tax purposes was as follows:

                                  CAPITAL GAINS

                           -------------------------------
                                           UNRECAPTURED           TOTAL
        NON-TAXABLE            20%         SECTION 1250         DIVIDENDS
        DISTRIBUTIONS         RATE        GAIN (25% RATE)          PAID
        --------------     ---------     -----------------      ---------

           $  .524          $ 1.192           $ .384              $ 2.100
           =======          =======           ======              =======


                The 2000 dividends per Common Share for individual shareholders' income tax purposes was as follows:

                                 CAPITAL GAINS

                      ------------------------------
                                     UNRECAPTURED
        ORDINARY                     SECTION 1250             TOTAL
        DIVIDENDS      20% RATE     GAIN (25% RATE)       DIVIDENDS PAID
        ---------     ----------    ---------------       --------------


        $   .105      $    .802     $     .217            $   1.124
        ========      =========     ==========            ===========


                The 2000 cash dividends per Series A Preferred Share for individual shareholders' income tax purposes was as follows:

                                 CAPITAL GAINS

                      ------------------------------
                                     UNRECAPTURED
        ORDINARY                     SECTION 1250             TOTAL
        DIVIDENDS      20% RATE     GAIN (25% RATE)       DIVIDENDS PAID
        ---------     ----------    ---------------       --------------


        $   .196      $  1.500      $    .404             $   2.100
        ========      ========      =========             =========


20.     LEGAL PROCEEDINGS

                The Trust, as one Plaintiff in a class action composed of numerous businesses and individuals, has pursued legal action against the State of California associated with the 1986 flood of Sutter Buttes Center, formerly Peachtree Mall. In September 1991, the court ruled in favor of the plaintiffs on the liability portion of the inverse condemnation suit, which the State of California appealed. In the third quarter of 1999, the 1991 ruling in favor of the Trust and the other plaintiffs was reversed by the State of California Appeals Court, which remanded the case to the trial court for further proceedings. After the remand to the trial court, the Trust and the other plaintiffs determined to pursue a retrial before the court. The retrial of the litigation commenced February 2001 and was completed July 2001. In November 2001, the trial court issued a decision that generally holds in favor of the State of California. The plaintiffs in the case filed in February 2002 a notice of appeal of the ruling of the trial court. The Trust is unable to predict at this time whether or not it will recover any amount of its damage claims in this legal proceeding.

21.     BUSINESS SEGMENTS

                The Trust's and FUMI's business segments at December 31, 2001 include ownership of a shopping center, an office building and a parking and transit ticket equipment manufacturing company. Management evaluates performance based upon net operating income. With respect to property assets, net operating income is property rent less property operating expense, and real estate taxes. With respect to the manufacturing company, net operating income is sales revenue less cost of goods sold. During the year ended December 31, 2001, the Trust sold two shopping center properties, four office properties, five parking garages, one parking lot, a $1.5 million note receivable and certain assets used in the operations of the properties. Corporate interest expense consists of the Trust's senior notes and borrowings collateralized by U.S. Treasury Bills. Corporate depreciation and amortization consist primarily of the amortization of deferred issue costs. Corporate assets consist primarily of cash and cash equivalents and deferred issue costs for senior notes. Corporate operating expenses and real estate taxes include refunds received for expenses of previously sold properties. All intercompany transactions between segments have been eliminated (see table of business segments).

BUSINESS SEGMENTS (IN THOUSANDS)



                                                         2001           2000           1999
                                                      ---------      ---------      ---------
RENTS AND SALES
      Shopping Centers                                $  13,152      $  25,922      $  79,412
      Apartments                                              -              -          6,079
      Office Buildings                                    3,962         12,966         12,715
      Parking Facilities                                  1,610         10,470         10,506
      VenTek                                              7,554          5,556          6,643
      Corporate                                              17            245          1,127
                                                      ---------      ---------      ---------
                                                         26,295         55,159        116,482

LESS - OPERATING EXPENSES AND COSTS OF GOODS SOLD
      Shopping Centers                                    5,351          8,304         26,475
      Apartments                                              -              -          2,349
      Office Buildings                                    1,787          5,695          5,745
      Parking Facilities                                     24            418            808
      VenTek                                              8,777          8,156          8,670
      Corporate                                            (181)            31            847
                                                      ---------      ---------      ---------
                                                         15,758         22,604         44,894

LESS - REAL ESTATE TAXES
      Shopping Centers                                      913          2,004          6,608
      Apartments                                              -              -            339
      Office Buildings                                      287          1,187          1,126
      Parking Facilities                                    347          2,157          1,864
      Corporate                                            (329)             -              -
                                                      ---------      ---------      ---------
                                                          1,218          5,348          9,937

NET OPERATING INCOME (LOSS)
      Shopping Centers                                    6,888         15,614         46,329
      Apartments                                              -              -          3,391
      Office Buildings                                    1,888          6,084          5,844
      Parking Facilities                                  1,239          7,895          7,834
      VenTek                                             (1,223)        (2,600)        (2,027)
      Corporate                                             527            214            280
                                                      ---------      ---------      ---------
                                                          9,319         27,207         61,651
                                                      ---------      ---------      ---------

Less - Depreciation and Amortization                      3,837         12,580         25,331

Less - Interest Expense                                   7,094         26,004         38,442

CORPORATE INCOME (EXPENSE)
      Interest and dividends                              5,091         12,108          3,112
      Other income (loss)                                     5             (2)         1,180
      General and administrative                         (5,750)       (11,361)       (14,664)
      Write-down of investment                          (11,463)             -              -

                                                                   2001           2000           1999
                                                                 ---------      ---------      ---------
      Loss on carrying value of real estate
        and impaired assets                                              -        (19,150)        (9,800)
      Loss from discontinued operations                                  -              -         (6,836)
                                                                 ---------      ---------      ---------

Loss before Gains on Sale of Real Estate, Extraordinary Loss
>From Early Extinguishment of Debt and Preferred
Dividend                                                         $ (13,729)     $ (29,782)     $ (29,130)
                                                                 =========      =========      =========

CAPITAL EXPENDITURES
      Shopping Centers                                           $     138      $   2,608      $   6,497
      Apartments                                                         -              -            262
      Office Buildings                                                 472          7,889          3,337
      Parking Facilities                                               114            438          1,392
      VenTek                                                            54             45              -
                                                                 ---------      ---------      ---------
                                                                 $     778      $  10,980      $  11,488
                                                                 =========      =========      =========

IDENTIFIABLE ASSETS
      Shopping Centers                                           $  60,042      $ 115,587      $ 154,202
      Office Buildings                                               2,382         43,481         40,782
      Parking Facilities                                                 -         58,505         69,065
      Mortgages                                                          -          1,468          5,426
      VenTek                                                         3,428          5,284          5,247
      Corporate                                                    119,817        238,273        163,323
      Net assets of Discontinued Operations                              -              -         64,747
                                                                 ---------      ---------      ---------
      TOTAL ASSETS                                               $ 185,669      $ 462,598      $ 502,792
                                                                 =========      =========      =========


22.     MINIMUM RENTS

        The future minimum lease payments that are scheduled to be received under noncancellable operating leases are as follows (amounts in thousands):

      2002              $   7,542
      2003                  7,430
      2004                  6,137
      2005                  4,985
      2006                  3,931
Thereafter                 10,142
                        ---------

                        $  40,167
                        =========


If the anchor department store at the Trust's shopping mall does not renew its operating agreement in July 2003, the majority of tenants at the shopping mall can terminate their lease without incurring a substantive penalty.

23.     RELATED PARTY TRANSACTIONS

                The Trust engaged a law firm that has a partner who is a Trustee, to advise it on strategic matters regarding Impark and the Imperial spinoff. During 2000 and 1999, approximately $0.4 million and $0.3 million had been paid to this firm, respectively. In May 2001 the Trustee resigned from the board.

                The Trust leased four of its parking facilities to an entity which is partially owned by an affiliate of a Trust shareholder, Apollo Real Estate Investment Fund II, L.P. and Apollo Real Estate Advisors. The parking facilities were sold March 7, 2001. In 2001, 2000 and 1999, the Trust received approximately $0.3 million, $4 million and $4 million in rent from this third party, respectively. In April 2001, the Trust purchased all of the Common Shares of the Trust beneficially owned by this shareholder.

                The Trust and FUMI paid fees of $0.6 million and $0.2 million for the years ended December 31, 2001 and 2000, respectively, to the Real Estate Systems Implementations Group, LLC for financial reporting and advisory services. The managing member of this firm assumed the position of Interim Chief Financial Officer of the Trust on August 18, 2000 and is currently serving in that capacity.

                Radiant Partners, LLC ("Radiant") is currently providing asset management services to the Trust's remaining real estate assets. For the year ended December 31, 2001 and 2000, the Trust paid fees to Radiant of $0.5 million and $0.9 million, respectively. The principals of Radiant were formerly executive officers of the Trust. During 2001, the Trust sold the Purchased Assets to Purchaser, an affiliate of Radiant.

                The Trust had engaged Ackman-Ziff Real Estate Group LLC ("Ackman-Ziff") to arrange for mortgage financing on several properties of the Trust. Lawrence D. Ackman, who is the father of William A. Ackman, Chairman of the Trust, is an equity owner of Ackman-Ziff. In 2000 and 1999, $100,000 and $600,000 was paid to Ackman-Ziff, respectively.

                In connection with a $90.0 million note payable, the Trust paid interest and fees of $1.2 million to Gotham Partners, L.P. ("Gotham") and Gotham Partners III, L.P. (collectively the "Gotham Group") during 1999. The note payable was obtained from several lenders which included the Gotham Group. William A. Ackman, Chairman of the Trust, is a principal of the Gotham Group. Additionally, the Trust paid $1.8 million to the Gotham Group for a stand-by commitment fee in connection with the May 1999 share rights offering which raised $46.5 million in net proceeds.

                The Trust believes that the terms of all such transactions were as favorable to the Trust as those that would have been obtained from unrelated third parties.

24.     SEVERANCE ACCRUAL

                During 2000, the Trust recorded $2.3 million in severance expense as a result of the termination of employment of Messrs. Friedman and Schonberger and Ms. Zahner, and $0.2 million in severance expense as a result of the termination of, another executive. During 1999, the Trust recorded $2.2 million in severance expense which was paid during the first half of 2000. The severance expense of $2.2 million was the result of staff reductions made in 1999 and for employees who were notified their employment with the Trust would be terminated in the first half of 2000 due to the closing of the Cleveland, Ohio headquarters. The severance accrual for the years ended December 31, 2000 and 1999 was as follows (amounts in thousands):

                                              2000            1999
                                            -------         -------

        Beginning balance                   $ 1,231         $ 2,742
        Expense                               2,521           2,219
        Payments                             (3,752)         (3,730)
                                            -------         -------
        Balance                             $     -         $ 1,231
                                            =======         =======


25.     CONTINGENCIES

                The Trust has provided performance guarantees entered into with respect to contracts of VenTek with two transit authorities, which contracts are in the amounts of $5.3 million and $6.2 million for the manufacturing, installation and maintenance of transit ticket vending equipment manufactured by VenTek. The guarantees expire over the next two to three years based upon the projected completion dates anticipated by VenTek and the transit agencies No amounts have been drawn against these guarantees. Since these projects are entering their final stages, management does not anticipate that payment will have to be made under the guarantees; however, if VenTek is unable to perform in accordance with these contracts, and subsequent change orders the Trust may be responsible for partial payment under these guarantees.

                Also, in connection with transit contracts, VenTek may be liable for liquidated damages related to delays in completion of the contracts. Liquidated damages have been asserted on two contracts. Management of VenTek disagrees with the basis of calculating the liquidated damages and does not believe it owes any significant amount.

                The anchor department store at the Trust's Park Plaza Mall (the "Mall") owns its facilities and has an agreement with a subsidiary of the Trust that contains an operating covenant requiring it to operate these facilities continuously as retail department stores until July 2003. The Trust is aware of the proposed construction of a new mall in the vicinity of the Mall by a partnership of a mall developer and the anchor department store. In the event that the new mall is built, the anchor store at the Mall may decline to extend or renew its operating covenant and cease operating its stores at the Mall. In the event the anchor store does not operate its stores at the Mall, the value of the Mall would be materially and adversely affected.

26.     SUBSEQUENT EVENT - PROPOSED MERGER

                On February 13, 2002, the Trust entered into a definitive agreement of merger and contribution, pursuant to which the Trust agreed to merge with and into Gotham Golf Corp. ("Gotham Golf"), a Delaware corporation controlled by certain equityholders of the Trust. If consummated, the proposed transaction will result in the Trust's common shareholders receiving as merger consideration for each Common Share:

        - $2.20 in cash, subject to possible deductions on account of dividends paid prior to the completion of the proposed transaction, breaches of representations, warranties and covenants contained in the merger agreement and costs, fees and expenses associated with obtaining certain consents for the proposed transaction;

        - a choice of (1) an additional $0.35 in cash or (2) approximately 1/174th of a debt instrument (the "Note") indirectly secured by the Trust's two principal real estate assets; and

        - three-fiftieths (3/50ths) of a non-transferable uncertificated subscription right, with each subscription right exercisable to purchase common stock of Gotham Golf at $20.00 per share for up to an aggregate of approximately $41 million of common stock of Gotham Golf.

                The proposed transaction is subject to approval of the Trust's shareholders. There can be no assurance that the proposed transaction will be approved by the Trust's shareholders or, if so approved, that the proposed transaction will be consummated.

27.     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                The following is an unaudited condensed summary of the combined results of operations by quarter for the years ended December 31, 2001 and 2000. In the opinion of the Trust and FUMI, all adjustments (consisting of normal recurring accruals) necessary to present fairly such interim combined results in conformity with accounting principles generally accepted in the United States of America have been included.

        Impark and the Trust's Canadian real estate have been classified as discontinued operations for 2000.

                                                                                               QUARTERS ENDED
                                                                                    ------------------------------------
                                                                                      MARCH 31                 JUNE 30
                                                                                    ------------            ------------

(IN THOUSANDS, EXCEPT PER SHARE DATA AND FOOTNOTES)
2001

----
Revenues                                                                            $     13,048            $      6,702
                                                                                    ============            ============
Income (loss) before preferred dividend and
      extraordinary loss from early extinguishment of debt                          $     29,506            $     (2,912)
Extraordinary loss from early extinguishment of debt                                        (889)                      -
                                                                                    ------------            ------------
Net income (loss) before preferred dividend                                         $     28,617            $     (2,912)
                                                                                    ============            ============

Net income (loss) applicable to shares of beneficial interest                       $     28,100(1)         $     (3,429)(2)
                                                                                    ============            ============

Per share

      Income (loss) applicable to shares of beneficial interest
        before extraordinary loss, basic                                            $       0.73            $      (0.09)
      Extraordinary loss from early extinguishment of debt, basic                          (0.02)                      -
                                                                                    ------------            ------------
      Net income (loss) applicable to shares of beneficial interest, basic          $       0.71            $      (0.09)
                                                                                    ============            ============
      Income (loss) applicable to shares of beneficial interest before
        extraordinary loss, diluted                                                 $       0.66            $      (0.09)
      Extraordinary loss from early extinguishment of debt, diluted                        (0.02)                      -
                                                                                    ------------            ------------
      Net income (loss) applicable to shares of beneficial interest, diluted        $       0.64            $      (0.09)
                                                                                    ============            ============


                                                                                            QUARTERS ENDED
                                                                                   ---------------------------------
                                                                                   SEPTEMBER 30         DECEMBER 31
                                                                                   ------------         ------------

(IN THOUSANDS, EXCEPT PER SHARE DATA AND FOOTNOTES)
2001

----
Revenues                                                                           $      5,798         $      5,843
                                                                                   ============         ============
Income (loss) before preferred dividend and
      extraordinary loss from early extinguishment of debt                         $     (5,010)        $     (5,217)
Extraordinary loss from early extinguishment of debt                                          -                    -
                                                                                   ------------         ------------
Net income (loss) before preferred dividend                                        $     (5,010)        $     (5,217)
                                                                                   ============         ============

Net income (loss) applicable to shares of beneficial interest                      $     (5,527)(2)     $     (5,734)(2)
                                                                                   ============         ============

Per share

      Income (loss) applicable to shares of beneficial interest
        before extraordinary loss, basic                                           $      (0.16)        $      (0.16)
      Extraordinary loss from early extinguishment of debt, basic                             -                    -
                                                                                   ------------         ------------
      Net income (loss) applicable to shares of beneficial interest, basic         $      (0.16)        $      (0.16)
                                                                                   ============         ============
      Income (loss) applicable to shares of beneficial interest before
        extraordinary loss, diluted                                                $      (0.16)        $      (0.16)
      Extraordinary loss from early extinguishment of debt, diluted                           -                    -
                                                                                   ------------         ------------
      Net income (loss) applicable to shares of beneficial interest, diluted       $      (0.16)        $      (0.16)
                                                                                   ============         ============


(1) Includes a gain on sale of real estate of $30.1 million from the sale of the Purchased Assets.

(2) Includes a write-down of investment of $2.7 million, $4.4 million and $4.4 million for the second, third and fourth quarters, respectively.

                                                                                      QUARTERS ENDED
                                                                              ---------------------------------
                                                                                MARCH 31              JUNE 30
                                                                              ------------         ------------
2000

----
Revenues                                                                      $     17,398         $     16,091
                                                                              ============         ============
(Loss) income before preferred dividend and extraordinary loss from
      early extinguishment of debt                                            $     (4,689)        $     56,207
Extraordinary loss from early extinguishment of debt                                (3,092)              (2,367)
                                                                              ------------         ------------
Net (loss) income before preferred dividend                                   $     (7,781)        $     53,840
                                                                              ============         ============

Net income (loss) applicable to shares of beneficial interest                 $     (8,489)        $     53,132(1)
                                                                              ============         ============

Per share

(Loss) income applicable to shares of beneficial interest
        before extraordinary loss, basic                                      $      (0.13)        $       1.33
Extraordinary loss from early extinguishment of debt, basic                          (0.07)               (0.06)
                                                                              ------------         ------------
Net income (loss) applicable to shares of beneficial interest, basic          $      (0.20)        $       1.27
                                                                              ============         ============
(Loss) income applicable to shares of beneficial interest
        before extraordinary loss, diluted                                    $      (0.13)        $       1.15
Extraordinary loss from early extinguishment of debt, diluted                        (0.07)               (0.05)
                                                                              ------------         ------------
Net (loss) income applicable to shares of beneficial interest, diluted        $      (0.20)        $       1.10
                                                                              ============         ============

                                                                                            QUARTERS ENDED
                                                                                   ---------------------------------
                                                                                   SEPTEMBER 30          DECEMBER 31
                                                                                   ------------         ------------

2000

----
Revenues                                                                           $     16,276         $     17,500
                                                                                   ============         ============
(Loss) income before preferred dividend and extraordinary loss from
      early extinguishment of debt                                                 $     (1,096)        $     (4,090)
Extraordinary loss from early extinguishment of debt                                          -                 (606)
                                                                                   ------------         ------------
Net (loss) income before preferred dividend                                        $     (1,096)        $     (4,696)
                                                                                   ============         ============

Net income (loss) applicable to shares of beneficial interest                      $     (1,613)        $     (5,213)(2)
                                                                                   ============         ============

Per share

(Loss) income applicable to shares of beneficial interest
        before extraordinary loss, basic                                           $      (0.04)        $      (0.11)
Extraordinary loss from early extinguishment of debt, basic                                   -                (0.01)
                                                                                   ------------         ------------
Net income (loss) applicable to shares of beneficial interest, basic               $      (0.04)        $      (0.12)
                                                                                   ============         ============
(Loss) income applicable to shares of beneficial interest
        before extraordinary loss, diluted                                         $      (0.04)        $      (0.11)
Extraordinary loss from early extinguishment of debt, diluted                                 -                (0.01)
                                                                                   ------------         ------------
Net (loss) income applicable to shares of beneficial interest, diluted             $      (0.04)        $      (0.12)
                                                                                   ============         ============


(1) Includes a gain on sale of real estate of $58.7 million from the sale of Crossroads Mall.

(2) Includes a gain on sale of real estate of $16.1 million from the sale of the Huntington Garage and a $19.2 million loss on the carrying value of assets identified for disposition.


                          Independent Auditors' Report

The Board of Trustees and Shareholders
First Union Real Estate Equity and Mortgage Investments:

We have audited the accompanying combined balance sheet of First Union Real Estate Equity and Mortgage Investments and First Union Management, Inc. and subsidiaries as of December 31, 2001, and the related combined statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of First Union Real Estate Equity and Mortgage Investments and First Union Management, Inc. and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                                                    /s/ KPMG LLP

New York, New York
March 22, 2002

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Securityholders And Trustees Of First Union Real Estate Equity and Mortgage Investments:

We have audited the accompanying consolidated balance sheet of First Union Real Estate Equity and Mortgage Investments (an unincorporated Ohio business trust, also known as First Union Real Estate Investments) and First Union Management, Inc. (a Delaware corporation) and its subsidiaries as of December 31, 2000, and the related combined statements of operations, comprehensive income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Imperial Parking Limited for the year ended December 31, 1999, which statements reflect total revenues of approximately 39 percent of the consolidated total. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors for 1999, the financial statements referred to above present fairly, in all material respects, the combined financial position of First Union Real Estate Equity and Mortgage Investments and First Union Management, Inc. and its subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Cleveland, Ohio,
March 7,  2001.                                          /s/ Arthur Andersen LLP

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
First Union Management, Inc.

        We have audited the combined statements of operations, owner's deficiency and cash flows of FUMI Parking Business for the year ended December 31, 1999 (not presented separately herein). These financial statements are the responsibility of the management of the Business. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of FUMI Parking Business for the year ended December 31, 1999 in accordance with generally accepted accounting principles generally accepted in the United States of America.

                                                /s/KPMG LLP
                                                Chartered Accountants

Vancouver, Canada
February 4, 2000

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

        a. On September 21, 2001, the Audit Committee of the Trust's Board of Trustees proposed, and its Board of Trustees approved, the dismissal of the accounting firm of Arthur Andersen LLP as its independent accountants and the appointment of the accounting firm of KPMG LLP as its independent accountants for the Trust.

        b. The reports of Arthur Andersen LLP for the fiscal years ended December 31, 1999 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Arthur Andersen LLP stated in its report with respect to the fiscal year ended December 31, 1999 that it did not audit the financial statements of Imperial Parking Limited for the year ended December 31, 1999, which statements reflect total assets and total revenues of approximately 12 percent and approximately 39 percent of the related consolidated totals. In its report, Arthur Andersen LLP stated that the financial statements of Imperial Parking Limited for the year ended December 31, 1999 were audited by other auditors whose report was furnished to Arthur Andersen LLP and the report of Arthur Andersen LLP, insofar as it related to the amounts included for Imperial Parking Limited, was based solely on the report of the other auditors.

        c. In connection with the audits of the Trust's financial statements for the fiscal years ended December 31, 2000 and December 31, 1999, and in the subsequent interim period preceding the dismissal, there were no disagreements with Arthur Andersen LLP on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

        d. In connection with the audits of the Trust's financial statements for the fiscal years ended December 31, 2000 and 1999, and through the subsequent interim period preceding the dismissal, there were no "reportable events" as that term is described in Item 304(a)(1)(v) of Regulation S-K.

        e. The Trust has provided Arthur Andersen LLP with a copy of the disclosures which the Trust made in item 4 of a Form 8-K filed by the Trust on September 28, 2001 and requested that Arthur Andersen LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with such disclosures. A copy of such letter dated September 24, 2001 was filed as Exhibit 16.1 to the Form 8-K.

        f. The Trust had not consulted with KPMG LLP during the previous two fiscal years and the interim periods prior to their appointment on any matters which were the subject of any disagreement or with respect to any "reportable event" as is defined in Item 304 of Regulation S-K or the type of audit opinion which might be rendered on the Trust's financial statements.

        g. KPMG LLP (Canada) is the independent auditor for VenTek International, Inc., an affiliate of the Trust, and for Imperial Parking Corporation, formerly an affiliate of the Trust.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE TRUST.

        (a) DIRECTORS.

                "Election of Trustees" presented in the Trust's 2002 Proxy Statement to be filed is incorporated herein by reference.

        (b) EXECUTIVE OFFICERS.

                "Executive Officers" as presented in the Trust's 2002 Proxy Statement to be filed is incorporated herein by reference.

ITEM 11. EXECUTIVE COMPENSATION.

                "Compensation of Trustees" and "Executive Compensation", presented in the Trust's 2002 Proxy Statement to be filed are incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

                "Security Ownership of Trustees, Officers and Others" presented in the Trust's 2002 Proxy Statement to be filed is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                "Certain Transactions and Relationships" presented in the Trust's 2002 Proxy Statement to be filed is incorporated herein by reference.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

(a) FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES.

        (1) FINANCIAL STATEMENTS:

                Combined Balance Sheets - December 31, 2001 and 2000 on page 30 of Item 8.

                Combined Statements of Operations and Comprehensive Income
                (Loss) - For the Years Ended December 31, 2001, 2000 and 1999 on page 31 of Item 8.

                Combined Statements of Shareholders' Equity - For the Years Ended December 31, 2001, 2000 and 1999 on page 32 of Item 8.

                Combined Statements of Cash Flows - For the Years Ended December 31, 2001, 2000 and 1999 on page 33 of Item 8.

                Notes to Combined Financial Statements on pages 34 through 54 of
                Item 8.

                Reports of Independent Public Accountants on page 55 through 57 of Item 8.

(2) FINANCIAL STATEMENT SCHEDULES:

                Report of Independent Public Accountants on Financial Statement Schedules.

                Schedule III - Real Estate and Accumulated Depreciation.

                All Schedules, other than III, are omitted, as the information is not required or is otherwise furnished.

(b) EXHIBITS.



Exhibit                                                                               Incorporated Herein by
Number                            Description                                             Reference to
------                            -----------                                             ------------
(2)(a)     Agreement and Plan of Merger and Contribution by and among First      Form 8-K dated February 14, 2002
           Union Real Estate Equity and Mortgage Investments, that certain
           Ohio Trust, declared as of October 1, 1996, by Adolph Posnick,
           Trustee, First Union Management, Inc., GGC Merger Sub, Inc., Gotham
           Partners, L.P., Gotham Golf Partners, L.P., Florida Golf
           Associates, L.P., Florida Golf Properties, Inc., and Gotham Golf
           Corp.

(3)(a)     By-laws of Trust as amended                                           1998 Form 10-K

(3)(b)     Certificate of Amendment to Amended and Restated Declaration of       2000 Form 10-K
           Trust as of March 6, 2001

(4)(a)     Form of certificate for Shares of Beneficial Interest                 Registration Statement on Form S-3 No. 33-2818

(4)(b)     Form of Indenture governing Debt Securities, dated October 1, 1993    Registration Statement on Form S-3 No. 33-68002
           between Trust and Society National Bank

(4)(c)     First Supplemental Indenture governing Debt securities, dated July    2000 Form 10-K
           31, 1998 between Trust and Chase Manhattan Trust Company, National
           Association

(4)(d)     Form of Note                                                          Registration Statement on Form S-3 No. 33-68002

(4)(e)     Rights Agreement between Trust and National City Bank dated March     Form 8-A dated March 30, 1990 No. 0-18411
           7, 1990

(4)(f)     Certificate of Designations relating to Trust's Series A Cumulative   Form 8-K dated October 24, 1996
           Redeemable Preferred Shares of Beneficial Interest

(4)(g)     Warrant to purchase 500,000 shares of beneficial interest of Trust    1998 Form 10-K

(10)(a)    1999 Trustee Share Option Plan                                        1999 Proxy Statement for Special Meeting held May
                                                                                 17, 1999 in lieu of Annual Meeting

(10)(b)    1999 Long Term Incentive Performance Plan                             1999 Proxy Statement for Special Meeting held May
                                                                                 17, 1999 in lieu of Annual Meeting

(10)(c)    Shareholders Agreement dated April 17, 1997 between 504308 N.B.,      March 31, 1997
           Inc. First Union Management, Inc. and the individuals listed on       Form 10-Q
           Schedule A

(10)(d)    Assignment dated March 27, 1997 between First Union Real Estate       March 31, 1997
           Equity and Mortgage Investments and First Union Management, Inc.      Form 10-Q

(10)(e)    Registration Rights Agreement as of November 1, 1999 by and among     1999 Form 10-K
           First Union Equity and Mortgage Investments and Gotham Partners,
           L.P., Gotham Partners III, L.P., and Gotham Partners International,
           Ltd.

(10)(f)    Asset Management Agreement executed March 27, 2000 with Radiant       March 31, 2000
           Partners, LLC. **                                                     Form 10-Q

(10)(g)    Promissory note dated April 20, 2000 between Park Plaza Mall, LLC     Form 8-K dated May 11, 2000
           and First Union National Bank

(10)(h)    Mortgage and Security Agreement dated April 20, 2000 between Park     Form 8-K dated May 11, 2000
           Plaza Mall, LLC and First Union National Bank


(10)(i)    Cash Management Agreement dated April 20, 2000 among Park Plaza       Form 8-K dated May 11, 2000
           Mall, LLC, as borrower, Landau & Heymann of Arkansas, Inc., as manager and First Union National Bank, as holder

(10)(j)    Amendment to Asset Management Agreement executed May 31, 2000 with    Form 8-K dated June 6, 2000
           Radiant Partners, LLC **

(10)(k)    Contract of Sale dated September 15, 2000 between the Trust and       Form 8-K dated September 26, 2000
           Radiant

(10)(l)    Contract of Sale (Long Street Property) dated September 15, 2000      Form 8-K dated September 26, 2000
           between the Trust and Radiant

(10)(m)    Letter regarding purchase of Long Street property                     Form 8-K dated September 26, 2000

(10)(n)    Amendment to Asset Management Agreement **                            September 30, 2000 Form 10-Q

(10)(o)    Second Amendment to Asset Management Agreement **                     September 30, 2000 Form 10-Q

(10)(p)    Third Amendment to Asset Management Agreement **                      September 30, 2000 Form 10-Q

(10)(q)    Fourth Amendment to Asset Management Agreement **                     September 30, 2000 Form 10-Q

(10)(r)    Fifth Amendment to Asset Management Agreement **                      September 30, 2000 Form 10-Q

(10)(s)    First Amendment to Contract of Sale                                   September 30, 2000 Form 10-Q

(10)(t)    Second Amendment to Contract of Sale                                  September 30, 2000 Form 10-Q

(10)(u)    Third Amendment to Contract of Sale                                   Definitive Proxy Statement dated February 5, 2001

(10)(v)    Fourth Amendment to Contract of Sale                                  Definitive Proxy Statement dated February 5, 2001

(10)(w)    Fifth Amendment to Contract of Sale                                   Definitive Proxy Statement dated February 5, 2001

(10)(x)    Contract of Sale (Long Street Property) - First Amendment             Definitive Proxy Statement dated February 5, 2001

(10)(y)    Contract of Sale (Long Street Property) - Second Amendment            Definitive Proxy Statement dated February 5, 2001

(10)(z)    Purchase Agreement for Huntington Garage                              September 30, 2000 Form 10-Q

(10)(aa)   Modification to Asset Management Agreement**                          2000 Form 10-K

(10)(bb)   Voting Agreement dated as of February 13, 2002, by and among the      Form 8-K dated February 14, 2002
           Trust, Gotham and Messrs. Ackman, Altobello, Bruce R. Berkowitz,
           Citrin and Embry

(23)(a)    Consent of KPMG LLP *

(23)(b)    Consent of Andersen LLP *

(23)(c)    Consent of KPMG LLP*
(24)       Powers of Attorney *


*       Filed herewith

**      Management contract or compensatory plan or arrangement

(c)     REPORTS ON FORM 8-K - FILED ON OR BEFORE DECEMBER 31, 2001.

                None.

                                   SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Trust has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             FIRST UNION REAL ESTATE EQUITY AND
                                             MORTGAGE INVESTMENTS

                                                  By: /s/ William A. Ackman
                                                  -------------------------
                                                          William A. Ackman
                                                          Chairman


        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Trust and in the capacities and on the dates indicated.

            SIGNATURE                          TITLE                                   DATE
            ---------                          -----                                   ----

Principal Financial Officer                                                  March 29, 2002

/s/ Neil H. Koenig                    Interim Chief Financial Officer
------------------
Neil H. Koenig

Trustees:
         Date

      William A. Ackman*                                                  )
      Daniel J. Altobello*                                                )
      Bruce R. Berkowitz*                                                 )
      Jeffrey B. Citrin*                                                  ) March 29, 2002
      Talton R. Embry*                                                    )

      SIGNATURE

     *By: /s/Neil H. Koenig
     Neil H. Koenig, Attorney-in-Fact

                          Independent Auditors' Report

The Board of Directors and Stockholders
First Union Real Estate Equity and Mortgage Investments:

Under date of March 22, 2002, we reported on the combined balance sheet of First Union Real Estate Equity and Mortgage Investments and First Union Management, Inc. and subsidiaries as of December 31, 2001, and the related combined statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for the year ended, which is included in the Annual Report on Form 10-K. In connection with our audit of the aforementioned combined financial statements, we also audited the related combined financial statement schedule listed under item 14(a)(2) on page 60. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such 2001 financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                                               /s/ KPMG LLP

New York, New York
  March 22, 2002

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON

                          FINANCIAL STATEMENT SCHEDULES

To the Securityholders and Trustees of First Union Real Estate Equity and Mortgage Investments:


     We have audited in accordance with auditing standards generally accepted in the United States, the combined financial statements included in this Form 10-K, and have issued our report thereon dated March 7, 2001. Our audit was made for the purpose of forming an opinion on those combined statements taken as a whole. The schedules listed under Item 14(a)(2) on page 60 are the responsibility of the registrant's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic combined financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic combined financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements taken as a whole.

                                                  Arthur Andersen LLP


Cleveland, Ohio,
March 7, 2001.

                                  Schedule III
                                  ------------

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                             As Of December 31, 2001
                                 (In thousands)

                                                                                   Cost capitalized
                                                                                     subsequent to
                                                       Initial cost to Registrant     acquisition
                                                       --------------------------    ------------
                                                                    Building and     Building and
Description                              Encumbrances     Land      Improvements     Improvements
----------------                         ------------  ---------    ------------     ------------
Shopping Mall:
      Park Plaza, Little Rock, AR          $42,078       $ 5,816       $58,037          $   607
                                           -------       -------       -------          -------
Office Building:
      Circle Tower, Indianapolis, IN             -           270         1,609            3,574
                                           -------       -------       -------          -------
Real Estate net carrying value at
      December 31, 2001                    $42,078       $ 6,086       $59,646          $ 4,181
                                           =======       =======       =======          =======

                                                        As of December 31, 2001
                                         ----------------------------------------------------       Year
                                                    Building and                 Accumulated    construction      Date
Description                               Land      Improvements      Total      depreciation     completed     Acquired   Life
----------------                         -------    ------------     -------     ------------   ------------    --------  ------
Shopping Mall:
      Park Plaza, Little Rock, AR        $ 5,816       $58,745       $64,561       $ 6,690           1988         9/1/97     40
                                         -------       -------       -------       -------
Office Building:
      Circle Tower, Indianapolis, IN         270         5,444         5,714         3,418           1930       10/16/74     40
                                         -------       -------       -------       -------
Real Estate net carrying value at
      December 31, 2001                  $ 6,086       $64,189       $70,275       $10,108
                                         =======       =======       =======       =======

Aggregate cost for federal tax purposes is approximately $70,275.

                                  Schedule III
                                  ------------
                                   - Continued

The following is a reconciliation of real estate assets and accumulated depreciation for the years ended December 31, 2001, 2000, and 1999.


                                                                             (In thousands)
                                                                        Years Ended December 31,
                                                                2001              2000            1999
                                                              ---------        ---------        ---------
Asset reconciliation:
      Balance, beginning of period                            $ 273,383        $ 335,325        $ 806,859

Additions during the period:
      Improvements                                                  722           10,685           12,215
      Equipment and appliances                                        2              250              273
      Reduction in reserve on carrying value
         of real estate assets                                        -                -           48,633
      Transfer from First Union corporate                             -            1,453                -

Deductions during the period:
      Sales of real estate                                     (203,832)         (44,106)        (522,952)
      Spinoff of Impark                                               -          (11,074)               -

Unrealized loss on carrying value of real estate assets               -          (19,150)          (9,800)

Currency revaluation of foreign real estate                           -                -              493

Other - write-off of assets and
         certain fully depreciated
         tenant alterations                                           -                -             (396)
                                                              ---------        ---------        ---------

Balance, end of period:                                       $  70,275        $ 273,383        $ 335,325
                                                              =========        =========        =========

Accumulated depreciation
      Reconciliation:
         Balance, beginning of period                         $  68,507        $  75,275        $ 165,358
         Additions during the period:
             Depreciation                                         3,553           11,064           19,488
             Transfer from First Union corporate                      -              551                -

Deductions during the period:
      Sales of real estate                                      (61,952)         (18,269)        (109,247)
      Spinoff of Impark                                               -             (114)               -
Write-off of assets and certain fully
      depreciated tenants alterations                                 -                -             (324)
                                                              ---------        ---------        ---------

Balance, end of period                                        $  10,108        $  68,507        $  75,275
                                                              =========        =========        =========

First Union Real Estate Equity & Mortgage 10-K/A

Table of Contents

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 FORM 10-K/A-1

                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


        FOR THE FISCAL YEAR ENDED 12-31-01 COMMISSION FILE NUMBER 1-6249

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
             (Exact name of registrant as specified in its charter)


                            OHIO                  34-6513657
               --------------------------------------------------
               (State or other jurisdiction of (I.R.S. Employer incorporation or organization) Identification No.)

                                125 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                        --------------------------------
             (Address of principal executive offices and Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 949-1373

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

   TITLE OF CLASS: Shares of Beneficial Interest, Par Value $1.00 per share; Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, Par
                             Value $25.00 per share

       NAME OF EACH EXCHANGE ON WHICH REGISTERED: New York Stock Exchange

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE
                                (Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                             Yes  [X]    No  [   ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

                             Yes  [X]    No  [   ]

State the aggregate market value of the voting stock held by non-affiliates of the registrant. The aggregate market value shall be computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within 60 days prior to the date of filing.

As of March 1, 2002, 23,983,094 Shares of Beneficial Interest were held by non-affiliates, and the aggregate market value of such shares was approximately $58,278,918.

                   (APPLICABLE ONLY TO CORPORATE REGISTRANTS)

Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

34,805,912 SHARES OF BENEFICIAL INTEREST WERE OUTSTANDING AS OF MARCH 1, 2002.

                    ----------------------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

List hereunder the following documents if incorporated by reference and the Part of the Form 10-K into which the document is incorporated: (1) Any annual report to security holders; (2) Any proxy or information statement; and (3) Any prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933. The listed documents should be clearly described for identification purposes.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


         FORM 10-K/A-1
         PART III
           ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
           ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         SIGNATURES

--------------------------------------------------------------------------------

Table of Contents

The undersigned registrant hereby amends the following items and exhibits of its Annual Report for the fiscal year ended December 31, 2001 previously filed on Form 10-K as set forth in the pages attached hereto.

Cover Page

PART III.


     ITEM 10.DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
     ITEM 11.EXECUTIVE COMPENSATION
     ITEM 12.SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  ITEM 13.CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

--------------------------------------------------------------------------------

Table of Contents

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

A. Board of Trustees

     The Board of Trustees is currently comprised of five Trustees and is divided into three classes known as Class I, II and III. The size of each class has been set by the beneficiaries at five members. Class II is currently comprised of three members. Classes I and III are currently comprised of one member each.

     The following table sets forth, as of March 31, 2002, information with respect to the members of the Trust's Board of Trustees.

                                      Principal Occupations,                 Period of Service   Expiration
     Name and Age              Business Experience and Affiliations              As Trustee       of Term
-----------------------------------------------------------------------------------------------------------
CLASS II
William A. Ackman (35) Mr. Ackman has been Chairman of the Board of        June 1998 to Date         *
                       Trustees of the Trust since June 1998. Since January
                       1, 1993, through a company he owns, Mr. Ackman has
                       served as co-investment manager of three investment
                       funds: Gotham Partners L.P. ("Gotham LP"), Gotham
                       Partners III, L.P. ("Gotham III LP") and Gotham
                       International Advisors, L.L.C., a Delaware limited
                       liability company ("GIA"). Mr. Ackman has been
                       Chairman and a director of Imperial Parking
                       Corporation ("Impark"), a parking service company,
                       from March 2000 to present.
Jeffrey B. Citrin (44) Mr. Citrin has been President of Blackacre Capital  September 2000 to Date    *
                       Management LLC, a private fund engaged in real
                       estate investment, since 1994.
Bruce R. Berkowitz (43)Mr. Berkowitz has been Managing Member of Fairholme December 2000 to Date     *
                       Capital Management L.L.C., a registered investment
                       adviser, since June 1997 and President and Director
                       of Fairholme Funds, Inc., a registered investment
                       company under the Investment Company Act of 1940,
                       since December 1999. Since December, 2001, Mr.
                       Berkowitz is also a Director and Deputy Chairman of
                       Olympus Re Holdings, Ltd. and Olympus Reinsurance
                       Company, Ltd., both of Bermuda. He also served as
                       Managing Director of Smith Barney, Inc., a
                       subsidiary of the Travelers Inc., a diversified
                       financial services holding company, from 1995 to May
                       1997.

                                 --------------

*The terms of these directors were due to expire in 2001, however, the Trust did not hold an annual meeting of shareholders in that year. Accordingly, these directors will remain in office until replaced by successors. The Trust expects to be merged with and into Gotham Golf, Corp. in connection with the proposed merger transaction (as described in Item 13 "Certain Relationships and Related Transactions - Proposed Merger"), or in the alternative, to hold an annual meeting at which the Class II directors will be elected.

--------------------------------------------------------------------------------

Table of Contents

                                           Principal Occupations,                    Period of Service Expiration
      Name and Age                  Business Experience and Affiliations                As Trustee     of Term
----------------------------------------------------------------------------------------------------------------
CLASS III
Daniel J. Altobello (61)Mr. Altobello is chairman of Altobello Family Partners, an   June 1998 to Date   2002
                        investment partnership, and has been a partner in Ariston
                        Investment Partners, a consulting firm, since October 1995.
                        Mr. Altobello was Chairman of the Board of ONEX Food
                        Services, Inc., an airline catering company from October 1995 to January 2000 and was the Chairman, President and Chief
                        Executive Officer of Caterair International Corporation, an
                        airline catering company, from November 1989 until October
                        1995. Mr. Altobello is a member of the Board of LSG Sky
                        Chefs, an airline catering company; American Management
                        Systems, Inc., a systems consulting firm; Care First, Inc., of which he is Non-Executive Chairman and which is the
                        holding company for Care First of Maryland, Inc.; Care First of Maryland, Inc., a provider of health care and related
                        services; Mesa Air Group, Inc., an independently owned
                        airline; World Airways, Inc., a provider of long-range
                        passenger and cargo charter air transportation; Thayer
                        Capital Partners, a merchant bank, and Friedman, Billings and
                        Ramsey, Inc., a holding company for investment banking,
                        institutional brokerage/venture capital, and other
                        specialized asset management products and services.

                                       4

--------------------------------------------------------------------------------

Table of Contents

                                   Principal Occupations,                 Period of Service   Expiration
    Name and Age            Business Experience and Affiliations              As Trustee       of Term
--------------------------------------------------------------------------------------------------------
CLASS I
Talton R. Embry (55)Mr. Embry has been the Chairman of Magten Asset     September 2000 to Date   2003
                    Management Corp. ("Magten"), a private investment
                    management company, since 1998, where he is the
                    chief investment officer for Magten's clients. Mr.
                    Embry has been associated with Magten in various
                    capacities since 1978. Mr. Embry is also a director
                    of Impark, Salant Corporation, a marketing and
                    distribution Company, and BDK Holdings, Inc.

--------------------------------------------------------------------------------

Table of Contents

B. Compensation of Trustees

     Trustees, other than Messrs. Ackman and Embry, were paid an attendance fee of $1,500.00 for each board or committee meeting attended in person and a $500.00 fee for each board or committee meeting participated in telephonically. Messrs. Altobello and Berkowitz each received $50,000 for their service on the special committee formed on April 10, 2001, to evaluate a potential extraordinary transaction for the Trust. Mr. Altobello served as Chairman of that committee. During 2001, no Trustee received any stock options or other equity based awards from the Trust.

C. Executive Officers

     The Trust had no executive officers at any time during 2001.

D. Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Trust's Trustees and executive officers, and persons who own beneficially more than 10% of the common shares of beneficial interest of the Trust ("Shares"), to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of all filed reports are required to be furnished to the Trust pursuant to Section 16(a). Based solely on the reports received by the Trust and on written representations from reporting persons, all required reports were timely filed.

ITEM 11. EXECUTIVE COMPENSATION

     The Trust had no executive officers at any time during 2001.

ITEM 12. SECURITY OWNERSHIP OF TRUSTEES, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The table below sets forth, with respect to Trustees and Executive Officers and all Trustees and Executive Officers as a group, information relating to their beneficial ownership of Shares as of February 13, 2002:

--------------------------------------------------------------------------------

Table of Contents

                                                            Amount and Nature of
                                                            Beneficial Ownership
                 Name of Trustee or Officer                          1          Percent
---------------------------------------------------------------------------------------
Trustees
                     William A. Ackman
                     (2)                                            5,841,233    16.78%
                     Daniel J. Altobello                                9,500        *

                     Bruce R. Berkowitz
                     (3)                                              409,975     1.18%
                     Jeffrey B. Citrin
                     (4)                                                7,970        *
                     Talton R. Embry
                     (5,7)                                          4,534,140    13.03%


Executive Officers
                     none
All Trustees and Executive Officers (5 in number) as a group       10,802,818    31.04%

5% Beneficial Owners

     The following table sets forth, according to publicly available information on file with the Securities and Exchange Commission as of the dates indicated in the accompanying footnotes, except as otherwise indicated, information concerning each person known by First Union to be the beneficial owner of more than 5% of the outstanding shares of Beneficial Interest of the Trust (the "Common Shares"):

                                              Amount and Nature
                                           of Beneficial Ownership
      Name and Address of Beneficial Owner           (1)          Percent
      -------------------------------------------------------------------
      Gotham Partners, L.P.
      (6)                                            5,841,233     16.78%
      Gotham International Advisors, L.L.C.
      (6)
      Gotham Partners III, L.P.
      (6)
      Gotham Holdings II, L.L.C.
      (6)
      Section H Partners, L.P.
      (2)
      Karenina Corp.
      (2)
      110 East 42nd Street
      New York, New York 10017
      Magten Asset Management Corp.
      (7)                                            3,004,540      8.63%
      35 East 21st Street
      New York, New York 10010
      Snyder Capital Management, L.P.
      (8)                                            4,475,750     12.86%
      Snyder Capital Management, Inc.
      350 California Street Suite 1460
      San Francisco, California 94104
      Kensington Investment Group, Inc.
      (9)                                            3,016,381      8.67%
      4 Orinda Way, Suite 220D
      Orinda, California 94563

                                 --------------

*Beneficial Ownership does not exceed 1%.

--------------------------------------------------------------------------------

Table of Contents


(1)Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, a person is deemed to be a beneficial owner if he has or shares voting power or investment authority in respect of such security or has the right to acquire beneficial ownership within 60 days. The amounts shown in the above table do not purport to represent beneficial ownership except as determined in accordance with this Rule. Each person identified in these tables has sole voting and investment power with respect to the amounts shown or shared voting and investment powers with his or her spouse, except as indicated below. The foregoing notwithstanding, the amounts reported herein do not include any Common Shares which may be deemed to be beneficially owned by a Trustee pursuant to Rule 13d-5(b)(1) solely by virtue of such Trustee's execution of the Voting Agreement entered into with the Trust and Gotham Partners, L.P. on February 13, 2002.
(2)Mr. Ackman is the President of Karenina Corporation, a general partner of Section H Partners (referred to in this proxy statement-prospectus as Section
   H). Section H is the sole general partner of Gotham Partners, L.P. and Gotham Partners III, L.P. Accordingly, Mr. Ackman, Karenina Corporation, and Section H may be deemed beneficial owners of the Common Shares owned by Gotham Partners, L.P. and Gotham Partners III, L.P. Gotham International Advisors, L.L.C., a Delaware limited liability company (referred to in this proxy statement-prospectus as GIA), has the power to vote and dispose of the common shares held for the account of Gotham Partners International, Limited, a Cayman exempted company (referred to in this proxy statement-prospectus as Gotham International), and, accordingly, may be deemed the beneficial owner of such common shares. Mr. Ackman is the senior managing member of GIA and may be deemed beneficial owner of First Union common shares owned by Gotham International. For purposes of this table, all of such ownership is included. The address of Mr. Ackman is c/o Gotham Partners L.P., 110 East 42nd Street, New York, New York 10017.
(3)Includes 36,600 shares owned directly by Mr. Bruce Berkowitz and 373,375 shares owned by clients of Fairholme Capital Management L.L.C, with respect to which Mr. Bruce Berkowitz has shared investment power.
(4)Includes 1,527 First Union common shares owned directly by Mr. Citrin and 3,809 First Union common shares owned by his minor children. Also includes 2,634 Common Shares owned by his spouse, beneficial ownership of which is disclaimed. Mr. Citrin is President of Blackacre Capital Management, LLC, which may be deemed to be under common control with Cerberus Partners L.P. Cerberus Partners L.P. and its affiliates beneficially own 1,769,615 Common Shares, in accordance with information provided by Mr. Citrin, beneficial ownership of which is disclaimed by Mr. Citrin.
(5)According to an Amendment to Schedule 13D filed with the Securities and Exchange Commission on March 7, 2002, Mr. Embry was deemed to beneficially own 4,534,140 Common Shares. As the Chairman of Magten, Mr. Embry is deemed to beneficially own all of the 3,004,540 Common Shares beneficially owned by Magten. He also beneficially owns 1,529,600 additional Common Shares with respect to which he has sole voting and investment power.
(6)First Union obtained the information regarding these holders from an amendment to Schedule 13D filed with the Securities and Exchange Commission on January 7, 2002. Gotham Partners, L.P. has sole voting and investment power with respect to 2,873,158 Common Shares, GIA has sole voting and investment power with respect to 2,431,664 Common Shares, Gotham Partners III, L.P. has sole voting and investment power with respect to 58,448 Common Shares and Gotham Holdings II, L.L.C. has sole voting and dispositive power with respect to 477,963 Common Shares.
(7)According to an Amendment to Schedule 13D filed with the Securities and Exchange Commission on March 7, 2002, Magten was deemed to beneficially own 3,004,540 Common Shares. Magten has shared investment power with respect to all of these shares and has shared voting power with respect to 970,940 of these shares.
(8)The information regarding these holders is as of December 31, 2001 and was obtained from an amendment to Schedule 13D filed with the Securities and Exchange Commission on February 14, 2002. These holders have shared voting power with respect to 4,069,570 Common Shares and shared investment power with respect to 4,475,750 Common Shares.
(9)The information regarding this holder is as of December 31, 2001 and was obtained from a Schedule 13G filed with the Securities and Exchange Commission on March 11, 2002. This holder has sole voting and investment power with respect to all shares indicated.

--------------------------------------------------------------------------------

Table of Contents

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Proposed Merger

     In April 2001, the Board of Trustees of the Trust established a Special Committee for the purpose of evaluating and advising the Board with respect to proposed transactions and other possible business alternatives that the Trust may pursue. The Special Committee, which is comprised of Messrs Altobello and Berkowitz, independent Trustees of the Trust, retained US Bancorp-Libra and Duff & Phelps LLC as its financial advisors and Shaw Pittman LLP as its independent legal counsel. On September 21, 2001, the Trust signed a letter of intent with Gotham Partners, LP ("Gotham"), a shareholder of the Trust, with respect to a proposed transaction between Gotham and the Trust. William A. Ackman, a principal of Gotham, is the Chairman of the Trust. From the time of the execution of the letter of intent through the execution of the merger agreement in February 2002, the Special Committee negotiated with Gotham with respect to the proposal set forth in the September 2001 letter of intent.

     Under the September 21, 2001 letter of intent, the Trust's common shareholders could have received $2.70 per share. Subsequent to the execution of the letter of intent, the parties renegotiated the terms of the transaction due to a substantial reduction in value of the Trust's investment in HQ Global Holdings, Inc. ("HQ"), which reduction would have given Gotham the ability to terminate its obligations if a definitive agreement had been entered into under the terms outlined in the letter of intent. The Trust reduced the value of its investment in HQ from approximately $8.8 million to $4.4 million on September 30, 2001 and further reduced the value of its investment to zero as of December 31, 2001.

     On February 13, 2002, the Trust entered into a definitive agreement of merger and contribution, pursuant to which the Trust agreed to merge with and into Gotham Golf Corp. ("Gotham Golf"), a Delaware corporation controlled by a number of equityholders of the Trust. If consummated, the proposed transaction will result in the Trust's common shareholders receiving as merger consideration for each Common Share:

o $2.20 in cash, subject to possible deductions on account of dividends paid prior to the completion of the proposed transaction, breaches of representations, warranties and covenants contained in the merger agreement and costs, fees and expenses associated with obtaining certain consents for the proposed transaction;

o a choice of (1) an additional $0.35 in cash or (2) approximately 1/174th of a debt instrument (the "Note") indirectly secured by the Trust's two real estate assets; and

o three-fiftieths (3/50ths) of a non-transferable uncertificated subscription right, with each subscription right exercisable to purchase common stock of Gotham Golf at $20.00 per share for up to an aggregate of approximately $41 million of common stock of Gotham Golf.

     The proposed transaction is subject to approval of the Trust's shareholders. There can be no assurance that the proposed transaction will be approved by the Trust's shareholders or, if so approved, that the proposed transaction will be consummated.

     Under the proposed transaction:


o The Trust will merge with and into Gotham Golf a new corporation formed by Gotham Golf Partners, L.P. ("GGP"), which is a full-service golf-course acquirer, owner and operator. As part of the transaction, Gotham and certain other GGP equityholders will contribute their equity interests in GGP to a wholly owned limited liability company of Gotham Golf, in exchange for common stock of Gotham Golf. As a result, after the proposed transaction, Gotham Golf will indirectly own approximately 92.5% of the equity interests in GGP, and Gotham and the other equityholders that contributed their equity interests in GGP in the proposed transaction will own approximately 52.55% of the shares of Gotham Golf stock, assuming that
  (i) all of the subscription rights to receive Gotham Golf common shares are exercised and (ii) no other equity of Gotham Golf will be issued on or prior to the effective time of the proposed transaction.

o Each Note will have a face amount of $100, which is equivalent to approximately $0.575 per share, and will bear interest at 11% per annum on its face amount. The Notes will be secured by a pledge of two underlying loans: (1) an approximate $3.5 million first leasehold mortgage on the Circle Tower office building in Indianapolis, Indiana and (2) an approximate $16.5 million mezzanine loan on the Park Plaza Mall in Little

--------------------------------------------------------------------------------

  Rock, Arkansas. Holders of Notes will receive a pass-through of the economic attributes of the two underlying loans.

o Shareholders, who receive their proportionate share of the Notes in the transaction and who do not elect within 80 days thereafter to retain them, will receive $0.35 in cash for every approximately 1/174th share of their Notes. Gotham has agreed to purchase from the issuer any redeemed Notes for the same redemption price paid by the issuer to the shareholders.

o The Notes will not be issued unless certain consents are obtained from the mortgage lender on the Park Plaza Mall and the rating agencies that originally rated the certificates backed by the first Park Plaza Mall mortgage. If any required consents, approvals or similar clearances with respect to the Notes cannot be timely obtained, the merger consideration will be adjusted to eliminate the ability for common shareholders to elect to receive the Notes in lieu of part of the cash consideration, and all shareholders will receive the full cash consideration of $2.55 per Common Share.

o Preferred shareholders of the Trust will receive preferred shares of Gotham Golf, as provided for in the Certificate of Designations for the preferred shares of the Trust. The existing 8.875% unsecured notes will remain outstanding according to their terms and will become obligations of Gotham Golf after the closing of the transaction.

o The Trust, Gotham and each of the members of the Board of Trustees have entered into a Voting Agreement, pursuant to which the parties thereto have agreed to vote a collective 7,424,943 Common Shares, or approximately 21.3% of the total outstanding Common Shares, for the approval of the proposed transaction.

o The merger is subject to certain customary closing conditions, including approval by the Trust's common shareholders and receipt of certain third-party consents.

     The Trust's approval of the merger agreement was based on the recommendation of a Special Committee of independent trustees of the Trust's Board of Trustees. The Special Committee concluded that the transaction was in the best interests of the Trust and the Trust's common shareholders (other than Gotham and its affiliates), to the extent that such shareholders elect to receive $2.55 per share in cash in the merger. The Board of Trustees of the Trust, with Mr. Ackman not participating, unanimously voted in favor of the transaction. The Special Committee was advised by Libra Securities, LLC and Duff & Phelps, LLC, and Gotham and its affiliates were advised by Mercury Partners.

     INVESTORS AND SECURITY HOLDERS SHOULD READ THE DEFINITIVE MERGER AGREEMENT AND THE FORM 8-K OF THE TRUST FILED ON FEBRUARY 14, 2002 TO APPRISE THEMSELVES OF THE PROPOSED TRANSACTION. IN ADDITION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE BUSINESS COMBINATION TRANSACTION REFERENCED IN THE FOREGOING INFORMATION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement/prospectus will be filed with the Securities and Exchange Commission by the Trust, Gotham Golf and certain of their affiliates. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it becomes available) and other documents filed by the Trust, Gotham, GGP and Gotham Golf with the Securities and Exchange Commission at the Commission's web site at www.sec.gov. The proxy statement/prospectus and these other documents may also be obtained for free from the Trust.

--------------------------------------------------------------------------------

Table of Contents

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 10-K/A-1 amending its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, previously filed, to be signed on its behalf by the undersigned thereunto duly authorized.


April 26, 2002                 FIRST UNION REAL ESTATE EQUITY
                                  AND MORTGAGE INVESTMENTS
                               By: /s/ Neil H. Koenig
                               -------------------------------
                               Neil H. Koenig
                               Interim Chief Financial Officer

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                   125 Park Avenue, New York, New York 10017


               PROXY SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
                     FOR THE SPECIAL MEETING OF SHAREHOLDERS
             TO BE HELD ON ____________, _________________ __, 2002


         The undersigned hereby appoints ________________ and _____________________, or any one of them, each with power of substitution, attorney and proxy (referred to herein as the Proxies) for and in the name and place of the undersigned, to vote, as designated below, all of the shares of beneficial interest, par value $1.00 per share (referred to herein as the common shares), of First Union Real Estate Equity and Mortgage Investments (referred to herein as First Union), on all matters presented at the Special Meeting of Shareholders to be held at the ____________ Room of _________________ Hotel, located at _______________, New York, NY _______, on _____________ __, 2002, at
___ A.M. local time, or at any adjournments or postponements thereof, according to the number of votes that the undersigned could vote if personally present at the meeting.

The First Union board of trustees recommends a vote FOR the following:

1. APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION, DATED AS OF FEBRUARY 13, 2002, AS AMENDED FROM TIME TO TIME, AND THE TRANSACTIONS CONTEMPLATED THEREBY, PURSUANT TO WHICH, AMONG OTHER THINGS, FIRST UNION WILL MERGE WITH AND INTO GOTHAM GOLF CORP., WITH GOTHAM GOLF CORP. AS THE SURVIVING CORPORATION.



             [_] FOR           [_] AGAINST         [_] ABSTAIN



2. GRANT DISCRETIONARY AUTHORITY TO THE FIRST UNION BOARD OF TRUSTEES TO ADJOURN OR POSTPONE THE SPECIAL MEETING FROM TIME TO TIME FOR THE PURPOSE OF SOLICITATION WITH RESPECT TO THE PROPOSALS.

             [_] FOR           [_] AGAINST         [_] ABSTAIN


In their discretion the Proxies are authorized to vote upon all other matters as may properly come before the meeting.

THE FIRST UNION COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED IN THE SPACE PROVIDED. A PROXY THAT IS RETURNED PROPERLY SIGNED BUT WITHOUT DIRECTION AS TO VOTING WILL BE VOTED FOR PROPOSALS 1 AND 2 AND, IN THE DISCRETION OF THE PROXIES, UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                                      Date __________________________, 2002

                                      -------------------------------------
                                                        Signature

                                      -------------------------------------
                                               Signature (if jointly held)


                                     Please sign exactly as your name(s)
                                     appear(s) on this Proxy. When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                       INSTRUCTIONS FOR VOTING YOUR PROXY

This proxy covers all of the common shares of beneficial interests, par value $1.00 per shares, of First Union Real Estate Equity and Mortgage Investments that you own. First Union common shares represented by properly executed proxy cards will be voted at the special meeting as marked and, in the absence of specific instructions, will be voted to approve the proposed transaction and, in the discretion of the persons named as proxies, on all such other business as may properly come before the special meeting.


There are two ways to vote your proxy:


        VOTING BY MAIL                              VOTING IN PERSON


You can vote your shares by marking          You can vote by appearing and
your proxy, dating and signing it            voting in person at the special
and returning it in the postage-paid         meeting.
envelope provided to you in this
proxy-statement prospectus.


At any time prior to its exercise, you may revoke your proxy by:

     .    giving notice in writing to First Union of your revocation;

     . submitting another properly completed proxy by mail to First Union in care of Neil Koenig, Secretary; or

     .    attending the special meeting and voting in person.

Please note that attendance alone at the special meeting will not by itself revoke a proxy. If your First Union common shares are held in the name of a bank, broker, trustee or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

--------------------------------------       -----------------------------------


            COMPANY NUMBER                            CONTROL NUMBER

--------------------------------------       -----------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  GOTHAM GOLF CORP.

   Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

   Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

   Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section
145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

   Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

   Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

   GGC's Certificate of Incorporation provides for indemnification, to the fullest extent authorized by Delaware law, to each director or officer who was or is made a party to or is involved in any action, suit or proceeding because he or she is or was a director or officer of GGC (or was serving at the request of GGC as a director, officer, employee or agent of another entity) against all expenses, liabilities and losses reasonably incurred or suffered by that individual in connection therewith. This right of indemnification includes the right to be paid by GGC the expenses incurred in defending any such proceeding in advance of its final disposition.

   The right to indemnification is not exclusive of any other right that any individual may have or acquire under any agreement, vote of shareholders, vote of disinterested directors, insurance arrangement or otherwise.

   The directors and officers of GGC are covered by insurance policies indemnifying them against certain liabilities, which might be incurred by them in such capacities and against which they cannot be indemnified by GGC.

  SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

   Section 18-108 of Title 6 of the Delaware Code states that the ability of a limited liability company to indemnify and hold harmless any member, manager, or other person from and against any and all claims and demands is limited only by the standards and restrictions contained in its limited liability company agreement.

   Section 17(b) of the Second Amended and Restated Limited Liability Company Agreement of Southwest Shopping Centers Co. II, L.L.C. (referred to in this document as the LLC AGREEMENT) states that SSCC shall indemnify, in accordance with and to the full extent permitted by law, and hold harmless any person who, at any time, was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of SSCC) by reason of the fact that such person is or, at any time, was a member, manager (including any executive officer or employee of the manager) or officer of SSCC (and SSCC will so indemnify a person by reason of the fact that such person is or at any time was an employee or agent of SSCC, or is or was serving at the request of SSCC as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any liabilities, expenses (including, without limitation, reasonable attorneys' fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption (i) that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of SSCC, or (ii) with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful. "Other enterprise" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to serving at the request of SSCC shall include, without limitation, any service as a member, manager, officer, employee or agent of SSCC or any other entities in which it has an ownership interest which imposes duties on, or involves services by, such member, manager, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

   Section 17(c) of the LLC Agreement states that expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by any present or former member, manager (including any executive officer or employee of the manager) or officer of SSCC in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by SSCC as incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any present or former member, manager or officer to repay such amount if it shall ultimately be determined that such member, manager or officer is not entitled to be indemnified by SSCC under the LLC Agreement or under any other contract or agreement between such member, manager or officer and SSCC. Such expenses (including reasonable attorneys' fees) incurred by employees or agents of SSCC will be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the manager deems appropriate.

   Section 17(d) of the LLC Agreement states that the indemnification and advancement of expenses provided by the Agreement are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of members or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and continues as to a person who has ceased to be a member, manager, officer, employee or agent and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such a person.

   Section 17(e) of the LLC Agreement requires SSCC to purchase and maintain or cause to be purchased or maintained insurance on behalf of any person who is or at any time was a member, manager, officer, employee or agent of the company, or is or at any time was serving at the request of SSCC as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not such person would be entitled to indemnity against such liability under the provisions of the LLC Agreement. Such insurance will include a policy of director's liability coverage as is presently in effect for First Union and its trustees and shall be maintained continuously during all periods in which such person may be held liable and until the tolling of applicable statutes of limitations.

   SSCC is covered by insurance policies owned by First Union, which policies are issued by commercial carriers against certain liabilities incurred by the parties covered by the Agreement.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling SSCC pursuant to the foregoing provisions, First Union and SSCC have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   The following exhibits are filed herewith except those which are incorporated herein by reference.

EXHIBIT                                                                             INCORPORATED BY
NUMBER                             DESCRIPTION                                         REFERENCE
------                             -----------                            -----------------------------------
  2.1   Agreement and Plan of Merger and Contribution, dated as of        Included as Appendix A to the
        February 13, 2002, by and among First Union Real Estate Equity    proxy statement-prospectus
        and Mortgage Investments, that certain Ohio trust, declared as of forming a part of this registration
        October 1, 1996, by Adolph Posnick, trustee, First Union          statement and incorporated herein
        Management, Inc., Gotham Partners, L.P., Gotham Golf Partners,    by reference
        L.P., Gotham Golf Corp., GGC Merger Sub, Inc., Florida Golf
        Properties, Inc., and Florida Golf Associates, L.P.

  2.2   Amendment No. 1, dated as of April 30, 2002, to the Agreement     Included as Appendix A to the
        and Plan of Merger and Contribution                               proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement and incorporated herein
                                                                          by reference

  3.1   Articles of Organization of Southwest Shopping Centers Co. II,    *
        L.L.C.

  3.2   Second Amended and Restated Operating Agreement of                To be filed by amendment
        Southwest Shopping Centers Co. II, L.L.C., dated as of September
        27, 1996

  3.3   Form of Amended and Restated Certificate of Incorporation of      Included as Appendix I to the
        Gotham Golf Corp.                                                 proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement and incorporated herein
                                                                          by reference

  3.4   Form of Amended and Restated By-Laws of Gotham Golf Corp.         Included as Appendix K to the
                                                                          proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement and incorporated herein
                                                                          by reference

  3.5   Form of Third Amended and Restated Limited Partnership            Included as Appendix H to the
        Agreement of Gotham Golf Partners, L.P.                           proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement and incorporated herein
                                                                          by reference

  4.1   Form of Indenture and Servicing Agreement, dated as of [__],      Included as Appendix F to the
        2002, among Southwest Shopping Centers Co. II, L.L.C., as         proxy statement-prospectus
        issuer; The Bank of New York, as trustee, Archon Group, L.P., as  forming a part of this registration
        servicer, and Archon Group, L.P., as special servicer             statement and incorporated herein
                                                                          by reference

  4.2   Form of Certificate of Designations for the Series A Cumulative   Included as Appendix J to the
        Redeemable Convertible Preferred Stock of Gotham Golf Corp.       proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement and incorporated herein
                                                                          by reference

EXHIBIT                                                                           INCORPORATED BY
NUMBER                            DESCRIPTION                                        REFERENCE
------                            -----------                           -----------------------------------

4.3 Form of Second Supplemental Indenture, dated as of [__], 2002, between Gotham Golf Corp. and First Union Real Estate Equity and Mortgage Investments.

5.1      Opinion of Hahn Loeser & Parks LLP regarding the validity of   To be filed by amendment
         the Notes

5.2      Opinion of Wachtell, Lipton, Rosen & Katz regarding the        To be filed by amendment
         validity of the GGC common shares

10.1     Lease, dated as of April 26, 1910, between Frank Fauvre and    *
         Lillian Fauvre as Lessors and the German American Trust
         Company as Lessee

(10)(f)  Asset Management Agreement executed March 27, 2000 with        March 31, 2000 Form 10-Q of
         Radiant Partners, L.L.C.                                       First Union. (File No. 1-6249)

(10)(g)  Promissory Note dated April 20, 2000 between Park Plaza Mall,  Form 8-K of First Union dated
         L.L.C. and First Union National Bank                           May 11, 2000. (File No. 1-6249)

(10)(h)  Mortgage and Security Agreement dated April 20, 2000 between   Form 8-K of First Union dated
         Park Plaza Mall, L.L.C. and First Union National Bank          May 11, 2000. (File No. 1-6249)

(10)(i)  Cash Management Agreement dated April 20, 2000 among Park      Form 8-K of First Union dated
         Plaza Mall, L.L.C., as borrower, Landau & Heymann of Arkansas, May 11, 2000. (File No. 1-6249)
         Inc., as manager and First Union National Bank as holder.

(10)(j)  Amendment to Asset Management Agreement executed May 31,       Form 8-K of First Union dated
         2000 with Radiant Partners L.L.C.                              June 6, 2000 (File No. 1-6249)

(10)(n)  Amendment to Asset Management Agreement                        September 30, 2000 Form 10-Q
                                                                        of First Union. (File No. 1-6249)

(10)(o)  Second Amendment to Asset Management Agreement                 September 30, 2000 Form 10-Q
                                                                        of First Union. (File No. 1-6249)

(10)(p)  Third Amendment to Asset Management Agreement                  September 30, 2000 Form 10-Q
                                                                        of First Union. (File No. 1-6249)

(10)(q)  Fourth Amendment to Asset Management Agreement                 September 30, 2000 Form 10-Q
                                                                        of First Union. (File No. 1-6249)

(10)(r)  Fifth Amendment to Asset Management Agreement                  September 30, 2000 Form 10-Q
                                                                        of First Union. (File No. 1-6249)

(10)(aa) Modification to Asset Management Agreement                     December 31, 2000 Form 10-K of
                                                                        First Union. (File No. 1-6249)

10.3     Construction, Operation and Reciprocal Easement Agreement      *
         dated as of December 15, 1986 by and among Construction
         Developers, Incorporated, Dillard Department Stores, Inc. and
         Herring-Marathon Master Partnership B.

10.4     Management and Leasing Agreement effective as of December 1,   *
         1999 First Union Real Estate Investments, Inc. and Landau &
         Heyman of Arkansas, Inc.

10.5     Voting Agreement, dated as of February 13, 2002, by and among  Included as Appendix D to the
         Certain Shareholders of First Union Real Estate Equity and     proxy statement-prospectus
         Mortgage Investments, First Union Real Estate Equity Mortgage  forming a part of this registration
         Investments and Gotham Partners, L.P.                          statement and incorporated herein
                                                                        by reference

                                    II-4.1

EXHIBIT                                                                           INCORPORATED BY
NUMBER                            DESCRIPTION                                        REFERENCE
------                            -----------                           -----------------------------------

 10.6   Form of Escrow Arrangement                                      Included as Appendix E to the
                                                                        proxy statement-prospectus
                                                                        forming a part of this registration
                                                                        statement and incorporated herein
                                                                        by reference

 10.7   Form of Equityholders Agreement, by and among Gotham Golf       Included as Appendix G to the
        Corp., Gotham Golf LLC, Gotham Partners, L.P., Florida Golf     proxy statement-prospectus
        Associates, L.P., Florida Golf Properties, Inc. and Certain     forming a part of this registration
        Equityholders                                                   statement and incorporated herein
                                                                        by reference

 12.1   Statement re Computation of Ratios                              *

 13.1   First Union Real Estate Equity and Mortgage Investments, Annual Included as Appendix L to the
        Report on Form 10-K for the fiscal year ended December 31,      proxy statement-prospectus
        2001, as amended                                                forming a part of this registration
                                                                        statement and incorporated herein
                                                                        by reference

 21.1   Subsidiaries of the Registrant                                  *

 23.1   Consent of KPMG LLP related to First Union Real Estate Equity   *
        and Mortgage Investments

 23.2   Consent of KPMG LLP related to Southwest Shopping Centers
        Co. II, L.L.C.

 23.3   Consent of Arthur Andersen LLP

 23.4   Consent of Ernst & Young LLP

 23.5   Consent of ____________________ (contained in 5.1)              *

 23.__  Consent of William A. Ackman

 23.__  Consent of R. Daniel Mays

 23.__  Consent of Timothy L. Barefield

 23.__  Consent of Dominic L. Chila

 23.__  Consent of Talton R. Embry

 23.__  Consent of Harvey S. Klein

 23.__  Consent of Anthony E. Meyer

 23.__  Consent of Allen J. Model

 23.__  Consent of Cushman & Wakefield of Texas

        Employment Agreements

        Indemnification Agreement

 24.1   [POWER OF ATTORNEY]                                             *

 25.1   [STATEMENT OF ELIGIBILITY OF TRUSTEE]                           *

 99.1   Opinion of Duff & Phelps                                        Included as Appendix C to the
                                                                        proxy statement-prospectus
                                                                        forming a part of this registration
                                                                        statement and incorporated herein
                                                                        by reference

 99.2   Letter to the Securities and Exchange Commission from           *
        Southwest Shopping Centers Co. II, L.L.C.

--------

* FILED HEREWITH

                                    II-4.2

ITEM 22.  UNDERTAKINGS

   GGC and SSCC, as the undersigned registrants, hereby undertake:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

      (d) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

      (e) That every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of
   Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

      (f) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

      (g) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

      (h) To respond to requests for information that is incorporated by reference into this proxy statement-prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request;

      (i) To supply by means of a post-effective amendment all information concerning the proposed transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective; and

                                    II-4.3

      (j) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, Gotham Golf Corp. and Southwest Shopping Centers Co. II, L.L.C., as registrants, have duly caused this registration statement to be signed on their respective behalf by the undersigned, thereunto duly authorized, in Centreville, State of Virginia, and New York, State of New York, on May 13, 2002.

                                     GOTHAM GOLF CORP.

                                     By:         /S/  WILLIAM A. ACKMAN
                                          -----------------------------------
                                                    WILLIAM A. ACKMAN
                                           CHAIRMAN OF THE BOARD OF DIRECTORS
                                                       (NEW YORK)

                                     SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

                                     By:           /S/  MARK GOLDBERG
                                          -----------------------------------
                                                      MARK GOLDBERG
                                                         MANAGER
                                                       (NEW YORK)

   Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                                    GOTHAM GOLF CORP.
          SIGNATURE                       TITLE                 DATE
          ---------                       -----                 ----

   /S/  WILLIAM A. ACKMAN       Chairman of the Board of    May 13, 2002
-----------------------------           Directors
      WILLIAM A. ACKMAN

     /S/  R. DANIEL MAYS       Chief Executive Officer and  May 13, 2002
-----------------------------           Director
       R. DANIEL MAYS

    /S/  JOHN CAPORALETTI        Chief Operating Officer    May 13, 2002
----------------------------- (Principal Executive Officer)
      JOHN CAPORALETTI

     /S/  PETER H. FROST         Chief Financial Officer    May 13, 2002
-----------------------------   (Principal Financial and
       PETER H. FROST              Accounting Officer)

                               SOUTHWEST SHOPPING CENTERS   May 13, 2002

     /S/  MARK GOLDBERG                  Manager            May 13, 2002
----------------------------- (Principal Executive Officer)
        MARK GOLDBERG

     /S/  NEIL H. KOENIG         Principal Financial and    May 13, 2002
-----------------------------      Accounting Officer
       NEIL H. KOENIG

                                 EXHIBIT INDEX

             EXHIBITS AND FINANCIAL STATEMENT SCHEDULES (ITEM 601)

EXHIBIT                                                                             INCORPORATED BY
NUMBER                             DESCRIPTION                                         REFERENCE
------                             -----------                            -----------------------------------
  2.1   Agreement and Plan of Merger and Contribution, dated as of        Included as Appendix A to the
        February 13, 2002, by and among First Union Real Estate Equity    proxy statement-prospectus
        and Mortgage Investments, that certain Ohio trust, declared as of forming a part of this registration
        October 1, 1996, by Adolph Posnick, trustee, First Union          statement and incorporated herein
        Management, Inc., Gotham Partners, L.P., Gotham Golf Partners,    by reference
        L.P., Gotham Golf Corp., GGC Merger Sub, Inc., Florida Golf
        Properties, Inc., and Florida Golf Associates, L.P.

  2.2   Amendment No. 1, dated as of April 30, 2002, to the Agreement     Included as Appendix B to the
        and Plan of Merger and Contribution                               proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement and incorporated herein
                                                                          by reference

  3.1   Articles of Organization of Southwest Shopping Centers Co. II,    *
        L.L.C.

  3.2   Second Amended and Restated Operating Agreement of                To be filed by amendment
        Southwest Shopping Centers Co. II, L.L.C., dated as of September
        27, 1996

  3.3   Form of Amended and Restated Certificate of Incorporation of      Included as Appendix I to the
        Gotham Golf Corp.                                                 proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement and incorporated herein
                                                                          by reference

  3.4   Form of Amended and Restated By-Laws of Gotham Golf Corp.         Included as Appendix K to the
                                                                          proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement and incorporated herein
                                                                          by reference

  3.5   Form of Third Amended and Restated Limited Partnership            Included as Appendix H to the
        Agreement of Gotham Golf Partners, L.P.                           proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement and incorporated herein
                                                                          by reference

  4.1   Form of Indenture and Servicing Agreement, dated as of [__],      Included as Appendix F to the
        2002, among Southwest Shopping Centers Co. II, L.L.C., as         proxy statement-prospectus
        issuer; The Bank of New York, as trustee, Archon Group, L.P., as  forming a part of this registration
        servicer, and Archon Group, L.P., as special servicer             statement and incorporated herein
                                                                          by reference

  4.2   Form of Certificate of Designations for the Series A Cumulative   Included as Appendix J to the
        Redeemable Convertible Preferred Stock of Gotham Golf Corp.       proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement and incorporated herein
                                                                          by reference

  4.3 Form of Second Supplemental Indenture, dated as of [__], 2002, between Gotham Golf Corp. and First Union Real Estate Equity and Mortgage Investments.

EXHIBIT                                                                           INCORPORATED BY
NUMBER                            DESCRIPTION                                        REFERENCE
------                            -----------                           -----------------------------------
5.1      Opinion of Hahn Loeser & Parks LLP regarding the validity of   To be filed by amendment
         the Notes

5.2      Opinion of Wachtell, Lipton, Rosen & Katz regarding the        To be filed by amendment
         validity of the GGC common shares

10.1     Lease, dated as of April 26, 1910, between Frank Fauvre and    *
         Lillian Fauvre as Lessors and the German American Trust
         Company as Lessee

(10)(f)  Asset Management Agreement executed March 27, 2000 with        March 31, 2000 Form 10-Q of
         Radiant Partners, L.L.C.                                       First Union. (File No. 1-6249)

(10)(g)  Promissory Note dated April 20, 2000 between Park Plaza Mall,  Form 8-K of First Union dated
         L.L.C. and First Union National Bank                           May 11, 2000. (File No. 1-6249)

(10)(h)  Mortgage and Security Agreement dated April 20, 2000 between   Form 8-K of First Union dated
         Park Plaza Mall, L.L.C. and First Union National Bank          May 11, 2000. (File No. 1-6249)

(10)(i)  Cash Management Agreement dated April 20, 2000 among Park      Form 8-K of First Union dated
         Plaza Mall, L.L.C., as borrower, Landau & Heymann of Arkansas, May 11, 2000. (File No. 1-6249)
         Inc., as manager and First Union National Bank as holder.

(10)(j)  Amendment to Asset Management Agreement executed May 31,       Form 8-K of First Union dated
         2000 with Radiant Partners L.L.C.                              June 6, 2000 (File No. 1-6249)

(10)(n)  Amendment to Asset Management Agreement                        September 30, 2000 Form 10-Q
                                                                        of First Union. (File No. 1-6249)

(10)(o)  Second Amendment to Asset Management Agreement                 September 30, 2000 Form 10-Q
                                                                        of First Union. (File No. 1-6249)

(10)(p)  Third Amendment to Asset Management Agreement                  September 30, 2000 Form 10-Q
                                                                        of First Union. (File No. 1-6249)

(10)(q)  Fourth Amendment to Asset Management Agreement                 September 30, 2000 Form 10-Q
                                                                        of First Union. (File No. 1-6249)

(10)(r)  Fifth Amendment to Asset Management Agreement                  September 30, 2000 Form 10-Q
                                                                        of First Union. (File No. 1-6249)

(10)(aa) Modification to Asset Management Agreement                     December 31, 2000 Form 10-K of
                                                                        First Union. (File No. 1-6249)

10.3     Construction, Operation and Reciprocal Easement Agreement      *
         dated as of December 15, 1986 by and among Construction
         Developers, Incorporated, Dillard Department Stores, Inc. and
         Herring-Marathon Master Partnership B.

10.4     Management and Leasing Agreement, effective as of December     *
         1, 1999, by and between First Union Real Estate Investments,
         Inc. and Landau & Heyman of Arkansas, Inc.

10.5     Voting Agreement, dated as of February 13, 2002, by and among  Included as Appendix D to the
         Certain Shareholders of First Union Real Estate Equity and     proxy statement-prospectus
         Mortgage Investments, First Union Real Estate Equity Mortgage  forming a part of this registration
         Investments and Gotham Partners, L.P.                          statement and incorporated herein
                                                                        by reference

10.6     Form of Escrow Arrangement                                     Included as Appendix E to the
                                                                        proxy statement-prospectus
                                                                        forming a part of this registration
                                                                        statement and incorporated herein
                                                                        by reference

EXHIBIT                                                                           INCORPORATED BY
NUMBER                            DESCRIPTION                                        REFERENCE
------                            -----------                           -----------------------------------

 10.7   Form of Equityholders Agreement, by and among Gotham Golf       Included as Appendix G to the
        Corp., Gotham Golf LLC, Gotham Partners, L.P., Florida Golf     proxy statement-prospectus
        Associates, L.P., Florida Golf Properties, Inc. and Certain     forming a part of this registration
        Equityholders                                                   statement and incorporated herein
                                                                        by reference

 12.1   Statement re Computation of Ratios                              *

 13.1   First Union Real Estate Equity and Mortgage Investments, Annual Included as Appendix L to the
        Report on Form 10-K for the fiscal year ended December 31,      proxy statement-prospectus
        2001, as amended                                                forming a part of this registration
                                                                        statement and incorporated herein
                                                                        by reference

 21.1   Subsidiaries of the Registrant                                  *

 23.1   Consent of KPMG LLP related to First Union Real Estate Equity   *
        and Mortgage Investments

 23.2   Consent of Arthur Andersen LLP

 23.3   Consent of Ernst & Young LLP

 23.4   Consent of KPMG LLP related to Southwest Shopping Centers
        Co. II, L.L.C.

 23.5   Consent of ____________________ (contained in 5.1)              *

 23.6   Consent of William A. Ackman                                    *

 23.7   Consent of R. Daniel Mays                                       *

 23.8   Consent of Timothy L. Barefield                                 *

 23.9   Consent of Dominic L. Chila                                     *

 23.10  Consent of Talton R. Embry                                      *

 23.11  Consent of Harvey S. Klein                                      *

 23.12  Consent of Anthony E. Meyer                                     *

 23.13  Consent of Allen J. Model                                       *

 23.__  Consent of Cushman & Wakefield of Texas

        Employment Agreements                                           To be filed by amendment

        Indemnification Agreement                                       To be filed by amendment

 99.1   Opinion of Duff & Phelps                                        Included as Appendix C to the
                                                                        proxy statement-prospectus
                                                                        forming a part of this registration
                                                                        statement and incorporated herein
                                                                        by reference

 99.2   Letter to the Securities and Exchange Commission from           *
        Southwest Shopping Centers Co. II, L.L.C.

--------

* FILED HEREWITH